As filed with the Securities and Exchange Commission on September 23, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THIRD POINT REINSURANCE LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-36052 (Commission File Number)	98-1039994 (I.R.S. Employer Identification No.)

Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: +1 (441) 542-3300

Janice R. Weidenborner
Executive Vice President, Group General Counsel and Secretary
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
+1 (441) 542-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Gene Boxer Executive Vice President, Chief Strategy Officer and Group General Counsel Sirius International Insurance Group, Ltd. 14 Wesley Street Hamilton HM 11, Bermuda (441) 278-3140	Nicholas F. Potter, Esq. Steven J. Slutzky, Esq. Eric T. Juergens, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Sean M. Keyvan, Esq. Jonathan A. Blackburn, Esq. Sidley Austin LLP One South Dearborn Chicago, IL 60603 (312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the transaction contemplated by the Agreement and Plan of Merger, dated as of August 6, 2020, described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”).
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(6)	Amount of registration fee
Common Shares, par value $0.10 per share	64,173,344(1)	N/A	$1,219,039,410(7)	$158,232(8)
Series A Preference Shares, par value $0.10 per share	13,466,776(2)	N/A	N/A	N/A(9)
Warrants	21,883,138(3)	N/A	N/A	N/A(9)
Upside Rights	$104,232,841(4)	N/A	N/A	N/A(9)
Contingent Value Rights	4,693,689(5)	N/A	N/A	N/A(9)

(1)
The number of Common Shares, par value $0.10, of Third Point Reinsurance Ltd. (“TPRE Common Shares”) being registered represents the estimated maximum number of TPRE Common Shares issuable in connection with the merger described herein (the “Merger”).

(2)
The number of Series A Preference Shares, par value $0.10 per share of Third Point Reinsurance Ltd. (“Series A Preference Shares”) being registered represents the estimated maximum number of Series A Preference Shares issuable in connection with the Merger. Includes an indeterminate number of TPRE Common Shares issuable upon conversion of the Series A Preference Shares in accordance with the terms thereof. Pursuant to Rule 416 under the Securities Act, such number of TPRE Common Shares registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)
The number of warrants of Third Point Reinsurance Ltd. (“Warrants”) being registered represents the estimated maximum number of Warrants issuable in connection with the Merger. Includes an indeterminate number of TPRE Common Shares issuable upon exercise of the Warrants in accordance with the terms thereof. Pursuant to Rule 416 under the Securities Act, such number of TPRE Common Shares registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4)
Represents the maximum aggregate amount of upside rights of Third Point Reinsurance Ltd. (“Upside Rights”) issuable in connection with the Merger. Includes an indeterminate number of TPRE Common Shares issuable upon conversion of the Upside Rights in accordance with the terms thereof. Pursuant to Rule 416 under the Securities Act, such number of TPRE Common Shares registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(5)
The number of contingent value rights of Third Point Reinsurance Ltd. (“CVRs”) being registered represents the estimated maximum number of CVRs to be issuable in connection with the Merger.

(6)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rule 457(c) and 457(f)(1) of the Securities Act.

(7)
The proposed maximum aggregate offering price of TPRE Common Shares to be registered is based on the product of (i) the average of the high and low sale prices of Sirius common shares as reported on the NASDAQ Global Select Market (“NASDAQ”) on September 18, 2020, ($11.44) multiplied by (ii) the maximum number of shares of Sirius Common Shares expected to be exchanged in connection with the Merger (115,299,341) less the minimum amount of cash to be paid by Third Point Re in the merger.

(8)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) and Rule 457(f)(1) of the Securities Act.

(9)
No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Joint Proxy Statement/Prospectus is not complete and may be changed. We may not sell the securities offered by this Joint Proxy Statement/Prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2020

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Shareholders:
Third Point Reinsurance Ltd., which we refer to as “Third Point Re,” and Sirius International Insurance Group, Ltd., which we refer to as “Sirius,” have entered into an Agreement and Plan of Merger, dated as of August 6, 2020, which we refer to as the “merger agreement,” by and among Sirius, Third Point Re and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Third Point Re, which we refer to as “Merger Sub,” pursuant to which Merger Sub will be merged with and into Sirius, with Sirius continuing as the surviving company and a wholly owned subsidiary of Third Point Re, which we refer to as the “merger.”
The merger agreement provides that, at the effective time of the merger, each issued and outstanding Sirius common share, par value $0.01 per share (“Sirius shares”) (other than (a) Sirius shares that are owned by it as treasury shares and any Sirius shares that are owned immediately prior to the effective time of the merger by, or on behalf of, Sirius, Third Point Re, Merger Sub or any other direct or indirect subsidiary of Sirius or Third Point Re, which will automatically be canceled and cease to exist and be outstanding, (b) Sirius shares owned by shareholders who did not vote in favor of the merger, complied with all of the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), concerning the right of Sirius shareholders to require appraisal of their Sirius shares pursuant to the Companies Act and did not fail to perfect such right for appraisal or deliver an appraisal withdrawal, which are discussed in the section of this Joint Proxy Statement/Prospectus entitled “— Dissenting Shares” and (c) Sirius shares that are subject to Sirius equity awards, which are discussed in the section of this Joint Proxy Statement/Prospectus entitled “— Treatment of Sirius Equity Awards”) will automatically be canceled and converted into, and will thereafter represent the right to receive, one of the following three consideration options at the shareholders’ election (“merger consideration”), in each case, without interest, net of applicable withholding taxes:
1.
$9.50 in cash (a “cash election”);

2.
0.743 of a TPRE Common Share and one CVR (a “Share & CVR election”), which, taken together, guarantee that on the second anniversary of the closing date of the merger, each shareholder making the Share & CVR election will have received equity and cash of at least $13.73 per share; or

3.
(i) $0.905 in cash, (ii) a number of TPRE Common Shares equal to or greater than 0.496 TPRE Common Shares and less than or equal to 0.548 TPRE Common Shares as described in the following paragraph, (iii) a number of Series A Preference Shares equal to or greater than 0.106 Series A Preference Shares and less than or equal to 0.117 Series A Preference Shares as described in the following paragraph, (iv) 0.190 of a Warrant and (v) $0.905 aggregate principal amount of an Upside Right (a “mixed election”).

The TPRE Common Shares and Series A Preference Shares in the mixed election consideration will be subject to a collar based on the volume weighted average price of the TPRE Common Shares on the New York Stock Exchange (the “NYSE”) measured on a cumulative basis over the fifteen (15) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the effective time of the merger (the “15-day VWAP”). Holders of Sirius shares making the mixed election will receive, for each Sirius share, 0.548 TPRE Common Shares and 0.117 Series A Preference Shares if the 15-day VWAP is less than $7.74, and receive 0.496 TPRE Common Shares and 0.106 Series A Preference Shares if the 15-day VWAP is greater than $8.56. If the 15-day VWAP is greater than or equal to $7.74 but less than or equal to $8.56, holders of Sirius shares making the mixed election will receive, for each Sirius share, a number of TPRE Common Shares between 0.496 and 0.548 equal to $4.245 divided by the 15-day VWAP, and a number of Series A Preference Shares between 0.106 and 0.117 equal to $0.905 divided by the 15-day VWAP. Accordingly, the actual number of shares and the value of the TPRE Common Shares and Series A Preference Shares delivered to holders of Sirius shares making the mixed election will depend on the 15-day VWAP. The value of the TPRE Common Shares and Series A Preference Shares delivered for each such Sirius share may be greater than, less than or equal to $4.245 and $0.905, respectively.
In connection with the merger, and pursuant to the terms of the applicable form of waiver agreement, certain management holders of Sirius shares (the “electing holders”) agreed to make a Share & CVR election with respect to each Sirius share held by such holders, but irrevocably agreed to waive the right to receive each CVR that would otherwise be received at the effective time of the merger with respect to each such Sirius share (the “waiver”). In exchange for the waiver, within ten days following the closing of the merger, each electing holder will receive a number of fully vested non-voting restricted TPRE Common Shares equal to (x)(A) $13.00 less (B) the product of the 15-day VWAP multiplied by 0.743, multiplied by (y) the number of CVRs waived pursuant to the Waiver, divided by (z) the 15-day VWAP. These restricted TPRE Common Shares will no longer be restricted as of the second anniversary of the closing of the merger.
No fractional TPRE Common Shares or Series A Preference Shares will be issued in the merger. Sirius shareholders will receive cash, without interest, in lieu of any such fractional shares.

Each of Third Point Re and Sirius will be holding a special general meeting of its shareholders to vote on certain matters in connection with the merger.
Third Point Re shareholders are cordially invited to attend a special general meeting of Third Point Re shareholders to be held on [     ], at [     ], at [     ], Bermuda time, which we refer to as the “Third Point Re special meeting.” At the Third Point Re special meeting, Third Point Re shareholders will be asked to approve: (i) the issuance of TPRE Common Shares, including the issuance of TPRE Common Shares upon, if applicable, conversion of the Series A Preference Shares pursuant to the Series A Preference Shares Certificate of Designation, exercise of the Warrants pursuant to the Warrant Agreement and settlement of the Upside Rights pursuant to their terms, to Sirius shareholders in the merger, which we refer to as the “share issuance,” (ii) the issuance of TPRE Common Shares to Daniel S. Loeb pursuant to the equity commitment letter between Third Point Re, Third Point Opportunities Master Fund Ltd. and Daniel S. Loeb, dated August 6, 2020, which we refer to as the “Loeb share issuance,” (iii) the Bye-laws of Third Point Re following the completion of the merger, which we also refer to as the SiriusPoint Ltd. Bye-laws, conditional upon consummation of the merger, which we refer to as the “bye-laws proposal,” (iv) the change of Third Point Re’s name to “SiriusPoint Ltd.” upon consummation of the merger, which we refer to as the “name change proposal” and (v) the adjournment from time to time of the Third Point Re special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the Third Point Re special meeting, or any adjournment or postponement thereof, to approve the share issuance proposal, which we refer to as the “adjournment proposal.”
Sirius shareholders are cordially invited to attend a special general meeting of Sirius shareholders to be held on [    ], at [     ] at [     ], Bermuda time, which we refer to as the “Sirius special meeting.” At the Sirius special meeting, Sirius shareholders will be asked to consider and vote on a proposal to adopt and approve the merger agreement, the statutory merger agreement and the merger pursuant to which Merger Sub will be merged with and into Sirius, with Sirius continuing as the surviving company and a wholly owned subsidiary of Third Point Re (we refer to this proposal as the “merger proposal”) and will be asked to approve, on an advisory (non-binding) basis, certain compensation payments that will or may be paid by Sirius to certain of its named executive officers in connection with the merger, which we refer to as the “Sirius compensation proposal.”
We cannot complete the merger unless Sirius shareholders approve the merger proposal and Third Point Re shareholders approve the share issuance. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Third Point Re special meeting or the Sirius special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Third Point Re special meeting or the Sirius special meeting, as applicable. If your shares are held in the name of a bank, brokerage firm, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.
The Third Point Re board of directors, which we refer to as the “Third Point Re board,” unanimously recommends that Third Point Re shareholders vote “FOR” the share issuance, “FOR” the Loeb share issuance, “FOR” the bye-laws proposal, “FOR” the name change proposal and “FOR” the adjournment proposal.
The Sirius board of directors, which we refer to as the “Sirius board,” unanimously recommends that Sirius shareholders vote “FOR” the merger proposal and “FOR” the “Sirius compensation proposal.” CM Bermuda Limited (“CM Bermuda”), which owns Sirius shares representing approximately 87% of the aggregate voting power of the Sirius shares as of the Sirius record date, has agreed to vote “FOR” the merger proposal pursuant to the Voting and Support Agreement, dated as of August 6, 2020, by and among CM Bermuda, CMIG International Holding Pte. Ltd. (“CMIH”), Third Point Re and Sirius (the “CM Bermuda voting agreement”).
The accompanying Joint Proxy Statement/Prospectus provides important information regarding the Third Point Re special meeting and the Sirius special meeting and a detailed description of the merger agreement, the merger and the matters to be presented at the Third Point Re and Sirius special meetings, as applicable. We urge you to read the accompanying Joint Proxy Statement/Prospectus (and any documents incorporated by reference into the accompanying Joint Proxy Statement/Prospectus) carefully. Please pay particular attention to “Risk Factors” beginning on page 33 of the accompanying Joint Proxy Statement/Prospectus.
We hope to see you at the special meetings and look forward to the successful completion of the merger.
By Order of the Third Point Re Board of Directors,	By Order of the Sirius Board of Directors,
Daniel V. Malloy Director and Chief Executive Officer	Kernan “Kip” V. Oberting President and Chief Executive Officer
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE “SEC,” NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE OTHER TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This Joint Proxy Statement/Prospectus is dated [      ], 2020, and is first being mailed to Third Point Re shareholders and Sirius shareholders on or about [        ], 2020.

NOTICE OF SPECIAL GENERAL MEETING OF THIRD POINT RE SHAREHOLDERS
TO BE HELD ON [                 ], 2020
POINT HOUSE
3 WATERLOO LANE
PEMBROKE HM 08 BERMUDA
To Fellow Third Point Re Shareholders:
NOTICE IS HEREBY GIVEN that a special general meeting of shareholders of Third Point Re, which we refer to as the “Third Point Re special meeting,” will be held at Point House, 3 Waterloo Lane, Pembroke HM 08, Bermuda on [                 ], 2020 at [                 ] Bermuda time.*
ITEMS OF BUSINESS:
•
To consider and vote on a proposal to approve the issuance of Third Point Re common shares, par value $0.10 per share, which we refer to as the “TPRE Common Shares,” including the issuance of TPRE Common Shares upon, if applicable, conversion of the Series A Preference Shares pursuant to the Series A Preference Shares Certificate of Designation, exercise of the Warrants pursuant to the Warrant Agreement and settlement of the Upside Rights pursuant to their terms, to Sirius shareholders as consideration in the merger contemplated by the Agreement and Plan of Merger, dated as of August 6, 2020, as it may be amended from time to time, by and among Third Point Re, Sirius and Yoga Merger Sub Limited, a wholly owned subsidiary of Third Point Re, which we refer to as the “merger agreement” (we refer to this proposal as the “share issuance proposal”).

•
To consider and vote on a proposal to approve the issuance of TPRE Common Shares to Daniel S. Loeb pursuant to the equity commitment letter between Third Point Re, Third Point Opportunities Master Fund Ltd. and Daniel S. Loeb, dated August 6, 2020 (we refer to this proposal as the “Loeb share issuance proposal”).

•
To consider and vote on a proposal to approve and adopt the Bye-laws of Third Point Re following the completion of the merger, which we also refer to as the SiriusPoint Ltd. Bye-laws, conditional upon consummation of the merger contemplated by the merger agreement (we refer to this proposal as the “bye-laws proposal”).

•
To consider and vote on a proposal to change the name of Third Point Re to “SiriusPoint Ltd.” upon consummation of the merger contemplated by the merger agreement (we refer to this proposal as the “name change proposal”).

•
To consider and vote on a proposal to approve the adjournment from time to time of the Third Point Re special meeting, if necessary to solicit additional proxies if there are not sufficient votes at the time of the Third Point Re special meeting, or any adjournment or postponement thereof, to approve the share issuance proposal (we refer to this proposal as the “adjournment proposal”).

Each of the Loeb share issuance proposal, the bye-laws proposal and the name change proposal is conditioned on the approval of the share issuance proposal. The Joint Proxy Statement/Prospectus, including the annexes, contains further information with respect to the business to be transacted at the Third Point Re special meeting. We urge you to read the Joint Proxy Statement/Prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. Third Point Re will transact no other business at the Third Point Re special meeting, except for business properly brought before the Third Point Re special meeting or any adjournment or postponement thereof. Please refer to the Joint Proxy Statement/Prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Third Point Re special meeting.
THIRD POINT RE BOARD OF DIRECTORS’ RECOMMENDATION:

On August 6, 2020, after careful consideration and consultation with its advisors, all members of the board of directors of Third Point Re, which we refer to as the “Third Point Re board,” approved the merger, the merger agreement and the statutory merger agreement. Moreover, the members of the Third Point Re board unanimously determined that the merger and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Third Point Re. The Third Point Re board unanimously recommends to the Third Point Re shareholders that they vote “FOR” the share issuance proposal, “FOR” the Loeb share issuance proposal, “FOR” the bye-laws proposal, “FOR” the name change proposal and “FOR” the adjournment proposal, in connection with the merger.
The Third Point Re board unanimously recommends that you vote “FOR” the share issuance proposal, “FOR” the Loeb share issuance proposal, “FOR” the bye-laws proposal, “FOR” the name change proposal and “FOR” the adjournment proposal.
WHO MAY VOTE:
The Third Point Re board has fixed the close of business on [           ], 2020 as the record date for the Third Point Re special meeting, which we refer to as the “Third Point Re record date.” Only holders of record of Third Point Re common shares, par value $0.10 per share, which we refer to as the “Third Point Re shares,” as of the Third Point Re record date are entitled to receive notice of the Third Point Re special meeting and to vote at the Third Point Re special meeting or any adjournment or postponement thereof. As of the Third Point Re record date, there were [                 ] Third Point Re shares outstanding. For the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal, holders of Third Point Re shares are entitled to one vote for each share held.
VOTE REQUIRED FOR APPROVAL:
Your vote is very important. We cannot complete the merger without the approval of the share issuance proposal. If the share issuance proposal is not approved by the holders of the requisite number of shares of Third Point Re shares, then the transaction will not occur. The presence, in person throughout the meeting or by proxy, of the holders of 50% of the total issued Third Point Re shares is required for a quorum. Assuming a quorum is present, approval of the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal the name change proposal and the adjournment proposal requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Third Point Re special meeting and entitled to vote on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal.
To ensure your representation at the Third Point Re special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please submit your proxy promptly, whether or not you expect to attend the Third Point Re special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Third Point Re special meeting.
By Order of the Third Point Re Board of Directors,
Janice R. Weidenborner
Executive Vice President, Group General Counsel and Secretary
Pembroke, Bermuda
[                 ], 2020
*
Third Point Re is monitoring coronavirus (COVID-19) developments and related guidance issued by public health authorities and related travel restrictions. If it is determined to be advisable, Third Point Re may offer a virtual option for its special general meeting. In the event such a decision is made, Third Point Re will announce the decision to do so in advance and details on how to participate will be posted on Third Point Re's website and filed with the Securities and Exchange Commission.

NOTICE OF SPECIAL GENERAL MEETING OF SIRIUS SHAREHOLDERS
TO BE HELD ON [           ], 2020
To Fellow Sirius Shareholders:
NOTICE IS HEREBY GIVEN that a special general meeting of shareholders of Sirius, which we refer to as the “Sirius special meeting,” will be held at [           ] on [           ], 2020 at [           ] Bermuda time.*
ITEMS OF BUSINESS:
•
To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 6, 2020, as it may be amended from time to time, among Third Point Re, Sirius and Yoga Merger Sub Limited, a wholly owned subsidiary of Third Point Re, which we refer to as the “merger agreement,” and the statutory merger agreement and approve and adopt the merger contemplated thereby (we refer to this proposal as the “merger proposal”).

•
To consider and vote on a proposal to approve, on an advisory (non-binding) basis, certain compensation payments that will or may be paid by Sirius to certain of its named executive officers in connection with the merger (we refer to this proposal as the “Sirius compensation proposal”).

The Joint Proxy Statement/Prospectus, including the annexes, contains further information with respect to the business to be transacted at the Sirius special meeting. We urge you to read the Joint Proxy Statement/Prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. Sirius will transact no other business at the Sirius special meeting, except for business properly brought before the Sirius special meeting or any adjournment or postponement thereof. Please refer to the Joint Proxy Statement/Prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Sirius special meeting.
SIRIUS BOARD OF DIRECTORS’ RECOMMENDATION:
On August 6, 2020, after careful consideration and consultation with its advisors, all members of the board of directors of Sirius, which we refer to as the “Sirius board,” approved the merger agreement. Moreover, the members of the Sirius board unanimously determined that the merger and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Sirius and further resolved that it is recommended to the Sirius shareholders that they vote “FOR” the merger proposal and “FOR” the Sirius compensation proposal.
The Sirius board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the Sirius compensation proposal.
WHO MAY VOTE:
The Sirius board has fixed the close of business on [           ], 2020 as the record date for the Sirius special meeting, which we refer to as the “Sirius record date.” Only holders of record of Sirius common shares, par value $0.01 per share, which we refer to as the “Sirius shares,” and holders of record of Sirius Series B preference shares, par value $0.01 per share, which we refer to as the “Sirius Series B Preference Shares,” as of the Sirius record date are entitled to receive notice of the Sirius special meeting and to vote at the Sirius special meeting or any adjournment or postponement thereof. As of the Sirius record date, there were [           ] Sirius shares outstanding and [           ] Sirius Series B Preference Shares outstanding. For the merger proposal and the Sirius compensation proposal, holders of Sirius shares are entitled to one vote for each Sirius share held and holders of Sirius Series B Preference Shares are entitled to the number of votes equal to the number of Sirius shares into which the Sirius Series B Preference Shares are then convertible as of the Sirius record date. As of the Sirius record date, each Sirius Series B Preference Share was convertible into one Sirius share.
VOTE REQUIRED FOR APPROVAL:
Your vote is very important. We cannot complete the merger without the approval of the merger proposal. If the merger proposal is not approved by the holders of the requisite number of shares, then the transaction will not occur. The presence of two or more persons present in person or representing in person or by proxy in excess of 50% of the total issued voting shares of Sirius throughout the meeting is required for a quorum. Assuming a quorum is present, approval of the merger proposal requires the affirmative vote of at least a simple majority of the total voting power of the Sirius shares (which, for this purpose, includes the Sirius Series B Preference Shares voting together with the Sirius shares as a single class). Assuming a quorum is present, approval of the Sirius compensation proposal requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Sirius special meeting on the Sirius compensation proposal.
To ensure your representation at the Sirius special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please submit your proxy promptly, whether or not you expect to attend the Sirius special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Sirius special meeting.
For purposes of Section 106(2)(b)(i) of the Companies Act, the Sirius board considers the merger consideration (on a per‑share basis) to represent the fair value of each Sirius share. Sirius shareholders who are not satisfied that they have been offered fair value for their Sirius shares in the merger and whose Sirius shares are not voted in favor of the merger proposal may exercise their appraisal rights under the Companies Act to have the fair value of their Sirius shares appraised by the Supreme Court of Bermuda (which we refer to as the “Bermuda Court”). Sirius shareholders intending to exercise such appraisal rights must file their application for appraisal of the fair value of their Sirius shares with the Bermuda Court within one month of the giving of this notice convening the Sirius special meeting.
By Order of the Sirius Board of Directors,
Lisa M. Tanzi
Secretary
Hamilton, Bermuda
[           ], 2020
*
Sirius is actively monitoring coronavirus (COVID-19) developments and related guidance issued by public health authorities. If it is determined to be advisable or required, Sirius may hold a virtual-only special general meeting via live webcast. If this step is taken, Sirius will announce the decision to do so in advance, and details on how to participate will be posted on Sirius’s website and filed with the Securities and Exchange Commission as additional proxy materials.

REFERENCES TO ADDITIONAL INFORMATION
Third Point Reinsurance Ltd., which we refer to as “Third Point Re,” has filed a registration statement on Form S-4 to which this Joint Proxy Statement/Prospectus relates. This Joint Proxy Statement/Prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement to which this Joint Proxy Statement/Prospectus relates.
This Joint Proxy Statement/Prospectus also incorporates by reference important business and financial information about Third Point Re from documents previously filed by Third Point Re with the Securities and Exchange Commission, which we refer to as the “SEC,” that are not included in or delivered with this Joint Proxy Statement/Prospectus. In addition, Third Point Re files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC.
This Joint Proxy Statement/Prospectus and the annexes hereto, the registration statement to which this Joint Proxy Statement/Prospectus relates and the exhibits thereto, the information incorporated by reference herein and the other information filed by Third Point Re with the SEC are available for you to review through the SEC’s website at www.sec.gov or on Third Point Re’s website at https://www.thirdpointre.com/ in the “Investors” section. By referring to Third Point Re’s website and the SEC’s website, Third Point Re does not incorporate any such website or its contents into this Joint Proxy Statement/Prospectus.
This Joint Proxy Statement/Prospectus incorporates important business and financial information about Third Point Re from other documents that are not included in or delivered with this Joint Proxy Statement/Prospectus. This information is also available to you without charge upon your request. You can obtain these documents incorporated by reference into this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from Third Point Re at the following address and telephone number:
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
+1 (441) 542-3333
Attn: Janice R. Weidenborner
If you would like to request documents, please do so no later than five business days before the date of the Third Point Re special meeting (which meeting is [           ], 2020).
See “Incorporation of Certain Documents by Reference” for more information about the documents incorporated by reference in this Joint Proxy Statement/Prospectus.
If you hold your shares in “street name,” through a bank, brokerage firm or other nominee, you should contact such bank, brokerage firm or other nominee if you need to obtain a voting instruction card or have questions on how to vote your shares.
ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This Joint Proxy Statement/Prospectus, which forms part of a registration statement on Form S-4, filed with the SEC by Third Point Re (File No. 333-[      ]), constitutes a prospectus of Third Point Re under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the TPRE Common Shares, Series A Preference Shares, Warrants, Upside Rights and CVRs to be issued to Sirius shareholders pursuant to the merger agreement. This Joint Proxy Statement/Prospectus also constitutes a proxy statement of each of Third Point Re and Sirius under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the special general meeting of Third Point Re shareholders and a notice of meeting with respect to the special general meeting of Sirius shareholders.
You should rely only on the information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated [           ], 2020, and is based on information as of its date or such other date as may be noted. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any other date. You should not assume that the information contained in any document incorporated or deemed to be incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. Neither the mailing of this Joint Proxy Statement/Prospectus to the shareholders of Third Point Re or the shareholders of Sirius nor the taking of any actions contemplated hereby by Third Point Re or Sirius at any time will create any implication to the contrary.
This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this Joint Proxy Statement/Prospectus regarding Third Point Re has been provided by Third Point Re and information contained in this Joint Proxy Statement/Prospectus regarding Sirius has been provided by Sirius.

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ANNEXES
Annex A —
Agreement and Plan of Merger, dated as of August 6, 2020, by and among Third Point Reinsurance Ltd., Yoga Merger Sub Limited and Sirius International Insurance Group, Ltd.

Annex B —
Voting and Support Agreement, dated as of August 6, 2020, by and among Daniel S. Loeb, The 2010 Loeb Family Trust, Third Point Advisors LLC, Third Point Opportunities Master Fund L.P., The 2011 Loeb Family GST Trust, Sirius International Insurance Group, Ltd. and Third Point Reinsurance Ltd.

Annex C —
Voting and Support Agreement, dated as of August 6, 2020, by and among Joshua L. Targoff, Joseph L. Dowling III, Rafe de la Gueronniere, Gretchen A. Hayes, Daniel V. Malloy, Mark Parkin, Sid Sankaran, Sirius International Insurance Group, Ltd. and Third Point Reinsurance Ltd.

Annex D —
Voting and Support Agreement, dated as of August 6, 2020, by and among CM Bermuda Limited, CMIG International Holding Pte. Ltd., Sirius International Insurance Group, Ltd. and Third Point Reinsurance Ltd.

Annex E —
Opinion of J.P. Morgan Securities LLC

Annex F —
Opinion of Barclays Capital Inc.

Annex G —
Bye-laws of SiriusPoint Ltd.

Annex H —
Statutory Merger Agreement

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL
GENERAL MEETINGS
The following are brief answers to common questions that you may have regarding the merger agreement, the transaction, the consideration to be received in the transaction and the special general meetings (as discussed below). The questions and answers in this section may not address all questions that might be important to you as a Third Point Re or Sirius shareholder, as applicable. To better understand these matters, and for a description of the legal terms governing the transaction, we urge you to read carefully and in its entirety this Joint Proxy Statement/Prospectus, including the annexes hereto, and the documents incorporated by reference herein, as well as the registration statement to which this Joint Proxy Statement/Prospectus relates, including the exhibits to the registration statement. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”
About the Merger
Q:
What is the transaction?

A:
On August 6, 2020, Third Point Reinsurance Ltd., which we refer to as “Third Point Re,” Sirius International Insurance Group, Ltd., which we refer to as “Sirius,” and Yoga Merger Sub Limited, a wholly owned subsidiary of Third Point Re, which we refer to as “Merger Sub,” entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement.” The merger agreement is attached to this Joint Proxy Statement/Prospectus as Annex A. The merger agreement provides for the merger of Merger Sub with and into Sirius, with Sirius continuing as the surviving company and a wholly owned subsidiary of Third Point Re, which we refer to as the “merger.” We sometimes refer to the merger and the other transactions contemplated by the merger agreement, taken as a whole, as the “transaction.” The merger will become effective upon the issuance of the certificate of merger by the Registrar of Companies in Bermuda at the time and date shown on the certificate of merger. The parties have agreed that they will request that the Registrar of Companies in Bermuda provide in the certificate of merger that the effective time of the merger will be 10:00 a.m., Bermuda time, on the closing date of the merger, which we refer to as the “completion of the merger” or the “closing.”

Q:
What will I receive in the merger?

A:
The merger agreement provides that, at the effective time of the merger, each issued and outstanding common share, par value $0.01 per share, of Sirius, which we refer to as the “Sirius shares,” (other than (a) Sirius shares that are owned by it as treasury shares and any Sirius shares that are owned immediately prior to the effective time of the merger by, or on behalf of, Sirius, Third Point Re, Merger Sub or any other direct or indirect subsidiary of Sirius or Third Point Re, which will automatically be canceled and cease to exist and be outstanding, (b) Sirius shares owned by shareholders who did not vote in favor of the merger, complied with all of the provisions of the Companies Act concerning the right of Sirius shareholders to require appraisal of their Sirius shares pursuant to the Companies Act and did not fail to perfect such right for appraisal or deliver an appraisal withdrawal, which are discussed in the section of this Joint Proxy Statement/Prospectus entitled “— Dissenting Shares” and (c) Sirius shares that are subject to Sirius equity awards, which are discussed in the section of this Joint Proxy Statement/Prospectus entitled “— Treatment of Sirius Equity Awards”) will automatically be canceled and converted into, and will thereafter represent the right to receive, one of the following three consideration options at the shareholders’ election (“merger consideration”), in each case, without interest, net of applicable withholding taxes:

1.
$9.50 in cash (a “cash election”);

2.
0.743 of a Third Point Re common share, par value $0.10 per share (“TPRE Common Share” or “Third Point Re shares”) and one CVR (a “Share & CVR election”), which, taken together, guarantee that on the second anniversary of the closing date of the merger, each shareholder making the Share & CVR election will have received equity and cash of at least $13.73 per share; or

3.
(i) $0.905 in cash, (ii) a number of TPRE Common Shares equal to or greater than 0.496 TPRE Common Shares and less than or equal to 0.548 TPRE Common Shares as described in the following paragraph, (iii) a number of Series A Preference Shares equal to or greater than 0.106 Series A

Preference Shares and less than or equal to 0.117 Series A Preference Shares as described in the following paragraph, (iv) 0.190 of a Warrant and (v) $0.905 aggregate principal amount of an Upside Right (a “mixed election”).
The TPRE Common Shares and Series A Preference Shares in the mixed election consideration will be subject to a collar based on the volume weighted average price of the TPRE Common Shares on the NYSE measured on a cumulative basis over the 15-day VWAP. Holders of Sirius shares making the mixed election will receive, for each Sirius share, 0.548 TPRE Common Shares and 0.117 Series A Preference Shares if the 15-day VWAP is less than $7.74, and receive 0.496 TPRE Common Shares and 0.106 Series A Preference Shares if the 15-day VWAP is greater than $8.56. If the 15-day VWAP is greater than or equal to $7.74 but less than or equal to $8.56, holders of Sirius shares making the mixed election will receive, for each Sirius share, a number of TPRE Common Shares between 0.496 and 0.548 equal to $4.245 divided by the 15-day VWAP, and a number of Series A Preference Shares between 0.106 and 0.117 equal to $0.905 divided by the 15-day VWAP. Accordingly, the actual number of shares and the value of the TPRE Common Shares and Series A Preference Shares delivered to holders of Sirius shares making the mixed election will depend on the 15-day VWAP. The value of the TPRE Common Shares and Series A Preference Shares delivered for each such Sirius share may be greater than, less than or equal to $4.245 and $0.905, respectively.
In connection with the merger, and pursuant to the terms of the applicable form of waiver agreement, certain management holders of Sirius shares (the “electing holders”) agreed to make a Share & CVR election with respect to each Sirius share held by such holders, but irrevocably agreed to waive the right to receive each CVR that would otherwise be received at the effective time of the merger with respect to each such Sirius share (the “waiver”). In exchange for the waiver, within ten days following the closing of the merger, each electing holder will receive a number of fully vested non-voting restricted TPRE Common Shares equal to (x)(A) $13.00 less (B) the product of the 15-day VWAP multiplied by 0.743, multiplied by (y) the number of CVRs waived pursuant to the waiver, divided by (z) the 15-day VWAP. These restricted TPRE Common Shares will no longer be restricted as of the second anniversary of the closing of the merger.
CM Bermuda Limited (“CM Bermuda”) has agreed to make a mixed election.
No fractional TPRE Common Shares or Series A Preference Shares will be issued in the merger. Sirius shareholders will receive cash, without interest, in lieu of any such fractional shares.
Q:
Why am I receiving this document?

A:
Third Point Re and Sirius are sending these materials to their respective shareholders to help them decide how to vote their Third Point Re shares, Sirius shares and Sirius Series B preference shares, par value $0.01 per share, which we refer to as the “Sirius Series B Preference Shares,” as the case may be, with respect to the merger and other matters to be considered at their respective special general meetings.

Third Point Re is holding a special general meeting of shareholders, which we refer to as the “Third Point Re special meeting,” in order to obtain the shareholder approval necessary for proposals to approve: (i) the issuance of TPRE Common Shares, including the issuance of TPRE Common Shares upon, if applicable, conversion of the Series A Preference Shares pursuant to the Series A Preference Shares Certificate of Designation, exercise of the Warrants pursuant to the Warrant Agreement and settlement of the Upside Rights pursuant to their terms, to Sirius shareholders in the merger, which we refer to as the “share issuance,” (ii) the issuance of TPRE Common Shares to Daniel S. Loeb pursuant to the equity commitment letter between Third Point Re, Third Point Opportunities Master Fund Ltd. and Daniel S. Loeb, dated August 6, 2020, which we refer to as the “Loeb share issuance,” (iii) the SiriusPoint Ltd. Bye-laws conditional upon consummation of the merger, which we refer to as the “bye-laws proposal,” (iv) the change of Third Point Re’s name to “SiriusPoint Ltd.” upon consummation of the merger, which we refer to as the “name change proposal” and (v) the adjournment from time to time of the Third Point Re special meeting if necessary to solicit additional proxies if there are not sufficient votes at the time of the Third Point Re special meeting, or any adjournment or postponement thereof, to approve the share issuance proposal, which we refer to as the “adjournment proposal.”

Sirius is holding a special general meeting of shareholders, which we refer to as the “Sirius special meeting,” in order to obtain the shareholder approval necessary to approve a proposal to adopt and approve the merger agreement, the statutory merger agreement and the merger, which we refer to as the “merger proposal.” Sirius shareholders will also be asked to approve, on an advisory (non-binding) basis, the compensation payments that will or may be paid by Sirius to certain of its named executive officers in connection with the merger, which we refer to as the “Sirius compensation proposal.”
This document is being delivered to you as both a proxy statement of Third Point Re and Sirius and a prospectus of Third Point Re in connection with the merger. It is the proxy statement by which the Sirius board of directors, which we refer to as the “Sirius board,” is soliciting proxies from Sirius shareholders to vote at the Sirius special meeting, or at any adjournment or postponement of the Sirius special meeting, on the merger proposal and the Sirius compensation proposal. It is also the proxy statement by which the Third Point Re board of directors, which we refer to as the “Third Point Re board,” is soliciting proxies from Third Point Re shareholders to vote at the Third Point Re special meeting, or at any adjournment or postponement of the Third Point Re special meeting, on the approval of the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal. In addition, this document is the prospectus by which Third Point Re will issue TPRE Common Shares, Series A Preference Shares, Warrants, Upside Rights and CVRs to Sirius shareholders in the merger.
CM Bermuda, which owns Sirius shares representing approximately 87% of the aggregate voting power of the Sirius shares as of the Sirius record date, has agreed to vote “FOR” the merger proposal pursuant to the Voting and Support Agreement, dated as of August 6, 2020, by and among CM Bermuda, CMIH, Third Point Re and Sirius (the “CM Bermuda voting agreement”).
Your vote is very important. We encourage you to submit a proxy or voting instructions as soon as possible.
Q:
What is the value of the merger consideration?

A:
The value of the merger consideration for holders of Sirius shares making a cash election will be, on the closing of the merger, $9.50. The value of the merger consideration for holders of Sirius shares making a Share & CVR election will be, on the second anniversary of the closing of the merger, equal to at least $13.73 per Sirius share.

The value of the merger consideration for holders of Sirius shares making a mixed election will depend on a number of factors. The value of the TPRE Common Shares received in the merger will depend upon the 15-day VWAP of TPRE Common Shares on the NYSE measured on a cumulative basis. The 15-day VWAP of TPRE Common Shares when Sirius shareholders receive those shares after the completion of the merger could be greater than, less than or equal to the 15-day VWAP of TPRE Common Shares on the date of this Joint Proxy Statement/Prospectus or at the time of the Third Point Re special meeting or Sirius special meeting. The Series A Preference Shares received in the merger are subject to forfeiture based on the values of the TPRE Net COVID Loss and Sirius Net COVID Loss. The value of the Warrants and Upside Rights received in the merger, if they have any value at all, will depend upon the value of the TPRE Common Shares after the completion of the merger.
The market value of the TPRE Common Shares will fluctuate after the completion of the merger. Fluctuations in the share price of the TPRE Common Shares could result from changes in the business, operations or prospects of Third Point Re or Sirius prior to the completion of the merger or Third Point Re following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Third Point Re or Sirius. Sirius shareholders are advised to obtain current market quotations for the TPRE Common Shares.

Q:
As a current or former employee and holder of options issued by Sirius to purchase Sirius shares, or a holder of Sirius restricted stock units or Sirius performance-based restricted stock units, what will I receive in the merger?

A:
At the effective time of the merger, Sirius equity awards that are outstanding immediately prior to the effective time of the merger will generally be treated in the manner described below, without any action on the part of the holder thereof.

Treatment of Sirius Options
Each Sirius option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger, will cease to represent a right to acquire Sirius shares and will be converted into a right and option to acquire TPRE Common Shares (each, an “assumed option”), on the same terms and conditions as were applicable under any such Sirius option (including applicable vesting, exercise and expiration provisions and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger). The number of TPRE Common Shares subject to each such Sirius option will equal the number of Sirius shares subject to each such Sirius option multiplied by the quotient of $13.00 divided by the 15-day VWAP, and the assumed option will have an exercise price per share equal to the per share exercise price specified in such Sirius option divided by the quotient of $13.00 divided by the 15-day VWAP.
Treatment of Sirius Restricted Stock Unit Awards
Each Sirius RSU Award that is outstanding immediately prior to the effective time of the merger will be assumed by Third Point Re and converted into a restricted stock unit award (each, an “assumed RSU award”) relating to a number of TPRE Common Shares equal to the number of Sirius shares underlying the Sirius RSU Award multiplied by the quotient of $13.00 divided by the 15-day VWAP. Each such assumed RSU award will continue to have the same terms and conditions as applied to the corresponding Sirius RSU Award immediately prior to the effective time of the merger (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger).
Actions of Sirius and Third Point Re
The board of directors of each of Sirius and Third Point Re has approved the foregoing treatment of the Sirius equity awards and adopted resolutions to give effect to such treatment.
See “The Merger Agreement — Treatment of Sirius Equity Awards in the Merger.”
Q:
As a holder of Sirius Series B Preference Shares, what will I receive in the merger?

A:
Upon the completion of the merger, holders of Sirius Series B Preference Shares will exchange their existing Sirius Series B Preference Shares for new Series B preference shares, par value $0.10, of Third Point Re (which we refer to as the “SiriusPoint Series B Preference Shares”) and, at Third Point Re’s election, for a cash payment, pursuant to a transaction agreement, dated as of September 4, 2020 (the “Transaction Agreement”), by and among (i) Third Point Re, (ii) Bain Capital Special Situations Asia, L.P., a Cayman Islands limited partnership (“Bain”), (iii) CCOF Master, L.P., a Delaware limited partnership (“Carlyle”), (iv) Centerbridge Credit Partners Master, LP, a Delaware limited partnership, and Centerbridge Special Credit Partners III, LP, a Delaware limited partnership (collectively, “Centerbridge”), and (v) GPC Partners Investments (Canis) LP, a Delaware limited partnership (“Gallatin” and, together with Bain, Carlyle and Centerbridge, collectively, the “Preference Shareholders”). For additional information regarding the Transaction Agreement, see “Other Agreements Related to the Merger — Transaction Agreement.”

x

Q:
As a holder of warrants of Sirius (“Sirius warrants”) what will I receive in the merger?

A:
Upon completion of the merger, holders of Sirius warrants issued pursuant to the warrant agreement, dated July 29, 2015, between Continental Stock Transfer & Trust Company and Easterly Acquisition Corp. (“Easterly”), will have the right to receive the merger consideration that the holder of such warrants would have received if such holder had exercised his, her or its warrants immediately prior to the completion of the merger. Because the exercise price of such warrants is greater than the per share merger consideration, it is expected that no such warrants will be exercised prior to the completion of the merger and therefore no merger consideration will be paid to holders of such warrants. Upon completion of the merger, the exercise price of the Sirius warrants issued on November 5, 2018 will be automatically adjusted to equal the value per share for the Sirius shares reflected by the terms of the merger. Thereafter, holders of such warrants will be entitled to exercise such warrants by paying the exercise price and, upon such exercise, would be entitled to receive the per share merger consideration in lieu of receiving the Sirius shares receivable upon exercise of such warrants.

Q:
What equity stake will Sirius shareholders hold in Third Point Re immediately following the merger?

A:
The exact number of TPRE Common Shares that will be issued in the merger will not be known at the time of the Third Point Re special meeting and will depend on the elections of Sirius shareholders and on the 15-day VWAP at which TPRE Common Shares trade during the applicable period leading up to the merger.

Q:
When do you expect the transaction to be completed?

A:
The transaction is expected to close in the first quarter of 2021. However, the completion of the merger is subject to various conditions, including the approval of the share issuance proposal at the Third Point Re special meeting and the approval of the merger proposal at the Sirius special meeting, as described in the next Q&A. No assurance can be provided as to when or if the transaction will be completed, and it is possible that factors outside the control of Third Point Re and Sirius could result in the transaction being completed at a later time, or not at all. See “The Merger Agreement — Conditions to the Transaction.”

Q:
What are the conditions to the completion of the transaction?

A:
In addition to the approval of the merger proposal by the Sirius shareholders and the approval of the share issuance proposal by Third Point Re shareholders, completion of the merger is subject to the satisfaction of a number of other conditions, including the expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” and the insurance laws and regulations of certain other enumerated jurisdictions, the listing of the TPRE Common Shares to be issued in connection with the merger on the NYSE and the absence of certain legal impediments to the completion of the merger. For additional information on the regulatory and other approvals required to complete the merger, see “Transaction Summary — Regulatory Approvals,” “Transaction Summary — Regulatory Approvals and Efforts to Close the Merger,” “The Merger Agreement — Regulatory Approvals” and “The Merger Agreement — Conditions to the Transaction.”

Q:
What effects will the merger have on Third Point Re and Sirius?

A:
Upon completion of the merger, Merger Sub will be merged with and into Sirius, with Sirius continuing as the surviving company and a wholly owned subsidiary of Third Point Re. As a condition to the completion of the merger, the TPRE Common Shares issued in connection with the merger are expected to be approved for listing on the NYSE. In addition, Third Point Re will use its reasonable best efforts to have the CVRs and Warrants listed on the NYSE, or, if unable to list the CVRs and Warrants on the NYSE, have the CVRs and Warrants listed on the OTCQX market.

In addition, under Bermuda law, at the effective time of the merger, (i) the vesting of the undertaking, property and liabilities of Sirius and Merger Sub shall vest with the surviving company, (ii) the surviving company shall continue to be liable for the obligations of each of Sirius and Merger Sub, (iii) any existing cause of action, claim or liability to prosecution shall be unaffected, (iv) a civil, criminal or administrative action or proceeding pending by or against one of the merging companies may be continued to be prosecuted by or against the surviving company, and (v) a conviction against, or ruling, order or judgment in favor of or against Sirius or Merger Sub may be enforced by or against the surviving company.
Q:
What is the effect if any proposal is not approved at the Third Point Re special meeting or the merger proposal is not approved at the Sirius special meeting?

A:
Each of the Loeb share issuance proposal, the bye-laws proposal and the name change proposal is conditioned on the approval of the share issuance proposal. If the share issuance proposal is not approved by the requisite votes at the Third Point Re special meeting, or any adjournment or postponement thereof, or the merger proposal is not approved by the requisite votes at the Sirius special meeting, or any adjournment or postponement thereof, then the merger will not be completed. Instead, Sirius will remain an independent public company, Sirius shares would continue to be listed and traded on the Nasdaq Global Select Market (the “NASDAQ”), and the merger consideration would not be paid. Each of Third Point Re and Sirius have the right to terminate the merger agreement under certain circumstances, including in the event of a failure by either of Third Point Re or Sirius to obtain the required vote of their respective shareholders. If the merger agreement is terminated by either party if Sirius’s shareholder approval of the merger has not been obtained at the Sirius special meeting, then Sirius is obligated to pay Third Point Re a fee equal to $50 million. If the merger agreement is terminated by Sirius as a result of the Third Point Re Board changing its recommendation of the share issuance proposal prior to Third Point Re’s shareholder approval having been obtained, then Third Point Re is obligated to pay Sirius a fee equal to $50 million. If the merger agreement is terminated by either party if Third Point Re’s shareholder approval of any proposal has not been obtained at the Third Point Re special meeting, then Third Point Re is obligated to pay Sirius a fee equal to $40 million. See “The Merger Agreement — Termination.”

Q:
Is the transaction expected to be taxable to Sirius shareholders?

A:
Yes. For U.S. holders (as such term is defined below under “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of the merger consideration in exchange for Sirius shares pursuant to the merger is expected to be a taxable transaction for U.S. federal income tax purposes, though this will depend on the composition and value of the different components of the merger consideration received at the closing of the merger. Sirius shareholders should consult their tax advisors regarding the particular tax consequences of the exchange of Sirius shares for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the U.S. federal income tax consequences of the merger to Sirius shareholders, see “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:
Do Third Point Re shareholders and Sirius shareholders have appraisal or dissenters rights in connection with the transaction?

A:
Sirius shareholders are entitled to appraisal rights if such Sirius shareholder (i) did not vote in favor of the merger, (ii) complied with all of the provisions of the Companies Act concerning the rights of Sirius shareholder to require appraisal of their Sirius shares pursuant to the Companies Act and (iii) did not fail to perfect such right to appraisal or deliver an appraisal withdrawal. At the effective time of the merger, any Sirius shares held by a Sirius shareholder that perfected its appraisal rights pursuant to the foregoing sentence will be automatically canceled and, unless otherwise required by applicable law, converted into the right to receive the merger consideration. In the event that the fair value of a dissenting share as appraised by the Supreme Court of Bermuda is greater than the merger consideration, any holder of dissenting shares will be entitled to receive from the surviving company in the merger such difference by payment in cash made within one month after the final determination by the Supreme Court of Bermuda of the fair value of such Sirius shares. A Sirius shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. In the event that a Sirius shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisals, such shareholder will be deemed to have made a cash election with respect to such dissenting shares, and such dissenting shares will be deemed to have become exchangeable solely for the right to receive the merger consideration available to those Sirius shareholders making the cash election, without interest and subject to any required withholding of taxes. For a more complete description of the available appraisal rights, see the section of this Joint Proxy Statement/Prospectus entitled “Appraisal and Dissenters’ Rights.”
Third Point Re shareholders are not entitled to appraisal rights in connection with the merger.
About the Third Point Re and Sirius Special General Meetings
Q:
When and where will the Third Point Re special meeting be held?

A:
The Third Point Re special meeting will be held at Point House, 3 Waterloo Lane, Pembroke HM 08, Bermuda on [           ], 2020 at [           ] local time.

Q:
When and where will the Sirius special meeting be held?

A:
The Sirius special meeting will be held at [           ] on [           ], 2020 at [           ] local time.*

*Sirius is actively monitoring coronavirus (COVID-19) developments and related guidance issued by public health authorities. If it is determined to be advisable or required, Sirius may hold a virtual-only special general meeting via live webcast. If this step is taken, Sirius will announce the decision to do so in advance, and details on how to participate will be posted on Sirius’s website and filed with the Securities and Exchange Commission as additional proxy materials.
Q:
What are Third Point Re shareholders being asked to vote on?

A:
At the Third Point Re special meeting, you will be asked to consider and vote on the issuance of TPRE Common Shares to Sirius shareholders in the merger, the issuance of TPRE Common Shares to Daniel S. Loeb, the approval of the SiriusPoint Ltd. Bye-laws, the approval of Third Point Re’s name change to “SiriusPoint Ltd.” and the adjournment from time to time of the Third Point Re special meeting.

The approval of the share issuance proposal by Third Point Re shareholders is a condition to the obligations of Sirius and Third Point Re to complete the merger. The approvals of the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal are not conditions to the obligations of Sirius or Third Point Re to complete the merger.
Third Point Re does not expect any other business to be conducted at the Third Point Re special meeting.
Q:
What are Sirius shareholders being asked to vote on?

A:
At the Sirius special meeting, you will be asked to consider and vote on the following proposals:

•
to consider and vote on a proposal to adopt and approve the merger agreement, the statutory merger agreement and the merger; and

•
to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation payments that will or may be paid by Sirius to certain of its named executive officers in connection with the merger.

The approval of the merger proposal by Sirius shareholders is a condition to the obligations of Sirius and Third Point Re to complete the merger. The approval of the Sirius compensation proposal is not a condition to the obligations of Sirius or Third Point Re to complete the merger.

Q:
Why are Third Point Re shareholders being asked to consider and vote on the Loeb share issuance proposal?

A:
NYSE listing rules require shareholder approval of issuances to certain related persons of more than one percent of the number of common shares outstanding at less than the “Minimum Price,” as defined by the NYSE. Because the price at which Mr. Loeb will purchase the TPRE Common Shares will not be known until the completion of the merger, Third Point Re has decided to seek shareholder approval for the Loeb share issuance proposal.

Q:
Why are Third Point Re shareholders being asked to consider and vote on the bye-laws proposal?

A:
Bye-law 81.1 of the Third Point Re bye-laws requires that all amendments to or new bye-laws be approved by resolution of Third Point Re shareholders in addition to resolution of the Third Point Re board.

Q:
Why are Third Point Re shareholders being asked to consider and vote on the name change proposal?

A:
Third Point Re and Sirius are proposing to change the name of Third Point Re to “SiriusPoint Ltd.” upon consummation of the merger. A company may change its name by the affirmative vote of at least a majority of the votes cast by the shareholders.

Q:
Why are Third Point Re shareholders being asked to consider and vote on the adjournment proposal?

A:
In the event that there are not sufficient votes at the time of the Third Point Re special meeting, or any adjournment or postponement thereof, to approve the share issuance proposal, Third Point Re shareholders will be asked to approve the adjournment from time to time of the Third Point Re special meeting in order for Third Point Re to solicit additional proxies.

Q:
Why are Sirius shareholders being asked to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the Sirius compensation proposal?

A:
The SEC has adopted rules that require Sirius to seek an advisory (non-binding) vote on matters deemed to relate to “golden parachute” compensation, and the non-binding compensation advisory proposal relates to certain “golden parachute” compensation that will or may be paid by Sirius to certain of its named executive officers in connection with the merger.

Q:
What will happen if the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal are not approved at the Third Point Re special meeting?

A:
None of the Loeb share issuance proposal, the bye-laws proposal, the name change proposal or the adjournment proposal is a condition to the completion of the merger. Accordingly, Third Point Re shareholders may vote against the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal and vote in favor of the share issuance proposal.

Q:
What will happen if the Sirius compensation proposal is not approved at the Sirius special meeting?

A:
Approval of the Sirius compensation proposal is not a condition to completion of the merger. Accordingly, Sirius shareholders may vote against the Sirius compensation proposal and vote in favor of the merger proposal. The Sirius compensation proposal vote is an advisory (non-binding) vote. If the transaction is completed, the compensation described in the Sirius compensation proposal may be paid to Sirius’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and contractual arrangements even if Sirius shareholders do not approve the Sirius compensation proposal.

Q:
Does the Third Point Re board recommend that Third Point Re shareholders approve the share issuance proposal?

A:
Yes. The Third Point Re board unanimously determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of TPRE Common Shares to Sirius shareholders, are fair to, and in the best interests of, Third Point Re shareholders and unanimously approved the merger, the merger agreement, the statutory merger agreement and other transactions contemplated by the merger agreement. The Third Point Re board unanimously recommends that Third Point Re shareholders vote “FOR” the share issuance proposal. See “Transaction Summary — Third Point Re’s Reasons for the Transaction and Recommendation of the Third Point Re Board.”
Q:
Does the Sirius board recommend that Sirius shareholders approve the merger proposal?

A:
Yes. The Sirius board unanimously determined that the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Sirius shareholders and unanimously approved and declared advisable the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement. The Sirius board unanimously recommends that Sirius shareholders vote “FOR” the merger proposal. See “Transaction Summary — Sirius’s Reasons for the Transaction and Recommendation of the Sirius Board.”

Q:
Does the Third Point Re board recommend that Third Point Re shareholders approve the Loeb share issuance proposal?

A:
Yes. The Third Point Re board unanimously recommends that Third Point Re shareholders vote “FOR” the Loeb share issuance proposal. See “Transaction Summary — Third Point Re’s Reasons for the Transaction and Recommendation of the Third Point Re Board.”

Q:
Does the Third Point Re board recommend that Third Point Re shareholders approve the bye-laws proposal?

A:
Yes. The Third Point Re board unanimously recommends that Third Point Re shareholders vote “FOR” the bye-laws proposal. See “Transaction Summary — Third Point Re’s Reasons for the Transaction and Recommendation of the Third Point Re Board.”

Q:
Does the Third Point Re board recommend that Third Point Re shareholders approve the name change proposal?

A:
Yes. The Third Point Re board unanimously recommends that Third Point Re shareholders vote “FOR” the name change proposal. See “Transaction Summary — Third Point Re’s Reasons for the Transaction and Recommendation of the Third Point Re Board.”

Q:
Does the Third Point Re board recommend that Third Point Re shareholders approve the adjournment proposal?

A:
Yes. The Third Point Re board unanimously recommends that Third Point Re shareholders vote “FOR” the adjournment proposal. See “Transaction Summary — Third Point Re's Reasons for the Transaction and Recommendation of the Third Point Re Board.”

Q:
Does the Sirius board recommend that Sirius shareholders approve the Sirius compensation proposal?

A:
Yes. The Sirius board unanimously recommends that Sirius shareholders vote “FOR” the Sirius compensation proposal. See “Transaction Summary — Sirius’s Reasons for the Transaction and Recommendation of the Sirius Board.”

Q:
Who is entitled to vote at the Third Point Re special meeting?

A:
The Third Point Re board has fixed the close of business on [           ], 2020 as the record date for the Third Point Re special meeting, which we refer to as the “Third Point Re record date.” You are entitled to receive notice of, and vote at, the Third Point Re special meeting if you owned Third Point Re shares as of the Third Point Re record date, provided that those shares remain outstanding on the date of the Third Point Re special meeting.

Q:
Will Third Point Re shareholders be entitled to vote all of their shares at the Third Point Re special meeting?

A:
If a particular shareholder’s Third Point Re shares are treated as “controlled shares” (as determined pursuant to sections 957 and 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) of any United States (“U.S.”) person (that owns shares directly or indirectly through non-U.S. entities) and such controlled shares constitute 9.5% or more of the votes conferred by Third Point Re’s issued shares, the voting rights related to the controlled shares owned by such U.S. Person (as defined in Third Point Re’s bye-laws) will be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in Third Point Re’s bye-laws. The formula is applied repeatedly until the voting power of all 9.5% shareholders (as defined in Third Point Re’s bye-laws) has been reduced to less than 9.5%. In addition, Third Point Re’s board may limit a shareholder’s voting rights when it deems it appropriate to do so to: (i) avoid the existence of any 9.5% shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to Third Point Re, any of Third Point Re’s subsidiaries or any direct or indirect shareholder or its affiliates. “Controlled shares” include, among other things, all shares that a U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among Third Point Re’s other shareholders whose shares were not “controlled shares” of the 9.5% shareholder so long as such reallocation does not cause any person to become a 9.5% shareholder. The applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons. Accordingly, Third Point Re requests that any holder of shares with reason to believe that they are a 9.5% shareholder, contact Third Point Re promptly so that Third Point Re may determine whether the voting power of such holder’s shares should be reduced. By submitting a proxy, a holder of shares will be deemed to have confirmed that, to their knowledge, they are not, and are not acting on behalf of, a 9.5% shareholder. The Board of Directors of Third Point Re is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts the Board of Directors may consider relevant to the determination of the number of shares attributable to any person. The Board of Directors may disregard the votes attached to shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The Board of Directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the shares of any shareholder to ensure that no person shall be a 9.5% shareholder at any time.

Q:
Who is entitled to vote at the Sirius special meeting?

A:
The Sirius board has fixed the close of business on [           ], 2020 as the record date, which we refer to as the “Sirius record date.” You are entitled to receive notice of, and vote at, the Sirius special meeting if you owned Sirius shares or Sirius Series B Preference Shares as of the Sirius record date, provided that those shares remain outstanding on the date of the Sirius special meeting.

Q:
What constitutes a quorum for the Third Point Re special meeting?

A:
Two or more persons present in person throughout the Third Point Re special meeting and representing, in person or by proxy, in excess of 50% of the total issued Third Point Re shares throughout the Third Point Re special meeting will constitute a quorum for the vote on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal. Abstentions and broker non-votes (where a bank, brokerage firm or other nominee does not exercise discretionary authority to vote on a proposal) are treated as present for purposes of determining the presence of a quorum. If a quorum is not present, the Third Point Re special meeting will be adjourned until a quorum is obtained.

Q:
What constitutes a quorum for the Sirius special meeting?

A:
The presence of two or more persons present in person and representing, in person or by proxy, in excess of 50% of the total issued voting shares of Sirius throughout the meeting is required for a quorum. Abstentions and broker non-votes (where a bank, brokerage firm or other nominee does not exercise discretionary authority to vote on a proposal) are treated as present for purposes of determining the presence of a quorum. If a quorum is not present, the Sirius special meeting will be adjourned until a quorum is obtained.

CM Bermuda, which owns Sirius shares representing approximately 87% of the aggregate voting power of the Sirius shares as of the Sirius record date, has agreed to attend the Sirius special meeting and vote in favor of the approval of the merger proposal. As a result, we expect a quorum to be present.
Q:
What Third Point Re shareholder vote is required for the approval of each proposal at the Third Point Re special meeting?

A:
Approval of the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal requires the affirmative vote of at least a majority of the votes cast at the Third Point Re special meeting.

Q:
What Sirius shareholder vote is required for the approval of each proposal at the Sirius special meeting?

A:
The following are the vote requirements for the proposals:

•
Approval of the Merger Proposal:   The affirmative vote of a simple majority of the total voting power of the Sirius shares (which, for this purpose, includes the Sirius Series B Preference Shares voting together with the Sirius shares as a single class) is required to approve the merger proposal.

•
Approval of Sirius Compensation Proposal:   The affirmative vote of a majority of the votes cast at the Sirius special meeting by holders of Sirius shares is required to approve, on an advisory (non-binding) basis, the Sirius compensation proposal.

Q:
How many votes do Third Point Re shareholders have?

A:
Each holder of Third Point Re shares will be entitled to one vote for each share held on the Third Point Re record date on each proposal that will be voted upon at the Third Point Re special meeting.

As of the Third Point Re record date, there were [           ] outstanding Third Point Re shares. As of that date, approximately [           ]% of the outstanding Third Point Re shares were held by Third Point Re’s directors and executive officers.
Q:
How many votes do Sirius shareholders have?

A:
Each holder of Sirius shares is entitled to one vote for each Sirius share held on the Sirius record date. Each holder of Sirius Series B Preference Shares is entitled to a number of votes equal to the number of Sirius shares into which the Sirius Series B Preference Shares are then convertible as of the Sirius record date.

As of the Sirius record date, there were [           ] outstanding Sirius shares and [           ] outstanding Sirius Series B Preference Shares. As of the Sirius record date, each Sirius Series B Preference Share was convertible into one Sirius share.
Q:
What if I hold shares in both Third Point Re and Sirius?

A:
If you are both a Third Point Re shareholder and a Sirius shareholder, you will receive separate packages of proxy materials from each company. A vote as a Third Point Re shareholder for the approval of the share issuance proposal will not constitute a vote as a Sirius shareholder to approve the merger proposal, and vice versa. Therefore, please sign, date, mark and return all proxy cards and/or voting instructions that you receive from Third Point Re or Sirius, or submit them over the Internet or by telephone.

Q:
Are any Third Point Re shareholders already committed to vote in favor of any of the share issuance proposal to be considered and voted on at the Third Point Re special meeting?

A:
Yes. Daniel S. Loeb, The 2010 Loeb Family Trust, Third Point Advisors LLC, Third Point Opportunities Master Fund L.P. and the 2011 Loeb Family GST Trust (collectively, the “Loeb Entities”), have entered into a voting and support agreement with Third Point Re and Sirius, which we refer to as the “Loeb Entities voting agreement,” in which the Loeb Entities have agreed to vote their Third Point Re shares to approve the share issuance proposal. These shares represent approximately 9.3% of the issued and outstanding Third Point Re shares as of the Third Point Re record date. The Loeb Entities voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex B and is incorporated by reference into this Joint Proxy Statement/Prospectus.

Joshua L. Targoff, Joseph L. Dowling III, Rafe de la Gueronniere, Gretchen A. Hayes, Daniel V. Malloy, Mark Parkin and Siddhartha Sankaran (the “Board Members”), have entered into a voting and support agreement with Third Point Re and Sirius, which we refer to as the “Board Members voting agreement,” in which the Board Members have agreed to vote their Third Point Re shares to approve share issuance proposal. These shares represent approximately 3.5% of the issued and outstanding Third Point Re shares. The Board Members voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex C and is incorporated by reference into this Joint Proxy Statement/Prospectus.
Q:
Are any Sirius shareholders already committed to vote in favor of any of the proposals to be considered and voted on at the Sirius special meeting?

A:
Yes. CM Bermuda and CMIG International Holding Pte. Ltd. (“CMIH”) have entered into a voting and support agreement with Third Point Re and Sirius, which we refer to as the “CM Bermuda voting agreement,” in which CM Bermuda has agreed to vote its Sirius shares in favor of the approval of the merger proposal. These shares represent approximately 87% of the aggregate voting power of the Sirius shares as of the Sirius record date. The CM Bermuda voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex D and is incorporated by reference into this Joint Proxy Statement/Prospectus.

Q:
What if my bank, brokerage firm or other nominee holds my shares in “street name”?

A:
If you hold your shares in “street name” through a broker, bank or other nominee, you should have received access to this proxy material from your bank, broker or other holder of record with instructions on how to instruct the holder of record to vote your shares. If you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under the rules of NYSE or NASDAQ, as applicable. However, a broker cannot vote shares held in “street name” on matters designated as “non-routine” by NYSE or NASDAQ, as applicable, unless the broker receives voting instructions from the “street name” holder. It is expected that all proposals to be voted on at the Third Point Re special meeting and the Sirius special meeting are “non-routine” matters. Broker non-votes occur when a broker, bank or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a “street name” holder of Third Point Re shares and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal or the adjournment proposal. Shares represented by broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

If you are a “street name” holder of Sirius shares and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the merger proposal or the Sirius compensation proposal. Shares represented by broker non-votes will be counted in determining whether there is a quorum. Such broker non-votes, assuming a quorum is present:
•
will have the same effect as a vote “AGAINST” the merger proposal; and

•
will have no effect on the Sirius compensation proposal.

Q:
If I am a Third Point Re shareholder, how do I vote?

A:
Via completing your proxy over the Internet or Phone

If you are a holder of Third Point Re shares as of the Third Point Re record date, telephone and Internet voting is available 24 hours a day through 11:59 p.m. on [•], 2020. Whether you hold your shares directly as the shareholder of record or beneficially own your shares in street name, you may direct your vote without attending the special general meeting by voting in one of the following manners:
•
Internet:   Go to the website listed on your proxy card or voting instruction card and follow the instructions there. You will need the control number included on your proxy card or voting instruction form.

•
Telephone:   Dial the number listed on your proxy card or your voting instruction form. You will need the control number included on your proxy card or voting instruction form.

Both the telephone and Internet voting systems have easy-to-follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you are voting your Third Point Re shares by telephone or Internet, you should have on hand when you call or access the website, as applicable, the Notice of Special General Meeting, the proxy card or voting instruction card. If you vote by telephone or Internet, you do not need to return your proxy card to us.
By Mail
If you hold Third Point Re shares directly in your name as a shareholder of record (that is, if your Third Point Re shares are registered in your name with Computershare, Third Point Re’s transfer agent), you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided. Third Point Re must receive your proxy card no later than the close of business on [•] 2020.
If you hold Third Point Re shares in “street name,” meaning through a bank, brokerage firm, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your bank, brokerage firm, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your bank, brokerage firm, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.
In Person
While we encourage holders of Third Point Re shares to vote by proxy, you also have the option of voting your Third Point Re shares in person at the Third Point Re special meeting. If your Third Point Re shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to such Third Point Re shares and you have the right to attend the Third Point Re special meeting and vote in person, subject to compliance with the procedures described below. If your Third Point Re shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such Third Point Re shares. As such, in order to vote in person, you must obtain and present at the time of admission a properly executed proxy from the shareholder of record (i.e., your bank, brokerage firm or other nominee) giving you the right to vote the Third Point Re shares.
Please carefully consider the information contained in this Joint Proxy Statement/Prospectus and, whether or not you plan to attend the Third Point Re special meeting, vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Third Point Re special meeting.
We encourage you to complete your proxy via the Internet or by telephone. If you attend the Third Point Re special meeting, you may also submit your vote in person, in which case any votes that you previously submitted — whether via the Internet, by telephone or by mail — will be superseded by the vote that you cast at the Third Point Re special meeting. To vote in person at the Third Point Re special meeting, beneficial owners who hold shares in “street name” through a bank, brokerage firm, nominee or other holder of record will need to contact the bank, brokerage firm, nominee or other holder of record to obtain a legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Third Point Re special meeting, your shares will be voted at the Third Point Re special meeting in the manner set forth in this Joint Proxy Statement/Prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 p.m. (Bermuda Time) on [                 ], 2020, or Third Point Re’s agent must receive your paper proxy card by mail no later than the close of business on [                 ], 2020.
Q:
If I am a Sirius shareholder, how do I vote?

A:
Via the Internet or by Telephone

If you hold Sirius shares or Sirius Series B Preference Shares directly in your name as a shareholder of record (that is, if your Sirius shares or Sirius Series B Preference Shares, as the case may be, are registered in your name with Continental Stock Transfer & Trust Company, Sirius’s transfer agent), you may vote via the Internet at www.proxyvote.com or by telephone by calling the toll-free number on the back of your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 p.m. (U.S. Eastern Time) the day before the Sirius special meeting.
If you hold Sirius shares or Sirius Series B Preference Shares in “street name,” meaning through a bank, brokerage firm, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your bank, brokerage firm, nominee or other holder of record. Please follow the voting instructions provided by your bank, brokerage firm, nominee or other holder of record with these materials.
By Mail
If you hold Sirius shares or Sirius Series B Preference Shares directly in your name as a shareholder of record (that is, if your Sirius shares or Sirius Series B Preference Shares, as the case may be, are registered in your name with Continental Stock Transfer & Trust Company, Sirius’s transfer agent), you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided. Your proxy card must be received no later than the close of business on the day prior to the date of the Sirius special meeting.
If you hold Sirius shares or Sirius Series B Preference Shares in “street name,” meaning through a bank, brokerage firm, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your bank, brokerage firm, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your bank, brokerage firm, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.
In Person*
If you hold Sirius shares or Sirius Series B Preference Shares directly in your name as a shareholder of record (that is, if your Sirius shares or Sirius Series B Preference Shares, as the case may be, are registered in your name with Continental Stock Transfer & Trust Company, Sirius’s transfer agent), you may vote in person at the Sirius special meeting. Shareholders of record also may be represented by another person at the Sirius special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the inspector of election with the applicable ballot at the Sirius special meeting.
If you hold Sirius shares or Sirius Series B Preference Shares in “street name,” meaning through a bank, brokerage firm, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the Sirius special meeting. To request a legal proxy, please contact your bank, brokerage firm, nominee or other holder of record.
Please carefully consider the information contained in this Joint Proxy Statement/Prospectus and, whether or not you plan to attend the Sirius special meeting, vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Sirius special meeting.
We encourage you to register your vote via the Internet or by telephone. If you attend the Sirius special meeting, you may also submit your vote in person, in which case any votes that you previously submitted — whether via the Internet, by telephone or by mail — will be superseded by the vote that you cast at the Sirius special meeting. To vote in person at the Sirius special meeting, beneficial owners who hold shares in “street name” through a bank, brokerage firm, nominee or other holder of record will need to contact the bank, brokerage firm, nominee or other holder of record to obtain a legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Sirius special meeting, your shares will be voted at the Sirius special meeting in the manner set forth in this Joint Proxy Statement/Prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 p.m. (U.S. Eastern Time) the day before the Sirius special meeting, or Sirius’s agent must receive your paper proxy card by mail no later than the close of business on the day prior to the date of the Sirius special meeting.
*Sirius is actively monitoring coronavirus (COVID-19) developments and related guidance issued by public health authorities. If it is determined to be advisable or required, Sirius may hold a virtual-only special general meeting via live webcast. If this step is taken, Sirius will announce the decision to do so in advance, and details on how to participate will be posted on Sirius’s website and filed with the Securities and Exchange Commission as additional proxy materials.
Q:
What do I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this Joint Proxy Statement/Prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are held in more than one name, you will receive more than one proxy card. In addition, if you are a holder of record of both Third Point Re shares, on the one hand, and Sirius shares or Sirius Series B Preference Shares, on the other hand, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instructions you receive, or submit each proxy or voting instruction by telephone or Internet by following the instructions on your proxy cards or the voting instruction.

Q:
What if I fail to vote or abstain?

A:
For purposes of each of the Third Point Re special meeting and the Sirius special meeting, an abstention occurs when a holder of Third Point Re shares, Sirius shares or Sirius Series B Preference Shares attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” vote.

Third Point Re
Share Issuance Proposal:   If you submit a proxy card on which you indicate that you abstain from voting, your Third Point Re shares will not be voted, although it will count for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the share issuance proposal, they will have the same effect as negative votes or votes against the share issuance proposal. Broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) are not considered shares entitled to vote and therefore will have no effect on the share issuance proposal.
Loeb Share Issuance Proposal:   If you submit a proxy card on which you indicate that you abstain from voting, your Third Point Re shares will not be voted, although it will count for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the Loeb share issuance proposal, they will have the same effect as negative votes or votes against the Loeb share issuance proposal. Broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) are not considered shares entitled to vote and therefore will have no effect on the Loeb share issuance proposal.
Bye-Laws Proposal:   If you submit a proxy card on which you indicate that you abstain from voting, your Third Point Re shares will not be voted, although it will count for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the bye-laws proposal, they will have the same effect as negative votes or votes against the bye-laws proposal. Broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) are not considered shares entitled to vote and therefore will have no effect on the bye-laws proposal.
Name Change Proposal:   If you submit a proxy card on which you indicate that you abstain from voting, your Third Point Re shares will not be voted, although it will count for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the name change proposal, they will have the same effect as negative votes or votes against the name change proposal. Broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) are not considered shares entitled to vote and therefore will have no effect on the name change proposal.
Adjournment Proposal:   If you submit a proxy card on which you indicate that you abstain from voting, your Third Point Re shares will not be voted, although it will count for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the adjournment proposal, they will have the same effect as negative votes or votes against the adjournment proposal. Broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) are not considered shares entitled to vote and therefore will have no effect on the adjournment proposal.
Sirius
Merger Proposal:   An abstention has the same effect as a vote cast against the merger proposal although it will count for purposes of determining whether there is a quorum. Accordingly, assuming a quorum is present, a Sirius shareholder’s abstention from voting, the failure of a Sirius shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Sirius shareholder’s other failure to vote will have the same effect as a vote cast against the proposal.
Sirius Compensation Proposal:   An abstention is not considered a vote cast although it will count for purposes of determining whether there is a quorum. Accordingly, assuming a quorum is present, a Sirius shareholder’s abstention from voting, the failure of a Sirius shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Sirius shareholder’s other failure to vote will have no effect on the Sirius compensation proposal.
Q:
What will happen if I sign and return my proxy or voting instruction card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Third Point Re shares represented by your proxy will be voted as recommended by the Third Point Re board with respect to that proposal, and the Sirius shares or Sirius Series B Preference Shares represented by your proxy will be voted as recommended by the Sirius board with respect to that proposal.

Q:
How will I receive the merger consideration to which I am entitled?

A:
The form of election will be made available to holders of Sirius shares on the same day as this Joint Proxy Statement/Prospectus. The form of election enables holders of Sirius shares to choose to make either a cash election, a Share & CVR election or a mixed election with respect to each of their Sirius shares eligible to receive the merger consideration. Holders of Sirius shares have until 5:00 p.m., Bermuda time, on the date that is ten business days prior to the date of the closing of the merger, which we refer to as the “election deadline,” to make their election and return their completed election forms, along with any share certificates held, to the paying agent. If a holder of Sirius shares holds Sirius shares through a bank, broker or other nominee, such bank, broker or other nominee, as applicable, will provide that shareholder with instructions on how to make an election.
With respect to Sirius shares that are held in certificated form, the delivery of the share certificates, together with the properly completed form of election, will be effected only upon delivery to the paying agent of the physical certificates representing the Sirius shares to which such form of election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Sirius. With respect to Sirius shares that are held in book-entry form, the holder should follow the instructions in the form of election in order to make an election.
See “Transaction Summary — Procedures for Election.”
Q:
What happens if I sell my Third Point Re shares after the Third Point Re record date but before the Third Point Re special meeting?

A:
The Third Point Re record date (the close of business on [           ], 2020) is earlier than the date of the Third Point Re special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your Third Point Re shares after the Third Point Re record date but before the date of the Third Point Re special meeting, you will retain your right to vote at the Third Point Re special meeting.

Q:
What happens if I sell my Sirius shares after the Sirius record date but before the Sirius special meeting?

A:
The Sirius record date (the close of business on [           ], 2020) is earlier than the date of the Sirius special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your Sirius shares after the Sirius record date but before the date of the Sirius special meeting, you will retain your right to vote at the Sirius special meeting. However, you will not have the right to receive the merger consideration to be received by Sirius shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:
May I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised.

If you are a Third Point Re shareholder, you may change your vote or revoke your proxy by (a) delivering to Third Point Re a written notice of revocation of your proxy c/o Secretary, Third Point Reisurance Ltd., Point House, 3 Waterloo Lane, Pembroke, Bermuda HM 08, (b) delivering to Third Point Re an authorized proxy (including a proxy over the Internet or by telephone) bearing a later date than your original proxy and mailing it so that it is received prior to the Third Point Re special meeting or (c) attending the Third Point Re special meeting and voting in person. Any written proxy revocation or new authorized proxy must be received before the start of the Third Point Re special meeting.
If you are a Sirius shareholder, you may change your vote or revoke your proxy by (a) delivering to Sirius a written notice of revocation of your proxy c/o Secretary, Sirius International Insurance Group, Ltd., 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda, (b) delivering to Sirius an authorized proxy (including a proxy over the Internet or by telephone) bearing a later date than your original proxy and mailing it so that it is received prior to the Sirius special meeting or (c) attending the Sirius special meeting and voting in person. Any written proxy revocation or new authorized proxy must be received before the start of the Sirius special meeting.
Attendance at the Third Point Re special meeting or Sirius special meeting, as applicable, alone will not revoke any proxy. If not revoked, the proxy will be voted at the Third Point Re special meeting or Sirius special meeting, as applicable, in accordance with your instructions.
If your shares are held in an account at a bank, brokerage firm or other nominee and you have delivered your voting instruction card to your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to change your vote.

Q:
May I transfer my Sirius shares once I have made an election?

A:
No. If an election has been made for any of your Sirius shares, and such election has not been properly revoked, such shares may not be transferred.

Q:
If I hold physical share certificates of Sirius shares, should I send in my share certificates now?

A:
If you hold physical stock certificates of Sirius shares, please deliver to the exchange agent by the election deadline a properly completed form of election, including the stock certificate representing your Sirius shares. The form of election will be made available to holders of Sirius shares on the same day as this Joint Proxy Statement/Prospectus. See “Transaction Summary — Procedures for Election.”

Q:
How do I obtain the voting results from the special general meeting?

A:
Preliminary voting results will be announced at the Third Point Re special meeting and Sirius special meeting. In addition, within four business days following certification of the final voting results, each of Third Point Re and Sirius intends to file the final voting results of its special general meeting with the SEC on Form 8-K.

Q:
Whom should I contact if I have any questions about these materials or voting?

A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting instructions or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact the proxy solicitation agent for Third Point Re or Sirius’s Investors Relations department, as applicable, as set forth below:

Third Point Re Shareholders
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 705-8315
Banks and Brokers may call collect: (212) 750-5833

Sirius Shareholders
Sirius Group, Investor Relations
Phone: 212-312-2525
E-mail: Investor.Relations@siriusgroup.com
If your shares are held “street name,” through a bank, brokerage firm or other nominee, you should contact such bank, brokerage firm or other nominee if you need to obtain voting instruction cards or have questions on how to vote your shares.

SUMMARY
This summary highlights selected information contained elsewhere in this Joint Proxy Statement/Prospectus and may not contain all the information that may be important to you. Accordingly, we encourage you to read this Joint Proxy Statement/Prospectus carefully and in its entirety, including the annexes hereto, the documents incorporated by reference herein and the registration statement to which this Joint Proxy Statement/Prospectus relates, including the exhibits thereto. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also “Where You Can Find More Information.”
Parties to the Transaction (Page 83)
Third Point Reinsurance Ltd.
Third Point Re is a Bermuda exempted holding company limited by shares. Through its reinsurance subsidiaries, Third Point Re provides property and casualty reinsurance products to insurance and reinsurance companies worldwide. Its goal is to deliver attractive equity returns to its shareholders by combining profitable reinsurance underwriting with superior investment management provided by Third Point LLC, its investment manager and the investment manager of Third Point Enhanced LP (“TP Fund”).
Third Point Re’s senior management team has significant leadership and underwriting experience in the reinsurance industry. Third Point Re believes that its experience and long-standing relationships with its insurance and reinsurance company clients, reinsurance brokers, insurance regulators and rating agencies are an important competitive advantage. Third Point Re offers a broad range of reinsurance products while maintaining a disciplined underwriting approach. During periods of extremely competitive or soft reinsurance market conditions, Third Point Re intends to be selective with regard to the amount and type of reinsurance it writes and conserve its risk-taking capital for periods when market conditions are more favorable from a pricing and terms and conditions perspective.
Third Point Re was incorporated on October 6, 2011, completed its initial capitalization transaction in December 2011 and commenced underwriting business on January 1, 2012.
In August 2013, Third Point Re completed an initial public offering. Third Point Re’s common shares are listed on the NYSE under the symbol “TPRE.”
Third Point Re’s principal executive office is located at Point House, 3 Waterloo Lane, Pembroke, Bermuda HM 08 (telephone number: (441) 542-3300).
This Joint Proxy Statement/Prospectus incorporates important business and financial information about Third Point Re from other documents that are not included in or delivered with this Joint Proxy Statement/Prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Sirius International Insurance Group, Ltd.
Sirius is a Bermuda exempted holding company limited by shares and incorporated and organized in 2006. Sirius has $2.5 billion in total capital as of December 31, 2019, and provides multi-line insurance and reinsurance on a worldwide basis through its subsidiaries (collectively with Sirius, “Sirius Group”). As of December 31, 2019, Sirius Group had $6.4 billion of total assets and $1.6 billion of common shareholders’ equity. Sirius Group wrote $1.9 billion and $1.8 billion in gross written premiums and $1.5 billion and $1.4 billion in net written premiums in 2019 and 2018, respectively.
Sirius Group has a highly diversified portfolio carefully assembled over 75 years with nearly 2,000 clients in approximately 150 countries. Together, Sirius’s primary operating subsidiaries are responsible for the execution of over 8,000 treaties and accounts. Sirius Group’s key insurance and reinsurance subsidiaries include Sirius Bermuda Insurance Company Ltd. (“Sirius Bermuda”), Sirius International Insurance Corporation (“Sirius International”), Sirius America Insurance Company (“Sirius America”), Sirius International Corporate Member Limited, a Lloyd’s of London (“Lloyd’s”) Corporate Member, and Sirius Global Solutions Holding Company (“Sirius Global Solutions”). In addition, Sirius International sponsors

Lloyd’s Syndicate 1945 (“Syndicate 1945”) and Sirius International Corporate Member participates in the Lloyd’s market, which in turn provides underwriting capacity to Syndicate 1945.
In addition to the key insurance and reinsurance subsidiaries, Sirius Group owns two managing general underwriters (“MGUs”), International Medical Group, Inc. (“IMG”) and ArmadaCorp Capital, LLC (“Armada”). IMG is a full service MGU that has been an award-winning provider of global health and travel insurance benefits and assistance service for over 25 years. IMG offers a full, innovative line of international medical insurance products, trip cancellation programs, medical management services and 24/7 emergency medical and travel assistance. For 2019 and 2018, IMG produced $204 million and $175 million of gross written premiums, respectively, the vast majority of which are written on Sirius Group paper. Armada, through ArmadaCare and ArmadaHealth, serves as a supplemental medical insurance MGU that markets and underwrites its signature UltimateHealth supplemental health product designed for C-Suite executives, as well as PlenaHealth and ComplaMed, which are targeted towards broader segments of the workforce. For 2019 and 2018, Armada produced $128 million and $120 million of gross written premiums, respectively.
On January 1, 2020, Sirius Group completed an internal reorganization to optimize its operations, better serve its clients and make it more nimble and efficient. Sirius Group classifies its business into four reportable segments — Global Reinsurance, Global Accident & Health (“Global A&H”), U.S. Specialty, and Runoff & Other.
•
Global Reinsurance consists of Sirius Group’s underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance;

•
Global A&H consists of Sirius Group’s global accident and health insurance and reinsurance underwriting business along with IMG and Armada, which provide supplemental healthcare and medical travel insurance products as well as related administration services;

•
U.S. Specialty consists of Sirius Group’s specialty insurance product offerings, which includes Environmental, Surety, and Workers’ Compensation. In April 2020, Sirius decided to exit the Surety business due to competitive market conditions in that business line and the recent economic downturn which presented new risks and challenges for this line of business; and

•
Runoff & Other consists of the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks environmental risks and other long-tailed liability exposures.

In 1980, Sirius America (formerly known as Folksamerica Reinsurance Company) commenced business as a New York domiciled insurance and reinsurance company. Since its formation, Sirius America has grown organically and through strategic acquisitions. In the mid-1990’s Sirius America was acquired by White Mountains Insurance Group Ltd. (“White Mountains”). In 2004, White Mountains acquired Sirius International which was joined with Sirius America to form the Sirius Group. Sirius America has offices in New York; Norwalk, Connecticut; and Toronto, Canada.
Until 2016, Sirius was a subsidiary of White Mountains. On April 18, 2016, CMIH, through its Bermuda holding company CM Bermuda, purchased Sirius Group and its subsidiaries from White Mountains for approximately $2.6 billion. In 2017, Sirius expanded its accident and health primary business capabilities in the United States via the acquisition of IMG, which offered Sirius Group additional access to health products that are complementary to its global product offerings, as well as growth opportunities in Europe and Asia, and via the acquisition of Armada which offered Sirius Group additional health products that improve the efficiency and effectiveness of how its clients access the healthcare system. In addition to growing in accident and health insurance, Sirius Group further expanded its primary insurance platform launching its primary Surety and Environmental insurance platforms in the United States in late 2017. In mid-2018, Sirius Group began writing primary casualty insurance through Pie Insurance Holdings, Inc. (“Pie Insurance”), a start-up specializing in a data driven approach to workers compensation insurance, where we also have a minority investment and carrier relationship. In addition to these primary insurance platforms, Sirius Group re-entered the broker market for U.S. casualty reinsurance treaties written on a proportional and excess of loss basis in 2017.

On November 5, 2018, Sirius Group merged with Easterly pursuant to a definitive agreement and plan of merger, which resulted in Sirius Group becoming a publicly listed company. Following such merger, Sirius shares are traded on the NASDAQ under the symbol “SG.”
Sirius is headquartered in Hamilton, Bermuda. Sirius’s principal executive offices are located at 14 Wesley Street, Hamilton, Bermuda HM 11; its telephone number is (441) 278-3140; and its website is www.siriusgroup.com.
Yoga Merger Sub Limited
Merger Sub was formed as a Bermuda exempted company limited by shares and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.
Merger Sub’s principal executive office is located at Point House, 3 Waterloo Lane, Pembroke, Bermuda HM 08 (telephone number: (441) 542-3300).
The Merger (Page 85)
Third Point Re, Merger Sub and Sirius have entered into the merger agreement. Subject to the terms and conditions of the merger agreement, and in accordance with applicable law, Merger Sub will be merged with and into Sirius, with Sirius continuing as the surviving company and a wholly owned subsidiary of Third Point Re. Upon completion of the merger, Sirius shares will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer as the “Exchange Act.”
A copy of the merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.
What Sirius Shareholders Will Receive in the Merger
The merger agreement provides that, at the effective time of the merger, each issued and outstanding Sirius share, (other than (a) Sirius shares that are owned by it as treasury shares and any Sirius shares that are owned immediately prior to the effective time of the merger by, or on behalf of, Sirius, Third Point Re, Merger Sub or any other direct or indirect subsidiary of Sirius or Third Point Re, which will automatically be canceled and cease to exist and be outstanding, (b) Sirius shares owned by shareholders who did not vote in favor of the merger, complied with all of the provisions of the Companies Act concerning the right of Sirius shareholders to require appraisal of their Sirius shares pursuant to the Companies Act and did not fail to perfect such right for appraisal or deliver an appraisal withdrawal, which are discussed in the section of this Joint Proxy Statement/Prospectus entitled “— Dissenting Shares” and (c) Sirius shares that are subject to Sirius equity awards, which are discussed in the section of this Joint Proxy Statement/Prospectus entitled “— Treatment of Sirius Equity Awards”) will automatically be canceled and converted into, and will thereafter represent the right to receive, one of the following three consideration options at the shareholders’ election (“merger consideration”), in each case, without interest, net of applicable withholding taxes:
1.
$9.50 in cash (a “cash election”);

2.
0.743 of a TPRE Common Share and one CVR (“a “Share & CVR election”), which, taken together, guarantee that on the second anniversary of the closing date of the merger, each shareholder making the Share & CVR election will have received equity and cash of at least $13.73 per share; or

3.
(i) $0.905 in cash, (ii) a number of TPRE Common Shares equal to or greater than 0.496 TPRE Common Shares and less than or equal to 0.548 TPRE Common Shares as described in the following paragraph, (iii) a number of Series A Preference Shares equal to or greater than 0.106 Series A Preference Shares and less than or equal to 0.117 Series A Preference Shares as described in the following paragraph, (iv) 0.190 of a Warrant and (v) $0.905 aggregate principal amount of an Upside Right (a “mixed election”).

The TPRE Common Shares and Series A Preference Shares in the mixed election consideration will be subject to a collar based on the volume weighted average price of the TPRE Common Shares on the NYSE measured on a cumulative basis over the 15-day VWAP. Holders of Sirius shares making the mixed election will receive, for each Sirius share, 0.548 TPRE Common Shares and 0.117 Series A Preference Shares if the 15-day VWAP is less than $7.74, and receive 0.496 TPRE Common Shares and 0.106 Series A Preference Shares if the 15-day VWAP is greater than $8.56. If the 15-day VWAP is greater than or equal to $7.74 but less than or equal to $8.56, holders of Sirius shares making the mixed election will receive, for each Sirius share, a number of TPRE Common Shares between 0.496 and 0.548 equal to $4.245 divided by the 15-day VWAP, and a number of Series A Preference Shares between 0.106 and 0.117 equal to $0.905 divided by the 15-day VWAP. Accordingly, the actual number of shares and the value of the TPRE Common Shares and Series A Preference Shares delivered to holders of Sirius shares making the mixed election will depend on the 15-day VWAP. The value of the TPRE Common Shares and Series A Preference Shares delivered for each such Sirius share may be greater than, less than or equal to $4.245 and $0.905, respectively.
In connection with the merger, and pursuant to the terms of the applicable form of waiver agreement, certain management holders of Sirius shares (the “electing holders”) agreed to make a Share & CVR election with respect to each Sirius share held by such holders, but irrevocably agreed to waive the right to receive each CVR that would otherwise be received at the effective time of the merger with respect to each such Sirius share (the “waiver”). In exchange for the waiver, within ten days following the closing of the merger, each electing holder will receive a number of fully vested non-voting restricted TPRE Common Shares equal to (x)(A) $13.00 less (B) the product of the 15-day VWAP multiplied by 0.743, multiplied by (y) the number of CVRs waived pursuant to the waiver, divided by (z) the 15-day VWAP. These restricted TPRE Common Shares will no longer be restricted as of the second anniversary of the closing of the merger.
CM Bermuda has agreed to make a mixed election.
No fractional TPRE Common Shares or Series A Preference Shares will be issued in the merger. Sirius shareholders will receive cash, without interest, in lieu of any such fractional shares.
Treatment of Sirius Equity Awards in the Merger
At the effective time of the merger, Sirius equity awards that are outstanding immediately prior to the effective time of the merger will generally be treated in the manner described below, without any action on the part of the holder thereof.
Treatment of Sirius Options
Each Sirius option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger, will cease to represent a right to acquire Sirius shares and will be converted into a right and option to acquire TPRE Common Shares (each, an “assumed option”), on the same terms and conditions as were applicable under any such Sirius option (including applicable vesting, exercise and expiration provisions and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger). The number of TPRE Common Shares subject to each such Sirius option will equal the number of Sirius shares subject to each such Sirius option multiplied by the quotient of $13.00 divided by the 15-day VWAP, and the assumed option will have an exercise price per share equal to the per share exercise price specified in such Sirius option divided by the quotient of $13.00 divided by the 15-day VWAP.
Treatment of Sirius Restricted Stock Unit Awards
Each Sirius RSU Award that is outstanding immediately prior to the effective time of the merger will be assumed by Third Point Re and converted into a restricted stock unit award (each, an “assumed RSU award”) relating to a number of TPRE Common Shares equal to the number of Sirius shares underlying the Sirius RSU Award multiplied by the quotient of $13.00 divided by the 15-day VWAP. Each such assumed RSU award will continue to have the same terms and conditions as applied to the corresponding Sirius RSU Award immediately prior to the effective time of the merger (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger).

Actions of Sirius and Third Point Re
The board of directors of each of Sirius and Third Point Re has approved the foregoing treatment of the Sirius equity awards and adopted resolutions to give effect to such treatment.
Information About the Third Point Re Special Meeting (Page 71)
Meeting
The Third Point Re special meeting is scheduled to be held at Point House, 3 Waterloo Lane, Pembroke HM 08, Bermuda, on [           ], 2020 at [           ].
At the Third Point Re special meeting, Third Point Re shareholders will be asked to consider and vote on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal.
Pursuant to the voting agreements, (i) the Loeb entities, which hold approximately 9.3% of the issued and outstanding Third Point Re shares as of the Third Point Re record date and (ii) the Board Members, who hold approximately 3.5% of the issued and outstanding Third Point Re shares as of the Third Point Re record date, have agreed to vote their Third Point Re shares, in favor of the share issuance proposal. For additional information regarding the voting agreement, see “Other Agreements Related to the Merger — Voting Agreements.”
Record Date
The Third Point Re board has fixed the close of business on [           ], 2020 as the record date for the Third Point Re special meeting. Only holders of record of Third Point Re shares as of the Third Point Re record date will be entitled to notice of, and to vote at, the Third Point Re special meeting or any adjournment or postponement thereof. As of the Third Point Re record date, there were a total of [      ] Third Point Re shares outstanding.
As of the Third Point Re record date, approximately [           ]% of the outstanding Third Point Re shares were held by Third Point Re directors and executive officers and their affiliates. We currently expect that Third Point Re’s directors and executive officers will vote their Third Point Re shares in favor of the share issuance proposal, although only the Board Members and the Loeb Entities have entered into an agreement obligating them to do so. We also expect that Third Point Re’s directors and executive officers will vote their Third Point Re shares in favor of the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal.
Quorum
Two or more persons present in person throughout the Third Point Re special meeting and representing, in person or by proxy, in excess of 50% of the total issued Third Point Re shares throughout the Third Point Re special meeting will constitute a quorum for the vote on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal. Abstentions and broker non-votes (where a bank, brokerage firm or other nominee does not exercise discretionary authority to vote on a proposal) are treated as present for purposes of determining the presence of a quorum. If a quorum is not present, the Third Point Re special meeting will be adjourned until a quorum is obtained.
Required Vote
Approval of the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Third Point Re special meeting and entitled to vote on the share issuance proposal the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal. If you are a beneficial owner of Third Point Re shares entitled to vote and fail to vote or fail to instruct your bank, brokerage firm or nominee to vote, it will have no effect on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal or the adjournment proposal, assuming a quorum is present. If you are a Third Point Re shareholder and you sign, date, and return your proxy or voting instructions to abstain, your Third Point Re shares will not be voted, although it will count for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal or the adjournment proposal, they will have the same effect as negative votes or votes against the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal or the adjournment proposal.
Information About the Sirius Special Meeting (Page 78)
Meeting
The Sirius special meeting will be held on [           ], 2020, at [           ], located at [        ], at [           ], local time. At the Sirius special meeting, Sirius shareholders will be asked to consider and vote on the following proposals:
•
to approve the merger proposal; and

•
to approve, on an advisory (non-binding) basis, the Sirius compensation proposal.

Record Date
The Sirius board has fixed the close of business on [           ], 2020, as the record date for determination of the shareholders entitled to vote at the Sirius special meeting or any adjournment or postponement of the Sirius special meeting. Only holders of record of Sirius shares and holders of record of Sirius Series B Preference Shares at the Sirius record date are entitled to receive notice of, and to vote at, the Sirius special meeting or any adjournment or postponement of the Sirius special meeting. As of the Sirius record date, there were [       ] Sirius shares outstanding and [       ] Sirius Series B Preference Shares. Each holder of Sirius shares is entitled to one vote for each Sirius share owned at the Sirius record date, and each holder of Sirius Series B Preference Shares is entitled to a number of votes equal to the number of Sirius shares into which the Sirius Series B Preference Shares are then convertible as of the Sirius record date. As of the Sirius record date, each Sirius Series B Preference Share was convertible into one Sirius share.
Quorum
The presence of two or more persons present in person and representing, in person or by proxy, in excess of 50% of the total issued voting shares of Sirius throughout the meeting is required for a quorum. Abstentions and broker non-votes (where a bank, brokerage firm or other nominee does not exercise discretionary authority to vote on a proposal) are treated as present for purposes of determining the presence of a quorum. If a quorum is not present, the Sirius special meeting will be adjourned until a quorum is obtained.
Required Vote
To approve the merger proposal the affirmative vote of a simple majority of the total voting power of the Sirius shares (which, for this purpose, includes the Sirius Series B Preference Shares voting together with the Sirius shares as a single class) is required. Sirius cannot complete the merger unless its shareholders approve the merger proposal. An abstention has the same effect as casting a vote against the merger proposal. Assuming a quorum is present, a Sirius shareholder’s abstention from voting, the failure of a Sirius shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Sirius shareholder’s other failure to vote will have the same effect as casting a vote against the merger proposal.
To approve, on an advisory (non-binding) basis, the Sirius compensation proposal, the affirmative vote of a majority of the votes cast at the Sirius special meeting by holders of Sirius shares is required. An abstention is not considered a vote cast. Assuming a quorum is present, a Sirius shareholder’s abstention from voting, the failure of a Sirius shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Sirius shareholder’s other failure to vote will have no effect on the outcome of any vote to approve the Sirius compensation proposal.
Third Point Re’s Reasons for the Transaction and Recommendation (Page 96)
On August 6, 2020, after careful consideration and consultation with its advisors, all members of the board of directors of Third Point Re, which we refer to as the “Third Point Re board,” approved the merger, the merger agreement and the statutory merger agreement. Moreover, the members of the Third Point Re board unanimously determined that the merger and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Third Point Re. The Third Point Re board unanimously recommends to the Third Point Re shareholders that they vote “FOR” the share issuance proposal in connection with the merger. For the factors considered by the Third Point Re board in reaching this decision, see “Transaction Summary — Third Point Re’s Reasons for the Transaction and Recommendation of the Third Point Re Board.”
The Third Point Re board unanimously recommends that Third Point Re shareholders vote “FOR” the Loeb share issuance proposal, “FOR” the bye-laws proposal, “FOR” the name change proposal and “FOR” the adjournment proposal. See “Transaction Summary — Third Point Re’s Reasons for the Transaction and Recommendation of the Third Point Re Board.”
Sirius’s Reasons for the Transaction and Recommendation (Page 99)
After careful consideration and consultation with members of Sirius’s senior management, as well as Sirius’s outside financial and legal advisors, the Sirius board unanimously determined that the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Sirius and Sirius’s shareholders and unanimously adopted resolutions approving and adopting the merger agreement, the statutory merger agreement, and consummation of the merger and the other transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement. The Sirius board unanimously recommends that Sirius shareholders vote “FOR” the merger proposal. For the factors considered by the Sirius board in reaching this decision, see “Information About the Sirius Special Meeting and Proposals — Sirius Proposal I: Merger Proposal.”
The Sirius board unanimously recommends that Sirius shareholders vote “FOR” the Sirius compensation proposal. See “Information About the Sirius Special Meeting and Proposals — Sirius Proposal II: Sirius Non-Binding Compensation Advisory Proposal.”
Opinion of J.P. Morgan Securities LLC, Financial Advisor to Third Point Re (Page 110)
Pursuant to an engagement letter, dated August 4, 2020, Third Point Re retained J.P. Morgan Securities LLC, which we refer to as “J.P. Morgan,” as its financial advisor in connection with the proposed merger.
At the meeting of the Third Point Re board on August 5, 2020, J.P. Morgan rendered its oral opinion to the Third Point Re board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the aggregate merger consideration to be paid by Third Point Re in the proposed merger was fair, from a financial point of view, to Third Point Re. J.P. Morgan confirmed its August 5, 2020 oral opinion by delivering its written opinion, dated August 6, 2020, to the Third Point Re board that, as of such date, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to Third Point Re.
The full text of the written opinion of J.P. Morgan, dated August 6, 2020, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex E to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. Third Point Re shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Third Point Re board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the aggregate merger consideration in the proposed merger and did not address any other aspect of the proposed merger. The opinion does not constitute a recommendation to any shareholder of Third Point Re as to how such shareholder should vote with respect to the proposed merger or any other matter. For a description of the opinion that the Third Point Re board received from J.P. Morgan, see the section entitled “Opinion of J.P. Morgan Securities LLC, Financial Advisor to Third Point Re” beginning on page 110.
Opinion of Barclays Capital Inc., Financial Advisor to Sirius (page 118)
Sirius engaged Barclays Capital, Inc., which we refer to as “Barclays,” to act as its financial advisor in connection with the merger and with respect to pursuing strategic alternatives for Sirius, including any capitalization strategies, such as raising capital through a rights offering, and a possible sale of Sirius, pursuant to an engagement letter dated on March 3, 2020, as amended on August 3, 2020. On August 6, 2020, Barclays rendered its oral opinion (which was subsequently confirmed in writing on August 6, 2020) to the Sirius board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration, in the aggregate, to be offered to the holders of the Sirius shares (collectively) in the merger is fair, from a financial point of view, to such holders of Sirius shares.
The full text of Barclays’ written opinion, dated as of August 6, 2020, is attached as Annex F to this Joint Proxy Statement/Prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety.
For a further discussion of Barclays’ opinion, see the section entitled “Transaction Summary — Opinion of Barclays Capital Inc., Financial Advisor to Sirius.”
Key Terms of the Merger Agreement (Page 164)
Conditions to the Completion of the Merger (See Page 179)
The respective obligations of Sirius, Third Point Re and Merger Sub to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger of the following conditions:
•
Sirius having obtained the approval of its shareholders with respect to the merger proposal at a meeting of its shareholders and Third Point Re having obtained the approval of its shareholders with respect to the share issuance proposal at a meeting of its shareholders;

•
the required consents, approvals, licenses, permits, orders, qualifications or waivers from, or filings, notifications or registrations with, or other actions by or authorizations of any applicable governmental authority (see the section of this Joint Proxy Statement/Prospectus entitled “The Merger — Regulatory Approvals” beginning on page 141 for more information on the required governmental approvals) having been made or obtained and being in full force and effect;

•
the applicable waiting period, together with any extension thereof, under the HSR Act having expired or been terminated;

•
no law or order (whether temporary, preliminary or permanent) having been enacted, issued or enforced by any court or governmental authority of competent jurisdiction that is in effect and that prevents or prohibits the consummation of the merger;

•
the TPRE Common Shares issuable in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance;

•
the registration statement of which this Joint Proxy Statement/Prospectus forms a part having been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened; and

•
each of the Investment Management Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the CVR Agreement, the Warrant Agreement and the Series A Preference Shares Certificate of Designation having been duly executed by the parties thereto and being in full force and effect.

In addition, the obligations of Third Point Re and Merger Sub to effect the merger are further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger of the following conditions:
•
the representations and warranties of Sirius (i) with respect to its capitalization and the absence of any material adverse effect since January 1, 2020 through the date of the merger agreement must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the merger agreement and as of the closing date of the merger as though made as of the closing date of the merger, (ii) with respect to its organization and standing, authorization, board approval, shareholder voting requirements, anti-takeover statutes and the absence of undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement must be true and correct in all material respects (without regard to any materiality qualifiers specified therein) as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in the merger agreement, other than those sections specifically identified in clauses (i) or (ii), must be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import) as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Sirius;

•
Sirius must have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger;

•
Third Point Re must have received certificates signed on behalf of Sirius by an executive officer of Sirius to the effect that the conditions described in the two immediately preceding bullets have been satisfied; and

•
Since the date of the merger agreement, there having not occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on Sirius.

Furthermore, the obligations of Sirius to effect the merger are further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger of the following conditions:
•
the representations and warranties of Third Point Re (i) with respect to its capitalization and the absence of any material adverse effect since January 1, 2020 through the date of the merger agreement must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the merger agreement and as of the closing date of the merger as though made as of the closing date of the merger, (ii) with respect to its organization and standing, authorization, board approval, shareholder voting requirements, anti-takeover statutes and the absence of undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement must be true and correct in all material respects (without regard to any materiality qualifiers specified therein) as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in the merger agreement, other than those sections specifically identified in clauses (i) or (ii), must be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import) as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Third Point Re;
•
Third Point Re and Merger Sub must have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger;

•
Sirius must have received certificates signed on behalf of Third Point Re and Merger Sub by an executive officer of Third Point Re to the effect that the conditions described in the two immediately preceding bullets have been satisfied; and

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Since the date of the merger agreement, there having not occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on Third Point Re.

For the purposes of the merger agreement, a “material adverse effect” with respect to either of Sirius or Third Point Re will be deemed to occur if any event, change, circumstance, effect, development or state of facts has occurred that has had or would reasonably be likely to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the applicable company and its subsidiaries, taken as a whole.
The effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of any of the following will not be taken into account in determining whether a material adverse effect has occurred:
•
general political or economic conditions (including changes in interest rates or exchange rates) or securities, credit, financial or capital markets conditions, in each case in the United States or any foreign jurisdiction;

•
changes or conditions generally affecting the industries or businesses, or segments thereof, in which Sirius or Third Point Re (as the case may be) operate or in which products or services of the Sirius or Third Point Re (as the case may be) are used or distributed;

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any change in applicable law, generally accepted accounting principles in the United States of America “GAAP” or applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) “SAP” (or authoritative interpretation of any of the foregoing) or the enforcement thereof;

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any acts of war, armed hostilities, sabotage, cyber-attacks or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism;

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earthquakes, wildfires, tornados, hurricanes, floods or other natural disasters; and

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any contagion event, including COVID-19, or any worsening of a contagion event or related matters existing as of the date of the merger agreement, or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any governmental authority in response thereto;

except, in each case, to the extent that such event, change, circumstance, effect, development or state of facts affects Sirius or Third Point Re (as the case may be) in a materially disproportionate manner when compared to the effect on other businesses engaged in their industry (and, with respect to contagion events, relates solely to insurance policies written after April 1, 2020).
In addition, the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of any of the following will not be taken into account in determining whether a material adverse effect has occurred:
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the negotiation, execution, announcement, pendency or performance of the merger agreement and the identity of, or any other facts or circumstances specifically and particularly related to the other party and its affiliates, including

•
effects relating to compliance with covenants contained in the merger agreement or the failure to take any action as a result of any restrictions or prohibitions set forth in the merger agreement; and

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any adverse effect caused by the impact on the relationships with customers, suppliers, distributors, partners, governmental authorities or employees or shortfalls or declines in revenue, margins or profitability;

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any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

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the credit, financial strength or claims paying or other ratings, in and of itself;

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any matter set forth in the disclosure letters; and

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any action taken or omitted to be taken at the request of the other party.

Termination of the Merger Agreement (See Page 182)
The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger, whether before or after receipt of the requisite approvals of the Sirius and Third Point Re shareholders (except as otherwise expressly noted), under any of the following circumstances:
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by the mutual written consent of Sirius and Third Point Re duly authorized by each of their respective boards of directors;

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by either Sirius or Third Point Re:

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if the merger has not been consummated on or prior to May 6, 2021 (as such date may be extended under the terms of the merger agreement, being referred to in this Joint Proxy Statement/Prospectus as the “walk-away date”), except that if on such date the condition related to regulatory approvals or the condition related to laws or orders (as a result of an order relating to antitrust laws) are the only conditions to the merger that have not been satisfied or waived on or before such date, Sirius or Third Point Re may unilaterally extend the walk-away date to August 6, 2021, except that the right to terminate the merger agreement pursuant to the provision described in this bullet will not be available to any party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement, its failure to act in good faith or its failure to use its reasonable best efforts to consummate the transactions contemplated by the merger agreement has been a principal cause of the failure of the merger to be consummated on or prior to such date;

•
if any governmental authority of competent jurisdiction has issued or entered an order permanently preventing or prohibiting the merger, and such order has become final and nonappealable, except that the right to terminate the merger agreement pursuant to the provision described in this bullet will not be available to any party if it has failed to use its reasonable best efforts to remove, contest, resolve or lift, as applicable, such order or it has failed to use its reasonable best efforts to satisfy the conditions to closing and consummate the merger;

•
if the shareholder approval of Sirius with respect to the merger proposal has not been obtained at a special general meeting of Sirius shareholders duly convened therefor or at any adjournment or postponement thereof; or

•
if the shareholder approval of Third Point Re with respect to the share issuance proposal has not been obtained at a special general meeting of Third Point Re shareholders duly convened therefor or at any adjournment or postponement thereof:

•
by Third Point Re, if Sirius has breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of certain conditions to the obligations of Third Point Re to consummate the merger to be satisfied and which is not reasonably capable of being cured prior to the walk-away date, or if reasonably capable of being cured, has not been cured by the earlier of the walk-away date and 30 days after its receipt of written notice of such breach or failure to perform, except that Third Point Re may not terminate the merger agreement under this provision if it is then in breach of any of its representations, warranties, obligations or agreements, which breach would give rise to the failure of certain conditions to the obligations of Sirius to consummate the merger to be satisfied;
•
by Sirius:

•
if Third Point Re has breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of certain conditions to the obligations of Sirius to consummate the merger to be satisfied and which is not reasonably capable of being cured prior to the walk-away date, or if reasonably capable of being cured, has not been cured by the earlier of the walk-away date and 30 days after its receipt of written notice of such breach or failure to perform, except that Sirius may not terminate the merger agreement under this provision if it is then in breach of any of its representations, warranties, obligations or agreements, which breach would give rise to the failure of certain conditions to the obligations of Third Point Re to consummate the merger to be satisfied; or

•
with the prior written consent of CM Bermuda and CMIH (as a result of certain covenants given by Sirius in that certain Transaction Matters Letter Agreement, dated August 6, 2020, by and among Sirius, Third Point Re, CM Bermuda and CMIH (the “Transaction Matters Letter Agreement”)), if, prior to obtaining the approval of the Third Point Re shareholders with respect to the share issuance proposal, the board of directors of Third Point Re effects an adverse recommendation change.

Termination Fee (See Page 183)
In the event of the termination of the merger agreement, written notice of such termination will be given to the other party specifying the provision thereof pursuant to which such termination is made, and the merger agreement will forthwith become null and void (other than certain sections that survive termination of the merger agreement) and there will be no liability on the part of any party or its directors, officers and affiliates, other than, as liability may exist pursuant to the provisions that will survive the termination of the merger agreement. In addition, no termination will relieve any party to the merger agreement from liability for any willful and material breach of the merger agreement or fraud on the part of such party.
Sirius will be obligated to pay to Third Point Re a termination fee of $50,000,000 in the event that the merger agreement is terminated by either Third Point Re or Sirius due to the failure to obtain the shareholder approval of Sirius with respect to the merger proposal at a special general meeting of Sirius shareholders duly convened therefor or at any adjournment or postponement thereof.
Third Point Re will be obligated to pay to Sirius a termination fee of $50,000,000 in the event that the merger agreement is terminated by Sirius due to the board of directors of Third Point Re effecting an adverse recommendation change.
Third Point Re will be obligated to pay to Sirius a termination fee of $40,000,000 in the event that the merger agreement is terminated by either Third Point Re or Sirius due to the failure to obtain the shareholder approval of Third Point Re with respect to the share issuance proposal at a special general meeting of Third Point Re shareholders duly convened therefor or at any adjournment or postponement thereof.
Any such termination fee will be payable within two business days after the date of termination of the merger agreement in the relevant circumstances.
Expenses (See Page 183)
Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees and expenses. Sirius has agreed to reimburse CM Bermuda and CMIH for certain legal expenses incurred prior to the date of the merger agreement, and to pay certain of CM Bermuda’s and CMIH’s legal expenses incurred after the date of the merger agreement and prior to the effective time of the merger. In addition, Third Point Re has agreed to pay, or cause to be paid, the fees and expenses payable to CMIH’s financial advisor, Goldman Sachs (Asia) L.L.C.

Rights of Sirius Shareholders Will Change as a Result of the Merger (Page 337)
Sirius shareholders will have different rights once they become Third Point Re shareholders due to differences between the organizational documents of Sirius and Third Point Re. These differences are described in more detail under “Comparison of Rights of Third Point Re Shareholders and Sirius Shareholders.”
Other Agreements Related to the Merger (Page 143)
Transaction Agreement
On September 4, 2020, Third Point Re entered into the Transaction Agreement, by and among Third Point Re and the Preference Shareholders. Pursuant to the terms of the Transaction Agreement, the Preference Shareholders will exchange their existing Sirius Series B Preference Shares for new Series B preference shares, par value $0.10, of Third Point Re (the “SiriusPoint Series B Preference Shares”) and, at Third Point Re’s election, for a cash payment (as described below), upon consummation of the merger.
Third Point Re has agreed to use commercially reasonable efforts to have the SiriusPoint Series B Preference Shares listed on the NYSE within 120 days from the closing of the merger. In exchange for the SiriusPoint Series B Preference Shares, the Preference Shareholders have also agreed to toll certain potential claims they may have against Sirius from the date of the Transaction Agreement until the closing of the merger or the earlier termination of the Transaction Agreement, and, upon the closing of the merger, have agreed to release such potential claims. Pursuant to the Transaction Agreement, Third Point Re has agreed to provide the Preference Shareholders with registration rights for their SiriusPoint Series B Preference Shares. Third Point Re has agreed to file a shelf registration statement on Form S-3 promptly, and no later than 120 days, following closing of the merger. The Preference Shareholders may use the shelf registration statement to undertake an unlimited number of shelf takedowns, including underwritten offerings, so long as any takedown is reasonably expected to result in aggregate gross cash proceeds in excess of $25 million. The Preference Shareholders are also entitled to piggyback registration rights if at any time Third Point Re registers SiriusPoint Series B Preference Shares for its own account, subject to customary “cut-back” exceptions. The registration rights sets forth customary registration procedures, including an agreement by Third Point Re to make its management reasonably available to participate in road show presentations in connection with any underwritten offering. Third Point Re will be responsible for all registration expenses, including expenses incurred by Third Point Re, in connection with the registration, offer and sale of securities pursuant to the registration rights, except for selling commissions or underwriting discounts and transfer taxes applicable to such sale. Third Point Re also agreed to indemnify the Preference Shareholders with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to Third Point Re for use in a registration statement by the Preference Shareholders. The Transaction Agreement will automatically terminate if (i) the merger agreement is terminated in accordance with its terms without the merger being consummated or (ii) the merger is not consummated by the outside date, as extended in the merger agreement. The Preference Shareholders will have the option to terminate the Transaction Agreement if the merger is not consummated by August 6, 2021. The Transaction Agreement also contains customary representations, warranties and covenants.
The SiriusPoint Series B Preference Shares to be issued to the Preference Shareholders will have an aggregate liquidation preference of approximately $260 million, less any cash payment that Third Point Re determines in its sole discretion to make to the Preference Shareholders at the closing of the merger, which amount cannot exceed $60 million, unless it represents full repayment of the total liquidation preference amount. Dividends on the SiriusPoint Series B Preference Shares will be cumulative and payable quarterly in arrears at an initial rate of 8.00%. To the extent the SiriusPoint Series B Preference Shares are not listed on the NYSE within 120 days of the closing of the merger, the dividend rate will increase by 1.00%, unless the NYSE does not permit the SiriusPoint Series B Preference Shares to be listed. The dividend rate will reset on each five-year anniversary of issuance at a rate equal to the 5-year U.S. treasury rate at such time plus a spread, which spread will be equal to the difference between 8.00% and the 5-year U.S. treasury rate at the closing of the merger. The SiriusPoint Series B Preference Shares are perpetual. The SiriusPoint Series B Preference Shares will provide for redemption rights by Third Point Re (i) in whole, or in part, on each five-year anniversary at 100%, (ii) in whole, but not in part, (a) upon certain rating agency events, at 102%,

(b) upon certain capital disqualification events, at 100%, and (c) upon certain tax events, at 100%. The Preference Shareholders will have no voting rights under the SiriusPoint Series B Preference Shares unless dividends have not been paid for six dividend periods, whether or not consecutive, in which case the holders of the SiriusPoint Series B Preference Shares will have the right to elect two directors.
Amended and Restated Exempted Limited Partnership Agreement
On August 6, 2020, Third Point Re, Third Point Reinsurance Company Ltd. (“Third Point Re BDA”) and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”) entered into the Third Amended and Restated Exempted Limited Partnership Agreement (“LPA”) of Third Point Enhanced LP (the “Enhanced Fund”) with Third Point Advisors LLC (“TP GP”), which will become effective at the effective time of the merger (the “Effective Time”). In accordance with the LPA, TP GP will continue to serve as the general partner of Enhanced Fund. Third Point Re BDA and Third Point Re USA will continue as limited partners (together with any other affiliates or subsidiaries of Third Point Re that may invest in the Enhanced Fund on or after the Effective Time, the “Limited Partners”).
The LPA will require that TP GP shall maintain its Capital Account (as defined in the LPA) with the Enhanced Fund at all times at a level equal to at least 10% of the aggregate of all Partners’ Capital Accounts (the “Minimum GP Holding Level”). Prior to or contemporaneous with accepting any Capital Contributions (as defined in the LPA) from prospective or existing Limited Partners as of the Effective Time, TP GP shall make additional Capital Contributions in such amounts so that its Capital Account satisfies the Minimum GP Holding Level, as adjusted based on the expected aggregate of all Partners’ Capital Accounts after giving effect to such prospective or existing Partners’ Capital Contributions. TP GP shall provide Third Point Re with information concerning the balance of the General Partner’s Capital Account upon reasonable request.
In accordance with the investment guidelines under the LPA, the underlying investment portfolio of the Enhanced Fund will be managed on a basis that is substantially equivalent to Third Point Offshore Master Fund L.P., which is managed by Third Point LLC, but with increased exposures through the use of additional financial leverage. As compared to the Third Point Offshore Master Fund L.P., the Enhanced Fund shall generally have increased exposure to investments. The leverage of the Enhanced Fund will be managed based on the terms of the LPA to generally target a “leverage factor” of (a) one and one half times (1.5x) for liquid securities and (b) one time (1x) for investments in illiquid securities and ABS securities, in each case, as determined by TP GP in its sole discretion. In addition, pursuant to the LPA, TP GP will be required to apply the following limitations for the Enhanced Fund: (1) Composition of Investments: at least 60% of the investment portfolio will be held in debt and equity securities of publicly traded companies and governments of the Organization of Economic Co-operation and Development (“OECD”) high income countries, asset backed securities, cash, cash equivalents and gold and other precious metals; (2) Concentration of Investments: other than cash, cash equivalents and United States government obligations, the Enhanced Fund’s total exposure to any one issuer or entity will constitute no more than 15% (multiplied by the “leverage factor”) of the investment portfolio’s total exposure; and (3) Net Exposure Limits: the net exposure may not exceed two times net asset value for more than 10 trading days in any 30-trading day period. Net exposure represents the short exposure subtracted from the long exposure in a given category.
The Limited Partners may withdraw their investment, in full or in part, upon the occurrence of certain events specified in the LPA and may withdraw their investment in full on the fifth anniversary of the Effective Time with one years’ prior notice and each successive two-year anniversary of such date. The term of the Enhanced Fund shall continue until the occurrence of certain events described in the LPA.
With respect to each of the Limited Partners, TP GP will receive incentive allocations. An incentive allocation will crystallize as of each December 31, each withdrawal date that a Limited Partner effects a withdrawal, other than December 31, in respect of the amount withdrawn and if the Enhanced Fund is dissolved on a date other than December 31, the termination date (each an “Incentive Allocation Period”). Reallocation of a Limited Partner’s capital account as of a crystallization date will be divided between the limited partner and the TP GP as follows: 20% of the result of (x) the Net Increase (as defined in the LPA) (if any) of the Capital Account of a Limited Partner during such Incentive Allocation Period, minus (y) the Management Fee (as defined in the LPA) debited from such Capital Account for such Incentive Allocation Period, minus (z) such Partner’s Loss Recovery Account (as defined in the LPA) balance for such Incentive

Allocation Period, shall be reallocated to TP GP (the “Incentive Allocation”). TP GP, in its discretion, may elect to reduce, waive or calculate differently the Incentive Allocation, with respect to any Limited Partner.
For the Incentive Allocation Period ending on December 31, 2020, the performance of certain fixed income and other investments held by Third Point Re BDA and Third Point Re USA and managed by the Investment Manager under the Amended and Restated Collateral Assets Investment Management Agreement among Third Point LLC, Third Point Re and Third Point Re USA, dated as of May 24, 2019 (the “Collateral Assets IMA”), will be considered when calculating the Incentive Allocation and Loss Recovery Account amounts under the terms of the Second Amended and Restated Limited Partnership Agreement.
If any TP Fund (as defined in the LPA) lowers the management fee rate or incentive allocation rate for any share classes existing as of the Effective Time or if any TP Fund offers any new share class that has the same liquidity terms as an existing share class but lower management fee rates or incentive allocation rate than the Enhanced Fund, then the Limited Partners will receive a proportionate decrease in the fee rates applicable to their investment in the Enhanced Fund. If any TP Fund offers any new share class that has equal or better liquidity terms or provides for different management fee terms or incentive compensation terms than the Enhanced Fund, then TP GP shall provide prompt written notice of the offering of such terms to Third Point Re. Upon receipt of such notice, Third Point Re may elect to change the compensation terms applicable to the Limited Partner’s investment in the Enhanced Fund to mimic such other management fee terms and/or incentive compensation terms. If Third Point Re does not make such election within 30 days of receiving notice of the terms offered, then, at Third Point Re’ request, the Investment Manager and Third Point Re will engage in good faith discussions to determine whether a change to the compensation arrangements under the LPA is appropriate.
The Second Amended and Restated Exempted Limited Partnership Agreement of the Enhanced Fund will terminate at the Effective Time.
Investment Management Agreement
Pursuant to an Investment Management Agreement between Third Point LLC (d/b/a Third Point Insurance Portfolio Solutions (“TPIPS”)) and Third Point Re, dated August 6, 2020 and effective as of the Effective Time (the “TPIPS IMA”), TPIPS will serve as investment manager to Third Point Re and provide investment advice with respect to the investable assets of Third Point Re following the merger, other than assets that Third Point Re may withdraw from time to time as working capital.
Assets managed by TPIPS under the TPIPS IMA (collectively, the “Account”) not invested in the Enhanced Fund will be invested in the “Sub-Advisory Portfolio” or the “Non-Sub-Advisory Portfolio.” The Sub-Advisory Portfolio will be managed by sub-advisor, generally recommended by TPIPS and in each case approved by Third Point Re. The Non-Sub-Advisory Portfolio will be managed by TPIPS directly in accordance with Third Point Re’s investment guidelines.
Pursuant to the TPIPS IMA, the Enhanced Fund will pay to Third Point LLC a fixed management fee, payable monthly in advance, equal to 1/12 of 0.06% of the fair value of Account assets (other than assets invested in the Enhanced Fund). Third Point Re will also bear expenses including brokerage, borrowing, trading and other investment expenses of the Account (such as expenses the Sub-Advisory Portfolio’s sub-advisors and any asset-based and performance-based compensation payable to such sub-advisors). The TPIPS IMA includes provisions limiting liability of TPIPS and its affiliates to specified circumstances and providing for indemnification by Third Point Re for certain losses suffered by TPIPS or its affiliates. No performance-based compensation will be paid to TPIPS by Third Point Re under the TPIPS IMA.
The TPIPS IMA may be terminated by Third Point Re as of the second anniversary of the Effective Time, with 30 days’ prior notice. If Third Point Re does not provide such notice, then the TPIPS IMA will continue for successive one-year periods, unless it is terminated by Third Point Re as of the end of any such one-year period with 30 days’ prior notice. During the initial two-year term and any one-year extension thereafter, Third Point Re may terminate the TPIPS IMA as of any month-end with 30 days’ prior notice, subject to a fee payable to TPIPS. The TPIPS IMA may be terminated by Third Point LLC as of any month-end with 120 days’ prior notice. The TPIPS IMA may be terminated by Third Point Re at any time after a

Cause Event (as defined in the TPIPS IMA) with 5 days’ notice or a Key Person Event (as defined in the TPIPS IMA) with 90 days’ notice.
The Collateral Assets IMA will terminate at the Effective Time.
Voting Agreements
The Loeb Entities entered into the Loeb Entities voting agreement, in which the Loeb Entities have agreed to vote their Third Point Re shares to approve the share issuance proposal. These shares represent approximately 9.3% of the issued and outstanding Third Point Re shares as of the Third Point Re record date. The Loeb Entities voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex B and is incorporated by reference into this Joint Proxy Statement/Prospectus.
The Board Members entered into the Board Members voting agreement, in which the Board Members have agreed to vote their Third Point Re shares to approve the share issuance proposal. These shares represent approximately 3.5% of the issued and outstanding Third Point Re shares as of the Third Point Re record date. The Board Members voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex C and is incorporated by reference into this Joint Proxy Statement/Prospectus.
CM Bermuda has entered into the CM Bermuda voting agreement, pursuant to which CM Bermuda has agreed to vote its Sirius shares in favor of the approval of the merger proposal. These shares represent approximately 87% of the aggregate voting power of the Sirius shares as of the Sirius record date. The CM Bermuda voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex D and is incorporated by reference into this Joint Proxy Statement/Prospectus.
Series A Preference Shares
At the Effective Time, Third Point Re will file with the Bermuda Registrar of Companies a certificate of designation for the Series A Preference Shares (the “Series A Preference Shares Certificate of Designation”). The Series A Preference Shares will rank pari passu with the TPRE Common Shares with respect to the payment of dividends or distributions. Each Series A Preference Share will have voting power equal to the number of TPRE Common Shares into which it is convertible, and the Series A Preference Shares and TPRE Common Shares will vote together as a single class with respect to any and all matters presented to the Third Point Re shareholders for their action or consideration. Upon the third anniversary of the Effective Time, as described in the Series A Preference Shares Certificate of Designation and pursuant to the analysis of an independent actuarial team, Third Point Re will calculate the total amount of its COVID-19 losses (such losses in excess of $51.1 million, the “TPRE Net COVID Loss”) and the total amount of Sirius’s COVID-19 losses (such losses in excess of $150 million, the “Sirius Net COVID Loss”). If Third Point Re’s COVID-19 losses are less than or equal to $51.1 million, the TPRE Net COVID Loss will equal $0, and if Sirius’s COVID-19 losses are less than or equal to $150 million, the Sirius Net COVID Loss will equal $0. Should the Sirius Net COVID Loss be greater than the TPRE Net COVID Loss, then a number of Series A Preference Shares will be forfeited equal to (x) the lesser of (i) the Sirius Net COVID Loss minus the TPRE Net COVID Loss and (ii) $100 million divided by (y) the volume weighted average price of the TPRE Common Shares (“VWAP”) measured over the thirty business day (where normal trading occurs on U.S. national and regional exchanges) (“Trading Day”) period prior to the date five business days after the date of calculation of the TPRE Net COVID Loss and Sirius Net COVID Loss (the “Final Adjustment Determination Date”). Should the TPRE Net COVID Loss be greater than the Sirius Net COVID Loss, then a number of TPRE Common Shares will be issued equal to (x) the TPRE Net COVID Loss minus the Sirius Net COVID Loss divided by (y) the 30-Trading Day VWAP during the period prior to the Final Adjustment Determination Date. On the business day immediately following the date on which either such adjustment occurs, all of the Series A Preference Shares will convert into TPRE Common Shares based on the conversion ratio of one Series A Preference Share to one TPRE Common Share, subject to the adjustment as set forth in the Series A Preference Shares Certificate of Designation.
Warrant Agreement
At the Effective Time, Third Point Re will enter into a warrant agreement (the “Warrant Agreement”). Pursuant to the Warrant Agreement, each Warrant will permit the holder thereof to purchase one TPRE

Common Share for $11.00 per share, subject to adjustment as set forth in the Warrant Agreement. The Warrants will be exercisable at any time after the Effective Time through the fifth anniversary of the Effective Time. If the Warrants are not exercised prior to expiration, the Warrants will expire without value.
Contingent Value Rights Agreement
At the Effective Time, Third Point Re will enter into a contingent value rights agreement (the “CVR Agreement”). Pursuant to the CVR Agreement, Third Point Re will issue CVRs representing the right to receive a contingent cash payment of (1) in the case of acceleration upon certain breaches of the CVR Agreement, $13.73 minus the volume weighted average price of the TPRE Common Shares measured over the 14 consecutive trading day period beginning on the date a breach is declared, multiplied by 0.743, (2) on the second anniversary (the “Maturity Date”) of the Effective Time, $13.73 minus the volume weighted average price of the TPRE Common Shares measured over the 14 consecutive trading day period prior to the Maturity Date multiplied by 0.743 and (3) in the case of redemption, the discounted present value of $13.73, discounted from the Maturity Date to the last day of the 14 consecutive trading day period beginning on the date of the redemption notice (“Redemption Valuation Period”), minus the volume weighted average price of the TPRE Common Shares measured over the Redemption Valuation Period multiplied by 0.743.
Upside Rights
At the Effective Time, Third Point Re will issue the Upside Rights. Pursuant to the Upside Rights, if (i) the last reported sales prices for each of thirty (30) consecutive trading days exceeds the target price of $20.00 (the “Target Price”), subject to adjustment, prior to the first anniversary of the Effective Time, or (ii) Third Point Re enters into a definitive agreement prior to the first anniversary of the Effective Time to consummate a change of control transaction and the per share consideration exceeds the Target Price, the principal amount of the Upside Rights will become immediately due and payable. Settlement of the Upside Rights will be in a number of TPRE Common Shares equal to $100 million divided by Third Point Re’s average share price determined using a 30-day VWAP, or in the case of a change of control transaction, the lesser of the per share consideration being offered in such change of control transaction and Third Point Re’s average share price determined using a 30-day VWAP.
Registration Rights Agreement
At the Effective Time, Third Point Re and CM Bermuda will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which CM Bermuda will be able to require Third Point Re, beginning after the lock-up period described below, to file one or more registration statements with the SEC covering the public resale of TPRE Common Shares beneficially owned by CM Bermuda. The rights of CM Bermuda and its permitted transferees under the Registration Rights Agreement will remain in effect with respect to all TPRE Common Shares covered by such agreement until such securities (a) are sold in a private transaction in which the transferor’s rights under the Registration Rights Agreement are not assigned to the transferee, (b) are sold pursuant to an effective registration statement, (c) are sold pursuant to Rule 144 or Rule 145 (or any similar provision then in force under the Securities Act), (d) may be sold pursuant to Rule 144 without any conditions, (e) with respect to any particular holder, such holder beneficially owns less than 2% of the TPRE Common Shares or (f) shall have ceased to be outstanding.
Demand Registration.   CM Bermuda will be able to request an unlimited number of registrations under the Securities Act of all or any portion of Third Point Re’s shares covered by the agreement, and Third Point Re will be obligated, subject to limited exceptions, to register such shares as requested by CM Bermuda. Subject to certain exceptions, Third Point Re may defer the filing of a registration statement after a demand request has been made if, at the time of such request, Third Point Re’s board determines that any pending or imminent event would require disclosure of material, non-public information in the registration statement for such registration statement not to be materially misleading and would not otherwise be required to be publicly disclosed by Third Point Re. Third Point Re will not be obligated to effect more than one demand registration in any 60-day period or a demand registration that would reasonably be expected to result in gross cash proceeds of less than $50 million.

Shelf Registration.   At any time after expiration of the applicable lock-up period, Third Point Re will be obligated, upon request by CM Bermuda to file a shelf registration statement to register all or any portion of the TPRE Common Shares covered by the Registration Rights Agreement. CM Bermuda may, at any time and from time to time, request that Third Point Re complete an unlimited number of shelf take-downs, subject to certain limited exceptions.
Piggy-Back Registration.   If at any time Third Point Re intends to file on its behalf or on behalf of any of its other securityholders a registration statement in connection with a public offering of any of Third Point Re’s securities on a form and in a manner that would permit the registration for offer and sale of the TPRE Common Shares held by CM Bermuda, CM Bermuda will have the right to include its TPRE Common Shares in that offering. CM Bermuda’s ability to participate in any such offering will be subject to market “cut-back” exceptions.
Registration Procedures; Expenses.   Third Point Re will be responsible for all registration expenses, including expenses incurred by Third Point Re, in connection with the registration, offer and sale of securities under the Registration Rights Agreement by CM Bermuda, except for selling commissions and transfer taxes applicable to such sale.
The Registration Rights Agreement will set forth customary registration procedures, including an agreement by Third Point Re to make its management reasonably available to participate in road show presentations in connection with any underwritten offerings. Third Point Re will also agree to indemnify CM Bermuda and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to Third Point Re for use in a registration statement by CM Bermuda or any permitted transferee.
The Registration Rights Agreement also includes a lock-up agreement, pursuant to which CM Bermuda agrees not to sell, transfer, hedge or otherwise dispose of its TPRE Common Shares during the period from the closing date through and including (i) the 225th day following the closing date with respect to one-third of its TPRE Common Shares, (ii) the 365th day following the closing date with respect to one-third of its TPRE Common Shares and (iii) the 450th day following the closing date with respect to one-third of its TPRE Common Shares.
Investor Rights Agreement
At the Effective Time, Third Point Re and CM Bermuda will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which CM Bermuda’s, its affiliates’ and its related persons’ voting power in Third Point Re will be capped at 9.9%, in accordance with the terms described in the Investor Rights Agreement and the Bye-Laws (as defined in the Investor Rights Agreement), and, for so long as CM Bermuda, its affiliates and its related persons beneficially own at least 9.9% of the TPRE Common Shares, CM Bermuda shall have the right to designate an observer to the board of Third Point Re. In addition, for so long as CM Bermuda and its affiliates and its related persons beneficially own at least 9.9% of the TPRE Common Shares, they will be subject to certain customary standstill restrictions. CM Bermuda’s board observer right and the standstill restrictions will terminate on the later of the 450th day after the merger and the date on which CM Bermuda or one of its affiliates or related persons no longer has a representative designated by CM Bermuda or one of its affiliates or related persons serving as a director on the Third Point Re board.
Financing of the Transaction (Page 142)
Debt Commitment Letter
In connection with entering into the Merger Agreement, Third Point Re entered into a commitment letter (the “Debt Commitment Letter”), dated as of August 6, 2020, with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which JPMorgan committed to provide a senior unsecured bridge loan facility in an aggregate principal amount of up to $125,000,000 plus (at Third Point Re’s election) an amount sufficient to fund any original issue discount or upfront fees in connection with the syndication thereof (the “Bridge Facility”) to finance the merger. The Bridge Facility may be reduced at Third Point Re’s option or with the proceeds of certain equity, debt or equity-linked securities issued by Third Point Re or its subsidiaries, as more particularly set forth in the Term Sheet (as defined in the Debt Commitment Letter). The obligation of JPMorgan to provide the Bridge Facility is subject to a number of customary conditions, including execution and delivery of certain definitive documentation. Third Point Re will pay certain fees and expenses in connection with the Bridge Facility.
Equity Commitment Letter
On August 6, 2020, Third Point Re, Third Point Opportunities Master Fund Ltd. and Daniel S. Loeb entered into an equity commitment letter (the “Equity Commitment Letter”), pursuant to which Third Point Opportunities Master Fund Ltd. has committed, subject to the conditions set forth in the Equity Commitment Letter and the Merger Agreement, to purchase TPRE Common Shares that, together with the number of TPRE Common Shares held by Third Point Opportunities Master Fund Ltd. and Mr. Loeb (whether directly or indirectly through one or more of his Affiliates or family members) collectively as of the Effective Time, equals 9.5% of the TPRE Common Shares issued and outstanding as of immediately following the Effective Time (rounded to the nearest share) (the “Maximum Percentage”). Third Point Opportunities Master Fund Ltd. will purchase such TPRE Common Shares at a price per share (the “Price”) equal to the lower of (i) $7.9828 (the “Initial Price”) and (ii) the product obtained by multiplying (A) 0.6 times Third Point Re’s fully diluted book value per share, which will be equal to the lower of (A) Third Point Re’s fully diluted book value per share disclosed in the most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed by Third Point Re prior to the Effective Time and (B) the best estimate of Third Point Re’s fully diluted book value per share as of the last day of the month immediately preceding the Effective Time, as certified by Third Point Re’s Chief Financial Officer (the “Adjusted Price”), up to a maximum aggregate purchase price of $53,000,000. However, if the Price is equal to the Adjusted Price, then the Maximum Percentage will be equal to the sum of 9.5% plus an additional amount which, expressed as a percentage, will be equal to (i) 0.04 times (ii) the quotient of (a) the Initial Price minus the Adjusted Price divided by (b) the Initial Price. The funding of the commitment under the Equity Commitment Letter applies to any TPRE Common Shares purchased by the Third Point Opportunities Master Fund Ltd. and Mr. Loeb (whether directly or indirectly through one or more of his Affiliates or family members) after the date the Equity Commitment Letter becomes effective until such time as the commitment has been fully discharged. The obligation of Third Point Opportunities Master Fund Ltd. to fund the commitment terminates upon the earliest to occur of (a) the termination of the Merger Agreement, (b) the date that is within 30 days following the Termination Date, and (c) the closing date (at which time the obligations of Third Point Opportunities Master Fund Ltd. thereunder will be discharged).
Regulatory Approvals Required for the Merger (Page 141)
Under the HSR Act, Third Point Re and Sirius are required to file notifications with the United States Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the United States Department of Justice, which we refer to as the “Antitrust Division,” and to observe a mandatory premerger waiting period before completing the merger. On September 17, 2020, Third Point Re, Sirius, CM Bermuda, CMIH and China Minsheng Investment Group Corp., Ltd. (“CMIG”) filed premerger notifications with the FTC and the Antitrust Division.
The merger agreement provides that the merger is also subject to approvals by the New York State Department of Financial Services, the New Hampshire Insurance Department, the Tennessee Department of Commerce and Insurance, the Swedish Financial Supervisory Authority, the Australian Treasury and the Australian Prudential Regulation Authority, the U.K. Prudential Regulation Authority, the U.K. Financial Conduct Authority, the Hong Kong Insurance Authority and the Bermuda Monetary Authority (the “BMA”) (if required). On September 4, 2020, Third Point Re and Sirius submitted the required filings and notifications to the insurance regulators named above as part of the process to obtain the necessary regulatory clearances.
The merger cannot be completed until after the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws and the insurance laws and regulations of the jurisdictions listed above.

Material U.S. Federal Income Tax Consequences of the Merger (Page 149)
For U.S. holders (as such term is defined below under “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of the merger consideration in exchange for Sirius shares pursuant to the merger is expected to be a taxable transaction for U. S. federal income tax purposes, though this will depend on the composition and value of the different components of the merger consideration received at the closing of the merger. Sirius shareholders should consult their tax advisors regarding the particular tax consequences of the exchange of Sirius shares for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the U.S. federal income tax consequences of the merger to Sirius shareholders, see “Material U.S. Federal Income Tax Consequences of the Merger.”
Interests of Third Point Re’s Directors and Executive Officers in the Merger (Page 132)
You should be aware that, aside from their interests as Third Point Re shareholders, certain of Third Point Re’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Third Point Re shareholders generally. The Third Point Re board was aware of these interests and considered them, among other matters, in approving the merger agreement and in making its recommendation that you approve the merger and vote in favor of the merger proposal. These interests are described below.
Each of the Third Point Re directors, other than Mr. Mahmud, are party to the TPRE director voting agreement. As of the Third Point Re record date, such directors collectively beneficially owned approximately 3.5% of the outstanding Third Point Re shares and collectively held approximately 3.5% of the aggregate voting power of the Third Point Re shares.
Third Point Re director Mr. Targoff is the Partner, Chief Operating Officer and General Counsel of Third Point LLC. Third Point LLC or affiliates thereof are party to the Equity Commitment Letter, Investment Management Agreement, Limited Partnership Agreement and Loeb Entities voting agreement entered into in connection with the transaction. The Loeb Entities voting agreement, among other things, requires that certain affiliates of Third Point LLC vote their Third Point Re shares to approve the issuance of TPRE Common Shares in connection with the merger.
In connection with the merger, the Compensation Committee of the Board of Directors of Third Point Re approved the implementation of a retention program, the components of which include the potential enhancement of the executive officers’ rights with respect to severance, equity compensation and annual bonuses. As of the date of this Joint Proxy Statement/Prospectus, Third Point Re has not identified the executive officers who are eligible to participate in the retention program, and therefore has not entered into individual arrangements with any executive officers pursuant to this retention program.
In addition, in connection with the merger, Third Point Re entered into an employment agreement with Siddhartha Sankaran, pursuant to which Mr. Sankaran has been appointed Chairman of the Board of Directors of Third Point Re as of the signing of the merger agreement, and will be appointed President and Chief Executive Officer of the surviving company following the closing of the merger, and pursuant to which Mr. Sankaran will receive awards of Third Point Re equity compensation at and following the closing of the merger.
These interests are discussed in more detail in “Transaction Summary — Interests of Third Point Re’s Directors and Executive Officers in the Merger.”
The Third Point Re board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that the holders of Third Point Re shares vote “FOR” the share issuance proposal, “FOR” the Loeb share issuance proposal, “FOR” the bye-laws proposal, “FOR” the name change proposal and “FOR” the adjournment proposal.
Interests of Sirius’s Directors and Executive Officers in the Merger (Page 133)
Members of the Sirius board and Sirius’s executive officers have various interests in the merger that may be in addition to, or different from, the interests of Sirius’s shareholders generally. You should keep this in mind when considering the recommendation of the Sirius board that you approve the merger and vote in favor of the merger proposal. The members of the Sirius board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Sirius shareholders adopt the merger agreement. These interests are described below.
The merger agreement provides that with respect to all outstanding options and restricted share unit awards (“RSU awards”) under Sirius’s equity plans, including those held by Sirius’s executive officers and directors, as a result of the merger:
•
each option, whether vested or unvested, will cease to represent a right to acquire Sirius common shares and will be converted into a right and option to acquire TPRE common shares, on the same terms and conditions as were applicable under any such Sirius option;

•
each RSU award, whether settled in Sirius common shares or cash, will be assumed by Third Point Re and converted into a restricted share unit award relating to a specified number of TPRE common shares; and

•
each outstanding restricted share held by Sirius non-employee directors will become vested and automatically be canceled and converted into, and will thereafter represent the right to receive, the assumed merger consideration.

Sirius maintains the Sirius International Insurance Group, Ltd. Severance and Change in Control Plan (the “Sirius Executive Severance Plan”), in which certain of Sirius’s executives participate, including each of Sirius’s executive officers. The Sirius Executive Severance Plan provides severance benefits to executive officers of Sirius in the event that their respective employment is terminated without “cause” or if the executive resigns for “good reason” (each such termination, a “Qualifying Termination”), and such executive complies with his or her restrictive covenant agreement with Sirius. The Sirius Executive Severance Plan provides that, to the extent that Mr. Oberting’s or Ms. Cramér Manhem’s employment agreements provide additional severance protections, they will continue to receive the employment agreement severance protections to the extent they do not result in duplicative benefits under the Executive Severance Plan. Under their respective employment agreements, Mr. Oberting and Ms. Cramér Manhem have certain additional severance protections and entitlements in connection with a Qualifying Termination.
Sirius previously awarded certain of its executive officers a cash-based retention award, one-half of which vested on March 15, 2020. The unvested portion of these cash retention awards are scheduled to vest and be paid on or prior to March 15, 2021, subject to continued employment on such vesting date. In the event of a Qualifying Termination prior to either vesting date, the vesting and payment of the full award will be accelerated. In the event of a termination of employment that is not a Qualifying Termination, any unvested portion of the award will be forfeited and any portion of the award vested within 12 months prior to such termination or resignation will be required to be repaid. On July 16, 2020, Sirius entered into letter agreements with each of Mr. Oberting and Mr. Boxer, which provide that the unpaid portion of their respective retention bonuses ($1,530,000 for Mr. Oberting and $500,000 for Mr. Boxer) will be paid on the earlier to occur of December 31, 2020 or the effective time of the merger, subject to repayment if the award is later forfeited.
Generally, awards under Sirius’s annual cash incentive program are payable in March of the year following the year to which the award relates. On July 16, 2020, Sirius entered into letter agreements with each of Mr. Oberting and Mr. Boxer which provide that each executive will be paid his cash incentive opportunity for the 2020 calendar year ($1,000,000 for Mr. Oberting and $700,000 for Mr. Boxer) on the earlier to occur of December 31, 2020 or the effective time of the merger.
Certain directors and officers of Sirius will have rights to indemnification from Third Point Re after the effective time of the merger.
These interests are described in further detail under “Transaction Summary — Interests of Sirius’s Directors and Executive Officers in the Merger” and “The Merger Agreement — Indemnification and Insurance.”

Voting by Third Point Re’s Directors and Executive Officers
As of September 17, 2020, the directors and executive officers of Third Point Re beneficially owned, in the aggregate, 5,449,275 Third Point Re shares, which represents approximately 5.7% of the outstanding Third Point Re shares. Other than Mr. Mahmud, who as of September 17, 2020 owns 24,376 Third Point Re shares, which represent less than 1% of the aggregate voting power of the Third Point Re shares, each of the Third Point Re directors have entered into the Board Member voting agreement, which, among other things, obligates such directors to vote their Third Point Re shares to approve the share issuance proposal.
Voting by Sirius’s Directors and Executive Officers
As of September 17, 2020, Sirius directors and executive officers and their affiliates beneficially owned and had the right to vote 321,859 Sirius shares at the Sirius special meeting, which represent less than 1% of the aggregate voting power of the Sirius shares entitled to vote on the merger at the Sirius special meeting.
It is expected that Sirius’s directors and executive officers will vote their shares “FOR” the merger proposal and “FOR” the Sirius compensation proposal.
Dissenters’ Rights of Sirius Shareholders (Page 186)
Sirius shareholders are entitled to appraisal rights if such Sirius shareholder (i) did not vote in favor of the merger, (ii) complied with all of the provisions of the Companies Act concerning the rights of Sirius shareholder to require appraisal of their Sirius shares pursuant to the Companies Act and (iii) did not fail to perfect such right to appraisal or deliver an appraisal withdrawal. At the effective time of the merger, any Sirius shares held by a Sirius shareholder that perfected its appraisal rights pursuant to the foregoing sentence will be automatically canceled and, unless otherwise required by applicable law, converted into the right to receive the merger consideration. In the event that the fair value of a dissenting share as appraised by the Supreme Court of Bermuda is greater than the merger consideration, any holder of dissenting shares will be entitled to receive from the surviving company in the merger such difference by payment in cash made within one month after the final determination by the Supreme Court of Bermuda of the fair value of such Sirius shares. A Sirius shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. In the event that a Sirius shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisals, such shareholder will be deemed to have made a cash election with respect to such dissenting shares, and such dissenting shares will be deemed to have become exchangeable solely for the right to receive the merger consideration available to those Sirius shareholders making the cash election, without interest any subject to any required withholding of taxes.
Comparison of Rights of Third Point Re Shareholders and Sirius Shareholders (Page 337)
The rights of the holders of Third Point Re’s shares are governed by Third Point Re’s current memorandum of association, which we refer to as the “Third Point Re memorandum of association,” and amended and restated bye-laws, which we refer to as the “Third Point Re bye-laws.” The rights of the holders of the Series A Preference Shares are additionally governed by the Series A Preference Shares Certificate of Designation. The rights of the Sirius shareholders are governed by Sirius’s current memorandum of association and amended and restated bye-laws. Upon the completion of the merger, the rights of the Sirius shareholders that make either a Share & CVR election or a mixed election will be governed by the Third Point Re memorandum of association and, if approved at the Third Point Re special meeting, the SiriusPoint Ltd. Bye-laws, and will differ in some respects from their rights under Sirius’s memorandum of association and amended and restated bye-laws. For more information regarding a comparison of such rights, see “Comparison of Rights of Third Point Re Shareholders and Sirius Shareholders.”
Risk Factors (Page 33)
You should carefully consider the risks that are described in “Risk Factors” in deciding how to vote for the proposals presented in this Joint Proxy Statement/Prospectus.
Accounting Treatment (Page 140)
The merger will be accounted for using the acquisition method of accounting in accordance with ASC 805 — Business Combinations, which we refer to as “ASC 805.” Third Point Re’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the merger and concluded, based on a consideration of the pertinent facts and circumstances, that Third Point Re will be the acquirer for financial accounting purposes. Accordingly, Third Point Re’s cost to acquire Sirius has been allocated to Sirius’s acquired assets, liabilities and commitments based upon their estimated fair values. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of Third Point Re’s acquisition of Sirius will not be known until the date of the completion of the merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF THIRD POINT RE
The following table sets forth Third Point Re’s selected consolidated historical financial data as of the dates and for the periods indicated. The selected consolidated historical financial data for Third Point Re as of June 30, 2020 and for the six months ended June 30, 2020 and June 30, 2019 have been derived from Third Point Re’s unaudited condensed consolidated financial statements and related notes which are incorporated herein by reference. The data as of June 30, 2020 and for the six months ended June 30, 2020 and June 30, 2019, in the opinion of Third Point Re’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The selected consolidated historical financial data as of December 31, 2019 and December 31, 2018 and for each of the years ended December 31, 2019, December 31, 2018 and December 31, 2017 have been derived from Third Point Re’s consolidated financial statements and related notes which are incorporated herein by reference. The selected consolidated historical financial data as of December 31, 2017, December 31, 2016 and December 31, 2015 and for the years ended December 31, 2016 and December 31, 2015 have been derived from Third Point Re’s consolidated financial statements and related notes not required to be incorporated by reference herein. The selected consolidated historical financial data are qualified in their entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Third Point Re’s consolidated financial statements and unaudited condensed consolidated financial statements and the related notes thereto included in Third Point Re’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, respectively, each of which is incorporated herein by reference. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Third Point Re’s consolidated historical financial data may not be indicative of the future performance of Third Point Re. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
(dollars in thousands, except per share data)	Six Months Ended June 30,		Fiscal Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Selected Statement of Operations Information:
Total Assets	$3,493,563	$3,489,451	$3,439,694	$3,086,234	$4,671,794	$3,895,644	$3,545,108
Total Liabilities	2,136,259	2,093,553	2,025,620	1,881,660	2,902,079	2,445,919	2,149,225
Shareholders’ equity attributable to Third Point Re common shareholders	1,357,304	1,395,898	1,414,074	1,204,574	1,656,089	1,414,051	1,379,726
Total liabilities and shareholders’ equity	3,493,563	3,489,451	3,439,694	3,086,234	4,671,794	3,895,644	3,545,108
Net income (loss) available to Third Point Re common shareholders	(59,622)	185,980	200,619	(317,692)	277,798	27,635	(87,390)
Net investment income (loss)	(47,816)	224,084	282,560	(251,433)	391,953	98,825	(28,074)
Total Revenues	239,309	522,586	982,702	370,009	939,011	689,015	574,750
Total Expenses	295,203	334,962	781,370	691,488	645,264	654,546	665,094
Earnings (loss) per share available to Third Point Re common shareholders
Basic earnings (loss) per share available to Third Point Re common shareholders	$(0.65)	$2.02	$2.18	$(3.27)	$2.71	$0.26	$(0.84)
Diluted earnings (loss) per share available to Third Point Re common shareholders	$(0.65)	$2.00	$2.16	$(3.27)	$2.64	$0.26	$(0.84)
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	92,392,718	91,723,636	91,835,990	97,054,315	102,264,094	104,060,052	104,003,820
Diluted	92,392,718	92,720,466	92,652,316	97,054,315	105,227,038	105,563,784	104,003,820

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SIRIUS
The following table sets forth Sirius’s selected consolidated historical financial data as of the dates and for the periods indicated. The selected consolidated historical financial data for Sirius as of June 30, 2020 and for the six months ended June 30, 2020 and June 30, 2019 have been derived from Sirius’s unaudited condensed consolidated financial statements and related notes which are included elsewhere in this Joint Proxy Statement/Prospectus. The data as of June 30, 2020 and for the six months ended June 30, 2020 and June 30, 2019, in the opinion of Sirius’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The selected consolidated historical financial data as of December 31, 2019 and December 31, 2018 and for each of the years ended December 31, 2019, December 31, 2018 and December 31, 2017 have been derived from Sirius’s consolidated financial statements and related notes which are included elsewhere in this Joint Proxy Statement/Prospectus. The selected consolidated historical financial data as of December 31, 2017, December 31, 2016 and December 31, 2015 and for the years ended December 31, 2016 and December 31, 2015 have been derived from Sirius’s consolidated financial statements and related notes not included elsewhere in this Joint Proxy Statement/Prospectus. The selected consolidated historical financial data are qualified in their entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sirius’s consolidated financial statements and unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. Sirius’s consolidated historical financial data may not be indicative of the future performance of Sirius. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
(dollars in millions, except for share and per share amounts)	Six Months Ended June 30,		Fiscal Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Selected Statement of (Loss) Income Data:
Net earned insurance and reinsurance premiums	$804.5	$682.6	$1,441.6	$1,262.3	$1,035.3	$890.1	$847.0
Net investment income	28.3	44.5	84.7	71.4	56.8	56.2	39.9
Net realized investment gains (losses)	27.4	24.6	56.7	2.3	(27.2)	288.3	138.5
Net unrealized investment (losses) gains	(35.1)	89.5	80.6	(23.2)	(10.5)	(238.2)	102.5
Other revenue	14.5	35.0	55.1	112.7	21.7	9.1	(2.4)
Loss and loss adjustment expenses	667.4	461.9	1,170.3	900.0	811.2	519.3	422.7
Insurance and reinsurance acquisition expenses	152.8	140.3	288.7	255.4	197.2	210.3	189.8
Other underwriting expenses	74.3	70.8	138.2	146.2	106.1	107.3	107.9
General and administrative expenses	56.0	52.6	109.8	77.9	91.9	85.1	27.1
Interest expense on debt	15.7	15.6	31.0	30.8	22.4	34.6	26.6
Net (loss) income attributable to Sirius Group’s common shareholders	(111.7)	101.9	(38.1)	(43.3)	(156.1)	32.5	291.2
Comprehensive (loss) income attributable to Sirius Group	(134.9)	84.4	(82.4)	(80.0)	(78.3)	(33.6)	196.2
Per Common Share Data:
Basic earnings per common share and common share equivalent	$(0.97)	$0.80	$(0.33)	$(0.36)	$(1.30)	$0.27	$2.43
Diluted earnings per common share and common share equivalent	$(1.01)	$0.80	$(0.37)	$(0.36)	$(1.30)	$0.27	$2.43
Cash dividends declared per common share	—	—	—	—	—	$0.23	—

(dollars in millions, except for share and per share amounts)	Six Months Ended June 30,		Fiscal Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Basic weighted average number of common shares and common shares equivalents outstanding(1)	115,269,720	115,212,772	115,234,105	119,253,924	120,000,000	120,000,000	120,000,000
Diluted weighted average number of common shares and common share equivalents outstanding(2)	127,171,390	127,542,402	127,135,775	119,253,924	120,000,000	120,000,000	120,000,000
Selected Balance Sheet Data:
Total investments and cash	3,666.2	3,596.8	3,668.8	3,541.9	3,604.3	3,814.5	3,678.2
Reinsurance recoverable on unpaid losses	442.2	357.4	410.3	350.2	319.7	291.5	283.1
Total asset	6,664.0	6,419.2	6,413.8	6,007.7	5,823.6	5,166.5	5,091.9
Loss and loss adjustment expense reserves	2,515.1	2,023.3	2,331.5	2,016.7	1,898.5	1,620.1	1,644.4
Unearned insurance and reinsurance premiums	874.5	879.5	708.0	647.2	506.8	398.0	342.2
Debt	684.9	685.9	685.2	696.8	723.2	396.2	403.0
Total common shareholder’s equity	1,519.7	1,784.1	1,640.4	1,704.5	1,917.0	1,988.1	1,959.1
Book value per common share	13.18	15.47	14.23	14.80	15.98	16.57	16.33
Common shares outstanding	115,299,341	115,296,918	115,299,341	115,151,251	120,000,000	120,000,000	120,000,000
Operating Ratios:
Loss and loss adjustment expense ratio(3)	83.0%	67.7%	81.2%	71.3%	78.4%	58.3%	49.9%
Acquisition expense ratio(4)	19.0%	20.6%	20.0%	20.2%	19.0%	23.6%	22.4%
Other underwriting expense ratio(5)	9.2%	10.4%	9.6%	11.6%	10.2%	12.1%	12.7%
Combined ratio(6)	111.2%	98.7%	110.8%	103.1%	107.6%	94.0%	85.0%

(1)
On April 27, 2016, Sirius split its 12,000 common shares by a multiple of 10,000 resulting in 120,000,000 common shares and changed the par value of the common shares from $1.00 per share to $0.01 per share. Sirius’s basic and diluted earnings per share calculations have been retrospectively adjusted for all periods presented to reflect the change in capital structure.

(2)
As of December 31, 2019 and 2018, Sirius had 6,088,535 warrants issued to former Easterly shareholders and 5,418,434 warrants issued to Sirius Series B Preference Share shareholders outstanding. Sirius also granted incentive compensation awards which provides for certain employees to purchase fully-vested common shares and be issued performance unit shares, which would give rise to potential additional Sirius shares outstanding. See Note 3 (“Significant transactions”), Note 14 (“Employee benefit plans and compensation plans”), and Note 16 (“Earnings per share”) in Sirius’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for additional information.

(3)
The loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned insurance and reinsurance premiums.

(4)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(5)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(6)
The combined ratio is calculated by combining the loss and loss adjustment ratio, the acquisition expense ratio, and the other underwriting expense ratio.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Comparative Per Share Market Price Information
TPRE Common Shares are listed on NYSE under the symbol “TPRE.” Sirius shares are listed on NASDAQ under the symbol “SG.” Sirius Series B Preference Shares are not listed or quoted for trading in any public market. The following table presents the closing prices of TPRE Common Shares and Sirius shares on August 6, 2020, the last trading day before the public announcement of the merger agreement, and [     ], 2020, the last practicable trading day prior to the mailing of this Joint Proxy Statement/Prospectus. The table also shows the equivalent per share value of the merger consideration for each Sirius share on the relevant date.
Date	TPRE Common Shares Closing Price		Sirius shares Closing Price		Estimated Equivalent Per Share Value
					Cash Election	Share & CVR Election(1)	Mixed Election(2)
August 6, 2020		$8.23		$6.98	$9.50	$13.73		$5.15
[ ], 2020	$	[ ]	$	[ ]	$9.50	$13.73	$	[ ]

(1)
Shareholders that make a Share & CVR election will have received equity and cash of at least $13.73 on the second anniversary of the closing date of the merger.

(2)
Assumes that pursuant to the collar, the per share value of TPRE Common Shares received is $4.245. Further assumes that no value is assigned to the Series A Preference Shares, Warrants and Upside Rights due to the contingent nature of such consideration.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Sirius shareholders in determining whether to approve the merger proposal. Sirius shareholders are urged to obtain current market quotations for Sirius shares and TPRE Common Shares and to review carefully the other information contained in this Joint Proxy Statement/Prospectus or incorporated by reference into this Joint Proxy Statement/Prospectus in considering whether to approve the merger proposal. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Historical results are not necessarily indicative of any results to be expected in the future. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Comparative Share Prices and Dividends
The following table presents, for the periods indicated, the intra-day high and low sales prices per share for TPRE Common Shares and Sirius shares. Neither Third Point Re nor Sirius currently pay a quarterly cash dividend on Third Point Re or Sirius shares. This information should be read together with the consolidated financial statements and related notes of Third Point Re and Sirius that are incorporated by reference or included in this document.
	TPRE Common Shares		Sirius shares(1)
	High	Low	High	Low
2017
First Calendar Quarter	$12.75	$11.05	N/A	N/A
Second Calendar Quarter	14.55	11.46	N/A	N/A
Third Calendar Quarter	16.10	13.58	N/A	N/A
Fourth Calendar Quarter	17.10	14.60	N/A	N/A
2018
First Calendar Quarter	$14.90	$13.35	N/A	N/A
Second Calendar Quarter	14.10	12.30	N/A	N/A
Third Calendar Quarter	14.40	12.28	N/A	N/A
Fourth Calendar Quarter	13.01	8.85	$17.95	$10.50
2019
First Calendar Quarter	$11.67	$9.07	$15.86	$12.50
Second Calendar Quarter	11.95	9.89	16.49	11.40
Third Calendar Quarter	10.69	9.24	12.73	7.06
Fourth Calendar Quarter	10.60	9.16	8.94	6.75
2020
First Calendar Quarter	$11.52	$5.64	$10.79	$5.06
Second Calendar Quarter	8.78	6.62	8.49	5.77
Third Calendar Quarter (through September 18, 2020)	9.10	7.10	12.00	5.84

(1)
Information for intra-day high and low sales prices per share for the Sirius shares is provided beginning on November 6, 2018, the day after Sirius shares began trading on NASDAQ following Sirius Group’s merger with Easterly.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following table summarizes per share information for Third Point Re and Sirius on a historical basis and pro forma combined basis.
The pro forma per share information gives effect to the merger as if the merger had occurred, in the case of book value data, on June 30, 2020 and in the case of earnings per share data, as if the merger had occurred on January 1, 2019. The pro forma per share information assumes that the merger is accounted for using the acquisition method of accounting. As explained in more detail in the “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 297 herein, the pro forma financial adjustments record the assets and liabilities acquired from Sirius at their estimated fair value at the merger date and are subject to adjustments as additional information becomes available.
The following historical and pro forma per share information is derived from and should be read in conjunction with the historical financial statements and notes of Third Point Re which are incorporated by reference into this Joint Proxy Statement/Prospectus and of Sirius which are included elsewhere in this Joint Proxy Statement/Prospectus. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference.
The pro forma per share information presented below is presented for illustrative purposes only and is not necessarily indicative of the income per share and book value per share that would have occurred if the merger had been completed at the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. Historical results are not necessarily indicative of any results to be expected in the future. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
	Historical Third Point Re	Historical Sirius Group	Pro forma Combined	Equivalent Sirius Group Common Share(c)
As of and for the Six Months Ended June 30, 2020
Basic book value per share(a)	$14.66	$13.18	$13.77	$10.23
Diluted book value per share	$14.37	$11.95	$13.39	$9.95
Basic earnings (loss) per share	$(0.65)	$(0.97)	$(1.18)	$(0.88)
Diluted earnings (loss) per share	$(0.65)	$(1.01)	$(1.18)	$(0.88)
As of and for the Year Ended December 31, 2019
Basic book value per share(a)	$15.37	$14.23	N/A(b)	N/A(b)
Diluted book value per share	$15.04	$14.57	N/A(b)	N/A(b)
Basic earnings (loss) per share	$2.18	$(0.33)	$2.43	$1.81
Diluted earnings (loss) per share	$2.16	$(0.37)	$2.38	$1.77

(a)
Non-GAAP financial measures as defined in Third Point Re’s Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference into this Joint Proxy Statement/Prospectus.

(b)
Not applicable as the unaudited condensed combined balance sheet is presented as of June 30, 2020.

(c)
The equivalent per share Sirius amounts are calculated by multiplying the pro forma per share amounts by the exchange ratio of 0.743.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial statements combine the separate historical financial information of Third Point Re and Sirius after giving effect to the merger and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 297. The summary unaudited pro forma condensed combined financial statements give effect to the merger as if it had been completed as of June 30, 2020 for purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 2019 for the purposes of the unaudited pro forma consolidated statements of income.
The following summary unaudited pro forma condensed combined financial information have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information do not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information do not include (i) all reclassifications or adjustments to conform Sirius financial statement presentation or accounting policies to those adopted by Third Point Re, (ii) potential additional fair value adjustments to equity method investments, cost method investments, content and property, plant and equipment, (iii) adjustments for certain tax assets and liabilities or (iv) the impact of pending or future investments by Third Point Re.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2020
As of June 30, 2020
(in millions)
Investments	$4,462.5
Cash	518.8
Total assets	$9,959.1
Loss and loss adjustment reserves	$3,753.4
Unearned premium reserves	1,736.4
Debt	750.2
Total liabilities	7,459.8
Total equity	2,499.3
Total liabilities and shareholders’ equity	$9,959.1

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF (LOSS) INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND THE YEAR ENDED
DECEMBER 31, 2019
	Pro Forma Six Months Ended June 30, 2020	Pro Forma Year Ended December 31, 2019
	(in millions, except for share and per share amounts)
Revenues
Net premiums earned	$1,091.6	$2,141.7
Net investment income (loss)	(27.2)	504.6
Foreign exchange gains	11.4	7.7
Bargain purchase gain on acquisition	—	279.4
Other revenue	14.5	48.8
Total revenues	1,090.3	2,982.2
Expenses
Loss and loss adjustment expenses incurred, net	836.4	1,551.3
Acquisition costs, net	244.7	574.6
General and administrative expenses	79.6	163.6
Other expenses	81.0	184.8
Interest expense	19.8	39.2
Foreign exchange losses	—	3.6
Intangible asset amortization expenses	7.2	14.4
Total expenses	1,268.8	2,531.5
Income (loss) before income tax expense	(178.5)	450.7
Income tax expense	(1.5)	(17.7)
Net income (loss)	(180.0)	433.0
Income attributable to non-controlling interests	—	(1.7)
Accrued dividends on SiriusPoint Series B Preference Shares	(8.2)	(16.5)
Net income (loss) available to common shareholders	$(188.2)	$414.8
Per share data
Earnings (loss) per share available to common shareholders
Basic earnings (loss) per share	$(1.18)	$2.43
Diluted earnings (loss) per share	$(1.18)	$2.38
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	158,880,912	158,324,184
Diluted	158,880,912	173,982,096

RISK FACTORS
In addition to the other information included in, incorporated by reference in, or found in the annexes attached to, this Joint Proxy Statement/Prospectus, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for the proposals to be considered at the Third Point Re special meeting and Sirius special meeting. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information about the documents incorporated by reference in this Joint Proxy Statement/Prospectus. Additional risks and uncertainties not presently known to Third Point Re or Sirius or that are not currently believed to be important also may adversely affect the transaction and Third Point Re following the transaction.
Risks Related to the Transaction
The number of TPRE Common Shares that Sirius shareholders will receive in the merger pursuant to a Share & CVR election is based on a fixed exchange ratio. Because the market price of TPRE Common Shares will fluctuate, Sirius shareholders cannot be certain of the immediate value of the merger consideration that Sirius shareholders will receive in the merger if they make the Share & CVR election.
The TPRE Common Shares in the Share & CVR election will be subject to a fixed exchange ratio of 0.743 TPRE Common Shares for each Sirius share. Therefore, the precise value of the TPRE Common Shares received in the merger by Sirius shareholders making the Share & CVR election cannot be known until closing. In addition, the market value of the TPRE Common Shares will fluctuate after the completion of the merger. Fluctuations in the share price of the TPRE Common Shares could result from changes in the business, operations or prospects of Third Point Re or Sirius prior to the completion of the merger or Third Point Re following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Third Point Re or Sirius. For example, a severe catastrophe event could reduce the value of Third Point Re’s and Sirius’s common stock and the value of each business, but Third Point Re and Sirius would still be required to complete the merger. Sirius shareholders are advised to obtain current market quotations for the TPRE Common Shares.
However, Sirius shareholders making the Share & CVR election also receive one CVR for each Sirius share. At maturity, each CVR pays its holder an amount in cash equal to (i) $13.73 minus (ii) (A) the volume weighted average price of the TPRE Common Shares measured over the 14 consecutive Trading Day period immediately preceding the Maturity Date, multiplied by (B) 0.743. Therefore, so long as a Sirius shareholder making a Share & CVR election holds its TPRE Common Shares and CVRs through settlement of the CVRs, such shareholder will receive at least $13.73 in cash and equity on the second anniversary of the closing of the merger for each Sirius share owned. Sirius shareholders who sell their TPRE Common Shares or CVRs prior to settlement of the CVRs may not receive such $13.73 per Sirius share return.
The number of TPRE Common Shares and the number of Series A Preference Shares that Sirius shareholders will receive in the merger pursuant to a mixed election is based on a floating exchange ratio subject to a collar. Because the market price of TPRE Common Shares will fluctuate, Sirius shareholders cannot be certain of the value of the merger consideration that Sirius shareholders will receive in the merger if they make the mixed election.
The TPRE Common Shares and Series A Preference Shares in the mixed election consideration will be subject to a collar based on the volume weighted average price of the TPRE Common Shares on the NYSE measured on a cumulative basis over the 15-day VWAP. As a result, value of the merger consideration that Sirius shareholders making a mixed election will receive in the merger will depend on the 15-day VWAP of the TPRE Common Shares calculated at the end of the trading day that is three (3) trading days prior to the completion of the merger. The average 15-day VWAP of TPRE Common Shares when Sirius shareholders receive those shares after the completion of the merger could be greater than, less than or equal to the 15-day VWAP of TPRE Common Shares on the date of this Joint Proxy Statement/Prospectus or at the time of the Sirius special meeting. Holders of Sirius shares making the mixed election will receive, for each Sirius share, 0.548 TPRE Common Shares and 0.117 Series A Preference Shares if the 15-day VWAP is less than $7.74, and receive 0.496 TPRE Common Shares and 0.106 Series A Preference Shares if the

15-day VWAP is greater than $8.56. If the 15-day VWAP is greater than or equal to $7.74 but less than or equal to $8.56, holders of Sirius shares making the mixed election will receive, for each Sirius share, a number of TPRE Common Shares between 0.496 and 0.548 equal to $4.245 divided by the 15-day VWAP and a number of Series A Preference Shares between 0.106 and 0.117 equal to $0.905 divided by the 15-day VWAP. Accordingly, the actual number of shares and the value of the TPRE Common Shares and Series A Preference Shares delivered to holders of Sirius shares making the mixed election after completion of the merger will depend on the 15-day VWAP. The value of the TPRE Common Shares and Series A Preference Shares delivered for each such Sirius share may be greater than, less than or equal to $4.245 and $0.905, respectively.
The Series A Preference Shares are subject to forfeiture based on an adjustment for Third Point Re’s and Sirius’s COVID-19 losses measured over the three years following the merger. Therefore, the Series A Preference Shares may have a reduced value, or no value at all, after the third anniversary of the merger.
Pursuant to the Series A Preference Shares Certificate of Designation, an amount of Series A Preference Shares may be forfeited upon the third anniversary of the effective time of the merger, based on the total amount of COVID-19 losses of Third Point Re and Sirius, respectively. Upon the third anniversary of the merger, Third Point Re will measure the total amount of COVID-19 losses of Third Point Re and Sirius, respectively, pursuant to the analysis of an independent actuarial team. Should the Sirius Net COVID Loss be greater than the TPRE Net COVID Loss, a number of Series A Preference Shares will be forfeited in an amount equal to the lesser of such excess and $100 million, divided by the volume weighted average share price of the TPRE Common Shares. In addition, pursuant to the terms of the Series A Preference Shares Certificate of Designation, the Series A Preference Shares will not be transferrable so long as they are outstanding. Therefore, holders of Sirius shares who elect the mixed consideration may receive reduced value, or no value at all, for the Series A Preference Shares received in the merger. For a more detailed summary of the terms of the Series A Preference Shares, see “Description of Third Point Re Series A Preference Shares.”
The value of the Warrants and Upside Rights could be worthless if the exercise price or target price of TPRE Common Shares is not achieved.
Pursuant to the Warrant Agreement, each Warrant will permit the holder thereof to purchase one TPRE Common Share for $11.00 per share, subject to adjustment as set forth in the Warrant Agreement. There is no guarantee that the price of TPRE Common Shares will exceed the purchase price set forth in the Warrant Agreement during the period the Warrants are outstanding. If the Warrants are not exercised prior to expiration at the fifth anniversary of the effective time of the merger, the Warrants will expire without value. For a more detailed summary of the terms of the Warrants, see “Description of Third Point Re Warrants.”
Pursuant to the Upside Rights, the Upside Rights may be convertible into TPRE Common Shares subject to the TPRE Common Shares reaching the Target Price. There is no guarantee that the price of TPRE Common Shares will exceed the Target Price during the one-year period following the closing of the merger. If the Target Price is not achieved prior to the first anniversary of the closing of the merger, the Upside Rights will be cancelled without value. For a more detailed summary of the terms of the Upside Rights, see “Description of Third Point Re Upside Rights.”
The share issuance must be approved by holders of Third Point Re shares.
The share issuance proposal requires approval by the majority of the votes cast at the Third Point Re special meeting. Third Point Re and Sirius cannot complete the merger unless each of the required votes to approve the share issuance proposal is obtained. In addition, each of the Loeb share issuance proposal, the bye-laws proposal and the name change proposal is conditioned on the approval of the share issuance proposal. The failure of Third Point Re’s shareholders to approve the share issuance proposal would prevent Third Point and Sirius from completing the merger.
The Loeb Entities have entered into the Loeb Entities voting agreement, in which the Loeb Entities have agreed to vote their Third Point Re shares to approve the share issuance proposal. These shares represent approximately 9.3% of the issued and outstanding Third Point Re shares as of the Third Point Re record date. The Board Members have entered into the Board Members voting agreement, in which the Board Members have agreed to vote their Third Point Re shares to approve share issuance proposal. These shares represent approximately 3.5% of the issued and outstanding Third Point Re shares.
The votes represented by the Loeb Entities voting agreement and the Board Members voting agreement are not sufficient to approve the share issuance proposal and Third Point Re could fail to obtain the necessary shareholder approval.
If you deliver a form of election to make an election with respect to the merger consideration, you will not be able to sell those shares unless you revoke your election prior to the election deadline.
If you are a Sirius shareholder and want to elect to receive the cash election, Share & CVR election or mixed election in exchange for your Sirius shares, you must deliver to the exchange agent by the election deadline a properly completed form of election. Following the delivery of a completed form of election, you will not be able to transfer your Sirius shares unless you revoke your election before the election deadline by providing written notice to the exchange agent. If you do not revoke your election before the election deadline, you will not be able to liquidate your investment in Sirius shares for any reason until you receive the merger consideration.
The transaction is subject to certain conditions, including conditions that may not be satisfied or completed on a timely basis, if at all.
The obligations of Third Point Re and Sirius to complete the transaction are subject to satisfaction or waiver of a number of conditions. The obligations of Third Point Re and Sirius are each subject to, among other conditions: (i) approval of the merger proposal by Sirius shareholders, (ii) approval of the share issuance proposal by Third Point Re shareholders, (iii) approval for the listing on the NYSE of the TPRE Common Shares to be issued in the merger, upon official notice of issuance, (iv) expiration or termination of the applicable waiting period under the HSR Act, (v) receipt of approvals from other specified regulators, (vi) absence of any applicable law or order that prohibits completion of the transaction, (vii) accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality qualifications, (viii) non-occurrence of any event, occurrence, fact, condition, change, development or effect that has resulted, or would reasonably be likely to result, in a material adverse effect with respect to the other party and (ix) performance in all material respects by the other party of the material obligations required to be performed by it at or prior to the completion of the merger.
For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement — Conditions to the Transaction.” The satisfaction of the required conditions could delay the completion of the transaction for a significant period of time or prevent it from occurring. Any delay in completing the transaction could cause Third Point Re not to realize some or all of the benefits that Third Point Re expects to achieve if the transaction is successfully completed within its expected timeframe. Further, there can be no assurance that the conditions to the completion of the merger will be satisfied or waived or that the transaction will be completed.
The merger agreement contains provisions that restrict Sirius’s ability and Third Point Re’s ability to pursue alternatives to the transaction, and, in specified circumstances, could require Sirius to pay Third Point Re a termination fee or Third Point Re to pay Sirius a termination fee.
The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of Third Point Re’s and Sirius’s ability to solicit, initiate, or knowingly facilitate competing third-party proposals for the acquisition of its shares or assets. In addition, before each of the Third Point Re and Sirius board withdraws, qualifies or modifies its recommendation of the transaction, the other party generally has an opportunity to offer to modify the terms of the transaction. In some circumstances, upon termination of the merger agreement, either Third Point Re or Sirius will be required to pay a termination fee of either $40 million or $50 million.
In addition, the CM Bermuda voting agreement requires that CM Bermuda vote all of its Sirius shares against any other action or agreement that would reasonably be expected to impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement. See “Other Agreements Related to the Merger — Voting Agreements — CM Bermuda Voting Agreement” for more information about the CM Bermuda voting agreement.
These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Third Point Re or Sirius from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the transaction, or might otherwise result in a potential third-party acquiror proposing to pay a lower price to Third Point Re or Sirius shareholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.
If the merger agreement is terminated and Third Point Re or Sirius decides to seek another business combination, it may not be able to negotiate or consummate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.
Uncertainties associated with the transaction may cause employees to leave Third Point Re or Sirius and may otherwise affect the future business and operations of Third Point Re after the transaction.
Third Point Re’s success after the transaction will depend in part upon its ability to retain key employees of Third Point Re and Sirius. Prior to and following the completion of the merger, current and prospective employees of Third Point Re and Sirius may experience uncertainty about their future roles with Third Point Re and choose to pursue other opportunities, which could have an adverse effect on Third Point Re after the transaction. If key employees depart, the integration of Sirius with Third Point Re may be more difficult and Third Point Re’s business following the completion of the merger may be adversely affected.
Third Point Re will have substantial additional indebtedness following the merger, which could significantly impact the operation of Third Point Re after the completion of the merger and adversely affect the holders of TPRE Common Shares.
If the transaction is completed, Third Point Re will assume Sirius’s existing indebtedness and issue up to approximately $260 million aggregate face amount of perpetual cumulative SiriusPoint Series B Preference Shares. Sirius notes in the aggregate principal amount of approximately $665 million are expected to remain outstanding after the completion of the merger and will remain the indebtedness of Sirius. Third Point Re is expected to have a significant amount of indebtedness and preference shares after the completion of the merger. The degree to which Third Point Re is leveraged could have adverse effects on its business, including the following:
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making it difficult for Third Point Re to satisfy its contractual and commercial commitments;

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requiring Third Point Re to dedicate a substantial portion of its cash flows from operations to payments on its indebtedness and preference shares, thereby reducing the availability of its cash flows to fund capital requirements and other general corporate purposes;

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limiting Third Point Re’s flexibility in planning for, or reacting to, changes in its business and its industry;

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restricting Third Point Re from making additional strategic acquisitions or exploiting business opportunities;

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placing Third Point Re at a competitive disadvantage compared to its competitors that have less debt;

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limiting Third Point Re’s ability to refinance indebtedness, or increasing the associated costs;

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limiting Third Point Re’s ability to borrow additional funds; and

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decreasing Third Point Re’s ability to compete effectively or operate successfully under adverse economic and industry conditions.

Third Point Re expects to receive Tier 2 capital treatment from the BMA for the SiriusPoint Series B Preferred Shares. If Third Point Re does not receive, or fails to retain, such capital treatment, Third Point

Re would need to replace such capital, which may not be available on acceptable terms or at all, which could have an adverse effect on the combined company’s business, financial condition and results of operations.
If Third Point Re incurs additional indebtedness or preferred equity in the future, these risks will intensify. Third Point Re’s ability to meet its debt service or dividend obligations will depend upon its future performance, which will be subject to the financial, business and other factors affecting its operations, many of which are beyond its control. If Third Point Re were to issue additional common equity, existing shareholders would be diluted to the extent of any such offering.
Third Point Re’s ability to timely refinance and replace its indebtedness in the future will depend upon general economic and credit market conditions, adequate liquidity in the global credit markets, the particular circumstances of the reinsurance industry and prevalent regulations and its cash flow and operations, in each case as evaluated at the time of such potential refinancing or replacement. If Third Point Re is unable to repay or refinance its debt or preference shares, it cannot guarantee that it will be able to generate enough cash flows from operations or that it will be able to obtain enough capital to service its debt, fund its planned capital expenditures or pay future distributions at expected levels or at all. If Third Point Re is unable to refinance or generate sufficient cash flow from operations to repay its indebtedness on a timely basis, it might be forced to seek alternate forms of financing, dispose of certain assets or minimize capital expenditures and other investments, or reduce dividend payments. There can be no assurances Third Point Re will be able to refinance its indebtedness or preference shares (1) on commercially reasonable terms, (2) on terms, including with respect to interest rates, as favorable as its current debt or (3) at all. Failure to repay or refinance indebtedness when required could result in a default under such indebtedness.
In order to complete the merger, Third Point Re and Sirius must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions, completion of the merger may be jeopardized or the anticipated benefits of the transaction could be reduced.
Completion of the merger is conditioned upon the expiration or early termination of the waiting periods relating to the merger under the HSR Act and the required governmental authorizations having been obtained and being in full force and effect, including approval by the New York State Department of Financial Services, the New Hampshire Insurance Department, the Tennessee Department of Commerce and Insurance, the Swedish Financial Supervisory Authority, the Australian Treasury and the Australian Prudential Regulation Authority, the U.K. Prudential Regulation Authority, the U.K. Financial Conduct Authority, the Hong Kong Insurance Authority and the BMA (if required).
Although Third Point Re and Sirius have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required governmental approvals or expiration or earlier termination of relevant waiting periods, as the case may be, there can be no assurance that the relevant waiting periods will expire or be terminated early or that the relevant approvals will be obtained. In addition, the governmental entities that provide these approvals have broad discretion in administering the governing regulations. As a condition to approving the merger or related transactions, these governmental entities may impose conditions, terms, obligations or restrictions or require divestitures or place restrictions on the conduct of Third Point Re’s business after completion of the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the transaction, or otherwise adversely affecting Third Point Re’s businesses and results of operations after the completion of the merger. In addition, Third Point Re and Sirius can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the transaction.
Although Third Point Re and Sirius believe that the transaction does not raise substantial regulatory concerns and that all remaining regulatory approvals will be obtained on a timely basis, Third Point Re and Sirius cannot be certain when, if or under what conditions these approvals will be obtained. Failure to obtain such approvals may result in the delay or abandonment of the transaction.
See “The Merger Agreement — Regulatory Approvals.”

Failure to complete the transaction may negatively impact the share price and the future business and financial results of each of Third Point Re and Sirius.
If the transaction is not completed for any reason, including as a result of Third Point Re shareholders or Sirius shareholders failing to approve the necessary proposals, the ongoing businesses of Third Point Re and Sirius may be adversely affected and, without realizing any of the benefits of having completed the transaction, Third Point Re and Sirius would be subject to a number of risks, including the following:
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Third Point Re and Sirius may experience negative reactions from the financial markets, including negative impacts on their respective share prices;

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Third Point Re and Sirius may experience negative reactions from their respective customers, regulators and employees;

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Third Point Re and Sirius will be required to pay certain costs relating to the merger, whether or not the merger is completed; and

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matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Third Point Re and Sirius management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Third Point Re or Sirius as an independent company.

If the transaction is not completed, the risks described above may materialize and they may adversely affect Third Point Re’s and Sirius’s businesses, financial condition, financial results and share prices.
In addition, Third Point Re and Sirius could be subject to litigation related to any failure to complete the transaction or related to any enforcement proceeding commenced against Third Point Re and Sirius to perform their respective obligations under the merger agreement. If the transaction is not completed, these risks may materialize and may adversely affect Third Point Re’s and Sirius’s businesses, financial condition, financial results and share prices.
While the transaction is pending, Third Point Re and Sirius will be subject to business uncertainties, as well as contractual restrictions under the merger agreement, that may have an adverse effect on their respective businesses.
Uncertainty about the effect of the transaction on Third Point Re’s and Sirius’s employees and business relationships may have an adverse effect on Third Point Re and Sirius and, consequently, on Third Point Re following the completion of the merger. These uncertainties may impair each of Third Point Re’s and Sirius’s ability to retain and motivate key personnel until and after the completion of the merger and may cause third parties who deal with Third Point Re and Sirius to seek to change existing business relationships with Third Point Re and Sirius. If key employees depart or if third parties seek to change business relationships with Third Point Re and Sirius, Third Point Re’s business following the completion of the merger may be adversely affected.
In addition, the merger agreement contains customary covenants which restrict Third Point Re and Sirius, without the other party’s consent, from taking certain specified actions until the transaction closes or the merger agreement terminates. These restrictions may prevent Third Point Re and Sirius from pursuing otherwise attractive business opportunities that may arise prior to the completion of the merger or termination of the merger agreement. See “The Merger Agreement — Conduct of Sirius’s Business Pending the Transaction” and “The Merger Agreement — Conduct of Third Point Re’s Business Pending the Transaction.”
Third Point Re’s results of operations and financial condition following the completion of the merger may materially differ from the pro forma information presented in this Joint Proxy Statement/Prospectus.
The Third Point Re unaudited pro forma condensed combined financial statements included in this Joint Proxy Statement/Prospectus are derived from the historical consolidated financial statements of Third Point Re and Sirius, as well as from certain internal, unaudited financial information. The preparation of the pro forma information is based upon available information and certain assumptions and estimates that Third Point Re and Sirius believe are reasonable. However, the pro forma information may be materially different from what Third Point Re’s actual results of operations and financial condition would have been had the transaction occurred during the periods presented or what Third Point Re’s results of operations and financial position will be after the completion of the merger. In particular, the assumptions used in preparing the pro forma financial information may not be correct, expected synergies, which are not reflected in the pro forma information, may not be realized, and other factors may affect Third Point Re’s financial condition and results of operations following the completion of the merger.
The integration of Third Point Re and Sirius following the completion of the merger will present challenges that may reduce the anticipated potential benefits of the transaction.
Third Point Re and Sirius may face challenges in consolidating functions and integrating the two companies’ organizations, procedures and operations in a timely and efficient manner, as well as retaining key personnel. The integration of Third Point Re and Sirius may be complex and time-consuming due to the complexity of each company and nature of their businesses. The principal challenges will include the following, among others:
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integrating Third Point Re’s and Sirius’s existing businesses;

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preserving significant business relationships;

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integrating information systems and internal controls over accounting and financial reporting;

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consolidating corporate and administrative functions;

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conforming standards, controls, procedures and policies, business cultures and compensation structures between Third Point Re and Sirius; and

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retaining key employees.

The management of Third Point Re after the completion of the merger will have to dedicate substantial effort to integrating the businesses of Third Point Re and Sirius during the integration process. These efforts may divert management’s focus and resources from Third Point Re’s business, corporate initiatives or strategic opportunities. If Third Point Re after the completion of the merger is unable to integrate Third Point Re’s and Sirius’s organizations, procedures and operations in a timely and efficient manner, or at all, the anticipated benefits and cost savings of the transaction may not be realized fully, or at all, or may take longer to realize than expected, and the value of TPRE Common Shares may be affected adversely. An inability to realize the full extent of the anticipated benefits of the transaction, as well as any delays encountered in the integration process, may also have an adverse effect upon the revenues, level of expenses and operating results of Third Point Re after the completion of the merger.
Third Point Re and Sirius will incur significant transaction and merger-related integration costs in connection with the transaction.
Third Point Re and Sirius expect to pay significant transaction costs in connection with the transaction. These transaction costs include legal, accounting, actuarial and financial advisory fees and expenses, SEC filing fees, printing expenses, mailing expenses and other related charges. A portion of the transaction costs will be incurred regardless of whether the transaction is completed.
In accordance with the merger agreement, Third Point Re and Sirius will each generally pay their own costs and expenses in connection with the transaction, whether or not the transaction is completed. Sirius has agreed to reimburse CM Bermuda and CMIH for certain legal expenses incurred prior to the date of the merger agreement, and to pay certain of CM Bermuda’s and CMIH’s legal expenses incurred after the date of the merger agreement and prior to the effective time of the merger. In addition, Third Point Re has agreed to pay, or cause to be paid, the fees and expenses payable to CMIH’s financial advisor, Goldman Sachs (Asia) L.L.C.
Additionally, each of Third Point Re and Sirius have the right to terminate the merger agreement under certain circumstances, including in the event of a failure to obtain the required shareholder vote, as applicable. If the merger agreement is terminated by either party if Sirius’s shareholder approval of the merger has not been obtained at a duly convened meeting of Sirius’s shareholders, then Sirius is obligated to pay Third Point Re a fee equal to $50 million. If the merger agreement is terminated by Sirius as a result of Third

Point Re’s board changing its recommendation of the issuance of the TPRE Common Shares prior to the Third Point Re’s shareholder approval having been obtained, then Third Point Re is obligated to pay Sirius a fee equal to $50 million. If the merger agreement is terminated by either party if Third Point Re’s shareholder approval of the issuance of the TPRE Common Shares in connection with the merger has not been obtained at a duly convened meeting of Third Point Re’s shareholders, then Third Point Re is obligated to pay Sirius a fee equal to $40 million. See “The Merger Agreement — Description of the Merger Agreement” and “The Merger Agreement — Termination.”
Third Point Re, after the completion of the merger, may also incur costs associated with integrating the operations of the two companies, and these costs may be significant and may have an adverse effect on Third Point Re’s future operating results if the anticipated cost savings from the transaction are not achieved. Although Third Point Re and Sirius expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, should allow Third Point Re to offset these incremental expenses over time, the net benefit may not be achieved in the near term, or at all.
Uncertainty regarding the transaction could cause clients, ceding companies, brokers and other counterparties to delay or defer decisions concerning Third Point Re and Sirius that could adversely affect each company.
The transaction will occur only if stated conditions are met, many of which are outside the control of Third Point Re and Sirius. In addition, both parties have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause clients, ceding companies, brokers and other counterparties to delay or defer decisions concerning Third Point Re’s and Sirius’s businesses, which could negatively affect their respective businesses, results of operations and financial conditions. Clients, ceding companies, brokers and other counterparties may also seek to change existing agreements with Third Point Re or Sirius as a result of the transaction. Ceding companies may also choose not to renew their reinsurance agreements with Third Point Re and Sirius. Any delay or deferral of those decisions or changes in agreements with Third Point Re or Sirius could adversely affect the respective businesses, results of operations and financial conditions of Third Point Re and Sirius, regardless of whether the transaction is ultimately completed.
Certain of Third Point Re’s and Sirius’s directors and executive officers may have interests in the transaction that are different from your interests as a Third Point Re shareholder or Sirius shareholder.
When considering the recommendation of the Third Point Re board that the Third Point Re shareholders vote in favor of approval of the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal, and the recommendation of the Sirius board that the Sirius shareholders vote in favor of the merger proposal and the Sirius compensation proposal, Third Point Re shareholders and Sirius shareholders should be aware that the directors and executive officers of Third Point Re and Sirius have interests that may be different from or in addition to the interests of the Third Point Re shareholders and Sirius shareholders generally. These interests include the obligations of (a) the Loeb Entities under the Loeb Entities voting agreement and (b) the Board Members under the Board Members voting agreement, treatment in the transaction of Sirius equity compensation awards, the employment agreements, retention awards, and certain other rights held by Sirius’s directors and executive officers, and the indemnification of former Sirius directors and executive officers. See “Transaction Summary — Interests of Third Point Re’s Directors and Executive Officers in the Merger” and “Transaction Summary — Interests of Sirius’s Directors and Executive Officers in the Merger.”
The TPRE Common Shares to be received by Sirius shareholders upon the completion of the merger will have different rights from Sirius shares.
Upon the completion of the merger, Sirius shareholders that make either a Share & CVR election or a mixed election will no longer be shareholders of Sirius but will instead become Third Point Re shareholders and their rights as Third Point Re shareholders will be governed by the terms of the Third Point Re memorandum of association and, assuming shareholder approval, SiriusPoint Ltd. Bye-laws. The terms of Third Point Re’s memorandum of association and Third Point Re’s bye-laws are in some respects materially different than the terms of Sirius’s memorandum of association and bye-laws. See “Comparison of Rights of Third Point Re Shareholders and Sirius Shareholders” for a discussion of the different rights associated with Sirius shares and TPRE Common Shares.
Risk Factors Relating to Third Point Re After the Transaction
Following the completion of the transaction, Third Point Re will continue to be, subject to the risks described in (i) Part I, Item 1A in Third Point Re’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and (ii) the risks set forth below. See “Where You Can Find More Information.”
Risks Related to Taxation
The merger is expected to be taxable for U.S. federal income tax purposes.
The merger is expected to be taxable for U.S. federal income tax purposes, and U.S. holders that do not make a cash election and recognize gain in the merger may not receive sufficient cash in the merger with which they can pay such taxes. Likewise, holders of Sirius shares subject to tax in any other jurisdiction may be subject to tax in those jurisdiction without receiving sufficient cash in the merger with which they can pay such taxes. Such shareholders would therefore be required to find alternative sources of funding to pay such taxes.
The merger is expected to result in an “ownership change” limiting Sirius Group’s ability to utilize tax loss and credit carryforwards in the United States to offset future taxable income.
As of December 31, 2019, Sirius Group had a deferred tax asset (net of valuation allowance) in the United States of approximately $44 million, representing tax attributes including net operating loss carryforwards and tax credit carryforwards (before the application of Section 382, as discussed below) . Sirius Group’s ability to use the tax attributes underlying such deferred tax asset to offset future taxable income is expected to be significantly limited following the merger assuming that Sirius Group experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, a portion of Sirius Group’s deferred tax assets in the United States will become subject to this limitation and as a result thereof, the U.S. federal income tax liability of the Sirius Group could increase and Third Point Re share price, business, financial condition, and results of operations and cash flows could be adversely impacted.
In general, an “ownership” change will occur when the percentage of ownership (by value) of one or more “5-percent shareholders” (as defined in the Code) in Sirius Group common shares has increased by more than 50% over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis). An entity that experiences an ownership change generally will be subject to an annual limitation on its pre-ownership change tax loss and credit carryforwards equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the IRS (subject to certain adjustments). The limitation on Sirius Group’s ability to utilize tax loss and credit carryforwards arising from an ownership change under Section 382 of the Code would depend on the value of Sirius Group’s equity at the time of any ownership change.
Sirius Group also has a significant amount of tax loss carryforwards and other tax attributes in other jurisdictions, including Luxembourg, the U.K., and Sweden. While Sirius Group does not currently expect such tax attributes to be restricted or impaired materially as a result of the merger, the actual consequences will depend on the law in effect at the time of the merger.
Sirius Group has significant deferred tax assets, which may become devalued if either Sirius Group does not generate sufficient future taxable income or applicable corporate tax rates are reduced.
Sirius Group’s total net deferred tax liability as of December 31, 2019 was $39 million. Of that amount, $25 million relates to net deferred tax assets in the U.S. subsidiaries, $142 million relates to net deferred tax assets in Luxembourg subsidiaries and $206 million relates to net deferred tax liabilities in Sweden subsidiaries. Net deferred tax assets and liabilities reflect carryforward tax attributes and temporary differences between the book basis and tax basis of various assets and liabilities. Utilization of most deferred tax assets is dependent on generating sufficient future taxable income in the appropriate jurisdiction and/or entity and the limitations imposed on the use of such tax assets, for example as a result of the application of Section 382 of the Code as described above. If it is determined that it is more likely than not that sufficient future taxable income will not be generated, Third Point Re would be required to increase applicable valuation allowance(s). Most of Sirius Group’s deferred tax assets are determined by reference to applicable corporate income tax rates, in particular in the United States, Luxembourg and Sweden. Accordingly, in the event of new legislation that reduces any such corporate income tax rates, the carrying value of certain of Sirius Group’s (and therefore Third Point Re’s) deferred tax assets would decrease. A material devaluation in Third Point Re’s deferred tax assets due to either insufficient taxable income or lower corporate income tax rates would have an adverse effect on Third Point Re’s results of operations and financial condition.
Two of Sirius Group’s Swedish non-insurance subsidiaries are involved in tax disputes.
The Swedish Tax Authority (“STA”) has denied deductions claimed by two of Sirius Group’s Swedish subsidiaries in certain tax years for interest they paid on intra-group debt instruments. Sirius Group is currently challenging the STA’s denial in court based on the technical merits. In October 2018, one of the Swedish subsidiaries received an adverse decision from Sweden’s Administrative Court, which Sirius Group has appealed. Sirius Group’s reserve for uncertain tax positions has taken into account this and other relevant developments in these tax disputes and in applicable Swedish tax law including recent case law. Sirius Group also has taken into account the Stock Purchase Agreement by which Sirius Group was sold to CMIH in 2016, pursuant to which the seller agreed to indemnify Sirius Group and CMIH for, among other things, (i) any additional tax liability in excess of Sirius Group’s accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIH, and (ii) an impairment in Sirius Group’s net deferred tax assets resulting from a final determination by a tax authority. CMIH has informed Sirius Group of its view that CMIH, rather than Sirius Group, should be entitled to all of the proceeds of such an indemnification claim, while Sirius is of the view that it should be entitled to the proceeds of such an indemnification claim to the extent of the book value of the relevant deferred tax assets. While Sirius Group intends to continue challenging the STA’s denial based on the technical merits (including the appeal of the adverse court decision received in October 2018), the ultimate resolution of these tax disputes and the potential claim against the seller is uncertain and no assurance can be given that there will be no material changes to Third Point Re’s operating results or balance sheet in connection with these uncertain tax positions or the related indemnification.
Our affiliate transactions may be subject to the base erosion and anti-abuse tax (“BEAT”) after the merger
The 2017 Tax Cuts and Jobs Act (“TCJA”) imposed the Base Erosion and Anti-Abuse Minimum Tax. The BEAT imposes a minimum tax on certain payments by United States corporations to a related foreign corporation, which could impose material incremental taxes on reinsurance premiums paid or ceded by US companies to non-US affiliates. Prior to the merger, each of Sirius Group and Third Point Re took the position that it was exempt from BEAT because its U.S. subsidiaries met the conditions for an exception applicable to taxpayers having annual gross receipts of less than $500 million. However, it is expected that at some point following the merger, Third Point Re and its subsidiaries (including Sirius Group) will not be eligible for this exception. It is possible that other limited exceptions and/or relief provisions (pursuant to applicable regulations) will apply. Third Point Re’s future potential exposure to the BEAT will depend in part on how intragroup transactions are structured and implemented. No assurance can be made that Third Point Re’s provision for taxes will not be impacted or increased by the BEAT in the future.
Third Point Re and Sirius Group may be treated as a PFIC, in which case a U.S. holder of Sirius Group common shares would be subject to disadvantageous rules under U.S. federal income tax laws.
If Sirius Group is considered a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes prior to the merger, a U.S. shareholder may be subject to adverse tax consequences as a result of the merger, including subjecting the U.S. shareholder to a greater tax liability than might otherwise apply and subjecting the U.S. shareholder to tax on amounts in advance of when tax would otherwise be imposed. A U.S. shareholder may avoid some of the adverse tax consequences of owning an equity interest in a PFIC by making a qualified electing fund election. If Sirius Group is a PFIC, an electing U.S. shareholder is likely to recognize income in a taxable year in amounts significantly greater than the distributions received from Sirius Group, if any, in such taxable year.
Based on Sirius Group’s assets, income and activities, including those of its subsidiaries engaged in the active conduct of an insurance business, Sirius Group does not expect that it will be treated as a PFIC in 2020 and at the effective time of the merger; however, this conclusion is not free from doubt and the IRS could take the position that Sirius Group is a PFIC. While Sirius Group expects its insurance subsidiaries will qualify for the active insurance income exception for qualified insurance corporations in light of pending regulations and in the absence of other detailed guidance relating to the interpretations of the 2017 Tax Cuts and Jobs Act, there can be no assurance that Sirius Group’s insurance subsidiaries will meet the requirements for this exception. Moreover, PFIC classification is a factual determination made annually, and even if Sirius Group is not a PFIC in 2020, it could become a PFIC in later years. Accordingly, Sirius Group cannot assure you that it will not be treated as a PFIC for 2020, at the effective time of the merger or for any future year.
Additionally, there can be no assurance that Third Point Re/SiriusPoint will not be treated as a PFIC following the merger. See “Risks Relating to Taxation — United States persons who own our shares may be subject to United States federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of shares — PFIC” in Third Point Re’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of Holding and Disposition of Third Point Re Common not Held as Part of a Straddle — Passive Foreign Investment Companies.”
Sirius Group and Third Point Re may become subject to increased taxation in Bermuda and other countries as a result of the OECD’s various proposals.
The OECD, with the support of the Group of Twenty (“G20”), initiated the “base erosion and profit shifting” (“BEPS”) project in 2013 in response to concerns that international tax standards have not kept pace with changes in global business practices and that changes are needed to international tax laws to address situations where multinational enterprises may pay little or no tax in certain jurisdictions by shifting profits away from jurisdictions where the activities creating those profits may take place. In October 2015, the OECD issued “final reports” in connection with the BEPS project. The final reports were approved for adoption by the G20 finance ministers in November 2015 and provide the basis for international standards for corporate taxation, which are designed to prevent, among other things, treaty-shopping, the artificial shifting of income to tax havens and low-tax jurisdictions, the erosion of the tax base through interest deductions on intercompany debt and the artificial avoidance of permanent establishments (i.e., tax nexus with a jurisdiction). Action 6 (treaty abuse) led to the development of a global multilateral instrument to incorporate and facilitate changes to tax treaties, which was signed on June 7, 2017. Legislation to adopt these standards has been enacted or is currently under consideration in a number of jurisdictions, including country-by-country reporting.
More recently, the OECD also published a “Programme of Work” (organized as two “pillars”) and follow-on reports intended to address the tax challenges created by an increasing digitalized economy. Pillar One focuses on global profit allocation and includes proposals for new profit allocation and nexus methodologies. In January 2020, the OECD published a statement suggesting that financial services businesses with commercial customers (including insurance) will be outside the scope of Pillar One. Pillar Two addresses remaining BEPS issues by introducing a global minimum tax and a new tax on base eroding payments. The OECD has announced that it intends to obtain consensus by its participating members during 2020, which could give rise to their respective countries enacting new tax legislation and/or amending tax treaties, but at this time it is unclear whether the OECD will be able to meet this deadline.
As a result of changes in applicable tax law emanating from the developments discussed above, Sirius Group’s and Third Point Re’s earnings may be subject to income tax, or intercompany payments may be subject to withholding tax, in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed. The applicable tax authorities could also attempt to apply such taxes to past earnings and payments. Any such additional taxes could materially increase Sirius Group’s and Third Point Re’s effective tax rate. Also, the adoption of these standards may increase the complexity and costs associated with tax compliance and adversely affect Sirius Group’s and Third Point Re’s financial position and results of operations.
On March 12, 2019, the Council of the European Union added Bermuda to the list of non-cooperative jurisdictions for tax purposes. On May 17, 2019, Bermuda was removed from this list and was listed as a cooperative tax jurisdiction that was subject to certain commitments. The Council of European Union has stated that Bermuda has taken positive steps to comply with their requirements but that further technical changes need to be made to address economic substance concerns. Bermuda had until the end of 2019 to address these concerns or risk being returned to the list of non-cooperative jurisdictions for tax purposes. On February 18, 2020, Bermuda was completely removed from the list. Therefore, Sirius Group and Third Point Re do not currently expect any material adverse effects from these developments. If Bermuda is added back to this list, Sirius Group and Third Point Re may be subject to certain adverse tax and non-tax consequences, which may depend in part on future changes in tax laws and/or administration of relevant EU countries.
Sirius Group’s and Third Point Re’s operations may be affected by the introduction of EU mandatory disclosure rules under DAC 6.
The EU has introduced new rules requiring companies and their respective advisors to disclose information to tax authorities regarding certain cross-border arrangements which satisfy certain conditions, as part of a new Directive widely referred to as “DAC 6.” The scope of the arrangements and conditions which may trigger disclosure is very wide, and not limited to aggressive tax planning or indeed (for certain of the conditions) to arrangements which have any tax motive. Although first disclosures are not required until August 2020, the rules will apply retrospectively to any arrangements put in place or made available for implementation on or after June 25, 2018. The obligation to file disclosures under DAC 6 will fall on persons acting as intermediaries, which in many cases may require our advisers and other service providers to file disclosures relating to arrangements we are party to, in the first instance.
Sirius Group and Third Point Re intend to operate in compliance with DAC 6 mandatory disclosure rules. Achieving and maintaining compliance is likely to entail some cost to Sirius Group and Third Point Re, and any inadvertent failure to comply with Sirius Group’s or Third Point Re’s obligations may lead to fines and penalties, which would have an adverse effect on Sirius Group’s or Third Point Re’s results. Sirius Group’s and Third Point Re’s shareholders and their respective intermediaries could also be subject to certain disclosure obligations in relation to their investment in Sirius Group and Third Point Re, and should seek guidance from their own advisors in respect of the potential application of DAC 6 to them.
The impact of Bermuda’s letter of commitment to the OECD to eliminate harmful tax practices is uncertain and could adversely affect Sirius Group’s and Third Point Re’s tax status in Bermuda.
The OECD has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. According to the OECD, Bermuda is a jurisdiction that has substantially implemented the internationally agreed tax standard and as such is listed on the OECD “white list.” However, Sirius Group and Third Point Re are unable to predict whether any changes will be made to this classification or whether any such changes will subject Sirius Group, Third Point Re or their Bermuda operations to additional taxes.
Sirius Group and Third Point Re may become subject to income tax (or an increased amount of income tax) in one or more countries, including the United States, which could materially reduce Sirius Group’s after-tax returns and the value of Third Point Re shares.
Due to their business operating models, a portion of the income of two of Sirius Group’s foreign insurance companies is treated as effectively connected with a U.S. trade or business, and Sirius Group complies with the applicable U.S. income tax filing and payment requirements accordingly. Other than these deemed U.S. businesses, Sirius Group (including its foreign subsidiaries) currently intend to conduct substantially all of its businesses and operations in a manner such that it will not otherwise be engaged in a trade or business in the United States and will not be subject to more U.S. income tax than it currently incurs.

However, the matter is not free from doubt in light of the applicable tax law and guidance regarding activities that constitute being engaged in a trade or business in the United States for U.S. federal income tax purposes. Accordingly, Sirius Group cannot assure you that the IRS will not contend, perhaps successfully, that Sirius Group or its subsidiaries is engaged in a trade or business in the United States or is subject to more U.S. income tax than it currently incurs. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax, as well as branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable tax treaty.
Similarly, we cannot assure you that the IRS will not successfully assert that Third Point Re is engaged in a trade or business in the United States or, if applicable under the income tax treaty between the United States and Bermuda, engaged in a trade or business in the United States through a permanent establishment, and thus subject to current United States federal income taxation. See “Risks Relating to Taxation — We may be subject to United States federal income taxation” in Third Point Re’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Sirius Group and Third Point Re and its subsidiaries could become subject to income tax in one or more countries, including the United States, as a result of activities performed by it, adverse developments or changes in law, contrary conclusions by the relevant tax authorities or other causes. The imposition of any of these income taxes could materially reduce Sirius Group’s and Third Point Re’s post-tax returns available for distributions on, and consequently the value of, Third Point Re shares.
The ongoing effects of the 2017 Tax Cuts and Jobs Act and BEAT could make Third Point Re’s results difficult to predict.
Third Point Re’s effective tax rate may fluctuate in the future as a result of the TCJA, which included significant enacted changes in U.S. income tax law that had a meaningful impact on Sirius Group’s provision for income taxes and requires significant judgments and estimates in the interpretation and calculations. Each of Sirius Group and Third Point Re recorded the effects in its financial statements for the year ended December 31, 2019. However, Sirius Group and Third Point Re cannot assure that the IRS will apply the new tax law in a way similar to Sirius Group’s and Third Point Re’s interpretation.
The enacted tax legislation included, among other new provisions, a reduction in the corporate tax rate, new limitations on the deductibility of net interest, and BEAT. Final and proposed regulations interpreting and applying some of these provisions have been issued by the U.S. Department of the Treasury and the IRS, and additional guidance may be forthcoming. It is not possible to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis.
There are a number of other risks relating to ownership of Third Point Re’s common shares that will continue to be relevant following the merger. See “Risks Relating to Taxation” in Third Point Re’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019
Reduced U.S. federal income tax rates for qualified dividend income may not be available in the future.
As long as Sirius Group common shares are readily tradable on an established securities market in the United States and it is not a PFIC, then under current U.S. law, dividends paid on Sirius Group common shares to U.S. individual shareholders should qualify as “qualified dividend income” and be eligible for reduced U.S. federal income tax rates. The U.S. Congress has, in the past, considered legislation that would exclude shareholders of foreign corporations from this preferential U.S. federal income tax treatment unless either (i) the corporation is organized or created under the laws of a country that has entered into a “comprehensive income tax treaty” with the United States or (ii) the stock of such corporation is readily tradable on an established securities market in the United States and the corporation is organized or created under the laws of a country that has a “comprehensive income tax system” that the U.S. Secretary of the Treasury determines is satisfactory for this purpose. Sirius Group and Third Point Re would likely not satisfy either of these tests and, accordingly, if this or similar legislation were to become law, individual U.S. shareholders would no longer qualify for reduced U.S. federal income tax rates on dividends paid by it.

At the time of the merger, Sirius Group may be treated as a CFC and might be subject to the rules for related person insurance income, and in either case this may subject a U.S. holder of Sirius Group common shares to disadvantageous rules under U.S. federal income tax laws.
A CFC for U.S. federal income tax purposes is any foreign corporation if, on any day of the taxable year, 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of certain constructive ownership rules) more than 50% (25% in the case of certain insurance companies) of the total combined voting power of all classes of that corporation’s voting shares, or more than 50% (25% in the case of certain insurance companies) of the total value of all the corporation’s shares. If Sirius Group is a CFC, each 10% U.S. Shareholder must annually include in its income its pro rata share of Sirius Group’s “subpart F income,” and its “global intangible low-taxed income” even if no distributions are made. Additionally, if Sirius were a CFC, under Section 1248 of the Code, any gain from the sale or exchange by a United States 10% Shareholder of shares in the merger may be treated as a dividend to the extent of the United States 10% Shareholder’s portion of the undistributed earnings and profits accumulated during the period that the shareholder held the shares, subject to certain adjustments, and would be required to comply with certain reporting requirements, regardless of the amount of shares owned by the direct or indirect shareholder.
If, with respect to any of Sirius Group’s non-U.S. insurance subsidiaries, (i) 20% or more of the gross income in any taxable year is attributable to insurance or reinsurance policies of which the direct or indirect insureds are direct or indirect U.S. shareholders of Sirius Group (regardless of the number of shares owned by those shareholders) or persons related to such U.S. shareholders and (ii) direct or indirect insureds, whether or not U.S. persons, and persons related to such insureds own directly or indirectly 20% or more of the voting power or value of Sirius Group’s shares, any U.S. person who owns any shares directly or indirectly on the last day of the taxable year would most likely be required to include its allocable share of the RPII of the applicable subsidiary for the taxable year in its income, even if no distributions are made. Additionally, Section 1248 also applies to the sale or exchange of shares by a United States person in a foreign corporation that earns RPII and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a United States corporation. Such dividend treatment applies to a United States person subject to the RPII rules regardless of whether such United States person is a United States 10% Shareholder or whether the CFC meets either one of the first two RPII exceptions described above. The proposed regulations do not specifically address whether Section 1248 of the Code applies when an upper tier foreign corporation does not earn RPII directly and does not have United States 10% Shareholders but such foreign corporation has an insurance company subsidiary that is a CFC for purposes of requiring United States persons to take RPII into account. Sirius Group believes it is not likely that the conditions described above will be satisfied, and therefore does not believe that the RPII rules would apply at the time of the merger. However, Sirius Group cannot assure you that this will be the case. Consequently, Sirius Group cannot assure you that a person who is a direct or indirect U.S. shareholder will not be required to include amounts in its income in respect of RPII as a result of the merger.
Risks Related to Sirius’s Business, Industry and COVID-19
The novel coronavirus (COVID-19) pandemic has adversely affected Sirius’s business. Epidemics, pandemics, and other public health threats, including the ongoing COVID-19 pandemic, could have a material adverse effect on Sirius’s business, including its results of operations, financial position and/or liquidity, in a manner and to a degree that cannot be predicted.
In December 2019, the novel coronavirus (COVID-19) was reported in Wuhan, China, and the World Health Organization declared it a global health emergency on January 30, 2020. Since January 2020, Sirius has been monitoring the impact of COVID-19 on Sirius’s business. Beginning in March 2020, COVID-19 began to impact the global economy and the results of Sirius’s operations. Because of the size and duration of this pandemic, all of the direct and indirect consequences of COVID-19 are not yet known and may not emerge for some time. The future impact of the pandemic on Sirius is highly uncertain and cannot be predicted, but it could have a material adverse impact on the future results of operations, financial position and/or liquidity of Sirius. The extent of the impact, if any, will depend on future developments, including actions taken to contain COVID-19 and the uncertain impact of potential judicial, legislative and regulatory actions by local, state and national governmental and regulatory bodies. Risks presented by the ongoing effects of COVID-19 include the following:
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Gross Written Premiums.    Sirius expects that the impact of COVID-19 on general economic activity will negatively impact its premium volumes. The degree of the impact will depend on the extent and duration of the economic contraction. As a result of the anticipated impact of the pandemic on its earned premiums, Sirius expect an increase in its underwriting expense ratio in the near term. Sirius may also experience lower gross written premiums for travel medical and trip cancellation insurance.

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Increased Risk of Loss.   Sirius has experienced and may continue to experience an increased risk of loss in certain lines of business, including contingency, accident and health, workers ‘ compensation, trade credit, casualty and its property (re)insurance due to business interruption and global supply chains disruptions. For example, Sirius previously reported that it recorded $140 million of estimated ultimate losses in Sirius’s underwriting losses related to the COVID-19 pandemic. During the second quarter 2020, Sirius reviewed its inforce (re)insurance portfolios to reevaluate Sirius’s estimate of ultimate losses from the COVID-19 pandemic, and as a result of new information and more detailed modeling, Sirius increased its estimates by $13 million. Sirius has currently recorded losses of $57 million in its other property and property catastrophe excess reinsurance lines of business due to business interruption, and has experienced losses of $48 million pertaining to actual and projected canceled or postponed major events. Sirius may also experience elevated frequency and severity in its workers’ compensation lines related to compensable claims by workers who have suffered from injury or illness in the course of their employment. Sirius has experienced and may continue to experience risk of loss in its casualty business, including professional liability treaties that cover health care, hospitals, long term care providers and directors and officers. Sirius has experienced and may continue to experience losses resulting from mortality, increased medical expenses, and trip cancellation in its accident and health portfolio. The economic volatility may also lead to increased losses within the trade credit portfolio, and there may be additional future losses from COVID-19 which have not yet been reflected in Sirius’s estimates, if loss emergence varies from its current expectations. For further discussion of the risks and exposure related to unpredictable catastrophic events, see “Sirius is exposed to unpredictable catastrophic events that could adversely affect its results of operations and financial condition” included in Part I, Item 1A. “Risk Factors” in Sirius’s 2019 Annual Report on Form 10-K.

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Estimated Loss Reserves.    The anticipated and unknown risks related to COVID-19 may cause additional uncertainty in the estimation of claim and claim adjustment expense reserves. For example, the behavior of claimants and policyholders may change in unexpected ways. The disruption to court systems may have an impact on the timing and amounts of claims settlements; and the actions taken by governmental bodies, both legislative and regulatory, in reaction to COVID-19 and their related impacts are difficult to predict. As a result, Sirius’s estimated level of claims and claim adjustment expense reserves may change.

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Investments.    During the first quarter of 2020, Sirius experienced losses in its investment portfolio as a result of volatile markets, such as a decline in interest rates, a sharp decline in equity markets and a widening of credit risk spreads for bonds. In addition, the disruption in the financial markets caused by COVID-19 contributed to net unrealized investment losses, primarily due to the impact of changes in fair value on Sirius’s equity investments and, to a lesser extent, change in unrealized losses in Sirius’s fixed-income investment portfolio. While Sirius’s investment portfolio improved during second quarter 2020, there is no guarantee that the losses experienced during first quarter 2020 will not occur again. Sirius’s corporate fixed income portfolio may also be adversely impacted by ratings downgrades, increased bankruptcies and credit spread widening in distressed industries, such as energy, gaming, lodging and leisure, autos, airlines and retail. In addition, in recent years, many state and local governments have been operating under deficits or projected deficits. These deficits may be exacerbated by the costs of responding to COVID-19 and reduced tax revenues due to adverse economic conditions. Sirius’s investment portfolio also includes residential mortgage-backed securities, commercial mortgage-backed securities and wholly-owned real estate, all of which could be adversely impacted by declines in real estate valuations and/or financial market disruption, including a heightened default risk on the underlying mortgages and on rent receivables. Further disruptions in global financial markets due to the continuing impact of COVID-19 could result in additional net realized investment losses, including potential impairments in Sirius’s fixed income portfolio. Further disruptions in global financial markets could adversely impact Sirius’s net investment income in future periods from its non-fixed income investment portfolio. For further discussion of the risks related to Sirius’s investment portfolio, see “ Sirius’s investment portfolio may suffer reduced returns or losses, which could adversely affect Sirius’s results of operations and financial condition. Adverse changes in interest rates, foreign currency exchange rates, equity markets, debt markets or market volatility could result in significant losses to the fair value of Sirius’s investment portfolio” and “Unexpected volatility or illiquidity associated with some of Sirius’s investments could significantly and negatively affect Sirius’s financial results, liquidity and ability to conduct business” included in Part I, Item 1A. “Risk Factors” in Sirius’s 2019 Annual Report on Form 10-K.
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Inflation.   It is possible that changes in economic conditions and steps taken by the federal government and the Federal Reserve in response to COVID-19 could lead to higher inflation than Sirius had anticipated, which could in turn lead to an increase in Sirius’s loss costs and the need to strengthen claims and claim adjustment expense reserves. These impacts of inflation on loss costs and claims and claim adjustment expense reserves could be more pronounced for those lines of business that require a relatively longer period of time to finalize and settle claims for a given year and, therefore more inflation sensitive. Inflation could also adversely impact Sirius’s general and administrative expenses. Changes in interest rates caused by inflation affect the carrying value of Sirius’s fixed maturity investments and returns on its fixed maturity and short-term investments. An increase in interest rates reduces the market value of existing fixed maturity investments, thereby negatively impacting Sirius’s book value.

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Foreign Currency Exchange Rate Changes.    As a result of Sirius’s business outside of the United States, primarily in Europe, Japan, and the United Kingdom (including Lloyd’s), Sirius’s shareholders’ equity is also subject to the effects of changes in foreign currency exchange rates. Movement of the U.S. dollar compared to other currencies could result in a further reduction of shareholders’ equity.

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Further Ratings Downgrades.   Third-party rating agencies assess and rate the financial strength, including claims-paying ability, of insurers and reinsurers. These ratings are based upon criteria established by the rating agencies and are subject to revision at any time at the sole discretion of the agencies. Rating agencies periodically evaluate Sirius to confirm that it continues to meet the criteria of the ratings previously assigned to Sirius. If the rating agencies determine that Sirius’s operating performance has further deteriorated as a result of the COVID-19 pandemic, they could downgrade or withdraw Sirius’s financial strength ratings which could have a material adverse effect on Sirius’s results of operations, financial position and/or liquidity. For additional discussion on how a ratings downgrade can impact Sirius, see “Sirius is reliant on financial strength and creditworthiness ratings, and any downgrade or withdrawal of ratings and/or change in outlook may have a material adverse effect on Sirius’s business, prospects, financial condition and results from operations” included in Part I, Item 1A. “Risk Factors” in Sirius’s 2019 Annual Report on Form 10-K.

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Counterparty Credit Risk and Retrocessional Arrangements.   A prolonged economic downturn due to the COVID-19 pandemic would increase Sirius’s credit risk, reflecting Sirius’s counterparty dealings with agents, brokers, customers and retrocessionaires. Certain of Sirius’s policyholders and intermediaries, including reinsurance and retrocession counterparties, may not pay amounts owed to Sirius due to insolvency or other reasons. Insolvency, liquidity problems, distressed financial condition due to the impact of the COVID-19 pandemic or the general effects of economic recession may increase the risk that policyholders or intermediaries, such as insurance brokers, may not pay a part of or the full amount of premiums owed to us, despite an obligation to do so. The terms of Sirius’s contracts, or actions by Sirius’s regulators, may not permit Sirius to cancel its policies even though it has not received payment. Sirius may further decide (or be obliged by regulation) to refund premiums already paid where it is judged that the COVID-19 pandemic has reduced the customer need for coverage. The COVID-19 pandemic could impact Sirius’s ability to obtain reinsurance and retrocessional arrangements on favorable terms which could limit the amount of business Sirius is willing to write or reduce its reinsurance protection for large loss events. For a further discussion, see “Sirius’s reliance on intermediaries subjects it to the intermediaries’ credit risk” included in Part I, Item 1A. “Risk Factors” in Sirius’s 2019 Annual Report on Form 10-K.

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Potential Adverse Judicial, Legislative and/or Regulatory Action.    Like many reinsurers and insurers, Sirius has exposure to losses from COVID-19-related claims, primarily in its property and contingency business. Whether the COVID-19 pandemic triggers coverage is dependent on specific policy language, terms and exclusions. However, certain domestic and international governmental authorities and regulatory bodies have proposed to take actions to address and contain the impact of the COVID-19 pandemic that may adversely affect Sirius. For example, Sirius is subject to government and/or regulatory action that may seek to retroactively mandate coverage for losses which its (re)insurance policies were not designed or priced to cover. Currently, in some countries there is proposed legislation to require (re)insurers to cover business interruption claims irrespective of terms, exclusions or other conditions included in the policies that would otherwise preclude coverage. Should such proposed regulations and or legislation be implemented, Sirius’s (re)insurance contracts may be interpreted to provide coverage for these business interruption losses, notwithstanding the fact that such losses fall outside of the terms and conditions of the underlying contracts. These and other future judicial, legislative or regulatory actions could have a material adverse impact on Sirius’s results of operations, financial position and/ or liquidity and make it difficult to predict the total amount of losses Sirius could incur as a result of the COVID-19 pandemic. In addition, a number of states in the United States have instituted, and others are considering instituting, changes designed to effectively expand workers’ compensation coverage by creating presumptions of compensability of claims for certain types of workers. Regulatory restrictions or requirements could also impact pricing, risk selection and Sirius’s rights and obligations with respect to its policies and insureds, including its ability to cancel policies or its right to collect premiums. In the United States, at least one state regulator has issued an order requiring insurers to issue premium refunds, and regulators in other states could take similar actions.

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Operational Disruptions and Heightened Cybersecurity Risks.    Sirius’s operations could be disrupted if key members of its senior management or a significant percentage of its workforce or the workforce of its agents, brokers, suppliers or third party providers are unable to continue to work because of illness, death, government directives or otherwise. Further, limitation on travel and social distancing requirements implemented in response to COVID-19 pandemic may challenge Sirius’s ability to maintain its business relationships with its current clients and develop new client relationships and business which may impact its ability to write new insurance or reinsurance business and market its products and services as anticipated prior to COVID-19 pandemic. In addition, the interruption of Sirius’, or third party, system capabilities could result in a deterioration of its ability to write and process new and renewal business, provide customer service, pay claims in a timely manner or perform other necessary business functions. Having shifted to remote working arrangements, Sirius also face a heightened risk of cybersecurity attacks or data security incidents and are more dependent on internet and telecommunications access and capabilities. An extended period of remote work arrangements could strain Sirius’s business continuity plans and could negatively affect Sirius’s internal control over financial reporting as most of Sirius’s employees are required to work from home. As a result, new processes, procedures and controls could be and have been required to respond to changes in Sirius’s business environment. For a further discussion, see “Sirius may be unable to adequately maintain its systems and safeguard the security of the data it holds or the data held by its business partners and service providers, which may adversely impact Sirius’s ability to operate its business and cause reputational harm and financial loss” included in Part I, Item 1A. “Risk Factors” in Sirius’s 2019 Annual Report on Form 10-K.

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Reputational Damage.    Sirius could experience reputational damage resulting from potential claims disputes and underwriting renewal actions that Sirius may take in connection with the management of potential COVID-19 pandemic losses.

Due to the evolving and uncertain nature of the COVID-19 pandemic, Sirius cannot estimate its ultimate impact at this time. Depending on the scope and duration of the COVID-19 pandemic, the events described above may have a material adverse effect on Sirius’s results of operations, financial position and/or liquidity. Moreover, the potential effects of the COVID-19 pandemic could exacerbate the impacts of many other risk factors that Sirius identify in its 2019 Annual Report on Form 10-K, including, but not limited to, risks that can impact Sirius as a result of an economic downturn; potential litigation claims brought against Sirius; further losses from event cancellations in Sirius’s contingency portfolio and other coverages from Sirius’s reinsurance and insurance contracts; negative impact to revenues and earnings; and impairment of goodwill and intangible assets and potential valuation allowances on deferred tax assets. Since the COVID-19 pandemic is continuously evolving, the potential impacts to the risks related to Sirius’s business that are further described in Sirius’s 2019 Annual Report on Form 10-K remain uncertain and new and potentially unforeseen risks beyond those described above and in Sirius’s 2019 Annual Report on Form 10-K may arise. Even after the COVID-19 pandemic subsides, the U.S. and world economies may experience a prolonged economic recession, in which event Sirius’s results of operations, financial position and/ or liquidity may be materially and adversely affected.
Sirius is exposed to unpredictable catastrophic events that could adversely affect its results of operations and financial condition.
Sirius writes reinsurance contracts and insurance policies that cover unpredictable catastrophic events. Covered unpredictable catastrophic events, predominantly in its property catastrophe excess line of business, include natural perils and other disasters, such as hurricanes, windstorms, earthquakes, floods, wildfires and severe winter weather. Catastrophes can also include terrorist attacks, explosions and infrastructure failures. Sirius has significant exposure to a potential major earthquake or series of earthquakes in California, the Midwestern United States, Canada, Japan and Latin America and to windstorm damage in Northern Europe, the Northeast United States, the United States Atlantic Coast (i.e., Massachusetts to Florida) and the United States Gulf Coast (i.e., Florida to Texas) regions and Japan.
Similar exposures to losses caused by the same types of catastrophic events occur in other lines of business such as marine, aviation, contingency, casualty, trade credit and accident and health (including trip cancellation), including pandemic risk. Pandemic risk is the increase in mortality or morbidity over an annual period associated with a rapidly spreading virus (either within a highly populated geographic area or on a global basis) with a high mortality or morbidity rate. Sirius could experience risk of loss due to potential claims for cover of high mortality virus and infectious disease, such as the coronavirus. It could experience loss in certain lines of business, including its property (re)insurance due to business interruption if a pandemic spreads and supply chains are globally disrupted. As a result of a pandemic, Sirius could also experience losses in its trade credit line of business if businesses become insolvent due to the decrease in economic activity, and losses in its investment portfolio as a result of volatile markets. Sirius’s catastrophe losses, net of reinsurance and reinstatement premiums, were $194 million, $194 million, and $259 million for the years ended December 31, 2019, 2018, and 2017, respectively.
The extent of catastrophe losses is a function of both the severity of the event and total amount of insured exposure affected by the event. Increases in the value and concentration of insured property or insured individuals, the effects of inflation, changes in weather patterns, such as climate change, and increased terrorism could increase the future frequency and/or severity of claims from catastrophic events. Claims from catastrophic events could materially adversely affect Sirius’s results of operations and financial condition. Sirius’s ability to write new reinsurance contracts and insurance policies could also be impacted as a result of corresponding reductions in its capital levels.
Although Sirius attempts to manage its exposure to such events through a multitude of approaches, including geographic diversification, geographic limits, individual policy limits, exclusions or limitations from coverage, purchase of reinsurance and expansion of supportive collateralized capacity, the availability of these management tools may be dependent on market factors and, to the extent available, may not respond in the way that is expected. For instance, Sirius seeks to manage its exposure to catastrophe losses by limiting the aggregate insured value of policies in geographic areas with exposure to catastrophic events by estimating PML for many different catastrophe scenarios and by buying reinsurance, including retrocession coverage. To manage and analyze aggregate insured values and PML, Sirius uses a variety of tools, including external and internal catastrophe modeling software packages. Estimates of PMLs are dependent on many variables, including assumptions about demand surge and storm surge, loss adjustment expenses, insurance-to-value for the underlying properties, the relationship of the actual event parameters to the modelled event and the quality of portfolio data provided to Sirius by ceding companies (in the case of Sirius’s reinsurance operations). Accordingly, if these assumptions about the variables are incorrect, the losses Sirius might incur from an actual catastrophe could be materially higher than its expectation of losses generated from modelled catastrophe scenarios which could materially adversely affect Sirius’s financial condition, liquidity or results of operations.

Given the inherent uncertainty of models, the usefulness of such models as a tool to evaluate risk is subject to a high degree of uncertainty that could result in actual losses that are materially different than Sirius’s estimates including PMLs, and Sirius’s financial results may be adversely impacted, perhaps significantly.
Sirius uses third-party vendor and proprietary analytic and modeling capabilities, including global property catastrophe models, which consolidates and reports on all its worldwide property exposures, to calculate expected PML from various property natural catastrophe scenarios. Sirius uses these models and software to help it control risk accumulation, inform management and other stakeholders of capital requirements and to improve the risk/return profile in Sirius’s overall portfolio of reinsurance contracts. However, given the inherent uncertainty of modeling techniques and the application of such techniques, these models and databases may not accurately address a variety of matters impacting Sirius’s coverages.
For example, catastrophe modeling is dependent upon several broad economic and scientific assumptions, such as storm surge (the water that is pushed toward the shore by the force of a windstorm), demand surge (the localized increase in prices of goods and services that often follows a catastrophe) and zone density (the percentage of insured perils that would be affected in a region by a catastrophe). Third-party modeling software also does not provide information for all territories or perils for which Sirius writes business. Catastrophe modeling is inherently uncertain due to process risk (i.e., the probability and magnitude of the underlying event) and parameter risk (i.e., the probability of making inaccurate model assumptions).
The inherent uncertainties underlying, or the incorrect usage or misunderstanding of these tools may lead to unanticipated exposure to risks relating to certain perils or geographic regions which could have a material adverse effect on Sirius’s business, prospects, financial condition or results of operations.
Sirius’s loss and LAE reserves may be inadequate to cover its ultimate liability for losses and as a result its financial results could be adversely affected.
Sirius must maintain reserves adequate to cover its estimated ultimate liabilities for LAE. Loss and LAE reserves are typically comprised of (i) case reserves for claims reported (“case reserves”) and (ii) incurred but not reported (“IBNR”) reserves for losses that have occurred but for which claims have not yet been reported and for expected future development on case reserves. These reserves are estimates of what the settlement and administration of claims will cost based on facts and circumstances then known to Sirius. These estimates involve actuarial and claims assessments, and require Sirius to make a number of assumptions about future events that are subject to unexpected changes and are beyond its control, such as future trends in claim severity, frequency, inflation, legislative and judicial changes and other factors.
Because of uncertainties associated with estimating ultimate loss and LAE reserves, Sirius is unable to guarantee that its reserves are adequate. In the event that Sirius’s reserves become insufficient to cover its actual losses and LAE, Sirius may need to add to its reserves, which could have a material adverse effect on its results of operations and financial condition.
In addition, Sirius reserves for losses and LAE include an estimate of its ultimate liability for natural catastrophe events, and asbestos and environmental claims for which it cannot estimate the ultimate value using traditional reserving techniques, and for which there are significant uncertainties in estimating the amount of its potential losses.
Sirius is reliant on financial strength and creditworthiness ratings, and any downgrade or withdrawal of ratings and/or change in outlook may have a material adverse effect on Sirius’s business, prospects, financial condition and results from operations.
Third-party rating agencies assess and rate the financial strength, including claims-paying ability, of insurers and reinsurers. These ratings are based upon criteria established by the rating agencies and are subject to revision at any time at the sole discretion of the agencies. Some of the criteria relate to general economic conditions and other circumstances outside of the rated company’s control. These financial strength ratings are used by policyholders, agents and brokers to assess the suitability of insurers and reinsurers as business counterparties and are an important factor in establishing the competitive position of insurance and reinsurance companies.

The maintenance of an “A-” or better financial strength rating from A.M. Best and/or Standard & Poor’s is particularly important to the ability of Sirius’s operating (re)insurance subsidiaries to bind property and casualty insurance and reinsurance business in most markets. In addition, general creditworthiness ratings are used by existing or potential investors to assess the likelihood of repayment on a particular debt issue. Accordingly, the maintenance of an investment grade creditworthiness rating (e.g., “BBB-” or better from Standard & Poor’s or Fitch Ratings) is important to Sirius’s ability to raise new debt with acceptable terms. Strong creditworthiness ratings are important factors that provide better financial flexibility when issuing new debt or restructuring existing debt.
Rating agencies periodically evaluate Sirius to confirm that it continues to meet the criteria of the ratings previously assigned to Sirius. A downgrade, withdrawal or negative watch/outlook of the financial strength rating of Sirius’s operating (re)insurance companies could severely limit or prevent Sirius from writing new policies or renewing existing policies, which could have a material adverse effect on Sirius’s results of operations and financial condition. A downgrade, withdrawal or negative watch/outlook of Sirius’s creditworthiness ratings could limit its ability to raise new debt or could make new debt more costly and/or have more restrictive conditions. Additionally, some of Sirius’s assumed reinsurance contracts contain optional cancellation, commutation and/or funding provisions that would be triggered if A.M. Best and/or Standard & Poor’s were to downgrade below “A-” or withdraw the financial strength ratings of Sirius’s principal (re)insurance operating subsidiaries. A client may choose to exercise these rights depending on, among other things, the reasons for such a downgrade, the extent of the downgrade, the prevailing market conditions, the degree of unexpired coverage, and the pricing and availability of replacement reinsurance coverage. Sirius cannot predict in advance how many of its clients would actually exercise such rights in the event of such a downgrade or withdrawal, but widespread exercise of these options could be materially adverse.
Currently, Sirius and its main subsidiaries have financial strength ratings of “A-’’ (Strong) with negative implications from Standard & Poor’s, “A-” (Strong) with a negative outlook from Fitch, and “A-’’ (Excellent) with negative implications from A.M. Best. Sirius’s ratings are subject to periodic review by these agencies and Sirius can offer no assurances that its ratings will remain at their current levels or that any of Sirius’s ratings will remain unchanged. Liquidity events at CMIH, such as the defaults and cross-defaults on certain bonds and other debt obligations issued by certain subsidiaries of CMIH (the “CMIH Defaults”) and other concerns with respect to Sirius’s controlling shareholder, including its lack of financial transparency, have prompted rating agencies to place a negative outlook on Sirius’s ratings, and other events outside of Sirius’s control, such as actions taken by CMIH’s creditors and other parties in interest, may in the future prompt ratings agencies to take additional actions to downgrade and/or place a negative watch/outlook on Sirius’s ratings. For example, during the fourth quarter 2019, Fitch revised Sirius’s outlook from stable to negative. The negative outlook and financial strength rating reflected Fitch’s concerns regarding the deterioration of Sirius’s recent operating performance and a one-notch lower adjustment due to CMIH’s majority ownership. In addition, during the first quarter 2020, Sirius’s ratings were downgraded by A.M. Best from a financial strength rating of “A” (Excellent) with stable outlook to “A-” (Excellent) under review with negative implications and Standard & Poor’s placed Sirius on credit watch negative. Standard & Poor’s and A.M. Best’s ratings actions were taken following a written resolution executed by CM Bermuda, Sirius’s controlling shareholder, on February 25, 2020 which may prohibit the Sirius board from issuing any shares without CM Bermuda’s prior approval. A.M. Best’s ratings downgrade reflects the negative impact of Sirius’s association with CMIH and A.M. Best’s concern that CMIH, with a credit quality significantly weaker than Sirius, could exert control over Sirius despite the presence of a sufficiently strong governance structure and independent board. Standard & Poor’s noted that it placed Sirius on credit watch negative due to its concerns that there appeared to be a divergence of views between Sirius’s management and CMIH over the group’s future capital strategy. It also noted that the worsening of the dispute between Sirius and CMIH could impact the assessment of the group’s governance possibly leading to the determination that the Sirius board was no longer Sirius’s final decision making authority. Standard & Poor’s also viewed CMIH’s creditworthiness to be significantly weaker than Sirius. If the rating agencies were to perceive Sirius’s safeguard mechanisms as insufficient, or should they determine that CMIH exercises control over Sirius’s operations, further negative rating action will likely occur, which could include a downgrade or withdrawal of Sirius’s ratings, and any such action taken by the ratings agencies would have a material adverse effect on Sirius’s business (including, without limitation, loss of premium), prospects, financial condition and results from operations.

Sirius’s investment portfolio may suffer reduced returns or losses, which could adversely affect Sirius’s results of operations and financial condition. Adverse changes in interest rates, foreign currency exchange rates, equity markets, debt markets or market volatility could result in significant losses to the fair value of Sirius’s investment portfolio.
Sirius’s investment portfolio is overseen in accordance with the investment policy and guidelines approved by the Finance Committee of the Sirius board of directors. As of December 31, 2019, Sirius’s investment portfolio consisted of fixed maturity investments (including U.S. and foreign government bonds, corporate debt, mortgage-backed, asset-backed and other fixed-maturity securities), short-term investments, equity securities, convertibles and other long-term investments, including hedge funds and private equity funds.
Sirius invests to maximize long-term total returns (after-tax) while taking prudent levels of risk and maintaining a diversified portfolio subject to its investment guidelines, policy and various regulatory restrictions. However, investing entails substantial risks. Sirius may not achieve its investment objectives, and investment performance may vary substantially over time. Investment returns are an important part of Sirius’s strategy to grow, and fluctuations in the fixed-income or equity markets could impair Sirius’s results of operations and financial condition.
Both Sirius’s investment income and the fair market value of its investment portfolio are affected by general economic and market conditions, including fluctuations in interest rates, foreign currency exchange rates, debt market levels, equity market levels and market volatility.
Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond Sirius’s control. In particular, a significant increase in interest rates could result in significant losses in the fair value of Sirius’s investment portfolio. In addition, certain fixed-income securities, such as mortgage-backed and asset backed securities, carry prepayment risk or, in a rising interest rate environment, may not pre-pay as quickly as expected. Conversely, in a low interest rate environment, Sirius may be forced to reinvest proceeds from investments that have matured or have been prepaid or sold at lower yields, which will reduce Sirius’s investment returns. Additionally, a change in interest rates could adversely affect Sirius’s results of operations and financial condition.
The table below summarizes the estimated effects of hypothetical increases and decreases in market interest rates on Sirius’s fixed maturity investments. The size of interest rate decreases presented may be limited in order to floor interest rates at a de minimis level.
	Fair Value at December 31, 2019	Assumed Change in Relevant Interest Rate	Estimated Fair Value After Change in Interest Rate	Pre-Tax Increase (Decrease) in Carrying Value
Fixed maturity investments	$1,681.0	300bpdecrease	$1,764.6	$83.6
		200bpdecrease	1,748.5	67.5
		100bpdecrease	1,716.8	35.8
		50bpdecrease	1,700.1	19.1
		50bpincrease	1,661.1	(19.9)
		100bpincrease	1,641.1	(39.9)
		200bpincrease	1,601.2	(79.8)
		300bpincrease	1,561.2	(119.8)
Sirius’s investment portfolio is also exposed to investment credit risk, which is the risk that the value of certain investments may decrease due to a deterioration in the financial condition, operating performance or business prospects of, or the liquidity available to, one or more issuers of those securities or, in the case of mortgaged-back and other asset-backed securities, due to the deterioration of the loans or other assets that underlie the securities. Mortgage-backed securities are particularly sensitive to changes in U.S. economic conditions, including deterioration of the U.S. housing market and unemployment, among other factors.

Sirius is also exposed to changes in equity markets. A significant decline in the equity markets, such as that experienced from September 2008 to March 2009, could have a material adverse effect on Sirius’s results of operations and financial condition. Assuming a hypothetical 10% and 30% increase or decrease in the value of Sirius’s equity securities and other long-term investments as of December 31, 2019, the carrying value of Sirius’s equity securities and other long-term investments would have increased or decreased by approximately $75 million and $226 million pre-tax, respectively.
Since a portion of Sirius’s investment portfolio is invested in securities denominated in currencies other than the U.S. dollar, the value of Sirius’s portfolio is sensitive to changes in foreign currency rates. Sirius is also exposed to changes in the volatility levels of various investment markets. The underlying conditions prompting such changes are outside of Sirius’s control and could adversely affect the value of Sirius’s investments and results of operations and financial condition.
A portion of Sirius’s investment portfolio is invested in securities indexed based on the London Interbank Offered Rate (“LIBOR”). On July 27, 2017, the U.K. Financial Conduct Authority announced that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021, which is expected to result in these widely used reference rates no longer being available. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the U.K. or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR- based securities, including those held in Sirius’s investment portfolio. For discussion regarding changes to LIBOR, see “Changes in the method for determining LIBOR and the potential replacement of LIBOR may affect Sirius’s cost of capital and net investment income” below.
Changes in the method for determining LIBOR and the potential replacement of LIBOR may affect Sirius’s cost of capital and net investment income.
As a result of concerns about the accuracy of the calculation of LIBOR, a number of British Bankers Association (“BBA”) member banks entered into settlements with certain regulators and law enforcement agencies with respect to the alleged manipulation of LIBOR. Actions by the BBA, regulators or law enforcement agencies as a result of these or future events may result in changes to the manner in which LIBOR is determined. Potential changes or uncertainty related to such potential changes, alternative reference rates or other reforms may adversely affect the market for LIBOR-based securities, including certain of Sirius’s LIBOR-based assets and liabilities. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other “initiatives” or “investigations” or any other further uncertainty in relation to timing and manner of implementation of such changes, could have a material adverse effect on the value of return on any securities based on or linked to a “benchmark” such as certain of Sirius’s LIBOR-based assets and liabilities. If LIBOR ceases to exist, Sirius may need to renegotiate the terms of certain of Sirius’s capital securities and credit instruments, which utilize LIBOR as a factor in determining the interest rate, to replace LIBOR with the new standard that is established. The U.S. Federal Reserve has begun publishing a Secured Overnight Funding Rate which is intended to replace U.S. dollar LIBOR. Plans for alternative reference rates for other currencies have also been announced. At this time, it is not possible to predict how markets will respond to these new rates, and the effect that any changes in LIBOR or the discontinuation of LIBOR might have on new or existing financial instruments. Sirius is not able to predict what the impact of such changes may be on Sirius’s cost of capital or net investment income.
An unexpected accumulation of attritional losses may adversely affect Sirius’s operating results.
In addition to Sirius’s exposures to natural catastrophe and other large losses as discussed above, Sirius’s operating results may be adversely affected by unexpectedly large accumulations of smaller losses.Sirius seeks to manage this risk by using appropriate underwriting processes to guide the pricing, terms and acceptance of risks. These processes, which include pricing models, are intended to ensure that premiums received are sufficient to cover the expected levels of attritional losses and a contribution to the cost of natural catastrophes and large losses where necessary. However, it is possible that these underwriting approaches and/or pricing models may not work as intended and that actual losses from a class of risks may be greater than expected. Sirius’s pricing models are also subject to the same limitations as the models used to assess exposures to natural catastrophe losses noted above. Accordingly, these factors could adversely impact Sirius’s financial condition and/or operating results.
A decrease in the fair value of Global A&H and/or Sirius’s intangible assets may result in future impairments.
As of December 31, 2019, goodwill and intangible assets represented approximately 35% of Sirius’s consolidated shareholders’ equity. Goodwill and intangible assets are assessed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. These assessments require Sirius to use significant judgment in making various estimates and assumptions, such as the determination of expected future cash flows and/or earnings, and actual results may ultimately be materially different from such estimates and assumptions. For example, expected future cash flows and/or earnings may be materially and negatively impacted as a result of, among other things, a decrease in renewals and new business, loss of key personnel, lower-than-expected yields and/or cash flows from Sirius’s investment portfolio, as applicable, or higher-than-expected claims activity and incurred losses as well as other general economic factors. As a result of these potential changes, the estimated fair value of Sirius’s goodwill and intangible assets may decrease, causing the carrying value to exceed the fair value and the goodwill and/or intangible assets to be impaired. If an impairment is determined to exist, the carrying value of the goodwill and/or intangible asset is adjusted to its implied fair value with the corresponding expense recorded in Sirius’s income statement, as applicable, in the period in which the impairment is determined. If Sirius is required to record goodwill impairments in the future, its financial condition and results of operations would be negatively affected.
Sirius is exposed to unpredictable casualty insurance risks that could adversely affect its results of operations and financial condition.
Sirius writes insurance and reinsurance policies covering casualty risks. Casualty insurance generally covers the financial consequences of the legal liability of an individual or organization resulting from negligent acts causing bodily injury and/or property damage to a third party. Claims from such business can take years to develop and settle and can be subject to unanticipated claims and economic and social inflation. In addition, Sirius could be adversely affected by proposals or enacted legislation to expand the scope of coverage under existing policies or extend the statute of limitations for certain casualty risks. For example, the State of New York recently passed the Child Victims Act which greatly extends the State of New York’s statutes of limitations for childhood sex abuse allowing victims to sue until age 55. In connection with this legislation, the New York State Department of Financial Services has released guidance that (re)insurers are to cooperate fully with the Child Victims Act. As a result, this legislation may greatly expand the universe of claimants for which Sirius may be liable. Accordingly, if Sirius’s pricing and/or reserving assumptions are incorrect, higher than expected losses could materially adversely affect Sirius’s financial condition, liquidity or results of operations.
The property and casualty insurance and reinsurance industries are highly competitive and cyclical and Sirius may not be able to compete effectively in the future.
The property and casualty insurance and reinsurance industries are highly competitive and have historically been cyclical, experiencing periods of severe price competition and less selective underwriting standards (“soft markets”) followed by periods of relatively high prices and more selective underwriting standards (“hard markets”). Sirius competes with numerous reinsurance companies throughout the world and Lloyd’s Syndicate 1945, the Lloyd’s syndicate that Sirius sponsors and that is managed through Syndicate 1945, also competes with other Lloyd’s syndicates and London market companies. Many of these competitors have greater financial, marketing and management resources available to them, including greater revenue and shareholders’ equity, have established long-term and continuing business relationships throughout the insurance and reinsurance industries and may have higher financial strength ratings, which can be a significant competitive advantage for them.
Soft primary insurance market conditions could lead to a significant reduction in reinsurance premium rates, less favorable contract terms and fewer submissions for Sirius’s reinsurance underwriting capacity. The supply of reinsurance is also related to the level of reinsured losses and the level of industry capital which, in turn, may fluctuate in response to changes in rates of return earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excess underwriting capacity as well as periods when shortages of capacity permitted improvements in reinsurance rate levels and terms and conditions.
In recent years, the persistent low interest rate environment and ease of entry into the reinsurance sector has led to increased competition from non-traditional sources of capital, such as insurance-linked funds or collateralized special purpose insurers, predominantly in the property catastrophe excess reinsurance market. This alternative capital provides collateralized property catastrophe protection in the form of catastrophe bonds, industry loss warranties and other risk-linked products that facilitate the ability of non-reinsurance entities, such as hedge funds and pension funds, to compete for property catastrophe excess reinsurance business outside of the traditional treaty market. This alternative capacity is also expanding into lines of business other than property catastrophe reinsurance.
Consequently, the market is currently in a prolonged phase of the soft market cycle in many lines of business, particularly in certain property catastrophe excess reinsurance markets, and, as a result, many of Sirius’s products are experiencing varying degrees of rate pressure. To the extent these trends continue or accelerate, Sirius’s financial condition or operating results could be adversely affected.
Sirius may not successfully alleviate risk through reinsurance arrangements. Additionally, Sirius may not collect all amounts due from its reinsurers under its existing reinsurance arrangements.
Sirius attempts to limit its risk of loss through the purchase of reinsurance, including retrocession coverage (i.e., the reinsurance of reinsurance). The availability and cost of reinsurance protection is subject to market conditions, which are outside of Sirius’s control. In addition, the coverage provided by these reinsurance arrangements may be inadequate to cover Sirius’s future liabilities. As a result, Sirius may not be able to successfully alleviate risk through these arrangements, which could have a material adverse effect on Sirius’s results of operations and financial condition.
Purchasing reinsurance does not relieve Sirius of the underlying obligations to policyholders or ceding companies, so any inability to collect amounts due from reinsurers could adversely affect Sirius’s financial condition and results of operations. Inability to collect amounts due from reinsurers can result from a number of scenarios, including: (i) reinsurers choosing to withhold payment due to a dispute or other factors beyond Sirius’s control; and (ii) reinsurers becoming unable to pay amounts owed to Sirius as a result of a deterioration in their financial condition. While Sirius regularly reviews the financial condition of its reinsurers and currently believes their financial condition is strong, it is possible that one or more of these reinsurers will be adversely affected by future significant losses or economic events, causing them to be unable or unwilling to pay amounts owed to Sirius.
In addition, due to factors such as the price or availability of reinsurance coverage, Sirius sometimes decides to increase the amount of risk retained by purchasing less reinsurance or no reinsurance for a particular geographical region. Such determinations have the effect of increasing Sirius’s financial exposure to losses associated with such risks and, in the event of significant losses associated with a given risk, could have a material adverse effect on Sirius’s financial condition and results of operations.
Sirius, or agents appointed by Sirius, may act based on inaccurate or incomplete information regarding the insurance accounts Sirius underwrites, or such agents may exceed their authority or act fraudulently when binding policies on Sirius’s behalf.
Sirius, and its MGUs and other agents who have the ability to bind policies on Sirius’s behalf, rely on information provided by insureds or their representatives when underwriting insurance policies. While Sirius may make inquiries to validate or supplement the information provided, Sirius may make underwriting decisions based on incorrect or incomplete information. It is possible that Sirius will misunderstand the nature or extent of the activities and the corresponding extent of the risks that Sirius insures because of its reliance on inadequate or inaccurate information. If any such agents exceed their authority or engage in fraudulent activities, Sirius’s financial condition and results of operations could be materially adversely affected.

Unexpected volatility or illiquidity associated with some of Sirius’s investments could significantly and negatively affect Sirius’s financial results, liquidity and ability to conduct business.
Sirius holds, or may in the future purchase, certain investments that include, but are not limited to, publicly traded equities, hedge funds, private equity funds, bonds, bank loans, emerging market debt, nonagency residential mortgage-backed securities, asset-backed securities, commercial mortgage-backed securities, derivatives and other investment products. During the height of the financial crisis, both fixed-income and equity markets were more illiquid and volatile than expected. If Sirius requires significant amounts of cash on short notice in excess of normal cash requirements, it may have difficulty selling these investments in a timely manner and/or be forced to sell them for less than it otherwise would have been able to realize. If Sirius is forced to sell its assets in unfavorable market conditions, there can be no assurance that it will be able to sell them for the prices at which it has recorded them and may be forced to sell them at significantly lower prices. As a result, Sirius’s business, financial condition, liquidity or results of operations could be adversely affected.
A portion of Sirius’s investment portfolio consists of hedge fund and private equity fund investments. The underlying investments in these funds are typically publicly traded and private equity securities and investments, and, as such, are subject to market risks that are similar to Sirius’s equity securities. However, these investments entail substantial risks and are generally illiquid. Redemption of investments in certain of these funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency and advance notice periods for redemptions. Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.
Global climate change may have a material adverse effect on Sirius’s business, operating results and financial condition.
There are concerns that the higher level of weather-related catastrophes and other losses incurred by the industry in prior years is indicative of changing weather patterns, including as a result of global climate change, which could cause such events to persist. This would lead to higher overall losses that Sirius may not be able to recoup, particularly in the current economic and competitive environment, and higher reinsurance costs. In addition, rising sea levels are expected to add to the risks associated with coastal flooding in many geographical areas. Large scale climate change could increase both the frequency and severity of Sirius’s loss costs associated with property damage, agricultural losses and business interruption due to storms, floods and other weather-related events. Over the long-term, global climate change could impair Sirius’s ability to predict the costs associated with future weather events and could also give rise to new environmental liability claims in the energy, manufacturing and other industries Sirius serves.
Given the scientific uncertainty of predicting the effect of climate cycles and global climate change on the frequency and severity of natural catastrophes and the lack of adequate predictive tools, Sirius may be unable to adequately model the associated exposures and potential losses in connection with such catastrophes that could have a material adverse effect on Sirius’s business, operating results and financial condition.
Sirius has significant foreign operations that expose it to certain additional risks, including foreign currency risks and political risk.
Through its multinational reinsurance operations, Sirius conducts business in a variety of foreign (non-U.S.) currencies, the principal exposures being the Swedish Krona, British Pound Sterling, Euro and Canadian dollar. As a result, a significant portion of Sirius’s assets, liabilities, revenues and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign currency risk. Significant changes in foreign exchange rates may adversely affect Sirius’s results of operations and financial condition.
Sirius’s foreign operations are also subject to legal, political and operational risks that may be greater than those present in the U.S. As a result, Sirius’s operations at these foreign locations could be temporarily or permanently disrupted.

Sirius may suffer losses from unfavorable outcomes from litigation and other legal proceedings.
In the ordinary course of business, Sirius is subject to litigation and other legal proceedings as part of the claims process, the outcomes of which are uncertain. Sirius maintains reserves for claims-related legal proceedings as part of its loss and LAE reserves. Adverse outcomes are possible and could negatively impact Sirius’s financial condition.
Furthermore, as industry practices and legal, judicial, social and other conditions change, unexpected issues related to claims and coverage may emerge. These issues may adversely affect Sirius’s results of operations and financial condition by either extending coverage beyond Sirius’s underwriting intent or by increasing the number and size of claims. In some instances, these changes may not become apparent until sometime after Sirius has issued the affected insurance contracts. Examples of emerging claims and coverage issues include, but are not limited to:
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new theories of liability and disputes regarding medical causation with respect to certain diseases;

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assignment-of-benefits agreements, where rights of insurance claims and benefits of the insurance policy are transferred to third parties, and which can result in inflated repair costs and legal expenses to insurers and reinsurers;

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claims related to data security breaches, information system failures or cyber-attacks; and

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claims related to blackouts caused by space weather.

Moreover, Sirius cannot guarantee that a court or arbitration panel will enforce policy language or not issue a ruling adverse to Sirius. In fact, this risk can be exacerbated by the increased willingness of some market participants to dispute insurance and reinsurance policy and contract provisions. This exposure may grow as Sirius grows its “long tail” casualty business since claims can typically be made for many years after actual exposure to a risk. If Sirius chooses to exclude such exposures, it could reduce the market’s acceptance of Sirius’s products. Sirius continually seeks to improve the effectiveness of its contractual provisions to address this exposure but may fail to mitigate such exposure nonetheless.
In addition, from time to time Sirius is subject to legal proceedings that are not related to the claims process. In the event of an unfavorable outcome in one or more non-claims legal matters, Sirius’s ultimate liability may be in excess of amounts reserved and such additional amounts may be material to Sirius’s results of operations and financial condition. Furthermore, it is possible that these non-claims legal proceedings could result in unexpected outcomes that may materially impact Sirius’s business or operations.
The effects of, and uncertainty regarding, the U.K.’s withdrawal from the European Union could negatively impact Sirius’s investment portfolio, business and results of operations.
On January 31, 2020, the U.K. withdrew from the European Union (“EU”), referred to as “Brexit”. The U.K. entered into a withdrawal agreement resulting in a transition period until December 31, 2020 during which the trading relationship between the U.K. and the EU will remain the same. Uncertainty remains as to what terms, if any, may be approved during the transition period. During the transition period and beyond, the impact on the U.K. and European economies and the broader global economy could be significant, resulting in negative impacts, such as increased volatility and illiquidity, and potentially lower economic growth on markets in the U.K., Europe and globally, which may negatively impact the value of Sirius’s investment portfolio, business and results of operations. Lloyd’s has established a European subsidiary company through which Lloyd’s syndicates will have access to the EU single market and Lloyd’s has given assurance that the European subsidiary company will not result in increased costs above the marginal costs which have already been incurred. Sirius International and its U.K. branch can continue to write business on a passporting rights basis in the U.K. until the end of the transition period. After the transition period ends and in the absence of any trade deals, Sirius International will lose its passporting rights to operate in the U.K. Sirius has applied to the U.K. regulators to establish a Third Country Branch, to enable it to continue to operate in the U.K. The approval for the branch is expected to be secured before the U.K. temporary permissions regime has expired on December 31, 2020. This will add an additional regulatory burden on the U.K. branch as it will fall under the direct supervision of the U.K. regulators.

Sirius’s reinsurance operations are largely dependent upon ceding companies’ evaluation of risk.
Sirius, like other reinsurance companies that write treaty reinsurance, generally does not evaluate separately each of the assumed individual insurance risks under Sirius’s reinsurance contracts. As such, Sirius is largely dependent upon the cedents’ original underwriting decisions. Sirius is subject to the risk that the cedents may not have adequately or accurately evaluated the risks that they have insured, and Sirius has reinsured, and that the premiums ceded may not adequately compensate Sirius for the risks it assumes. If Sirius’s reserves are insufficient to cover the actual loss and LAE arising from Sirius’s treaty reinsurance business, Sirius would have to strengthen its reserves and incur charges to its earnings. These charges could be significant and could have a material adverse effect on Sirius’s results of operations and financial condition.
Consolidation in the insurance and reinsurance industries could adversely impact Sirius.
The insurance and reinsurance industries have been consolidating over the past several years and the consolidation trend may continue and even accelerate in the near future. These consolidated client and competitor enterprises may try to use their enhanced market power to negotiate price reductions for Sirius’s products and services and/or obtain a larger market share through increased line sizes. If competitive pressures reduce prices, Sirius would generally expect to reduce its future underwriting activities thus resulting in reduced premiums and a reduction in expected earnings. As the insurance industry consolidates, competition for customers will become more intense and the importance of sourcing and properly servicing each customer will become greater. Sirius could incur greater expenses relating to customer acquisition and retention, further reducing Sirius’s operating margins. In addition, insurance companies that merge may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance. The number of companies offering retrocessional reinsurance may decline. Reinsurance intermediaries could also continue to consolidate, potentially adversely impacting Sirius’s ability to access business and distribute its products. Sirius could also experience more robust competition from larger, better capitalized competitors. Any of the foregoing could adversely affect Sirius’s business or its results of operations.
Since Sirius depends on a small number of brokers for a large portion of its revenues, loss of business provided by any one of them could adversely affect Sirius.
Sirius markets its insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. The insurance and reinsurance brokerage industry generally, and Sirius’s sources of business specifically, are concentrated. During 2019, 2018, and 2017, Sirius received 69%, 70%, and 65%, respectively, of its insurance and reinsurance business from four major insurance and reinsurance brokers as follows: Aon Corporation and subsidiaries — 24%, 26%, and 22%, respectively; Guy Carpenter & Company and subsidiaries — 24%, 26%, and 25%, respectively; WT Butler and Co. Ltd. — 11%, 10%, and 10%; and Willis Towers Watson plc and subsidiaries — 10%, 8%, and 8%, respectively. A decision of one or more of these brokers to reduce substantially or eliminate its business with Sirius could adversely affect Sirius’s business, results of operations or financial condition. In addition, numerous brokers and their affiliates have equity interests in insurance and reinsurance companies that compete with Sirius. These brokers may favor these insurers and reinsurers over other companies, including members of Sirius.
Sirius’s reliance on intermediaries subjects it to the intermediaries’ credit risk.
In accordance with industry practice, Sirius frequently pays amounts owing in respect of claims under its contracts to reinsurance brokers and, to a lesser extent, MGUs that, in turn, make payments to the cedents. In the event that a broker or MGU fails to make such a payment, depending on the jurisdiction, Sirius may remain liable to the cedent for the deficiency. Conversely, when premiums for reinsurance contracts are paid to reinsurance brokers or MGUs for payment to Sirius, these premiums may be deemed to have been paid and the cedent may no longer be liable to Sirius for those amounts, whether or not actually received by Sirius. Intermediaries generally are less capitalized than the businesses Sirius reinsures and therefore may be unable to pay their debts when due. Consequently, Sirius faces credit risk associated with intermediaries during the payment process.

The regulatory framework under which Sirius operates and potential changes thereto could have a material adverse effect on its business.
Sirius’s activities are subject to extensive regulation under the laws and regulations of the U.S., the U.K., Bermuda, Sweden and the EU and its member states and the other jurisdictions in which Sirius operates.
Sirius’s operations in each of these jurisdictions are subject to varying degrees of regulation and supervision. The laws and regulations of the jurisdictions in which Sirius’s insurance and reinsurance subsidiaries are domiciled require, among other things, that these subsidiaries maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of their financial condition and restrict payments of dividends, distributions and reductions of capital in certain circumstances. Statutes, regulations and policies to which Sirius’s insurance and reinsurance subsidiaries are subject may also restrict the ability of these subsidiaries to write insurance and reinsurance policies, make certain investments and distribute funds.
Sirius devotes a significant amount of time and resources to comply with various regulatory requirements imposed in Bermuda, Sweden, the U.S. and the U.K. and various other jurisdictions around the globe. There remains significant uncertainty as to the impact that these various regulations and legislation will have on Sirius. Such impacts could include constraints on Sirius’s ability to move capital between subsidiaries or requirements that additional capital be provided to subsidiaries in certain jurisdictions, which may adversely impact Sirius’s profitability. In addition, while Sirius currently has excess capital and surplus under applicable capital adequacy requirements, such requirements or similar regulations, in their current form or as they may be amended in the future, may have a material adverse effect on Sirius’s business, financial condition or results of operations.
Sirius’s insurance and reinsurance operating subsidiaries may not be able to maintain necessary licenses, permits, authorizations or accreditations in territories where Sirius is currently engaged in business or obtain them in new territories, or may be able to do so only at significant cost. In addition, Sirius may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. In addition to insurance and financial industry regulations, Sirius’s activities are also subject to relevant economic and trade sanctions, money laundering regulations, and anti-corruption laws including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and the Bermuda Bribery Act 2016, which may increase the costs of regulatory compliance, limit or restrict Sirius’s ability to do business or engage in certain regulated activities, or subject Sirius to the possibility of regulatory actions or proceedings.
There can be no assurance that Sirius, its employees, or its agents acting on Sirius’s behalf are in full compliance with all applicable laws and regulations or their interpretation by the relevant authorities and, given the complex nature of the risks, it may not always be possible for Sirius to ascertain compliance with such laws and regulations. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws or regulations, including those referred to above, could subject Sirius to investigations, criminal sanctions or civil remedies, including fines, injunctions, loss of an operating license, reputational consequences, and other sanctions, all of which could have a material adverse effect on Sirius’s business. Also, changes in the laws or regulations to which Sirius is subject could have a material adverse effect on its business. In addition, in most jurisdictions, government regulatory authorities have the power to interpret or amend applicable laws and regulations, and have discretion to grant, renew or revoke licenses and approvals Sirius needs to conduct its activities. Such governmental and regulatory authorities may require Sirius to incur substantial costs in order to comply with such laws and regulations.
We face risks related to changes in Bermuda law and regulations, and the political environment in Bermuda.
Sirius is incorporated in Bermuda and certain of Sirius’s operating companies are domiciled in Bermuda. Therefore, Sirius’s exposure to potential changes in Bermuda law and regulations that may have an adverse impact on Sirius’s operations, such as the imposition of tax liability, increased regulatory supervision or changes in regulation could have a material adverse effect on Sirius’s business. The Bermuda insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including in the U.S. and in various states within the U.S. Sirius is unable to predict the impact of such changes on Sirius’s operations.
In addition, Sirius may be impacted by changes in the political environment in Bermuda, which could make it difficult to operate in, or attract talent to, Bermuda. Bermuda is a small jurisdiction and may be disadvantaged in participating in global or cross border regulatory matters as compared with larger jurisdictions such as the U.S. or the leading EU countries. Bermuda, which is an overseas territory of the United Kingdom, may consider changes to its relationship with the United Kingdom in the future. A change to Bermuda’s regulatory or political environment could have an adverse effect on the international reinsurance market focused there which could, in turn, have a material adverse impact on Sirius.
Sirius is subject to certain legal and regulatory restrictions concerning its ownership and control which could be violated in connection with CMIH or its creditors’ plans to address the CMIH Defaults.
Sirius is subject to certain legal and regulatory restrictions concerning its ownership and control. One such restriction is that no person or entity may acquire direct or indirect control of Sirius (which in some jurisdictions could occur with a person or entity, directly or indirectly, acquiring 10% or more of the voting securities of Sirius), without first obtaining the consent of the various regulatory authorities that have jurisdiction over Sirius. The CMIH Defaults could result in a situation in which CMIH or its affiliates elect or are required to sell or otherwise transfer, directly or indirectly, their holdings of Sirius, or their respective creditors could collect on securities (if any) pledged as collateral within Sirius’s chain of ownership, which could result in a change of control of Sirius. In addition, under certain circumstances, including in the event of a change of control under the certificate of designation in respect of the Sirius Series B Preference Shares, Sirius may not have sufficient liquidity available and therefore may be required to pay the redemption price for the outstanding Sirius Series B Preference Shares in common shares valued at $1.00 per share, which could result in a further change of control of Sirius. Any direct or indirect change of control of Sirius without the prior approval of applicable insurance regulatory authorities could result in the transaction being enjoined, the assessment of fines or penalties, the takeover of the applicable insurers by such insurance regulatory authorities, the revocation of applicable insurance licenses, and criminal penalties for willful violations of applicable insurance laws. In addition, a change in control could result in the termination of or the posting of collateral under certain reinsurance contracts. Certain U.S. states also prohibit the control of insurers by state-owned or state-controlled entities (such as state-owned banks), which may include certain of CMIH’s creditors. A violation of such prohibitions could result in the revocation of insurance licenses held by Sirius’s U.S.-domiciled insurers, which are necessary for Sirius to operate its business. In addition, a change of control of CMIH or Sirius that results in non-U.S. persons (including CMIH’s creditors) acquiring direct or indirect control of Sirius’s U.S. businesses may be subject to review by the Committee on Foreign Investment in the United States (“CFIUS”), potentially resulting in enforcement actions by CFIUS to enjoin or unwind the transaction.
In recent discussions, several holders of the Sirius Series B Preference Shares have raised the possibility that there may have been, or that CMIH or its creditors may take actions that result in, a change of control triggering a redemption of their preference shares pursuant to the terms of the certificate of designation for the Sirius Series B Preference Shares. Sirius has previously notified CMIH and outside counsel representing certain creditors of CMIH that any action that results in a change of direct or indirect control of Sirius, without first obtaining the consent of the various regulatory authorities that have jurisdiction over Sirius and its operating subsidiaries, would be a violation of law and could result in actions being taken against such persons and/or Sirius that could negatively impact Sirius and its businesses. Sirius has not been able to obtain information to determine whether a change of control (within the meaning of relevant legal and regulatory restrictions and/or the certificate of designation for the Sirius Series B Preference Shares) has occurred or may occur as a result of actions taken or contemplated with respect to such entities.
Risks associated with changes in U.S. healthcare legislation could negatively affect Sirius’s accident and health business.
Sirius derives revenues from, among other things, the provision of accident and health premiums in the U.S., that is, providing insurance to institutions that participate in the U.S. healthcare delivery infrastructure. Changes in U.S. healthcare legislation, specifically the Patient Protection and Affordable Care Act of 2010

(the “Healthcare Act”) (and legislative reforms related thereto), have made significant changes to the regulation of health insurance including, but not limited to, the healthcare delivery system, the healthcare cost reimbursement structure in the U.S. and the rate of growth of health care costs in the U.S. and may negatively affect Sirius’s accident and health business. In addition, Sirius may be subject to regulations, guidance or determinations emanating from the various regulatory authorities authorized under the Healthcare Act. It is difficult to predict the effect that the Healthcare Act, or any regulatory pronouncement made thereunder, will have on Sirius’s results of operations or financial condition.
Sirius may be unable to adequately maintain its systems and safeguard the security of the data it holds or the data held by its business partners and service providers, which may adversely impact Sirius’s ability to operate its business and cause reputational harm and financial loss.
Because Sirius’s business and operations rely on secure and efficient information technology systems, Sirius depends on its ability and the ability of certain third parties, including vendors and business partners, to access Sirius’s computer systems to perform necessary functions such as providing quotes and product pricing, billing and processing premiums, administering claims, and reporting its financial results. The functioning of these systems may be impacted by any number of events, including power outages, natural and man-made catastrophes, and cyber-attacks even though backup and recovery systems and contingency plans are in place. In the event Sirius is unable to access its systems, or any third-party system that it relies upon, Sirius’s ability to operate its business effectively may be significantly impaired, which could adversely affect Sirius’s consolidated financial condition or results of operations.
Sirius’s business also depends upon its ability to securely process, store, transmit and safeguard confidential and proprietary information that is in Sirius’s possession. This information includes confidential information relating to Sirius’s business, and personally identifiable information (“PII”) and protected health information (“PHI”) belonging to employees, customers, claimants and business partners. Even though Sirius implements and maintains reasonable security processes, practices and procedures appropriate to the nature of the information it holds, and it relies on sophisticated commercial control technologies to maintain security and confidentiality of its systems, its systems may be vulnerable to a variety of forms of unauthorized access that could result in a data breach, including hackers, computer viruses, and other cyber-attacks, as well as breaches that result from dishonest employees, errors by employees or lost or stolen computer devices, and it may not be able to protect the confidentiality of such information.
Third parties present an additional risk of cyber-related events. Sirius outsources certain technological and business process functions to third-party providers. Sirius relies on these third parties to maintain and store PII and PHI and other confidential information on their systems. As needed, Sirius also transmits such information by e-mail and other electronic means. Sirius attempts to establish appropriate controls and secure capabilities to transmit such information and to prevent unauthorized disclosure, but these controls may not be sufficient. Furthermore, third-party providers may not have appropriate controls in place to protect such information.
Sirius’s computer systems have been and will continue to be the target of cyber-attacks, despite the measures Sirius has taken and may take in the future to address and mitigate cybersecurity and technology risks. Sirius cannot assure you that its systems and networks will not be subject to successful attacks, breaches or interference. While Sirius has not experienced a material cybersecurity breach, it has experienced and may experience in the future a cybersecurity incident. For example, in January 2020, IMG, a subsidiary of Sirius, experienced a cybersecurity incident and initiated its disaster recovery plan which resulted in an interruption of business. As of the date of this filing, Sirius has found no indication that any customer data or personal information was exfiltrated or accessed by unauthorized parties in connection with the incident. While the cybersecurity incident disrupted the operations of Sirius’s subsidiary, the cybersecurity incident did not result in a material disruption to Sirius’s systems. At the time of this filing, Sirius has no reasonable basis to determine that IMG’s recent cybersecurity incident will result in any material costs to Sirius. While Sirius has significant security processes and initiatives in place, Sirius and its subsidiaries may be unable to detect or prevent a breach or disruption in the future. Additionally, while Sirius has insurance coverage designed to address certain aspects of cyber risks in place, such insurance coverage may be insufficient to cover all losses or all types of claims that may arise.

Sirius is also not aware of any third-party vendor having experienced a material cybersecurity breach that impacted Sirius’s data. The risk of cyber-attack may increase, and Sirius may experience more significant attacks in the future. The risks identified above, including with respect to the cybersecurity incident of Sirius’s subsidiary, IMG, could expose Sirius to data breaches, disruptions of service, financial losses and significant increases in compliance costs and reputational harm to Sirius, any of which could have a material adverse effect on Sirius’s business and results of operations.
In addition, a data breach that involves the compromise of PII or PHI could subject Sirius to legal liability or regulatory action under data protection and privacy laws and regulations enacted by federal, state and foreign governments, or other regulatory bodies. In particular, Sirius is subject to EU, U.S., federal, state and other foreign laws and regulations regarding the protection of personal data and information. These laws and regulations are complex and sometimes conflict. Sirius could be subject to fines, penalties, and/or regulatory enforcement actions in one or more jurisdictions if Sirius breaches, whether intentionally or negligently, controls intended to protect the personal data of Sirius’s employees and clients. For example, the regulations adopted by the New York State Department of Financial Services addressing cybersecurity, the GDPR in the EU and the California Consumer Privacy Act require Sirius to comply with obligations to identify and secure personal data, among other requirements. Failure to comply could result in significant fines.
Operational risks, including human or systems failures, are inherent in Sirius’s business.
Operational risks and losses can result from many sources including fraud, errors by employees, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements or information technology failures.
Sirius’s modeling, underwriting and information technology and application systems are critical to its business and reputation. Moreover, Sirius’s technology and applications have been an important part of its underwriting process and ability to compete successfully. Such technology is and will continue to be a very important part of the underwriting process. Sirius has also licensed certain systems and data from third parties. Sirius cannot be certain that it will have access to these, or comparable service providers, or that Sirius’s technology or applications will continue to operate as intended. In addition, Sirius cannot be certain that these service providers or consultants could be replaced without slowing Sirius’s underwriting response time. A major defect or failure in Sirius’s internal controls or information technology and application systems could result in management distraction, harm to Sirius’s reputation, a loss or delay of revenues or increased expense.
Sirius may modify its business and strategic plan and these changes could adversely affect Sirius and its financial condition and results of operations.
Sirius regularly evaluates its business plans and strategies which may result in changes it its business operations. Changes in its business plans and strategic focus require significant management time and effort and may divert management’s attention from its core operations and competencies. Modifications to Sirius’s operations, such as the recent internal reorganization of Sirius’s global operating structure, may not result in the anticipated benefits immediately or at all, and could have unintended consequences. If Sirius’s restructuring activities are not executed successfully, it could have a material adverse effect on Sirius’s business, financial condition and results of operations. In addition, Sirius routinely evaluates potential strategic transactions but there can be no assurance that Sirius will successfully consummate any such transaction or that a consummated transaction would succeed financially. Sirius’s failure to successfully carry out its business plans and/or execute strategic transactions may have a material adverse effect on Sirius’s long-term results of operations and financial condition.
Sirius depends on key personnel to manage the business effectively and they may be difficult to replace.
Sirius’s performance substantially depends on the efforts and abilities of its management team and other executive officers and key employees. Furthermore, much of Sirius’s competitive advantage is based on the expertise, experience and know-how of its key management personnel. Sirius does not have fixed-term employment agreements with many of its key employees or key-man life insurance and the loss of one or more of these key employees could adversely affect Sirius’s business, results of operations and financial condition. Sirius’s success also depends on the ability to hire and retain additional personnel. Difficulty in hiring or retaining personnel could adversely affect Sirius’s results of operations and financial condition.
Sirius faces unforeseen liabilities arising from possible acquisitions and dispositions of businesses or difficulties integrating acquired businesses.
Sirius has engaged in acquisitions of businesses in the past, including the acquisitions of Armada and IMG in 2017, and may continue to do so in the future. Any future acquisitions may expose it to operational challenges and risks, including:
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integrating financial and operational reporting systems

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establishing satisfactory budgetary and other financial controls;

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funding increased capital needs and overhead expenses;

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obtaining management personnel required for expanded operations;

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funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties;

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the value of assets acquired may be lower than expected or may diminish due to credit defaults or changes in interest rates and liabilities assumed may be greater than expected;

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the assets and liabilities acquired by Sirius may be subject to foreign currency exchange rate fluctuation; and

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financial exposures in the event that the sellers of the entities acquired are unable or unwilling to meet their indemnification, reinsurance and other obligations to Sirius.

Sirius’s ability to achieve the benefits anticipated from any business acquisition will depend in large part upon its ability to successfully integrate such businesses in an efficient and effective manner. Sirius may not be able to integrate such businesses successfully, or the process may take longer than expected. The integration of operations may require the dedication of significant management resources, which may distract management’s attention from day-to-day business. If Sirius is unable to successfully integrate the operations of such acquired businesses, it may be unable to realize the full benefits it expects to achieve as a result of such acquisitions and Sirius’s business and results of operations may be lower than expected.
Sirius may require additional capital in the future, which may not be available or may only be available on unfavorable terms. Increasing barriers to free trade and the free flow of capital could adversely affect the reinsurance industry and Sirius’s business.
Sirius’s future capital requirements depend on many factors, including regulatory requirements, the ability to write new business successfully, the frequency and severity of catastrophic events, and the ability to establish premium rates and reserves at levels sufficient to cover losses. Sirius may need to raise additional funds through financings or curtail its growth and reduce its assets. Any equity or debt financing, if available at all, may be on unfavorable terms. Disruption in the financial markets may limit Sirius’s ability to access capital required to operate its business and Sirius may be forced to delay raising capital or bear a higher cost of capital, which could decrease Sirius’s profitability and significantly reduce its financial flexibility. In addition, if Sirius experiences a credit rating downgrade, withdrawal or negative watch/outlook in the future, it could incur higher borrowing costs and may have more limited means to access capital. If Sirius cannot obtain adequate capital on favorable terms or at all, its business, results of operations and financial condition could be adversely affected.
In addition, recent political initiatives to restrict free trade and close markets, such as Brexit and the U.S.’s decision to withdraw from the Trans-Pacific partnership and renegotiation and/or potential termination of existing bilateral and multilateral trade arrangements could have a material adverse effect on the reinsurance industry and Sirius’s business. The reinsurance industry is disproportionately impacted by restraints on the free flow of capital and risk because it may affect Sirius’s ability to globally diversify risk and grow organically or inorganically.

Sirius has incurred losses in the past and may incur losses in the future.
Sirius had a comprehensive (loss) of approximately $(82) million, $(80) million, and $(78) million for 2019, 2018, and 2017, respectively. Sirius expects to incur increased operating expenses related to its growth initiatives, including those initiatives related to the growth of Armada and a primary insurance platform to support its business. If revenue fails to grow at anticipated rates, or if operating costs rise without a commensurate increase in revenue, then the imbalance between revenue and operating expenses will negatively impact Sirius’s liquidity as well as its ability to achieve profitability in upcoming quarters. Sirius’s lack of recent profitability may indicate that it needs to re-evaluate its plan of operations or change its strategies in order to generate a profit. A lack of profitability could adversely affect the price of its common shares and liquidity.
Sirius’s results of operations may fluctuate significantly from period to period and may not be indicative of its long-term prospects.
Sirius’s results of operations may fluctuate significantly from period to period. These fluctuations result from a variety of factors, including the seasonality of the insurance and reinsurance business, the volume and mix of reinsurance and insurance products that Sirius writes, loss experience on Sirius’s insurance and reinsurance liabilities, the performance of Sirius’s investment portfolio and its ability to assess and integrate its risk management strategy effectively. In particular, Sirius seeks to underwrite products and make investments to achieve long-term results. As a result, at any given time, Sirius’s short-term results of operations may not be indicative of its long-term prospects.
Sirius is a holding company with no direct operations, and its insurance and reinsurance subsidiaries’ ability to pay dividends and other distributions to Sirius is restricted by law.
Sirius is a holding company and carries out its business through its insurance and reinsurance subsidiaries. Accordingly, Sirius is dependent upon receipt of funds from other members of Sirius to fulfill its obligations. Sirius’s subsidiaries may not be able to generate cash flow sufficient to pay a dividend or distribute funds to Sirius. In addition, under the insurance laws of certain jurisdictions in which Sirius’s insurance and reinsurance subsidiaries are domiciled, an insurer or reinsurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by their relevant regulatory authorities.
Sirius’s top tier regulated insurance and reinsurance operating subsidiary is Sirius Bermuda. In addition to the voluntary undertaking executed by Sirius Bermuda and Sirius in May 2019, Sirius Bermuda’s ability to pay dividends is limited under Bermuda law and regulations. Under the Insurance Act, Sirius Bermuda is restricted with respect to the payment of dividends. Sirius Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the BMA an affidavit stating that it will continue to meet the required margins following the declaration of those dividends. Accordingly, Sirius Bermuda can pay approximately $524 million to its parent company, Sirius International Group, Ltd., during 2020 without providing an affidavit to the BMA. Sirius Bermuda indirectly owns Sirius International, Sirius America and Sirius’s other insurance and reinsurance operating companies, each of which are limited in their ability to pay dividends by the insurance laws of their relevant jurisdictions.
As of December 31, 2019, Sirius and its intermediate holding companies had $43 million of net unrestricted cash, short-term investments and fixed-maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries. Management believes that Sirius’s cash balances, cash flows from operations and cash flows from investments are adequate to meet expected cash requirements for the foreseeable future on both a holding company and operating subsidiary level. However, if Sirius’s insurance and reinsurance subsidiaries cannot pay dividends in future periods, it may have difficulty servicing its debt and meeting its holding company expenses. Dividend payments and other distributions from Sirius’s subsidiaries also may be subject to withholding taxes, which would reduce the amount available to service Sirius’s debt.

The current state of the global economy and capital markets increases the possibility of adverse effects on Sirius’s financial position and results of operations. Economic downturns could impair Sirius’s investment portfolio and affect the primary insurance market, which could, in turn, harm Sirius’s results of operations and reduce the volume of new business.
Global capital markets in the U.S. and Europe, as well as other leading markets, continue to experience volatility. Although conditions may be improving, the longer this economic situation persists, the greater the probability that these risks could have an adverse effect on Sirius’s financial results. This may be evidenced in several ways including, but not limited to, a potential reduction in Sirius’s premium income, financial losses in Sirius’s investment portfolio and decreases in revenue and net income.
Unfavorable economic conditions also could increase Sirius’s funding costs, limit its access to the capital markets or result in a decision by lenders not to extend credit to Sirius. These events could prevent Sirius from increasing its underwriting activities and negatively impact Sirius’s results of operations. In addition, Sirius’s cedents and other counterparties may be affected by such developments in the financial markets, which could adversely affect their ability to meet their obligations to Sirius.
Changes in current accounting principles and practices and financial reporting requirements may materially affect Sirius’s reported financial results and Sirius’s reported financial condition.
Sirius’s financial statements are prepared in accordance with GAAP, which is periodically revised by the Financial Accounting Standards Board (“FASB”), and they are subject to the accounting-related rules and interpretations of the SEC. Sirius is required to adopt new and revised accounting standards implemented by the FASB. Unanticipated developments in accounting practices may require Sirius to incur considerable additional expenses to comply with such developments, particularly if Sirius is required to prepare information relating to prior periods for comparative purposes or to apply the new requirements retroactively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements included in or incorporated by reference into this Joint Proxy Statement/Prospectus that are not historical facts, including statements about the beliefs and expectations of the managements of Third Point Re and Sirius, constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the SEC. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Forward-looking statements are based on the current beliefs and expectations of the management of Third Point Re and Sirius and are subject to significant known and unknown risks and uncertainties, many of which are beyond the control of Third Point Re and Sirius. With respect to these forward-looking statements, Third Point Re and Sirius have made assumptions regarding, among other things, client growth and retention, pricing, operating costs, investment returns and the economic and regulatory environment.
These forward-looking statements relate to Third Point Re’s and Sirius’s outlook or expectations for earnings, revenues, results of operations, financing plans, expenses, competitive position or other future financial or business performance, strategies or expectations or the impact of legal or regulatory matters on Third Point Re’s or Sirius’s business, results of operations or financial condition. Specifically, forward-looking statements may include:
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statements relating to Third Point Re and Sirius’s plans, intentions, expectations, objectives or goals, including those relating to the benefits of the merger proposal;

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statements relating to Third Point Re and Sirius’s future performance, business prospects, revenue, income and financial condition and competitive position following the consummation of the merger, and any underlying assumptions relating to those statements; and

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statements preceded by, followed by or that include the words such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on future circumstances that may or may not occur. Actual results may differ materially from the current expectations of Third Point Re and Sirius depending on a number of factors affecting their businesses and risks associated with the successful execution of the merger and the integration and performance of their businesses following the merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in other reports that Third Point Re and Sirius file with the SEC. See “Risk Factors” and “Where You Can Find More Information.” Factors which could have a material adverse effect on operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:
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the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

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the risk that Third Point Re shareholders may not approve the share issuance proposal and that Sirius shareholders may not approve the merger proposal;

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the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated or that may be burdensome;

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risks that any of the conditions to the completion of the merger may not be satisfied in a timely manner;

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risks related to disruption of management time from ongoing business operations due to the merger;

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failure to realize the benefits expected from the merger;

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the timing to complete the merger;

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risks related to any legal proceedings that have been or may be instituted against Third Point Re, Sirius and others relating to the merger;

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the effect of the announcement of the merger on Third Point Re’s and Sirius’s operating results and businesses generally

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results of operations fluctuate and may not be indicative of prospects;

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a pandemic or other catastrophic event, such as the ongoing COVID-19 outbreak, may adversely impact financial condition or results of operations;

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the effect of judicial, legislative and regulatory actions to address and contain the impact of COVID-19;

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the uncertainty as to the estimate of ultimate industry loss claims;

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more established competitors;

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losses exceeding reserves;

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highly cyclical property and casualty reinsurance industry;

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losses from catastrophe exposure;

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downgrade, withdrawal of ratings or change in rating outlook by rating agencies;

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significant decrease in capital or surplus;

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dependence on key executives;

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inability to service indebtedness;

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limited cash flow and liquidity due to indebtedness;

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inability to raise necessary funds to pay principal or interest on debt;

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potential lack of availability of capital in the future;

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credit risk associated with the use of reinsurance brokers;

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future strategic transactions such as acquisitions, dispositions, mergers or joint ventures;

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technology breaches or failures, including cyber-attacks;

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lack of control over TP Fund;

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lack of control over the allocation and performance of TP Fund’s investment portfolio;

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dependence on Third Point LLC to implement TP Fund’s investment strategy;

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limited ability to withdraw capital accounts from TP Fund;

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decline in revenue due to poor performance of TP Fund’s investment portfolio;

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TP Fund’s investment strategy involves risks that are greater than those faced by competitors;

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termination by Third Point LLC of Third Point Re or TP Fund’s investment management agreements;

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potential conflicts of interest with Third Point LLC;

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losses resulting from significant investment positions;

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credit risk associated with the default on obligations of counterparties;

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ineffective investment risk management systems;

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fluctuations in the market value of TP Fund’s investment portfolio;

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trading restrictions being placed on TP Fund’s investments;

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limited termination provisions in investment management agreements;

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limited liquidity and lack of valuation data on certain TP Fund’s investments;

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fluctuations in market value of fixed-income securities;

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U.S. and global economic downturns;

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specific characteristics of investments in mortgage-backed securities and other asset-backed securities, in securities of issues based outside the United States, and in special situation or distressed companies;

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loss of key employees at Third Point LLC;

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Third Point LLC’s compensation arrangements may incentivize investments that are risky or speculative;

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increased regulation or scrutiny of alternative investment advisers affecting reputation;

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suspension or revocation of reinsurance licenses;

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potentially being deemed an investment company under U.S. federal securities law;

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failure of reinsurance subsidiaries to meet minimum capital and surplus requirements;

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changes in Bermuda or other law and regulation that may have an adverse impact on operations;

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Third Point Re and/or Third Point Re BDA potentially becoming subject to U.S. federal income taxation;

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potential characterization of Third Point Re and/or Third Point Re BDA as a passive foreign investment company;

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subjection of affiliates to the base erosion and anti-abuse tax;

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potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act;

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the general economic conditions and market conditions in the markets in which Sirius Group operates;

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Sirius Group’s exposure to unpredictable catastrophic and casualty events and unexpected accumulations of attritional losses;

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increased competition from existing insurers and reinsurers and from alternative capital providers, such as insurance-linked funds and collateralized special purpose insurers;

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decreased demand for Sirius Group’s insurance or reinsurance products, consolidation and cyclical changes in the insurance and reinsurance industry;

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the inherent uncertainty of estimating loss and loss adjustment expenses reserves, including asbestos and environmental reserves, and the possibility that such reserves may be inadequate to cover Sirius Group’s ultimate liability for losses;

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a decline in or withdrawal of Sirius Group’s operating subsidiaries’ ratings with rating agencies;

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the exposure of Sirius Group’s investments to interest rate, credit, equity risks and market volatility, which may limit Sirius Group’s net income and may affect the adequacy of its capital and liquidity;

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losses related to cyber-attacks on Sirius Group’s information technology systems;

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the impact of various risks associated with transacting business in foreign countries, including foreign currency exchange-rate risk and political risks on investments in, and revenues from, Sirius Group’s operations outside the United States;

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the possibility that Sirius Group may become subject to additional onerous governmental or regulatory requirements or fail to comply with applicable regulatory and solvency requirements;

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Sirius Group’s significant deferred tax assets, which are expected to be restricted following the merger, may also become materially impaired as a result of insufficient taxable income or a reduction in applicable corporate tax rates or other change in applicable tax law;

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a decrease in the fair value of Global A&H and/or Sirius Group’s intangible assets may result in future impairments;

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the limited liquidity and trading of the Sirius Group’s securities;

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Sirius Group’s status as a publicly traded company, foreign private issuer and controlled company;

•
the consequences of the written resolution of Sirius Group’s majority shareholder which may prohibit the Board of Sirius Group from issuing any form of equity without shareholder approval;

•
the impact of lawsuits initiated by minority shareholders, including lawsuits claiming that they are being unfairly oppressed by Sirius Group’s majority shareholder; and

•
other risks detailed from time to time in the respective filings of Third Point Re with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS, ALL OF WHICH SPEAK ONLY AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. EXCEPT AS REQUIRED BY LAW, THIRD POINT RE AND SIRIUS UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY EVENTS, CONDITIONS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED OR CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD- LOOKING STATEMENTS ATTRIBUTABLE TO US OR ANY PERSON ACTING ON THIRD POINT RE’S OR SIRIUS’S BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

INFORMATION ABOUT THE THIRD POINT RE SPECIAL MEETING AND PROPOSAL
Date, Time and Place
The Third Point Re special meeting is scheduled to be held at Point House, 3 Waterloo Lane, Pembroke HM 08, Bermuda, on [                 ], 2020 at [                 ].
Purpose of the Third Point Re Special Meeting
At the Third Point Re special meeting, Third Point Re shareholders will be asked to consider and vote on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal.
Pursuant to the voting agreements, (i) the Loeb Entities, which hold approximately 9.3% of the issued and outstanding Third Point Re shares as of the Third Point Re record date and (ii) the Board Members, who hold approximately 3.5% of the issued and outstanding Third Point Re shares as of the Third Point Re record date, have agreed to vote their shares in favor of the share issuance proposal. For additional information regarding the voting agreement, see “Other Agreements Related to the Merger — Voting Agreements.”
Recommendation of the Third Point Re Board
On August 6, 2020, after careful consideration and consultation with its advisors, all members of the board of directors of Third Point Re, which we refer to as the “Third Point Re board,” approved the merger, the merger agreement and the statutory merger agreement. Moreover, the members of the Third Point Re board unanimously determined that the merger and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Third Point Re. The Third Point Re board unanimously recommends to the Third Point Re shareholders that they vote “FOR” the share issuance proposal in connection with the merger, “FOR” the Loeb share issuance proposal, “FOR” the bye-laws proposal, “FOR” the name change proposal and “FOR” the adjournment proposal.
THE THIRD POINT RE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SHARE ISSUANCE PROPOSAL, “FOR” THE LOEB SHARE ISSUANCE PROPOSAL, “FOR” THE BYE-LAWS PROPOSAL, “FOR” THE NAME CHANGE PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.
Record Date; Shareholders Entitled to Vote
The Third Point Re board has fixed the close of business on [           ], 2020 as the record date for the Third Point Re special meeting. Only holders of record of Third Point Re shares as of the Third Point Re record date will be entitled to notice of, and to vote at, the Third Point Re special meeting or any adjournment or postponement thereof.
As of the Third Point Re record date, there were a total of [                 ] Third Point Re shares outstanding. As of the Third Point Re record date, approximately [                 ]% of the outstanding Third Point Re shares were held by Third Point Re directors and executive officers and their affiliates. We currently expect that Third Point Re’s directors and executive officers will vote their Third Point Re shares in favor of the share issuance proposal, although only the Loeb Entities and the Board Members have entered into an agreement obligating them to do so.
We also expect that Third Point Re’s directors and executive officers will vote their Third Point Re shares in favor of the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal.
Quorum
A quorum is necessary to transact business at the Third Point Re special meeting. For purposes of the Third Point Re special meeting, two or more persons present in person throughout the Third Point Re special meeting and representing, in person or by proxy, in excess of 50% of the total issued Third Point Re shares throughout the Third Point Re special meeting will constitute a quorum for the vote on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal. Abstentions and broker non-votes (where a bank, brokerage firm or other nominee does not exercise discretionary authority to vote on a proposal) are treated as present for purposes of determining the presence of a quorum. If a quorum is not present, the Third Point Re special meeting will be adjourned until a quorum is obtained.
Required Vote
Approval of the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Third Point Re special meeting and entitled to vote on the share issuance proposal the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal. Each of the Loeb share issuance proposal, the bye-laws proposal and the name change proposal is conditioned on the approval of the share issuance proposal.
Failure to Vote, Broker Non-Votes and Abstentions
If you are a beneficial owner of Third Point Re shares entitled to vote and fail to vote or fail to instruct your bank, brokerage firm or nominee to vote, it will have no effect on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal or the adjournment proposal, assuming a quorum is present. If you are a Third Point Re shareholder and you sign, date and return your proxy or voting instructions to abstain, your Third Point Re shares will not be voted, although it will count for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal or the adjournment proposal, they will have the same effect as negative votes or votes against such proposal.
Voting at the Third Point Re Special Meeting
If you plan to attend the Third Point Re special meeting and wish to vote in person, you will be given a ballot at the Third Point Re special meeting. Please note, however, that if your Third Point Re shares are held in “street name,” and you wish to vote at the special meeting, you must bring to the Third Point Re special meeting a “legal proxy” executed in your favor from the record holder (your bank, brokerage firm, trust company or other nominee) of the Third Point Re shares authorizing you to vote at the Third Point Re special meeting.
In addition, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Third Point Re special meeting. If you hold your Third Point Re shares in “street name,” you also may be asked to present proof of ownership as of the Third Point Re record date to be admitted to the Third Point Re special meeting. A brokerage statement or letter from your bank, brokerage firm, trust company or other nominee proving ownership of the Third Point Re shares on the Third Point Re record date are examples of proof of ownership. Third Point Re shareholders will not be allowed to use cameras, recording devices or other similar electronic devices at the Third Point Re special meeting.
Voting by Proxy
A proxy card is enclosed for your use. Third Point Re requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the Third Point Re shares represented by it will be voted at the Third Point Re special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a properly executed proxy is returned without an indication as to how the Third Point Re shares represented are to be voted with regard to a particular proposal, the Third Point Re shares represented by the proxy will have the effect of voting “FOR” the share issuance proposal, “FOR” the Loeb share issuance proposal, “FOR” the bye-laws proposal, “FOR” the name change proposal and “FOR” the adjournment proposal. If you are a beneficial owner, your bank, brokerage firm or other nominee will vote your shares on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal and the name change proposal only if you return a properly executed proxy with an indication as to how the Third Point Re shares represented are to be voted with regard to a particular proposal.
At the date hereof, management has no knowledge of any business that will be presented for consideration at the Third Point Re special meeting and which would be required to be set forth in this Joint Proxy Statement/Prospectus or the related proxy card other than the matters set forth in the notice of the Third Point Re special meeting. If any other matter is properly presented at the Third Point Re special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE THIRD POINT RE SPECIAL MEETING IN PERSON.
How Proxies Are Counted
All Third Point Re shares entitled to vote and represented by properly executed proxies received in time for the Third Point Re special meeting will be voted at the Third Point Re special meeting in the manner specified by the Third Point Re shareholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the share issuance proposal will be voted “FOR” the share issuance proposal. Properly executed proxies that do not contain voting instructions with respect to the Loeb share issuance proposal will be voted “FOR” the Loeb share issuance proposal. Properly executed proxies that do not contain voting instructions with respect to the bye-laws proposal will be voted “FOR” the bye-laws proposal. Properly executed proxies that do not contain voting instructions with respect to the name change proposal will be voted “FOR” the name change proposal. Properly executed proxies that do not contain voting instructions with respect to the adjournment proposal will be voted “FOR” the adjournment proposal.
Shares Held in “Street Name”
If you hold Third Point Re shares through a bank, brokerage firm or other nominee, you may instruct your bank, brokerage firm or other nominee to vote your Third Point Re shares by following the instructions that the bank, brokerage firm or nominee provides to you with these materials. Most brokerage firms offer the ability for Third Point Re shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your brokerage firm, your Third Point Re shares will not be voted on any proposal on which your brokerage firm does not have discretionary authority to vote. This is called a broker non-vote. In these cases, broker non-votes will not be counted as present for purposes of establishing a quorum. With respect to the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal, a broker non-vote will have no effect on the proposal assuming a quorum is present. If you hold Third Point Re shares through a bank, brokerage firm or other nominee and wish to vote your Third Point Re shares in person at the Third Point Re special meeting, you must obtain a legal proxy from your bank, brokerage firm or nominee and present it to the inspector of election with your ballot when you vote at the Third Point Re special meeting.
Revocation of Proxies and Changes to a Third Point Re Shareholder’s Vote
If you are the record holder of Third Point Re shares, you may change your vote at any time before your proxy is voted at the Third Point Re special meeting. You may do this in one of four ways:
•
by sending a notice of revocation to the Third Point Re Secretary bearing a later date than your original proxy card and mailing it so that it is received prior to the Third Point Re special meeting;

•
by sending a completed proxy card to the Third Point Re Secretary bearing a later date than your original proxy card and mailing it so that it is received prior to the Third Point Re special meeting;

•
by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•
by attending the Third Point Re special meeting and voting in person.

Your attendance alone will not revoke any proxy.
Written notices of revocation and other communications about revoking proxies should be addressed to:
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
Attn: Janice R. Weidenborner, Secretary
If your Third Point Re shares are held in “street name,” you should follow the instructions of your brokerage firm regarding the revocation of proxies.
Once voting on a particular matter is completed at the Third Point Re special meeting, a Third Point Re shareholder will not be able to revoke its proxy or change its vote as to that matter.
All Third Point Re shares entitled to vote and represented by valid proxies that Third Point Re receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If a Third Point Re shareholder makes no specifications on its proxy card as to how it wants its Third Point Re shares voted before signing and returning it, such proxy will be voted “FOR” the share issuance proposal, “FOR” the Loeb share issuance proposal, “FOR” the bye-laws proposal, “FOR” the name change proposal and “FOR” the adjournment proposal.
Tabulation of Votes
The Third Point Re board has appointed [•] to serve as the inspector of election for the Third Point Re special meeting. The inspector of election will, among other matters, determine the number of Third Point Re shares represented at the Third Point Re special meeting to confirm the existence of a quorum for each proposal, determine the validity of all proxies and ballots and certify the results of voting on the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal submitted to the Third Point Re shareholders.
Solicitation of Proxies
Third Point Re will bear the entire cost of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Third Point Re will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Third Point Re shares and secure their voting instructions, if necessary. Third Point Re will reimburse the record holders for their reasonable expenses in taking those actions.
Third Point Re has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies and in communicating with Third Point Re shareholders and estimates that it will pay them a fee of approximately $25,000 plus reasonable out-of-pocket fees and expenses for these services. If necessary, Third Point Re may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Third Point Re shareholders, either personally or by telephone, the Internet, facsimile or letter.
Adjournments
If a quorum is not present or represented throughout the Third Point Re special meeting, the Third Point Re special meeting may be adjourned from time to time solely by the chairman of the meeting until a quorum is present. If a quorum is present at the Third Point Re special meeting but there are not sufficient votes at the time of the Third Point Re special meeting to approve the share issuance proposal, the Loeb share issuance proposal, the bye-laws proposal and the name change proposal, then the chairman of the meeting may adjourn the meeting with the consent of the shareholders representing a majority of the Third Point Re shares present in person or by proxy at such meeting. Shareholders representing a majority of the Third Point Re shares present at the Third Point Re special meeting may also direct the chairman of the meeting to adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Third Point Re shareholder. At any subsequent reconvening of the Third Point Re special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Third Point Re special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Third Point Re special meeting, please contact Innisfree M&A Incorporated, the proxy solicitation agent for Third Point Re, toll-free at (877) 750-8315.
Third Point Re Proposals
Share Issuance Proposal
As discussed throughout this Joint Proxy Statement/Prospectus, Third Point Re is asking its shareholders to approve the share issuance proposal. Third Point Re shareholders should read carefully this Joint Proxy Statement/Prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. In particular, Third Point Re shareholders are directed to the merger agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated by reference herein.
Approval of the share issuance proposal requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Third Point Re special meeting and entitled to vote on the share issuance proposal.
THE THIRD POINT RE BOARD UNANIMOUSLY RECOMMENDS THAT THIRD POINT RE SHAREHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.
Loeb Share Issuance Proposal
On August 6, 2020, the Third Point Re board approved the issuance of TPRE Common Shares to Daniel S. Loeb pursuant to the Equity Commitment Letter. NYSE listing rules require shareholder approval of issuances to certain related persons of more than one percent of the number of common shares outstanding at less than the “Minimum Price,” as defined by the NYSE. Because the price at which Mr. Loeb will purchase the TPRE Common Shares will not be known until immediately prior to the completion of the merger, Third Point Re has decided to seek shareholder approval for the Loeb share issuance proposal. Third Point Re shareholders are directed to “Financing of the Transaction — Equity Commitment Letter” for more detail.
Approval of the Loeb share issuance proposal requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Third Point Re special meeting and entitled to vote on the Loeb share issuance proposal.
THE THIRD POINT RE BOARD UNANIMOUSLY RECOMMENDS THAT THIRD POINT RE SHAREHOLDERS VOTE “FOR” THE LOEB SHARE ISSUANCE PROPOSAL.
Bye-laws Proposal
The Third Point Re board has approved the SiriusPoint Ltd. Bye-laws conditional upon consummation of the merger and subject to shareholder approval pursuant to Bye-law 81.1 of the Third Point Re bye-laws. The new SiriusPoint Ltd. Bye-laws contain certain provisions described below that were agreed by the parties to the merger. Shareholders should review Annex G to inform themselves as to the full text of the SiriusPoint Ltd. Bye-laws.

1.
Adding a Voting Adjustment to Limit CM Bermuda’s Voting Power to 9.9% (Proposed Bye-law 5.5):

Bye-law 5.5 of the SiriusPoint Ltd. Bye-laws provides that if CM Bermuda, its “Affiliates” and its “Related Persons” (each as defined in the Investor Rights Agreement and, together with CM Bermuda, the “Investor Affiliated Group”) beneficially own TPRE Common Shares or any other authorized or other common shares of SiriusPoint Ltd. which would cause the Investor Affiliated Group to be treated as the beneficial owner of votes in excess of 9.9% of the votes conferred by all of the issued and outstanding shares of SiriusPoint Ltd. with respect to any matter at a general shareholder meeting, then such votes will be reduced by whatever amount is necessary so that after such reduction and giving effect to the reallocation of voting power to other holders of TPRE Common Shares, the votes conferred by the TPRE Common Shares or any other authorized or other common shares of SiriusPoint Ltd. that are beneficially owned by the Investor Affiliated Group are equal to, and not less than, 9.9% of the total outstanding vote of such shares with respect to such matter.
Bye-law 5.5 will allow the SiriusPoint Ltd. board to effect the voting cut-back agreed by CM Bermuda in the Investor Rights Agreement, which would limit the Investor Affiliated Group’s voting power to 9.9% of the total voting power of SiriusPoint Ltd.
2.
Setting the Number of Directors on the Board (Proposed Bye-law 41):

The Bye-law provision relating to the number of directors on the SiriusPoint Ltd. board would set the maximum number of directors on the SiriusPoint Ltd. board at thirteen directors.
There are currently eight members on the existing Third Point Re board. Following the merger of Merger Sub with and into Sirius, we expect the Third Point Re board will be expanded to include, in addition to the eight existing Third Point Re directors, a current Sirius director and CMIH’s chairman. Given the expected increase in board size by two additional directors, the SiriusPoint Ltd. Bye-laws correspondingly increases the maximum number of directors by two for purposes of flexibility.
3.
Adding an Exclusive Forum Provision (Proposed Bye-law 84):

Bye-law 84 will establish that any dispute arising out of the Companies Act or out of or in connection with the SiriusPoint Ltd. bye-laws be subject to the exclusive jurisdiction of the Supreme Court of Bermuda. The Third Point Re board believes that Bermuda is the most appropriate forum to settle matters of Bermuda law related to SiriusPoint Ltd. and that adding an exclusive forum provision minimizes the risk that SiriusPoint Ltd. will have to bring or defend any disputes related to the Companies Act or the SiriusPoint Ltd. bye-laws in an inconvenient or otherwise inappropriate forum.
The foregoing summary of certain provisions of the SiriusPoint Ltd. Bye-laws are qualified in their entirety by reference to the full text of the SiriusPoint Ltd. Bye-laws, a copy of which will be attached hereto as Annex G.
In accordance with the Third Point Re bye-laws, the Third Point Re board requests your vote on the following resolution at the Third Point Re special meeting, which requires a simple majority vote as described in the Third Point Re bye-laws:
“RESOLVED, that the Bye-laws of SiriusPoint Ltd. (formerly known as Third Point Re) set forth in Annex G to this Joint Proxy Statement/Prospectus be and are hereby approved and adopted as the bye-laws of SiriusPoint Ltd. in substitution for and to the exclusion of all the existing bye-laws thereof conditional upon consummation of the merger.”
The Third Point Re board has approved the SiriusPoint Ltd. Bye-laws set forth in Annex G to this Joint Proxy Statement/Prospectus, subject to and conditional upon shareholder approval at the Third Point Re special meeting. If approved, the SiriusPoint Ltd. Bye-laws set forth in Annex G to this Joint Proxy Statement/Prospectus will become effective at the closing of the merger.
THE THIRD POINT RE BOARD UNANIMOUSLY RECOMMENDS THAT THIRD POINT RE SHAREHOLDERS VOTE “FOR” THE BYE-LAWS PROPOSAL.

Name Change Proposal
On September 21, 2020, the Third Point Re board approved the change of Third Point Re’s name to “SiriusPoint Ltd.” upon consummation of the merger. The Third Point Re board believes that this new name reflects the combined company.
Approval of the name change proposal requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Third Point Re special meeting and entitled to vote on the name change proposal.
THE THIRD POINT RE BOARD UNANIMOUSLY RECOMMENDS THAT THIRD POINT RE SHAREHOLDERS VOTE “FOR” THE NAME CHANGE PROPOSAL.
Adjournment Proposal
Third Point Re shareholders are being asked to approve a proposal that will give the chairman of the Third Point Re board authority to adjourn the Third Point Re special meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal at the time of the Third Point Re special meeting or any adjournment or postponement thereof. If this proposal is approved, the Third Point Re special meeting could be adjourned to any date. Any determination of whether it is necessary to adjourn the Third Point Re special meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by Third Point Re.
If the Third Point Re special meeting is adjourned, Third Point Re shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the share issuance proposal but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the share issuance proposal, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of the adjournment proposal.
The affirmative vote of a majority of the votes present at the Third Point Re special meeting by Third Point Re shareholders at which quorum is present will be required to approve the Third Point Re adjournment proposal.
THE THIRD POINT RE BOARD UNANIMOUSLY RECOMMENDS THAT THIRD POINT RE STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE SIRIUS SPECIAL MEETING AND PROPOSALS
Date, Time and Place
The Sirius special meeting is scheduled to be held at [                 ], on [                 ], 2020 at [                 ] Bermuda time.
Purpose of the Sirius Special Meeting
At the Sirius special meeting, Sirius shareholders will be asked to consider and vote on the merger proposal and to consider and vote, on an advisory (non-binding) basis, on the Sirius compensation proposal.
Recommendation of the Sirius Board
On August 6, 2020, after careful consideration and consultation with members of Sirius’s senior management, as well as Sirius’s outside financial and legal advisors, the board of directors of Sirius, which we refer to as the “Sirius board,” unanimously adopted resolutions approving and adopting the merger agreement, the statutory merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement. Moreover, the Sirius board unanimously determined that the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Sirius and Sirius’s shareholders and further resolved that it is recommended to the Sirius shareholders that they vote “FOR” the merger proposal and “FOR” the Sirius compensation proposal.
THE SIRIUS BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL AND “FOR” THE SIRIUS COMPENSATION PROPOSAL.
Record Date; Shareholders Entitled to Vote
The Sirius board has fixed the close of business on [           ], 2020, as the record date for determination of the shareholders entitled to vote at the Sirius special meeting or any adjournment or postponement of the Sirius special meeting. Only holders of record of Sirius shares and holders of record of Sirius Series B Preference Shares at the Sirius record date are entitled to receive notice of, and to vote at, the Sirius special meeting or any adjournment or postponement of the Sirius special meeting.
As of the Sirius record date, there were [       ] Sirius shares outstanding and [       ] Sirius Series B Preference Shares outstanding. Each holder of Sirius shares is entitled to one vote for each Sirius share owned at the Sirius record date, and each holder of Sirius Series B Preference Shares is entitled to a number of votes equal to the number of Sirius shares into which the Sirius Series B Preference Shares are then convertible as of the Sirius record date. As of the Sirius record date, each Sirius Series B Preference Share was convertible into one Sirius share.
Quorum
A quorum is necessary to transact business at the Sirius special meeting. For purposes of the Sirius special meeting, the presence of two or more persons present in person or representing in person or by proxy in excess of 50% of the total issued voting shares of Sirius throughout the meeting is required for a quorum. Abstentions and broker non-votes (where a bank, brokerage firm or other nominee does not exercise discretionary authority to vote on a proposal) are treated as present for purposes of determining the presence of a quorum. If a quorum is not present, the Sirius special meeting will be adjourned until a quorum is obtained.
Required Vote
Assuming a quorum is present, approval of the merger proposal requires the affirmative vote of at least a simple majority of the total voting power of the Sirius shares (which, for this purpose, includes the Sirius Series B Preference Shares voting together with the Sirius shares as a single class).

Assuming a quorum is present, approval of the Sirius compensation proposal requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Sirius special meeting on the Sirius compensation proposal.
Failure to Vote, Broker Non-Votes and Abstentions
If you are a beneficial owner of Sirius shares or Sirius Series B Preference Shares entitled to vote and fail to vote or fail to instruct your bank, brokerage firm or nominee to vote, it will have the same effect as a vote “AGAINST” the merger proposal and will have no effect on the Sirius compensation proposal, in each case assuming a quorum is present. If you are a Sirius shareholder and you sign, date, and return your proxy or voting instructions to abstain, your Sirius shares will not be voted, although it will count for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the merger proposal, they will have the same effect as negative votes or votes against the merger proposal.
Voting at the Sirius Special Meeting
If you plan to attend the Sirius special meeting and wish to vote in person, you will be given a ballot at the Sirius special meeting. Please note, however, that if your Sirius shares or Sirius Series B Preference Shares are held in “street name,” and you wish to vote at the Sirius special meeting, you must bring to the Sirius special meeting a “legal proxy” executed in your favor from the record holder (your bank, brokerage firm, trust company or other nominee) of the Sirius shares or Sirius Series B Preference Shares, as applicable, authorizing you to vote at the Sirius special meeting.
In addition, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Sirius special meeting. If you hold your Sirius shares or Sirius Series B Preference Shares in “street name,” you also may be asked to present proof of ownership as of the Sirius record date to be admitted to the Sirius special meeting. A brokerage statement or letter from your bank, brokerage firm, trust company or other nominee proving ownership of the Sirius shares or Sirius Series B Preference Shares on the Sirius record date are examples of proof of ownership. Sirius shareholders will not be allowed to use cameras, recording devices or other similar electronic devices at the Sirius special meeting.
Voting by Proxy
A proxy card is enclosed for your use. Sirius requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the Sirius shares or Sirius Series B Preference Shares represented by it will be voted at the Sirius special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a properly executed proxy is returned without an indication as to how the Sirius shares or Sirius Series B Preference Shares represented by it are to be voted with regard to a particular proposal, the Sirius shares represented by the proxy will have the effect of voting “FOR” such proposal.
At the date hereof, management has no knowledge of any business that will be presented for consideration at the Sirius special meeting and which would be required to be set forth in this Joint Proxy Statement/Prospectus or the related proxy card other than the matters set forth in the notice of the Sirius special meeting. If any other matter is properly presented at the Sirius special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SIRIUS SPECIAL MEETING IN PERSON.
How Proxies Are Counted
All Sirius shares and Sirius Series B Preference Shares entitled to vote and represented by properly executed proxies received in time for the Sirius special meeting will be voted at the Sirius special meeting in the manner specified by the Sirius shareholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to a particular proposal will be voted “FOR” such proposal.
Shares Held in “Street Name”
If you hold Sirius shares or Sirius Series B Preference Shares through a bank, brokerage firm or other nominee, you may instruct your bank, brokerage firm or other nominee to vote your Sirius shares or Sirius Series B Preference Shares by following the instructions that the bank, brokerage firm or nominee provides to you with these materials. Most brokerage firms offer the ability for Sirius shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your brokerage firm, your Sirius shares or Sirius Series B Preference Shares, as the case may be, will not be voted on any proposal on which your brokerage firm does not have discretionary authority to vote. This is called a broker non-vote. Broker non-votes will be counted as present for purposes of establishing a quorum. A broker non-vote will have the same effect as a vote “AGAINST” the merger proposal and will have no effect on the Sirius compensation proposal, in each case assuming a quorum is present. If you hold Sirius shares or Sirius Series B Preference Shares through a bank, brokerage firm or other nominee and wish to vote your Sirius shares or Sirius Series B Preference Shares in person at the Sirius special meeting, you must obtain a legal proxy from your bank, brokerage firm or nominee and present it to the inspector of election with your ballot when you vote at the Sirius special meeting.
Revocation of Proxies and Changes to a Sirius Shareholder’s Vote
If you are the record holder of Sirius shares or Sirius Series B Preference Shares, you may change your vote or revoke your proxy at any time before it is voted at the Sirius special meeting. You may do this in one of three ways:
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by delivering to Sirius a written notice of revocation of your proxy;

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by delivering to Sirius an authorized proxy (including a proxy over the Internet or by telephone) bearing a later date than your original proxy and mailing it so that it is received prior to the Sirius special meeting; or

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by attending the Sirius special meeting and voting in person.

Your attendance at the Sirius special meeting alone will not revoke any proxy. If not revoked, the proxy will be voted at the Sirius special meeting in accordance with your instructions. Any written proxy revocation or new authorized proxy must be received before the start of the Sirius special meeting.
Written notices of revocation and other communications about revoking proxies should be addressed to:
Sirius International Insurance Group, Ltd.
5th Floor
14 Wesley Street
Hamilton HM 11, Bermuda
Attn: Secretary
If your Sirius shares or Sirius Series B Preference Shares are held in “street name,” you should follow the instructions of your brokerage firm regarding the revocation of proxies.
Once voting on a particular matter is completed at the Sirius special meeting, a Sirius shareholder will not be able to revoke its proxy or change its vote as to that matter.
All Sirius shares and Sirius Series B Preference Shares entitled to vote and represented by valid proxies that Sirius receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If a Sirius shareholder makes no specifications on its proxy card as to how it wants its Sirius shares or Sirius Series B Preference Shares, as the case may be, voted as to any particular proposal before signing and returning it, such proxy will be voted “FOR” such proposal.

Tabulation of Votes
The Sirius board has appointed [        ] to serve as the inspector of election for the Sirius special meeting. The inspector of election will, among other matters, determine the number of Sirius shares and Sirius Series B Preference Shares represented at the Sirius special meeting to confirm the existence of a quorum for each proposal, determine the validity of all proxies and ballots and certify the results of voting on the merger proposal and the Sirius compensation proposal submitted to the Sirius shareholders.
Solicitation of Proxies
Sirius will bear the entire cost of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Sirius will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Sirius shares and Sirius Series B Preference Shares and secure their voting instructions, if necessary. Sirius will reimburse the record holders for their reasonable expenses in taking those actions.
If necessary, Sirius may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Sirius shareholders, either personally or by telephone, the Internet, email, facsimile or letter.
Adjournments
If a quorum is not present or represented within half an hour from the time appointed for the Sirius special meeting, the Sirius special meeting shall be deemed cancelled and shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Sirius Secretary may determine. The chairman of the Sirius special meeting may, and shall if so directed by a majority of the Sirius shareholders present in person and representing in person or by proxy at the Sirius special meeting, adjourn the Sirius special meeting. Unless the Sirius special meeting is adjourned to a specific date, place and time announced at the Sirius special meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned Sirius special meeting shall be given to each Sirius shareholder entitled to attend and vote thereat. At any subsequent reconvening of the Sirius special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original Sirius special meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Sirius special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Sirius special meeting, please contact Sirius’s Investor Relations department, at 212-312-2525.
Sirius Proposal I: Merger Proposal
As discussed throughout this Joint Proxy Statement/Prospectus, Sirius is asking its shareholders to consider and vote on the merger proposal. Sirius shareholders should read carefully this Joint Proxy Statement/Prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement, the statutory merger agreement and the merger. In particular, Sirius shareholders are directed to the merger agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated by reference herein, and the form of statutory merger agreement, a copy of which is attached as Annex H to this Joint Proxy Statement/Prospectus and is incorporated by reference herein.
Approval of the merger proposal requires the affirmative vote of at least a simple majority of the total voting power of the Sirius shares (which, for this purpose, includes the Sirius Series B Preference Shares voting together with the Sirius shares as a single class).
THE SIRIUS BOARD UNANIMOUSLY RECOMMENDS THAT SIRIUS SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

Sirius Proposal II: Sirius Non-Binding Compensation Advisory Proposal
Sirius is required, pursuant to Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, to provide its shareholders the opportunity to vote to approve, on an advisory (non-binding) basis, certain compensation to which certain of its named executive officers may become entitled in connection with the merger, as disclosed in the section entitled “Transaction Summary — Interests of Sirius's Directors and Officers in the Merger” including the table entitled “Golden Parachute Payments” and accompanying footnotes. Accordingly, Sirius shareholders are being provided the opportunity to cast an advisory vote on such payments.
As an advisory vote, the outcome of the vote on the Sirius compensation proposal is not binding upon Sirius or the Sirius board, and approval of the Sirius compensation proposal is not a condition to the closing of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with Sirius’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is approved and the merger is consummated (subject only to the contractual conditions applicable thereto). However, Sirius seeks the support of its shareholders and believes that shareholder support is appropriate because Sirius has a comprehensive executive compensation program designed to link the compensation of its executives with Sirius’s performance and the interests of Sirius shareholders. Accordingly, Sirius shareholders are being asked to vote on the following resolution:
“RESOLVED, that the shareholders of Sirius International Insurance Group, Ltd. approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of Sirius International Insurance Group, Ltd. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Golden Parachute Payments” (which disclosure includes the Golden Parachute Payments table required pursuant to Item 402(t) of Regulation S-K, including the accompanying footnotes and narrative disclosure).”
Approval of the Sirius compensation proposal requires the affirmative vote of at least a majority of the votes cast in person or by proxy at the Sirius special meeting on the Sirius compensation proposal.
THE SIRIUS BOARD UNANIMOUSLY RECOMMENDS THAT SIRIUS SHAREHOLDERS VOTE “FOR” THE SIRIUS NON-BINDING COMPENSATION ADVISORY PROPOSAL.

TRANSACTION SUMMARY
Parties to the Transaction
Third Point Reinsurance Ltd.
Third Point Re is a Bermuda exempted holding company limited by shares. Through its reinsurance subsidiaries, Third Point Re provides property and casualty reinsurance products to insurance and reinsurance companies worldwide. Its goal is to deliver attractive equity returns to its shareholders by combining profitable reinsurance underwriting with superior investment management provided by Third Point LLC, its investment manager and the investment manager of TP Fund.
Third Point Re’s senior management team has significant leadership and underwriting experience in the reinsurance industry. Third Point Re believes that its experience and longstanding relationships with its insurance and reinsurance company clients, reinsurance brokers, insurance regulators and rating agencies are an important competitive advantage. Third Point Re offers a broad range of reinsurance products while maintaining a disciplined underwriting approach. During periods of extremely competitive or soft reinsurance market conditions, Third Point Re intends to be selective with regard to the amount and type of reinsurance it writes and conserve its risk-taking capital for periods when market conditions are more favorable from a pricing and terms and conditions perspective.
Third Point Re was incorporated on October 6, 2011, completed its initial capitalization transaction in December 2011 and commenced underwriting business on January 1, 2012. In August 2013, Third Point Re completed an initial public offering. Third Point Re’s common shares are listed on the NYSE under the symbol “TPRE.”
Third Point Re’s principal executive office is located at Point House, 3 Waterloo Lane, Pembroke, Bermuda HM 08 (telephone number: (441) 542-3300).
This Joint Proxy Statement/Prospectus incorporates important business and financial information about Third Point Re from other documents that are not included in or delivered with this Joint Proxy Statement/Prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Sirius International Insurance Group, Ltd.
Sirius is a Bermuda exempted holding company limited by shares and incorporated and organized in 2006. Sirius has $2.5 billion in total capital as of December 31, 2019 and provides multi-line insurance and reinsurance on a worldwide basis through its subsidiaries. As of December 31, 2019, Sirius Group had $6.4 billion of total assets and $1.6 billion of common shareholders’ equity. Sirius Group wrote $1.9 billion and $1.8 billion in gross written premiums and $1.5 billion and $1.4 billion in net written premiums in 2019 and 2018, respectively.
Sirius Group has a highly diversified portfolio carefully assembled over 75 years with nearly 2,000 clients in approximately 150 countries. Together, its primary operating subsidiaries are responsible for the execution of over 8,000 treaties and accounts. Sirius Group’s key insurance and reinsurance subsidiaries include Sirius Bermuda, Sirius International, Sirius America, Sirius International Corporate Member Limited, a Lloyd’s Corporate Member, and Sirius Global Solutions. In addition, Sirius International sponsors Syndicate 1945 and Sirius International Corporate Member participates in the Lloyd’s market, which in turn provides underwriting capacity to Syndicate 1945.
In addition to the key insurance and reinsurance subsidiaries, Sirius Group owns two MGUs, IMG and Armada. IMG is a full service MGU that has been an award-winning provider of global health and travel insurance benefits and assistance service for over 25 years. IMG offers a full, innovative line of international medical insurance products, trip cancellation programs, medical management services and 24/7 emergency medical and travel assistance. For 2019 and 2018, IMG produced $204 million and $175 million of gross written premiums, respectively, the vast majority of which are written on Sirius Group paper. Armada, through ArmadaCare and ArmadaHealth, serves as a supplemental medical insurance MGU that markets and underwrites its signature UltimateHealth supplemental health product designed for C-Suite executives, as well as PlenaHealth and ComplaMed, which are targeted towards broader segments of the workforce. For 2019 and 2018, Armada produced $128 million and $120 million of gross written premiums, respectively.
On January 1, 2020, Sirius Group completed an internal reorganization to optimize Sirius’s operations, better serve its clients and make Sirius more nimble and efficient. Sirius Group classifies its business into four reportable segments — Global Reinsurance, Global A&H, U.S. Specialty, and Runoff & Other.
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Global Reinsurance consists of Sirius Group’s underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance;

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Global A&H consists of Sirius Group’s global accident and health insurance and reinsurance underwriting business along with IMG and Armada, which provide supplemental healthcare and medical travel insurance products as well as related administration services;

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U.S. Specialty consists of Sirius Group’s specialty insurance product offerings, which includes Environmental, Surety, and Workers’ Compensation. In April 2020, Sirius decided to exit the Surety business due to competitive market conditions in that business line and the recent economic downturn which presented new risks and challenges for this line of business; and

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Runoff & Other consists of the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks environmental risks and other long-tailed liability exposures.

In 1980, Sirius America (formerly known as Folksamerica Reinsurance Company) commenced business as a New York domiciled insurance and reinsurance company. Since its formation, Sirius America has grown organically and through strategic acquisitions. In the mid-1990’s Sirius America was acquired by White Mountains. In 2004, White Mountains acquired Sirius International which was joined with Sirius America to form the Sirius Group. Sirius America has offices in New York; Norwalk, Connecticut; and Toronto, Canada.
Until 2016, Sirius was a subsidiary of White Mountains. On April 18, 2016, CMIH, through its Bermuda holding company CM Bermuda, purchased Sirius Group and its subsidiaries from White Mountains for approximately $2.6 billion. In 2017, Sirius expanded its accident and health primary business capabilities in the United States via the acquisition of IMG, which offered Sirius Group additional access to health products that are complementary to its global product offerings, as well as growth opportunities in Europe and Asia, and via the acquisition of Armada which offered Sirius Group additional health products that improve the efficiency and effectiveness of how its clients access the healthcare system. In addition to growing in accident and health insurance, Sirius Group further expanded its primary insurance platform launching its primary Surety and Environmental insurance platforms in the United States in late 2017. In mid-2018, Sirius Group began writing primary casualty insurance through Pie Insurance a start-up specializing in a data driven approach to workers compensation insurance, where we also have a minority investment and carrier relationship. In addition to these primary insurance platforms, Sirius Group re-entered the broker market for U.S. casualty reinsurance treaties written on a proportional and excess of loss basis in 2017.
On November 5, 2018, Sirius Group merged with Easterly pursuant to a definitive agreement and plan of merger, which resulted in Sirius Group becoming a publicly listed company. Following such merger, Sirius shares are traded on the NASDAQ under the symbol “SG.”
Sirius is headquartered in Hamilton, Bermuda. Sirius’s principal executive offices are located at 14 Wesley Street, Hamilton, Bermuda HM 11; its telephone number is (441) 278-3140; and its website is www.siriusgroup.com.
Yoga Merger Sub Limited
Merger Sub was formed as a Bermuda exempted company limited by shares and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive office is located at Point House, 3 Waterloo Lane, Pembroke, Bermuda HM 08 (telephone number: (441) 542-3300).
Description of the Merger
Third Point Re, Merger Sub and Sirius have entered into the merger agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. Subject to the terms and conditions of the merger agreement and in accordance with applicable law, Merger Sub will be merged with and into Sirius, with Sirius continuing as the surviving company and a wholly owned subsidiary of Third Point Re. Upon completion of the merger, Sirius will be a wholly owned subsidiary of Third Point Re, and Sirius shares will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer as the “Exchange Act.”
A copy of the merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.
Background of the Transaction
Background of the Merger
During the past several years, the Sirius board, in consultation with senior management and its advisors, has considered various strategic alternatives designed to ensure adequate capital resources and liquidity available to Sirius, in addition to complementary potential strategic acquisitions.
Starting in March 2018, representatives of Sirius and Third Point Re engaged in discussions regarding a potential strategic transaction. In connection with those discussions, the parties entered into a non-disclosure and standstill agreement on April 7, 2018, and throughout April and May 2018 representatives of the parties engaged in discussions regarding such a potential strategic transaction. These discussions culminated in a proposal made by Third Point Re to Sirius on May 13, 2018, pursuant to which the parties would combine in a stock-for-stock transaction based on the relative book values of each party. However, the parties were unable to reach agreement regarding valuation and governance issues, and ultimately terminated such discussions.
On November 5, 2018, pursuant to the Agreement and Plan of Merger, dated as of June 23, 2018 (as amended by the First Amendment to Agreement and Plan of Merger and Sponsor Letter), by and among Easterly, Sirius and Sirius Acquisitions Holding Company III, a wholly owned subsidiary of Sirius, Sirius consummated a business combination that resulted in Sirius becoming a publicly traded company, and on November 6, 2018, Sirius shares began trading on the NASDAQ (the “Sirius Listing”), on which they are currently traded. Following the Sirius Listing, A.M. Best removed Sirius’s negative credit watch due to the enhanced independent board governance adopted by Sirius in connection with the Sirius Listing.
Following the Sirius Listing, the Sirius board, in consultation with senior management of Sirius, CMIH and Sirius’s legal and financial advisors, continued to review its strategic alternatives, including potential acquisitions, dispositions and strategic combinations with parties operating in Sirius’s same or a similar industry, in addition to other capital raising activities.
In order to increase the public float of the Sirius shares and diversify ownership of Sirius following the Sirius Listing, on February 28, 2019, Sirius’s board adopted resolutions authorizing its senior management to prepare for a supplemental primary offering or secondary offering involving sales of Sirius shares owned by CM Bermuda, or a potential redemption of Sirius shares from CM Bermuda and an additional private placement to the holders of the Sirius Series B Preference Shares, up to a maximum of $300 million.
Starting in February 2019, representatives of Sirius and Third Point Re engaged in various discussions regarding a potential strategic transaction between the companies, and on March 3, 2019 entered into a non-disclosure and standstill agreement on terms substantially similar to their prior such agreement. The parties engaged in high level due diligence discussions during March and April 2019, and in May 2019, Third Point Re submitted a written non-binding proposal with respect to a strategic stock-for-stock transaction based on the relative book values of each party. The parties continued discussions during June and July 2019, but were unable to reach agreement regarding valuation and governance issues, and ultimately terminated such discussions.
Also starting in March 2019, Sirius engaged in preliminary discussions with another industry participant (“Party A”) regarding the potential acquisition of Party A by Sirius, and on March 12, 2019, Sirius and Party A entered into a non-disclosure and standstill agreement. The parties engaged in conversations from time to time, and on September 19, 2019, in connection with a sales process initiated by Party A, Sirius submitted a written non-binding proposal to acquire Party A; however, the parties were unable to reach agreement regarding valuation and governance issues, and discussions were terminated.
During 2019, affiliates of CMIG made public announcements relating to defaults and cross-defaults on certain debt obligations issued by subsidiaries of CMIG not in the chain of ownership of Sirius (the “CMIG Defaults”). In May, 2019, affiliates of Sirius entered into a voluntary undertaking with the BMA to provide comfort to the BMA regarding the potential risks to Sirius in connection with the CMIG Defaults.
Also in May 2019, Sirius received an unsolicited inbound communication from another industry participant (“Party B”), which expressed a potential interest in acquiring Sirius. Sirius and Party B did not engage in any formal discussions regarding Party B’s expressed interest.
The Sirius board held a regularly scheduled meeting on May 23, 2019, at which representatives of Barclays, Sidley Austin LLP (“Sidley”), Conyers Dill & Pearman (“Conyers”) and Sirius’s senior management were in attendance. At this board meeting, the Sirius board was briefed on the discussions regarding potential strategic alternatives, including potential transactions with either TPRE or Party A, and the inbound communication from Party B, described above, in addition to various capital raising alternatives. The Sirius board was further briefed on the difficulties of executing such strategic alternatives given the ownership “overhang” associated with CM Bermuda’s large equity ownership stake in Sirius and the CMIG Defaults.
Similarly, at a board meeting held on August 22, 2019, at which representatives of Barclays, Sidley and Sirius’s senior management were in attendance, the Sirius board was briefed regarding various potential strategic alternatives, including mergers with strategic counterparties, a follow-on primary equity offering to increase float and liquidity, the sale of Sirius or the sale of CM Bermuda’s Sirius shares. Following discussion, the Sirius board directed senior management to continue to pursue all possible strategic alternatives to retain the value of Sirius.
Throughout the fall of 2019, at the direction of the Sirius board, Sirius continued to explore various potential strategic alternatives designed at increasing the public float of the Sirius shares and providing greater access to the capital markets for Sirius generally.
On November 4, 2019, the Sirius board was briefed regarding various ongoing strategic alternatives under consideration by Sirius’s senior management with the assistance of representatives of Barclays and Sidley. The Sirius board noted that, as a result of Sirius senior management’s extensive and transparent engagement regarding the CMIG Defaults, on October 21, 2019, one rating agency had affirmed publicly Sirius’s insulation from the CMIG Defaults and had removed Sirius’s ratings from negative watch. The Sirius board was briefed that, as of November 5, 2019, despite the positive ratings actions noted by the Sirius board, none of the proposed strategic alternatives had proven to be viable to the counterparties or broader capital markets. The Sirius board instructed Sirius’s senior management to continue to develop various strategic alternatives to increase the public float of the Sirius shares and enhance Sirius’s capital position, to be presented to the Sirius board for consideration.
On November 21, 2019, A.M. Best revised the outlooks to negative from stable and affirmed the Financial Strength Rating of A (Excellent) and Long-Term Issuer Credit Rating (Long-Term ICR) of “a” of Sirius Bermuda Insurance Company Ltd., Sirius International Insurance Corporation (publ), and its subsidiary Sirius America Insurance Company. Additionally, A.M. Best revised the outlooks to negative from stable and affirmed the Long-Term ICR of “bbb” of Sirius International Insurance Group, Ltd., and Sirius International Group, Ltd., both non-operating holding companies.

In advance of a regularly scheduled meeting of the Sirius board to be held on February 26 and 27, 2020, Sirius’s senior management developed an actionable plan (which had been discussed with Sirius's legal and financial advisors) in the form of a proposed rights offering to be backstopped by a third party for the Sirius board to review and consider, which was designed to enhance Sirius’s capital position and demonstrate to rating agencies Sirius’s financial flexibility.
On February 26, 2020, Sirius and the Sirius board received a written resolution executed by CM Bermuda (the “CMB Resolution”). The CMB Resolution stated that the Sirius board was prohibited from exercising its powers to issue any common or preference shares, warrants, share options or any other forms of share equity, or to confer any new share rights or implement any rights plan, or to amend or vary or alter any rights attaching to any existing shares, in each case, without the prior approval of holders of Sirius shares representing at least 75% of the voting rights of Sirius, except for any shares or rights that Sirius is contractually required to issue or amendments Sirius is contractually required to make under any contract executed prior to February 25, 2020.
On February 27, 2020, a regularly scheduled meeting of the Sirius board was held at which representatives of Barclays and Sidley and members of Sirius senior management were present. Representatives of Barclays presented the key terms of the plan for the proposed rights offering that had been developed by Sirius senior management. Following discussion at this meeting, in order to allow time for CMIH and CM Bermuda to present alternative solutions to Sirius for the Sirius board to consider, the Sirius board unanimously approved: (i) the engagement of Barclays to review the terms of the proposed rights offering as compared to any other available strategic alternatives for Sirius to raise capital and create a path to increased liquidity (including any proposals brought by CMIH and CM Bermuda) within two weeks from the meeting, (ii) the delegation to a strategic review committee of the Sirius board (the “SRC”), composed of independent directors, to review the strategic alternatives available to Sirius and submit a recommendation to the full Sirius board for action in respect of any such strategic alternatives, and (iii) the engagement of outside counsel to review the validity of the CMB Resolution and to advise the Sirius board whether the CMB Resolution restricted the customary authority of the Sirius board to approve actions normally within the purview of a board of directors (including any share issuances and amendments to governing documents in accordance with their existing terms).
On March 3, 2020, Sirius publicly disclosed the receipt of the CMB Resolution and the determinations made at the February 27, 2020 meeting of the Sirius board. Also on March 3, 2020, S&P Global Ratings placed its ‘A-’ ratings on the core operating subsidiaries of Sirius on CreditWatch with negative implications, its ‘BBB’ rating on holding company Sirius International Group, Ltd. on CreditWatch negative, and the issue ratings on Sirius’s senior and subordinated debt instruments on Credit Watch with negative implications. On March 4, 2020, A.M. Best downgraded the credit ratings of Sirius and its main rated subsidiaries, and, at the same time, placed these ratings under review with negative implications. Specifically, A.M. Best downgraded the Financial Strength Ratings (FSR) of Sirius Bermuda Insurance Company Ltd., Sirius International Insurance Corporation, and its subsidiary, Sirius America Insurance Company, from A (Excellent) to A- (Excellent) and the Long-Term Issuer Credit Ratings (Long-Term ICR) of Sirius Bermuda Insurance Company Ltd., Sirius International Insurance Corporation, and Sirius America Insurance Company from “a” to “a-”. Additionally, the ratings agency downgraded the Long-Term ICR of Sirius and Sirius International Group, Ltd from “bbb” to “bbb-”.
Throughout March 2020, Sirius’s senior management and its legal and financial advisors continued to review strategic alternatives, including potential capital raising transactions with the holders of the Sirius Series B Preference Shares.
On March 3, 2020, Sirius executed an engagement letter with Barclays formally engaging Barclays as Sirius’s financial advisor in connection with its review of strategic alternatives.
On March 13, 2020, the Nominating and Corporate Governance Committee of Sirius’s board engaged Jenner & Block LLP (“Jenner”), effective as of March 6, 2020, to review the validity of the CMB Resolution and to advise the SRC in connection with its review of strategic alternatives. The Nominating and Corporate Governance Committee then determined that the members of such committee, together with one additional independent member of the Sirius board, should constitute the SRC, at which time Barclays briefed the SRC with respect to various strategic alternatives, including a potential sale of Sirius, a recapitalization or other capital raising transaction (including with the holders of Sirius Series B Preference Shares) and a sale of various subsidiaries of Sirius.
Also on March 13, 2020, Sirius’s senior management provided representatives of CMIH with an update regarding the presentation provided by representatives of Barclays at the SRC meeting, and requested that representatives of the SRC, Sirius’s senior management and CMIH engage in a discussion regarding next steps in connection with the review by the Sirius board of strategic alternatives, including a potential recapitalization transaction with the holders of the Sirius Series B Preference Shares.
On March 15, 2020, representatives of the SRC, Sirius’s senior management and CMIH held a teleconference to discuss potential strategic alternatives regarding Sirius. Representatives of Jenner, Sidley, Barclays, financial advisors assisting CMIH and Skadden, Arps, Slate, Meagher and Flom LLP (“Skadden”) (CMIH’s legal advisor) also attended the call. The parties discussed various strategic alternatives, including a potential sale of Sirius, a potential recapitalization transaction (including a potential recapitalization transaction with the holders of the Sirius Series B Preference Shares), and other capital markets transactions. It was noted that following the public disclosure of the CMB Resolution, various third parties had reached out to representatives of Sirius and/or Barclays to express interest in discussing a potential transaction with Sirius. Representatives of Barclays also provided an update with respect to the trading performance of the Sirius shares.
On March 21, 2020, the SRC convened a meeting at which representatives of Sirius’s senior management, Barclays, Sidley and Jenner were in attendance. During the course of the meeting, representatives of Barclays described to and discussed with the SRC potential strategic alternatives, including a potential recapitalization transaction with the holders of the Sirius Series B Preference Shares.
On March 23, 2020, the SRC convened a meeting to discuss the potential for initiating a formal process to solicit interest from third parties for the acquisition of Sirius. Representatives of Barclays, Sidley and Jenner were in attendance, and noted for the SRC that, based on their respective discussions with Skadden and financial advisors assisting CMIH, they understood that so long as CMIH and CM Bermuda were guaranteed equal participation with Sirius in connection with the sales process, CMIH and CM Bermuda were supportive of initiating such a formal sales process.
On March 25, 2020, the SRC convened a meeting to further discuss the initiation of a formal process for a sale of Sirius and the status of the potential recapitalization transaction with the holders of the Sirius Series B Preference Shares. Representatives of Sirius’s senior management, Barclays, Sidley and Jenner were in attendance. At the meeting, the SRC formally approved the launching of a formal sales process to solicit interest from third parties for the acquisition of Sirius and authorized members of Sirius’s senior management to participate in a Transaction Advisory Committee with representatives of CMIH to ensure collaboration with CMIH and CM Bermuda during the sales process. Sirius’s senior management further briefed the SRC regarding the terms of a proposed expense reimbursement arrangement pursuant to which Sirius would agree to reimburse certain expenses of the holders of the Sirius Series B Preference Shares in connection with the negotiation of a potential transaction.
On March 27, 2020, Sirius issued a public announcement that it had expanded its strategic review and launched a formal process to sell Sirius in collaboration with CMIH and CM Bermuda. Also on March 27, 2020, a meeting of the SRC was convened at which members of Sirius’s senior management updated the SRC regarding the proposed terms of the expense reimbursement arrangement with the holders of the Sirius Series B Preference Shares and the SRC approved the entry into the expense reimbursement arrangement that had been discussed at the prior meeting.
On March 29, 2020, the SRC convened a meeting at which representatives of Sirius’s senior management, Barclays, Sidley and Jenner were in attendance, as well as representatives of CMIH, Skadden and financial advisors assisting CMIH. During the meeting, members of Sirius’s senior management reviewed a proposed approach to the management of the sales process and a proposed term sheet from the holders of the Sirius Series B Preference Shares received by Sirius following entry into the expense reimbursement arrangement with the holders of the Sirius Series B Preference Shares.
Over the course of March, April and May 2020, Sirius engaged in discussions with the holders of the Sirius Series B Preference Shares regarding certain allegations by the holders of the Sirius Series B Preference

Shares with respect to an alleged “change in beneficial ownership” within the meaning of the Sirius Series B Certificate of Designation as a result of the CMIG Defaults. In connection therewith, Sirius received letters from the holders of the Sirius Series B Preference Shares dated March 30, 2020, April 12-13, 2020, May 16, 2020 and May 27, 2020, including a Notice of Redemption, demanding the redemption of all of their Sirius Series B Preference Shares at a price of $30.44 per Series B Preference Share, plus interest. For more information on the resolution of the claims of the holders of Sirius Series B Preference Shares in connection with the Merger, see “Other Agreements Related to the Merger — Transaction Agreement.”
Throughout March and April 2020, Sirius, in conjunction with CMIH and their respective financial advisors, reached out to over 40 parties in connection with the sales process, and representatives of Sirius and Sidley negotiated the terms of non-disclosure and standstill agreements with third parties expressing interest in the sales process, including Third Point Re and Party B, and entered into such agreements with 17 third parties.
In addition, the SRC held regular, twice-weekly, meetings from March to August 6, 2020 at which representatives of Barclays, Sidley, Jenner, CMIH, Skadden and financial advisors to CMIH were present. During the course of these meetings, the SRC was continually and thoroughly briefed regarding the developments of the sales process, including a potential recapitalization transaction with the holders of the Sirius Series B Preference Shares, and the SRC was provided an opportunity to ask questions of senior management and its legal and financial advisors and engage in detailed discussions.
On April 9, 2020, at the direction of the SRC, representatives of Barclays distributed a process letter to participants in the sales process who had executed non-disclosure and standstill agreements, which requested that bidders provide initial indications of interest by April 20, 2020. Also on April 9, 2020, the SRC held a meeting during which CMIH advised Sirius that CMIH had engaged Goldman Sachs & Co. (“Goldman”) as its financial advisor in connection with the formal sales process announced on March 27, 2020. Sirius executed a non-reliance letter acknowledging that Goldman owed advisory obligations solely to CMIH and that, in connection with Goldman’s appearance before the SRC, Goldman had not assumed an advisory or fiduciary responsibility in favor of Sirius or any other obligation to Sirius.
In addition, on April 24, 2020, at the direction of the SRC, representatives of Barclays made available to the participants that remained engaged in the sales process a virtual data room.
On April 20, 2020, Sirius received initial indications of interest from eight interested parties. On April 22, 2020, the SRC convened a meeting to review those initial indications of interest, at which representatives of Sirius senior management, Barclays, Sidley and Jenner were present, along with representatives of CMIH, Skadden and Goldman. Among others, indications of interest were received from each of Party B and Third Point Re. At this SRC meeting, the SRC members also reviewed with Sirius’s senior management and the legal and financial advisors of the SRC and Sirius, along with CMIH and its legal and financial advisors, a potential recapitalization transaction with the holders of the Sirius Series B Preference Shares.
During the course of the next several days, at the direction of the SRC, representatives of Barclays and Goldman engaged in discussions with potential bidders and notified three bidders, including Third Point Re, that they had been selected to participate in the next round of the sales process. In addition, representatives of Goldman, on behalf of CMIH, engaged in discussions with the holders of the Sirius Series B Preference Shares with respect to a potential recapitalization of Sirius.
On each of April 30, 2020 and May 7, 2020, the SRC was briefed regarding the proposed terms of a form of merger agreement prepared by Sirius for distribution to bidders, and, at the direction of the SRC, on May 8, 2020 and May 9, 2020, forms of a merger agreement were provided to participants in the sales process. Two forms were provided to bidders, one providing for solely cash consideration and the other providing for cash and stock consideration. Among other terms, each form of merger agreement provided Sirius with the right to terminate the merger agreement in order to enter into a definitive agreement in respect of a superior proposal and required that the acquiror undertake all efforts necessary to obtain requisite regulatory approvals in connection with the merger.
On May 4, 2020, at the direction of the SRC, representatives of Barclays and Goldman distributed a second round process letter to the three bidders that had advanced to the second round, one of which was

Third Point Re. The process letter requested that bidders provide a definitive offer by May 20, 2020. Bidders were also required to submit a revised draft of the merger agreement by May 15, 2020.
On May 10, 2020, a meeting of the Compensation Committee of the Sirius board (the “Compensation Committee”) was held without the presence of senior management, at which the Compensation Committee approved a 50% minimum annual incentive payout for participants in Sirius’s Annual Incentive Program and the extension of enhanced severance protection to Sirius’s management team and legal entity leaders.
On May 15, 2020, representatives of Third Point Re submitted to Barclays a revised draft of the merger agreement.
On May 18, 2020, the SRC convened a meeting at which representatives of Barclays, Sidley and Jenner were in attendance, as well as representatives of CMIH, Goldman and Skadden. During the meeting, representatives of Barclays and Goldman provided an update on the sales process, and representatives of Sidley provided a summary of the comments to the merger agreement received to date from Debevoise & Plimpton LLP (“Debevoise”), counsel to Third Point Re.
On May 20, 2020, Sirius received written proposals from Third Point Re and one other potential counterparty (“Party C”). The Third Point Re proposal contemplated a stock-for-stock merger (with a fixed exchange ratio for the stock consideration) in which Third Point Re would acquire the entire company. The Third Point Re proposal also included a small portion of cash consideration to be made available to electing non-CM Bermuda shareholders. The Party C proposal contemplated a statutory merger followed by the execution of a post-closing business plan involving the sale of certain Sirius businesses in separate transactions and the run-off of other Sirius businesses. Neither Party A nor Party B ultimately submitted formal bids in connection with the sales process.
On May 21, 2020, meetings of each of the SRC and the Sirius board were held at which representatives of Barclays, Sidley and Jenner were in attendance, as well as representatives of CMIH. Representatives of Goldman and Skadden were also in attendance at the SRC meeting. Sirius’s senior management provided the Sirius board with an update regarding the review of strategic alternatives, including the sales process and a potential recapitalization transaction with the holders of the Sirius Series B Preference Shares. During the SRC meeting, representatives of Barclays and Goldman described to and discussed with the SRC the proposals that had been received, and at the direction of the SRC, representatives were instructed to request that representatives of Barclays and Goldman seek clarification from Third Point Re and Party C, in addition to indicating to Third Point Re the need for its proposal to include a cash component payable to CM Bermuda if it were to be competitive. The SRC members also directed that the financial advisors inform Party C that it would not accept a transaction with a run-off component.
Over the next several days, at the direction of the SRC, representatives of Barclays and Goldman engaged in discussions with J.P. Morgan, Third Point Re’s financial advisor, regarding Third Point Re’s proposal. In the course of such discussions, Third Point Re modified its proposal to include additional cash consideration into the mix of cash and stock, and revised its proposal with respect to the stock portion of the consideration to contemplate a floating exchange ratio subject to a collar. On May 24, 2020, the SRC was briefed regarding these discussions, including a discussion regarding Third Point Re’s willingness to include a contingent value right as part of the mix of consideration, as well as its willingness to offer warrants and the Upside Rights to certain electing shareholders. At the direction of the SRC, representatives of Barclays and Goldman discussed Third Point Re’s request to deposit a portion of the consideration in an escrow fund as security for future losses arising out of COVID-19.
Over the next several days, at the direction of the SRC, representatives of Barclays and Goldman continued negotiations with J.P. Morgan, and on May 27, 2020, Third Point Re submitted an updated proposal, which included a request for exclusivity.
On May 28, 2020, the SRC held a meeting at which representatives of Barclays and Goldman provided an update regarding Third Point Re’s updated proposal, including Third Point Re’s request for exclusivity. Representatives of CMIH continued negotiations with representatives of Third Point Re during the next several days, including with respect to the size of the cash component of the merger consideration and the escrow fund requested by Third Point Re to be put in place as security for future losses arising out of COVID-19. During the course of those negotiations, in lieu of the escrow construct, the parties agreed on the framework of the Series A Preference Shares, which would provide consideration immediately at closing to holders of Sirius shares that elect the mixed consideration, but would also provide security to Third Point Re in the event that future losses arising out of COVID-19 are worse than forecasted. Concurrently, representatives of Sidley, Skadden, Jenner and Debevoise negotiated the terms of an exclusivity letter among CM Bermuda, CMIH, Sirius and Third Point Re, and on June 7, 2020, the parties reached substantive agreement on the terms of the merger consideration and exclusivity, subject to requisite approvals.
On June 8, 2020, the SRC convened a meeting at which representatives of Barclays, Sidley and Jenner were in attendance, as well as representatives of CMIH, Goldman and Skadden. Representatives of Barclays and Goldman provided an update on the discussions among Sirius, CMIH and Third Point Re regarding the merger consideration. Following deliberation, the SRC resolved to recommend to the Sirius board that Sirius enter into exclusivity with Third Point Re for a period of 30 days. It was noted for the SRC by its legal and financial advisors that Third Point Re was requiring exclusivity as a condition precedent to proceeding with further negotiations regarding the transaction.
On June 9, 2020, the Sirius board convened a meeting at which representatives of Sirius’s senior management, Barclays, Sidley and Jenner were in attendance, as well as representatives of CMIH. During the meeting, the Sirius board directed Sirius’s senior management and its legal and financial advisors to negotiate the final terms of the exclusivity agreement, including a non-binding term sheet setting forth the proposed material terms of the transaction, with Third Point Re, and authorized the execution thereof based on the terms that had been presented to the Sirius board.
Over the course of the next three days, the parties continued negotiations regarding the exclusivity agreement, and on June 11, 2020, the SRC was briefed regarding the status of the negotiations. The SRC directed senior management to continue towards finalizing the negotiations, stressing the importance of ensuring that the contingent value right included in the merger consideration be registered and transferable in order to provide liquidity for Sirius shareholders electing to receive such consideration option.
On June 12, 2020, Sirius, Third Point Re, CMIH and CM Bermuda executed the exclusivity agreement providing mutual exclusivity for a period of 30 days and outlining the proposed material terms of the transaction, including the general terms of the merger consideration to be paid in the merger.
Over the course of the next several weeks, Third Point Re engaged in confirmatory due diligence while Sirius and its advisors engaged in financial and legal due diligence regarding Third Point Re.
On June 24, 2020, representatives of Debevoise delivered an initial draft of the Registration Rights Agreement and Investor Rights Agreement to representatives of Sidley and Skadden.
On June 25, 2020, representatives of Sidley delivered a revised draft of the merger agreement to representatives of Debevoise. Pursuant to the draft merger agreement, Sirius proposed that each of Sirius and Third Point Re would be required to bring the merger proposal and share issuance proposal, respectively, to a vote at the applicable shareholder meeting even if the Sirius board or Third Point Re board, respectively, had changed its recommendation to shareholders in respect of such proposal. Further, Sirius’s revised draft of the merger agreement proposed that Third Point Re’s right to terminate the merger agreement in connection with a Sirius board recommendation change would only arise if CM Bermuda failed to reaffirm its obligations under the CM Bermuda voting agreement within ten business days thereof. Finally, Sirius’s revised draft of the merger agreement proposed that neither Sirius nor Third Point Re would be entitled to terminate the merger agreement to enter into an agreement in connection with a superior proposal, and provided for increased flexibility for each of the Sirius board and the Third Point Re board in responding to alternative acquisition proposals.
On July 1, 2020, representatives of Skadden delivered an initial draft of the Upside Rights to representatives of Sidley.
On July 2, 2020, representatives of Sidley provided representatives of Debevoise and Skadden with comments on the Investor Rights Agreement, and circulated an initial draft of the Warrant Agreement to representatives of Skadden. In addition, on July 2, 2020, the SRC held a meeting at which representatives of Barclays, Jenner and Sidley were present. The SRC was briefed regarding the current status of negotiations, in particular with respect to the terms of the Share & CVR election and the treatment of Sirius’s outstanding equity awards in connection with the merger.
On July 3, 2020, representatives of Debevoise provided to representatives of Sidley and Skadden a revised draft of the merger agreement and a draft of the CM Bermuda voting agreement. Between July 3 and July 10, 2020, representatives of Debevoise, Sidley and Skadden exchanged drafts of the transaction documents, including the Warrant Agreement and the Registration Rights Agreement.
On July 10, 2020, legal and financial advisors to Sirius, CMIH and Third Point Re convened a teleconference to discuss material terms in the transaction documents, including with respect to deal protections and the termination rights associated therewith and the scope of CM Bermuda’s voting cutback. Also on July 10, 2020, the Compensation Committee approved the restructuring of Sirius’s outstanding performance-based long-term incentive awards to time-vested, cash based long term incentive awards, in anticipation of the merger transaction.
On July 11, 2020, representatives of Sidley delivered a draft of the Warrant Agreement to representatives of Debevoise and Skadden.
On July 12, 2020, representatives of Sidley delivered an initial draft of the CVR Agreement to representatives of Debevoise and Skadden.
On July 13, 2020, the SRC held a meeting at which representatives of Barclays, Jenner and Sidley were present, along with representatives of CMIH, Goldman and Skadden. At the meeting, Sirius’s senior management indicated that the exclusivity period with Third Point Re had expired and that in light of the fact that the parties were working constructively and expeditiously towards finalizing the transaction documents, and the fact that as a condition precedent to continuing to do so Third Point Re was requiring further exclusivity, the SRC directed senior management to enter into an extension to the exclusivity agreement providing for exclusivity until July 31, 2020.
Later in the day on July 13, 2020, Sirius, Third Point Re, CMIH and CM Bermuda entered into an extension to the exclusivity agreement providing for exclusivity until July 31, 2020.
Also on July 13, 2020, representatives of Skadden delivered a draft of the Certificate of Designation for the Series A Preference Shares to Debevoise and Sidley. Representatives of Debevoise delivered revised drafts of the Investor Rights Agreement and Registration Rights Agreement to representatives of Sidley and Skadden on July 13, 2020.
Over the course of the next several weeks, between July 13, 2020 and August 6, 2020, representatives of the parties engaged in telephonic discussions about the transaction terms and exchanged revised drafts of the various transaction agreements and drafts of Sirius’s and Third Point Re’s disclosure letters.
On July 21, 2020, representatives of Sidley delivered a revised draft of the merger agreement to representatives of Debevoise and Skadden. Pursuant to the revised draft, Sirius proposed that the termination fees payable by Third Point Re and Sirius under certain circumstances would each be $50,000,000.
On July 23, 2020, an SRC meeting was convened at which representatives of Barclays, Sidley and Jenner were in attendance, as well as representatives of CMIH, Goldman and Skadden, during which representatives of Sidley provided an update regarding the negotiation of material terms of the transaction documents. It was noted for the SRC that the material outstanding issues in the transaction documents related to the scope of CM Bermuda’s voting cutback, the definition of “COVID-19 losses” with respect to the Series A Preference Shares to be issued in the merger, and whether the CVRs to be issued in the merger would be listed on an exchange.
On July 27, 2020, an SRC meeting was convened at which representatives of Barclays, Sidley and Jenner were in attendance, as well as representatives of CMIH, Goldman and Skadden, during which representatives of Sidley provided an update regarding the negotiation of the transaction documents. It was noted for the SRC that the material outstanding issues related to the transfer restrictions and voting cutback applicable to CM Bermuda’s ownership in SiriusPoint, in addition to the definition of “COVID-19 losses”. The SRC was also briefed regarding the fees to be paid to Barclays under a proposed amendment to the engagement letter between Barclays and Sirius. Sirius’s senior management then briefed the SRC regarding the status of CMIH’s and CM Bermuda’s request for expense reimbursement and the related approval required of the BMA.
Also on July 27, 2020, the Third Point Re board convened an informational teleconference, at which representatives of Third Point Re’s management, J.P. Morgan and Debevoise were present. Representatives of Debevoise provided an update regarding the status and negotiation of the transaction documents. Representatives of Third Point Re’s management provided an update regarding feedback from S&P and A.M. Best regarding the impact the potential transaction would have on the combined company’s rating, and also provided an update regarding potential financing options with respect to the transaction.
On each of July 31, 2020 and August 1, 2020, representatives of Sirius, Third Point Re and CMIH, together with each of their respective legal and financial advisors, participated in a videoconference during which the parties negotiated various outstanding issues with respect to the transaction documents, including the transfer restrictions applicable to CM Bermuda’s ownership in SiriusPoint Ltd., the definition of “COVID-19 losses” and the termination fee payable in connection with a termination of the merger agreement pursuant to certain specified termination rights in the merger agreement.
On August 2, 2020, the Third Point Re board convened an informational teleconference, at which representatives of Third Point Re’s management, J.P. Morgan and Debevoise were present. Representatives of J.P. Morgan provided a detailed summary of the financial terms of the transaction, and provided J.P. Morgan’s preliminary perspectives on the valuation of each of Third Point Re and Sirius as a standalone company and of the combined company as a result of the transaction. Representatives of Debevoise provided an update on the negotiation of the transaction documents and the discussions with Sirius and CMIH that had occurred over the prior two days.
Also on August 2, 2020, representatives of Debevoise provided an updated draft of the merger agreement to representatives of Sidley and Skadden. Also on August 2, 2020, representatives of Skadden provided revised drafts of the other transaction documents to representatives of Sidley and Debevoise.
On August 3, 2020, Sirius and Barclays entered into an amendment to their engagement letter. Also on August 3, 2020, the SRC convened a meeting at which representatives of Barclays, Sidley and Jenner were in attendance. Representatives of Sidley and Sirius’s senior management provided an update regarding the status of the transaction, including a discussion regarding the material outstanding points. At the direction of the SRC, Sirius’s senior management and Sirius’s representatives continued to negotiate with CMIH and Third Point Re, including to ensure that the provisions in the merger agreement with respect to the cash election and the Share & CVR election could not be amended without the required approval.
Throughout the period from August 4, 2020 through August 6, 2020, the parties and their representatives exchanged revised drafts of the transaction documents, including the merger agreement and the voting and support agreements of CM Bermuda, Daniel Loeb and the Third Point Re directors.
On August 5, 2020, the Third Point Re board convened an informational teleconference, at which representatives of Third Point Re’s management, J.P. Morgan and Debevoise were present. Representatives of Debevoise provided an update on the negotiation of the transaction documents, including the resolution of the issues relating to the transfer restrictions and voting cutback applicable to CM Bermuda’s ownership in SiriusPoint, as well as the definition of “COVID-19 losses”. J.P. Morgan then reviewed with the Third Point Re board its financial analysis of the aggregate merger consideration provided for in the merger agreement and delivered to the Third Point Re board its August 5, 2020 oral opinion, which was confirmed by delivery of a written opinion, dated August 6, 2020, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to Third Point Re, as more fully described below in the section “Opinion of J.P. Morgan Securities LLC, Financial Advisor to Third Point Re” beginning on page 110 of this Joint Proxy Statement/Prospectus. Finally, the Third Point Re board directed Third Point Re’s management, J.P. Morgan and Debevoise to finalize the transaction documents with Sirius and CM Bermuda. Subsequently, on August 6, 2020, after careful consideration and consultation with its advisors, the Third Point Re board approved by unanimous written consent the merger, the merger agreement and the statutory merger agreement.

Moreover, the members of the Third Point Re board unanimously determined that the merger and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Third Point Re and resolved to recommend to the Third Point Re shareholders that they vote “FOR” the share issuance proposal.
On August 6, 2020, an SRC meeting was convened at which representatives of Barclays, Sidley and Jenner were in attendance, as well as representatives of CMIH, Goldman and Skadden, during which representatives of Sidley provided an update regarding the negotiation of the transaction documents and a detailed review of the key terms of the transaction documents, including the merger agreement. During the SRC meeting, representatives of Barclays provided an overview of its financial analyses of the merger consideration, in the aggregate, to be offered to holders of Sirius shares. Following these presentations, the SRC resolved to recommend that the Sirius board approve the merger agreement.
Later in the morning on August 6, 2020, the Sirius board convened a meeting at which representatives of Barclays, Sidley and Jenner were in attendance, as well as representatives of CMIH. Representatives of Barclays provided a detailed review of its financial analyses and then orally delivered their opinion (which was subsequently confirmed in writing on August 6, 2020) that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration, in the aggregate, to be offered to the holders of the Sirius shares (collectively) in the merger is fair, from a financial point of view, to such holders of Sirius shares. Thereafter, representatives of Sidley provided a detailed summary of the material terms of the transaction documents.
After careful consideration and consultation with its legal and financial advisors, all members of the Sirius board approved the merger agreement and the related agreements, including the reimbursement of certain expenses of CMIH and CM Bermuda pursuant to the Transaction Matters Letter Agreement. Moreover, the members of the Sirius board unanimously determined that the merger and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Sirius and further resolved that it is recommended to the Sirius shareholders that they vote “FOR” the merger proposal.
Later on that day, the parties executed the merger agreement and Sirius and Third Point Re issued a joint press release announcing the entry into the merger agreement.
Merger Consideration
In the merger, each Sirius share issued and outstanding immediately prior to the completion of the merger (other than (a) Sirius shares that are owned by it as treasury shares and any Sirius shares that are owned immediately prior to the effective time of the merger by, or on behalf of, Sirius, Third Point Re, Merger Sub or any other direct or indirect subsidiary of Sirius or Third Point Re, which will automatically be canceled and cease to exist and be outstanding, (b) Sirius shares owned by shareholders who did not vote in favor of the merger, complied with all of the provisions of the Companies Act concerning the right of Sirius shareholders to require appraisal of their Sirius shares pursuant to the Companies Act and did not fail to perfect such right for appraisal or deliver an appraisal withdrawal, which are discussed in the section of this Joint Proxy Statement/Prospectus entitled “— Dissenting Shares” and (c) Sirius shares that are subject to Sirius equity awards, which are discussed in the section of this Joint Proxy Statement/Prospectus entitled “— Treatment of Sirius Equity Awards”) will automatically be canceled and converted into, and will thereafter represent the right to receive, one of the following three consideration options at the shareholders’ election (“merger consideration”), in each case, without interest, net of applicable withholding taxes:
1.
$9.50 in cash (a “cash election”);

2.
0.743 of a TPRE Common Share and one CVR (a “Share & CVR election”), which, taken together, guarantee that on the second anniversary of the closing date of the merger, each shareholder making the Share & CVR election will have received equity and cash of at least $13.73 per share; or

3.
(i) $0.905 in cash, (ii) a number of TPRE Common Shares equal to or greater than 0.496 TPRE Common Shares and less than or equal to 0.548 TPRE Common Shares as described in the following paragraph, (iii) a number of Series A Preference Shares equal to or greater than 0.106 Series A Preference Shares and less than or equal to 0.117 Series A Preference Shares as described in the following paragraph, (iv) 0.190 of a Warrant and (v) $0.905 aggregate principal amount of an Upside Right (a “mixed election”).

The TPRE Common Shares and Series A Preference Shares in the mixed election consideration will be subject to a collar based on the volume weighted average price of the TPRE Common Shares on the NYSE measured on a cumulative basis over the 15-day VWAP. Holders of Sirius shares making the mixed election will receive, for each Sirius share, 0.548 TPRE Common Shares and 0.117 Series A Preference Shares if the 15-day VWAP is less than $7.74, and receive 0.496 TPRE Common Shares and 0.106 Series A Preference Shares if the 15-day VWAP is greater than $8.56. If the 15-day VWAP is greater than or equal to $7.74 but less than or equal to $8.56, holders of Sirius shares making the mixed election will receive, for each Sirius share, a number of TPRE Common Shares between 0.496 and 0.548 equal to $4.245 divided by the 15-day VWAP, and a number of Series A Preference Shares between 0.106 and 0.117 equal to $0.905 divided by the 15-day VWAP. Accordingly, the actual number of shares and the value of the TPRE Common Shares and Series A Preference Shares delivered to holders of Sirius shares making the mixed election will depend on the 15-day VWAP. The value of the TPRE Common Shares and Series A Preference Shares delivered for each such Sirius share may be greater than, less than or equal to $4.245 and $0.905, respectively.
In connection with the merger, and pursuant to the terms of the applicable form of waiver agreement, certain management holders of Sirius shares (the “electing holders”) agreed to make a Share & CVR election with respect to each Sirius share held by such holders, but irrevocably agreed to waive the right to receive each CVR that would otherwise be received at the effective time of the merger with respect to each such Sirius share (the “waiver”). In exchange for the waiver, within ten days following the closing of the merger, each electing holder will receive a number of fully vested non-voting restricted TPRE Common Shares equal to (x)(A) $13.00 less (B) the product of the 15-day VWAP multiplied by 0.743, multiplied by (y) the number of CVRs waived pursuant to the waiver, divided by (z) the 15-day VWAP. These restricted TPRE Common Shares will no longer be restricted as of the second anniversary of the closing of the merger.
No fractional TPRE Common Shares or Series A Preference Shares will be issued in the merger. Sirius shareholders will receive cash, without interest, in lieu of any such fractional shares.
The CM Bermuda voting agreement requires CM Bermuda to elect the mixed election in respect of its Sirius shares.
Holders of Sirius shares (other than holders of excluded shares) who fail to make a timely election or who make no election will been deemed to have agreed to make a Share & CVR election in respect of the Sirius shares they hold.
In the event that, between the date of the merger agreement and the effective time of the merger, the issued and outstanding Sirius shares change into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the merger consideration, the applicable exchange ratios and any other similarly dependent items will be appropriately adjusted to provide the holders of Sirius shares the same economic effect as contemplated by the merger agreement prior to such event.
Procedures for Election
The form of election will be made available to holders of Sirius shares on the same day as this Joint Proxy Statement/Prospectus. The form of election enables holders of Sirius shares to choose to make a cash election, a Share & CVR election or a mixed election with respect to each of their Sirius shares eligible to receive the merger consideration. Holders of Sirius shares have until 5:00 p.m., Bermuda time, on the date that is ten business days prior to the date of the closing of the merger, which we refer to as the “election deadline,” to make their election and return their completed election forms, along with any share certificates held, to the paying agent. If a holder of Sirius shares holds Sirius shares through a bank, broker or other nominee, such bank, broker or other nominee, as applicable, will provide that shareholder with instructions on how to make an election.

With respect to Sirius shares that are held in certificated form, the delivery of the share certificates, together with the properly completed form of election, will be effected only upon delivery to the paying agent of the physical certificates representing the Sirius shares to which such form of election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Sirius. With respect to Sirius shares that are held in book-entry form, the holder should follow the instructions in the form of election in order to make an election. If holders of Sirius shares do not send their completed form of election to the exchange agent by the election deadline, or fail to properly deliver their certificates or other documents specified in the form of election (with respect to certificated or book-entry shares for which an election is made) by the election deadline, such shareholders will not be deemed to have made a proper election and will instead receive merger consideration payable pursuant to the Share & CVR election.
Third Point Re’s Reasons for the Transaction and Recommendation of the Third Point Re Board
In making its determination to approve the merger agreement and resolve to recommend that Third Point Re shareholders approve the share issuance proposal in connection with the merger and the Loeb share issuance proposal, the bye-laws proposal, the name change proposal and the adjournment proposal, the Third Point Re board held a number of meetings, consulted with Third Point Re’s senior management and its legal and financial advisors at Debevoise & Plimpton LLP and J.P. Morgan, and considered a number of factors, including the factors listed below. The Third Point Re board considered these factors as a whole and considered the relevant information and factors to be favorable to, and in support of, its determination.
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Strong Global Presence and Relationships.   As a result of the transaction, Third Point Re will inherit longstanding relationships with clients and brokers, with expanded distribution through Lloyd’s, Bermuda, and the United States, key partnerships with managing general underwriters (MGUs) for health and travel and superior product capabilities and relationships in Accident and Health (A&H), property, liability, and specialty lines.

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Experienced Leadership Team.   The transaction will provide Third Point Re access to an experienced management team from a company with a long history and deep roots, focused on shared entrepreneurial culture and underwriting profitability.

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Financially Attractive Transaction.   Third Point Re expects the transaction to be financially attractive for shareholders, with accretion to EPS and return on equity expected in the first twelve months following the transaction close (assuming completion of the transaction in early 2021).

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Strengthened Reinsurance Operations and Growth Opportunities.   Third Point Re expects this transaction to further strengthen its reinsurance operations and position it to enter lines of business with higher risk-adjusted returns to achieve underwriting profitability, with refocused underwriting strategies in key U.S. and European (re)insurance markets, and to provide it with growth opportunities, with a greater critical mass and improved access to capital markets to support growth, with diversified investor base.

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Strong Capitalization and Flexibility.   As a result of the transaction, Third Point Re expects to have strong capitalization and financial flexibility, with strong regulatory and rating agency capital ratios at close which are expected to grow over time, with combined pro forma tangible capital of approximately $3.3 billion and pro forma gross written premiums of $2.5 billion for the twelve months ended June 30, 2020. Additionally, at the close of the transaction Third Point Re will have reduced investment volatility and greater diversification, with investment portfolio composition similar to peer reinsurers at close.

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Diversified Investment Portfolio.   In connection with the transaction, Third Point Re will reconstitute its strategic partnership with Third Point LLC, with the continuation of industry-leading investment returns. Third Point Re expects to have an asset allocation in the range of asset allocation of peer companies, with approximately three-quarters of the portfolio in fixed income and very high credit collateral holdings with the balance in Third Point LLC funds and alternatives.

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Leadership and Governance.   At the closing of the transaction, Rachelle Keller, a current director of Sirius, and Peter W. H. Tan, CMIH’s chairman, will join the Third Point Re board. Third Point Re expects to benefit from their experience and leadership. At the same time, Third Point Re does not expect to be negatively affected by any governance overhang created by CM Bermuda’s ownership in

TPRE Common Shares following the transactions given the 9.9% voting cutback that CM Bermuda has agreed to pursuant to the Investor Rights Agreement.
The Third Point Re board considered the following additional factors as generally supporting its determination:
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its belief that the merger is more favorable to Third Point Re shareholders than the potential value that would result from Third Point Re continuing without an acquisition of Sirius;

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management’s knowledge of the current business climate in the industry in which Third Point Re and Sirius operate and the prospective environment in which the combined company will operate following completion of the merger, including industry, economic and market conditions;

•
management’s knowledge of Third Point Re’s business, financial condition, results of operations, industry and competitive environment;

•
management’s knowledge of Sirius’s business, financial condition, results of operations, industry and competitive environment, taking into account the results of Third Point Re’s due diligence review of Sirius;

•
the likelihood that the transaction will be consummated, based on, among other things, the conditions to closing contained in the merger agreement, the commitment by Third Point Re to obtain financing, the debt commitment letter from JPMorgan and the equity commitment letter from the Loeb Entities, the commitment by Third Point Re and Sirius to obtain necessary regulatory clearances subject to certain limitations, and the entry by Third Point Re and the other parties thereto into the CM Bermuda voting agreement, the Loeb Entities voting agreement and the Board Members voting agreement;

•
CM Bermuda’s agreement to make the mixed election pursuant to the CM Bermuda voting agreement;

•
the expectation that, immediately after completion of the merger and based upon the number of TPRE Common Shares then outstanding (assuming that all Sirius shareholders make a mixed election, the Series A Preference Shares have been converted into Third Point Re shares on a 1-to-1 basis and the Upside Rights and Warrants have not been converted or exercised), former shareholders of Sirius will own approximately 45% of Third Point Re’s fully diluted common shares and Third Point Re’s shareholders will own approximately 55%, but CM Bermuda, its affiliates and related persons will be subject to the 9.9% voting cutback;

•
the historical and then-current trading prices and volumes of each of the TPRE Common Shares and Sirius shares;

•
the fact that, because the exchange ratio related to the share consideration to be paid to Sirius shareholders who elect the mixed consideration is not fixed if the 15-day VWAP is greater than or equal to $7.74 but less than or equal to $8.56, the value of the share portion of the merger consideration to be paid by Third Point Re to holders of Sirius shares who elect the mixed consideration will not fluctuate between the date of the merger agreement and the completion of the merger if the 15-day VWAP is within such range;

•
the terms of the Series A Preference Shares, which serve to protect Third Point Re in the event that Sirius’s losses due to the effects of COVID-19 are worse than currently forecasted, by providing for the forfeiture of a number of Series A Preference Shares upon the third anniversary of closing with a value equal to the excess of the Sirius Net COVID Loss over the TPRE Net COVID Loss (in an amount not to exceed $100 million);

•
the August 5, 2020 oral opinion of J.P. Morgan delivered to the Third Point Re board, which was confirmed by delivery of a written opinion, dated August 6, 2020, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to Third Point Re, as more fully described below in the section “Opinion of J.P. Morgan Securities LLC, Financial Advisor to Third Point Re” beginning on page 110 of this Joint Proxy Statement/Prospectus. The full text of the written opinion of J.P. Morgan, dated August 6, 2020, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex E to this Joint Proxy Statement/Prospectus and is incorporated herein by reference; and
•
the financial and other terms and conditions of the merger agreement, including the termination fee of $50,000,000 payable by Sirius to Third Point Re under certain circumstances described in the section entitled “The Merger Agreement — Termination Fee.”

The Third Point Re board weighed the foregoing advantages and benefits against a variety of potentially negative factors, including:
•
the challenges inherent in the combination of two businesses, including the risk that integration of the two companies may take more time and be more costly than anticipated, and the risk that the cost, synergies and other benefits expected to be obtained as a result of the transaction might not be fully or timely realized;

•
the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•
the fact that substantial costs will be incurred by both Third Point Re and Sirius in connection with the transaction;

•
the risk that Sirius might not meet its financial projections;

•
the fact that projections of future results of operations of the combined company are necessarily estimates based on assumptions;

•
the risk that Third Point Re and Sirius may be unable to retain key employees;

•
the fact that the merger would result in higher leverage, due to Third Point Re’s issuance of up to approximately $260 million in SiriusPoint Series B Preference Shares in connection with the merger and its assumption of approximately $665 million in indebtedness in the form of the Sirius notes;

•
the fact that, because the exchange ratio related to the share consideration to be paid to Sirius shareholders who make the Share & CVR election is fixed, and because the exchange ratio related to the share consideration to be paid to Sirius shareholders who make the mixed election is fixed if the 15-day VWAP is less than $7.74 or greater than $8.56, the value of the share portion of the consideration to be paid by Third Point Re to the holders of Sirius shares who make the Share & CVR election or the mixed election could change between the signing of the merger agreement and the completion of the merger as a result of, among other things: (1) a change in the value of Third Point Re’s or Sirius’s businesses, (2) the amount of cost savings anticipated to be obtained as a result of the merger, and (3) changes in the equity markets;

•
the ownership dilution to current Third Point Re shareholders as a result of the issuance of TPRE Common Shares to holders of Sirius shares in connection with the merger;

•
the possibility that the merger may not be completed on the terms or timeline currently contemplated or at all, including for reasons beyond the control of Third Point Re or Sirius;

•
the risk that the failure to complete the merger could negatively affect the price of TPRE Common Shares and future business and financial results of Third Point Re;

•
certain terms of the merger agreement, including:

•
Sirius’s ability, under certain circumstances and subject to certain conditions, to furnish non-public information to and to conduct negotiations with a third party that makes an unsolicited bona fide proposal for a business combination or acquisition of Sirius that the Sirius board determines would reasonably be expected to result in a proposal that is superior to the merger;

•
the requirement that Third Point Re use its reasonable best efforts to obtain required regulatory approvals;

•
the requirement that Third Point Re pay a $40 million termination fee to Sirius if either party terminates the merger agreement due to Third Point Re’s failure to obtain shareholder approval of the share issuance proposal; and

•
the restrictions on the conduct of certain aspects of Third Point Re’s business until the completion of the transaction (or the termination of the merger agreement), which may delay or prevent Third Point Re from undertaking business opportunities that may arise or negatively affect Third Point Re’s ability to attract and retain key personnel;

•
the potential downward pressure on the share price of the TPRE Common Shares after the closing of the transaction that may result if the former Sirius shareholders seek to sell their TPRE Common Shares after the closing, which is mitigated by the lock-up restrictions that CM Bermuda has agreed to; and

•
the risks of the type and nature described under “Risk Factors.”

After considering the various potentially positive and negative factors, including the foregoing and discussions with, and questioning of, Third Point Re’s management and Third Point Re’s financial and legal advisors, the Third Point Re board determined that, overall, the potential benefits of the merger outweighed the risks and uncertainties of the merger. The Third Point Re board also relied on the experience of J.P. Morgan, its financial advisor, for their opinions as to the fairness, from a financial point of view, to Third Point Re of the aggregate merger consideration to be paid by Third Point Re, which opinions were based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken. The foregoing discussion of the information and factors considered by the Third Point Re board is not exhaustive but is intended to reflect the principal factors considered by the Third Point Re board in its consideration of the merger agreement, the merger and the other transactions contemplated by the merger agreement.
The foregoing discussion of the information and factors considered by the Third Point Re board utilized forward-looking information. This information should be read in light of the factors described under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Sirius’s Reasons for the Transaction and Recommendation of the Sirius Board
After careful consideration, on August 6, 2020, the Sirius board unanimously adopted resolutions approving and adopting the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement. The Sirius board unanimously recommends that Sirius shareholders vote “FOR” the merger proposal.
In reaching its decision to approve and adopt the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement and recommend the approval of the merger proposal, the Sirius board consulted with members of Sirius’s senior management, as well as Sirius’s outside financial and legal advisors, and considered a number of factors, including the following material factors (not necessarily in order of relative importance), each of which the Sirius board believes supported its unanimous determinations:
Strategic Considerations.   The Sirius board considered that the merger is expected to provide a number of significant strategic opportunities, including the following:
•
the potential for Sirius’s shareholders, as future SiriusPoint Ltd. shareholders, to benefit to the extent of their interest in the combined company from the anticipated pro forma impact and synergies of the merger, and the expectation that the merger will be accretive to earnings per share and rate of return on tangible equity of the combined company in 2021 and in 2022;

•
the belief that the shared strategic vision of Sirius and Third Point Re would assist in integration and operation of the combined company post-closing to the benefit of Sirius shareholders as future SiriusPoint Ltd. shareholders;

•
the belief that the combined company would have the ability to leverage the global presence of Sirius and Third Point Re, their long-standing relationships with clients and brokers and complementary operational strengths, platforms and demographic insights to drive significant expansion opportunities;

•
the belief that the merger would lead to increased scale, underwriting capabilities and diversification of risks, including a more diversified platform across reinsurance markets and the opportunity to refocus underwriting strategies in key U.S. and European reinsurance markets, with product capabilities and relationships in accident and health, property, liability and specialty reinsurance lines;

•
the belief that the combined company would have the ability to offer superior product capabilities and relationships in accident and health, property, liability, and specialty lines, and maintain and develop key partnerships with managing general underwriters for health and travel;

•
the belief that the merger would lead to a more diversified investment management approach, including through a restructured relationship between the combined company and TPIPS designed to enhance returns;

•
the belief that the combined company would be a public company with a more diversified investor base and greater public float than Sirius as an independent company and, as a result, have reduced trading volatility, greater diversification and better access to capital markets to support further growth; and

•
the belief that the combined company would have an increased ability to attract and retain key employees, including an experienced management team.

Challenges Sirius Faces as an Independent Company
•
The Sirius board considered the possibility of continuing to operate Sirius as an independent public company, including the related risks and uncertainties and the prospects for Sirius going forward as an independent entity. In doing so, the Sirius board considered the following:

•
Sirius’s reliance on its financial strength and creditworthiness ratings from third party rating agencies, recent negative rating actions taken by the rating agencies, the likelihood of further negative rating actions as a result of CMIG’s and its subsidiaries’ majority ownership of Sirius, ratings agency views regarding the potential impact further negative rating actions could have on Sirius’s businesses, results of operations and financial condition, and the belief that the merger would address such ownership and governance issues due to the fact that, following the completion of the merger, CMIG and its subsidiaries would own approximately 36% of the issued and outstanding common shares of the combined company (assuming all Sirius shareholders other than CMIG and its subsidiaries make the Share & CVR election) and its voting power would be limited to 9.9% of the issued and outstanding common shares of the combined company;

•
the capital requirements of Sirius’s businesses and the limitations on Sirius’s access to necessary capital as a result of Sirius’s current limited public float, the CMB Resolution and corresponding negative rating actions, and the resulting downward pressure on Sirius’s common share price, or any further negative rating actions, and the potential impact on Sirius’s businesses, results of operations and financial condition if it could not take actions to increase its public float or obtain adequate capital on favorable terms or at all;

•
the landscape of the property and casualty insurance and reinsurance industries and, in light of the regulatory, financial and competitive challenges industry participants face in a competitive industry, the likelihood that the combined company would be better positioned to meet these challenges;

•
Sirius’s dependence on a small number of brokers for a large portion of its revenues, and the belief that the combined company would be better positioned to mitigate the attendant risks thereof by further diversifying its broker base;

•
Sirius’s dependence on its senior management and key employees and difficulties it has faced in recruitment and retention of senior management and other key employees and in managing turnover among key employees and the belief that the financial and competitive strengths of the combined company will enhance its ability to recruit and retain senior management and other key employees; and

•
the current and historical financial condition, results of operations and business of Sirius, Sirius’s financial plan and prospects if it were to remain an independent company, the risks associated with achieving and executing upon Sirius’s financial plan and the other risks disclosed under “Risk Factors” in Sirius’s most recent Annual Report on Form 10-K and Sirius’s two most recent Quarterly Reports on Form 10-Q.

•
The Sirius board considered the belief that the value offered to Sirius shareholders in the merger was more favorable to Sirius shareholders than the potential value of remaining an independent public company, particularly in light of the Sirius board’s assessment that the stand-alone company was not reasonably likely to create greater value for Sirius’s shareholders after taking into account the factors described above with respect to the challenges of continuing to operate as an independent public company, as well as business, competitive, industry and market risk.

•
The Sirius board considered the results of the strategic review process conducted by the Strategic Review Committee of the Sirius board with the assistance of Barclays. In doing so, the Sirius board considered the following:

•
the fact that the Sirius board conducted a comprehensive review of strategic alternatives and opportunities available to Sirius, including the possibility of continuing to operate Sirius as an independent public company, the possibility of initiating a run-off transaction process, the possibility of a recapitalization with the holders of the Sirius Series B Preference Shares and the possibility of combining with other companies, as well as the potential benefits, risk and uncertainties associated with such alternatives;

•
the fact that the Sirius board concluded that the financial and other terms of the other proposals received by Sirius from potentially interested counterparties in connection with the sales process were not in the best interests of Sirius or its shareholders;

•
the fact that Sirius publicly announced on March 27, 2020 that it was considering strategic alternatives and had launched a formal process, overseen by the Strategic Review Committee of the Sirius board, to sell Sirius and had publicly maintained that position since that time, thereby affording any potentially interested party the opportunity to propose a transaction with Sirius, and that Sirius and Barclays have also conducted active solicitations of potential counterparties for a transaction with Sirius, none of which resulted in proposals that the Sirius board believed were reasonably likely to create greater value for Sirius’s shareholders than the merger; and

•
an assessment by the Sirius board that none of the strategic alternatives was reasonably likely to present superior opportunities for Sirius, or reasonably likely to create greater value for Sirius’s shareholders, than the merger.

Merger Consideration.   The Sirius board considered the following with respect to the merger consideration:
•
the fact that the value of the cash election of $9.50 per share represented an approximately 36 percent (36%) premium to the closing price of Sirius shares of $6.98 on August 6, 2020, and the fact that the cash election offers Sirius shareholders certainty of value and the opportunity to realize immediate liquidity upon the closing of the merger;

•
the fact that Share & CVR election would guarantee that shareholders making the Share & CVR election would, on the second anniversary of the closing of the merger, receive an implied value of equity and cash of at least $13.73 per share, representing an approximately 97 percent (97%) premium to the closing price of Sirius shares of $6.98 on August 6, 2020, and the fact that:

•
the inclusion of TPRE Common Shares as part of the merger consideration to be paid to Sirius shareholders who make the Share & CVR election provides Sirius shareholders the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of TPRE Common Shares following the merger should they make such an election and decide to retain the TPRE Common Shares payable in the merger; and

•
the CVRs to be issued to Sirius shareholders who make the Share & CVR election will be traded on a stock exchange or in the over-the-counter market and thus will be liquid securities that will provide Sirius shareholders the ability to sell the CVRs for their fair market value while the CVRs remain outstanding;
•
the fact that, with respect to the mixed election:

•
Sirius shareholders would have the opportunity to realize immediate liquidity upon closing of the merger with respect to the cash portion of the merger consideration to be received in respect of the mixed election;

•
the inclusion of TPRE Common Shares and Series A Preference Shares as part of the merger consideration to be paid to Sirius shareholders who make the mixed election provides Sirius shareholders the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of TPRE Common Shares and Series A Preference Shares following the merger should they decide to retain the TPRE Common Shares and Series A Preference Shares payable in the merger, and the Sirius board considered that while the number of TPRE Common Shares and Series A Preference Shares issuable as part of the mixed election would be subject to adjustment based on the trading price of TPRE Common Shares prior to the closing of the merger, such adjustment was limited by a collar (as further described under “The Merger Agreement — Effects of the Merger; Organizational Documents; Directors; Officers” on page 165), thus providing Sirius shareholders with reasonable certainty of value with respect the TPRE Common Share and Series A Preference Share portion of the mixed election; and

•
the inclusion of the Warrants and the Upside Rights as part of the merger consideration to be paid to Sirius shareholders who make the mixed election provides Sirius shareholders the ability to realize additional consideration, subject to the applicable conditions thereof being satisfied, and that the Warrants will be traded on a stock exchange or in the over-the-counter market and thus will be liquid securities that will provide Sirius shareholders the ability to sell the Warrants for their fair market value while the Warrants are outstanding;

•
the fact that Sirius’s shareholders (other than CM Bermuda) would have the option to select the cash election, the Share & CVR election or the mixed election based on their individual preferences and circumstances;

•
the financial presentation of Sirius’s financial advisor, Barclays, to the Sirius board on August 6, 2020, and the oral opinion of Barclays delivered to the Sirius board on August 6, 2020, subsequently confirmed in writing on August 6, 2020, to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, the merger consideration, in the aggregate, to be offered to the holders of Sirius shares (collectively) in connection with the merger is fair, from a financial point of view, to such holders of Sirius shares, as further described under “Transaction Summary — Opinion of Barclays Capital Inc., Financial Advisor to Sirius”;

•
the historical and then-current trading prices and volumes of each of the Sirius shares and TPRE Common Shares; and

•
the benefits that Sirius was able to obtain as a result of extensive negotiations with Third Point Re and its advisors and the conclusion of the Sirius board that the merger consideration provided for in the merger agreement reflected the best value that Third Point Re would be willing to provide at the present time.

Merger Agreement
•
The Sirius board considered the general terms and conditions of the merger agreement and related documentation, including:

•
the customary nature of the parties’ representations, warranties and covenants;

•
the generally reciprocal deal protection provisions, including:

•
the ability to engage in discussions or negotiations with a person that has made an unsolicited acquisition proposal that the Sirius board determines, in good faith after consultation with its financial advisors and outside legal counsel, constitutes or would be reasonably likely to lead to a Sirius superior proposal and/or furnish to any such person information with respect to Sirius pursuant to a confidentiality agreement;
•
the ability of the Sirius board to qualify, withhold, withdraw or modify its recommendation to Sirius shareholders in respect of the merger in response to a Sirius superior proposal, subject to certain restrictions imposed by the merger agreement, including that the Sirius board shall have determined, in good faith after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and that Third Point Re shall have been given an opportunity to match the superior proposal;

•
the ability of the Sirius board to qualify, withhold, withdraw or modify its recommendation to Sirius shareholders in respect of the merger in response to an intervening event, subject to certain restrictions imposed by the merger agreement, including that the Sirius board shall have determined, in good faith after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and that Third Point Re shall have been given an opportunity to propose modifications to the merger agreement in response thereto; and

•
the requirement that Third Point Re pay Sirius a termination fee of $40,000,000 if the merger agreement is terminated as a result of the failure of Third Point Re to obtain the requisite Third Point Re shareholder approval;

•
the provisions related to regulatory approvals and clearances, including that each party to the merger agreement (and CM Bermuda and CMIH pursuant to the CM Bermuda voting agreement, the Loeb Entities pursuant to the Loeb Entities voting agreement and the Board Members pursuant to the Board Members voting agreement) is obligated to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions to the consummation of the merger and to consummate and make effective, in the most expeditious manner reasonable practicable, the merger and the other transactions contemplated by the merger agreement;

•
the availability of appraisal rights for Sirius shareholders who properly exercise their appraisal rights under the Companies Act, which would give those shareholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their Sirius shares;

•
that if any of the other parties to the merger agreement breaches its obligations under the merger agreement, Sirius is entitled to specific performance to prevent breaches of the merger agreement, in addition to any other remedies to which Sirius may be entitled;

•
the entry by CM Bermuda and CMIH into the CM Bermuda voting agreement, the entry by the Loeb Entities into the Loeb Entities voting agreement and the entry by the Board Members into the Board Members voting agreement; and

•
the terms of the financing commitments Third Point Re obtained in connection with the merger.

•
The Sirius board considered the likelihood that the merger would be consummated and the anticipated timing of closing and the belief that the merger agreement, taken as a whole, provides a high degree of protection against the risk that the consummation of the merger is delayed or cannot be completed based on, among other things:

•
the scope of the conditions precedent to the closing generally, including regulatory approvals and the Third Point Re shareholder approval and the Sirius shareholder approval and the terms of each of the CM Bermuda voting agreement, the Loeb Entities voting agreement and the Board Members voting agreement;

•
the fact that even if the Third Point Re board qualifies, withholds, withdraws or modifies its recommendation to Third Point Re shareholders in respect of the merger, Third Point Re would not have the right to terminate the merger agreement as a result of such change in recommendation, the Loeb Entities voting agreement and the Board Members voting agreement would remain in force and Third Point Re would still be required to seek the requisite shareholder approval of its shareholders in respect of the merger (unless Sirius earlier terminates the merger agreement);
•
the fact that no non-governmental third party consents are conditions to the consummation of the merger and the belief that the prospects for obtaining all required regulatory approvals are favorable;

•
the absence of a financing condition in the merger agreement;

•
the possibility that a third party would make an offer to acquire or otherwise enter into an alternative transaction with Third Point Re or Sirius;

•
the level of commitment by Sirius, Third Point Re, CM Bermuda, CMIH, the Loeb Entities and the Board Members to obtain applicable regulatory approvals pursuant to the provisions in the merger agreement and in the applicable voting agreements related to regulatory approvals and clearances; and

•
the fact that the merger agreement may be terminated by Sirius or Third Point Re if the merger has not been consummated by May 6, 2021, subject to extension under certain circumstances to August 6, 2021 if necessary to obtain the required regulatory approvals.

Other Factors.   The Sirius board also considered the following factors:
•
the results of the due diligence review of TPRE’s business and operations, including the information and discussions regarding TPRE’s business, results of operations, financial and market positions and future earnings and prospects;

•
the fact that CM Bermuda, Sirius’s controlling shareholder, who owns Sirius shares representing approximately 87% of the aggregate voting power of the Sirius shares as of the Sirius record date, is in favor of the merger and agreed to enter into the CM Bermuda voting agreement to vote in favor of the merger proposal and, together with its financial and legal advisors, had actively participated in the sales process leading to the entry into the merger agreement; and

•
the recommendation of the Strategic Review Committee of the Sirius board and Sirius management in favor of the adoption and approval of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement.

Potentially Negative Factors Considered by the Sirius Board.   The Sirius board also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):
•
the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside of either party’s control or due to a failure by Sirius and Third Point Re to obtain the required regulatory approvals, though the Sirius board believes that the prospects for obtaining such regulatory approvals are favorable;

•
the challenges inherent in the merger of two businesses of the size, geographical diversity and scope of Sirius and Third Point Re and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period;

•
the potential risk of diverting management attention and resources from the operation of Sirius’s businesses to the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result as a result of the announcement and pendency of the merger;

•
the fact that, following the merger, Sirius will no longer exist as an independent public company and existing Sirius shareholders who make the cash election will not participate in future earnings or growth of Sirius or Third Point Re or benefit from any synergies that may result from the merger;

•
the fact that the number of TPRE Common Shares issuable to shareholders who make the Share & CVR election is based on a fixed exchange ratio that will not be adjusted based on the trading price of TPRE Common Shares prior to the closing and that, as a result, may not provide shareholders making such election with certainty of value immediately following the consummation of the merger;

•
the fact that the number of TPRE Common Shares and Series A Preference Shares issuable to shareholders who make the mixed election is subject to adjustment based on the trading price of TPRE Common Shares prior to the closing of the merger, but that because such adjustment is subject to a collar (as described under “The Merger Agreement — Effects of the Merger; Organizational Documents; Directors; Officers”), the value of the TPRE Common Share and Series A Preference Share portion of the mixed election could decline prior to the closing in an amount that would not be accounted for in such adjustment, and that, as a result, the mixed election may not provide shareholders making such election with certainty of value;

•
the fact that the number of Series A Preference Shares issued to shareholders who make the mixed election is subject to potential reduction post-closing, as described under “Description of Third Point Re Series A Preference Shares — Redemption; Adjustment of Outstanding Number of Series A Preference Shares”, the fact that payment under the Upside Rights issued to shareholders who make the mixed election is subject to certain conditions, as described under “Description of Third Point Re Upside Rights — General — Upside Event”, that may not be satisfied or may not be satisfied in the expected timeframe, and the fact that the Warrants issued to shareholders who make the mixed election may not become exercisable or may not become exercisable in the expected timeframe;

•
the fact that, as compared to the Share & CVR election, the mixed election may provide shareholders with less certainty of value since the mixed election does not include merger consideration in the form of CVRs, which provide shareholders who elect the Share & CVR election with some downside protection against adverse changes to the TPRE Common Share price;

•
the potential that Third Point Re or Sirius shareholders may object to and challenge the merger and take actions that may prevent or delay the closing, including to vote against proposals at the Third Point Re special meeting or the Sirius special meeting;

•
the potential risk associated with Sirius shareholders not having proportional representation on the combined company board of directors, as, following the closing, former Sirius shareholders will own approximately 45% of the outstanding common shares of SiriusPoint Ltd., but only one of the Sirius independent directors will become a member of the board of directors of SiriusPoint Ltd.;

•
the potential risk of not capturing all of the anticipated synergies between Sirius and Third Point Re and the potential risk that other anticipated benefits of the merger might not be realized or not realized in the expected timeframe;

•
the fact that the merger may be taxable to Sirius shareholders as described under “Material U.S. Federal Income Tax Consequences of the Merger”;

•
the terms of the merger agreement that restrict Sirius’s ability to solicit alternative transactions, as described under “The Merger Agreement — No Solicitation of Takeover Proposals; Change in Recommendation” and that even if the Sirius board changes its recommendation as a result of a superior proposal, Sirius would not have the right to terminate the merger agreement as a result of such change in recommendation, the CM Bermuda voting agreement would remain in force and Sirius would still be required to seek the requisite shareholder approval of its shareholders in respect of the merger (unless Third Point Re earlier terminates the merger agreement);

•
the requirement that Sirius pay Third Point Re a termination fee of $50,000,000 if the merger agreement is terminated as a result of the failure of Sirius to obtain the requisite Sirius shareholder approval;

•
the restrictions in the merger agreement on the conduct of Sirius’s business during the period between execution of the merger agreement and the closing;

•
the potential risks and costs associated with successfully integrating Sirius’s business, operations and workforce with those of Third Point Re; and

•
risks related to Third Point Re’s business and the other risks described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

The Sirius board determined that overall these potential risks and uncertainties were outweighed by the benefits that the Sirius board expects to achieve for Sirius shareholders as a result of the merger. The Sirius board was aware that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
In considering the recommendation of the Sirius board, Sirius shareholders should be aware that certain directors and officers of Sirius may have interests in the merger that are different from, or in addition to, interests of shareholders of Sirius generally and may create potential conflicts of interest, including that Rachelle Keller will be joining the Third Point Re board as of the effective time of the merger. The Sirius board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement and in recommending to Sirius’s shareholders that they vote in favor of the merger proposal. See “Transaction Summary — Interests of Sirius’s Directors and Executive Officers in the Merger.”
This discussion of the information and factors considered by the Sirius board includes the material factors considered by the Sirius board, but it is not intended to be exhaustive and may not include all factors considered by the Sirius board. In view of the wide variety of factors considered, and the complexity of these matters, the Sirius board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the Sirius board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Sirius’s senior management and its outside financial and legal advisors. In addition, individual members of the Sirius board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Sirius board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
The Sirius board unanimously recommends that the Sirius shareholders vote “FOR” the merger proposal.
No Solicitation by Sirius
No Solicitation of Takeover Proposals
The merger agreement contains non-solicitation obligations on Sirius pursuant to which Sirius and its subsidiaries, directors, executive officers and employees are required, and are required to direct their other representatives, (i) to cease any discussions or negotiations with any persons with respect to a takeover proposal (and must require any such person to return or destroy any information furnished by or on behalf of the applicable company) and (ii) not to, directly or indirectly:
•
solicit, initiate, induce or knowingly facilitate the making of any proposal that constitutes, or would reasonably be likely to lead to, a takeover proposal; or

•
engage in or otherwise participate in any discussions or negotiations with any other person regarding, or furnish to any other person any material non-public information for the purpose of facilitating, a takeover proposal.

In addition Sirius was required, promptly after the entry into the merger agreement, to terminate access by any person to any physical or electronic data rooms relating to any takeover proposal.
Notwithstanding the non-solicitation obligations set out above, if at any time after the date of the merger agreement and prior to obtaining the approval of the Sirius shareholders, with respect to the merger proposal, Sirius receives a bona fide takeover proposal which did not result from a breach of the non-solicitation obligations referred to above, Sirius or its representatives may, if Sirius’s board determines, in good faith after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be likely to lead to a superior proposal, (i) negotiate and enter into a confidentiality agreement with the person or group making the takeover proposal that contains provisions that are not less favorable in all matters to the applicable company than those contained in the confidentiality agreement between Sirius and Third Point Re (such confidentiality agreement being referred to in this Joint Proxy Statement/Prospectus as an “acceptable confidentiality agreement”) and furnish information (including non-public information) to such person or group and (ii) engage in or otherwise participate in discussions or negotiations with such person or group making such takeover proposal.
Sirius is not permitted to directly or indirectly reimburse or pay the fees, costs or expenses of any person or group (or any of its or their representatives or potential financing sources) making a takeover proposal, unless such payment or reimbursement is pursuant to a contract in effect as of the date of the merger agreement.
Sirius must as promptly as practicable (and in any event within 24 hours) notify Third Point Re in the event it receives a takeover proposal and disclose to the other party the material terms and conditions of such takeover proposal (including copies of any written requests, proposals or offers, including proposed agreements) and the name of the person or group making such takeover proposal. Sirius must also provide all information as is reasonably necessary to keep Third Point Re informed on a current basis of any material developments with respect to, and the status and terms of, any such takeover proposal.
Sirius has also agreed that it will not, and will not authorize, cause or permit its subsidiaries to, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any takeover proposal, other than an acceptable confidentiality agreement (referred to in this Joint Proxy Statement/Prospectus as an “acquisition agreement”).
For purposes of the merger agreement, with respect to Sirius, a “takeover proposal” means any inquiry, proposal or offer from any person or group (other than the other party and its subsidiaries), relating to, in a single transaction or series of related transactions, any direct or indirect:
•
acquisition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects), that, if consummated, would result in any person or group owning 100% of the reserves, revenues or net income or 15% or more of the consolidated assets of the applicable company and its subsidiaries;

•
acquisition of 15% or more of the outstanding Sirius shares;

•
merger, amalgamation, consolidation, share exchange, share purchase, business combination, recapitalization, liquidation, dissolution or similar transaction pursuant to which any person or group (or the shareholders of any person) would acquire, directly or indirectly, 15% of more of the aggregate voting power of Sirius or the surviving entity; or

•
any combination of the foregoing, whether in a single transaction or series of related transactions other than, in each case:
•
the transactions contemplated by the merger agreement;

•
with respect to any restructuring, reorganization or recapitalization of CM Bermuda or other similar transaction involving CM Bermuda or its securityholders that does not result in a sale of capital stock, assets or businesses of Sirius; or

•
made mutually by Third Point Re, CM Bermuda and Sirius, or by Sirius with the consent of Third Point Re and CM Bermuda, as part of or in connection with, the negotiation or settlement of any claims brought by the Preference Shareholders with respect to the rights or obligations of the Preference Shareholders or Sirius relating to the Sirius Series B Preference Shares.

However, prior to the time the shareholder approval is obtained, with respect to the merger proposal, the Sirius board is permitted to, in response to a superior proposal, make an adverse recommendation change, if:
•
the board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•
such adverse recommendation change is made after the third business day following the receipt by Third Point Re of written notice from Sirius that its board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of such superior proposal; and

•
during the period following Third Point Re’s receipt of the notice described in the immediately preceding bullet, in determining whether to make an adverse recommendation change with respect to a superior proposal, (i) Sirius negotiates, and causes any of its applicable representatives to negotiate, in good faith with respect to any changes to the terms of the merger agreement proposed by Third Point Re; (ii) Sirius provides a new notice to Third Point Re and a new two business day match period with respect to any change in the financial terms or any other material amendment to the terms and conditions of such superior proposal; and (iii) following the end of such period, the board of directors determines, after taking into account any changes to the terms of the merger agreement, after consultation with its financial advisors and outside legal counsel, that the takeover proposal continues to be a superior proposal.

For purposes of the merger agreement, with respect to Sirius, a “superior proposal” means any bona fide written takeover proposal that did not result from a breach of Sirius’s non-solicit obligations and that the board of directors of Sirius determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant legal, regulatory, financial and other aspects of such proposal (including the conditionality and the timing and the likelihood of consummation of such proposal), would be more favorable to Sirius and its shareholders than the merger (except that references to “15%” in the definition of “takeover proposal” are deemed to be references to “50%”).
In addition, prior to obtaining the approval of the holders of Sirius shares with respect to the merger proposal, the board of directors of Sirius is permitted to make an adverse recommendation change if:
•
an intervening event has occurred and board of directors of Sirius determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•
such adverse recommendation change is made after the third business day following the receipt by Third Point Re of written notice from Sirius that its board of directors intends to take such action and providing a reasonably detailed description of such intervening event; and

•
during the period following Third Point Re’s receipt of the notice described in the immediately preceding bullet, in determining whether to make an adverse recommendation change, (i) Sirius provides Third Point Re a three business day opportunity to propose revisions to the terms of the merger agreement (or make another proposal) and negotiate in good faith with respect to such proposed revisions or other proposal; and (ii) at the end of such period, the board of directors of Sirius again determines, after consultation with its financial advisors and outside legal counsel, that failure to make an adverse recommendation change in respect of the intervening event would be inconsistent with the directors’ fiduciary duties under applicable law.

For purposes of the merger agreement, “intervening event” means any event, occurrence, fact, condition or change occurring or arising after the date of the merger agreement that (i) was not known to, or reasonably foreseeable by, the board of directors of Sirius prior to the execution of the merger agreement which becomes known prior to the receipt of the requisite approval of the holders of Sirius shares and (ii) does not relate to a takeover proposal or any changes in the market price or trading volume of Sirius’s securities or Sirius’s meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself.
No Solicitation by Third Point Re
No Solicitation of Takeover Proposals
The merger agreement contains non-solicitation obligations on Third Point Re pursuant to which Third Point Re and its subsidiaries, directors, executive officers and employees are required, and are required to direct their other representatives, (i) to cease any discussions or negotiations with any persons with respect to a takeover proposal (and must require any such person to return or destroy any information furnished by or on behalf of the applicable company) and (ii) not to, directly or indirectly:
•
solicit, initiate, induce or knowingly facilitate the making of any proposal that constitutes, or would reasonably be likely to lead to, a takeover proposal; or

•
engage in or otherwise participate in any discussions or negotiations with any other person regarding, or furnish to any other person any material non-public information for the purpose of facilitating, a takeover proposal.

In addition Third Point Re was required, promptly after the entry into the merger agreement, to terminate access by any person to any physical or electronic data rooms relating to any takeover proposal.
Notwithstanding the non-solicitation obligations set out above, if at any time after the date of the merger agreement and prior to obtaining the approval of the Third Point Re shareholders, with respect to the share issuance proposal, Third Point Re receives a bona fide takeover proposal which did not result from a breach of the non-solicitation obligations referred to above, Third Point Re or its representatives may, if Third Point Re’s board determines, in good faith after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be likely to lead to a superior proposal, (i) negotiate and enter into a confidentiality agreement with the person or group making the takeover proposal that contains provisions that are not less favorable in all matters to the applicable company than those contained in the confidentiality agreement between Sirius and Third Point Re (such confidentiality agreement being referred to in this Joint Proxy Statement/Prospectus as an “acceptable confidentiality agreement”) and furnish information (including non-public information) to such person or group and (ii) engage in or otherwise participate in discussions or negotiations with such person or group making such takeover proposal.
Third Point Re is not permitted to directly or indirectly reimburse or pay the fees, costs or expenses of any person or group (or any of its or their representatives or potential financing sources) making a takeover proposal, unless such payment or reimbursement is pursuant to a contract in effect as of the date of the merger agreement.
Third Point Re must as promptly as practicable (and in any event within 24 hours) notify Sirius in the event it receives a takeover proposal and disclose to the other party the material terms and conditions of such takeover proposal (including copies of any written requests, proposals or offers, including proposed agreements) and the name of the person or group making such takeover proposal. Third Point Re must also provide all information as is reasonably necessary to keep Sirius informed on a current basis of any material developments with respect to, and the status and terms of, any such takeover proposal.
Third Point Re has also agreed that it will not, and will not authorize, cause or permit its subsidiaries to, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any takeover proposal, other than an acceptable confidentiality agreement (referred to in this Joint Proxy Statement/Prospectus as an “acquisition agreement”).
For purposes of the merger agreement, with respect to Third Point Re, a “takeover proposal” means any inquiry, proposal or offer from any person or group (other than the other party and its subsidiaries), relating to, in a single transaction or series of related transactions, any direct or indirect:
•
acquisition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects), that, if consummated, would result in any person or group owning 100% of the reserves, revenues or net income or 15% or more of the consolidated assets of the applicable company and its subsidiaries;

•
acquisition of 15% or more of the outstanding Third Point Re shares;

•
merger, amalgamation, consolidation, share exchange, share purchase, business combination, recapitalization, liquidation, dissolution or similar transaction pursuant to which any person or group (or the shareholders of any person) would acquire, directly or indirectly, 15% of more of the aggregate voting power of Third Point Re or the surviving entity; or

•
any combination of the foregoing, whether in a single transaction or series of related transactions other than, in each case, with respect to the transactions contemplated by the merger agreement.
However, prior to the time the shareholder approval is obtained, with respect to the share issuance proposal, the Third Point Re board is permitted to, in response to a superior proposal make an adverse recommendation change, if:
•
the board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•
such adverse recommendation change is made after the third business day following the receipt by Sirius of written notice from Third Point Re that its board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of such superior proposal; and

•
during the period following Sirius’s receipt of the notice described in the immediately preceding bullet, in determining whether to make an adverse recommendation change with respect to a superior proposal, (i) Third Point Re negotiates, and causes any of its applicable representatives to negotiate, in good faith with respect to any changes to the terms of the merger agreement proposed by Sirius; (ii) Third Point Re provides a new notice to Sirius and a new two business day match period with respect to any change in the financial terms or any other material amendment to the terms and conditions of such superior proposal; and (iii) following the end of such period, the board of directors determines, after taking into account any changes to the terms of the merger agreement, after consultation with its financial advisors and outside legal counsel, that the takeover proposal continues to be a superior proposal.

For purposes of the merger agreement, with respect to Third Point Re, a “superior proposal” means any bona fide written takeover proposal that did not result from a breach of Third Point Re’s non-solicit obligations and that the board of directors of Third Point Re determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant legal, regulatory, financial and other aspects of such proposal (including the conditionality and the timing and the likelihood of consummation of such proposal), would be more favorable to Third Point Re and its shareholders than the merger (except that references to “15%” in the definition of “takeover proposal” are deemed to be references to “50%”).
Opinion of J.P. Morgan Securities LLC, Financial Advisor to Third Point Re
Pursuant to an engagement letter, dated August 4, 2020, Third Point Re retained J.P. Morgan as its financial advisor in connection with the proposed merger.
At the meeting of the Third Point Re board on August 5, 2020, J.P. Morgan rendered its oral opinion to the Third Point Re board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to Third Point Re. J.P. Morgan confirmed its August 5, 2020 oral opinion by delivering its written opinion to the Third Point Re board, dated August 6, 2020, that, as of such date, the aggregate merger consideration in the proposed merger was fair, from a financial point of view, to Third Point Re.
The full text of the written opinion of J.P. Morgan, dated August 6, 2020, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex E to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. This summary of the opinion of J.P. Morgan set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. Third Point Re’s shareholders are urged to read the opinion in its entirety. For purposes of its opinion and at the direction of the management of Third Point Re, J.P. Morgan assumed that the Sirius shareholders made consideration elections such that the aggregate merger consideration for the Sirius shares, Sirius restricted stock unit awards, Sirius performance share awards, Sirius restricted share awards and options to acquire Sirius shares

(the “Sirius Common Equity Securities”) was equal to $100 million in cash, 68.0 million TPRE Common Shares, 100 million Series A Preference Shares, 20.9 million Warrants and $100 million principal amount of Upside Rights. J.P. Morgan expressed no view or opinion as to the consideration elections made by the Sirius shareholders. J.P. Morgan’s opinion was addressed to the Third Point Re board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the aggregate merger consideration in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of Third Point Re or as to the underlying decision by Third Point Re to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Third Point Re as to how such shareholder should vote with respect to the proposed merger or any other matter.
In arriving at its opinion, J.P. Morgan:
•
reviewed the merger agreement;

•
reviewed the Form of Contingent Value Rights Agreement;

•
reviewed the Form of Investor Rights Agreement;

•
reviewed the Form of Registration Rights Agreement;

•
reviewed the Form of Upside Right;

•
reviewed the Form of Warrant Agreement;

•
reviewed the Form of Certificate of Designation of Series A Preference Shares;

•
reviewed the form of waiver agreement;

•
reviewed certain publicly available business and financial information concerning Sirius and Third Point Re and the industries in which they operate;

•
compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•
compared the financial and operating performance of Sirius and Third Point Re with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Sirius shares and TPRE Common Shares and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the managements of Sirius and Third Point Re relating to their respective businesses, as well as the business plan and forecasts of the combined company resulting from the merger (the “Combined Company Business Plan”) prepared by the management of Third Point Re, which reflects the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger;

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Sirius and Third Point Re with respect to certain aspects of the proposed merger, and the past and current business operations of Sirius and Third Point Re, the financial condition and future prospects and operations of Sirius and Third Point Re, the effects of the proposed merger on the financial condition and future prospects of Third Point Re, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Sirius and Third Point Re or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with Third Point Re, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities and did not conduct any actuarial analysis, nor did J.P. Morgan evaluate the solvency of Sirius or Third Point Re under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Combined Company Business Plan, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Sirius and Third Point Re to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Combined Company Business Plan) or the assumptions on which they were based. At the direction of the management of Third Point Re, J.P. Morgan assumed that (i) the Sirius Series B Preference Shares will be redeemed at the values provided by the management of Third Point Re and that neither Third Point Re nor Sirius will incur any other liabilities with respect to the Sirius Series B Preference Shares; (ii) the Warrants and the Upside Rights have the values provided by the management of Third Point Re; (iii) payments will be made with respect to the CVRs in the amounts and at the time specified by the management of Third Point Re; (iv) the Sirius warrants will never be exercised and (v) the restrictions on the voting and governance rights of the Investor Affiliated Group will have no impact on the value of the portion of the aggregate merger consideration to be received by the Investors. J.P. Morgan also assumed at the direction of management that (i) the number of Series A Preference Shares included in the aggregate merger consideration will not be increased or subject to forfeiture in connection with the merger and (ii) the value of each Series A Preference Share is equivalent to the value of one TPRE Common Share. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Third Point Re, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Third Point Re, Sirius and Merger Sub in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory, actuarial or tax expert and relied on the assessments made by advisors to Third Point Re with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Sirius or Third Point Re or on the contemplated benefits of the merger.
The projections, including the Combined Company Business Plan, furnished to J.P. Morgan were prepared by the management of Third Point Re as discussed more fully under “Unaudited Prospective Financial Information — Third Point Re Management’s Unaudited Prospective Financial Information” beginning on page 127. Third Point Re does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Third Point Re and Sirius’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections, please refer to the section entitled “Unaudited Prospective Financial Information — Third Point Re Management’s Unaudited Prospective Financial Information” beginning on page 127 of this Joint Proxy Statement/Prospectus.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Third Point Re of the aggregate merger consideration to be paid by Third Point Re with respect to the Sirius Common Equity Securities in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of Third Point Re or as to the underlying decision by Third Point Re to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed merger, or any class of such persons relative to the aggregate merger consideration applicable to Third Point Re in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which TPRE Common Shares or Sirius shares will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Third Point Re board on August 5, 2020, and in the presentation delivered to the Third Point Re board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Third Point Re board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples.   Using publicly available information, J.P. Morgan compared selected financial data of Sirius and Third Point Re with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by Sirius and Third Point Re.
For Sirius, the companies selected by J.P. Morgan were as follows:
•
RenaissanceRe Holdings Ltd.

•
Everest Re Group, Ltd.

•
AXIS Capital Holdings Limited

For Third Point Re, the companies selected by J.P. Morgan were as follows:
•
Watford Holdings Ltd.

•
Greenlight Capital Re, Ltd.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of Sirius or Third Point Re, as applicable. However, certain of these companies may have characteristics that are materially different from those of Sirius and Third Point Re. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Sirius and Third Point Re.
Using publicly available information, J.P. Morgan calculated, for each selected company, the ratios of (i) the company’s share price to the consensus equity research analyst estimate for the company’s earnings per share (“EPS”) for the year ending December 31, 2021 (the “P/2021E EPS”), (ii) the company’s share price to the book value of equity per share (“BVPS”) as of June 30, 2020 (the “P/06-30-2020 BVPS”) and (iii) the company’s share price to the tangible book value of equity per share (“TBVPS”) as of June 30, 2020 (the “P/06-30-2020 TBVPS”).1
For Sirius, based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 7.5x – 12.0x, 0.54x – 1.32x and 0.82x – 1.36x for Sirius’s P/2021E EPS, P/06-30-2020 BVPS and P/06-30-2020 TBVPS, respectively. After applying such ranges to the projected EPS for Sirius for the year ending December 31, 2021, the BVPS for Sirius as of June 30, 2020, and the TBVPS for Sirius as of June 30, 2020, respectively, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) and implied aggregate equity value for Sirius shares:
	Implied Per Share Equity Value		Implied Aggregate Equity Value
	Low	High	Low	High
Sirius P/2021E EPS	$7.25	$11.50	$850mm	$1.350bn
Sirius P/06-30-2020 BVPS	$7.25	$17.25	$850mm	$2.020bn
Sirius P/06-30-2020 TBVPS	$7.00	$11.50	$820mm	$1.350bn

1
The BVPS and TBVPS for Everest Re and Greenlight Capital Re were calculated as of March 31, 2020, due to the fact that the June 30, 2020 financial results for these companies had not been reported as of the date of J.P. Morgan’s oral opinion.

The ranges of implied per share equity value for Sirius shares were compared to the closing share price of Sirius shares of $7.16 on August 5, 2020, the trading day immediately preceding the date of the written opinion, dated August 6, 2020, and the implied aggregate per share consideration (based on the closing price of TPRE Common Shares on August 5, 2020) of $6.59.
For Third Point Re, based on the results of the analysis described above, J.P. Morgan selected multiple reference ranges of 4.3x – 7.2x, 0.42x – 0.59x and 0.43x – 0.59x for Third Point Re’s P/2021E EPS, P/06-30-2020 BVPS and P/06-30-2020 TBVPS, respectively. After applying such ranges to the projected EPS for Third Point Re for the year ending December 31, 2021, the BVPS for Third Point Re as of June 30, 2020, and the TBVPS for Third Point Re as of June 30, 2020, respectively, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) and implied aggregate equity value for TPRE Common Shares:
	Implied Per Share Equity Value		Implied Aggregate Equity Value
	Low	High	Low	High
Third Point Re P/2021E EPS	$4.75	$8.25	$450mm	$780mm
Third Point Re P/06-30-2020 BVPS	$6.25	$8.75	$590mm	$830mm
Third Point Re P/06-30-2020 TBVPS	$6.25	$8.75	$590mm	$830mm
The ranges of implied per share equity value for TPRE Common Shares were compared to the closing share price of TPRE Common Shares of $8.15 on August 5, 2020, the trading day immediately preceding the date of the written opinion, dated August 6, 2020.
Selected Transaction Analysis.   Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses and assets that, for purposes of J.P. Morgan’s analysis, may be considered similar to Sirius’s business or assets. Specifically, J.P. Morgan reviewed the following transactions:
Month/Year Announced	Target	Acquiror
March 3, 2020	PartnerRe Ltd Group	Covéa Group
October 30, 2018	TMR Group	RenaissanceRe Holdings Ltd.
August 28, 2018	Aspen Insurance Holdings Limited	Apollo Global Management LLC
March 5, 2018	XL Group Ltd	AXA SA
January 22, 2018	Validus Holdings, Ltd	American International Group, Inc.
December 18, 2016	Allied World Assurance Company Holdings AG	Fairfax Financial Holdings Limited
October 5, 2016	Endurance Specialty Holdings Ltd.	SOMPO Holdings, Inc.
August 3, 2015	PartnerRe Ltd.	Exor S.p.A
July 27, 2015	Sirius International Insurance Group, Ltd.	CM International Holding Pte. Ltd.
March 31, 2015	Montpelier Re Holdings Ltd.	Endurance Specialty Holdings Ltd.
November 24, 2014	Platinum Underwriters Holdings Ltd.	RenaissanceRe Holdings Ltd.
None of the selected transactions reviewed was identical to the proposed merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed merger.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of (i) the target company’s share price to EPS for the twelve months subsequent to the announcement date (the “P/EPS”), (ii) the target company’s share price to the most recently reported BVPS as of the announcement date (the “P/BVPS”) and (iii) the target company’s share price to the most recently reported TBVPS as of the announcement date (the “P/TBVPS”). Based on the results of this analysis, J.P. Morgan selected multiple reference ranges for P/EPS, P/BVPS and TBVPS of 13.3x – 17.4x, 1.01x – 1.53x and 1.02x – 1.94x, respectively, and applied them to Sirius’s P/2021E EPS, P/06-30-2020 BVPS and P/06-30-2020 TBVPS,

respectively. This analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) and implied aggregate equity value for Sirius shares:
	Implied Per Share Equity Value		Implied Aggregate Equity Value
	Low	High	Low	High
Sirius P/2021E EPS	$12.75	$16.50	$1.490bn	$1.930bn
Sirius P/03-31-2020 BVPS	$13.25	$20.25	$1.550bn	$2.370bn
Sirius P/03-31-2020 TBVPS	$8.50	$16.25	$1.000bn	$1.900bn
The ranges of implied per share equity value for Sirius shares were compared to the closing share price of Sirius shares of $7.16 on August 5, 2020, the trading day immediately preceding the date of the written opinion, dated August 6, 2020, and the implied aggregate per share consideration (based on the closing price of TPRE Common Shares on August 5, 2020) of $6.59.
Dividend Discount Model Analysis.   J.P. Morgan conducted a dividend discount model analysis for the purpose of determining ranges of implied equity values per share for the fully diluted common shares of Sirius and Third Point Re, assuming the companies continue to operate as standalone entities. J.P. Morgan also conducted a dividend discount model analysis for the purpose of determining the pro forma equity value of the combined company following the proposed merger based on the Combined Company Business Plan. A dividend discount model analysis is a method of evaluating the equity value of a company using estimates of future dividends to shareholders generated by the company and taking into consideration the time value of money with respect to those future dividends by calculating their “present value.” “Present value” refers to the current value of the future dividends to shareholders paid by the company and is obtained by discounting those future dividends back to the present using an appropriate discount rate. J.P. Morgan’s dividend discount analyses discounted all estimates of future dividends to a valuation date of June 30, 2020.
Based on the net income that Sirius and Third Point Re are projected to generate beginning the second-half of 2020E and continuing through year-end 2022E, J.P. Morgan calculated the possible dividends that could be paid during the calendar years 2021E through 2022E subject to capital constraints, assuming no capital is returned through share repurchases. The dividend streams for the calendar years 2021E through 2022E were then discounted to present values using a range of discount rates from 10.75% to 11.75% and from 13.00% to 14.00% for Sirius and Third Point Re, respectively, which were chosen by J.P. Morgan based upon an analysis of the costs of equity for Sirius or Third Point Re, respectively. J.P. Morgan also calculated a range of terminal values for Sirius and Third Point Re at the end of the two and a half-year period ending calendar year 2022E by applying a long-term dividend growth rate ranging from 1.50% to 2.50% for Sirius and Third Point Re and discounted the terminal value using a range of discount rates from 10.75% to 11.75% and from 13.00% to 14.00% for Sirius and Third Point Re, respectively. “Terminal value” refers to the capitalized value of all future dividends to shareholders paid by the company for periods beyond the financial forecast.
Based on the foregoing, this analysis indicated the following implied per share equity value ranges for TPRE Common Shares and Sirius shares, rounded to the nearest $0.25:
	Implied Per Share Equity Value		Implied Aggregate Equity Value
	Low	High	Low	High
Sirius Dividend Discount Model	$6.50	$8.00	$780mm	$950mm
Third Point Re Dividend Discount Model	$7.50	$9.25	$710mm	$860mm
The ranges of implied per share equity value for Sirius shares were compared to the closing share price of Sirius shares of $7.16 on August 5, 2020, the trading day immediately preceding the date of the written opinion, dated August 6, 2020, and the implied aggregate per share consideration (based on the closing price of TPRE Common Shares on August 5, 2020) of $6.59. The ranges of implied per share equity value for TPRE Common Shares were compared to the closing share price of TPRE Common Shares of $8.15 on August 5, 2020, the trading day immediately preceding the date of the written opinion, dated August 6, 2020.

Based on the net income that the combined company is projected in the Combined Company Business Plan to generate during calendar years 2021E through 2022E, J.P. Morgan calculated the possible dividends that could be paid in each year subject to leverage constraints. The dividend streams for the calendar years 2021E through 2022E were then discounted to present values using a range of discount rates from 10.75% to 11.75%, which were chosen by J.P. Morgan based upon its analysis of the cost of equity for a reinsurance company. J.P. Morgan also calculated a range of terminal values for the combined company at the end of the two-year period ending calendar year 2022E by applying a long-term dividend growth rate ranging from 1.50% to 2.50% and discounted the terminal value using a range of discount rates from 10.75% to 11.75%.
Relative Value Analysis:   J.P. Morgan compared the results for Third Point Re to the results for Sirius with respect to the public trading multiples and dividend discount model analyses described above. J.P. Morgan compared the lowest equity value per share for Sirius to the highest equity value per share for Third Point Re to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for Sirius to the lowest equity value per share for Third Point Re to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:
Implied Exchange Ratios
	Low	High
P/2021E EPS	0.740x	2.112x
P/06-30-2020 BVPS	0.695x	2.610x
P/06-30-2020 TBVPS	0.663x	1.639x
Dividend Discount Model	0.587x	0.912x
The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (i) the implied share exchange ratio of 0.671x, as contemplated in the merger agreement, and (ii) the implied share exchange ratio at the low end of the collar of 0.702x, as contemplated in the merger agreement.
Value Creation Analysis.   J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of TPRE Common Shares that compared the estimated implied equity value of TPRE Common Shares on a standalone basis, based on the midpoint value determined in J.P. Morgan’s dividend discount model analysis described above, to the estimated implied equity value of former Third Point Re shareholders’ ownership in the combined company, pro forma for the proposed merger.
J.P. Morgan calculated the pro forma implied equity value of TPRE Common Shares by (1) adding the sum of (a) the implied equity value of Third Point Re on a stand-alone basis of approximately $781 million, using the midpoint value determined in J.P. Morgan’s dividend discount model analysis of Third Point Re described above, (b) the implied equity value of Sirius on a stand-alone basis of approximately $856 million, using the midpoint value determined in J.P. Morgan’s dividend discount model analysis of Sirius described above, (c) the estimated value of synergies, as reflected in estimates Third Point Re management provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of approximately $595 million, (d) the value from the retirement of preferred interest Third Point Re management provided to J.P. Morgan for use in connection with its analysis of approximately $57 million and (e) the incremental value from increased capital structure efficiencies, based on the Combined Company Business Plan Third Point Re management provided to J.P. Morgan for use in connection with its analysis, of approximately $422 million, (2) subtracting the sum of (a) the cash paid to the holders of Sirius shares and the holders of Sirius Series B Preference Shares in the aggregate amount of approximately $311 million and (b) the value of the cash settlement of the CVRs of approximately $17 million and (3) multiplying such result by the pro forma equity ownership of the combined company by the existing holders of TPRE Common Shares of approximately 52.9%, adjusted for the exercise of warrants issued in connection with the transaction at the implied transaction price. This analysis indicated that the proposed merger implied pro forma equity value for such holders of approximately $1.262 billion, which represents accretion in value of approximately $481 million, or 61.6% compared to the standalone equity value of Third Point Re. There can be no assurance, however, that the synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Third Point Re’s management and described above.

Miscellaneous.   The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Third Point Re or Sirius. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Sirius or Third Point Re, and none of the selected transactions reviewed is identical to the proposed merger. However, the companies selected were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Sirius or Third Point Re, as appropriate. The transactions selected were similarly chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Sirius and Third Point Re and the transactions compared to the proposed merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Third Point Re with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Third Point Re and the industries in which it operates.
Third Point Re has agreed to pay J.P. Morgan an estimated fee of approximately $19.6 million, $3.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed merger. In addition, Third Point Re has agreed, subject to certain limitations, to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of its opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Third Point Re or Sirius. J.P. Morgan anticipates that it and its affiliates will arrange and/or provide financing to Third Point Re in connection with the merger for customary compensation. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common shares of each of the Third Point Re and Sirius. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Third Point Re or Sirius for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Opinion of Barclays Capital Inc., Financial Advisor to Sirius
Sirius engaged Barclays to act as its financial advisor in connection with the merger and with respect to pursuing strategic alternatives for Sirius, including any capitalization strategies, such as raising capital through a rights offering, and a possible sale of Sirius, pursuant to an engagement letter dated on March 3, 2020, as amended on August 3, 2020. On August 6, 2020, Barclays rendered its oral opinion (which was subsequently confirmed in writing on August 6, 2020) to the Sirius board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration, in the aggregate, to be offered to the holders of the Sirius shares (collectively) in connection with the merger is fair, from a financial point of view, to such holders of Sirius shares.
The full text of Barclays’ written opinion, dated as of August 6, 2020, is attached as Annex F to this Joint Proxy Statement/Prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.
Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Sirius board, addresses only the fairness, from a financial point of view, of the merger consideration, in the aggregate, to be offered to the holders of the Sirius shares (collectively) in the merger and does not constitute a recommendation to any shareholder of Sirius as to how such shareholder should vote with respect to the merger or any other matter, including which election to make with respect to the merger consideration. The terms of the merger and the other transaction contemplated by the merger agreement were determined through arm’s-length negotiations between Sirius and Third Point Re and were unanimously approved by the Sirius board. Barclays provided advice to the Sirius board during these negotiations, but Barclays did not recommend any specific form of consideration to Sirius or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to opine as to, and its opinion does not in any manner address, Sirius’s underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger or financing (or refinancing) transactions to facilitate the merger. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the shareholders of Sirius in the merger. Barclays expressed no view in its opinion as to the relative values of the cash election, Share & CVR election and the mixed election. Barclays’ opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Sirius might have engaged. No limitations were imposed by the Sirius board upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.
In arriving at its opinion, Barclays, among other things:
•
reviewed and analyzed a draft of the merger agreement and the specific terms of the merger;

•
reviewed and analyzed a draft of the CM Bermuda voting agreement;

•
reviewed and analyzed publicly available information concerning Sirius and Third Point Re that Barclays believed to be relevant to its analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020;

•
reviewed and analyzed certain other non-public business information for the fiscal quarter ending June 30, 2020 prepared by Sirius and provided to Barclays by the management of Sirius, primarily financial in nature, concerning the business, assets, liabilities and prospects of Sirius;

•
reviewed and analyzed certain other non-public business information for the fiscal quarter ending June 30, 2020 prepared by Third Point Re and provided to Barclays by the management of Sirius, primarily financial in nature, concerning the business, assets, liabilities and prospects of Third Point Re;

•
reviewed and analyzed the financial considerations to be realized by shareholders of Sirius in the merger as compared to those which might be available in a distribution or series of distributions to shareholders assuming an orderly liquidation of certain businesses and the subsequent run-off of remaining operations assuming the Sirius Series B Preference Shares are redeemed at their carrying value in 2020 either for cash or for stock;
•
reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Sirius furnished to Barclays by Sirius, including the Sirius financial projections prepared by the management of Sirius;

•
reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Third Point Re furnished to Barclays by Sirius, including the Third Point Re financial projections prepared by the management of Third Point Re;

•
reviewed and analyzed a trading history of Sirius shares from March 6, 2020 to August 4, 2020;

•
reviewed and analyzed a comparison of historical financial results and present financial condition of Sirius and Third Point Re with each other and those of other companies that Barclays deemed relevant;

•
reviewed and analyzed a comparison of the projected financial metrics of Sirius and Third Point Re with each other and with those of other companies that Barclays deemed relevant;

•
reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Barclays deemed relevant;

•
reviewed and analyzed the pro forma impact of the merger on the future financial performance of the combined company, including cost savings, operating synergies and revenue synergies expected by the management of Sirius to result from a combination of the businesses (the “Expected Synergies”);

•
reviewed and analyzed the projections of the future financial performance of the combined company on a pro forma basis following the consummation of the merger;

•
reviewed and analyzed the results of Barclays’ efforts, at the direction of Sirius, to solicit indications of interest from third parties with respect to a sale of Sirius;

•
reviewed and analyzed the results of Barclays’ efforts, at the direction of Sirius, to solicit indications of interest from third parties and/or existing shareholders with respect to raising equity capital for Sirius;

•
reviewed and analyzed information obtained from meetings with, and the financial strength ratings of Third Point Re after the merger from, certain rating agencies;

•
had discussions with the management of Sirius and Third Point Re concerning Third Point Re’s business, operations, assets, liabilities, financial condition and prospects, and with the management of Sirius concerning Sirius’s business, operations, assets, liabilities, financial condition and prospects; and

•
had undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Sirius that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Barclays also assumed, at the direction of Sirius, that CM Bermuda would make the mixed election with respect to all the Sirius shares held by it. With respect to the Sirius financial projections, upon advice of Sirius, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sirius as to the future financial performance of Sirius and that Sirius would perform substantially in accordance with such projections. With respect to the Third Point Re financial projections, upon the advice of Third Point Re and at the instruction of Sirius, (1) Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Third Point Re as to the future financial performance of Third Point Re, and that Third Point Re would perform substantially in accordance with such projections and (2) Barclays relied on the Third Point Re financial projections in performing its analysis and arriving at its opinion.

Furthermore, upon the advice of Sirius and at the instruction of Sirius, Barclays assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies would be realized in accordance with such estimates. Barclays is not an actuary; its services did not include any actuarial determination or evaluation by Barclays or any attempt to evaluate actuarial assumptions and Barclays relied on (i) Sirius with respect to the appropriateness and adequacy of reserves of Sirius, (ii) Third Point Re with respect to the appropriateness and adequacy of reserves of Third Point Re, as provided by Third Point Re to Sirius, (iii) the actuarial assumptions used by Sirius in connection with the Sirius financial projections and (iv) actuarial assumptions used by Third Point Re in connection with the Third Point Re financial projections. In that regard, Barclays made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustment expenses reserves for both Sirius and Third Point Re. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Sirius or Third Point Re and did not make or obtain any evaluations or appraisals of the assets or liabilities of Sirius or Third Point Re. Barclays’ opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of its written opinion. Barclays expressed no opinion or view as to the potential effects of the volatility currently being experienced in the credit, financial and stock markets on the merger. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its written opinion. On September 4, 2020, Third Point Re entered into the Transaction Agreement with the holders of the Sirius Series B Preference Shares in connection with the treatment of the Sirius Series B Preference Shares. Such treatment contemplated by the Transaction Agreement differs from the treatment of the Sirius Series B Preference Shares contemplated by the draft of the merger agreement circulated to Barclays at the time Barclays’ written opinion was delivered. Barclays expressed no opinion as to the prices at which (i) Third Point Re shares would trade following the announcement and consummation of the merger, including the date of settlement of the CVRs; (ii) the Sirius shares would trade following the announcement of the merger; and (iii) the CVRs would trade following the announcement and consummation of the merger, including the date of settlement of the CVRs. Barclays’ opinion should not be viewed as providing any assurance that the market value of the Third Point Re shares to be held by a shareholders of Sirius after the consummation of the merger (in the event that a shareholder elects either the Share & CVR election or the mixed election) will be in excess of the market value of the Sirius shares owned by such shareholder at any time prior to the announcement or consummation of the merger.
Barclays assumed that the executed merger agreement and CM Bermuda voting agreement would conform in all material respects to the last draft of each such agreement reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Sirius, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement, that the Sirius Series B Preference Shares will be redeemed at their redemption price pursuant to the Sirius Series B Certificate of Designation, and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Sirius had obtained such advice as it deemed necessary from qualified professionals.
In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values in the aggregate to the Sirius shares but rather made its determination as to fairness, from a financial point of view, to the holders of Sirius shares of the merger consideration, in the aggregate, to be offered to such holders of the Sirius shares (collectively) in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.
In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses performed and factors considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Sirius board. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.
For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sirius or any other parties to the merger. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Sirius, Third Point Re, Merger Sub or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Sirius, Third Point Re, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews summarized below includes information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.
Merger Consideration Analysis
Barclays reviewed the financial terms of the merger. Pursuant to the terms of the merger agreement at the effective time of the merger, each Sirius share shall be converted, at the election of the holder thereof, into (1) the cash election, (2) the Share & CVR election or (3) the mixed election. For the purpose of its opinion, Barclays calculated the range of implied value, as of August 4, 2020, of the merger consideration, in the aggregate, to be offered to the holders of the Sirius shares (collectively), and determined that it was approximately $752 million to $783 million.
To calculate the implied value, as of August 4, 2020, of the merger consideration, in the aggregate, to be offered to the holders of the Sirius shares (collectively), Barclays added the aggregate values of the cash, the Third Point Re shares, the CVRs and equity awards, the Warrants, the Upside Rights and the Series A Preference Shares assumed to be issued in the merger. For this purpose, Barclays assumed, at the direction of Sirius, that Sirius’s management would make the Share & CVR election and that CM Bermuda would make the mixed election. To determine the range of implied value as of August 4, 2020, of the merger consideration, in the aggregate, to be offered to the holders of the Sirius shares (collectively), Barclays assumed that all minority shareholders make either the Share & CVR election or the mixed election.

Accordingly, assuming that all minority shareholders make the mixed election, Barclays calculated the implied value, as of August 4, 2020, of the merger consideration in the aggregate, to be offered to the holders of the Sirius shares (collectively) was approximately $752 million based on the aggregate value of:
•
the cash portion of the merger consideration of approximately $104 million;

•
the Third Point Re shares to be issued as merger consideration of approximately $461 million;

•
the CVRs and equity awards to be issued as merger consideration of approximately $57 million;

•
the Warrants to be issued as merger consideration of approximately $26 million;

•
the Upside Rights to be issued as merger consideration of de minims value; and

•
the Series A Preference Shares to be issued as merger consideration of approximately $104 million.

Assuming that all minority shareholders make the Share & CVR election, Barclays calculated the implied value, as of August 4, 2020, of the merger consideration in the aggregate, to be offered to the holders of the Sirius shares (collectively) was approximately $783 million based on the aggregate value of:
•
the cash portion of the merger consideration of approximately $100 million;

•
the Third Point Re shares to be issued as merger consideration of approximately $469 million;

•
the CVRs and equity awards to be issued as merger consideration of approximately $89 million;

•
the Warrants to be issued as merger consideration of approximately $25 million;

•
the Upside Rights to be issued as merger consideration of de minims value; and

•
the Series A Preference Shares to be issued as merger consideration of approximately $100 million.

The range of aggregate value of the Third Point Re shares to be issued as merger consideration, in each case, was derived using the closing price of $7.81 per Third Point Re share on August 4, 2020. The range of aggregate value of the CVRs and equity awards to be issued as merger consideration, in each case, was derived using the 2-year maturity price of 13.73, discounted at 2.75%, the per share price of the Third Point Re shares and the fixed exchange ratio. The range of aggregate value of the Warrants to be issued as merger consideration, in each case, was derived using the Black-Scholes methodology, assuming a 5-year term, a strike price of $11.00 and a volatility of 30%. The aggregate value of the Upside Rights to be issued as merger consideration, in each case, was derived using a probability distribution model and the per share price of the Third Point Re shares, assuming a 1-year term and a strike price of $20.00. The range of aggregate value of the Series A Preference Shares to be issued as merger consideration, in each case, was derived assuming that the Series A Preference Shares were priced to trade at their par value and that the par value of the Series A Preference Shares are not adjusted due to COVID-19 losses. Barclays is not an actuary, did not determine or evaluate any actuarial assumptions and relied on the actuarial assumptions used by Sirius and Third Point Re in connection with the Sirius financial projections and the Third Point Re financial projections, respectively.
Run-off Analysis
Barclays estimated and analyzed the net present value of cash flows of Sirius attributable to holders of Sirius shares (collectively) in the event of a hypothetical run-off of Sirius’s business over a ten-year period in the absence of a transaction, by performing a run-off analysis based on the Sirius financial projections using the discounted cash flow method. The discounted cash flow method is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
Considering the results of the capital raising efforts and the resulting rating agency actions, at the direction of Sirius, no standalone discounted cash flow analysis of Sirius using the Sirius financial projections was performed. In its run-off analysis, Barclays assumed, at Sirius’s direction and consistent with its current regulatory constraints, that the ability of Sirius to pay dividends to its common shareholders after 2024 would be limited to the lessor of 33% of Sirius’s net loss reserve or 20% of its ending equity. In addition, Barclays assumed, at the direction of Sirius, that no new premiums would be written after 2021, and that existing and new contracts written in 2020 and 2021 would remain in force over the contractual time period. Barclays also assumed, at the direction of Sirius, that International Medical Group and ArmadaCorp Capital, Sirius’s two Managing General Underwriters, would be sold in the second half of 2020 for $300 million of cash proceeds and the sale price represented approximately 52% of the carrying value as of the second quarter of 2020.
In addition, Barclays assumed, at the direction of Sirius, that the outstanding debt of Sirius in the amount of $665 million as of December 31, 2019 would be paid down at maturity in 2024 and that Sirius would suspend dividend payments during the period from 2020 through 2023 to ensure enough cash would be available to pay down the outstanding debt. At the direction of Sirius, Barclays performed this analysis for two different scenarios based upon the payment of the redemption price. In the first scenario (“Scenario 1”), the Sirius Series B Preference Shares are assumed to be redeemed for cash at their carrying value of $196 million during 2020. In the second scenario (“Scenario 2”), it is assumed that Sirius does not have sufficient cash available to pay the redemption price in cash, and that the Sirius Series B Preference Shares are assumed to be redeemed for 196 million Sirius shares in the aggregate in lieu of cash, with each such Sirius share representing payment of $1.00. Barclays also assumed, at the direction of Sirius, a residual value in 2029 of 0.90x book value per share.
To calculate the estimated equity value of Sirius using the discounted cash flow method, Barclays added Sirius’s projected after-tax levered free cash flows for fiscal years 2020 through 2029 based on the Sirius financial projections to the “residual value” of Sirius as of fiscal year 2029, and discounted such amount to its present value using a range of selected discount rates. The after-tax levered free cash flows were calculated as the annual dividends available to the holders of the Sirius shares. The residual value of Sirius at the end of the forecast period was estimated by using the residual value in 2029 of 0.90 book value per share. The range of after-tax discount rates of 8.5% to 13.5% was selected based on an analysis of the weighted average cost of capital of Sirius and the comparable companies. The following summarizes the result of these calculations:
Implied Equity Values of Sirius
Calculated with respect to Scenario 1	$389 million – $544 million
Calculated with respect to Scenario 2	$180 million – $252 million
Barclays noted that the range of implied value of the merger consideration, in the aggregate, to be offered to the holders of the Sirius shares (collectively) in the merger of approximately $752 million to $783 million was above the range of implied equity values of Sirius calculated using the net present value of shareholder cash flows of Sirius from a hypothetical run-off with respect to both Scenario 1 and Scenario 2.
Selected Comparable Company Analysis
In order to assess how the public market values shares of similar publicly traded companies and to provide a range of implied equity values of Sirius by reference to those companies, Barclays reviewed and compared specific financial and operating data relating to Sirius, with selected comparable companies that Barclays deemed comparable to Sirius. The selected comparable companies with respect to Sirius were:
Selected Comparable Companies
Everest Re Ltd.
AXIS Capital Holdings Ltd
Argo Group International
Barclays calculated and compared various financial multiples and ratios of Sirius and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current share price to its projected earnings per share for calendar year 2021 (commonly referred to as a price earnings ratio, or P/E) and each company’s ratio of its current share price to its tangible book value per share as of June 30, 2020. The projected earnings per share for calendar year 2021 concerning the selected comparable companies were based on publicly available financial data. All of these calculations were performed based on publicly available financial data concerning the selected comparable companies and closing share prices as of August 4, 2020. The results of this selected comparable company analysis are summarized below:
Selected Comparable Company Analysis Results
	Low	Median	Mean	High
Price / Tangible Book Value	0.77x	0.83x	0.86x	0.98x
Price / Projected 2021 Earnings	8.5x	9.0x	9.2x	10.2x
Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Sirius. However, because no selected comparable company is exactly the same as Sirius, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Sirius and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, strategic situations (as an on-going concern), profitability levels and degree of operational risk between Sirius and the companies included in the selected comparable company analysis. Based upon these judgments, Barclays selected a range of multiples of price to tangible book value of 0.75x to 0.95x and of multiples of price to projected 2021 earnings of 8.0x to 9.5x for Sirius and applied such ranges to the Sirius financial projections on a standalone basis to calculate a range of implied equity values of Sirius. The following summarizes the result of these calculations:
Implied Equity Values of Sirius
Calculated using Price/Tangible Book Value	$710 million – $900 million
Calculated using Price/ Earnings	$1,040 million – $1,235 million
Barclays noted that on the basis of the selected comparable company analysis, the range of implied value of the merger consideration, in the aggregate, to be offered to the holders of the Sirius shares (collectively) in the merger of approximately $752 million to $783 million was within the range of implied equity values of Sirius calculated using the multiples of price to tangible book value on a standalone basis and below the range of implied equity values of Sirius calculated using the multiples of price to earnings on a standalone basis.
Other Factors
Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, the Selected Precedent Transaction Analysis and Market Capitalization Range Analysis described below.
Selected Precedent Transactions Analysis
Barclays reviewed and compared the purchase prices and financial multiples paid in selected precedent reinsurance transactions and selected precedent property and casualty run-off transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Sirius with respect to their reinsurance focus, the strategic situation (as an on-going concern), returns and other characteristics of their businesses. The selected transactions were:

Selected Precedent Reinsurance Transactions
Date Announced	Acquirer	Target
March 3, 2020	Covéa Mutual Insurance Group Co.	PartnerRe Ltd.(1)
August 8, 2018	Apollo Global Management, LLC	Aspen Insurance Holdings Limited
March 5, 2018	AXA SA	XL Group Ltd
January 22, 2018	American International Group, Inc.	Validus Holdings, Ltd.
December 18, 2016	Fairfax Financial Holdings Limited	Allied World Assurance Company Holdings, AG
December 5, 2016	Liberty Mutual Insurance	Ironshore Inc.
October 5, 2016	SOMPO Holdings, Inc.	Endurance Specialty Holdings Ltd.
August 2, 2015	Exor SpA	PartnerRe Ltd.
July 27, 2015	China Minsheng Investment Corp.	Sirius International Insurance Group Ltd.
March 31, 2015	Endurance Specialty Holdings Ltd.	Montpelier Re Holdings Ltd.
January 9, 2015	XL Group Public Limited Company	Catlin Group Limited

(1)
Transaction subsequently withdrawn on May 12, 2020.

Selected Precedent Property and Casualty Run-off Transactions
Date Announced	Acquirer	Target
August 31, 2018	Enstar Group Limited	Maiden Reinsurance North America, Inc.
July 26, 2016	Catalina Holdings UK Limited	Downlands Liability Management Limited
August 26, 2014	Enstar Group Limited	Companion Property and Casualty Insurance Company
March 26, 2014	Catalina Holdings Ltd.	SPARTA Insurance Holdings
August 27, 2012	Enstar Group Limited	SeaBright Holdings, Inc.
December 22, 2010	Enstar Group Limited	Clarendon National Insurance Company
Using publicly available information, Barclays calculated and analyzed multiples of price to tangible book value represented by the prices paid in the above selected precedent reinsurance transactions and selected precedent property and casualty run-off transactions. The results of the selected precedent transaction analysis with respect to selected precedent reinsurance transactions and the selected precedent transaction analysis with respect to the selected precedent property and casualty run-off transactions are summarized below:
Price/Tangible Book Value
	Low	Median	Mean	High
Selected Precedent Reinsurance Transactions	1.19x	1.46x	1.46x	2.01x
Selected Precedent Property and Casualty Run-off Transactions	0.71x	0.83x	0.90x	1.14x
The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Sirius and the companies included in the selected precedent transaction analysis with respect to both the selected precedent reinsurance transactions and the selected precedent property and casualty run-off transactions. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies and Sirius. Based upon these judgments, Barclays selected a range of 1.10x to 1.75x multiples of price to tangible book value with respect to the selected precedent reinsurance transactions and a range of 0.65x to 0.95x multiples of price to tangible book value with respect to the selected precedent property and casualty run-off transactions.

Using the multiples of price to tangible book value ranges for each of the selected precedent reinsurance transactions and selected precedent property and casualty run-off transactions, Barclays applied such ranges to calculate implied equity values of Sirius. The following table sets forth the results of such analysis:
Implied Equity Values of Sirius
Selected Precedent Reinsurance Transactions	$1,042 million – $1,657 million
Selected Precedent Property and Casualty Run-off Transactions	$616 million – $900 million
Barclays noted that on the basis of the selected precedent transaction analysis, the range of implied value of the merger consideration, in the aggregate, to be offered to the holders of the Sirius shares (collectively) in the merger of approximately $752 million to $783 million was below the range of the implied equity values of Sirius calculated using the multiples of price to tangible book value with respect to selected precedent reinsurance transactions and within the range of the implied equity values of Sirius calculated using the multiples of price to tangible book value with respect to selected precedent property and casualty run-off transactions.
Market Capitalization Range Analysis
Barclays reviewed the historical market capitalization of Sirius for the period commencing on March 6, 2020 and ending on August 4, 2020. During this period, the low and high market capitalization of Sirius was $599 million and $1,006 million, respectively. The date of March 6, 2020 was chosen because shortly before such date, a Current Report on Form 8-K was filed announcing that CM Bermuda executed a written resolution (the “CMB Resolution”) in its capacity as the majority shareholder of Sirius, limiting the Sirius board’s power to issue equity or take certain other actions without the prior approval of holders of the common shares of Sirius representing at least 75% of the shareholder voting rights. For a further discussion of this resolution, see the section entitled “Background of the Merger” of this Joint Proxy Statement/Prospectus.
General
Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Sirius board selected Barclays because of its familiarity with Sirius and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.
Barclays is acting as financial advisor to Sirius in connection with the merger. As compensation for its services in connection with the merger, Sirius will pay Barclays a fee of $10 million, conditioned upon and payable upon closing of the merger, which is referred to as the “Transaction Fee.” Sirius paid Barclays a fee of $2 million upon the delivery of Barclays’ opinion, which is referred to as the “Opinion Fee.” The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion or the consummation of the merger, and the Opinion Fee is creditable against the Transaction Fee upon the closing of the merger. In addition, Sirius has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Sirius and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Sirius, CMIG and Third Point Re in the past, and is expected to perform such services in the future, and has received, and is expected to receive, customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services for Sirius: throughout 2019 and in June 2020, Barclays acted as hedge counterparty to Sirius in connection with certain hedging transactions. Barclays has not received investment banking fees from CMIG for the period beginning January 1, 2017 through August 6, 2020.
Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Sirius and Third Point Re and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
Unaudited Prospective Financial Information
Third Point Re Management’s Unaudited Prospective Financial Information
Third Point Re does not, as a matter of course, publicly disclose long-term projections as to future premiums, income, capital or other results, and projections for extended periods of time are of particular concern to Third Point Re due to the unpredictability of the underlying assumptions and estimates. However, in connection with its consideration of a potential transaction with Sirius, Third Point Re’s management provided Third Point Re’s financial advisors and the Third Point Re board with certain non-public, internal financial projections regarding Third Point Re, Sirius and, on a pro forma basis, the combined company, which is referred to as “SiriusPoint.” These projections were prepared in July 2020 and provided to Third Point Re’s board in August 2020. Such financial projections included projections for fiscal years 2020 through 2022 and terminal projections for (i) Third Point Re’s business, which we refer to as the “Third Point Re projections,” (ii) Sirius’s business (together with any adjustments to such projections made by Third Point Re), which we refer to as the “Sirius projections” and (iii) the pro forma SiriusPoint business, which we refer to as the “pro forma SiriusPoint projections.” Third Point Re has included below a summary of the Third Point Re projections, Sirius projections, and pro forma SiriusPoint projections to provide its shareholders access to certain formerly non-public information that was considered by the Third Point Re board and Third Point Re’s financial advisors in connection with their respective financial analyses.
A summary of the Third Point Re projections discussed above is presented below:
Third Point Re Projections Overview
$ in millions	2020E	2021E	2022E
Gross Premiums Written	$538	$710	$809
Net Premiums Written	508	710	809
Net Premiums Earned	560	651	734
Underwriting Profit / (Loss)	10	39	60
Pre-Tax Income / (Loss)	(19)	113	145
Net Income / (Loss), incl. Non-Controlling Interest	(23)	111	141
Net Income / (Loss) attributable to Third Point Re Shareholders	(23)	111	141
	2020E	2021E	2022E	Terminal
Loss Ratio	62.6%	57.1%	56.0%	55.3%
Expense Ratio	35.7%	36.9%	35.9%	35.5%
Combined Ratio	98.3%	93.9%	91.9%	90.8%
RoAE	(1.6)%	7.6%	8.8%	9.4%
Debt / Total Capital	7.5%	7.0%	6.4%	6.3%
In the course of due diligence, Sirius provided Third Point Re with non-public financial information relating to Sirius, including certain financial forecasts, estimates and other financial and operating data related to Sirius prepared by Sirius management for fiscal years 2020 through 2022. Third Point Re management reviewed these Sirius projections and made certain adjustments thereto to reflect its preliminary high level views on underwriting decisions that could be made to improve ongoing results. The Sirius projections were provided to Third Point Re’s financial advisors and the Third Point Re board. A summary of the Sirius projections is presented below:

Sirius Projections Overview
$ in millions	2020E	2021E	2022E
Gross Premiums Written	$1,774	$1,819	$1,962
Net Premiums Written	1,394	1,448	1,579
Net Premiums Earned	1,364	1,492	1,495
Technical Profit	155	341	352
Underwriting Income(1)	(55)	130	135
Underwriting Income, incl. Net Service Fee Income	(40)	157	161
Pre-Tax Income	12	135	146
Net Income	14	114	123

(1)
Underwriting income represents technical profit less unallocated loss adjustment expenses and other underwriting expenses.

	2020E	2021E	2022E	Terminal
Loss Ratio	72.8%	61.3%	60.9%	60.9%
Expense Ratio	31.2%	30.0%	30.0%	30.0%
Combined Ratio	104.0%	91.3%	90.9%	90.9%
RoAE	0.7%	6.1%	6.4%	6.3%
Debt / Total Capital	26.7%	26.0%	25.2%	24.8%
A summary of the pro forma SiriusPoint projections discussed above is presented below:
Pro Forma SiriusPoint Projections Overview
$ in millions	2021E	2022E	Terminal
Net Premiums Written	$2,066	$2,289	$2,335
Loss Ratio	60.9%	60.5%	60.5%
Expense Ratio(1)	37.3%	34.6%	34.6%
Combined Ratio(2)	98.2%	95.1%	95.1%
RoAE	4.8%	9.3%	9.2%
Debt / Total Capital	24.3%	23.1%	22.7%

(1)
The expense ratio in the pro forma SiriusPoint projections prepared by Third Point Re’s management includes general and administrative expenses related to corporate activities. Excluding such expenses, the 2021E, 2022E and terminal expense ratio for the pro forma SiriusPoint projections would have been 32.8%, 32.9% and 32.9%, respectively.

(2)
The combined ratio in the pro forma SiriusPoint projections prepared by Third Point Re’s management includes general and administrative expenses related to corporate activities. Excluding such expenses, the 2021E, 2022E and terminal combined ratio for the pro forma SiriusPoint projections would have been 93.7%, 93.5% and 93.5%, respectively.

The Third Point Re projections, Sirius projections and pro forma SiriusPoint projections are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Third Point Re projections, Sirius projections and pro forma SiriusPoint projections reflect numerous estimates and assumptions with respect to the performance of TPRE’s, Sirius’s and SiriusPoint’s businesses, industry performance and competition, general business, economic, market and financial conditions and matters specific to Third Point Re’s and Sirius’s businesses, including the factors listed under “Risk Factors,” all of which are difficult to predict and many of which are beyond Third Point Re’s or Sirius’s control. Third Point Re cannot provide any assurance that the assumptions underlying any of the above summarized projections will be realized.

Many of the assumptions reflected in the Third Point Re projections, Sirius projections and pro forma SiriusPoint projections are subject to change, and such projections do not reflect revised prospects for Third Point Re’s or Sirius’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Furthermore, the Third Point Re special meeting and Sirius special meeting will be held many months after the Third Point Re projections, Sirius projections and pro forma SiriusPoint projections were prepared in July 2020, and Third Point Re has not updated and does not intend to update or otherwise revise the Third Point Re projections, Sirius projections or pro forma SiriusPoint projections, so such projections are therefore out of date. There can be no assurance that the results reflected in any of the Third Point Re projections, Sirius projections or pro forma SiriusPoint projections will be realized or that actual results will not materially vary from such projections. In addition, the Third Point Re projections, Sirius projections and pro forma SiriusPoint projections cover multiple years, and such information by its nature becomes less predictive with each successive year. Therefore, the Third Point Re projections, Sirius projections and pro forma SiriusPoint projections included in this Joint Proxy Statement/Prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.
Third Point Re shareholders and Sirius shareholders are urged to review Third Point Re’s and Sirius’s most recent SEC filings for a description of risk factors with respect to Third Point Re’s and Sirius’s business and the section entitled “Risk Factors” herein. You should read “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Third Point Re projections, Sirius projections and pro forma SiriusPoint projections and “Where You Can Find More Information.”
The Third Point Re projections, Sirius projections and pro forma SiriusPoint projections were not prepared with a view toward complying with GAAP (and such projections do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The information appearing in this section is considered prospective financial information. The prospective financial information has been prepared by, and is the responsibility of, Third Point Re’s management. Neither Ernst & Young Ltd. nor PricewaterhouseCoopers LLP, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, they do not express any opinion or any other form of assurance, and they assume no responsibility for, and disclaim any association with respect thereto. The Ernst & Young Ltd. report incorporated by reference into this Joint Proxy Statement/Prospectus relates to Third Point Re’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. The PricewaterhouseCoopers LLP report included in this Joint Proxy Statement/Prospectus relates to Sirius’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
For the reasons described above, readers of this Joint Proxy Statement/Prospectus are cautioned not to place any reliance on the Third Point Re projections, Sirius projections or pro forma SiriusPoint projections. Neither Third Point Re nor Sirius has made any representation to the other in the merger agreement concerning any of the Third Point Re projections, Sirius projections or pro forma SiriusPoint projections.
The information about the Third Point Re projections, Sirius projections and pro forma SiriusPoint projections set forth above does not give effect to the merger and also does not take into account the effect of any failure of the merger to be consummated.
THIRD POINT RE DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE THIRD POINT RE PROJECTIONS, SIRIUS PROJECTIONS OR PRO FORMA SIRIUSPOINT PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.
Sirius Management’s Unaudited Prospective Financial Information
Sirius does not, as a matter of course, publicly disclose long-term projections as to future premiums, income, capital or other results, and projections for extended periods of time are of particular concern to

Sirius due to the unpredictability of the underlying assumptions and estimates. However, in connection with its consideration of the merger, Sirius’s management provided Barclays and the Sirius board with certain non-public, internal financial projections regarding Sirius. A summary of such financial projections has been included below to provide Sirius shareholders access to certain formerly non-public information that was considered by the Sirius board and Sirius’s financial advisors in connection with their respective financial analyses.
The following tables present a summary of the Sirius financial projections prepared by Sirius management, which we refer to as the “Sirius financial projections”:
Run-off Scenario 1 (Redemption of Sirius Series B Preference Shares for Cash)(1)
($ in millions, other than per share and percentage data)	For the Twelve Month Period Ended December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Gross Written Premium	$1,774	$200	$0	$0	$0	$0	$0	$0	$0	$0
Net Premium Earned	1,364	678	80	—	—	—	—	—	—	—
Underwriting Income	$(45)	$(47)	$(117)	$(116)	$(101)	$(68)	$(59)	$(51)	$(45)	$(44)
Net Income(2)	$(310)	$27	$(49)	$(60)	$(50)	$(21)	$(23)	$(23)	$(23)	$(28)
Combined Ratio(3)	103.3%	106.9%	246.6%	—	—	—	—	—	—	—
Run-off Scenario 2 (Redemption of Sirius Series B Preference Shares for Common Shares)(1)
($ in millions, other than per share and percentage data)	For the Twelve Month Period Ended December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Gross Written Premium	$1,774	$200	$0	$0	$0	$0	$0	$0	$0	$0
Net Premium Earned	1,364	678	80	—	—	—	—	—	—	—
Underwriting Income	$(45)	$(47)	$(117)	$(116)	$(101)	$(68)	$(59)	$(51)	$(45)	$(44)
Net Income(2)	$(310)	$33	$(43)	$(53)	$(43)	$(14)	$(18)	$(18)	$(19)	$(24)
Combined Ratio(3)	103.3%	106.9%	246.6%	—	—	—	—	—	—	—

(1)
Upon Sirius initiating a run-off process with respect to its businesses, pursuant to the terms of Sirius Series B Preference Shares, the holders thereof will have the right to require Sirius to redeem all of their Sirius Series B Preference Shares. The Sirius Series B Preference Shares may be redeemed in cash at the carrying value of the Sirius Series B Preference Shares or, if Sirius does not have sufficient cash available to redeem the Sirius Series B Preference Shares for cash, the Sirius Series B Preference Shares may be redeemed for Sirius shares at a value of $1.00 per share. Run-off Scenario 1 assumes that all Sirius Series B Preference Shares are redeemed for cash prior to the completion of fiscal year 2020. Run-off Scenario 2 assumes that all Sirius Series B Preference Shares are redeemed for Sirius shares prior to the completion of fiscal year 2020.

(2)
Represents net income from continuing operations, calculated as Underwriting Income net of MGU fee income and expenses, net investment income, intangible amortization, interest expense, other expenses and taxes.

(3)
The combined ratio is calculated by combining Sirius’s loss and loss adjustment expense ratio, acquisition expense ratio and other underwriting expense ratio. The loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned insurance and reinsurance premiums. The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums. The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

The Sirius financial projections reflect various estimates, assumptions and methodologies of Sirius management, all of which are difficult to predict and many of which are beyond Sirius’s control, including, among other things, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to Sirius’s businesses. Such estimates, assumptions and methodologies of Sirius management include, but are not limited to, the following:
•
Sirius’s continued operation on a standalone, pre-merger basis following the initiation of a run-off transaction process in fiscal year 2020;

•
redemption of all of Sirius’s outstanding Sirius Series B Preference Shares prior to the completion of fiscal year 2020;

•
no new premiums written after fiscal year 2020;

•
existing and new contracts written in fiscal years 2020 and 2021 remain in force and run off over the contractual time period (assumed to be ten years on a blended basis);

•
net investment return on total invested assets equal to 2.8 percent (2.8%);

•
Sirius’s two owned managing general underwriters (the “MGUs”), International Medical Group, Inc. and ArmadaCorp Capital, LLC, are sold prior to the end of fiscal year 2020 for an aggregate of $300 million in cash, with the remaining goodwill and intangibles related to the initial acquisition of the MGUs written off;

•
downward scaling of expense base to adjust for the run-off scenario;

•
an effective tax rate of 0.0% for all periods;

•
the full amount of $665 million of aggregate outstanding Sirius indebtedness is paid down in fiscal year 2024 at maturity;

•
an exit valuation in fiscal year 2029 equal to 0.90x of book value per Sirius common share; and

•
a cash flow discount rate of 8.5 percent (8.5%).

The Sirius financial projections are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Sirius financial projections reflect numerous estimates and assumptions with respect to the performance of Sirius’s businesses, industry performance and competition, general business, economic, market and financial conditions and matters specific to Sirius’s businesses, including the factors listed under “Risk Factors,” all of which are difficult to predict and many of which are beyond Sirius’s control. Sirius cannot provide any assurance that the assumptions underlying any of the above summarized projections will be realized.
Many of the assumptions reflected in the Sirius financial projections are subject to change, and such projections do not reflect revised prospects for Sirius’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Furthermore, the Third Point Re special meeting and Sirius special meeting will be held many months after the Sirius financial projections were prepared, and Sirius has not updated and does not intend to update or otherwise revise the Sirius financial projections, so such projections are therefore out of date. There can be no assurance that the results reflected in any of the Sirius financial projections will be realized or that actual results will not materially vary from such projections. In addition, the Sirius financial projections cover multiple years, and such information by its nature becomes less predictive with each successive year. Therefore, the Sirius financial projections included in this Joint Proxy Statement/Prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.
Third Point Re shareholders and Sirius shareholders are urged to review Third Point Re’s and Sirius’s most recent SEC filings for a description of risk factors with respect to Third Point Re’s and Sirius’s business and the section entitled “Risk Factors” herein. You should read “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Sirius financial projections and “Where You Can Find More Information.”
The Sirius financial projections were not prepared with a view toward complying with GAAP (and such projections do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The information appearing in this section is considered prospective financial information. The prospective financial information has been prepared by, and is the responsibility of, Sirius’s management. Neither Ernst & Young Ltd. nor PricewaterhouseCoopers LLP, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, they do not express any opinion or any other form of assurance, and they assume no responsibility for, and disclaim any association with respect thereto. The Ernst & Young Ltd. report incorporated by reference into this Joint Proxy Statement/Prospectus relates to Third Point Re’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so. The PricewaterhouseCoopers LLP report included in this Joint Proxy Statement/Prospectus relates to Sirius’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
For the reasons described above, readers of this Joint Proxy Statement/Prospectus are cautioned not to place any reliance on the Sirius financial projections. Neither Third Point Re nor Sirius has made any representation to the other in the merger agreement concerning any of the Sirius financial projections.
The information about the Sirius financial projections set forth above does not give effect to the merger and also does not take into account the effect of any failure of the merger to be consummated.
SIRIUS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE SIRIUS FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.
Interests of Third Point Re’s Directors and Executive Officers in the Merger
You should be aware that, aside from their interests as Third Point Re shareholders, certain of Third Point Re’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Third Point Re shareholders generally. The Third Point Re board was aware of these interests and considered them, among other matters, in approving the merger agreement and in making its recommendation that you approve the merger and vote in favor of the merger proposal. These interests are described below.
Each of the Third Point Re directors, other than Mr. Mahmud, are party to the TPRE director voting agreement. As of the Third Point Re record date, such directors collectively beneficially owned approximately 3.5% of the outstanding Third Point Re shares and collectively held approximately 3.5% of the aggregate voting power of the Third Point Re shares.
Third Point Re director Mr. Targoff is the Partner, Chief Operating Officer and General Counsel of Third Point LLC. Third Point LLC or affiliates thereof are party to the Equity Commitment Letter, Investment Management Agreement, Limited Partnership Agreement and Loeb Entities voting agreement entered into in connection with the transaction. The Loeb Entities voting agreement, among other things, requires that certain affiliates of Third Point LLC vote their Third Point Re shares to approve the issuance of TPRE Common Shares in connection with the merger.
In connection with the merger, the Compensation Committee of the Board of Directors of Third Point Re approved the implementation of a retention program, the components of which include: (i) as to each executive officer separately identified by the Compensation Committee who accepts a role in the surviving company, treating the consummation of the merger as a “change in control” of Third Point Re for purposes of the equity awards and severance entitlements of such executive officers; (ii) establishing a minimum bonus pool of 75% of the target amount of the bonus pool with respect to the 2020 fiscal year of Third Point Re (although no executive officer has been separately promised any minimum payment from this pool); and (iii) as to any executive officers who hold performance restricted share awards of Third Point Re with an open performance period as of the signing of the merger agreement, establishing a floor of performance at not less than target levels. As of the date of this Joint Proxy Statement/Prospectus, Third Point Re has not identified the executive officers who are eligible to participate in the retention program, and therefore has not entered into individual arrangements with any executive officers pursuant to this retention program.

In connection with the merger, Third Point Re entered into an employment agreement with Siddhartha Sankaran, dated as of August 6, 2020, pursuant to which Mr. Sankaran has been appointed Chairman of the Board of Directors of Third Point Re as of the signing of the merger agreement, and will be appointed President and Chief Executive Officer of the surviving company following the closing of the merger. In consideration of his services, Mr. Sankaran is entitled to receive, among other elements of compensation, the following equity awards: (i) a restricted share award with a grant date fair value of $3,000,000 following the public announcement of the execution of the merger agreement; (ii) a restricted share award with a grant date fair value of $5,500,000 following the closing of the merger; (iii) an award of 400,000 options to purchase common shares, par value $0.01 per share, of the surviving company following the closing of the merger with an exercise price equal to the higher of (x) $15.00 per share or (y) the closing price on the grant date; and (iv) an annual equity award equal to 475% of Mr. Sankaran’s annual salary during his employment term, the first of which will be granted in calendar year 2021. The awards described in (i), (ii) and (iii) above will generally vest in five equal installments on each anniversary of the closing of the merger, subject to Mr. Sankaran’s continued services to the surviving company, and partial acceleration on certain qualifying terminations of employment. The foregoing description of Mr. Sankaran’s employment agreement is subject to, and qualified in its entirety by, the description of the employment agreement in Third Point Re’s Current Report on Form 8-K filed on August 10, 2020, which is incorporated in this Joint Proxy Statement/Prospectus by reference, and the full text of the employment agreement.
In connection with the merger, Third Point Re entered into a consulting agreement with Steven Fass, former director, pursuant to which Mr. Fass serves in the advisory position of Vice Chairman of Third Point Re, effective as of September 1, 2020. In the position of Vice Chairman, Mr. Fass will be paid a fixed consulting fee at an annual rate of $600,000, and in 2021, he will be eligible to receive a discretionary bonus with a target amount of $400,000. Subject to the closing of the merger, Mr. Fass will be granted a one-time award of restricted TPRE Common Shares on the closing date of the merger with a grant date fair value of $500,000, which will generally vest in equal annual installments on the first two anniversaries of the grant date, subject to Mr. Fass’s continued service as Vice Chairman. If the merger agreement is terminated without the closing having occurred, the restricted shares will not be granted, Mr. Fass’s services as Vice Chairman will terminate, and Third Point Re will pay to Mr. Fass the fixed consulting fee through the end of the calendar year in which the merger agreement terminates, plus the target cash bonus for such calendar year.
Interests of Sirius’s Directors and Executive Officers in the Merger
Members of the Sirius board and Sirius’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of Sirius’s shareholders generally. You should keep this in mind when considering the recommendation of the Sirius board that you approve the merger and vote in favor of the merger proposal. The members of the Sirius board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Sirius shareholders adopt the merger agreement. These interests are described below.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section titled “— Golden Parachute Compensation” below, were used:
•
the relevant price per Sirius common share is $13.00 (the “assumed merger consideration”), which reflects the agreed present value of the TPRE common shares and the CVRs received in the merger (calculated based on an agreed 2.75% annual discount rate to the guaranteed $13.73 per share that shareholders making the Share & CVR election will receive on the second anniversary of the closing date of the merger), and is the value used in the merger agreement to convert Sirius options and restricted share unit awards into Third Point Re equity awards, as described below;

•
the effective time is [•], which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “assumed effective time”); and

•
the employment of each executive officer of Sirius is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plan(s) and/or agreement(s)), in each case, immediately following the assumed effective time (with no executive officer continuing in any subsequent role with Sirius or Third Point Re).

Treatment of Outstanding Equity-Based and Cash-Based Awards
The merger agreement provides that, with respect to all outstanding options and restricted share unit awards (“RSU awards”) under Sirius’s equity plans, including those held by Sirius’s executive officers and directors, as a result of the merger:
•
each option, whether vested or unvested, will cease to represent a right to acquire Sirius common shares and will be converted into a right and option to acquire TPRE common shares (each, an “assumed option”), on the same terms and conditions as were applicable under any such Sirius option (including applicable vesting, exercise and expiration provisions and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger). The number of TPRE common shares subject to each such Sirius option will equal the number of Sirius common shares subject to each such Sirius option multiplied by the quotient of $13.00 divided by the 15-day VWAP and rounded down to the nearest whole share, and the assumed option will have an exercise price per share equal to the per share exercise price specified in such Sirius option divided by the quotient of $13.00 divided by the 15-day VWAP and rounded up to the nearest whole cent (or such other ratio as may be necessary to comply with applicable tax law).

•
each RSU award, whether settled in Sirius common shares or cash, will be assumed by Third Point Re and converted into a restricted share unit award (each, an “assumed RSU award”) relating to a number of TPRE common shares equal to the number of Sirius common shares underlying the Sirius RSU award multiplied by the quotient of $13.00 divided by the 15-day VWAP, and settled in TPRE common shares. Each such assumed RSU award will continue to have the same terms and conditions as applied to the corresponding Sirius RSU award immediately prior to the effective time of the merger (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger). The Sirius RSU awards that will be converted into assumed RSU awards include awards that were originally granted by Sirius as performance-based restricted share unit awards and were converted into time-vested, cash-based awards prior to the signing of the merger agreement.

•
each outstanding restricted share unit held by our independent directors will become vested and automatically be canceled and converted into, and will thereafter represent the right to receive, the assumed merger consideration.

Treatment of Outstanding Equity-Based and Cash-Based Awards — Summary Tables
Non-Employee Directors
The following table sets forth the outstanding restricted share awards and cash-based RSU awards held by each of Sirius’s non-employee directors as of the assumed effective time and the estimated value of such awards. Under the terms of the outstanding restricted share award agreements held by Sirius’s non-employee directors, the outstanding restricted shares will vest on the date of the Sirius 2020 Annual General Meeting of Shareholders and the cash-based RSU awards will vest on the date of the Sirius 2021 Annual General Meeting of Shareholders. Depending on when the effective time occurs, certain of these equity awards may vest or be cancelled, in each case prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number. As of the assumed effective time, our non-employee directors did not hold any other outstanding equity awards with respect to Sirius.

Non-Employee Director Equity-Based Awards Summary Table
Non-Employee Directors	Number of Restricted Shares (#)(1)	Value of Restricted Shares ($)	Number of Cash-Based RSUs (#)(2)	Value of RSUs ($)	Estimated Total Value of Unvested Equity Awards ($)
Meyer (Sandy) Frucher	9,347	121,511	8,607	111,891	233,402
Robert L. Friedman	6,923	89,999	7,042	91,546	181,545
Alain Karaoglan	6,923	89,999	7,042	91,546	181,545
Rachelle C. Keller	6,923	89,999	7,042	91,546	181,545
Sabrina Maguire	0	0	0	0	0
James (Jim) B. Rogers, Jr.	6,923	89,999	7,042	91,546	181,545

(1)
Each outstanding restricted share unit held by our independent directors will become vested and automatically be canceled and converted into, and will thereafter represent the right to receive, the assumed merger consideration.

(2)
Each outstanding cash-based RSU award held by Sirius’s non-employee directors will become fully vested and be settled as of the effective time of the merger.

Executive Officers
The following table sets forth the unvested options and restricted share units held by each executive officer as of the assumed effective time and the estimated value of such awards. Depending on when the effective time occurs, certain of these equity awards may vest, be exercised and/or cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number. As of the effective time of the merger all outstanding options and RSU awards will be assumed and converted into TPRE assumed options or assumed RSU awards, as described above, and will become fully vested if the executive officer’s employment is terminated without cause or if the executive officer resigns for good reason within 24 months after the effective time of the merger.
Executive Officer Unvested Equity Awards Summary Table
Executive Officers	Number of Unvested Options (#)	Value of Unvested Options ($)	Number of Restricted Share Units (#)	Value of Restricted Share Units ($)	Estimated Total Value of Unvested Equity Awards ($)
Kernan (Kip) V. Oberting*	1,374,945	343,736	606,009	7,878,117	8,221,853
Gene Boxer	0	0	330,724	4,299,412	4,299,412
Monica Cramér Manhem	0	0	315,891	4,106,583	4,106,583
Ralph A. Salamone	0	0	256,968	3,340,584	3,340,584
Jeffrey W. Davis	0	0	233,251	3,032,263	3,032,263

*
Also a director of Sirius.

(1)
Stock options will be converted into assumed options denominated in TPRE common shares based on the equity award conversion ratio, described above. The amounts reported in this column include the value of the assumed options that would vest upon the consummation of the arrangement and a qualifying termination of employment thereafter.

(2)
RSU awards will be converted into assumed RSU awards denominated in TPRE common shares based on the equity award conversion ratio, described above. The amounts reported in this column include the value of the assumed RSU awards that would vest upon the consummation of the arrangement and a qualifying termination of employment thereafter.

Change in Control Severance Arrangements
Sirius maintains the Sirius International Insurance Group, Ltd. Severance and Change in Control Plan (the “Sirius Executive Severance Plan”), in which certain of Sirius’s executives participate, including each of Sirius’s executive officers. The Sirius Executive Severance Plan provides severance benefits to executive officers of Sirius in the event that their respective employment is terminated without “cause” (as defined in the Sirius Executive Severance Plan) or if the executive resigns for “good reason” (as defined in the Sirius Executive Severance Plan) (each such termination, a “Qualifying Termination”), and such executive complies with his or her restrictive covenant agreement with Sirius. The Sirius Executive Severance Plan provides that, to the extent that Mr. Oberting’s or Ms. Cramér Manhem’s employment agreements (each described more fully below) provide additional severance protections, they will continue to receive the employment agreement severance protections to the extent they do not result in duplicative benefits under the Executive Severance Plan.
In the event of a Qualifying Termination within 24 months following the consummation of a change in control, and subject to the execution of a release in favor of Sirius and in consideration for noncompetition agreements, executive officers would be entitled to the following severance payments and benefits under the Sirius Executive Severance Plan:
•
A lump sum payment equal to two times the executive’s annual base salary;

•
An accelerated lump sum payment of the unpaid portion of executive’s cash retention award, as more fully described below;

•
Any earned, but unpaid (as of the date of the Qualifying Termination) annual cash incentive for any completed year preceding a Qualifying Termination;

•
An amount equal to the executive’s target annual cash incentive for the calendar year in which the Qualifying Termination occurs, prorated based on the number of days the executive was an employee during such year;

•
If the executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement from Sirius equal to the difference between the cost of such COBRA continuation coverage and the amount active employees pay for health coverage through the earlier of the second anniversary of the date of the Qualifying Termination and the executive becoming eligible for health insurance coverage under another employer’s plan; and

•
Full vesting of any outstanding equity compensation awards, including options and RSU awards.

Pursuant to the terms of the Sirius Executive Severance Plan, if any payments and benefits to be paid or provided to the executive officers, whether pursuant to the terms of the Sirius Executive Severance Plan or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of payments or benefits would result in a greater after-tax benefit to the executive officer.
Under their respective employment agreements, Mr. Oberting and Ms. Cramér Manhem have certain additional severance protections and entitlements in connection with a Qualifying Termination. In particular, in lieu of the prorated target annual cash incentive for the calendar year in which the Qualifying Termination occurs, Sirius will pay to Mr. Oberting or Ms. Cramér Manhem, as applicable, a lump sum cash amount equal to his or her then-current annual cash incentive (without pro ration for time) based on actual performance, but no less than the target cash incentive opportunity for the year of termination. In addition, Mr. Oberting is entitled to an annual advisory fee of $30,000 and continued health coverage for himself and his dependents, at the same cost payable by similarly situated active employees, until the date he obtains other full time employment or 18 months prior to the date he becomes eligible for Medicare.
For an estimate of the amounts that may be payable to each of Mr. Oberting, Mr. Boxer, Ms. Cramér Manhem, Mr. Salamone and Mr. Davis under the severance arrangements in connection with the merger, see “— Golden Parachute Compensation” below.

Cash Retention Awards
Sirius previously awarded certain of its executive officers a cash-based retention award, one-half of which vested on March 15, 2020. The unvested portion of these cash retention awards are scheduled to vest and be paid on or prior to March 15, 2021, subject to continued employment on such vesting date. In the event of a Qualifying Termination prior to either vesting date, the vesting and payment of the full award will be accelerated. In the event of a termination of employment that is not a Qualifying Termination, any unvested portion of the award will be forfeited and any portion of the award vested within 12 months prior to such termination or resignation will be required to be repaid.
On July 16, 2020, Sirius entered into letter agreements with each of Mr. Oberting and Mr. Boxer, which provide that the unpaid portion of their respective retention bonuses ($1,530,000 for Mr. Oberting and $500,000 for Mr. Boxer) will be paid on the earlier to occur of December 31, 2020 or the effective time of the merger, subject to repayment if the award is later forfeited.
Annual Incentive Awards
Generally, awards under Sirius’s annual cash incentive program are payable in March of the year following the year to which the award relates. On July 16, 2020, Sirius entered into letter agreements with each of Mr. Oberting and Mr. Boxer which provide that each executive will be paid his cash incentive opportunity for the 2020 calendar year ($1,000,000 for Mr. Oberting and $700,000 for Mr. Boxer) on the earlier to occur of December 31, 2020 or the effective time of the merger.
New Employment Arrangements
As of the date of this Joint Proxy Statement/Prospectus, none of Sirius’s executive officers has entered into any agreement, arrangement or understanding with Third Point Re or any of its subsidiaries regarding employment with, or the right to purchase equity of, Third Point Re. Although no such agreement, arrangement or understanding exists as of the date of this Joint Proxy Statement/Prospectus, certain of Sirius’s executive officers may, prior to the completion of the merger, enter into new arrangements with Third Point Re or its subsidiaries regarding employment with, or the right to purchase equity of, Third Point Re or certain of its subsidiaries.
Director and Officer Indemnification and Insurance
The merger agreement provides that, from and after the effective time of the merger, the surviving company in the merger will, and Third Point Re will cause such surviving company to, to the fullest extent permitted by applicable law, indemnify and hold harmless the present and former directors and officers of Sirius or any of its subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any action based on or arising out of, in whole or in part, (i) the fact that such person is or was a director or officer of Sirius or such subsidiary or (ii) acts or omissions by such person in such person’s capacity as a director or officer of Sirius or such subsidiary or taken at the request of Sirius or such subsidiary, in each case, at, or at any time prior to, the effective time of the merger (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions in the merger agreement, as described in this paragraph), to the fullest extent permitted under applicable law.
For the six-year period following the effective time of the merger, the surviving company in the merger shall maintain in effect Sirius’s current directors’ and officers’ liability insurance policy covering acts or omissions occurring at or prior to the effective time of the merger with respect to those individuals who are currently covered by such policies (or Third Point Re may substitute therefor policies of at least the same coverage). Prior to the consummation of the merger, Sirius may purchase a prepaid “tail” directors’ and officers’ liability insurance policy covering acts or omissions existing or occurring prior to the effective time of the merger with respect to individuals covered by the directors’ and officers’ liability insurance policy of Sirius and its subsidiaries prior to the closing of the merger, on terms and conditions providing at least substantially equivalent benefits as Sirius’s current policies and covering a period of six years following the closing. Sirius is not permitted to obtain any policy with a premium exceeding 300% of the aggregate current annual premium. If Sirius does not obtain a “tail” policy prior to the effective time of the merger, Third Point Re may obtain a “tail” policy after the consummation of the merger. If Sirius obtains a “tail” policy prior to the effective time of the merger, the surviving company in the merger shall use its reasonable best efforts to cause such policy to be maintained in full force and effect and to honor all of its obligations thereunder.
For additional information, see the section entitled “The Merger Agreement — Indemnification and Insurance,” beginning on page 176.
Golden Parachute Compensation
The information set forth in the table below (and accompanying footnotes) is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of compensation that each named executive officer could receive that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Sirius’s named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above. This merger-related compensation is subject to a non-binding advisory vote of Sirius shareholders, as set forth in Sirius Proposal II to this Joint Proxy Statement/Prospectus. See the section entitled “Information About the Sirius Special Meeting and Proposals — Sirius Proposal II: Sirius Non-Binding Compensation Advisory Proposal” on page 82.
The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions described above under “— Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this Joint Proxy Statement/Prospectus. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.
Golden Parachute Payments (1)
Name(2)	Cash ($) (3)	Equity ($)(4)	Pension/ NQDC ($)(5)	Perquisites/ Benefits ($)(6)	Tax Reimbursement(7)	Other ($)	Total ($)
Kernan (Kip) V. Oberting	$4,530,000	$8,221,853	—	$910,644	—	—	$13,662,497
Gene Boxer	$2,600,000	$4,299,412	—	$83,548	—	—	$6,982,960
Monica Cramér Manhem	$1,768,000	$4,106,583	—	$1,738	—	—	$5,876,321
Ralph A. Salamone	$1,900,000	$3,340,584	—	$34,003	—	—	$5,274,587
Jeffrey W. Davis	$1,825,000	$3,032,263	—	$44,940	—	—	$4,902,203

(1)
All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the merger and payment is conditioned upon the executive officer’s qualifying termination of employment during the 24-month period following the change in control).

(2)
Allan L. Waters, the former Chairman and CEO, Sirius Group, is a named executive officer of Sirius but is excluded from this table as he is not receiving any merger-related compensation.

(3)
Amounts reflect cash severance benefits that would be payable upon a Qualifying Termination within 24 months following the effective time of the merger, and subject to the execution of a release in favor of Sirius, in the following amounts: (i) a lump sum payment equal to two times the executive’s annual base salary (Mr. Oberting $2,000,000, Mr. Boxer $1,400,000, Ms. Cramér Manhem $912,000, Mr. Salamone $1,000,000 and Mr. Davis $950,000), (ii) a lump sum payment of the remaining portion of executive’s cash retention award as described above (Mr. Oberting $1,530,000, Mr. Boxer $500,000, Ms. Cramér Manhem $400,000, Mr. Salamone $400,000 and Mr. Davis $400,000) and (iii) an amount equal to the executive’s target annual cash incentive for the calendar year in which the Qualifying

Termination occurs (Mr. Oberting $1,000,000, Mr. Boxer $700,000, Ms. Cramér Manhem $456,000, Mr. Salamone $500,000 and Mr. Davis $475,000).
(4)
Amounts reflect the acceleration value of Sirius options and RSU awards held by each named executive officer, as described in more detail above in the section entitled “— Treatment of Outstanding Equity Awards.”

DOUBLE TRIGGER EQUITY ACCELERATION
Executive Officers	Number of Unvested Sirius Options (#)	Value of Sirius Options($)*	Number of Restricted Share Unit Awards(#)	Value of Restricted Share Unit Awards($)**
Kernan (Kip) V. Oberting	1,374,945	343,736	606,009	7,878,117
Gene Boxer	0	0	330,724	4,299,412
Monica Cramér Manhem	0	0	315,891	4,106,583
Ralph A. Salamone	0	0	256,968	3,340,584
Jeffrey W. Davis	0	0	233,251	3,032,263

*
At the effective time, each option, whether vested or unvested, will cease to represent a right to acquire Sirius common shares and will be converted into an assumed option, on the same terms and conditions as were applicable under any such Sirius option (including applicable vesting, exercise and expiration provisions and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger). The number of TPRE common shares subject to each such assumed option will equal the number of Sirius common shares subject to each such Sirius option multiplied by the quotient of $13.00 divided by the 15-day VWAP, rounded down to the nearest whole share, and the assumed option will have an exercise price per share equal to the per share exercise price specified in such Sirius option divided by the quotient of $13.00 divided by the 15-day VWAP, rounded up to the nearest whole cent. Under the terms of the Sirius Executive Severance Plan, any outstanding equity compensation awards will vest in full upon a Qualifying Termination within 24 months following a change in control. The amounts reported in this column include the value of the assumed options that would vest upon the consummation of the arrangement and a Qualifying Termination.

**
At the effective time, each RSU award will be assumed by Third Point Re and converted into an assumed RSU award relating to a number of TPRE common shares equal to the number of Sirius common shares underlying the Sirius RSU award multiplied by the quotient of $13.00 divided by the 15-day VWAP. Each such assumed RSU award will continue to have the same terms and conditions as applied to the corresponding Sirius RSU award immediately prior to the effective time of the merger (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger). Under the terms of the Sirius Executive Severance Plan, any outstanding equity compensation awards will vest in full upon a Qualifying Termination within 24 months following a change in control. The amounts reported in this column include the value of the assumed RSU awards that would vest upon the consummation of the arrangement and a qualifying termination of employment thereafter.

(5)
As of the assumed effective time, none of Sirius’s named executive officers participate in or have account balances in a qualified or non-qualified defined benefit plan or a non-qualified deferred compensation plan sponsored or maintained by Sirius that will be enhanced as a result of the merger.

(6)
Amounts reflect the value, as provided for under the Sirius Executive Severance Plan, of continued health coverage for a period of two years, at the same premium cost in effect for the executive as of the date of this Joint Proxy Statement/Prospectus. A portion of this benefit is contingent upon timely election and continued payment of applicable premiums, as well as each executive’s continued eligibility for COBRA post-termination. In the case of Mr. Oberting, the amount also reflects an annual advisory fee of $30,000 and continued health coverage for himself and his dependents, at the same cost payable by similarly situated active employees, until the date he obtains other full time employment or 18 months prior to the date he becomes eligible for Medicare.

(7)
None of the named executive officers are eligible to receive a tax reimbursement based on or otherwise related to the merger. The Sirius Executive Severance Plan provides that the change in control benefits payable to the named executive officers are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code in the event such reduction would result in a better after-tax result for the named executive officer. The amounts above do not reflect any possible reductions under that provision.

Voting by Third Point Re’s Directors and Executive Officers
As of September 17, 2020, the directors and executive officers of Third Point Re beneficially owned, in the aggregate, 5,449,275 Third Point Re shares, which represents approximately 5.7% of the outstanding Third Point Re shares. Other than Mr. Mahmud, who as of September 17, 2020 owns 24,376 Third Point Re shares, which represent less than 1% of the aggregate voting power of the Third Point Re shares, each of the Third Point Re directors have entered into the Board Member voting agreement, which, among other things, obligates such directors to vote their Third Point Re shares to approve the share issuance proposal.
Voting by Sirius’s Directors and Executive Officers
As of September 17, 2020, the directors and executive officers of Sirius beneficially owned, in the aggregate, 321,859 Sirius shares, which represents less than 1% of the outstanding Sirius shares.
Sirius Shareholder Advisory (Non-Binding) Vote on the Sirius Compensation Proposal
Sirius is required, pursuant to Section 14A of the Exchange Act, to include in this Joint Proxy Statement/Prospectus an advisory (non-binding) vote on certain compensation to which each of its “named executive officers” may become entitled under the circumstances described below, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger pursuant to arrangements entered into with Sirius.
Accounting Treatment of the Transaction
The merger will be accounted for using the acquisition method of accounting in accordance with ASC 805 — Business Combinations, which we refer to as “ASC 805.” Third Point Re’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the merger and concluded, based on a consideration of the pertinent facts and circumstances, that Third Point Re will be the acquirer for financial accounting purposes. Accordingly, Third Point Re’s cost to acquire Sirius has been allocated to Sirius’s acquired assets, liabilities and commitments based upon their estimated fair values. The allocation of the purchase price is estimated and is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of Third Point Re’s acquisition of Sirius will not be known until the date of the completion of the merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.
NYSE Listing of TPRE Common Shares
Third Point Re will use reasonable best efforts to cause the TPRE Common Shares issuable in the transactions to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the completion of the merger. Third Point Re will also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.
Listing of Third Point Re Warrants
Third Point Re will use reasonable best efforts to cause the Warrants and shares underlying the Warrants issuable in the transactions to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the completion of the merger. If the Warrants are unable to be listed on the NYSE, Third Point Re will use reasonable best efforts to list the Warrants on the OTCQX market, prior to the completion of the merger.

Listing of Third Point Re Contingent Value Rights
Third Point Re will use reasonable best efforts to cause the CVRs issuable in the transactions to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the completion of the merger. If the CVRs are unable to be listed on the NYSE, Third Point Re will use reasonable best efforts to list the CVRs on the OTCQX market, prior to the completion of the merger.
Delisting and Deregistration of Sirius Shares
Sirius will take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to enable the de-listing from the NASDAQ and the deregistration under the Exchange Act of the Sirius shares as promptly as practicable after the completion of the merger.
Regulatory Approvals
United States Antitrust
Under the HSR Act, Third Point Re and Sirius are required to file notifications with the United States Federal Trade Commission, which we refer to as the “FTC,” and the Antitrust Division of the United States Department of Justice, which we refer to as the “Antitrust Division,” and to observe a mandatory premerger waiting period before completing the merger. On September 17, 2020, Third Point Re, Sirius, CM Bermuda, CMIH and CMIG filed premerger notifications with the FTC and the Antitrust Division. Although Third Point Re and Sirius believe that the transaction does not raise substantial regulatory concerns and that all remaining regulatory approvals will be obtained on a timely basis, Third Point Re and Sirius cannot be certain when, if or under what conditions these approvals will be obtained. The merger cannot be completed until after the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of the jurisdictions listed above.
Insurance Regulatory
The merger agreement provides that the merger is also subject to approvals by the New York State Department of Financial Services, the New Hampshire Insurance Department, the Tennessee Department of Commerce and Insurance, the Swedish Financial Supervisory Authority, the Australian Treasury and the Australian Prudential Regulation Authority, the U.K. Prudential Regulation Authority, the U.K. Financial Conduct Authority, the Hong Kong Insurance Authority and the BMA (if required). On September 4, 2020, Third Point Re and Sirius submitted the required filings and notifications to the insurance regulators named above as part of the process to obtain the necessary regulatory clearances. The merger cannot be completed until after the applicable waiting periods have expired or the relevant approvals have been obtained under the insurance laws and regulations of the jurisdictions listed above.
Regulatory Approvals and Efforts to Close the Merger
Each of the parties has agreed, subject to the terms and conditions of the merger agreement, to use its reasonable best efforts to take, or cause to be taken, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to the closing of the merger to be satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement. Specifically, such actions include:
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using reasonable best efforts to obtain all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers and qualifications from governmental authorities;

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using reasonable best efforts to make all necessary, proper or advisable registrations, filings and notices and using reasonable best efforts to take all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any governmental authority (including under insurance laws and the HSR Act); and

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executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

In connection with such regulatory approvals, Sirius and Third Point Re will, in consultation and cooperation with each other and as promptly as practicable and in no event later than 30 days following the date of the merger agreement, file:
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a “Form A,” together will all exhibits, affidavits and certificates, with the New York Department of Financial Services and the Tennessee Department of Commerce & Insurance;

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ownership and ownership management assessment forms FFFS 2015:8, together with all applicable appendices, with the Swedish Financial Supervisory Authority;

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notification under Section 178 of the Financial Services and Markets Act 2000 to the U.K. Prudential Regulation Authority and the U.K. Financial Conduct Authority, notification under Section 178 of the Financial Services and Markets Act 2000 to the U.K. Financial Conduct Authority and such pre-acquisition change of control notifications to Lloyd’s as are required;

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the approval of the BMA pursuant to the Exchange Control Act 1972;

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with the FTC and the Antitrust Division of the United States Department of Justice the notification and report form required under the HSR Act with respect to the transactions contemplated by the merger agreement;

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all appropriate documents, forms, filings or submissions required under any non-U.S. antitrust laws; and

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with applicable insurance regulators, all documents, forms, filings or other submissions required under applicable insurance laws with respect to the transactions contemplated by the merger agreement.

Financing of the Transaction
Debt Commitment Letter
In connection with entering into the Merger Agreement, Third Point Re entered into the Debt Commitment Letter, pursuant to which JPMorgan committed to provide the Bridge Facility to finance the merger. The Bridge Facility may be reduced at Third Point Re’s option or with the proceeds of certain equity, debt or equity-linked securities issued by Third Point Re or its subsidiaries, as more particularly set forth in the Term Sheet (as defined in the Debt Commitment Letter). The obligation of JPMorgan to provide the Bridge Facility is subject to a number of customary conditions, including execution and delivery of certain definitive documentation. Third Point Re will pay certain fees and expenses in connection with the Bridge Facility.
Equity Commitment Letter
On August 6, 2020, Third Point Re, Third Point Opportunities Master Fund Ltd. and Daniel S. Loeb entered into the Equity Commitment Letter, pursuant to which Third Point Opportunities Master Fund Ltd. committed, subject to the conditions set forth in the Equity Commitment Letter and the Merger Agreement, to purchase the Maximum Percentage of TPRE Common Shares. Third Point Opportunities Master Fund Ltd. will purchase such TPRE Common Shares at the Price, equal to the lower of (i) the Initial Price and (ii) the Adjusted Price, up to a maximum aggregate purchase price of $53,000,000. However, if the Price is equal to the Adjusted Price, then the Maximum Percentage will be equal to the sum of 9.5% plus an additional amount which, expressed as a percentage, will be equal to (i) 0.04 times (ii) the quotient of (a) the Initial Price minus the Adjusted Price divided by (b) the Initial Price. The funding of the commitment under the Equity Commitment Letter applies to any TPRE Common Shares purchased by the Third Point Opportunities Master Fund Ltd. and Mr. Loeb (whether directly or indirectly through one or more of his Affiliates or family members) after the date the Equity Commitment Letter becomes effective until such time as the commitment has been fully discharged. The obligation of Third Point Opportunities Master Fund Ltd. to fund the commitment terminates upon the earliest to occur of (a) the termination of the Merger Agreement, (b) the date that is within 30 days following the Termination Date, and (c) the closing date (at which time the obligations of Third Point Opportunities Master Fund Ltd. thereunder will be discharged).

OTHER AGREEMENTS RELATED TO THE MERGER
Transaction Agreement
On September 4, 2020, Third Point Re entered into the Transaction Agreement, by and among Third Point Re and the Preference Shareholders. Pursuant to the terms of the Transaction Agreement, the Preference Shareholders will exchange their existing Sirius Series B Preference Shares for new SiriusPoint Series B Preference Shares and, at Third Point Re’s election, for a cash payment (as described below), upon consummation of the merger.
Third Point Re has agreed to use commercially reasonable efforts to have the SiriusPoint Series B Preference Shares listed on the NYSE within 120 days from the closing of the merger. In exchange for the SiriusPoint Series B Preference Shares, the Preference Shareholders have also agreed to toll certain potential claims they may have against Sirius from the date of the Transaction Agreement until the closing of the merger or the earlier termination of the Transaction Agreement, and, upon the closing of the merger, have agreed to release such potential claims. Pursuant to the Transaction Agreement, Third Point Re has agreed to provide the Preference Shareholders with registration rights for their SiriusPoint Series B Preference Shares. Third Point Re has agreed to file a shelf registration statement on Form S-3 promptly, and no later than 120 days, following closing of the merger. The Preference Shareholders may use the shelf registration statement to undertake an unlimited number of shelf takedowns, including underwritten offerings, so long as any takedown is reasonably expected to result in aggregate gross cash proceeds in excess of $25 million. The Preference Shareholders are also entitled to piggyback registration rights if at any time Third Point Re registers SiriusPoint Series B Preference Shares for its own account, subject to customary “cut-back” exceptions. The registration rights sets forth customary registration procedures, including an agreement by Third Point Re to make its management reasonably available to participate in road show presentations in connection with any underwritten offering. Third Point Re will be responsible for all registration expenses, including expenses incurred by Third Point Re, in connection with the registration, offer and sale of securities pursuant to the registration rights, except for selling commissions or underwriting discounts and transfer taxes applicable to such sale. Third Point Re also agreed to indemnify the Preference Shareholders with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished toThird Point Re for use in a registration statement by the Preference Shareholders. The Transaction Agreement will automatically terminate if (i) the merger agreement is terminated in accordance with its terms without the merger being consummated or (ii) the merger is not consummated by the outside date, as extended in the merger agreement. The Preference Shareholders will have the option to terminate the Transaction Agreement if the merger is not consummated by August 6, 2021. The Transaction Agreement also contains customary representations, warranties and covenants.
The SiriusPoint Series B Preference Shares to be issued to the Preference Shareholders will have an aggregate liquidation preference of approximately $260 million, less any cash payment that Third Point Re determines in its sole discretion to make to the Preference Shareholders at the closing of the merger, which amount cannot exceed $60 million, unless it represents full repayment of the total liquidation preference amount. Dividends on the SiriusPoint Series B Preference Shares will be cumulative and payable quarterly in arrears at an initial rate of 8.00%. To the extent the SiriusPoint Series B Preference Shares are not listed on the NYSE within 120 days of the closing of the merger, the dividend rate will increase by 1.00%, unless the NYSE does not permit the SiriusPoint Series B Preference Shares to be listed. The dividend rate will reset on each five-year anniversary of issuance at a rate equal to the 5-year U.S. treasury rate at such time plus a spread, which spread will be equal to the difference between 8.00% and the 5-year U.S. treasury rate at the closing of the merger. The SiriusPoint Series B Preference Shares are perpetual. The SiriusPoint Series B Preference Shares will provide for redemption rights by Third Point Re (i) in whole, or in part, on each five-year anniversary at 100%, (ii) in whole, but not in part, (a) upon certain rating agency events, at 102%, (b) upon certain capital disqualification events, at 100%, and (c) upon certain tax events, at 100%. The Preference Shareholders will have no voting rights under the SiriusPoint Series B Preference Shares unless dividends have not been paid for six dividend periods, whether or not consecutive, in which case the holders of the SiriusPoint Series B Preference Shares will have the right to elect two directors.

Amended and Restated Exempted Limited Partnership Agreement
On August 6, 2020, Third Point Re, Third Point Reinsurance Company Ltd. (“Third Point Re BDA”) and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”) entered into the Third Amended and Restated Exempted Limited Partnership Agreement (“LPA”) of Third Point Enhanced LP (the “Enhanced Fund”) with Third Point Advisors LLC (“TP GP”), which will become effective at the effective time of the merger (the “Effective Time”). In accordance with the LPA, TP GP will continue to serve as the general partner of Enhanced Fund. Third Point Re BDA and Third Point Re USA will continue as limited partners (together with any other affiliates or subsidiaries of Third Point Re that may invest in the Enhanced Fund on or after the Effective Time, the “Limited Partners”).
The LPA will require that TP GP shall maintain its Capital Account (as defined in the LPA) with the Enhanced Fund at all times at a level equal to at least 10% of the aggregate of all Partners’ Capital Accounts (the “Minimum GP Holding Level”). Prior to or contemporaneous with accepting any Capital Contributions (as defined in the LPA) from prospective or existing Limited Partners as of the Effective Time, TP GP shall make additional Capital Contributions in such amounts so that its Capital Account satisfies the Minimum GP Holding Level, as adjusted based on the expected aggregate of all Partners’ Capital Accounts after giving effect to such prospective or existing Partners’ Capital Contributions. TP GP shall provide Third Point Re with information concerning the balance of the General Partner’s Capital Account upon reasonable request.
In accordance with the investment guidelines under the LPA, the underlying investment portfolio of the Enhanced Fund will be managed on a basis that is substantially equivalent to Third Point Offshore Master Fund L.P., which is managed by Third Point LLC, but with increased exposures through the use of additional financial leverage. As compared to the Third Point Offshore Master Fund L.P., the Enhanced Fund shall generally have increased exposure to investments. The leverage of the Enhanced Fund will be managed based on the terms of the LPA to generally target a “leverage factor” of (a) one and one half times (1.5x) for liquid securities and (b) one time (1x) for investments in illiquid securities and ABS securities, in each case, as determined by TP GP in its sole discretion. In addition, pursuant to the LPA, TP GP will be required to apply the following limitations for the Enhanced Fund: (1) Composition of Investments: at least 60% of the investment portfolio will be held in debt and equity securities of publicly traded companies and governments of the OECD high income countries, asset backed securities, cash, cash equivalents and gold and other precious metals; (2) Concentration of Investments: other than cash, cash equivalents and United States government obligations, the Enhanced Fund’s total exposure to any one issuer or entity will constitute no more than 15% (multiplied by the “leverage factor”) of the investment portfolio’s total exposure; and (3) Net Exposure Limits: the net exposure may not exceed two times net asset value for more than 10 trading days in any 30-trading day period. Net exposure represents the short exposure subtracted from the long exposure in a given category.
The Limited Partners may withdraw their investment, in full or in part, upon the occurrence of certain events specified in the LPA and may withdraw their investment in full on the fifth anniversary of the Effective Time with one years’ prior notice and each successive two-year anniversary of such date. The term of the Enhanced Fund shall continue until the occurrence of certain events described in the LPA.
With respect to each of the Limited Partners, TP GP will receive incentive allocations. An incentive allocation will crystallize as of each December 31, each withdrawal date that a Limited Partner effects a withdrawal, other than December 31, in respect of the amount withdrawn and if the Enhanced Fund is dissolved on a date other than December 31, the termination date (each an “Incentive Allocation Period”). Reallocation of a Limited Partner’s capital account as of a crystallization date will be divided between the limited partner and the TP GP as follows: 20% of the result of (x) the Net Increase (as defined in the LPA) (if any) of the Capital Account of a Limited Partner during such Incentive Allocation Period, minus (y) the Management Fee (as defined in the LPA) debited from such Capital Account for such Incentive Allocation Period, minus (z) such Partner’s Loss Recovery Account (as defined in the LPA) balance for such Incentive Allocation Period, shall be reallocated to TP GP (the “Incentive Allocation”). TP GP, in its discretion, may elect to reduce, waive or calculate differently the Incentive Allocation, with respect to any Limited Partner.

For the Incentive Allocation Period ending on December 31, 2020, the performance of certain fixed income and other investments held by Third Point Re BDA and Third Point Re USA and managed by the Investment Manager under the Amended and Restated Collateral Assets Investment Management Agreement among Third Point LLC, Third Point Re and Third Point Re USA, dated as of May 24, 2019 (the “Collateral Assets IMA”), will be considered when calculating the Incentive Allocation and Loss Recovery Account amounts under the terms of the Second Amended and Restated Limited Partnership Agreement.
If any TP Fund (as defined in the LPA) lowers the management fee rate or incentive allocation rate for any share classes existing as of the Effective Time or if any TP Fund offers any new share class that has the same liquidity terms as an existing share class but lower management fee rates or incentive allocation rate than the Enhanced Fund, then the Limited Partners will receive a proportionate decrease in the fee rates applicable to their investment in the Enhanced Fund. If any TP Fund offers any new share class that has equal or better liquidity terms or provides for different management fee terms or incentive compensation terms than the Enhanced Fund, then TP GP shall provide prompt written notice of the offering of such terms to Third Point Re. Upon receipt of such notice, Third Point Re may elect to change the compensation terms applicable to the Limited Partner’s investment in the Enhanced Fund to mimic such other management fee terms and/or incentive compensation terms. If Third Point Re does not make such election within 30 days of receiving notice of the terms offered, then, at Third Point Re’ request, the Investment Manager and Third Point Re will engage in good faith discussions to determine whether a change to the compensation arrangements under the LPA is appropriate.
The Second Amended and Restated Exempted Limited Partnership Agreement of the Enhanced Fund will terminate at the Effective Time.
Investment Management Agreement
Pursuant to an Investment Management Agreement between Third Point LLC (d/b/a Third Point Insurance Portfolio Solutions (“TPIPS”)) and Third Point Re, dated August 6, 2020 and effective as of the Effective Time (the “TPIPS IMA”), TPIPS will serve as investment manager to Third Point Re and provide investment advice with respect to the investable assets of Third Point Re following the merger, other than assets that Third Point Re may withdraw from time to time as working capital.
Assets managed by TPIPS under the TPIPS IMA (collectively, the “Account”) not invested in the Enhanced Fund will be invested in the “Sub-Advisory Portfolio” or the “Non-Sub-Advisory Portfolio.” The Sub-Advisory Portfolio will be managed by sub-advisor, generally recommended by TPIPS and in each case approved by Third Point Re. The Non-Sub-Advisory Portfolio will be managed by TPIPS directly in accordance with Third Point Re’s investment guidelines.
Pursuant to the TPIPS IMA, the Enhanced Fund will pay to Third Point LLC a fixed management fee, payable monthly in advance, equal to 1/12 of 0.06% of the fair value of Account assets (other than assets invested in the Enhanced Fund). Third Point Re will also bear expenses including brokerage, borrowing, trading and other investment expenses of the Account (such as expenses the Sub-Advisory Portfolio’s sub-advisors and any asset-based and performance-based compensation payable to such sub-advisors). The TPIPS IMA includes provisions limiting liability of TPIPS and its affiliates to specified circumstances and providing for indemnification by Third Point Re for certain losses suffered by TPIPS or its affiliates. No performance-based compensation will be paid to TPIPS by Third Point Re under the TPIPS IMA.
The TPIPS IMA may be terminated by Third Point Re as of the second anniversary of the Effective Time, with 30 days’ prior notice. If Third Point Re does not provide such notice, then the TPIPS IMA will continue for successive one-year periods, unless it is terminated by Third Point Re as of the end of any such one-year period with 30 days’ prior notice. During the initial two-year term and any one-year extension thereafter, Third Point Re may terminate the TPIPS IMA as of any month-end with 30 days’ prior notice, subject to a fee payable to TPIPS. The TPIPS IMA may be terminated by Third Point LLC as of any month-end with 120 days’ prior notice. The TPIPS IMA may be terminated by Third Point Re at any time after a Cause Event (as defined in the TPIPS IMA) with 5 days’ notice or a Key Person Event (as defined in the TPIPS IMA) with 90 days’ notice.
The Collateral Assets IMA will terminate at the Effective Time.

Voting Agreements
The Loeb Entities entered into the Loeb Entities voting agreement, pursuant to which the Loeb Entities have agreed to vote their Third Point Re shares in favor of approval of the share issuance proposal. In addition, the Loeb Entities have agreed to vote their Third Point Re shares against any other action or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Third Point Re under the merger agreement, (ii) result in any of the conditions to the consummation of the merger under the merger agreement not being fulfilled or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement. The Loeb Entities voting agreement may be terminated upon (w) the effective time of the merger, (x) the termination of the merger agreement, (y) the written agreement of the Loeb Entities and Sirius and (z) the entry into, or granting of any amendment, modification or waiver of, the terms of the merger agreement which increases the merger consideration or otherwise adversely affects the Third Point Re shareholders and for which the Loeb Entities did not provide prior written consent. These shares represent approximately 9.3% of the issued and outstanding Third Point Re shares as of the Third Point Re record date. The Loeb Entities voting agreement also includes a lock-up agreement, pursuant to which the Loeb Entities agree not to sell, transfer, hedge or otherwise dispose of their Third Point Re shares, subject to customary exceptions, during the period from the closing date through and including (i) the 225th day following the closing date with respect to one-third of their Third Point Re shares, (ii) the 365th day following the closing date with respect to one third of their Third Point Re shares and (iii) the 450th day following the closing date with respect to one-third of their Third Point Re shares. Notwithstanding the lock-up restriction, in the event the Loeb Entities are deemed to own more than 9.9% of the outstanding Third Point Re shares, the Loeb Entities may transfer the number of Third Point Re shares owned by them in excess of 9.9% of the outstanding Third Point Re shares such that immediately following such transfer, the Loeb Entities own 9.9% of the outstanding Third Point Re shares. The Loeb Entities voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex B and is incorporated by reference into this Joint Proxy Statement/Prospectus.
The Board Members entered into the Board Members voting agreement, pursuant to which the Board Members have agreed to vote their Third Point Re shares in favor of approval of the share issuance proposal. In addition, the Board Members have agreed to vote their Third Point Re shares against any other action or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Third Point Re under the merger agreement, (ii) result in any of the conditions to the consummation of the merger under the merger agreement not being fulfilled or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement. The Board Members voting agreement may be terminated upon (x) the effective time of the merger, (y) the termination of the merger agreement and (z) the written agreement of the applicable Board Member and Sirius. These shares represent approximately 3.5% of the issued and outstanding Third Point Re shares as of the Third Point Re record date. The Board Members voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex C and is incorporated by reference into this Joint Proxy Statement/Prospectus.
CM Bermuda has entered into the CM Bermuda voting agreement, pursuant to which CM Bermuda has agreed to vote its Sirius shares in favor of the approval of the merger proposal. In addition, CM Bermuda has agreed to vote its Sirius shares against any other action or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Sirius under the merger agreement, (ii) result in any of the conditions to the consummation of the merger under the merger agreement not being fulfilled or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement. The CM Bermuda voting agreement may be terminated upon (w) the effective time of the merger, (x) the termination of the merger agreement, (y) the written agreement of CM Bermuda and Third Point Re and (z) the entry into, or granting of any change, modification or amendment to, or waiver of, the terms of the merger agreement (other than amendments, modification or waivers that are ministerial in nature and do not adversely affect the substantive rights of CM Bermuda in any way) for which CM Bermuda and CMIH did not provide prior written consent. These shares represent approximately 87% of the aggregate voting power of the Sirius shares as of the Sirius record date. The CM Bermuda voting agreement is attached to this

Joint Proxy Statement/Prospectus as Annex D and is incorporated by reference into this Joint Proxy Statement/Prospectus.
Registration Rights Agreement
At the Effective Time, Third Point Re and CM Bermuda will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which CM Bermuda will be able to require Third Point Re, beginning after the lock-up period described below, to file one or more registration statements with the SEC covering the public resale of TPRE Common Shares beneficially owned by CM Bermuda. The rights of CM Bermuda and its permitted transferees under the Registration Rights Agreement will remain in effect with respect to all TPRE Common Shares covered by such agreement until such securities (a) are sold in a private transaction in which the transferor’s rights under the Registration Rights Agreement are not assigned to the transferee, (b) are sold pursuant to an effective registration statement, (c) are sold pursuant to Rule 144 or Rule 145 (or any similar provision then in force under the Securities Act), (d) may be sold pursuant to Rule 144 without any conditions, (e) with respect to any particular holder, such holder beneficially owns less than 2% of the TPRE Common Shares or (f) shall have ceased to be outstanding.
Demand Registration.   CM Bermuda will be able to request an unlimited number of registrations under the Securities Act of all or any portion of Third Point Re’s shares covered by the agreement, and Third Point Re will be obligated, subject to limited exceptions, to register such shares as requested by CM Bermuda. Subject to certain exceptions, Third Point Re may defer the filing of a registration statement after a demand request has been made if, at the time of such request, Third Point Re’s Board determines that any pending or imminent event would require disclosure of material, non-public information in the registration statement for such registration statement not to be materially misleading and would not otherwise be required to be publicly disclosed by Third Point Re. Third Point Re will not be obligated to effect more than one demand registration in any 60-day period or a demand registration that would reasonably be expected to result in gross cash proceeds of less than $50 million.
Shelf Registration.   At any time after expiration of the applicable lock-up period, Third Point Re will be obligated, upon request by CM Bermuda to file a shelf registration statement to register all or any portion of the TPRE Common Shares covered by the Registration Rights Agreement. CM Bermuda may, at any time and from time to time, request that Third Point Re complete an unlimited number of shelf take-downs, subject to certain limited exceptions.
Piggy-Back Registration.   If at any time Third Point Re intends to file on its behalf or on behalf of any of its other securityholders a registration statement in connection with a public offering of any of Third Point Re’s securities on a form and in a manner that would permit the registration for offer and sale of the TPRE Common Shares held by CM Bermuda, CM Bermuda will have the right to include its TPRE Common Shares in that offering. CM Bermuda’s ability to participate in any such offering will be subject to market “cut-back” exceptions.
Registration Procedures; Expenses.   Third Point Re will be responsible for all registration expenses, including expenses incurred by Third Point Re, in connection with the registration, offer and sale of securities under the Registration Rights Agreement by CM Bermuda, except for selling commissions and transfer taxes applicable to such sale.
The Registration Rights Agreement will set forth customary registration procedures, including an agreement by Third Point Re to make its management reasonably available to participate in road show presentations in connection with any underwritten offerings. Third Point Re will also agree to indemnify CM Bermuda and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to Third Point Re for use in a registration statement by CM Bermuda or any permitted transferee.
The Registration Rights Agreement also includes a lock-up agreement, pursuant to which CM Bermuda agrees not to sell, transfer, hedge or otherwise dispose of its TPRE Common Shares during the period from the closing date through and including (i) the 225th day following the closing date with respect to one-third of its TPRE Common Shares, (ii) the 365th day following the closing date with respect to one-third of its TPRE Common Shares and (iii) the 450th day following the closing date with respect to one-third of its TPRE Common Shares.
Investor Rights Agreement
At the Effective Time, Third Point Re and CM Bermuda will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which CM Bermuda’s, its affiliates’ and its related persons’ voting power in Third Point Re will be capped at 9.9%, in accordance with the terms described in the Investor Rights Agreement and the Bye-Laws (as defined in the Investor Rights Agreement), and, for so long as CM Bermuda, its affiliates and its related persons beneficially own at least 9.9% of the TPRE Common Shares, CM Bermuda shall have the right to designate an observer to the board of Third Point Re. In addition, for so long as CM Bermuda and its affiliates and its related persons beneficially own at least 9.9% of the TPRE Common Shares, they will be subject to certain customary standstill restrictions. CM Bermuda’s board observer right and the standstill restrictions will terminate on the later of the 450th day after the merger and the date on which CM Bermuda or one of its affiliates or related persons no longer has a representative designated by CM Bermuda or one of its affiliates or related persons serving as a director on the Third Point Re board.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of Sirius shares regarding the receipt of the merger consideration in exchange for their Sirius shares in the merger and the ownership and disposition of Third Point Re shares and CVRs.
This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, U.S. Treasury regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this Joint Proxy Statement/Prospectus. These authorities may change, possibly retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No rulings will be sought from the Internal Revenue Service (the “IRS”) with respect to the merger, and there can be no assurance that the IRS will not assert (or that a court will not sustain) a position that is contrary to the tax consequences described below.
This discussion addresses only those U.S. holders of Sirius shares that hold their Sirius shares, and, if applicable, after the completion of the merger, will hold their Third Point Re shares and CVRs, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and that immediately before the merger did not own (directly, indirectly or constructively) any Third Point Re shares. This discussion is not a complete description of all of the applicable U.S. federal income tax consequences and does not address the potential application of the Medicare contribution tax on net investment income or any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
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a bank, thrift, mutual fund, or other financial institution;

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a tax-exempt organization or government organization;

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a real estate investment trust or real estate mortgage investment conduit;

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a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

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an insurance company;

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a regulated investment company or a mutual fund;

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a dealer or broker in stocks and securities, or currencies;

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a trader in securities that elects mark-to-market treatment;

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a holder subject to the alternative minimum tax provisions of the Code;

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a holder that received Sirius shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a holder that has a functional currency other than the U.S. dollar;

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a holder that is required to accelerate the recognition of any item of gross income with respect to Sirius shares as a result of such income being recognized on an applicable financial statement;

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a holder that holds its shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction (except as described below);

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a holder that owns (directly, indirectly or constructively) (i) 10% or more of the total combined voting power of all classes of shares entitled to vote of Sirius, or (ii) 10% or more of the total value of all classes of shares of Sirius; or

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certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Sirius shares or, if applicable, after the completion of the merger, Third Point Re shares or CVRs that were received by such beneficial owner as part of the merger consideration, that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate the income of which is subject to U.S. federal income taxation regardless of its source.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Sirius shares or, if applicable, after completion of the merger, will hold Third Point Re shares or CVRs, the U.S. federal income tax consequences to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes, and any persons that, for U.S. federal income tax purposes, are treated as partners in such partnership, should consult their own tax advisors with respect to the tax consequences of the merger and, if applicable, the ownership and disposition of Third Point Re shares and CVRs in their specific circumstances.
The tax consequences of the merger may be complex and will depend on your specific situation and factors not within Third Point Re’s or Sirius’s control. You should consult your own tax advisor as to the tax consequences of the merger and, if applicable, the ownership and disposition of Third Point Re shares and CVRs in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.
Tax Consequences of the Merger
Third Point Re and Sirius expect the merger to be taxable and do not expect the merger to qualify as a “reorganization” described in Section 368(a) of the Code for U.S. federal income tax purposes. The U.S. federal income tax treatment of the merger will depend on the values of the different components of the merger consideration as of the time the merger closes and therefore cannot be determined with certainty at the time of this Joint Proxy Statement/Prospectus is filed. Neither Third Point Re nor Sirius intends to request any ruling or other guidance from the IRS on the U.S. federal income tax treatment of the merger. The qualification of the merger as a tax-deferred reorganization is not a condition to the closing of the merger and the merger agreement does not include any covenant requiring Third Point Re or Sirius to ensure that the merger qualifies as a tax-deferred reorganization.
In order to qualify as a “reorganization,” in pertinent part, the merger must qualify as a “reorganization” under Section 368(a)(2)(E) of the Code (a “Reverse Triangular Reorganization”). The qualification of the merger as a Reverse Triangular Reorganization depends on meeting certain technical requirements that cannot be determined at this time. For the merger to qualify as a Reverse Triangular Reorganization, holders of Sirius shares must exchange, for Third Point Re voting shares, an amount of shares in Sirius which constitutes at least 80% of the total combined voting power of all classes of shares entitled to vote and at least 80% percent of the total number of shares of all other classes of shares of Sirius. In addition, to qualify as a Reverse Triangular Reorganization, “substantially all” of Sirius’s assets are required to be retained by Sirius following the merger. For this purpose, as a condition for obtaining a ruling from the IRS, the IRS has previously required a target corporation to retain at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets. According to the Transaction Agreement, the holders of the Sirius Series B Preference Shares are expected to receive from Third Point Re a combination of cash and non-voting SiriusPoint Series B Preference Shares that are not treated as voting shares for purposes of Section 368(a)(2)(E). On the other hand, Third Point Re and Sirius expect the Series A Preference Shares exchanged for Sirius shares to qualify as voting stock for purposes of Section 368(a)(2)(E), although there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position given the expected restriction on their voting rights as set forth in the CM Bermuda voting agreement. Further, the merger consideration includes certain instruments, such as the Upside Rights, Warrants, and CVRs the value of which may not be conclusively determined at this time. The treatment of the merger as a Reverse Triangular Reorganization would therefore depend on the value of the different components of such merger consideration as of the effective time of the merger.

Third Point Re and Sirius intend to treat, and this discussion assumes that, the receipt of the merger consideration, including, if applicable, the CVRs, is treated as a “closed transaction” for U.S. federal income tax purposes, meaning that a U.S. holder of Sirius shares will measure its gain or loss, if any, upon its exchange of Sirius shares pursuant to the merger based on the fair market value of the merger consideration as of the effective time of the merger. There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position. The installment method of reporting any gain attributable to the receipt of a CVR or any other merger consideration generally will not be available with respect to the disposition of Sirius shares pursuant to the merger because such shares are traded on an established securities market.
Tax Consequences if the Merger Does Not Qualify as a “Reorganization” Described in Section 368(a) of the Code
Subject to the discussion under “— Passive Foreign Investment Company Considerations” below, if the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to U.S. holders of Sirius shares will be as follows:
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A U.S. holder will recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between (i) the cash, the sum of the fair market value of Third Point Re shares and the fair market value of the CVRs received and (ii) the U.S. holder’s adjusted tax basis in the Sirius shares surrendered.

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Such gain or loss will be long-term capital gain or loss if the U.S. holder has held the Sirius shares for more than one year as of the effective time of the merger. Otherwise, the recognized gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses may be subject to limitations. Gain or loss, as well as the holding period for the Sirius shares, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the merger.

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A U.S. holder’s tax basis in the Third Point Re shares and the CVRs received in the merger will equal their fair market value at the time of the merger, and the holding period of such Third Point Re shares and CVRs will begin the day after the effective time of the merger.

U.S. Holders Who Make a Mixed Election
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A U.S. holder who receives a combination of cash, Third Point Re shares, Series A Preference Shares, Warrants and Upside Rights pursuant to the merger will generally be subject to a tax treatment similar to a U.S. holder who receives Third Point Re shares and CVRs, as described above. Such a U.S. holder should consult its own tax advisor as to the tax consequences of the ownership and disposition of Series A Preference Shares, Warrants and Upside Rights.

Tax Consequences if the Merger Qualifies as a “Reorganization” Described in Section 368(a) of the Code
Subject to the discussion under “— Passive Foreign Investment Company Considerations” below, if the merger qualifies as a “reorganization” within the meaning of Section 368(a), the material U.S. federal income tax consequences of the merger to U.S. holders of Sirius shares are as follows:
U.S. Holders Who Make a Cash Election
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A U.S. holder who receives only cash pursuant to the merger will recognize capital gain or loss in an amount equal to the difference between the amount of cash so received and the U.S. holder’s adjusted tax basis in the Sirius shares surrendered in the merger.

U.S. Holders Who Make a Share & CVR Election
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A U.S. holder who receives a combination of Third Point Re shares and CVRs pursuant to the merger will recognize gain (but not loss), with respect to the Sirius shares surrendered, in an amount equal to the lesser of (i) any gain realized with respect to such shares and (ii) the fair market value of the CVRs at the time of the closing of the merger. A U.S. holder’s gain realized will equal the difference between (i) the sum of the fair market value of the Third Point Re shares and CVRs received and (ii) such U.S. holder’s adjusted tax basis in the Sirius shares surrendered (less any basis allocable to fractional Sirius shares as described below). Any such gain recognized by a U.S. holder should be capital gain, which will be long-term if the U.S. holder’s holding period for the Sirius shares is greater than one year. A U.S. holder’s adjusted tax basis in, and holding period for, Sirius shares will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the merger.
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A U.S. holder’s tax basis of the Third Point Re shares received in the merger (including any fractional Sirius shares deemed received as described below) will equal the aggregate adjusted tax basis of such holder’s Sirius shares exchanged therefor decreased by the fair market value of the CVRs received by such U.S. holder and increased by any gain recognized by such U.S. holder.

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The holding period for Third Point Re shares received in the merger (including any fractional Sirius shares as described below) by a U.S. holder will include the holding period of such U.S. holder’s Sirius shares exchanged therefor.

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A U.S. holder’s tax basis in the CVRs received in the merger will be equal to the fair market value of the CVRs as of the effective time of the merger, and the holding period for the CVRs received will begin the day after the effective time of the merger.

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A U.S. holder of Sirius shares who receives cash instead of a fractional share of Third Point Re shares will generally be treated as having received the fractional share of Third Point Re shares pursuant to the merger and then as having been redeemed by Third Point Re for cash. As a result, a U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in the fractional share interest . This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

U.S. Holders Who Make a Mixed Election
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A U.S. holder who receives a combination of cash, Third Point Re shares, Series A Preference Shares, Warrants and Upside Rights pursuant to the merger will generally be subject to a tax treatment similar to a U.S. holder who receives Third Point Re shares and CVRs, as described above, with the Third Point Re shares and Series A Preference Shares in lieu of the Third Point Re shares, and the cash and Warrants in lieu of the CVRs. The treatment of the Upside Rights as stock or “boot” in a reorganization is not entirely clear. As of the time this Joint Proxy Statement/Prospectus is filed, it is not expected that any holder other than CM Bermuda will make a mixed election and will hold such Upside Right. If a U.S. holder does make a mixed election, it should consult its own tax advisor as to the tax consequences of the merger and the ownership and disposition of Series A Preference Shares, Warrants and Upside Rights.

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A U.S. holder may be required to retain records related to such U.S. holder’s Sirius shares and file with its U.S. federal income tax return for the taxable year that includes the merger a statement setting forth certain facts relating to the merger.

Passive Foreign Investment Company Considerations
The U.S. federal income tax consequences of the merger to a U.S. holder could differ materially from those described above if such U.S. holder’s Sirius shares were treated at any time during such U.S. holders holding period as shares of a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) (determined under the rules described under “— Tax Consequences of Holding and Disposition of Third Point Re Shares Not as Part of a Straddle — Passive Foreign Investment Companies” below) and Third Point Re/SiriusPoint was not a PFIC. Based on the assets, income and activities, including those of their subsidiaries engaged in the active conduct of an insurance business, Sirius does not believe it was a PFIC and does not expect to be PFIC for any taxable year up to and including the taxable year in which the merger is completed. However, as discussed below, the determination of whether Sirius or Third Point Re are or have been PFICs is a factual determination that is made annually and, as a result, may be subject to change. As a result, there can be no assurance that Sirius is not or will not become a PFIC prior to the effective time of the merger. If Sirius were a PFIC and Third Point Re/SiriusPoint were not a PFIC, holders of shares of Sirius that have not made certain elections with respect to their Sirius shares may be required to recognize all the gain on the disposition of their Sirius shares in the merger even if the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. U.S. holders of Sirius shares should consult their tax advisors regarding the application of the PFIC rules to the merger.
Tax Consequences of Holding and Disposition of CVRs Together with Third Point Re Shares
Treatment of CVRs
The U.S. federal income tax consequences to recipients of CVRs from the payment at or before maturity, lapse or disposition of such CVRs will depend upon how the IRS characterizes the CVRs for U.S. federal income tax purposes. Third Point Re intends to treat the CVRs as a financial instrument that does not constitute indebtedness for U.S. federal income tax purposes, though no assurance can be given that the IRS will agree with such treatment. Subsequent legislation, regulations, court decisions, and revenue rulings could affect the U.S. federal income tax treatment of the CVRs. The rest of this discussion assumes that the CVRs will be treated as cash settlement put options.
According to the Form Contingent Value Rights Agreement, the parties will agree (i) to treat the CVRs as consideration for the Sirius shares that is received in a closed transaction as of the time of the closing of the merger based on the fair market value of the CVRs as of that date, (ii) to treat a CVR as a financial instrument that does not constitute indebtedness, and (iii) not to take any position to the contrary on any tax return or for other tax purposes except as required by applicable law.
Subject to the straddle rules described below, upon the payment at or before maturity or sale or exchange of the CVRs, generally a U.S. holder of CVRs will recognize capital gain or loss in an amount equal to the difference between the cash paid in respect of the CVRs and the U.S. holder’s adjusted tax basis in the CVRs. In the event a U.S. holder’s CVRs lapse without any payment, the U.S. holder will recognize a capital loss equal to the U.S. holder’s adjusted tax basis in such CVRs. A U.S. holder’s capital gain or loss will be long-term if the U.S. holder’s holding period in the CVRs is more than one year at the time of payment, lapse, sale or exchange.
The straddle rules generally apply while a U.S. holder holds both CVRs and Third Point Re shares. In the event a U.S. holder’s CVRs and Third Point Re shares comprise a straddle:
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Some or all of the capital loss otherwise recognized on a U.S. holder’s CVRs and Third Point Re shares may be deferred until a later tax year. In the case of a loss on the CVRs, the amount deferred would be equal to the amount by which the fair market value of the Third Point Re shares owned exceeds the U.S. holder’s adjusted tax basis in the Third Point Re shares on the last business day of the tax year in which the U.S. holder would otherwise recognize the capital loss. In the case of a loss on the Third Point Re shares, the amount deferred would be equal to the amount by which the fair market value of the CVRs owned exceeds the U.S. holder’s adjusted tax basis in the CVRs on the last business day of the tax year in which the U.S. holder would otherwise recognize the capital loss.

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For U.S. holders who had a holding period in their Sirius shares of one year or less when they received their Third Point Re shares and CVRs, with certain exceptions, the holding period of their Third Point Re shares (even if the merger is treated as a reorganization) and their holding period for the CVRs may begin only on the date that the straddle is terminated, and therefore may result in short term gain or loss even if the holder has held the Sirius shares and the Third Point Re shares for more than one year, and even if the holder has held the CVRs for longer than one year.

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For U.S. holders who had a holding period in their Sirius shares of more than one year when they received their Third Point Re shares and CVRs, with certain exceptions, any capital gain or loss recognized on the disposition of the Third Point Re shares received in exchange may be long-term capital gain or loss and any loss recognized by such U.S. holders on CVRs may be long-term capital loss, regardless of the holding period in the CVRs.

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U.S. holders may not be able to deduct interest and carrying charges allocable to the CVRs or Third Point Re shares. These items will increase a U.S. holder’s adjusted tax basis in the CVRs and Third Point Re shares, as applicable.

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For U.S. holders that are corporations, for purposes of the dividends received deduction, the holding period generally does not include periods in which the holder has an option to sell or diminished his risk of loss with respect to the Third Point Re shares.

Possible Treatment of the CVRs as Debt Instruments
If the IRS were to assert successfully that the CVRs are treated as debt for U.S. federal income tax purposes, the character of income and loss recognized with respect to CVRs, as well as the timing of the recognition of income and loss, could be substantially different from the treatment discussed above. In particular, any gain recognized with respect to CVRs could be treated as ordinary income, and U.S. holders may recognize such income before they receive any cash with respect to the CVRs. Recipients of CVRs should consult their tax advisors regarding the consequences of the possible treatment of the CVRs as debt for U.S. federal income tax purposes.
Tax Consequences of Holding and Disposition of Third Point Re Shares Not as Part of a Straddle
United States Federal Taxation of Holders on Dividends
Subject to the discussion below regarding PFICs, controlled foreign corporations and related person insurance income, cash distributions paid with respect to Third Point Re Shares will constitute ordinary dividend income to a U.S. holder to the extent paid out of current or accumulated earnings and profits, and U.S. holders generally will be subject to United States federal income tax upon receipt of such dividends. Dividends paid to certain non-corporate U.S. holders (including individuals) generally will be taxable at a maximum rate of 20% if the dividends constitute “qualified dividend income” and the U.S. holder holds the shares for more than 60 days out of the 121-day period that begins 60 days before the ex-dividend date and meets certain other requirements.
Any dividends paid on Third Point Re shares generally will constitute “qualified dividend income” if Third Point Re shares are readily tradable on an established securities market in the United States. Dividends paid on Third Point Re shares generally will not be eligible for the dividends received deduction.
To the extent distributions on Third Point Re shares are made that exceed the current and accumulated earnings and profits of Third Point Re, U.S. holders will be treated as having received a return of their tax basis in their shares, and any amount distributed by Third Point Re in excess of a U.S. holder’s tax basis generally will be treated as gain from the sale of a capital asset.
Prospective holders are strongly urged to consult with their own tax advisors regarding the taxation of any dividends on the shares of Third Point Re.
Passive Foreign Investment Companies
In general, a foreign corporation is treated as a PFIC if 75% or more of its gross income constitutes “passive income” (as defined below) or 50% or more of its assets produce, or are held for the production of, passive income.
In determining whether Third Point Re will be treated as a PFIC, Third Point Re is treated as if it directly owned its proportionate share of the assets and received its proportionate share of the income of any other corporation of which it is a 25% or greater shareholder (by value). Under this look-through rule, Third Point Re is deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its insurance subsidiaries.
For purposes of the PFIC tests, “passive income” generally includes interest, dividends, annuities and other investment income. The PFIC rules contain an express exception for income that is derived in the active conduct of an insurance business by a corporation predominantly engaged in an insurance business (the “Insurance Company Exception”).

The Insurance Company Exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. However, there is very little authority as to what constitutes the active conduct of an insurance business or being predominantly engaged in such business. The TCJA modified the insurance company exception to apply to a company only if (i) the company would be taxed as an insurance company were it a U.S. corporation and (ii) either (A) loss and loss adjustment expenses and certain reserves constitute more than 25% of the company’s gross assets for the relevant year (the applicable insurance liabilities test) or (B) a specified exception applies.
The IRS has recently proposed regulations relating to the insurance company exception, including with respect to the TCJA requirements. Under the proposed regulations, investment income will not qualify for the insurance company exception if the expenses (including compensation) paid by a non-U.S. insurer for services of its own officers and employees for the production of premium and investment income are not at least 50% of the total expenses for the production of premium and investment income. The proposed regulations also provide additional rules regarding the insurance company exception and the applicable insurance liabilities test, including rules governing the manner in which the assets and liabilities of subsidiary entities are taken into account. The proposed regulations will be effective if issued in final form.
Third Point Re believes that its financial reserves are consistent with industry standards and are not in excess of the reasonable needs of our insurance business, that it is actively engaged in insurance activities that involve sufficient transfer of risk, that its employees and officers provide substantial managerial and operational services and that under current law Third Point Re will have a sufficient proportion of qualifying insurance liabilities. For the foregoing reasons, Third Point Re’s current belief and expectation is that it will not be treated as a PFIC for the current year. However, there can be no assurance that the IRS will agree with this position and will not successfully assert that Third Point Re does not qualify for the insurance company exception. In addition, no assurance can be given that Third Point Re will be able to operate in a manner to satisfy the additional requirements imposed by the TCJA in any given year, and the risk that Third Point Re will not be able to so operate is significantly increased if the proposed regulations are adopted in final form. Moreover, Third Point Re’s expectation with respect to any taxable year is based on the amount of risk that Third Point Re expects to underwrite and the amount of insurance-related liabilities Third Point Re expects to incur during that year. If Third Point Re is unable to underwrite a sufficient amount of risk or have sufficient insurance-related liabilities for any taxable year, Third Point Re might be treated as a PFIC. Furthermore, in certain circumstances, Third Point Re may seek to manage the volatility of its reinsurance results by writing policies that contain certain contractual terms and conditions (such as loss ratio caps), which may cause the IRS to assert that such policies lack sufficient risk transfer to constitute insurance for United States federal income tax purposes, increasing the risk that Third Point Re may be treated as a PFIC. Counsel to Third Point Re has never provided an opinion regarding its PFIC status due to the absence of applicable authority regarding the active insurance company exception and the dependence of the PFIC status on the actual operational results and other relevant facts for each taxable year. Prospective U.S. holders are urged to consult their own tax advisors to assess their tolerance of this risk and whether to make a protective QEF election or any other election as described below.
If Third Point Re is treated as a PFIC, U.S. holders may be able to mitigate certain of the negative tax consequences if they are able to make: (i) a timely qualified electing fund (“QEF”) election; (ii) a protective QEF election; or (iii) a mark to market election with respect to the first taxable year in which Third Point Re is considered a PFIC during the U.S. holder’s holding period in its shares.
As described below, the availability of these elections is uncertain as a matter of law and in certain cases requires that Third Point Re provide certain information to U.S. holders. Third Point Re will notify its U.S. holders if Third Point Re concludes in any year that Third Point Re is likely to be treated as a PFIC. In addition, Third Point Re intends to provide its U.S. holders each year, upon request, with the information required for making a QEF election or protective QEF election. Upon the determination by Third Point Re that it is likely to be treated as a PFIC for such year, Third Point Re intends to provide such information on its web site. Third Point Re may hold, directly or indirectly, interests in other entities that are treated as PFICs with respect to a U.S. holder. Third Point Re intends to use reasonable commercial efforts to cause any such entity to provide information that is necessary under currently applicable U.S. Treasury regulations for U.S. holders to make a separate QEF election with respect to such entity. However, if Third Point Re does not control, directly or indirectly, such entity, Third Point Re may not be able to cause such entity to provide such information, in which event a QEF election with respect to such entity generally will not be available. In such event, the rules described below under “Treatment Absent a Timely QEF Election” generally will apply to direct and indirect dispositions of Third Point Re’s interest in such entity (including a disposition by a U.S. holder of Third Point Re shares and a disposition by Third Point Re of its interest in such entity) and distributions by such entity.
Treatment Absent a Timely QEF Election.
If Third Point Re is treated as a PFIC, a U.S. holder that does not make a QEF election generally will be subject to a special tax and an interest charge upon the sale of its shares or receipt of an “excess distribution” with respect to its shares. A U.S. holder will be treated as receiving an “excess distribution” if the amount of the distributions received by the U.S. holder in any taxable year is more than 125% of the average annual distributions paid by Third Point Re with respect to its shares during the three preceding taxable years (or the period in which the U.S. holder held such shares if shorter).
In addition, a portion of any gain recognized by a U.S. holder upon the sale of Third Point Re shares may be recharacterized as ordinary income. Further, any dividends received from Third Point Re, if Third Point Re is treated as a PFIC, will not constitute qualified dividend income and will not be eligible for the reduced 20% rate of tax even if such rate would be available otherwise. If a U.S. holder holds our shares during any taxable year in which Third Point Re is treated as a PFIC, such shares will generally be treated as stock in a PFIC for all subsequent years. In addition, a U.S. holder that holds Third Point Re shares during any period in which Third Point Re is treated as a PFIC will be treated as owning a proportionate amount of the stock of Third Point Re’s subsidiaries for purposes of applying the PFIC rules to such U.S. holder.
Timely QEF Election.
If Third Point Re is treated as a PFIC, a U.S. holder that timely makes a QEF election will be currently taxable on its pro rata share of Third Point Re’s ordinary earnings and net capital gain regardless of whether Third Point Re makes any distributions. Such U.S. holder’s basis in its shares will be increased to reflect such taxed but undistributed income, and any subsequent distributions of previously taxed income will reduce its basis and will not be taxed again as a distribution to such U.S. holder.
In general, a U.S. holder that makes a QEF election must annually file a separate IRS Form 8621 for each PFIC in which such U.S. holder is a direct or indirect owner during the year with its United States federal income tax return. A U.S. holder that wishes to make a QEF election must make such election on a timely filed IRS Form 8621 for the first taxable year for which the election is to be effective. Prospective U.S. holders are strongly urged to consult with their own tax advisors regarding the mechanics and effects of making a QEF election.
Protective QEF Election.
In certain circumstances, a U.S. holder may be able to make a retroactive QEF election at a later date. However, a retroactive QEF election may not be available to a U.S. holder if it has not previously preserved its right to make such an election. A U.S. holder may preserve its right to make a retroactive QEF election by filing a protective statement signed under penalty of perjury with the IRS for the first taxable year in which such U.S. holder acquires Third Point Re shares, if the U.S. Holder reasonably believes that Third Point Re is not a PFIC for the taxable year. The protective statement must generally contain statements describing: such U.S. holder’s basis for its reasonable belief that Third Point Re was not a PFIC for the taxable year ending with or within such U.S. holder’s first taxable year to which the protective statement applies; an agreement to extend the periods of limitations on the assessment of such U.S. holder’s PFIC related taxes for all taxable years to which the protective statement applies; such U.S. holder’s name, address and certain identifying information with respect to such U.S. holder and to Third Point Re; and information and representations regarding the highest percentage of shares of each class of shares that such U.S. holder held directly or indirectly during its first taxable year to which the protective statement applies.
In general, filing the protective statement with respect to a taxable year does not obligate a U.S. holder to include its pro rata share of Third Point Re’s earnings in income for such taxable year if Third Point Re is not treated as a PFIC for such taxable year. The filing simply preserves a U.S. holder’s ability to make a retroactive QEF election with respect to such taxable year and may protect such U.S. holder from some of the more severe penalties under the PFIC rules. If a U.S. holder makes a valid retroactive QEF election with respect to its shares and Third Point Re is treated as a PFIC, such U.S. holder will be taxed on its cumulative annual pro rata share of Third Point Re’s ordinary earnings and net capital gains (regardless of whether any distributions were received) as if such U.S. holder made such elections on a timely basis (i.e., on a non-retroactive basis), plus an interest charge to eliminate the tax deferral arising from the retroactive election.
In light of the uncertainty and lack of guidance regarding the application of the PFIC rules to companies engaged in an insurance business, a U.S. holder may wish to consider filing a protective statement with respect to Third Point Re for the first taxable year in which such U.S. holder holds shares in order to preserve the ability to make a retroactive QEF election, if otherwise eligible to make such election. Prospective U.S. holders are strongly urged to consult with their own tax advisors regarding the mechanics and effects of filing a protective statement with respect to their interests in Third Point Re and of making a retroactive QEF election in the event it is subsequently determined that Third Point Re is deemed to be a PFIC in any particular year.
Mark to Market Election.
If Third Point Re shares are treated as “marketable stock,” U.S. holders may make a mark to market election. A U.S. holder that makes a mark to market election will not be subject to the PFIC rules described above. Instead, such U.S. holder will include as ordinary income or loss the difference between the fair market value of its shares at the end of the taxable year and its adjusted basis in the shares. However, ordinary losses will be limited to the net amount previously included in income as a result of the mark to market election. Such U.S. holder’s basis in its shares will be adjusted to reflect any such income or loss amounts. The mark to market election is only available if Third Point Re shares are regularly traded on certain United States securities exchanges or other exchanges designated by the United States Treasury. Third Point Re shares will be treated as regularly traded for a calendar year if they are traded for at least 15 days during each calendar year quarter.
In addition, it is unclear whether the mark to market election is available to a publicly-traded holding company, such as Third Point Re, that becomes a PFIC on account of its lower-tier PFIC subsidiaries. The Code and the Regulations currently do not allow a mark to market election with respect to the stock of lower-tier PFICs that are non-marketable. There is also no provision that specifically provides that a mark to market election with respect to the stock of a publicly-traded holding company effectively exempts the indirect shareholders of lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. Third Point Re believes that, because the fair market value of the stock of a holding company generally includes the fair market value of the stock of its subsidiaries, it would be reasonable for a U.S. holder to take the position that a mark to market election made with respect to the stock of the holding company should apply to remove the lower-tier PFICs from the general PFIC rules. However, there can be no assurance that the IRS will agree with this position. In the case of a U.S. holder that has not made a proper QEF election in the first year but makes a mark to market election in the following year, with respect to that following year, gain upon disposition of Third Point Re shares, deemed gain under the mark to market regime or “excess distributions” generally will be subject to the special tax and interest charges of the PFIC rules.
Potential U.S. holders are strongly urged to consult their own tax advisors to determine whether the mark to market tax election will be available and the consequences resulting from such election.
Possible Classification of Third Point Re as a Controlled Foreign Corporation
Each “United States 10% Shareholder” (as defined below) that owns, directly or indirectly through foreign entities, shares of a foreign corporation that is a “controlled foreign corporation” (“CFC”) during any taxable year is required to include in its gross income for United States federal income tax purposes as ordinary income its pro rata share of the CFC’s “subpart F income” (as defined below) and global intangible low-taxed income (“GILTI”) for such year, even if no distributions are made. A United States 10% Shareholder is a United States person who owns (directly, indirectly through foreign entities or constructively) 10% or more of the total combined voting power or the value of all classes of stock of a foreign corporation.
Subpart F income generally includes passive investment income, such as interest, dividends, and certain rent and royalties, and certain insurance income, including underwriting and investment income that is attributable to the issuing or reinsuring of any insurance or annuity contract, and that, absent an exception, generally would be taxed under the insurance company provisions of the Code if such income were the income of a United States insurance company.
Third Point Re does not expect to have a substantial amount of GILTI and expects that most of its income will be subpart F income and therefore the subpart F income rules, rather than the GILTI rules, generally will apply. Subpart F income inclusion generally is applicable to United States 10% Shareholders that have a direct or indirect ownership interest in a CFC on the last day of the taxable year of the CFC. The subpart F income inclusion is required even if the subpart F income is not distributed. In addition, United States 10% Shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of United States property.
In general, a foreign corporation is treated as a CFC only if its United States 10% Shareholders collectively own more than 50% of the total combined voting power or total value of the corporation’s stock at any time during the relevant taxable year. However, for purposes of taking into account subpart F insurance income, a foreign corporation generally will be treated as a CFC only if more than 25% of the total combined voting power or total value of its stock is owned by United States 10% Shareholders at any time during the relevant taxable year. Third Point Re does not expect to be treated as a CFC because it does not expect to have United States 10% Shareholders. However, there can be no assurance that this will be the case. Moreover, certain subsidiaries of Third Point Re are expected to be treated as CFCs because of the operation of current stock attribution rules. Accordingly, a United States 10% Shareholder of Third Point Re may be subject to inclusions of subpart F income even if Third Point Re itself is not treated as a CFC.
If Third Point Re is a CFC, the rules relating to PFICs generally would not apply to a U.S. holder that is a United States 10% Shareholder. However, certain subpart F income may be taxable at higher rates than if such income were taxable income of a PFIC with respect to which a valid QEF election has been made.
Potential U.S. holders are strongly urged to consult their own tax advisors to determine whether their ownership of our shares will cause them to become a United States 10% Shareholder and the impact of such a classification.
Related Person Insurance Income
A different definition of CFC is applicable in the case of a foreign corporation which earns related person insurance income (“RPII”). RPII is subpart F insurance income of a foreign corporation attributable to insurance policies or reinsurance contracts where the person that is directly or indirectly insured or reinsured is a United States person who owns, directly or indirectly through foreign entities, any amount of stock in such foreign corporation (a “RPII Shareholder”) or a “related person” (as defined below) to such RPII Shareholder. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by a RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. Control is defined as ownership of more than 50% of either the value or voting power of the stock of a person after applying certain constructive ownership rules.
For purposes of taking into account RPII, and subject to the exceptions described below, Third Point Re will be treated as a CFC if RPII Shareholders collectively own, indirectly, 25% or more of the total combined voting power or value of Third Point Re’s shares on any day during a taxable year. If Third Point Re is a CFC during any taxable year under the special RPII rules, a U.S. holder that owns Third Point Re shares on the last day of any such taxable year must include in gross income for United States federal income tax purposes such U.S. holder’s allocable share of RPII of Third Point Re for the entire taxable year, subject to certain modifications.
RPII Exceptions
The RPII rules do not apply if: (i) direct and indirect insureds and persons related to such insureds, whether or not United States persons, own, or are treated at all times during the taxable year as owning, directly or indirectly through foreign entities, less than 20% of the voting power and less than 20% of the value of the shares of Third Point Re; or (ii) Third Point Re’s RPII, determined on a gross basis, is less than 20% of Third Point Re’s gross insurance income for such taxable year.

Third Point Re expects that it is likely that Third Point Re will fall within one or both of the RPII exceptions set forth above. However, if no exception to the RPII rules applies, a U.S. holder that owns any shares on the last day of Third Point Re’s taxable year will be required to include such U.S. holder’s allocable share of Third Point Re’s RPII for the entire taxable year in such U.S. holder’s gross income for United States federal income tax purposes.
Computation of RPII
In order to determine how much RPII, if any, Third Point Re has earned in each taxable year, Third Point Re intends to obtain and rely upon information from Third Point Re’s ceding companies to determine whether any of the ceding companies or persons related to such ceding companies are direct or indirect United States shareholders. Third Point Re likely will not be able to determine whether any of the underlying insureds of its ceding companies are RPII Shareholders or related persons to such shareholders. Accordingly, Third Point Re may not be able to determine accurately: whether Third Point Re qualifies for any RPII exception; or what the gross amount of RPII earned by Third Point Re in a given taxable year would be. Third Point Re will take reasonable steps that it believes to be advisable to obtain the necessary information to determine the availability of the RPII exceptions and the amount of insurance income that is RPII. However, there can be no assurance that Third Point Re will be able to obtain all necessary information to make the determinations.
Apportionment of RPII to United States Persons
If Third Point Re earns RPII, a shareholder that is a United States person may be apportioned more RPII than such shareholder’s proportionate share of such RPII under the apportionment rules prescribed by the Code. If Third Point Re has RPII and makes a distribution of RPII to a U.S. holder with respect to such U.S. holder’s shares, the distribution will not be taxable to the extent such RPII has been allocated to and included in such U.S. holder’s gross income for the taxable year in which the distribution was paid or for any prior year.
Uncertainty as to Application of the CFC and RPII Rules
The courts have not interpreted the RPII provisions and there are no definitive regulations interpreting the RPII provisions, although proposed regulations have existed since 1991. It is unclear whether the IRS will adopt the proposed regulations or what changes or clarifications might ultimately be made to the proposed regulations. Additionally, considerable uncertainty exists regarding the CFC rules pertaining to insurance. Any changes to the proposed and final regulations governing CFCs and RPII, or any interpretation or application of the CFC and RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning and application of the CFC insurance and RPII provisions are uncertain. Finally, there can be no assurance that any amounts of subpart F insurance income or RPII inclusions reported by the Group to a U.S. holder will not be subject to adjustment based upon subsequent IRS examination. Prospective U.S. holders are strongly urged to consult their own tax advisors as to the effects of these uncertainties and as to the effects that the CFC insurance and RPII provisions may have on them and on their holding of Third Point Re shares.
Basis Adjustments
A U.S. holder’s tax basis in its shares will be increased by the amount of any subpart F income that such U.S. holder includes in income under either the RPII or non-RPII CFC rules. Similarly, a U.S. Holder’s tax basis in its shares will be reduced by the amount of distributions of subpart F income that are excluded from income.
Information Reporting
Under certain circumstances, United States 10% Shareholders and RPII Shareholders of a CFC that own shares directly or indirectly through a foreign entity may be required to file IRS Form 5471. Furthermore, United States persons that directly or indirectly acquire 10% or more of the value of the shares of a foreign corporation may be required to file IRS Form 5471 in certain circumstances even if the entity is not a CFC.

Accordingly, if Third Point Re’s gross RPII for a taxable year constitutes 20% or more of its gross insurance income for the period, and the 20% ownership exception described above does not apply, any United States person treated as owning, directly or indirectly, any of Third Point Re’s ordinary shares on the last day of Third Point Re’s taxable year will be subject to the RPII rules and will be required to file IRS Form 5471. In addition, a U.S. holder that owns, directly or indirectly, more than 10% of the vote or value of Third Point Re’s outstanding shares at any time during Third Point Re’s taxable year will be required in certain circumstances to file IRS Form 5471 even if Third Point Re is not a CFC. In addition, a United States person that transfers more than $100,000 in a 12-month period to a foreign corporation is required to file IRS Form 926 with the transferor’s U.S. federal income tax return for the year of the transfer. Failure to file IRS Form 5471 and Form 926 may result in penalties. A U.S. holder may also have to file Form 8938 with respect to such U.S. holder’s shares, as discussed below under “Disclosure Requirements for Specified Foreign Financial Assets.”
Tax-Exempt Shareholders
A tax-exempt entity that owns (directly, indirectly through a non-U.S. entity or constructively) any shares of stock in a CFC is generally required to treat as unrelated business taxable income (“UBTI”) the portion of any amount of subpart F insurance income included in such tax-exempt entity’s gross income under the CFC and RPII rules discussed above if such insurance income would be treated as UBTI if derived directly by such tax-exempt shareholder.
If Third Point Re were treated as a CFC for a taxable year, then any tax-exempt entity treated as a United States 10% Shareholder would be required to treat a portion of the Group’s subpart F insurance income as UBTI. Moreover, if Third Point Re’s gross RPII were to equal or exceed 20% of its gross insurance income and the 20% ownership exception for RPII did not apply, then tax-exempt entities owning Third Point Re’s shares would be required to treat a portion of the Group’s subpart F income as UBTI even if such tax-exempt entities were not treated as United States 10% Shareholders. Additionally, a tax-exempt entity that is treated as a United States 10% Shareholder or a RPII Shareholder must file IRS Form 5471 in the circumstances described above.
Potential U.S. holders that are tax-exempt entities are strongly urged to consult their own tax advisors as to the potential impact of the subpart F insurance income and UBTI provisions of the Code.
Dispositions of Third Point Re Shares
Generally, the difference between a U.S. holder’s basis in its shares and the amount realized on the sale, exchange or other disposition of its shares will be includible in gross income as capital gain or loss, subject to the relevant discussion in this summary relating to the potential application of the CFC and PFIC rules. If a U.S. holder’s holding period for its shares is more than one year, any gain will generally be subject to United States federal income tax at the rates applicable to long-term capital gain, subject to the PFIC provisions discussed above.
Under Section 1248 of the Code, any gain from the sale or exchange by a United States 10% Shareholder of shares in a CFC may be treated as a dividend to the extent of the United States 10% Shareholder’s portion of the CFC’s undistributed earnings and profits accumulated during the period that the shareholder held the shares, subject to certain adjustments, and would be required to comply with certain reporting requirements, regardless of the amount of shares owned by the direct or indirect shareholder. If gain from the sale or exchange of Third Point Re shares is recharacterized as dividend income under Section 1248 of the Code, the gain may be treated as “qualified dividend income” to non-corporate taxpayers and eligible for a reduced 20% rate of taxation, subject to the public trading and holding period requirements and PFIC provisions discussed above. Section 1248 also applies to the sale or exchange of shares by a United States person in a foreign corporation that earns RPII and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a United States corporation. Such dividend treatment applies to a United States person subject to the RPII rules regardless of whether such United States person is a United States 10% Shareholder or whether the CFC meets either one of the first two RPII exceptions described above (i.e., the 20% ownership exception and the RPII 20% gross income exception). The proposed regulations do not specifically address whether Section 1248 of the Code applies when an upper tier foreign corporation does not earn RPII directly and does not have United States 10%

Shareholders but such foreign corporation has an insurance company subsidiary that is a CFC for purposes of requiring United States persons to take RPII into account.
Third Point Re believes that it would be reasonable for a U.S. holder to take the position that Section 1248 of the Code should not apply to dispositions of Third Point Re shares because Third Point Re does not expect to have any United States 10% Shareholders and will not be directly engaged in the insurance business. However, there can be no assurance that the IRS will interpret the proposed regulations in this manner or that the Treasury Department will not amend such regulations, or issue other regulations, to provide that Section 1248 of the Code applies to dispositions of Third Point Re shares.
Potential U.S. holders are strongly urged to consult their own tax advisors regarding the application of these provisions to the disposition of Third Point Re shares.
Foreign Tax Credit
Third Point Re’s subpart F insurance income inclusions and dividends generally will constitute income from sources outside the United States and generally will be categorized as “passive” income for foreign tax credit limitation purposes. If, however, 50% or more (by vote or value) of Third Point Re’s shares is treated as being owned by United States persons, the amount of dividends constituting income from sources outside the United States may be limited to the amount attributable to Third Point Re’s income from sources outside the United States. This foreign source limitation also applies to any gain from the sale of Third Point Re shares that is treated as a dividend under Section 1248 of the Code. Thus, it may not be possible for U.S. holders to utilize excess foreign tax credits to reduce United States tax on such income. The rules relating to U.S. foreign tax credits are very complex, and potential U.S. holders are strongly urged to consult their own tax advisors regarding the application of such rules.
Disclosure Requirements for Specified Foreign Financial Assets
Individual U.S. holders (and certain U.S. entities specified in IRS guidance) who, during any taxable year, hold any interest in any “specified foreign financial asset” generally will be required to file with their U.S. federal income tax returns a statement setting forth certain information if the aggregate value of all such assets exceeds $50,000 on IRS Form 8938. “Specified foreign financial asset” generally includes any financial account maintained with a non-U.S. financial institution and may also include Third Point Re shares if they are not held in an account maintained with a U.S. financial institution. Substantial penalties may be imposed, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended, in the event of a failure to comply. U.S. holders should consult their own tax advisors as to the possible application to them of this filing requirement.
Backup Withholding
If you are a non-corporate U.S. holder of Sirius shares, you may be subject, under certain circumstances, to backup withholding (currently at a rate of 24%) on any cash payments (including, cash in lieu of fractional Sirius shares) you receive in the merger. Backup withholding also may apply to U.S. holders of Third Point Re shares received in the merger. You generally will not be subject to backup withholding if you:
•
furnish a correct taxpayer identification number,

•
certify that you are not subject to backup withholding on the IRS Form W-9 or successor form (or appropriate substitute) included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules or;

•
provide proof acceptable to Third Point Re or the exchange agent, as applicable, that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, if any, provided you timely furnish the required information to the IRS.

FATCA
The Foreign Account Tax Compliance provisions of the Code (“FATCA”) generally impose a 30% withholding tax regime with respect to (i) certain U.S. source income (including interest and dividends) (“withholdable payments”) and (ii) “passthru payments” (generally, withholdable payments and payments that are attributable to withholdable payments) made by foreign financial institutions (“FFIs”). It is uncertain at present when payments will be treated as “attributable” to withholdable payments.
The Bermuda government has entered into a “Model 2” intergovernmental agreement (“IGA”) with the United States. If Third Point Re is treated as an FFI for the purposes of FATCA, under the Model 2 IGA, Third Point Re will be directed to ‘register’ with the IRS and to comply with the requirements of FATCA, including due diligence, reporting and withholding. Assuming registration and compliance pursuant to a Model 2 IGA, an FFI would be treated as FATCA compliant and not subject to withholding. An FFI that satisfies the eligibility, information reporting and other requirements of the IGA will not be subject to the regular FATCA reporting and withholding obligations discussed below.
If Third Point Re is treated as a FFI for purposes of FATCA, withholdable payments and foreign passthru payments made to the Third Point Re will be subject to a 30% withholding tax unless an agreement with the IRS (an “FFI Agreement”) is in effect, pursuant to which Third Point Re would be required to provide information regarding its U.S. direct or indirect owners and to comply with other reporting, verification, due diligence and other procedures established by the IRS, including a requirement to seek waivers of non-U.S. laws that would prevent the reporting of such information. The IRS may terminate the FFI Agreement if the IRS notifies Third Point Re that it is out of compliance with the FFI Agreement and Third Point Re does not remediate the compliance failure. Even if Third Point Re is subject to an FFI Agreement, distributions to an investor that are treated as foreign passthru payments generally will be subject to a 30% withholding tax (a) if the investor fails to provide information or take other actions required for Third Point Re to comply with the FFI Agreement including, in the case of a non-U.S. investor, providing information regarding certain U.S. direct and indirect owners of the investor (and, in certain circumstances, obtaining waivers of non-U.S. law to permit such reporting), or (b) if the investor is an FFI, unless the investor (i) is subject to an FFI Agreement, (ii) establishes that an exemption applies or (iii) is required to comply with FATCA under an applicable IGA.
Under the regulations implementing FATCA, a foreign insurance company (or foreign holding company of an insurance company) that issues or is obligated to make payments with respect to an account is a foreign financial institution. For this purpose, insurance contracts treated as having “cash value” and annuity contracts issued or maintained by a financial institution are considered accounts, and certain term life insurance contracts are not considered accounts. Insurance companies that issue only property and casualty insurance contracts, or that only issue life insurance contracts lacking cash value (or that provide for limited cash value) generally would not be considered FFIs under the final regulations. However, a holding company may be treated as an FFI if it is formed in connection with or availed of by a collective investment vehicle, mutual fund, exchange traded fund, hedge fund, venture capital fund, leveraged buyout fund, or any similar investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. Moreover, a company may be treated as an FFI if its gross income is primarily attributable to investing, reinvesting, or trading in financial assets and the entity is managed by an FFI, or the entity functions or holds itself out as an investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. There can be no certainty as to whether Third Point Re will be treated as a “foreign financial institution” under FATCA. Third Point Re will use reasonable efforts to avoid the imposition of a withholding tax under FATCA, which may include entering into a FFI Agreement. Even if Third Point Re is not treated as an FFI, then depending on whether the shares of Third Point Re are treated as “regularly traded on one or more established securities markets” under the FATCA rules and whether the income and assets of Third Point Re meet the requirements for the treatment of Third Point Re as an “active NFFE,” withholdable payments to Third Point Re may be subject to a 30% withholding tax unless Third Point Re provides information regarding its U.S. direct or indirect owners.

Holders of Sirius shares, Sirius Series B Preference Shares, Sirius warrants, options and restricted stock units are urged to consult their own tax advisors with respect to the tax consequences of the merger and, if applicable, the ownership and disposition of the various components of the merger consideration in their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

THE MERGER AGREEMENT
The following describes the material provisions of the merger agreement, a copy of which is included as Annex A to this Joint Proxy Statement/Prospectus. The summary of the provisions of the merger agreement below and elsewhere in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to shareholders. Third Point Re and Sirius encourage shareholders to carefully read the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.
The merger agreement and this summary of its terms have been included to provide shareholders with information regarding the terms of the merger agreement and is not intended to provide any other factual information regarding Third Point Re, Sirius or their respective subsidiaries or affiliates. Factual disclosures about Third Point Re and Sirius contained in this Joint Proxy Statement/Prospectus or in Third Point Re’s or Sirius’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Third Point Re and Sirius contained in the merger agreement and described in the summary. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Shareholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Third Point Re, Sirius or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Third Point Re’s or Sirius’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this Joint Proxy Statement/Prospectus and in the documents incorporated by reference into this Joint Proxy Statement/Prospectus. See the section of this Joint Proxy Statement/Prospectus entitled “Where You Can Find More Information” beginning on page 348.
The Merger
On the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, and pursuant to the applicable provisions of the Companies Act, at the effective time of the merger, Merger Sub, a direct, wholly owned subsidiary of Third Point Re and a party to the merger agreement, will be merged with and into Sirius. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Sirius will be the surviving company in the merger and a direct, wholly owned subsidiary of Third Point Re.
Closing; Effective Time
The closing of the merger will occur as soon as reasonably practicable (but in any event no later than the third business day) following the satisfaction or (to the extent permitted by the merger agreement and by applicable law) waiver by the party or parties entitled to the benefit thereof of the conditions (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or (to the extent permitted in the merger agreement and by applicable law) waiver of those conditions at such time), or at such other place, time and date as agreed to in writing by Sirius and Third Point Re. See the section of this Joint Proxy Statement/Prospectus entitled “— Conditions to Completion of the Merger” for further discussion of the conditions to the closing of the merger.
The merger will become effective upon the issuance of the certificate of merger by the Registrar of Companies in Bermuda at the time and date shown on the certificate of merger. The parties have agreed that they will request that the Registrar of Companies in Bermuda provide in the certificate of merger that the effective time of the merger will be 10:00 a.m., Bermuda time, on the closing date of the merger.

Sirius and Third Point Re currently expect to complete the merger during the first quarter of 2021, subject to receipt of the required shareholder approvals and regulatory approvals, and subject to the satisfaction or waiver of the other conditions described below.
Effects of the Merger; Organizational Documents; Directors; Officers
The merger agreement provides that, at the effective time of the merger, each issued and outstanding Sirius shares (other than (a) Sirius shares that are owned by it as treasury shares and any Sirius shares that are owned immediately prior to the effective time of the merger by, or on behalf of, Sirius, Third Point Re, Merger Sub or any other direct or indirect subsidiary of Sirius or Third Point Re, which will automatically be canceled and cease to exist and be outstanding, (b) Sirius shares owned by shareholders who did not vote in favor of the merger, complied with all of the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), concerning the right of Sirius shareholders to require appraisal of their Sirius shares pursuant to the Companies Act and did not fail to perfect such right for appraisal or deliver an appraisal withdrawal, which are discussed in the section of this Joint Proxy Statement/Prospectus entitled “— Dissenting Shares” and (c) Sirius shares that are subject to Sirius equity awards, which are discussed in the section of this Joint Proxy Statement/Prospectus entitled “— Treatment of Sirius Equity Awards”) will automatically be canceled and converted into, and will thereafter represent the right to receive, one of the following three consideration options at the shareholders’ election, in each case, without interest, net of applicable withholding taxes:
1.
$9.50 in cash (a “cash election”);

2.
0.743 of a TPRE Common Share and one CVR (a “Share & CVR election”), which, taken together, guarantee that on the second anniversary of the closing date of the merger, each shareholder making the Share & CVR election will have received equity and cash of at least $13.73 per share; or

3.
(i) $0.905 in cash, (ii) a number of TPRE Common Shares equal to or greater than 0.496 TPRE Common Shares and less than or equal to 0.548 TPRE Common Shares as described in the following paragraph, (iii) a number of Series A Preference Shares equal to or greater than 0.106 Series A Preference Shares and less than or equal to 0.117 Series A Preference Shares as described in the following paragraph, (iv) 0.190 of a Warrant and (v) $0.905 aggregate principal amount of an Upside Right (a “mixed election”).

The TPRE Common Shares and Series A Preference Shares in the mixed election consideration will be subject to a collar based on the volume weighted average price of the TPRE Common Shares on the NYSE measured on a cumulative basis over the 15-day VWAP. Holders of Sirius shares making the mixed election will receive, for each Sirius share, 0.548 TPRE Common Shares and 0.117 Series A Preference Shares if the 15-day VWAP is less than $7.74, and receive 0.496 TPRE Common Shares and 0.106 Series A Preference Shares if the 15-day VWAP is greater than $8.56. If the 15-day VWAP is greater than or equal to $7.74 but less than or equal to $8.56, holders of Sirius shares making the mixed election will receive, for each Sirius share, a number of TPRE Common Shares between 0.496 and 0.548 equal to $4.245 divided by the 15-day VWAP, and a number of Series A Preference Shares between 0.106 and 0.117 equal to $0.905 divided by the 15-day VWAP. Accordingly, the actual number of shares and the value of the TPRE Common Shares and Series A Preference Shares delivered to holders of Sirius shares making the mixed election will depend on the 15-day VWAP. The value of the TPRE Common Shares and Series A Preference Shares delivered for each such Sirius share may be greater than, less than or equal to $4.245 and $0.905, respectively.
In connection with the merger, and pursuant to the terms of the applicable form of waiver agreement, certain management holders of Sirius shares (the “electing holders”) agreed to make a Share & CVR election with respect to each Sirius share held by such holders, but irrevocably agreed to waive the right to receive each CVR that would otherwise be received at the effective time of the merger with respect to each such Sirius share (the “waiver”). In exchange for the waiver, within ten days following the closing of the merger, each electing holder will receive a number of fully vested non-voting restricted TPRE Common Shares equal to (x)(A) $13.00 less (B) the product of the 15-day VWAP multiplied by 0.743, multiplied by (y) the number of CVRs waived pursuant to the waiver, divided by (z) the 15-day VWAP. These restricted TPRE Common Shares will no longer be restricted as of the second anniversary of the closing of the merger.

No fractional TPRE Common Shares or Series A Preference Shares will be issued in the merger. Sirius shareholders will receive cash, without interest, in lieu of any such fractional shares.
From and after the effective time of the merger, (i) the vesting of the undertaking, property and liabilities of Sirius and Merger Sub shall vest with the surviving company, (ii) the surviving company shall continue to be liable for the obligations of each of Sirius and Merger Sub, (iii) any existing cause of action, claim or liability to prosecution shall be unaffected, (iv) a civil, criminal or administrative action or proceeding pending by or against one of the merging companies may be continued to be prosecuted by or against the surviving company, and (v) a conviction against, or ruling, order or judgment in favor of or against Sirius or Merger Sub may be enforced by or against the surviving company.
Memorandum of Association and Bye-Laws of the Surviving Company
At the effective time of the merger, the memorandum of association of the surviving company will be amended and restated to be in the form of the memorandum of association attached as Exhibit B to the merger agreement, until thereafter changed or amended as provided therein or by applicable law.
Also at the effective time of the merger, the bye-laws of the surviving company will be amended and restated to be in the form of the bye-laws of Merger Sub as in effect immediately prior to the effective time of the merger, except that references to the name of Merger Sub will be replaced by references to the name of the surviving company, until thereafter changed or amended as provided therein or by applicable law.
Board of Directors and Officers of the Surviving Company
The directors of Merger Sub in office immediately prior to the effective time of the merger will be the directors of the surviving company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the bye-laws of the surviving company.
The officers of Sirius in office immediately prior to the effective time of the merger will be the officers of the surviving company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the bye-laws of the surviving company.
Exchange of Sirius Shares
Not less than 30 days prior to the anticipated closing date of the merger, Third Point Re will designate a bank or trust company reasonably acceptable to Sirius (referred to in this Joint Proxy Statement/Prospectus as the “paying agent”) for the payment and delivery of the aggregate merger consideration payable to holders of Sirius shares. At or prior to the effective time of the merger, Third Point Re will deposit, or cause to be deposited, with the paying agent (i) a number of TPRE Common Shares represented by book entry sufficient to pay the full number of TPRE Common Shares issuable in exchange for outstanding Sirius shares based on a good faith estimate thereof, (ii) a number of Series A Preference Shares represented by book entry sufficient to pay the full number of Series A Preference Shares issuable in exchange for outstanding Sirius shares based on a good faith estimate thereof, (iii) a number of Warrants represented by book entry sufficient to pay the full number of Warrants issuable in exchange for outstanding Sirius shares based on a good faith estimate thereof and (iv) an amount in cash sufficient to pay the aggregate cash portion of the merger consideration payable to holders of Sirius shares.
As soon as practicable after the effective time of the merger (but in no event later than five business days thereafter), the surviving company in the merger or Third Point Re will cause the paying agent to mail to Sirius shareholders who hold their Sirius shares in certificated form, as the holder of record, a letter of transmittal and instructions setting forth the procedures by which holders of certificates may effect the surrender of certificates in exchange for payment of the merger consideration.
Holders of Sirius shares in book-entry form are not required to deliver a certificate or a letter of transmittal to receive the merger consideration that such holder is entitled to receive.

Third Point Re, Sirius, the surviving company and the paying agent (without duplication) will be entitled to deduct and withhold from the merger consideration any amount required to be deducted and withheld with respect to applicable withholding taxes.
Lost, Stolen or Destroyed Certificates
If any Sirius share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact and, if required by the surviving company, the posting of a bond in such reasonable amounts as Third Point Re may direct, as indemnity against any claim that may be made against it with respect to such share certificate, Third Point Re or the surviving company will pay, or cause the paying agent to pay, in exchange for such lost, stolen or destroyed certificate, the applicable merger consideration payable in respect of such Sirius shares formerly represented by such certificate.
Procedures for Election
The form of election will be made available to holders of Sirius shares on the same day as this Joint Proxy Statement/Prospectus. The form of election enables holders of Sirius shares to choose to make a cash election, a Share & CVR election or a mixed election with respect to each of their Sirius shares eligible to receive the merger consideration. Holders of Sirius shares have until 5:00 p.m., Bermuda time, on the date that is ten business days prior to the date of the closing of the merger, which we refer to as the “election deadline,” to make their election and return their completed election forms, along with any share certificates held, to the paying agent. If a holder of Sirius shares holds Sirius shares through a bank, broker or other nominee, such bank, broker or other nominee, as applicable, will provide that shareholder with instructions on how to make an election.
With respect to Sirius shares that are held in certificated form, the delivery of the share certificates, together with the properly completed form of election, will be effected only upon delivery to the paying agent of the physical certificates representing the Sirius shares to which such form of election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Sirius. With respect to Sirius shares that are held in book-entry form, the holder should follow the instructions in the form of election in order to make an election.
Treatment of Sirius Equity Awards
At the effective time of the merger, Sirius equity awards that are outstanding immediately prior to the effective time of the merger will generally be treated in the manner described below, without any action on the part of the holder thereof.
Treatment of Sirius Options
Each Sirius option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will cease to represent a right to acquire Sirius shares and will be converted into a right and option to acquire TPRE Common Shares (each, an “assumed option”), on the same terms and conditions as were applicable under any such Sirius option (including applicable vesting, exercise and expiration provisions and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger). The number of TPRE Common Shares subject to each such Sirius option will equal the number of Sirius shares subject to each such Sirius option multiplied by the quotient of $13.00 divided by the 15-day VWAP, and the assumed option will have an exercise price per share equal to the per share exercise price specified in such Sirius option divided by the quotient of $13.00 divided by the 15-day VWAP.
Treatment of Sirius Restricted Stock Unit Awards
Each Sirius RSU Award that is outstanding immediately prior to the effective time of the merger will be assumed by Third Point Reinsurance and converted into a restricted stock unit award (each, an “assumed RSU award”) relating to a number of TPRE Common Shares equal to the number of Sirius shares underlying the Sirius RSU Award multiplied by the quotient of $13.00 divided by the 15-day VWAP. Each such assumed RSU award will continue to have the same terms and conditions as applied to the corresponding

Sirius RSU Award immediately prior to the effective time of the merger (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the merger).
Actions of Sirius and Third Point Re
The board of directors of each of Sirius and Third Point Re has approved the foregoing treatment of the Sirius equity awards and adopted resolutions to give effect to such treatment. Not later than the effective time, Third Point Re will file a registration statement under the Securities Act on Form S-8 or other appropriate form under the Securities Act, relating to TPRE Common Shares issuable with respect to all assumed options and assumed RSU awards.
Exchange of Sirius Preference Shares; Treatment of Warrants
Pursuant to the Transaction Agreement, the Preference Shareholders will exchange their existing Sirius Series B Preference Shares for new SiriusPoint Series B Preference Shares and, at Third Point Re’s election, for a cash payment, upon consummation of the merger. See “Other Agreements Related to the Merger — Transaction Agreement” for additional information.
At the closing of the merger, subject to the terms and conditions set forth in the applicable Sirius warrants, Sirius warrants will be converted into the right to purchase and receive upon exercise thereof, in lieu of the Sirius shares purchasable and receivable upon the exercise of such Sirius warrants, the merger consideration that the holder of such Sirius warrant is entitled to receive pursuant to the terms of such Sirius warrant, if any.
Dissenting Shares
At the effective time of the merger, any Sirius shares held by holders of Sirius shares who (a) did not vote in favor of the merger, (b) complied with all of the provisions of the Companies Act concerning the right of holders of Sirius shares to require appraisal of such shares pursuant to the Companies Act and (c) did not fail to perfect such right to appraisal or deliver an effective withdrawal of its appraisal right will automatically be canceled and converted into the right to receive the merger consideration. In the event that the fair value of a dissenting share as appraised by the Supreme Court of Bermuda is greater than the merger consideration, any holder of dissenting shares will be entitled to receive from the surviving company in the merger such difference by payment in cash made within one month after the final determination by the Supreme Court of Bermuda of the fair value of such Sirius shares. A Sirius shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. For a more complete description of the available appraisal rights, see the section of this Joint Proxy Statement/Prospectus entitled “Appraisal and Dissenters’ Rights” beginning on page 186.
Under the merger agreement, Sirius is required to give Third Point Re (i) written notice of any demands for appraisal (or withdrawals thereof) and, to the extent Sirius has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the dissenting shares and (ii) to the extent permitted by applicable law, the opportunity to participate with Sirius in any settlement negotiations and proceedings with respect to any demands for appraisal under the Companies Act. Sirius is not permitted to voluntarily make any payment with respect to, offer to settle or settle any such demands or applications or take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act without the prior written consent of Third Point Re.
Adjustments
In the event that, between the date of the merger agreement and the effective time of the merger, the issued and outstanding Sirius shares change into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the merger consideration, the applicable exchange ratios ad any other similarly dependent items will be appropriately adjusted to provide the holders of Sirius shares the same economic effect as contemplated by the merger agreement prior to such event.

Representations and Warranties
The merger agreement contains customary and, in certain cases, substantially reciprocal representations and warranties by Sirius and Third Point Re that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement in the disclosure letters delivered by Sirius and Third Point Re to each other in connection with the merger agreement or in any report, schedule, form, statement, registration statement, prospectus, proxy statement or other document required to be filed or furnished with the SEC from January 1, 2019 and prior to August 3, 2020, excluding disclosures in the “risk factors” sections of any such filings and any other disclosures in any such filings that are cautionary, predictive or forward-looking in nature.
The representations and warranties relate to, among other things:
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organization and standing;

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capitalization;

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ownership of subsidiaries;

•
authority with respect to the execution, delivery and performance of the merger agreement and the statutory merger agreement and the due and valid execution and delivery and enforceability of the merger agreement;

•
board recommendation and approval;

•
absence of conflicts with, or violations of, organizational documents, contracts and applicable law;

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requisite shareholder approval;

•
required regulatory filings and consents and approvals of governmental authorities;

•
SEC filings;

•
this Joint Proxy Statement/Prospectus and the information supplied to be included herein;

•
financial statements, undisclosed liabilities and internal controls;

•
conduct of the business and absence of any material adverse effect since January 1, 2020;

•
absence of certain legal proceedings;

•
compliance with applicable laws and permits;

•
tax matters;

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employee benefits, labor matters and ERISA compliance;

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investments;

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intellectual property, IT systems, data security and privacy laws;

•
absence of any anti-takeover statutes applying to the merger;

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material contracts;

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insurance business and subsidiaries;

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statutory statements and examinations;

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reinsurance matters;

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reserves;

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opinion of financial advisor;

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brokers’ fees payable in connection with the transactions contemplated by the merger agreement;

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anti-corruption and trade compliance; and

•
real property matters.

Third Point Re has made additional representations and warranties that relate to, among other things:
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Merger Sub’s ownership and operations;

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the financing of the merger consideration;

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solvency;

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absence of arrangements or understandings between Third Point Re, Merger Sub or any of their affiliates, on the one hand, and any member of Sirius’s management or board of directors, on the other hand; and

•
ownership of Sirius shares and investment intention.

The representations and warranties do not survive the merger (and thus there is no post-closing remedy for breaches) and are often qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on the party making such representation or warranty).
Conduct of Businesses Pending the Completion of the Merger
Each of Sirius and Third Point Re has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as otherwise permitted by, or reasonably necessary to effectuate the transactions contemplated by, the merger agreement, as may have been previously disclosed in writing by Sirius or Third Point Re, as applicable, in response to or related to any “contagion event” (defined as the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19)) or any change in applicable law as a result of or related to any contagion event, as required by applicable law, or with the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), each of Sirius and Third Point Re will, and will cause each of its subsidiaries to, use its reasonable best efforts to conduct its businesses and operations in the ordinary course of business in all material respects and preserve, in all material respects, its business organizations substantially intact and preserve existing relations with key customers, cedants, brokers, reinsurance providers, regulators, rating agencies, officers, employees and other persons with whom Sirius and Third Point Re or their respective subsidiaries, as applicable, have significant business relationships.
Subject to certain exceptions, each of Sirius and Third Point and their respective subsidiaries, as applicable, will be required to obtain the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned) prior to taking certain actions, including:
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issuing, or authorizing the issuance of, any equity securities or securities convertible into, or exchangeable or exercisable for, such equity securities, other than as required pursuant to the vesting, settlement or exercise of equity awards (i) outstanding on the date of the merger agreement in accordance with the terms of the applicable award or (ii) granted after the date of the merger agreement in accordance with the merger agreement;

•
establishing a record date for, declaring, setting aside or paying dividends or distributions, other than dividends or distributions paid by a wholly owned subsidiary;

•
adjusting, splitting, combining, subdividing or reclassifying any share capital or other equity or voting interests;

•
amending the material terms of any warrant, option or other right to acquire share capital, or repurchasing, redeeming or otherwise acquiring any share capital or securities convertible into or exercisable for any share capital or other equity or voting interests, other than repurchases, redemptions or acquisitions of share capital of a wholly owned Subsidiary;

•
incurring, guaranteeing or otherwise becoming responsible for indebtedness, except:

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in the case of Sirius, for (i) borrowings under its existing credit facility in an amount not in excess of $70,000,000 in the aggregate, consisting of $35,000,000 to be used for interest servicing and $35,000,000 to be used for run rate holding company operating expenses, but only to the extent dividends from Sirius’s subsidiaries are unavailable or insufficient to pay such amounts, (ii) draws under existing letters of credit in order to pay catastrophe (CAT) claims, (iii) issuing or posting letters of credit as collateral for reinsurance arrangements and (iv) indebtedness incurred in connection with the refinancing upon expiration of Sirius’s existing credit facilities;
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in the case of Third Point Re, for (i) indebtedness not to exceed $50,000,000 in the aggregate and (ii) indebtedness incurred in connection with the debt financing;

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selling or leasing any of its owned properties or assets whose value or purchase price exceeds $1,000,000 individually or $5,000,000 in the aggregate;

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acquiring any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or making any loans, advances or capital contributions to, or investments in, any other third party, except (i) loans made in the ordinary course of business not to exceed $5,000,000 and (ii) related to investment assets made in the ordinary course of business;

•
making any acquisition of the share capital or capital stock or a material portion of the assets of any third party, in each case for consideration that is individually in excess of $1,000,000 or in the aggregate of $5,000,000;

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except as required pursuant to the terms of a compensation or benefit plan, program, policy, agreement or other arrangement in effect on the date of the merger agreement or applicable law:

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granting any employee, director, officer or other service provider any increase in salary or bonus compensation opportunity;

•
granting to or providing any employee, director, officer or other service provider any severance pay, retention or transaction bonuses or termination pay or benefits;

•
establishing, adopting, entering into or amending any compensation or benefit plan, program, policy, agreement or other arrangement or collective bargaining agreement in a manner that materially increases the cost above current budgeted levels;

•
entering into or amending any employment, consulting, severance or termination plan, agreement or arrangement with any employee, director, officer or other service provider;

•
taking any action to accelerate the time of payment, vesting or funding of compensation or benefits under any compensation or benefit plan, program, policy, agreement or other arrangement;

•
materially altering, changing or departing from any existing underwriting, claims administration, loss control, investment, reserving, actuarial, reinsurance, retrocession or financial accounting policy, practice or principle, except as required by applicable law, GAAP, SAP or as may be required by any governmental authority;

•
in the case of Sirius, entering into any contract providing for the investment of any assets that cannot be cancelled or unwound upon 90 days or less prior notice without penalty, make whole or other amounts becoming due;

•
amending Sirius’s or Third Point Re’s organizational documents, or amending in any material respect the organizational documents of any subsidiaries of Sirius or Third Point Re in a manner that would reasonably be like to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement;

•
adopting a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization;

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except to the extent relating to any shareholder litigation, settling any material litigation, other than (i) related to insurance policies or reinsurance contracts within applicable policy, contractual or reinsurance limits, as applicable, or (ii) for an amount not to exceed, for any such settlement individually, $1,000,000 (after taking into account the amount reserved for such matter or amounts covered by insurance) and that would not impose equitable relief or the admission of wrongdoing;

•
making any material tax election that is inconsistent with prior tax returns, settling or compromising any audit or other proceeding relating to a material amount of tax, making any material change to any tax accounting methods, amending, refiling or otherwise revising any material previously filed tax return, requesting a ruling relating to a material amount of taxes, entering into or terminating any agreement with a tax authority with respect to a material amount of taxes, or preparing any tax return in a manner materially inconsistent with past practices;

•
entering into any new line of business or withdrawing from any existing lines of business;

•
entering into or materially modifying any contract constituting a related party transaction; or

•
authorizing any of, or committing or agreeing, in writing or otherwise, to take any of, the foregoing actions.

No Solicitation of Takeover Proposals; Change in Recommendation
No Solicitation of Takeover Proposals
The merger agreement contains non-solicitation obligations on each of Sirius and Third Point Re pursuant to which the applicable company and its subsidiaries, directors, executive officers and employees are required, and are required to direct their other representatives, (i) to cease any discussions or negotiations with any persons with respect to a takeover proposal (and must require any such person to return or destroy any information furnished by or on behalf of the applicable company) and (ii) not to, directly or indirectly:
•
solicit, initiate, induce or knowingly facilitate the making of any proposal that constitutes, or would reasonably be likely to lead to, a takeover proposal; or

•
engage in or otherwise participate in any discussions or negotiations with any other person regarding, or furnish to any other person any material non-public information for the purpose of facilitating, a takeover proposal.

In addition, each of Sirius and Third Point Re was required, promptly after the entry into the merger agreement, to terminate access by any person to any physical or electronic data rooms relating to any takeover proposal.
Notwithstanding the non-solicitation obligations set out above, if at any time after the date of the merger agreement and prior to obtaining the requisite approval of the Sirius or Third Point Re shareholders, as applicable, Sirius or Third Point Re receives a bona fide takeover proposal which did not result from a breach of the non-solicitation obligations referred to above, Sirius or Third Point Re or its representatives may, if the applicable company’s board of directors determines, in good faith after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be likely to lead to a superior proposal, (i) negotiate and enter into a confidentiality agreement with the person or group making the takeover proposal that contains provisions that are not less favorable in all matters to the applicable company than those contained in the confidentiality agreement between Sirius and Third Point Re (such confidentiality agreement being referred to in this Joint Proxy Statement/Prospectus as an “acceptable confidentiality agreement”) and furnish information (including non-public information) to such person or group and (ii) after entering into an acceptable confidentiality agreement, engage in or otherwise participate in discussions or negotiations with such person or group making such takeover proposal.
Neither Sirius nor Third Point Re is permitted to directly or indirectly reimburse or pay the fees, costs or expenses of any person or group (or any of its or their representatives or potential financing sources) making a takeover proposal, unless such payment or reimbursement is pursuant to a contract in effect as of the date of the merger agreement.
Each of Sirius and Third Point Re must as promptly as practicable (and in any event within 24 hours) notify the other party in the event it receives a takeover proposal and disclose to the other party the material terms and conditions of such takeover proposal (including copies of any written requests, proposals or offers, including proposed agreements) and the name of the person or group making such takeover proposal.

Each of Sirius and Third Point Re must also provide all information as is reasonably necessary to keep the other party informed on a current basis of any material developments with respect to, and the status and terms of, any such takeover proposal.
Adverse Recommendation Change
Except as described below, each of Sirius and Third Point Re has agreed that neither its board of directors nor any committee thereof will:
•
qualify, withhold or withdraw its recommendation or fail to include its recommendation in this Joint Proxy Statement/Prospectus;

•
if a takeover proposal has been publicly disclosed, fail to publicly recommend against such takeover proposal or fail to reaffirm its recommendation for the transactions contemplated by the merger agreement within 10 business days of the request of the other party to take such action; or

•
approve, adopt or recommend any takeover proposal.

Any of the actions described in the immediately preceding paragraph are referred to in this Joint Proxy Statement/Prospectus as an “adverse recommendation change.”
Each of Sirius and Third Point Re has also agreed that it will not, and will not authorize, cause or permit its subsidiaries to, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any takeover proposal, other than an acceptable confidentiality agreement (referred to in this Joint Proxy Statement/Prospectus as an “acquisition agreement”).
For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group (other than the other party and its subsidiaries), relating to, in a single transaction or series of related transactions, any direct or indirect:
•
acquisition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects), that, if consummated, would result in any person or group owning 100% of the reserves, revenues or net income or 15% or more of the consolidated assets of the applicable company and its subsidiaries;

•
acquisition of 15% or more of the outstanding Sirius shares;

•
merger, amalgamation, consolidation, share exchange, share purchase, business combination, recapitalization, liquidation, dissolution or similar transaction pursuant to which any person or group (or the shareholders of any person) would acquire, directly or indirectly, 15% of more of the aggregate voting power of the applicable company or the surviving entity; or

•
any combination of the foregoing, whether in a single transaction or series of related transactions other than, in each case:
•
the transactions contemplated by the merger agreement;

•
with respect to any restructuring, reorganization or recapitalization of CM Bermuda or other similar transaction involving CM Bermuda or its securityholders that does not result in a sale of capital stock, assets or businesses of Sirius; or

•
made mutually by Third Point Re, CM Bermuda and Sirius, or by Sirius with the consent of Third Point Re and CM Bermuda, as part of or in connection with, the negotiation or settlement of any claims brought by the Preference Shareholders with respect to the rights or obligations of the Preference Shareholders or Sirius relating to the Sirius Series B Preference Shares.

However, prior to the time the requisite shareholder approval is obtained, each of the Sirius board and the Third Point Re board, as applicable, is permitted to, in response to a superior proposal, as described above under the subsection entitled “— No Solicitation of Takeover Proposals,” make an adverse recommendation change, if:

•
the board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•
such adverse recommendation change is made after the third business day following the receipt by the other party of written notice from the first party that its board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of such superior proposal; and

•
during the period following the other party’s receipt of the notice described in the immediately preceding bullet, in determining whether to make an adverse recommendation change with respect to a superior proposal, (i) the first party negotiates, and causes any of its applicable representatives to negotiate, in good faith with respect to any changes to the terms of the merger agreement proposed by the other party; (ii) the first party provides a new notice to the other party and a new two business day match period with respect to any change in the financial terms or any other material amendment to the terms and conditions of such superior proposal; and (iii) following the end of such period, the board of directors determines, after taking into account any changes to the terms of the merger agreement, after consultation with its financial advisors and outside legal counsel, that the takeover proposal continues to be a superior proposal.

For purposes of the merger agreement, “superior proposal” means any bona fide written takeover proposal that did not result from a breach of the applicable company’s non-solicit obligations and that the board of directors of the applicable company determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant legal, regulatory, financial and other aspects of such proposal (including the conditionality and the timing and the likelihood of consummation of such proposal), would be more favorable to the applicable company and its shareholders than the merger (except that references to “15%” in the definition of “takeover proposal” are deemed to be references to “50%”).
In addition, prior to obtaining the approval of the holders of Sirius shares with respect to the merger proposal, the board of directors of Sirius is permitted to make an adverse recommendation change if:
•
an intervening event has occurred and board of directors of Sirius determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•
such adverse recommendation change is made after the third business day following the receipt by Third Point Re of written notice from Sirius that its board of directors intends to take such action and providing a reasonably detailed description of such intervening event; and

•
during the period following Third Point Re’s receipt of the notice described in the immediately preceding bullet, in determining whether to make an adverse recommendation change, (i) Sirius provides Third Point Re a three business day opportunity to propose revisions to the terms of the merger agreement (or make another proposal) and negotiate in good faith with respect to such proposed revisions or other proposal; and (ii) at the end of such period, the board of directors of Sirius again determines, after consultation with its financial advisors and outside legal counsel, that failure to make an adverse recommendation change in respect of the intervening event would be inconsistent with the directors’ fiduciary duties under applicable law.

For purposes of the merger agreement, “intervening event” means any event, occurrence, fact, condition or change occurring or arising after the date of the merger agreement that (i) was not known to, or reasonably foreseeable by, the board of directors of Sirius prior to the execution of the merger agreement which becomes known prior to the receipt of the requisite approval of the holders of Sirius shares and (ii) does not relate to a takeover proposal or any changes in the market price or trading volume of Sirius’s securities or Sirius’s meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself.
Efforts to Obtain Required Shareholder Approvals
Each of Sirius and Third Point Re has agreed to hold its special general meeting and to use its reasonable best efforts to solicit and secure the requisite approval of its shareholders. The board of directors of each of

Sirius and Third Point Re has approved the merger agreement and the transactions contemplated by the merger agreement and adopted resolutions directing that such proposal be submitted to the applicable company’s shareholders for their consideration.
Each of Sirius and Third Point Re is required to take all necessary actions in accordance with applicable law, its organizational documents and the rules of NASDAQ or the NYSE (as the case may be) to establish a record date for, duly call, give notice of, convene and hold a special general meeting of its shareholders as promptly as reasonably practicable (and in no event later than 30 days) following effectiveness of the registration statement of which this Joint Proxy Statement/Prospectus forms a part. Each of Sirius and Third Point Re may adjourn, reconvene or postpone its special general meeting or change the record date with respect thereto if it reasonably believes that (i) such adjournment, reconvening, postponement or change of the record date is necessary to ensure that any required supplement or amendment to this Joint Proxy Statement/Prospectus is provided to its shareholders within a reasonable amount of time in advance of the special general meeting, (ii) as of the time for which the special general meeting is originally scheduled there is not a quorum necessary to conduct the business of the special general meeting or there are an insufficient number of proxies to obtain the requisite shareholder approval or (iii) such adjournment, reconvening, postponement or change of the record date is required by applicable law or a court or other governmental authority of competent jurisdiction in connection with any actions related to the merger agreement or the transactions contemplated therein or has been requested by the SEC or its staff. Neither Sirius nor Third Point Re is permitted to postpone or adjourn its special general meeting by more than an aggregate of 15 days in order to obtain a quorum or seek additional proxies. In the event of an adverse recommendation change, each of Sirius and Third Point Re is nevertheless required to call, give notice of, convene and hold its special general meeting of shareholders and hold a vote of its shareholders for purposes of obtaining the requisite shareholder approval.
Efforts to Complete the Merger
Each of the parties has agreed, subject to the terms and conditions of the merger agreement, to use its reasonable best efforts to take, or cause to be taken, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to the closing of the merger to be satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement. Specifically, such actions include:
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using reasonable best efforts to obtain all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers and qualifications from governmental authorities;

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using reasonable best efforts to make all necessary, proper or advisable registrations, filings and notices and using reasonable best efforts to take all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any governmental authority (including under insurance laws and the HSR Act); and

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executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

See the section of this Joint Proxy Statement/Prospectus entitled “The Merger — Regulatory Approvals” beginning on page 141 for a description of the material regulatory approvals required for the completion of the merger. In connection with such regulatory approvals, Sirius and Third Point Re will, in consultation and cooperation with each other and as promptly as practicable and in no event later than 30 days following the date of the merger agreement, file:
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a “Form A,” together will all exhibits, affidavits and certificates, with the New York Department of Financial Services and the Tennessee Department of Commerce & Insurance;

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ownership and ownership management assessment forms FFFS 2015:8, together with all applicable appendices, with the Swedish Financial Supervisory Authority;

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notification under Section 178 of the Financial Services and Markets Act 2000 to the U.K. Prudential Regulation Authority and the U.K. Financial Conduct Authority, notification under Section 178 of the Financial Services and Markets Act 2000 to the U.K. Financial Conduct Authority and such pre-acquisition change of control notifications to Lloyd’s as are required;
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the approval of the BMA pursuant to the Exchange Control Act 1972;

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with the FTC and the Antitrust Division of the United States Department of Justice the notification and report form required under the HSR Act with respect to the transactions contemplated by the merger agreement;

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all appropriate documents, forms, filings or submissions required under any non-U.S. antitrust laws; and

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with applicable insurance regulators, all documents, forms, filings or other submissions required under applicable insurance laws with respect to the transactions contemplated by the merger agreement.

The parties filed the required notifications with the Antitrust Division and the FTC on September 17, 2020. The submissions required under applicable insurance laws were filed with the applicable regulators on September 4, 2020.
In connection with the efforts described in this section “— Efforts to Complete the Merger,” each party has agreed to:
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consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

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keep the other parties reasonably apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers;

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provide the other parties the opportunity to review in advance and, to the extent practicable and subject to any restrictions under applicable law, consult the other parties on any filing made with, or written materials submitted to, any governmental authority or any third party in connection with the transactions contemplated by the merger agreement;

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promptly furnish to the other parties copies of all such filings and written materials after their filing or submission, in each case subject to applicable law;

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advise each other upon receiving any communication from a governmental authority whose consent is required for the consummation of the transactions contemplated by the merger agreement, including furnishing copies of any written or electronic communications; and

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not participate in any live or telephonic meeting with any governmental authority in respect of the transactions contemplated by the merger agreement without the other party, and give the other party the opportunity to attend and participate in such meeting.

In addition, Third Point Re has agreed not to acquire any business, business organization or division thereof if doing so would reasonably be likely to impose any material delay in obtaining any required consent of a governmental authority, materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the merger agreement, materially increase the risk of not being able to remove any such order, or otherwise impair or delay the ability of Third Point Re to perform its material obligations under the merger agreement.
Indemnification and Insurance
The merger agreement provides that, from and after the effective time of the merger, the surviving company in the merger will, and Third Point Re will cause such surviving company to, to the fullest extent permitted by applicable law, indemnify and hold harmless the present and former directors and officers of Sirius or any of its subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any action based on or arising out of, in whole or in part, (i) the fact that such person is or was a director or officer of Sirius or such subsidiary or (ii) acts or omissions by such person in such person’s capacity as a director or officer of Sirius or such subsidiary or taken at the request of Sirius or such subsidiary, in each case, at, or at any time prior to, the effective time of the merger (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions in the merger agreement, as described in this paragraph), to the fullest extent permitted under applicable law.
For the six-year period following the effective time of the merger, the surviving company in the merger shall maintain in effect Sirius’s current directors’ and officers’ liability insurance policy covering acts or omissions occurring at or prior to the effective time of the merger with respect to those individuals who are currently covered by such policies (or Third Point Re may substitute therefor policies of at least the same coverage). Prior to the consummation of the merger, Sirius may purchase a prepaid “tail” directors’ and officers’ liability insurance policy covering acts or omissions existing or occurring prior to the effective time of the merger with respect to individuals covered by the directors’ and officers’ liability insurance policy of Sirius and its subsidiaries prior to the closing of the merger, on terms and conditions providing at least substantially equivalent benefits as Sirius’s current policies and covering a period of six years following the closing. Sirius is not permitted to obtain any policy with a premium exceeding 300% of the aggregate current annual premium. If Sirius does not obtain a “tail” policy prior to the effective time of the merger, Third Point Re may obtain a “tail” policy after the consummation of the merger. If Sirius obtains a “tail” policy prior to the effective time of the merger, the surviving company in the merger shall use its reasonable best efforts to cause such policy to be maintained in full force and effect and to honor all of its obligations thereunder.
Employee Matters
Under the merger agreement, Third Point Re has agreed that, from the effective time of the merger through December 31, 2021 (or, if longer, the time required by applicable law) (referred to in this Joint Proxy Statement/Prospectus as the “continuation period”), it will, or will cause the surviving company to, provide each individual who is employed by Sirius or any of its subsidiaries immediately prior to the effective time of the merger and continues as an employee of Sirius or any of its subsidiaries at the effective time of the merger (each such individual, referred to in this Joint Proxy Statement/Prospectus as a “continuing employee”) with (i) base salary, wage rate and short-term incentive opportunity that in each case is no less favorable than that provided to such continuing employee by Sirius or any of its subsidiaries immediately prior to the effective time of the merger and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such continuing employee by Sirius or any of its subsidiaries immediately prior to the effective time of the merger.
Third Point Re has also agreed that, from and after the effective time of the merger, it will, or will cause the surviving company to, assume, honor and continue during the continuation period (or, if longer, the time required by any Sirius benefit plan in place prior to the effective time of the merger) all of Sirius’s compensation and benefit plans, policies, programs, agreements and arrangements as in effect at the effective time of the merger and in accordance with their terms.
With respect to any current year accrued but unused paid time off to which any continuing employee is entitled pursuant to the paid time off policy or individual agreement or other arrangement applicable to such continuing employee immediately prior to the effective time of the merger, Third Point Re will, or will cause the surviving company to, (i) allow such continuing employee to use such accrued but unused paid time off and (ii) if any continuing employee’s employment terminates during the continuation period, pay such employee, in cash, an amount equal to the value of the current year accrued but unused paid time off to the same extent that such employee would have received a cash payment under the paid time off policy in effect prior to the effective time of the merger.
Under each employee benefit plan of the surviving company and its subsidiaries in which any continuing employee commences to participate after the effective time of the merger (including any paid time off and severance plans), each continuing employee’s service with Sirius or any of its subsidiaries (as well as service with any predecessor employer of Sirius or any of its subsidiaries, to the extent service with the predecessor employer was recognized by Sirius or any such subsidiary) will be treated as service with the surviving company or any of its subsidiaries to the same extent such service was credited before the effective time of the merger under the employee benefit plan of Sirius or any of its subsidiaries that provided the same or substantially similar benefit for purposes of (i) determining eligibility to participate and vesting and

(ii) calculating paid time off and severance pay, in each case, unless such recognition would result in any duplication of benefits for the same period of service.
In addition, Third Point Re will, or will cause the surviving company to, (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the surviving company or any of its subsidiaries in which continuing employees (and their eligible dependents) commence to participate from and after the effective time of the merger, except to the extent such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied under the comparable welfare benefit plan of Sirius or any of its subsidiaries immediately prior to such commencement of participation and (ii) honor any co-payments, deductibles and similar expenses incurred by each continuing employee (and his or her eligible dependents) during the calendar year in which such commencement of participation occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such continuing employees will be eligible to participate from and after the effective time of the merger.
Sirius Guarantees and Credit Agreement
Third Point Re and Sirius have agreed to use their reasonable best efforts and cooperate in good faith to either (i) obtain any requisite consent to the transactions contemplated by the merger agreement from each third-party counterparty to a guarantee by Sirius or its subsidiaries securing the obligations or liabilities of Sirius or any of its subsidiaries, including, as applicable, a waiver of any objections or rights such third party may have under the applicable guarantee or (ii) terminate and replace such guarantee with a similar guarantee which is mutually agreeable to Sirius, Third Point Re and such third party.
Sirius has also agreed to, if requested by Third Point Re, use its reasonable best efforts to obtain any requisite consent to the transactions contemplated by the merger agreement from each third-party counterparty to Sirius’s credit agreement, an amendment to extend the maturity of Sirius’s credit agreement and such other amendments as Third Point Re may reasonably request in connection with the transactions contemplated by the merger agreement. In the event the consent and waiver from the third-party counterparties to Sirius’s credit agreement cannot be obtained on or prior to the closing date of the merger, Sirius has agreed to deliver notice of its election to terminate its credit agreement, with such termination being effective as of, and conditioned upon, the consummation of the merger.
Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:
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cooperation between Sirius and Third Point Re in the preparation of this Joint Proxy Statement/Prospectus;

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share transfer, real estate transfer, documentary, stamp, recording and other similar taxes;

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consultation between Sirius and Third Point Re in connection with public announcements with respect to the transactions contemplated by the merger agreement;

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confidentiality and access to certain information by each of Sirius and Third Point Re about the other party;

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causing dispositions of Sirius equity securities (including derivative securities) by each individual who is a director or officer of Sirius subject to Section 16 of the Exchange Act pursuant to the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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each party providing prompt notice to the other party of any shareholder litigation relating to the transactions contemplated by the merger agreement, giving the other party the opportunity to participate in the defense and settlement of any shareholder litigation against the first party or its directors relating to the merger agreement and the transactions contemplated by the merger agreement and, in the case of Sirius, not settling any such litigation without with prior written consent of

Third Point Re (which consent may not be unreasonably withheld, conditioned or delayed), except that no such consent shall be required with respect to any settlement (i) that would not impose equitable relief on, and would not provide for the admission of wrongdoing by, Sirius or any of its directors and (ii) the monetary portion of which has been reserved for by Sirius or is covered by insurance policies of Sirius or its directors within applicable limits and deductibles;
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Third Point Re, in its capacity as the sole shareholder of Merger Sub, approving the merger, the merger agreement and the statutory merger agreement;

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Sirius and Third Point Re taking all reasonable action necessary to ensure that no anti-takeover statute is or becomes applicable to the merger agreement or any of the transactions contemplated by the merger agreement;

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Third Point Re using its reasonable best efforts to ensure that the TPRE Common Shares issued in connection with the merger will be listed on the NYSE and to procure, or cause to be procured, the listing of the CVRs and the Warrants on the NYSE (or, if unable to be listed on the NYSE, on the OTCQX market);

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Sirius taking all actions necessary to permit the Sirius shares and any other security listed on NASDAQ to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as possible after the effective time of the merger;

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Sirius cooperating with Third Point Re to achieve liquidity for illiquid assets owned by Sirius and its subsidiaries;

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Third Point Re making any required filings or notices with any governmental authorities, and taking all such other actions as may be reasonably necessary, in order to effect a change in its name to “SiriusPoint Ltd.”;

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Third Point Re taking all necessary action to add Rachelle Keller and Peter W. H. Tan as members of its board of directors as of the effective time of the merger;

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Third Point Re using its reasonable best efforts to arrange and consummate the financing on terms and conditions no less favorable to Third Point Re than those described in or contemplated by the Debt Commitment Letter, to the extent such financing is needed in order to provide sufficient proceeds, when taken together with proceeds of other debt or equity financing arrangements and cash on hand of Third Point Re and its subsidiaries, to pay the cash consideration for the transactions contemplated by the merger agreement and all related fees and expenses of Third Point Re and Merger Sub, and Sirius using its reasonable best efforts to provide, and to cause its subsidiaries and its and their respective representatives to use their reasonable best efforts to provide, such cooperation as is customary and reasonably requested by Third Point Re in connection with the arrangement of such financing arrangements; and

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concurrently with the closing, executing and delivering the Investor Rights Agreement, the Registration Rights Agreement, the CVR Agreement, the Warrant Agreement and the Series A Preference Shares Certificate of Designation. See the section of this Joint Proxy Statement/Prospectus entitled “Other Agreements Related to the Merger” beginning on page 143 for more information on each of those agreements.

Conditions to Completion of the Merger
The respective obligations of Sirius, Third Point Re and Merger Sub to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger of the following conditions:
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Sirius having obtained the approval of its shareholders with respect to the merger proposal at a meeting of its shareholders and Third Point Re having obtained the approval of its shareholders with respect to the share issuance proposal at a meeting of its shareholders;

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the required consents, approvals, licenses, permits, orders, qualifications or waivers from, or filings, notifications or registrations with, or other actions by or authorizations of any applicable governmental authority (see the section of this Joint Proxy Statement/Prospectus entitled “The Merger — Regulatory

Approvals” beginning on page 141 for more information on the required governmental approvals) having been made or obtained and being in full force and effect;
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the applicable waiting period, together with any extension thereof, under the HSR Act having expired or been terminated;

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no law or order (whether temporary, preliminary or permanent) having been enacted, issued or enforced by any court or governmental authority of competent jurisdiction that is in effect and that prevents or prohibits the consummation of the merger;

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the TPRE Common Shares issuable in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance;

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the registration statement of which this Joint Proxy Statement/Prospectus forms a part having been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened; and

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each of the Investment Management Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the CVR Agreement, the Warrant Agreement and the Series A Preference Shares Certificate of Designation having been duly executed by the parties thereto and being in full force and effect.

In addition, the obligations of Third Point Re and Merger Sub to effect the merger are further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger of the following conditions:
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the representations and warranties of Sirius (i) with respect to its capitalization and the absence of any material adverse effect since January 1, 2020 through the date of the merger agreement must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the merger agreement and as of the closing date of the merger as though made as of the closing date of the merger, (ii) with respect to its organization and standing, authorization, board approval, shareholder voting requirements, anti-takeover statutes and the absence of undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement must be true and correct in all material respects (without regard to any materiality qualifiers specified therein) as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in the merger agreement, other than those sections specifically identified in clauses (i) or (ii), must be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import) as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Sirius;

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Sirius must have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger;

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Third Point Re must have received certificates signed on behalf of Sirius by an executive officer of Sirius to the effect that the conditions described in the two immediately preceding bullets have been satisfied; and

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Since the date of the merger agreement, there having not occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on Sirius.

Furthermore, the obligations of Sirius to effect the merger are further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the closing date of the merger of the following conditions:

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the representations and warranties of Third Point Re (i) with respect to its capitalization and the absence of any material adverse effect since January 1, 2020 through the date of the merger agreement must be true and correct in all respects (except for de minimis inaccuracies) as of the date of the merger agreement and as of the closing date of the merger as though made as of the closing date of the merger, (ii) with respect to its organization and standing, authorization, board approval, shareholder voting requirements, anti-takeover statutes and the absence of undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement must be true and correct in all material respects (without regard to any materiality qualifiers specified therein) as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in the merger agreement, other than those sections specifically identified in clauses (i) or (ii), must be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import) as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Third Point Re;

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Third Point Re and Merger Sub must have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger;

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Sirius must have received certificates signed on behalf of Third Point Re and Merger Sub by an executive officer of Third Point Re to the effect that the conditions described in the two immediately preceding bullets have been satisfied; and

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Since the date of the merger agreement, there having not occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on Third Point Re.

For the purposes of the merger agreement, a “material adverse effect” with respect to either of Sirius or Third Point Re will be deemed to occur if any event, change, circumstance, effect, development or state of facts has occurred that has had or would reasonably be likely to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the applicable company and its subsidiaries, taken as a whole.
The effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of any of the following will not be taken into account in determining whether a material adverse effect has occurred:
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general political or economic conditions (including changes in interest rates or exchange rates) or securities, credit, financial or capital markets conditions, in each case in the United States or any foreign jurisdiction;

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changes or conditions generally affecting the industries or businesses, or segments thereof, in which Sirius or Third Point Re (as the case may be) operate or in which products or services of the Sirius or Third Point Re (as the case may be) are used or distributed;

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any change in applicable law, GAAP or applicable SAP (or authoritative interpretation of any of the foregoing) or the enforcement thereof;

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any acts of war, armed hostilities, sabotage, cyber-attacks or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism;

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earthquakes, wildfires, tornados, hurricanes, floods or other natural disasters; and

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any contagion event, including COVID-19, or any worsening of a contagion event or related matters existing as of the date of the merger agreement, or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any governmental authority in response thereto;

except, in each case, to the extent that such event, change, circumstance, effect, development or state of facts affects Sirius or Third Point Re (as the case may be) in a materially disproportionate manner when compared to the effect on other businesses engaged in their industry (and, with respect to contagion events, relates solely to insurance policies written after April 1, 2020).
In addition, the effect of any event, change, circumstance, effect development or state of facts to the extent it results from or arises out of any of the following will not be taken into account in determining whether a material adverse effect has occurred:
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the negotiation, execution, announcement, pendency or performance of the merger agreement and the identity of, or any other facts or circumstances specifically and particularly related to the other party and its affiliates, including

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effects relating to compliance with covenants contained in the merger agreement or the failure to take any action as a result of any restrictions or prohibitions set forth in the merger agreement; and

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any adverse effect caused by the impact on the relationships with customers, suppliers, distributors, partners, governmental authorities or employees or shortfalls or declines in revenue, margins or profitability;

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any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

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the credit, financial strength or claims paying or other ratings, in and of itself;

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any matter set forth in the disclosure letters; and

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any action taken or omitted to be taken at the request of the other party.

Termination of the Merger Agreement
The merger agreement may be terminated and the transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time of the merger, whether before or after receipt of the requisite approvals of the Sirius and Third Point Re shareholders (except as otherwise expressly noted), under any of the following circumstances:
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by the mutual written consent of Sirius and Third Point Re duly authorized by each of their respective boards of directors;

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by either Sirius or Third Point Re:

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if the merger has not been consummated on or prior to May 6, 2021 (as such date may be extended under the terms of the merger agreement, being referred to in this Joint Proxy Statement/Prospectus as the “walk-away date”), except that if on such date the condition related to regulatory approvals or the condition related to laws or orders (as a result of an order relating to antitrust laws) are the only conditions to the merger that have not been satisfied or waived on or before such date, Sirius or Third Point Re may unilaterally extend the walk-away date to August 6, 2021, except that the right to terminate the merger agreement pursuant to the provision described in this bullet will not be available to any party if the breach by such party of its representations and warranties set forth in the merger agreement or the failure of such party to perform any of its obligations under the merger agreement, its failure to act in good faith or its failure to use its reasonable best efforts to consummate the transactions contemplated by the merger agreement has been a principal cause of the failure of the merger to be consummated on or prior to such date;

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if any governmental authority of competent jurisdiction has issued or entered an order permanently preventing or prohibiting the merger, and such order has become final and nonappealable, except that the right to terminate the merger agreement pursuant to the provision described in this bullet will not be available to any party if it has failed to use its reasonable best efforts to remove, contest, resolve or lift, as applicable, such order or it has failed to use its reasonable best efforts to satisfy the conditions to closing and consummate the merger;

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if the shareholder approval of Sirius with respect to the merger proposal has not been obtained at a special general meeting of Sirius shareholders duly convened therefor or at any adjournment or postponement thereof; or

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if the shareholder approval of Third Point Re with respect to the share issuance proposal has not been obtained at a special general meeting of Third Point Re shareholders duly convened therefor or at any adjournment or postponement thereof;

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by Third Point Re, if Sirius has breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of certain conditions to the obligations of Third Point Re to consummate the merger to be satisfied and which is not reasonably capable of being cured prior to the walk-away date, or if reasonably capable of being cured, has not been cured by the earlier of the walk-away date and 30 days after its receipt of written notice of such breach or failure to perform, except that Third Point Re may not terminate the merger agreement under this provision if it is then in breach of any of its representations, warranties, obligations or agreements, which breach would give rise to the failure of certain conditions to the obligations of Sirius to consummate the merger to be satisfied;

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by Sirius:

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if Third Point Re has breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of certain conditions to the obligations of Sirius to consummate the merger to be satisfied and which is not reasonably capable of being cured prior to the walk-away date, or if reasonably capable of being cured, has not been cured by the earlier of the walk-away date and 30 days after its receipt of written notice of such breach or failure to perform, except that Sirius may not terminate the merger agreement under this provision if it is then in breach of any of its representations, warranties, obligations or agreements, which breach would give rise to the failure of certain conditions to the obligations of Third Point Re to consummate the merger to be satisfied; or

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with the prior written consent of CM Bermuda and CMIH (as a result of certain covenants given by Sirius in the Transaction Matters Letter Agreement), if, prior to obtaining the approval of the Third Point Re shareholders with respect to the share issuance proposal, the board of directors of Third Point Re effects an adverse recommendation change.

Expenses and Termination Fee
Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees and expenses. Pursuant to the terms of the Transaction Matters Letter Agreement, however, subject to the terms and conditions thereof, Sirius has agreed to pay for and reimburse CMIH for certain expenses payable to CMIH’s legal advisors incurred by CMIH in connection with the merger and the related sales process or other discussions between CMIH, CM Bermuda and Sirius occurring on or after March 6, 2020, and Third Point Re has agreed to assume such remaining payment obligations of Sirius following the closing of the merger and to pay for certain expenses payable to CMIH's financial advisor relating to the merger. Pursuant to the Transaction Matters Letter Agreement, as of [      ], 2020, Sirius has reimbursed CMIH a total of $[      ] in expenses payable to CMIH’s legal advisors, and upon the closing, SiriusPoint expects to incur approximately $[      ] in additional expenses payable to CMIH’s financial advisor.
In the event of the termination of the merger agreement, written notice of such termination will be given to the other party specifying the provision thereof pursuant to which such termination is made, and the merger agreement will forthwith become null and void (other than certain sections that survive termination of the merger agreement) and there will be no liability on the part of any party or its directors, officers and affiliates, other than, as liability may exist pursuant to the provisions that will survive the termination of the merger agreement. In addition, no termination will relieve any party to the merger agreement from liability for any willful and material breach of the merger agreement or fraud on the part of such party.
Sirius will be obligated to pay to Third Point Re a termination fee of $50,000,000 in the event that the merger agreement is terminated by either Third Point Re or Sirius due to the failure to obtain the shareholder approval of Sirius with respect to the merger proposal at a special general meeting of Sirius shareholders duly convened therefor or at any adjournment or postponement thereof.

Third Point Re will be obligated to pay to Sirius a termination fee of $50,000,000 in the event that the merger agreement is terminated by Sirius due to the board of directors of Third Point Re effecting an adverse recommendation change.
Third Point Re will be obligated to pay to Sirius a termination fee of $40,000,000 in the event that the merger agreement is terminated by either Third Point Re or Sirius due to the failure to obtain the shareholder approval of Third Point Re with respect to the share issuance proposal at a special general meeting of Third Point Re shareholders duly convened therefor or at any adjournment or postponement thereof.
Any such termination fee will be payable within two business days after the date of termination of the merger agreement in the relevant circumstances.
Amendment and Waiver
The merger agreement may be changed, modified or amended, and the terms of the merger agreement may be waived, or the time for its performance extended, only by written agreement of the parties to the merger agreement, or, in the case of a waiver, by the party waiving compliance with such provision or term. Any change, modification, amendment, waiver or extension of any of the terms or provisions of the merger agreement that would have the effect of (i) adversely and disproportionately affecting the rights under the merger agreement of any holder of Sirius shares making a cash election or a Share & CVR election in comparison to other holders of Sirius shares or (ii) reducing the amount of consideration, or modifying the form of consideration, to be received by holders of Sirius shares in respect of any Sirius shares subject to the cash election or the Share & CVR election also requires the “required approval.”
For purposes of the merger agreement, the “required approval” means the affirmative approval of a majority of the original members of the Sirius strategic review committee that remain members of the Sirius strategic review committee as of the time of a given proposed change, modification, amendment, waiver or extension. If, as of such time, (i) less than three but more than zero original members of the Sirius strategic review committee remain members of the Sirius strategic review committee, then the “required approval” means the affirmative approval of all such remaining members or (ii) zero original members of the Sirius strategic review committee remain members of the Sirius strategic review committee, or if the Sirius strategic review committee has been dissolved or disbanded, then the “required approval” means either (x) the affirmative vote of at least 75% of the voting power of the Sirius shares and the Sirius Series B Preference Shares (in all cases excluding any such shares held by any of CM Bermuda, CMIH, CMIG or any other direct or indirect parent companies of CM Bermuda or subsidiaries of CMIG or any of their respective transferees), voting together as a single class, that are present (in person or by proxy) at a meeting of the shareholders of Sirius held for such purpose at which at least two persons holding or representing by proxy more than 50% of the voting power represented by the Sirius shares that are entitled to vote thereat or (y) the majority of Sandy Frucher, Alain Maurice Karaoglan and Robert L. Friedman, who for purposes of the merger agreement are referred to as the “independent shareholder representatives.”
In addition, if following receipt of the requisite approval of shareholders of Sirius, any change, modification to, or waiver of any provision of the merger agreement would result in the termination of the CM Bermuda voting agreement if the prior written consent of CM Bermuda or CMIH was not obtained with respect to such change, modification or waiver, such change, modification or waiver, as applicable, will be null and void unless such proposed change, modification or waiver, as applicable, is consented to in writing by CM Bermuda or CMIH.
No Third Party Beneficiaries
The merger agreement is not intended to, and does not, confer upon any person other than the parties to the merger agreement any rights or remedies under the merger agreement. However, the merger agreement provides a limited exception if the effective time of the merger occurs, for each Sirius shareholder regarding its right to receive the merger consideration and for the holders of Sirius equity awards to receive the treatment of such awards as described under “— Treatment of Sirius Equity Awards,” as well as for each present and former director and officer of Sirius to continue to have indemnification, advancement of expenses and liability insurance coverage following completion of the transactions as described under “— Indemnification and Insurance.” In addition, CM Bermuda and CMIH are third-party beneficiaries of the covenant regarding public announcements and the independent shareholder representatives are third-party beneficiaries of the provisions described under “— Amendment and Waiver.”
Governing Law; Jurisdiction
The merger agreement is governed by, and construed and enforced in accordance with, the laws of the state of Delaware without giving effect to any conflicts of law principles of such state, except to the extent that the provisions of the laws of Bermuda are mandatorily applicable to the merger.
All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of the merger agreement and in respect of the transactions contemplated by the merger agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) will be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court of the United States of America within the state of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the state of Delaware decline to accept jurisdiction over a particular matter, any other state court within the state of Delaware, and, in each case, any appellate court therefrom.
Specific Enforcement
Sirius and Third Point Re agreed in the merger agreement that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the parties to the merger agreement agreed that, in addition to all other remedies to which it may be entitled, each of the parties to the merger agreement is entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement without proof of damages or otherwise. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

APPRAISAL AND DISSENTERS’ RIGHTS
Appraisal and dissenters’ rights are statutory rights that enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the company pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the transaction.
Third Point Re Shareholders
Third Point Re shareholders are not entitled to appraisal rights in connection with the issuance of TPRE Common Shares as contemplated by the merger agreement. It is expected that the TPRE Common Shares will continue to be traded on the NYSE during the pendency of and following the effectiveness of the merger, and Third Point Re’s status will not change because the merger is being completed between one of its subsidiaries and Sirius.
Sirius Shareholders
Sirius shareholders are entitled to appraisal rights if such Sirius shareholder (i) did not vote in favor of the merger, (ii) complied with all of the provisions of the Companies Act concerning the rights of Sirius shareholder to require appraisal of their Sirius shares pursuant to the Companies Act and (iii) did not fail to perfect such right to appraisal or deliver an appraisal withdrawal. At the effective time of the merger, any Sirius shares held by a Sirius shareholder that perfected its appraisal rights pursuant to the foregoing sentence will be automatically canceled and, unless otherwise required by applicable law, converted into the right to receive the merger consideration. In the event that the fair value of a dissenting share as appraised by the Supreme Court of Bermuda is greater than the merger consideration, any holder of dissenting shares will be entitled to receive from the surviving company in the merger such difference by payment in cash made within one month after the final determination by the Supreme Court of Bermuda of the fair value of such Sirius shares. A Sirius shareholder who has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. In the event that a Sirius shareholder fails to perfect, effectively withdraws or otherwise waives any right to appraisals, such shareholder will be deemed to have made a cash election with respect to such dissenting shares, and such dissenting shares will be deemed to have become exchangeable solely for the right to receive the merger consideration available to those Sirius shareholders making the cash election, without interest any subject to any required withholding of taxes.
Under the merger agreement, Sirius is required to give Third Point Re (i) written notice of any demands for appraisal (or withdrawals thereof) and, to the extent Sirius has knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the dissenting shares and (ii) to the extent permitted by applicable law, the opportunity to participate with Sirius in any settlement negotiations and proceedings with respect to any demands for appraisal under the Companies Act. Sirius is not permitted to voluntarily make any payment with respect to, offer to settle or settle any such demands or applications or take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act without the prior written consent of Third Point Re.

CERTAIN INFORMATION WITH RESPECT TO SIRIUS
Business
Sirius is a Bermuda exempted holding company limited by shares and incorporated and organized in 2006 with roots dating back to 1945. Sirius has $2.5 billion in total capital as of December 31, 2019 and provides multi-line insurance and reinsurance on a worldwide basis through its subsidiaries. As of December 31, 2019, Sirius Group had $6.4 billion of total assets and $1.6 billion of common shareholders’ equity. Sirius Group wrote $1.9 billion and $1.8 billion in gross written premiums and $1.5 billion and $1.4 billion in net written premiums in 2019 and 2018, respectively.
Sirius Group has a highly diversified portfolio carefully assembled over 75 years with nearly 2,000 clients in approximately 150 countries. Together, its primary operating subsidiaries are responsible for the execution of over 8,000 treaties and accounts. Sirius Group’s key insurance and reinsurance subsidiaries include Sirius Bermuda, Sirius International, Sirius America, Sirius International Corporate Member Limited, a Lloyd’s Corporate Member, and Sirius Global Solutions. In addition, Sirius International sponsors Syndicate 1945 and Sirius International Corporate Member participates in the Lloyd’s market, which in turn provides underwriting capacity to Syndicate 1945.
In addition to the key insurance and reinsurance subsidiaries, Sirius Group owns two MGUs, IMG and Armada. IMG is a full service MGU that has been an award-winning provider of global health and travel insurance benefits and assistance service for over 25 years. IMG offers a full, innovative line of international medical insurance products, trip cancellation programs, medical management services and 24/7 emergency medical and travel assistance. For 2019 and 2018, IMG produced $204 million and $175 million of gross written premiums, respectively, the vast majority of which are written on Sirius Group paper. Armada, through ArmadaCare and ArmadaHealth, serves as a supplemental medical insurance MGU that markets and underwrites its signature UltimateHealth supplemental health product designed for C-Suite executives, as well as PlenaHealth and ComplaMed, which are targeted towards broader segments of the workforce. For 2019 and 2018, Armada produced $128 million and $120 million of gross written premiums, respectively.
On January 1, 2020, Sirius Group completed an internal reorganization to optimize Sirius’s operations, better serve its clients and make Sirius more nimble and efficient. Sirius Group classifies its business into four reportable segments — Global Reinsurance, Global A&H, U.S. Specialty, and Runoff & Other.
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Global Reinsurance consists of Sirius Group’s underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance;

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Global A&H consists of Sirius Group’s global accident and health insurance and reinsurance underwriting business along with IMG and Armada, which provide supplemental healthcare and medical travel insurance products as well as related administration services;

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U.S. Specialty consists of Sirius Group’s specialty insurance product offerings, which includes Environmental, Surety, and Workers’ Compensation. In April 2020, Sirius decided to exit the Surety business due to competitive market conditions in that business line and the recent economic downturn which presented new risks and challenges for this line of business; and

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Runoff & Other consists of the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks environmental risks and other long-tailed liability exposures.

Sirius’s History
Sirius’s corporate history can be traced back to 1945 when a predecessor of Sirius International was founded in Stockholm, Sweden. Since its founding Sirius International has expanded through acquisitions resulting in the establishment of local branch offices providing insurance and reinsurance services in various cities throughout Europe and Asia, including London, United Kingdom; Hamilton, Bermuda; Liege, Belgium; Hamburg, Germany; Zurich, Switzerland; and Singapore. In 2011, Sirius International sponsored the formation of Syndicate 1945. In 2014, Sirius Group established its own Lloyd’s managing agent, Sirius International Managing Agency, to manage Syndicate 1945.
In 1980, Sirius America (formerly known as Folksamerica Reinsurance Company) commenced business as a New York domiciled insurance and reinsurance company. Since its formation, Sirius America has grown organically and through strategic acquisitions. In the mid-1990’s Sirius America was acquired by White Mountains. In 2004, White Mountains acquired Sirius International which was joined with Sirius America to form the Sirius Group. Sirius America has offices in New York; Norwalk, Connecticut; and Toronto, Canada.
Until 2016, Sirius was a subsidiary of White Mountains. On April 18, 2016, CMIH through its Bermuda holding company CM Bermuda, purchased Sirius Group and its subsidiaries from White Mountains for approximately $2.6 billion. In 2017, Sirius expanded its accident and health primary business capabilities in the United States via the acquisition of IMG, which offered Sirius Group additional access to health products that are complementary to its global product offerings, as well as growth opportunities in Europe and Asia, and via the acquisition of Armada which offered Sirius Group additional health products that improve the efficiency and effectiveness of how its clients access the healthcare system. In addition to growing in accident and health insurance, Sirius Group further expanded its primary insurance platform launching its primary Surety and Environmental insurance platforms in the United States in late 2017. In mid-2018, Sirius Group began writing primary casualty insurance through Pie Insurance, a start-up specializing in a data driven approach to workers compensation insurance, where Sirius also has a minority investment and carrier relationship. In addition to these primary insurance platforms, Sirius Group re-entered the broker market for U.S. casualty reinsurance treaties written on a proportional and excess of loss basis in 2017.
On November 5, 2018, Sirius Group merged with Easterly pursuant to a definitive agreement and plan of merger, which resulted in Sirius Group becoming a publicly listed company. Following such merger, Sirius shares are traded on the NASDAQ under the symbol “SG.”
Competitive Strengths
Sirius Group’s management believes that the following competitive strengths position Sirius Group to capitalize on the opportunities presented in the insurance and reinsurance marketplace:
Global Multi-Line Reinsurer with Proven Track Record and Diversified Book of Business
Sirius Group is a global multi-line insurance and reinsurance company with a long operating history. Sirius Group writes a diversified book of insurance and reinsurance business across different risk types and geographic locations. As of December 31, 2019, Sirius Group had nearly 2,000 clients in approximately 150 countries with over 8,000 treaties and accounts. The majority of Sirius Group’s business is relatively short-tailed, though its Global Reinsurance segment started to underwrite longer-tailed lines of business in 2017. Sirius Group’s management believes diversification is a competitive advantage, which increases return per unit of risk, provides access to risk worldwide and reduces the overall volatility of results. Diversification is also the cornerstone of managing the cyclicality of insurance and reinsurance markets.
History of Long-Term Customer Relationships
Sirius Group’s global branch network, managed by a long-tenured and experienced team, has allowed Sirius Group to develop long-standing, local customer relationships. These strong relationships have allowed Sirius Group’s operating team to profitably navigate through both favorable and unfavorable market conditions. Sirius Group’s global management committee underwriting leaders have an average of approximately 20 years of employment with Sirius Group and 30 years in the insurance and reinsurance industry.
Over the years, Sirius Group has developed into a leading reinsurer primarily in Europe but also in the United States and in other parts of the world. Of Sirius Group’s 2019 underwriting year written premiums, 32% are from clients of 20 or more years and 52% are from clients of 10 or more years. Sirius Group’s long-standing relationships have contributed to its position in its markets that enables it to lead, co-lead or have influence on prices in 58% of its business (as measured on December 31, 2019), which influences terms and conditions.

Prudent, Disciplined Approach to Risk Management
Sirius Group is guided by its core operating principles and believes that a long-term commitment to disciplined underwriting and prudent pricing is firmly ingrained in its corporate culture. Sirius Group focuses risk management efforts on ensuring that exposure to potential loss in any business area remains at an acceptable level. Although these efforts include extensive modeling, Sirius Group also evaluates its total limit loss in a particular region to ensure that not only is the probable maximum loss (“PML”) within its tolerance, but the maximum foreseeable loss is as well.
Efficient Capital Deployment and Financial Strength
Sirius Group’s management believes that its long-standing presence in multiple markets, including North America and Europe, has allowed Sirius Group to deploy its capital in an efficient manner throughout the world. Sirius Group seeks to maintain capital and leverage at levels that support its ratings, and deploys its capital opportunistically across the entire organization. Another important benefit of Sirius Group’s capital structure is the $239 million deferred tax liability on retained earnings in Sirius Group’s Swedish “safety reserve” position as of December 31, 2019. Pursuant to Swedish regulations, all the retained earnings in the safety reserve, including the deferred tax liability, are available to pay claims and deemed to be capital supporting underwriting.
Management’s Extensive Experience
Sirius Group’s executive management team has extensive experience in the insurance and reinsurance industry across operations, strategy and mergers and acquisitions. On average, each team member has 26 years of professional experience. Sirius Group strives to continue to attract and retain exceptional talent by encouraging individual personal development of all its employees and rewarding them for outstanding performance.
Growth Strategy
Sirius Group’s corporate objective is to grow book value per share by maximizing underwriting profits through market cycles while preserving and achieving long-term growth. Sirius Group intends to pursue this objective with the following strategies:
Maintain Broad Geographic Coverage Across Multiple Lines
Sirius Group intends to leverage its multi-line offerings across a broad geographic scope to grow its business when appropriate. Sirius Group has had a long-standing presence in multiple markets and across multiple product categories and has developed long-term relationships with brokers and ceding companies. Sirius Group seeks to use management’s expertise, experience, and market relationships to identify and underwrite well-priced risks while delivering innovative risk transfer solutions to customers. Sirius Group believes that its flexibility and expertise in diverse insurance and reinsurance markets will allow it to create a well-balanced and profitable portfolio of risks across market cycles.
Manage Capital Prudently
Sirius Group actively manages its capital and business profile. Sirius Group strives to underwrite business only when the price and other terms and conditions are attractive. If Sirius Group needs to reduce its business volumes due to overly aggressive competition, it intends to do so, as it has done in the past. The “Reportable Segments” table under “Products and Services” later in this section demonstrates Sirius Group’s opportunistic underwriting approach, whereby Sirius Group has increased and decreased writings in various lines of business commensurate with prevailing market conditions. When appropriate, Sirius Group will consider dedicated pools of outside capital and use of retrocessional coverage.
Continue to Identify Opportunistic Acquisitions
Sirius Group has the in-house mergers and acquisitions capability and experience to source and successfully execute upon attractive opportunities. Sirius Group will continue to evaluate acquisition opportunities and pursue those that meet its strict criteria to generate attractive financial returns. Acquisitions can be in the form of active operations, such as the acquisitions of IMG and Armada, or in the form of run-off opportunities, which are led by the dedicated team at Sirius Global Solutions. While Sirius Group has an active and ongoing effort to pursue acquisitions, management believes that Sirius Group’s opportunistic and disciplined approach and experience ensures that it will be selective in pursuing transactions. In a given year, Sirius Group may complete several transactions or may not complete any, depending on the quality of opportunities that become available. Sirius Group is optimistic that there will continue to be attractive opportunities in the future.
Maintain a Disciplined Investment Approach
Sirius Group’s investment philosophy is to maximize long-term total returns (after-tax) while taking prudent levels of risk and maintaining a diversified portfolio, subject to its investment guidelines and various regulatory restrictions. Under this total return investment approach, gains in market prices of securities are valued equally with yield income.
Insurance and Reinsurance Overview
Products and Services
Sirius Group writes primary insurance and reinsurance business. Sirius Group’s primary insurance business is written predominantly by several MGUs in the accident and health space. Sirius Group employs a detailed selection process for these MGU partners, and has narrowly defined underwriting standards in place that are closely monitored by Sirius Group staff. In addition to the day-to-day interactions that Sirius Group has with the MGUs, audits are performed on a regular basis.
Reinsurance is an arrangement in which a reinsurance company (the “reinsurer”) agrees to indemnify an insurance company (the “ceding company”) for insurance risks underwritten by the ceding company. Reinsurance can benefit a ceding company in a number of ways, including reducing exposure on individual risks, providing catastrophe protections from large or multiple losses, and assisting in maintaining acceptable capital levels as well as financial and operating leverage ratios. Reinsurance can also provide a ceding company with additional underwriting capacity by permitting it to accept larger risks and underwrite a greater number of risks without a corresponding increase in its capital. Reinsurers may also purchase reinsurance, known as retrocessional reinsurance, to cover risks assumed from ceding companies. Reinsurance companies often enter into retrocessional agreements for many of the same reasons that ceding companies enter into reinsurance agreements.
Reinsurance is generally written on a treaty or facultative basis. Treaty reinsurance is an agreement whereby the reinsurer assumes a specified portion or category of risk under all qualifying policies issued by the ceding company during the term of the agreement, usually one year. When underwriting treaty reinsurance, the reinsurer does not evaluate each individual risk and generally accepts the original underwriting decisions made by the ceding company. Facultative reinsurance, on the other hand, is underwritten on a risk-by-risk basis, which allows the reinsurer to determine pricing for each exposure.
Treaty reinsurance is typically written on either a proportional or excess of loss basis. A proportional reinsurance treaty is an arrangement whereby a reinsurer assumes a predetermined proportional share of the premiums and losses generated on specified business. An excess of loss treaty is an arrangement whereby a reinsurer assumes losses that exceed a specific retention of loss by the ceding company.
A significant period of time normally elapses between the receipt of insurance premiums for MGUs and reinsurance premiums from ceding companies and the payment of claims. While premiums are generally paid to the insurer or reinsurer following inception of the underlying coverage, the claims process is delayed and generally begins upon the occurrence of an event causing an insured loss followed by: (i) the reporting of the loss by the insured to its broker or agent; (ii) the reporting by the broker or agent to the MGU or ceding company; (iii) the reporting by the ceding company to its reinsurance intermediary or agent; (iv) the reporting by the reinsurance intermediary or agent to the reinsurer; (v) the MGUs or ceding company’s adjustment and payment of the loss; and (vi) the payment to the MGU or ceding company by the reinsurer. During this time, the insurer or reinsurer invests the premiums, earns investment income, and generates net realized and unrealized investment gains and losses on investments.
Reportable Segments
Sirius Group classifies its business into four reportable segments — Global Reinsurance, Global A&H, U.S. Specialty, and Runoff & Other.
Global Reinsurance
Global Reinsurance consists of Sirius Group’s underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance.
Other Property — Sirius Group participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For Sirius Group’s international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the United States, the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines segment of the market.
Property Catastrophe Excess Reinsurance — Property catastrophe excess of loss reinsurance treaties cover losses from catastrophic events. Sirius Group writes a worldwide book with the largest concentration of exposure in Europe and the United States. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, Stockholm writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers.
Agriculture Reinsurance — Sirius Group provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored multi-peril crop insurance (“MPCI”). Sirius Group’s participation is net of the government’s stop-loss reinsurance protection. Sirius Group also provides coverage for crop-hail and certain named perils when bundled with MPCI business. Sirius Group also writes agriculture business outside of the United States.
Aviation & Space — Sirius Group provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations’ liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered. Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business.
Marine & Energy — Sirius Group provides marine & energy reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. Sirius Group also writes yacht business, both on reinsurance and a primary basis. The marine & energy portfolio is diversified across many countries and regions.
Trade Credit — Sirius Group writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country’s gross national product.
Contingency — Sirius Group underwrote a contingency insurance book primarily for event cancellation and non-appearance. Additionally, coverage for probability based risks with prize redemption was also offered. The contingency insurance business was exited in 2018; however, Sirius Group continues to offer this class on a treaty reinsurance basis on a selective basis for a few key clients.
Casualty Reinsurance — Sirius Group underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability, and other specialty classes, written on a proportional and excess of loss basis.

Global A&H
Global A&H consists of Sirius Group’s insurance and reinsurance business, and the MGU units (which include Armada and IMG). Armada’s products are offered in the United States while IMG and the insurance and reinsurance business write accident and health products on a worldwide basis.
Accident and Health insurance and reinsurance — Sirius Group is an insurer of accident and health business in the United States and internationally, on either an admitted or surplus lines basis, as well as a reinsurer of medical expense, travel and personal accident on a treaty or facultative basis worldwide. The MGU unit writes health insurance business worldwide through IMG and within the United States via Armada.
U.S. Specialty
U.S. Specialty consists of Sirius Group’s specialty insurance product offerings, which currently includes Environmental, Surety, and Workers’ Compensation.
Environmental underwrites a pure environmental insurance book in the United States consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor’s pollution liability, contractor’s pollution and professional liability.
Surety underwrote commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the United States. In April 2020, Sirius decided to exit the Surety business due to competitive market conditions in that business line and the recent economic downturn which presented new risks and challenges for this line of business.
Workers’ Compensation is a state-mandated insurance program that provides medical, disability, survivor, burial, and rehabilitation benefits to employees who are injured or killed due to a work-related injury or illness.
Runoff & Other
Runoff & Other includes the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks, environmental risks and other long-tailed liability exposures.
Gross and Net Written Premiums — Reportable Segments
The following table sets forth Sirius Group’s gross written premiums for the years ended December 31, 2019, 2018, and 2017:
(Millions)	2019	2018	2017
Other Property	$477.7	$624.9	$405.2
Property Catastrophe Excess Reinsurance	301.9	275.3	255.3
Casualty Reinsurance	203.9	131.9	38.2
Aviation & Space	95.1	72.5	65.7
Agriculture Reinsurance	70.0	64.1	71.6
Trade Credit	53.7	48.1	39.7
Marine & Energy	31.5	34.7	56.1
Contingency	5.0	16.6	18.4
Global Reinsurance	1,238.8	1,268.1	950.2
Global A&H	593.4	500.6	494.6
Workers’ Compensation	37.7	4.5	—
Environmental	20.5	10.1	—
Surety	8.1	4.8	—
U.S. Specialty	66.3	19.4	—
Runoff & Other	4.2	32.9	(5.5)
Total	$1,902.7	$1,821.0	$1,439.3

The following table sets forth Sirius Group’s net written premiums for the years ended December 31, 2019, 2018, and 2017:
(Millions)	2019	2018	2017
Other Property	$338.3	$416.8	$323.2
Property Catastrophe Excess Reinsurance	219.9	177.8	163.9
Casualty Reinsurance	203.9	131.9	38.2
Aviation & Space	76.6	61.9	55.0
Agriculture Reinsurance	68.7	62.3	69.1
Trade Credit	53.1	45.4	37.3
Marine & Energy	23.2	26.4	47.9
Contingency	4.2	12.1	14.6
Global Reinsurance	987.9	934.6	749.2
Global A&H	458.1	379.8	341.5
Workers’ Compensation	36.8	4.5	—
Environmental	10.2	5.1	—
Surety	7.1	3.5	—
U.S. Specialty	54.1	13.1	—
Runoff & Other	2.5	29.6	(0.5)
Total	$1,502.6	$1,357.1	$1,090.2
For the years ended December 31, 2019, 2018, and 2017, 76%, 76%, and 74%, respectively, of Sirius Group’s net written premiums were for reinsurance products, with the remainder for insurance products.
Diversification by Geography
Sirius Group’s net written premiums are geographically diversified across the world. The following table shows Sirius Group’s net written premiums by geographic region based on client location for the years ended December 31, 2019, 2018, and 2017:
(Millions)	2019	2018	2017
United States	$922.3	$794.7	$563.1
Europe	268.9	276.5	262.3
Canada, the Caribbean, Bermuda and Latin America	102.5	103.6	111.4
Asia and Other	208.9	182.3	153.4
Total	$1,502.6	$1,357.1	$1,090.2
Marketing and Distribution
For reinsurance business, Sirius Group obtains most of its submissions from reinsurance intermediaries that represent the ceding company. The process of placing an intermediary reinsurance program typically begins when a ceding company enlists the aid of a reinsurance intermediary in structuring a reinsurance program. The ceding company and the reinsurance intermediary will often consult with one or more lead reinsurers as to the pricing and contract terms for the reinsurance protection being sought. Once the ceding company has approved the terms quoted by the lead reinsurer, the reinsurance intermediary will offer participation to qualified reinsurers until the program is fully subscribed. Sirius Group considers both the reinsurance intermediary and the ceding company to be its clients. Sirius Group believes it has developed strong business relationships over a long period of time with the management of many of its ceding companies and reinsurance intermediaries.
Sirius Group pays ceding companies a ceding commission under most proportional reinsurance treaties and some excess of loss reinsurance treaties. The ceding commission is generally based on the ceding company’s cost of acquiring and administering the business being reinsured (e.g., agent commissions, premium taxes and certain miscellaneous expenses). The ceding commissions paid to ceding companies constitute the majority of Sirius Group’s total acquisition costs. Additionally, Sirius Group pays reinsurance intermediaries commissions based on negotiated percentages of the premium they produce on a per treaty or certificate basis.
For primary insurance business, mostly Global A&H, Sirius Group enters into agreements with select MGUs, who then market Sirius Group’s insurance products to the general public and have underwriting authority on its behalf. Sirius Group has narrowly defined underwriting standards in place for these MGUs that are closely monitored by Sirius Group staff. Sirius Group pays certain MGUs profit commissions based upon the underwriting profit business produced. In addition to the day-to-day interactions that Sirius Group has with its MGUs, audits are performed on a regular basis. These high-retention, long-term partnerships generate significant premium, and create alignment with the MGUs as they retain a share of underwriting results.
During the years ended December 31, 2019, 2018, and 2017, Sirius Group received gross written premiums from four major, third-party insurance and reinsurance intermediaries as detailed in the following table:
Gross written premium by intermediary	2019	2018	2017
AON Corporation and subsidiaries	24%	26%	22%
Guy Carpenter & Company and subsidiaries	24%	26%	25%
WT Butler and Co. Ltd.	11%	10%	10%
Willis Towers Watson plc and subsidiaries	10%	8%	8%
Total	69%	70%	65%
Policies with Respect to Certain Activities
The following is a discussion of Sirius’s underwriting and pricing, claims management, catastrophe risk management, and reinsurance protection policies.
Underwriting and Pricing
Sirius Group seeks to maintain a disciplined underwriting strategy which, while considering overall exposure, focuses on writing more business when market terms and conditions are favorable and reducing business volume during soft markets when terms and conditions become less favorable. Sirius Group offers clients a wide range of insurance and reinsurance products across multiple lines of business to satisfy risk management needs.
Sirius Group derives its reinsurance business from a broad spectrum of ceding companies, including national, regional, specialty, and excess and surplus lines writers, both internationally and in the United States. Sirius Group derives its primary insurance business mostly for Global A&H through several MGUs, which source business internationally and in the United States. Sirius Group prices its products by assessing the desired return on the expected capital needed to write a given contract and on the expected underwriting results of the contract. Sirius Group’s pricing indications are based on a number of underwriting factors including historical results, analysis of exposure and estimates of future loss costs, a review of other programs displaying similar exposure characteristics and the MGUs or ceding company’s underwriting and claims experience. Additionally, in the United States, Sirius Group’s underwriters, actuaries and claims personnel perform audits of all MGUs and certain ceding companies. Generally, ceding company audits are not customary outside the United States.
Reinsurers do not have the stringent regulations with respect to contract terms and policy exclusions that are generally imposed on primary insurers. For example, the Terrorism Risk Insurance Act in the United States is not applicable to reinsurers. As a result, terrorism exclusions on reinsurance contracts are dictated by the marketplace. Sirius Group evaluates terrorism exposure from its ceding companies and applies exclusions as it deems appropriate and as permitted by market conditions. Reinsurance on U.S. commercial risks written by Sirius Group subsequent to the terrorist acts of September 11, 2001 generally contains clauses that exclude acts of terrorism certified under the Terrorism Risk Insurance Act. Reinsurance on personal risks written by Sirius Group subsequent to the terrorist acts of September 11, 2001 generally contains exclusions related to nuclear, biological, radiological and chemical attacks.
Claims Management
Sirius Group maintains a staff of experienced insurance and reinsurance claim specialists. Sirius Group’s claims specialists work closely with reinsurance intermediaries, MGUs and insureds to obtain specific claims information on reported matters to properly adjust and resolve each matter. Where customary or appropriate, Sirius Group’s claims staff performs selective on-site claim reviews to assess an MGU’s claim handling abilities and, where customary or appropriate, a ceding company’s claim handling abilities and reserve techniques. In addition, Sirius Group’s claims specialists review loss information provided by ceding companies and MGUs for adequacy and accuracy. The results of these claim reviews are shared with the underwriters and actuaries to assist them in pricing products and establishing loss reserves.
Sirius Group also uses third-party administrators (“TPAs”) for certain claims, including claims arising from certain Runoff & Other claims related to certain acquired companies. Sirius Group’s claims staff performs on-site claim audits of certain TPAs to ensure the propriety of the controls and processes over claims serviced by the TPAs.
Catastrophe Risk Management
Sirius Group has exposure to catastrophe losses, mostly for Global Reinsurance, caused by hurricanes, earthquakes, tornadoes, winter storms, windstorms, floods, tsunamis, terrorist acts and other catastrophic events. In the normal course of business, Sirius Group regularly manages its concentration of exposures to catastrophic events, primarily by limiting concentrations of exposure to what it deems acceptable levels and, if necessary, purchasing reinsurance. In addition, Sirius Group seeks to limit losses that might arise from other extreme events such as terrorism, cyber or nuclear incidents, in its insurance and reinsurance contracts by exclusionary provisions where available. Sirius Group has significant exposure to windstorm, earthquake, wildfire, and flood events across the globe, primarily in North America, Europe, Asia (including Japan), Oceania, and Latin America.
Sirius Group licenses third-party global property catastrophe models from two of the leading vendors of industry-standard catastrophe modeling software, and also utilizes its own proprietary models to calculate expected PML estimates from various property natural catastrophe scenarios. Sirius Group prices its property catastrophe contracts using the aforementioned third-party software and internal models and other methods. Sirius Group also uses a proprietary property underwriting and pricing tool, referred to as “GPI,” which consolidates and reports on all its worldwide property exposures. GPI is used to calculate individual and aggregate PMLs by combining multiple third-party and proprietary models, actuarial methods, and underwriting judgement. For business that Sirius Group determines to have exposure to natural catastrophic perils, it models and assesses the exposure to quantify the appropriate premium for the exposure as part of its underwriting process. This includes property, accident and health, marine, and casualty exposures.
The following table provides an estimate of Sirius Group’s three largest PML zones on a per occurrence basis for 1-in-100 and 1-in-250 year events as of January 1, 2020 as measured by net after-tax exposure.

				Sirius Group Net After-Tax Loss
(Millions)	Modelled Industry Loss	Sirius Group Gross Loss	Net After Reinsurance and Reinstatements	Net After- Tax	Net After- Tax as % of Total Capital(1)	Net After-Tax as % of Common Shareholders’ Equity(1)
	1-in-100 year event
Southeast U.S.	$117,292.3	$397.3	$281.6	$256.9	10.1%	15.7%
West Coast U.S.	38,952.9	380.0	233.8	212.9	8.4%	13.0%
Europe	38,449.1	486.0	224.3	185.8	7.3%	11.3%
	1-in-250 year event
Southeast U.S.	$187,501.2	$580.7	$414.1	$376.2	14.8%	22.9%
West Coast U.S.	68,487.3	572.5	379.9	344.3	13.5%	21.0%
Europe	56,575.9	611.3	278.5	232.2	9.1%	14.2%

(1)
Total Capital and Common Shareholders’ Equity as of December 31, 2019. Total Capital represents total debt, Sirius Series B Preference Shares, and Common Shareholders’ Equity.

The proprietary GPI platform allows Sirius Group to choose either a third-party catastrophe modeling software or an internally developed model for PML reporting within each area and peril. The choice is based on a scientific, actuarial and underwriting assessment of the quality of the model by territory. If a third-party model is deemed to be qualitative overall but less strong in certain regards, Sirius Group may impose modifications on the model to mitigate any weaknesses. The third-party catastrophe modeling software provides new versions of their models on a periodic basis, usually annually for peak exposure zones. Sirius Group may implement these new versions for use in the underwriting and risk management process after having engaged in appropriate testing and achieving comfort with the model enhancements.
With GPI, the view of risk for each treaty can be further adjusted based on underwriting judgment regarding the specific exposures underlying each cedent’s portfolio. This yields a final view of risk for each cedent. This view of risk is aggregated across Sirius Group’s portfolio to an aggregated, simulated dataset from which PML estimates and any other portfolio metrics can be extracted.
Catastrophe modeling is dependent upon several broad scientific and economic assumptions. This includes fundamental assumptions on hazard frequency and intensity, assumptions on the vulnerability of different risks depending on their occupancy and building characteristics, assumptions on replacement values as well as assumptions on economic factors such as demand surge (the localized increase in prices of goods and services that often follows a catastrophe). Catastrophe modeling is inherently uncertain due to the significant uncertainties involved in estimating and quantifying these assumptions. Third-party modeling software does not provide information for all territories or perils for which Sirius Group writes business. Sirius Group uses its own proprietary models in these situations.
Sirius Group does not believe that it can rely solely upon catastrophe modeling to measure its exposure to natural catastrophe risk. For example, the losses arising from Hurricane Katrina for both Sirius Group and the industry were substantially in excess of losses previously predicted by third-party models from such an event. This was due to issues such as inadequate storm surge and demand surge assumptions in the models, as well as flooding from levees breaking, which was not fully contemplated in these models. Sirius Group monitors gross and net property catastrophe occurrence limits by country and region globally. Further, losses to a number of deterministic scenarios involving both natural and man-made catastrophes are estimated and tracked.
Reinsurance Protection
In the normal course of business, Sirius Group seeks to protect its business from losses due to concentration of risk and loss arising from catastrophic events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts. The effects of reinsurance on Sirius Group’s written and earned premiums and on losses and loss adjustment expenses (“LAE”) for the years ended December 31, 2019, 2018, and 2017 were as follows:
(Millions)	2019	2018	2017
Written premiums:
Direct	$511.2	$454.5	$450.2
Assumed	1,391.5	1,366.5	989.1
Gross written premiums	1,902.7	1,821.0	1,439.3
Ceded	(400.1)	(463.9)	(349.1)
Net written premiums	$1,502.6	$1,357.1	$1,090.2
Earned premiums:
Direct	$481.0	$432.6	$405.7
Assumed	1,357.7	1,236.2	942.2
Gross earned premiums	1,838.7	1,668.8	1,347.9
Ceded	(397.1)	(406.5)	(312.6)
Net earned premiums	$1,441.6	$1,262.3	$1,035.3
Losses and LAE:
Direct	$316.3	$260.5	$294.9
Assumed	1,111.4	819.1	701.3
Gross losses and LAE	1,427.7	1,079.6	996.2
Ceded	(257.4)	(179.6)	(185.0)
Net losses and LAE	$1,170.3	$900.0	$811.2
Sirius Group’s reinsurance protection primarily consists of pro-rata and excess of loss protections that protect all of its reportable segments. Attachment points and coverage limits vary by region around the world. Protections by reportable segment are listed below.
Global Reinsurance
Sirius Group’s core proportional property reinsurance programs provide protection for parts of the non-proportional treaty accounts written in Europe, the Americas, Caribbean, Asia, the Middle East, and Australia. These reinsurance protections are designed to increase underwriting capacity where appropriate, and to reduce exposure both to large catastrophe losses and to a frequency of smaller loss events.
Sirius Group has in place excess of loss retrocessional coverage for its worldwide earthquake related exposures. This coverage was renewed for one year at June 1, 2019, providing 50% of $40.0 million of reinsurance protection in excess of Sirius Group’s retention of $35.0 million and a further of 100% of $35.0 million of coverage in excess of $75.0 million.
Sirius Group periodically purchases industry loss warranties (“ILW”) contracts to augment its overall retrocessional program. The following ILW contracts are currently in force:
Scope	Limit	Trigger	Expiration Date
United States excluding North East, all natural perils	$5.0 million	$40.0 billion	July 5,2020
Sirius Group also purchases excess of loss reinsurance protection for its facultative and primary insurance property books. Almost all of Sirius Group’s excess of loss reinsurance protections, excluding ILWs which tend to only cover one loss event, include provisions that reinstate coverage at a cost of 100% or more of the original reinsurance premium.
The Aviation & Space reinsurance program is intended to reduce exposure to a frequency of small losses, a single large loss, or a combination of both. For the proportional and facultative aviation book, reinsurance protection purchased is geared to cover losses from events that cause a market loss in excess of $150.0 million up to a full policy limit of $2.0 billion. This program is in place through October 2020. For the non-proportional book, reinsurance protection includes a 12.5% quota share treaty. In addition, the non-proportional book is protected by ILWs totaling limits of $27.5 million. The ILWs attach at industry loss levels between $400.0 million and $800.0 million.
Other lines of business within the Global Reinsurance segment are protected through various quota share and excess of loss protections.
Global A&H
Sirius Group has excess of loss protection covering its personal accident and life accounts written in the Stockholm, Hamburg, Liege, and Singapore branches. For primary insurance, there are account-specific quota share and stop-loss reinsurance protections in place of various percentages for the medical benefits and student health business. In addition to these primary insurance protections, there is an excess of loss protection of unlimited dollars in excess of $1.5 million (per person) in place.
U.S. Specialty
The Workers’ Compensation, Environmental, and Surety lines of business within the U.S. Specialty segment are protected through various quota share and excess of loss protections.
Runoff & Other
Within the Runoff & Other segment, there are multiple reinsurance protections in place, primarily excess of loss protections.
Reinsurance Recoverables by Rating
As of December 31, 2019, Sirius Group had reinsurance recoverables on paid losses of $74 million and reinsurance recoverables of $410 million on unpaid losses. As of December 31, 2018, Sirius Group had reinsurance recoverables on paid losses of $55 million and reinsurance recoverables of $350 million on unpaid losses. Because retrocessional reinsurance contracts do not relieve Sirius Group of its obligation to its insureds, the ability to collect balances due from Sirius Group’s reinsurers is important to its financial strength. Sirius Group monitors the financial strength and ratings of retrocessionaires on an ongoing basis. Uncollectible amounts historically have not been significant.
The following table provides a listing of Sirius Group’s gross and net recoverable amounts by the reinsurer’s Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) rating and the percentage of total recoverables as of December 31, 2019. With certain reinsurers, if Standard & Poor’s rating was not available, an A.M. Best rating was used.
	December 31, 2019
Rating(1)	Gross	Collateral	Net	% of Net Total
AAA	$3.4	$—	$3.4	1%
AA	117.2	14.3	102.9	42%
A	301.8	195.6	106.2	43%
BBB or lower	14.9	13.7	1.2	1%
Not rated	46.9	13.4	33.5	13%
Total	$484.2	$237.0	$247.2	100%

(1)
Standard & Poor’s ratings as detailed above are: “AAA” (Extremely Strong), “AA” (Very strong), “A” (Strong), and “BBB” (Adequate).

Loss and LAE Reserves
Sirius Group establishes loss and LAE reserves that are estimates of future amounts needed to pay claims and related expenses for events that have already occurred. The process of estimating reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. See Note 2 “Summary of Significant Accounting Policies-Significant Accounting Policies” in Sirius Group’s audited financial statements and “Summary of Critical Accounting Estimates” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Joint Proxy Statement/Prospectus for a further discussion of loss and LAE reserves.
Sirius Group’s net incurred losses from asbestos and environmental (“A&E”) claims have totaled $166 million over the past ten years. Sirius Group’s A&E exposure is primarily from reinsurance contracts written between 1974 through 1985 by acquired companies. The exposures are mostly higher layer excess of loss treaty and facultative coverages with relatively low limits exposed for each claim. The acquisition of companies having modest portfolios of A&E exposure has been typical of several prior Sirius Global Solutions transactions and is likely to be an element of at least some future acquisitions. However, the acquisition of new A&E liabilities is undertaken only after careful due diligence and utilizing conservative reserving assumptions in relation to industry benchmarks. In the case of portfolios acquired previously, the exposures arise almost entirely from old assumed reinsurance contracts having small limits of liability. See Note 5 “Reserves for Unpaid Losses and Loss Adjustment Expenses-Asbestos and Environmental Loss and Loss Adjustment Expense Reserve Activity” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus.
Investments
Sirius Group’s investment objective is to maximize the total return, including yield income and gains and losses, over the long term, without assuming risk to a degree which could jeopardize the vitality of Sirius Group’s insurance franchise. This objective and associated policies and guidelines (“Investment Policy”) are established by the Finance Committee of the Sirius board. Certain relevant subsidiaries also approve policies and guidelines substantially similar to, and consistent with, the Sirius Group Investment Policy.
Sirius Group operates its investment portfolio in a way that would allow it to demonstrate to internal and external constituents that it is able, and will remain able, to pay insurance claims during, and after, periods of extreme volatility to its enterprise-whether such volatility arises from within its insurance business operations or investment portfolio. Such constituents include numerous regulatory regimes, rating agencies, shareholders and Sirius Group’s risk management framework.
The Investment Policy provides a cohesive framework to mitigate risk and prescribes a number of thresholds under which the portfolio is intended to operate. The group is expected to hold cash and fixed income investments that amount to no less than 100% of policyholder liabilities. Investable assets in excess of policyholder liabilities and liquidity needs are available to be invested in equity securities, funds, direct investments and other long-term investments.
Sirius Group operates subsidiaries and branches located throughout the world. Its global footprint requires Sirius Group to transact in numerous currencies. Where practical, Sirius Group aims to generally match material liabilities with assets and in many cases investable assets. From time to time, Sirius Group may utilize third party tools such as currency forwards or swaps to mitigate unmatched exposure or may choose to leave such exposure unmatched. Sirius Group does not apply hedge accounting to currency swaps or forwards.
See Note 2 “Summary of Significant Accounting Policies-Significant Accounting Policies” and Note 8 “Investment securities” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus as well as “Summary of Investment Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Joint Proxy Statement/Prospectus for a further discussion of investments.

Competition and Peers
The worldwide insurance and reinsurance markets are highly competitive. Competition is influenced by a variety of factors, including price charged and other terms and conditions offered, financial strength ratings, prior history and relationships, as well as expertise and the speed at which Sirius has historically paid claims.
Sirius Group competes for business in Europe, Bermuda, the United States and other international markets with numerous global competitors. Its competitors include other insurance and reinsurance companies and underwriting syndicates at Lloyd’s of London, as well as London Market Companies. Some of the companies that Sirius Group competes with directly include Alleghany Corporation, Arch Capital Group Ltd., Axis Capital Holdings Ltd., Everest Re Group, Ltd., General Reinsurance Corporation, Greenlight Capital Re, Ltd., Hannover Ruckversicherung AG, Munich Re Group, Odyssey Re Holdings Corp., PartnerRe Ltd., RenaissanceRe Holdings Ltd., Scor Global P&C, Swiss Re Group and Third Point Reinsurance Ltd. While some of these competitors have greater revenue and shareholders’ equity than Sirius Group, management believes that Sirius Group is well-suited to compete against its peers.
In addition, in recent years the persistent low interest rate environment and ease of entry into the reinsurance sector has led to increased competition from non-traditional sources of capital, such as insurance-linked funds or collateralized special purpose insurers, predominantly in the property catastrophe excess reinsurance market. This alternative capital provides collateralized property catastrophe protection in the form of catastrophe bonds, industry loss warranties and other risk-linked products that facilitate the ability for non-reinsurance entities, such as hedge funds and pension funds, to compete for property catastrophe excess reinsurance business outside of the traditional treaty market. As a result, Sirius Group has observed reduced pricing and/or reduced shares in certain property catastrophe excess markets, as well as certain other markets.
Seasonality
Sirius Group’s segments experience some seasonality with regard to quarterly recognition of premiums written, which are generally highest in the first quarter and lowest during the fourth quarter. Sirius expects this trend to continue in the future.
Regulation
The business of insurance and reinsurance is regulated in all countries in which Sirius Group operates, although the degree and type of regulation varies from one jurisdiction to another. As a holding company, Sirius Group is generally not directly subject to such regulations, but its various insurance and reinsurance operating subsidiaries are subject to regulation. The following describes the current material regulations under which Sirius operates.
Bermuda Insurance Regulation
Insurance Regulation Generally
Sirius’s Bermuda insurance operating subsidiary and other Bermuda operating companies are subject to the Insurance Act 1978 of Bermuda and related regulations, as amended (the “Insurance Act”). The Insurance Act imposes solvency and liquidity standards on Bermuda insurance companies, as well as auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and demand the production of documents and intervene in the affairs of insurance companies.
The BMA acts as the group supervisor for Sirius Group and has designated Sirius Bermuda, a Class 4 licensed Bermuda-based reinsurance company, which is the most strictly regulated insurance classification, as the designated insurer for group supervisory and solvency purposes (“Designated Insurer”). Therefore, Sirius Group is subject to the BMA’s group supervision and solvency rules which cover assessing the financial situation and solvency position of Sirius Group and regulating intra-Group transactions, risk concentration, governance procedures, risk management and regulatory reporting and disclosure. See “-Regulatory Group Supervision” below for further discussion.

Principal Representative
As a Class 4 insurer, Sirius Bermuda is required to maintain a principal office and to appoint and maintain a principal representative in Bermuda. It is the duty of the principal representative to notify the BMA if there is a likelihood of the insurer becoming insolvent, or upon becoming aware that a reportable “event” has occurred, or is believed to have occurred. Examples of a reportable “event” include a failure by the insurer to comply substantially with a condition imposed upon it by the BMA relating to its solvency position, governance and risk management or supervisory reporting and disclosures, a significant loss reasonably likely to cause the insurer to fail to comply with its enhanced capital requirement (discussed below) and the occurrence of a “material change” (as such term is defined under the Insurance Act) in its business operations.
Loss Reserve Specialist
As a Class 4 insurer, Sirius Bermuda is required to appoint a qualified individual approved by the BMA to be its loss reserve specialist, and is required to submit annually an opinion of its loss reserve specialist with its capital and solvency return in respect of its total general business insurance technical provisions (i.e. the aggregate of its net premium provisions, net loss and loss expense provisions and risk margin, as each is reported in the insurer’s statutory economic balance sheet). The loss reserve specialist’s opinion must state, among other things, whether or not the aggregate amount of technical provisions shown in the statutory economic balance sheet as at the end of the relevant financial year (i) meets the requirements of the Insurance Act and (ii) makes reasonable provision for the total technical provisions of the insurer under the terms of its insurance contracts and agreements. In order to comply with this requirement, Sirius Bermuda has appointed an independent loss reserve specialist to provide the opinion described above with Sirius Bermuda’s annual capital and solvency return.
Annual Statutory Financial Statements
As a Class 4 insurer, Sirius Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end. The statutory financial return includes, among other matters, the statutory financial statements and the calculations for the Class 4 insurer’s minimum solvency margin and liquidity ratio.
In addition, each year Sirius Bermuda is required to file with the BMA a capital and solvency return. As required by the Insurance Act, Sirius Group has published on its website its financial condition report as of December 31, 2018 which contains the minimum solvency margin and enhanced capital requirement of Sirius Group together with those of its Bermudian subsidiaries including Sirius Bermuda.
At the time of filing its statutory financial statements, Sirius Bermuda is also required to deliver to the BMA a declaration of compliance, with respect to the preceding financial year as to (i) compliance with all requirements of the minimum criteria applicable to it; (ii) compliance with the minimum margin of solvency as at its financial year end; (iii) compliance with the applicable enhanced capital requirements as at its financial year end; and (iv) compliance with any limitations, restrictions or conditions imposed upon issuance of its license, if applicable.
Minimum Liquidity Ratio
The Insurance Act provides a minimum liquidity ratio for general business insurers. A Class 4 insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities, as reported in the statutory financial return.
Minimum Solvency Margin and Enhanced Capital Requirements
Sirius Bermuda is required to maintain available statutory economic capital and surplus at a level equal to or in excess of its enhanced capital requirement (“ECR”), which is established by reference to either a model based on the BMA’s prescribed form of capital and solvency return (known as the Bermuda Solvency Capital Requirement or “BSCR”) or an approved internal capital model.

The BSCR model is a risk-based capital model which provides a method for determining a Class 4 insurer’s capital requirements (statutory economic capital and surplus) by taking into account the risk characteristics of different aspects of the Class 4 insurer’s business. The BMA has also established a target capital level (“TCL”) for each Class 4 insurer equal to 120% of its ECR. The TCL serves as an early warning tool for the BMA, and failure to maintain statutory capital at least equal to the TCL will likely result in increased regulatory oversight.
A Class 4 insurer is required to have general business assets that exceed the value of its general business liabilities by an amount prescribed by the Insurance Act, as its Minimum Solvency Margin (“MSM”). The MSM that a Class 4 insurer is required to maintain with respect to its general business is the greater of (i) U.S. $100 million, or (ii) 50% of net premiums written (with a credit for reinsurance ceded not exceeding 25% of gross premiums), or (iii) 15% of the aggregate of net loss and loss expense provisions and other reinsurance reserves, or (iv) 25% of the ECR as reported at the end of the relevant year.
Eligible Capital
A Class 4 insurer is required to disclose the makeup of its capital in accordance with the “3-tiered eligible capital system.” Under this system, all of the Class 4 insurer’s capital instruments will be classified as either basic or ancillary capital which in turn will be classified into one of three tiers based on their “loss absorbency” characteristics. Highest quality capital will be classified as Tier 1 Capital, and lesser quality capital will be classified as either Tier 2 Capital or Tier 3 Capital. Under this regime, up to certain specified percentages of Tier 1, Tier 2 and Tier 3 Capital may be used to support the Class 4 insurer’s MSM, ECR and TCL.
Non-insurance Business
As a Class 4 insurer, Sirius Bermuda may not engage in non-insurance business, unless that non-insurance business is ancillary to its core business. Non-insurance business means any business other than insurance business and includes carrying on investment business, managing an investment fund as operator, carrying on business as a fund administrator, carrying on banking business, underwriting debt or securities or otherwise engaging in investment banking, engaging in commercial or industrial activities and carrying on the business of management, sales or leasing of real property.
Code of Conduct
The Insurance Code of Conduct (the “Code of Conduct”) prescribes the duties, standards, procedures and sound business principles that must be complied with by all insurers registered under the Insurance Act. The BMA will assess an insurer’s compliance with the Code of Conduct in a proportional manner relative to the nature, scale and complexity of its business.
Cancellation of Insurer’s Registration
An insurer’s registration may be cancelled by the BMA at the request of the insurer or on certain grounds specified in the Insurance Act. For example, such grounds include a failure by the insurer to comply with its obligations under the Insurance Act or where the BMA believes that the insurer has not been carrying on business in accordance with sound insurance principles.
Restrictions on Dividends and Distributions
A Class 4 insurer is prohibited from declaring or paying a dividend if it is in breach of its MSM, ECR or minimum liquidity ratio, or if the declaration or payment of such dividend would cause such a breach. Where an insurer fails to meet its MSM or minimum liquidity ratio on the last day of any financial year, it will be prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA.
In addition, a Class 4 insurer is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files with the BMA an affidavit signed by at least two directors and the principal representative stating that it will continue to meet its solvency margin and minimum liquidity ratio.
On May 3, 2019, in connection with certain public announcements relating to defaults and cross-defaults on certain bonds and other debt obligations issued by certain subsidiaries of CMIG (such defaults, the “CMIG Defaults”), which is the ultimate parent company of CMIH, Sirius Bermuda and Sirius Group entered into a voluntary undertaking with the BMA to provide further comfort to the BMA as the group supervisor of Sirius Group and primary regulator of Sirius Bermuda, the designated insurer for group supervisory purposes, regarding the potential risks to Sirius Group in connection with the CMIG Defaults. Pursuant to the voluntary undertaking, each of Sirius Group and Sirius Bermuda have agreed, until May 3, 2021, to (a) provide ten days prior written notice to the BMA prior to declaring any dividend or capital distribution, which notice shall include an affidavit confirming that the declaration and payment of such dividend would not be in breach of (i) in the case of Sirius Bermuda, after the payment of a dividend, the requirement (x) to be able to pay its liabilities as they become due or (y) that its assets be greater than its liabilities, (ii) the minimum liquidity ratio in the case of Sirius Bermuda; and (iii) the TCL of 120% of the ECR for Sirius Group and Sirius Bermuda, and a summary description of the use proceeds from such declaration or dividend or capital distribution within Sirius Group or Sirius Bermuda, among other undertakings; (b) not enter into any guarantees, keepwells, loans or other financial arrangements between Sirius Group and CMIG, or provide any credit support with respect to any obligations of CMIG; and (c) not enter into any related party transaction with CMIG.
On March 27, 2020, Sirius Group extended the voluntary undertaking for an additional year. Pursuant to the voluntary undertaking, each of Sirius Group and Sirius Bermuda have agreed, until May 3, 2021, (a) to provide ten days prior written notice to the BMA prior to declaring any dividend or capital distribution, which notice shall include an affidavit confirming that the declaration and payment of such dividend would not be in breach of (i) the provisions of section 54 of the Companies Act in the case of Sirius Bermuda, (ii) the Minimum Liquidity Ratio as defined in the Insurance Act in the case of Sirius Bermuda; and (iii) the Target Capital Level of 120% of the Enhanced Capital Requirement as defined by the Bermuda Solvency Capital Requirement promulgated by the BMA for Sirius Group and Sirius Bermuda, and a summary description of the use proceeds from such declaration or dividend or capital distribution within Sirius Group or Sirius Bermuda; (b) not to enter into any guarantees, keepwells, loans or other financial arrangements between Sirius Group and CMIG, or provide any credit support with respect to any obligations of CMIG; and (c) not to enter into any related party transaction with CMIG without the BMA’s consent. For the six months ended June 30, 2020, Sirius Bermuda paid $70 million of dividends to its immediate parent.
Reduction of Capital
No Class 4 insurer may reduce its total statutory capital by 15% or more, as set out in its previous year’s financial statements, unless it has received the prior approval of the BMA.
Supervision, Investigation, Intervention and Disclosure
The BMA may, by notice in writing served on a registered person or a designated insurer, require the registered person or designated insurer to provide such information and/or documentation as the BMA may reasonably require with respect to matters that are likely to be material to the performance of its supervisory functions under the Insurance Act. In addition, it may require such person’s or insurer’s auditor, underwriter, accountant or any other person with relevant professional skill of such registered person or designated insurer to prepare a report on any aspect pertaining thereto. In the case of a report, the person so appointed shall immediately give the BMA written notice of any fact or matter of which he becomes aware or which indicates to him that any condition attaching to his registration under the Insurance Act is not or has not or may not be or may not have been fulfilled and that such matters are likely to be material to the performance of its functions under the Insurance Act. If it appears to the BMA to be desirable in the interests of the clients of a registered person or relevant insurance group, the BMA may also exercise these powers in relation to subsidiaries, parent companies and other affiliates of the registered person or designated insurer.
Where the BMA suspects that a person has failed to properly register under the Insurance Act or that a registered person or designated insurer has failed to comply with a requirement of the Insurance Act or that a person is not, or is no longer, a fit and proper person to perform functions in relation to a regulated activity, it may, by notice in writing, carry out an investigation into such person (or any other person connected thereto). In connection therewith, the BMA may require every person who is or was a controller, officer, employee, agent, banker, auditor, accountant, barrister and attorney or insurance manager to make a report and produce such documents in his care, custody and control and to attend before the BMA to answer questions relevant to the BMA’s investigation and to take such actions as the BMA may direct.
If it appears to the BMA that the business of the registered insurer is being conducted in a way that there is a significant risk of the insurer becoming insolvent or being unable to meet its obligations to policyholders, or that the insurer is in breach of the Insurance Act or any conditions imposed upon its registration, or the minimum criteria stipulated in the Insurance Act is not or has not been fulfilled in respect of a registered insurer, or that a person has become a controller without providing the BMA with the appropriate notice or in contravention of a notice of objection, or the registered insurer is in breach of its ECR, or that a designated insurer is in breach of any provision of the Insurance Act or the regulations or rules applicable to it, the BMA may issue such directions as it deems desirable for safeguarding the interests of policyholders or potential policyholders of the insurer or the insurance group, including but not limited to, restricting business activities, investments and dividends.
Fit and Proper Controllers
The BMA maintains supervision over the controllers of all registered insurers in Bermuda. A controller includes (i) the managing director of the registered insurer or its parent company; (ii) the chief executive of the registered insurer or of its parent company; (iii) a shareholder controller (as defined below); and (iv) any person in accordance with whose directions or instructions the directors of the registered insurer or of its parent company are accustomed to act. All registered insurers are required to give written notice to the BMA of a change in controller(s) within 45 days of becoming aware of such change. The BMA may object to a controller and require the controller to reduce its shareholdings and direct, among other things, that voting rights attaching to the shares shall not be exercisable.
The definition of shareholder controller generally refers to (i) a person who holds 10% or more of the shares carrying rights to vote at a shareholders’ meeting of the registered insurer or its parent company, or (ii) a person who is entitled to exercise 10% or more of the voting power at any shareholders’ meeting of such registered insurer or its parent company, or (iii) a person who is able to exercise significant influence over the management of the registered insurer or its parent company by virtue of its shareholding or its entitlement to exercise, or control the exercise of, the voting power at any shareholders’ meeting. These regulations may impact a person or entity’s ability to acquire 10% or more of Sirius Group common shares.
Notification of Material Changes
Registered insurers are required to give notice to the BMA of their intention to effect a material change within the meaning of the Insurance Act. Material changes include: the transfer or acquisition of insurance business; merger with or acquisition of another firm; acquisition of a controlling interest in an undertaking that is engaged in non-insurance business; outsourcing all or substantially all of Sirius’s actuarial, risk management, compliance, underwriting or internal audit functions; transfer or expansion into another line of business or the outsourcing of an officer role.
Regulatory Group Supervision
The BMA acts as group supervisor of Sirius Group and its subsidiaries (the “Regulatory Group”) and has designated Sirius Bermuda as the Designated Insurer. As the Designated Insurer, Sirius Bermuda is required to facilitate compliance by the Regulatory Group with group insurance solvency and supervision rules.
As group supervisor, the BMA performs a number of supervisory functions including (i) coordinating the gathering and dissemination of information which is of importance for the supervisory task of other competent authorities; (ii) carrying out a supervisory review and assessment of the Regulatory Group; (iii) carrying out an assessment of the Regulatory Group’s compliance with the rules on solvency, risk concentration, intra-group transactions and good governance procedures; (iv) planning and coordinating, with other competent authorities, supervisory activities in respect of the Regulatory Group, both as a going concern and in emergency situations; (v) coordinating any enforcement action that may need to be taken against the Regulatory Group or any of its members; and (vi) planning and coordinating meetings of colleges of supervisors (consisting of insurance regulators) in order to facilitate the carrying out of the functions described above.
Group Solvency and Group Supervision
The current supervision and solvency rules (together, “Group Rules”) apply to the Regulatory Group so long as the BMA remains Sirius Group’s group supervisor. Through the Group Rules, the BMA may take action which affects Sirius Group. Under the Group Rules, the Regulatory Group is required to annually prepare and submit to the BMA audited financial statements prepared in accordance with GAAP, statutory financial statements, an annual statutory financial return, a capital and solvency return, a Group Solvency Self-Assessment (“GSSA”), and a financial condition report. The GSSA assesses the quality and quantity of the capital required to adequately cover the risks to which the insurance group is exposed. In particular, the GSSA should, among other things, include consideration of the relationship between risk management, the quality and quantity of capital resources, the impact of risk mitigation techniques and diversification and correlation effects between material risks; describe the Regulatory Group’s risk appetite; be forward-looking; include appropriate stress and scenario testing and appropriately reflect all assets and liabilities, material off-balance sheet arrangements, material intra-group transactions, relevant managerial practices, systems and controls and a valuation basis that is aligned with the risk characteristics and business model of the group. The Regulatory Group is also required to maintain available Group statutory economic capital and surplus in an amount that is at least equal to the ECR of the Regulatory Group (“Group ECR”) and the BMA has established a group target capital level equal to 120% of Group ECR.
In addition, the Designated Insurer is required to file quarterly group financial returns for the Regulatory Group, ensure that the Regulatory Group appoints an individual approved by the BMA to be the group actuary and disclose the make of the Regulatory Group’s capital in accordance with a 3-tiered eligible capital system. Under the eligible capital requirements, all of the Regulatory Group’s capital instruments will be classified as either basic or ancillary capital which in turn will be classified into one of three tiers based on their “loss absorbency” characteristics. Highest quality capital will be classified Tier 1 Capital, lesser quality capital will be classified as either Tier 2 Capital or Tier 3 Capital. A minimum threshold of Tier 1 and maximum thresholds of Tier 2 and Tier 3 Capital used to satisfy the Regulatory Group MSM and Regulatory Group ECR requirements are specified under the rules.
Group Governance
The Group Rules require the Sirius board to establish and effectively implement corporate governance policies and procedures, which must be periodically reviewed to ensure they continue to support the overall organizational strategy of the Regulatory Group. In particular, the Sirius board must:
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ensure that operational and oversight responsibilities of the group are clearly defined and documented and that the reporting of material deficiencies and fraudulent activities are transparent and devoid of conflicts of interest;

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establish systems for identifying on a risk-sensitive basis those policies and procedures that must be reviewed annually and those policies and procedures that must be reviewed at other regular intervals;

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establish a risk management and internal controls framework and ensure that it is assessed regularly and such assessment is reported to the Sirius board, the chief executive officer and senior executives;

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establish and maintain sound accounting and financial reporting procedures and practices for the Regulatory Group; and

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establish and keep under review group functions relating to actuarial, compliance, internal audit and risk management functions which must address certain specific requirements as set out in the Group Rules.

Certain Other Bermuda Law Considerations
Sirius is a Bermuda exempted holding company limited by shares and incorporated under the Companies Act. As a result, Sirius Group is required to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus. Under Sirius Group’s bye-laws, each common share is entitled to dividends if, and when, dividends are declared by the Sirius board, subject to any preferred dividend rights which may be held by the holders any preference shares. In addition, the Companies Act regulates return of capital, reduction of capital and any purchase or redemption of shares by Sirius Group.
Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place in Bermuda. As an exempted company, Sirius Group may not participate in certain business transactions, including the carrying on of business of any kind in Bermuda, except in furtherance of its business carried on outside Bermuda or under license granted by the Minister of Finance. Generally, it is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.
On January 1, 2019, the Economic Substance Act 2018 (the “ESA”) came into effect in Bermuda. Under the provisions of the ESA, every Bermuda registered entity engaged in a “relevant activity” must satisfy economic substance requirements by maintaining a substantial economic presence in Bermuda. Carrying on as a business in either insurance or holding entity activities (both as defined in the ESA and Economic Substance Regulations 2018) are relevant activities under the ESA. Sirius Group’s registered entities are required to demonstrate compliance with the ESA by filing an annual economic substance declaration with the Registrar of Companies in Bermuda.
U.S. Insurance Regulation
State-Based Regulation
Sirius Group’s U.S.-based insurance and reinsurance operating subsidiaries are subject to regulation and supervision in each of the states where they are domiciled and where they are licensed to conduct business. Generally, state regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, statutory deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and loss adjustment expenses, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, annual and other report filings and market conduct.
Sirius Group’s U.S.-based insurance and reinsurance subsidiaries, and their respective domiciliary state regulators (the “Domiciliary States”) are as follows:
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Sirius America Insurance Company (New York State Department of Financial Services);

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Cedar Insurance Company (New York State Department of Financial Services); and

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Oakwood Insurance Company (Tennessee Department of Commerce and Insurance).

State Accreditation and Monitoring
All state insurance regulatory bodies with jurisdiction over Sirius Group’s U.S.-based insurance and reinsurance subsidiaries are accredited by the National Association of Insurance Commissioners (“NAIC”). Accredited states generally follow the model laws developed by the NAIC. However, there are jurisdictional differences that require reference to each state’s insurance laws. States have laws establishing the standards that an insurer must meet to maintain its license to write business. In addition, all states, including the Domiciliary States, have enacted laws substantially similar to the NAIC’s risk-based capital (“RBC”) standards for property and casualty companies, which are designed to determine minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations. The RBC formula for property and casualty insurance companies measures three major areas of risk: (1) underwriting, which encompasses the risk of adverse loss developments and inadequate pricing; (2) declines in asset values arising from market and/or credit risk; and (3) off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates or other contingent liabilities and excessive premium growth. RBC reports are provided annually to state regulators as part of an insurer’s financial reporting requirements. Insurers having less total adjusted capital than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. As of December 31, 2019, Sirius Group’s U.S. domiciled subsidiaries exceeded all required RBC regulatory thresholds.
The NAIC has a set of financial relationship tests known as the Insurance Regulatory Information System to assist state insurance regulators in monitoring the financial condition of insurance companies and identifying companies that require special regulatory attention operating in their respective states. Insurance companies generally submit data annually to their domiciliary state regulator, which in turn analyzes the data using prescribed financial data ratios (“IRIS ratios”), each with defined “usual ranges.” Generally, regulators will begin to investigate or monitor an insurance company if its IRIS ratios fall outside the usual ranges for four or more of the ratios. If an insurance company has insufficient capital, regulators may act to reduce the amount of insurance it can issue or, in severe situations, assume control of Sirius. None of Sirius Group’s U.S.-based (re)insurance subsidiaries is currently subject to regulatory scrutiny based on their respective IRIS ratios.
Many states have laws and regulations that limit an insurer’s ability to exit a market. Some states also limit canceling or non-renewing certain policies for specific reasons. State insurance laws and regulations include numerous provisions governing marketplace activities of insurers, including provisions governing marketing and sales practices, policyholder services, claims management and complaint handling. State regulatory authorities generally test and enforce these provisions through periodic market conduct examinations. These laws are applicable to certain types of primary insurance policies, but not applicable to reinsurance.
States have adopted laws modeled on the NAIC’s Risk Management and Own Risk and Solvency Assessment Model Act (“ORSA Model Act”) to strengthen the ability of regulators to understand and regulate the risk-management practices of insurers and insurance groups. The ORSA Model Act requires insurers meeting premium thresholds to: (1) maintain a risk-management framework; and (2) annually submit a comprehensive report (“ORSA Report”) designed to assess the adequacy of an insurer’s risk-management practices, including risks related to the insurer’s future solvency position. Each of the Domiciliary States has substantially adopted the ORSA Model Act, and Sirius Group’s U.S.-based (re)insurance subsidiaries are in compliance with the ORSA Model Act as adopted by the Domiciliary States.
Holding Company Regulation
As a holding company, Sirius Group is subject to the state insurance holding company statutes as well as certain other laws of each of the Domiciliary States. The insurance holding company statutes generally require an insurance holding company and insurers that are members of such holding company system to register with their domestic insurance regulators and to file certain reports with those authorities, including information concerning their capital structure, ownership, financial condition, certain intercompany transactions and general business operations.
The NAIC’s amended Insurance Holding Company System Regulatory Model Act (the “Amended Holding Company Model Act”), addresses the concept of “enterprise risk” within an insurance holding company system and provides enhanced authority for states to regulate insurers as well as their affiliated entities and imposed more extensive informational requirements on parents and other affiliates of licensed insurers or reinsurers for the purpose of protecting licensed companies from enterprise risk. The Amended Holding Company Model Act requires the ultimate controlling person in an insurer’s holding company structure to identify and annually report to state insurance regulators material risks within the structure that could pose enterprise risk to the insurer. Each of the Domiciliary States has substantially adopted the Amended Holding Company Model Act.
Acquisition of Control
Insurance holding company laws generally provide that no person or entity may acquire control of an insurance company, or a controlling interest in any parent company of an insurance company, without the prior approval of such insurance company’s domiciliary state insurance regulator. Control is generally presumed to exist if any person acquires, directly or indirectly, 10% or more of the voting securities of an insurance company. This statutory presumption of control may be rebutted by showing that control does not exist in fact. Control may also be deemed to exist upon the possession of the power to direct or cause the direction of the management and policies of any person, whether through ownership of voting securities, by contract or otherwise.
To obtain approval of any acquisition of control, the proposed acquirer must file with the applicable insurance regulator an application disclosing, among other information, its background, financial condition, the financial condition of its affiliates, the source and amount of funds by which it will affect the acquisition, the criteria used in determining the nature and amount of consideration to be paid for the acquisition, proposed changes in the management and operations of the insurance company and other related matters. In considering an application to acquire control of an insurer, an insurance commissioner generally will consider such factors as the experience, competence and financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquirer’s plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. Regulations pertaining to an acquisition of control of an insurance company may impact a person or entity’s ability to acquire Sirius Group, as well as Sirius Group’s ability to acquire an insurance company.
Guaranty Funds and Mandatory Shared Market Mechanisms
All states within the United States and the District of Columbia have insurance guaranty fund laws requiring insurance companies doing business within those jurisdictions to participate in guaranty associations. Sirius Group’s U.S.-based insurance and reinsurance subsidiaries may be required to participate in guaranty funds to help pay the obligations of impaired, insolvent or failed insurance companies to their policyholders and claimants. Such participation generally includes an assessment based on the premiums written by the insurer in such state applicable to particular lines of business.
Pricing, Investments and Dividends
Nearly all states have insurance laws requiring licensed property and casualty insurance companies to file their rates, rules and policy or coverage forms with the state’s regulatory authority. In most cases, such rates, rules and forms must be approved prior to use. While pricing laws vary from state to state, their objectives are generally to ensure that rates are not excessive, unfairly discriminatory or used to engage in unfair price competition. The ability and timing of Sirius Group’s U.S.-based (re)insurance subsidiaries to increase rates are dependent upon the regulatory requirements in each state where policies are sold.
Sirius Group’s U.S.-based (re)insurance subsidiaries are subject to state laws and regulations that require investment portfolio diversification and that dictate the quality, quantity and general types of investments they may hold. Non-compliance may cause non-conforming investments to be non-admitted when measuring statutory surplus and, in some instances, may require divestiture. Sirius Group’s investment/finance units continually monitor portfolio composition to ensure compliance with the investment rules applicable to each (re)insurance subsidiary.
Under the insurance laws of the Domiciliary States, an insurer is restricted with respect to the timing and the amount of dividends it may pay without prior approval by regulatory authorities. Under the current law of the State of Tennessee, where Oakwood Insurance Company (“Oakwood”) is domiciled, an insurer has the ability, without the prior approval of the regulatory authority and subject to the availability of earned surplus, to pay dividends or make distributions which, together with dividends or distributions paid during the preceding twelve months, do not exceed the greater of (i) 10% of the insurer’s surplus as regards policyholders as of the immediately preceding year end or (ii) the net income of the insurer (excluding realized capital gains) for the preceding twelve-month period ending as of the immediately preceding year end. Under the current law of the State of New York, where Sirius America, Empire Insurance Company (“Empire”), and Cedar Insurance Company (“Cedar”) are domiciled, an insurer has the ability to pay dividends during any 12-month period without the prior approval of the regulatory authority in an amount set by a formula based on the lesser of adjusted net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to the regulatory authority, subject to the availability of earned surplus and subject to dividends paid in prior periods. The insurance laws and regulations of the

Domiciliary States also require that an insurer’s surplus as regards policyholders following any dividend or distribution be reasonable in relation to such insurer’s outstanding liabilities and adequate to meet its financial needs.
Based upon these formulas, as of December 31, 2019, Sirius America and Empire have dividend capacity without prior approval of the applicable regulatory authority, while Oakwood and Cedar do not have dividend capacity without prior approval of the applicable regulatory authorities.
On July 7, 2020, Sirius Group sold 100% of the common shares of Empire to Physicians’ Reciprocal Insurers.
U.S. Federal Regulation Affecting the Insurance Industry
Sirius Group’s U.S.-based insurance and reinsurance subsidiaries are not federally regulated, but they are impacted by other federal regulations targeted at the insurance and other industries. From time to time, federal measures are proposed that may significantly affect the insurance business, for example, the Terrorism Risk Insurance Act. The Terrorism Risk Insurance Act provides a federal backstop to all U.S.-based property and casualty insurers for insurance-related losses resulting from any act of terrorism on U.S. soil or against certain U.S. air carriers, vessels or foreign mission.
The federal government also has issued certain orders and regulations that require Sirius Group’s U.S.-based (re)insurance subsidiaries to establish certain internal controls. Most significant of these regulations is the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”). OFAC proscribes transactions with specially designated nationals (“SDNs”) and blocked countries due to ties with matters such as terrorism, drugs and money laundering. Insurance and reinsurance transactions with SDNs and blocked countries are prohibited and violation can result in significant fines.
While the federal government does not directly regulate the insurance business, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) made sweeping changes to the regulation of financial services entities, products and markets.
The Dodd-Frank Act established the Federal Insurance Office (“FIO”) within the Treasury Department to monitor the insurance industry and certain lines of business. The FIO is designed principally to exercise a monitoring and information-gathering role, rather than a regulatory role. The director of the FIO has submitted reports to Congress regarding (i) how to modernize and improve the system of insurance regulation in the United States, (ii) the impact of Part II of the Nonadmitted and Reinsurance Reform Act of 2010 and (iii) the global reinsurance market and the regulation of reinsurance. These activities could ultimately lead to changes in the regulation of certain insurers and reinsurers in the United States.
The Dodd-Frank Act also authorizes the FIO to assist the Treasury Department in negotiating covered agreements. A covered agreement is an agreement between the United States and one or more foreign governments, authorities or regulatory entities, regarding prudential measures with respect to insurance or reinsurance. The FIO is further charged with determining, in accordance with the procedures and standards established under the Dodd-Frank Act, whether state laws are preempted by a covered agreement. Pursuant to this authority, in September 2017, the United States and the European Union signed a covered agreement (the “Covered Agreement”) to address, among other things, reinsurance collateral requirements. U.S. state regulators have 60 months, or five years, to adopt reinsurance reforms removing reinsurance collateral requirements for European Union reinsurers that meet the Covered Agreement’s prescribed minimum conditions or else state laws imposing such reinsurance collateral requirements may be subject to federal preemption. On June 25, 2019, the NAIC Executive Committee and Plenary adopted revisions to the Credit for Reinsurance Model Law and Regulation (“Model Law and Regulation”) which incorporate relevant provisions of the Covered Agreement. Individual states are now beginning a process of adopting the Model Law and Regulation. The reinsurance collateral provisions of the Covered Agreement may increase competition, in particular with respect to pricing for reinsurance transactions, by lowering the cost at which competitors are able to provide reinsurance to U.S. insurers.
Consumer Protection Laws and Privacy and Data Security Regulation
The NAIC has adopted an Insurance Data Security Model Law, which when adopted by the states, will require insurers and other related entities that are licensed under state insurance laws to comply with certain data and information security requirements, such as developing an information security program, conducting risk assessments and overseeing the data security practices of third-party vendors. In addition, certain federal and state laws and regulations require financial institutions, including insurers, to protect the security and confidentiality of nonpublic personal information, including certain health-related and customer information, and to notify customers and other individuals about their policies and practices relating to their collection and disclosure of health-related and customer information and their practices relating to protecting the security and confidentiality of such information. State laws regulate use and disclosure of social security numbers and federal and state laws require notice to affected individuals, law enforcement, regulators and others if there is a breach of the security of certain nonpublic personal information, including social security numbers.
Issues surrounding data security and the safeguarding of consumers’ protected information are under increasing regulatory scrutiny by state and federal regulators, particularly in light of the number and severity of recent U.S. companies’ data breaches. The Federal Trade Commission, the Federal Bureau of Investigation, the Federal Communications Commission, the New York State Department of Financial Services, and the NAIC have undertaken various studies, reports and actions regarding data security for entities under their respective supervision. Some states have recently enacted new insurance laws that require certain regulated entities to implement and maintain comprehensive information security programs to safeguard the personal information of insureds and enrollees. For example, New York requires financial institutions, including certain of Sirius Group’s U.S.-based (re)insurance subsidiaries, to establish a cybersecurity program with specific technical safeguards and requirements regarding governance, incident planning, data management, system testing and regulator notification. In addition, the California Consumer Privacy Act of 2018, which took effect January 1, 2020, requires Sirius Group to comply with obligations to identify and secure personal data, among other requirements.
Sirius Group expects cybersecurity risk management, prioritization and reporting to continue to be an area of significant regulatory focus by such regulatory bodies and self-regulatory organizations.
European Insurance Regulation
Businesses that carry out insurance activities in Europe are subject to extensive insurance laws and regulations, including prudential requirements and requirements relating to the manner in which insurance activities are conducted. These laws and regulations are generally designed to protect the interests of policyholders, consumers and claimants, rather than investors.
Prudential regulation and supervision focuses on authorization, ownership and control, resourcing and capital adequacy, risk identification and management, and sound governance. Conduct regulation focuses on the manner in which an insurer or insurance intermediary conducts itself in relation to its interactions with customers. Businesses carrying out insurance activities are primarily regulated and supervised by government authorities within their home jurisdictions.
The regulatory framework promulgated under the Solvency II Directive 2009/138/EC, Commission Delegated Regulation (EU) 2015/35, a number of Commission Implementing Technical Standards and the European Insurance and Occupational Pensions Authority (“EIOPA”) Guidelines (the “Solvency II Regulation”) for insurance business provides a single set of key prudential requirements that apply to insurance and reinsurance businesses operating within the European Economic Area (“EEA”). It imposes economic risk-based solvency requirements across all member states. The aim of the Solvency II Regulation is to ensure that insurance and reinsurance undertakings are financially sound and can withstand adverse events in order to protect policyholders and the stability of the financial system as a whole. It also aims at the creation of a single market for insurance in the EEA with consistent regulatory requirements and harmonized supervision. The Solvency II Regulation is categorized into three ‘pillars’, covering quantitative requirements, such as capital requirements designed to ensure that sufficient and appropriate assets are held to cover insurance liabilities and risk exposure (Pillar 1), qualitative requirements relating to governance and risk-management (Pillar 2), and transparency obligations requiring disclosure of extensive information to supervisors and to the public (Pillar 3).
The Solvency II Regulation requirements in respect of insurance groups include group solvency and capital requirements, group disclosure and supervisory reporting, and undertaking a group own risk and solvency assessment. The Bermuda commercial insurance regulatory regime has been approved by the European Commission as being Solvency II equivalent. Therefore, the Solvency II group requirements are capped at the highest European entity, Sirius International UK Holdings Ltd. (“SIUK”). Accordingly, the Swedish Financial Supervisory Authority (the “SFSA”) is the group supervisor for the SIUK group, and the BMA has been designated as the group supervisor for the Sirius Group-level and below. As a consequence of the U.K. withdrawal from the European Union, Sirius Group is preparing for the Solvency II Regulation group requirements to apply to another of its subsidiary holding companies within the European group which is located in Luxembourg.
In addition to the Solvency II Regulation, there are a number of pan-European rules and regulations in relation to the distribution of insurance in the EEA. The Insurance Distribution Directive (EU/2016/97) (the “IDD”) was implemented in all EEA states by October 1, 2018. The IDD applies to all distributors of insurance and reinsurance products (including insurers and reinsurers selling directly to customers) and intends to strengthen the regulatory regime applicable to distribution activities through increased transparency, information and conduct requirements.
The General Data Protection Regulation (EU 2016/679) (“GDPR”) became effective on May 25, 2018. The GDPR is intended to harmonize data protection procedures and enforcement across the EU and achieve consistency with the system for ensuring privacy online and it is directly applicable to data controllers and data processors in all member states. Many of the provisions of the GDPR will have a significant impact on data controllers and processors who are active within the EEA, and those who are located outside it, including Sirius Group. The penalties for breach of GDPR and IDD are substantial.
Sweden Insurance Regulation
Sirius International is subject to regulation and supervision by the SFSA. As Sweden is a member of the EU, the SFSA supervision of branches is recognized across all locations within the EU (apart from customer conduct that is regulated and supervised locally across the EU). The SFSA has broad supervisory and administrative powers over such matters as licenses, governance and internal control, standards of solvency, investments, methods of accounting, form and content of financial statements, minimum capital and surplus requirements, and annual and other report filings. Non-compliance can be sanctioned by warnings, fees or withdrawal of license.
The Solvency II Regulation is implemented in Sweden primarily through the Swedish Insurance Business Act (Sw. försäkringsrörelselag (2010:2043)) (the “IBA”), the measures set out in the Commission Delegated Regulation (EU) 2015/35 and the Commission Implementing Technical Standards and have direct effect in Sweden. The IBA, the Commission Delegated Regulation (EU) 2015/35 and the Commission Implementing Technical Standards constitute the main legal framework applicable to insurance business in Sweden. In addition, the SFSA and EIOPA issues regulations and general guidelines. Supplementary company law for most insurance companies is provided in the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)).
Insurance companies are obliged to provide, on an ongoing basis, information about their financial status, and the SFSA may conduct on-site inspections and review the operations at any time. In addition to what is required under the Solvency II Regulation, Swedish insurance companies must conduct the business in accordance with “generally accepted insurance practices.”
Safety Reserve
Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax income amounts into a reserve referred to as a “Safety Reserve.” Under local statutory requirements, an amount equal to the deferred tax liability on Sirius International’s Safety Reserve is included in Solvency Capital. Access to the Safety Reserve is restricted to cover insurance and reinsurance losses and to cover a breach of the Solvency Capital Requirement. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the balance of the Safety Reserve, without any provision for deferred taxes, in Sirius International’s regulatory capital when assessing Sirius International and Sirius Group’s financial strength.

As of December 31, 2019, Sirius International’s Safety Reserve amounted to SEK 10.2 billion, or $1.1 billion (based on the December 31, 2019 SEK to USD exchange rate). Under GAAP, an amount equal to the Safety Reserve, net of a related deferred tax liability established at the Swedish tax rate, is classified as common shareholders’ equity. Generally, this deferred tax liability ($226 million based on the December 31, 2019 SEK to USD exchange rate) is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, the related deferred tax liability is not taken into account by Swedish regulatory authorities for purposes of calculating Solvency Capital under Swedish insurance regulations.
Pursuant to tax legislation enacted in Sweden in June 2018, the tax rate applicable to Swedish corporations decreased to 21.4% effective as of January 1, 2019, and then will further reduce to 20.6% starting in 2021. The tax legislation also introduced an annual tax on the Safety Reserve effective as of January 1, 2019. This provision adds additional taxable income for Sirius annually. The calculation applies the Government Borrowing Rate (with a floor rate of +0.5%) to the Safety Reserve balance at the beginning of the year. At the current year tax rate of 21.4% the additional tax expense for 2019 is SEK 11 million, or $1 million (based on the December 31, 2019 SEK to USD exchange rate).
Further, the enacted legislation also included a new provision treating an amount equal to 6% of the Safety Reserve balance as of January 1, 2021, as additional taxable income in tax year 2021 only, subject to tax at the applicable 20.6% rate. Based on this provision and Sirius International’s Safety Reserve balance as of December 31, 2019, Sirius International has recorded an additional deferred tax liability as of December 31, 2019 in the amount of SEK 131 million, or $14 million (based on the December 31, 2019 SEK to USD exchange rate).
Change of Control
The acquisition of a “qualifying holding” directly or indirectly in Sirius International requires approval from the SFSA prior to completion. “Qualifying holding” means:
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a direct or indirect ownership in an undertaking, where the holding represents 10% or more of the equity capital or of all voting participating interests; or

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the ability to exercise a significant influence over the management of the undertaking (e.g. possible shareholder agreements which might have an impact on the influence over the undertaking)

In addition, approval from the SFSA must be obtained when the holding is increased so that the holding represents or exceeds 20%, 30% or 50% of the equity capital or of all voting participating interests, or when Sirius becomes a subsidiary. The same is valid if there is a decrease. When certain persons or companies act in concert, their holdings are aggregated to determine whether such persons or companies acquire a qualifying holding or cross any relevant threshold.
The SFSA assesses the suitability of the acquirer and will generally grant authorization if, among other things, the acquisition is found to be financially sound. The SFSA will also assess the acquirer’s reputation, financial standing and possible links to money laundering and financing of terrorism. The ownership assessment also encompasses a suitability assessment of the management of all legal persons’ acquiring a qualifying holding in Sirius International.
United Kingdom Insurance Regulation
The financial services industry in the United Kingdom is currently dual-regulated by the Financial Conduct Authority (the “FCA”) and the Prudential Regulation Authority (the “PRA”) (collectively, the “U.K. Regulators”). Prudential regulation and supervision of insurance undertakings is carried out by the PRA and the regulation and supervision of conduct matters is carried out by the FCA. All insurers and Lloyd’s managing agents are regulated by both the PRA and the FCA, while businesses that only carry on insurance intermediary activities are solely regulated by the FCA for both prudential and conduct matters. The Financial Policy Committee (which is within the Bank of England) is responsible for the overall prudential regulation of the financial services industry.
There remains some considerable uncertainty as to the legal and regulatory landscape that will exist in respect of the U.K. insurance regulatory regime and the future approach U.K. legislation and regulation may take following the U.K.’s anticipated transition from the EU in 2020 and as to the terms of any transitional agreement that may be entered into between the U.K. and EU.
Sirius Group’s U.K.-based authorized insurance subsidiaries are as follows:
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Sirius International Managing Agency Limited, a Lloyd’s managing agent that is dual-regulated by the PRA and FCA and supervised by Lloyd’s; and

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A La Carte Healthcare Limited and IMG Europe Limited, both insurance intermediaries regulated by the FCA.

Sirius International Insurance Corporation also operates in the U.K. under an EEA branch passporting license and one company within Sirius Group, Sirius International Corporate Member Limited (“Sirius International Corporate Member”), is a corporate member of Lloyd’s.
PRA and FCA regulation
The primary statutory objectives of the PRA in relation to its supervision of insurers are (i) to promote their safety and soundness; and (ii) to contribute to the securing of an appropriate degree of protection for policyholders or those who may become policyholders. As conduct regulator, the FCA also acts to protect policyholders but the FCA’s focus is to ensure that consumers are treated fairly when dealing with insurers and insurance intermediaries while the PRA’s focus is to ensure that policyholders have appropriate protection in respect of the cover for the risks that they are insured against.
The U.K. Regulators have extensive powers to intervene in the affairs of the insurance businesses that they regulate and to monitor compliance with their objectives, including amending (including by imposing limitations on) or withdrawing a firm’s authorization, prohibiting individuals from carrying on regulated activities, suspending firms or individuals from undertaking regulated activities and fining or requiring compensation from firms and individuals who breach their rules.
Businesses carrying out insurance activities in the U.K. must not only comply with the PRA’s requirements (as set out in the PRA Rulebook) and the FCA’s requirements (as set out in the FCA Handbook) but also a wide range of U.K. insurance legislation. The most notable of such legislation is the Financial Services and Markets Act 2000 (“FSMA”), which includes the requirements for becoming authorized to carry out regulated insurance activities, regulated and prohibited activities of an insurance company, the approval process for the acquisition or disposal of control of insurance companies, rules on financial promotions, transfers of insurance portfolios and market abuse provisions. This is complemented by a range of statutory instruments on certain subjects, for example the authorization or exemption process. In addition, U.K. companies carrying out insurance activities must comply with general legislation, such as the U.K. Companies Act 2006.
Lloyd’s regulation
As well as regulating insurers and insurance intermediaries, the U.K. Regulators also regulate Lloyd’s. The U.K. Regulators and Lloyd’s have common objectives in ensuring that the Lloyd’s market is appropriately regulated. Lloyd’s is required to implement certain rules prescribed by the U.K. Regulators by the powers it has under the Lloyd’s Act of 1982 (“Lloyd’s Act”) relating to the operation of the Lloyd’s market. In addition, each year the U.K. Regulators require Lloyd’s to satisfy an annual solvency test that measures whether Lloyd’s has sufficient assets in the aggregate to meet all the outstanding liabilities of its members. The PRA and the FCA can give directions to Lloyd’s in order to advance their statutory objectives.
The governing body of the Lloyd’s market is the Council of Lloyd’s (the “Council”). The Council is responsible for the supervision and management of the Lloyd’s market and it has the power to regulate and direct the business of the market. The Lloyd’s Acts, byelaws, requirements made under byelaws, minimum standards, guidance, codes of conduct and bulletins issued by or under the authority of the Council together contain the powers and requirements that apply in respect of businesses operating in the Lloyd’s market. In addition, Lloyd’s prescribes, in respect of its managing agents and corporate and individual members (“Members”), certain minimum standards relating to their management and control, financial resources and various other requirements. In addition, as dual-regulated firms, managing agents must comply with the relevant parts of the PRA Rulebook and the FCA Handbook (including FCA capital resources requirements). Sirius Group participates in the Lloyd’s market through the 100% ownership of Sirius International Corporate Member, which is the sole member of Syndicate 1945. Syndicate 1945 commenced underwriting on July 1, 2011 and is managed by another wholly-owned subsidiary within Sirius Group, Sirius International Managing Agency. Lloyd’s approved stamp capacity for Syndicate 1945 in 2020 is £91 million, or approximately $120 million (based on the December 31, 2019 GBP to USD exchange rate). Stamp capacity is a measure of the amount of net premium (gross premiums written less acquisition costs) that a syndicate is authorized by Lloyd’s to write.
Sirius International Corporate Member, as a Member of Lloyds, is required to contribute 0.35% of Syndicate 1945’s premium income limit for each year of account to the Lloyd’s Central Fund (“Central Fund”). If a Member is unable to pay its obligations to policyholders, such obligations may be payable by the Central Fund. If Lloyd’s determines that the Central Fund needs to be increased, it may levy premiums on current Members. The Council of Lloyd’s has discretion to call upon up to 3% of a Member’s underwriting capacity in any one year as a Central Fund contribution.
The underwriting capacity of a Member must be supported by providing a deposit in the form of cash, securities, letters of credit or guarantees (“Funds at Lloyd’s”) in an amount to be determined pursuant to the Members’ capital requirements set by Lloyd’s.
The amounts of capital required by Lloyd’s to be maintained in the form of Funds at Lloyd’s to support the activities of the Members of a syndicate is determined by a combination of the managing agent’s assessment of capital requirements for the syndicate, and review and challenge by Lloyd’s. The managing agent’s assessment of capital requirements for the syndicate determines its view of the Solvency Capital Requirement (“SCR”); this represents the capital needed to support the syndicate, based on modeling individual syndicate robustness against the risk environment in which the syndicate operates. Lloyd’s may or may not approve the level of SCR as submitted by the managing agent and has the authority to require the SCR to be increased. The approved or amended SCR is then uplifted by an economic capital margin (currently a flat 35% for all syndicates) to produce an amount of syndicate capital known as the economic capital assessment (“ECA”). The level of the ECA is set to ensure that Lloyd’s overall aggregate capital is maintained at a level necessary to retain its desired rating, as well as to meet the requirements of the U.K. Regulators. Any failure to comply with these requirements may affect the amount of business which the syndicate may underwrite and/or could result in sanctions being imposed by Lloyd’s and/or the U.K. Regulators. The process and the method by which the required capital is calculated may alter from year to year and may affect the level of participation of Members in a particular syndicate.
In addition to a Member’s Funds at Lloyd’s, at a syndicate level insurance premiums are held in a premium trust fund for the benefit of policyholders whose contracts are underwritten by the syndicate and these funds are the first resources used to pay claims made by policyholders of that syndicate.
Lloyd’s has wide discretionary powers to regulate a Member’s underwriting. All syndicates at Lloyd’s must also submit their business plans to Lloyd’s for approval and amendments or restrictions may be applied to proposed business plans or, in extreme circumstances, approval may be refused which would lead to that syndicate ceasing to underwrite for the following year of account.
Change of Control
The change of control requirements in the U.K. are similar to the Swedish regulatory requirements. Prior regulatory consent is required before a person (alone or together with any associates) can acquire direct or indirect control over a U.K. authorized firm. The change of control requirements apply whether such change of control results from an external acquisition or an internal restructuring resulting in a new controller. For U.K. authorized insurance intermediaries, the control threshold percentages are amended such that there is a single 20% threshold where prior regulatory consent is required. In relation to the acquisition or increase of direct or indirect control over a Lloyd’s managing agent or Lloyd’s corporate member, such as Sirius International Managing Agency Limited and Sirius International Corporate Member Limited respectively, prior approval is also required from Lloyd’s. Prior approval is also required where a person (together with any associates) increases its holding of shares or voting power from (i) less than 20% to 20% or more, (ii) less than 30% to 30% or more, and (iii) less than 50% to 50% or more.

Ratings
Ratings by independent agencies are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to Sirius Group’s ability to market and sell its products and services. Rating organizations continually review the financial positions of reinsurers and insurers, including Sirius Group. Sirius Group’s insurance and reinsurance operating subsidiaries are rated as follows:
	A.M. Best(1)	Fitch(2)	Standard & Poor’s(3)
Rating	“A-” (Excellent)	“A-” (Strong)	“A-” (Strong)
Outlook	Negative	Negative	Negative

(1)
”A-” is the fourth highest of 16 financial strength ratings assigned by A.M. Best, as last updated March 4, 2020.

(2)
”A-” is the seventh highest of 22 financial strength ratings assigned by Fitch, as last updated December 12, 2019.

(3)
”A-” is the seventh highest of 21 financial strength ratings assigned by Standard & Poor’s, as last updated March 3, 2020.

These ratings reflect A.M. Best’s, Fitch’s and Standard & Poor’s respective opinions of the ability of Sirius Group to pay claims and are not evaluations directed to security holders. A.M. Best maintains a letter-scale rating system ranging from “A++” (Superior) to “F” (in liquidation). Fitch maintains a letter-scale rating system ranging from “AAA” (Exceptionally Strong) to “D” (Distressed). Standard & Poor’s maintains a letter-scale rating system ranging from “AAA” (Extremely Strong) to “D” (Default).
These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of the rating agencies.
Employees
As of June 30, 2020, Sirius Group had 1,085 employees. Sirius Group believes its relationships with employees are satisfactory.
Status as a Foreign Private Issuer and Controlled Company
Sirius Group is considered a “foreign private issuer” under the rules and regulations of the SEC. A “foreign private issuer” is any issuer incorporated or organized under the laws of a foreign country, except an issuer meeting both of the following conditions: (i) more than 50% of the outstanding voting securities of the issuer are directly or indirectly held of record by residents of the United States; and (ii) any one of the following: (a) the majority of the executive officers or directors of the issuer are U.S. citizens or residents; (b) more than 50% of the assets of the issuer are located in the United States; or (c) the business of the issuer is administered principally in the United States. Pursuant to the “foreign private issuer” rules, Sirius Group is exempt from certain provisions of the Exchange Act applicable to U.S. domestic public companies, including: (1) the sections of the Exchange Act regulating the solicitations of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (2) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.
In addition, Sirius Group is a “controlled company” within the meaning of NASDAQ rules. A “controlled company” is a company of which more than 50% of the voting power is held by an individual, group or another company. Pursuant to the “controlled company” exemption, Sirius Group is not required to comply with the requirements that: (1) a majority of the Board consist of independent directors; (2) it have a nominating committee composed entirely of independent directors with a written charter addressing such committee’s purpose and responsibilities and (3) it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
Sirius Group does not currently rely on the scaled disclosure practices permitted by the SEC or the alternate governance practices permitted by NASDAQ applicable to foreign private issuers and/or controlled companies, and is voluntarily choosing to register and report using the SEC’s domestic forms and comply with the NASDAQ governance practices applicable to domestic companies. However, there is no assurance that Sirius Group will not rely on these exemptions in the future. If Sirius Group were to utilize some or all of these exemptions, shareholders may not have the same protections or level of disclosure afforded to shareholders of companies that are subject to all of the SEC and NASDAQ rules regarding corporate governance and disclosure.
Available Information
Sirius’s Internet website address is https://www.siriusgroup.com. From time to time, Sirius may make available on Sirius’s website certain financial information of Sirius’s operating subsidiaries. Sirius is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file or furnish reports, proxy statements, and other information with the U.S. Securities and Exchange Commission (“SEC”), including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such reports and other information filed by Sirius with the SEC are available free of charge on Sirius’s website at ir.siriusgroup.com as soon as reasonably practicable after Sirius electronically files such material with, or furnish it to, the SEC. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of the websites referred to above are not incorporated herein.
Properties
Sirius Group maintains a professional office, which Sirius’s leases, located at 14 Wesley Street, Hamilton, Bermuda, which also serves as Sirius’s headquarters and Sirius’s registered office. Sirius and Sirius’s subsidiaries lease office space throughout the United States, Canada, Europe and Asia. Sirius believe that Sirius’s office space is sufficient for Sirius to conduct Sirius’s operations for the foreseeable future.
Legal Proceedings
Sirius Group, and the insurance and reinsurance industry in general, are routinely subject to claims-related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group’s estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE.
Although the ultimate outcome of claims and non-claims-related litigation and arbitration, and the amount or range of potential loss at any particular time, is often inherently uncertain, management does not believe that the ultimate outcome of such claims and non-claims-related litigation and arbitration will have a material adverse effect on Sirius Group’s financial condition, results of operations or cash flows.
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Period Ending June 30, 2020
The following is management’s discussion and analysis (“MD&A”) of Sirius’s unaudited consolidated results of operations for the three and six months ended June 30, 2020 and 2019 and Sirius’s consolidated financial condition, liquidity and capital resources as of June 30, 2020 and December 31, 2019. This discussion and analysis should be read in conjunction with Sirius’s historical consolidated financial statements and the related notes appearing elsewhere in this Joint Proxy Statement/Prospectus and in Sirius’s Annual Report on Form 10-K for the year ended December 31, 2019 (Sirius’s “2019 Annual Report”), filed with the SEC on March 5, 2020, the Form 8-K filed on September 1, 2020, where Sirius Group recast certain sections within its Annual Report on Form 10-K for the years ended December 31, 2019, 2018 and 2017 and the Unaudited

Consolidated Financial Statements and related notes in the Quarterly Report on Form 10-Q filed on August 13, 2020. The consolidated financial statements have been prepared in accordance with GAAP.
The following MD&A includes forward-looking statements, which are subject to risks, uncertainties and other factors that could cause Sirius’s actual results to differ materially from those expressed or implied by Sirius’s forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Overview
Sirius is a Bermuda exempted holding company limited by shares that provides multi-line insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries. Sirius Group’s key insurance and reinsurance subsidiaries include Sirius Bermuda, Sirius International, Sirius America, Sirius International Corporate Member Limited, a Lloyd’s Corporate Member, and Sirius Global Solutions. In addition, Syndicate 1945 and Sirius International Corporate Member participates in the Lloyd’s market, which in turn provides underwriting capacity to Syndicate 1945. In addition to the key insurance and reinsurance subsidiaries, Sirius owns MGUs, IMG and Armada.
Background and Recent Developments
COVID-19
The novel coronavirus (COVID-19) pandemic has adversely affected Sirius’s business and Sirius’s results of operations. Because of the size and duration of this pandemic, all of the direct and indirect consequences of COVID-19 are not yet known and may not emerge for some time. The future impact of the pandemic on us is highly uncertain and cannot be predicted.
The safety and welfare of Sirius’s employees is Sirius’s highest priority during the COVID-19 pandemic. Sirius implemented various business continuity and crisis management procedures to ensure all functions remained fully operational, which included daily and weekly management meetings both globally and locally as well as the monitoring of core business processes and outcomes. Prior to Sirius’s decision to work remotely, Sirius confirmed that all of Sirius’s employees had access to Sirius’s network, telecommunications equipment, and would remain fully operational. As a result of these actions, Sirius has experienced no material disruptions in Sirius’s business operations that would affect Sirius’s clients.
During the second quarter, Sirius reviewed Sirius’s inforce (re)insurance portfolios to reevaluate Sirius’s estimate of ultimate losses from the COVID-19 pandemic, and as a result, Sirius increased Sirius’s estimates by $13 million. For the six months ended June 30, 2020, Sirius recorded $153 million of estimated ultimate losses in Sirius’s underwriting results, which includes losses from Contingency, Trade Credit, Property, Accident & Health, and to a lesser extent Casualty. This best estimate of ultimate loss was based on Sirius’s evaluation of the information readily available at this time, including an analysis of reported claims, an underwriting review of in-force contracts, industry estimates of ultimate losses, and other factors requiring considerable judgment. There may be additional future losses from COVID-19 which have not yet been reflected in Sirius Group’s estimates, if loss emergence varies from Sirius’s initial expectations.
The impacts of the broader economic slowdown and decline in travel will impact Sirius’s premium volume in certain lines going forward. The degree of the impact will depend on the extent and duration of the economic contraction. As a result of the anticipated impact of the pandemic on Sirius’s earned premiums, Sirius expects an increase in Sirius’s underwriting expense ratio in the near term. Sirius Group may also experience lower gross written premiums for travel medical and trip cancellation insurance.
During the first quarter of 2020, Sirius Group experienced losses in its investment portfolio as a result of volatile markets, such as a decline in interest rates, a sharp decline in equity markets, and a widening of credit risk spreads for bonds. In addition, the disruption in the financial markets caused by COVID-19 contributed to net unrealized investment losses, primarily due to the impact of changes in fair value on Sirius’s equity investments and, to a lesser extent, change in unrealized losses in Sirius’s fixed-income investment portfolio.

Merger Agreement
On August 6, 2020, Sirius announced that it had entered into the merger agreement, by and among Sirius, Third Point Re, and Merger Sub. The merger agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the merger agreement and a statutory merger agreement to be executed by Sirius, Third Point Re and Merger Sub (the “statutory merger agreement”), Merger Sub will merge with and into Sirius, with Sirius surviving as a wholly owned subsidiary of Third Point Re (the “merger”). The merger agreement, the statutory merger agreement, and the consummation of the transactions contemplated by the merger agreement and the statutory merger agreement, including the merger (the “Transactions”), have been unanimously approved by the board of directors of each of Sirius and Third Point Re . The consummation of the merger is expected to occur during the first quarter of 2021, subject to the satisfaction or waiver of applicable closing conditions.
Under the terms of the merger agreement, as of the effective time of the merger (the “Effective Time”), each issued and outstanding common share, par value $0.01 per share, of Sirius (“Sirius shares”) will be converted into the right to receive, at the election of the holder thereof, (i) $9.50 in cash (the “cash election”), or (ii) (A) 0.743 of a common share, par value $0.10 per share, of TPRE Common Shares and (B) one CVR, which will represent the right to receive a contingent cash payment, and which, taken together with the fraction of the TPRE Common Share received, guarantee that on the second anniversary of the closing date of the merger, the electing shareholder will have received equity and cash with a value of at least $13.73 per share, or (iii) (A) $0.905 in cash, (B) a number of TPRE Common Shares equal to the Mixed Election Common Shares Exchange Ratio (as such term is defined in the merger agreement), (C) a number of newly issued Series A Preference Shares equal to the Mixed Election Preference Shares Exchange Ratio (as such term is defined in the merger agreement), (D) 0.190 of a Warrant and (E) $0.905 aggregate principal amount of a an Upside Right. Elections must be made no later than ten (10) Business Days (as defined in the merger agreement) prior to the closing of the transaction. Pursuant to Sirius Voting and Support Agreement (as defined below), CM Bermuda, a Bermuda exempted company limited by shares and majority shareholder of Sirius (the “Shareholder”), whose parent company is CMIH, has agreed to make the mixed election. Holders of Sirius shares who do not make an election will be deemed to have made the Share & CVR election. No fractional TPRE Common Shares or Series A Preference Shares will be issued in the merger, and holders of Sirius shares will receive cash in lieu of any fractional TPRE Common Shares or Series A Preference Shares. Dissenting Company shareholders will be entitled to exercise appraisal rights under Bermuda law.
The consummation of the merger is subject to the satisfaction or waiver of certain conditions, including, among others, (i) the affirmative vote in favor of the approval of the merger agreement, the merger and the statutory merger agreement by the holders of a simple majority of the total voting power of the Sirius shares (which, for this purpose, includes the Sirius Series B Preference Shares voting together with the Sirius shares as a single class), (ii) the affirmative vote in favor of the approval of the issuance of TPRE Common Shares in the merger as contemplated by the merger agreement by the holders of at least a majority of the voting power of TPRE Common Shares that are present (in person or by proxy) at the Third Point Re shareholder meeting called for such purpose, (iii) the expiration or termination of any applicable waiting period (together with any extensions thereof) under the HSR Act and any other applicable antitrust laws, (iv) the receipt of certain approvals under applicable insurance laws, (v) the absence of any effective order issued by any governmental authority or court of competent jurisdiction or other legal restraint prohibiting or preventing the consummation of the merger, (vi) in the case of each party’s obligation to effect the merger, the absence of a material adverse effect with respect to the other party and its subsidiaries, taken as a whole, since the date of the merger agreement, (vii) in the case of each party’s obligation to effect the merger, subject to certain materiality exceptions, the accuracy of the representations and warranties made by the other party, and compliance by the other party in all material respects with such party’s respective obligations under the merger agreement and (viii) other customary closing conditions.
The merger agreement did not impact Sirius’s financial condition or results of operations as of and for the three and six months ended June 30, 2020. For a further discussion on Sirius Group’s risks related to the merger, see “Risk Factors.”

Empire Insurance Company
On July 7, 2020, Sirius Group sold 100% of the common shares of Empire to Physicians’ Reciprocal Insurers. As of June 30, 2020, the assets related to Empire have been classified as held for sale in the Consolidated Balance Sheets.
Contingent Consideration
On July 2, 2020, Sirius Group paid $18 million to IMG Acquisition Holdings, LLC (“IMGAH”) for the contingent consideration payment for the 2019 calendar year, which represents the final contingent consideration payment. See Note 3 “Significant Transactions” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion with respect to the IMGAH contingent consideration.
Loss Portfolio Transfer
On January 23, 2020, Sirius Group entered into a loss portfolio transfer (the “LPT”) with Pacific Re, Inc. Under the agreement, Sirius Group received $70 million in cash and assumed net undiscounted loss and LAE reserves with the same value. In addition, Sirius Group recognized Gross written premium and Loss and loss adjustment expenses for $70 million.
Reportable Segments
On December 31, 2019, Sirius Group completed an internal reorganization to optimize Sirius’s operations, better serve its clients and make Sirius more nimble and efficient. Beginning on January 1, 2020, Sirius Group’s reportable segments consist of four reportable segments — Global Reinsurance, Global A&H, U.S. Specialty, and Runoff & Other.
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Global Reinsurance consists of Sirius Group’s underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance;

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Global A&H consists of Sirius Group’s global accident and health insurance and reinsurance underwriting business along with IMG and Armada, which provide supplemental healthcare and medical travel insurance products as well as related administration services;

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U.S. Specialty consists of Sirius Group’s specialty insurance product offerings, which includes Environmental, Surety, and Workers’ Compensation. In April 2020, Sirius decided to exit the Surety business due to competitive market conditions in that business line and the recent economic downturn which presented new risks and challenges for this line of business; and

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Runoff & Other consists of the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks environmental risks and other long-tailed liability exposures.

Executive Summary
Three Months Ended June 30, 2020 and 2019
Sirius Group ended the second quarter of 2020 with a net (loss) attributable to common shareholders of $(14) million and basic earnings per common share of $(0.12) and diluted earnings per share of $(0.12). This compares to net income attributable to common shareholders of $7 million and basic earnings per common share of $0.05 and diluted earnings per share of $0.05 for the three months ended June 30, 2019. The decrease was driven primarily by lower realized and unrealized net investment gains as a result of unfavorable foreign exchange losses, higher non-investment related net foreign exchange losses, and COVID-19 losses ($13 million), partially offset by lower net unfavorable prior year loss reserve development. The three months ended June 30, 2020 results included $1 million of net unfavorable prior year loss reserve development compared to $64 million of net unfavorable prior year loss reserve development for the three months ended June 30, 2019. During the three months ended June 30, 2020, Sirius Group recorded catastrophe losses, net of reinsurance and reinstatement premiums, of $10 million compared to $8 million for the three months ended June 30, 2019.
Sirius Group reported comprehensive income of $50 million for the three months ended June 30, 2020 compared to comprehensive income of $8 million for the three months ended June 30, 2019. The increase was driven primarily by foreign currency translation gains of $57 million recognized through other comprehensive income offset by a net (loss) of $(7) million for the three months ended June 30, 2020 compared to net income of $8 million for the three months ended June 30, 2019. See “Foreign Currency Translation” below.
Sirius Group’s combined ratio was 96% for the three months ended June 30, 2020 compared to 105% for the three months ended June 30, 2019. The improvement in the combined ratio was due to lower net unfavorable prior year loss reserve development, partially offset by COVID-19 losses, net of reinsurance, of $13 million (4 points). Sirius Group’s combined ratio for the three months ended June 30, 2020 was impacted by less than 1 point of net unfavorable prior year loss reserve development compared to 17 points of net unfavorable prior year loss reserve development for the three months ended June 30, 2019. The combined ratio included 3 points of catastrophe losses for the three months ended June 30, 2020 compared to 2 points for the three months ended June 30, 2019.
Six Months Ended June 30, 2020 and 2019
Sirius Group ended the first six months of 2020 with a net (loss) attributable to common shareholders of $(112) million and basic earnings per common share of $(0.97) and diluted earnings per share of $(1.01). This compares to net income attributable to common shareholders of $102 million and basic earnings per common share of $0.80 and diluted earnings per share of $0.80 for the six months ended June 30, 2019. The decrease was driven primarily by $153 million from COVID-19 losses, net of reinsurance, in Global Reinsurance ($130 million) and Global A&H ($22 million) and net unrealized investment losses, partially offset by lower net unfavorable prior year loss reserve development. The six months ended June 30, 2020 results included $5 million of net unfavorable prior year loss reserve development compared to $81 million of net unfavorable prior year loss reserve development for the six months ended June 30, 2019. During the six months ended June 30, 2020, Sirius Group recorded catastrophe losses, net of reinsurance and reinstatement premiums, of $19 million compared to $10 million for the six months ended June 30, 2019.
Sirius Group reported a comprehensive (loss) of $(135) million for the six months ended June 30, 2020 compared to comprehensive income of $84 million for the six months ended June 30, 2019. The decrease was driven primarily by a net (loss) of $(129) million and a foreign currency translation (loss) of $(6) million recognized through other comprehensive income for the six months ended June 30, 2020 compared to net income of $112 million offset by a foreign currency translation (loss) of $(27) million recognized through other comprehensive income for the six months ended June 30, 2019. See “Foreign Currency Translation” below.
Sirius Group’s combined ratio was 111% for the six months ended June 30, 2020 compared to 99% for the six months ended June 30, 2019. The increase in the combined ratio from the prior period was driven primarily by $153 million of COVID-19 losses (19 points), partially offset by lower net unfavorable prior year loss reserve development. Sirius Group’s combined ratio for the six months ended June 30, 2020 was impacted by 1 point of net unfavorable prior year loss reserve development compared to 12 points of net unfavorable prior year loss reserve development for the six months ended June 30, 2019. The combined ratio included 2 points of catastrophe losses for the six months ended June 30, 2020 compared to 1 point for the six months ended June 30, 2019.
Book Value Per Common Share
Book value per common share was $13.18 as of June 30, 2020 compared to book value per common share of $12.78 as of March 31, 2020, an increase of 3.1% due to comprehensive income of $50 million recognized for the three months ended June 30, 2020.
Book value per common share was $13.18 as of June 30, 2020 compared to book value per common share of $14.23 as of December 31, 2019, a decrease of 7.4% due to the comprehensive (loss) of $(135) million recognized for the six months ended June 30, 2020.

Total common shareholders’ equity at the end of the second quarter of 2020 was $1,520 million compared to $1,474 million as of March 31, 2020 and $1,640 million as of December 31, 2019.
Return on Equity
Return on Equity (“ROE”), calculated by dividing Net (loss) income attributable to Sirius Group’s common shareholders for the period by beginning common shareholders’ equity, was (0.9)% for the three months ended June 30, 2020 compared to 0.4% for the three months ended June 30, 2019 due to the net (loss) recognized.
ROE was (6.8)% for the six months ended June 30, 2020 compared to 6.0% for the six months ended June 30, 2019 due to the net (loss) recognized.
Tangible Book Value Per Common Share
Tangible book value per common share, which is derived by subtracting Goodwill, Intangible assets, and Net deferred tax liability on intangible assets from Book value, was $8.39 compared to $7.97 as of March 31, 2020, an increase of 5.3% due to comprehensive income of $50 million recognized for the three months ended June 30, 2020.
Tangible book value per common share was $8.39 compared to $9.39 as of December 31, 2019, a decrease of 10.6% due to the comprehensive (loss) of $(135) recognized for the six months ended June 30, 2020.
See “Non-GAAP Financial Measures” below for an explanation and calculation of Tangible book value and Tangible book value per common share.
Operating (loss) attributable to common shareholders
For the three months ended June 30, 2020, Operating (loss) attributable to common shareholders was $(17) million compared to $(19) million for the three months ended June 30, 2019 primarily due to higher net underwriting results, partially offset by lower net service income from IMG and lower net investment income.
For the six months ended June 30, 2020, Operating (loss) attributable to common shareholders was $(117) million compared to $(1) million for the six months ended June 30, 2019 primarily due to the net underwriting (loss) recognized for the first six months of 2020.
See “Non-GAAP Financial Measures” below for an explanation and calculation of Operating (loss) attributable to common shareholders.

Consolidated Results of Operations — Three and Six Months Ended June 30, 2020 and 2019
(Expressed in millions of U.S. dollars, except ratios, share and per share information)
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues
Gross written premiums	$322.6	$487.1	$1,140.2	$1,109.4
Net written premiums	$306.0	$401.7	$935.9	$886.5
Net earned insurance and reinsurance premiums	$369.8	$370.7	$804.5	$682.6
Net investment income	14.8	24.4	28.3	44.5
Net realized investment gains	7.1	15.6	27.4	24.6
Net unrealized investment gains (losses)	8.7	15.5	(35.1)	89.5
Net foreign exchange (losses) gains	(16.1)	(0.6)	2.4	4.5
Other revenue	10.2	15.4	14.5	35.0
Total revenues	394.5	441.0	842.0	880.7
Expenses
Loss and loss adjustment expenses	240.3	278.0	667.4	461.9
Insurance and reinsurance acquisition expenses	78.1	77.0	152.8	140.3
Other underwriting expenses	36.3	35.5	74.3	70.8
General and administrative expenses	23.9	28.2	56.0	52.6
Intangible asset amortization expenses	4.0	4.0	7.9	7.9
Interest expense on debt	7.9	8.0	15.7	15.6
Total expenses	390.5	430.7	974.1	749.1
Pre-tax income (loss)	4.0	10.3	(132.1)	131.6
Income tax (expense) benefit	(11.2)	(2.1)	3.6	(19.3)
Net (loss) income	(7.2)	8.2	(128.5)	112.3
Loss (income) attributable to non-controlling interests	0.2	(0.8)	—	(1.2)
(Loss) income attributable to Sirius Group	(7.0)	7.4	(128.5)	111.1
Change in carrying value of Sirius Series B Preference Shares	(6.6)	(0.8)	16.8	(9.2)
Net (loss) income attributable to Sirius Group’s common shareholders	$(13.6)	$6.6	$(111.7)	$101.9
Comprehensive income (loss)
Net (loss) income	$(7.2)	$8.2	$(128.5)	$112.3
Other comprehensive income (loss)
Change in foreign currency translation, net of tax	57.0	1.1	(6.4)	(26.7)
Total other comprehensive income (loss)	57.0	1.1	(6.4)	(26.7)
Comprehensive income (loss)	49.8	9.3	(134.9)	85.6
Net loss (income) attributable to non-controlling interests	0.2	(0.8)	—	(1.2)
Comprehensive income (loss) attributable to Sirius Group	$50.0	$8.5	$(134.9)	$84.4

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Ratios:
Loss ratio(1)	65.0%	75.0%	83.0%	67.7%
Acquisition expense ratio(2)	21.1%	20.8%	19.0%	20.6%
Other underwriting expense ratio(3)	9.8%	9.6%	9.2%	10.4%
Combined ratio(4)	95.9%	105.4%	111.2%	98.7%
Selected financial data:
Basic earnings per common share and common shares equivalent	$(0.12)	$0.05	$(0.97)	$0.80
Diluted earnings per common share and common shares equivalent	$(0.12)	$0.05	$(1.01)	$0.80
Basic weighted average number of common shares and common share equivalents outstanding	115,278,176	115,243,685	115,269,720	115,212,772
Diluted weighted average number of common shares and common share equivalents outstanding	115,278,176	115,796,367	127,171,390	127,542,402
Return on equity(5)	(0.9)%	0.4%	(6.8)%	6.0%
Operating (loss) attributable to common shareholders(6)	$(17.1)	$(19.4)	$(117.4)	$(0.5)

(1)
The loss ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

(5)
Return on equity is calculated by dividing Net (loss) income attributable to Sirius Group’s common shareholders for the period by beginning common shareholders’ equity.

(6)
Operating (loss) attributable to common shareholders is a non-GAAP financial measure. See “Non-GAAP Financial Measures” for an explanation and calculation of Operating (loss) attributable to common shareholders.

	As of June 30, 2020	As of March 31, 2020	As of December 31, 2019
Selected balance sheet data:
Book value per common share(1)	$13.18	$12.78	$14.23
Tangible book value per common share(2)	$8.39	$7.97	$9.39

(1)
Book value per common share is calculated by dividing Total common shareholders’ equity by the total number of Common shares outstanding.

(2)
Tangible book value per common share is a non-GAAP financial measure. See “Non-GAAP Financial Measures” for an explanation and calculation of Tangible book value per common share.

Three and Six Months Ended June 30, 2020 and 2019
Gross written premiums — Gross written premiums for the three months ended June 30, 2020 were $323 million, a decrease of $164 million or 34% compared to gross written premiums of $487 million for the three months ended June 30, 2019, with Global A&H down 45%, Global Reinsurance down 32%, and U.S. Specialty up 63%. The most significant reason for the decline in Gross written premiums is lower volume from a single fronting arrangement. See “Results of Reportable Segments” below.
Gross written premiums for the six months ended June 30, 2020 were $1,140 million, an increase of $31 million or 3% compared to gross written premiums of $1,109 million for the six months ended June 30, 2019, with U.S. Specialty up 39%, Global A&H up 7%, and Global Reinsurance down 10%. Runoff & Other gross written premiums increased to $69 million for the six months ended June 30, 2020 from $3 million for the six months ended June 30, 2019 due to the LPT. See “Results of Reportable Segments” below.
Net written premiums — Net written premiums for the three months ended June 30, 2020 were $306 million, a decrease of $96 million or 24% compared to net written premiums of $402 million for the three months ended June 30, 2019, with Global A&H down 49%, Global Reinsurance down 17%, and U.S. Specialty up 71%. See “Results of Reportable Segments” below.
Net written premiums for the six months ended June 30, 2020 were $936 million, an increase of $49 million or 6% compared to net written premiums of $887 million for the six months ended June 30, 2019, with U.S. Specialty up 39%, Global A&H up 3%, and Global Reinsurance down 6%. Runoff & Other net written premiums increased to $68 million for the six months ended June 30, 2020 from less than $1 million for the six months ended June 30, 2019 due to the LPT. Absent the effect of the LPT within the Runoff & Other segment, net written premiums decreased 2% compared to the prior period. See “Results of Reportable Segments” below.
Net earned insurance and reinsurance premiums — Net earned insurance and reinsurance premiums for the three months ended June 30, 2020 were $370 million, a decrease of $1 million or less than 1% compared to net earned insurance and reinsurance premiums of $371 million for the three months ended June 30, 2019 with U.S. Specialty up 114%, Global A&H down 5% and Global Reinsurance down 2%. See “Results of Reportable Segments” below.
Net earned insurance and reinsurance premiums for the six months ended June 30, 2020 were $805 million, an increase of $122 million or 18% compared to net earned insurance and reinsurance premiums of $683 million for the six months ended June 30, 2019, with U.S. Specialty up 155%, Global A&H up 7% and Global Reinsurance up 4%. Runoff & Other net earned insurance and reinsurance premiums increased to $70 million for the six months ended June 30, 2020 from $1 million for the six months ended June 30, 2019 due to the LPT. See “Results of Reportable Segments” below.
Net investment income, Net realized investment gains, Net unrealized investment gains (losses), and Net foreign exchange (losses) gains — Net investment income decreased to $15 million for the three months ended June 30, 2020 from $24 million for the three months ended June 30, 2019 primarily due to lower dividends on equity securities, lower interest rates, and increased investments in lower yielding short-term investments. Sirius Group reported net realized investment gains of $7 million for the three months ended June 30, 2020, which included $5 million of net realized foreign currency gains, compared to net realized investment gains of $16 million for the three months ended June 30, 2019, which included $10 million of net realized foreign currency gains. Net unrealized investment gains were $9 million for the three months ended June 30, 2020, which included $(66) million of net unrealized foreign currency (losses), compared to net unrealized investment gains of $16 million for the three months ended June 30, 2019, which included $(7) million of net unrealized foreign currency (losses). See “Summary of Investment Results” below. Additionally, Sirius Group recorded $(16) million of non-investment related foreign exchange (losses) for the three months ended June 30, 2020 compared to $(1) million of non-investment related foreign exchange (losses) for the three months ended June 30, 2019. Included in the amount for the three months ended June 30, 2020 is $20 million of unfavorable currency movement on the 2017 SEK Subordinated Notes (as defined herein) compared to less than $1 million of favorable currency movement for the three months June 30, 2019. See “Foreign Currency Translation” below.
Net investment income decreased to $28 million for the six months ended June 30, 2020 from $45 million for the six months ended June 30, 2019 primarily due to lower income on other long-term investments and equity securities, lower interest rates and balances on fixed maturity investments, and increased investments in lower yielding short-term investments. Sirius Group reported net realized investment gains of $27 million for the six months ended June 30, 2020, which included $17 million of foreign currency gains, compared to net realized investments gains of $25 million for the six months ended June 30, 2019, which included $21 million of foreign currency gains. Net unrealized (losses) were $(35) million for the six months ended June 30, 2020, which included $(13) million of net unrealized foreign currency (losses), compared to net unrealized investment gains of $90 million for the six months ended June 30, 2019, which included $18 million of net unrealized foreign currency gains. See “Summary of Investment Results” below. Additionally, Sirius Group recorded $2 million of non-investment related foreign exchange gains for the six months ended June 30, 2020 compared to $5 million of non-investment related foreign exchange gains for the six months ended June 30, 2019. Included in the amount for the six months ended June 30, 2020 is $1 million of favorable currency movement on the 2017 SEK Subordinated Notes (as defined herein) compared to $11 million of favorable currency movement for the six months ended June 30, 2019. See “Foreign Currency Translation” below.
Other revenue — Other revenue decreased to $10 million for the three months ended June 30, 2020 from $15 million for the three months ended June 30, 2019 primarily due to lower service fee revenue from the Global A&H segment.
Other revenue decreased to $15 million for the six months ended June 30, 2020 from $35 million for the six months ended June 30, 2019. The decrease in other revenue was primarily attributable to a $(21) million (loss) on the change in the fair value of weather derivatives compared to a $(6) million (loss) for the six months ended June 30, 2019.
Loss and loss adjustment expenses — Loss and loss adjustment expenses decreased 14% to $240 million for the three months ended June 30, 2020 from $278 million for the three months ended June 30, 2019 primarily due to lower net unfavorable prior year loss reserve development, partially offset by COVID-19 losses of $13 million. See “Results of Reportable Segments” below.
Loss and loss adjustment expenses increased 44% to $667 million for the six months ended June 30, 2020 from $462 million for the six months ended June 30, 2019 primarily due to COVID-19 losses and increased net earned insurance and reinsurance premiums, partially offset by lower net unfavorable prior year loss reserve development. In addition, Runoff & Other loss and loss adjustment expenses increased to $71 million for the six months ended June 30, 2020 from $4 million for the six months ended June 30, 2019 due to the LPT. See “Results of Reportable Segments” below.
Insurance and reinsurance acquisition expenses — Insurance and reinsurance acquisition expenses were flat for both of the three month periods ended June 30, 2020 and 2019. See “Results of Reportable Segments” below.
Insurance and reinsurance acquisition expenses increased 9% to $153 million for the six months ended June 30, 2020 from $140 million for the six months ended June 30, 2019 primarily due to an increase in net earned insurance and reinsurance premiums for U.S. Specialty, Global Reinsurance, and Global A&H for the six months ended June 30, 2020 as well as business mix. See “Results of Reportable Segments” below.
Other underwriting expenses — Other underwriting expenses were flat at $36 million for both of the three month periods ended June 30, 2020 and 2019. See “Results of Reportable Segments” below.
Other underwriting expenses increased 4% to $74 million for the six months ended June 30, 2020 from $71 million for the six months ended June 30, 2019 due to higher variable compensation expenses. See “Results of Reportable Segments” below.
General and administrative expenses — General and administrative expenses decreased 14% to $24 million for the three months ended June 30, 2020 from $28 million for the three months ended June 30, 2019 primarily due to lower expenses from the MGUs, partially offset by expenses related to retention awards that were issued to key employees in November 2019. See Note 13 “Share-based compensation” in Sirius Group’s unaudited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion.
General and administrative expenses increased 6% to $56 million for the six months ended June 30, 2020 from $53 million for the six months ended June 30, 2019 primarily due to retention awards that were issued to key employees in November 2019, partially offset by lower expenses from the MGUs.

Summary of Investment Results
Pre-Tax Return on Investments
Total return on investments includes investment income, net realized gains and losses, and the change in unrealized gains and losses generated by the investment portfolio including equity method eligible investments for which Sirius has made a fair value election. Total return is calculated on a pre-tax basis and includes the impact of investment related foreign exchange gains or losses whether reflected in pre-tax income or other comprehensive income, unless otherwise noted. Returns are calculated on average investments for the period displayed and presented gross of separately managed account fees as well as internal expenses in order to produce a better comparison to benchmark returns that exclude an expense load.
Sirius Group maintains an equity portfolio that consists of equity securities and other long-term investments, including hedge funds, private equity funds, and direct investments in privately held common equity securities investments. From time to time, Sirius Group may also invest in exchange-traded funds (“ETFs”) and mutual funds. For return purposes, investments in fixed-income ETFs and mutual funds are included in the fixed income results and excluded from equity portfolio results. Returns exclude the impact of third-party currency swaps, forwards, options, and /or futures.
A summary of Sirius Group’s total pre-tax net investment results and performance metrics for the three and six months ended June 30, 2020 and 2019, respectively, follows:
	Three months ended June 30,		Six months ended June 30,
(Millions)	2020	2019	2020	2019
Pre-tax investment results
Net investment income	$14.8	$24.4	$28.3	$44.5
Net realized and unrealized investment gains (losses)(1)	15.8	31.1	(7.7)	114.1
Change in foreign currency translation on investments recognized through other comprehensive income(2)	93.6	(0.1)	(1.0)	(41.8)
Net pre-tax investment gains	$124.2	$55.4	$19.6	$116.8

(1)
Includes foreign exchange (losses) gains for the three months ended June 30, 2020 and 2019 of $(60.4) million and $2.4 million, respectively, and for the six months ended June 30, 2020 and 2019 of $3.4 million and $38.3 million, respectively.

(2)
Excludes non-investment related foreign exchange (losses) gains for the three months ended June 30, 2020 and 2019 of $(16.1) million and $(0.6) million, respectively, and for the six months ended June 30, 2020 and 2019 of $2.4 million and $4.5 million, respectively.

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Performance metrics
Total fixed income investment returns:
In U.S. dollars	2.2%	1.4%	0.9%	2.4%
In local currencies	1.6%	1.3%	1.1%	2.5%
Bloomberg Barclays U.S. Agg 1-3 Year Total Return Value Unhedged USD	0.9%	1.5%	2.7%	2.7%
OMX Stockholm OMRX Total Bond Index	0.4%	1.1%	1.0%	2.0%
Total equity securities and other long-term investments returns:
In U.S. dollars	7.0%	3.0%	(2.4)%	9.0%
In local currencies	6.5%	2.7%	(2.1)%	8.5%
S&P 500 Index (total return)	20.5%	4.3%	(3.1)%	18.5%
Total consolidated portfolio
In U.S. dollars	3.0%	1.7%	0.4%	3.6%
In local currencies	2.4%	1.5%	0.5%	3.6%
Three and six months ended June 30, 2020 and 2019
Sirius Group’s pre-tax total gross return on invested assets was 3.0% for the three months ended June 30, 2020 compared to 1.7% for the three months ended June 30, 2019. The result for the three months ended June 30, 2020 included foreign currency gains on investments, which increased the total pre-tax return by 0.6%. The currency gains for the second quarter of 2020 were generated from Sirius’s Swedish kronor (“SEK”), Canadian dollar (“CAD”), and Euro (“EUR”) holdings as these currencies strengthened against the U.S. dollar. The result for the three months ended June 30, 2019 included foreign currency gains on investments, which increased the total pre-tax return by 0.2%. The currency gains for the second quarter of 2019 were generated mainly from Sirius’s EUR, CAD, and Israeli shekel (“ILS”) holdings as these currencies strengthened 1.4%, 1.9%, and 1.8%, respectively, versus the U.S. dollar.
Sirius Group’s pre-tax total gross return on invested assets was 0.4% for the six months ended June 30, 2020 compared to 3.6% for the six months ended June 30, 2019. The result for the six months ended June 30, 2020 was impacted by the ongoing concern of the COVID-19 pandemic and included foreign currency losses on investments, which decreased the total pre-tax return by (0.1)%. The six month currency loss was generated mainly from Sirius’s CAD holdings as the currency continues to weaken against the U.S. dollar. The result for the six months ended June 30, 2019 was not impacted by currency.
Net investment income was $15 million for the three months ended June 30, 2020 compared to $24 million for the three months ended June 30, 2019 primarily due to lower dividends on equity securities, lower interest rates, and increased investments in lower yielding short-term investments. Net investment income was $28 million for the six months ended June 30, 2020 compared to $45 million for the six months ended June 30, 2019 primarily due to lower income on other long-term investments and equity securities, lower interest rates and balances on fixed maturity investments, and increased investments in lower yielding short-term investments.
Net realized and unrealized investment gains on investments, excluding foreign currency, were $76 million for the three months ended June 30, 2020 compared to $29 million for the three months ended June 30, 2019. The increase was driven by unrealized investment gains consistent with overall market performance. Net realized and unrealized investment (losses) gains on investments, excluding foreign currency, were $(11) million for the six months ended June 30, 2020 compared to $76 million for the six months ended June 30, 2019. The decrease was driven by unrealized investment losses consistent with overall market performance for the first half of 2020.

Fixed income results (including short-term investments)
As of June 30, 2020 and December 31, 2019, the fixed income portfolio duration was approximately 1.0 years and 1.5 years, respectively. The average credit quality of the fixed income portfolio, including short-term investments, was AA+ and AA as of June 30, 2020 and December 31, 2019, respectively. As of June 30, 2020 and December 31, 2019, Sirius Group held $446 million and $341 million, respectively, of non-U.S. denominated fixed income securities.
The fixed income portfolio returned 2.2% on a U.S. dollar basis and 1.6% in local currencies for the three months ended June 30, 2020. Sirius’s U.S. portfolio returned 1.8% versus the Bloomberg Barclays U.S. Aggregate 1-3 Year (“BarcAgg1-3”) of 0.9%. Sirius’s non-U.S. portfolio returned 0.6% in original currencies compared to the OMX Stockholm OMRX Total Return Bond Index (“OMRX”) of 0.4%. For the three months ended June 30, 2020, the portfolio’s out performance against the indices can be attributed to a lower share of U.S. government issued securities in Sirius’s U.S. portfolio compared to the BarcAgg1-3 and to the EUR and CAD positions, which performed well, in Sirius’s non-U.S. portfolio. The fixed income portfolio gained 1.4% on a U.S. dollar basis and 1.3% in local currencies for the three months ended June 30, 2019. Sirius’s U.S. portfolio returned 1.4% versus the BarcAgg1-3 of 1.5%. Sirius’s non-U.S. portfolio returned 0.3% in original currencies, which compares to the OMRX of 1.1%.
The fixed income portfolio returned 0.9% on a U.S. dollar basis and 1.1% in local currencies for the six months ended June 30, 2020. Sirius’s U.S. portfolio returned 1.1% versus the BarcAgg1-3 of 2.7%. Sirius’s non-U.S. portfolio returned 0.6% in original currencies compared to the OMRX of 1.0%. For the six months ended June 30, 2020, a lower duration in a decreasing interest rate environment adversely impacted Sirius’s return versus the indices. The fixed income portfolio gained 2.4% on a U.S. dollar basis and 2.5% in local currencies for the six months ended June 30, 2019. Sirius’s U.S. portfolio returned 2.8% versus the BarcAgg1-3 of 2.7%. Sirius’s non-U.S. portfolio returned 0.7% in original currencies which compares to the OMRX of 2.0%. The lower duration of Sirius’s portfolio adversely impacted Sirius’s return versus the indices due to the decreasing interest rate environment.
Equity securities and other long-term investments results
As of June 30, 2020, the equity and other long-term investments portfolio included $495 million of U.S. dollar and $120 million of non-U.S. dollar denominated securities. As of December 31, 2019, the equity and other long-term investments portfolio included $482 million of U.S. dollar and $187 million of non-U.S. dollar denominated securities.
For the three months ended June 30, 2020, the equity portfolio returned 7.0% on a U.S. dollar basis and 6.5% on a local currency basis. The S&P 500 returned 20.5% for the same period. For the three months ended June 30, 2019, the equity portfolio gained 3.0% on a U.S. dollar basis and gained 2.7% in local currencies. The S&P 500 gained 4.3% for the same period.
For the six months ended June 30, 2020, the equity portfolio returned (2.4)% on a U.S. dollar basis and (2.1)% on a local currency basis. The S&P 500 returned (3.1)% for the same period. The portfolio outperformed the S&P 500 in the six months ended June 30, 2020 due to the market neutral strategy of a large portion of Sirius’s equity and other long-term investments portfolio. For the six months ended June 30, 2019, the equity portfolio returned 9.0% on a U.S. dollar basis and 8.5% in original currencies versus the S&P 500 of 18.5%. Performance lagged the S&P 500 due to the market neutral strategy of a large portion of Sirius’s equity and other long-term investments portfolio.
Foreign Currency Translation
Impact of Foreign Currency Translation
The U.S. dollar is the functional currency for Sirius Group’s businesses except for Sirius International, Syndicate 1945, several subsidiaries of IMG, and the Canadian reinsurance operations of Sirius America. Sirius Group also invests in securities denominated in foreign currencies. Assets and liabilities recorded in these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation of functional currencies into U.S. dollars are reported in common shareholders’ equity and in Accumulated other comprehensive (loss). As of June 30, 2020 and December 31, 2019, Sirius Group had net unrealized foreign currency translation (losses) of $(244) million and $(238) million, respectively, recorded in Accumulated other comprehensive (loss) on its Consolidated Balance Sheets.
Assets and liabilities relating to foreign operations are remeasured into the functional currency using current exchange rates; revenues and expenses are remeasured into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of Net income (loss) in the period in which they arise within Net realized investment gains (losses), Net unrealized investment gains (losses), and Net foreign exchange gains (losses).
The following rates of exchange for the U.S. dollar have been used for translation of investments whose functional currency is not the U.S. dollar as of June 30, 2020 and December 31, 2019:
Currency	Closing Rate June 30, 2020	Closing Rate December 31, 2019
Swedish kronor	9.3465	9.3210
British pound	0.8129	0.7568
Euro	0.8922	0.8912
Canadian dollar	1.3672	1.3003
Sirius International holds a large portfolio of investments that are denominated in U.S. dollars, but its functional currency is the SEK. When Sirius International prepares its stand-alone GAAP financial statements, it remeasures its U.S. dollar-denominated investments to SEK and recognizes the related foreign currency remeasurement gains or losses through pre-tax income (loss). When Sirius Group consolidates Sirius International, it translates Sirius International’s stand-alone GAAP financial statements to U.S. dollars and recognizes the related foreign currency translation gains or losses through other comprehensive income (loss). Since Sirius Group reports its financial statements in U.S. dollars, there is no net effect to book value per common share or to investment returns from foreign currency translation on its U.S. dollar-denominated investments at Sirius International. However, net realized and unrealized investment gains (losses), other revenues, net income (loss), earnings per share, and other comprehensive income (loss) can be significantly affected during periods of high volatility in the foreign exchange rate between the U.S. dollar and other currencies, especially the SEK.
A summary of the impact of foreign currency translation on Sirius Group’s consolidated financial results for the three and six months ended June 30, 2020 and 2019 follows:
	Three months ended June 30,		Six months ended June 30,
(Millions)	2020	2019	2020	2019
Net realized investment gains – foreign currency(1)	$5.4	$9.6	$16.5	$20.5
Net unrealized investment (losses) gains – foreign currency(2)	(65.8)	(7.2)	(13.1)	17.8
Net realized and unrealized investment (losses) gains – foreign currency	(60.4)	2.4	3.4	38.3
Net foreign exchange (losses) gains – foreign currency translation(3)	(10.9)	0.9	1.1	5.0
Net foreign exchange (losses) gains – currency swaps(3)	(3.3)	1.4	2.7	2.4
Net foreign exchange (losses) – currency forwards(3)	(1.0)	(3.0)	(0.5)	(3.0)
Net foreign exchange (losses) – currency options(3)	(0.1)	—	(0.1)	—
Net foreign exchange (losses) – currency futures(3)	(0.7)	—	(0.7)	—
Income tax benefit	3.5	1.1	2.1	0.9
Total foreign currency remeasurement (losses) gains recognized through net (loss) income, after tax	(72.9)	2.8	8.0	43.6

	Three months ended June 30,		Six months ended June 30,
(Millions)	2020	2019	2020	2019
Change in foreign currency translation on investments recognized through other comprehensive income (loss), after tax	93.6	(0.1)	(1.0)	(41.8)
Change in foreign currency translation on non – investment net liabilities recognized through other comprehensive income (loss), after tax	(36.6)	1.2	(5.4)	15.1
Total foreign currency translation gains (losses) recognized through other comprehensive income (loss), after tax	57.0	1.1	(6.4)	(26.7)
Total foreign currency (losses) gains recognized in comprehensive income (loss), after tax	$(15.9)	$3.9	$1.6	$16.9

(1)
Component of Net realized investment gains on the Consolidated Statements of (Loss) Income

(2)
Component of Net unrealized investment gains (losses) on the Consolidated Statements of (Loss) Income

(3)
Component of Net foreign exchange (losses) gains on the Consolidated Statements of (Loss) Income

As of June 30, 2020, the following currencies represented the largest exposure to foreign currency risk as a percentage of Sirius Group’s common shareholders’ equity: the SEK 4% (short) and the Canadian dollar 2% (long).
As of December 31, 2019, the following currencies represented the largest exposure to foreign currency risk as a percentage of Sirius Group’s common shareholders’ equity: the Japanese Yen 9% (short) and the SEK 3% (long).
Investment portfolio composition by currency
As of June 30, 2020 and December 31, 2019, Sirius Group’s investment portfolio included approximately $514 million and $484 million of non-U.S. dollar denominated investments, most of which is denominated in Swedish kronor, Canadian dollar, Euro, Israeli shekel, and British pound. The investment values are impacted by changes in the exchange rate between the U.S. dollar and those currencies.
Set forth below is the carrying value of Sirius’s investment holdings in U.S. dollars and foreign currencies as of June 30, 2020 and December 31, 2019:
	Carrying Value at June 30, 2020		Carrying Value at December 31, 2019
Currency (Millions)	Local Currency	USD	Local Currency	USD
U.S. Dollar	2,956.6	$2,956.6	3,034.1	$3,034.1
Swedish kronor	1,473.0	157.6	1,513.7	162.4
Canadian dollar	113.6	83.1	113.1	87.0
Euro	64.6	72.4	78.2	87.7
Israeli shekel	158.9	45.8	264.8	76.6
British pound	11.9	14.7	8.5	11.2
Other	—	140.6	—	59.2
Total investments		$3,470.8		$3,518.2
Results of Reportable Segments
Global Reinsurance
Global Reinsurance consists of Sirius Group’s underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance.

	Three months ended June 30,		Six months ended June 30,
Global Reinsurance (Millions)	2020	2019	2020	2019
Gross written premiums	$213.5	$317.1	$678.8	$752.1
Net written premiums	220.5	266.7	565.9	602.6
Net earned insurance and reinsurance premiums	240.9	244.9	475.9	456.2
Loss and allocated LAE	(148.5)	(188.5)	(405.7)	(296.3)
Insurance and reinsurance acquisition expenses	(53.7)	(50.0)	(104.6)	(95.6)
Technical profit (loss)	$38.7	$6.4	$(34.4)	$64.3
Unallocated LAE	(5.2)	(4.7)	(10.2)	(8.7)
Other underwriting expenses	(20.5)	(21.6)	(41.8)	(43.2)
Underwriting income (loss)	$13.0	$(19.9)	$(86.4)	$12.4
Ratios:
Loss ratio(1)	63.8%	78.9%	87.4%	66.9%
Acquisition expense ratio(2)	22.3%	20.4%	22.0%	21.0%
Other underwriting expense ratio(3)	8.5%	8.8%	8.8%	9.5%
Combined ratio(4)	94.6%	108.1%	118.2%	97.4%

(1)
The loss ratio is calculated by dividing the sum of loss and allocated LAE and unallocated LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Underwriting Results
Three months ended June 30, 2020 and 2019:
Gross written premiums decreased 32% to $214 million for the three months ended June 30, 2020 from $317 million for the three months ended June 30, 2019 primarily due to a decrease in Other Property ($80 million) from lower premiums on a fronting arrangement. Absent the effect of the fronting arrangement, gross written premiums decreased 9% compared to the prior period. This was primarily due to decreases in Aviation & Space ($11 million) and Property Catastrophe Excess Reinsurance ($9 million). Net written premiums decreased 17% to $221 million for the three months ended June 30, 2020 from $267 million for the three months ended June 30, 2019 primarily due to decreases in Property Catastrophe Excess Reinsurance ($28 million), Other Property ($8 million), and Agriculture Reinsurance ($8 million). The reduction in Property Catastrophe Excess Reinsurance was due to increased retrocessional protections as Sirius took actions to reduce catastrophic risk. The Other Property fronting arrangement did not impact net written or earned insurance and reinsurance premiums for either the 2020 or 2019 periods.
Global Reinsurance produced a net combined ratio of 95% for the three months ended June 30, 2020 compared to 108% for the three months ended June 30, 2019. The decrease in the combined ratio was driven primarily by lower net unfavorable prior year loss reserve development, partially offset by higher attritional losses.
Global Reinsurance recorded underwriting income of $13 million for the three months ended June 30, 2020 compared to an underwriting (loss) of $(20) million for the three months ended June 30, 2019. The three months ended June 30, 2020 included COVID-19 losses, net of reinsurance, of $4 million (2 points). Net unfavorable prior year loss reserve development was $5 million (2 points) for the three months ended

June 30, 2020 as unfavorable prior year loss reserve development in Other Property ($8 million) and Casualty Reinsurance ($5 million) was partially offset by favorable prior year loss reserve development in Property Catastrophe Excess Reinsurance ($8 million). Net unfavorable prior year loss reserve development was $62 million (25 points) for the three months ended June 30, 2019 mainly due to unfavorable prior year loss reserve development in Property Catastrophe Excess Reinsurance ($39 million) and Other Property ($14 million) primarily driven by higher losses from recent accident years, including $46 million from Typhoon Jebi. Catastrophe losses, net of reinsurance and reinstatement premiums, for the three months ended June 30, 2020 were $10 million (4 points) compared to $8 million (3 points) for the three months ended June 30, 2019.
Six months ended June 30, 2020 and 2019:
Gross written premiums decreased 10% to $679 million for the six months ended June 30, 2020 from $752 million for the six months ended June 30, 2019 primarily due to a decrease in Other Property ($78 million) from lower premiums on a fronting arrangement. Absent the effect of the fronting arrangement, gross written premiums increased 2% compared to the prior period due to an increase in Casualty Reinsurance ($19 million), partially offset by decreases in Agriculture Reinsurance ($8 million) and Trade Credit ($6 million). Net written premiums decreased 6% to $566 million for the six months ended June 30, 2020 from $603 million for the six months ended June 30, 2019 primarily due to decreases in Property Catastrophe Excess Reinsurance ($43 million), Agriculture Reinsurance ($9 million), and Trade Credit ($6 million), partially offset by an increase in Casualty Reinsurance ($19 million). The reduction in Property Catastrophe Excess Reinsurance was due to increased retrocessional protections as Sirius took actions to reduce catastrophic risk. The Other Property fronting arrangement did not impact net written or earned insurance and reinsurance premiums for either the 2020 or 2019 periods.
Global Reinsurance produced a net combined ratio of 118% for the six months ended June 30, 2020 as compared to 97% for the six months ended June 30, 2019. The increase in the combined ratio was driven by COVID-19 and higher attritional losses, partially offset by lower net unfavorable prior year loss reserve development.
Global Reinsurance recorded an underwriting (loss) of $(86) million for the six months ended June 30, 2020 compared to underwriting income of $12 million for the six months ended June 30, 2019. The six months ended June 30, 2020 included COVID-19 losses, net of reinsurance, of $130 million (27 points) in Contingency ($48 million), Other Property ($30 million), Property Catastrophe Excess Reinsurance ($27 million), Trade Credit ($20 million), Casualty Reinsurance ($4 million), and Marine ($1 million). Net unfavorable prior year loss reserve development was $14 million (3 points) for the six months ended June 30, 2020 as unfavorable prior year loss reserve development in Other Property ($21 million), Aviation & Space ($9 million), and Casualty Reinsurance ($6 million) was partially offset by favorable prior year loss reserve development in Property Catastrophe Excess Reinsurance ($21 million). Net unfavorable prior year loss reserve development was $72 million (16 points) for the six months ended June 30, 2019 mainly due to unfavorable prior year loss reserve development in Other Property ($39 million) and Property Catastrophe Excess Reinsurance ($28 million) primarily due to higher losses from recent accident years mainly Typhoon Jebi and Hurricanes Irma, Michael, and Florence. Catastrophe losses, net of reinsurance and reinstatement premiums, for the six months ended June 30, 2020 were $19 million (4 points) compared to $10 million (2 points) for the six months ended June 30, 2019. Catastrophe losses for the six months ended June 30, 2020 were primarily from Cyclone Amphan ($4 million), Canadian Hailstorms ($4 million), the Zagreb Earthquake ($3 million), and the Puerto Rican Earthquake ($3 million).

Global Reinsurance gross written premiums
	Three months ended June 30,		Six months ended June 30,
Global Reinsurance (Millions)	2020	2019	2020	2019
Property Catastrophe Excess Reinsurance	$70.1	$78.8	$239.8	$244.1
Casualty Reinsurance	50.4	45.4	115.2	96.1
Agriculture Reinsurance	35.2	42.6	46.5	55.2
Other Property	34.7	115.0	190.0	268.3
Marine & Energy	7.7	6.5	26.0	20.9
Aviation & Space	6.4	17.1	30.2	34.4
Trade Credit	5.5	10.3	23.8	30.0
Contingency	3.5	1.4	7.3	3.1
Total	$213.5	$317.1	$678.8	$752.1
Three months ended June 30, 2020 and 2019:
Global Reinsurance’s gross written premiums decreased 32% to $214 million for the three months ended June 30, 2020 from $317 million for the three months ended June 30, 2019. The decrease in Other Property ($80 million) was due to lower premium volume on a fronting arrangement. Absent the effect the fronting arrangement, gross written premiums decreased 9% compared to the prior period due primarily to decreases in Aviation & Space ($11 million) and Property Catastrophe Excess Reinsurance ($9 million).
Six months ended June 30, 2020 and 2019:
Global Reinsurance’s gross written premiums decreased 10% to $679 million for the six months ended June 30, 2020 from $752 million for the six months ended June 30, 2019. The decrease in Other Property ($78 million) was due to lower premium volume on a fronting arrangement. Absent the effect of the fronting arrangement, gross written premiums increased 2% compared to the prior period due to an increase in Casualty Reinsurance ($19 million), partially offset by decreases in Agriculture Reinsurance ($8 million) and Trade Credit ($6 million).
Global Reinsurance net earned insurance and reinsurance premiums
	Three months ended June 30,		Six months ended June 30,
Global Reinsurance (Millions)	2020	2019	2020	2019
Other Property	$84.3	$90.8	$171.2	$181.4
Casualty Reinsurance	52.6	45.6	106.9	81.5
Property Catastrophe Excess Reinsurance	46.8	51.9	94.2	96.0
Agriculture Reinsurance	21.3	22.1	25.9	27.3
Aviation & Space	15.3	14.3	34.6	28.9
Trade Credit	11.1	11.2	23.8	22.0
Marine & Energy	6.5	7.7	13.5	16.2
Contingency	3.0	1.3	5.8	2.9
Total	$240.9	$244.9	$475.9	$456.2
Three months ended June 30, 2020 and 2019:
Global Reinsurance’s net earned insurance and reinsurance premiums decreased 2% to $241 million for the three months ended June 30, 2020 from $245 million for the three months ended June 30, 2019 primarily due to decreases in Other Property ($7 million) and Property Catastrophe Excess Reinsurance ($5 million), partially offset by an increase in Casualty Reinsurance ($7 million). The Other Property fronting arrangement did not impact net earned insurance and reinsurance premiums for either the 2020 or 2019 periods.

Six months ended June 30, 2020 and 2019:
Global Reinsurance’s net earned insurance and reinsurance premiums increased 4% to $476 million for the six months ended June 30, 2020 from $456 million for the six months ended June 30, 2019 primarily due to an increase in Casualty Reinsurance ($25 million) partially offset by a decrease in Other Property ($10 million). The Other Property fronting arrangement did not impact net earned insurance and reinsurance premiums for either the 2020 or 2019 periods.
Global A&H
Global A&H consists of Sirius Group’s Global A&H insurance and reinsurance underwriting business along with IMG and Armada, which provide supplemental healthcare and medical travel insurance products as well as related administration services.
	Three months ended June 30,		Six months ended June 30,
Global A&H (Millions)	2020	2019	2020	2019
Gross written premiums	$83.7	$152.8	$345.8	$322.1
Net written premiums	62.0	120.6	262.7	255.5
Net earned insurance and reinsurance premiums	113.2	118.8	231.1	214.9
Loss and allocated LAE	(69.6)	(71.8)	(149.9)	(135.0)
Insurance and reinsurance acquisition expenses	(31.5)	(36.0)	(62.3)	(62.6)
Technical profit	$12.1	$11.0	$18.9	$17.3
Unallocated LAE	(0.6)	(2.0)	(2.3)	(3.5)
Other underwriting expenses	(6.7)	(5.9)	(12.3)	(12.0)
Underwriting income	$4.8	$3.1	$4.3	$1.8
Service fee revenue	23.1	30.3	59.0	66.6
MGU unallocated LAE	(6.2)	(5.3)	(12.2)	(9.4)
MGU other underwriting expenses	(4.7)	(4.8)	(9.7)	(7.5)
MGU general and administrative expenses	(11.0)	(15.0)	(25.2)	(31.2)
Underwriting income, including net service fee income	$6.0	$8.3	$16.2	$20.3
Ratios:
Loss ratio(1)	62.0%	62.1%	65.9%	64.4%
Acquisition expense ratio(2)	27.8%	30.3%	27.0%	29.1%
Other underwriting expense ratio(3)	5.9%	5.0%	5.3%	5.6%
Combined ratio(4)	95.7%	97.4%	98.2%	99.1%

(1)
The loss ratio is calculated by dividing the sum of loss and allocated LAE and unallocated LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Underwriting Results
Three months ended June 30, 2020 and 2019:
Gross written premiums decreased 45% to $84 million for the three months ended June 30, 2020 from $153 million for the three months ended June 30, 2019 due to reduced premium volume for travel medical and trip cancellation insurance. Net written premiums decreased 49% to $62 million for the three months ended June 30, 2020 from $121 million for the three months ended June 30, 2019 due to the same reasons as the gross written premiums decrease.
Global A&H produced a net combined ratio of 96% for the three months ended June 30, 2020 compared to 97% for the three months ended June 30, 2019. The three months ended June 30, 2020 included COVID-19 losses, net of reinsurance, of $8 million (7 points). Net favorable prior year loss reserve development was $3 million (3 points) for the three months ended June 30, 2020 compared to net favorable prior year loss reserve development of $1 million (1 point) for the three months ended June 30, 2019.
Underwriting income, including net service fee income, for Global A&H was $6 million for the three months ended June 30, 2020 compared to $8 million for the three months ended June 30, 2019. The decrease of $2 million was driven by COVID-19 losses and lower net service fee income, partially offset by higher favorable loss reserve development for the three months ended June 30, 2020. For each of the three months ended June 30, 2020 and 2019, underwriting income, including net service fee income, included net losses of $1 million relating to ArmadaHealth, LLC.
Six months ended June 30, 2020 and 2019:
Gross written premiums increased 7% to $346 million for the six months ended June 30, 2020 from $322 million for the six months ended June 30, 2019 due to higher writings for risks primarily originating from the United States, partially offset by reduced premium volume for travel medical and trip cancellation insurance. Net written premiums increased 3% to $263 million for the six months ended June 30, 2020 from $256 million for the six months ended June 30, 2019 due to the same reasons as the gross written premiums increase.
Global A&H produced a net combined ratio of 98% for the six months ended June 30, 2020 compared to 99% for the six months ended June 30, 2019. The six months ended June 30, 2020 included COVID-19 losses, net of reinsurance, of $22 million (10 points). Net favorable prior year loss reserve development was $8 million (3 points) for the six months ended June 30, 2020 compared to net unfavorable prior year loss reserve development of $5 million (2 points) for the six months ended June 30, 2019.
Underwriting income, including net service fee income, for Global A&H was $16 million for the six months ended June 30, 2020 compared to $20 million for the six months ended June 30, 2019. The decrease of $4 million was driven by COVID-19 losses and lower net service fee income, partially offset by favorable loss reserve development for the six months ended June 30, 2020. For each of the six months ended June 30, 2020 and 2019, underwriting income, including net service fee income, included net losses of $3 million relating to ArmadaHealth, LLC.
U.S. Specialty
U.S. Specialty consists of Sirius Group’s specialty insurance product offerings, which includes Environmental, Surety, and Workers’ Compensation. In April 2020, Sirius decided to exit the Surety business due to competitive market conditions in that business line and the recent economic downturn which presented new risks and challenges for this line of business.
	Three months ended June 30,		Six months ended June 30,
U.S. Specialty (Millions)	2020	2019	2020	2019
Gross written premiums	$25.5	$16.0	$46.3	$32.6
Net written premiums	23.8	14.1	39.0	27.7
Net earned insurance premiums	15.2	6.7	28.0	10.8
Loss and allocated LAE	(10.4)	(4.1)	(18.1)	(6.5)
Insurance acquisition expenses	(3.4)	(1.8)	(6.4)	(2.5)
Technical profit	$1.4	$0.8	$3.5	$1.8
Unallocated LAE	(0.1)	(0.1)	(0.2)	(0.1)
Other underwriting expenses	(2.9)	(2.1)	(8.1)	(4.9)
Underwriting (loss)	$(1.6)	$(1.4)	$(4.8)	$(3.2)
Ratios:
Loss ratio(1)	69.1%	62.7%	65.4%	61.1%
Acquisition expense ratio(2)	22.4%	26.9%	22.9%	23.1%
Other underwriting expense ratio(3)	19.1%	31.3%	28.9%	45.4%
Combined ratio(4)	110.6%	120.9%	117.2%	129.6%

(1)
The loss ratio is calculated by dividing the sum of loss and allocated LAE and unallocated LAE expenses by net earned insurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance acquisition expenses by net earned insurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Underwriting Results
Three months ended June 30, 2020 and 2019:
Gross written premiums increased 63% to $26 million for the three months ended June 30, 2020 from $16 million for the three months ended June 30, 2019 primarily due to an increase in Workers’ Compensation ($10 million). Net written premiums increased 71% to $24 million for the three months ended June 30, 2020 from $14 million for the three months ended June 30, 2019 due to an increase in Workers’ Compensation ($10 million). The increase in Workers’ Compensation is due to business written through Pie Insurance, a start-up specializing in a data driven approach to workers’ compensation insurance, where Sirius also has a minority investment and carrier relationship.
U.S. Specialty recorded an underwriting (loss) of $(2) million for the three months ended June 30, 2020 compared to an underwriting (loss) of $(1) million for the three months ended June 30, 2019.
Six months ended June 30, 2020 and 2019:
Gross written premiums increased 39% to $46 million for the six months ended June 30, 2020 from $33 million for the six months ended June 30, 2019 primarily due to an increase in Workers’ Compensation ($14 million). Net written premiums increased 39% to $39 million for the six months ended June 30, 2020 from $28 million for the six months ended June 30, 2019 due to an increase in Workers’ Compensation ($12 million). The increase in Workers’ Compensation is due to business written through Pie Insurance.

U.S. Specialty recorded an underwriting (loss) of $(5) million for the six months ended June 30, 2020 compared to an underwriting (loss) of $(3) million for the six months ended June 30, 2019.
U.S. Specialty gross written premiums
	Three months ended June 30,		Six months ended June 30,
U.S. Specialty (Millions)	2020	2019	2020	2019
Workers’ Compensation	$20.7	$10.7	$35.5	$21.8
Environmental	3.6	3.9	8.7	8.3
Surety	1.2	1.4	2.1	2.5
Total	$25.5	$16.0	$46.3	$32.6
Three months ended June 30, 2020 and 2019:
Gross written premiums increased 63% to $26 million for the three months ended June 30, 2020 from $16 million for the three months ended June 30, 2019 primarily due to an increase in Workers’ Compensation ($10 million). The increase in Workers’ Compensation is due to business written through Pie Insurance.
Six months ended June 30, 2020 and 2019:
Gross written premiums increased 39% to $46 million for the six months ended June 30, 2020 from $33 million for the six months ended June 30, 2019 primarily due to an increase in Workers’ Compensation ($14 million). The increase in Workers’ Compensation is due to business written through Pie Insurance.
U.S. Specialty net earned insurance premiums
	Three months ended June 30,		Six months ended June 30,
U.S. Specialty (Millions)	2020	2019	2020	2019
Workers’ Compensation	$11.9	$4.6	$21.7	$7.1
Environmental	1.6	0.8	3.0	1.4
Surety	1.7	1.3	3.3	2.3
Total	$15.2	$6.7	$28.0	$10.8
Three months ended June 30, 2020 and 2019:
Net earned insurance premiums increased 114% to $15 million for the three months ended June 30, 2020 from $7 million for the three months ended June 30, 2019 primarily due to an increase in Workers’ Compensation ($7 million). The increase in Workers’ Compensation is due to business written through Pie Insurance.
Six months ended June 30, 2020 and 2019:
Net earned insurance premiums increased 155% to $28 million for the six months ended June 30, 2020 from $11 million for the six months ended June 30, 2019 primarily due to an increase in Workers’ Compensation ($15 million). The increase in Workers’ Compensation is due to business written through Pie Insurance.

Runoff & Other
Runoff & Other consists of the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks, environmental risks and other long-tailed liability exposures.
	Three months ended June 30,		Six months ended June 30,
Runoff & Other (Millions)	2020	2019	2020	2019
Gross written premiums	$(0.1)	$1.2	$69.3	$2.6
Net written premiums	(0.3)	0.3	68.3	0.7
Net earned insurance and reinsurance premiums	0.5	0.3	69.5	0.7
Loss and allocated LAE	0.5	(2.4)	(68.4)	(3.5)
Insurance and reinsurance acquisition expenses	0.3	(1.8)	(0.1)	(2.5)
Technical profit (loss)	$1.3	$(3.9)	$1.0	$(5.3)
Unallocated LAE	(1.7)	(0.2)	(2.5)	(0.7)
Other underwriting expenses	(1.5)	(1.1)	(2.4)	(3.2)
Underwriting (loss)	$(1.9)	$(5.2)	$(3.9)	$(9.2)
General and administrative expenses	(1.4)	(1.0)	(2.9)	(1.8)
Underwriting (loss), including net service fee income	$(3.3)	$(6.2)	$(6.8)	$(11.0)
Underwriting Results
Three months ended June 30, 2020 and 2019:
Runoff & Other recorded less than $1 million of gross written premiums for the three months ended June 30, 2020 compared to $1 million of gross written premiums for the three months ended June 30, 2019.
Runoff & Other recorded an underwriting (loss), including net service fee income, of $(3) million for the three months ended June 30, 2020 compared to an underwriting (loss), including net service fee income, of $(6) million for the three months ended June 30, 2019. Runoff & Other recorded less than $1 million of net unfavorable prior year loss reserve development for the three months ended June 30, 2020 compared to $3 million of net unfavorable prior year loss reserve development for the three months ended June 30, 2019. The net unfavorable prior year loss reserve development for the three months ended June 30, 2019 was primarily due to an increase in reserves for a disputed Latin American Facultative Surety claim in arbitration.
Six months ended June 30, 2020 and 2019:
Runoff & Other recorded $69 million of gross written premiums for the six months ended June 30, 2020 compared to $3 million of gross written premiums for the six months ended June 30, 2019. The increase from the prior period was due to premiums from the LPT. The LPT did not have an impact on net underwriting results as net earned insurance and reinsurance premiums were offset by a corresponding losses incurred amount. See “Overview — Background and Recent Developments, Loss Portfolio Transfer” for further details on the LPT.
Runoff & Other recorded an underwriting (loss), including net service fee income, of $(7) million for the six months ended June 30, 2020 compared to an underwriting (loss), including net service fee income, of $(11) million for the six months ended June 30, 2019. Runoff & Other recorded less than $1 million of net unfavorable prior year loss reserve development for the six months ended June 30, 2020 compared to $4 million of net unfavorable prior year loss reserve development for the six months ended June 30, 2019. The net unfavorable prior year loss reserve development for the six months ended June 30, 2019 was primarily due to an increase in reserves for a disputed Latin American Facultative Surety claim in arbitration.
Reinsurance Protection
The following tables display Sirius Group’s underwriting ratios prior to cessions to reinsurers (“Gross”), cessions to reinsurers (“Ceded”), and after cessions to reinsurers (“Net”) basis.

Three months ended June 30, 2020 and 2019
	Three months ended June 30, 2020
	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross ratios:
Loss ratio	70.2%	66.7%	71.6%	70.1%
Acquisition expense ratio	20.2%	23.9%	24.2%	19.4%
Other underwriting expense ratio	8.2%	3.3%	31.7%	8.5%
Gross Combined ratio	98.6%	93.9%	127.5%	98.0%
Ceded ratios:
Loss ratio	157.3%	74.1%	95.7%	94.1%
Acquisition expense ratio	(7.5)%	16.1%	41.9%	11.0%
Ceded Combined ratio	149.8%	90.2%	137.6%	105.1%
Net ratios:
Loss ratio	63.8%	62.0%	69.1%	65.0%
Acquisition expense ratio	22.3%	27.8%	22.4%	21.1%
Other underwriting expense ratio	8.5%	5.9%	19.1%	9.8%
Net Combined ratio	94.6%	95.7%	110.6%	95.9%
Sirius Group’s net combined ratio was 2 points lower than the gross combined ratio primarily due to loss recoveries exceeding the costs of retrocessional protections for the three months ended June 30, 2020, driven mainly by Global Reinsurance. An Other Property fronting arrangement, which records offsetting gross and ceded loss and commission results, less a margin to Sirius Group, also impacted the gross and ceded loss and commission ratios for the three months ended June 30, 2020.
	Three months ended June 30, 2019
	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross ratios:
Loss ratio	74.9%	59.7%	56.5%	71.0%
Acquisition expense ratio	22.0%	28.7%	32.3%	22.1%
Other underwriting expense ratio	7.0%	3.8%	26.1%	7.5%
Gross Combined ratio	103.9%	92.2%	114.9%	100.6%
Ceded ratios:
Loss ratio	59.9%	51.7%	27.3%	56.4%
Acquisition expense ratio	28.0%	23.7%	62.2%	26.9%
Ceded Combined ratio	87.9%	75.4%	89.5%	83.3%
Net ratios:
Loss ratio	78.9%	62.1%	62.7%	75.0%
Acquisition expense ratio	20.4%	30.3%	26.9%	20.8%
Other underwriting expense ratio	8.8%	5.0%	31.3%	9.6%
Net Combined ratio	108.1%	97.4%	120.9%	105.4%
Sirius Group’s net combined ratio was 4 points higher than the gross combined ratio primarily due to the costs of retrocessional protections with limited ceded loss recoveries for the three months ended June 30, 2019, driven mainly by Global Reinsurance.

Six months ended June 30, 2020 and 2019
	Six months ended June 30, 2020
	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross ratios:
Loss ratio	90.3%	65.0%	65.7%	84.8%
Acquisition expense ratio	21.0%	25.7%	24.1%	18.7%
Other underwriting expense ratio	7.5%	5.2%	33.5%	8.3%
Gross Combined ratio	118.8%	95.9%	123.3%	111.8%
Ceded ratios:
Loss ratio	108.1%	24.6%	65.1%	101.6%
Acquisition expense ratio	15.2%	15.0%	35.0%	15.8%
Ceded Combined ratio	123.3%	39.6%	100.1%	117.4%
Net ratios:
Loss ratio	87.4%	65.9%	65.4%	83.0%
Acquisition expense ratio	22.0%	27.0%	22.9%	19.0%
Other underwriting expense ratio	8.8%	5.3%	28.9%	9.2%
Net Combined ratio	118.2%	98.2%	117.2%	111.2%
Sirius Group’s net combined ratio was 1 point lower than the gross combined ratio primarily due to higher loss recoveries exceeding the costs of retrocessional protections for the six months ended June 30, 2020, driven mainly by Global Reinsurance. An Other Property fronting arrangement, which records offsetting gross and ceded loss and commission results, less a margin to Sirius Group, also impacted the gross and ceded loss and commission ratios for the six months ended June 30, 2020.
	Six months ended June 30, 2019
	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross ratios:
Loss ratio	62.4%	64.6%	56.4%	64.4%
Acquisition expense ratio	22.7%	27.5%	22.5%	21.9%
Other underwriting expense ratio	7.4%	4.2%	37.9%	8.0%
Gross Combined ratio	92.5%	96.3%	116.8%	94.3%
Ceded ratios:
Loss ratio	46.5%	65.2%	31.2%	52.9%
Acquisition expense ratio	29.0%	22.4%	22.5%	26.7%
Ceded Combined ratio	75.5%	87.6%	53.7%	79.6%
Net ratios:
Loss ratio	66.9%	64.4%	61.1%	67.7%
Acquisition expense ratio	21.0%	29.1%	23.1%	20.6%
Other underwriting expense ratio	9.5%	5.6%	45.4%	10.4%
Net Combined ratio	97.4%	99.1%	129.6%	98.7%
Sirius Group’s net combined ratio was 5 points higher than the gross combined ratio primarily due to the costs of retrocessional protections with limited ceded loss recoveries for the six months ended June 30, 2019, driven mainly by Global Reinsurance.

Non-GAAP Financial Measures
In presenting Sirius Group’s results, management has included and discussed non-GAAP financial measures: Tangible book value, Tangible book value per common share, and Operating (loss) attributable to common shareholders. Sirius believes that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of Sirius’s results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
Tangible book value and Tangible book value per common share
Tangible book value and Tangible book value per common share are non-GAAP financial measures. Tangible book value and Tangible book value per common share are useful to investors because they measure the realizable value of common shareholder returns, excluding the impact of goodwill, intangible assets, and net deferred liability on intangible assets.
Tangible book value is derived by subtracting Goodwill, Intangible assets and Net deferred tax liability on intangible assets from book value. Tangible book value per common share is derived by dividing Tangible book value by the total number of Common shares outstanding.
The reconciliations to Total common shareholders’ equity and Book value per common share, the most directly comparable GAAP measures, are presented in the table below.
(Expressed in millions of U.S. dollars, except share and per share amounts)	June 30, 2020	March 31, 2020	December 31, 2019
Common shares outstanding	115,299,341	115,299,341	115,299,341
Total common shareholders’ equity	$1,519.7	$1,474.1	$1,640.4
Goodwill	(400.8)	(400.8)	(400.8)
Intangible assets	(171.9)	(175.9)	(179.8)
Net deferred tax liability on intangible assets	20.1	21.2	22.8
Tangible book value	$967.1	$918.6	$1,082.6
Book value per common share	$13.18	$12.78	$14.23
Tangible book value per common share	$8.39	$7.97	$9.39
Operating (loss) attributable to common shareholders
Sirius uses Operating (loss) attributable to common shareholders as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its core performance. Operating (loss) attributable to common shareholders as used herein differs from net (loss) income attributable to common shareholders, which Sirius believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments, net foreign exchange gains (losses) and the associated income tax expense or benefit. Sirius’s management believes that Operating (loss) attributable to common shareholders is useful to investors because it is more reflective of Sirius’s core business, as it removes the variability arising from fluctuations in Sirius’s fixed maturity investment portfolio, equity investments trading, investments-related derivatives, and net foreign exchange gains (losses) and the associated income tax expense or benefit of those fluctuations. The following is a reconciliation of Net (loss) income attributable to common shareholders to Operating (loss) attributable to common shareholders:
	Three months ended June 30,		Six months ended June 30,
(Expressed in millions of U.S. dollars)	2020	2019	2020	2019
Net (loss) income attributable to common shareholders	$(13.6)	$6.6	$(111.7)	$101.9
Adjustment for net realized and unrealized (gains) losses on investments	(15.8)	(31.1)	7.7	(114.1)
Adjustment for net foreign exchange (gains) losses	16.1	—	(2.4)	(5.1)
Adjustment for income tax expense (benefits)(1)	(3.8)	5.1	(11.0)	16.8
Operating (loss) attributable to common shareholders	$(17.1)	$(19.4)	$(117.4)	$(0.5)

(1)
Adjustment for income tax expense (benefits) represents the income tax expense (benefits) associated with the adjustment for net realized and unrealized losses (gains) on investments and the income tax expense (benefits) associated with the adjustment for net foreign exchange gains (losses). The income tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors.

Liquidity and Capital Resources
Liquidity is a measure of a company’s ability to generate cash flows sufficient to meet short-term and long-term cash requirements of its business operations. Sirius Group’s insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. Sirius Group manages its liquidity needs primarily through the maintenance of a short duration and high quality fixed income portfolio.
To date, the COVID-19 pandemic has not materially impacted Sirius’s ability to meet liquidity, regulatory capital requirements, or other contractual commitments.
Dividend Capacity
Sirius Group’s top tier regulated insurance and reinsurance operating subsidiary is Sirius Bermuda. Sirius Bermuda’s ability to pay dividends is limited under Bermuda law and regulations. Under the Insurance Act, Sirius Bermuda is restricted with respect to the payment of dividends. Sirius Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the BMA an affidavit stating that it will continue to meet the required margins following the declaration of those dividends. As of December 31, 2019, Sirius Bermuda could pay approximately $524 million to its parent company, Sirius International Group, Ltd., during 2020. Sirius Bermuda indirectly owns Sirius International, Sirius America and Sirius Group’s other insurance and reinsurance operating companies, each of which are limited in their ability to pay dividends by the insurance laws of their relevant jurisdictions. CMIH, which is approximately 82% owned by CMIG, shares approximately 87% of the voting and dispositive power over the Sirius Group equity securities as of June 30, 2020, with CMIG, and CMIH’s wholly-owned Bermuda holding company, CM Bermuda. During 2019, CMIG made several public announcements relating to the CMIG Defaults, the failure and uncertainty of CMIG’s subsidiaries to repay their debt obligations as they become due and the existence of certain asset freeze orders relating to the equity interests of CMIG in certain Chinese subsidiaries not within the chain of control of Sirius Group. On May 3, 2019, in connection with the CMIG Defaults, Sirius Bermuda and Sirius Group entered into a voluntary undertaking with the BMA to provide further comfort to the BMA as the group supervisor of Sirius Group and primary regulator of Sirius Bermuda, the designated insurer for group supervisory purposes regarding the potential risks to Sirius Group in connection with the CMIG Defaults. On March 27, 2020, Sirius Group extended the voluntary undertaking for an additional year. Pursuant to the voluntary undertaking, each of Sirius Group and Sirius Bermuda have agreed, until May 3, 2021, (a) to provide ten days prior written notice to the BMA prior to declaring any dividend or capital distribution, which notice shall include an affidavit confirming that the declaration and payment of such dividend would not be in breach of (i) the provisions of section 54 of the Companies Act in the case of Sirius Bermuda, (ii) the Minimum Liquidity Ratio as defined in the Insurance Act in the case of Sirius Bermuda; and (iii) the Target Capital Level of 120% of the Enhanced Capital Requirement as defined by the Bermuda Solvency Capital Requirement promulgated by the BMA for Sirius Group and Sirius Bermuda, and a summary description of the use proceeds from such declaration or dividend or capital distribution within Sirius Group or Sirius Bermuda; (b) not to enter into any guarantees, keepwells, loans or other financial arrangements between Sirius Group and CMIG, or provide any credit support with respect to any obligations of CMIG; and (c) not to enter into any related party transaction with CMIG without the BMA’s consent. For the six months ended June 30, 2020, Sirius Bermuda paid $70 million of dividends to its immediate parent.
Sirius International has the ability to pay dividends to its immediate parent subject to the availability of unrestricted equity, calculated in accordance with the Swedish Act on Annual Accounts in Insurance Companies and the SFSA. Unrestricted equity is calculated on a consolidated group account basis and on a parent account basis. Differences between the two include but are not limited to accounting for goodwill, subsidiaries (with parent accounts stated at original foreign exchange rates), taxes and pensions. Sirius International’s ability to pay dividends is limited to the “lower of” unrestricted equity as calculated within the group and parent accounts. As of December 31, 2019, Sirius International had $402 million (based on the December 31, 2019 SEK to USD exchange rate) of unrestricted equity on a parent account basis (the lower of the two approaches) available to pay dividends in 2020. The amount of dividends available to be paid by Sirius International in any given year is also subject to cash flow and earnings generated by Sirius International’s business, the maintenance of adequate solvency capital ratios for Sirius International and the consolidated Sirius International UK Holdings Ltd. group, as well as dividends received from its subsidiaries. Earnings generated by Sirius International’s business that are allocated to the Safety Reserve are not available to pay dividends (see “Safety Reserve” below). For the six months ended June 30, 2020, Sirius International did not declare a dividend and paid less than $1 million of dividends declared prior to 2018.
Under the normal course of business, Sirius America has the ability to pay dividends to its immediate parent during any twelve-month period without the prior approval of regulatory authorities in an amount set by a formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus and subject to dividends paid in prior periods. Based on this formula, Sirius America has ordinary dividend capacity as of June 30, 2020 without prior regulatory approval. As of December 31, 2019, Sirius America had $522 million of statutory surplus and $89 million of earned surplus and could pay approximately $52 million to its parent company, Sirius International Holding Company, during 2020. For the six months ended June 30, 2020, Sirius America did not pay any dividends to its immediate parent.
For the six months ended June 30, 2020, Sirius Group did not pay any dividends. As of June 30, 2020, Sirius Group had $75 million of net unrestricted cash, short-term investments, and fixed maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.
Safety Reserve
Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax income amounts into a reserve referred to as a “Safety Reserve.” Under local statutory requirements, an amount equal to the deferred tax liability on Sirius International’s Safety Reserve is included in Solvency Capital. Access to the Safety Reserve is restricted to cover insurance and reinsurance losses and to cover a breach of the Solvency Capital Requirement. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the balance of the Safety Reserve, without any provision for deferred taxes, in Sirius International’s regulatory capital when assessing Sirius International and Sirius Group’s financial strength.
As of June 30, 2020, Sirius International’s Safety Reserve amounted to SEK 10.2 billion, or $1.1 billion (based on the June 30, 2020 SEK to USD exchange rate). Under GAAP, an amount equal to the Safety Reserve, net of a related deferred tax liability established at the Swedish tax rate, is classified as common shareholders’ equity. Generally, this deferred tax liability ($225 million based on the June 30, 2020 SEK to USD exchange rate) is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, the related deferred tax liability is not taken into account by Swedish regulatory authorities for purposes of calculating Solvency Capital under Swedish insurance regulations.
Pursuant to tax legislation effective as of January 1, 2019, the tax rate applicable to Swedish corporations decreased to 21.4%, and then will further reduce to 20.6% starting in 2021. The tax legislation also introduced an annual tax on the Safety Reserve effective as of January 1, 2019. This provision adds additional taxable income for Sirius annually. The calculation applies the Government Borrowing Rate (with a floor rate of +0.5%) to the Safety Reserve balance at the beginning of the year. At the current year tax rate of 21.4% the additional tax expense for the six months ended June 30, 2020 is SEK 6 million, or $1 million (based on the June 30, 2020 SEK to USD exchange rate).
Further, the enacted legislation also included a new provision treating an amount equal to 6% of the Safety Reserve balance as of January 1, 2021, as additional taxable income in tax year 2021 only, subject to tax at the applicable 20.6% rate. Based on this provision and Sirius International’s Safety Reserve balance as of June 30, 2020, Sirius International has recorded an additional deferred tax liability as of June 30, 2020 in the amount of SEK 126 million, or $14 million (based on the June 30, 2020 SEK to USD exchange rate) for a total deferred tax liability of $239 million.
Insurance Float
Insurance float is an important aspect of Sirius Group’s insurance and reinsurance operations. Insurance float represents funds that an insurance or reinsurance company holds for a limited time. In an insurance or reinsurance operation, float arises because premiums are collected before losses are paid. This interval can extend over many years. During that time, the insurer or reinsurer invests the funds. When the premiums that an insurer or reinsurer collects do not cover the losses and expenses it eventually must pay, the result is an underwriting loss, which can be considered as the cost of insurance float.
Insurance float can increase in a number of ways, including through acquisitions of insurance and reinsurance operations, organic growth in existing insurance and reinsurance operations and recognition of losses that do not immediately cause a corresponding reduction in investment assets. Conversely, insurance float can decrease in a number of other ways, including sales of insurance and reinsurance operations, shrinking or runoff of existing insurance and reinsurance operations, the acquisition of operations that do not have substantial investment assets (e.g., an agency) and the recognition of gains that do not cause a corresponding increase in investment assets. It is Sirius Group’s intention to generate low-cost float over time through a combination of acquisitions and organic growth in its existing insurance and reinsurance operations.
Certain operational leverage metrics can be measured with ratios that are calculated using insurance float. There are many activities that do not change the amount of insurance float at an insurance or reinsurance company but can have a significant impact on Sirius Group’s operational leverage metrics. For example, investment gains and losses, foreign currency translation gains and losses, debt issuances and repurchases/repayments, common and preference share issuances and repurchases and dividends paid to shareholders are all activities that do not change insurance float but can meaningfully impact operational leverage metrics that are calculated using insurance float. Insurance float increased by $128 million from December 31, 2019 mainly due to losses incurred from COVID-19 for the six months ended June 30, 2020.
The following table illustrates Sirius Group’s consolidated insurance float position as of June 30, 2020 and December 31, 2019:
(Expressed in millions of U.S. dollars, except multiples)	June 30, 2020	December 31, 2019
Loss and LAE reserves	$2,515.1	$2,331.5
Unearned insurance and reinsurance premiums	874.5	708.0
Ceded reinsurance payable	314.9	244.7
Funds held under reinsurance treaties	145.3	169.1
Deferred tax liability on safety reserve	238.8	239.4
Float liabilities	4,088.6	3,692.7
Cash	186.7	136.3
Reinsurance recoverable on paid and unpaid losses	548.3	484.2
Insurance and reinsurance premiums receivable	871.7	730.1
Funds held by ceding companies	254.7	293.9
Ceded unearned insurance and reinsurance premiums	201.9	162.0

(Expressed in millions of U.S. dollars, except multiples)	June 30, 2020	December 31, 2019
Deferred acquisition costs	159.1	148.2
Float assets	2,222.4	1,954.7
Insurance float	$1,866.2	$1,738.0
Insurance float as a multiple of total capital(1)	0.8x	0.7x
Insurance float as a multiple of Sirius Group’s common shareholders’ equity	1.2x	1.1x

(1)
See calculation of total capital in the table below under “Financing.”

Financing
Sirius Group can provide no assurance that, if needed, it would be able to obtain additional debt or equity financing on satisfactory terms, if at all. In particular, as discussed in Item 1A, “Risk Factors,” in Sirius’s 2019 Annual Report, the CMB Resolution may prohibit Sirius’s board from issuing any common or preference shares, warrants, options or other forms of share equity, or to confer any new share rights or implement any rights plan, or to amend or vary or alter any rights attaching to any existing shares, in each case without the prior approval of holders of the common shares of Sirius representing at least 75% of the shareholder voting rights. The approval of holders of the common shares of Sirius representing at least 75% of the shareholder voting rights cannot be assured. As such, the CMB Resolution may prevent Sirius Group from performing a number of matters necessary to the operation of its business, including raising capital, even if necessary to meet regulatory or rating agency capital requirements, to finance its operations or to increase its public float, as well as incentivizing employees using shares of Sirius, and completing equity-based financing of transactions without the prior approval of holders of the common shares of Sirius representing at least 75% of the shareholder voting rights.
The following table summarizes Sirius Group’s capital structure as of June 30, 2020 and December 31, 2019:
(Expressed in millions of U.S. dollars, except ratios)	June 30, 2020	December 31, 2019
2017 SEK Subordinated Notes	$290.5	$291.2
2016 SIG Senior Notes	394.4	394.0
Total debt	684.9	685.2
Sirius Series B Preference Shares	206.2	223.0
Common shareholders’ equity	1,519.7	1,640.4
Total capital	$2,410.8	$2,548.6
Total debt to total capital	28%	27%
Total debt and Sirius Series B Preference Shares to total capital	37%	36%
2017 SEK Subordinated Notes
On September 22, 2017, Sirius Group issued floating rate callable subordinated notes denominated in SEK in the amount of SEK 2,750 million (or $346 million on date of issuance) at a 100% issue price (“2017 SEK Subordinated Notes”). The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act. The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable Stockholm Interbank Offered Rate (“STIBOR”) for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.
See Note 10 “Debt and standby letters of credit facilities” and Note 14 “Common shareholder’s equity, mezzanine equity, and non-controlling interests” in Sirius Group’s unaudited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion with respect to the 2017 SEK Subordinated Notes.
2016 SIG Senior Notes
On November 1, 2016, Sirius Group issued $400 million face value of senior unsecured notes (“2016 SIG Senior Notes”) at an issue price of 99.209% for net proceeds of $392 million after taking into effect both deferrable and non-deferrable issuance costs. The 2016 SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1, and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.
See Note 10 “Debt and standby letters of credit facilities” in Sirius Group’s unaudited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion with respect to the 2016 SIG Senior Notes.
Sirius Series B Preference Shares
In connection with the closing of the merger of Sirius Group with Easterly, on November 5, 2018, Sirius Group issued 11,901,670 of the 15,000,000 authorized Sirius Series B Preference Shares, with a par value of $0.01 per share, to the Preference Shareholders as part of the private placement of Sirius Series B Preference Shares, common shares, and warrants in connection with such merger. The Sirius Series B Preference Shares contain both a mandatory conversion and optional redemption features, with the optional redemption features allowing for settlement in either common shares or cash. Sirius Group accounts for the Sirius Series B Preference Shares outside of permanent equity as mezzanine equity in the Consolidated Balance Sheets as its ability to settle in common shares cannot be assured, and thus Sirius presumes that Sirius Group will be required to settle the Sirius Series B Preference Shares in cash, as if it were a redemption feature.
The Sirius Series B Preference Shares rank senior to common shares with respect to dividend rights, rights of liquidation, winding-up, or dissolution of Sirius and junior to all of Sirius’s existing and future policyholder obligations and debt obligations. Without the consent of the holders of the Sirius Series B Preference Shares, Sirius may not issue any class or series of shares that rank senior or pari passu with the Sirius Series B Preference Shares as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary liquidation, winding-up or dissolution of Sirius, if the aggregate gross proceeds from the issuance of all such senior or pari passu shares equals or exceeds $100 million.
Sirius adjusts the carrying value of the Sirius Series B Preference Shares to equal the redemption value at the end of each reporting period. As of June 30, 2020 and December 31, 2019, the balance of the Sirius Series B Preference Shares was $206 million and $223 million, respectively.
In April and May 2020, Sirius received letters from the Preference Shareholders, including Notices of Redemption claiming that there has been a change in control of Sirius Group within the meaning of the Certificate of Designation of the Sirius Series B Preference Shares and demanding the redemption of all of their Sirius Series B Preference Shares. Sirius has reviewed the Notices of Redemption and related attachments, and continued its inquiry into the matters asserted therein. In connection with that inquiry, Sirius received a letter from CMIH confirming that (i) CMIH continues to own 100% of the outstanding equity of CM Bermuda, and there have been no transfers of any shares of CM Bermuda (or CMIH) and (ii) there have been no transfers of the shares owned by CM Bermuda, in each case since the initial listing of Sirius’s common shares in November 2018. In addition, Sirius received a secretary’s certificate from CM Bermuda identifying CMIH as CM Bermuda’s sole shareholder. CM Bermuda also provided a letter from its lead facility agent confirming on behalf of the lenders under CM Bermuda’s facility agreement that no default or event of default has been declared under the facility agreement and that the facility agent has not exercised any of the rights that may be available it under an event of default. The letter further confirms that at no time has any lender or any trustee appointed on behalf of a lender acquired direct or indirect beneficial ownership of any of the shares of Sirius Group, CM Bermuda, CMIH or CMIG. As a result of such inquiry, Sirius Group responded to the Preference Shareholders that it is not aware of any facts that would support the conclusion that an event has occurred that would result in a change in beneficial ownership of the shares of Sirius owned by CM Bermuda that would give rise to a redemption right by the Preference Shareholders. As such, Sirius Group concluded and notified the Preference Shareholders that they are not entitled at this time to elect a redemption of any of their Sirius Series B Preference Shares.
Standby letter of credit facilities
On November 6, 2019, Sirius International agreed to renew two standby letter of credit facility agreements totaling $125 million to provide capital support for Lloyd’s Syndicate 1945. The first letter of credit is a $90 million facility with Nordea Bank Abp, London Branch, which is issued on an unsecured basis. The second letter of credit is a $35 million facility with DNB Bank ASA, Sweden Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that Sirius considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.
Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of June 30, 2020 and December 31, 2019, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 3.5 billion and SEK 3.4 billion, respectively, or $369 million and $363 million, respectively (based on the June 30, 2020 and December 31, 2019 SEK to USD exchange rates). As of June 30, 2020 and December 31, 2019, Sirius America Insurance Company’s trust arrangements were collateralized by pledged assets and assets in trust of $48 million and $58 million, respectively. As of June 30, 2020 and December 31, 2019, Sirius Bermuda’s letters of credit and trust arrangements were collateralized by pledged assets and assets in trust of $518 million and $784 million, respectively.
Revolving credit facility
In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary SIG entered into a three-year, $300 million senior unsecured revolving credit facility (the “Facility”). The Facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. The Facility is subject to various affirmative, negative and financial covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth, maximum debt to capitalization and financial strength rating standards. As of June 30, 2020, there were no outstanding borrowings under the Facility.
Debt and standby letter of credit facility covenants
As of June 30, 2020, Sirius Group was in compliance with all of the covenants under the 2017 SEK Subordinated Notes, the 2016 SIG Senior Notes, the Nordea Bank Abp, London Branch facility, and the DNB Bank ASA, Sweden Branch facility. In addition, as of June 30, 2020, Sirius Group was in compliance with all of the covenants under the Facility.
Off Balance Sheet Arrangements
Sirius Group is not party to any off-balance sheet transaction, agreement or other contractual arrangement as defined by Item 303(a)(4) of Regulation S-K to which an entity unconsolidated with Sirius Group is a party that management believes is reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that Sirius Group believes is material to investors.
Contractual Obligations and Commitments
In the normal course of business, Sirius Group is a party to a variety of contractual obligations, summarized as of December 31, 2019 in Sirius’s 2019 Annual Report. Sirius considers these contractual obligations when assessing Sirius’s liquidity requirements. During the six months ended June 30, 2020, other than as disclosed in Note 5. “Reserves for unpaid losses and loss adjustment expenses” in Sirius Group’s unaudited financial statements included elsewhere in this Joint Proxy Statement/Prospectus with respect to an increase in Sirius’s reserve for loss and LAE reserves, and Note 10. “Debt and standby letters of credit facilities” in Sirius Group’s unaudited financial statements included elsewhere in this Joint Proxy Statement/Prospectus with respect to Sirius’s long term debt obligations.
Cash Flows
Sirius Group derives cash primarily from the net inflow of premiums less claim payments related to underwriting activities, from fee income, and from net investment income. The insurance and reinsurance business inherently provides liquidity, as premiums are received in advance of the time claims are paid. However, the amount of cash required to fund claim payments can fluctuate significantly from period to period, due to the low frequency and high severity nature of certain types of business Sirius writes. Sirius Group’s remaining cash flows are generally reinvested in Sirius’s investment portfolio. In addition, as previously disclosed, Sirius Group has access to the $300 million Facility that provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements.
The following table summarizes Sirius’s consolidated cash flows from operating, investing, and financing activities for the six months ended June 30, 2020 and 2019.
	Six months ended
(Millions)	June 30, 2020	June 30, 2019
Net cash provided from (used for)(1)
Operations	$72.4	$15.0
Investing activities	(13.4)	(12.8)
Financing activities	(5.5)	(0.1)
Effect of exchange rate changes on cash	0.8	(3.8)
Increase (decrease) in cash during year	$54.3	$(1.7)

(1)
Refer to Consolidated Statements of Cash Flows included in Sirius Group’s Unaudited Consolidated Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus.

Cash flows from operations for the six months ended June 30, 2020 and 2019
Net cash provided from operations was $72 million and $15 million for the six months ended June 30, 2020 and 2019, respectively. Cash flows from operations increased $57 million for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 due to higher amounts of net premiums collected which were partially offset by higher net paid losses.
Long-term compensation items affecting cash flows from operations
For the six months ended June 30, 2020 and 2019, Sirius Group made long-term incentive payments totaling less than $1 million and $2 million, respectively. See Note 13 “Share-based compensation” in Sirius Group’s unaudited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion.
For the six months ended June 30, 2020, Sirius Group made retention related award payments totaling $7 million that were issued to key employees in November 2019. See Note 13 “Share-based compensation” in Sirius Group’s unaudited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion.
Cash flows from investing and financing activities for the six months ended June 30, 2020 and 2019
Cash flows (used for) investing activities were $(13) million for each of the six months ended June 30, 2020 and 2019.
Cash flows (used for) financing activities were $(6) million for the six months ended June 30, 2020 and insignificant for the six months ended June 30, 2019.

Financing and other capital activities
On April 17, 2020, Sirius Group paid $6 million to WE B CEJS (formerly known as Armada Enterprise) as a contingent consideration payment for the Armada Earnout for performance related to the 2017 and 2018 underwriting years. See Note 3 “Significant Transactions” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion with respect to the Armada Earnout.
During the six months ended June 30, 2020, Sirius Group paid $9 million of interest on the 2016 Senior Notes and $6 million of interest on the 2017 SEK Subordinated Notes.
During the six months ended June 30, 2019, Sirius Group paid $9 million of interest on the 2016 Senior Notes and $6 million of interest on the 2017 SEK Subordinated Notes.
Summary of Critical Accounting Estimates
Sirius’s Consolidated Financial Statements include certain amounts that are inherently uncertain and judgmental in nature. As a result, Sirius is required to make assumptions and best estimates in order to determine the reported values. Sirius considers an accounting estimate to be critical if: (1) it requires that significant assumptions be made in order to deal with uncertainties and (2) changes in the estimate could have a material impact on Sirius’s results of operations, financial condition or liquidity.
As disclosed in Sirius’s 2019 Annual Report and Form 8-K where Sirius Group recast certain sections within its Annual Report on Form 10-K for the year ended December 31, 2019, Sirius believes that the material items requiring such subjective and complex estimates are Sirius’s:
•
Loss and LAE Reserves

•
Fair Value Measurements

•
Goodwill

•
Premiums

•
Income Taxes

There have been no material changes to Sirius’s critical accounting estimates for the six months ended June 30, 2020. For additional information regarding Sirius’s critical accounting estimates, refer to Sirius’s 2019 Annual Report and Form 8-K where Sirius Group recast certain sections within its Annual Report on Form 10-K for the year ended December 31, 2019.
Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Period Ending December 31, 2019.
The following is MD&A of Sirius’s audited consolidated results of operations for the years ended December 31, 2019 and 2018 and Sirius’s consolidated financial condition, liquidity and capital resources as of and for the year ended December 31, 2019. This discussion and analysis should be read in conjunction with Sirius’s audited consolidated financial statements and related notes included elsewhere in this Joint Proxy Statement/Prospectus. The consolidated financial statements have been prepared in accordance with GAAP.
Pursuant to the FAST Act Modernization and Simplification of Regulation S-K, discussions related to the results of operations for the year ended December 31, 2018 in comparison to the year ended December 31, 2017 have been omitted. For such omitted discussions, refer to Item 7 “Management’s Discussion and Analysis of Consolidated Results of Operations and Financial Condition” in Part II of Sirius’s Annual Report on Form 10-K for the year ended December 31, 2018.
The following MD&A includes forward-looking statements, which are subject to risks, uncertainties and other factors that could cause Sirius’s actual results to differ materially from those expressed or implied by Sirius’s forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview
Sirius is a Bermuda exempted holding company limited by shares that provides multi-line insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries. Sirius Group’s key insurance and reinsurance subsidiaries include Sirius Bermuda, Sirius International, Sirius America, Sirius International Corporate Member Limited, a Lloyd’s Corporate Member, and Sirius Global Solutions. In addition, Sirius International sponsors Syndicate 1945 and Sirius International Corporate Member participates in the Lloyd’s market, which in turn provides underwriting capacity to Syndicate 1945. In addition to the key insurance and reinsurance subsidiaries, Sirius Group owns two MGUs, IMG and Armada.
On November 5, 2018, Sirius Group merged with Easterly pursuant to a definitive agreement and plan of merger, which resulted in Sirius Group becoming a publicly listed company. Following such merger, Sirius shares are traded on the NASDAQ under the symbol “SG.”
Marketplace Trends
The global insurance and reinsurance marketplace is highly competitive, cyclical, and evolving. Around the globe, Sirius increasingly see the impacts of climate change, such as rising sea levels, increased rainfall and flooding, and intensifying hurricanes. Catastrophe events appear to be increasing in frequency and severity, and more often are coming from non, or under, modeled zones.
Recent years have been characterized by decreasing margins, particularly in the property business where there has been an influx of capital into the industry. Post-event loss emergence has increased with recent events, notably in Japan and the Florida hurricanes since 2017. Later recognition of losses has also impacted the casualty business, with “social inflation” as a significant contributor. Social inflation is also causing increased severity. These trends are likely to lead to a continued erosion of industry reserves. Depending upon class of business, recent loss history, and geography, the aforementioned stresses have led to overall increased rates during the year, and a challenging retrocessional market, as reinsurers have been more thoughtful in allocating capital.
With these varying market conditions, it is helpful to have different “tools in the toolkit” to expand into, and pull back from, various markets as appropriate. For example, Sirius has a unique pro-rata outwards retrocessional program which fosters partnerships that mutually benefit each other’s books of business and adds diversification. Sirius Group has seasoned underwriting teams throughout Sirius’s extensive global branch network allowing us to foster “local” relationships across the globe helping us to succeed throughout different underwriting cycles. Underneath it all, Sirius Group has a disciplined underwriting culture that focuses on carefully deploying capital to achieve underwriting profitability.
The global insurance and reinsurance industry, which has historically been slow to evolve relative to other industries, is becoming more innovative. Lloyd’s, for example, is working hard to execute upon its Future at Lloyd’s strategy. Significant capital has flown into technology start-ups, which is prompting legacy carriers to implement more efficient back-end processes and find innovative ways to deliver value to their clients. Sirius believes that delivery of services to clients will become increasingly digitally enabled as time progresses. During 2019, Sirius began to push forward organizational changes to globalize and unify the various businesses, and transform functions, including technology, that service these businesses.
As loss reserves become stressed, and with recent entrants to the reinsurance industry failing to gain scale on underwriting operations, Sirius believes that there will be opportunities for further consolidation. The modern Sirius Group was built through a series of accretive M&A transactions in the 1990s through 2004, when Sirius International was acquired, and in 2017, when Armada and IMG were purchased. Sirius Group has the experience and tools to execute growth in intrinsic value in this fashion going forward.
Sirius has a strong reputation in the insurance and reinsurance industry and a knowledgeable and experienced management team. Sirius will opportunistically react as the industry evolves, adding underwriting teams who value Sirius’s underwriting-comes-first culture during a time of market consolidation. Sirius has the resources, skill-set, and innovative mentality to provide insurance and reinsurance solutions to a variety of customers.

Executive Summary
Years Ended December 31, 2019 and 2018
Sirius Group ended 2019 with net (loss) attributable to common shareholders of $(38) million. Basic earnings per common share was $(0.33) and diluted earnings per common share was $(0.37). This compares to a net (loss) attributable to common shareholders of $(43) million and basic and diluted earnings per common share of $(0.36) in 2018. The decrease was primarily due to higher net realized and unrealized investment gains, partially offset by net unfavorable prior year loss reserve development and higher current accident year losses in the Global Reinsurance segment. In both 2019 and 2018, Sirius Group recorded catastrophe losses, net of reinsurance and reinstatement premiums, of $194 million. Catastrophe losses, net of reinsurance and reinstatement premiums, for 2019 included $65 million for Typhoon Hagibis, $53 million for Typhoon Faxai, and $40 million for Hurricane Dorian, whereas catastrophe losses in 2018, net of reinsurance and reinstatement premiums, included $91 million for Typhoon Jebi, $36 million for Hurricane Michael, $12 million for the California wildfires, and $9 million for Typhoon Trami. The 2019 results included $104 million of net unfavorable prior year loss reserve development compared to $7 million of net favorable prior year loss reserve development in 2018.
Sirius Group’s combined ratio was 111% for the year ended December 31, 2019 compared to 103% for the year ended December 31, 2018. The increase in the combined ratio was driven primarily by net unfavorable prior year loss reserve development and higher current accident year losses in the Global Reinsurance segment. Sirius Group’s 2019 combined ratio was impacted by 7 points of net unfavorable prior year loss reserve development compared to 1 point of net favorable prior year loss reserve development in 2018. The combined ratio included 13 points of catastrophe losses, net of reinsurance and reinstatement premiums, compared to 15 points for 2018.
Book Value Per Share
Sirius Group ended 2019 with book value per common share of $14.23 compared to $14.80 as of December 31, 2018, a decrease of 3.9% due to the comprehensive (loss) of $(82) million recognized for 2019. Total common shareholders’ equity at the end of 2019 was $1,640 million compared to $1,704 million as of December 31, 2018.
Return on equity
ROE, calculated by dividing Net (loss) attributable to Sirius Group’s common shareholders for the period by beginning common shareholders’ equity, was (2.2)% for 2019 compared to (2.3)% for 2018 due to a lower net (loss) recognized.
Adjusted Book Value Per Share
Sirius Group ended 2019 with adjusted book value per share of $14.57, which assumes that the Sirius Series B Preference Shares will convert into common shares on a one-for-one basis, and also incorporates the impact of dilution arising from share-based compensation programs, compared to $15.24 as of December 31, 2018, a decrease of 4.4% due to the comprehensive (loss) recognized. For 2019, adjusted book value and adjusted book value per share include the earned effects of share-based compensation awards issued during 2019.
See “Non-GAAP Financial Measures” for an explanation and calculation of adjusted book value and adjusted book value per share.
Adjusted Tangible Book Value Per Share
Sirius Group ended 2019 with adjusted tangible book value per share of $10.22, which is derived by subtracting Goodwill, Intangible assets, and Net deferred tax liability on intangible assets from adjusted book value, and also incorporates the impact of dilution arising from share-based compensation programs, compared to $10.76 as of December 31, 2018, a decrease 5.0% due to the comprehensive (loss) recognized.

See “Non-GAAP Financial Measures” for an explanation and calculation of adjusted tangible book value and adjusted tangible book value per share.
Operating (loss) attributable to common shareholders
For the year ended December 31, 2019, Operating (loss) attributable to common shareholders was $(162) million compared to $(56) million for the year ended December 31, 2018, primarily due to a higher net underwriting (loss) recognized for the year ended December 31, 2019.
See “Non-GAAP Financial Measures” for an explanation and calculation of Operating (loss) attributable to common shareholders.
Consolidated Results of Operations — Years Ended December 31, 2019, 2018, and 2017
(Expressed in millions of U.S. dollars, except ratios, share, and per share information)
Years ended December 31,	2019	2018	2017
Revenues
Gross written premiums	$1,902.7	$1,821.0	$1,439.3
Net written premiums	$1,502.6	$1,357.1	$1,090.2
Net earned insurance and reinsurance premiums	$1,441.6	$1,262.3	$1,035.3
Net investment income	84.7	71.4	56.8
Net realized investment gains (losses)	56.7	2.3	(27.2)
Net unrealized investment gains (losses)	80.6	(23.2)	(10.5)
Net foreign exchange gains	7.7	22.7	9.2
Revaluation of contingent consideration	(6.3)	9.6	48.8
Other revenue	55.1	112.7	21.7
Total revenues	1,720.1	1,457.8	1,134.1
Expenses
Loss and loss adjustment expenses (“LAE”)	1,170.3	900.0	811.2
Insurance and reinsurance acquisition expenses	288.7	255.4	197.2
Other underwriting expenses	138.2	146.2	106.1
General and administrative expenses	109.8	77.9	91.9
Intangible asset amortization expenses	15.8	15.8	10.2
Impairment of intangible assets	—	8.0	5.0
Interest expense on debt	31.0	30.8	22.4
Total expenses	1,753.8	1,434.1	1,244.0
Pre-tax (loss) income	(33.7)	23.7	(109.9)
Income tax (expense)	(11.9)	(40.4)	(26.4)
Net (loss)	(45.6)	(16.7)	(136.3)
Income attributable to non-controlling interests	(1.7)	(1.4)	(13.7)
Net (loss) attributable to Sirius Group	(47.3)	(18.1)	(150.0)
Accrued dividends on Series A redeemable preference shares	—	(2.6)	(6.1)
Change in carrying value of Sirius Series B Preference Shares	9.2	(36.4)	—
Redemption of Series A redeemable preference shares	—	13.8	—
Net (loss) attributable to Sirius Group’s common shareholders	$(38.1)	$(43.3)	$(156.1)

Years ended December 31,	2019	2018	2017
Comprehensive (loss)
Net (loss)	$(45.6)	$(16.7)	$(136.3)
Other comprehensive (loss) income, net of tax
Change in foreign currency translation, net of tax	(35.1)	(61.9)	71.7
Total other comprehensive (loss) income	(35.1)	(61.9)	71.7
Comprehensive (loss)	(80.7)	(78.6)	(64.6)
Income attributable to non-controlling interests	(1.7)	(1.4)	(13.7)
Comprehensive (loss) attributable to Sirius Group	$(82.4)	$(80.0)	$(78.3)
Ratios:
Loss ratio(1)	81.2%	71.3%	78.4%
Acquisition expense ratio(2)	20.0%	20.2%	19.0%
Other underwriting expense ratio(3)	9.6%	11.6%	10.2%
Combined ratio(4)	110.8%	103.1%	107.6%
Selected financial data:
Basic earnings per common share and common share equivalent	$(0.33)	$(0.36)	$(1.30)
Diluted earnings per common share and common share equivalent	$(0.37)	$(0.36)	$(1.30)
Basic weighted average number of common shares and common share equivalents outstanding	115,234,105	119,253,924	120,000,000
Diluted weighted average number of common shares and common share equivalents outstanding	127,135,775	119,253,924	120,000,000
Return on equity(5)	(2.2)%	(2.3)%	(7.9)%
Operating (loss) attributable to common shareholders(6)	$(161.7)	$(56.4)	$(128.4)

(1)
The loss ratio is calculated by dividing loss and LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

(5)
Return on equity is calculated by dividing Net (loss) attributable to Sirius Group’s common shareholders for the period by beginning common shareholders’ equity.

(6)
Operating (loss) attributable to common shareholders is a non-GAAP financial measure. See “Non-GAAP Financial Measures” for an explanation and calculation of Operating (loss) attributable to common shareholders.

Selected balance sheet data:	As of December 31, 2019	As of December 31, 2018
Book value per common share(1)	$14.23	$14.80
Adjusted book value per share(2)	$14.57	$15.24
Adjusted tangible book value per share(2)	$10.22	$10.76

(1)
Book value per common share is calculated by dividing Total common shareholders’ equity by the total number of Common shares outstanding.

(2)
Adjusted book value per share and Adjusted tangible book value per share are non-GAAP financial measures. See “Non-GAAP Financial Measures” for an explanation and calculation of Adjusted book value per share and Adjusted tangible book value per share.

Years Ended December 31, 2019 and 2018
Gross written premiums — Gross written premiums in 2019 were $1,903 million, an increase of $82 million or 5% compared to gross written premiums of $1,821 million in 2018, with Global A&H up 18% and Global Reinsurance down 2%. U.S. Specialty gross written premiums increased to $66 million for 2019 from $19 million for 2018 due to growth initiatives. Absent the effect of a single fronting arrangement within the Global Reinsurance segment, gross written premiums increased 8% compared to the prior year. See “Results of Reportable Segments” below.
Net written premiums — Net written premiums in 2019 were $1,503 million, an increase of $146 million or 11% compared to net written premiums of $1,357 million in 2018, with Global A&H up 21% and Global Reinsurance up 6%. U.S. Specialty net written premiums increased to $54 million for 2019 from $13 million for 2018 due to growth initiatives. See “Results of Reportable Segments” below.
Net earned insurance and reinsurance premiums — Net earned insurance and reinsurance premiums in 2019 were $1,442 million, an increase of $180 million or 14% compared to net earned insurance and reinsurance premiums of $1,262 million in 2018, with Global A&H up 24% and Global Reinsurance up 11%. U.S. Specialty net earned insurance and reinsurance premiums increased to $30 million for 2019 from $5 million for 2018 due to growth initiatives. See “Results of Reportable Segments” below.
Net investment income, Net realized investment gains (losses), Net unrealized investment gains (losses) and Net foreign exchange gains — Net investment income increased 20% to $85 million in 2019 from $71 million in 2018 due primarily to a higher interest rate environment at the time of reinvestment. Sirius Group reported net realized investment gains of $57 million in 2019, which included $50 million of net realized foreign currency gains, compared to net realized investment gains of $2 million in 2018, which included $17 million of net realized foreign currency gains. Net unrealized investment gains were $81 million in 2019, which included $(6) million of net unrealized foreign currency (losses), compared to net unrealized investment (losses) of $(23) million in 2018, which included $36 million of net unrealized foreign currency gains. See “Summary of Investment Results” below. Additionally, Sirius Group recorded $8 million of non-investment related foreign exchange gains in 2019 compared to $23 million of non-investment related foreign exchange gains in 2018. Included in the 2019 amount is $13 million of favorable currency movement compared to $28 million of favorable foreign currency movement in 2018 on the SEK Subordinated Notes (as defined herein). See “Foreign Currency Translation” below.
Revaluation of contingent consideration — Revaluation of contingent consideration was $(6) million and $10 million in 2019 and 2018, respectively, due to the revaluation of contingent consideration related to the remeasurement of the contingent earnouts in connection with each of the acquisitions of IMG and Armada (the “IMG Earnout” and the “Armada Earnout,” respectively).
Other revenue — Other revenue decreased to $55 million in 2019 from $113 million in 2018. The decrease in other revenue was primarily attributable to a change in management’s estimate of a right of indemnification against a third party in connection with an uncertain tax position that was recorded in 2018.
Loss and loss adjustment expenses — Loss and loss adjustment expenses increased 30% to $1,170 million in 2019 from $900 million in 2018 primarily due to net unfavorable prior year loss reserve development and increased net earned insurance and reinsurance premiums. See “Results of Reportable Segments” below.
Insurance and reinsurance acquisition expenses — Insurance and reinsurance acquisition expenses increased 13% to $289 million in 2019 from $255 million in 2018 primarily due to an increase in net earned insurance and reinsurance premiums and business mix. See “Results of Reportable Segments” below.

Other underwriting expenses — Other underwriting expenses decreased 5% to $138 million in 2019 from $146 million in 2018 primarily due to increased allocation of operating expenses to General and administrative expenses for corporate related activities in 2019. See “Results of Reportable Segments” below.
General and administrative expenses — General and administrative expenses increased 41% to $110 million in 2019 from $78 million in 2018 due to an increase in professional fees and expenses related to IMG.
Impairment of intangible assets — In 2018, Sirius Group recognized an impairment of $8 million related to trade names acquired as part of the acquisition of IMG. No impairment was recognized in 2019.
Summary of Investment Results
Pre-Tax return on investments
Total return on investments includes investment income, net realized gains and losses, and the change in unrealized gains and losses generated by the investment portfolio including equity method eligible investments for which Sirius has made a fair value election. Total return is calculated on a pre-tax basis and includes the impact of investment related foreign exchange gains or losses whether reflected in pre-tax income or other comprehensive income, unless otherwise noted. Returns are calculated on average investments for the period displayed and presented gross of separately managed account fees as well as internal expenses in order to produce a better comparison to benchmark returns that exclude an expense load.
Sirius Group maintains an equity portfolio that consists of equity securities and other long-term investments, including hedge funds, private equity funds, and direct investments in privately held common equity securities investments. From time to time, Sirius Group may also invest in ETFs and mutual funds. For return purposes, investments in fixed-income ETFs and mutual funds are included in the fixed income results and excluded from equity portfolio results. Returns exclude the impact of third-party currency forwards and/or swaps.
The following is a summary of Sirius Group’s total pre-tax net investment results and performance metrics for the years ended 2019, 2018, and 2017:
	Years Ended December 31,
(Millions)	2019	2018	2017
Pre-tax investment results
Net investment income	$84.7	$71.4	$56.8
Net realized and unrealized investment gains (losses)(1)	137.3	(20.9)	(37.7)
Change in foreign currency translation on investments recognized through other comprehensive income(2)	(43.6)	(96.6)	83.9
Net pre-tax investment gains (losses)	$178.4	$(46.1)	$103.0

(1)
Includes foreign exchange gains (losses) for the years ended December 31, 2019, 2018, and 2017 of $44.7 million, $53.0 million, and $(70.8) million, respectively.

(2)
Excludes non-investment related foreign exchange gains for the years ended December 31, 2019, 2018, and 2017 of $7.7 million, $22.7 million, and $9.2 million, respectively.

	Years Ended December 31,
	2019	2018	2017
Performance metrics
Total fixed income investment returns:
In U.S. dollars	3.5%	0.4%	2.9%
In local currencies	3.7%	1.5%	1.8%
Bloomberg Barclays U.S. Agg 1-3 Year Total Return Value Unhedged USD	4.0%	1.6%	0.9%
OMX Stockholm OMRX Total Bond Index	1.1%	1.0%	0.3%
Bloomberg Barclays Pan-European Aggregate: Corp 1-3 Years Total Return	2.3%	(0.2)%	(0.1)%
Total equity securities and other long-term investments returns:
In U.S. dollars	13.3%	(6.7)%	16.8%
In local currencies	12.5%	(5.1)%	13.8%
S&P 500 Index (total return)	31.5%	(4.4)%	21.8%
Total consolidated portfolio
In U.S. dollars	5.2%	(0.9)%	4.1%
In local currencies	5.2%	0.3%	2.9%
Years Ended December 31, 2019 and 2018
Sirius Group’s pre-tax total gross return on invested assets was 5.2% in 2019 compared to (0.9)% in 2018; currency had no impact on the 2019 investment result. The investment result for 2018 was adversely impacted by the strengthening of the U.S. dollar which reduced Sirius’s return by (1.2)%.
Net investment income was $85 million for 2019 compared to $71 million for 2018. The increase was driven by higher earned income from Sirius’s fixed income securities and other long term investments. In addition, the increase was driven by a higher interest rate environment at the time of reinvestment.
Net realized and unrealized investment gains (losses), excluding foreign currency, were $93 million in 2019 compared to $(74) million in 2018. The increase was driven by unrealized investment gains consistent with overall market performance.
Fixed income results (including short-term investments)
As of December 31, 2019, the fixed income portfolio duration was approximately 1.6 years compared to 1.7 years as of December 31, 2018. The average credit quality of the fixed income portfolio, including short-term investments, was AA as of December 31, 2019 and 2018. As of December 31, 2019 and 2018, Sirius Group held $341 million and $361 million, respectively, of non-U.S. denominated fixed income securities.
The fixed income portfolio return in 2019 was 3.5% on a U.S. dollar basis and 3.7% in original currencies. Sirius’s U.S. portfolio returned 4.1% versus the BarcAg 1-3 of 4.0%. Sirius’s non-U.S. portfolio gained 0.3% in original currencies, which compares to the OMRX of 1.1%. Despite a strong performance of Sirius’s CAD fixed income holdings, a weak performance of Sirius’s SEK denominated fixed income holdings in conjunction with the longer duration of the comparative indices versus Sirius’s portfolio impacted the return.
The fixed income portfolio return in 2018 was 0.4% on a U.S. dollar basis and 1.5% in original currencies. Sirius’s U.S. portfolio returned 1.5% versus the BarcAg 1-3 of 1.6%. Sirius’s non-U.S. portfolio gained 1.3% in original currencies, which compares to the OMRX of 1.0%. This was driven by a strong performance of Sirius’s CAD and SEK-denominated fixed income holdings.
Equity securities and other long-term investments results
As of December 31, 2019, the equity and other long-term investments portfolio included $482 million of U.S. dollar and $187 million of non-U.S. dollar denominated securities.

In 2019, the equity portfolio returned 13.3% on a U.S. dollar basis and 12.5% on a local currency basis. The S&P 500 returned 31.5% for the same period. 2019 performance lagged the S&P 500 in part due to the private equity portfolios which are still in the early stages of investment.
As of December 31, 2018, the equity and other long-term investments portfolio included $439 million of U.S. dollar and $149 million of non-U.S. dollar denominated securities.
In 2018, the equity portfolio returned (6.7)% on a U.S. dollar basis and (5.1)% on a local currency basis. The S&P 500 returned (4.4)% for the same period. Performance lagged the S&P 500 in 2018 given the performance of Sirius’s non-U.S. dollar exposure as well as Sirius’s private equity and hedge fund portfolios that are in the early stages of investment.
Foreign Currency Translation
Impact of foreign currency translation
The U.S. dollar is the functional currency for Sirius Group’s businesses except for Sirius International, Syndicate 1945, several subsidiaries of IMG, and the Canadian reinsurance operations of Sirius America. Sirius Group also invests in securities denominated in foreign currencies. Assets and liabilities recorded in these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation of functional currencies into U.S. dollars are reported in common shareholders’ equity and in Accumulated other comprehensive (loss). As of December 31, 2019 and 2018, Sirius Group had net unrealized foreign currency translation losses of $238 million and $202 million, respectively, recorded in Accumulated other comprehensive (loss) on its Consolidated Balance Sheets.
Assets and liabilities relating to foreign operations are remeasured into the functional currency using current exchange rates; revenues and expenses are remeasured into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of net income (loss) in the period in which they arise within Net realized investment gains (losses), Net unrealized investment gains (losses), and Net foreign exchange gains.
The following rates of exchange for the U.S. dollar have been used for translation of assets and liabilities whose functional currency is not the U.S. dollar as of December 31, 2019 and 2018:
Currency	Closing Rate 2019	Closing Rate 2018
Swedish kronor	9.3210	8.9397
British pound	0.7568	0.7850
Euro	0.8912	0.8734
Canadian dollar	1.3003	1.3614
Sirius International holds a large portfolio of investments that are denominated in U.S. dollars, but its functional currency is the SEK. When Sirius International prepares its stand-alone GAAP financial statements, it remeasures its U.S. dollar-denominated investments to SEK and recognizes the related foreign currency remeasurement gains or losses through pre-tax income (loss). When Sirius Group consolidates Sirius International, it translates Sirius International’s stand-alone GAAP financial statements to U.S. dollars and recognizes the related foreign currency translation gains or losses through other comprehensive income (loss). Since Sirius Group reports its financial statements in U.S. dollars, there is no net effect to book value per common share or to investment returns from foreign currency translation on its U.S. dollar-denominated investments at Sirius International. However, net realized and unrealized investment gains (losses), other revenues, net income (loss), earnings per share and other comprehensive income (loss) can be significantly affected during periods of high volatility in the foreign exchange rate between the U.S. dollar and other currencies, especially the SEK.
A summary of the impact of foreign currency translation on Sirius Group’s consolidated financial results for the years ended December 31, 2019, 2018, and 2017 was as follows:

	Years Ended December 31,
(Millions)	2019	2018	2017
Net realized investment gains (losses) – foreign currency(1)	$50.4	$17.3	$(19.1)
Net unrealized investment (losses) gains – foreign currency(2)	(5.7)	35.7	(51.7)
Net realized and unrealized investment gains (losses) – foreign currency	44.7	53.0	(70.8)
Net foreign exchange gains – foreign currency translation gains(3)	13.9	16.0	20.7
Net foreign exchange gains (losses) – currency swaps(3)	4.2	6.9	(11.3)
Net foreign exchange (losses) – currency forwards(3)	(10.4)	—	—
Net foreign exchange (losses) – other(3)	—	(0.2)	(0.2)
Income tax expense	0.9	2.0	3.3
Total foreign currency remeasurement gains (losses) recognized through net (loss), after tax	53.3	77.7	(58.3)
Change in foreign currency translation on investments recognized through other comprehensive (loss) income, after tax	(43.6)	(96.6)	83.9
Change in foreign currency translation on non-investment net liabilities recognized through other comprehensive (loss) income, after tax	8.5	34.7	(12.2)
Total foreign currency translation (losses) gains recognized through other comprehensive (loss) income, after tax	(35.1)	(61.9)	71.7
Total foreign currency gains recognized in comprehensive (loss), after tax	$18.2	$15.8	$13.4

(1)
Component of Net realized investment gains (losses) on the Consolidated Statements of (Loss)

(2)
Component of Net unrealized investment (losses) on the Consolidated Statements of (Loss)

(3)
Component of Net foreign exchange gains on the Consolidated Statements of (Loss)

As of December 31, 2019, the following currencies represented the largest exposure to foreign currency risk as a percentage of Sirius Group’s common shareholders’ equity: the Japanese Yen 9% (short) and the SEK 3% (long).
As of December 31, 2018 the following currencies represented the largest exposure to foreign currency risk as a percentage of Sirius Group’s common shareholders’ equity: the SEK 13% (short) and the Israeli shekel 4% (long).
Investment portfolio composition by currency
As of December 31, 2019 and 2018, Sirius Group’s investment portfolio included approximately $484 million and $468 million in non-U.S. dollar denominated investments, most of which is denominated in Swedish kronor, Euro, Canadian dollar, Israeli shekel, and British pound. The investment values in this portfolio are impacted by changes in the exchange rate between the U.S. dollar and those currencies.
Set forth below is the carrying value of Sirius’s investment holdings in U.S. dollars and foreign currencies as of December 31, 2019 and 2018:
	2019		2018
Currency (Millions)	Local Currency	USD	Local Currency	USD
U.S. dollar	3,034.1	$3,034.1	2,941.6	$2,941.6
Swedish kronor	1,513.7	162.4	1,348.1	150.8
Euro	78.2	87.7	105.2	120.5
Canadian dollar	113.1	87.0	84.0	61.7
Israeli shekel	264.8	76.6	232.7	62.1
British pound	8.5	11.2	8.2	10.4
Other	—	59.2	—	62.6
Total investments		$3,518.2		$3,409.7

Results of Reportable Segments
Global Reinsurance
Global Reinsurance consists of Sirius Group’s underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance.
Global Reinsurance (Millions) Years ended December 31,	2019	2018	2017
Gross written premiums	$1,238.8	$1,268.1	$950.2
Net written premiums	987.9	934.6	749.2
Net earned insurance and reinsurance premiums	966.5	870.5	727.6
Loss and allocated LAE	(830.6)	(658.8)	(599.1)
Insurance and reinsurance acquisition expenses	(199.7)	(185.3)	(154.0)
Technical (loss) profit	$(63.8)	$26.4	$(25.5)
Unallocated LAE	(20.3)	(16.4)	(18.2)
Other underwriting expenses	(84.5)	(87.7)	(79.8)
Underwriting (loss)	$(168.6)	$(77.7)	$(123.5)
Ratios:
Loss ratio(1)	88.0%	77.6%	84.8%
Acquisition expense ratio(2)	20.7%	21.3%	21.2%
Other underwriting expense ratio(3)	8.7%	10.1%	11.0%
Combined ratio(4)	117.4%	109.0%	117.0%

(1)
The loss ratio is calculated by dividing the sum of loss and allocated LAE and Unallocated LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Underwriting Results
2019 vs. 2018:
Gross written premiums decreased 2% to $1,239 million in 2019 from $1,268 million in 2018. This was due to a decrease in Other Property ($147 million) driven primarily by lower premium volume on an Other Property fronting arrangement, reduced treaty participations, and non-renewals of certain accounts, partially offset by increases in Casualty Reinsurance ($72 million), Property Catastrophe Excess Reinsurance ($27 million) and Aviation & Space ($22 million). Net written premiums increased 6% to $988 million in 2019 from $935 million in 2018 primarily due to increases in Casualty Reinsurance ($72 million) and Property Catastrophe Excess Reinsurance ($42 million), partially offset by a decrease in Other Property ($79 million). The Other Property fronting arrangement did not impact net written or earned insurance and reinsurance premiums for either the 2019 or 2018 periods.
Global Reinsurance produced a net combined ratio of 117% for 2019 compared to 109% for 2018. The increase in the combined ratio was driven by higher net unfavorable prior year loss reserve development and higher current accident year losses in Other Property, Agriculture Reinsurance, and Aviation & Space (including $12 million from the Ethiopian Airlines plane crash).

Global Reinsurance recorded an underwriting (loss) of $(169) million for 2019 compared to an underwriting (loss) of $(78) million for 2018. Catastrophe losses, net of reinsurance and reinstatement premiums, were $194 million (20 points) for 2019 compared to $195 million (22 points) for 2018. Catastrophe losses, net of reinsurance and reinstatement premiums, for 2019 were primarily from Typhoon Hagibis ($65 million), Typhoon Faxai ($53 million), and Hurricane Dorian ($40 million). Catastrophe losses, net of reinsurance and reinstatement premiums, for 2018 were primarily from Typhoon Jebi ($91 million), Hurricane Michael ($36 million), the California wildfires ($12 million), and Typhoon Trami ($9 million). Net unfavorable prior year loss reserve development was $104 million (11 points) for 2019 primarily related to Other Property ($73 million), Property Catastrophe Excess Reinsurance ($17 million), and Casualty Reinsurance ($13 million). The unfavorable loss reserve development in Other Property and Property Catastrophe Excess Reinsurance for 2019 was driven by higher losses from recent accident years mainly Typhoon Jebi and Hurricanes Michael, Florence, and Irma. A portion of this unfavorable loss reserve development is due to projected increased costs for claims adjusting associated with insureds’ assignment of benefits to third parties, primarily associated with Hurricanes Irma and Michael exposures. The unfavorable prior year loss reserve development in Casualty Reinsurance was due to early reporting of large claims coupled with steady reporting of less severe claims. Net unfavorable prior year loss reserve development for 2018 was $25 million (3 points), primarily related to Other Property ($35 million) and Property Catastrophe Excess Reinsurance ($13 million), resulting from higher than expected loss reporting from recent accident years, including $21 million from Hurricanes Harvey, Irma, and Maria, which was partially offset by favorable prior year loss reserve development in Aviation & Space ($8 million) and Marine & Energy ($7 million).
Global Reinsurance gross written premiums
Global Reinsurance (Millions) Years ended December 31,	2019	2018	2017
Other Property	$477.7	$624.9	$405.2
Property Catastrophe Excess Reinsurance	301.9	275.3	255.3
Casualty Reinsurance	203.9	131.9	38.2
Aviation & Space	95.1	72.5	65.7
Agriculture Reinsurance	70.0	64.1	71.6
Trade Credit	53.7	48.1	39.7
Marine & Energy	31.5	34.7	56.1
Contingency	5.0	16.6	18.4
Total	$1,238.8	$1,268.1	$950.2
2019 vs. 2018:
Global Reinsurance’s gross written premiums decreased 2% to $1,239 million for 2019 from $1,268 million in 2018. The decrease in Other Property ($147 million) was due to lower premium volume on an Other Property fronting arrangement ($55 million), reduced treaty participations, and non-renewals of certain accounts. This decrease was partially offset by increases in Casualty Reinsurance ($72 million), Property Catastrophe Excess Reinsurance ($27 million), and Aviation & Space ($22 million).

Global Reinsurance net earned insurance and reinsurance premiums
Global Reinsurance (Millions) Years ended December 31,	2019	2018	2017
Other Property	$358.0	$398.4	$337.5
Property Catastrophe Excess Reinsurance	211.0	180.5	159.6
Casualty Reinsurance	181.0	78.7	15.0
Agriculture Reinsurance	67.6	58.8	67.3
Aviation & Space	67.2	60.4	53.8
Trade Credit	47.3	42.5	32.6
Marine & Energy	28.7	36.2	46.6
Contingency	5.7	15.0	15.2
Total	$966.5	$870.5	$727.6
2019 vs. 2018:
Global Reinsurance’s net earned insurance and reinsurance premiums increased 11% to $967 million for 2019 from $871 million in 2018. Increases in Casualty Reinsurance ($102 million), Property Catastrophe Excess Reinsurance ($30 million), and Agriculture Reinsurance ($9 million) were partially offset by a decrease in Other Property ($40 million). The Other Property fronting arrangement did not impact net earned insurance and reinsurance premiums for either the 2019 or 2018 periods.
Global A&H
Global A&H consists of Sirius Group’s global accident and health insurance and reinsurance underwriting business along with IMG and Armada, which provide supplemental healthcare and medical travel insurance products as well as related administration services.
Global A&H (Millions) Years ended December 31,	2019	2018	2017
Gross written premiums	$593.4	$500.6	$494.6
Net written premiums	458.1	379.8	341.5
Net earned insurance and reinsurance premiums	443.3	357.6	306.8
Loss and allocated LAE	(271.3)	(189.0)	(175.0)
Insurance and reinsurance acquisition expenses	(125.8)	(109.7)	(89.6)
Technical profit	$46.2	$58.9	$42.2
Unallocated LAE	(7.4)	(5.9)	(4.8)
Other underwriting expenses	(23.7)	(27.4)	(23.4)
Underwriting income	$15.1	$25.6	$14.0
Service fee revenue	124.2	115.7	65.9
MGU unallocated LAE	(17.3)	(14.0)	—
MGU other underwriting expenses	(13.5)	(16.1)	—
MGU general and administrative expenses	(66.9)	(53.6)	(44.8)
Underwriting income, including net service fee income	$41.6	$57.6	$35.1
Ratios:
Loss ratio(1)	62.9%	54.5%	58.6%
Acquisition expense ratio(2)	28.4%	30.7%	29.2%
Other underwriting expense ratio(3)	5.3%	7.7%	7.6%
Combined ratio(4)	96.6%	92.9%	95.4%

(1)
The loss ratio is calculated by dividing the sum of loss and allocated LAE and Unallocated LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Underwriting Results
2019 vs. 2018:
Gross written premiums increased 18% to $593 million in 2019 from $501 million in 2018 due to higher writings for risks primarily originating from the United States. Net written premiums increased 21% to $458 million in 2019 from $380 million in 2018 due to higher writings for risks primarily originating from the United States as well as higher retentions.
Global A&H produced a net combined ratio of 97% in 2019 compared to 93% in 2018. For 2019, net favorable prior year loss reserve development was $1 million (less than 1 point) compared to $15 million (4 points) of net favorable prior year loss reserve development in 2018. The decrease in the acquisition expense ratio from 2018 was due to business mix as increased primary insurance writings for risks originating from the United States are recorded at lower net commission ratios. Additionally, net earned insurance and reinsurance premiums increased 24% to $443 million in 2019 from $358 million in 2018.
Underwriting income, including net service fee income, for Global A&H was $42 million in 2019 compared to $58 million in 2018. The decrease of $16 million was primarily driven by lower net favorable prior year loss reserve development and Armada Health. For 2019 and 2018, underwriting income, including net service fee income, included net losses of $6 million and $4 million, respectively, relating to Armada Health.
U.S. Specialty
U.S. Specialty consists of Sirius Group’s specialty insurance product offerings, which includes Environmental, Surety, and Workers’ Compensation. In April 2020, Sirius decided to exit the Surety business due to competitive market conditions in that business line and the recent economic downturn which presented new risks and challenges for this line of business.
U.S. Specialty (Millions) Years ended December 31,	2019	2018	2017
Gross written premiums	$66.3	$19.4	$—
Net written premiums	54.1	13.1	—
Net earned insurance and reinsurance premiums	29.6	5.0	—
Loss and allocated LAE	(23.7)	(2.3)	—
Insurance and reinsurance acquisition expenses	(6.4)	(1.3)	—
Technical (loss) profit	$(0.5)	$1.4	$—
Unallocated LAE	(0.4)	—	—
Other underwriting expenses	(10.6)	(8.7)	—
Underwriting (loss)	$(11.5)	$(7.3)	$—
Ratios:
Loss ratio(1)	81.4%	46.0%	—%
Acquisition expense ratio(2)	21.6%	26.0%	—%
Other underwriting expense ratio(3)	35.8%	174.0%	—%
Combined ratio(4)	138.8%	246.0%	—%

(1)
The loss ratio is calculated by dividing the sum of loss and allocated LAE and Unallocated LAE expenses by net earned insurance and reinsurance premiums.

(2)
The acquisition expense ratio is calculated by dividing insurance and reinsurance acquisition expenses by net earned insurance and reinsurance premiums.

(3)
The other underwriting expense ratio is calculated by dividing other underwriting expenses by net earned insurance and reinsurance premiums.

(4)
The combined ratio is calculated by combining the loss ratio, the acquisition expense ratio, and the other underwriting expense ratio.

Underwriting Results
2019 vs. 2018:
Gross written premiums increased 247% to $66 million in 2019 from $19 million in 2018 due primarily to increases in Workers’ Compensation ($33 million) and Environmental ($11 million). Net written premiums increased 315% to $54 million in 2019 from $13 million in 2018 due to increases in the same lines of business as gross written premiums. The increase in Workers’ Compensation was due to business written through Pie Insurance, a start-up specializing in a data driven approach to workers’ compensation insurance, where we also have a minority investment and carrier relationship.
U.S. Specialty produced a net combined ratio of 139% in 2019 compared to 246% in 2018. The lower net combined ratio was primarily due to a lower other underwriting expense ratio as a result of higher net earned insurance and reinsurance premiums.
U.S. Specialty recorded an underwriting (loss) of $(12) million in 2019 compared to an underwriting (loss) of $(7) million in 2018. These losses were due to growth initiatives in the Surety, Environmental, and Workers Compensation lines for both 2019 and 2018.
U.S. Specialty gross written premiums
U.S. Specialty (Millions) Years ended December 31,	2019	2018	2017
Workers’ Compensation	$37.7	$4.5	$—
Environmental	20.5	10.1	—
Surety	8.1	4.8	—
Total	$66.3	$19.4	$—
2019 vs. 2018:
Gross written premiums increased 247% to $66 million in 2019 from $19 million in 2018. Increases in Workers’ Compensation ($33 million) and Environmental ($11 million) were the drivers of the increase. The increase in Workers’ Compensation was due to business written through Pie Insurance.
U.S. Specialty net earned insurance and reinsurance premiums
U.S. Specialty (Millions) Years ended December 31,	2019	2018	2017
Workers’ Compensation	$20.7	$2.1	$—
Environmental	5.3	2.0	—
Surety	3.6	0.9	—
Total	$29.6	$5.0	$—

2019 vs. 2018:
Net earned insurance and reinsurance premiums increased to $30 million in 2019 from $5 million in 2018. Workers’ Compensation ($19 million) was the main driver of the increase from 2018. The increase in Workers’ Compensation was due to business written through Pie Insurance.
Runoff & Other
Runoff & Other consists of the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks, environmental risks and other long-tailed liability exposures.
Runoff & Other (Millions) Years ended December 31,	2019	2018	2017
Gross written premiums	$4.2	$32.9	$(5.5)
Net written premiums	2.5	29.6	(0.5)
Net earned insurance and reinsurance premiums	2.2	29.2	0.9
Loss and allocated LAE	(1.8)	(13.0)	(11.0)
Insurance and reinsurance acquisition expenses	(2.9)	(2.8)	3.5
Technical (loss) profit	$(2.5)	$13.4	$(6.6)
Unallocated LAE	(1.0)	(1.6)	(3.1)
Other underwriting expenses	(5.9)	(6.3)	(2.9)
Underwriting (loss) income	$(9.4)	$5.5	$(12.6)
General and administrative expenses	(3.7)	(3.1)	(4.0)
Underwriting (loss) income, including net service fee income	$(13.1)	$2.4	$(16.6)
Underwriting Results
2019 vs. 2018:
Runoff & Other recorded $4 million of gross written premiums in 2019 compared to $33 million of gross written premiums in 2018. Gross written premiums in 2018 related primarily to premiums from two loss portfolio transfers and a quota share.
Runoff & Other recorded an underwriting (loss), including net service fee income, of $(13) million in 2019 compared to underwriting income, including net service fee income, of $2 million in 2018. Runoff & Other recorded $1 million of net favorable prior year loss reserve development in 2019 compared to $18 million of net favorable prior year loss reserve development in 2018. The net favorable prior year loss reserve development in 2018 was primarily due to reductions in World Trade Center claims in response to revised information received by Sirius and runoff Casualty reserves.
Reinsurance Protection
The following tables display Sirius Group’s underwriting ratios prior to cessions to reinsurers (“Gross”), cessions to reinsurers (“Ceded”) and after cessions to reinsurers (“Net”) basis for the years ended December 31, 2019, 2018, and 2017. See “— Policies with Respect to Certain Activities — Reinsurance Protection” for further information.
Gross, Ceded, and Net Combined Ratios Year ended December 31, 2019	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross ratios:
Loss ratio	83.5%	61.7%	85.7%	77.5%
Acquisition expense ratio	21.7%	26.8%	22.3%	20.9%
Other underwriting expense ratio	6.9%	4.1%	30.5%	7.5%

Gross, Ceded, and Net Combined Ratios Year ended December 31, 2019	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross Combined ratio	112.1%	92.6%	138.5%	105.9%
Ceded ratios:
Loss ratio	66.8%	57.7%	103.2%	64.4%
Acquisition expense ratio	25.4%	21.6%	23.6%	24.1%
Ceded Combined ratio	92.2%	79.3%	126.8%	88.5%
Net ratios:
Loss ratio	88.0%	62.9%	81.4%	81.2%
Acquisition expense ratio	20.7%	28.4%	21.6%	20.0%
Other underwriting expense ratio	8.7%	5.3%	35.8%	9.6%
Net Combined ratio	117.4%	96.6%	138.8%	110.8%

Sirius Group’s net combined ratio was 5 points higher than the gross combined ratio primarily due to the costs of retrocessional protections with limited ceded loss recoveries for 2019, driven by Global Reinsurance.
Gross, Ceded, and Net Combined Ratios Year ended December 31, 2018	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross ratios:
Loss ratio	68.0%	54.6%	48.7%	64.6%
Acquisition expense ratio	22.9%	28.3%	21.2%	21.6%
Other underwriting expense ratio	7.5%	5.8%	149.9%	8.8%
Gross Combined ratio	98.4%	88.7%	219.8%	95.0%
Ceded ratios:
Loss ratio	39.5%	54.9%	48.9%	44.2%
Acquisition expense ratio	27.8%	21.0%	(2.2)%	25.8%
Ceded Combined ratio	67.3%	75.9%	46.7%	70.0%
Net ratios:
Loss ratio	77.6%	54.5%	46.0%	71.3%
Acquisition expense ratio	21.3%	30.7%	26.0%	20.2%
Other underwriting expense ratio	10.1%	7.7%	174.0%	11.6%
Net Combined ratio	109.0%	92.9%	246.0%	103.1%
Sirius Group’s net combined ratio was 8 points higher than the gross combined ratio due to the costs of retrocessional protections with limited ceded loss recoveries. An Other Property fronting arrangement, which records offsetting gross and ceded loss and commission results, less a margin to Sirius Group, also impacted the gross and ceded loss and commission ratios in 2018.
Gross, Ceded, and Net Combined Ratios Year ended December 31, 2017	Global Reinsurance	Global A&H	U.S. Specialty	Total
Gross ratios:
Loss ratio	77.7%	60.1%	—%	74.6%
Acquisition expense ratio	20.7%	28.5%	—%	20.1%
Other underwriting expense ratio	8.8%	5.5%	—%	7.9%
Gross Combined ratio	107.2%	94.1%	—%	102.6%
Ceded ratios:
Loss ratio	49.5%	64.0%	—%	61.5%

Gross, Ceded, and Net Combined Ratios Year ended December 31, 2017	Global Reinsurance	Global A&H	U.S. Specialty	Total
Acquisition expense ratio	19.0%	26.6%	—%	23.6%
Ceded Combined ratio	68.5%	90.6%	—%	85.1%
Net ratios:
Loss ratio	84.8%	58.6%	—%	78.4%
Acquisition expense ratio	21.2%	29.2%	—%	19.0%
Other underwriting expense ratio	11.0%	7.6%	—%	10.2%
Net Combined ratio	117.0%	95.4%	—%	107.6%

Non-GAAP Financial Measures
In presenting Sirius Group’s results, management has included and discussed the following non-GAAP financial measures: Adjusted book value, Adjusted book value per share, Adjusted tangible book value, Adjusted tangible book value per share and Operating (loss) attributable to common shareholders. Sirius believes that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of Sirius’s results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.
Adjusted book value, Adjusted book value per share, Adjusted tangible book value, and Adjusted tangible book value per share
Adjusted book value, Adjusted book value per share, Adjusted tangible book value, and Adjusted tangible book value per share are non-GAAP financial measures. Adjusted book value and Adjusted book value per share are used to show Sirius’s total worth on a per-share basis and are useful to management and investors in analyzing the intrinsic value of Sirius. Adjusted tangible book value and Adjusted tangible book value per share are useful to investors because they measure the realizable value of shareholder returns, excluding the impact of goodwill, intangible assets, and net deferred liability on intangible assets.
Adjusted shares outstanding is derived by summing Common shares outstanding, Sirius Series B Preference Shares outstanding, and the earned portion of share-based compensation awards. Adjusted book value is derived by summing Total common shareholders’ equity, the Sirius Series B Preference Shares amount reflected in mezzanine equity, and the Earned portion of future proceeds from stock option awards. Outstanding warrants are excluded as they are anti-dilutive as of the respective reporting dates. Adjusted tangible book value is derived by subtracting Goodwill, Intangible assets and Net deferred tax liability on intangible assets from Adjusted book value.
At December 31, 2019, Adjusted book value, Adjusted book value per share, Adjusted tangible book value, and Adjusted tangible book value per share include the earned effects of share-based compensation awards issued during 2019.
Adjusted book value per share is derived by dividing the Adjusted book value by the Adjusted shares outstanding. Adjusted tangible book value per share is derived by dividing Adjusted tangible book value by the Adjusted shares outstanding.
The reconciliation to Total common shareholders’ equity and Book value per common share, the most directly comparable GAAP measures, are presented in the table below.
	As of December 31,
(Expressed in millions of U.S. dollars, except share and per share amounts)	2019	2018
Common shares outstanding	115,299,341	115,151,251
Sirius Series B Preference Shares outstanding	11,901,670	11,901,670
Earned share-based compensation awards, excluding stock options	629,716	—
Earned portion of Stock option awards issued	381,929	—

	As of December 31,
(Expressed in millions of U.S. dollars, except share and per share amounts)	2019	2018
Adjusted shares outstanding	128,212,656	127,052,921
Total common shareholders’ equity	$1,640.4	$1,704.5
Sirius Series B Preference Shares	223.0	232.2
Earned portion of future proceeds from stock option awards	4.9	—
Adjusted book value	$1,868.3	$1,936.7
Goodwill	(400.8)	(400.6)
Intangible assets	(179.8)	(195.6)
Net deferred tax liability on intangible assets	22.8	26.3
Adjusted tangible book value	$1,310.5	$1,366.8
Book value per common share	$14.23	$14.80
Adjusted book value per share	$14.57	$15.24
Adjusted tangible book value per share	$10.22	$10.76
Operating (loss) attributable to common shareholders
Sirius uses Operating (loss) attributable to common shareholders as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its core performance. Operating (loss) attributable to common shareholders as used herein differs from net (loss) attributable to common shareholders, which Sirius believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments, net foreign exchange gains (losses) and the associated income tax expense or benefit. Sirius’s management believes that Operating (loss) attributable to common shareholders is useful to investors because it is more reflective of Sirius’s core business, as it removes the variability arising from fluctuations in Sirius’s fixed maturity investment portfolio, equity investments trading, investments-related derivatives, and net foreign exchange gains (losses) and the associated income tax expense or benefit of those fluctuations. The following is a reconciliation of net (loss) attributable to common shareholders to Operating (loss) attributable to common shareholders:
	Years Ended December 31,
(Expressed in Millions of U.S. dollars)	2019	2018	2017
Net (loss) attributable to common shareholders	$(38.1)	$(43.3)	$(156.1)
Adjustment for net realized and unrealized losses (gains) on investments	(137.3)	20.9	37.7
Adjustment for net foreign exchange (gains)	(7.7)	(22.7)	(9.2)
Adjustment for income tax expense (benefit)(1)	21.4	(11.3)	(0.8)
Operating (loss) attributable to common shareholders	$(161.7)	$(56.4)	$(128.4)

(1)
Adjustment for income tax expense (benefit) represents the income tax expense (benefit) associated with the adjustment for net realized and unrealized losses (gains) on investments and the income tax expense (benefit) associated with the adjustment for net foreign exchange gains (losses). The income tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors.

Liquidity and Capital Resources
Liquidity is a measure of a company’s ability to generate cash flows sufficient to meet short-term and long-term cash requirements of its business operations. Sirius Group’s insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. Sirius Group manages its liquidity needs primarily through the maintenance of a short duration and high quality fixed income portfolio.
Dividend Capacity
Sirius Group’s top tier regulated insurance and reinsurance operating subsidiary is Sirius Bermuda. Sirius Bermuda’s ability to pay dividends is limited under Bermuda law and regulations. Under the Insurance Act, Sirius Bermuda is restricted with respect to the payment of dividends. Sirius Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the BMA an affidavit stating that it will continue to meet the required margins following the declaration of those dividends. As of December 31, 2019, Sirius Bermuda could pay approximately $524 million to its parent company, Sirius International Group, Ltd., during 2020. Sirius Bermuda indirectly owns Sirius International, Sirius America and Sirius Group’s other insurance and reinsurance operating companies, each of which are limited in their ability to pay dividends by the insurance laws of their relevant jurisdictions. CMIH, which is approximately 82% owned by CMIG, indirectly holds approximately 87% of the voting control over the Sirius Group equity securities as of December 31, 2019, through CMIH’s wholly-owned Bermuda holding company, CM Bermuda. During 2019, CMIG made several public announcements relating to the CMIG Defaults, the failure and uncertainty of CMIG’s subsidiaries to repay their debt obligations as they become due and the existence of certain asset freeze orders relating to the equity interests of CMIG in certain Chinese subsidiaries not within the chain of control of Sirius Group. On May 3, 2019, in connection with the CMIG Defaults, Sirius Bermuda and Sirius Group entered into a voluntary undertaking with the BMA to provide further comfort to the BMA as the group supervisor of Sirius Group and primary regulator of Sirius Bermuda, the designated insurer for group supervisory purposes regarding the potential risks to Sirius Group in connection with the CMIG Defaults. Pursuant to the voluntary undertaking, each of Sirius Group and Sirius Bermuda have agreed, until May 3, 2021, (a) to provide ten days prior written notice to the BMA prior to declaring any dividend or capital distribution, which notice shall include an affidavit confirming that the declaration and payment of such dividend would not be in breach of (i) the provisions of section 54 of the Companies Act in the case of Sirius Bermuda, (ii) the Minimum Liquidity Ratio as defined in the Insurance Act in the case of Sirius Bermuda; and (iii) the Target Capital Level of 120% of the Enhanced Capital Requirement as defined by the Bermuda Solvency Capital Requirement promulgated by the BMA for Sirius Group and Sirius Bermuda, and a summary description of the use proceeds from such declaration or dividend or capital distribution within Sirius Group or Sirius Bermuda; (b) not to enter into any guarantees, keepwells, loans or other financial arrangements between Sirius Group and CMIG, or provide any credit support with respect to any obligations of CMIG; and (c) not to enter into any related party transaction with CMIG. During 2019, Sirius Bermuda paid $80 million of dividends to its immediate parent.
Sirius International has the ability to pay dividends to its immediate parent subject to the availability of unrestricted equity, calculated in accordance with the Swedish Act on Annual Accounts in Insurance Companies and the SFSA. Unrestricted equity is calculated on a consolidated group account basis and on a parent account basis. Differences between the two include but are not limited to accounting for goodwill, subsidiaries (with parent accounts stated at original foreign exchange rates), taxes and pensions. Sirius International’s ability to pay dividends is limited to the “lower of” unrestricted equity as calculated within the group and parent accounts. As of December 31, 2019, Sirius International had $402 million (based on the December 31, 2019 SEK to USD exchange rate) of unrestricted equity on a parent account basis (the lower of the two approaches) available to pay dividends in 2020. The amount of dividends available to be paid by Sirius International in any given year is also subject to cash flow and earnings generated by Sirius International’s business, the maintenance of adequate solvency capital ratios for Sirius International and the consolidated Sirius International UK Holdings Ltd. group, as well as dividends received from its subsidiaries. Earnings generated by Sirius International’s business that are allocated to the Safety Reserve are not available to pay dividends (see “Safety Reserve” below). During 2019, Sirius International did not declare a dividend and paid SEK 167 million (or $18 million on date of payment) of dividends declared prior to 2018.

Under the normal course of business, Sirius America has the ability to pay dividends to its immediate parent during any twelve-month period without the prior approval of regulatory authorities in an amount set by a formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus and subject to dividends paid in prior periods. Based on this formula, Sirius America has ordinary dividend capacity as of December 31, 2019, without prior regulatory approval. As of December 31, 2019, Sirius America had $522 million of statutory surplus and $89 million of earned surplus. During 2019, Sirius America did not pay any dividends to its immediate parent.
During 2019 and 2018, Sirius Group did not pay any dividends to its shareholders. As of December 31, 2019, Sirius Group had $43 million of net unrestricted cash, short-term investments, and fixed maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.
Capital Maintenance
Effective August 27, 2019, the capital maintenance agreement between Sirius International and Sirius America, which obligated Sirius International to make contributions to Sirius America’s surplus in order for Sirius America to maintain surplus equal to at least 125% of Sirius action level risk-based capital as defined in the National Association of Insurance Commissioners’ Property/Casualty Risk-Based Capital Report was terminated. Sirius International did not make any contributions to the surplus of Sirius America up to and including the termination date.
Safety Reserve
Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax income amounts into a reserve referred to as a “Safety Reserve.” Under local statutory requirements, an amount equal to the deferred tax liability on Sirius International’s Safety Reserve is included in Solvency Capital. Access to the Safety Reserve is restricted to cover insurance and reinsurance losses and to cover a breach of the Solvency Capital Requirement. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the balance of the Safety Reserve, without any provision for deferred taxes, in Sirius International’s regulatory capital when assessing Sirius International and Sirius Group’s financial strength.
As of December 31, 2019, Sirius International’s Safety Reserve amounted to SEK 10.2 billion, or $1.1 billion (based on the December 31, 2019 SEK to USD exchange rate). Under GAAP, an amount equal to the Safety Reserve, net of a related deferred tax liability established at the Swedish tax rate, is classified as common shareholders’ equity. Generally, this deferred tax liability ($226 million based on the December 31, 2019 SEK to USD exchange rate) is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, the related deferred tax liability is not taken into account by Swedish regulatory authorities for purposes of calculating Solvency Capital under Swedish insurance regulations.
Pursuant to tax legislation enacted in Sweden in June 2018, the tax rate applicable to Swedish corporations decreased to 21.4% effective as of January 1, 2019, and then will further reduce to 20.6% starting in 2021. The tax legislation also introduced an annual tax on the Safety Reserve effective as of January 1, 2019. This provision adds additional taxable income for Sirius annually. The calculation applies the Government Borrowing Rate (with a floor rate of +0.5%) to the Safety Reserve balance at the beginning of the year. At the current year tax rate of 21.4% the additional tax expense for 2019 is SEK 11 million, or $1 million (based on the December 31, 2019 SEK to USD exchange rate).
Further, the enacted legislation also included a new provision treating an amount equal to 6% of the Safety Reserve balance as of January 1, 2021, as additional taxable income in tax year 2021 only, subject to tax at the applicable 20.6% rate. Based on this provision and Sirius International’s Safety Reserve balance as of December 31, 2019, Sirius International has recorded an additional deferred tax liability as of December 31, 2019 in the amount of SEK 131 million, or $14 million (based on the December 31, 2019 SEK to USD exchange rate).

Insurance Float
Insurance float is an important aspect of Sirius Group’s insurance and reinsurance operations. Insurance float represents funds that an insurance or reinsurance company holds for a limited time. In an insurance or reinsurance operation, float arises because premiums are collected before losses are paid. This interval can extend over many years. During that time, the insurer or reinsurer invests the funds. When the premiums that an insurer or reinsurer collects do not cover the losses and expenses it eventually must pay, the result is an underwriting loss, which can be considered as the cost of insurance float.
Insurance float can increase in a number of ways, including through acquisitions of insurance and reinsurance operations, organic growth in existing insurance and reinsurance operations and recognition of losses that do not immediately cause a corresponding reduction in investment assets. Conversely, insurance float can decrease in a number of other ways, including sales of insurance and reinsurance operations, shrinking or runoff of existing insurance and reinsurance operations, the acquisition of operations that do not have substantial investment assets (e.g., an agency) and the recognition of gains that do not cause a corresponding increase in investment assets. It is Sirius Group’s intention to generate low-cost float over time through a combination of acquisitions and organic growth in its existing insurance and reinsurance operations.
Certain operational leverage metrics can be measured with ratios that are calculated using insurance float. There are many activities that do not change the amount of insurance float at an insurance or reinsurance company but can have a significant impact on Sirius Group’s operational leverage metrics. For example, investment gains and losses, foreign currency translation gains and losses, debt issuances and repurchases/repayments, common and preference share issuances and repurchases and dividends paid to shareholders are all activities that do not change insurance float but can meaningfully impact operational leverage metrics that are calculated using insurance float. During 2019, insurance float increased by $140 million due to higher premium volume and major catastrophe losses incurred in 2019, primarily from Typhoon Hagibis, Typhoon Faxai, and Hurricane Dorian. These catastrophe losses increase Sirius Group’s insurance float when they are first recorded but will decrease insurance float as the catastrophe losses are paid or reserve reduced.
The following table illustrates Sirius Group’s consolidated insurance float position as of December 31, 2019 and 2018:
(Expressed in Millions, except multiples)	2019	2018
Loss and LAE reserves	$2,331.5	$2,016.7
Unearned insurance and reinsurance premiums	708.0	647.2
Ceded reinsurance payable	244.7	206.9
Funds held under reinsurance treaties	169.1	110.6
Deferred tax liability on safety reserve	239.4	261.1
Float liabilities	3,692.7	3,242.5
Cash	136.3	119.4
Reinsurance recoverable on paid and unpaid losses	484.2	405.2
Insurance and reinsurance premiums receivable	730.1	630.6
Funds held by ceding companies	293.9	186.8
Deferred acquisition costs	148.2	141.6
Ceded unearned insurance and reinsurance premiums	162.0	159.8
Float assets	1,954.7	1,643.4
Insurance float	$1,738.0	$1,599.1
Insurance float as a multiple of total capital(1)	0.7x	0.6x
Insurance float as a multiple of common shareholders’ equity	1.1x	0.9x

(1)
See calculation of total capital below in the “Financing” table.

Financing
Sirius Group can provide no assurance that, if needed, it would be able to obtain additional debt or equity financing on satisfactory terms, if at all. In particular, as discussed in Item 1A, “Risk Factors,” in Sirius’s 2019 Annual Report, the CMB Resolution may prohibit Sirius’s board from issuing any common or preference shares, warrants, options or other forms of share equity, or to confer any new share rights or implement any rights plan, or to amend or vary or alter any rights attaching to any existing shares, in each case without the prior approval of holders of the common shares of Sirius representing at least 75% of the shareholder voting rights. The approval of holders of the common shares of Sirius representing at least 75% of the shareholder voting rights cannot be assured. As such, the CMB Resolution may prevent Sirius Group from performing a number of matters necessary to the operation of its business, including raising capital, even if necessary to meet regulatory or rating agency capital requirements, to finance its operations or to increase its public float, as well as incentivizing employees using shares of Sirius, and completing equity-based financing of transactions without the prior approval of holders of the common shares of Sirius representing at least 75% of the shareholder voting rights.
The following table summarizes Sirius Group’s capital structure as of December 31, 2019 and 2018:
(Expressed in Millions, except ratios)	2019	2018
2017 SEK Subordinated Notes	$291.2	$303.6
2016 SIG Senior Notes	394.0	393.2
Total debt	685.2	696.8
Sirius Series B Preference Shares	223.0	232.2
Common shareholders’ equity	1,640.4	1,704.5
Total capital	$2,548.6	$2,633.5
Total debt to total capital	27%	26%
Total debt and Sirius Series B Preference Shares to total capital	36%	35%
2017 SEK Subordinated Notes
On September 22, 2017, Sirius Group issued the 2017 SEK Subordinated Notes. The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act. The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable STIBOR for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047. A portion of the proceeds were used to fully redeem the outstanding $250 million Series B Preference Shares.
See Note 11 “Debt and standby letters of credit facilities” and Note 15 “Common shareholder’s equity, mezzanine equity, and non-controlling interests” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion with respect to the 2017 SEK Subordinated Notes.
2016 SIG Senior Notes
On November 1, 2016, Sirius Group issued the 2016 SIG Senior Notes at an issue price of 99.209% for net proceeds of $392 million after taking into effect both deferrable and non-deferrable issuance costs. The 2016 SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1, and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.
See Note 11 “Debt and standby letters of credit facilities” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion with respect to the 2016 SIG Senior Notes.

Sirius Series B Preference Shares
In connection with the closing of the merger with Easterly, Sirius Group issued 11,901,670 of the 15,000,000 authorized Sirius Series B Preference Shares, with a par value of $0.01 per share, to the Preference Shareholders as part of the Sirius Group Private Placement. The Sirius Series B Preference Shares contain both a mandatory conversion and optional redemption features, with the optional redemption features allowing for settlement in either common shares or cash. Sirius Group accounts for the Sirius Series B Preference Shares outside of permanent equity as mezzanine equity in the Consolidated Balance Sheets as its ability to settle in common shares cannot be assured, and thus Sirius presumes that Sirius Group will be required to settle the Sirius Series B Preference Shares in cash, as if it were a redemption feature.
The Sirius Series B Preference Shares rank senior to common shares with respect to dividend rights, rights of liquidation, winding-up, or dissolution of Sirius and junior to all of Sirius’s existing and future policyholder obligations and debt obligations. Without the consent of the holders of the Sirius Series B Preference Shares, Sirius may not issue any class or series of shares that rank senior or pari passu with the Sirius Series B Preference Shares as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary liquidation, winding-up or dissolution of Sirius, if the aggregate gross proceeds from the issuance of all such senior or pari passu shares equals or exceeds $100 million.
Sirius adjusts the carrying value of the Sirius Series B Preference Shares to equal the redemption value at the end of each reporting period. As of December 31, 2019 and 2018, the balance of the Sirius Series B Preference Shares was $223 million and $232 million, respectively.
Standby letter of credit facilities
On November 6, 2019, Sirius International agreed to renew two standby letter of credit facility agreements totaling $125 million to provide capital support for Lloyd’s Syndicate 1945. The first letter of credit is a $90 million facility with Nordea Bank Abp, London Branch, which is issued on an unsecured basis. The second letter of credit is a $35 million facility with DNB Bank ASA, Sweden Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that Sirius considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.
Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of December 31, 2019 and 2018, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 3.4 billion and SEK 2.9 billion, or $363 million and $321 million (based on the December 31, 2019 and 2018 SEK to USD exchange rates, respectively). As of December 31, 2019 and 2018, Sirius America’s trust arrangements were collateralized by pledged assets and assets in trust of $58 million and $56 million, respectively. As of December 31, 2019 and 2018, Sirius Bermuda’s trust arrangements were collateralized by pledged assets and assets in trust of $784 million and $320 million, respectively.
Revolving credit facility
In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary SIG entered into the Facility. The Facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. The Facility is subject to various affirmative, negative and financial covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth, maximum debt to capitalization and financial strength rating standards. As of December 31, 2019, there were no outstanding borrowings under the Facility.
Debt and standby letter of credit facility covenants
As of December 31, 2019, Sirius Group was in compliance with all of the covenants under the 2017 SEK Subordinated Notes, the 2016 SIG Senior Notes, the Nordea Bank Abp, London Branch facility, and the DNB Bank ASA, Sweden Branch facility. In addition, as of December 31, 2019, Sirius Group was in compliance with all of the covenants under the Facility.

Off-Balance Sheet Arrangements
Sirius Group is not party to any off-balance sheet transaction, agreement or other contractual arrangement as defined by Item 303(a)(4) of Regulation S-K to which an entity unconsolidated with Sirius Group is a party that management believes is reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that Sirius Group believes is material to investors.
Contractual Obligations and Commitments
Below is a schedule of Sirius Group’s material contractual obligations and commitments as of December 31, 2019:
(Millions)	Due in One Year or Less	Due in Two to Three Years	Due in Four to Five Years	Due After Five Years	Total
Debt (including interest payments)(1)	$30.4	$60.7	$60.7	$1,003.7	$1,155.5
Loss and LAE reserves(2)	885.3	591.1	309.3	545.8	2,331.5
Long-term incentive compensation(3)	21.0	9.8	—	—	30.8
Projected pension benefit obligation(4)	0.5	0.8	0.9	3.1	5.3
Operating leases(5)	9.3	15.1	6.4	0.8	31.6
Total contractual obligations(6)(7)(8)(9)	$946.5	$677.5	$377.3	$1,553.4	$3,554.7

(1)
The amounts in the table above reflect Sirius Group’s contractual obligations with respect to the principal and interest payments on Sirius Group’s outstanding debt. Refer to Note 11 “Debt and Standby Letters of Credit Facilities” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion on the debt and financing arrangements of Sirius Group.

(2)
Sirius is obligated to pay claims for specified loss events covered by the insurance and reinsurance contracts Sirius writes. Such loss payments represent Sirius’s most significant future payment obligation. The total amount in the table above reflects Sirius’s best estimate of Sirius’s reserve for losses and loss expenses, refer to “Critical Accounting Estimates — Loss and LAE Reserves” for further details. The timing of claim payments is subject to significant uncertainty. Sirius Group maintains a portfolio of marketable investments with varying maturities and a substantial amount of short-term investments to provide adequate liquidity for the payment of claims. Sirius has not taken into account corresponding reinsurance recoverable amounts that would be due to us.

(3)
Sirius Group grants incentive awards to certain key employees of Sirius Group and its subsidiaries. This includes awards that primarily consist of performance units. Awards earned are subject to the attainment of pre-specified performance goals at the end of a three-year period or as otherwise determined. Refer to Note 14 “Employee benefit plans and compensation plans” in Sirius Group’s audited financial statements included elsewhere Joint Proxy Statement/Prospectus for further details and discussion on incentive plan obligations.

(4)
Swedish and German employees of Sirius International can participate in defined benefit plans which are based on the employees’ pension entitlements and length of employment. Refer to Note 14 “Employment benefit plans and compensation plans” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details describing the projected pension benefit obligation.

(5)
In the ordinary course of business, Sirius renews and enters into new leases for office space which expire at various dates. There are no provisions within Sirius Group’s operating leasing agreements that would trigger acceleration of future lease payments. Sirius Group does not finance its operations through the securitization of its trade receivables, through special purpose entities or through synthetic leases. Further, Sirius Group has not entered into any material arrangements requiring it to guarantee payment of third-party debt or lease payments or to fund losses of an unconsolidated special purpose entity.
(6)
Letters of credit outstanding, the IMG Earnout, and the Armada Earnout are excluded from the table above.

(7)
Sirius Group has future binding commitments to fund certain other long-term investments. These commitments totaled $60 million as of December 31, 2019. These commitments do not have fixed funding dates. Therefore, these commitments are excluded from the table above.

(8)
Starting in 2018, Sirius has issued equity incentives for certain employees and other non-employee independent directors under the 2018 Omnibus Incentive Plan. Obligations arising from these incentives are excluded from the table above. Refer to Note 14 “Employee benefit plans and compensation plans” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion on these incentive plan obligations.

(9)
The Sirius Series B Preference Shares contain both a mandatory conversion and optional redemption features, with the optional redemption features allowing for settlement in either common shares or cash. Sirius Group accounts for the Sirius Series B Preference Shares outside of permanent equity as mezzanine equity in the Consolidated Balance Sheets as its ability to settle in common shares cannot be assured. Obligations arising from these incentives are excluded from the table above.

Cash Flows
Sirius Group primarily derives cash from the net inflow of premiums less claim payments related to underwriting activities, from fee income, and from net investment income. The insurance and reinsurance business inherently provides liquidity, as premiums are received in advance of the time claims are paid. However, the amount of cash required to fund claim payments can fluctuate significantly from period to period, due to the low frequency and high severity nature of certain types of business Sirius writes. Sirius Group’s remaining cash flows are generally reinvested in Sirius’s investment portfolio. In addition, as previously disclosed, Sirius Group has access to the $300 million Facility that provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements.
The following table summarizes Sirius’s consolidated cash flows from operating, investing, and financing activities for 2019, 2018, and 2017:
	For the Years Ended December 31,
(Millions)	2019	2018	2017
Net cash provided from (used for)(1)
Operations	$109.8	$108.0	$(36.0)
Investing activities	(77.7)	(189.9)	66.0
Financing activities	(8.0)	(6.6)	53.6
Effect of exchange rate changes on cash	(5.7)	(9.9)	9.9
Increase (decrease) in cash during year	$18.4	$(98.4)	$93.5

(1)
Refer to the Consolidated Statements of Cash Flows in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for further details and discussion on the debt and financing arrangements of Sirius Group.

Cash flows from operations for the years ended December 31, 2019 and 2018
Net cash provided from operations were $110 million and $108 million for the years ended 2019 and 2018, respectively.
Long-term compensation items affecting cash flows from operations
During 2019 and 2018, Sirius Group made long-term incentive payments totaling $2 million and $6 million, respectively.

Cash flows from investing and financing activities for the years ended December 31, 2019 and 2018
Cash flows (used for) investing activities were $(78) million and $(190) million for the years ended December 31, 2019 and 2018, respectively. From 2018 to 2019, cash flows (used for) investing activities decreased $112 million due to lower net purchases of common equity securities, partially offset by higher net purchases of short-term investments.
Cash flows (used for) financing activities were $(8) million and $(7) million for 2019 and 2018, respectively.
Cash flows from investing and financing activities for the year ended December 31, 2019
Financing and other capital activities
On July 9, 2019, Sirius Group paid $7 million to IMGAH for the contingent payment for the 2018 calendar year. See Note 3 “Significant Transactions” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for a more detailed discussion.
During 2019, Sirius Group paid $18 million of interest on the 2016 SIG Senior Notes and $11 million of interest on the 2017 SEK Subordinated Notes.
Cash flows from investing and financing activities for the year ended December 31, 2018
Financing and other capital activities
On November 5, 2018, Sirius completed the merger with Easterly and the Sirius Group Private Placement. Gross proceeds of the Sirius Group Private Placement, together with cash in the Easterly Trust Account assumed by Sirius Group upon the closing of such merger and the Employee Share Purchase Plan (“ESPP”), discussed below, aggregated to $268 million. See Note 3 “Significant Transactions” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for a more detailed discussion.
In connection with the merger with Easterly, Sirius Group implemented the ESPP, which provided all employees of Sirius Group with a one-time opportunity to purchase between 100 and 1,000 Company common shares at a price equal to 85% of market value for the first 100 shares and 100% of market value for the next 900 shares. Gross proceeds of the ESPP amounted to $3 million. See Note 3 “Significant Transactions” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for a more detailed discussion.
On November 16, 2018, in connection with the merger with Easterly, Sirius paid CM Bermuda $164 million to redeem certain common shares. See Note 3 “Significant Transactions” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for a more detailed discussion.
On November 16, 2018, in connection with the merger with Easterly, Sirius completed a post-closing adjustment that was settled in cash to CM Bermuda. Based on the reported book value per share of $16.44 as of September 30, 2018, pursuant to the Merger Agreement, Sirius Group paid $1.6 million to CM Bermuda. See Note 3 “Significant Transactions” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for a more detailed discussion.
On November 5, 2018, in connection with the merger with Easterly, Sirius paid IMGAH $95 million to redeem all of the outstanding Series A redeemable preference shares, which were held by IMGAH. In addition, the parties agreed that any remaining contingent consideration in respect of the IMG acquisition would be paid in cash, not in Series A redeemable preference shares as was previously contemplated in the IMG acquisition agreement. On November 8, 2018, Sirius paid $4 million to IMGAH for the contingent payment for the 2017 calendar year. See Note 3 “Significant Transactions” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for a more detailed discussion.

During 2018, Sirius Group paid $9 million of certain contractual costs associated with the merger with Easterly and $7 million of various legal, advisory, and other consulting costs for the Sirius Group Private Placement.
During 2018, Sirius Group paid $18 million of interest on the 2016 SIG Senior Notes and $12 million of interest on the 2017 SEK Subordinated Notes.
During 2018, as stipulated in the stock purchase agreement between CMIH and White Mountains, White Mountains paid Sirius Group $1 million for certain long-term incentive payments that Sirius Group paid to its employees.
Acquisitions and dispositions
On August 16, 2018, Sirius Group purchased 100% of Cedar Insurance Company for $17 million from WRM America Indemnity Holding Company, LLC. See Note 3 “Significant Transactions” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for a more detailed discussion.
Summary of Critical Accounting Estimates
Loss and LAE Reserves
General Description
Sirius Group establishes loss and LAE reserves that are estimates of future amounts needed to pay claims and related expenses for events that have already occurred. Sirius Group also obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the reinsurance risks underwritten by Sirius Group. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as “retrocessional reinsurance” arrangements. Sirius Group establishes estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers (the “ceding companies”), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses. In addition to those risk factors which give rise to inherent uncertainties in establishing insurance loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers and insurers working through MGUs being further extended because claims are first reported to either the original primary insurance company or the MGU and then through one or more intermediaries or reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties, facultative contracts or primary insurance contracts, (3) the necessary reliance on the ceding companies, intermediaries and MGUs for information regarding reported claims, and (4) the differing reserving practices among ceding companies and MGUs.
As part of its risk management process, management periodically engages external actuarial and claims consultants to independently evaluate the adequacy of the net carried loss and LAE reserves. These analyses generally include assessments of special liabilities such as asbestos and environmental claims. Management considers the results of the independent analysis as a supplement to internal recommendations when determining carried loss and LAE reserve amounts.
Loss and LAE Reserves by Reportable Segment
The following table summarizes the net loss and LAE reserves, separated between (i) case reserves for claims reported (“Case”) and (ii) incurred but not reported (“IBNR”) reserves for losses that have occurred but for which claims have not yet been reported and for expected future development on case reserves as of December 31, 2019 and 2018.

	2019
Net loss and LAE reserves by class of business (Millions)	Case	IBNR	Total
Global Reinsurance	$767.1	$508.3	$1,275.4
Global A&H	69.4	112.9	182.3
U.S. Specialty	6.5	18.5	25.0
Runoff & Other	187.6	250.9	438.5
Total	$1,030.6	$890.6	$1,921.2

	2018
Net loss and LAE reserves by class of business (Millions)	Case	IBNR	Total
Global Reinsurance	$637.3	$391.6	$1,028.9
Global A&H	76.6	76.3	152.9
U.S. Specialty	—	2.4	2.4
Runoff & Other	210.6	271.7	482.3
Total	$924.5	$742.0	$1,666.5
In order to reduce the potential uncertainty of loss reserve estimation, Sirius Group obtains information from numerous sources to assist in the reserving process. Sirius Group’s underwriters and pricing actuaries devote considerable effort to understanding and analyzing a ceding company’s operations and loss history during the underwriting of the business, using a combination of client and industry statistics. Such statistics normally include historical premium and loss data by class of business, individual claim information for larger claims, distributions of insurance limits provided and the risk characteristics of the underlying insureds, loss reporting and payment patterns and rate change history. This analysis is used to project expected loss ratios for each treaty or contract during the upcoming contract period. These expected ultimate loss ratios are aggregated across all treaties and are input directly into the loss reserving process. For primary business, a similar portfolio analysis is performed for each MGU program that takes into account expected changes in the aggregated risk profile of the policyholders within each program. The aggregation of risks yields a more stable indication of expected losses that is used to estimate ultimate losses and thus IBNR for recently written business.
Sirius Group’s expected annual loss reporting assumptions are updated at least once a year. Expected loss ratios underlying the recent underwriting years are updated quarterly.
Sirius Group relies heavily on information reported by MGUs and ceding companies, as discussed above. In order to determine the accuracy and completeness of such information, Sirius Group underwriters, actuaries, and claims personnel perform audits of certain MGUs and ceding companies, where customary. Generally, ceding company audits are not customary outside the United States. In such cases, Sirius Group reviews information from ceding companies for unusual or unexpected results. Any material findings are discussed with the ceding companies. Sirius Group sometimes encounters situations where it is determined that a claim presentation from a ceding company is not in accordance with contract terms. Most situations are resolved without the need for litigation or arbitration. However, in the infrequent situations where a resolution is not possible, Sirius Group vigorously defends its position in such arbitration or litigation.
To reduce volatility in underwriting income and protect capital, Sirius Group generally obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the risks underwritten by Sirius Group. Sirius Group establishes estimates of amounts recoverable from reinsurers on its primary business and retrocessional reinsurance on its reinsurance business in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers, net of an allowance for uncollectible amounts, if any. Net reinsurance loss reserves represent loss and LAE reserves reduced by ceded reinsurance recoverable on unpaid losses.
The following table details our prior year loss reserve development for net unpaid claims and claim expenses for the years ended December 31, 2019, 2018, and 2017.

	Years Ended December 31,
	2019	2018	2017
Development by reportable segment (Millions)	(Favorable) unfavorable development	(Favorable) unfavorable development	(Favorable) unfavorable development
Global Reinsurance	$103.6	$25.3	$(9.9)
Global A&H	(1.2)	(15.0)	(4.0)
U.S. Specialty	0.3	—	—
Runoff & Other	1.1	(17.6)	13.3
Total net unfavorable (favorable) development	$103.8	$(7.3)	$(0.6)
Loss and LAE development — 2019
During the year ended December 31, 2019, Sirius Group had net unfavorable loss reserve development of $104 million. Increases in loss reserve estimates were primarily recorded in Global Reinsurance ($104 million) primarily attributable to prior year catastrophe events, including Typhoon Jebi and Hurricanes Michael, Florence, and Irma, and unfavorable loss reserve development in Casualty Reinsurance ($13 million) due to early reporting of large claims coupled with steady reporting of less severe claims.
Loss and LAE development — 2018
During the year ended December 31, 2018, Sirius Group had net favorable prior year loss reserve development of $7 million. During 2018, Sirius Group strengthened its Global Reinsurance loss reserves by $25 million due to unfavorable loss reserve development in Other Property ($35 million) and Property Catastrophe Excess Reinsurance ($13 million), resulting from higher than expected loss reporting from recent accident years, including $21 million from Hurricanes Harvey, Irma, and Maria, partially offset by favorable loss reserve development in Aviation & Space ($8 million) and Marine ($7 million). The net favorable prior year loss reserve development of $18 million for Runoff & Other included reductions in World Trade Center claims in response to revised information received by Sirius and runoff Casualty reserves. Global A&H recorded $15 million of net favorable loss reserve development due to lower than expected claims activity.
Global Reinsurance
Actual Results vs. Initial Estimates
Generally, initial actuarial estimates of IBNR reserves not related to a specific large event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.
For major events, particularly natural catastrophe, Sirius Group develops assessments of the ultimate losses associated with each individual event. Estimates are based on information from ceding companies, third party and internal catastrophe models, and by applying overall estimates of insured industry losses to Sirius Group’s exposure information.
Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than Sirius Group’s initial estimates, Sirius Group experiences favorable development. Conversely, in accident years where the revised estimates are higher than Sirius Group’s original estimates, there is adverse development on prior accident year reserves.

Potential Variability in Loss Reserve Estimates
There are possible variations from current estimates of loss reserves due to changes in key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Global Reinsurance, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in historical loss development patterns and industry losses for major events, potential mis-estimation of the initial expected loss ratios during the pricing process, and unanticipated inflation.
Global A&H
Actual Results vs. Initial Estimates
Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.
Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than Sirius Group’s initial estimates, Sirius Group experiences favorable development. Conversely, in accident years where the revised estimates are higher than Sirius Group’s original estimates, there is adverse development on prior accident year reserves.
Potential Variability in Loss Reserve Estimates
There are possible variations from current estimates of loss reserves due to changes in key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Global A&H, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in historical loss development patterns, individual claims estimates, potential mis-estimation of the initial expected loss ratios during the pricing process, and unanticipated inflation.
U.S. Specialty
Actual Results vs. Initial Estimates
Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.
For major events, Sirius Group develops assessments of the ultimate losses associated with each individual event. Estimates are based on information from ceding companies and by applying overall estimates of insured industry losses to Sirius Group’s exposure information.
Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than Sirius Group’s initial estimates, Sirius Group experiences favorable development. Conversely, in accident years where the revised estimates are higher than Sirius Group’s original estimates, there is adverse development on prior accident year reserves.
Potential Variability in Loss Reserve Estimates
There are possible variations from current estimates of loss reserves due to changes in key assumptions. In order to quantify the potential volatility in the loss reserve estimates for U.S. Specialty lines, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in historical loss development patterns, individual claims estimates, potential mis-estimation of the initial expected loss ratios during the pricing process, and unanticipated inflation.
Runoff & Other
Runoff & Other consists of results from Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, along with other portfolios of business that Sirius Group is currently not writing.
Actual Results vs. Initial Estimates
Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods, and market and exposure analyses. Estimates of the expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, review of judicial and economic trends, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial assumptions.
Changes in all estimates will be recorded in the period in which the changes occur. In accident years where the updated estimates are lower than Sirius Group’s initial estimates, Sirius Group experiences favorable development. Conversely, in accident years where the revised estimates are higher than Sirius Group’s original estimates, there is adverse development on prior accident year reserves.
Potential Variability in Loss Reserve Estimates
There are possible variations from current estimates of loss reserves due to changes in key assumptions. In order to quantify the potential volatility in the loss reserve estimates for Runoff & Other, Sirius Group employs a stochastic simulation approach to produce a range of results around the central estimate and estimated probabilities of possible outcomes. Both the probabilities and the related modeling are subject to inherent uncertainties. The simulation relies on a significant number of assumptions, such as variation in historical loss development patterns, individual claims estimates, litigation and judicial trends, and unanticipated inflation.
Asbestos and Environmental (“A&E”) Reserves
Included in Sirius Group’s Runoff & Other are A&E loss reserves. Sirius Group’s A&E exposure is primarily from reinsurance contracts written between 1974 through 1985 by acquired companies. The exposures are mostly higher layer excess of loss treaty and facultative coverages with relatively low limits exposed for each claim. The acquisition of companies having modest portfolios of A&E exposure has been typical of several prior Sirius Global Solutions transactions and is likely to be an element of at least some future acquisitions. However, the acquisition of new A&E liabilities is undertaken only after careful due diligence and utilizing conservative reserving assumptions in relation to industry benchmarks. In the case of portfolios acquired previously, the exposures arise almost entirely from old assumed reinsurance contracts having small limits of liability.

Net incurred loss activity for asbestos and environmental for the years ended December 31, 2019, 2018, and 2017 was as follows:
	Years Ended December 31,
Net incurred loss and LAE activity (Millions)	2019	2018	2017
Asbestos	$—	$(6.9)	$59.0
Environmental	0.7	4.0	6.1
Total	$0.7	$(2.9)	$65.1
During 2019, Sirius Group did not record any asbestos-related incurred losses and LAE on its asbestos reserves and recorded a decrease of $7 million in asbestos-related incurred losses and LAE in 2018. The decrease of $7 million for 2018 was driven by favorable loss reserve development, primarily due to benign claims activity on the Sirius Global Solutions portfolio.
Sirius Group recorded $1 million and $4 million of environmental losses in 2019 and 2018, respectively, on its already existing reserves.
Sirius Group’s net reserves for A&E losses were $187 million and $200 million as of December 31, 2019 and 2018, respectively. Sirius Group’s asbestos three-year net paid survival ratio was 11.5 years and 10.2 years as of December 31, 2019 and 2018, respectively. Sirius Group’s environmental three-year net paid survival ratio was approximately 4.0 years and 4.2 years as of December 31, 2019 and 2018, respectively.
Sirius Group’s reserves for A&E losses as of December 31, 2019 represent management’s best estimate of its ultimate liability based on information currently available. However, as case law expands, and medical and clean-up costs increase and industry settlement practices change, Sirius Group may be subject to asbestos and environmental losses beyond currently estimated amounts. Sirius Group cannot reasonably estimate at the present time loss reserve additions arising from any such future adverse developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such adverse developments.
The following tables show gross and net loss and LAE payments for A&E exposures for the years ended December 31, 2010 through December 31, 2019:
	Asbestos paid loss and LAE		Environmental paid loss and LAE
(Millions) Years Ended December 31	Gross	Net	Gross	Net
2010	$14.5	$12.1	$0.8	$0.9
2011	20.4	15.6	3.2	3.6
2012	34.7	29.4	2.3	1.5
2013	25.9	20.3	1.8	1.8
2014	21.9	16.8	1.5	1.5
2015	22.0	19.4	4.2	3.6
2016	21.8	20.1	3.4	3.3
2017	24.7	20.8	4.7	4.0
2018	15.5	13.3	4.0	4.0
2019	12.2	11.1	2.9	2.6
A&E Claims Activity
Sirius Group utilizes specialized claims-handling processes on A&E exposures, including management notification of claims development, and a quarterly monitoring meeting. The issues presented by these types of claims require expertise and an awareness of the various trends and developments in relevant jurisdictions. Generally, Sirius Group sets up claim files for each reported claim by each cedent for each individual insured. In many instances, a single claim notification from a cedent could involve several years and layers of coverage resulting in a file being set up for each involvement. Precautionary claim notices are submitted by the ceding companies in order to preserve their right to pursue coverage under the reinsurance contract. Such notices do not contain an incurred loss amount. Accordingly, an open claim file is not established.
As of December 31, 2019, Sirius Group had 1,691 open claim files for asbestos and 376 open claim files for environmental exposures. Sirius Group’s A&E claim activity for the last three years is illustrated in the table below:
	Years Ended December 31,
A&E Claims Activity	2019	2018	2017
Asbestos
Total asbestos claims at the beginning of the year	1,722	1,741	1,935
Asbestos claims reported during the year	134	193	180
Asbestos claims closed during the year	(165)	(212)	(374)
Total asbestos claims at the end of the year	1,691	1,722	1,741
Environmental
Total environmental claims at the beginning of the year	372	357	361
Environmental claims reported during the year	33	88	80
Environmental claims closed during the year	(29)	(73)	(84)
Total environmental claims at the end of the year	376	372	357
Total
Total A&E claims at the beginning of the year	2,094	2,098	2,296
A&E claims reported during the year	167	281	260
A&E claims closed during the year	(194)	(285)	(458)
Total A&E claims at the end of the year	2,067	2,094	2,098
Fair Value Measurements
General
Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). Quoted prices in active markets for identical assets or liabilities have the highest priority (“Level 1”), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities (“Level 2”), and unobservable inputs, including the reporting entity’s estimates of the assumptions that market participants would use, having the lowest priority (“Level 3”).
The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment.
Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This may lead Sirius to change the selection of the valuation technique (for example, from market to cash flow approach) or to use multiple valuation techniques to estimate the fair value of a financial instrument. These circumstances could cause an instrument to be reclassified between levels within fair value hierarchy. Investments valued using Level 1 inputs include fixed maturity investments, primarily investments in U.S. Treasuries Bills and Notes, equity securities, and short-term investments. Investments valued using Level 2 inputs are primarily comprised of fixed maturity investments, which have been disaggregated into classes, including U.S. government and government agency, corporate debt securities, mortgage-backed and asset-backed securities, non-U.S. government and government agency, U.S. state and municipalities and political sub division and preferred stocks. Investments valued using Level 2 inputs also include certain ETFs that track U.S. stock indices such as the S&P 500 but are traded on foreign exchanges. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Sirius Group determines when transfers between levels have occurred as of the beginning of the period.
Valuation techniques
Sirius Group uses outside pricing services to assist in determining fair values for its investments. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services Sirius Group uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable or are not considered reasonable, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, prepayment speeds, reference data including research publications, and other relevant inputs. Given that many fixed maturity investments do not trade on a daily basis, the outside pricing services evaluate a wide range of fixed maturity investments by regularly drawing parallels from recent trades and quotes of comparable securities with similar features. The characteristics used to identify comparable fixed maturity investments vary by asset type and take into account market convention.
The valuation process above is generally applicable to all of Sirius Group’s fixed maturity investments. See Note 9 “Fair value measurements” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for the techniques and inputs specific to asset classes within Sirius Group’s fixed maturity investments for Level 2 securities that use observable inputs.
Level 3 Investments
Level 3 valuations are generated from techniques that use assumptions not observable in the market. These unobservable assumptions reflect Sirius Group’s assumptions, that market participants would use in valuing the investment. Generally, certain securities may start out as Level 3 when they are originally issued but as observable inputs become available in the market, they may be reclassified to Level 2.
Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of hedge funds and private equity funds and periodically discussing each fund’s pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.
The fair values of Sirius Group’s investments in private equity securities and private debt instruments have been classified as Level 3 measurements. They are carried at fair value and are initially valued based on transaction price and their valuation is subsequently estimated based on available evidence such as a market transaction in similar instruments and other financial information for the issuer.
Investments measured using Net Asset Value
The fair value of Sirius Group’s investments in hedge funds and private equity funds has been determined using net asset value. The hedge fund’s administrator provides quarterly updates of fair value in the form of Sirius Group’s proportional interest in the underlying fund’s net asset value (collectively “NAV”), which is deemed to approximate fair value, generally with a three month delay in valuation. The fair value of investment in hedge funds is measured using the NAV practical expedient and therefore has been not categorized within the fair value hierarchy. The private equity funds provide quarterly or semi-annual partnership capital statements with a three or six month delay which are used as a basis for valuation. These private equity investments vary in investment strategies and are not actively traded in any open markets. Due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of Sirius’s reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using other information that is available to Sirius Group with respect to the underlying investments, as necessary.
See Note 9 “Fair value measurements” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for a summary of fair value measurements for investments as of December 31, 2019 and 2018 by level.
Other Long-Term Investments
As of December 31, 2019, Sirius Group’s other long-term investments accounted for at fair value include $128 million in hedge funds and $142 million in private equity funds versus $118 million in hedge funds and $183 million in private equity funds as of December 31, 2018. As of December 31, 2019, Sirius Group held investments in nine hedge funds and 29 private equity funds versus investments in nine hedge funds and 27 private equity funds as of December 31, 2018.
The largest investment in a single fund was $52 million and $55 million as of December 31, 2019 and 2018, respectively. The fair value of Sirius Group’s investments in hedge funds and private equity funds is based upon Sirius Group’s proportionate interest in the underlying fund’s net asset value, which is deemed to approximate fair value. Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing each fund’s audited financial statements and discussing each fund’s pricing with the fund’s manager. However, since the fund managers do not provide sufficient information to independently evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.
In circumstances where the underlying investments are publicly traded, such as the investments made by hedge funds, the fund manager uses current market prices to determine fair value. In circumstances where the underlying investments are not publicly traded, such as the investments made by private equity funds, the private equity fund managers generally consider the need for a liquidity discount on each of the underlying investments when determining the fund’s NAV. In the event Sirius Group believes that the valuation provided by the fund manager differs from its expectations due to illiquidity or other factors associated with its investment in the fund, Sirius Group will adjust the fund manager’s NAV to more appropriately represent the fair value of its interest in the investment.
Sensitivity analysis of likely returns on hedge fund and private equity fund investments
Sirius Group’s investment portfolio includes investments in hedge funds and private equity funds. As of December 31, 2019, the value of investments in hedge funds and in private equity funds was $128 million and $142 million, respectively. The underlying investments are typically publicly traded and private equity securities and, as such, are subject to market risks that are similar to Sirius Group’s equity securities. The following illustrates the estimated effect on December 31, 2019 fair value resulting from a 10% change and a 30% change in market value:
	Change in fair value		Change in fair value
(Millions) Fund Type	10% decline	10% increase	30% decline	30% increase
Hedge funds	$(12.8)	$12.8	$(38.3)	$38.3
Private equity funds	$(14.2)	$14.2	$(42.5)	$42.5
Goodwill
Goodwill represents the excess of purchase price over the fair value of nets assets acquired from the acquisitions of IMG and Armada.
Sirius Group early adopted Accounting Standards Update (“ASU”) No. 2017-04, Simplifying the Test for Goodwill Impairment, which eliminates Step Two from the goodwill impairment test. Under the new standard, to the extent the carrying amount of a reporting unit exceeds the fair value, an impairment charge should be recorded that is equal to the difference. The impairment charge recognized should not exceed the total amount of goodwill allocated to the reporting unit. Goodwill is assessed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that it is more likely than not that an impairment exists. Such events or circumstances may include an economic downturn in a geographic market or change in the assessment of future operations.
In the absence of any indications of potential impairment, the evaluation of goodwill is performed during the fourth quarter of each year and when events or changes in circumstances indicate that it is more likely than not that the asset is impaired. Sirius Group primarily uses two approaches to value goodwill: the income approach, which converts future estimates of cash flows by reporting unit to a single (discounted) current value and the market approach, which uses prices and other information from transactions for identical or similar assets or liabilities. If goodwill is impaired, it is written down to its fair value with a corresponding expense reflected in the Consolidated Statements of (Loss) and Comprehensive (Loss) in the period in which the determination is made.
Sirius Group recognized goodwill of $278 million and $123 million from the 2017 acquisitions of IMG and Armada, respectively. These amounts represent the fair value of the consideration paid, less the aforementioned identified and valued intangible assets. IMG’s goodwill balance is primarily attributed to IMG’s assembled workforce and access to the supplemental health care and medical travel insurance market. Armada’s goodwill balance is primarily attributed to Armada’s assembled workforce and access to the supplemental healthcare insurance market, and additional synergies to be realized in the future.
During 2019 and 2018, Sirius Group determined that the Global A&H operating segment was appropriate for purposes of testing goodwill for impairment. The Global A&H operating segment produces discrete financial information that management regularly reviews and its components have similar economic characteristics. The components of the Global A&H operating segment have similar economic characteristics including (1) the nature of the products and services; (2) the nature of the production processes; (3) the type or class of customer for their products and services; (4) the methods used to distribute the products or providing services; and (5) the nature of the regulatory environment. Based on management’s consideration of these five factors, it was determined that all of the components of Sirius’s Global A&H operating segment have similar economic characteristics in that all components primarily write accident and health insurance products ranging from disability, travel medical, stop-loss, accident and ex-pat health coverage written on a global basis. The acquisitions of both Armada and IMG were executed with the long term goal of generating insurance operating results by moving the business written by these MGUs to Sirius Group’s insurance carriers, supplemented in the near term by the fee based revenue produced through the brokering of this business that is currently being underwritten by external insurance carriers.
In the fourth quarter of 2019, Sirius Group performed goodwill impairment testing for the Global A&H. Management calculated a range of fair values using the income approach and market approach and compared the concluded fair values to the carrying value of Global A&H. The lower end of the range of fair values exceeded the carrying value of Global A&H by 21%. The fair value midpoint exceeded the carrying value by 26%. Expected future cash flows and/or earnings may be materially and negatively impacted as a result of, among other things, a decrease in renewals and new business, loss of key personnel, lower-than-expected yields or higher-than-expected claims activity and incurred losses as well as other general economic factors.
There was no evidence of potential impairment of goodwill as of December 31, 2019.
Premiums
Premiums written are recognized as revenues and are earned ratably over the term of the related policy or reinsurance treaty. Premiums written include amounts reported by brokers, managing general underwriters, and ceding companies, supplemented by Sirius’s own estimates of premiums where reports have not been received. Unearned premiums represent the portion of premiums written that are applicable to future insurance or reinsurance coverage provided by policies or treaties in force. Sirius Group also charges fees on certain insurance policies.

Sirius Group writes primary insurance business (“primary business” or “insurance”), as well as treaty and facultative reinsurance business (“assumed business”). The majority of Sirius Group’s treaty reinsurance premiums are derived from pro-rata (“proportional”) and excess of loss (“non-proportional”) reinsurance contracts, which in 2019 amounted to 45% and 28%, respectively, of its total gross written premiums. Primary business represented 27% of total gross written premiums.
Primary Business
Sirius Group’s primary business is predominantly Accident and Health insurance. In recent years, Sirius Group expanded its primary business capabilities in the United States. During 2017, Sirius Group acquired IMG and Armada to further expand its Accident and Health business. Both acquired entities are MGUs. Sirius Group further expanded its primary insurance platform launching its primary Surety and Environmental insurance platforms in the United States in late 2017. In mid-2018, Sirius Group began writing primary Casualty insurance through Pie Insurance, a start-up specializing in a data driven approach to workers compensation insurance, where Sirius Group also has a minority investment and carrier relationship.
Assumed Business
Sirius Group’s assumed business is derived from a broad spectrum of ceding companies, including national, regional, specialty, and excess and surplus lines writers, both internationally and in the United States and is written on a proportional and non-proportional basis. Sirius Group re-entered the broker market for U.S. casualty reinsurance treaties written on a proportional and excess of loss basis in 2017.
The following table summarizes Sirius Group’s gross written premiums for primary and assumed business for the years ended December 31, 2019, 2018, and 2017:
	Years Ended December 31,
	2019		2018		2017
(Millions)	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total	Gross Written Premiums	% of Total
Primary
Global Reinsurance	$30.7	2%	$76.8	4%	$64.1	4%
Global A&H	414.2	22%	364.6	20%	390.7	27%
U.S. Specialty	66.3	3%	13.1	1%	—	—%
Runoff & Other	—	—%	—	—%	(4.6)	—%
Total primary	$511.2	27%	$454.5	25%	$450.2	31%
Assumed
Proportional
Global Reinsurance	$714.9	38%	$737.9	41%	$470.0	33%
Global A&H	133.5	7%	97.4	5%	57.9	4%
U.S. Specialty	—	—%	—	—%	—	—%
Runoff & Other	4.2	—%	33.0	2%	(0.7)	—%
Total proportional	$852.6	45%	$868.3	48%	$527.2	37%
Non-proportional
Global Reinsurance	$493.2	26%	$459.6	25%	$416.1	29%
Global A&H	45.7	2%	38.6	2%	46.0	3%
U.S. Specialty	—	—%	—	—%	—	—%
Runoff & Other	—	—%	—	—%	(0.2)	—%
Total non-proportional	$538.9	28%	$498.2	27%	$461.9	32%
Total assumed	1,391.5	73%	1,366.5	75%	989.1	69%
Gross written premiums	$1,902.7	100%	$1,821.0	100%	$1,439.3	100%

Premium Estimates
The nature of the insurance and reinsurance business requires Sirius Group to record premium estimates due to a time lag from the point when premium and related commission and expense activity is recorded by a ceding company and the point when such information is reported by the ceding company to Sirius Group. This time lag can vary from one to several contractual reporting periods (i.e., quarterly / monthly). This lag is common in the reinsurance business and is slightly longer when a reinsurance intermediary is involved.
As a result of this time lag in reporting, Sirius Group estimates a portion of its written premium and related commissions and expenses. Given the nature of Sirius Group’s business, estimated premium balances, net of related commissions and expenses, comprise a large portion of total premium balances receivable. The estimation process begins by identifying which major accounts have not reported activity at the most recent period end. In general, premium estimates for excess of loss business are based on expected premium income included in the contractual terms. For proportional business, Sirius Group’s estimates are derived from expected premium volume based on contractual terms or ceding company reports and other correspondence and communication with underwriters, intermediaries, and ceding companies. Once premium estimates are determined, related commission and expense estimates are derived using contractual terms.
Sirius Group closely monitors its estimation process on a quarterly basis and adjusts its estimates as more information and actual amounts become known. There is no assurance that the amounts estimated by Sirius Group will not deviate from the amounts reported by the ceding company or reinsurance intermediary. Any such deviations are reflected in the results of operations when they become known.
The following table summarizes Sirius Group’s premium estimates and related commissions and expenses as of December 31, 2019 and 2018:
	2019
(Millions)	Gross Premium Estimates	Net Premium Estimates	Net Commission and Expense Estimates	Net Amount Included in Reinsurance Balances Receivable
Global Reinsurance	$665.4	$460.3	$(87.5)	$372.8
Global A&H	205.0	165.4	(53.4)	112.0
U.S. Specialty	6.5	5.9	(1.6)	4.3
Runoff & Other	2.8	2.8	0.6	3.4
Total	$879.7	$634.4	$(141.9)	$492.5

	2018
(Millions)	Gross Premium Estimates	Net Premium Estimates	Net Commission and Expense Estimates	Net Amount Included in Reinsurance Balances Receivable
Global Reinsurance	$628.7	$418.1	$(90.1)	$328.0
Global A&H	177.3	139.7	(52.5)	87.2
U.S. Specialty	1.8	1.6	(0.4)	1.2
Runoff & Other	3.3	3.3	2.7	6.0
Total	$811.1	$562.7	$(140.3)	$422.4
Income Taxes
Sirius Group and its Bermuda domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law. In the event there is a change in the current law such that taxes are imposed, Sirius

Group and its Bermuda domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. Sirius Group has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The jurisdictions in which Sirius Group’s subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Denmark, Germany, Gibraltar, Hong Kong (China), Ireland, Luxembourg, Malaysia, Shanghai (China), Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States.
Recoverability of Net Deferred Tax Asset
Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that, if executed, would result in the realization of a deferred tax asset. It is possible that certain planning strategies or projected earnings in certain subsidiaries may not be feasible to utilize the entire deferred tax asset, which could result in material changes to Sirius Group’s deferred tax assets and tax expense.
For a more detailed discussion of Sirius’s net deferred tax asset and Sirius’s framework for assessing its recoverability, see Note 12 “Income taxes” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus.
Uncertain Tax Positions
Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.
The STA has denied deductions claimed by two of Sirius’s Swedish subsidiaries in certain tax years for interest they paid on intra-group debt instruments. Sirius has challenged the STA’s denial in court based on the technical merits. Sirius’s reserve for uncertain tax positions has taken into account relevant developments in these tax disputes and in applicable Swedish tax law including recent case law. Sirius also has taken into account the Stock Purchase Agreement by which Sirius Group was sold to CMIH in 2016. Pursuant to such Agreement, the seller agreed to indemnify Sirius Group and the buyer for, among other things, (1) any additional tax liability in excess of Sirius’s accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIH, and (2) an impairment in Sirius’s net deferred tax assets resulting from a final determination by a tax authority.
With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2015.
For a more detailed discussion of Sirius’s uncertain tax positions, see Note 12 “Income taxes” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus.
Earnings of Certain Subsidiaries
Sirius Group has capital and liquidity in many of its subsidiaries, some of which may reflect undistributed earnings. If such capital or liquidity were to be paid or distributed to Sirius or Sirius’s subsidiaries, as dividends or otherwise, they may be subject to income or withholding taxes. Sirius Group generally intends to operate, and manage its capital and liquidity, in a tax-efficient manner. However, the applicable tax laws in the relevant countries are subject to change, possibly with retroactive effect, including in response to OECD guidance. Accordingly, such payments or earnings may be subject to income or withholding tax in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed, and the applicable tax authorities could also attempt to apply income or withholding tax to past earnings or payments.
U.S. Tax Reform
The TCJA was enacted into law in the United States in December 2017. The TCJA includes BEAT. Final and proposed regulations interpreting and applying these provisions have been issued by the U.S. Department of the Treasury and the IRS, and additional guidance may be forthcoming. It is not possible to predict if, when or in what form such guidance will be provided and whether such guidance will be applied on a retroactive basis. The BEAT levies a significant tax on cross border payments to related group companies. This tax will subject certain intragroup reinsurance arrangements to a base erosion tax on premiums ceded. While Sirius Group intends to operate in a manner that limits its exposure to BEAT, at this time, subject to additional IRS guidance, uncertainty about the financial impact on Sirius Group of this new tax remains and no assurance can be given that Sirius Group will not be subject to material amounts of BEAT in the future. Accordingly, BEAT could materially impact Sirius’s provision for taxes in the future.
Recent accounting pronouncements
See Note 2 “Summary of Significant Accounting Policies-Significant Accounting Policies” in Sirius Group’s audited financial statements included elsewhere in this Joint Proxy Statement/Prospectus for a summary of recent accounting pronouncements impacting Sirius Group.
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Quantitative and Qualitative Disclosure About Market Risk
Sirius Group’s consolidated balance sheet includes a substantial amount of assets and liabilities whose fair values are subject to market risk. The term market risk refers to the risk of loss arising from adverse changes in interest rates, credit spreads, equity markets prices, and other relevant market rates and prices. Due to Sirius Group’s sizable investment portfolio, market risk can have a significant effect on Sirius Group’s consolidated financial position.
Interest Rate Risk of Fixed Maturity Investments
In connection with Sirius Group’s consolidated insurance and reinsurance subsidiaries, Sirius Group invests in interest rate sensitive securities, primarily debt securities. Sirius Group generally manages the interest rate risk associated with its portfolio of fixed maturity investments by monitoring the average of investment-grade corporate securities; U.S. government and agency securities; foreign government, agency and provincial obligations; preferred stocks; asset-backed and mortgage-backed securities; and municipal obligations.
Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of fixed maturity investments, respectively. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument, and other market factors.
The table below summarizes the estimated effects of hypothetical increases and decreases in market interest rates on Sirius Group’s fixed maturity investments as of December 31, 2019. The size of interest rate decreases presented may be limited in order to floor interest rates at a de minimis level.

(Millions)	Fair Value at December 31, 2019	Assumed Change in Relevant Interest Rate	Estimated Fair Value After Change in Interest Rate	Pre-Tax Increase (Decrease) in Carrying Value
Fixed maturity investments	$1,681.0	300 bp decrease	$1,764.6	$83.6
		200 bp decrease	1,748.5	67.5
		100 bp decrease	1,716.8	35.8
		50 bp decrease	1,700.1	19.1
		50 bp increase	1,661.1	(19.9)
		100 bp increase	1,641.1	(39.9)
		200 bp increase	1,601.2	(79.8)
		300 bp increase	1,561.2	(119.8)
The magnitude of the fair value decrease in rising rates scenarios may be more significant than the fair value increase in comparable falling rates scenarios. This can occur because (i) the analysis floors interest rates at a de minimis level in falling rate scenarios, muting price increases, (ii) portions of the fixed maturity investment portfolio may be callable, muting price increases in falling interest rate scenarios and/or (iii) portions of the fixed maturity investment portfolio may experience cash flow extension in higher interest rate environments, which generally results in lower fixed income asset prices.
Equity Securities and Other Long-term Investments Price Risk
The carrying values of Sirius Group’s equity securities and other long-term investments are based on quoted market prices or management’s estimates of fair value as of the balance sheet date. Market prices of equity securities, in general, are subject to fluctuations. These fluctuations could cause the amount realized upon sale or exercise of these instruments to differ significantly from the current reported value. The fluctuations may result from perceived changes in the underlying economic characteristics of the investment, the relative price of alternative investments, supply and demand imbalances for a particular security, or other market factors. Assuming a hypothetical 10% and 30% increase or decrease in the value of Sirius Group’s equity securities and other long-term investments as of December 31, 2019, the carrying value of Sirius Group’s equity securities and other long-term investments would have increased or decreased by approximately $75 million and $226 million, pre-tax, respectively.
Long-term obligations
The following table summarizes the fair value and carrying value of financial instruments as of December 31, 2019 and 2018:
	2019		2018
(Millions)	Fair value(1)	Carrying value	Fair value(1)	Carrying value
Liabilities, Mezzanine equity, and Non-controlling interest:
2017 SEK Subordinated Notes	$294.5	$291.2	$309.5	$303.6
2016 SIG Senior Notes	$394.5	$394.0	$347.6	$393.2
Sirius Series B Preference Shares	$186.4	$223.0	$191.7	$232.2

(1)
Fair value estimated by internal pricing and considered a Level 3 measurement.

Foreign Currency Exchange Risk
Sirius Group holds non-U.S. dollar denominated assets and liabilities, which are valued using period-end exchange rates. Sirius Group has non-U.S. dollar denominated foreign revenues and expenses, which are valued using average exchange rates over the period. Foreign currency exchange-rate risk is the risk that Sirius Group will incur losses on a U.S. dollar basis due to adverse changes in foreign currency exchange rates.

The following table illustrates the effect that a hypothetical 10% increase (i.e., U.S. dollar strengthening) or decrease (i.e., U.S. dollar weakening) in the rate of exchange for the Japanese Yen, Euro, British pound, Israeli shekel, Canadian dollar, and Swedish Krona to the U.S. dollar would have on the carrying value of Sirius Group’s net assets as of December 31, 2019 and 2018:
	2019		2018
(Millions)	10% increase	10% decrease	10% increase	10% decrease
Japanese Yen to U.S. dollar	$14.2	$(14.2)	$9.0	$(9.0)
Euro to U.S. dollar	7.7	(7.7)	3.6	(3.6)
British Pound to U.S. dollar	1.3	(1.3)	0.2	(0.2)
Israeli Shekel to U.S. dollar	(1.7)	1.7	(6.2)	6.2
Canadian Dollar to U.S. dollar	(2.8)	2.8	(0.9)	0.9
Swedish Krona to U.S. dollar	(4.3)	4.3	28.0	(28.0)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements combine the separate historical financial information of Third Point Re and Sirius after giving effect to the merger and the assumptions and adjustments described in the accompanying notes to the pro forma financial information. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives pro forma effect to these transactions as if they had been completed on June 30, 2020. The unaudited pro forma condensed combined statements of (loss) income for the six months ended June 30, 2020 and the year ended December 31, 2019 give pro forma effect to these transactions as if they had been completed on January 1, 2019.
The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
Third Point Re’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2019, included in Third Point Re’s Annual Report on Form 10-K for the year ended December 31, 2019;

•
Sirius’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2019 included herein;

•
Third Point Re’s separate unaudited historical condensed consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2020 included in Third Point Re’s Quarterly Report on Form 10-Q for the six months ended June 30, 2020;

•
Sirius’s separate unaudited historical consolidated financial statements and accompanying notes as of and for six months ended June 30, 2020 included herein; and

•
other information pertaining to Third Point Re and Sirius contained in or incorporated by reference into this Joint Proxy Statement/Prospectus. See the sections titled “Selected Consolidated Historical Financial Data of Third Point Re” and “Selected Consolidated Historical Financial Data of Sirius” included elsewhere in this Joint Proxy Statement/Prospectus.

In connection with the plan to integrate the operations of Third Point Re and Sirius following the completion of the merger, Third Point Re anticipates that nonrecurring charges will be incurred. Third Point Re is not able to determine the timing, nature, and amount of these charges as of the date of this Joint Proxy Statement/Prospectus. However, these charges will affect the results of operations of Third Point Re and Sirius, as well as those of the combined company following the completion of the merger, in the period in which they are incurred. The unaudited pro forma condensed combined financial statements do not include the effects of costs associated with any restructuring or integration activities resulting from the transaction, as such costs cannot be determined at this time.
The adjustments that will be recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements including, but not limited to, as a result of:
•
the occurrence of natural or man-made catastrophic events which trigger losses on catastrophe-exposed insurance contracts written by Sirius;

•
changes in the fair value of Sirius’s investment portfolio due to market volatility;

•
changes in the trading price for Third Point Re shares;

•
the timing of the completion of the merger; and

•
other changes in Sirius’s net assets that occur prior to completion of the merger, which could cause material differences in the information presented below.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the merger. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions. The pro forma financial information has been prepared by Third Point Re in accordance with Regulation S-X Article 11, Pro Forma Financial information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020 (“Article 11”). We have elected to voluntarily comply with the amended Article 11 in advance of the mandatory compliance date.Additionally, the unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The estimates of fair value are preliminary and are dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive valuation. Accordingly, actual adjustments to the combined company’s financial statements following the merger will differ, perhaps materially, from those reflected in the unaudited pro forma condensed combined financial statements because the assets and liabilities of Sirius will be recorded at their respective fair values on the date the merger is consummated and the preliminary assumptions used to estimate these fair values may change between now and the completion of the merger. Consequently, amounts preliminarily allocated to bargain purchase gain could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below. In addition, the unaudited pro forma condensed combined financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions that may result from the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2020
(in millions)
	Third Point Re	Sirius Group	Transaction Accounting Adjustments		Pro forma Balance Sheet
Assets:
Investments	$1,001.0	$3,461.5	$—		$4,462.5
Cash and cash equivalents	584.8	186.7	(252.7)	(1)	518.8
Restricted cash and cash equivalents	887.3	18.0	89.0	(2)	994.3
Due from brokers	169.1	34.4	—		203.5
Interest and dividends receivable	2.2	11.0	—		13.2
Reinsurance balances receivable, net	613.2	1,232.5	198.5	(3)	2,044.2
Deferred acquisition costs, net	172.3	159.1	(159.1)	(4)	172.3
Unearned premiums ceded	35.8	201.9	—		237.7
Loss and loss adjustment expenses recoverable, net	10.1	442.2	—		452.3
Goodwill and other intangible assets	—	572.7	(98.5)	(5)	474.2
Other assets	17.8	344.0	24.3	(6)	386.1
Total assets	$3,493.6	$6,664.0	$(198.5)		$9,959.1
Liabilities:
Reinsurance balances payable	$94.8	$460.2	$—		$555.0
Loss and loss adjustment expense reserves	1,134.0	2,515.1	104.3	(7)	3,753.4
Deposit liabilities	168.9	—	—		168.9
Unearned premium reserves	588.0	874.5	273.9	(8)	1,736.4
Debt	114.1	684.9	(48.8)	(9)	750.2
Other liabilities	36.5	400.9	58.5	(10)	495.9
Total liabilities	2,136.3	4,935.6	387.9		7,459.8
Mezzanine equity	—	206.2	(206.2)	(11)	—
Preference shares			306.2	(12)	306.2
Common shares	9.5	1.2	(0.5)	(13)	10.2
Additional paid-in capital	930.5	1,102.4	(519.2)	(14)	1,513.7
Retained earnings	417.3	660.0	(410.6)	(15)	666.7
Accumulated other comprehensive loss	—	(243.9)	243.9	(16)	—
Non-controlling interests	—	2.5	—		2.5
Total equity	1,357.3	1,522.2	(380.2)		2,499.3
Total liabilities and shareholders’ equity	$3,493.6	$6,664.0	$(198.5)		$9,959.1
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF (LOSS) INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2020
(in millions, except per share amounts)
	Third Point Re(1)	Sirius Group	Transaction Accounting Adjustments		Pro forma Statement of Operations
Revenues
Net premiums earned	$287.1	$804.5	$—		$1,091.6
Net investment loss from investment in related party investment fund	(102.2)	—	—		(102.2)
Other net investment income	6.8	28.3	—		35.1
Net realized and unrealized investment gains (losses)	47.6	(7.7)	—		39.9
Net investment income (loss)	(47.8)	20.6	—		(27.2)
Foreign exchange gains	9.0	2.4	—		11.4
Other revenue	—	14.5	—		14.5
Total revenues	248.3	842.0	—		1,090.3
Expenses
Loss and loss adjustment expenses incurred, net	176.9	667.4	(7.9)	(18)	836.4
Acquisition costs, net	92.9	152.8	(1.0)	(19)	244.7
General and administrative expenses	23.6	56.0	—		79.6
Other expenses	6.7	74.3	—		81.0
Interest expense	4.1	15.7	—		19.8
Intangible asset amortization expenses	—	7.9	(0.7)	(21)	7.2
Total expenses	304.2	974.1	(9.5)		1,268.8
Loss before income tax (expense) benefit	(55.9)	(132.1)	9.5		(178.5)
Income tax (expense) benefit	(3.7)	3.6	(1.4)	(22)	(1.5)
Net loss	(59.6)	(128.5)	8.1		(180.0)
Income attributable to non-controlling interests	—	—	—		—
Accrued dividends on SiriusPoint Series B Preference Shares	—	—	(8.2)	(23)	(8.2)
Change in carrying value of Sirius Series B Preference Shares	—	16.8	(16.8)	(24)	—
Net loss attributable to common shareholders	$(59.6)	$(111.7)	$(16.9)		$(188.2)
Loss per share attributable to common shareholders
Basic loss per share	$(0.65)	$(0.97)			$(1.18)
Diluted loss per share	$(0.65)	$(1.01)			$(1.18)
Weighted average number of common shares used in the determination of loss per share
Basic	92,392,718	115,269,720			158,880,912
Diluted	92,392,718	127,171,390			158,880,912

(1)
Historical Third Point Re after reclassification. Refer to Note 2.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2019
(in millions, except per share amounts)
	Third Point Re(1)	Sirius Group	Transaction Accounting Adjustments		Pro forma Statement of Operations
Revenues
Net premiums earned	$700.1	$1,441.6	$—		$2,141.7
Net investment income from investment in related party investment fund	249.6	—	—		249.6
Other net investment income	17.6	84.7	—		102.3
Net realized and unrealized investment gains	15.3	137.3	—		152.6
Net investment income	282.6	222.0	—		504.6
Foreign exchange gains	—	7.7	—		7.7
Bargain purchase gain on acquisition	—	—	279.4	(17)	279.4
Other revenue	—	48.8	—		48.8
Total revenues	982.7	1,720.1	279.4		2,982.2
Expenses
Loss and loss adjustment expenses incurred, net	403.5	1,170.3	(22.5)	(18)	1,551.3
Acquisition costs, net	295.6	288.7	(9.7)	(19)	574.6
General and administrative expenses	53.8	109.8	—		163.6
Other expenses	16.6	138.2	30.0	(20)	184.8
Interest expense	8.2	31.0	—		39.2
Foreign exchange losses	3.6	—	—		3.6
Intangible asset amortization expenses	—	15.8	(1.4)	(21)	14.4
Total expenses	781.4	1,753.8	(3.6)		2,531.5
Income (loss) before income tax expense	201.3	(33.7)	283.1		450.7
Income tax expense	(0.7)	(11.9)	(5.1)	(22)	(17.7)
Net income (loss)	200.6	(45.6)	278.0		433.0
Net income attributable to non-controlling interests	—	(1.7)	—		(1.7)
Accrued dividends on SiriusPoint Series B Preference Shares	—	—	(16.5)	(23)	(16.5)
Change in carrying value of Sirius Series B Preference Shares	—	9.2	(9.2)	(24)	—
Net income (loss) available to common shareholders	$200.6	$(38.1)	$252.3		$414.8
Earnings (loss) per share available to common shareholders
Basic earnings (loss) per share	$2.18	$(0.33)			$2.43
Diluted earnings (loss) per share	$2.16	$(0.37)			$2.38
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	91,835,990	115,234,105			158,324,184
Diluted	92,652,316	127,135,775			173,982,096

(1)
Historical Third Point Re after reclassification. Refer to Note 2.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Pro Forma Basis of Presentation
The above unaudited pro forma condensed combined balance sheet as of June 30, 2020 and the unaudited pro forma condensed combined statements of (loss) income for the six months ended June 30, 2020 and for the year ended December 31, 2019 are derived from the historical financial statements of Third Point Re and Sirius after giving effect to the merger. The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives pro forma effect to these transactions as if they had been completed on June 30, 2020. The unaudited pro forma condensed combined statements of (loss) income for the six months ended June 30, 2020 and the year ended December 31, 2019 give pro forma effect to these transactions as if they had been completed on January 1, 2019. The unaudited pro forma condensed combined financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions. Certain amounts may not foot due to rounding to millions.
The transaction will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with Third Point Re considered the acquirer for accounting purposes. In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the merger consideration is based on the fair value of the consideration given or the fair value of the assets (or net assets) acquired, whichever is more clearly evident and, thus more reliably measurable.
Under ASC 805, all of the Sirius assets acquired and liabilities assumed in this business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the fair value of assets acquired and liabilities assumed over merger consideration, is allocated to bargain purchase gain. Changes in deferred tax asset valuation allowances and income tax uncertainties, if any, after the acquisition date will generally affect income tax expense. Subsequent to the completion of the merger, Third Point Re and Sirius will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company.
A final determination of the merger consideration and estimated fair value of Sirius’s assets and liabilities, including the bargain purchase gain, cannot be made prior to the completion of the merger, and will be based on the actual net tangible and intangible assets of Sirius that exist as of the date of completion of the transaction. Consequently, the merger consideration, estimated fair value adjustments, and amounts preliminarily allocated to bargain purchase gain, could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below. Third Point Re has not completed a formal valuation study of Sirius’s assets and liabilities, including identifiable intangible assets, at this preliminary stage and as the determination of the fair value of Sirius’s assets and liabilities, including the fair value of identifiable intangible assets, will not be made until the completion of the merger, Third Point Re does not expect to complete a formal valuation study until the first reporting period subsequent to completion of the merger. Accordingly, the unaudited pro forma adjustments, including the allocations of the merger consideration, have been made based on estimates solely for the purpose of providing unaudited pro forma condensed combined financial information.
At this preliminary stage, the estimated identifiable finite lived intangible assets include relationships, trade names, value of business acquired and internally developed technology. The weighted average useful life of the estimated identifiable finite lived assets is estimated to be 18.1 years. There is significant uncertainty at this preliminary stage regarding the valuation of the identifiable intangible assets and the determination of the weighted average useful life, as such these items could change significantly from those used in the unaudited pro forma condensed combined financial information presented above and could result in a material change in the amortization of acquired intangible assets. The estimated indefinite lived identifiable intangible assets represent insurance licenses which are estimated to have an indefinite life and are therefore not amortized, but will be subject to periodic impairment testing and are subject to the same risks and uncertainties noted for the identifiable finite lived assets.

Management has recorded reclassifications of Sirius’s information to conform to Third Point Re’s presentation. Additionally, as of the date of this joint proxy statement/prospectus, management has identified preliminary adjustments necessary to conform Sirius’s accounting policies to Third Point Re’s accounting policies. Following the completion of the merger Third Point Re will conduct a final review of Sirius’s accounting policies to determine if further differences in accounting policies require adjustment to conform to Third Point Re’s accounting policies or if further reclassifications are considered necessary. As a result of this review, management may identify further differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.
Note 2. Third Point Re Reclassification Adjustments
Financial information of Third Point Re in the “Third Point Re” column of the unaudited pro forma combined financial statements represents the historical reported balances of Third Point Re reclassified to conform to the presentation of the combined entity for these captions, as set forth below (in millions).
Reclassification of the Unaudited Historical Condensed Statement of (Loss) Income:
	For the Six Months Ended June 30, 2020
	Before reclassification	Reclassification Amount	After Reclassification
Other net investment income	54.4	(47.6)	6.8
Net realized and unrealized investment gains	—	47.6	47.6
	For the Year Ended December 31, 2019
	Before reclassification	Reclassification Amount	After Reclassification
Other net investment income	32.9	(15.3)	17.6
Net realized and unrealized investment gains	—	15.3	15.3
Note 3. Preliminary Merger Consideration
On August 6, 2020, Third Point Re entered into the Agreement and Plan of Merger, by and among Third Point Re, Sirius, and Merger Sub, a wholly owned subsidiary of Third Point Re. Pursuant to the merger agreement, Merger Sub will be merged with and into Sirius, with Sirius continuing as the surviving company in the merger as a wholly owned subsidiary of Third Point Re. Third Point Re is to be renamed SiriusPoint Ltd. following the merger. Subject to the terms and conditions set forth in the merger agreement, at the Effective Time, each Sirius share that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into, and shall thereafter represent the right to receive, the following consideration, in each case, without interest, at the shareholder’s election: (a) $9.50 in cash, (b) a combination of TPRE Common Shares and CVRs comprising (1) 0.743 of a TPRE Common Share and (2) one CVR, which represents the right to receive a contingent cash payment, which, taken together with the fraction of the TPRE Common Share received, guarantee that on the second anniversary of the closing date, the electing shareholder will have received equity and cash valued at least $13.73 per share, or (c) a combination of cash, TPRE Common Shares, Series A Preference Shares, Warrants and Upside Rights comprising (1) $0.905 in cash, (2) a number of TPRE Common Shares as described in the following sentences, (3) a number of Series A Preference Shares as described in the following sentences, (4) 0.190 of a Warrant and (5) $0.905 aggregate principal amount of an Upside Right. The TPRE Common Shares and Series A Preference Shares of the mixed election consideration will be subject to a collar based on the volume weighted average price of the TPRE Common Shares measured on a cumulative basis over the 15-day VWAP. Holders of Sirius shares making the mixed election will receive, for each Sirius share, 0.548 TPRE Common Shares and 0.117 Series A Preference Shares if the 15-day VWAP is less than $7.74, and receive 0.496 TPRE Common Shares and 0.106 Series A Preference Shares if the 15-day VWAP is greater than $8.56. If the 15-day VWAP is greater than or equal to $7.74 but less than or equal to $8.56, holders of Sirius shares making the mixed election will receive, for each Sirius share, a number of TPRE Common Shares between 0.496 and 0.548 equal to $4.245 divided by the 15-day VWAP, and a number of Series A Preference Shares between 0.106 and 0.117 equal to $0.905 divided by the 15-day VWAP.

CM Bermuda, which owns Sirius shares representing approximately 87% of the aggregate voting power of Sirius, has agreed to make a mixed election in the merger.
Solely for purposes of these unaudited pro forma financial statements, all other shareholders are assumed to have chosen the Share & CVR election. Assuming all other shareholders chose the cash election would decrease the merger consideration by approximately $20 million.
The 15-day VWAP used in determining the preliminary merger consideration is based upon the closing price of Third Point Re shares on September 10, 2020 of $8.25.
The effect of an increase (decrease) in the price of a TPRE Common Share of 5% would be to (decrease) the pro forma bargain purchase gain by approximately $7 million reflecting the increase in the merger consideration or have no impact on the pro forma bargain purchase gain reflecting the effect of the collar mechanism. The collar adjusts the shares issued and holds the consideration fixed when the share price falls within its range.
Third Point Re will issue and deliver to the Preference Shareholders, upon consummation of the merger, new SiriusPoint Series B Preference Shares in exchange for the Preference Shareholders’ Sirius Series B Preference Shares and, at Third Point Re’s election, will pay a cash amount, in each case in accordance with the Transaction Agreement. See “Other Agreements Related to the Merger — Transaction Agreement” for additional information. For the purposes of these unaudited pro forma financial statements, the cash amount paid is assumed to be $53.8 million and the fair value of the new SiriusPoint Series B Preference Shares to be issued is assumed to be the carrying value of the existing Sirius Series B Preference Shares of $206.2 million.
Formal valuations have not been completed for the Series A Preference Shares, CVRs, Upside Rights or the Warrants issued as merger consideration. For purposes of these unaudited pro forma financial statements, the fair value has been assumed to equal the contractual value assigned in the merger agreement, except for the Upside Rights which are significantly out-of-the money and are assigned a fair value of $0. The fair value amounts could change significantly when these valuations are completed.
An existing Third Point Re shareholder entered into the Equity Commitment Letter in connection with the merger to purchase up to an additional $53 million of TPRE Common Shares. See “Financing of the Transaction — Equity Commitment Letter” for additional information For purposes of these unaudited pro forma financial statements, the amount of TPRE Common Shares purchased is assumed to be $50 million.
Calculation of Preliminary Merger Consideration; Funding of Preliminary Merger Consideration and Preliminary Estimate of Bargain Purchase Gain
The preliminary estimate of the merger consideration, funding of preliminary merger consideration and preliminary estimate of bargain purchase gain noted below, have been calculated using unaudited combined financial information of Third Point Re and Sirius as at June 30, 2020.
Preliminary Merger Consideration
(in millions)
Cash consideration
Sirius shares redeemed for cash		$100.0
TPRE Common Shares
TPRE Common Shares issued by Third Point Re	60.43
Third Point Re share price as of September 10, 2020	$8.25	498.5
Series A Preference Shares
Series A Preference Shares issued, at fair value		100.0
Warrants
Warrants issued, at fair value		18.7

Upside Rights
Upside Rights issued, at fair value	0.0
CVRs
CVRs issued, at fair value	36.6
Fair value of the replaced Sirius equity awards attributable to pre-combination services	16.6
Sirius Series B Preference Shares
Sirius Series B Preference Shares exchange	260.0
Total preliminary merger consideration	$1,030.4

Third Point Re anticipates using approximately $103.8 million of cash on hand and the $50 million from the issuance of TPRE Common Shares pursuant to the Equity Commitment Letter to fund the cash portion of the purchase price.
Preliminary Estimate of Bargain Purchase Gain
(in millions)
Common shareholders’ equity of Sirius	$1,519.7
Sirius Series B Preference Shares	206.2
Common and preferred equity of Sirius	1,725.9
Other liabilities (estimated severance costs)	(17.0)
Cash and cash equivalents (estimated Sirius transaction costs)	(30.0)
Adjusted common and preferred equity of Sirius	1,678.9
Preliminary adjustments for fair value:
Goodwill and intangibles	(572.7)
Debt – fair value	48.8
Loss reserves, net – fair value	(104.3)
Deferred acquisition costs	(234.5)
Value of business acquired (“VOBA”)	222.5
Indefinite-lived insurance intangible assets	17.9
Finite-lived insurance intangible assets	233.8
Deferred tax impact of pro forma adjustments, net	19.4
Estimated shareholders’ equity of Sirius at fair value	1,309.9
Total preliminary merger consideration	1,030.4
Estimated fair value of assets acquired over purchase price assigned to bargain purchase	$279.4
Bargain purchase gain represents the excess of the fair value of the underlying net assets acquired and liabilities assumed over the purchase price. The bargain purchase determination is consistent with the fact that Sirius’s shares trade at a significant discount to book value and the need for Sirius to quickly diversify its ownership base. This determination of bargain purchase gain is preliminary, and is subject to change when the evaluation is complete.
Note 4. Unaudited Pro Forma Adjustments
The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the financial position and results from operations actually would have been had the merger been completed at the date indicated and includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor is it necessarily indicative of the financial position of any post-merger periods. The $30 million of transaction costs and bargain purchase gain are solely related to the merger and are not expected to recur. The unaudited pro forma condensed combined financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the merger.
The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities and commitments which Third Point Re, as the acquirer for accounting purposes, acquired from Sirius. The descriptions related to these unaudited pro forma adjustments are as follows:
Adjustments to the Pro Forma Condensed Combined Balance Sheet
Increase (decrease) as of June 30, 2020
(in millions, except for share and per share amounts)
Assets
Adjustments to cash and cash equivalents:
To reflect the issuance of $50 million in TPRE Common Shares	$50.0
To reflect the redemption of 16.5 million Sirius shares held by CM Bermuda at an estimated share price of $8.25	(100.0)
Adjustment to conform balance to Third Point Re’s presentation	(89.0)
To reflect transaction costs to be paid by Third Point Re	(30.0)
To reflect transaction costs to be paid by Sirius Group	(30.0)
To reflect the cash payment on exchange of the Sirius Series B Preference Shares for SiriusPoint Series B Preference Shares.	(53.8)
(1)	(252.7)
Adjustments to restricted cash and cash equivalents:
(2) Adjustment to conform balance to Third Point Re’s presentation	89.0
Adjustment to reinsurance balances receivable, net:
(3) To align written premium methodologies to conform accounting policies	198.5
Adjustment to deferred acquisition costs:
To align written premium methodologies to conform accounting policies	75.4
(4) To eliminate Sirius’s deferred acquisition cost asset	(234.5)
(159.1)
Adjustments to goodwill and other intangible assets:
To eliminate the Goodwill and intangible assets in Sirius net assets acquired as part of the purchase accounting	(572.7)
To record the fair value of Sirius’s business acquired (VOBA)	222.5
To record indefinite-lived insurance intangible assets acquired (customer and other relationships, trade names, technology)	17.9
(5) To record finite-lived insurance intangible assets acquired (U.S. licenses)	233.8
(98.5)
Adjustment to other assets:
To reflect deferred tax assets related to unaudited pro forma adjustments	24.3
(6)	24.3
Total adjustments to assets	$(198.5)

Increase (decrease) as of June 30, 2020
(in millions, except for share and per share amounts)
Liabilities
Adjustments to loss and loss adjustment expense reserves:
(7) To record loss and loss adjustment expense reserves at fair value, reflecting an increase for a market based risk margin partially offset by a discount used to present value the loss and loss adjustment expense reserves	$104.3
Adjustment to unearned premium reserve:
(8) To align written premium methodologies to conform accounting policies	273.9
Adjustment to debt:
(9) To reflect Sirius’s existing debt at fair value	(48.8)
Adjustment to other liabilities:
To reflect severance costs incurred upon consumption of the merger	17.0
To reflect the issuance of CVRs to Sirius shareholders	36.6
To reflect deferred tax liabilities related to the unaudited pro forma adjustments	4.9
(10)	58.5
Total adjustments to liabilities	387.9
Shareholders’ Equity
Adjustment to mezzanine equity:
(11) To reflect the exchange of the Sirius Series B Preference Shares for SiriusPoint Series B Preference Shares.	(206.2)
Adjustments to preference shares:
To reflect the issuance of SiriusPoint Series B Preference Shares.	206.2
To reflect the issuance of Series A Preference Shares.	100.0
(12)	306.2
Adjustments to common shares:
To reflect the par value of the TPRE Common Shares issued as part of merger consideration.	0.7
To reflect the elimination of the par value of Sirius shares.	(1.2)
(13)	(0.5)
Adjustments to additional paid in capital:
To reflect issuance of TPRE Common Shares	547.9
To reflect issuance of Warrants	18.7
To reflect earned portion of share based compensation	16.6
To reflect the elimination of Sirius’s additional paid-in capital	(1,102.4)
(14)	(519.2)
Adjustments to retained earnings:
To reflect transaction costs to be paid by Third Point Re	(30.0)
To reflect the elimination of Sirius’s retained earnings	(660.0)
To reflect the bargain purchase gain on transaction	279.4
(15)	(410.6)

Increase (decrease) as of June 30, 2020
(in millions, except for share and per share amounts)
(16) To reflect the elimination of Sirius’s accumulated other comprehensive loss	243.9
Total adjustments to shareholders’ equity	(380.2)
Total adjustments to liabilities and shareholders’ equity	$(198.5)

Note:   The entries to conform the accounting policies relate to aligning the methodologies for recognizing gross premiums written for certain proportional reinsurance contracts under GAAP. Third Point Re recognizes the estimated annual gross premiums written on proportional reinsurance contracts at the reinsurance contract inception date while Sirius recognizes gross premiums written over the policy exposure period. Both methods are acceptable under GAAP and since both companies earn the premium and related acquisition expenses consistently over the policy exposure period, the conforming accounting policy entries do not impact net income.
The entries include increasing premiums receivable, deferred acquisition costs and unearned premium on the pro forma condensed consolidated balance sheet to reflect the gross premiums written due to Sirius and related acquisition costs payable by Sirius, which would have been recognized over the policy exposure period by Sirius. There is no impact to the pro forma condensed consolidated statements of (loss) income since written premium is not presented and there is no impact to net income related to conforming this accounting policy as both companies already earn the premiums consistently.
The entries to reclassify balances relate to conforming presentation of cash and cash equivalents supporting letters of credit. Third Point Re presents these balances as restricted cash and cash equivalents and Sirius historically presented them in cash and cash equivalents.
Adjustments to the Pro Forma Condensed Combined Statements of (Loss) Income
	Increase (decrease) for
	Six months Ended June 30, 2020	Year Ended December 31, 2019
	(in millions, except for share and per share amounts)
Revenue
(17) To reflect the bargain purchase gain on transaction	$—	$279.4
Total adjustments to revenues	—	279.4
Expenses
(18) To amortize the adjustments resulting from the difference between the estimated fair value and the historical carrying value of Sirius’s loss and loss adjustment expense reserves	(7.9)	(22.5)
(19) To amortize the adjustment resulting from the difference between the VOBA and Sirius’s recorded deferred acquisition costs, net	(1.0)	(9.7)
Adjustment to other expenses:
(20) To reflect transaction costs to be paid by Third Point Re	—	30.0
Adjustments to intangible asset amortization expenses:
To remove the amortization of Sirius’s existing intangible assets	(7.9)	(15.8)
To amortize newly established intangible assets	7.2	14.4
(21)	(0.7)	(1.4)
Total adjustments to expenses	(9.5)	(3.6)

	Increase (decrease) for
	Six months Ended June 30, 2020	Year Ended December 31, 2019
	(in millions, except for share and per share amounts)
	9.5	283.1
(22) Income tax (expense) benefit	(1.4)	(5.1)
Total adjustments to net income	8.1	278.0
(23) Accrued dividends on SiriusPoint Series B Preference Shares	(8.2)	(16.5)
(24) Change in carrying value of Sirius Series B Preference Shares	(16.8)	(9.2)
Total adjustments to net income attributable to common shareholders	$(16.9)	$252.3

Note 5. Earnings per Share
Pro forma (loss) earnings per common share for the six months ended June 30, 2020 and for the year ended December 31, 2019 have been calculated using Third Point Re’s historical weighted average common shares outstanding, plus TPRE Common Shares assumed to be issued in the merger per the merger agreement. Pro forma book value per share as of June 30, 2020 has been calculated using Third Point Re’s historical common shares outstanding, plus TPRE Common Shares assumed to be issued in the merger per the merger agreement.
The following table sets forth the calculation of basic and diluted earnings (loss) per common share, the calculation of the basic and diluted weighted average common shares outstanding for the six months ended June 30, 2020 and for the year ended December 31, 2019, basic and diluted book value per common share and basic and diluted common shares outstanding at June 30, 2020:
	Pro Forma Six Months Ended June 30, 2020	Pro Forma Year Ended December 31, 2019
	( in millions, except for share and per share amounts)
EPS
Numerator:
Net income (loss) available to common shareholders – Third Point Re	$(59.6)	$200.6
Net loss attributable to common shareholders – Sirius	(111.7)	(38.1)
Pro forma merger adjustments	(16.9)	252.3
Net (loss) income – SiriusPoint	$(188.2)	$414.8
Net income allocated to Third Point Re participating common shareholders	—	(0.6)
Less: Earnings attributable to Series A Preference Shares	—	(29.5)
Net (loss) income available to common shareholders – SiriusPoint	$(188.2)	$384.6
Plus: Earnings attributable to Series A Preference Shares	—	29.5
Net (loss) income available to common shareholders on a diluted basis	$(188.2)	$414.1
Denominator:
Third Point Re weighted average common shares – basic	92,392,718	91,835,990
TPRE Common Shares to be issued for cash	6,060,606	6,060,606
TPRE Common Shares to be issued to Sirius shareholders	60,427,588	60,427,588
Pro forma weighted average common shares – basic	158,880,912	158,324,184

	Pro Forma Six Months Ended June 30, 2020	Pro Forma Year Ended December 31, 2019
	( in millions, except for share and per share amounts)
Effect of dilutive warrants	—	91,884
Effect of dilutive stock options	—	125,530
Effect of dilutive restricted shares	—	598,912
Series A Preference Shares	—	12,119,400
Effect of dilutive restricted share units converted in merger	—	2,722,186
Pro forma weighted average common shares – diluted	158,880,912	173,982,096
Basic (loss) earnings per share	$(1.18)	$2.43
Diluted (loss) earnings per share	$(1.18)	$2.38
BVPS
Basic and diluted common book value per share numerator:
Shareholders’ equity attributable to Third Point Re common shareholders	$1,357.3	N/A
Shareholders’ equity attributable to Sirius common shareholders	1,519.7	N/A
Pro forma merger adjustments	(686.4)	N/A
Basic and diluted common book value per share numerator	$2,190.6	N/A
Denominator:
Third Point Re shares issued and outstanding- basic	94,920,203	N/A
Third Point Re shares issued and outstanding- restricted	(2,319,354)	N/A
TPRE Common Shares to be issued for cash	6,060,606	N/A
TPRE Common Shares to be issued to Sirius shareholders	60,427,588	N/A
Pro forma common shares issued and outstanding – basic	159,089,043	N/A
Effect of dilutive warrants	—	N/A
Effect of dilutive stock options	—	N/A
Effect of dilutive restricted shares	1,825,128	N/A
Effect of dilutive restricted share units converted in merger	2,722,186	N/A
Pro forma common shares issued and outstanding – diluted	163,636,357	N/A
Basic common book value per share	$13.77	N/A
Diluted common book value per share	$13.39	N/A

DESCRIPTION OF THIRD POINT RE COMMON SHARES
The following description sets forth a summary of the material terms of the common shares of Third Point Re. As described further under “Description of the Merger” and “The Merger Agreement,” Third Point Re is expected to be renamed “SiriusPoint Ltd.” following the merger. As used herein, references to “Third Point Re” refer to SiriusPoint Ltd. following the merger and such renaming. Furthermore, as used herein, “TPRE Common Shares” refers to common shares of Third Point Re, which is expected to be renamed SiriusPoint Ltd. following the merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Third Point Re memorandum of association and Third Point Re bye-laws, which will become the memorandum of association and bye-laws of SiriusPoint Ltd., and to the applicable provisions of Bermuda law. For a description of certain provisions of the Third Point Re bye-laws which affect the rights of holders of the TPRE Common Shares, see “Comparison of Rights of Third Point Re Shareholders and Sirius Shareholders.” The Third Point Re memorandum of association and Third Point Re bye-laws are included as exhibits to the registration statement to which this Joint Proxy Statement/Prospectus relates. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
General
For a description of Third Point Re’s authorized share capital, see “Comparison of Rights of Third Point Re Shareholders and Sirius Shareholders — Capitalization — Third Point Re.”
TPRE Common Shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange.
Dividend Policy
The Third Point Re board may, subject to Bermuda law and the Third Point Re bye-laws, declare a dividend to be paid to its shareholders as of a record date determined by the Third Point Re board, in proportion to the number of shares held by such holder. No unpaid dividend shall bear any interest.
Voting Rights
In general, and subject to the adjustments described below, shareholders have one vote for each share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders.
Under the Third Point Re bye-laws if, and so long as, the votes conferred by the “Controlled Shares” (as defined below) of any person would otherwise cause such person (or any other person) to be treated as a “9.5% Shareholder” (as defined below) with respect to any matter (including, without limitation, election of directors), the votes conferred by the Controlled Shares owned by shareholders of such person’s “Controlled Group” (as defined below) will be reduced (and will be automatically reduced in the future) by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares of such person will not result in any other person being treated as a 9.5% Shareholder with respect to the vote on such matter. These reductions will be made pursuant to formulas provided in the Third Point Re bye-laws, as applied by the Third Point Re board within its discretion. Under these provisions certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share.
“Controlled Shares” means, in reference to any person, all shares that such person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of any U.S. Person, constructively (within the meaning of Section 958(b) of the Code); “Controlled Group” means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the Controlled Shares of such person; “9.5% Shareholder” means a U.S. Person that (a) owns (within the meaning of Section 958(a) of the Code) any shares and (b) owns, is deemed to own, or constructively owns Controlled Shares which confer votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares.
In addition, the Third Point Re bye-laws provide that the Third Point Re board may determine that certain shares shall not carry voting rights or shall have reduced voting rights to the extent that the Third Point Re board reasonably determines, by the affirmative vote of a majority of the directors, that it is necessary to do so to avoid any adverse tax consequences or materially adverse legal or regulatory treatment to Third Point Re, any of its subsidiaries or any shareholder or its affiliates; provided that the Third Point Re board will use reasonable efforts to ensure equal treatment to similarly situated shareholders to the extent possible under the circumstances.
The Third Point Re bye-laws authorize Third Point Re to request information from any shareholder for the purpose of determining whether a shareholder’s voting rights are to be adjusted as described above. If, after a reasonable cure period, a shareholder fails to respond to a request by Third Point Re for information or submits incomplete or inaccurate information in response to a request, the Third Point Re board may eliminate the shareholder’s voting rights. A shareholder will be required to notify Third Point Re in the event it acquires actual knowledge that it or one of its investors is the actual, deemed or constructive owner of 9.5% or more of the controlled shares.
If the bye-laws proposal is approved and the SiriusPoint Ltd. Bye-laws are adopted, the SiriusPoint Ltd. Bye-laws will provide that if CM Bermuda, its “Affiliates” and its “Related Persons” (each as defined in the Investor Rights Agreement and, together with CM Bermuda, the “Investor Affiliated Group”) beneficially own TPRE Common Shares or any other authorized or other common shares of Third Point Re which would cause the Investor Affiliated Group to be treated as the beneficial owner of votes in excess of 9.9% of the votes conferred by all of the issued and outstanding shares of Third Point Re with respect to any matter at a general shareholder meeting, then such votes will be reduced by whatever amount is necessary so that after such reduction and giving effect to the reallocation of voting power to other holders of TPRE Common Shares, the votes conferred by the TPRE Common Shares or any other authorized or other common shares of Third Point Re that are beneficially owned by the Investor Affiliated Group are equal to, and not less than, 9.9% of the total outstanding vote of such shares with respect to such matter. This allows the Third Point Re board to effect the voting cut-back agreed by CM Bermuda in the Investor Rights Agreement, which would limit the Investor Affiliated Group’s voting power to 9.9% of the total voting power of Third Point Re. CM Bermuda and CMIH have consented to the amendment and restatement of the Third Point Re bye-laws at the effective time of the merger pursuant to the Transaction Matters Letter Agreement.
Certain Bye-Law Provisions
The provisions of the Third Point Re bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that an investor might consider in its best interest, including an attempt that might result in its receipt of a premium over the market price for its shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of Third Point Re to first negotiate with the Third Point Re board, which could result in an improvement of such persons’ terms.
Number of Directors
The Third Point Re bye-laws provide that the Third Point Re board shall consist of such number of directors, not fewer than five directors, as the Third Point Re board may from time to time determine in its sole discretion, up to a maximum of eleven directors. If the bye-laws proposal is approved and the SiriusPoint Ltd. Bye-laws are adopted, the maximum number of directors would be increased to thirteen.
Classified Board of Directors
In accordance with the terms of the Third Point Re bye-laws, the Third Point Re board is divided into three classes, class I, class II and class III. Directors hold office for a three year term. If the number of directors is changed, any increase or decrease is apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director of any class elected to fill a vacancy holds office for a term that coincides with the remaining term of the other directors of that class, but in no case does a decrease in the number of directors shorten the term of any director then in office. A director holds office until the annual general meeting for the year in which his term expires, subject to conditions of the Third Point Re bye-laws. The Third Point Re bye-laws further provide that the authorized number of directors may only be changed by resolution of the Third Point Re board. Additionally, the Third Point Re board has the power to fill vacancies on the board as a result of any increase in the size of the board. This will allow the board to elect a class director to fill a vacant class seat (created by any increase in the number of directors on the board), without the need to wait for the expiry of such class of director’s three year term.
Removal of Director
Third Point Re’s directors may be removed only for cause by the affirmative vote of the holders of at least a 50% of Third Point Re’s voting shares. Any vacancy on the Third Point Re board, including a vacancy resulting from an enlargement of the board, may be filled only by vote of a majority of the directors then in office, subject to limited exceptions.
No Shareholder Action by Written Consent
The Third Point Re bye-laws provide that shareholder action may be taken only at an annual general meeting or special general meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder meeting could delay, prevent or invalidate shareholder action.
Shareholder Advance Notice Procedure
The Third Point Re bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of Third Point Re’s shareholders. Third Point Re’s bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to the Secretary of Third Point Re a written notice of the shareholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. Third Point Re expects that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the company. To be timely, the shareholder’s notice must be delivered to or mailed and received by Third Point Re not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, Third Point Re must receive the notice not later than the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. The notice must include the following information:
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the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

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a representation that the shareholder is a holder of record of Third Point Re’s share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

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if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;

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such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, or the matter had been proposed, or intended to be proposed, by the Third Point Re board;

•
if applicable, the consent of each nominee to serve as a director if elected; and such other information that the Third Point Re board may request in its discretion; and

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such other information that the Third Point Re board may request in its discretion.

Amendments to Memorandum of Association and Bye-laws
Amendments to the Third Point Re bye-laws require an affirmative vote of majority of the Third Point Re board and a majority of the outstanding shares then entitled to vote at any annual or special general meeting of shareholders. Amendments to the Third Point Re memorandum of association require an affirmative vote of majority of the Third Point Re board and 66.67% of the outstanding shares then entitled to vote at any annual or special general meeting of shareholders. The Third Point Re bye-laws also provide that specified provisions of the Third Point Re bye-laws may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66.67% of the issued and outstanding shares then entitled to vote at any annual or special general meeting of shareholders, including the provisions governing voting, the election of directors, the Third Point Re classified board, director removal and amendments to the Third Point Re bye-laws and Third Point Re memorandum of association.
In addition, no amendment to the Third Point Re bye-laws or Third Point Re memorandum of association which would have a material adverse effect on the rights of Daniel S. Loeb may be made without his consent, but only for so long as he holds a number of shares equal to at least 25% of the total number of shares held by such party on December 22, 2011.
These provisions make it more difficult for any person to remove or amend any provisions in Third Point Re memorandum of association and Third Point Re bye-laws that may have an anti-takeover effect.
Business Combinations
The Third Point Re bye-laws provide that Third Point Re is prohibited from engaging in any “business combination” with any “interested shareholder” for a period of three years following the time that the shareholder became an interested shareholder without the approval by the Third Point Re board and the authorization at an annual or special general meeting, by the affirmative vote of at least 66.67% of the issued and outstanding voting shares that are not owned by the interested shareholder unless:
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prior to the time that the person became an interested shareholder, the Third Point Re board approved either such business combination or the transaction which resulted in the person becoming an interested shareholder; or

•
upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the number of Third Point Re’s issued and outstanding voting shares at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

The Third Point Re bye-laws define “business combination” to include the following:
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any merger or consolidation of Third Point Re with the interested shareholder or its affiliates;

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any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of Third Point Re’s assets involving the interested shareholder;

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subject to specified exceptions, any transaction that results in the issuance or transfer by Third Point Re of any share of Third Point Re to the interested shareholder;

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any transaction involving Third Point Re that has the effect of increasing the proportionate share of any class or series of its shares beneficially owned by the interested shareholder; or

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any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

An “interested shareholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the issued and outstanding voting shares of Third Point Re.
Consent to Special Actions
The Third Point Re bye-laws provide that Third Point Re shall not and shall cause Third Point Reinsurance Company Ltd. not to enter into any transaction with any (i) its affiliates, (ii) shareholder and/or director, officer, employee, and/or affiliate of any shareholder, and/or (iii) director, officer, employee, and/or affiliate of any of the foregoing without the prior written consent of Daniel S. Loeb for so long as he holds shares representing at least 25% of the shares respectively held by him on December 22, 2011.
Meetings of Shareholders
The Third Point Re annual general meeting will be held each year. A special general meeting will be held when, in the judgment of the Chairman, any two of Third Point Re’s directors, any director and the Third Point Re Secretary or the Third Point Re board, such a meeting is necessary. In addition, upon receiving a requisition from holders of at least 1/10th of Third Point Re’s voting shares, the Third Point Re board shall convene a special general meeting. At least two or more persons representing more than 50% of Third Point Re’s aggregate voting power must be present to constitute a quorum for the transaction of business at a general meeting; provided that if Third Point Re shall at any time have only one shareholder, one shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time. As determined according to certain adjustments of voting power specified in Third Point Re’s bye-laws (see “— Voting Rights”), questions proposed for consideration by the shareholders will be decided by the affirmative vote of the majority of the votes cast.
Transfer Agent and Registrar
The transfer agent and registrar for TPRE Common Shares is Computershare Trust Company, N.A.
Listing
TPRE Common Shares are listed on the NYSE under the symbol “TPRE.”

DESCRIPTION OF THIRD POINT RE SERIES A PREFERENCE SHARES
The following description sets forth a summary of the material terms of the Series A Preference Shares of Third Point Re. As described further under “Description of the Merger” and “The Merger Agreement,” Third Point Re is expected to be renamed “SiriusPoint Ltd.” following the merger. As used herein, references to “Third Point Re” refer to SiriusPoint Ltd. following the merger and such renaming. Furthermore, as used herein, “Series A Preference Shares” refers to Series A Preference Shares of Third Point Re, which is expected to be renamed SiriusPoint Ltd. following the merger. In addition, as used herein, “TPRE Common Shares” refers to common shares of Third Point Re, which is expected to be renamed SiriusPoint Ltd. following the merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation of Series A Preference Shares (the “Series A Preference Shares Certificate of Designation”), the Third Point Re memorandum of association and the Third Point Re bye-laws, which will become the memorandum of association and bye-laws of SiriusPoint Ltd., and to the applicable provisions of Bermuda law. For a description of certain provisions of the Third Point Re bye-laws which affect the rights of holders of the Series A Preference Shares, see “Comparison of Rights of Third Point Re Shareholders and Sirius Shareholders.” The Series A Preference Shares Certificate of Designation, Third Point Re memorandum of association and Third Point Re bye-laws are included as exhibits to the registration statement to which this Joint Proxy Statement/Prospectus relates, and to the applicable provisions of Bermuda law. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
General
Effective at the closing of the merger, Third Point Re will file the Series A Preference Shares Certificate of Designation with the Registrar of Companies in Bermuda providing for the terms of the Series A Preference Shares, par value $0.10 per share.
Voting Rights
Each Series A Preference Shares will have voting power equal to the number of TPRE Common Shares into which it is then convertible as described under “— Conversion Rights” below. The Series A Preference Shares and the TPRE Common Shares will vote together as a single class with respect to any and all matters presented to the shareholders of Third Point Re for their action or consideration (whether at a meeting of shareholders of Third Point Re, by written resolutions of shareholders of Third Point Re in lieu of a meeting, or otherwise).
Ranking; Dividends
The Series A Preference Shares will rank pari passu with the TPRE Common Shares with respect to the payment of dividends or distributions and with respect to the issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”) on a pro rata basis with the TPRE Common Shares determined on an as-converted basis assuming all shares had been converted as described under “— Conversion Rights” below. Accordingly, the holders of record of Series A Preference Shares will be entitled to receive as, when, and if declared by the Third Point Re board, Dividends in the same per share amount as paid on the number of TPRE Common Shares with respect to the number of TPRE Common Shares into which the Series A Preference Shares would be converted, and no Dividends will be payable on the TPRE Common Shares or any other class or series of capital stock ranking with respect to Dividends pari passu with the TPRE Common Shares unless a Dividend identical to that paid on the TPRE Common Shares is payable at the same time on the Series A Preference Shares in an amount per share of Series A Preference Shares equal to the product of (a) the per share Dividend declared and paid in respect of each TPRE Common Share and (b) the number of TPRE Common Shares into which such Series A Preference Share is then convertible. Dividends that are payable on Series A Preference Shares will be payable to the holders of record of Series A Preference Shares as they appear on the stock register of Third Point Re on the applicable record date, as determined by the Third Point Re board, which record date will be the same as the record date for the equivalent Dividend of the TPRE Common Shares. In the event that the Third Point Re board does not declare or pay any Dividends with respect to TPRE Common Shares, then the holders of Series A Preference Shares will have no right to receive any Dividends.

Liquidation Rights
In the event of any liquidation, dissolution or winding-up of Third Point Re as a result of any bankruptcy, reorganization, or similar proceeding, or any foreclosure by creditors of Third Point Re on all or substantially all of its assets, whether voluntary or involuntary (an “Actual Liquidation”), then the holders of the Series A Preference Shares then outstanding will be entitled to receive an amount equal to a pro rata portion (pro rata with the TPRE Common Shares determined on a per share as-converted basis assuming all Series A Preference Shares had been converted as described under “— Conversion Rights” below), of any assets and funds of Third Point Re available for distribution. Holders of Series A Preference Shares will be entitled to receive notice of an Actual Liquidation within the earliest to occur of (a) ten days after the date the Third Point Re board approves such Actual Liquidation, (b) 20 days after any shareholders’ meeting called to approve such liquidation or (c) 20 days after the commencement of any involuntary proceeding in respect of an Actual Liquidation.
Redemption; Adjustment of Outstanding Number of Series A Preference Shares
As described further in the Series A Preference Shares Certificate of Designation, no later than 30 days following the third anniversary of the effective time of the merger, Third Point Re, pursuant to the analysis of an independent actuarial team (if requested in any twelve-month period by CMIH), will calculate the aggregate amount of its COVID-19 losses (such losses in excess of $51.1 million, the “TPRE Net COVID Loss”) and the total amount of Sirius’s COVID-19 losses (such losses in excess of $150.0 million, the “Sirius Net COVID Loss”), which determination will be fully consistent with all prior year COVID-19 loss determinations performed in interim years prior to such final determination. If such determination is disputed by CMIH, Third Point Re and CMIH will resolve such disagreement pursuant to the dispute resolution procedures set forth in the Series A Preference Shares Certificate of Designation. If Third Point Re’s COVID-19 losses are less than or equal to $51.1 million, the TPRE Net COVID Loss will equal $0. If Third Point Re’s COVID-19 losses are greater than $51.1 million, the TPRE Net COVID Loss will be equal to the amount of Third Point Re’s COVID-19 losses minus $51.1 million. If Sirius’s COVID-19 losses are less than or equal to $150.0 million, the Sirius Net COVID Loss will equal $0. If Sirius’s COVID-19 losses are greater than $150.0 million, the Sirius Net COVID Loss will be equal to the amount of Sirius’s COVID-19 losses minus $150.0 million.
Should the Sirius Net COVID Loss be greater than the TPRE Net COVID Loss, then a number of Series A Preference Shares equal to (x) the lesser of (i) the Sirius Net COVID Loss minus the TPRE Net COVID Loss and (ii) $100 million divided by (y) the volume weighted average price of the TPRE Common Shares (“VWAP”) measured over the thirty business day (where normal trading occurs on U.S. national and regional exchanges) (“Trading Day”) period prior to the date five business days after the date of calculation of the TPRE Net COVID Loss and Sirius Net COVID Loss (the “Final Adjustment Determination Date”) will be automatically forfeited by each record holder of Series A Preference Shares on a pro rata basis, calculated based upon the total number of Series A Preference Shares held by such holder and the total outstanding number of Series A Preference Shares; provided that in no case will any such holder be required to forfeit, or have any liability to Third Point Re, in excess of the number of Series A Preference Shares actually held by such holder.
Should the TPRE Net COVID Loss be greater than the Sirius Net COVID Loss, then a number of TPRE Common Shares equal to (x) the TPRE Net COVID Loss minus the Sirius Net COVID Loss divided by (y) the 30-Trading Day VWAP during the period prior to the Final Adjustment Determination Date will automatically be issued to each record holder of Series A Preference Shares on a pro rata basis, calculated based upon the total number of Series A Preference Shares held by such holder and the total outstanding number of Series A Preference Shares.
Other than as described herein, the Series A Preference Shares are not redeemable.
Conversion Rights
On the business day immediately following the date of determination of either adjustment described above under “— Redemption; Adjustment of Outstanding Number of Series A Preference Shares,” each outstanding Series A Preference Share will automatically convert into one TPRE Common Share, subject to adjustment as described below and as set forth in the Series A Preference Shares Certificate of Designation (the “Conversion Ratio”), and all Series A Preference Shares converted to TPRE Common Shares will no longer be deemed outstanding as of the effective time of the applicable conversion. All rights with respect to such Series A Preference Shares will immediately cease and terminate as of such time, other than (i) the right of the holder to receive TPRE Common Shares and payment in lieu of any fraction of a TPRE Common Share in exchange therefor and (ii) the rights attaching to the TPRE Common Shares upon conversion of the Series A Preference Shares.
The Conversion Ratio and the number of Conversion Shares issuable upon the conversion of the Series A Preference Shares are subject to adjustment from time to time as follows:
Share Split, Recapitalization or Otherwise
If Third Point Re shall, at any time or from time to time after the date of issuance of the Series A Preference Shares, subdivide (by any share split, recapitalization or otherwise) its outstanding TPRE Common Shares into a greater number of shares, then the Conversion Ratio shall be adjusted such that the number of Conversion Shares issuable upon conversion of the Series A Preference Shares shall be proportionately increased. If Third Point Re at any time combines (by combination, reverse share split or otherwise) its outstanding TPRE Common Shares into a smaller number of shares, then the Conversion Ratio shall be adjusted such that the number of Conversion Shares issuable upon conversion of the Series A Preference Shares shall be proportionately decreased. Any such adjustment shall be calculated in good faith based on the following formula by Third Point Re and become effective at the close of business on the date the applicable event becomes effective:
where,
CR0   =   the Conversion Ratio in effect immediately prior to the open of business on the first date on which the TPRE Common Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable (the “Effective Date”) of such share split or share combination, as applicable;
CR1   =   the Conversion Ratio in effect immediately after the open of business on such Effective Date;
OS0   =   the number of the TPRE Common Shares outstanding immediately prior to the open of business on such Effective Date (before giving effect to any such share split or share combination); and
OS1   =   the number of the TPRE Common Shares outstanding immediately after giving effect to such share split or share combination.
If any share split or share combination of the type described under this “— Share Split, Recapitalization or Otherwise” section is declared or announced, but not so made, then the Conversion Ratio will be readjusted, effective as of the date the Third Point Re board determines not to effect such share split or share combination, to the Conversion Ratio that would then be in effect had such share split or share combination not been declared or announced.
Tender and Exchange Offers
If Third Point Re or any of its subsidiaries makes a payment in respect of a tender or exchange offer for the TPRE Common Shares, to the extent that the cash and value of any other consideration included in the payment per TPRE Common Share exceeds the average of the last reported sales prices of the TPRE Common Shares over the ten consecutive Trading Day period (the “Valuation Period”) commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Ratio shall be adjusted such the number of

Conversion Shares issuable upon conversion of each Series A Preference Share shall be increased based on the following formula:
where,
CR0   =   the Conversion Ratio in effect immediately prior to the close of business on the last Trading Day of the Valuation Period;
CR1   =   the Conversion Ratio in effect immediately after the close of business on the last Trading Day of the Valuation Period;
AC   =   the aggregate value of all cash and any other consideration (as determined by the Third Point Re board in good faith and in a commercially reasonably manner) paid or payable for TPRE Common Shares purchased in such tender or exchange offer;
OS0   =   the number of TPRE Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all TPRE Common Shares accepted for purchase or exchange in such tender or exchange offer);
OS1   =   the number of TPRE Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all TPRE Common Shares accepted for purchase or exchange in such tender or exchange offer); and
SP1   =   the average of the last reported sales prices over the Valuation Period.
The adjustment to the Conversion Ratio as described under this “— Tender and Exchange Offers” section shall occur as of the close of business on the last day of the Valuation Period; provided that if the conversion date occurs during the Valuation Period, for the purposes of determining the Conversion Ratio, a reference to “10” in the above formula shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first day of the Valuation Period to, and including, the conversion date.
To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of TPRE Common Shares in such tender or exchange offer are rescinded, the Conversion Ratio will be readjusted to the Conversion Ratio that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of TPRE Common Shares, if any, actually made, and not rescinded, in such tender or exchange offer.
Fundamental Transactions
In the event of any of the following events:
(A)   a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Third Point Re or any of its subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of TPRE Common Shares representing more than 50% of the voting power of the TPRE Common Shares or Third Point Re otherwise becomes aware of such ownership;
(B)   the consummation of any share exchange, merger, consolidation or similar business combination transaction of Third Point Re with or into another person; or
(C)   the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of Third Point Re’s voting shares), to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, of all or substantially all of the assets of Third Point Re (each of clauses (A) through (C), a “Fundamental Transaction”), in each case, as a result of which the TPRE Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each Series A Preference Share shall be changed into a right to convert such Series A Preference Share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of TPRE Common Shares equal to the Conversion Ratio immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event (such shares of stock, other securities or other property or assets, the “Alternate Consideration” with each “unit of Alternate Consideration” meaning the kind and amount of stock, other securities or other property or assets that a holder of one share of Common Stock is entitled to receive) upon such Merger Event; provided that if the holders of the TPRE Common Shares have a right of election as to the kind or amount of consideration receivable upon consummation of such Merger Event, then the unit of Alternate Consideration shall be deemed to be the weighted average of the kind and amount stock, other securities, other property or assets received in such Merger Event per TPRE Common Share by the holders of the TPRE Common Shares that affirmatively make such election.
Preemptive Rights
Series A Preference Shares do not have any rights of preemption. Series A Preference Shares are entitled to the benefits of any rights attaching to the TPRE Common Shares generally, including, without limitation, the right to participate in any rights offerings.
Transferability
The Series A Preference Shares are non-transferrable; provided that (i) CM Bermuda may transfer Series A Preference Shares to its affiliates (and such affiliates may transfer Series A Preference Shares to other affiliates of CM Bermuda) with the prior written consent of Third Point Re (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) the Series A Preference Shares may also be assigned, transferred or pledged as security to any lender of CMIH, CM Bermuda or any of their respective affiliates.
Amendment, Modification, Waiver
Subject to certain limited exceptions, the Series A Preference Shares Certificate of Designation may not be amended, altered or repealed, by law or otherwise, in a manner that would have the effect of amending, altering or repealing any provision of the Series A Preference Shares Certificate of Designation or that would adversely affect the rights, preferences and powers of the holders of the Series A Preference Shares without the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Series A Preference Shares voting separately as a single class with one vote per Series A Preference Share; provided that no such amendment, alteration or repeal will, without the consent of the holder of each outstanding Series A Preference Share affected by such amendment, alteration or repeal: (i) reduce the Conversion Ratio then in effect, (ii) increase or decrease the authorized number of Series A Preference Shares; (iii) change the percentage of the Series A Preference Shares whose holders must approve any amendment, alteration or repeal; or (iv) impair the right to institute suit for the enforcement of the Series A Preference Shares Certificate of Designation.
Other Rights
The holders of Series A Preference Shares are also entitled to certain information and other rights, as set forth in the Series A Preference Shares Certificate of Designation.

DESCRIPTION OF THIRD POINT RE WARRANTS
The following description sets forth a summary of the material terms of the warrants of Third Point Re. As described further under “Description of the Merger” and “The Merger Agreement,” Third Point Re is expected to be renamed “SiriusPoint Ltd.” following the merger. As used herein, references to “Third Point Re” refer to SiriusPoint Ltd. following the merger and such renaming. Furthermore, as used herein, “Warrants” refers to the warrants of Third Point Re, which is expected to be renamed SiriusPoint Ltd. following the merger. In addition, as used herein, “TPRE Common Shares” refers to common shares of Third Point Re, which is expected to be renamed SiriusPoint Ltd. following the merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, which is included as an exhibit to the registration statement to which this Joint Proxy Statement/Prospectus relates, and to the applicable provisions of New York law. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
General
Each Warrant is initially exercisable by the holder thereof for one TPRE Common Share at an exercise price of $11.00 per share, subject to the adjustments as provided below under “— Adjustments” (the “Exercise Price”). The Warrants are exercisable at any time following the effective time of the merger through the fifth anniversary of the effective time of the merger. If the Warrants are not exercised prior to expiration, they will expire without value. The Warrants may not be called or redeemed by Third Point Re without the prior written consent of the holders thereof. The Warrants do not entitle the holders thereof to any rights as a shareholder of Third Point Re, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights, vote, to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of Third Point Re or any other matter.
Exercise of Warrants
To effect an exercise of a Warrant, the holder is required to deliver to the agent of the Warrants (the “Warrant Agent”) an election form electing to exercise such Warrant. Upon payment in full of the Exercise Price therefore and any transfer taxes due in connection with the transfer of the Warrant to another holder, Third Point Re will, as soon as practicable thereafter, issue to the registered holder of such Warrant a book-entry position or certificate for the number of full TPRE Common Shares to which such holder is entitled. The holders of Warrants shall be entitled to settle the Warrant on a “cashless basis” by exchanging the Warrants for that number of TPRE Common Shares equal to the quotient obtained by dividing (x) the product of the number of TPRE Common Shares underlying the Warrants, multiplied by the difference between the Exercise Price and the Average VWAP (as defined below) by (y) the Average VWAP. The “Average VWAP” means the volume weighted average price of the TPRE Common Shares during the ten Trading Day period ending on the Trading Day prior to the date that notice of “cashless” exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary.
Maximum Percentage Election
If, and solely in the event that, an election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) (the “Maximum Percentage”) of the TPRE Common Shares outstanding immediately after giving effect to such exercise. For purposes of determining the Maximum Percentage, the aggregate number of TPRE Common Shares beneficially owned by such person and its affiliates shall include the number of TPRE Common Shares issuable upon exercise of the Warrant with respect to which such determination is being made, but shall exclude TPRE Common Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of Third Point Re beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation described in this paragraph. Except as set forth in the preceding sentence, for purposes of determining the Maximum Percentage, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. By written notice to Third Point Re, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided that any such increase shall not be effective until the sixty-first day after such notice is delivered to Third Point Re.
Adjustments
Whenever the Exercise Price is adjusted as described in “— Share Dividends” or “— Consolidation, Combination, Reverse Share Split or Reclassification of TPRE Common Shares” below, the number of TPRE Common Shares purchasable upon the exercise of each Warrant shall be adjusted (to the nearest share) by multiplying such number of TPRE Common Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment by a fraction (x) the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and (y) the denominator of which shall be the Exercise Price in effect immediately thereafter.
In addition to the adjustments described below, if any event occurs affecting Third Point Re as to which none of the following adjustments are strictly applicable but which would require an adjustment to the Warrants to avoid an adverse impact on the Warrants and to effectuate the intent and purpose of the adjustment provisions of the Warrant Agreement, Third Point Re will appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall opine as to whether or not any adjustment to the rights of the Warrants is necessary and, if so, the terms of such adjustment, and in the event an adjustment is determined to be necessary, Third Point Re will adjust the Warrants in a manner consistent with any adjustment recommended in such opinion.
Share Dividends
Split-Ups
If the number of outstanding TPRE Common Shares is increased by a share dividend or distribution payable in TPRE Common Shares, or if Third Point Re effects a split-up of TPRE Common Shares or other similar event, subject to no issuance of fractional interests in TPRE Common Shares, then, on the effective date of such share dividend, split-up or similar event, the Exercise Price shall be decreased based on the following formula below:
where,
EP0 = the Exercise Price in effect immediately prior to the open of business on the first date on which the TPRE Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from Third Point Re or, if applicable, from the seller of the TPRE Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market (the “Ex-Dividend Date”) of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split;
EP1 = the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;
OS0 = the number of the TPRE Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date (before giving effect to any such dividend, distribution or share split); and
OS1 = the number of the TPRE Common Shares outstanding immediately after giving effect to such dividend, distribution or share split.
Any adjustment made as described under this “— Share Dividends” section shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split.

Rights Offerings
If Third Point Re issues to all or substantially all holders of the TPRE Common Shares any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase the TPRE Common Shares at a price per share that is less than the average of the last reported sales prices of the TPRE Common Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Exercise Price shall be adjusted based on the following formula:
where,
EP0 = the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
EP1 = the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date;
OS0 = the number of TPRE Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;
X = the total number of TPRE Common Shares issuable pursuant to such rights, options or warrants; and
Y = the number of TPRE Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sales prices over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.
If the rights offering is for securities convertible into or exercisable for TPRE Common Shares, in determining the price payable for TPRE Common Shares, Third Point Re will take into account any consideration received by it for such rights, options or warrants as well as any additional amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Third Point Re board in good faith and in a commercially reasonable manner.
Other Dividends
If Third Point Re, at any time while the Warrants are outstanding and unexpired, pays a dividend or distribution in cash or payable in assets or securities other than TPRE Common Shares, then the Exercise Price shall be decreased, effective immediately after the payment date of such dividend or distribution, by the amount of cash and/or the fair market value (as determined by the Third Point Re board in good faith and a commercially reasonable manner) of any securities or other assets paid on each TPRE Common Share in respect of such dividend or distribution.
Tender and Exchange Offers
If Third Point Re or any of its subsidiaries makes a payment in respect of a tender or exchange offer for the TPRE Common Shares, to the extent that the cash and value of any other consideration included in the payment per TPRE Common Share exceeds the average of the last reported sales prices of the TPRE Common Shares over the Valuation Period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Exercise Price shall be decreased based on the following formula:
where,
EP0 = the Exercise Price in effect immediately prior to the close of business on the last Trading Day of the Valuation Period;
EP1 = the Exercise Price in effect immediately after the close of business on the last Trading Day of the Valuation Period;
AC = the aggregate value of all cash and any other consideration (as determined by the Third Point Re in good faith and in a commercially reasonable manner) paid or payable for TPRE Common Shares purchased in such tender or exchange offer;
OS0 = the number of TPRE Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all TPRE Common Shares accepted for purchase or exchange in such tender or exchange offer);
OS1 = the number of TPRE Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all TPRE Common Shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 = the average of the last reported sales prices over the Valuation Period.
The adjustment described under this “— Tender and Exchange Offers” section shall be effective as of the close of business on the last day of the Valuation Period; provided that if the fifth anniversary of the effective time of the merger occurs during the Valuation Period, for the purposes of determining the Exercise Price, references to “10” in the above formula shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first day of the Valuation Period to, and including, such fifth anniversary date.
Consolidation, Combination, Reverse Share Split or Reclassification of TPRE Common Shares
If the number of outstanding TPRE Common Shares is decreased by a consolidation, combination, reverse share split or reclassification of TPRE Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the Exercise Price shall be increased in the inverse proportion to such decrease in the outstanding TPRE Common Shares.
Fundamental Transactions
In case of any reclassification or reorganization of the outstanding TPRE Common Shares (other than a change described above or that solely affects the par value of such TPRE Common Shares), or in the case of any merger or consolidation of Third Point Re with or into another corporation or entity (other than a consolidation or merger in which Third Point Re is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding TPRE Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Third Point Re as an entirety or substantially as an entirety in connection with which Third Point Re is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the TPRE Common Shares of Third Point Re immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the TPRE Common Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the TPRE Common Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the TPRE Common Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding TPRE Common Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the TPRE Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement; provided, further, that if less than 70% of the consideration receivable by the holders of the TPRE Common Shares in the applicable event is payable in the form of TPRE Common Shares or shares of common stock in the successor entity that are listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or are to be so listed for trading or quoted immediately following such event, and if the registered holder properly exercises the Warrant within thirty days following the public disclosure of the consummation of such applicable event by Third Point Re pursuant to a Current Report on Form 8-K filed with the SEC, the Exercise Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Exercise Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below).
The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) the price of each TPRE Common Share shall be the volume weighted average price of the TPRE Common Shares during the ten (10) Trading Day period ending on the Trading Day prior to the effective date of the applicable event, (2) the assumed volatility shall be the ninety day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day immediately prior to the day of the announcement of the applicable event, and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant.
“Per Share Consideration” means (i) if the consideration paid to holders of the TPRE Common Shares consists exclusively of cash, the amount of such cash per TPRE Common Share, and (ii) in all other cases, the volume weighted average price of the TPRE Common Shares during the ten Trading Day period ending on the Trading Day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in the TPRE Common Shares covered by the adjustments described above, then such adjustment shall be made pursuant to such above formulas (as applicable) in addition to the adjustment described in this “— Fundamental Transactions” section.
No Fractional Shares
Warrants may only be exercised for a whole number of TPRE Common Shares. If a holder of any Warrant would be entitled to receive a fractional interest in a TPRE Common Share upon the exercise of such Warrant, Third Point Re will pay to such holder cash in lieu of a fractional interest equal to the last reported sales price of the TPRE Common Shares, as determined on the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent.
Transferability
The Warrants and all rights under the Warrants may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, by the holder thereof, subject to applicable law.

Amendment and Modification
Subject to certain limited exceptions, the Warrant Agreement may not be modified or otherwise amended without the vote or written consent of 65% of the holders of the then outstanding Warrants.
Other Rights
The holders of Warrants are also entitled to certain notice and other rights, as set forth in the Warrant Agreement.
Governing Law
The Warrants and the Warrant Agreement are governed by the laws of the State of New York.

DESCRIPTION OF THIRD POINT RE CONTINGENT VALUE RIGHTS
The following description sets forth a summary of the material terms of the Contingent Value Rights of Third Point Re. As described further under “Description of the Merger” and “The Merger Agreement,” Third Point Re is expected to be renamed “SiriusPoint Ltd.” following the merger. As used herein, references to “Third Point Re” refer to SiriusPoint Ltd. following the merger and such renaming. Furthermore, as used herein, “Contingent Value Rights” refers to the Series A Contingent Value Rights of Third Point Re, which is expected to be renamed SiriusPoint Ltd. following the merger. In addition, as used herein, “TPRE Common Shares” refers to common shares of Third Point Re, which is expected to be renamed SiriusPoint Ltd. following the merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Contingent Value Rights Agreement, which is included as an exhibit to the registration statement to which this Joint Proxy Statement/Prospectus relates, and to the applicable provisions of Delaware law. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
General
Under the Contingent Value Rights Agreement governing the rights of the holders of the Contingent Value Rights, the aggregate number of Contingent Value Rights that may be outstanding is limited to the number of Contingent Value Rights issued pursuant to the merger. Contingent Value Rights may be issued in fractional increments of $0.01. From and after the effective time of the merger, Third Point Re shall not be permitted to issue any Contingent Value Rights, except as provided in and in accordance with the terms and conditions of the merger agreement or as otherwise expressly permitted in the Contingent Value Rights Agreement. The Contingent Value Rights do not entitle the holders thereof to any rights as a holder of any voting securities or other equity securities of Third Point Re.
Ranking
The Contingent Value Rights will rank equally with all unsecured debt obligations of Third Point Re and will rank senior to the TPRE Common Shares and any other equity securities, including any Series A Preference Shares, of Third Point Re, in each case as to the distribution of assets on any winding up or liquidation of Third Point Re by operation of law or contract.
Maturity Payment
On the fifth business day (the “Maturity Payment Date”) following the second anniversary of the effective time of the merger (the “Maturity Date”), each holder of outstanding Contingent Value Rights will receive, in cash, for each outstanding Contingent Value Right held by such holder, an amount equal to (i) $13.73 minus (ii) (A) the volume weighted average price of the TPRE Common Shares measured over the 14 consecutive Trading Day period immediately preceding the Maturity Date, multiplied by (B) 0.743 (the “Maturity Payment”). All determinations with respect to the calculation of the Maturity Payment will be reasonably made by Third Point Re in good faith and shall be binding on the holders absent gross negligence, willful misconduct or manifest error.
Redemption
Third Point Re (i) may, at its option, and (ii) shall, in connection with a Fundamental Event (as defined below), redeem all, but not less than all, of the then outstanding Contingent Value Rights by paying to each holder of Contingent Value Rights, in cash, for each outstanding Contingent Value Right held by such holder, an amount equal to (i) the discounted present value (using a 2.75% annual discount rate applied consistently for the relevant period) of $13.73, discounted from the Maturity Date to the last day of the 14 consecutive Trading Day period immediately following the date of the redemption notice (the “Redemption Valuation Period”), minus (ii) (A) the volume weighted average price of the TPRE Common Shares measured over the Redemption Valuation Period, multiplied by (B) 0.743 (the “Redemption Payment”).
A “Fundamental Event” means any of the following events: (a) the consummation of any merger, consolidation or other similar business combination transaction the result of which is that (x) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act is, or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Third Point Re and (y) the beneficial owners of more than 50% of the total voting power of the voting stock of Third Point Re as of immediately prior to such transaction, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such voting stock than such other “person” or “group,” or (b) the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of Third Point Re’s voting stock), to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, of all or substantially all of the assets of Third Point Re.
The Redemption Payment is payable to the holders of the Contingent Value Rights on the fifth business day immediately following the last day of the Redemption Valuation Period (the “Redemption Date”) (which, in the case of a redemption in connection with a Fundamental Event, shall in no event be later than the date of consummation of such Fundamental Event). Concurrently with the delivery of any redemption notice to the holders, other than in the case of a redemption in connection with a Fundamental Event, Third Point Re shall also make a public announcement with respect to any such redemption and shall, if required by law, file a Current Report on Form 8-K with respect to such redemption. All determinations with respect to the calculation of the Redemption Payment will be reasonably made by Third Point Re in good faith and shall be binding on the holders absent gross negligence, willful misconduct or manifest error.
Breach of Contingent Value Rights
In the event of a Breach (as defined below), unless all of the Contingent Value Rights have already become due and payable, the Contingent Value Rights will be declared due and payable immediately (such date of declaration, the “Breach Declaration Date”), and on the first calendar day (the “Acceleration Payment Date”) immediately following the last day of the 14 consecutive Trading Day period immediately following the Breach Declaration Date (the “Acceleration Valuation Period”), an amount equal to (i) $13.73 minus (ii) (A) the volume weighted average price of the TPRE Common Shares measured over the Acceleration Valuation Period, multiplied by (B) 0.743 (the “Acceleration Payment”) shall become immediately due and payable to each holder for each of such Holder’s outstanding Contingent Value Rights and shall thereafter bear interest at an interest rate of 4.00% per annum (the “Breach Interest Rate”); provided that Third Point Re shall have the right to cure any Breach by paying all amounts which have become due and payable (including interest upon any overdue amount). All determinations with respect to the calculation of the Acceleration Payment will be reasonably made by Third Point Re in good faith and shall be binding on the holders absent gross negligence, willful misconduct or manifest error.
A “Breach” with respect to the Contingent Value Rights means each of the following events which shall have occurred and be continuing:
(a)
failure to pay all or any part of any Maturity Payment, Redemption Payment or Acceleration Payment (a “CVR Payment Amount”) as and when such CVR Payment Amount shall become due and payable as provided in the Contingent Value Rights Agreement;

(b)
material breach in the performance, or breach in any material respect, of any covenant or warranty of Third Point Re under the amendment or covenant provisions of the Contingent Value Rights Agreement and continuance of such breach for a period of 30 days after written notice of such breach has been given to Third Point Re and/or the agent of the Contingent Value Rights;

(c)
a court of competent jurisdiction shall enter a decree or order for relief in respect of Third Point Re in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall appoint a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) for Third Point Re or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

(d)
Third Point Re shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Third Point Re or for any substantial part of its property, or make any general assignment for the benefit of creditors.
In the event of a Breach with respect to the payment of any Maturity Payment or Redemption Payment, the amount of the unpaid Maturity Payment or Redemption Payment following the Maturity Date or Redemption Date, as the case may be, shall bear interest from and after the Maturity Date or Redemption Date, as applicable, at the Breach Interest Rate.
Satisfaction and Discharge of Contingent Value Rights Agreement
The Contingent Value Rights Agreement shall cease to be of further effect and shall be deemed satisfied and discharged in the event that: (i) (A) all of the Contingent Value Rights shall have become due and payable pursuant to the terms of the Contingent Value Rights Agreement, (B) all disputes with respect to amounts payable to the holders brought pursuant to the terms and conditions of the Contingent Value Rights Agreement have been resolved, and (C) Third Point Re has paid or caused to be paid or deposited with the agent of the Contingent Value Rights all amounts payable to the holders under the CVR Agreement, or (ii) the volume weighted average price of the TPRE Common Shares is greater than $18.50 per share over any 14 consecutive Trading Day period after the effective time of the merger and prior to the earliest to occur of the Maturity Payment Date, the Redemption Date and the Automatic Payment Date.
Transferability
Contingent Value Rights may be transferred, provided that a written notice of transfer is delivered to the registrar and is accompanied by a written instrument of transfer and other documentation in form reasonably satisfactory to the registrar.
Amendment and Modification
Subject to certain limited exceptions, the Contingent Value Rights Agreement may not be modified or otherwise amended without the consent of the holders of at least a majority of the then outstanding Contingent Value Rights; provided that the consent of the holder of each outstanding Contingent Value Right affected is required for certain amendments that would, among other things, modify the timing, amount and calculation of the payments described above under “— Maturity Payment,” “— Redemption” and “— Breach of Contingent Value Rights,” or modify in a manner that would be adverse to the holders any provision in the Contingent Value Rights Agreement with respect to the termination of the Contingent Value Rights Agreement or the Contingent Value Rights or otherwise extend the time for payment of the Contingent Value Rights or reduce the amounts payable in respect of the Contingent Value Rights or modify any other payment term of requisite time for payment.
Agreed Tax Treatment
The parties to the Contingent Value Rights Agreement agreed to treat the Contingent Value Rights for all income tax purposes as (i) consideration for the Sirius shares that is received in a closed transaction as of the time of the closing of the merger based on the fair market value of the Contingent Value Rights as of that date, (ii) as a financial instrument that does not constitute indebtedness, and (iii) have agreed not to take any position to the contrary on any tax return or for other tax purposes except as required by applicable law.
Other Rights
The holders of Contingent Value Rights are also entitled to certain information and other rights, as set forth in the Contingent Value Rights Agreement.
Governing Law
The Contingent Value Rights and the Contingent Value Rights Agreement are governed by the laws of the State of Delaware.

DESCRIPTION OF THIRD POINT RE UPSIDE RIGHTS
The following description sets forth a summary of the material terms of the Upside Rights of Third Point Re. As described further under “Description of the Merger” and “The Merger Agreement,” Third Point Re is expected to be renamed “SiriusPoint Ltd.” following the merger. As used herein, references to “Third Point Re” refer to SiriusPoint Ltd. following the merger and such renaming. Furthermore, as used herein, “Upside Rights” refers to the upside rights of Third Point Re, which is expected to be renamed SiriusPoint Ltd. following the merger. In addition, as used herein, “TPRE Common Shares” refers to common shares of Third Point Re, which is expected to be renamed SiriusPoint Ltd. following the merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Form of Upside Right, which is included as an exhibit to the registration statement to which this Joint Proxy Statement/Prospectus relates, and to the applicable provisions of New York law. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
General
Upside Event
The principal amount of the Upside Right will become immediately due and payable to the holder thereof in the event that:
(a)
the last reported sales prices for each Trading Day of any thirty consecutive Trading Day period prior to the first anniversary of the effective time of the merger (the “Outside Date”) exceeds the target price of $20.00 (as may be adjusted pursuant to the terms of the Upside Right, the “Target Price”); or

(b)
Third Point Re consummates, on or prior to the Outside Date, (i) any merger, consolidation or other similar business combination the result of which is that (x) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act is, or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Third Point Re and (y) the beneficial owners of more than 50% of the total voting power of the voting stock of Third Point Re as of the date immediately prior to such transaction, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such voting stock than such other “person” or “group”; or (ii) the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of Third Point Re’s voting stock), to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, of all or substantially all of the assets of Third Point Re (a “Change of Control Transaction”), in each case in which the Per Share Consideration exceeds the Target Price (a “Qualifying Change of Control Transaction,” and each of clauses (a) and (b), an “Upside Event”)

The Upside Right will terminate if an Upside Event has not occurred on or prior to the Outside Date; provided that if Third Point Re enters into a definitive agreement to consummate a Qualifying Change of Control Transaction, the Outside Date shall be extended to the earlier of the termination of such agreement and the abandonment of the transactions contemplated thereto and the consummation of such Qualifying Change of Control Transaction.
Interest
No interest shall accrue on the Upside Right except in the event of certain events of default under the Upside Right, in which case all unpaid principal and other amounts owed under the Upside Right will be immediately due and payable and collectible by the holder thereof, which amounts shall accrue interest at a rate per annum, compounded quarterly, equal to 4.00% in excess of the then-applicable U.S. prime rate for commercial loans as announced in The Wall Street Journal.

Adjustments to Target Price
Stock Dividends and Splits
If Third Point Re issues TPRE Common Shares as a dividend or distribution on the TPRE Common Shares, or if Third Point Re effects a share split or share combination of the TPRE Common Shares, the Target Price shall be adjusted based on the following formula:
where,
TP0 = the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;
TP1 = the Target Price in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;
OS0 = the number of the TPRE Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date (before giving effect to any such dividend, distribution, share split or share combination); and
OS1 = the number of the TPRE Common Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment to the Target Price made as described above under this “— Stock Dividends and Splits” section shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any such dividend, distribution, share split or share combination is declared or announced, but not so paid or made, then the Target Price shall be readjusted, effective as of the date the Third Point Re board determines not to pay such dividend or distribution or not to effect such share split or share combination, to the Target Price that would then be in effect had such dividend, distribution, share split or share combination not been declared or announced.
Certain Rights, Options or Warrants
If Third Point Re distributes to all or substantially all holders of the TPRE Common Shares any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase the TPRE Common Shares at a price per share that is less than the average of the last reported sales prices of the TPRE Common Shares over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Target Price shall be decreased based on the following formula:
where,
TP0 = the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
TP1 = the Target Price in effect immediately after the open of business on such Ex-Dividend Date;
OS0 = the number of TPRE Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;
X = the total number of TPRE Common Shares issuable pursuant to such rights, options or warrants; and

Y = the number of TPRE Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sales prices of the TPRE Common Shares over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.
Any decrease as described above under this “— Certain Rights, Options or Warrants” section shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that TPRE Common Shares are not delivered after the expiration of such rights, options or warrants, the Target Price shall be increased to the Target Price that would then be in effect had the decrease with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of TPRE Common Shares actually delivered. If such rights, options or warrants are not so distributed, the Target Price will be readjusted to the Target Price that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.
Other Distributions and Spin-Offs
Other Distributions
If Third Point Re distributes any shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock of Third Point Re (“Capital Stock”), evidences of its indebtedness, other assets or property of Third Point Re or rights, options or warrants to acquire its Capital Stock or other securities of Third Point Re, to all or substantially all holders of the TPRE Common Shares, excluding (i) dividends, distributions or issuances as to which an adjustment is otherwise required pursuant to the Upside Right, (ii) dividends or distributions paid exclusively in cash as to which an adjustment is otherwise required pursuant to the Upside Right, (iii) “Spin-Offs” (as defined below) as to which an adjustment is otherwise required pursuant to the Upside Right and (iv) a distribution solely pursuant to a tender offer or exchange offer for TPRE Common Shares as to which an adjustment is otherwise required pursuant to the Upside Right (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Target Price shall be decreased based on the following formula:
where,
TP0 = the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
TP1 = the Target Price in effect immediately after the open of business on such Ex-Dividend Date;
SP0 = the average of the last reported sales prices of the TPRE Common Shares over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV = the fair market value (as determined by the Third Point Re board in good faith and in a commercially reasonable manner) of the Distributed Property with respect to each outstanding TPRE Common Share on the Ex-Dividend Date for such distribution.
Any decrease to the Target Price as described above under this “— Other Distributions” section shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. In the case of any distribution of rights, options or warrants, to the extent such rights, options or warrants expire unexercised, the applicable Target Price shall be immediately readjusted to the applicable Target Price that would then be in effect had the decrease made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of TPRE Common Shares actually delivered upon the exercise of such rights, options or warrants. If such distribution is not so paid or made, then the Target Price will be readjusted to the Target Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), the foregoing adjustment shall not apply and the terms of any adjustment will be determined according to the procedures described below under “— Other Events.”
Spin-Offs
With respect to an adjustment as described above under “— Other Distributions,” where there has been a payment of a dividend or other distribution on the TPRE Common Shares of Capital Stock of any class or series, or similar equity interest, of or relating to any subsidiary or other business unit of Third Point Re to all holders of TPRE Common Shares (other than solely pursuant to a tender offer or exchange offer for TPRE Common Shares), that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Target Price shall be decreased based on the following formula:
where,
TP0 = the Target Price in effect immediately prior to the open of business on the first Trading Day of the Valuation Period;
TP1 = the Target Price in effect immediately after the open of business on the first Trading Day of the Valuation Period;
FMV0 = the average of the last reported sales prices of the Capital Stock or similar equity interest distributed to holders of the TPRE Common Shares applicable to one share of the TPRE Common Shares over the Valuation Period after, and including, the Ex-Dividend Date of the Spin-Off; and
MP0 = the average of the last reported sales prices of the Common Stock over the Valuation Period.
The adjustment to the Target Price to the Target Price as described above under this “— Spin-Offs” section shall be effective as of the open of business on the first Trading Day of the Valuation Period; provided that if the Outside Date occurs during the Valuation Period, for the purposes of determining the Target Price, references to “10” in the calculation above shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Outside Date. If such dividend is not so paid or made, then the Target Price will be readjusted to the Target Price that would then be in effect if such dividend had not been declared.
Cash Dividends
If any cash dividend or distribution is made to all or substantially all holders of the TPRE Common Shares, the Target Price shall be decreased based on the following formula:
where,
TP0 = the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
TP1 = the Target Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP0 = the last reported sales price on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C = the amount in cash per share Third Point Re distributes to all or substantially all holders of the TPRE Common Shares.

Any decrease to the Target Price as described above under this “— Cash Dividends” section shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid or made, then the Target Price will be readjusted to the Target Price that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), the foregoing adjustment shall not apply and the terms of any adjustment will be determined according to the procedures described below under “— Other Events.”
Tender and Exchange Offers
If Third Point Re or any of its subsidiaries makes a payment in respect of a tender or exchange offer for the TPRE Common Shares, to the extent that the cash and value of any other consideration included in the payment per TPRE Common Share exceeds the average of the last reported sales prices of the TPRE Common Shares over the ten consecutive Trading Day period (the “TO Valuation Period”) commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Target Price shall be decreased based on the following formula:
where,
TP0 = the Target Price in effect immediately prior to the open of business on the first Trading Day of the TO Valuation Period;
TP1 = the Target Price in effect immediately after the open of business on the first Trading Day of the TO Valuation Period;
AC   =   the aggregate value of all cash and any other consideration (as determined by the Third Point Re board in good faith and in a commercially reasonable manner) paid or payable for TPRE Common Shares purchased in such tender or exchange offer;
OS0 = the number of TPRE Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all TPRE Common Shares accepted for purchase or exchange in such tender or exchange offer);
OS1 = the number of TPRE Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all TPRE Common Shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 = the average of the last reported sales prices over the TO Valuation Period.
The adjustment to the Target Price as described above under this “— Tender and Exchange Offers” section shall occur at the close of business on the last day of the TO Valuation Period; provided that if the Outside Date occurs during the TO Valuation Period, for the purposes of determining the Target Price, a reference to “10” in the calculation above shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first day of the TO Valuation Period to, and including, the Outside Date. To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of TPRE Common Shares in such tender or exchange offer are rescinded, the Target Price will be readjusted to the Target Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of TPRE Common Shares, if any, actually made, and not rescinded, in such tender or exchange offer.
Fundamental Transaction
In the event of any capital reorganization, reclassification of TPRE Common Shares (other than a change in par value or as a result of a share dividend or subdivision, split-up or combination of shares), consolidation, amalgamation or merger or other similar transaction, other than as described in the adjustments above under “— Adjustments to Target Price,” the Third Point Re board will, acting in good faith and in a commercially reasonable manner, make appropriate adjustments to the Upside Right to ensure that the holders thereof are entitled to receive the same value upon satisfaction of an equivalent condition to the Upside Event.
Other Events
In the event that any event occurs affecting Third Point Re as to which none of the adjustments set forth in the Upside Right are strictly applicable but would require an adjustment to the terms of the Upside Right in order to avoid an adverse impact on the Upside Right and effect the intent and purpose of the adjustments to the Target Price, Third Point Re shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall opine as to whether or not any adjustment to the rights of the Upside Right is necessary and, if so, the terms of such adjustment, and in the event an adjustment is determined to be necessary, Third Point Re will adjust the Upside Right in a manner consistent with any adjustment recommended in such opinion.
Settlement of Upside Right
Settlement of the Upside Rights will be made in the number of TPRE Common Shares equal to (a) $100 million divided by (b) the VWAP measured over the 30 consecutive Trading Days ending on and including the Trading Day that is the settlement date of the Upside Rights (the “Average Share Price”), or, in the case of an Upside Event resulting from a Qualifying Change of Control Transaction, the number of TPRE Common Shares equal to (i) $100 million divided by (ii) the lesser of the Per Share Consideration and Third Point Re’s Average Share Price.
If an Upside Event related to a Change of Control Transaction occurs, a holder of the Upside Right shall instead receive the consideration to which it would have been entitled had it held the TPRE Common Shares issued in settlement of the Upside Right immediately prior to the consummation of such Change of Control Transaction. If the holders of the TPRE Common Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable in the event the Change of Control Transaction occurs, then the kind and amount of securities, cash or other assets constituting the consideration to which each TPRE Common Share shall be entitled to receive shall be deemed to be the weighted average of the kind and amount received per share by the holders of the TPRE Common Shares in such Change of Control Transaction that affirmatively make such election. Furthermore, if such Change of Control Transaction occurs as a result of a tender, exchange or redemption offer, then the holder of the Upside Right shall be entitled to receive per TPRE Common Share the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if it had held the TPRE Common Shares issued in settlement of the Upside Right immediately prior to the expiration of such tender or exchange offer, accepted such offer and all of the TPRE Common Shares held by such holder had been purchased pursuant to such tender or exchange offer.
Third Point Re will pay to the holder of any Upside Right cash in lieu of any fractional TPRE Common Shares that would otherwise be issuable in settlement of such Upside Right.
Transferability
The Upside Rights may not be transferred by the holders thereof without the prior written consent of Third Point Re, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the holders are permitted to assign, transfer or pledge the Upside Right as collateral to any of its or its affiliates’ existing or future lenders.
Amendment and Modification
No amendment, modification, forbearance or waiver to any provision of the Upside Right is effective unless in writing and signed by Third Point Re and the holder thereof.
Other Rights
The holders of Upside Rights are also entitled to certain notice and other rights, as set forth in the Upside Right.
Governing Law
The Upside Rights are governed by the laws of the State of New York.

CERTAIN BENEFICIAL OWNERS OF THIRD POINT RE SHARES
Security Ownership of Certain Beneficial Owners of Third Point Re and Third Point Re Management
The following table sets forth information, to the extent known by Third Point Re or ascertainable from public filings, concerning the beneficial ownership of the TPRE Common Shares, as of September 17, 2020, by:
•
each person, or group of persons, who is known to beneficially own more than 5% of any class of the TPRE Common Shares based on information contained in Schedules 13D or 13G;

•
each of Third Point Re’s directors;

•
each of the named executive officers of Third Point Re “NEOs”; and

•
all of Third Point Re’s directors and executive officers as a group.

The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as issued and outstanding all shares that a person would receive upon exercise of share options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as issued and outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to applicable community property laws.
Information with respect to beneficial ownership has been furnished below for each director, executive officer, or beneficial owner of more than 5% of the TPRE Common Shares (based solely on filings made under Section 13(d), Section 13(f) and Section 13(g) of the Securities Exchange Act of 1934, as of September 17, 2020). Except as otherwise noted below, the address for each person listed on the table is c/o Third Point Reinsurance Ltd., Point House, 3 Waterloo Lane, Pembroke HM 08, Bermuda.
The percentage ownership is based upon 95,314,893 TPRE Common Shares outstanding as of September 17, 2020.

	Shares Beneficially Owned
Name and Address	Number of Shares	Percentage of Class(1)
5% Shareholders
BlackRock, Inc.(3)	11,403,041	11.96%
Daniel S. Loeb(2)	8,881,451	9.32%
Vanguard Group Inc.(3)	8,499,523	8.92%
Dimensional Fund Advisors LP(3)	5,624,141	5.90%
Wellington Management Company, LLP(3)	5,392,636	5.66%
Directors and Named Executive Officers
Joseph L. Dowling III	23,481	*
Rafe de la Gueronniere	71,755	*
Gretchen Hayes	34,625	*
Mehdi Mahmud	24,376	*
Mark Parkin	81,357	*
Siddhartha Sankaran	415,696	*
Joshua L. Targoff	209,991	*
Nicholas J. D. Campbell(4)	621,045	*
Christopher S. Coleman(5)	758,273	*
David E. Govrin(6)	233,597	*
Daniel V. Malloy(7)	2,453,233	2.57%
Janice R. Weidenborner(8)	186,087	*
All executive officers and directors as a group (14 individuals)(9)	5,449,275	5.72%

*
Represents beneficial ownership of less than 1%.

(1)
Based on an aggregate of 95,314,893 common shares (including restricted shares) issued and outstanding as of September 17, 2020.

(2)
Of these shares, the 2010 Loeb Family Trust owns 235,127 common shares, Third Point Advisors LLC owns 1,000,000 common shares, Third Point Opportunities Master Fund L.P. owns 1,200,000 common shares and the 2011 Loeb Family GST Trust owns 5,050,381 common shares. Mr. Loeb has sole voting and dispositive power over the shares held by the 2010 Loeb Family Trust, Third Point Advisors LLC, the 2011 Loeb Family GST Trust and Third Point Opportunities Master Fund L.P. Mr. Loeb disclaims beneficial ownership of such common shares except to the extent of his pecuniary interest therein, if any. Mr. Loeb’s address is c/o Third Point, LLC, 55 Hudson Yards, New York, NY.

(3)
Amounts indicated are based on Schedule 13F filings; in the case of BlackRock, Inc., made on August 14, 2020, in the case of Vanguard Group Inc., made on August 14, 2020, in the case of Dimensional Fund Advisors LP made on August 13, 2020, and in the case of Wellington Management Company, LLP, made on August 14, 2020, in each case as of June 30, 2020.

(4)
Includes options to purchase 348,836 common shares and 72,371 common shares. Includes 172,977 restricted shares granted under the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan that vest based on continued employment and the achievement of certain financial performance measures over a three-year performance period. The number of shares that may be retained upon vesting will vary based on the level of achievement of the performance goals. All 172,977 restricted shares would vest if the maximum performance level is achieved (115,318 would vest at target and 0 at threshold). Also includes 26,861 restricted shares that vest in equal annual installments on the first three anniversaries of the grant date through such vesting date.

(5)
Includes options to purchase 348,836 common shares and 143,453 common shares. Includes 232,195 restricted shares granted under the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan that vest based on continued employment and the achievement of certain financial performance measures over a three-year performance period. The number of shares that may be retained upon vesting will vary based on the level of achievement of the performance goals. All 232,195 restricted shares would vest if the maximum performance level is achieved (154,796 would vest at target and 0 at threshold). Also includes 33,789 restricted shares that vest in equal annual installments on the first three anniversaries of the grant date through such vesting date. The common shares detailed above include 9,000 common shares held by Mr. Coleman’s wife. Mr. Coleman disclaims beneficial ownership of the shares held by his wife.
(6)
Includes 41,661 common shares. Includes 155,259 restricted shares granted under the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan that vest based on continued employment and the achievement of certain financial performance measures over a three-year performance period. The number of shares that may be retained upon vesting will vary based on the level of achievement of the performance goals. All 155,259 restricted shares would vest if the maximum performance level is achieved (103,506 would vest at target and 0 at threshold). Also includes 36,677 restricted shares that vest in equal annual installments on the first three anniversaries of the grant date through such vesting date.

(7)
Includes options to purchase 1,627,906 common shares and 395,663 common shares. Includes 370,907 restricted shares granted under the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan that vest based on continued employment and the achievement of certain financial performance measures over a three-year performance period. The number of shares that may be retained upon vesting will vary based on the level of achievement of the performance goals. All 370,907 restricted shares would vest if the maximum performance level is achieved (247,270 would vest at target and 0 at threshold). Also includes 58,757 restricted shares that vest in equal annual installments on the first three anniversaries of the grant date through such vesting date.

(8)
Includes 43,602 common shares. Includes 116,396 restricted shares granted under the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan that vest based on continued employment and the achievement of certain financial performance measures over a three-year performance period. The number of shares that may be retained upon vesting will vary based on the level of achievement of the performance goals. All 116,396 restricted shares would vest if the maximum performance level is achieved (77,598 would vest at target and 0 at threshold). Also includes 26,089 restricted shares that vest in equal annual installments on the first three anniversaries of the grant date through such vesting date.

(9)
Consists of options to purchase 2,351,002 common shares and 3,098,273 common shares (including 1,988,586 restricted shares subject to vesting) that are held by such executive officers and directors as a group.

CERTAIN BENEFICIAL OWNERS OF SIRIUS SHARES
Security Ownership of Certain Beneficial Owners of Sirius and Sirius Management
The following table sets forth information, to the extent known by Sirius or ascertainable from public filings, concerning the beneficial ownership of the Sirius shares and Sirius Series B Preference Shares, as of September 17, 2020, by:
•
each person who is the beneficial owner of more than 5% of Sirius shares and Sirius Series B Preference Shares;

•
each of Sirius’s directors and named executive officers; and

•
all of Sirius’s directors and executive officers as a group.

The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as issued and outstanding all shares that a person would receive upon exercise of share options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as issued and outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to applicable community property laws.
Information with respect to beneficial ownership has been furnished below for each director, executive officer, or beneficial owner of more than 5% of the Sirius shares (based solely on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of September 17, 2020). Except as otherwise noted below, the address for each person listed on the table is c/o Sirius International Insurance Group, Ltd., 14 Wesley Street, Hamilton HM 11, Bermuda.
The percentage ownership is based upon 115,299,341 Sirius shares and 11,901,670 Sirius Series B Preference Shares outstanding as of September 17, 2020.

	Common Shares		Series B Preference Shares		% of Total Voting Power
Name of Beneficial Owner(1)	Number of Shares	% of Class	Number of Shares	% of Class
CM Bermuda(2) Cannon’s Court 22 Victoria Street Hamilton, HM12, Bermuda CMIH 8 Marina Boulevard #13-01, Marina Bay Financial Centre, Tower 1 Singapore 018981.
CMIG 25F, The Bund Square 100 South Zhongshan Street, Shanghai, P.R. China, 200010	110,480,720	95.8%	—	—	87%
Allan L. Waters(3)	500,000	*	—	—	*
Kernan (Kip) V. Oberting	132,322	*	—	—	*
Ralph A. Salamone	7,129
Gene Boxer	8,049	*	—	—	*
Monica Cramér Manhem	20,267	*	—	—	*
Jeffrey W. Davis(4)	63,474	*	—	—	*
Sabrina Maguire	—	—	—	—	—
Robert L. Friedman(5)	42,953	*	—	—	*
Meyer (Sandy) Frucher(5)	17,377	*	—	—	*
Alain Karaoglan(5)	9,728	*	—	—	*
Rachelle Keller(5)	9,728	*	—	—	*
James (Jim) B. Rogers, Jr.(5)	10,832	*	—	—	*
Bain Capital Special Situations Asia, L.P.(6) 200 Clarendon Street Boston, MA 02116	832,127	*	1,451,423	12%	1.7%
CCOF On-Shore Co-Borrower LLC(7) 1001 Pennsylvania Avenue, N.W., Suite 220 South Washington, D.C. 20004	1,799,701	1.5%	3,483,416	29%	4%
Centerbridge Credit Partners Master, LP(8) 375 Park Avenue, 11th Floor New York, NY 10152	1,247,757	1%	2,673,870	22%	3%
Centerbridge Special Credit Partners III, LP(9) 375 Park Avenue, 11th Floor New York, NY 10152	377,773	*	809,546	7%	*
GPC Partners Investments (Canis) LP(10) 660 Steamboat Road Greenwich, CT 06830	1,625,530	1.3%	3,483,415	29%	4%
All directors and executive officers as a group (11 individuals)	321,859	*	—	—	*

*
Less than one percent.

(1)
Except as described in the footnotes below and subject to applicable community property laws and similar laws, Sirius Group believes that each person listed above has sole voting and investment power with respect to such shares.

(2)
CMIG is the controlling shareholder of CMIH. CM Bermuda is a wholly-owned subsidiary of CMIH. According to the Schedule 13G jointly filed by CMIG, CMIH and CM Bermuda on July 27, 2020, each entity shares voting and dispositive power over 110,480,720 Sirius shares.

(3)
Information provided is based upon most recent records of Sirius.

(4)
Mr. Davis shares voting and investment power with his spouse.

(5)
Includes the following restricted shares granted to Messrs. Friedman, 6,923, Frucher, 6,923, Karaoglan, 6,923, and Rogers, 6,923, and Ms. Keller, 6,923, on May 23, 2019 and 2,424 restricted shares granted to Mr. Frucher on August 22, 2019 and which will vest on the date of the 2020 annual general meeting.

(6)
Includes 541,843 common shares issuable upon exercise of warrants.

(7)
Includes 1,625,531 common shares issuable upon exercise of warrants. CCOF Master LLP, an affiliate of CCOF On-Shore Co-Borrower LLC, holds 174,170 common shares.

(8)
Includes 1,247,757 common shares issuable upon exercise of warrants.

(9)
Includes 377,773 common shares issuable upon exercise of warrants.

(10)
Includes 1,625,530 common shares issuable upon exercise of warrants.

COMPARISON OF RIGHTS OF THIRD POINT RE SHAREHOLDERS AND SIRIUS SHAREHOLDERS
The rights of the holders of TPRE Common Shares are governed by the Third Point Re memorandum of association and the Third Point Re bye-laws, as well as Bermuda law. The rights of the holders of the Series A Preference Shares are additionally governed by the Series A Preference Shares Certificate of Designation. The rights of the Sirius shareholders are governed by the Sirius memorandum of association and the Sirius bye-laws, as well as Bermuda law. The rights of the holders of the Sirius Series B Preference Shares are additionally governed by the Sirius Series B Preference Shares Certificate of Designation. Upon the completion of the merger, the rights of the Sirius shareholders that make either a Share & CVR election or a mixed election will be governed by the Third Point Re memorandum of association and the Third Point Re bye-laws, as well as Bermuda law. Additionally, the rights of the Sirius shareholders that make a mixed election will be governed by the Series A Preference Shares Certificate of Designation with respect to their Series A Preference Shares. As described further under “Description of the Merger” and “The Merger Agreement,” Third Point Re is expected to be renamed SiriusPoint Ltd. following the merger, and the memorandum of association and bye-laws of Third Point Re will correspondingly become the memorandum of association and bye-laws of SiriusPoint Ltd. As used herein, “TPRE Common Shares” refers to common shares of Third Point Re, which is expected to be renamed SiriusPoint Ltd. following the merger.
The following is a summary discussion of the material differences, as of the date of this document, between the rights of Third Point Re shareholders and the rights of Sirius shareholders.
The following description does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Third Point Re shareholders and Sirius shareholders should read carefully the relevant provisions of the Companies Act, the current Third Point Re memorandum of association and the Third Point Re bye-laws, and the current Sirius memorandum of association and the Sirius bye-laws. Third Point Re and Sirius have filed with the SEC their respective governing documents referenced in this summary of shareholder rights and will send copies to you without charge, upon your request. See “Where You Can Find More Information.”
Capitalization
Third Point Re
Third Point Re’s authorized share capital consists of 300,000,000 TPRE Common Shares, par value $0.10 per share, and 30,000,000 preference shares, par value $0.10 per share. As of September 17, 2020, Third Point Re had 95,314,893 TPRE Common Shares issued and outstanding, including 2,695,126 restricted shares, and no preference shares issued and outstanding. As of December 31, 2019, Third Point Re also had reserved for issuance TPRE Common Shares underlying warrants to purchase, in the aggregate, up to 3,494,979 TPRE Common Shares.
As of December 31, 2019, a total of 22,252,206 TPRE Common Shares were reserved for issuance under Third Point Re’s current share incentive plans and in connection with restricted share award agreements entered into between Third Point Re and certain of its employees and directors. As of December 31, 2019, there were share options outstanding (subject to vesting) for 8,306,658 TPRE Common Shares.
Pursuant to Bermuda law and the Third Point Re bye-laws, the Third Point Re board by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Third Point Re board without any further shareholder approval.
The Third Point Re Series A Preference Shares are entitled to the benefits of any rights attaching to the TPRE Common Shares generally, including, without limitation, the right to participate in any rights offerings. Series A Preference Shares do not have any rights of preemption.

Sirius
Sirius’s authorized share capital consists of 500,000,000 common shares, par value $0.01 per share, and 100,000,000 preference shares, par value $0.01 per share.
As of September 17, 2020, there were 115,299,341 common shares issued and outstanding and 11,901,670 Sirius Series B Preference Shares issued and outstanding.
Voting
Third Point Re
The holders of TPRE Common Shares are entitled to one vote per share, except for if, and so long as, the votes conferred by the Controlled Shares of any person would otherwise cause such person (or any other person) to be treated as a 9.5% Shareholder with respect to any matter. See “Description of Third Point Re Common Shares — Voting Rights” for additional information.
The holders of Series A Preference Shares have voting power equal to the number of TPRE Common Shares into which it is then convertible, as described under “Description of Third Point Re Series A Preference Shares — Conversion Rights.” The Series A Preference Shares and the TPRE Common Shares will vote together as a single class with respect to any and all matters presented to the shareholders of Third Point Re for their action or consideration (whether at a meeting of shareholders of Third Point Re, by written resolutions of shareholders of Third Point Re in lieu of a meeting, or otherwise). See “Description of Third Point Re Series A Preference Shares — Voting Rights” for additional information.
Sirius
The holders of Sirius shares are entitled to one vote per share upon matters on which such class is entitled to vote.
Board of Directors
Third Point Re
The Third Point Re board is composed of eight directors. The Third Point Re bye-laws provide that the Third Point Re board shall consist of such number of directors, not fewer than five directors, as the Third Point Re board may from time to time determine in its sole discretion, up to a maximum of eleven directors. If the bye-laws proposal is approved and the SiriusPoint Ltd. Bye-laws are adopted, the maximum number of directors would be increased to thirteen.
In accordance with the terms of the Third Point Re bye-laws, the Third Point Re board is divided into three classes, class I, class II and class III. Directors hold office for a three year term. If the number of directors is changed, any increase or decrease is apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director of any class elected to fill a vacancy holds office for a term that coincides with the remaining term of the other directors of that class, but in no case does a decrease in the number of directors shorten the term of any director then in office. A director holds office until the annual general meeting for the year in which his term expires, subject to conditions of the Third Point Re bye-laws. The Third Point Re bye-laws further provide that the authorized number of directors may only be changed by resolution of the Third Point Re board. Additionally, the Third Point Re board has the power to fill vacancies on the board as a result of any increase in the size of the board. This will allow the board to elect a class director to fill a vacant class seat (created by any increase in the number of directors on the board), without the need to wait for the expiry of such class of director’s three year term.
Third Point Re’s directors may be removed only for cause by the affirmative vote of the holders of at least a 50% of Third Point Re’s voting shares. Any vacancy on the Third Point Re board, including a vacancy resulting from an enlargement of the board, may be filled only by vote of a majority of the directors then in office, subject to limited exceptions.

Sirius
The Sirius board is composed of seven directors. The Sirius directors are elected annually to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. The Sirius bye-laws provide that the number of directors shall consist of not less than one director or such number in excess thereof as the Sirius board may determine by majority vote of the members of the Sirius board. Any vacancy in the Sirius board is filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director holds office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.
The shareholders entitled to vote for the election of directors may, at any special general meeting convened and held in accordance with the Sirius bye-laws, remove a director with or without cause; provided that the notice of any such meeting convened for the purpose of removing a director contains a statement of the intention so to do and be served on such director not less than 14 days before the meeting and at such meeting the director is entitled to be heard on the motion for such director’s removal. Notwithstanding the foregoing, Sirius is party to a Shareholders Agreement which provides that until November 5, 2021, CM Bermuda will not vote in favor of the removal of any director (other than any director affiliated with CM Bermuda) other than for cause. If a director is removed from Sirius board at such special general meeting, the shareholders may fill the vacancy at the meeting at which such director is removed. In the absence of such election or appointment, the Sirius board may fill the vacancy. The Sirius board otherwise has the power to appoint any person as a director to fill a vacancy on the Sirius board occurring as a result of the death, disability, disqualification or resignation of any director and to appoint an alternate director to any director so appointed
The Sirius bye-laws also provide that CM Bermuda is entitled to appoint one or more observers to the Sirius board for so long as CM Bermuda beneficially owns at least 50% of the issued and outstanding common shares of Sirius. Each board observer is entitled to attend all meetings of the Sirius board and any committee established by the Sirius board in a nonvoting observer capacity and to receive copies of all notices, minutes, consents, and other materials provided to the directors at the same time and in the same manner as provided to the directors, subject to certain exceptions.
Conflicts of Interest
Third Point Re
The Third Point Re bye-laws provide that any director, or any director’s firm, partner or any company with whom any director is associated, may act in any capacity for, be employed by or render services to Third Point Re on such terms, including with respect to remuneration, as may be agreed between the parties; provided that any such director who is directly or indirectly interested in a contract or proposed contract or arrangement with Third Point Re must declare the nature of such interest as required by the Companies Act and such director shall be required to recuse himself from any board meeting at which such contract or arrangement is to be considered. Following such declaration, such director cannot vote in respect of any contract or proposed contract or arrangement in which such director is interested, is be counted in the quorum for such meeting and is required to recuse himself from any discussion, subject to certain exceptions.
Sirius
The Sirius bye-laws provide that any Director, or any Director’s firm, partner or any company with whom any director is associated, may act in any capacity for, be employed by or render services to Sirius on such terms, including with respect to remuneration, as may be agreed between the parties, and that any such director who is directly or indirectly interested in a contract or proposed contract with Sirius must declare the nature of such interest as required by the Companies Act but is not required to recuse himself so long as the requirements of the Sirius bye-laws are met. Such interested director may vote in respect of such contract or proposed contract and be counted in the quorum for the meeting at which the contract or proposed contract is to be voted on. Moreover, no such contract or proposed contract will be void or voidable by reason only that the interested director voted on it or was counted in the quorum of the relevant meeting, and the interested director is not liable to account to Sirius for any profit realized thereby.

Shareholder Action by Written Consent
Third Point Re
The Third Point Re bye-laws provide that shareholder action may be taken only at an annual general meeting or special general meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder meeting could delay, prevent or invalidate shareholder action.
Sirius
The Sirius bye-laws provide that other than a resolution passed to remove an auditor from office or to remove a director before the expiration of his term of office, anything which may be done by resolution of Sirius in general meeting or by resolution of a meeting of any class of the shareholders may be done without a meeting by written resolution. Notice of a written resolution must be given, and a copy of the resolution must be circulated to all shareholders who would be entitled to attend a meeting and vote thereon; provided that the accidental omission to give notice to, or the non-receipt of a notice by, any shareholder does not invalidate the passing of a resolution.
Participation in General Meetings
Third Point Re
Under the Third Point Re bye-laws, no shareholder may participate in any general meeting during which that shareholder (or, if any shareholder is an entity, its representative) is physically present in the United States.
Sirius
The Sirius bye-laws permit shareholders (or, if any shareholder is an entity, its representative) physically present in the United States to participate in a general meeting.
Shareholder Advance Notice Procedure
Third Point Re
The Third Point Re bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of Third Point Re’s shareholders. Third Point Re’s bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to the Secretary of Third Point Re a written notice of the shareholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. Third Point Re expects that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the company. To be timely, the shareholder’s notice must be delivered to or mailed and received by Third Point Re not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, Third Point Re must receive the notice not later than the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. The notice must include the following information:
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the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;

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a representation that the shareholder is a holder of record of Third Point Re’s share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

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if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;

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such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, or the matter had been proposed, or intended to be proposed, by the Third Point Re board;

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if applicable, the consent of each nominee to serve as a director if elected; and such other information that the Third Point Re board may request in its discretion; and

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such other information that the Third Point Re board may request in its discretion.

Sirius
Sirius’s bye-laws establish advance notice procedures for shareholders to bring business before or to nominate directors at an annual general meeting of shareholders. For nominations to be properly made at an annual general meeting, and proposals of other business to be properly brought before an annual general meeting, nominations and proposals of other business must be (a) specified in Sirius’s notice of meeting given by or at the direction of the Sirius board, (b) otherwise properly brought before the annual general meeting, by or at the direction of the Sirius board (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual general meeting by a shareholder in accordance with the applicable provisions of the Sirius bye-laws. For nominations of persons for election to the Sirius board or proposals of other business to be properly requested by a shareholder to be made at an annual general meeting, a shareholder must, among other things, give written notice of such shareholder’s intent to make such nomination or bring such other business to the Secretary of Sirius not later than (i) with respect to an election to be held at or other business to brought before an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 21 days after notice or public disclosure of the date of the annual general meeting is given or made available to shareholders, whichever date is earlier, and (ii) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders, and include in such notice the information specified by the Sirius bye-laws.
At any special general meeting, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to Sirius’s notice of meeting. To be properly brought before a special general meeting, proposals of business must be (a) specified in Sirius’s notice of meeting given by or at the direction of the Sirius board or (b) otherwise properly brought before the special general meeting, by or at the direction of the Sirius board. At any special general meeting, only such nominations of persons for election to the Sirius board may be made at a special general meeting at which directors are to be elected, as shall have been properly brought before the meeting. For nominations to be properly made at a special general meeting, nominations must be specified in Sirius notice of meeting (i) by or at the direction of the Sirius board or (ii) provided that the Sirius board has determined that directors shall be elected at such meeting, by any shareholder who, among other things, complies with the procedures set forth in the Sirius bye-laws.
These requirements may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. In addition, these provisions, insofar as they relate to the nomination of directors, may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the company.
Amendments
Third Point Re Memorandum of Association and Bye-laws
Amendments to the Third Point Re bye-laws require an affirmative vote of majority of the Third Point Re board and a majority of the outstanding shares then entitled to vote at any annual or special general meeting of shareholders. Amendments to the Third Point Re memorandum of association require an affirmative vote of majority of the Third Point Re board and 66.67% of the outstanding shares then entitled to vote at any annual or special general meeting of shareholders. The Third Point Re bye-laws also provide that specified provisions of the Third Point Re bye-laws may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66.67% of the issued and outstanding shares then entitled to vote at any annual or special general meeting of shareholders, including the provisions governing voting, the election of directors, the Third Point Re classified board, director removal and amendments to the Third Point Re bye-laws and Third Point Re memorandum of association.
In addition, no amendment to the Third Point Re bye-laws or Third Point Re memorandum of association which would have a material adverse effect on the rights of Daniel S. Loeb may be made without his consent, but only for so long as he holds a number of shares equal to at least 25% of the total number of shares held by such party on December 22, 2011.
These provisions make it more difficult for any person to remove or amend any provisions in Third Point Re memorandum of association and Third Point Re bye-laws that may have an anti-takeover effect.
Sirius Memorandum of Association and Bye-laws
Amendments to Sirius Group’s memorandum of association and Sirius’s bye-laws require an affirmative vote of majority of the Sirius board and a majority of the votes cast at any annual or special general meeting of shareholders.
Business Combination; Mergers and Amalgamations
Third Point Re
The Third Point Re bye-laws provide that Third Point Re is prohibited from engaging in any “business combination” with any “interested shareholder” for a period of three years following the time that the shareholder became an interested shareholder without the approval by the Third Point Re board and the authorization at an annual or special general meeting, by the affirmative vote of at least 66.67% of the issued and outstanding voting shares that are not owned by the interested shareholder unless:
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prior to the time that the person became an interested shareholder, the Third Point Re board approved either such business combination or the transaction which resulted in the person becoming an interested shareholder; or

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upon consummation of the transaction which resulted in the person becoming an interested shareholder, the interested shareholder owned at least 85% of the number of Third Point Re’s issued and outstanding voting shares at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

The Third Point Re bye-laws define “business combination” to include the following:
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any merger or consolidation of Third Point Re with the interested shareholder or its affiliates;

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any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of Third Point Re’s assets involving the interested shareholder;

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subject to specified exceptions, any transaction that results in the issuance or transfer by Third Point Re of any share of Third Point Re to the interested shareholder;

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any transaction involving Third Point Re that has the effect of increasing the proportionate share of any class or series of its shares beneficially owned by the interested shareholder; or

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any receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

An “interested shareholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the issued and outstanding voting shares of Third Point Re.
Sirius
The Sirius bye-laws provide that any proposed merger agreement or amalgamation agreement to be entered into by Sirius pursuant to the Companies Act must be approved by the Sirius board and approved by a resolution of a simple majority of the total voting power of the Sirius shares.
Meetings of Shareholders
Third Point Re
The Third Point Re annual general meeting will be held each year. A special general meeting will be held when, in the judgment of the Chairman, any two of Third Point Re’s directors, any director and the Third Point Re Secretary or the Third Point Re board, such a meeting is necessary. In addition, upon receiving a requisition from holders of at least 1/10th of Third Point Re’s voting shares, the Third Point Re board shall convene a special general meeting. At least two or more persons representing more than 50% of Third Point Re’s aggregate voting power must be present to constitute a quorum for the transaction of business at a general meeting; provided that if Third Point Re shall at any time have only one shareholder, one shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time. As determined according to certain adjustments of voting power specified in Third Point Re’s bye-laws (see “Description of Third Point Re Common Shares — Voting Rights”), questions proposed for consideration by the shareholders will be decided by the affirmative vote of the majority of the votes cast.
Sirius
The Sirius annual general meeting will be held each year. A special general meeting will be held when, in the judgment of the Chairman, any two of Sirius’s directors, any director and the Sirius Secretary or the Sirius board, such a meeting is necessary. In addition, upon receiving a requisition from holders of at least 1/10th of paid-up share capital of Sirius, the Sirius board shall convene a special general meeting. At least two or more persons representing more than 50% of Sirius’s issued voting shares must be present to constitute a quorum for the transaction of business at a general meeting; provided that if Sirius shall at any time have only one shareholder, one shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time. Questions proposed for consideration by the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Sirius bye-laws and, in the case of an equality of votes, the resolution will fail.
Consent to Special Actions
Third Point Re
Third Point Re shall not and shall cause Third Point Reinsurance Company Ltd. not to enter into any transaction with any (i) its affiliates, (ii) shareholder and/or director, officer, employee, and/or affiliate of any shareholder, and/or (iii) director, officer, employee, and/or affiliate of any of the foregoing without the prior written consent of Daniel S. Loeb for so long as he holds shares representing at least 25% of the shares respectively held by him on December 22, 2011.

LEGAL MATTERS
The validity of the TPRE Common Shares, Series A Preference Shares, Warrants, Upside Rights and CVRs to be issued pursuant to the transaction will be passed upon for Third Point Re by Debevoise & Plimpton LLP, counsel to Third Point Re.
EXPERTS
The consolidated financial statements of Third Point Reinsurance Ltd. appearing in Third Point Reinsurance Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Third Point Reinsurance Ltd.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young Ltd., an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The financial statements of Third Point Enhanced LP appearing in Third Point Reinsurance Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2019 have been audited by Ernst & Young Ltd., independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The financial statements of Sirius International Insurance Group, Ltd. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 included in this Registration Statement on Form S-4 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
DEADLINE FOR SHAREHOLDER PROPOSALS
Third Point Re
Third Point Re will hold an annual meeting of its shareholders in 2021, which we refer to as “2021 annual general meeting,” regardless of whether the merger has been completed.
In order to submit shareholder proposals for the 2021 annual general meeting of shareholders for inclusion in Third Point Re’s proxy statement, the proposals must comply with all of the requirements of SEC Rule 14a-8. Pursuant to SEC Rule 14a-8, materials must be received by the Secretary at Third Point Re’s principal office at that time, currently at Point House, 3 Waterloo Lane, Pembroke HM 08, Bermuda, no later than December 28, 2020.
Third Point Re’s bye-laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before an annual general meeting of shareholders, however, unless these proposals are also provided to Third Point Re in accordance with SEC Rule 14a-8, such proposals will not be included in the proxy statement for the meeting. Any notice given by or on behalf of a shareholder pursuant to these provisions of Third Point Re’s bye-laws (and not pursuant to Securities Exchange Act of 1934 Rule 14a-8) must be received no earlier than February 12, 2021, and no later than March 14, 2021.
The bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual general meeting must deliver to Third Point Re’s Secretary a written notice of the shareholder’s intention to do so. To be timely, the shareholder’s notice must be delivered to, or mailed and received by, us not less than 90 days nor more than 120 days before the anniversary date of the preceding annual general meeting, except that if the annual general meeting is set for a date that is not within 30 days before or after such anniversary date, Third Point Re must receive the notice no earlier than 120 days prior to an annual general meeting and no later than 70 days prior to the date of such annual general meeting or the tenth day following the date on which public announcement of the annual general meeting was made. Nominations received will include the following for consideration:

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the name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated or the nature of the business to be proposed;

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a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) or to introduce the business specified in the notice;

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if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person(s), naming such person(s), pursuant to which the nomination is to be made by the shareholder;

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such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee had been nominated, or intended to be nominated, or the matter had been proposed, or intended to be proposed, by the Third Point Re board;

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if applicable, the consent of each nominee to serve as a director if elected; and

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such other information that the Third Point Re board may request in its discretion.

Sirius
Sirius will hold an annual meeting of its shareholders on November 19, 2020, which we refer to as the “2020 annual general meeting.” The advance notice deadline (as described more fully below) for the 2020 annual general meeting has passed, and as such, shareholders are no longer entitled to nominate candidates for election as directors or to bring other business before the 2020 annual general meeting, unless such shareholder has already timely complied with the advance notice procedure described more fully below.
Sirius will hold an annual meeting of its shareholders in 2021, which we refer to as the “2021 annual general meeting,” regardless of whether the merger has been completed.
In order to submit shareholder proposals for the 2021 annual general meeting for inclusion in Sirius’s proxy statement, the proposals must comply with all of the requirements of SEC Rule 14a-8. Pursuant to SEC Rule 14a-8, materials must be received by the Secretary at Sirius’s principal office at that time, currently at 14 Wesley Street, Hamilton HM 08, Bermuda, no later than December 28, 2020.
Sirius’s bye-laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before an annual general meeting of shareholders, however, unless these proposals are also provided to Sirius in accordance with SEC Rule 14a-8, such proposals will not be included in the proxy statement for the meeting. Any notice given by or on behalf of a shareholder pursuant to these provisions of Sirius’s bye-laws (and not pursuant to Securities Exchange Act of 1934 Rule 14a-8) must be received no earlier than February 12, 2021, and no later than March 14, 2021.
Sirius’s bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual general meeting must deliver to Sirius’s Secretary a written notice of the shareholder’s intention to do so. To be timely, the shareholder’s notice must be delivered to, or mailed and received by, us not less than 90 days before the anniversary date of the preceding annual general meeting, except that if the annual general meeting is set for a date that is not within 30 days before or after such anniversary date, Sirius must receive the notice no earlier than 120 days prior to an annual general meeting or the tenth day following the date on which public announcement of the annual general meeting was made, whichever is earlier. Nominations received will include the following for consideration:
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the name and address of such shareholder, as they appear on Sirius’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith;

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the class or series and number of shares of Sirius which are, directly or indirectly, owned beneficially and of record by such shareholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith;

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any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Sirius or with a value derived in whole or in part from the value of any class or series of shares of Sirius, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of Sirius, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of Sirius, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of Sirius, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of Sirius, through the delivery of cash or other property, or otherwise, and without regard of whether the member of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Sirius;
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any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote or direct the vote of any class or series of shares of Sirius;

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any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such shareholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of Sirius by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder with respect to any class or series of the shares of Sirius, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of Sirius (“Short Interests”);

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any rights to dividends on the shares of Sirius owned beneficially by such shareholder that are separated or separable from the underlying shares of the shareholder;

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any proportionate interest in shares of Sirius or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

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any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of Sirius or Derivative Instruments, if any, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household;

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any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of Sirius held by such shareholder;

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any direct or indirect interest of such shareholder in any contract with Sirius, any affiliate of Sirius or any principal competitor of Sirius (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

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any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, whether or not applicable;

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a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) or to introduce the business specified in the notice; and

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such other information that the Sirius board may request in its discretion.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Third Point Re to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except as set forth below. The documents that are incorporated by reference contain important information about Third Point Re, and you should read this document together with any other documents incorporated by reference in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by Third Point Re (File No. 001-36052):
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Third Point Re’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 28, 2020;

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Third Point Re’s Definitive Proxy Statement for its 2020 Annual General Meeting of Shareholders filed with the SEC on April 27, 2020;

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Third Point Re’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 7, 2020 and for the fiscal quarter ended June 30, 2020, filed with the SEC on August 10, 2020;

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Third Point Re’s Current Reports on Form 8-K filed with the SEC on June 18, 2020, August 7, 2020, August 10, 2020, August 12, 2020, September 11, 2020 and [•]; and

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any description of Third Point Re’s share capital contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

In addition, Third Point Re is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Third Point Re special meeting, as applicable, provided, however, that Third Point Re is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K, except as otherwise specified herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.
Third Point Re files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain the information incorporated by reference and any other materials Third Point Re files with the SEC without charge by following the instructions in “Where You Can Find More Information.”
Third Point Re has not authorized anyone to give any information or make any representation about the transaction that is different from, or in addition to, that contained in this Joint Proxy Statement/Prospectus or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Joint Proxy Statement/Prospectus does not extend to you. The information contained in this document speaks only as of the date of this Joint Proxy Statement/Prospectus unless the information specifically indicates that another date applies.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this Joint Proxy Statement/Prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the Joint Proxy Statement/Prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Joint Proxy Statement/Prospectus, or if you are receiving multiple copies of this Joint Proxy Statement/Prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of Third Point Re and Sirius, as applicable, will promptly deliver, upon oral or written request, a separate copy of this Joint Proxy Statement/Prospectus to any shareholder, as applicable, residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Third Point Reinsurance Ltd., Point House, 3 Waterloo Lane, Pembroke, Bermuda HM 08, (441) 542-3300 or Sirius International Insurance Group, Ltd., 14 Wesley Street, Hamilton, Bermuda HM 11, (441) 278-3140.
WHERE YOU CAN FIND MORE INFORMATION
Third Point Re and Sirius file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read over the Internet at the SEC’s website at http://www.sec.gov. You can also obtain these documents either on Third Point Re’s website at https://www.thirdpointre.com/ in the “Investors” section or on Sirius’s website at https://www.siriusgroup.com/ in the “Investor Relations” section. By referring to each of Third Point Re’s and Sirius’s websites and the SEC’s website, neither Third Point Re nor Sirius incorporates any such website or its contents into this Joint Proxy Statement/Prospectus. TPRE Common Shares are listed on the NYSE under the symbol “TPRE.” Sirius shares are listed on NASDAQ under the trading symbol “SG.”
Third Point Re has engaged Innisfree M&A Incorporated as its proxy solicitor in connection with its special general meeting. Any questions about the merger, requests for additional copies of documents or assistance voting your Third Point Re shares or Sirius shares may be directed to:
For Third Point Re Shareholders	For Sirius Shareholders
Innisfree M&A Incorporated 501 Madison Avenue, 20th floor New York, New York 10022 Shareholders may call toll free: (877) 705-8315 Banks and Brokers may call collect: (212) 750-5833	Sirius Group, Investor Relations Phone: 212-312-2525 E-mail: Investor.Relations@siriusgroup.com

Index to Consolidated Financial Statements
Sirius International Insurance Group, Ltd.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Sirius International Insurance Group, Ltd.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Sirius International Insurance Group, Ltd. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of (loss), of comprehensive (loss), of shareholders’ equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes and financial statement schedules listed in the index appearing under Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
March 5, 2020, except for the change in composition of reportable segments discussed in Note 4 to the consolidated financial statements, as to which the date is September 1, 2020
We have served as the Company’s auditor since at least 2001, which includes periods before the Company became subject to SEC reporting requirements. We have not been able to determine the specific year we began serving as auditor of the Company.

Sirius International Insurance Group, Ltd.
Consolidated Balance Sheets
As at December 31, 2019 and 2018
(Expressed in millions of U.S. dollars, except share information)	2019	2018
Assets
Fixed maturity investments, trading, at fair value (Amortized cost 2019: $1,656.6; 2018: $1,952.9)	$1,681.0	$1,949.2
Short-term investments, at fair value (Amortized cost 2019: $1,090.8; 2018: $716.1)	1,085.2	715.5
Equity securities, trading, at fair value (Cost 2019: $379.2; 2018: $409.4)	405.2	380.0
Other long-term investments, at fair value (Cost 2019: $315.4; 2018: $337.6)	346.8	365.0
Cash	136.3	119.4
Restricted cash	14.3	12.8
Total investments and cash	3,668.8	3,541.9
Accrued investment income	11.2	14.1
Insurance and reinsurance premiums receivable	730.1	630.6
Reinsurance recoverable on unpaid losses	410.3	350.2
Reinsurance recoverable on paid losses	73.9	55.0
Funds held by ceding companies	293.9	186.8
Ceded unearned insurance and reinsurance premiums	162.0	159.8
Deferred acquisition costs	148.2	141.6
Deferred tax asset	166.7	202.5
Accounts receivable on unsettled investment sales	6.7	5.0
Goodwill	400.8	400.6
Intangible assets	179.8	195.6
Other assets	161.4	124.0
Total assets	$6,413.8	$6,007.7
Liabilities
Loss and loss adjustment expense reserves	$2,331.5	$2,016.7
Unearned insurance and reinsurance premiums	708.0	647.2
Ceded reinsurance payable	244.7	206.9
Funds held under reinsurance treaties	169.1	110.6
Deferred tax liability	205.9	237.4
Debt	685.2	696.8
Accounts payable on unsettled investment purchases	2.3	3.2
Other liabilities	201.3	150.5
Total liabilities	4,548.0	4,069.3
Commitments and contingencies (see Note 22)
Mezzanine equity
Series B preference shares	223.0	232.2
Total mezzanine equity	223.0	232.2
Common shareholders’ equity
Common shares (shares issued and outstanding, 2019: 115,299,341, 2018: 115,151,251)	1.2	1.2
Additional paid-in surplus	1,098.2	1,089.1
Retained earnings	778.5	816.6
Accumulated other comprehensive (loss)	(237.5)	(202.4)
Total common shareholders’ equity	1,640.4	1,704.5
Non-controlling interests	2.4	1.7
Total equity	1,642.8	1,706.2
Total liabilities, mezzanine equity, and equity	$6,413.8	$6,007.7

See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.
Consolidated Statements of (Loss)
For the years ended December 31, 2019, 2018, and 2017
(Expressed in millions of U.S. dollars, except share and per share information)	2019	2018	2017
Revenues
Net earned insurance and reinsurance premiums	$1,441.6	$1,262.3	$1,035.3
Net investment income	84.7	71.4	56.8
Net realized investment gains (losses)	56.7	2.3	(27.2)
Net unrealized investment gains (losses)	80.6	(23.2)	(10.5)
Net foreign exchange gains	7.7	22.7	9.2
Revaluation of contingent consideration	(6.3)	9.6	48.8
Other revenue	55.1	112.7	21.7
Total revenues	1,720.1	1,457.8	1,134.1
Expenses
Loss and loss adjustment expenses	1,170.3	900.0	811.2
Insurance and reinsurance acquisition expenses	288.7	255.4	197.2
Other underwriting expenses	138.2	146.2	106.1
General and administrative expenses	109.8	77.9	91.9
Intangible asset amortization expenses	15.8	15.8	10.2
Impairment of intangible assets	—	8.0	5.0
Interest expense on debt	31.0	30.8	22.4
Total expenses	1,753.8	1,434.1	1,244.0
Pre-tax (loss) income	(33.7)	23.7	(109.9)
Income tax (expense)	(11.9)	(40.4)	(26.4)
Net (loss)	(45.6)	(16.7)	(136.3)
Less: Income attributable to non-controlling interests	(1.7)	(1.4)	(13.7)
Net (loss) attributable to Sirius Group	(47.3)	(18.1)	(150.0)
Change in carrying value of Series B preference shares	9.2	(36.4)	—
Add: Redemption of Series A redeemable preference shares	—	13.8	—
Less: Accrued dividends on Series A redeemable preference shares	—	(2.6)	(6.1)
Net (loss) attributable to Sirius Group’s common shareholders	$(38.1)	$(43.3)	$(156.1)
Net (loss) per common share and common share equivalent
Basic earnings per common share and common share equivalent	$(0.33)	$(0.36)	$(1.30)
Diluted earnings per common share and common share equivalent	$(0.37)	$(0.36)	$(1.30)
Weighted average number of common shares and common share equivalents outstanding:
Basic weighted average number of common shares and common share equivalents outstanding	115,234,105	119,253,924	120,000,000
Diluted weighted average number of common shares and common share equivalents outstanding	127,135,775	119,253,924	120,000,000
See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.
Consolidated Statements of Comprehensive (Loss)
For the years ended December 31, 2019, 2018, and 2017
(Expressed in millions of U.S. dollars)	2019	2018	2017
Comprehensive (loss)
Net (loss)	$(45.6)	$(16.7)	$(136.3)
Other comprehensive (loss) income
Change in foreign currency translation, net of tax	(35.1)	(61.9)	71.7
Total other comprehensive (loss) income	(35.1)	(61.9)	71.7
Comprehensive (loss)	(80.7)	(78.6)	(64.6)
Net (income) attributable to non-controlling interests	(1.7)	(1.4)	(13.7)
Comprehensive (loss) attributable to Sirius Group	$(82.4)	$(80.0)	$(78.3)
See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.
Consolidated Statements of Shareholders’ Equity
For the years ended December 31, 2019, 2018, and 2017
(Expressed in millions of U.S. dollars, except per share information)	2019	2018	2017
Common shares
Balance at beginning of year	$1.2	$1.2	$1.2
Issuance of common shares	—	0.1	—
Share repurchase from CM Bermuda	—	(0.1)	—
Balance at end of year	1.2	1.2	1.2
Additional paid-in surplus
Balance at beginning of year	1,089.1	1,197.9	1,184.6
Share compensation expense	9.1	2.5	—
Issuance of common shares and warrants, net of expenses	—	52.7	—
Share repurchase from CM Bermuda	—	(163.9)	—
Return of capital to CM Bermuda	—	(1.6)	—
Capital contribution from former parent	—	1.4	13.3
Other, net	—	0.1	—
Balance at end of year	1,098.2	1,089.1	1,197.9
Retained earnings
Balance at beginning of year	816.6	858.4	1,014.5
Cumulative effect of an accounting change	—	1.6	—
Balance at beginning of period, as adjusted	816.6	860.0	1,014.5
Net (loss)	(45.6)	(16.7)	(136.3)
Change in carrying value of Series B preference shares	9.2	(36.4)	—
Income attributable to non-controlling interests	(1.7)	(1.4)	(13.7)
Accrued dividends on Series A redeemable preference shares	—	(2.6)	(6.1)
Redemption of Series A redeemable preference shares	—	13.8	—
Other, net	—	(0.1)	—
Balance at end of year	778.5	816.6	858.4
Accumulated other comprehensive (loss)
Balance at beginning of year	(202.4)	(140.5)	(212.2)
Accumulated net foreign currency translation (losses)
Balance at beginning of year	(202.4)	(140.5)	(212.2)
Net change in foreign currency translation	(35.1)	(61.9)	71.7
Balance at end of year	(237.5)	(202.4)	(140.5)
Balance at the end of year	(237.5)	(202.4)	(140.5)
Total common shareholders’ equity	$1,640.4	$1,704.5	$1,917.0
Non-controlling interests	2.4	1.7	0.2
Total equity	$1,642.8	$1,706.2	$1,917.2
Per share data
Dividends declared per common share	$—	$—	$—

See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.
Consolidated Statements of Cash Flows
For the years ended December 31, 2019, 2018, and 2017
(Expressed in millions of U.S. dollars)	2019	2018	2017
Cash flows from operations:
Net (loss)	$(45.6)	$(16.7)	$(136.3)
Adjustments to reconcile net (loss) to net cash provided from (used for) operations:
Net realized and unrealized investment gains (losses)	(137.3)	20.9	37.7
Amortization of premium on fixed maturity investments	(5.9)	5.8	16.6
Amortization of intangible assets	15.8	15.8	10.2
Depreciation and other amortization	8.2	9.5	8.9
Share-based compensation	9.1	2.0	—
Revaluation of contingent consideration	6.3	(9.6)	(48.8)
Impairment of intangible assets	—	8.0	5.0
Other operating items:
Net change in loss and loss adjustment expense reserves	357.8	203.7	188.3
Net change in reinsurance recoverable on paid and unpaid losses	(90.9)	(95.7)	(11.1)
Net change in funds held by ceding companies	(111.1)	(48.0)	(38.9)
Net change in unearned insurance and reinsurance premiums	89.1	195.5	55.7
Net change in ceded reinsurance payable	48.4	93.4	22.8
Net change in ceded unearned insurance and reinsurance premiums	(13.3)	(76.3)	14.4
Net change in insurance and reinsurance premiums receivable	(127.0)	(144.1)	(102.3)
Net change in deferred acquisition costs	(10.7)	(28.4)	(27.0)
Net change in funds held under reinsurance treaties	60.6	42.7	5.8
Net change in current and deferred income taxes, net	(5.5)	18.7	13.3
Net change in other assets and liabilities, net	61.8	(89.2)	(50.3)
Net cash provided from (used for) operations	109.8	108.0	(36.0)
Cash flows from investing activities:
Net change in short-term investments	(362.3)	(90.1)	(1.0)
Sales of fixed maturities and convertible fixed maturity investments	573.3	1,373.1	1,422.4
Maturities, calls, and paydowns of fixed maturity and convertible fixed maturity investments	407.7	102.7	292.2
Sales of common equity securities	369.3	353.1	87.6
Distributions and redemptions of other long-term investments	74.6	72.4	40.6
Sales of consolidated subsidiaries and unconsolidated affiliates, net of cash sold	—	—	0.8
Contributions to other long-term investments	(53.4)	(160.1)	(167.5)
Purchases of common equity securities	(336.9)	(505.7)	(222.3)
Purchases of fixed maturities and convertible fixed maturity investments	(726.7)	(1,321.3)	(1,018.5)
Purchases of loan participations	(20.0)	—	—
Purchases of consolidated subsidiaries, net of cash acquired	—	(7.9)	(354.5)
Net change in unsettled investment purchases and sales	(2.6)	(1.2)	(7.9)
Other, net	(0.7)	(4.9)	(5.9)
Net cash (used for) provided from investing activities	(77.7)	(189.9)	66.0
Cash flows from financing activities:
Payment of contingent consideration	(6.9)	(4.4)	(30.6)
Change in collateral held on Interest Rate Cap	(0.1)	—	(1.1)
Cash dividends paid to non-controlling interests	(1.0)	—	(14.1)
Proceeds from issuance of common shares, net of expenses	—	61.2	—
Proceeds from issuance of Series B preference shares	—	195.8	—
Redemption of common shares from CM Bermuda	—	(164.0)	—
Return of capital to CM Bermuda	—	(1.6)	—
Redemption of Series A redeemable preference shares	—	(95.0)	—
Capital contribution from former parent	—	1.4	13.3
Issuance of debt, net of issuance costs	—	—	340.8
Redemption of SIG Preference Shares	—	—	(250.0)
Repayment of debt	—	—	(3.8)
Other, net	—	—	(0.9)
Net cash (used for) provided from financing activities	(8.0)	(6.6)	53.6
Effect of exchange rate changes on cash	(5.7)	(9.9)	9.9
Net increase (decrease) in cash during year	18.4	(98.4)	93.5
Cash and restricted cash balance at beginning of year	132.2	230.6	137.1
Cash and restricted cash balance at end of year	$150.6	$132.2	$230.6
Supplemental disclosures of cash flow information:
Income taxes paid	$9.3	$19.1	$16.7
Interest paid	$29.9	$30.0	$22.0
See Notes to Consolidated Financial Statements.

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2019, 2018, and 2017
Note 1.   General
Sirius is a Bermuda exempted company that provides multi-line insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries (collectively, Sirius Group).
Note 2.   Summary of significant accounting policies
Basis of presentation
The accompanying consolidated financial statements at December 31, 2019, have been prepared in accordance with GAAP and the rules and regulations of the SEC. The accompanying consolidated financial statements present the consolidated results of operations, financial condition, and cash flows of Sirius and its subsidiaries and those entities in which Sirius has control and a majority economic interest as well as those variable interest entities (“VIEs”) that meet the requirements for consolidation. All significant intercompany transactions have been eliminated in consolidation.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the prior period financial statements have been reclassified to conform to the current presentation. Tabular dollar amounts are in millions, with the exception of share and per share amounts. All amounts are reported in U.S. dollars, except where noted otherwise.
Significant accounting policies
Investment securities
Sirius Group’s invested assets consist of securities and other investments held for general investment purposes. Sirius Group’s portfolio of fixed maturity investments and equity securities held for general investment purposes are classified as trading and are reported at fair value as of the balance sheet date. Changes in unrealized gains and losses are reported pre-tax in revenues. Realized investment gains and losses are accounted for using the first-in first-out method and are reported pre-tax in revenues. Premiums and discounts on all fixed maturity investments are amortized and/or accreted to income over the anticipated life of the investment and are reported in Net investment income.
Sirius Group’s invested assets that are measured at fair value include fixed maturity investments, common and preferred equity securities, and other long-term investments, such as interests in hedge funds and private equities. Fair value is defined as the price received to sell an asset in an orderly transaction between market participants at the measurement date reflecting the highest and best use valuation concepts. In determining its estimates of fair value, Sirius Group uses a variety of valuation approaches and inputs. Whenever possible, Sirius Group estimates fair value using valuation methods that maximize the use of quoted prices and other observable inputs.
Short-term investments
Short-term investments consist of money market funds, certificates of deposit and other securities which, at the time of purchase, mature or become available for use within one year. Short-term investments are carried at fair value.
Other long-term investments
Other long-term investments consist primarily of hedge funds, private equity funds, other investments in limited partnerships and other private equity securities. The fair value of other long-term investments is generally based upon Sirius Group’s proportionate interest in the underlying fund’s net asset value, which is deemed to approximate fair value. In addition, due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of Sirius’s reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using information that is available to Sirius Group with respect to the underlying investments, as necessary. The changes in fair value are reported in pre-tax revenues in Net unrealized investment gains (losses). Actual final fund valuations may differ from Sirius Group’s estimates and these differences are recorded in the period they become known as a change in estimate.
Other long-term investments also includes certain investments that are eligible for the equity method where Sirius Group has elected the fair value option under which the changes in fair value are reported in pre-tax revenues in Net unrealized investment gains (losses). (See Note 19.)
Loan participations
Loan participations that qualify for sale accounting under the Accounting Standards Codification (“ASC”) Topic 860, “Transfers and Servicing of Financial Assets”, are carried at fair value. The fair value of loan participations is estimated using discounted cash flow analysis. Sirius Group includes Loan participations in Other assets in the Consolidated Balance Sheets.
Cash
Cash includes amounts on hand and demand deposits with banks and other financial institutions. Amounts presented in the statement of cash flows are shown net of balances acquired and sold in the purchase or sale of Sirius’s consolidated subsidiaries.
Restricted cash
Restricted cash represents cash and cash equivalents that Sirius Group is (a) holding for the benefit of a third party and is legally or contractually restricted as to withdrawal or usage for general corporate purposes; and (b) not replaceable by another type of asset other than cash or cash equivalents, under the terms of Sirius Group’s contractual arrangements with such third parties.
Insurance and reinsurance operations
Premiums written are recognized as revenues and are earned ratably over the term of the related policy or reinsurance treaty. Premiums written include amounts reported by brokers, managing general underwriters, and ceding companies, supplemented by Sirius’s own estimates of premiums where reports have not been received. The determination of premium estimates requires a review of Sirius’s experience with the ceding companies, managing general underwriters, familiarity with each market, the timing of the reported information, an analysis and understanding of the characteristics of each class of business, and management’s judgment of the impact of various factors, including premium or loss trends, on the volume of business written and ceded to Sirius. On an ongoing basis, Sirius’s underwriters review the amounts reported by these third parties for reasonableness based on their experience and knowledge of the subject class of business, taking into account Sirius’s historical experience with the brokers or ceding companies. Unearned premiums represent the portion of premiums written that are applicable to future insurance or reinsurance coverage provided by policies or treaties in force.
Deferred acquisition costs represent commissions, premium taxes, brokerage expenses, and other costs which are directly attributable to the successful acquisition or renewal of contracts and vary with the production of business. These costs are deferred and amortized over the period during which the premiums are earned. Amortization of Deferred acquisition costs are shown net of contractual commissions earned on reinsurance ceded within Insurance and reinsurance acquisition expenses. Deferred acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and LAE, expected dividends to policyholders, unamortized acquisition costs, and maintenance costs exceeds related unearned premiums and anticipated investment income. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs, then a liability is accrued for the excess deficiency.
Other underwriting expenses consist primarily of personnel related expenses (including salaries, benefits, and variable compensation expense) and other general operating expenses related to the underwriting operations.
Losses and LAE are charged against income as incurred. Unpaid insurance loss and LAE reserves are based on estimates (generally determined by claims adjusters, legal counsel, and actuarial staff) of the ultimate costs of settling claims, including the effects of inflation and other societal and economic factors. Unpaid reinsurance loss and LAE reserves are based primarily on reports received from ceding companies and actuarial projections. Unpaid loss and LAE reserves represent management’s best estimate of ultimate losses and LAE, net of estimated salvage and subrogation recoveries, if applicable. Such estimates are regularly reviewed and updated and any resulting adjustments are reflected in current operations. The process of estimating loss and LAE reserves involves a considerable degree of judgment by management and the ultimate amount of expense to be incurred could be greater or less than the amounts currently reflected in the financial statements.
Sirius Group enters into ceded reinsurance contracts to protect its businesses from losses due to concentration of risk, to manage its operating leverage ratios and to limit losses arising from catastrophic events. Such reinsurance contracts are executed through excess of loss treaties and catastrophe contracts under which the reinsurer indemnifies for a specified part or all of certain types of losses over stipulated amounts arising from any one occurrence or event. Sirius Group has also entered into quota share treaties with reinsurers under which all risks meeting prescribed criteria are covered on a pro-rata basis. The amount of each risk ceded by Sirius Group is subject to maximum limits which vary by line of business and type of coverage. Although these contracts protect Sirius Group, these reinsurance arrangements do not relieve Sirius Group from its primary obligations to insureds.
Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectability of reinsurance recoverables is subject to the solvency of the reinsurers. Sirius Group is selective in regard to its reinsurers, principally placing reinsurance with those reinsurers with a strong financial condition, industry ratings, and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis.
Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Reinsurance premiums ceded are expensed over the period the reinsurance coverage is provided. Ceded unearned insurance and reinsurance premiums represent the portion of premiums ceded applicable to the unexpired term of policies in force. Funds held by ceding companies represent amounts due to Sirius Group in connection with certain assumed reinsurance agreements in which the ceding company retains a portion of the premium to provide security against future loss payments. The funds held by ceding companies are generally invested by the ceding company and a contractually agreed interest amount is credited to Sirius Group and recognized as investment income. Funds held under reinsurance treaties represent contractual payments due from Sirius Group that have been retained to secure such obligations.
Accruals for contingent commission liabilities are established for reinsurance contracts that provide for the stated commission percentage to increase or decrease based on the loss experience of the contract. Changes in the estimated liability for contingent commission arrangements are recorded as Insurance and reinsurance acquisition expenses. Accruals for contingent commission liabilities are determined through the review of the contracts that have these adjustable features and are estimated based on expected loss and LAE.
Derivative financial instruments
Sirius Group holds derivative financial instruments for both risk management and investment purposes. Sirius Group recognizes all derivatives as either assets or liabilities, measured at fair value, in the Consolidated Balance Sheets. Changes in the fair value of derivative instruments are recognized in current period pre-tax income.

Deferred software costs
Sirius Group capitalizes costs related to computer software developed for internal use during the application development stage of software development projects. These costs generally consist of certain external, payroll, and payroll-related costs. Sirius Group begins amortization of these costs once the project is completed and ready for its intended use. Amortization is on a straight-line basis and over a useful life of three to five years. As of December 31, 2019 and 2018, Sirius Group had unamortized deferred software costs of $6.8 million and $9.3 million, respectively. For the years ended December 31, 2019, 2018, and 2017, Sirius Group had amortization expenses of $3.6 million, $4.8 million, and $4.6 million, respectively, related to software developed for internal use.
Share-based compensation
Share-based compensation plans are accounted for in accordance with the ASC Topic 718 “Compensation — Stock Compensation” Sirius Group recognizes the compensation expense for stock restricted share and performance share awards based on the fair value of the award on the date of grant over the requisite service period. Awards under the 2016 Long-term Incentive Plan and 2018 Omnibus Incentive Plan vest over two or three years. Sirius has elected to recognize forfeitures as they occur rather than estimate service-based forfeitures over the requisite service period.
Defined benefit plans
Certain Sirius Group employees in Europe participate in defined benefit plans. The liability for the defined benefit plans that is reported on the Consolidated Balance Sheets is the current value of the defined benefit obligation at the end of the period, reduced by the fair value of the plan’s managed assets, with adjustments for actuarial gains and losses. The defined benefit pension plan obligation is calculated annually by independent actuaries. The current value of the defined benefit obligation is determined through discounting of expected future cash flows, using interest rates determined by current market interest rates. The service costs and actuarial gains and losses on the defined benefit obligation and the fair value on the plan assets are recognized in the Consolidated Statements of Income.
Commission and other revenue recognition
Sirius Group recognizes agent commissions and other revenues when it has fulfilled all of its obligations necessary to earn the revenue and when it can both reliably estimate the amount of revenue, net of any amounts expected to be uncollectible, and any amounts associated with expected cancellations.
Earnings per share
Earnings per share is reported in accordance with ASC Topic 260 Earnings per Share. Basic earnings (loss) per share is computed by dividing net (loss) available to Sirius Group common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to Sirius Group common shareholders by the weighted-average number of common shares outstanding adjusted to give effect to potentially dilutive securities. (See Note 16.)
Federal and foreign income taxes
Certain of Sirius Group’s subsidiaries file consolidated tax returns in the United States. Sirius Group has subsidiaries in various jurisdictions, including but not limited to Sweden, the United Kingdom, and Luxembourg, which are subject to applicable taxes in those jurisdictions.
Deferred tax assets and liabilities are recorded when a difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes exists, and for other temporary differences. The deferred tax asset or liability is recorded based on tax rates expected to be in effect when the difference reverses. The deferred tax asset is recognized when it is more likely than not that it will be realized.
The TCJA which was enacted into law in the U.S. in December 31, 2017 includes a new BEAT, which is essentially a minimum tax that is potentially applicable to certain otherwise deductible payments made by

U.S. entities to non-U.S. affiliates, including cross-border interest payments and reinsurance premiums. The statutory BEAT rate is 10% in 2019-2025, and then rises to 12.5% in 2026 and thereafter. The TCJA also includes provisions for GILTI under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of certain foreign subsidiaries. Consistent with accounting guidance, Sirius Group is treating BEAT as an in period tax charge when incurred in future periods for which no deferred taxes need to be provided and has made an accounting policy election to treat GILTI taxes in a similar manner.
Foreign currency exchange
The U.S. dollar is the functional currency for Sirius Group’s businesses except for Sirius International, Syndicate 1945, several subsidiaries of IMG, and the Canadian reinsurance operations of Sirius America. Sirius Group also invests in securities denominated in foreign currencies. Assets and liabilities recorded in these foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are converted using the average exchange rates for the period. Net foreign exchange gains and losses arising from the translation of functional currencies are reported in shareholder’s equity, in Accumulated other comprehensive (loss). As of December 31, 2019 and 2018, Sirius Group had Net unrealized foreign currency translation losses of $237.5 million and $202.4 million, respectively, recorded in Accumulated other comprehensive (loss) on its Consolidated Balance Sheets.
Assets and liabilities relating to foreign operations are remeasured into the functional currency using current exchange rates; revenues and expenses are remeasured into the functional currency using the weighted average exchange rate for the period. The resulting exchange gains and losses are reported as a component of net income in the period in which they arise within Net realized investment gains (losses), Net unrealized investment gains (losses), and Net foreign exchange gains.
The following rates of exchange for the U.S. dollar have been used for translation of assets and liabilities for subsidiaries whose functional currency is not the U.S. dollar at December 31, 2019 and 2018:
Currency	Closing Rate 2019	Closing Rate 2018
Swedish kronor	9.3210	8.9397
British pound	0.7568	0.7850
Euro	0.8912	0.8734
Canadian dollar	1.3003	1.3614
Goodwill and intangible assets
Goodwill represents the excess of the purchase price of an acquisition over the fair value of the identifiable net assets acquired and is assigned to the applicable reporting unit at acquisition. Goodwill is evaluated for impairment on an annual basis. Sirius Group initially evaluates goodwill using a qualitative approach to determine whether it is more likely than not that the fair value of goodwill is greater than its carrying value. If the results of the qualitative evaluation indicate that it is more likely than not that the carrying value of goodwill exceeds its fair value, Sirius Group performs the quantitative test for impairment.
Indefinite-lived intangible assets are evaluated for impairment similar to goodwill. Finite-lived intangible are amortized on a straight-line basis over their estimated useful lives. The amortization periods approximate the period over which Sirius Group expects to generate future net cash inflows from the use of these assets. All of these assets are subject to impairment testing for the impairment or disposal of long-lived assets when events or conditions indicate that the carrying value of an asset may not be fully recoverable from future cash flows.
If goodwill or intangible assets are impaired, such assets are written down to their fair values with the related expense recorded in Sirius Group’s results of operations. (See Note 10.)
Non-controlling interests
Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated subsidiaries, and are presented separately on the balance sheet.

Mezzanine equity
In connection with significant transactions Sirius has entered into, Sirius has issued preference shares. (See Note 3.) At the date of issuance, Sirius Group evaluates the conversion and redemption features associated with the preference shares in order to determine the balance sheet classification of the instrument. The preference shares are classified outside of permanent equity (as Mezzanine equity) when the preference shares are redeemable at a fixed or determinable price on a fixed or determinable date, at the option of the shareholder or upon the occurrence of an event that is not solely within the control of Sirius Group. Sirius Group accounts for the Series B preference shares outside of permanent equity as Mezzanine equity in the Consolidated Balance Sheets as the ability to settle in common shares cannot be assured.
Variable interest entities
Sirius Group consolidates a VIE when it has both the power to direct the activities of the VIE that most significantly impact its economic performance and either the obligation to absorb losses or the right to receive returns from the VIE that could potentially be significant to the VIE.
An entity in which Sirius Group holds a variable interest is a VIE if any of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support, (b) as a group, the holders of equity investment at risk lack either the direct or indirect ability through voting rights or similar rights to make decisions about an entity’s activities that most significantly impact the entity’s economic performance or the obligation to absorb the expected losses or right to receive the expected residual returns, or (c) the voting rights of some investors are disproportionate to their obligation to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both, and substantially all of the entity’s activities either involve or are conducted on behalf of an investor with disproportionately few voting rights. The primary beneficiary is defined as the variable interest holder that is determined to have the controlling financial interest as a result of having both (a) the power to direct the activities of a VIE that most significantly impact the economic performance of the VIE and (b) the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. At inception of the VIE, as well as following an event that requires reassessment, Sirius Group determines whether it is the primary beneficiary based on the facts and circumstances surrounding each entity. (See Note 20.)
Recently adopted changes in accounting principles
Leases
Effective January 1, 2019, Sirius Group adopted Accounting Standards Update (“ASU”) 2016-2, Leases (ASC 842) which requires lessees to recognize lease assets and liabilities on the balance sheet for both operating and financing leases, with the exception of leases with an original term of 12 months or less. Under previous guidance, recognition of lease assets and liabilities was not required for operating leases. The new guidance requires that lease assets and liabilities to be recognized and measured initially based on the present value of the lease payments. Sirius Group adopted the new guidance using the simplified transition option that allows companies to apply the new lease standard at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Sirius Group also made the following elections:
•
Sirius Group elected the package of practical expedients to not reassess prior conclusions related to contracts containing leases, lease classification and initial direct costs for all leases upon transition.

•
Sirius Group did not elect the hindsight practical expedient upon transition, for all leases.

•
Sirius Group elected the short-term lease measurement and recognition exemption, resulting in lease payments being recorded as an expense on a straight-line basis over the lease term.

•
Sirius Group elected to include both lease and non-lease components as a single component for all leases.

•
Sirius Group did not elect the land easement practical expedient as it was not applicable.

As a result of the adoption of the new guidance, Sirius Group recognized a lease liability of $36.8 million, which represents the present value of our remaining lease payments and a right-of-use asset of $34.4 million as of January 1, 2019. The adoption of this guidance did not materially impact our results of operations or cash flows. Due to the adoption of the standard using the retrospective cumulative-effect adjustment method, there are no changes to our previously reported results prior to January 1, 2019. Lease expense did not change materially as a result of the adoption of the new guidance. (See Note 22.)
Premium amortization on callable debt securities
Effective January 1, 2019, Sirius Group adopted ASU 2017-8, Premium Amortization on Purchased Callable Debt Securities (ASC 310-20), which changes the amortization period for certain purchased callable debt securities. Under the new guidance, for investments in callable debt securities held at a premium, the premium will be amortized over the period to the earliest call date. The new guidance does not change the amortization period for callable debt securities held at a discount. The adoption of this guidance did not have a significant effect on our financial statements.
Recent accounting pronouncements
Credit losses
In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASC 326), which establishes new guidance for the recognition of credit losses for financial assets measured at amortized cost. The new guidance, which applies to financial assets that have the contractual right to receive cash, including reinsurance receivables, requires reporting entities to estimate the credit losses expected over the life of a credit exposure using historical information, current information and reasonable and supportable forecasts that affect the collectability of the financial asset. The new guidance is effective for smaller reporting companies for annual and interim periods beginning after December 15, 2022. Adoption of this guidance is on a modified retrospective basis. Early adoption of the guidance is permitted. We plan to early adopt the standard on its effective date of January 1, 2020. This guidance is currently not expected to have a material impact on the consolidated financial statements.
Fair Value Measurement Disclosures
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements of fair value measurements. The new guidance is effective for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years. The adoption of this guidance will not have a material impact on the consolidated financial statements.
Note 3.   Significant transactions
Easterly Acquisition Corp.
On November 5, 2018, Sirius completed the transactions contemplated by the definitive Agreement and Plan of Merger (“Easterly Merger Agreement”). Under the terms of the Easterly Merger Agreement, Easterly merged with Sirius Acquisitions Holding Company III and became a wholly-owned subsidiary of Sirius (the “Easterly Merger”). Upon the closing of the Easterly Merger, Easterly’s common stock was exchanged for Sirius’s common shares at an exchange ratio (the “Exchange Ratio”) calculated as (i) the amount of cash per public share of Easterly common stock in Easterly’s trust account (the “Trust Account”) immediately prior to the closing of the Easterly Merger divided by (ii) (x) 1.05 multiplied by (y) Sirius Group’s adjusted diluted book value per common share as of September 30, 2018 (“Sirius Group September 30 Adjusted DBVPS”). Based on the Sirius Group September 30 Adjusted DBVPS, estimated as of September 30, 2018, and funds in the Trust Account on November 5, 2018, the Exchange Ratio was equal to 0.609. Following the Easterly Merger, Sirius’s common shares are traded on NASDAQ under the symbol “SG.”
Easterly held a special meeting of Easterly stockholders on November 2, 2018 to approve the completion of the transactions contemplated by the Easterly Merger Agreement. Easterly Acquisition Sponsor, LLC

(the “Sponsor”) and Easterly’s other stockholders approved each of the proposals presented at the special meeting. After the special meeting, but prior to the consummation of the Easterly Merger, certain Easterly public stockholders exercised their redemption rights as provided for by Easterly’s charter. In total, out of the Trust Account balance of $149.0 million, there were $109.7 million of redemptions by Easterly public stockholders, which decreased the amount of cash in the Trust Account available for general corporate purposes following the Easterly Merger. After the redemption of shares held by Easterly’s public stockholders, there was $39.3 million in the Trust Account. This resulted in the issuance of 2,280,241 common shares to Easterly public stockholders.
Pursuant to the letter agreement among Easterly, the Sponsor and Sirius, the private placement warrants issued to the Sponsor at the closing of the Easterly Merger were cancelled. Pursuant to the Easterly Merger Agreement, each issued and outstanding public warrant was converted into a warrant exercisable for Sirius common shares. The number of Sirius common shares subject to converted warrants was equal to the number of shares of Easterly common stock subject to each Easterly warrant immediately prior to the closing of the Easterly Merger multiplied by the Exchange Ratio, and each converted warrant had an exercise price per Sirius common share equal to the exercise price per share of Easterly common stock subject to such Easterly warrant immediately prior to the closing of the Easterly Merger divided by the Exchange Ratio. This resulted in the issuance of 6,088,535 converted warrants.
Sirius Group Private Placement
In connection with the closing of the Easterly Merger, Sirius completed a private placement of Series B preference shares, common shares, and warrants (the “Sirius Group Private Placement”) at a price per preference and common share equal to (i) 1.05 multiplied by (ii) the Sirius Group September 30 Adjusted DBVPS, or $17.22447. Investors in the Sirius Group Private Placement included affiliated funds of Gallatin Point Capital, The Carlyle Group, Centerbridge Partners, L.P. and Bain Capital Credit (the “Preference Share Investors”), together with certain employees, directors and “friends & family”. The Sirius Group Private Placement raised proceeds of $226.1 million and incurred issuance costs of $2.0 million, resulting in the issuance of:
•
11,901,670 Series B preference shares with a cost basis of $195.8 million,

•
1,225,954 common shares with a cost basis of $20.8 million,

•
5,418,434 warrants that are exercisable for common shares for a period of five years after the Easterly Merger at a strike price equal to 125% of the per share purchase price, or $21.53 with a cost basis of $9.6 million.

ESPP
In connection with the Easterly Merger, Sirius Group implemented the Employee Share Purchase Plan (“ESPP”), which provided all employees of Sirius Group with a one-time opportunity to purchase between 100 and 1,000 Company common shares at a price equal to 85% of market value for the first 100 shares and 100% of market value for the next 900 shares. For this purpose, market value of Sirius common shares was equal to 1.05 times the Sirius Group September 30 Adjusted DBVPS. Employees had the option of paying for the shares upfront or, in the case of employees who are not executive officers, through a loan that is repaid over a two years period through payroll deductions. Through the ESPP, 405 employees purchased 149,236 Sirius common shares prior to the consummation of the Easterly Merger, with a cost basis of $2.6 million. (See Note 14.)
Gross proceeds of the cash in the Trust Account assumed by Sirius Group upon the closing of the Easterly Merger, the Sirius Group Private Placement, and the ESPP sum to $268.0 million.
Common shares redemption
In connection with the Easterly Merger, Sirius and CM Bermuda, the sole holder of Sirius’s common shares prior to the Easterly Merger, completed the transactions contemplated by its previously announced redemption agreement and Sirius redeemed 9,519,280 of Sirius’s common shares at a price per share equal to $17.22447 for $164.0 million, which were paid on November 16, 2018.

Also in connection with the Easterly Merger, on November 16, 2018 Sirius completed a post-closing adjustment of $1.6 million that was settled in cash to CM Bermuda based on the reported book value per share of $16.44 as of September 30, 2018, pursuant to the Easterly Merger Agreement.
Sirius Group incurred certain contractual costs associated with the Easterly Merger of $9.0 million and $7.1 million of various legal, advisory, and other consulting costs for the Merger and the Sirius Group Private Placement that were charged to Additional paid-in surplus.
Series A preference shares redemption
In connection with the Easterly Merger, Sirius, IMGAH and Sirius Acquisitions Holding Company II completed the transactions contemplated by its previously announced redemption agreement and Sirius redeemed all of the outstanding Series A redeemable preference shares, which were held by IMGAH, for $95.0 million in cash. Effective as of the completion of the redemption, the parties terminated the registration rights agreement and the shareholder’s agreement between Sirius and IMGAH. In addition, the parties agreed that any remaining contingent consideration in respect of the IMG acquisition, will be paid in cash, not in Series A redeemable preference shares as previously contemplated in the agreement in respect of the IMG acquisition. (See “IMG” below.)
Cedar Insurance Company (formerly WRM America Indemnity Company, Inc.)
On August 16, 2018, Sirius Group acquired 100% ownership of WRM America Indemnity Company, Inc. (“WRM America”) from WRM America Indemnity Holding Company, LLC for $16.9 million in cash. During 2019, WRM America changed its name to Cedar. Cedar is a New York-domiciled insurer with a run-off book of business mainly comprised of general liability, educator’s legal liability, automobile liability and physical damage, property and excess catastrophe liability. As part of the purchase of Cedar, Sirius Group acquired $3.1 million of indefinite-lived intangible assets related to insurance licenses.
The Phoenix Holdings Ltd.
On July 2, 2018, Sirius Group terminated its share purchase agreement to acquire a controlling interest in The Phoenix Holdings Ltd. As a result of the termination, Sirius Group recognized an income statement charge for the $4.5 million call option it held during 2018.
IMG
On May 26, 2017, Sirius Group acquired 100% ownership of IMG and its subsidiaries, a leading provider of global travel medical insurance products and assistance services. The purchase of IMG was undertaken to expand on Sirius Group’s existing Global A&H platform and to accelerate the growth strategy of the Global A&H international insurance business, to add service fee revenues to Sirius Group’s existing risk-transfer based insurance revenues, and to gain access to IMG’s distribution networks and client base. Total consideration consisted of $250.8 million of cash, $100.0 million of Series A redeemable preference shares that are convertible into common shares (as explained further below), and up to $50.0 million of contingent consideration (“IMG Earnout”), payable in Series A redeemable preference shares, which was stated as $43.1 million at fair value at acquisition date, resulting in a total enterprise value of $393.9 million. Sirius Group assumed certain IMG debt of $129.5 million (“Debt Assumption”), reducing its cash consideration by that amount and resulting in a total equity consideration of $264.4 million. Concurrently with the transaction, IMG’s subsidiary International Medical Group — Stop-Loss, Inc. (“IMG — Stop Loss”) was sold to Certus Management Group, Inc. (“Certus”). As part of the sale of IMG — Stop Loss, Sirius Group issued a secured promissory note of $9.0 million to Certus.

The following table summarizes the fair value of net assets acquired and allocation of purchase price of IMG, measured as of the acquisition date:
(Millions)	Total	Useful Life
Purchase price
Cash paid	$250.8
Series A redeemable preference shares	100.0
Contingent consideration	43.1
Total enterprise value	393.9
Less: Debt assumed	(129.5)
Total purchase price (a)	$264.4
Assets acquired
Total investments	$41.0
Cash	10.5
Accrued investment income	0.2
Insurance and reinsurance premiums receivable	1.6
Deferred acquisition costs	2.9
Other assets	12.9
Intangible asset – distribution relationships	91.0	13.0 years
Intangible asset – customer relationships	17.0	12.5 years
Intangible asset – trade names	27.0
Intangible asset – technology	10.0	5.0 years
Total assets acquired	214.1
Liabilities assumed
Loss and loss adjustment expense reserves	14.3
Unearned insurance and reinsurance premiums	9.8
Deferred tax liability	55.9
Debt	129.5
Other liabilities	18.2
Total liabilities assumed	227.7
Net assets acquired (b)	(13.6)
Goodwill (a) – (b)	$278.0
The goodwill balance is primarily attributed to IMG’s assembled workforce and access to the supplemental healthcare and medical travel insurance market. None of the goodwill recognized is expected to be deductible for income tax purposes.
The IMG Earnout is payable, if earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) of IMG exceed amounts defined in the purchase agreement for each year during the three year period ending December 31, 2019. As part of the Series A preference shares redemption agreement, the parties agreed that any remaining contingent consideration in respect of the IMG acquisition, will be paid in cash, not in Series A redeemable preference shares, following the redemption, as previously contemplated in the agreement in respect of the IMG acquisition. During the years ended December 31, 2019 and 2018, Sirius paid $6.9 million and $3.5 million, respectively, to IMGAH for the contingent payment for the 2018 and 2017 calendar years, respectively. At December 31, 2019, and 2018, the IMG Earnout liability was remeasured at a fair value of $18.4 million and $19.9 million, respectively, and is reflected within Other liabilities. As a result of the remeasurement of the IMG Earnout, Sirius Group has recognized$(5.5) million, $6.1 million and $13.6 million, respectively, in Revaluation of contingent consideration.

During 2019, Sirius Group obtained $163 million, or 9%, of its gross written premiums through IMG. During 2018 and 2017, Sirius Group received 7% and 11% of its gross written premiums through IMG, respectively.
During 2017, IMG’s revenues and net income after acquisition, inclusive of intangible asset amortization expenses, were $79.6 million and $13.3 million, respectively.
Series A Redeemable Preference Shares
As a part of the IMG acquisition, Sirius Group issued Series A redeemable preference shares, with 150,000 shares authorized and 100,000 issued at issuance date, with liquidation preference of $1,000 per preference share (“Liquidation Preference”). Up to 50,000 Series A redeemable preference shares were available pursuant to the IMG Earnout. The Series A redeemable preference shares participated in dividends on an as-converted basis with common shares and other shares junior to the Series A redeemable preference shares.
On November 5, 2018, Sirius, redeemed all of the outstanding Series A redeemable preference shares, which were held by IMGAH, for $95.0 million in cash. Effective as of the completion of the redemption, the parties terminated the registration rights agreement and the shareholder’s agreement between Sirius and IMGAH.
The Liquidation Preference of the Series A redeemable preference shares was reflected as Mezzanine equity in the balance sheet as at December 31, 2017. It was not subject to fair value or remeasurement, except for accrued dividends.
Supplemental Pro Forma Information
The following table presents unaudited pro forma consolidated information for the years ended December 31, 2017 and 2016 and assumes the IMG acquisition occurred on January 1, 2016. The pro forma financial information is presented for informational purposes only and does not necessarily reflect the results that would have occurred had the acquisition taken place on January 1, 2016, nor is it necessarily indicative of future results. It does not consider the impact of possible revenue enhancements, expense efficiencies, or synergies that may result from the acquisition of IMG.
	Unaudited Pro Forma for the Years Ended December 31,
(Millions)	2017	2016
Total revenues	$1,176.8	$1,096.0
Net income	$(173.2)	$(4.6)
Armada
On April 3, 2017, Sirius Group purchased 100% of Armada and its subsidiaries from Armada Enterprises LLC (“Seller”). Armada is an insurance services and health care technology business that creates specialty employee benefit products and serves to strengthen health care coverage and access. The purchase of Armada was undertaken to expand and accelerate the growth of Sirius Group’s Global A&H platform in the United States, to diversify Sirius Group’s revenues to include fee based revenues, and to gain access to Armada’s distribution networks. Total consideration for the acquisition consisted of (1) the purchase of 50% of Armada by Sirius Group for $123.4 million, and (2) the redemption by Armada of the remaining 50% held by Seller for a redemption price based on a three years contingent earn-out mechanism that could result in an additional payment to Seller of up to $125.0 million (“Armada Earnout”), with fair value of $79.1 million at acquisition date, resulting in a total enterprise value of $202.5 million.

The following table summarizes the fair value of net assets acquired and allocation of purchase price of Armada, measured as of the acquisition date:
(Millions)	Total	Useful Life
Purchase price
Cash paid	$123.4
Contingent consideration	79.1
Total purchase price (a)	$202.5
Assets acquired
Restricted cash	$10.4
Other assets	1.2
Intangible asset – distribution relationships	60.0	22.5 years
Intangible asset – trade name	16.0	7.5 years
Intangible asset – technology	5.5	9.0 years
Total assets acquired	93.1
Liabilities assumed
Other liabilities	13.3
Total liabilities assumed	13.3
Net assets acquired (b)	79.8
Goodwill (a) – (b)	$122.7
The goodwill balance is primarily attributed to Armada’s assembled workforce and access to the supplemental healthcare insurance market, and additional synergies to be realized in the future. The goodwill recognized is expected to be deductible for income tax purposes in the future. The contingent consideration is payable if EBITDA of Armada exceeds amounts defined in the redemption agreement. The Armada Earnout can be settled in Sirius’s common shares, subject to certain criteria. The Armada Earnout is subject to fair value measurement, which is a component of net income and reflected in Revaluation of contingent consideration. In December 2017, Sirius Group settled approximately 82% of the Armada Earnout with the Seller for $30.6 million. At December 31, 2017, the remaining Armada Earnout liability was remeasured at a fair value of $13.3 million and is reflected in Other liabilities. As a result of the settlement and remeasurement of the Armada Earnout, Sirius Group recorded a $35.2 million gain in Revaluation of contingent consideration in 2017. During 2019, Sirius did not pay any of the Armada Earnout. During 2018, Sirius paid $0.9 million of the Armada Earnout. At December 31, 2019 and 2018, the Armada Earnout was remeasured at a fair value of $9.7 million and $8.9 million, respectively, and is reflected within Other liabilities. As a result of the remeasurement of the Armada Earnout, Sirius Group has recognized $(0.8) million and $3.5 million, respectively, in Revaluation of contingent consideration during the years ended December 31, 2019 and 2018.
During 2017, Armada’s revenues and net income after acquisitions, inclusive of intangible asset amortization expenses, were $24.7 million and $9.7 million, respectively.
Supplemental Pro Forma Information
The following table presents unaudited pro forma consolidated information for the years ended December 31, 2017 and 2016 and assumes the Armada acquisition occurred on January 1, 2016. The pro forma financial information is presented for informational purposes only and does not necessarily reflect the results that would have occurred had the acquisition taken place on January 1, 2016, nor is it necessarily indicative of future results. It does not consider the impact of possible revenue enhancements, expense efficiencies, or synergies that may result from the acquisition of Armada.

	Unaudited Pro Forma for the Years Ended December 31,
(Millions)	2017	2016
Total revenues	$1,144.6	$1,032.6
Net income	$(155.1)	$45.9
Note 4.   Segment information
On December 31, 2019, Sirius Group completed an internal reorganization and beginning on January 1, 2020, Sirius Group’s reportable segments consist of four reportable segments — Global Reinsurance, Global A&H, U.S. Specialty, and Runoff & Other. The accounting policies of the reportable segments are the same as those used for the preparation of Sirius’s consolidated financial statements.
Sirius’s Global Reinsurance, Global A&H, U.S. Specialty, and Runoff & Other reportable segments each have managers who are responsible for the overall profitability of their respective segments and who are directly accountable to Sirius’s chief operating decision maker, the Chief Executive Officer (“CEO”) of Sirius. The CEO assesses segment operating performance, allocates capital, and makes resource allocation decisions based on Technical profit (loss), Underwriting profit (loss), and Underwriting profit (loss), including net service fee revenue.
Segment results are shown prior to corporate eliminations. Corporate eliminations are shown to reconcile to consolidated Technical profit (loss), consolidated Underwriting profit (loss) and consolidated Underwriting profit (loss), including net service fee revenue.
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets, and, accordingly, investment income is not allocated to each segment. The internal reorganization had no impact to the allocation of goodwill and intangible assets to the Global A&H segment. Where applicable, all prior periods presented have been revised to conform to this new presentation.
Global Reinsurance
Global Reinsurance consists of Sirius Group’s underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance:
Other Property-Sirius Group participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For Sirius Group’s international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the United States, the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines segment of the market.
Property Catastrophe Excess Reinsurance-Property catastrophe excess of loss reinsurance treaties cover losses from catastrophic events. Sirius Group writes a worldwide book with the largest concentration of exposure in Europe and the United States. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, Stockholm writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers.
Agriculture Reinsurance-Sirius Group provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored MPCI. Sirius Group’s participation is net of the government’s stop-loss reinsurance protection. Sirius Group also provides coverage for crop-hail and certain named perils when bundled with MPCI business. Sirius Group also writes agriculture business outside of the United States.
Aviation & Space-Sirius Group provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations’ liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered.

Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business.
Marine & Energy-Sirius Group provides marine & energy reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. Sirius Group also writes yacht business, both on reinsurance and a primary basis. The marine & energy portfolio is diversified across many countries and regions.
Trade Credit-Sirius Group writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country’s gross national product.
Contingency-Sirius Group underwrote a contingency insurance book primarily for event cancellation and non-appearance. Additionally, coverage for probability based risks with prize redemption was also offered. The contingency insurance business was exited in 2018; however, Sirius Group continues to offer this class on a treaty reinsurance basis on a selective basis for a few key clients.
Casualty Reinsurance-Sirius Group underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability, and other specialty classes, written on a proportional and excess of loss basis.
Global A&H
Global A&H consists of Sirius Group’s insurance and reinsurance business, and the MGU units (which include Armada and IMG). Armada’s products are offered in the United States while IMG and the insurance and reinsurance business write accident and health products on a worldwide basis:
Accident and Health insurance and reinsurance-Sirius Group is an insurer of accident and health business in the United States and internationally, on either an admitted or surplus lines basis, as well as a reinsurer of medical expense, travel and personal accident on a treaty or facultative basis worldwide. The MGU unit writes health insurance business worldwide through IMG and within the United States via Armada.
U.S. Specialty
U.S. Specialty consists of Sirius Group’s specialty insurance product offerings, which currently includes Environmental, Surety, and Workers’ Compensation.
Environmental underwrites a pure environmental insurance book in the United States consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor’s pollution liability, contractor’s pollution and professional liability.
Surety underwrote commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the United States. In April 2020, Sirius decided to exit the Surety business due to competitive market conditions in that business line and recent economic downturn which presented new risks and challenges for this line of business.
Workers’ Compensation, is a state-mandated insurance program that provides medical, disability, survivor, burial, and rehabilitation benefits to employees who are injured or killed due to a work-related injury or illness.
Runoff & Other
Runoff & Other includes the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks, environmental risks and other long-tailed liability exposures.
The following tables summarize the segment results for the years ended December 31, 2019, 2018, and 2017:

	For the year ended December 31, 2019
(Millions)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$1,238.8	$593.4	$66.3	$4.2	$—	$1,902.7
Net written premiums	$987.9	$458.1	$54.1	$2.5	$—	$1,502.6
Net earned insurance and reinsurance premiums	$966.5	$443.3	$29.6	$2.2	$—	$1,441.6
Loss and allocated LAE(1)	(830.6)	(271.3)	(23.7)	(1.8)	—	(1,127.4)
Insurance and reinsurance acquisition expenses	(199.7)	(125.8)	(6.4)	(2.9)	46.1	(288.7)
Technical profit (loss)	(63.8)	46.2	(0.5)	(2.5)	46.1	25.5
Unallocated LAE(2)	(20.3)	(7.4)	(0.4)	(1.0)	(13.8)	(42.9)
Other underwriting expenses	(84.5)	(23.7)	(10.6)	(5.9)	(13.5)	(138.2)
Underwriting (loss) income	(168.6)	15.1	(11.5)	(9.4)	18.8	(155.6)
Service fee revenue(3)	—	124.2	—	—	(49.6)	74.6
Managing general underwriter unallocated LAE(4)	—	(17.3)	—	—	17.3	—
Managing general underwriter other underwriting expenses(5)	—	(13.5)	—	—	13.5	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(66.9)	—	(3.7)	—	(70.6)
Underwriting (loss) income, including net service fee income	(168.6)	41.6	(11.5)	(13.1)	—	(151.6)
Net investment income						84.7
Net realized investment gains (losses)						56.7
Net unrealized investment gains (losses)						80.6
Net foreign exchange gains						7.7
Revaluation of contingent consideration						(6.3)
Other revenue(7)						(19.5)
General and administrative expenses(8)						(39.2)
Intangible asset amortization expenses						(15.8)
Interest expense on debt						(31.0)
Pre-tax income (loss)						$(33.7)
Underwriting Ratios
Loss ratio	88.0%	62.9%	81.4%	NM	NM	81.2%
Acquisition expense ratio	20.7%	28.4%	21.6%	NM	NM	20.0%
Other underwriting expense ratio	8.7%	5.3%	35.8%	NM	NM	9.6%
Combined ratio(9)	117.4%	96.6%	138.8%	NM	NM	110.8%
Goodwill and intangible assets(10)	$—	$572.5	$—	$8.1	$—	$580.6

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss)).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss)).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In 2017, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In 2017, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss)).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly of the right of indemnification and gains (losses) from derivatives (see Note 13), (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss)).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss)).

(9)
Ratios considered not meaningful (“NM”) to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of Goodwill and Intangible assets.

	For the year ended December 31, 2018
(Millions)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$1,268.1	$500.6	$19.4	$32.9	$—	$1,821.0
Net written premiums	$934.6	$379.8	$13.1	$29.6	$—	$1,357.1
Net earned insurance and reinsurance premiums	$870.5	$357.6	$5.0	$29.2	$—	$1,262.3
Loss and allocated LAE(1)	(658.8)	(189.0)	(2.3)	(13.0)	—	(863.1)
Insurance and reinsurance acquisition expenses	(185.3)	(109.7)	(1.3)	(2.8)	43.7	(255.4)
Technical (loss) profit	26.4	58.9	1.4	13.4	43.7	143.8
Unallocated LAE(2)	(16.4)	(5.9)	—	(1.6)	(13.0)	(36.9)
Other underwriting expenses	(87.7)	(27.4)	(8.7)	(6.3)	(16.1)	(146.2)
Underwriting (loss) income	(77.7)	25.6	(7.3)	5.5	14.6	(39.3)
Service fee revenue(3)	—	115.7	—	—	(44.7)	71.0
Managing general underwriter unallocated LAE(4)	—	(14.0)	—	—	14.0	—
Managing general underwriter other underwriting expenses(5)	—	(16.1)	—	—	16.1	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(53.6)	—	(3.1)	—	(56.7)
Underwriting (loss) income, including net service fee income	(77.7)	57.6	(7.3)	2.4	—	(25.0)
Net investment income						71.4
Net realized investment gains (losses)						2.3
Net unrealized investment gains (losses)						(23.2)
Net foreign exchange gains						22.7
Revaluation of contingent consideration						9.6
Other revenue(7)						41.7
General and administrative expenses(8)						(21.2)
Intangible asset amortization expenses						(15.8)
Impairment of intangible assets						(8.0)
Interest expense on debt						(30.8)
Pre-tax income (loss)						$23.7
Underwriting Ratios
Loss ratio	77.6%	54.5%	46.0%	NM	NM	71.3%
Acquisition expense ratio	21.3%	30.7%	26.0%	NM	NM	20.2%
Other underwriting expense ratio	10.1%	7.7%	174.0%	NM	NM	11.6%
Combined ratio(9)	109.0%	92.9%	246.0%	NM	NM	103.1%
Goodwill and intangible assets(10)	$—	$588.1	$—	$8.1	$—	$596.2

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss)).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of

(Loss) (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss)).
(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In 2017, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In 2017, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss)).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly of the right of indemnification, gains (losses) from derivatives (see Note 13), and the termination of the call option to purchase The Phoenix Holdings, Ltd. (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss)).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss)).

(9)
Ratios considered NM to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of Goodwill and Intangible assets.

	For the year ended December 31, 2017
(Millions)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Corporate Elimination	Total
Gross written premiums	$950.2	$494.6	$—	$(5.5)	$—	$1,439.3
Net written premiums	$749.2	$341.5	$—	$(0.5)	$—	$1,090.2
Net earned insurance and reinsurance premiums	$727.6	$306.8	$—	$0.9	$—	$1,035.3
Loss and allocated LAE(1)	(599.1)	(175.0)	—	(11.0)	—	(785.1)
Insurance and reinsurance acquisition expenses	(154.0)	(89.6)	—	3.5	42.9	(197.2)
Technical (loss) profit	(25.5)	42.2	—	(6.6)	42.9	53.0
Unallocated LAE(2)	(18.2)	(4.8)	—	(3.1)	—	(26.1)
Other underwriting expenses	(79.8)	(23.4)	—	(2.9)	—	(106.1)
Underwriting (loss) income	(123.5)	14.0	—	(12.6)	42.9	(79.2)
Service fee revenue(3)	—	65.9	—	—	(42.9)	23.0
Managing general underwriter unallocated LAE(4)	—	—	—	—	—	—
Managing general underwriter other underwriting expenses(5)	—	—	—	—	—	—
General and administrative expenses, MGU + Runoff & Other(6)	—	(44.8)	—	(4.0)	—	(48.8)
Underwriting (loss) income, including net service fee income	(123.5)	35.1	—	(16.6)	—	(105.0)
Net investment income						56.8
Net realized investment gains (losses)						(27.2)
Net unrealized investment gains (losses)						(10.5)
Net foreign exchange gains						9.2
Revaluation of contingent consideration						48.8
Other revenue(7)						(1.3)
General and administrative expenses(8)						(43.1)
Intangible asset amortization expenses						(10.2)
Impairment of intangible assets						(5.0)
Interest expense on debt						(22.4)
Pre-tax income (loss)						$(109.9)
Underwriting Ratios
Loss ratio	84.8%	58.6%	—%	NM	NM	78.4%
Acquisition expense ratio	21.2%	29.2%	—%	NM	NM	19.0%
Other underwriting expense ratio	11.0%	7.6%	—%	NM	NM	10.2%
Combined ratio(9)	117.0%	95.4%	—%	NM	NM	107.6%
Goodwill and intangible assets(10)	$—	$612.3	$—	$5.0	$—	$617.3

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss)).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss)).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
Managing general underwriter unallocated LAE represents IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the claims process. In 2017, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(5)
Managing general underwriter other underwriting expenses represent IMG and Armada generated operating expenses following their integration with the Accident and Health insurance and reinsurance underwriting unit, representing costs associated with the underwriting process. In 2017, all Armada and IMG expenses were disclosed within General and administrative expenses, MGU + Runoff & Other.

(6)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss)).

(7)
Other revenue is presented net of Service fee revenue and is comprised mainly of gains (losses) from derivatives (see Note 13) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss)).

(8)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss)).

(9)
Ratios considered NM to Runoff & Other and Corporate Elimination.

(10)
Sirius Group does not allocate its assets by segment, with the exception of Goodwill and Intangible assets.

The following tables provide summary information regarding net premiums written by client location and underwriting location by reportable segment for the years ended December 31, 2019, 2018, and 2017:
	For the year ended December 31, 2019
(Millions)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Total
Net written premiums by client location:
United States	$480.2	$386.2	$54.1	$1.8	$922.3
Europe	245.3	23.5	—	0.1	268.9
Canada, the Caribbean, Bermuda and Latin America	90.0	12.4	—	0.1	102.5
Asia and Other	172.4	36.0	—	0.5	208.9
Total net written premium by client location	$987.9	$458.1	$54.1	$2.5	$1,502.6
Net written premiums by underwriting location:
United States	$33.4	$170.3	$43.8	$1.8	$249.3
Europe	488.4	249.9	10.3	0.2	748.8
Canada, the Caribbean, Bermuda and Latin America	413.8	37.1	—	—	450.9
Asia and Other	52.3	0.8	—	0.5	53.6
Total written premiums by underwriting location	$987.9	$458.1	$54.1	$2.5	$1,502.6

	For the year ended December 31, 2018
(Millions)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Total
Net written premiums by client location:
United States	$444.7	$307.7	$13.1	$29.2	$794.7
Europe	246.1	30.4	—	—	276.5
Canada, the Caribbean, Bermuda and Latin America	91.1	12.5	—	—	103.6
Asia and Other	152.7	29.2	—	0.4	182.3
Total net written premium by client location	$934.6	$379.8	$13.1	$29.6	$1,357.1
Net written premiums by underwriting location:
United States	$33.5	$109.5	$7.9	$29.2	$180.1
Europe	462.0	224.9	5.2	—	692.1
Canada, the Caribbean, Bermuda and Latin America	389.1	44.7	—	—	433.8
Asia and Other	50.0	0.7	—	0.4	51.1
Total written premiums by underwriting location	$934.6	$379.8	$13.1	$29.6	$1,357.1

	For the year ended December 31, 2017
(Millions)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Total
Net written premiums by client location:
United States	$279.8	$284.5	$—	$(1.2)	$563.1
Europe	234.1	28.2	—	—	262.3
Canada, the Caribbean, Bermuda and Latin America	101.7	9.5	—	0.2	111.4
Asia and Other	133.6	19.3	—	0.5	153.4
Total net written premium by client location	$749.2	$341.5	$—	$(0.5)	$1,090.2
Net written premiums by underwriting location:
United States	$53.4	$98.2	$—	$(1.1)	$150.5
Europe	386.9	196.4	—	—	583.3
Canada, the Caribbean, Bermuda and Latin America	269.1	46.4	—	—	315.5
Asia and Other	39.8	0.5	—	0.6	40.9
Total written premiums by underwriting location	$749.2	$341.5	$—	$(0.5)	$1,090.2
Note 5.   Reserves for unpaid losses and loss adjustment expenses
Sirius Group establishes loss and LAE reserves that are estimates of future amounts needed to pay claims and related expenses for events that have already occurred. Sirius Group also obtains reinsurance whereby another reinsurer contractually agrees to indemnify Sirius Group for all or a portion of the reinsurance risks underwritten by Sirius Group. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as “retrocessional reinsurance” arrangements. Sirius Group establishes estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and LAE liability associated with reinsurance contracts offered to its customers (the “ceding companies”), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and LAE reserves reduced by retrocessional reinsurance recoverable on unpaid losses.
In addition to those factors which give rise to inherent uncertainties in establishing loss and LAE reserves, the inherent uncertainties of estimating such reserves are even greater for the reinsurer, due primarily to: (1) the claim-tail for reinsurers and insurers working through MGUs being further extended because claims are first reported to either the original primary insurance company or the MGU and then through one or more intermediaries to reinsurers, (2) the diversity of loss development patterns among different types of reinsurance treaties, facultative contracts or direct insurance contracts, (3) the necessary reliance on the ceding companies, intermediaries, and MGUs for information regarding reported claims and (4) the differing reserving practices among ceding companies and MGUs.
As with insurance reserves, the process of estimating reinsurance reserves involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain. Based on the above, such uncertainty may be larger relative to the reserves for a company that principally writes reinsurance compared to an insurance company, and certainty may take a longer time to emerge.
Upon notification of a loss from an insured (typically a ceding company), Sirius Group establishes case reserves, including LAE reserves, based upon Sirius Group’s share of the amount of reserves reported by the insured and Sirius Group’s independent evaluation of the loss. In cases where available information indicates that reserves reported by a ceding company are inadequate or excessive, Sirius Group establishes case reserves or incurred but not reported (“IBNR”) in excess of or below its share of the reserves reported by the ceding company. Also, in certain instances, Sirius Group may decide not to establish case reserves or IBNR, when the information available indicates that reserves established by ceding companies are not adequately supported. In addition, specific claim information reported by insureds or obtained through claim audits can alert management to emerging trends such as changing legal interpretations of coverage and liability, claims from unexpected sources or classes of business, and significant changes in the frequency or severity of individual claims where customary. Generally, ceding company audits are not customary outside the United States. This information is often used to supplement estimates of IBNR.
Generally, initial actuarial estimates of IBNR reserves not related to a specific event are based on the loss ratio method applied to each class of business. Sirius Group regularly reviews the adequacy of its recorded reserves by using a variety of generally accepted actuarial methods, including historical incurred and paid loss development methods. Estimates of the initial expected ultimate losses involve management judgment and are based on historical information for that class of business, which includes loss ratios, market conditions, changes in pricing and conditions, underwriting changes, changes in claims emergence, and other factors that may influence expected ultimate losses. If actual loss activity differs substantially from expectations, an adjustment to recorded reserves may be warranted. As time passes, loss reserve estimates for a given year will rely more on actual loss activity and historical patterns than on initial loss ratio assumptions.
The actuarial methods are used to calculate a point estimate of loss and LAE reserves for each company within Sirius Group. These point estimates are then aggregated to produce an actuarial point estimate for Sirius Group. Once a point estimate is established, Sirius Group’s actuaries estimate loss reserve ranges to measure the sensitivity of the actuarial assumptions used to set the point estimates. These ranges are calculated from historical variations in loss ratios, payment, and reporting patterns by class and type of business. Management then establishes an estimate for the carried loss and LAE reserves shown in the financial statement. The management selection is within the range of loss reserve estimates provided by Sirius Group’s actuaries.

Loss and Loss Adjustment Expense Reserve Summary
The following table summarizes the loss and LAE reserve activities of Sirius Group for the years ended December 31, 2019, 2018, and 2017:
(Millions)	2019	2018	2017
Gross beginning balance	$2,016.7	$1,898.5	$1,620.1
Less beginning reinsurance recoverable on unpaid losses	(350.2)	(319.7)	(291.5)
Net loss and LAE reserve balance	1,666.5	1,578.8	1,328.6
Loss and LAE reserves acquired(1)	—	0.2	14.3
Losses and LAE incurred relating to:
Current year losses	1,066.5	907.3	811.8
Prior years losses	103.8	(7.3)	(0.6)
Total net incurred losses and LAE	1,170.3	900.0	811.2
Accretion of fair value adjustment to net loss and LAE reserves	0.1	0.1	0.1
Foreign currency translation adjustment to net loss and LAE reserves	(4.4)	(20.9)	36.8
Loss and LAE paid relating to:
Current year losses	251.3	251.4	222.8
Prior years losses	660.0	540.3	389.5
Total loss and LAE payments	911.3	791.7	612.3
Net ending balance	1,921.2	1,666.5	1,578.8
Plus ending reinsurance recoverable on unpaid losses	410.3	350.2	319.7
Gross ending balance	$2,331.5	$2,016.7	$1,898.5

(1)
Loss and LAE reserves acquired in 2018 relate to Sirius Group’s purchase of Cedar; 2017 relate to Sirius Group’s purchase of IMG.

Loss and LAE development — 2019
During the year ended December 31, 2019, Sirius Group had net unfavorable prior year loss reserve development of $103.8 million. Increases in loss reserve estimates were recorded in Global Reinsurance ($103.6 million) primarily attributable to prior year catastrophe events, including Typhoon Jebi and Hurricanes Michael, Florence, and Irma, and unfavorable loss reserve development in Casualty Reinsurance ($13 million) due to early reporting of large claims coupled with steady reporting of less severe claims.
Loss and LAE development — 2018
During the year ended December 31, 2018, Sirius Group had net favorable prior year loss reserve development of $7.3 million. During 2018, Sirius Group strengthened its Global Reinsurance loss reserves by $25.3 million in Other Property ($34.9 million) and Property Catastrophe Excess ($13.2 million), resulting from higher than expected loss reporting from recent accident years, including $21.4 million from Hurricanes Harvey, Irma, and Maria, partially offset by favorable loss reserve development in Aviation & Space ($7.9 million) and Marine ($6.8 million). The net favorable prior year loss reserve development of $17.6 million for Runoff & Other included reductions in World Trade Center claims in response to revised information received by Sirius and runoff Casualty reserves. Global A&H recorded $15.0 million of net favorable loss reserve development due to lower than expected claims activity.
Loss and LAE development — 2017
During the year ended December 31, 2017, Sirius Group had net favorable prior year loss reserve development of $0.6 million. During 2017, Sirius Group strengthened its asbestos loss reserves by $59.0 million, which was offset by reductions of other runoff claims reserves of $45.7 million, which is reflected in the Runoff & Other segment. Global Reinsurance had net favorable prior year loss development of $9.9 million, which reflects favorable development for Marine ($5.4 million), Trade credit ($4.2 million), Aviation & Space ($1.7 million), and Contingency ($0.8 million).
Fair value adjustment to loss and LAE reserves
In connection with purchase accounting for acquisitions, Sirius Group is required to adjust loss and LAE reserves and the related reinsurance recoverables to fair value on their respective acquired balance sheets. The net reduction to loss and LAE reserves is being recognized through an income statement charge ratably with and over the period the claims are settled and is recorded within General and administrative expenses. Sirius Group recognized $0.1 million of such charges during the years ended December 31, 2019, 2018, and 2017, respectively. As of December 31, 2019, the pre-tax un-accreted adjustment was $0.7 million.
Asbestos and Environmental Loss and Loss Adjustment Expense Reserve Activity
In the Runoff & Other segment, Sirius Group’s reserves include provisions made for claims that assert damages from A&E related exposures primarily at Sirius America. Asbestos claims relate primarily to injuries asserted by those who came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up cost obligations, particularly as mandated by U.S. federal and state environmental protection agencies. In addition to the factors described above regarding the reserving process, Sirius Group estimates its A&E reserves based upon, among other factors, facts surrounding reported cases and exposures to claims, such as policy limits and deductibles, current law, past and projected claim activity, and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies. The cost of administering A&E claims, which is an important factor in estimating loss reserves, tends to be higher than in the case of non-A&E claims due to the higher legal costs typically associated with A&E claims.
Sirius Group’s A&E exposure is primarily from reinsurance contracts written between 1974 through 1985 by acquired companies, mainly MONY Reinsurance Company, which was acquired in 1991, and Christiania General Insurance Company, which was acquired in 1996. The exposures are mostly higher layer excess of loss treaty and facultative coverages with relatively low limits exposed for each claim.
The acquisition of companies having modest portfolios of A&E exposure has been typical of several prior Sirius Global Solutions transactions and is likely to be an element of at least some future acquisitions. However, the acquisition of new A&E liabilities is undertaken only after careful due diligence and utilizing conservative reserving assumptions in relation to industry benchmarks. In the case of portfolios acquired previously by Sirius Global Solutions, the exposures arise almost entirely from old assumed reinsurance contracts having small limits of liability.
During 2019, Sirius Group did not record any asbestos-related incurred losses and LAE on its asbestos reserves. Sirius Group recorded a decrease of $6.9 million and an increase of $59.0 million of asbestos-related incurred losses and LAE on its asbestos reserves in 2018 and 2017, respectively. The 2018 decrease was driven by favorable loss reserve development primarily due to benign claims activity on the Sirius Global Solutions portfolio. The 2017 increase was primarily a result of an in-depth analysis of Sirius Group’s loss reserves undertaken in the second quarter of 2017.
Sirius Group recorded $0.7 million, $4.0 million, and $6.1 million of environmental losses in 2019, 2018, and 2017, respectively, on its already existing reserves.
Sirius Group’s net reserves for A&E losses were $187.3 million and $200.3 million as of December 31, 2019 and 2018, respectively. Sirius Group’s asbestos three-year net paid survival ratio was approximately 11.5 years and 10.2 years as of December 31, 2019 and 2018. Sirius Group’s environmental three-year net paid survival ratio was approximately 4.0 years and 4.2 years as of December 31, 2019 and 2018, respectively.
Sirius Group’s reserves for A&E losses as of December 31, 2019 represent management’s best estimate of its ultimate liability based on information currently available. However, as case law expands, medical and clean-up costs increase, and industry settlement practices change, Sirius Group may be subject to asbestos and environmental losses beyond currently estimated amounts. Sirius Group cannot reasonably estimate at the present time loss reserve additions arising from any such future adverse developments and cannot be sure that allocated loss reserves will be sufficient to cover additional liability arising from any such adverse developments.
The following table summarizes reported A&E loss and LAE reserve activities (gross and net of reinsurance) for the years ended December 31, 2019, 2018, and 2017:
	2019		2018		2017
(Millions)	Gross	Net	Gross	Net	Gross	Net
Asbestos:
Beginning balance	$236.8	$184.4	$259.2	$204.6	$187.0	$166.4
Incurred losses and LAE	0.1	—	(6.9)	(6.9)	96.9	59.0
Paid losses and LAE	(12.2)	(11.1)	(15.5)	(13.3)	(24.7)	(20.8)
Ending balance	224.7	173.3	236.8	184.4	259.2	204.6
Environmental:
Beginning balance	16.7	15.9	16.7	16.0	18.5	13.9
Incurred losses and LAE	0.7	0.7	4.0	4.0	2.9	6.1
Paid losses and LAE	(2.9)	(2.6)	(4.0)	(4.1)	(4.7)	(4.0)
Ending balance	14.5	14.0	16.7	15.9	16.7	16.0
Total asbestos and environmental:
Beginning balance	253.4	200.3	275.9	220.6	205.5	180.3
Incurred losses and LAE	0.8	0.7	(3.0)	(2.9)	99.8	65.1
Paid losses and LAE	(15.0)	(13.7)	(19.5)	(17.4)	(29.4)	(24.8)
Ending balance	$239.2	$187.3	$253.4	$200.3	$275.9	$220.6
Net loss reserves by type
The following tables present Sirius Group’s loss and LAE reserves, net of reinsurance, by type as of December 31, 2019 and 2018:
(Millions)	2019	2018
Case Reserve	$1,030.6	$924.5
IBNR Reserve	890.6	742.0
Loss and loss adjustment expense reserves, net of reinsurance	$1,921.2	$1,666.5

Reconciliation of liabilities for unpaid loss and LAE
The following table summarizes the ending liabilities for unpaid loss and LAE, net of reinsurance for each of Sirius Group’s segments as of December 31, 2019:
(Millions) Liabilities for unpaid loss and LAE, net of reinsurance	As of December 31, 2019
Unpaid and allocated LAE reserves, net of reinsurance
Other Property	$490.7
Property Catastrophe Excess Reinsurance	286.0
Agriculture Reinsurance	68.1
Global A&H	176.9
Aviation & Space	109.2
Trade Credit	46.5
Environmental	4.6
Marine & Energy	52.4
Surety	4.9
Contingency	8.3
Casualty(1)	202.0
Runoff & Other	430.6
Total unpaid and allocated LAE reserves, net of reinsurance	1,880.2
Unallocated LAE	41.0
Total unpaid loss and LAE reserves, net of reinsurance	1,921.2
Reinsurance recoverable on unpaid losses
Other Property	137.3
Property Catastrophe Excess Reinsurance	60.0
Agriculture Reinsurance	2.0
Global A&H	42.9
Aviation & Space	40.3
Trade Credit	10.1
Environmental	4.6
Marine & Energy	8.7
Surety	0.5
Contingency	2.1
Casualty	1.2
Runoff & Other	100.6
Total reinsurance recoverable on unpaid losses	410.3
Total unpaid loss and LAE reserves	$2,331.5

(1)
Casualty includes both Casualty Reinsurance in the Global Reinsurance reporting segment and Workers’ Compensation in the U.S. Specialty reporting segment. Sirius Group began providing Workers’ Compensation in the U.S. Specialty reporting segment in the latter part of 2018 and of the $18.5 included in Casualty reserves from Workers’ Compensation in the U.S. Specialty reporting segment, $17.3 is from the 2019 accident year.

The following table groupings, reflecting the Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Global A&H, Aviation & Space, Trade Credit, Environmental, Marine & Energy, Surety, Contingency, Casualty Reinsurance, and Runoff & Other lines of business include three sections.

The first table (top section of grouping) presents, for each of the previous 10 accident years (1) cumulative total undiscounted incurred loss and allocated LAE, net of reinsurance, as of each of the previous 10 year-end evaluations, (2) total IBNR plus expected development on reported claims as of December 31, 2019, and (3) the cumulative number of reported claims as of December 31, 2019. The net loss reserves for losses and loss expenses related to the acquisitions described in Note 3 have been incorporated within the ten year short duration tables on a prospective basis. Sirius Group provides treaty reinsurance for a significant portion and across all lines of its business. Sirius Group does not receive, and as such does not maintain claims count information associated with many of its reinsurance contracts, especially proportional covers. As such, Sirius Group has determined that it is impracticable to provide this information.
The second table (middle section grouping) presents cumulative paid loss and allocated LAE, net of reinsurance for each of the previous 10 accident years, as of each of the previous 10 year-end evaluations. Also included in this table is a calculation of the liability for loss and allocated LAE as of December 31, 2019 which is then included in the reconciliation to the consolidated balance sheet presented above. The liability as of December 31, 2019 is calculated as the cumulative incurred loss and allocated LAE from the first table less the cumulative paid loss and allocated from the second table, plus any outstanding liabilities from accident years prior to 2010.
The third table (bottom section of grouping) is supplementary information about the average historical claims duration as of December 31, 2019. It shows the weighted average annual percentage payout of incurred loss and allocated LAE by accident year as of each age. For example, the first column is calculated as the incremental paid loss and allocated LAE in the first calendar year for each given accident year (e.g. calendar year 2010 for accident year 2010, calendar year 2011 for accident year 2011) divided by the cumulative incurred loss and allocated LAE as of December 31, 2019 for that accident year. The resulting ratios are weighted together using cumulative incurred loss and allocated LAE as of December 31, 2019.

Other Property (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	156.1	153.2	144.5	145.2	140.2	139.3	138.6	137.0	136.7	136.3	1.5	NA
2011		162.9	150.3	141.2	133.2	131.3	132.0	132.2	131.0	131.1	0.1	NA
2012			162.1	148.9	143.8	139.4	134.7	132.7	132.6	132.0	1.1	NA
2013				130.0	126.8	116.0	112.5	112.2	111.7	111.4	0.7	NA
2014					113.8	116.6	114.1	114.4	112.0	111.3	0.7	NA
2015						139.7	132.2	134.4	134.4	134.1	1.6	NA
2016							194.9	213.7	218.3	219.1	1.7	NA
2017								332.7	369.3	387.9	19.1	NA
2018									270.8	326.3	34.0	NA
2019										245.0	101.1	NA
									Total	1,934.5

Other Property (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	31.4	88.7	115.5	123.2	128.0	130.1	130.6	130.6	130.5	131.4
2011		26.6	79.1	102.8	115.7	121.7	124.2	126.8	126.5	127.1
2012			20.0	84.7	107.4	115.5	118.9	124.2	125.0	126.2
2013				27.2	71.4	95.4	101.9	105.2	105.8	106.3
2014					18.8	68.9	95.5	103.7	105.9	106.7
2015						30.8	93.0	114.3	123.9	127.7
2016							31.2	128.0	180.6	197.5
2017								58.2	222.4	298.6
2018									54.8	180.1
2019										46.2
									Total	1,447.8
	All outstanding liabilities before 2010, net of reinsurance									4.0
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									490.7

Other Property
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	17.8%	42.5%	20.1%	7.2%	3.1%	1.8%	0.9%	0.3%	0.1%	0.7%

Property Catastrophe Excess Reinsurance (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	136.1	131.0	131.0	130.2	122.8	121.9	121.4	120.7	121.3	127.3	0.1	NA
2011		152.6	89.7	142.7	121.4	118.0	117.2	117.1	117.2	117.2	0.2	NA
2012			145.0	57.8	51.1	49.2	49.7	44.8	45.0	46.5	0.5	NA
2013				70.3	76.5	73.5	72.9	72.1	71.8	71.4	—	NA
2014					55.4	57.0	54.3	54.4	54.3	54.8	0.5	NA
2015						27.4	29.3	26.9	25.9	25.0	0.2	NA
2016							50.4	47.7	42.4	41.2	2.3	NA
2017								105.4	123.4	117.4	8.3	NA
2018									160.4	178.0	9.1	NA
2019										169.9	35.1	NA
									Total	948.7

Property Catastrophe Excess Reinsurance (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	49.8	90.0	102.5	107.6	111.1	113.6	117.5	117.5	118.0	119.1
2011		15.9	54.7	96.0	114.4	114.7	115.2	116.1	116.2	116.7
2012			2.8	25.8	35.4	40.0	40.9	42.7	44.0	46.1
2013				10.9	48.3	60.7	65.5	66.8	68.0	68.9
2014					9.2	35.8	41.9	47.4	49.1	51.5
2015						1.8	9.3	16.6	19.9	22.4
2016							10.4	25.7	31.7	37.0
2017								13.2	67.4	86.4
2018									2.7	115.8
2019										3.3
									Total	667.2
	All outstanding liabilities before 2010, net of reinsurance									4.5
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									286.0

Property Catastrophe Excess Reinsurance
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	12.7%	45.7%	19.0%	9.8%	2.3%	2.0%	1.9%	0.7%	0.5%	0.8%

Agriculture Reinsurance (Millions)
	Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	12.8	10.8	10.9	10.7	10.6	10.7	10.7	10.7	10.7	10.7	—	NA
2011		21.5	21.5	21.7	21.7	21.7	21.6	21.6	21.6	21.6	—	NA
2012			41.1	45.9	45.9	45.8	47.0	47.0	47.0	46.9	—	NA
2013				9.1	10.8	12.9	13.0	12.8	12.8	12.8	—	NA
2014					9.7	8.2	8.5	8.9	8.9	9.0	—	NA
2015						7.0	9.1	9.4	9.4	9.4	—	NA
2016							33.1	30.5	29.5	29.6	0.2	NA
2017								50.2	46.8	46.1	(0.4)	NA
2018									39.1	41.3	3.3	NA
2019										71.8	46.0	NA
									Total	299.2

Agriculture Reinsurance (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	0.5	10.6	10.8	10.6	10.6	10.6	10.6	10.6	10.6	10.7
2011		1.0	21.3	21.6	21.6	21.6	21.6	21.6	21.6	21.6
2012			19.0	45.4	45.7	45.6	46.9	46.9	46.9	46.9
2013				7.1	10.6	12.8	13.0	12.8	12.8	12.8
2014					6.5	8.1	8.8	8.8	8.9	9.0
2015						1.5	7.7	8.9	9.2	9.2
2016							10.0	27.8	29.2	29.5
2017								9.0	43.3	46.1
2018									2.6	35.8
2019										9.5
									Total	231.1
	All outstanding liabilities before 2010, net of reinsurance									—
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									68.1

Agriculture Reinsurance
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	22.3%	67.5%	4.8%	0.4%	1.1%	0.1%	0.1%	-%	-%	-%

Global A&H (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	118.4	125.4	123.0	122.1	121.8	121.8	121.9	121.8	121.7	121.7	(0.1)	NA
2011		161.3	176.7	172.3	171.6	171.6	171.6	171.4	171.4	171.5	0.1	NA
2012			163.4	160.1	147.8	147.1	146.9	146.7	146.6	146.5	(0.1)	NA
2013				125.5	123.3	118.8	118.3	117.7	116.9	116.8	—	NA
2014					130.8	131.9	130.3	130.3	129.4	129.4	0.1	NA
2015						152.7	148.8	145.5	144.2	143.8	0.3	NA
2016							173.3	187.1	183.0	181.5	2.5	NA
2017								176.4	172.6	165.9	1.4	NA
2018									198.3	205.5	13.4	NA
2019										271.9	89.1	NA
									Total	1,654.5

Global A&H (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	53.1	102.2	119.2	121.4	121.7	121.8	121.9	121.9	121.9	122.0
2011		71.2	139.2	166.1	171.1	171.5	171.6	171.6	171.6	171.7
2012			72.2	136.1	146.1	146.5	146.6	146.6	146.6	146.6
2013				54.4	103.7	114.2	115.6	116.8	116.3	116.3
2014					59.2	111.1	124.6	126.3	126.3	127.0
2015						75.4	129.8	141.2	142.8	143.1
2016							98.2	164.4	176.0	177.9
2017								61.5	150.7	163.0
2018									89.0	186.1
2019										128.7
									Total	1,482.4
	All outstanding liabilities before 2010, net of reinsurance									4.8
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									176.9

Global A&H
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	46.1%	42.6%	9.6%	1.4%	0.3%	0.1%	—%	—%	0.1%	—%

Aviation & Space (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	42.4	47.2	46.9	44.4	42.9	42.0	41.8	41.3	41.6	41.4	(0.4)	NA
2011		46.8	42.2	37.8	35.8	34.6	34.4	35.7	35.0	35.2	(0.2)	NA
2012			35.6	34.3	30.2	28.2	28.4	29.5	29.5	28.5	(0.3)	NA
2013				40.5	36.4	33.3	31.9	32.9	32.9	33.0	(0.5)	NA
2014					37.3	39.9	36.6	35.8	35.9	33.9	(3.0)	NA
2015						37.6	34.0	38.1	37.1	36.5	(0.9)	NA
2016							32.0	32.5	33.5	35.8	2.9	NA
2017								33.8	42.8	44.1	1.4	NA
2018									47.9	50.5	6.7	NA
2019										60.5	39.9	NA
									Total	399.4

Aviation & Space (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	12.0	22.0	31.3	36.0	37.5	38.5	39.4	39.6	40.7	41.0
2011		10.1	22.6	28.5	31.4	32.6	34.0	34.7	34.6	35.5
2012			7.6	18.4	22.6	24.6	27.3	28.2	28.7	28.4
2013				13.5	19.8	24.0	26.6	28.4	29.1	30.5
2014					8.0	17.8	23.5	26.1	28.1	28.8
2015						10.5	21.0	27.0	33.4	34.9
2016							7.8	19.6	26.7	29.1
2017								9.0	23.6	32.5
2018									14.3	27.4
2019										8.3
									Total	296.4
	All outstanding liabilities before 2010, net of reinsurance									6.2
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									109.2

Aviation & Space
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	25.3%	29.4%	17.8%	9.6%	5.2%	2.7%	2.5%	(0.3)%	2.6%	0.4%

Trade Credit (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	13.7	12.0	9.3	9.5	9.6	9.4	9.4	9.5	9.6	9.4	(0.3)	NA
2011		28.4	28.2	26.7	26.5	26.5	25.8	25.8	25.6	25.4	(0.3)	NA
2012			33.6	33.9	32.2	32.4	32.0	32.0	31.7	31.3	(0.2)	NA
2013				28.8	27.9	27.1	26.9	27.5	27.0	27.3	0.6	NA
2014					22.2	22.2	23.0	20.9	20.6	20.5	0.5	NA
2015						19.7	19.3	18.8	18.1	17.3	—	NA
2016							14.9	12.9	12.3	11.4	—	NA
2017								18.8	19.8	18.9	2.5	NA
2018									24.6	24.8	4.4	NA
2019										30.1	13.8	NA
									Total	216.4

Trade Credit (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	1.7	5.1	7.6	8.4	8.8	8.9	9.1	9.2	9.3	9.3
2011		6.4	17.1	23.1	24.3	25.2	25.5	25.2	25.3	25.3
2012			14.4	26.2	30.4	31.1	31.5	31.3	31.3	31.2
2013				11.3	19.4	22.3	23.5	23.9	24.0	24.1
2014					7.7	13.4	17.4	18.8	19.3	19.3
2015						4.5	12.0	15.4	16.4	16.3
2016							4.5	8.8	10.4	11.0
2017								3.0	8.8	12.6
2018									7.6	16.2
2019										8.8
									Total	174.1
	All outstanding liabilities before 2010, net of reinsurance									4.2
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									46.5

Trade Credit
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	32.3%	35.4%	17.6%	4.8%	1.8%	0.3%	0.1%	0.1%	0.3%	(0.2)%

Environmental (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	—	—	—	—	—	—	—	—	—	—	—	NA
2011		—	—	—	—	—	—	—	—	—	—	NA
2012			—	—	—	—	—	—	—	—	—	NA
2013				—	—	—	—	—	—	—	—	NA
2014					—	—	—	—	—	—	—	NA
2015						—	—	—	—	—	—	NA
2016							—	—	—	—	—	NA
2017								—	—	—	—	NA
2018									0.4	0.1	—	NA
2019										4.6	0.8	NA
									Total	4.7

Environmental (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	—	—	—	—	—	—	—	—	—	—
2011		—	—	—	—	—	—	—	—	—
2012			—	—	—	—	—	—	—	—
2013				—	—	—	—	—	—	—
2014					—	—	—	—	—	—
2015						—	—	—	—	—
2016							—	—	—	—
2017								—	—	—
2018									—	—
2019										0.1
									Total	0.1
	All outstanding liabilities before 2010, net of reinsurance									—
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									4.6

Environmental
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	1.0%	6.3%	—%	—%	—%	—%	—%	—%	—%	—%

Marine & Energy (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	30.5	33.3	31.0	30.7	32.1	31.7	30.4	30.2	30.0	30.0	0.1	NA
2011		36.7	33.0	30.7	31.2	32.2	31.6	31.7	31.6	32.3	(0.3)	NA
2012			27.2	33.4	36.0	37.5	37.9	36.8	36.3	36.2	1.7	NA
2013				23.2	20.5	19.2	18.2	18.0	18.0	18.1	0.2	NA
2014					23.2	21.4	19.4	18.2	17.8	18.4	(0.3)	NA
2015						29.3	31.0	28.9	28.4	28.3	0.2	NA
2016							28.2	29.1	28.3	28.3	0.8	NA
2017								37.2	34.8	34.6	2.2	NA
2018									23.1	25.4	3.2	NA
2019										18.8	6.7	NA
									Total	270.4

Marine & Energy (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	5.0	12.2	17.1	19.5	21.3	26.7	27.5	28.5	28.7	28.8
2011		4.4	14.4	21.8	25.2	28.0	28.8	29.3	29.7	30.4
2012			5.2	14.8	24.2	27.1	29.1	31.0	32.6	33.8
2013				2.9	9.3	12.6	14.0	14.4	14.9	15.1
2014					4.1	10.2	13.6	15.0	15.7	15.8
2015						4.3	11.6	21.5	25.9	26.9
2016							6.8	17.4	21.3	24.2
2017								7.2	18.1	26.1
2018									5.2	13.9
2019										3.8
									Total	218.8
	All outstanding liabilities before 2010, net of reinsurance									0.8
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									52.4

Marine & Energy
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	18.1%	30.5%	22.2%	9.7%	5.4%	6.4%	2.6%	2.7%	1.4%	0.7%

Surety (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	0.1	0.1	0.2	0.4	0.4	0.3	0.3	0.1	0.1	0.1	0.1	NA
2011		0.3	0.5	0.6	0.6	0.4	0.4	0.2	0.2	0.2	0.2	NA
2012			0.5	0.6	0.6	0.4	0.4	0.3	0.3	0.3	0.3	NA
2013				1.0	0.9	0.7	0.5	0.7	0.9	0.8	0.2	NA
2014					1.2	1.1	1.0	1.1	1.3	1.1	0.3	NA
2015						1.0	1.2	1.0	0.8	0.7	0.3	NA
2016							—	—	0.5	0.3	—	NA
2017								0.6	0.4	0.4	0.3	NA
2018									0.9	1.0	0.9	NA
2019										1.2	1.2	NA
									Total	6.1

Surety (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	—	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.1
2011		0.1	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2
2012			0.1	0.1	0.1	0.2	0.2	0.2	0.2	0.2
2013				0.1	0.1	0.2	0.3	0.5	0.6	0.6
2014					—	0.2	0.4	0.7	0.9	1.2
2015						—	0.2	0.3	0.4	0.5
2016							—	—	0.3	0.3
2017								—	—	—
2018									—	—
2019										—
									Total	3.1
	All outstanding liabilities before 2010, net of reinsurance									1.9
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									4.9

Surety
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	7.3%	9.0%	19.0%	14.7%	12.4%	17.8%	1.7%	2.0%	0.9%	0.3%

Contingency (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	5.5	5.9	4.5	4.4	4.2	4.1	4.1	4.1	4.1	4.1	—	NA
2011		7.7	7.1	6.6	6.5	6.5	6.6	6.6	6.6	6.6	—	NA
2012			9.6	8.6	8.7	8.5	8.3	8.1	8.1	8.0	—	NA
2013				5.5	4.2	3.6	3.6	3.6	3.6	3.6	0.1	NA
2014					4.2	7.0	5.2	4.7	4.7	4.7	—	NA
2015						9.9	9.6	9.0	8.9	8.9	0.1	NA
2016							17.6	18.0	17.0	17.3	0.2	NA
2017								9.7	10.6	11.2	0.8	NA
2018									9.4	9.0	1.4	NA
2019										3.0	1.4	NA
									Total	76.4

Contingency (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	1.9	3.4	3.5	3.5	3.9	4.0	4.1	4.1	4.1	4.1
2011		2.0	5.7	6.4	6.4	6.5	6.5	6.5	6.5	6.5
2012			5.3	7.1	8.5	8.4	8.3	8.1	8.1	8.1
2013				1.8	3.0	3.3	3.3	3.3	3.3	3.3
2014					1.6	3.7	4.4	4.5	4.5	4.5
2015						2.8	7.1	7.8	7.8	8.7
2016							11.6	15.2	16.0	16.8
2017								3.0	7.0	9.4
2018									1.8	6.2
2019										0.3
									Total	67.9
	All outstanding liabilities before 2010, net of reinsurance									(0.1)
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									8.3

Contingency
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	42.2%	36.2%	10.8%	1.7%	3.2%	—%	0.2%	0.4%	0.4%	—%

Casualty (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	1.7	1.5	1.6	1.4	1.1	0.9	0.6	0.6	0.5	0.5	—	NA
2011		0.5	0.4	0.4	0.3	0.3	0.2	0.2	0.2	0.2	—	NA
2012			0.2	0.2	0.4	0.5	0.5	0.5	0.5	0.4	—	NA
2013				0.4	0.4	0.4	0.4	0.5	0.5	0.5	—	NA
2014					0.4	0.4	0.5	0.5	0.5	0.6	—	NA
2015						0.5	0.8	0.6	0.5	0.6	—	NA
2016							0.2	0.3	0.3	0.1	—	NA
2017								9.7	9.7	12.5	7.2	NA
2018									53.4	63.5	41.3	NA
2019										141.9	116.0	NA
									Total	220.8

Casualty (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	—	—	0.1	0.1	0.2	0.4	0.3	0.4	0.4	0.3
2011		—	—	0.1	0.1	0.2	0.2	0.2	0.2	0.2
2012			—	—	0.1	0.2	0.1	0.2	0.2	0.3
2013				0.1	0.1	0.2	0.3	0.4	0.4	0.5
2014					0.1	0.2	0.4	0.4	0.4	0.5
2015						0.2	0.4	0.4	0.4	0.4
2016							—	0.1	0.1	0.2
2017								—	0.6	1.6
2018									2.0	8.1
2019										10.6
									Total	22.7
	All outstanding liabilities before 2010, net of reinsurance									3.9
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									202.0

Casualty
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	5.9%	9.4%	9.5%	11.1%	7.3%	10.0%	0.6%	13.4%	1.0%	0.7%

Runoff & Other (Millions)
Incurred losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,										December 31, 2019
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019	Total IBNR liabilities plus expected development on reported claims	Cumulative number of reported claims
2010	282.3	283.2	283.4	284.0	285.1	286.6	287.6	287.7	287.0	291.5	5.4	NA
2011		221.5	222.8	223.9	224.5	225.0	225.9	225.4	225.0	223.9	2.9	NA
2012			3.6	4.0	4.1	4.2	4.1	4.1	3.9	3.7	1.1	NA
2013				1.2	0.2	0.2	0.2	0.1	0.2	0.4	—	NA
2014					0.2	0.2	0.3	0.4	0.5	0.5	—	NA
2015						9.5	15.7	17.5	18.0	18.0	0.2	NA
2016							11.8	12.1	11.7	11.6	—	NA
2017								0.6	0.7	0.7	—	NA
2018									30.3	28.6	2.6	NA
2019										0.3	0.2	NA
									Total	579.2

Runoff & Other (Millions)
Cumulative paid losses and allocated loss adjustment expenses, net of reinsurance
	Year ended December 31,
Accident Year	2010 Unaudited	2011 Unaudited	2012 Unaudited	2013 Unaudited	2014 Unaudited	2015 Unaudited	2016 Unaudited	2017 Unaudited	2018 Unaudited	2019
2010	160.1	263.2	265.5	269.6	272.8	276.4	278.3	280.2	280.9	281.3
2011		206.9	209.0	211.2	213.0	214.7	216.7	218.2	218.8	219.3
2012			0.3	1.3	1.8	2.2	2.4	2.4	2.5	2.7
2013				0.7	0.1	0.1	0.1	0.1	0.1	0.2
2014					—	—	0.1	0.2	0.3	0.5
2015						5.2	10.0	15.3	16.6	17.3
2016							6.2	10.1	11.0	11.3
2017								0.4	0.5	0.6
2018									7.9	12.6
2019										—
									Total	545.8
	All outstanding liabilities before 2010, net of reinsurance									397.2
	Liabilities for loss and allocated loss adjustment expenses, net of reinsurance									430.6

Runoff & Other
Average annual percentage payout of incurred losses and allocated LAE by age, net of reinsurance
Years	1	2	3	4	5	6	7	8	9	10
	66.9%	20.6%	2.0%	1.5%	1.1%	1.1%	0.7%	0.5%	0.2%	0.1%

Note 6.   Third party reinsurance
In the normal course of business, Sirius Group seeks to protect its businesses from losses due to concentration of risk and losses arising from catastrophic events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts. The effects of reinsurance on Sirius Group’s written and earned premiums and on losses and LAE were as follows:
(Millions)	2019	2018	2017
Written premiums:
Direct	$511.2	$454.5	$450.2
Assumed	1,391.5	1,366.5	989.1
Gross written premiums	1,902.7	1,821.0	1,439.3
Ceded	(400.1)	(463.9)	(349.1)
Net written premiums	$1,502.6	$1,357.1	$1,090.2
Earned premiums:
Direct	$481.0	$432.6	$405.7
Assumed	1,357.7	1,236.2	942.2
Gross earned premiums	1,838.7	1,668.8	1,347.9
Ceded	(397.1)	(406.5)	(312.6)
Net earned premiums	$1,441.6	$1,262.3	$1,035.3
Losses and LAE:
Direct	$316.3	$260.5	$294.9
Assumed	1,111.4	819.1	701.3
Gross losses and LAE	1,427.7	1,079.6	996.2
Ceded	(257.4)	(179.6)	(185.0)
Net losses and LAE	$1,170.3	$900.0	$811.2
Sirius Group’s reinsurance protection primarily consists of pro-rata and excess of loss protections that protect all of its reportable segments. Attachment points and coverage limits vary by region around the world. Protections by reportable segment are listed below.
Global Reinsurance
Sirius Group’s core proportional property reinsurance programs provide protection for parts of the non-proportional treaty accounts written in Europe, the Americas, Caribbean, Asia, the Middle East, and Australia. These reinsurance protections are designed to increase underwriting capacity where appropriate, and to reduce exposure both to large catastrophe losses and to a frequency of smaller loss events.
Sirius Group has in place excess of loss retrocessional coverage for its worldwide earthquake related exposures. This coverage was renewed for one year at June 1, 2019, providing 50% of $40.0 million of reinsurance protection in excess of Sirius Group’s retention of $35.0 million and a further of 100% of $35.0 million of coverage in excess of $75.0 million.
Sirius Group periodically purchases ILW contracts to augment its overall retrocessional program. The following ILW contracts are currently in force:
Scope	Limit	Trigger	Expiration Date
United States excluding North East, all natural perils	$5.0 million	$40.0 billion	July 5, 2020
Sirius Group also purchases excess of loss reinsurance protection for its facultative and primary insurance property books. Almost all of Sirius Group’s excess of loss reinsurance protections, excluding

ILWs which tend to only cover one loss event, include provisions that reinstate coverage at a cost of 100% or more of the original reinsurance premium.
The aviation & space reinsurance program is intended to reduce exposure to a frequency of small losses, a single large loss, or a combination of both. For the proportional and facultative aviation book, reinsurance protection purchased is geared to cover losses from events that cause a market loss in excess of $150.0 million up to a full policy limit of $2.0 billion. This program is in place through October 2020. For the non-proportional book, reinsurance protection includes a 12.5% quota share treaty. In addition, the non-proportional book is protected by ILWs totaling limits of $27.5 million. The ILWs attach at industry loss levels between $400.0 million and $800.0 million.
Other lines of business within the Global Reinsurance segment are protected through various quota share and excess of loss protections.
Global A&H
Sirius Group has excess of loss protection covering its personal accident and life accounts written in the Stockholm, Hamburg, Liege, and Singapore branches. For primary insurance, there are account-specific quota share and stop-loss reinsurance protections in place of various percentages for the medical benefits and student health business. In addition to these primary insurance protections, there is an excess of loss protection of unlimited dollars in excess of $1.5 million (per person) is in place.
U.S. Specialty
The Workers’ Compensation, Environmental, and Surety lines of business within the U.S. Specialty segment are protected through various quota share and excess of loss protections.
Runoff & Other
Within the Runoff & Other segment, there are multiple reinsurance protections in place, primarily excess of loss protections.
Reinsurance recoverables by rating
At December 31, 2019, Sirius Group had reinsurance recoverables on paid losses of $73.9 million and reinsurance recoverables of $410.3 million on unpaid losses. At December 31, 2018, Sirius Group had reinsurance recoverables on paid losses of $55.0 million and reinsurance recoverables of $350.2 million on unpaid losses. Because retrocessional reinsurance contracts do not relieve Sirius Group of its obligation to its insureds, the collectability of balances due from Sirius Group’s reinsurers is important to its financial strength. Sirius Group monitors the financial strength and ratings of retrocessionaires on an ongoing basis. Uncollectible amounts historically have not been significant.
The following tables provide a listing of Sirius Group’s gross and net recoverable amounts by the reinsurer’s Standard & Poor’s rating and the percentage of total recoverables as of December 31, 2019 and 2018. With certain reinsurers if Standard & Poor’s rating was not available, an A.M. Best rating was used.
	December 31, 2019
Rating(1)	Gross	Collateral	Net	% of Net Total
AAA	$3.4	$—	$3.4	1%
AA	117.2	14.3	102.9	42%
A	301.8	195.6	106.2	43%
BBB or lower	14.9	13.7	1.2	1%
Not rated	46.9	13.4	33.5	13%
Total	$484.2	$237.0	$247.2	100%

(1)
Standard & Poor’s ratings as detailed above are: “AAA” (Extremely Strong), “AA” (Very strong), “A” (Strong), and “BBB” (Adequate).

	December 31, 2018
Rating(1)	Gross	Collateral	Net	% of Net Total
AA	$115.1	$1.5	$113.6	35%
A	212.9	45.4	167.5	52%
BBB or lower	19.5	13.3	6.2	2%
Not rated	57.7	23.2	34.5	11%
Total	$405.2	$83.4	$321.8	100%

(1)
Standard & Poor’s ratings as detailed above are: “AA” (Very strong), “A” (Strong), and “BBB” (Adequate).

The following tables provide a listing of the five highest gross recoverable amounts by reinsurer, along with percentage of total recoverable amount, the reinsurer’s Standard & Poor’s reinsurer rating, and the percentage that the recoverable is collateralized as of December 31, 2019 and 2018:
	December 31, 2019
(Millions)	Balance	% of Total	S&P rating	% Collateralized
Reinsurer:
General Insurance Corporation of India(1)	$143.0	30%	A-	98%
Swiss Reinsurance Company Ltd.	44.7	9%	AA-	5%
Berkshire Hathaway, Inc.	34.0	7%	AA+	3%
Lloyd’s of London	27.0	6%	A+	30%
Argo Capital Group Ltd.	19.1	4%	A-	89%

(1)
Reflects an A.M. Best rating of “A-” (Excellent).

	December 31, 2018
(Millions)	Balance	% of Total	S&P rating	% Collateralized
Reinsurer:
General Insurance Corporation of India(1)	$82.7	20%	A-	97%
Swiss Reinsurance Company Ltd.	44.1	11%	AA-	—%
Berkshire Hathaway, Inc.	39.3	10%	AA+	1%
Argo Capital Group Ltd.	16.7	4%	A-	87%
Lloyd’s of London	13.4	3%	A+	5%

(1)
Reflects an A.M. Best rating of “A-” (Excellent).

Note 7.   Deferred acquisition costs
The following table presents a rollforward of Deferred acquisition costs for the years ended December 31, 2019, 2018, and 2017:
(Millions)	2019	2018	2017
Deferred acquisition costs – balance, beginning of the year	$141.6	$120.9	$84.7
Acquisition costs deferred(1)	221.6	202.6	220.7
Amortization expense	(214.4)	(180.4)	(186.7)
Other, including foreign exchange	(0.6)	(1.5)	2.2
Deferred acquisition costs – balance, end of the year	$148.2	$141.6	$120.9

(1)
2017 amount includes $2.9 from Acquisition of IMG. (See Note 3.)

Note 8.   Investment securities
Net Investment Income
Sirius Group’s net investment income is comprised primarily of interest income along with associated amortization of premium and accretion of discount on Sirius Group’s fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments.
Net investment income for the years ended December 31, 2019, 2018, and 2017 consisted of the following:
(Millions)	2019	2018	2017
Fixed maturity investments	$52.1	$53.2	$51.5
Short-term investments	15.8	5.1	1.5
Equity securities	15.2	16.5	5.1
Other long-term investments	14.2	8.4	8.5
Interest on funds held under reinsurance treaties	—	(0.5)	—
Total investment income	97.3	82.7	66.6
Investment expenses	(12.6)	(11.3)	(9.8)
Net investment income	$84.7	$71.4	$56.8
Net Realized and Unrealized Investment Gains (Losses)
Net realized and unrealized investment gains (losses) for the years ended December 31, 2019, 2018, and 2017 consisted of the following:
(Millions)	2019	2018	2017
Gross realized gains	$99.3	$42.3	$24.4
Gross realized (losses)	(42.6)	(40.0)	(51.6)
Net realized gains (losses) on investments(1)	56.7	2.3	(27.2)
Net unrealized gains (losses) on investments(2)	80.6	(23.2)	(10.5)
Net realized and unrealized investment gains (losses) on investments	$137.3	$(20.9)	$(37.7)

(1)
Includes $50.4, $17.3, and $(19.1) of realized gains (losses) due to foreign currency during 2019, 2018, and 2017, respectively.

(2)
Includes $(5.7), $35.7, and $(51.7) of unrealized (losses) gains due to foreign currency during 2019, 2018, and 2017, respectively.

Net realized investment gains (losses)
Net realized investment gains (losses) for the years ended December 31, 2019, 2018, and 2017 consisted of the following:
(Millions)	2019	2018	2017
Fixed maturity investments	$33.7	$3.6	$(19.1)
Equity securities	9.4	(6.4)	0.1
Short-term investments	14.8	—	—
Derivative instruments	(2.5)	—	—
Other long-term investments	1.3	5.1	(8.2)
Net realized investment gains (losses)	$56.7	$2.3	$(27.2)
Net unrealized investment gains (losses)
The following table summarizes the net unrealized investment gains (losses) and changes in fair value for the years ended December 31, 2019, 2018, and 2017:
(Millions)	2019	2018	2017
Fixed maturity investments	$24.1	$14.1	$(41.3)
Equity securities	51.4	(51.1)	25.2
Short-term investments	(5.2)	—	—
Derivative instruments	(0.5)	—	—
Other long-term investments	10.8	13.8	5.6
Net unrealized investment gains (losses)	$80.6	$(23.2)	$(10.5)
The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the years ended December 31, 2019, 2018, and 2017:
(Millions)	2019	2018	2017
Fixed maturity investments	$—	$(6.1)	$(0.2)
Equity securities	—	—	0.1
Other long-term investments	15.9	4.0	(0.6)
Total unrealized investment gains (losses) – Level 3 investments	$15.9	$(2.1)	$(0.7)
Investment Holdings
Fixed maturity investments
The cost or amortized cost, gross unrealized investment gains (losses), net foreign currency gains (losses), and fair value of Sirius Group’s fixed maturity investments as of December 31, 2019 and 2018, were as follows:

	2019
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
Asset-backed securities	$489.4	$1.4	$(3.9)	$(0.1)	$486.8
Corporate debt securities	458.6	5.2	(1.2)	11.5	474.1
Residential mortgage-backed securities	426.2	10.5	(1.4)	3.6	438.9
U.S. government and government agency	111.5	0.7	(0.4)	(1.3)	110.5
Commercial mortgage-backed securities	88.5	0.9	(0.6)	0.2	89.0
Non-U.S. government and government agency	63.7	—	(0.7)	—	63.0
Preferred stocks	17.0	—	—	—	17.0
U.S. States, municipalities and political subdivision	1.7	—	—	—	1.7
Total fixed maturity investments	$1,656.6	$18.7	$(8.2)	$13.9	$1,681.0

	2018
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Fair value
Asset-backed securities	$496.3	$0.1	$(3.8)	$1.9	$494.5
Corporate debt securities	694.1	1.4	(7.3)	7.6	695.8
Residential mortgage-backed securities	413.0	1.7	(7.1)	5.9	413.5
U.S. government and government agency	163.9	0.3	(0.5)	4.2	167.9
Commercial mortgage-backed securities	117.7	0.2	(2.7)	0.7	115.9
Non-U.S. government and government agency	50.6	—	(0.2)	(0.1)	50.3
Preferred stocks	14.5	0.6	(6.8)	0.2	8.5
U.S. States, municipalities and political subdivision	2.8	—	—	—	2.8
Total fixed maturity investments	$1,952.9	$4.3	$(28.4)	$20.4	$1,949.2
The weighted average duration of Sirius Group’s fixed income portfolio as of December 31, 2019 was approximately 1.6 years, including short-term investments, and approximately 2.5 years excluding short-term investments.
The cost or amortized cost and fair value of Sirius Group’s fixed maturity investments as of December 31, 2019 and 2018 are presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.
	2019		2018
(Millions)	Cost or amortized cost	Fair value	Cost or amortized cost	Fair value
Due in one year or less	$85.0	$88.4	$249.6	$254.6
Due after one year through five years	479.1	490.3	635.6	636.4
Due after five years through ten years	46.3	46.0	26.2	25.7
Due after ten years	25.1	24.6	0.1	0.1
Mortgage-backed and asset-backed securities	1,004.1	1,014.7	1,026.9	1,023.9
Preferred stocks	17.0	17.0	14.5	8.5
Total	$1,656.6	$1,681.0	$1,952.9	$1,949.2

The following table summarizes the ratings and fair value of fixed maturity investments held in Sirius Group’s investment portfolio as of December 31, 2019 and 2018:
(Millions)	2019	2018
AAA	$559.8	$602.0
AA	724.3	818.0
A	219.0	290.5
BBB	95.8	167.4
Other	82.1	71.3
Total fixed maturity investments(1)	$1,681.0	$1,949.2

(1)
Credit ratings are assigned based on the following hierarchy: 1) Standard & Poor’s and 2) Moody’s Investor Service.

As of December 31, 2019, the above totals included $43.3 million of sub-prime securities. Of this total, $21.7 million was rated AAA, $18.4 million rated AA, $3.1 million rated A, and $0.1 million classified as other. As of December 31, 2018, the above included $42.6 million of sub-prime securities. Of this total, $17.1 million was rated AAA, $9.8 million rated AA, $6.0 million rated A, $4.7 million rated BBB and $5.0 million classified as other.
Mortgage-backed, Asset-backed Securities
Sirius Group purchases commercial mortgage-backed securities (“CMBS”) and residential mortgage-backed securities (“RMBS”) and asset-backed securities with the goal of maximizing risk adjusted returns in the context of a diversified portfolio. Sirius Group considers sub-prime securities as those that have underlying loan pools that exhibit weak credit characteristics, or those that are issued from dedicated sub-prime shelves or dedicated second-lien shelf registrations (i.e., Sirius Group considers investments backed primarily by second-liens to be sub-prime risks). Given the tranched nature of mortgage-backed and asset-backed securities, Sirius Group relies primarily on rating agency credit ratings (i.e., S&P and Moody’s) to evaluate credit worthiness of these securities and to a lesser extent on credit scores such as FICO.
The following table summarizes the total mortgage and asset-backed securities held at fair value in Sirius Group’s investment portfolio as of December 31, 2019 and 2018:
(Millions)	2019	2018
Mortgage-backed securities:
Agency:
Federal national mortgage association	$235.9	$185.0
Federal home loan mortgage corporation	165.0	166.9
Government national mortgage association	52.2	59.4
Total agency(1)	453.1	411.3
Non-agency:
Commercial	60.9	85.5
Residential	13.9	32.6
Total non-agency	74.8	118.1
Total mortgage-backed securities	527.9	529.4
Asset-backed securities:
Collateralized loan obligations	417.0	373.0
Vehicle receivables	32.9	63.8
Credit card receivables	5.7	10.7
Other	31.2	47.0
Total asset-backed securities	486.8	494.5
Total mortgage and asset-backed securities(2)	$1,014.7	$1,023.9

(1)
Represents publicly traded mortgage-backed securities which carry the full faith and credit guaranty of the U.S. government (i.e., GNMA) or are guaranteed by a government-sponsored entity (i.e., FNMA, FHLMC).

(2)
As of December 31, 2019 and 2018, all mortgage- and asset-backed securities held by Sirius Group were classified as Level 2 investments.

Equity securities and Other long-term investments
The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains and losses, and fair values of Sirius Group’s equity securities and other long-term investments as of December 31, 2019 and 2018, were as follows:
	2019
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains	Fair value
Equity securities	$379.2	$55.6	$(37.3)	$7.7	$405.2
Other long-term investments	$315.4	$49.9	$(29.3)	$10.8	$346.8
	2018
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains	Fair value
Equity securities	$409.4	$17.8	$(50.8)	$3.6	$380.0
Other long-term investments	$337.6	$32.6	$(13.5)	$8.3	$365.0
Equity securities at fair value consisted of the following as of December 31, 2019 and 2018:
(Millions)	2019	2018
Fixed income mutual funds	$175.3	$157.7
Common stocks	228.1	222.3
Other equity securities	1.8	—
Total Equity securities	$405.2	$380.0
Other long-term investments at fair value consisted of the following as of December 31, 2019 and 2018:
(Millions)	2019	2018
Hedge funds and private equity funds	$269.0	$301.4
Limited liability companies and private equity securities	77.8	63.6
Total Other long-term investments	$346.8	$365.0
Hedge Funds and Private Equity Funds
Sirius Group holds investments in hedge funds and private equity funds, which are included in other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. As of December 31, 2019, Sirius Group held investments in 9 hedge funds and 29 private equity funds. The largest investment in a single fund was $51.6 million as of December 31, 2019 and $54.8 million as of December 31, 2018.
The following table summarizes investments in hedge funds and private equity interests by investment objective and sector as of December 31, 2019 and 2018:

	2019		2018
(Millions)	Fair value	Unfunded commitments	Fair value	Unfunded commitments
Hedge funds:
Long/short multi-sector	$53.0	$—	$41.0	$—
Distressed mortgage credit	51.6	—	54.8	—
Private credit	21.5	—	20.0	—
Other	1.4	—	2.5	—
Total hedge funds	127.5	—	118.3	—
Private equity funds:
Energy infrastructure & services	53.6	34.6	93.7	54.2
Multi-sector	8.7	7.8	9.0	0.7
Healthcare	25.9	10.4	31.7	15.6
Life settlement	23.9	—	23.7	—
Manufacturing/Industrial	27.6	3.9	23.6	10.4
Private equity secondaries	0.6	0.8	1.1	1.1
Real estate	—	—	0.3	—
Other	1.2	2.6	—	—
Total private equity funds	141.5	60.1	183.1	82.0
Total hedge and private equity funds included in Other long-term investments	$269.0	$60.1	$301.4	$82.0
Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency, and advance notice periods for redemptions. Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.
The following summarizes the December 31, 2019 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:
	Notice Period
Redemption Frequency (Millions)	30 – 59 days notice	60 – 89 days notice	90 – 119 days notice	120+ days notice	Total
Monthly	$—	$36.2	$—	$—	$36.2
Quarterly	0.8	—	—	—	0.8
Semi-annual	—	0.3	—	—	0.3
Annual	—	16.8	51.9	21.5	90.2
Total	$0.8	$53.3	$51.9	$21.5	$127.5
Certain of the hedge fund and private equity fund investments in which Sirius Group is invested are no longer active and are in the process of disposing of their underlying investments. Distributions from such funds are remitted to investors as the fund’s underlying investments are liquidated. As of December 31, 2019, no distributions were outstanding from these investments.
Investments in private equity funds are generally subject to a “lock-up” period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund’s underlying investments. In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors.

As of December 31, 2019, investments in private equity funds were subject to lock-up periods as follows:
(Millions)	1 – 3 years	3 – 5 years	5 – 10 years	Total
Private Equity Funds – expected lock up period remaining	$4.7	$1.4	$135.4	$141.5
Investments Held on Deposit or as Collateral
As of December 31, 2019 and 2018, investments of $1,309.5 million and $792.4 million, respectively, were held in trusts required to be maintained in relation to various reinsurance agreements. Sirius Group’s consolidated reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits which are included within total investments totaled $1,315.5 million and $801.2 million as of December 31, 2019 and 2018, respectively.
As of December 31, 2019, Sirius Group held $0.2 million of collateral in the form short-term investments associated with Interest Rate Cap agreements. (See Note 13.)
Unsettled investment purchases and sales
As of December 31, 2019 and 2018, Sirius Group reported $2.3 million and $3.2 million, respectively, in Accounts payable on unsettled investment purchases.
As of December 31, 2019 and 2018, Sirius Group reported $6.7 million and $5.0 million, respectively, in Accounts receivable on unsettled investment sales.
Note 9.   Fair value measurements
Fair value measurements
Fair value measurements are categorized into a hierarchy that distinguishes between inputs based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). Quoted prices in active markets for identical assets or liabilities have the highest priority (“Level 1”), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities (“Level 2”), and unobservable inputs, including the reporting entity’s estimates of the assumptions that market participants would use, having the lowest priority (“Level 3”).
The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment.
Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This may lead Sirius to change the selection of the valuation technique (for example, from market to cash flow approach) or to use multiple valuation techniques to estimate the fair value of a financial instrument. These circumstances could cause an instrument to be reclassified between levels within fair value hierarchy. Investments valued using Level 1 inputs include fixed maturity investments, primarily investments in U.S. Treasuries Bills and Notes, equity securities, and short-term investments. Investments valued using Level 2 inputs are primarily comprised of fixed maturity investments, which have been disaggregated into classes, including U.S. government and government agency, corporate debt securities, mortgage-backed and asset-backed securities, non-U.S. government and government agency, U.S. state and municipalities and political sub division and preferred stocks. Investments valued using Level 2 inputs also include certain ETFs that track U.S. stock indices such as the S&P 500 but are traded on foreign exchanges. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Sirius Group determines when transfers between levels have occurred as of the beginning of the period.
Valuation techniques
Sirius Group uses outside pricing services to assist in determining fair values for its investments. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services Sirius Group uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable or are not considered reasonable, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, prepayment speeds, reference data including research publications, and other relevant inputs. Given that many fixed maturity investments do not trade on a daily basis, the outside pricing services evaluate a wide range of fixed maturity investments by regularly drawing parallels from recent trades and quotes of comparable securities with similar features. The characteristics used to identify comparable fixed maturity investments vary by asset type and take into account market convention.
The valuation process above is generally applicable to all of Sirius Group’s fixed maturity investments. The techniques and inputs specific to asset classes within Sirius Group’s fixed maturity investments for Level 2 securities that use observable inputs are as follows:
U.S. government and government agency
U.S. government and government agency securities consist primarily of debt securities issued by the U.S. Treasury and mortgage pass-through agencies such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Fixed maturity investments included in U.S. government and government agency securities are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources and integrate other observations from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The fair value of each security is individually computed using analytical models which incorporate option adjusted spreads and other daily interest rate data.
Non-U.S. government and government agency
Non-U.S. government and government agency securities consist of debt securities issued by non-U.S. governments and their agencies along with supranational organizations (also known as sovereign debt securities). Securities held in these sectors are primarily priced by pricing services who employ proprietary discounted cash flow models to value the securities. Key quantitative inputs for these models are daily observed benchmark curves for treasury, swap, and high issuance credits. The pricing services then apply a credit spread for each security which is developed by in-depth and real time market analysis. For securities in which trade volume is low, the pricing services utilize data from more frequently traded securities with similar attributes. These models may also be supplemented by daily market and credit research for international markets.
Corporate debt securities
Corporate debt securities consist primarily of investment-grade debt of a wide variety of U.S. and non-U.S. corporate issuers and industries. The corporate fixed maturity investments are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources regarding the issuer of the security and obtain credit data, as well as other observations, from markets and sector news. Evaluations are updated by obtaining broker dealer quotes and other market information including actual trade volumes, when available. The pricing services also consider the specific terms and conditions of the securities, including any specific features which may influence risk.

Mortgage-backed and asset-backed securities
The fair value of mortgage and asset-backed securities is primarily priced by pricing services using a pricing model that uses information from market sources and leveraging similar securities. Key inputs include benchmark yields, reported trades, underlying tranche cash flow data, collateral performance, plus new issue data, as well as broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including issuer, vintage, loan type, collateral attributes, prepayment speeds, default rates, recovery rates, cash flow stress testing, credit quality ratings, and market research publications.
U.S. states, municipalities, and political subdivisions
The U.S. states, municipalities, and political subdivisions portfolio contains debt securities issued by U.S. domiciled state and municipal entities. These securities are generally priced by independent pricing services using the techniques for U.S. government and government agency securities.
Preferred stocks
The fair value of preferred stocks is generally priced by independent pricing services using an evaluated pricing model that calculates the appropriate spread over a comparable security for each issue. Key inputs include exchange prices (underlying and common stock of same issuer), benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including sector, coupon, credit quality ratings, duration, credit enhancements, early redemption features, and market research publications.
Level 3 Investments
Level 3 valuations are generated from techniques that use assumptions not observable in the market. These unobservable assumptions reflect Sirius Group’s assumptions, that market participants would use in valuing the investment. Generally, certain securities may start out as Level 3 when they are originally issued but as observable inputs become available in the market, they may be reclassified to Level 2.
Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of hedge funds and private equity funds and periodically discussing each fund’s pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.
The fair values of Sirius Group’s investments in private equity securities and private debt instruments have been classified as Level 3 measurements. They are carried at fair value and are initially valued based on transaction price and their valuation is subsequently estimated based on available evidence such as a market transaction in similar instruments and other financial information for the issuer.
Investments measured using Net Asset Value
The fair value of Sirius Group’s investments in hedge funds and private equity funds has been determined using net asset value. The hedge fund’s administrator provides quarterly updates of fair value in the form of Sirius Group’s proportional interest in the underlying fund’s net asset value (collectively “NAV”), which is deemed to approximate fair value, generally with a three month delay in valuation. The fair value of investment in hedge funds is measured using the NAV practical expedient and therefore has been not categorized within the fair value hierarchy. The private equity funds provide quarterly or semi-annual partnership capital statements with a three or six month delay which are used as a basis for valuation. These private equity investments vary in investment strategies and are not actively traded in any open markets. The fair value of these investments are measured using NAV practical expedient and therefore have not been categorized with the fair value hierarchy. Due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of Sirius’s reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using other information that is available to Sirius Group with respect to the underlying investments, as necessary.

Fair Value Measurements by Level
The following tables summarize Sirius Group’s financial assets and liabilities measured at fair value as of December 31, 2019 and 2018 by level:
	2019
(Millions)	Fair value	Level 1 inputs	Level 2 inputs	Level 3 inputs
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$110.5	$109.1	$1.4	$—
Corporate debt securities	474.1	—	474.1	—
Asset-backed securities	486.8	—	486.8	—
Residential mortgage-backed securities	438.9	—	438.9	—
Commercial mortgage-backed securities	89.0	—	89.0	—
Non-U.S. government and government agency	63.0	31.7	31.3	—
Preferred stocks	17.0	—	—	17.0
U.S. States, municipalities, and political subdivision	1.7	—	1.7	—
Total fixed maturity investments	1,681.0	140.8	1,523.2	17.0
Equity securities:
Fixed income mutual funds	175.3	175.3	—	—
Common stocks	228.1	228.1	—	—
Other equity securities	1.8	—	1.8	—
Total equity securities	405.2	403.4	1.8	—
Short-term investments	1,085.2	1,073.7	11.5	—
Other long-term investments(1)	77.8	—	—	77.8
Total investments	$3,249.2	$1,617.9	$1,536.5	$94.8
Loan participation	20.0	—	—	20.0
Derivative instruments	11.4	1.3	—	10.1
Total assets measured at fair value	$3,280.6	$1,619.2	$1,536.5	$124.9
Liabilities measured at fair value
Contingent consideration liabilities	$28.2	$—	$—	$28.2
Derivative instruments	9.5	0.2	—	9.3
Total liabilities measured at fair value	$37.7	$0.2	$—	$37.5

(1)
Excludes fair value of $269.0 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

	2018
(Millions)	Fair value	Level 1 inputs	Level 2 inputs	Level 3 inputs
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$167.9	$164.7	$3.2	$—
Corporate debt securities	695.8	—	695.8	—
Asset-backed securities	494.5	—	494.5	—
Residential mortgage-backed securities	413.5	—	413.5	—
Commercial mortgage-backed securities	115.9	—	115.9	—
Non-U.S. government and government agency	50.3	42.9	7.4	—
Preferred stocks	8.5	—	3.1	5.4
U.S. States, municipalities, and political subdivision	2.8	—	2.8	—
Total fixed maturity investments	1,949.2	207.6	1,736.2	5.4
Equity securities:
Fixed income mutual funds	157.7	157.7	—	—
Common stocks	222.3	222.3	—	—
Other equity securities	—	—	—	—
Total equity securities	380.0	380.0	—	—
Short-term investments	715.5	679.3	36.2	—
Other long-term investments(1)	63.6	—	—	63.6
Total investments	$3,108.3	$1,266.9	$1,772.4	$69.0
Loan participation	—	—	—	—
Derivative instruments	4.1	—	—	4.1
Total assets measured at fair value	$3,112.4	$1,266.9	$1,772.4	$73.1
Liabilities measured at fair value
Contingent consideration liabilities	$28.8	$—	$—	$28.8
Derivative instruments	5.1	0.5	—	4.6
Total liabilities measured at fair value	$33.9	$0.5	$—	$33.4

(1)
Excludes fair value of $301.4 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Rollforward of Level 3 Fair Value Measurements
The following tables present changes in Level 3 for financial instruments measured at fair value for the years ended December 31, 2019 and 2018:
	2019
(Millions)	Fixed maturities	Other long-term investments(1)	Loan participation	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance at January 1, 2019	$5.4	$63.6	$—	$(0.5)	$(28.8)
Total realized and unrealized gains	—	7.3	—	(7.1)	(6.3)
Foreign currency losses through Other Comprehensive Income	—	(0.6)	—	—	—
Purchases	17.0	15.7	20.0	—	—
Sales/settlements	(5.4)	(8.2)	—	8.4	6.9
Balance at December 31, 2019	$17.0	$77.8	$20.0	$0.8	$(28.2)

(1)
Excludes fair value of $269.0 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

	2018
(Millions)	Fixed maturities	Other long-term investments(1)	Loan participation	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance at January 1, 2018	$8.0	$64.2	$—	$(6.1)	$(42.8)
Total realized and unrealized gains	(6.1)	6.8	—	12.0	9.6
Foreign currency losses through Other Comprehensive Income	—	(4.4)	—	—	—
Purchases	4.0	1.2	—	—	—
Sales/settlements	(0.5)	(4.2)	—	(6.4)	4.4
Balance at December 31, 2018	$5.4	$63.6	$—	$(0.5)	$(28.8)

(1)
Excludes fair value of $301.5 associated with hedge funds and private equity funds which fair value is measured at net asset value using the practical expedient.

Fair Value Measurements — transfers between levels
There were no transfers between Level 3 and Level 2 measurements for the year ended December 31, 2019 or December 31, 2018.
Significant Unobservable Inputs
The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments as of December 31, 2019 and 2018, and includes only those instruments for which information about the inputs is reasonably available to Sirius Group, such as data from independent third-party valuation service providers and from internal valuation models.
(Millions)	2019
Description	Valuation technique(s)	Fair value	Unobservable input
Private equity securities(1)	Share price of recent transaction	$32.5	Purchase share price	$40.6
Loan participation(1)	Purchase price of recent transaction	$20.0	Purchase price	$20.0
Preferred stock(1)	Share price of recent transaction	$17.5	Purchase price	$7.74
Private equity securities(1)	Multiple of GAAP book value	$14.2	Book value multiple	0.9
Preferred stock(1)	Purchase price of recent transaction	$12.2	Purchase price	$12.2
Private debt instrument(1)	Purchase price of recent transaction	$7.2	Purchase price	$9.0
Weather derivatives(2)	Third party appraisal	$7.0	Broker quote	$7.0
Private equity securities(1)	Purchase price of recent transaction	$5.1	Purchase price	$7.74
Preferred stock(1)	Purchase price of recent transaction	$4.8	Purchase price	$4.80
Currency forwards(2)	Third party appraisal	$2.7	Broker quote	$2.7
Private equity securities(1)	Purchase price of recent transaction	$1.0	Purchase price	$10.0
Equity warrants(2)	Option pricing model	$0.4	Strike price	$0.2
Private equity securities(1)	Purchase price of recent transaction	$0.3	Purchase price	$0.3
Currency swaps(2)	Third party appraisal	$(3.6)	Broker quote	$(3.6)
Currency forwards(2)	Third party appraisal	$(5.7)	Broker quote	$(5.7)
Contingent consideration	External valuation model	$(28.2)	Discounted future payments	$(28.2)

(1)
As of December 31, 2019, each asset type consists of one security.

(2)
See Note 13 for discussion of derivative instruments.

(Millions)	2018
Description	Valuation technique(s)	Fair value	Unobservable input
Private equity securities(1)	Share price of recent transaction	$32.5	Purchase share price	$40.63
Private equity securities(1)	Multiple of GAAP book value	$14.7	Book value multiple	0.9
Private debt instrument(1)	Purchase price of recent transaction	$9.0	Purchase price	$9.0
Private debt instrument(1)	Purchase price of recent transaction	$6.0	Purchase price	$6.0
Preferred stock(1)	Purchase price of recent transaction	$4.6	Average share price	$1.88
Weather derivatives(2)	Third party appraisal	$3.9	Broker quote	$3.9
Common stock(1)	Purchase price of recent transaction	$0.9	Purchase price	$1.88
Preferred stock(1)	Share price of recent transaction	$0.8	Purchase price	$0.8
Common stock(1)	Share price of recent transaction	$0.3	Purchase price	$10.0
Private debt instrument(1)	Purchase price of recent transaction	$0.2	Purchase price	$0.2
Interest rate cap(2)	Third party appraisal	$0.2	Broker quote	$0.2
Currency swaps(2)	Third party appraisal	$(4.6)	Broker quote	$(4.6)
Contingent consideration	External valuation model	$(28.8)	Discounted future payments	$(28.8)

(1)
As of December 31, 2018, each asset type consists of one security.

(2)
See Note 13 for discussion of derivative instruments.

Financial instruments disclosed, but not carried at fair value
Sirius Group uses various financial instruments in the normal course of its business. The carrying values of Cash, Accrued investment income, certain other assets, Accounts payable on unsettled investment purchases, certain other liabilities, and other financial instruments not included in the table below approximated their fair values as of December 31, 2019 and 2018, due to their respective short maturities. As these financial instruments are not actively traded, their respective fair values are classified within Level 3. The following table includes financial instruments for which the carrying value differs from the estimated fair values as of December 31, 2019 and 2018:
	2019		2018
(Millions)	Fair value(1)	Carrying value	Fair value(1)	Carrying value
Liabilities, Mezzanine equity, and Non-controlling interest:
2017 SEK Subordinated Notes	$294.5	$291.2	$309.5	$303.6
2016 SIG Senior Notes	$394.5	$394.0	$347.6	$393.2
Series B preference shares	$186.4	$223.0	$191.7	$232.2

(1)
Fair value estimated by internal pricing and considered a Level 3 measurement.

Fair Value Measurements on a Non-Recurring Basis
Sirius Group measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually, or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These include goodwill, indefinite-lived intangible assets, and long-lived assets. Sirius Group uses a variety of techniques to measure the fair value of these assets when appropriate, as described below:
Goodwill and Indefinite-Lived Intangible Assets: The preliminary fair value of the goodwill and indefinite-lived intangible asset acquired as part of the acquisitions of both IMG and Armada (see Note 3) was determined using the income valuation and market valuation methodologies. The income approach determines value for an asset based on the present value of cash flows projected to be generated over the remaining economic life of the asset being measured. The net cash flows are discounted to present value using a discount rate that reflects the relative risk of achieving the cash flow and the time value of money. The market approach is a valuation technique that uses prices and other relevant information generated by market transactions involving identical or comparable assets or group of assets.
Determining the fair value goodwill and indefinite-lived intangible assets acquired requires the exercise of significant judgment, including the amount and timing of expected future cash flows, long-term growth rates and discount rates. The cash flows employed in the valuation are based on Sirius Group’s best estimates of future sales, earnings, and cash flows after considering factors such as general market conditions, changes in working capital, long term business plans, and recent operating performance. Use of different estimates and judgments could yield different results.
Sirius Group tests goodwill and indefinite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. When Sirius Group determines goodwill and indefinite-lived intangible assets may be impaired, Sirius Group uses techniques, including discounted expected future cash flows, to measure fair value. Sirius Group used Level 3 inputs to measure and did not record any impairments of goodwill or indefinite-lived intangible assets. Sirius Group recorded an $8.0 million and $5.0 million of impairment of Trade Names indefinite-lived intangible asset during 2018 and 2017, respectively, that was recorded in Impairment of Intangible Assets in the Consolidated Statements of (Loss). (See Note 10).
Long-Lived Assets: Sirius Group tests its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of a long-lived asset may not be recoverable.
Note 10.   Goodwill and intangible assets
Goodwill represents the excess of the amount paid to acquire subsidiaries over the fair value of identifiable net assets at the date of acquisition. Intangible assets consist primarily of distribution relationships, trade names, customer relationships, technology, and insurance licenses. Finite-life intangible assets are measured at their acquisition date fair values, are amortized over their economic lives, and presented net of accumulated amortization on the balance sheet.
Goodwill is not amortized, but rather is evaluated for impairment on an annual basis, or whenever indications of potential impairment exist. In the absence of any indications of potential impairment, the evaluation of goodwill is performed during the fourth quarter of each year. Sirius Group uses widely accepted valuation techniques to determine the fair value of its reporting units used in its annual goodwill impairment analysis. Sirius Group’s valuation is primarily based on qualitative and quantitative assessments regarding the fair value of the reporting unit relative to its carrying value. Sirius Group models the fair value of the reporting unit based on projected earnings and cash flows of the reporting unit.
Intangible assets with indefinite lives are evaluated for impairment at least annually and when events or changes in circumstances indicate that it is more likely than not that the asset is impaired.

The following table shows the change in goodwill, intangible assets with an indefinite life, and intangible assets with a finite life during the years ended December 31, 2019 and 2018:
(Millions)	Goodwill	Intangible assets with an indefinite life	Intangible assets with a finite life	Total
Net balance at December 31, 2017	$401.0	$27.0	$189.3	$617.3
Additions(1)	—	3.1	—	3.1
Foreign currency translation(2)	(0.4)	—	—	(0.4)
Impairments(2)	—	(8.0)	—	(8.0)
Amortization(2)	—	—	(15.8)	(15.8)
Net balance at December 31, 2018	400.6	22.1	173.5	596.2
Additions	—	—	—	—
Foreign currency translation(2)	0.2	—	—	0.2
Impairments(2)	—	—	—	—
Amortization(2)	—	—	(15.8)	(15.8)
Net balance at December 31, 2019	$400.8	$22.1	$157.7	$580.6

(1)
Additions in 2018 relate to insurance licenses allocated to the Runoff & Other segment.

(2)
Foreign currency translation, impairments, and amortization in 2019 and 2018 relate to Armada and IMG and are allocated to the Global A&H segment.

For the year ended December 31, 2019, Sirius Group did not recognize any impairments on Intangible assets with an indefinite life. For the year ended December 31, 2018, Sirius Group recognized an impairment of Intangible assets with an indefinite life that related to a trade name intangible asset acquired as part of the acquisition of IMG. The impairments resulted from lower than anticipated growth when comparing the forecasted results against a reforecast of results at year end. A quantitative impairment review of the IMG trade name intangible asset was performed by applying the royalty replacement method to determine the asset’s fair value as of December 31, 2019 and 2018, respectively. Under the royalty replacement method, the fair value of IMG’s trade name intangible asset was determined based on a market participant’s view of the royalty that would be paid to license the right to use the trade name. This quantitative analysis incorporated several assumptions including forecasted future revenues and cash flows, estimated royalty rate, based on similar licensing transactions and market royalty rates, and discount rate, which incorporates assumptions such as weighted-average cost of capital and risk premium. As a result of the impairment testing, the carrying value of IMG’s trade name intangible asset exceeded its estimated fair value in 2018 and an impairment of $8.0 million was recorded as Impairment of intangible assets on the Consolidated Statements of (Loss).
The following tables presents the components of goodwill and intangible assets as of December 31, 2019 and 2018:
	2019
(Millions)	Gross balance	Accumulated amortization	Impairments	Foreign currency translation	Net balance
Customer relationships – finite life(1)	$17.0	$(3.5)	$—	$—	$13.5
Distribution relationships – finite life(1)	151.0	(25.5)	—	—	125.5
Goodwill – indefinite life(1)	400.7	—	—	0.1	400.8
Insurance licenses – indefinite life(2)	8.1	—	—	—	8.1
Technology – finite life(1)	15.5	(6.9)	—	—	8.6
Trade names – finite life(1)	16.0	(5.9)	—	—	10.1
Trade names – indefinite life(1)	14.0	—	—	—	14.0
Net balance at December 31, 2019	$622.3	$(41.8)	$—	$0.1	$580.6

(1)
Allocated to the Global A&H segment.

(2)
Allocated to the Runoff & Other segment.

	2018
(Millions)	Gross balance	Accumulated amortization	Impairments	Foreign currency translation	Net balance
Customer relationships – finite life(1)	$17.0	$(2.2)	$—	$—	$14.8
Distribution relationships – finite life(1)	151.0	(15.8)	—	—	135.2
Goodwill – indefinite life(1)	400.7	—	—	(0.1)	400.6
Insurance licenses – indefinite life(2)	8.1	—	—	—	8.1
Technology – finite life(1)	15.5	(4.3)	—	—	11.2
Trade names – finite life(1)	16.0	(3.7)	—	—	12.3
Trade names – indefinite life(1)	27.0	—	(13.0)	—	14.0
Net balance at December 31, 2018	$635.3	$(26.0)	$(13.0)	$(0.1)	$596.2

(1)
Allocated to the Global A&H segment.

(2)
Allocated to the Runoff & Other segment.

The amortization of intangibles assets for the years ended December 31, 2019, 2018, and 2017 was $15.8 million, $15.8 million, and $10.2 million, respectively.
The estimated remaining amortization expense for Sirius Group’s intangible assets with finite lives is as follows:
(Millions)
2020	$15.8
2021	15.8
2022	14.6
2023	13.8
2024	13.2
2025 and thereafter	84.5
Total remaining amortization expense	$157.7
The estimated remaining useful lives of these intangible assets range from 2.3 years to 19.9 years.
Note 11.   Debt and standby letters of credit facilities
Sirius Group’s debt outstanding as of December 31, 2019 and 2018 consisted of the following:
(Millions)	December 31, 2019	Effective rate (1)	December 31, 2018	Effective rate(1)
2017 SEK Subordinated Notes, at face value	$295.0	4.0%	$307.6	3.8%
Unamortized issuance costs	(3.8)		(4.0)
2017 SEK Subordinated Notes, carrying value	291.2		303.6
2016 SIG Senior Notes, at face value	400.0	4.7%	400.0	4.7%
Unamortized discount	(2.3)		(2.6)
Unamortized issuance costs	(3.7)		(4.2)
2016 SIG Senior Notes, carrying value	394.0		393.2
Total debt	$685.2		$696.8

(1)
Effective rate considers the effect of the debt issuance costs.

A schedule of contractual repayments of Sirius Group’s debt as of December 31, 2019 follows:
(Millions)	December 31, 2019
Due in one year or less	$—
Due in one to three years	—
Due in three to five years	—
Due after five years	695.0
Total	$695.0
2017 SEK Subordinated Notes
On September 22, 2017, Sirius Group issued the 2017 SEK Subordinated Notes. The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable STIBOR for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.
Beginning on September 22, 2022, the 2017 SEK Subordinated Notes may be redeemed, in whole or in part, at Sirius Group’s option. In addition, within 90 days following the occurrence of a Specified Event (as defined below), the 2017 SEK Subordinated Notes may be redeemed, in whole but not in part, at Sirius Group’s option. “Specified Event” means (a) an “Additional Amounts Event” in connection with a change in laws, rules or regulations as a result of which Sirius Group is obligated to pay additional amounts on the notes in respect of any withholding or deduction for taxes, (b) a “Tax Event” in connection with a change in laws, rules or regulations as a result of which interest on the notes is no longer fully deductible by Sirius Group for income tax purposes in the applicable jurisdiction (to the extent that such interest was so deductible as of the time of such Tax Event), (c) a “Rating Methodology Event” in connection with a change in, or clarification to, the rating methodology of Standard & Poor’s or Fitch that results in a materially unfavorable capital treatment of the notes, or (d) a “Regulatory Event” in connection with a change in, or clarification to, applicable supervisory regulations that results in the notes no longer qualifying as Tier 2 Capital.
Sirius Group incurred $4.6 million in expenses related to the issuance of the 2017 SEK Subordinated Notes (including SEK 27.5 million, or $3.5 million, in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2017 SEK Subordinated Notes.
A portion of the proceeds were used to fully redeem the outstanding $250.0 million Sirius International Group, Ltd. Preference Shares. (See Note 15).
Taking into effect the amortization of all underwriting and issuance expenses, and applicable STIBOR, the 2017 SEK Subordinated Notes yielded an effective rate of approximately 4.0% and 3.8% for the years ended December 31, 2019 and 2018, respectively. Sirius Group recorded $11.9 million, $11.7 million and $3.3 million of interest expense, inclusive of amortization of issuance costs, on the 2017 SEK Subordinated Notes for the years ended December 31, 2019, 2018, and 2017, respectively.
2016 SIG Senior Notes
On November 1, 2016, Sirius Group issued the 2016 SIG Senior Notes at an issue price of 99.209% for net proceeds of $392.4 million after taking into effect both deferrable and non-deferrable issuance costs. The SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act of 1933. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1 and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.
Sirius Group incurred $5.1 million in expenses related to the issuance of the 2016 SIG Senior Notes (including $3.4 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2016 SIG Senior Notes.

Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, the 2016 SIG Senior Notes yield an effective rate of approximately 4.7% per annum. Sirius Group recorded $19.1 million of interest expense, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes for each the years ended December 31, 2019, 2018, and 2017.
Old Lyme Note
On April 25, 2017, Sirius Group made a payment of $3.8 million to retire the Old Lyme Note that was originally issued as part of the acquisition of the runoff loss reserve portfolio of Old Lyme Insurance Company Ltd. As part of the acquisition in 2011, Sirius Group entered into a five-year $2.1 million note that was subject to upward adjustments for favorable loss reserve development (up to 50.0% of $6.0 million) and downward adjustments for any adverse loss reserve development. From inception, Sirius Group had favorable loss reserve development of $3.4 million on the Old Lyme loss reserve position that resulted in an increase of $1.7 million on the Old Lyme Note.
Standby Letter of Credit Facilities
On November 6, 2019, Sirius International agreed to renew two standby letter of credit facility agreements totaling $125 million to provide capital support for Lloyd’s Syndicate 1945. The first letter of credit is a $90 million facility with Nordea Bank Abp, London Branch, which is issued on an unsecured basis. The second letter of credit is a $35 million facility with DNB Bank ASA, Sweden Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that Sirius considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.
Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of December 31, 2019 and 2018, respectively, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 3.4 billion and SEK 2.9 billion, or $363.3 million and $321.3 million (based on the December 31, 2019 and December 31, 2018 SEK to USD exchange rates). As of December 31, 2019 and 2018, respectively, Sirius America’s trust arrangements were collateralized by pledged assets and assets in trust of $57.7 million and $56.2 million. As of December 31, 2019 and 2018, respectively, Sirius Bermuda Insurance Company’s (“Sirius Bermuda”) trust arrangements were collateralized by pledged assets and assets in trust of $784.0 million and $319.7 million.
Revolving Credit Facility
In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary Sirius International Group, Ltd., entered into the Facility. The Facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. The Facility is subject to various affirmative, negative and financial covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth, maximum debt to capitalization and financial strength rating standards. As of December 31, 2019, there were no outstanding borrowings under the Facility.
Debt and Standby Letter of Credit Facility Covenants
As of December 31, 2019, Sirius Group was in compliance with all of the covenants under the 2017 SEK Subordinated Notes, the 2016 SIG Senior Notes, the Nordea Bank Finland Abp, London Branch facility, and the DNB Bank ASA, Sweden Branch facility. In addition, as of December 31, 2019, Sirius Group was in compliance with all of the covenants under the Facility.
Interest
Total interest expense incurred by Sirius Group for its indebtedness was $31.0 million, $30.8 million, and $22.4 million in 2019, 2018, and 2017. Total interest paid by Sirius Group for its indebtedness was $29.9 million, $30.0 million, and $22.0 million in 2019, 2018, and 2017, respectively.

Note 12.   Income taxes
Sirius and its Bermuda domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law. In the event there is a change in the current law such that taxes are imposed, Sirius and its Bermuda domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. Sirius has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The jurisdictions in which Sirius’s subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Denmark, Germany, Gibraltar, Hong Kong (China), Ireland, Luxembourg, Malaysia, Shanghai (China), Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States.
Sirius Group’s net income (loss) before income taxes for the years ended December 31, 2019, 2018, and 2017 was generated in the following domestic and foreign jurisdictions:
(Millions)	2019	2018	2017
Domestic:
Bermuda	$(32.8)	$62.7	$(95.0)
Foreign:
U.S.	(5.4)	(10.1)	(22.4)
U.K.	(29.1)	(14.9)	(27.0)
Sweden	(22.4)	(74.2)	(26.1)
Luxembourg	56.0	60.3	43.4
Netherlands	—	(0.1)	18.2
Other	—	—	(1.0)
Total (loss) income before income taxes	$(33.7)	$23.7	$(109.9)
The total income tax (expense) benefit for the years ended December 31, 2019, 2018, and 2017 consisted of the following:
(Millions)	2019	2018	2017
Current tax (expense):
U.S. Federal	$(1.6)	$(7.0)	$(0.9)
State	(2.0)	(2.2)	(2.0)
Non-U.S.	(1.5)	(19.8)	(3.6)
Total current tax benefit (expense)	(5.1)	(29.0)	(6.5)
Deferred tax (expense):
U.S. Federal	(8.8)	14.3	(8.7)
State	0.9	0.2	(2.0)
Non-U.S.	1.1	(25.9)	(9.2)
Total deferred tax (expense)	(6.8)	(11.4)	(19.9)
Total income tax (expense)	$(11.9)	$(40.4)	$(26.4)

Effective Rate Reconciliation
A reconciliation of taxes calculated using the 21.4% Swedish statutory rate (the rate at which the majority of Sirius Group’s worldwide operations are taxed) to the income tax (expense) benefit on pre-tax income follows:
(Millions)	2019	2018	2017
Tax benefit (expense) at the statutory rate	$7.2	$(5.2)	$24.2
Differences in taxes resulting from:
Change in valuation allowance	(20.7)	2.3	1.4
Non-Sweden earnings	(19.6)	2.3	(18.4)
Tax reserve adjustments	13.9	(42.0)	(0.7)
Foreign tax credits	12.2	10.8	2.2
Results from internal restructuring	7.4	(9.1)	—
Tax rate change enacted in Luxembourg	(5.8)	—	0.4
State taxes expense	(1.7)	(2.9)	(0.7)
Withholding taxes	(1.7)	(1.9)	(0.8)
Tax rate change-other	(1.6)	0.1	(29.7)
Tax on Safety Reserve	(0.6)	(15.3)	—
Tax rate change enacted in Sweden	(0.2)	15.4	—
Section 197 Intangible as result of internal restructuring	—	6.9	—
Other, net	(0.7)	(1.8)	(4.3)
Total income tax (expense) on pre-tax earnings	$(11.9)	$(40.4)	$(26.4)
The non-Sweden component of pre-tax (loss) income was $(11.3) million, $97.9 million, and $(83.8) million for the years ended December 31, 2019, 2018, and 2017, respectively.
The TCJA includes a new BEAT provision, which is essentially a minimum tax that is potentially applicable to certain otherwise deductible payments made by U.S. entities to non-U.S. affiliates, including cross-border interest payments and reinsurance premiums. The statutory BEAT rate is 10% in 2019-2025, and then rises to 12.5% in 2026 and thereafter. The TCJA also includes provisions for GILTI under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of certain foreign subsidiaries. Consistent with accounting guidance, Sirius Group will treat BEAT as an in period tax charge when incurred in future periods for which no deferred taxes need to be provided and has made an accounting policy election to treat GILTI taxes in a similar manner. No provision for income taxes related to BEAT or GILTI was recorded as of December 31, 2019 or December 31, 2018.
Sirius Group has capital and liquidity in many of its subsidiaries, some of which may reflect undistributed earnings. If such capital or liquidity were to be paid or distributed to Sirius or Sirius Group’s subsidiaries, as dividends or otherwise, they may be subject to income or withholding taxes. Sirius Group generally intends to operate, and manage its capital and liquidity, in a tax-efficient manner. However, the applicable tax laws in relevant countries are still evolving, including in response to guidance from the OECD. Accordingly, such payments or earnings may be subject to income or withholding tax in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed, and the applicable tax authorities could attempt to apply income or withholding tax to past earnings or payments.
Tax Payments and Receipts
Net income tax payments to national, state, and local governments totaled $9.3 million, $19.1 million, and $16.7 million for the years ended December 31, 2019, 2018, and 2017, respectively.
Deferred Tax Inventory
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for tax purposes. An outline of the significant components of Sirius Group’s deferred tax assets and liabilities follows:

(Millions)	2019	2018
Deferred income tax assets related to:
Non-U.S. net operating loss carry forwards	$211.1	$249.8
Tax credit carry forwards	41.6	28.7
U.S. federal net operating loss and capital carry forwards	40.2	33.8
Loss reserve discount	6.6	7.3
Unearned premiums	4.3	3.1
Investment basis differences	3.6	—
Foreign currency translation on investments and other assets	3.4	0.8
Incentive compensation and benefit accruals	2.8	1.9
Deferred Interest	2.6	2.1
Allowance for doubtful accounts	1.5	1.4
Other items	3.9	2.7
Total gross deferred income tax assets	321.6	331.6
Valuation allowance	(79.8)	(64.3)
Total adjusted deferred tax asset	241.8	267.3
Deferred income tax liabilities related to:
Safety reserve (See Note 18)	239.4	261.1
Intangible assets	25.7	28.7
Deferred acquisition costs	4.6	3.1
Net unrealized investment gains	3.7	0.3
Purchase Accounting	3.6	3.0
Investment basis differences	—	2.4
Other items	4.0	3.6
Total deferred income tax liabilities	281.0	302.2
Net deferred tax (liability) asset	$(39.2)	$(34.9)
Sirius Group’s deferred tax assets are net of U.S. federal and non-U.S. valuation allowances and, to the extent they relate to non-U.S. jurisdictions, they are shown at year-end exchange rates.
Of the $39.2 million net deferred tax liability as of December 31, 2019, $25.1 million relates to net deferred tax assets in U.S. subsidiaries, $141.6 million relates to net deferred tax assets in Luxembourg subsidiaries, and $205.9 million relates to net deferred tax liabilities in Sweden subsidiaries.
Net Operating Loss and Capital Loss Carryforwards
Net operating loss and capital loss carryforwards as of December 31, 2019, the expiration dates, and the deferred tax assets thereon are as follows:
	2019
(Millions)	United States	Luxembourg	Sweden	U.K.	Total
2019 – 2023	$1.5	$—	$—	$—	$1.5
2024 – 2038	171.4	0.1	—	—	171.5
No expiration date	21.5	764.9	230.1	97.0	1,113.5
Total	194.4	765.0	230.1	97.0	1,286.5
Gross deferred tax asset	40.2	190.8	3.8	16.5	251.3
Valuation allowance	—	(50.2)	—	(16.5)	(66.7)
Net deferred tax asset	$40.2	$140.6	$3.8	$—	$184.6

Sirius Group expects to utilize net operating loss carryforwards in Luxembourg of $573.3 million but does not expect to utilize the remainder as they belong to companies that are not expected to have sufficient taxable income in the future. Included in the U.S. net operating loss carryforwards are losses of $115.4 million subject to an annual limitation on utilization under Internal Revenue Code Section 382 and $11.0 million are subject to separately return limitation year (“SRLY”) provisions of the consolidated return regulations. Of the Section 382 limited loss carryforwards, $9.6 million will expire between 2022 and 2025 and $94.8 million will expire between 2030 and 2032. The SRLY limited losses will expire between 2036 and 2037. Sirius Group expects to utilize all of the U.S. net operating loss carryforwards.
Foreign Tax Credits
As of December 31, 2019, there are U.S. foreign tax credits carryforwards available of $16.4 million, of which an insignificant amount expires in 2020 and 2021, and the remaining will begin to expire in 2022. As of December 31, 2019, there are alternative minimum tax credit carryforwards of $0.1 million which do not expire and are expected to become fully refundable beginning in the 2023 tax year under the TCJA. Further, there are Swedish foreign tax credits carryforwards available of $25.1 million, which Sirius Group expects to use, and will expire between 2021 and 2024.
Valuation Allowance
Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods, and strategies that if executed would result in the realization of a deferred tax asset. It is possible that certain planning strategies or projected earnings in certain subsidiaries may not be feasible to utilize the entire deferred tax asset, which could result in material changes to Sirius Group’s deferred tax assets and tax expense.
Of the $79.8 million valuation allowance as of December 31, 2019, $50.2 million relates to net operating loss carryforwards in Luxembourg subsidiaries, $16.5 million relates primarily to net operating loss carryforward in the United Kingdom, $13.0 million relates to foreign tax credits in the United States and $0.1 million relates to net operating losses in a Belgium subsidiary.
Uncertain Tax Positions
Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:
(Millions)	Permanent differences(1)	Temporary differences(2)	Interest and penalties(3)	Total
Balance at January 1, 2017	$24.2	$4.1	$0.2	$28.5
Changes in prior year tax positions	0.2	(0.1)	0.1	0.2
Tax positions taken during the current year	3.8	(2.2)	—	1.6
Lapse in statute of limitations	(0.5)	—	—	(0.5)
Settlements with tax authorities	(0.3)	—	(0.2)	(0.5)
Balance at December 31, 2017	$27.4	$1.8	$0.1	$29.3
Changes in prior year tax positions	1.4	—	0.1	1.5
Tax positions taken during the current year	36.2	(1.7)	—	34.5
Lapse in statute of limitations	—	—	—	—
Settlements with tax authorities	(0.1)	—	—	(0.1)
Balance at December 31, 2018	$64.9	$0.1	$0.2	$65.2
Changes in prior year tax positions	(17.1)	—	—	(17.1)
Tax positions taken during the current year	(0.5)	—	—	(0.5)
Lapse in statute of limitations	(0.1)	—	—	(0.1)
Settlements with tax authorities	—	—	—	—
Balance at December 31, 2019	$47.2	$0.1	$0.2	$47.5

(1)
Represents the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

(2)
Represents the amount of unrecognized tax benefits that, if recognized, would create a temporary difference between the reported amount of an item in the Consolidated Balance Sheets and its tax basis.

(3)
Net of tax benefit.

If Sirius Group determines in the future that its reserves for unrecognized tax benefits on permanent differences and interest and penalties are not needed, the reversal of $47.2 million of such reserves as of December 31, 2019 would be recorded as an income tax benefit and would impact the effective tax rate. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on temporary differences are not needed, the reversal of $0.1 million of such reserves as of December 31, 2019 would not impact the effective tax rate due to deferred tax accounting but would accelerate the payment of cash to the taxing authority. Most of Sirius Group’s reserves for unrecognized tax benefits on permanent differences relate to interest deductions denied by the STA, as described further below.
Sirius Group classifies all interest and penalties on unrecognized tax benefits as part of income tax expense. During the years ended December 31, 2019, 2018, and 2017, Sirius Group recognized $0.0 million, $0.1 million, and $(0.1) million in interest income (expense), respectively, net of any tax benefit. The balance of accrued interest as of December 31, 2019 and 2018 is $0.2 million and $0.2 million, respectively, net of any tax benefit.
Tax Examinations
The STA has denied deductions claimed by two of Sirius’s Swedish subsidiaries in certain tax years for interest paid on intra-group debt instruments. Sirius Group has challenged the STA’s denial in court based on the technical merits. In October 2018, one of the Swedish subsidiaries received an adverse decision from Sweden’s Administrative Court, which Sirius Group has appealed. Sirius Group has taken into account this and other relevant developments in applicable Swedish tax law and has established a reserve for this uncertain tax position. As of December 31, 2019, the total amount of such reserve was $45.1 million.
In connection with this matter, Sirius Group has also taken into account the Stock Purchase Agreement (“SPA”) by which Sirius Group was sold to CMIG International Holding Pte. Ltd. (“CMIG International”)

in 2016 and has recorded an indemnification asset. Pursuant to the SPA, the seller agreed to indemnify Sirius Group and the buyer for, among other things, (1) any additional tax liability in excess of Sirius Group’s accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (2) an impairment in Sirius Group’s net deferred tax assets resulting from a final determination by a tax authority. While Sirius Group is continuing to challenge the STA’s denial based on the technical merits (including appealing the adverse court decision received in October 2018), the ultimate resolution of these tax disputes is uncertain and no assurance can be given that there will be no material changes to Sirius Group’s operating results or balance sheet in connection with these uncertain tax positions or the related indemnification.
With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2015.
Note 13.   Derivatives
Interest Rate Cap
Sirius Group entered into an interest rate swap (“Interest Rate Cap”) with two financial institutions where it paid an upfront premium and in return receives a series of quarterly payments based on the 3-month London Interbank Offered Rate (“LIBOR”) at the time of payment. The Interest Rate Cap does not qualify for hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. The fair value of the interest rate cap has been estimated using a non-binding single broker quote and, accordingly, has been classified as a Level 3 measurement as of December 31, 2019 and 2018. Collateral held is recorded within short-term investments with an equal amount recognized as a liability to return collateral. Sirius Group’s liability to return that collateral is based on the amounts provided by the counterparties and investment earnings thereon. As of December 31, 2019 and 2018, Sirius Group held collateral balances of $0.2 million and $0.3 million, respectively.
Foreign Currency Swaps
Sirius Group executes foreign currency swaps to manage foreign currency exposure. The foreign currency swaps have not been designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains. The fair value of the foreign currency swaps has been estimated using a non-binding single broker quote and accordingly, has been classified as a Level 3 measurement as of December 31, 2019 and 2018. Sirius Group does not provide or hold any collateral associated with the swaps.
Foreign Currency Forward
Sirius Group executes foreign currency forwards to manage currency exposure against a foreign currency investment. The foreign currency forwards are not designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains. The fair value of the foreign currency forwards are estimated using a single broker quote and accordingly, classified as a Level 3 measurement. Sirius Group did not provide or hold any collateral associated with the forwards.
Weather Derivatives
Sirius Group holds assets and assumes liabilities related to weather and weather contingent risk management products. Weather and weather contingent derivative contracts are entered into with the objective of generating profits in normal climatic conditions. Accordingly, Sirius Group’s weather and weather contingent derivatives are not designed to meet the criteria for hedge accounting under GAAP. Sirius Group receives payment of premium at the contract inception in exchange for bearing the risk of variations in a quantifiable weather index. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. Management uses available market data and internal pricing models based upon consistent statistical methodologies to estimate the fair value. Because of the significance of the unobservable inputs used to estimate the fair value of Sirius Group’s weather risk contracts, the fair value measurements of the contracts are deemed to be Level 3 measurements in the fair value hierarchy as of December 31, 2019 and 2018. Sirius Group does not provide or hold any collateral associated with the weather derivatives.
Equity Futures Contracts
Sirius Group holds restricted equity warrants as part of its investment strategy. The equity warrants are not designated or accounted for under hedge accounting. Changes in fair value are presented within Net unrealized investment gains (losses). The fair value of the equity warrants is estimated using a single broker quote and accordingly, classified as a Level 3 measurement. Sirius Group did not provide or hold any collateral associated with the equity warrants.
Equity Put Options
Sirius Group sells equity put options as part of its investment strategy. The equity put options were not designated or accounted for under hedge accounting. Changes in fair value are presented within Net unrealized investment (losses) gains. The fair value of the equity put options is widely available and have quoted prices in active markets and accordingly, were classified as a Level 1 measurement.
The following tables summarize information on the classification and amount of the fair value of derivatives not designated as hedging instruments within Sirius’s Consolidated Balance Sheets as of December 31, 2019 and 2018:
(Millions)	2019			2018
Derivatives not designated as hedging instruments	Notional value	Asset derivative at fair value(1)	Liability derivative at fair value(2)	Notional value	Asset derivative at fair value(1)	Liability derivative at fair value(2)
Interest rate cap	$250.0	$—	$—	$250.0	$0.2	$—
Foreign currency swaps	$90.0	$—	$3.6	$45.0	$—	$4.6
Foreign currency forwards	$(30.0)	$2.7	$5.7	$—	$—	$—
Weather derivatives	$110.7	$7.0	$—	$150.5	$3.9	$—
Equity futures contracts	$34.5	$—	$—	$—	$—	$—
Equity warrants	$0.4	$0.4	$—	$—	$—	$—
Equity put options	$31.0	$1.3	$0.2	$6.2	$—	$0.5

(1)
Asset derivatives are classified within Other assets within Sirius’s Consolidated Balance Sheets of December 31, 2019 and 2018.

(2)
Liability derivatives are classified within Other liabilities within Sirius’s Consolidated Balance Sheets of December 31, 2019 and 2018.

The following table summarizes information on the classification and net impact on earnings, recognized in Sirius’s Consolidated Statements of (Loss) relating to derivatives during the years ended December 31, 2019, 2018, and 2017:
(Millions) Derivatives not designated as hedging instruments	Classification of gains (losses) recognized in earnings	2019	2018	2017
Interest rate cap	Other revenues	$(0.2)	$0.1	$(1.5)
Foreign currency swaps	Net foreign exchange gains	$4.2	$6.9	$(11.3)
Foreign currency forwards	Net foreign exchange gains	$(10.4)	$—	$(0.3)
Weather derivatives	Other revenues	$(1.1)	$5.2	$(1.5)
Equity futures contracts	Net realized investment gains (losses)	$(1.7)	$1.7	$—
Equity put options	Net realized investment gains (losses)	$(0.8)	$—	$—
Equity put options	Net unrealized investment gains (losses)	$(0.8)	$—	$—
Equity warrants	Net unrealized investment gains (losses)	$0.4	$—	$—

Note 14.   Employee benefit plans and compensation plans
Employee Benefit Plans
Sirius Group operates several retirement plans in accordance with the local regulations and practices. These plans cover substantially all Sirius Group employees and provide benefits to employees in event of death, disability, or retirement.
Defined benefit plans
Swedish and German employees of Sirius International can participate in defined benefit plans which are based on the employees’ pension entitlements and length of employment. In Sweden, where a defined benefit pension plan is mandated by the government, Sirius International’s employees participate in collective agreements funded by Sirius International. These collective agreements are managed by third party trustees who calculate the pension obligation, invoice Sirius International for additional funding, and invest the funds. All employees in Germany are covered by defined benefit pension plans sponsored by Sirius International called Sirius Rückversicherungs Service GmbH Pension Plan. Paid pension premiums are invested with Skandia Liv for employees in Sweden and with Allianz for employees in Germany. Skanda Liv held 94% of total plan assets in both 2019 and 2018. Allianz held 6% of total plan assets in both 2019 and 2018. Skandia manages the portfolio to be able to pay a guaranteed amount and a favorable return over time with the goal of getting the highest possible return along with well-balanced risk. The average return for the period 2017 through 2019 was 7.0%. The investment directive is decided by the Skandia Liv board of directors. To achieve the goals the portfolio is diversified with the asset allocation shown below.
The breakdown of the investment of plan assets for the years ended December 31, 2019 and 2018 are as follows:
	2019	2018
International equities	13.0%	11.4%
Swedish equities	8.9%	7.5%
Swedish nominal bonds	40.7%	40.3%
Real estate	10.2%	11.2%
Private equity	9.4%	10.4%
Other	17.8%	19.2%
The assumptions used to determine Swedish benefit obligations for the years ended December 31, 2019 and 2018 are as follows:
	2019	2018
Discount rate	2.3%	2.5%
Increase in compensation levels rate	3.3%	3.2%
Turnover rate	3.0%	3.0%
The Swedish actuaries follow the Swedish industry DUS14 mortality rate. The discount rate used to calculate the Swedish benefit obligation was derived from the expected return of an investment in Swedish covered mortgage bonds with a duration in accordance with the duration of the pension obligation. The duration of the Swedish pension liability is approximately 20 years.
The assumptions used to determine German benefit obligations for the years ended December 31, 2019 and 2018 are as follows:
	2019	2018
Discount rate	1.9%	1.7%
Increase in compensation levels rate	2.0%	2.0%

The German actuaries follow the Germany industry Richttafeln 2018 G mortality rates and standard turnover values for the years ended December 31, 2019 and 2018. The discount rate used to calculate the German benefit obligation was derived from markets yields on high quality corporate bonds with durations consistent with plan obligations. The duration of the German pension liability is approximately 17 years. The following tables present a reconciliation of the beginning and ending funded status and the net amounts recognized for the defined benefit plans for the years ended December 31, 2019 and 2018:
(Millions)	2019	2018
Change in benefit obligation
Projected benefit obligation, beginning of year	$17.5	$17.4
Service cost	1.5	1.0
Interest cost	0.4	0.4
Actuarial losses	2.9	0.6
Benefit payments	(1.2)	(0.4)
Tax payments	(0.3)	(0.2)
Currency revaluation effect	(0.6)	(1.3)
Projected benefit obligation, end of year	20.3	17.5
Change in plan assets
Fair value of plan assets, beginning of year	16.4	16.1
Employer contributions	1.4	1.2
Benefit payments	(0.4)	(0.3)
Interest income	1.0	0.8
Currency revaluation effect	(0.6)	(1.4)
Fair value of plan assets, end of year	17.7	16.4
Funded status at end of year(1)	$(2.6)	$(1.1)

(1)
At December 31, 2019, the Swedish plan had a funding status of $2.5 million and the German plan had a funding status of $(5.1) million. At December 31, 2018, the Swedish plan had a funding status of $3.0 million and the German plan had a funding status of $(4.1) million.

Under the Swedish plan, a 100 basis point discount rate decrease would increase the 2019 defined benefit obligation by $2.7 million, with all other items remaining the same. Under the German plan, a 50 basis point decrease in the discount rate would increase the benefit obligation by $0.7 million, with all other items remaining the same. Conversely, a 50 basis point increase in the discount rate would decrease the benefit obligation by $0.6 million.
The accumulated benefit obligation for the years ended December 31, 2019 and 2018 was $20.3 million and $17.5 million, respectively.
The components of net periodic pension expense for the years ended December 31, 2019, 2018, and 2017 are as follows:
(Millions)	2019	2018	2017
Service cost	$(0.9)	$(1.2)	$(0.8)
Interest cost	0.1	0.1	2.2
Actuarial (loss)	(0.5)	(0.8)	(0.3)
Net periodic pension expense	$(1.3)	$(1.9)	$1.1
The employer benefit payments/settlements for the years ended December 31, 2019 and 2018 were $0.3 million and $0.4 million, respectively. As of December 31, 2019, the projected benefit payments required for the defined pension benefits plans are as follows:

(Millions)	December 31, 2019
2020	$0.5
2021	0.4
2022	0.4
2023	0.4
2024	0.5
2024-2028	3.1
Total benefit payments required	$5.3
Defined contributions plans
Non-U.S.
In the United Kingdom, Sirius International contributes 12% of the employee’s salary. Contributed funds are invested into an annuity of the employee’s choice. In Belgium, Sirius International contributes 6.5%-8.5% of the employee’s salary. Employees in Switzerland are eligible to participate in the industry-sponsored Swisscanto pension plan (“Swisscanto plan”). The Swisscanto plan is a combination of a defined contribution and a defined benefit plan. For the Swisscanto plan, Sirius International incurs 60%-70% of the total premium charges and the employees incur the remaining 30-40%. As of December 31, 2019 and 2018, the projected benefit obligation of Sirius International’s various benefit plans was $20.3 million and $17.5 million, and the funded status was $(2.6) million and $(1.1) million, respectively. Sirius International recognized expenses related to these various plans of $8.3 million, $7.6 million, and $4.9 million in 2019, 2018, and 2017, respectively.
Sirius Bermuda sponsors defined contribution plans, which cover substantially all of the employees of Sirius Bermuda. Under these plans, Sirius Bermuda is required to contribute 10% of each participant’s salary into an individual account maintained by an independent pension administrator. Employees become vested in the Sirius Bermuda contributions after two years of service. Sirius Bermuda recognized expenses of $0.6 million, $0.5 million and $0.4 million during the years ended December 31, 2019 and 2018, and 2017, respectively.
U.S.
Sirius International Holding Company, Inc. (“SIHC”) sponsors a defined contribution plan (the “SIHC 401(k) Plan”) which offers participants the ability to invest their balances in several different investment options. The SIHC 401(k) Plan provides qualifying employees with matching contributions of 100% up to the first 2% and 50% of the next 4% of salary (subject to U.S. federal limits on allowable contributions in a given year). Total expense for matching contributions to the SIHC 401(k) Plan was $0.8 million, $0.8 million, and $1.3 million in 2019, 2018, and 2017, respectively. Additionally, all participants in the SIHC 401(k) Plan can earn a variable contribution of up to 7% of their salary, subject to the applicable IRS annual covered compensation limits ($0.3 million for 2019) and contingent upon Sirius Group’s performance. During 2019 and 2018, there were no variable contributions to the SIHC 401(k) Plan. Total expense for variable contributions to the SIHC 401(k) Plan was $0.3 million in 2017.
IMG sponsors a 401(k) retirement savings plan (the “IMG 401(k) Plan”). IMG 401(k) Plan participants may elect to have a percentage of their salaries contributed to the IMG 401(k) Plan on a pre-tax basis subject to annual limits prescribed under the Internal Revenue Code. IMG makes safe harbor matching contributions to the IMG 401(k) Plan equal to 100% of participants’ deferrals up to the first 1% of eligible compensation and 50% of participants’ deferrals between 1% and 6% of eligible compensation. IMG may also elect to make discretionary contributions to the IMG 401(k) Plan which are allocated based on compensation. IMG made matching contributions to the IMG 401(k) Plan of $0.7 million and $0.6 million during 2019 and 2018, respectively, and $0.3 million from the date of acquisition to December 31, 2017.
Armada maintains a qualified 401(k) plan (the “Armada 401(k) Plan”). Under provisions of the Armada 401(k) Plan, Armada may make discretionary, matching contributions. Matching contributions into the Armada 401(k) Plan totaled $0.2 million and $0.2 million during 2019 and 2018, respectively, and $0.1 million from the date of acquisition to December 31, 2017.
Share-Based and Other Long-Term Incentive Compensation Plans
Sirius Group’s compensation plans include grants for various types of share-based and non-share-based compensation awards to key employees and directors of Sirius Group. As of December 31, 2019, Sirius Group’s share-based compensation awards consist of performance shares units, restricted share units, restricted stock and options.
2018 Omnibus Incentive Plan
The 2018 Omnibus Incentive Plan (“Plan”), which governs share-based awards to be issued to employees and directors, was adopted by the Board on August 6, 2018. The total number of shares authorized to be issued under the Plan was 14,114,904. As of December 31, 2019, the total number of shares available for issuance under the share-based awards was 8,416,533, including shares that remained available under 2016 Long Term Incentive Plan.
2019 Long Term Incentive Awards
In 2019, Sirius granted 2019 Long Term Incentive Awards (“2019 LTI”) to certain employees which are comprised of Restricted Share Units (“RSUs”) and Performance Share Units (“PSUs”). The PSUs provide the opportunity for the participant to receive shares of Sirius’s common stock based on Sirius Group achieving specified performance goals at the end of a three-year performance period. These performance goals are pre-established by the Sirius Group Compensation Committee at the grant date of the award. The actual number of PSUs earned can vary from 0% to 200% of the target depending on Sirius Group’s performance against the pre-established goals. RSUs are earned based solely on continued service by the participant.
Grant date fair value of the PSUs and RSUs is equal to the closing price of Sirius Group’s common stock on the grant date of the award. Grant date fair value of the awards was $12.75 per unit.
Supplemental Awards
Sirius has also granted supplemental incentive compensation awards (“Supplemental Awards”) to certain members of senior management in the form of RSUs. Supplemental awards are retention-based and have no performance conditions. The units can only be settled in common shares and vest on either the second or third anniversary of the date of the grant and contain certain restrictions, related to, among other things, forfeitures in the event of termination of employment and transferability.
Option to Purchase Shares
A block of stock options exercisable for 1,374,945 shares was issued as part of the 2019 LTI. The options expire five years from the grant date and have a three-year service condition. The fair value of the stock options estimated on the grant date using the Black-Scholes model was determined to be $2.8 million. The exercise price of the stock options is $12.75.
The following assumptions were used to value stock options granted:
Expected annual dividend yield	1.75%
Expected volatility(1)	20%
Risk-free interest rate(2)	2.51%
Expected term(3)	4 years

(1)
Expected volatility was estimated based on the historical volatility of the shares of a peer group of companies.

(2)
Risk free rate was based on US 5-year semi-annual treasury rate interest rate.

(3)
Sirius used the simplified method for estimating the expected term.

IPO Incentive Awards
In connection with the Merger, Sirius granted incentive compensation awards to certain members of senior management (“IPO Incentive Awards”) through its 2018 Omnibus Incentive Plan. The original terms of the IPO Incentive Award required employees to purchase Sirius’s common stock in order to be issued corresponding PSUs. On February 27, 2019, Sirius Group modified the plan to terminate the obligation that required participants to purchase shares in order to receive the award shares. Modification applied to all recipients of the award.
PSUs vest over three years, 25% based on return of equity (“ROE”) performance during each of the 2019, 2020, and 2021 fiscal years and 25% based on the average ROE performance during the 2019 through 2021 period. Payouts begin at 0% of awarded shares for a 4.5% ROE, 100% at a 9.0% ROE and 150% at a 13.5% ROE with linear interpolation in between. The employee must remain employed through the end of the applicable performance period to vest in the shares earned in that performance period.
The grant date fair value of the award was equal to the closing price of Sirius Group’s common stock on the grant date of the award or $12.75 per unit.
Employee Share Purchase Plan
Effective August 22, 2018, Sirius established an ESPP which allowed all employees of Sirius and its subsidiaries to purchase up to 1,000, but no less than 100 shares of Sirius Group in connection with the transaction with Easterly. The purchase price of each common share purchased by a participant is equal to 85% of market value for the first 100 shares and 100% of market value for any additional shares purchased. Participants can either purchase the shares in cash or be issued a full-recourse promissory note by Sirius, secured by the shares, payable via payroll deductions.
149,236 shares were purchased under the ESPP during 2018. No further purchases are permitted under the ESPP.
Net promissory notes as of December 31, 2019 and 2018 total $0.4 million and $0.9 million, respectively.
2016 Long Term Incentive Plan
Sirius Group has historically awarded long-term incentive compensation in the form of three-year, cliff-vested, performance units or phantom performance shares that can be paid in cash, or upon Sirius Group becoming public, Sirius Group common shares, at the discretion of the Compensation Committee. Performance shares compound through the end of the three-year award period based on a selection performance metrics during the period. The performance goals were determined by the Compensation Committee of the Board of Directors upon granting of awards.
There was no 2019 award issued under the 2016 Long Term Incentive Plan (“2016 LTIP”) as it was replaced by the 2018 Omnibus Incentive Plan on a go-forward basis. Additionally, for the two three-year performance cycles still outstanding under the legacy 2016 LTIP, now that Sirius Group’s common shares are publicly traded, upon vesting of these awards, (i) each phantom performance share will be valued at the market price of a common share at the time of payout and (ii) the Compensation Committee has discretion to settle these awards in common shares rather than cash.
During the year ended December 31, 2019, Sirius Group paid $3.3 million to employees for share-based awards. No payments were made for share-based awards during the years ended December 31, 2018 and 2017.

The following tables present pre-tax and after-tax share-based compensation expense recognized under the above plans:
(Millions)	2019	2018	2017
PSUs – IPO Incentive Awards(1)	$0.7	$1.5	$—
PSUs – 2019 LTI	0.8	—	—
RSUs	5.8	—	—
Stock Options	0.8	—	—
LTIP(2)(3)	(3.4)	1.0	—
Total share-based compensation expense – pre-tax	$4.7	$2.5	$—

(1)
2019 includes a reversal of 2018 accrual of $1.5 related to modification of the award.

(2)
Legacy 2016 LTIP includes two open cycles in 2019 and three open cycles in 2018.

(3)
For the year ended December 31, 2017, $3.9 of expense associated with phantom share awards has been excluded.

(Millions)	2019	2018	2017
PSUs – IPO Incentive Awards(1)	$0.6	$1.2	$—
PSUs – 2019 LTI	0.7	—	—
RSUs	4.6	—	—
Stock Options	0.6	—	—
LTIP(2)(3)	(2.7)	0.8	—
Total share-based compensation expense – after-tax	$3.8	$2.0	$—

(1)
2019 includes a reversal of 2018 accrual of $1.2 related to modification of the award.

(2)
Legacy 2016 LTIP includes two open cycles in 2019 and three open cycles in 2018.

(3)
For the year ended December 31, 2017, expense associated with phantom share awards has been excluded.

The following tables present unrecognized compensation cost associated with unvested awards and weighted average period over which it is expected to be recognized:
	December 31, 2019
(Millions)	PSUs – IPO Incentive Awards	PSUs – 2019 LTI	RSUs	Stock Options	LTIP
Unrecognized compensation cost related to unvested awards	$4.0	$2.0	$11.8	$2.0	$0.7
Weighted average recognition period (years)	2.0 years	2.0 years	1.9 years	2.2 years	1.0 year
The following table summarizes outstanding share-settled awards as of the end of the year ended December 31, 2019:
	Number of Shares
As of and for the year ended December 31, 2019	PSUs – IPO Incentive Awards	PSUs – 2019 LTI	RSUs	Stock Options	LTIP(1)
Unvested, beginning of the year	—	—	—	—	1,765,637
Granted(2)	756,183	408,370	1,428,185	1,374,945	—
Vested	—	—	—	—	33,307
Forfeited(3)	201,020	17,234	74,333	—	861,859
Unvested, end of the year	555,163	391,136	1,353,852	1,374,945	870,471

(1)
Includes 2017 and 2018 legacy LTIP award cycles. Unearned portion of the 2017 LTIP was included in forfeited shares.

(2)
IPO Incentive Award was included in the granted line due to its modification during 2019.

(3)
Shares that are unearned as a result of missing minimum performance indicators are included in forfeited shares.

Non-Employee Compensation
Certain non-employee independent directors received share-based compensation in the form of restricted shares which vest after one year of issuance. During 2019 and 2018, Sirius Group granted non-employee directors 37,039 and 24,475 restricted shares, and recognized share-based compensation expense of $0.3 million and $0.3 million, respectively.
Transaction and Retention Bonuses
From time to time, Sirius may issue cash-settled retention awards to its employees. In 2019, Sirius Group issued retention awards to certain key employees of Sirius that will vest and be paid in equal proportions on or prior to March 15, 2020 and on or prior to March 15, 2021, subject to continued employment on the applicable vesting date. In total the retention awards issued were $10.7 million, of which, during the year ended December 31, 2019, Sirius recognized $2.1 million in General and administrative expenses.
Under the SPA, bonus arrangements for certain employees of Sirius Group were granted. Certain of these bonus arrangements were paid to bonus recipients as compensation for services performed before the sale date (“transaction bonuses”). In addition, certain employees received additional bonus payments under the bonus arrangements after the 12th month and 20th month anniversary of the sale date (“retention bonuses”). Under the SPA, White Mountains agreed to pay Sirius an amount equal to the transaction bonuses plus the employer-paid portion of employment or similar taxes less tax benefits attributable to the payment. In addition, White Mountains also agreed to pay Sirius for the retention bonuses under the same terms as the transaction bonuses shortly after Sirius Group paid those amounts to the employees. During 2017, Sirius Group recorded $36.9 million in General and administrative expenses in connection with the transaction bonuses. Sirius was paid $25.3 million and $30.5 million in 2018, and 2017, respectively, from its former parent for the transaction and retention bonuses after employment costs and taxes, which was recorded as Additional paid-in surplus. During 2019, Sirius was not paid any amount from its former parent for the transaction and retention bonuses. During the years ended December 31, 2018 and 2017, Sirius Group recorded $13.3 million and $17.6 million, respectively, in General and administrative expenses in connection with these retention bonuses.
In addition, for the years ended December 31, 2018 and 2017, under the SPA, White Mountains paid Sirius Group for certain incentive awards that Sirius paid to its employees, with $1.4 million and $2.5 million, respectively, recorded as Additional paid-in surplus. No payment from White Mountains was received by Sirius Group for the incentive awards in 2019.
Note 15.   Common shareholders’ equity, mezzanine equity, and non-controlling interests
Common shareholder’s equity
The authorized share capital of Sirius consists of 500,000,000 Common shares, $0.01 par value per share, and 15,000,000 Series B preference shares, $0.01 par value per share.

The following table presents changes in Sirius’s issued and outstanding Common shares for the years ended December 31, 2019, 2018, and 2017, respectively:
	2019	2018	2017
Common shares:
Shares issued and outstanding, beginning of year	115,151,251	120,000,000	120,000,000
Issuance of shares (See Note 3)	148,090	4,670,531	—
Shares redeemed (See Note 3)	—	(9,519,280)	—
Shares issued and outstanding, end of year	115,299,341	115,151,251	120,000,000
Redeemed shares
On November 5, 2018, Sirius repurchased 9,519,280 common shares from CM Bermuda in connection with the Merger (“redeemed shares”) for $164.0 million. (See Note 3.) The redeemed shares were canceled and the cost of the redeemed shares are included as a reduction to Additional paid-in surplus.
Dividends
Sirius did not pay any dividends during the years ended December 31, 2019, 2018, or 2017.
Mezzanine equity
Series B Preference Shares
On November 5, 2018, in connection with the closing of the Merger, Sirius Group issued 11,901,670 of the 15,000,000 authorized Series B preference shares, with a par value of $0.01 per share, as part of the Sirius Group Private Placement. (See Note 3.)
The Series B preference shares rank senior to common shares with respect to dividend rights, rights of liquidation, winding-up, or dissolution of Sirius and junior to all of Sirius’s existing and future policyholder obligations and debt obligations. Without the consent of the holders of the Series B preference shares, Sirius may not issue any class or series of shares that rank senior or pari passu with the Series B preference shares as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary liquidation, winding-up or dissolution of Sirius, if the aggregate gross proceeds from the issuance of all such senior or pari passu shares equals or exceeds $100 million.
Sirius adjusts the carrying value of the Series B preference shares to equal the redemption value at the end of each reporting period. At December 31, 2019 and 2018, the balance of the Series B preference shares was $223.0 million and $232.2 million, respectively.
Series A Redeemable Preference Shares
In connection with the acquisition of IMG, Sirius issued mandatorily convertible stock in the form of Series A redeemable preference shares as a portion of the consideration paid. (See Note 3.) Sirius issued 100,000 of the 150,000 authorized Series A redeemable preference shares to the seller of IMG. Each Series A redeemable preference share has a liquidation preference per share of $1,000.
On November 5, 2018, in connection with the closing of the Merger, Sirius redeemed the 100,000 outstanding shares of Series A redeemable preference shares for $95.0 million. (See Note 3.) Sirius Group recorded a $13.8 million gain on the redemption of the Series A redeemable preference shares.
Non-controlling interests
Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated entities and are presented separately on the balance sheet. At December 31, 2019 and 2018, Sirius Group’s balance sheet included $2.4 million and $1.7 million, respectively, in non-controlling interests.

The following table shows the change in non-controlling interest for the years ended December 31, 2019, 2018, and 2017:
(Millions)	Total
Non-controlling interests as of December 31, 2016	$251.3
Net income attributable to non-controlling interests	13.7
Dividends to non-controlling interests	(14.1)
Other, net	(250.7)
Non-controlling interests as of December 31, 2017	$0.2
Net income attributable to non-controlling interests	1.4
Dividends to non-controlling interests	—
Other, net	0.1
Non-controlling interests as of December 31, 2018	$1.7
Net income attributable to non-controlling interests	1.7
Dividends to non-controlling interests	(1.0)
Other, net	—
Non-controlling interests as of December 31, 2019	$2.4
SIG Preference Shares
On October 25, 2017, Sirius’s indirect wholly-owned subsidiary, Sirius International Group, Ltd., redeemed all of its outstanding 250,000 Fixed/Floating Perpetual Non-Cumulative Preference Shares (“SIG Preference Shares”). The redemption price equaled the $1,000 liquidation preference per preference share. Sirius Group accounted for the SIG Preference Shares as a conditionally redeemable instrument within Non-controlling interests.
Alstead Re
As of December 31, 2019 and 2018, Sirius Group recorded non-controlling interest of $2.3 million and $1.7 million, respectively, in Alstead Re Insurance Company (“Alstead Re”). (See Note 20.)
Note 16.   Earnings per share
Basic earnings (loss) per share is computed by dividing net (loss) available to Sirius Group common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to Sirius Group common shareholders by the weighted-average number of common shares outstanding adjusted to give effect to potentially dilutive securities.
Sirius Group has issued preference shares that qualify as participating securities which requires the application of the two-class method to compute both basic and diluted earnings per share. The two-class method is an earnings allocation formula that treats participating securities as having rights to earnings that would otherwise have been available to common shareholders. The preference shares Sirius Group has issued have no obligation to absorb losses of Sirius in periods of net (loss).

The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2019, 2018, and 2017:
(Millions, except share and per share information)	2019	2018	2017
Basic earnings per share
Numerator:
Net (loss)	$(45.6)	$(16.7)	$(136.3)
Less: Income attributable to non-controlling interests	(1.7)	(1.4)	(13.7)
Change in carrying value of Series B preference shares	9.2	(36.4)	—
Less: Accrued dividends on Series A redeemable preference shares	—	(2.6)	(6.1)
Add: Redemption of Series A redeemable preference shares	—	13.8	—
Net (loss) attributable to Sirius Group common shareholders	$(38.1)	$(43.3)	$(156.1)
Denominator:
Weighted average shares outstanding for basic earnings per share(1)(2)	115,234,105	119,253,924	120,000,000
Basic earnings per share	$(0.33)	$(0.36)	$(1.30)
Diluted earnings per share
Numerator:
Net (loss) attributable to Sirius Group common shareholders	$(38.1)	$(43.3)	$(156.1)
Change in carrying value of Series B preference shares	(9.2)	—	—
Net (loss) attributable to Sirius Group common shareholders on a diluted basis	$(47.3)	$(43.3)	$(156.1)
Denominator:
Weighted average shares outstanding for basic earnings per share(1)(2)	115,234,105	119,253,924	120,000,000
Add: Series B preference shares	11,901,670	—	—
Weighted average shares outstanding for diluted earnings per share(1)(2)	127,135,775	119,253,924	120,000,000
Diluted earnings per share	$(0.37)	$(0.36)	$(1.30)

(1)
As of December 31, 2019, there were a total of 17,057,249 potentially dilutive securities excluded from the calculation of Diluted earnings per share.

(2)
As of December 31, 2018, there were a total of 23,433,114 potentially dilutive securities excluded from the calculation of Diluted earnings per share. As of December 31, 2017, there were no potentially dilutive securities.

Note 17.   Accumulated other comprehensive (loss)
The changes in accumulated other comprehensive (loss), by component, for the years ended December 31, 2019, 2018, and 2017 are as follows:
	For the year ended December 31, 2019
(Millions)	Foreign currency translation adjustment	Total
Balance, beginning of year	$(202.4)	$(202.4)
Other comprehensive (loss)	(35.1)	(35.1)
Balance, end of year	$(237.5)	$(237.5)

	For the year ended December 31, 2018
(Millions)	Foreign currency translation adjustment	Total
Balance, beginning of year	$(140.5)	$(140.5)
Other comprehensive (loss)	(61.9)	(61.9)
Balance, end of year	$(202.4)	$(202.4)

	For the year ended December 31, 2017
(Millions)	Foreign currency translation adjustment	Total
Balance, beginning of year	$(212.2)	$(212.2)
Other comprehensive (loss)	71.7	71.7
Balance, end of year	$(140.5)	$(140.5)
Note 18.   Statutory capital and surplus
Sirius Group’s insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and LAE, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations, and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders.
Non-U.S.
The Insurance Act regulates the insurance business of Bermuda-domiciled insurers and reinsurers. The Insurance Act imposes solvency and liquidity standards on Bermuda insurance companies, as well as auditing and reporting requirements. The BMA, a Solvency II-equivalent regulatory regime, has confirmed that it will act as the primary group supervisor effective July 1, 2016 and has designated Sirius Bermuda as the designated insurer. Therefore, Sirius Group is subject to the BMA’s group supervision and solvency rules. Under the Insurance Act, insurers and reinsurers are required to maintain minimum statutory capital and surplus at a level equal to the greater of a MSM and the ECR which is established by reference to either a BSCR model or an approved internal capital model. The BSCR model is a risk-based capital model that provides a method for determining an insurer’s minimum required capital taking into account the risk characteristics of different aspects of Sirius’s business. As of December 31, 2019, the eligible capital for Sirius Group exceeded the required capital as measured by the BSCR model.
Management has also evaluated the group and principal operating subsidiaries’ ability to maintain adequate levels of statutory capital, liquidity, and rating agency capital and believes they will be able to do so. In performing this analysis, management has considered the most recent statutory capital position of each of the principal operating subsidiaries as well as the group overall, through its holding companies as a result of BMA group regulation. In addition, management has evaluated the ability of the holding companies to allocate capital and liquidity around the group as and when needed.
Sirius Group has two Bermuda based insurance subsidiaries: Sirius Bermuda, a Class 4 insurer, and Alstead Re, a Class 3A insurer. Each of these Bermuda insurance subsidiaries are registered under the Insurance Act and are subject to regulation and supervision of the BMA. The BSCR and actual statutory capital and surplus for Sirius Bermuda and Alstead Re as of December 31, 2019 has not been determined as of the filing of this Annual Report on Form 10-K. The BSCR for Sirius Bermuda and Alstead Re as of December 31, 2018 was $839.1 million and $2.5 million, respectively. Actual statutory capital and surplus of the Bermuda based insurance subsidiaries as of December 31, 2018 was $2.2 billion. In addition, the Bermuda based insurance subsidiaries are required to maintain a minimum liquidity ratio. As of December 31, 2019, all liquidity ratio requirements were met.
Sirius International is subject to regulation and supervision by the SFSA. Sirius International’s total regulatory capital as of December 31, 2019 was $1.6 billion. In accordance with SFSA regulations, Sirius International holds restricted equity of $1.2 billion as a component of Swedish regulatory capital. This restricted equity cannot be paid as dividends. Under Solvency II, the SFSA also acts as the European Economic Area group supervisor, with SIUK serving as the highest European entity subject to the SFSA’s group supervision. Solvency II regulation in Europe gives the SFSA the option to waive European-level group supervision if certain legal requirements are met. As of December 31, 2019, the SFSA has not exercised this option.
The financial services industry in the United Kingdom is dual-regulated by the U.K. Regulators. The U.K. Regulators regulate insurers, insurance intermediaries and Lloyd’s. The U.K. Regulators and Lloyd’s have common objectives in ensuring that the Lloyd’s market is appropriately regulated. Lloyd’s is required to implement certain rules prescribed by the U.K. Regulators by the powers it has under the Lloyd’s Act of 1982 relating to the operation of the Lloyd’s market. In addition, each year the U.K. Regulators require Lloyd’s to satisfy an annual solvency test that measures whether Lloyd’s has sufficient assets in the aggregate to meet all the outstanding liabilities of its members.
Lloyd’s permits its Members to underwrite insurance risks through Lloyd’s syndicates. Members of Lloyd’s may participate in a syndicate for one or more underwriting years by providing capital to support the syndicate’s underwriting. All syndicates are managed by Lloyd’s approved managing agents. Managing agents receive fees and profit commissions in respect of the underwriting and administrative services they provide to the syndicates. Lloyd’s prescribes, in respect of its managing agents and Members, certain minimum standards relating to their management and control, solvency and various other requirements.
Sirius Group participates in the Lloyd’s market through the 100% ownership of Sirius International Corporate Member Ltd., a Lloyd’s corporate member, which in turn provides underwriting capacity to Syndicate 1945. Sirius Group has its own Lloyd’s managing agent, Sirius International Managing Agency, which manages Syndicate 1945. Lloyd’s approved net capacity for 2020 is £91.0 million, or approximately $120.0 million (based on the December 31, 2019 GBP to USD exchange rate). Stamp capacity is a measure of the amount of net premium (premiums written less acquisition costs) that a syndicate is authorized by Lloyd’s to write.
U.S.
Sirius America and the insurance subsidiaries of Sirius Global Solutions are subject to regulation and supervision by the NAIC and the department of insurance in the state of domicile. The NAIC uses RBC standards for U.S. property and casualty insurers as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. As of December 31, 2019, the available capital of Sirius Group’s U.S. insurance and reinsurance operating subsidiaries exceeded their respective RBC requirements.
Sirius America’s policyholders’ surplus, as reported to regulatory authorities as of December 31, 2019 and 2018, was $522.1 million and $522.2 million. Sirius America’s statutory net (loss) income for the years ended December 31, 2019, 2018, and 2017 was $(25.0) million, $(9.9) million, and $(6.4) million, respectively. The principal differences between Sirius America’s statutory amounts and the amounts reported in accordance with GAAP include deferred acquisition costs, deferred taxes, gains recognized under retroactive reinsurance contracts, and market value adjustments for debt securities. The minimum policyholders’ surplus necessary to satisfy Sirius America’s regulatory requirements was $110.1 million as of December 31, 2019, which equals the authorized control level of the NAIC risk-based capital based on Sirius America’s policyholders’ surplus.
Oakwood policyholders’ surplus, as reported to regulatory authorities as of December 31, 2019 and 2018 was $39.7 million and $40.5 million, respectively. Oakwood’s statutory net (loss) income for the years ended December 31, 2019, 2018, and 2017 was $(1.0) million, $(1.1) million and $0.5 million, respectively. The minimum policyholders’ surplus necessary to satisfy Oakwood’s regulatory requirements was $4.1 million as of December 31, 2019, which equals the authorized control level of the NAIC risk-based capital. During 2017, Mount Beacon was merged into Oakwood.
Empire policyholders’ surplus, as reported to regulatory authorities as of December 31, 2019 and 2018 was $10.8 million and $10.7 million, respectively. Empire’s statutory net income (loss) for the years ended December 31, 2019, 2018, and 2017 was $0.2 million, $0.1 million and $(0.3) million, respectively. The minimum policyholders’ surplus necessary to satisfy Empire’s regulatory requirements was $8.9 million as of December 31, 2019, and the NAIC risk-based capital authorized control level was $0.7 million.
Cedar’s policyholders’ surplus, as reported to regulatory authorities as of each of the years ended December 31, 2019 and 2018 was $13.9 million. Cedar’s statutory net income (loss) for the years ended December 31, 2019 and 2018 was $0.0 million and $(0.6) million, respectively. The minimum policyholders’ surplus necessary to satisfy Cedar’s regulatory requirements was $9.8 million as of December 31, 2019, and the NAIC risk-based capital authorized control level was $0.1 million.
Dividend Capacity
Sirius Group’s top tier regulated insurance and reinsurance operating subsidiary is Sirius Bermuda. Sirius Bermuda’s ability to pay dividends is limited under Bermuda law and regulations. Under the Insurance Act, Sirius Bermuda is restricted with respect to the payment of dividends. Sirius Bermuda is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files, at least seven days before payment of such dividends, with the BMA an affidavit stating that it will continue to meet the required margins following the declaration of those dividends. As of December 31, 2019, Sirius Bermuda can pay approximately $523.8 million to its parent company, Sirius International Group, Ltd., during 2020. Sirius Bermuda indirectly owns Sirius International, Sirius America, and Sirius Group’s other insurance and reinsurance operating companies, each of which are limited in their ability to pay dividends by the insurance laws of their relevant jurisdictions. CMIG International, which is approximately 82% owned by CMIG, indirectly holds approximately 87% of the voting and dispositive control over the Sirius Group common shares as of December 31, 2019, through CMIG International’s wholly-owned Bermuda holding company, CM Bermuda. During 2019, CMIG made several public announcements relating to the CMIG Defaults, the failure and uncertainty of CMIG’s subsidiaries to repay their debt obligations as they become due and the existence of certain asset freeze orders relating to the equity interests of CMIG in certain Chinese subsidiaries not within the chain of control of Sirius Group. On May 3, 2019, in connection with the CMIG Defaults, Sirius Bermuda and Sirius Group entered into a voluntary undertaking with the BMA to provide further comfort to the BMA as the group supervisor of Sirius Group and primary regulator of Sirius Bermuda, the designated insurer for group supervisory purposes regarding the potential risks to Sirius Group in connection with the CMIG Defaults. Pursuant to the voluntary undertaking, each of Sirius Group and Sirius Bermuda have agreed, until May 3, 2020, (a) to provide ten days prior written notice to the BMA prior to declaring any dividend or capital distribution, which notice shall include an affidavit confirming that the declaration and payment of such dividend would not be in breach of (i) the provisions of section 54 of the Companies Act 1981 in the case of Sirius Bermuda, (ii) the Minimum Liquidity Ratio as defined in the Insurance Act 1978 in the case of Sirius Bermuda; and (iii) the Target Capital Level of 120% of the Enhanced Capital Requirement as defined by the Bermuda Solvency Capital Requirement promulgated by the BMA for Sirius Group and Sirius Bermuda, and a summary description of the use proceeds from such declaration or dividend or capital distribution within Sirius Group or Sirius Bermuda; (b) not to enter into any guarantees, keepwells, loans or other financial arrangements between Sirius Group and CMIG, or provide any credit support with respect to any obligations of CMIG; and (c) not to enter into any related party transaction with CMIG. During 2019, Sirius Bermuda paid $80.0 million of dividends to its immediate parent.
Sirius International has the ability to pay dividends to its immediate parent subject to the availability of unrestricted equity, calculated in accordance with the Swedish Act on Annual Accounts in Insurance Companies and the SFSA. Unrestricted equity is calculated on a consolidated group account basis and on a parent account basis. Differences between the two include but are not limited to accounting for goodwill, subsidiaries (with parent accounts stated at original foreign exchange rates), taxes and pensions. Sirius International’s ability to pay dividends is limited to the “lower of” unrestricted equity as calculated within the group and parent accounts. As of December 31, 2019, Sirius International had $401.5 million (based on the December 31, 2019 SEK to USD exchange rate) of unrestricted equity on a parent account basis (the lower of the two approaches) available to pay dividends in 2020. The amount of dividends available to be paid by Sirius International in any given year is also subject to cash flow and earnings generated by Sirius International’s business, the maintenance of adequate solvency capital ratios for Sirius International and the consolidated SIUK group, as well as to dividends received from its subsidiaries. Earnings generated by Sirius International’s business that are allocated to the Safety Reserve are not available to pay dividends (see “Safety Reserve” below). During 2019, Sirius International did not declare a dividend and paid SEK 167.1 million (or $17.7 million on date of payment) of dividends declared prior to 2018.
Under the normal course of business, Sirius America has the ability to pay dividends to its immediate parent during any twelve-month period without the prior approval of regulatory authorities in an amount set by a formula based on the lesser of net investment income, as defined by statute, or 10% of statutory surplus, in both cases as most recently reported to regulatory authorities, subject to the availability of earned surplus and subject to dividends paid in prior periods. Based on this formula, Sirius America has dividend capacity as of December 31, 2019, without prior regulatory approval. As of December 31, 2019, Sirius America had $522.1 million of statutory surplus and $88.8 million of earned surplus. During 2019, Sirius America did not pay any dividends to its immediate parent.
During 2019 and 2018, Sirius did not pay any dividends to its shareholders. As of December 31, 2019, Sirius Group had $42.9 million of net unrestricted cash, short-term investments, and fixed maturity investments outside of its regulated and unregulated insurance and reinsurance operating subsidiaries.
Capital Maintenance
Effective August 27, 2019, the capital maintenance agreement between Sirius International and Sirius America, which obligated Sirius International to make contributions to Sirius America’s surplus in order for Sirius America to maintain surplus equal to at least 125% of Sirius action level risk-based capital as defined in the National Association of Insurance Commissioners’ Property/Casualty Risk-Based Capital Report was terminated. Sirius International did not make any contributions to the surplus of Sirius America up to and including the termination date.
Safety Reserve
Subject to certain limitations under Swedish law, Sirius International is permitted to transfer pre-tax income amounts into a reserve referred to as a “Safety Reserve.” Under local statutory requirements, an amount equal to the deferred tax liability on Sirius International’s Safety Reserve is included in Solvency Capital. Access to the Safety Reserve is restricted to cover insurance and reinsurance losses and to cover a breach of the Solvency Capital Requirement. Access for any other purpose requires the approval of Swedish regulatory authorities. Similar to the approach taken by Swedish regulatory authorities, most major rating agencies generally include the balance of the Safety Reserve, without any provision for deferred taxes, in Sirius International’s regulatory capital when assessing Sirius International and Sirius Group’s financial strength.
As of December 31, 2019, Sirius International’s Safety Reserve amounted to SEK 10.2 billion, or $1.1 billion (based on the December 31, 2019 SEK to USD exchange rate). Under Swedish GAAP, an amount equal to the Safety Reserve, net of a related deferred tax liability established at the Swedish tax rate, is classified as common shareholders’ equity. Generally, this deferred tax liability ($225.9 million based on the December 31, 2019 SEK to USD exchange rate) is only required to be paid by Sirius International if it fails to maintain prescribed levels of premium writings and loss reserves in future years. As a result of the indefinite deferral of these taxes, the related deferred tax liability is not taken into account by Swedish regulatory authorities for purposes of calculating Solvency Capital under Swedish insurance regulations.
Pursuant to tax legislation enacted in Sweden in June 2018, the tax rate applicable to Swedish corporations decreased to 21.4% effective as of January 1, 2019, and then will further reduce to 20.6% starting in 2021. The tax legislation also introduced an annual tax on the Safety Reserve effective as of January 1, 2019. This provision adds additional taxable income for Sirius annually. The calculation applies the Government Borrowing Rate (with a floor rate of +0.5%) to the Safety Reserve balance at the beginning of the year. At the current year tax rate of 21.4% the additional tax expense for 2019 is SEK 11.4 million, or $1.2 million (based on the December 31, 2019 SEK to USD exchange rate).
Further, the enacted legislation also included a new provision treating an amount equal to 6% of the Safety Reserve balance as of January 1, 2021, as additional taxable income in tax year 2021 only, subject to tax at the applicable 20.6% rate. Based on this provision and Sirius International’s Safety Reserve balance as of December 31, 2019, Sirius International has recorded an additional deferred tax liability as of December 31, 2019 in the amount of SEK 131.2 million, or $13.5 million (based on the December 31, 2019 SEK to USD exchange rate).
Note 19.   Investments in unconsolidated entities
Sirius Group’s investments in unconsolidated entities are included within Other long-term investments and consist of investments in common equity securities or similar instruments, which give Sirius Group the ability to exert significant influence over the investee’s operating and financial policies (“equity method eligible unconsolidated entities”). Such investments may be accounted for under either the equity method or, alternatively, Sirius Group may elect to account for them under the fair value option.
The following table presents the components of Other long-term investments as of December 31, 2019 and 2018:
(Millions)	2019	2018
Equity method eligible unconsolidated entities, at fair value	$151.9	$169.4
Other unconsolidated investments, at fair value(1)	194.9	195.6
Total Other long-term investments(2)	$346.8	$365.0

(1)
Includes Other long-term investments that are not equity method eligible.

(2)
There were no investments accounted for using the equity method as of December 31, 2019 and 2018.

Equity method eligible unconsolidated entities, at fair value
Sirius Group has elected the Fair Value Option to account for its equity method eligible investments accounted for as part of Other long-term investments for consistency of presentation with rest of its investment portfolio. The following table presents Sirius Group’s investments in equity method eligible unconsolidated entities as of December 31, 2019 and 2018:

	Ownership interest as of December 31,
Investee	2019	2018	Instrument Held
BE Reinsurance Limited	24.9%	25.0%	Common shares
BioVentures Investors (Offshore) IV LP	73.0%	73.0%	Units
Camden Partners Strategic Fund V (Cayman), LP	39.4%	36.4%	Units
Diamond LS I LP	16.0%	3.9%	Units
Gateway Fund LP	15.0%	—%	Units
Monarch	12.8%	12.8%	Units
NEC Cypress Buyer LLC(1)	—%	13.3%	Units
New Energy Capital Infrastructure Credit Fund LP	30.5%	22.9%	Units
New Energy Capital Infrastructure Offshore Credit Fund LP	30.5%	54.9%	Units
Pie Preferred Stock(2)	30.1%	—%	Preferred shares
Pie Series B Preferred Stock(2)	22.4%	—%	Preferred shares
Quintana Energy Partners	21.8%	21.8%	Units
Tuckerman Capital V LP	48.3%	47.6%	Units
Tuckerman Capital V Co-Investment I LP	48.1%	47.7%	Units

(1)
The ownership of NEC Cypress Buyer LLC was liquidated in 2019.

(2)
Sirius Group holds investments in several financing instruments of Pie Insurance Holdings, Inc.

The following tables present aggregated summarized financial information for Sirius Group’s investments in equity method eligible unconsolidated entities:
	As of December 31,
(Millions)	2019	2018
Balance sheet data:
Total assets	$594.5	$591.1
Total liabilities	$47.6	$28.7

	For the years ended December 31,
(Millions)	2019	2018	2017
Income statement data:
Revenues	$72.7	$55.4	$60.3
Expenses	$(30.2)	$(25.1)	$(28.8)
Note 20.   Variable interest entities
Sirius Group consolidates the results of operations and financial position of every voting interest entity (“VOE”) in which it has a controlling financial interest and VIEs in which it is considered to be the primary beneficiary. The consolidation assessment, including the determination as to whether an entity qualifies as a VOE or VIE, depends on the facts and circumstances surrounding each entity.
Sirius Group has determined that Alstead Re is a VIE for which Sirius Group is the primary beneficiary and is required to consolidate it. The following table presents Alstead Re’s assets and liabilities, as classified in the Consolidated Balance Sheets as of December 31, 2019 and 2018:

(Millions)	2019	2018
Assets:
Fixed maturity investments	$3.9	$4.0
Short-term investments	0.5	0.3
Cash	0.1	0.2
Total investments	4.5	4.5
Accrued investment income	—	0.1
Insurance and reinsurance premiums receivable	(0.3)	3.7
Funds held by ceding companies	3.4	5.2
Deferred acquisition costs	0.3	0.9
Total assets	$7.9	$14.4
Liabilities
Loss and loss adjustment expense reserves	$0.5	$4.6
Unearned insurance and reinsurance premiums	0.6	3.7
Other liabilities	0.1	—
Total liabilities	$1.2	$8.3
Sirius Group is a passive investor in certain third-party-managed hedge and private equity funds, some of which are VIEs. Sirius Group is not involved in the design or establishment of these VIEs, nor does it actively participate in the management of the VIEs. The exposure to loss from these investments is limited to the carrying value of the investments at the balance sheet date.
Sirius Group calculates maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where Sirius Group has also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Sirius Group does not have any VIEs that it sponsors nor any VIEs where it has recourse to it or has provided a guarantee to the VIE interest holders.
The following table presents total assets of unconsolidated VIEs in which Sirius Group holds a variable interest, as well as the maximum exposure to loss associated with these VIEs:
		Maximum Exposure to Loss
(Millions)	Total VIE Assets	On-Balance Sheet	Off-Balance Sheet	Total
December 31, 2019
Other long-term investments(1)	$257.8	$102.6	$16.3	$118.9
Total at December 31, 2019	$257.8	$102.6	$16.3	$118.9
December 31, 2018
Other long-term investments(1)	$209.1	$103.1	$32.0	$135.1
Total at December 31, 2018	$209.1	$103.1	$32.0	$135.1

(1)
Comprised primarily of hedge funds and private equity funds.

Note 21.   Transactions with related parties
(Re)insurance contracts
In the normal course of business, Sirius Group enters into insurance and reinsurance contracts with certain of its insurance and MGU affiliates, or their subsidiaries. During the years ended December 31, 2019 and 2018 and 2017, these contracts with related parties resulted in gross written premiums of $88.6 million, $67.9 million and $3.5 million, respectively. As of December 31, 2019 and 2018, Sirius Group had total receivables due from related parties of $16.1 million and $14.3 million, respectively. As of December 31, 2019, Sirius Group had total payables due to related parties of $0.9 million. As of December 31, 2018, Sirius Group did not have any payables due to related parties.
Other
Meyer “Sandy” Frucher is Sirius’s Chairman of the board of directors and was also Vice Chairman of NASDAQ. Sirius is traded on the Nasdaq Global Select Market and has business transactions that are related to its listing on the exchange under the normal course of business. (See Note 3.) On October, 21, 2019, NASDAQ announced Mr. Frucher will conclude his tenure as Vice Chairman of NASDAQ and will assume the role of Strategic Advisor, effective January 1, 2020.
Note 22.   Commitments and contingencies
Concentrations of credit risk
Sirius Group underwrites a significant amount of its reinsurance business through reinsurance intermediaries that represent the ceding company. There is credit risk associated with payments of (re)insurance balances to Sirius Group in regards to these brokers’ ability to fulfill their contractual obligations. These intermediaries are fairly large and well established, and there are no indications they are financially distressed.
During the years ended December 31, 2019, 2018, and 2017, Sirius Group received its gross reinsurance premiums written from three major, third-party reinsurance intermediaries as detailed in the following table:
Gross written premium by intermediary	2019	2018	2017
AON Corporation and subsidiaries	24%	26%	22%
Guy Carpenter & Company and subsidiaries	24%	26%	25%
WT Butler and Co. Ltd.	11%	10%	10%
Willis Towers Watson plc and subsidiaries	10%	8%	8%
Total	69%	70%	65%
Geographic Concentration
The following table shows Sirius Group’s net written premiums by geographic region based on the location of the ceding company for the years ended December 31, 2019, 2018, and 2017:
(Millions)	2019	2018	2017
United States	$922.3	$794.7	$563.1
Europe	268.9	276.5	262.3
Canada, the Caribbean, Bermuda and Latin America	102.5	103.6	111.4
Asia and Other	208.9	182.3	153.4
Total	$1,502.6	$1,357.1	$1,090.2
Sirius Group conducts a significant portion of its business outside of the United States. As a result, a significant portion of Sirius Group’s assets, liabilities, revenues, and expenses are denominated in currencies other than the U.S. dollar and are therefore subject to foreign currency risk. Sirius Group’s foreign currency risk cannot be eliminated entirely and significant changes in foreign exchange rates may adversely affect Sirius Group’s results of operations and financial condition.
Sirius Group’s foreign operations are subject to legal, political, and operational risks that may be greater than those present in the United States. As a result, certain of Sirius Group’s operations at these foreign locations could be temporarily or permanently disrupted.
Lloyd’s Central Fund
The Lloyd’s Central Fund is available to satisfy claims if a member of Lloyd’s is unable to meet its obligations to policyholders. Sirius Group has an obligation to pay contributions to the Lloyd’s Central

Fund each year based on gross written premium. For 2020, Sirius Group estimates the Lloyd’s Central Fund contributions to be $0.5 million (based on the December 31, 2019 GBP to USD exchange rate) which is 0.35% of gross written premium. The Council of Lloyd’s have the power to levy an additional contribution on members if it considered necessary, and the maximum additional contribution is currently 3% of capacity.
Leases
Sirius Group leases office space and equipment under various noncancelable operating lease agreements. The average life of the office leases is 7 years and the equipment leases is 3 years.
During the year ended December 31, 2019, Sirius Group recognized operating lease expense $12.6 million, including property taxes and routine maintenance expense as well as rental expenses related to short term leases. Total rental expense for the years ended December 31, 2018 and 2017 were $11.7 million and $10.2 million, respectively. As of December 31, 2019, Sirius Group had $27.4 million operating lease right-of-use assets included in Other assets. As of December 31, 2019, Sirius Group had $29.3 million operating lease liability included in Other liabilities.
The following table presents the lease balances within the Consolidated Balance Sheets as of December 31, 2019:
(millions)	Balance Sheet Classification	December 31, 2019
Operating lease right-of-use assets	Other assets	$27.4
Current lease liabilities	Other liabilities	$8.3
Non-current lease liabilities	Other liabilities	$21.0
The following table presents weighted average remaining lease term and weighted average discount rate as at December 31, 2019:
Weighted average lease term (years) as of December 31, 2019
Leased offices	7 years
Leased equipment	3 years
Weighted average discount rate:
Leased offices	3.7%
Leased equipment	3.4%
The following table presents future annual minimum rental payments required under non-cancellable leases and the present value discount to arrive at total lease liability as of December 31, 2019:
(Millions)	Future Payments
2020	$9.3
2021	8.0
2022	7.1
2023	4.4
2024	2.0
2025	0.6
2026 and after	0.2
Total future annual minimum rental payments as at December 31, 2019	31.6
Less: present value discount	(2.3)
Total lease liability as of December 31, 2019	$29.3
As of December 31, 2019, Sirius’s future operating lease obligations that have not yet commenced are immaterial.

Legal Proceedings
Sirius Group, and the insurance and reinsurance industry in general, are routinely subject to claims related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE. (See Note 5.)
Sirius Group considers the requirements of ASC 450, Contingencies (“ASC 450”), when evaluating its exposure to non-claims related litigation and arbitration. ASC 450 requires that accruals be established for litigation and arbitration if it is probable that a loss has been incurred and it can be reasonably estimated. ASC 450 also requires that litigation and arbitration be disclosed if it is probable that a loss has been incurred or it there is a reasonable possibility that a loss may have been incurred.
Note 23.   Unaudited condensed quarterly financial data
(Expressed in millions of U.S. dollars, except per share amounts)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	Unaudited	Unaudited	Unaudited	Unaudited
Total revenues	$352.0	$487.4	$441.0	$439.7
Total expenses	$506.0	$498.7	$430.7	$318.4
Net (loss) income attributable to Sirius Group’s common shareholders	$(137.3)	$(2.7)	$6.6	$95.3
Basic earnings per common share and common share equivalent	$(1.19)	$(0.02)	$0.05	$0.75
Diluted earnings per common share and common share equivalent	$(1.19)	$(0.06)	$0.05	$0.74
(Expressed in millions of U.S. dollars, except per share amounts)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	Unaudited	Unaudited	Unaudited	Unaudited
Total revenues	$336.8	$351.7	$441.8	$327.5
Total expenses	$482.3	$386.3	$292.4	$273.1
Net (loss) income attributable to Sirius Group’s common shareholder	$(153.6)	$(28.0)	$97.8	$40.5
Basic earnings per common share and common share equivalent	$(1.31)	$(0.23)	$0.78	$0.32
Diluted earnings per common share and common share equivalent	$(1.31)	$(0.23)	$0.78	$0.32
Note 24.   Subsequent events
Events subsequent to original issuance of financial statements (Unaudited)
In connection with the reissuance of the financial statements, Sirius has evaluated subsequent events through September 1, 2020, the date the financial statements were available to be reissued.
Series B preference shareholders expense reimbursement agreement
On March 27, 2020, Sirius entered into an expense reimbursement agreement (the “Agreement”) with each of the holders of the Series B preference shares. Pursuant to the Agreement, Sirius agreed to reimburse each of the holders of the Series B preference shares for all reasonable and documented out-of-pocket expenses incurred by them in connection with pursuing a potential negotiated transaction (a “Potential Transaction”) involving Sirius or one or more of its subsidiaries on or after January 8, 2020 up to $250,000 for each holder of Series B preference shares together with its affiliates and $1,000,000 in the aggregate with any reimbursement above such amounts requiring the written consent of Sirius (but excluding any expenses incurred in connection with the evaluation or enforcement of any rights or obligations of the holders of the Series B preference shares or Sirius relating to the preference shares in Sirius held by such Series B preference shareholders). In addition, Sirius agreed to reimburse the holders of the Series B preference shares for any and all reasonable and documented out-of-pocket attorneys’ fees or other fees payable to third party advisors up to $500,000 in the aggregate to the extent arising out of any litigation, dispute, arbitration or other proceeding commencing after the date of the Agreement that is not brought or commenced by a holder of the Series B preference shares and involves Sirius, such Series B preference shareholder’s investment in Sirius or a Potential Transaction. As of the end of the second quarter 2020, no payments have been requested or made under the Agreement.
Merger Agreement with Third Point Reinsurance, Ltd.
On August 6, 2020, Sirius announced that it had entered into the merger agreement, by and among Sirius, TPRE and Merger Sub. The merger agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, Merger Sub will merge with and into Sirius, with Sirius surviving as a wholly owned subsidiary of TPRE. The merger agreement, the Statutory Merger Agreement, and the consummation of the Transactions, have been unanimously approved by the board of directors of each of Sirius and TPRE. The consummation of the merger is expected to occur during the first quarter of 2021, subject to the satisfaction or waiver of applicable closing conditions.
Under the terms of the merger agreement, as of the Effective Time, each Sirius share will be converted into the right to receive, at the election of the holder thereof, (i) the cash election, or (ii) (A) 0.743 TPRE Common Shares and (B) one CVR, which will represent the right to receive a contingent cash payment, and which, taken together with the fraction of the TPRE Common Share received, guarantee that on the second anniversary of the closing date of the Merger, the electing shareholder will have received the Share & CVR Election, or (iii) (A) $0.905 in cash, (B) a number of TPRE Common Shares equal to the Mixed Election Common Shares Exchange Ratio (as such term is defined in the merger agreement), (C) a number of newly issued Series A preference shares of TPRE (“TPRE Preference Shares”) equal to the Mixed Election Preference Shares Exchange Ratio (as such term is defined in the merger agreement), (D) 0.190 of a Warrant and (E) $0.905 aggregate principal amount of an Upside Right issued by TPRE. Elections must be made no later than ten (10) Business Days (as defined in the merger agreement) prior to the closing of the Transactions. Pursuant to the CM Bermuda voting agreement, CM Bermuda, whose parent company is CMIG International, has agreed to make the mixed election. Holders of Sirius shares who do not make an election will be deemed to have made the Share & CVR Election. No fractional TPRE Common Shares or TPRE Preference Shares will be issued in the merger, and holders of Sirius shares will receive cash in lieu of any fractional TPRE Common Shares or TPRE Preference Shares. Dissenting Sirius shareholders will be entitled to exercise appraisal rights under Bermuda law.
The consummation of the merger is subject to the satisfaction or waiver of certain conditions, including, among others, (i) the affirmative vote in favor of the approval of the merger agreement, the merger and the statutory merger agreement by the holders of a majority of the voting power of Sirius Shares and Sirius’s Series B preference shares, voting together as a single class, that are present (in person or by proxy) at Sirius shareholder meeting called for such purpose, (ii) the affirmative vote in favor of the share issuance proposal by the holders of at least a majority of the voting power of TPRE Common Shares that are present (in person or by proxy) at the TPRE shareholder meeting called for such purpose, (iii) the expiration or termination of any applicable waiting period (together with any extensions thereof) under the HSR Act and any other applicable antitrust laws, (iv) the receipt of certain approvals under applicable insurance laws, (v) the absence of any effective order issued by any governmental authority or court of competent jurisdiction or other legal restraint prohibiting or preventing the consummation of the merger, (vi) in the case of each party’s obligation to effect the merger, the absence of a material adverse effect with respect to the other party and its subsidiaries, taken as a whole, since the date of the merger agreement, (vii) in the case of each party’s obligation to effect the merger, subject to certain materiality exceptions, the accuracy of the representations and warranties made by the other party, and compliance by the other party in all material respects with such party’s respective obligations under the merger agreement and (viii) other customary closing conditions.

The merger agreement did not impact Sirius’s consolidated financial statements as of and for the year ended December 31, 2019.
Transaction Matters Agreement
On August 6, 2020, CM Bermuda, Sirius, TPRE and CMIG International entered into a Transaction Matters Letter Agreement (the “Transaction Matters Agreement”), pursuant to which, among other things and subject to the terms and conditions thereof, Sirius has agreed to pay for and reimburse CMIG International and CM Bermuda for certain legal expenses incurred by CMIG International and CM Bermuda in connection with the Transactions and the related sales process or other discussions between CMIG International, CM Bermuda and Sirius occurring on or after March 6, 2020, and TPRE has agreed to assume such remaining payment obligations of Sirius following the closing of the merger. TPRE has also agreed to pay for the fees and expenses payable by CMIG International and CM Bermuda to its financial advisor, Goldman Sachs (Asia) L.L.C., relating to the Transactions. Under the terms of the Transaction Matters Agreement, Sirius is not permitted to terminate or threaten to terminate the merger agreement following a change by the TPRE board of directors of its recommendation to TPRE’s shareholders in favor of the share issuance proposal without the prior written consent of CM Bermuda and CMIG International. On August 10, 2020, Sirius paid $1.9 million for certain legal expenses incurred by CM Bermuda and CMIG International in connection with the Transaction Matters Letter Agreement.

Financial Statement Schedules
Sirius International Insurance Group, Ltd.
Schedule I
Summary of Investments — Other Than Investments in Related Parties
As at December 31, 2019
(Expressed in millions of U.S. dollars)	Cost or amortized cost	Fair value	Amount shown on the balance sheet
Corporate debt securities	$458.6	$474.1	$474.1
Asset-backed securities	489.4	486.8	486.8
Residential mortgage-backed securities	426.2	438.9	438.9
Commercial mortgage-backed securities	88.5	89.0	89.0
U.S. government and government agency	111.5	110.5	110.5
Non-U.S. government and government agency	63.7	63.0	63.0
Preferred stocks	17.0	17.0	17.0
U.S. States, municipalities and political subdivision	1.7	1.7	1.7
Total fixed maturities	$1,656.6	$1,681.0	$1,681.0
Total short-term investments	1,090.8	1,085.2	1,085.2
Total equity securities	379.2	405.2	405.2
Total other long-term investments	315.4	346.8	346.8
Total	$3,442.0	$3,518.2	$3,518.2

Sirius International Insurance Group, Ltd.
Schedule II
Condensed Financial Information of Registrant
Balance Sheets
As at December 31, 2019 and 2018
(Expressed in millions of U.S. dollars, except share and per share information)	2019	2018
Assets
Fixed maturity investments, at fair value (Amortized cost 2019: $11.7; 2018: $2.9)	$11.7	$2.8
Short-term investments, at fair value (Amortized cost 2019: $1.2; 2018: $5.3)	1.2	5.3
Cash	0.2	—
Total investments and cash	13.1	8.1
Investments in unconsolidated affiliates	1,846.2	1,911.2
Other assets	24.9	42.5
Total assets	$1,884.2	$1,961.8
Liabilities
Other liabilities	$20.8	$25.1
Total liabilities	20.8	25.1
Commitments and Contingencies
Mezzanine equity
Series B preference shares	223.0	232.2
Total mezzanine equity	223.0	232.2
Common shareholders’ equity
Common shares (shares issued and outstanding: 2019: 115,299,341; 2018: 115,151,251)	1.2	1.2
Additional paid-in surplus	1,098.2	1,089.1
Retained earnings	778.5	816.6
Accumulated other comprehensive (loss)	(237.5)	(202.4)
Total common shareholders’ equity	1,640.4	1,704.5
Total liabilities, mezzanine equity, and common shareholders’ equity	$1,884.2	$1,961.8
See Notes to Condensed Financial Information of Registrant

Sirius International Insurance Group, Ltd.
Schedule II
Condensed Financial Information of Registrant
Statements of (Loss)
For the years ended December 31, 2019, 2018, and 2017
(Expressed in millions of U.S. dollars)	2019	2018	2017
Revenues
Net investment income	$0.4	$0.5	$0.3
Net realized investment gains	—	—	0.2
Net unrealized investment gains	0.1	—	12.8
Net foreign exchange (losses)	—	—	(0.2)
Revaluation of contingent consideration	(5.5)	6.1	13.6
Other revenue	(18.7)	41.4	0.9
Total revenues	(23.7)	48.0	27.6
Expenses
Other underwriting expenses	—	—	(0.2)
General and administrative expenses	28.7	13.6	13.0
Total expenses	28.7	13.6	12.8
(Loss) income before equity earnings of unconsolidated affiliates, net of tax	(52.4)	34.4	14.8
Equity in earnings of unconsolidated affiliates, net of tax	5.1	(52.5)	(164.8)
Net (loss) attributable to Sirius Group	(47.3)	(18.1)	(150.0)
Change in carrying value of Series B preference shares	9.2	(36.4)	—
Less: Accrued dividends on Series A redeemable preference shares	—	(2.6)	(6.1)
Add: Redemption of Series A redeemable preference shares	—	13.8	—
Net (loss) attributable to Sirius Group’s common shareholders	$(38.1)	$(43.3)	$(156.1)
See Notes to Condensed Financial Information of Registrant

Sirius International Insurance Group, Ltd.
Schedule II
Condensed Financial Information of Registrant
Statements of Comprehensive (Loss) Income
For the years ended December 31, 2019, 2018, and 2017
(Expressed in millions of U.S. dollars)	2019	2018	2017
Comprehensive (loss)
Net (loss) attributable to Sirius Group	$(47.3)	$(18.1)	$(150.0)
Other comprehensive (loss) income
Change in foreign currency translation, net of tax	(35.1)	(61.9)	71.7
Comprehensive (loss) attributable to Sirius Group	$(82.4)	$(80.0)	$(78.3)
See Notes to Condensed Financial Information of Registrant

Sirius International Insurance Group, Ltd.
Schedule II
Condensed Financial Information of Registrant
Statements of Cash Flows
For the years ended December 31, 2019, 2018, and 2017
(Expressed in millions of U.S. dollars)	2019	2018	2017
Cash flows from operations:
Net (loss) income attributable to Sirius Group	$(47.3)	$(18.1)	$(150.0)
Adjustments to reconcile net income to net cash provided from (used for) operations:
Equity in earnings of subsidiaries	(5.1)	52.5	164.8
Dividends received from subsidiaries	35.0	150.0	110.0
Net realized and unrealized investment (losses)	(0.1)	—	(13.0)
Amortization of premium on fixed maturity investments	—	(0.3)	(0.1)
Share-based compensation	9.1	2.0	—
Revaluation of contingent consideration	5.5	(6.1)	(13.6)
Other operating items:
Net change in other assets and liabilities, net	14.7	(57.5)	12.6
Net cash provided from (used for) operations	11.8	122.5	110.7
Cash flows from investing activities:
Net change in short-term investments	4.1	25.6	2.5
Sales of fixed maturities and convertible fixed maturity investments	14.1	65.9	1.1
Maturities, calls, and paydowns of fixed maturity and convertible fixed maturity investments	0.1	—	—
Sales of common equity securities	—	—	59.6
Purchases of common equity securities	—	—	(54.4)
Purchases of fixed maturities and convertible fixed maturity investments	(23.0)	(64.9)	—
Contributions to subsidiaries	—	(143.5)	(132.7)
Net cash (used for) provided from investing activities	(4.7)	(116.9)	(123.9)
Cash flows from financing activities:
Payment of contingent consideration	(6.9)	(3.5)	—
Capital contribution from former parent	—	1.4	13.3
Proceeds from issuance of common shares, net of expenses	—	61.2	—
Proceeds from issuance of Series B preference shares	—	195.8	—
Redemption of common shares from CM Bermuda	—	(164.0)	—
Return of capital to CM Bermuda	—	(1.6)	—
Redemption of Series A redeemable preference shares	—	(95.0)	—
Net cash (used for) provided from financing activities	(6.9)	(5.7)	13.3
Net (decrease) increase in cash during year	0.2	(0.1)	0.1
Cash balance at beginning of year	—	0.1	—
Cash balance at end of year	$0.2	$—	$0.1
See Notes to Condensed Financial Information of Registrant

Notes to Condensed Financial Information of Registrant
Sirius International Insurance Group, Ltd. (the Registrant) investments in consolidated subsidiaries are stated at cost plus equity in income of consolidated subsidiaries. The accompanying condensed financial statements of the Registrant should be read in conjunction with the Consolidated Financial Statements and Notes thereto of Sirius International Insurance Group, Ltd. included in the Annual Report on Form 10-K.

Sirius International Insurance Group, Ltd.
Schedule III
Supplementary Insurance Information
As at and for the years ended December 31, 2019, 2018, and 2017
(Millions)	As at and for the year ended December 31, 2019
	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Loss and Loss Adjustment Expenses	Insurance and Reinsurance Acquisition Expenses	Other Underwriting Expenses	Net Written Insurance and Reinsurance Premiums
Global Reinsurance	$85.9	$1,536.5	$419.0	$966.5	$850.9	$199.7	$84.5	$987.9
Global A&H	57.2	225.1	244.6	443.3	278.7	125.8	23.7	458.1
U.S. Specialty	5.1	30.7	44.4	29.6	24.1	6.4	10.6	54.1
Runoff & Other	—	539.2	—	2.2	2.8	2.9	5.9	2.5
Corporate Elimination	—	—	—	—	13.8	(46.1)	13.5	—
Total	$148.2	$2,331.5	$708.0	$1,441.6	$1,170.3	$288.7	$138.2	$1,502.6

(Millions)	As at and for the year ended December 31, 2018
	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Loss and Loss Adjustment Expenses	Insurance and Reinsurance Acquisition Expenses	Other Underwriting Expenses	Net Written Insurance and Reinsurance Premiums
Global Reinsurance	$86.7	$1,231.2	$409.7	$870.5	$675.2	$185.3	$87.7	$934.6
Global A&H	54.0	197.9	224.8	357.6	194.9	109.7	27.4	379.8
U.S. Specialty	0.9	2.8	12.7	5.0	2.3	1.3	8.7	13.1
Runoff & Other	—	584.8	—	29.2	14.6	2.8	6.3	29.6
Corporate Elimination	—	—	—	—	13.0	(43.7)	16.1	—
Total	$141.6	$2,016.7	$647.2	$1,262.3	$900.0	$255.4	$146.2	$1,357.1

(Millions)	As at and for the year ended December 31, 2017
	Deferred Acquisition Costs	Loss and Loss Adjustment Expense Reserves	Unearned Insurance and Reinsurance Premiums	Net Earned Insurance and Reinsurance Premiums	Loss and Loss Adjustment Expenses	Insurance and Reinsurance Acquisition Expenses	Other Underwriting Expenses	Net Written Insurance and Reinsurance Premiums
Global Reinsurance	$71.7	$1,064.1	$310.7	$727.6	$617.3	$154.0	$79.8	$749.2
Global A&H	49.1	206.2	195.8	306.8	179.8	89.6	23.4	341.5
U.S. Specialty	—	—	—	—	—	—	—	—
Runoff & Other	0.1	628.2	0.3	0.9	14.1	(3.5)	2.9	(0.5)
Corporate Elimination	—	—	—	—	—	(42.9)	—	—
Total	$120.9	$1,898.5	$506.8	$1,035.3	$811.2	$197.2	$106.1	$1,090.2

Sirius International Insurance Group, Ltd.
Schedule IV
Reinsurance
For the years ended December 31, 2019, 2018, and 2017
(Millions)	Direct gross	Ceded to other companies	Assumed from other companies	Net amount	Percentage of amount assumed to net
Year ended December 31, 2019	$511.2	$400.1	$1,391.5	$1,502.6	93%
Year ended December 31, 2018	454.5	463.9	1,366.5	1,357.1	101%
Year ended December 31, 2017	450.2	349.1	989.1	1,090.2	91%

Sirius International Insurance Group, Ltd.
Schedule V
Valuation and Qualifying Accounts
As at and for the years ended December 31, 2019, 2018, and 2017
		Additions (Subtractions)
(Millions)	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions described(1)	Balance at the end of period
Years ended:
December 31, 2019
Reinsurance on recoverable paid losses:
Allowance for reinsurance balances	$5.7	—	—	—	$5.7
Property and casualty insurance and reinsurance premiums receivable:
Allowance for uncollectible accounts	$4.3	(0.1)	—	—	$4.2
December 31, 2018
Reinsurance on recoverable paid losses:
Allowance for reinsurance balances	$5.8	—	(0.1)	—	$5.7
Property and casualty insurance and reinsurance premiums receivable:
Allowance for uncollectible accounts	$4.6	—	(0.2)	(0.1)	$4.3
December 31, 2017
Reinsurance on recoverable paid losses:
Allowance for reinsurance balances	$5.8	—	—	—	$5.8
Property and casualty insurance and reinsurance premiums receivable:
Allowance for uncollectible accounts	$5.3	(0.5)	(0.5)	0.3	$4.6

(1)
Represents net collections (charge-offs) of receivable balances and foreign currency translation.

Sirius International Insurance Group, Ltd.
Schedule VI
Insurance Operations
As at and for the years ended December 31, 2019, 2018, and 2017
(Millions)
Affiliation with registrant	Deferred acquisition costs	Loss and loss adjustment expense reserves	Unearned insurance and reinsurance premiums	Net earned insurance and reinsurance premiums	Net investment income	Losses and loss expenses incurred related to current year	Losses and loss expenses incurred related to prior year	Net paid losses and loss expenses	Insurance and reinsurance acquisition costs	Net premiums written
Consolidated Subsidiaries
2019	$148.2	$2,331.5	$708.0	$1,441.6	$84.7	$1,066.5	$103.8	$911.3	$288.7	$1,502.6
2018	$141.6	$2,016.7	$647.2	$1,262.3	$71.4	$907.3	$(7.3)	$791.7	$255.4	$1,357.1
2017	$120.9	$1,898.5	$506.8	$1,035.3	$56.8	$811.8	$(0.6)	$612.3	$197.2	$1,090.2

Sirius International Insurance Group, Ltd.
Consolidated Balance Sheets
As at June 30, 2020 and December 31, 2019
(Expressed in millions of U.S. dollars, except share information)	June 30, 2020	December 31, 2019
	Unaudited
Assets
Fixed maturity investments, trading, at fair value (Amortized cost 2020: $1,877.7; 2019: $1,656.6)	$1,904.7	$1,681.0
Short-term investments, at fair value (Amortized cost 2020: $1,044.5; 2019: $1,090.8)	1,038.8	1,085.2
Equity securities, trading, at fair value (Cost 2020: $178.1; 2019: $379.2)	149.9	405.2
Other long-term investments, at fair value (Cost 2020: $324.7; 2019: $315.4)	368.1	346.8
Cash	186.7	136.3
Restricted cash	18.0	14.3
Total investments and cash	3,666.2	3,668.8
Accrued investment income	11.0	11.2
Insurance and reinsurance premiums receivable	871.7	730.1
Reinsurance recoverable on unpaid losses	442.2	410.3
Reinsurance recoverable on paid losses	106.1	73.9
Funds held by ceding companies	254.7	293.9
Ceded unearned insurance and reinsurance premiums	201.9	162.0
Deferred acquisition costs	159.1	148.2
Deferred tax asset	179.7	166.7
Accounts receivable on unsettled investment sales	34.4	6.7
Goodwill	400.8	400.8
Intangible assets	171.9	179.8
Other assets	153.8	161.4
Assets held for sale	10.5	—
Total assets	$6,664.0	$6,413.8
Liabilities
Loss and loss adjustment expense reserves	$2,515.1	$2,331.5
Unearned insurance and reinsurance premiums	874.5	708.0
Ceded reinsurance payable	314.9	244.7
Funds held under reinsurance treaties	145.3	169.1
Deferred tax liability	207.9	205.9
Debt	684.9	685.2
Accounts payable on unsettled investment purchases	11.3	2.3
Other liabilities	181.7	201.3
Total liabilities	4,935.6	4,548.0
Commitments and contingencies (see Note 19)
Mezzanine equity
Series B preference shares	206.2	223.0
Common shareholders’ equity
Common shares (shares issued and outstanding, 2020 & 2019: 115,299,341)	1.2	1.2
Additional paid-in surplus	1,102.4	1,098.2
Retained earnings	660.0	778.5
Accumulated other comprehensive (loss)	(243.9)	(237.5)
Total common shareholders’ equity	1,519.7	1,640.4
Non-controlling interests	2.5	2.4
Total equity	1,522.2	1,642.8
Total liabilities, mezzanine equity, and equity	$6,664.0	$6,413.8
See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.
Consolidated Statements of (Loss) Income
For the three and six months ended June 30, 2020 and 2019
Unaudited
(Expressed in millions of U.S. dollars, except share and per share information)	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues
Net earned insurance and reinsurance premiums	$369.8	$370.7	$804.5	$682.6
Net investment income	14.8	24.4	28.3	44.5
Net realized investment gains	7.1	15.6	27.4	24.6
Net unrealized investment gains (losses)	8.7	15.5	(35.1)	89.5
Net foreign exchange (losses) gains	(16.1)	(0.6)	2.4	4.5
Other revenue	10.2	15.4	14.5	35.0
Total revenues	394.5	441.0	842.0	880.7
Expenses
Loss and loss adjustment expenses	240.3	278.0	667.4	461.9
Insurance and reinsurance acquisition expenses	78.1	77.0	152.8	140.3
Other underwriting expenses	36.3	35.5	74.3	70.8
General and administrative expenses	23.9	28.2	56.0	52.6
Intangible asset amortization expenses	4.0	4.0	7.9	7.9
Interest expense on debt	7.9	8.0	15.7	15.6
Total expenses	390.5	430.7	974.1	749.1
Pre-tax income (loss)	4.0	10.3	(132.1)	131.6
Income tax (expense) benefit	(11.2)	(2.1)	3.6	(19.3)
Net (loss) income	(7.2)	8.2	(128.5)	112.3
Loss (income) attributable to non-controlling interests	0.2	(0.8)	—	(1.2)
(Loss) income attributable to Sirius Group	(7.0)	7.4	(128.5)	111.1
Change in carrying value of Series B preference shares	(6.6)	(0.8)	16.8	(9.2)
Net (loss) income attributable to Sirius Group’s common shareholders	$(13.6)	$6.6	$(111.7)	$101.9
Net (loss) income per common share and common share equivalent
Basic earnings per common share and common share equivalent	$(0.12)	$0.05	$(0.97)	$0.80
Diluted earnings per common share and common share equivalent	$(0.12)	$0.05	$(1.01)	$0.80
Weighted average number of common shares and common share equivalents outstanding:
Basic weighted average number of common shares and common share equivalents outstanding	115,278,176	115,243,685	115,269,720	115,212,772
Diluted weighted average number of common shares and common share equivalents outstanding	115,278,176	115,796,367	127,171,390	127,542,402
See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.
Consolidated Statements of Comprehensive (Loss) Income
For the three and six months ended June 30, 2020 and 2019
Unaudited
	Three months ended June 30,		Six months ended June 30,
(Expressed in millions of U.S. dollars)	2020	2019	2020	2019
Comprehensive (loss) income
Net (loss) income	$(7.2)	$8.2	$(128.5)	$112.3
Other comprehensive income (loss)
Change in foreign currency translation, net of tax	57.0	1.1	(6.4)	(26.7)
Total other comprehensive income (loss)	57.0	1.1	(6.4)	(26.7)
Comprehensive income (loss)	49.8	9.3	(134.9)	85.6
Net loss (income) attributable to non-controlling interests	0.2	(0.8)	—	(1.2)
Comprehensive income (loss) attributable to Sirius Group	$50.0	$8.5	$(134.9)	$84.4
See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.
Consolidated Statements of Shareholders’ Equity
For the three and six months ended June 30, 2020 and 2019
Unaudited
	Three months ended June 30,		Six months ended June 30,
(Expressed in millions of U.S. dollars)	2020	2019	2020	2019
Common shares
Balance at beginning and end of period	$1.2	$1.2	$1.2	$1.2
Additional paid-in surplus
Balance at beginning of period	1,100.1	1,090.2	1,098.2	1,089.1
Share-based compensation	2.3	3.3	4.2	4.5
Other, net	—	—	—	(0.1)
Balance at end of period	1,102.4	1,093.5	1,102.4	1,093.5
Retained earnings
Balance at beginning of period	673.7	911.8	778.5	816.6
Cumulative effect of an accounting change	—	—	(6.8)	—
Balance at beginning of period, as adjusted	673.7	911.8	771.7	816.6
Net (loss) income	(7.2)	8.2	(128.5)	112.3
Loss (income) attributable to non-controlling interests	0.2	(0.8)	—	(1.2)
Change in carrying value of Series B preference shares	(6.6)	(0.8)	16.8	(9.2)
Other, net	(0.1)	0.1	—	—
Balance at end of period	660.0	918.5	660.0	918.5
Accumulated other comprehensive (loss)
Balance at beginning of period	(300.9)	(230.2)	(237.5)	(202.4)
Accumulated net foreign currency translation (losses)
Balance at beginning of period	(300.9)	(230.2)	(237.5)	(202.4)
Net change in foreign currency translation	57.0	1.1	(6.4)	(26.7)
Balance at the end of period	(243.9)	(229.1)	(243.9)	(229.1)
Balance at the end of period	(243.9)	(229.1)	(243.9)	(229.1)
Total common shareholders’ equity	$1,519.7	$1,784.1	$1,519.7	$1,784.1
Non-controlling interests	2.5	3.0	2.5	3.0
Total equity	$1,522.2	$1,787.1	$1,522.2	$1,787.1
See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.
Consolidated Statements of Cash Flows
For the six months ended June 30, 2020 and 2019
Unaudited
	Six months ended June 30,
(Expressed in millions of U.S. dollars)	2020	2019
Cash flows from operations:
Net (loss) income	$(128.5)	$112.3
Adjustments to reconcile net income to net cash provided from operations:
Net realized and unrealized investment losses (gains)	7.7	(114.1)
Amortization of premium on fixed maturity investments	2.0	(3.2)
Amortization of intangible assets	7.9	7.9
Depreciation and other amortization	3.3	4.3
Share-based compensation	4.2	4.5
Revaluation of contingent consideration	0.3	—
Other operating items:
Net change in loss and loss adjustment expense reserves	184.0	46.6
Net change in reinsurance recoverable on paid and unpaid losses	(64.4)	(36.0)
Net change in funds held by ceding companies	38.4	(54.7)
Net change in unearned insurance and reinsurance premiums	162.0	252.6
Net change in ceded reinsurance payable	61.8	50.4
Net change in ceded unearned insurance and reinsurance premiums	(37.3)	(35.8)
Net change in insurance and reinsurance premiums receivable	(138.9)	(252.0)
Net change in deferred acquisition costs	(11.0)	(20.2)
Net change in funds held under reinsurance treaties	(23.0)	18.4
Net change in current and deferred income taxes, net	(1.5)	4.2
Net change in other assets and liabilities, net	5.4	29.8
Net cash provided from operations	72.4	15.0
Cash flows from investing activities:
Net change in short-term investments	61.7	(160.2)
Sales of fixed maturities and convertible fixed maturity investments	309.9	241.9
Maturities, calls, and paydowns of fixed maturity and convertible fixed maturity investments	132.8	154.7
Sales of common equity securities	663.7	152.2
Distributions, redemptions, and maturities of other long-term investments	19.6	33.6
Return of principal on loan participations	0.1	—
Contributions to other long-term investments	(26.0)	(41.3)
Purchases of common equity securities	(473.4)	(125.8)
Purchases of fixed maturities and convertible fixed maturity investments	(673.1)	(270.9)
Purchases of loan participation	(7.4)	—
Net change in unsettled investment purchases and sales	(19.7)	2.4
Other, net	(1.6)	0.6
Net cash (used for) investing activities	(13.4)	(12.8)
Cash flows from financing activities:
Payment of contingent consideration	(5.5)	—
Change in collateral held on Interest Rate Cap	—	(0.1)
Net cash (used for) financing activities	(5.5)	(0.1)
Effect of exchange rate changes on cash	0.8	(3.8)
Net increase (decrease) in cash during period	54.3	(1.7)
Cash, restricted cash, and cash held for sale balance at beginning of period	150.6	132.2
Cash, restricted cash, and cash held for sale balance at end of period	$204.9	$130.5
See Notes to Consolidated Financial Statements

Sirius International Insurance Group, Ltd.
Notes to Consolidated Financial Statements
Unaudited
Note 1. General
Sirius is a Bermuda exempted company that provides multi-line insurance and reinsurance on a worldwide basis through its subsidiaries (collectively, Sirius Group_
Note 2. Summary of significant accounting policies
Basis of presentation
The accompanying Unaudited Consolidated Financial Statements at June 30, 2020, have been prepared in accordance with GAAP and the rules and regulations of the SEC for interim financial information. The accompanying Unaudited Consolidated Financial Statements present the consolidated results of operations, financial condition, and cash flows of Sirius and its subsidiaries and those entities in which Sirius has control and a majority economic interest as well as those VIEs that meet the requirements for consolidation. All significant intercompany transactions have been eliminated in consolidation.
These Unaudited Consolidated Financial Statements do not include all disclosures normally included in annual financial statements prepared in accordance with GAAP and should be read in conjunction with the Audited Consolidated Financial Statements and the related notes for the year ended December 31, 2019. The consolidated financial information as of December 31, 2019 included herein has been derived from the Audited Consolidated Financial Statements as of December 31, 2019.
Effective January 1, 2020, Sirius changed its reportable segments. The change in reportable segments had no impact on Sirius’s historical consolidated financial positions, results of operations or cash flows as previously reported. Where applicable, all prior periods presented have been revised to conform to this new presentation.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, the accompanying Unaudited Consolidated Financial Statements reflect all adjustments (consisting of normally recurring accruals) necessary for a fair statement of results on an interim basis. Tabular dollar amounts are in millions, with the exception of share and per share amounts. All amounts are reported in U.S. dollars, except where noted otherwise.
Recently adopted changes in accounting principles
Credit losses
Effective January 1, 2020, Sirius Group adopted ASU 2016-13, Measurement of Credit Losses on Financial Instruments (ASC 326), which establishes new guidance for the recognition of credit losses for financial assets measured at amortized cost (“current expected credit losses” or “CECL”). The guidance applies to financial assets that have the contractual right to receive cash, including reinsurance receivables and recoverables and requires reporting entities to estimate the credit losses expected over the life of a credit exposure using historical information, current information and reasonable and supportable forecasts that affect the collectability of the financial asset. The expected credit losses, and subsequent adjustments to such losses, are recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheet at the amount expected to be collected. Sirius Group adopted the new guidance using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings.
As a result of the adoption of the new guidance, Sirius Group estimated a total CECL allowance of $14.9 million. The adoption of this guidance did not materially impact our results of operations or cash flows. Due to the adoption of the standard using the retrospective cumulative-effect adjustment method, Sirius recorded $(6.8) million cumulative-effect adjustment net of taxes to its opening retained earnings. (See Note 7.)
Fair Value Measurement Disclosures
Effective January 1, 2020, Sirius Group adopted ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements of fair value measurements. The adoption of this guidance did not have any impact on the consolidated financial statements but expanded disclosure of the ranges and weighted averages of significant unobservable inputs used in Level 3 fair values. (See Note 9.)
Simplifying the Accounting for Income Taxes
Effective January 1, 2020, Sirius Group adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which eliminates certain exceptions, and clarifies and simplifies certain aspects of accounting for income taxes. Sirius Group has fully adopted all provisions of the guidance with consideration of the various transition methods.
Sirius Group adopted the removal of the exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The removal of this exception allowed Sirius Group to record a benefit for a year-to-date loss in excess of its forecasted loss in certain jurisdictions. The removal of this exception was applied prospectively to the Income tax benefit (expense) line on the Consolidated Statements of (Loss) Income.
Sirius Group adopted all other provisions in the guidance, including the requirement for an entity to recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax through a cumulative-effect adjustment to retained earnings. These provisions did not have a material impact on the Consolidated Financial Statements or were not applicable to Sirius Group.
Significant accounting policies
Long-Lived Assets Classified as Held for Sale
A long-lived asset or a disposal group classified as held for sale (but not qualifying for presentation as a discontinued operation in the Consolidated Financial Statements) is presented separately in the Consolidated Balance Sheets and is measured at the lower of its carrying amount or fair value less cost to sell. The assets and liabilities of a disposal group classified as held for sale are presented separately in the asset and liability sections, respectively, of the Consolidated Balance Sheets and are not netted. The major classes of assets and liabilities classified as held for sale are separately disclosed in the notes to financial statements. (See Note 3.)
Note 3. Significant transactions
Empire Insurance Company
On July 7, 2020, Sirius Group sold 100% of the common shares of Empire to Physicians’ Reciprocal Insurers (the “Empire Transaction”). As of June 30, 2020, the assets related to Empire have been classified as held for sale in the Consolidated Balance Sheets. The following table summarizes the major categories of assets classified as held for sale related to the Empire Transaction as of June 30, 2020 and December 31, 2019:
(Millions)	June 30, 2020	December 31, 2019
Short-term investments, at fair value	$9.3	$—
Cash	0.2	—
Accounts receivable on unsettled investment sales	1.0	—
Total assets held for sale	$10.5	$—

Loss portfolio transfer
On January 23, 2020, Sirius Group consummated a loss portfolio transfer with Pacific Re, Inc. Under the agreement, Sirius Group received $69.7 million in cash and assumed net undiscounted loss and LAE reserves with the same value. In addition, Sirius Group recognized Gross written premium and Loss and loss adjustment expenses for $69.7 million.
As part of closing on the loss portfolio transfer, an estimate of net paid losses was included. Sixty days after the closing, actual net paid losses were determined and Sirius Group paid back $0.4 million in cash to Pacific Re, Inc. and reduced assumed net undiscounted loss and LAE reserves by the same value. In addition, Sirius Group adjusted Gross written premium and Loss and loss adjustment expenses by $(0.4) million.
Note 4. Segment information
On December 31, 2019, Sirius Group completed an internal reorganization and beginning on January 1, 2020, Sirius Group’s reportable segments consist of four reportable segments — Global Reinsurance, Global A&H, U.S. Specialty, and Runoff & Other. The accounting policies of the reportable segments are the same as those used for the preparation of Sirius’s consolidated financial statements.
Sirius’s Global Reinsurance, Global A&H, U.S. Specialty, and Runoff & Other reportable segments each have managers who are responsible for the overall profitability of their respective segments and who are directly accountable to Sirius’s chief operating decision maker, the CEO of Sirius. The CEO assesses segment operating performance, allocates capital, and makes resource allocation decisions based on Technical income (loss), Underwriting income (loss), and Underwriting profit (loss), including net service fee revenue.
Segment results are shown prior to corporate eliminations. Corporate eliminations are shown to reconcile to consolidated Technical profit (loss), consolidated Underwriting income (loss) and consolidated Underwriting income (loss), including net service fee revenue.
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets, and, accordingly, investment income is not allocated to each segment. The internal reorganization had no impact to the allocation of goodwill and intangible assets to the Global A&H segment. Where applicable, all prior periods presented have been revised to conform to this new presentation.
Global Reinsurance
Global Reinsurance consists of Sirius Group’s underwriting lines of business that offer Other Property, Property Catastrophe Excess Reinsurance, Agriculture Reinsurance, Aviation & Space, Marine & Energy, Trade Credit, Contingency, and Casualty Reinsurance:
Other Property — Sirius Group participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For Sirius Group’s international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the United States, the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines segment of the market.
Property Catastrophe Excess Reinsurance — Property catastrophe excess of loss reinsurance treaties cover losses from catastrophic events. Sirius Group writes a worldwide book with the largest concentration of exposure in Europe and the United States. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, Stockholm writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers.
Agriculture Reinsurance — Sirius Group provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored MPCI. Sirius Group’s participation is net of the government’s stop-loss reinsurance protection. Sirius Group also provides coverage for crop-hail and certain named perils when bundled with MPCI business. Sirius Group also writes agriculture business outside of the United States.

Aviation & Space — Sirius Group provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations’ liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered. Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business.
Marine & Energy — Sirius Group provides marine & energy reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. Sirius Group also writes yacht business, both on reinsurance and a primary basis. The marine & energy portfolio is diversified across many countries and regions.
Trade Credit — Sirius Group writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country’s gross national product.
Contingency — Sirius Group underwrote a contingency insurance book primarily for event cancellation and non-appearance. Additionally, coverage for probability based risks with prize redemption was also offered. The contingency insurance business was exited in 2018; however, Sirius Group continues to offer this class on a treaty reinsurance basis on a selective basis for a few key clients.
Casualty Reinsurance — Sirius Group underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability, and other specialty classes, written on a proportional and excess of loss basis.
Global A&H
Global A&H consists of Sirius Group’s insurance and reinsurance business, and the MGU units (which include Armada and IMG). Armada’s products are offered in the United States while IMG and the insurance and reinsurance business write accident and health products on a worldwide basis:
Accident and Health insurance and reinsurance — Sirius Group is an insurer of accident and health business in the United States and internationally, on either an admitted or surplus lines basis, as well as a reinsurer of medical expense, travel and personal accident on a treaty or facultative basis worldwide. The MGU unit writes health insurance business worldwide through IMG and within the United States via Armada.
U.S. Specialty
U.S. Specialty consists of Sirius Group’s specialty insurance product offerings, which currently includes Environmental, Surety, and Workers’ Compensation.
Environmental underwrites a pure environmental insurance book in the United States consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor’s pollution liability, contractor’s pollution and professional liability.
Surety underwrote commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the United States. In April 2020, Sirius decided to exit the Surety business due to competitive market conditions in that business line and recent economic downturn which presented new risks and challenges for this line of business.
Workers’ Compensation, is a state-mandated insurance program that provides medical, disability, survivor, burial, and rehabilitation benefits to employees who are injured or killed due to a work-related injury or illness.
Runoff & Other
Runoff & Other includes the results of Sirius Global Solutions, which specializes in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally, as well as asbestos risks, environmental risks and other long-tailed liability exposures.

The following tables summarize the segment results for the three months ended June 30, 2020 and 2019:
	For the three months ended June 30, 2020
(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Corporate Eliminations	Total
Gross written premiums	$213.5	$83.7	$25.5	$(0.1)	$—	$322.6
Net written premiums	$220.5	$62.0	$23.8	$(0.3)	$—	$306.0
Net earned insurance and reinsurance premiums	$240.9	$113.2	$15.2	$0.5	$—	$369.8
Loss and allocated LAE(1)	(148.5)	(69.6)	(10.4)	0.5	—	(228.0)
Insurance and reinsurance acquisition expenses	(53.7)	(31.5)	(3.4)	0.3	10.2	(78.1)
Technical profit (loss)	38.7	12.1	1.4	1.3	10.2	63.7
Unallocated LAE(2)	(5.2)	(0.6)	(0.1)	(1.7)	(4.7)	(12.3)
Other underwriting expenses	(20.5)	(6.7)	(2.9)	(1.5)	(4.7)	(36.3)
Underwriting income (loss)	13.0	4.8	(1.6)	(1.9)	0.8	15.1
Service fee revenue(3)	—	23.1	—	—	(11.7)	11.4
Managing general underwriter unallocated LAE	—	(6.2)	—	—	6.2	—
Managing general underwriter other underwriting expenses	—	(4.7)	—	—	4.7	—
General and administrative expenses, MGU + Runoff & Other(4)	—	(11.0)	—	(1.4)	—	(12.4)
Underwriting income (loss), including net service fee income	13.0	6.0	(1.6)	(3.3)	—	14.1
Net investment income						14.8
Net realized investment gains						7.1
Net unrealized investment gains						8.7
Net foreign exchange (losses)						(16.1)
Other revenue(5)						(1.2)
General and administrative expenses(6)						(11.5)
Intangible asset amortization expenses						(4.0)
Interest expense on debt						(7.9)
Pre-tax income						$4.0
Underwriting Ratios(7)
Loss ratio	63.8%	62.0%	69.1%	NM	NM	65.0%
Acquisition expense ratio	22.3%	27.8%	22.4%	NM	NM	21.1%
Other underwriting expense ratio	8.5%	5.9%	19.1%	NM	NM	9.8%
Combined ratio(7)	94.6%	95.7%	110.6%	NM	NM	95.9%
Goodwill and intangible assets(8)	$—	$564.6	$—	$8.1	$—	$572.7

(1)
Loss and allocated loss adjustment expenses (“LAE”) are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(5)
Other revenue is presented net of Service fee revenue and is comprised mainly of losses from derivatives (see Note 12) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(6)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Ratios considered NM to Runoff & Other and Corporate Eliminations.

(8)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

	For the three months ended June 30, 2019
(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Corporate Eliminations	Total
Gross written premiums	$317.1	$152.8	$16.0	$1.2	$—	$487.1
Net written premiums	$266.7	$120.6	$14.1	$0.3	$—	$401.7
Net earned insurance and reinsurance premiums	$244.9	$118.8	$6.7	$0.3	$—	$370.7
Loss and allocated LAE(1)	(188.5)	(71.8)	(4.1)	(2.4)	—	(266.8)
Insurance and reinsurance acquisition expenses	(50.0)	(36.0)	(1.8)	(1.8)	12.6	(77.0)
Technical profit (loss)	6.4	11.0	0.8	(3.9)	12.6	26.9
Unallocated LAE(2)	(4.7)	(2.0)	(0.1)	(0.2)	(4.2)	(11.2)
Other underwriting expenses	(21.6)	(5.9)	(2.1)	(1.1)	(4.8)	(35.5)
Underwriting income (loss)	(19.9)	3.1	(1.4)	(5.2)	3.6	(19.8)
Service fee revenue(3)	—	30.3	—	—	(13.7)	16.6
Managing general underwriter unallocated LAE	—	(5.3)	—	—	5.3	—
Managing general underwriter other underwriting expenses	—	(4.8)	—	—	4.8	—
General and administrative expenses, MGU + Runoff & Other(4)	—	(15.0)	—	(1.0)	—	(16.0)
Underwriting income (loss), including net service fee income	(19.9)	8.3	(1.4)	(6.2)	—	(19.2)
Net investment income						24.4
Net realized investment gains						15.6
Net unrealized investment gains						15.5
Net foreign exchange (losses)						(0.6)
Other revenue(5)						(1.2)
General and administrative expenses(6)						(12.2)
Intangible asset amortization expenses						(4.0)
Interest expense on debt						(8.0)
Pre-tax income						$10.3
Underwriting Ratios(7)
Loss ratio	78.9%	62.1%	62.7%	NM	NM	75.0%
Acquisition expense ratio	20.4%	30.3%	26.9%	NM	NM	20.8%
Other underwriting expense ratio	8.8%	5.0%	31.3%	NM	NM	9.6%
Combined ratio(7)	108.1%	97.4%	120.9%	NM	NM	105.4%
Goodwill and intangible assets(8)	$—	$580.2	$—	$8.1	$—	$588.3

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of

(Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).
(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(5)
Other revenue is presented net of Service fee revenue and is comprised mainly of a change in contingent consideration (see Note 9) and gains (losses) from derivatives (see Note 12) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(6)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Ratios considered NM to Runoff & Other and Corporate Eliminations.

(8)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

The following tables summarize the segment results for the six months ended June 30, 2020 and 2019:
	For the six months ended June 30, 2020
(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Corporate Eliminations	Total
Gross written premiums	$678.8	$345.8	$46.3	$69.3	$—	$1,140.2
Net written premiums	$565.9	$262.7	$39.0	$68.3	$—	$935.9
Net earned insurance and reinsurance premiums	$475.9	$231.1	$28.0	$69.5	$—	$804.5
Loss and allocated LAE(1)	(405.7)	(149.9)	(18.1)	(68.4)	—	(642.1)
Insurance and reinsurance acquisition expenses	(104.6)	(62.3)	(6.4)	(0.1)	20.6	(152.8)
Technical profit (loss)	(34.4)	18.9	3.5	1.0	20.6	9.6
Unallocated LAE(2)	(10.2)	(2.3)	(0.2)	(2.5)	(10.1)	(25.3)
Other underwriting expenses	(41.8)	(12.3)	(8.1)	(2.4)	(9.7)	(74.3)
Underwriting (loss) income	(86.4)	4.3	(4.8)	(3.9)	0.8	(90.0)
Service fee revenue(3)	—	59.0	—	—	(22.7)	36.3
Managing general underwriter unallocated LAE	—	(12.2)	—	—	12.2	—
Managing general underwriter other underwriting expenses	—	(9.7)	—	—	9.7	—
General and administrative expenses, MGU + Runoff & Other(4)	—	(25.2)	—	(2.9)	—	(28.1)
Underwriting (loss) income, including net service fee income	(86.4)	16.2	(4.8)	(6.8)	—	(81.8)
Net investment income						28.3
Net realized investment gains						27.4
Net unrealized investment (losses)						(35.1)
Net foreign exchange gains						2.4
Other revenue(5)						(21.8)
General and administrative expenses(6)						(27.9)
Intangible asset amortization expenses						(7.9)
Interest expense on debt						(15.7)
Pre-tax (loss) income						$(132.1)
Underwriting Ratios(7)
Loss ratio	87.4%	65.9%	65.4%	NM	NM	83.0%
Acquisition expense ratio	22.0%	27.0%	22.9%	NM	NM	19.0%
Other underwriting expense ratio	8.8%	5.3%	28.9%	NM	NM	9.2%
Combined ratio(7)	118.2%	98.2%	117.2%	NM	NM	111.2%
Goodwill and intangible assets(8)	$—	$564.6	$—	$8.1	$—	$572.7

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of

(Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).
(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(5)
Other revenue is presented net of Service fee revenue and is comprised mainly of losses from derivatives (see Note 12) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(6)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Ratios considered not meaningful (“NM”) to Runoff & Other and Corporate Eliminations.

(8)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

	For the six months ended June 30, 2019
(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Corporate Eliminations	Total
Gross written premiums	$752.1	$322.1	$32.6	$2.6	$—	$1,109.4
Net written premiums	$602.6	$255.5	$27.7	$0.7	$—	$886.5
Net earned insurance and reinsurance premiums	$456.2	$214.9	$10.8	$0.7	$—	$682.6
Loss and allocated LAE(1)	(296.3)	(135.0)	(6.5)	(3.5)	—	(441.3)
Insurance and reinsurance acquisition expenses	(95.6)	(62.6)	(2.5)	(2.5)	22.9	(140.3)
Technical profit (loss)	64.3	17.3	1.8	(5.3)	22.9	101.0
Unallocated LAE(2)	(8.7)	(3.5)	(0.1)	(0.7)	(7.6)	(20.6)
Other underwriting expenses	(43.2)	(12.0)	(4.9)	(3.2)	(7.5)	(70.8)
Underwriting (loss) income	12.4	1.8	(3.2)	(9.2)	7.8	9.6
Service fee revenue(3)	—	66.6	—	—	(24.7)	41.9
Managing general underwriter unallocated LAE	—	(9.4)	—	—	9.4	—
Managing general underwriter other underwriting expenses	—	(7.5)	—	—	7.5	—
General and administrative expenses, MGU + Runoff & Other(4)	—	(31.2)	—	(1.8)	—	(33.0)
Underwriting (loss) income, including net service fee income	12.4	20.3	(3.2)	(11.0)	—	18.5
Net investment income						44.5
Net realized investment gains						24.6
Net unrealized investment (losses)						89.5
Net foreign exchange gains						4.5
Other revenue(5)						(6.9)
General and administrative expenses(6)						(19.6)
Intangible asset amortization expenses						(7.9)
Interest expense on debt						(15.6)
Pre-tax (loss) income						$131.6
Underwriting Ratios(7)
Loss ratio	66.9%	64.4%	61.1%	NM	NM	67.7%
Acquisition expense ratio	21.0%	29.1%	23.1%	NM	NM	20.6%
Other underwriting expense ratio	9.5%	5.6%	45.4%	NM	NM	10.4%
Combined ratio(7)	97.4%	99.1%	129.6%	NM	NM	98.7%
Goodwill and intangible assets(8)	$—	$580.2	$—	$8.1	$—	$588.3

(1)
Loss and allocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).

(2)
Unallocated LAE are part of Loss and loss adjustment expenses on the Consolidated Statements of

(Loss) Income (the sum of Loss and allocated LAE and Unallocated LAE is equal to Loss and loss adjustment expenses on the Consolidated Statements of (Loss) Income).
(3)
Service fee revenue is part of Other revenue on the Consolidated Statements of (Loss) Income (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(4)
General and administrative expenses, MGU + Runoff & Other is part of General and administrative expenses on the Consolidated Statements of (Loss) Income (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(5)
Other revenue is presented net of Service fee revenue and is comprised mainly of a change in contingent consideration (see Note 9) and gains (losses) from derivatives (see Note 12) (the sum of Service fee revenue and Other revenue is equal to Other revenue on the Consolidated Statements of (Loss) Income).

(6)
General and administrative expenses are presented net of General and administrative expenses, MGU + Runoff & Other (the sum of General and administrative expenses, MGU + Runoff & Other and General and administrative expenses is equal to General and administrative expenses on the Consolidated Statements of (Loss) Income).

(7)
Ratios considered NM to Runoff & Other and Corporate Eliminations.

(8)
Sirius Group does not allocate its assets by segment, with the exception of goodwill and intangible assets.

The following tables provide summary information regarding net premiums written by client location and underwriting location by reportable segment for the three months ended June 30, 2020 and 2019:
	For the three months ended June 30, 2020
(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Total
Total net written premiums by client location:
United States	$106.9	$50.7	$23.8	$(0.5)	$180.9
Europe	42.7	5.2	—	0.1	48.0
Canada, the Caribbean, Bermuda and Latin America	18.9	1.3	—	—	20.2
Asia and Other	52.0	4.8	—	0.1	56.9
Total net written premiums by client location for the three months ended June 30, 2020	$220.5	$62.0	$23.8	$(0.3)	$306.0
Total net written premiums by underwriting location:
United States	$83.2	$25.4	$23.8	$(0.4)	$132.0
Europe	83.2	36.5	—	—	119.7
Canada, the Caribbean, Bermuda and Latin America	36.6	—	—	—	36.6
Asia and Other	17.5	0.1	—	0.1	17.7
Total net written premiums by underwriting location for the three months ended June 30, 2020	$220.5	$62.0	$23.8	$(0.3)	$306.0

	For the three months ended June 30, 2019
(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Total
Total net written premiums by client location:
United States	$152.7	$102.5	$14.1	$0.2	$269.5
Europe	28.5	5.1	—	—	33.6
Canada, the Caribbean, Bermuda and Latin America	16.7	2.0	—	—	18.7
Asia and Other	68.8	11.0	—	0.1	79.9
Total net written premiums by client location for the three months ended June 30, 2019	$266.7	$120.6	$14.1	$0.3	$401.7
Total net written premiums by underwriting location:
United States	$104.9	$62.1	$14.1	$0.2	$181.3
Europe	102.6	58.4	—	—	161.0
Canada, the Caribbean, Bermuda and Latin America	40.7	—	—	—	40.7
Asia and Other	18.5	0.1	—	0.1	18.7
Total net written premiums by underwriting location for the three months ended June 30, 2019	$266.7	$120.6	$14.1	$0.3	$401.7
The following tables provide summary information regarding net premiums written by client location and underwriting location by reportable segment for the six months ended June 30, 2020 and 2019:
	For the six months ended June 30, 2020
(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Total
Total net written premiums by client location:
United States	$211.2	$231.4	$39.0	$67.6	$549.2
Europe	215.5	12.4	—	0.4	228.3
Canada, the Caribbean, Bermuda and Latin America	48.3	7.8	—	—	56.1
Asia and Other	90.9	11.1	—	0.3	102.3
Total net written premiums by client location for the six months ended June 30, 2020	$565.9	$262.7	$39.0	$68.3	$935.9
Total net written premiums by underwriting location:
United States	$155.8	$156.6	$39.0	$67.6	$419.0
Europe	291.4	106.0	—	0.4	397.8
Canada, the Caribbean, Bermuda and Latin America	84.7	—	—	—	84.7
Asia and Other	34.0	0.1	—	0.3	34.4
Total net written premiums by underwriting location for the six months ended June 30, 2020	$565.9	$262.7	$39.0	$68.3	$935.9

	For the six months ended June 30, 2019
(Expressed in millions of U.S. dollars)	Global Reinsurance	Global A&H	U.S. Specialty	Runoff & Other	Total
Total net written premiums by client location:
United States	$269.3	$213.6	$27.7	$0.4	$511.0
Europe	178.0	13.1	—	0.1	191.2
Canada, the Caribbean, Bermuda and Latin America	45.7	7.0	—	—	52.7
Asia and Other	109.6	21.8	—	0.2	131.6
Total net written premiums by client location for the six months ended June 30, 2019	$602.6	$255.5	$27.7	$0.7	$886.5
Total net written premiums by underwriting location:
United States	$180.6	$133.1	$27.7	$0.4	$341.8
Europe	309.6	122.0	—	0.1	431.7
Canada, the Caribbean, Bermuda and Latin America	76.6	—	—	—	76.6
Asia and Other	35.8	0.4	—	0.2	36.4
Total net written premiums by underwriting location for the six months ended June 30, 2019	$602.6	$255.5	$27.7	$0.7	$886.5
Note 5. Reserves for unpaid losses and loss adjustment expenses
The following table summarizes the loss and LAE reserve activities of Sirius Group for the three and six months ended June 30, 2020 and 2019:
	Three months ended June 30,		Six months ended June 30,
(Millions)	2020	2019	2020	2019
Gross beginning balance	$2,519.6	$1,976.3	$2,331.5	$2,016.7
Less beginning reinsurance recoverable on unpaid losses	(444.2)	(349.3)	(410.3)	(350.2)
Net loss and LAE reserve balance	2,075.4	1,627.0	1,921.2	1,666.5
Losses and LAE incurred relating to:
Current year losses	239.1	214.1	662.0	381.4
Prior years losses	1.2	63.9	5.4	80.5
Total net incurred losses and LAE	240.3	278.0	667.4	461.9
Foreign currency translation adjustment to net loss and LAE reserves	13.2	3.4	(8.6)	—
Accretion of fair value adjustment to net loss and LAE reserves	—	0.1	—	0.1
Loss and LAE paid relating to:
Current year losses	24.5	120.9	67.6	157.1
Prior years losses	231.5	121.7	439.5	305.5
Total loss and LAE payments	256.0	242.6	507.1	462.6
Net ending balance	2,072.9	1,665.9	2,072.9	1,665.9
Plus ending reinsurance recoverable on unpaid losses	442.2	357.4	442.2	357.4
Gross ending balance	$2,515.1	$2,023.3	$2,515.1	$2,023.3

Loss and LAE development — Three Months Ended June 30, 2020
For the three months ended June 30, 2020, Sirius Group had net unfavorable loss reserve development of $1.2 million. Increases in loss reserve estimates for Global Reinsurance ($4.5 million) were partially offset by favorable loss reserve development in Global A&H ($3.3 million). Within Global Reinsurance, unfavorable loss reserve development in Other Property ($8.2 million) and Casualty Reinsurance ($4.8 million) was partially offset by favorable loss reserve development in Property Catastrophe Excess Reinsurance ($7.6 million). The reduction in Property Catastrophe Excess Reinsurance was due to reductions in reserve estimates for prior year catastrophe events, mainly Typhoon Faxai and Typhoon Hagibis.
Loss and LAE development — Three Months Ended June 30, 2019
For the three months ended June 30, 2019, Sirius Group had net unfavorable loss reserve development of $63.9 million. Increases in loss reserve estimates were recorded in Global Reinsurance ($61.6 million) and Runoff & Other ($3.0 million).The unfavorable loss reserve development in Global Reinsurance was primarily attributable to higher prior year catastrophe events, including $46.4 million from Typhoon Jebi.
Loss and LAE development — Six Months Ended June 30, 2020
For the six months ended June 30, 2020, Sirius Group had net unfavorable loss reserve development of $5.4 million. Increases in loss reserve estimates for Global Reinsurance ($13.6 million) were partially offset by favorable loss reserve development in Global A&H ($7.5 million). Within Global Reinsurance, net unfavorable loss reserve development was recorded primarily in Aviation & Space ($8.8 million) and Casualty Reinsurance ($5.6 million). The unfavorable loss reserve development in Aviation & Space was mainly from a loss on the Lion Air crash.
Loss and LAE development — Six Months Ended June 30, 2019
For the six months ended June 30, 2019, Sirius Group had net unfavorable loss reserve development of $80.5 million. Increases in loss reserve estimates were recorded in Global Reinsurance ($71.8 million), Global A&H ($4.5 million) and Runoff & Other ($4.2 million). The unfavorable loss reserve development in Global Reinsurance was primarily attributable to higher prior year catastrophe events, including $46.4 million from Typhoon Jebi, $7.3 million from Hurricane Florence, $7.2 million from Hurricane Irma, and $6.3 million from Hurricane Michael.
Note 6. Third party reinsurance
In the normal course of business, Sirius Group seeks to protect its businesses from losses due to concentration of risk and losses arising from catastrophic events by reinsuring with third-party reinsurers. Sirius Group remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts.
At June 30, 2020, Sirius Group had Reinsurance recoverable on paid losses of $106.1 million and Reinsurance recoverable on unpaid losses of $442.2 million. At December 31, 2019, Sirius Group had Reinsurance recoverable on paid losses of $73.9 million and Reinsurance recoverable on unpaid losses of $410.3 million. Because retrocessional reinsurance contracts do not relieve Sirius Group of its obligation to its insureds, the collectability of balances due from Sirius Group’s reinsurers is important to its financial strength. Sirius Group monitors the financial strength and ratings of retrocessionaires on an ongoing basis. Uncollectible amounts historically have not been significant. (See Note 7.)
Note 7. Allowance for expected credit losses
Sirius Group is exposed to credit losses primarily through sales of its insurance and reinsurance products and services. The financial assets in scope of the current expected credit losses impairment model primarily include Sirius Group’s premium receivables and reinsurance recoverables. Sirius Group pools the premium receivables and reinsurance recoverables by counterparty credit rating and applies a credit default rate that is determined based on the studies published by the rating agencies (e.g., A.M. Best,

Standard & Poor’s (“S&P”)). In circumstances where ratings are unavailable, Sirius Group applies an internally developed default rate based on historical experience, reference data including research publications, and other relevant inputs.
To estimate the allowance for expected credit losses, Sirius Group considered the current and expected future economic and market conditions surrounding the COVID-19 pandemic. To the extent the current environment continues beyond our expectations or deteriorates further, we may experience further increases to our allowance for credit losses related to COVID-19.
As of June 30, 2020, Sirius Group’s allowance for expected credit losses is as follows:
(in millions)	Gross Assets in Scope	Allowance for Expected Credit Losses
Premiums receivable & Funds held by ceding companies	$1,126.4	$10.6
Reinsurance recoverable on unpaid and paid loss	548.3	3.9
MGU Trade receivables(1)	22.8	0.4
Total as of June 30, 2020	$1,697.5	$14.9

(1)
Included as part of Other assets on the Consolidated Balance Sheet

Sirius Group recorded no changes to the allowance for expected credit losses during three and six months ended June 30, 2020.
Sirius Group monitors counterparty credit ratings and macroeconomic conditions, and considers the most current A.M. Best and S&P credit ratings to determine the allowance each quarter. Of the total gross assets in scope as of June 30, 2020, approximately 63% were balances with counterparties rated by either A.M. Best or S&P. Of the total rated, 76% were rated A- or better.
Note 8. Investment securities
Sirius Group’s invested assets consist of investment securities and other long-term investments held for general investment purposes. The portfolio of investment securities includes fixed maturity investments, short-term investments, equity securities, and other-long term investments which are all classified as trading securities. Realized and unrealized investment gains and losses on trading securities are reported in pre-tax revenues.
Net Investment Income
Sirius Group’s net investment income is comprised primarily of interest income along with associated amortization of premium and accretion of discount on Sirius Group’s fixed maturity investments, dividend income from its equity investments, and interest income from its short-term investments.
Net investment income for the three and six months ended June 30, 2020 and 2019 consisted of the following:
	For the three months ended June 30,		For the six months ended June 30,
(Millions)	2020	2019	2020	2019
Fixed maturity investments	$11.1	$13.1	$21.4	$27.2
Short-term investments	1.3	4.8	4.6	7.9
Equity securities	2.1	7.1	4.7	9.8
Other long-term investments	3.1	3.2	3.3	7.1
Total investment income	17.6	28.2	34.0	52.0
Investment expenses	(2.8)	(3.8)	(5.7)	(7.5)
Net investment income	$14.8	$24.4	$28.3	$44.5

Net Realized and Unrealized Investment Gains (Losses)
Net realized and unrealized investment gains (losses) for the three and six months ended June 30, 2020 and 2019 consisted of the following:
	For the three months ended June 30,		For the six months ended June 30,
(Millions)	2020	2019	2020	2019
Gross realized gains	$57.4	$26.9	$99.4	$41.0
Gross realized (losses)	(50.3)	(11.3)	(72.0)	(16.4)
Net realized gains on investments(1)(2)	7.1	15.6	27.4	24.6
Net unrealized gains (losses) on investments(3)(4)	8.7	15.5	(35.1)	89.5
Net realized and unrealized gains (losses) on investments	$15.8	$31.1	$(7.7)	$114.1

(1)
Includes $5.4 and $9.7 of realized gains due to foreign currency for the three months ended June 30, 2020 and 2019, respectively.

(2)
Includes $16.5 and $20.5 of realized gains due to foreign currency for the six months ended June 30, 2020 and 2019, respectively.

(3)
Includes $(65.7) and $(7.2) of unrealized gains (losses) due to foreign currency for the three months ended June 30, 2020 and 2019, respectively.

(4)
Includes $(13.1) and $17.8 of unrealized gains (losses) due to foreign currency for the six months ended June 30, 2020 and 2019, respectively.

Net realized investment gains
Net realized investment gains for the three and six months ended June 30, 2020 and 2019 consisted of the following:
	For the three months ended June 30,		For the six months ended June 30,
(Millions)	2020	2019	2020	2019
Fixed maturity investments	$9.9	$8.1	$17.7	$14.9
Equity securities	(6.5)	(1.2)	(6.0)	(1.8)
Short-term investments	1.0	3.1	3.8	3.2
Derivative instruments	0.2	(0.2)	8.5	(0.8)
Other long-term investments	2.5	5.8	3.4	9.1
Net realized investment gains	$7.1	$15.6	$27.4	$24.6
Net unrealized investment gains (losses)
Net unrealized investment gains (losses) for the three and six months ended June 30, 2020 and 2019 consisted of the following:
	For the three months ended June 30,		For the six months ended June 30,
(Millions)	2020	2019	2020	2019
Fixed maturity investments	$(3.7)	$11.0	$3.2	$40.7
Equity securities	16.9	13.3	(52.2)	38.4
Short-term investments	(15.8)	(0.9)	(0.1)	1.8
Derivative instruments	2.1	(0.1)	2.2	(0.7)
Other long-term investments	9.2	(7.8)	11.8	9.3
Net unrealized investment gains (losses)	$8.7	$15.5	$(35.1)	$89.5

The following table summarizes the amount of total gains (losses) included in earnings attributable to unrealized investment gains (losses) for Level 3 investments for the three and six months ended June 30, 2020 and 2019:
	For the three months ended June 30,		For the six months ended June 30,
(Millions)	2020	2019	2020	2019
Fixed maturity investments	$—	$—	$0.3	$—
Other long-term investments	(4.2)	—	(5.1)	8.8
Total unrealized investment (losses) gains – Level 3 investments	$(4.2)	$—	$(4.8)	$8.8
Investment Holdings
Fixed maturity investments
The cost or amortized cost, gross unrealized investment gains (losses), net foreign currency gains (losses), and fair value of Sirius Group’s fixed maturity investments as of June 30, 2020 and December 31, 2019, were as follows:
	June 30, 2020
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized (losses)	Net foreign currency gains (losses)	Fair value
Corporate debt securities	$468.2	$9.8	$(0.8)	$6.5	$483.7
Asset-backed securities	737.4	5.2	(18.5)	(0.9)	723.2
Residential mortgage-backed securities	403.6	22.3	(0.8)	3.1	428.2
U.S. government and government agency	105.5	1.2	(0.1)	(2.1)	104.5
Commercial mortgage-backed securities	96.2	2.5	(2.3)	0.1	96.5
Non-U.S. government and government agency	50.4	0.3	(0.2)	(0.4)	50.1
Preferred stocks	14.8	2.3	(0.3)	—	16.8
U.S. States, municipalities and political subdivision	1.6	0.1	—	—	1.7
Total fixed maturity investments	$1,877.7	$43.7	$(23.0)	$6.3	$1,904.7

	December 31, 2019
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized (losses)	Net foreign currency gains (losses)	Fair value
Corporate debt securities	$458.6	$5.2	$(1.2)	$11.5	$474.1
Asset-backed securities	489.4	1.4	(3.9)	(0.1)	486.8
Residential mortgage-backed securities	426.2	10.5	(1.4)	3.6	438.9
U.S. government and government agency	111.5	0.7	(0.4)	(1.3)	110.5
Commercial mortgage-backed securities	88.5	0.9	(0.6)	0.2	89.0
Non-U.S. government and government agency	63.7	—	(0.7)	—	63.0
Preferred stocks	17.0	—	—	—	17.0
U.S. States, municipalities and political subdivision	1.7	—	—	—	1.7
Total fixed maturity investments	$1,656.6	$18.7	$(8.2)	$13.9	$1,681.0
The weighted average duration of Sirius Group’s fixed income portfolio as of June 30, 2020 was approximately 1 year, including short-term investments, and approximately 1.5 years excluding short-term investments.

The cost or amortized cost and fair value of Sirius Group’s fixed maturity investments as of June 30, 2020 and December 31, 2019 are presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.
	June 30, 2020		December 31, 2019
(Millions)	Cost or amortized cost	Fair value	Cost or amortized cost	Fair value
Due in one year or less	$127.3	$131.4	$85.0	$88.4
Due after one year through five years	446.3	456.2	479.1	490.3
Due after five years through ten years	43.9	44.3	46.3	46.0
Due after ten years	8.2	8.1	25.1	24.6
Mortgage-backed and asset-backed securities	1,237.2	1,247.9	1,004.1	1,014.7
Preferred stocks	14.8	16.8	17.0	17.0
Total	$1,877.7	$1,904.7	$1,656.6	$1,681.0
The following table summarizes the ratings and fair value of fixed maturity investments held in Sirius Group’s investment portfolio as of June 30, 2020 and December 31, 2019:
(Millions)	June 30, 2020	December 31, 2019
AAA	$785.6	$559.8
AA	716.8	724.3
A	217.4	219.0
BBB	102.5	95.8
Other	82.4	82.1
Total fixed maturity investments(1)	$1,904.7	$1,681.0

(1)
Credit ratings are assigned based on the following hierarchy: 1) Standard & Poor’s and 2) Moody’s Investors Service (“Moody’s”).

At June 30, 2020, the above totals included $41.2 million of sub-prime securities. Of this total, $21.8 million was rated AAA, $16.1 million rated AA, $3.2 million rated A and $0.1 million classified as Other. At December 31, 2019, the above totals included $43.3 million of sub-prime securities. Of this total, $21.7 million was rated AAA, $18.4 million rated AA, $3.1 million rated A and $0.1 million classified as Other.
Equity securities and Other long-term investments
The cost or amortized cost, gross unrealized investment gains and losses, net foreign currency gains, and fair values of Sirius Group’s equity securities and other long-term investments as of June 30, 2020 and December 31, 2019, were as follows:
	June 30, 2020
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized (losses)	Net foreign currency gains	Fair value
Equity securities	$178.1	$40.1	$(69.1)	$0.8	$149.9
Other long-term investments	$324.7	$61.3	$(28.8)	$10.9	$368.1

	December 31, 2019
(Millions)	Cost or amortized cost	Gross unrealized gains	Gross unrealized (losses)	Net foreign currency gains	Fair value
Equity securities	$379.2	$55.6	$(37.3)	$7.7	$405.2
Other long-term investments	$315.4	$49.9	$(29.3)	$10.8	$346.8
Equity securities at fair value consisted of the following as of June 30, 2020 and December 31, 2019:
(Millions)	June 30, 2020	December 31, 2019
Fixed income mutual funds	$1.7	$175.3
Common stocks	161.5	228.1
Other equity securities(1)	(13.3)	1.8
Total Equity securities	$149.9	$405.2

(1)
Sirius Group engaged in short selling of certain equity securities for which settlement was pending as of June 30, 2020.

Other long-term investments at fair value consisted of the following as of June 30, 2020 and December 31, 2019:
(Millions)	June 30, 2020	December 31, 2019
Hedge funds and private equity funds	$289.9	$269.0
Limited liability companies and private equity securities	78.2	77.8
Total other long-term investments	$368.1	$346.8
Hedge Funds and Private Equity Funds
Sirius Group holds investments in hedge funds and private equity funds, which are included in Other long-term investments. The fair value of these investments has been estimated using the net asset value of the funds. As of June 30, 2020, Sirius Group held investments in 9 hedge funds and 33 private equity funds. The largest investment in a single fund was $64.2 million as of June 30, 2020 and $51.6 million as of December 31, 2019.
The following table summarizes investments in hedge funds and private equity interests by investment objective and sector as of June 30, 2020 and December 31, 2019:

	June 30, 2020		December 31, 2019
(Millions)	Fair value	Unfunded commitments	Fair value	Unfunded commitments
Hedge funds:
Long/short multi-sector	$51.0	$—	$53.0	$—
Distressed mortgage credit	64.2	—	51.6	—
Private credit	21.8	—	21.5	—
Other	1.1	—	1.4	—
Total hedge funds	138.1	—	127.5	—
Private equity funds:
Energy infrastructure & services	54.1	32.8	53.6	34.6
Multi-sector	16.2	7.8	8.7	7.8
Healthcare	28.4	6.3	25.9	10.4
Life settlement	22.8	—	23.9	—
Manufacturing/Industrial	27.2	—	27.6	3.9
Private equity secondaries	0.6	0.8	0.6	0.8
Other	2.5	1.7	1.2	2.6
Total private equity funds	151.8	49.4	141.5	60.1
Total hedge and private equity funds included in Other long-term investments	$289.9	$49.4	$269.0	$60.1
Redemption of investments in certain hedge funds is subject to restrictions including lock-up periods where no redemptions or withdrawals are allowed, restrictions on redemption frequency, and advance notice periods for redemptions. Amounts requested for redemptions remain subject to market fluctuations until the redemption effective date, which generally falls at the end of the defined redemption period.
The following summarizes the June 30, 2020 fair value of hedge funds subject to restrictions on redemption frequency and advance notice period requirements for investments in active hedge funds:
	Notice Period
Redemption Frequency (Millions)	30 – 59 days notice	60 – 89 days notice	90 – 119 days notice	120+ days notice	Total
Monthly	$—	$28.8	$—	$—	$28.8
Quarterly	0.6	22.2	64.2	—	87.0
Semi-annual	—	0.2	—	—	0.2
Annual	—	—	0.2	21.9	22.1
Total	$0.6	$51.2	$64.4	$21.9	$138.1
Certain of the hedge fund and private equity fund investments in which Sirius Group is invested are no longer active and are in the process of disposing of their underlying investments. Distributions from such funds are remitted to investors as the fund’s underlying investments are liquidated. As of June 30, 2020, no distributions were outstanding from these investments.
Investments in private equity funds are generally subject to a “lock-up” period during which investors may not request a redemption. Distributions prior to the expected termination date of the fund may be limited to dividends or proceeds arising from the liquidation of the fund’s underlying investments. In addition, certain private equity funds provide an option to extend the lock-up period at either the sole discretion of the fund manager or upon agreement between the fund and the investors.
As of June 30, 2020, investments in private equity funds were subject to lock-up periods as follows:

(Millions)	1 – 3 years	3 – 5 years	5 – 10 years	Total
Private Equity Funds – expected lock up period remaining	$54.6	$1.8	$95.4	$151.8
Investments Held on Deposit or as Collateral
As of June 30, 2020 and December 31, 2019 investments of $1,037.4 million and $1,309.5 million, respectively, were held in trusts required to be maintained in relation to various reinsurance agreements. Sirius Group’s reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits that are included within total investments totaled $1,057.2 million and $1,315.5 million as of June 30, 2020 and December 31, 2019, respectively.
As of June 30, 2020, Sirius Group held $0.2 million of collateral in the form of short-term investments associated with Interest Rate Cap agreements. (See Note 12.)
Unsettled investment purchases and sales
As of June 30, 2020 and December 31, 2019 Sirius Group reported $11.3 million and $2.3 million, respectively, in Accounts payable on unsettled investment purchases.
As of June 30, 2020 and December 31, 2019, Sirius Group reported $34.4 million and $6.7 million, respectively, in Accounts receivable on unsettled investment sales.
Note 9. Fair value measurements
Fair value measurements are categorized into a hierarchy that distinguishes between observable inputs and unobservable inputs. Quoted prices in active markets for identical assets or liabilities have the highest priority (Level 1), followed by observable inputs other than quoted prices, including prices for similar but not identical assets or liabilities (Level 2), and unobservable inputs, including the reporting entity’s estimates of the assumptions that market participants would use, having the lowest priority (Level 3).
The availability of observable inputs can vary from financial instrument to financial instrument and is affected by a wide variety factors including, for example, the type of financial instrument, whether the financial instrument is new and not yet established in the marketplace, and other characteristics particular to the instrument. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires significantly more judgment.
Accordingly, the degree of judgment exercised by management in determining fair value is greatest for instruments categorized in Level 3. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This may lead Sirius to change the selection of the valuation technique (for example, from market to cash flow approach) or to use multiple valuation techniques to estimate the fair value of a financial instrument. These circumstances could cause an instrument to be reclassified between levels within the fair value hierarchy. Investments valued using Level 1 inputs include fixed maturity investments, primarily investments in U.S. Treasuries Bills and Notes, equity securities, and short-term investments. Investments valued using Level 2 inputs are primarily comprised of fixed maturity investments, which have been disaggregated into classes, including U.S. government and government agency, corporate debt securities, mortgage-backed and asset-backed securities, non-U.S. government and government agency, U.S. state and municipalities and political subdivision and preferred stocks. Investments valued using Level 2 inputs also include certain exchange-traded funds that track U.S. stock indices such as the S&P 500 but are traded on foreign exchanges. Fair value estimates for investments that trade infrequently and have few or no observable market prices are classified as Level 3 measurements. Sirius Group determines when transfers between levels have occurred as of the beginning of the period.
Valuation techniques
Sirius Group uses outside pricing services to assist in determining fair values for its investments. For investments in active markets, Sirius Group uses the quoted market prices provided by outside pricing services to determine fair value. The outside pricing services Sirius Group uses have indicated that they will only provide prices where observable inputs are available. In circumstances where quoted market prices are unavailable or are not considered reasonable, Sirius Group estimates the fair value using industry standard pricing models and observable inputs such as benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers, prepayment speeds, reference data including research publications, and other relevant inputs. Given that many fixed maturity investments do not trade on a daily basis, the outside pricing services evaluate a wide range of fixed maturity investments by regularly drawing parallels from recent trades and quotes of comparable securities with similar features. The characteristics used to identify comparable fixed maturity investments vary by asset type and take into account market convention.
The valuation process above is generally applicable to all of Sirius Group’s fixed maturity investments. The techniques and inputs specific to asset classes within Sirius Group’s fixed maturity investments for Level 2 securities that use observable inputs are as follows:
U.S. government and government agency
U.S. government and government agency securities consist primarily of debt securities issued by the U.S. Treasury and mortgage pass-through agencies such as the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association. Fixed maturity investments included in U.S. government and government agency securities are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources and integrate other observations from markets and sector news. Evaluations are updated by obtaining broker-dealer quotes and other market information including actual trade volumes, when available. The fair value of each security is individually computed using analytical models that incorporate option-adjusted spreads and other daily interest rate data.
Non-U.S. government and government agency
Non-U.S. government and government agency securities consist of debt securities issued by non-U.S. governments and their agencies along with supranational organizations (also known as sovereign debt securities). Securities held in these sectors are primarily priced by pricing services that employ proprietary discounted cash flow models to value the securities. Key quantitative inputs for these models are daily observed benchmark curves for treasury, swap, and high issuance credits. The pricing services then apply a credit spread for each security, which is developed by in-depth and real-time market analysis. For securities in which trade volume is low, the pricing services utilize data from more frequently traded securities with similar attributes. These models may also be supplemented by daily market and credit research for international markets.
Corporate debt securities
Corporate debt securities consist primarily of investment-grade debt of a wide variety of U.S. and non-U.S. corporate issuers and industries. The corporate fixed maturity investments are primarily priced by pricing services. When evaluating these securities, the pricing services gather information from market sources regarding the issuer of the security and obtain credit data, as well as other observations, from markets and sector news. Evaluations are updated by obtaining broker-dealer quotes and other market information including actual trade volumes, when available. The pricing services also consider the specific terms and conditions of the securities, including any specific features that may influence risk.
Mortgage-backed and asset-backed securities
The fair value of mortgage and asset-backed securities is primarily priced by pricing services using a pricing model that utilizes information from market sources and leveraging similar securities. Key inputs include benchmark yields, reported trades, underlying tranche cash flow data and collateral performance, plus new issue data, as well as broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including issuer, vintage, loan type, collateral attributes, prepayment speeds, default rates, recovery rates, cash flow stress testing, credit quality ratings, and market research publications.

U.S. states, municipalities and political subdivisions
The U.S. states, municipalities and political subdivisions portfolio contains debt securities issued by U.S. domiciled state and municipal entities. These securities are generally priced by independent pricing services using the techniques described for U.S. government and government agency securities described above.
Preferred stocks
The fair value of preferred stocks is generally priced by independent pricing services using an evaluated pricing model that calculates the appropriate spread over a comparable security for each issue. Key inputs include exchange prices (underlying and common stock of the same issuer), benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including sector, coupon, credit quality ratings, duration, credit enhancements, early redemption features, and market research publications.
Level 3 Investments
Level 3 valuations are generated from techniques that use assumptions not observable in the market. These unobservable assumptions reflect Sirius Group’s assumptions about what market participants would use in valuing the investment. Generally, certain securities may start out as Level 3 when they are originally issued but, as observable inputs become available in the market, they may be reclassified to Level 2.
Sirius Group employs a number of procedures to assess the reasonableness of the fair value measurements for its other long-term investments, including obtaining and reviewing the audited annual financial statements of hedge funds and private equity funds and periodically discussing each fund’s pricing with the fund manager. However, since the fund managers do not provide sufficient information to evaluate the pricing inputs and methods for each underlying investment, the inputs are considered to be unobservable.
The fair values of Sirius Group’s investments in private equity securities and private debt instruments have been classified as Level 3 measurements. They are carried at fair value and are initially valued based on transaction price. Their valuation is subsequently estimated based on available evidence such as a market transaction in similar instruments and other financial information for the issuer.
Investments measured using Net Asset Value
The fair value of Sirius Group’s investments in hedge funds and private equity funds has been determined using NAV. The hedge fund’s administrator provides quarterly updates of fair value in the form of Sirius Group’s proportional interest in the underlying fund’s NAV, which is deemed to approximate fair value, generally with a three month delay in valuation. The fair value of investment in hedge funds is measured using the NAV practical expedient and therefore has been not categorized within the fair value hierarchy. The private equity funds provide quarterly or semi-annual partnership capital statements with a three or six month delay which are used as a basis for valuation. These private equity investments vary in investment strategies and are not actively traded in any open markets. Due to a lag in reporting, some of the fund managers, fund administrators, or both, are unable to provide final fund valuations as of Sirius’s reporting date. In these circumstances, Sirius Group estimates the return of the current period and uses all credible information available. This includes utilizing preliminary estimates reported by its fund managers and using other information that is available to Sirius Group with respect to the underlying investments, as necessary.
Fair Value Measurements by Level
The following tables summarize Sirius Group’s financial assets and liabilities measured at fair value as of June 30, 2020 and December 31, 2019 by level:

	June 30, 2020
(Millions)	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$104.5	$103.5	$1.0	$—
Corporate debt securities	483.7	—	483.7	—
Residential mortgage-backed securities	428.2	—	428.2	—
Asset-backed securities	723.2	—	723.2	—
Commercial mortgage-backed securities	96.5	—	96.5	—
Non-U.S. government and government agency	50.1	28.5	21.6	—
Preferred stocks	16.8	—	14.2	2.6
U.S. States, municipalities, and political subdivision	1.7	—	1.7	—
Total fixed maturity investments	1,904.7	132.0	1,770.1	2.6
Equity securities:
Fixed income mutual funds	1.7	1.7	—	—
Common stocks	161.5	161.5	—	—
Other equity securities(1)	(13.3)	(16.3)	3.0	—
Total equity securities	149.9	146.9	3.0	—
Short-term investments(2)	1,048.1	1,000.2	47.9	—
Other long-term investments(3)	78.2	—	—	78.2
Total investments	$3,180.9	$1,279.1	$1,821.0	$80.8
Loan participation	27.3	—	—	27.3
Derivative instruments	7.0	4.5	—	2.5
Total assets measured at fair value	$3,215.2	$1,283.6	$1,821.0	$110.6
Liabilities measured at fair value
Contingent consideration liabilities	$22.9	$—	$—	$22.9
Derivative instruments	1.4	0.4	—	1.0
Total liabilities measured at fair value	$24.3	$0.4	$—	$23.9

(1)
Sirius Group engaged in short selling of certain equity securities for which settlement was pending as of June 30, 2020.

(2)
Balance includes $9.2 classified as held-for-sale as of June 30, 2020.

(3)
Excludes fair value of $289.9 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.

	December 31, 2019
(Millions)	Fair value	Level 1 inputs	Level 2 inputs	Level 3 inputs
Assets measured at fair value
Fixed maturity investments:
U.S. Government and government agency	$110.5	$109.1	$1.4	$—
Corporate debt securities	474.1	—	474.1	—
Asset-backed securities	486.8	—	486.8	—
Residential mortgage-backed securities	438.9	—	438.9	—
Commercial mortgage-backed securities	89.0	—	89.0	—
Non-U.S. government and government agency	63.0	31.7	31.3	—
Preferred stocks	17.0	—	—	17.0
U.S. States, municipalities, and political subdivision	1.7	—	1.7	—
Total fixed maturity investments	1,681.0	140.8	1,523.2	17.0
Equity securities:
Fixed income mutual funds	175.3	175.3	—	—
Common stocks	228.1	228.1	—	—
Other equity securities	1.8	—	1.8	—
Total equity securities	405.2	403.4	1.8	—
Short-term investments	1,085.2	1,073.7	11.5	—
Other long-term investments(1)	77.8	—	—	77.8
Total investments	$3,249.2	$1,617.9	$1,536.5	$94.8
Loan participation	20.0	—	—	20.0
Derivative instruments	11.4	1.3	—	10.1
Total assets measured at fair value	$3,280.6	$1,619.2	$1,536.5	$124.9
Liabilities measured at fair value
Contingent consideration liabilities	$28.2	$—	$—	$28.2
Derivative instruments	9.5	0.2	—	9.3
Total liabilities measured at fair value	$37.7	$0.2	$—	$37.5

(1)
Excludes fair value of $269.0 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.

Rollforward of Level 3 fair value measurements
The following tables present changes in Level 3 for financial instruments measured at fair value for the three months ended June 30, 2020 and June 30, 2019:
	For the three months ended June 30, 2020
(Millions)	Fixed Maturities	Other long-term investments(1)	Loan Participation	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance as of March 31, 2020	$2.6	$75.9	$19.9	$(8.9)	$(28.3)
Total realized and unrealized gains (losses)	—	(4.2)	—	(5.7)	(0.1)
Foreign currency gains (losses) through Other Comprehensive Income	—	1.0	—	—	—
Purchases	—	5.5	7.4	—	—
Sales/Settlements	—	—	—	16.1	5.5
Balance as of June 30, 2020	$2.6	$78.2	$27.3	$1.5	$(22.9)

(1)
Excludes fair value of $289.9 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.

	For the three months ended June 30, 2019
(Millions)	Fixed Maturities	Other long-term investments(1)	Loan Participation	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance as of March 31, 2019	$—	$88.0	$—	$(4.8)	$(28.8)
Total realized and unrealized gains (losses)	—	—	—	(0.6)	(2.0)
Foreign currency gains (losses) through Other Comprehensive Income	—	—	—	—	—
Purchases	—	—	—	—	—
Sales/Settlements	—	—	—	1.8	—
Balance as of June 30, 2019	$—	$88.0	$—	$(3.6)	$(30.8)

(1)
Excludes fair value of $291.9 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.

The following tables present changes in Level 3 for financial instruments measured at fair value for the six months ended June 30, 2020 and June 30, 2019:
	For the six months ended June 30, 2020
(Millions)	Fixed Maturities	Other long-term investments(1)	Loan Participation	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance as of January 1, 2020	$17.0	$77.8	$20.0	$0.8	$(28.2)
Total realized and unrealized gains (losses)	2.6	(5.1)	—	(19.0)	(0.2)
Foreign currency gains (losses) through Other Comprehensive Income	—	—	—	—	—
Purchases	—	5.5	7.4	—	—
Sales/Settlements	(17.0)	—	(0.1)	19.7	5.5
Balance as of June 30, 2020	$2.6	$78.2	$27.3	$1.5	$(22.9)

(1)
Excludes fair value of $289.9 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.

	For the six months ended June 30, 2019
(Millions)	Fixed Maturities	Other long-term investments(1)	Loan Participation	Derivative instruments assets & (liabilities)	Contingent consideration (liabilities)
Balance as of January 1, 2019	$5.4	$63.6	$—	$(0.5)	$(28.8)
Total realized and unrealized gains (losses)	—	9.3	—	(5.8)	(2.0)
Foreign currency gains (losses) through Other Comprehensive Income	—	(0.7)	—	—	—
Purchases	—	15.8	—	—	—
Sales/Settlements	(5.4)	—	—	2.7	—
Balance as of June 30, 2019	$—	$88.0	$—	$(3.6)	$(30.8)

(1)
Excludes fair value of $291.9 associated with hedge funds and private equity funds which fair value is measured using NAV practical expedient.

Fair value measurements — transfers between levels
There were no transfers between Level 3 and Level 2 measurements during the three and six months ended June 30, 2020 and 2019, respectively.
Significant Unobservable Inputs
The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments as of June 30, 2020 and December 31, 2019, and includes only those instruments for which information about the inputs is reasonably available to Sirius Group, such as data from independent third-party valuation service providers and from internal valuation models.
(Millions, except share prices)	June 30, 2020
Description	Valuation Technique(s)	Fair value	Unobservable input
Private equity securities(1)	Share price of recent transaction	$32.5	Purchase share price	40.63
Loan participation(1)	Purchase price of recent transaction	$19.9	Comparable yields	Range – 4.46% – 7.82% Median – 5.58%
Preferred stock(1)	Share price of recent transaction	$19.9	Purchase price	7.74
Private equity securities(1)	Multiple of GAAP book value	$13.2	Book value multiple	Range – 0.73x-0.91x Median – 0.82x
Loan participation(1)	Purchase price of recent transaction	$7.4	Purchase price	$7.4
Private debt instrument(1)	Discounted cash flow	$6.2	Discount yield	Range – 11.87% – 12.32% Median – 12.08%
Private equity securities(1)	Purchase price of recent transaction	$4.7	Purchase price	7.74
Preferred stock(1)	Purchase price of recent transaction	$1.9	Purchase price	$1.9
Private convertible debt instrument(1)	Unit price of recent transaction	$1.4	Purchase price	7.74
Currency swaps(2)	Third party appraisal	$1.2	Broker quote	$1.2
Currency forwards(2)	Third party appraisal	$0.7	Broker quote	$0.7
Preferred stock(1)	Purchase price of recent transaction	$0.7	Purchase price	$0.7
Equity warrants(2)	Option pricing model	$0.6	Strike price	$0.2
Private equity securities(1)	Purchase price of recent transaction	$0.3	Purchase price	$0.3
Weather derivatives(2)	Third party appraisal	$(1.0)	Broker quote	$(1.0)
Contingent consideration	External valuation model	$(22.9)	Discounted future payments	$(22.9)

(1)
As of June 30, 2020, each asset type consists of one security.

(2)
See Note 12 for discussion of derivative instruments.

(Millions, except share prices)	December 31, 2019
Description	Valuation Technique(s)	Fair value	Unobservable input
Private equity securities(1)	Share price of recent transaction	$32.5	Purchase share price	$40.6
Loan participation(1)	Purchase price of recent transaction	$20.0	Purchase price	20.0
Preferred stock(1)	Share price of recent transaction	$17.5	Purchase price	$7.74
Private equity securities(1)	Multiple of GAAP book value	$14.2	Book value multiple	0.9
Preferred stock(1)	Purchase price of recent transaction	$12.2	Purchase price	$12.2
Private debt instrument(1)	Purchase price of recent transaction	$7.2	Purchase price	$9.0
Weather derivatives(2)	Third party appraisal	$7.0	Broker quote	$7.0
Private equity securities(1)	Purchase price of recent transaction	$5.1	Purchase price	$7.74
Preferred stock(1)	Purchase price of recent transaction	$4.8	Purchase price	$4.80
Currency forwards(2)	Third party appraisal	$2.7	Broker quote	$2.7
Private equity securities(1)	Purchase price of recent transaction	$1.0	Purchase price	$10.0
Equity warrants(2)	Option pricing model	$0.4	Strike price	$0.2
Private equity securities(1)	Purchase price of recent transaction	$0.3	Purchase price	$0.3
Currency swaps(2)	Third party appraisal	$(3.6)	Broker quote	$(3.6)
Currency forwards(2)	Third party appraisal	$(5.7)	Broker quote	$(5.7)
Contingent consideration	External valuation model	$(28.2)	Discounted future payments	$(28.2)

(1)
As of December 31, 2019, each asset type consists of one security.

(2)
See Note 12 for discussion of derivative instruments.

Financial instruments disclosed, but not carried at fair value
Sirius Group uses various financial instruments in the normal course of its business. The carrying values of Cash, Accrued investment income, certain other assets, Accounts payable on unsettled investment purchases, certain other liabilities, and other financial instruments not included in the table below approximated their fair values at June 30, 2020 and December 31, 2019, due to their respective short maturities. As these financial instruments are not actively traded, their respective fair values are classified within Level 3. The following table includes financial instruments for which the carrying value differs from the estimated fair values at June 30, 2020 and December 31, 2019:
	June 30, 2020		December 31, 2019
(Millions)	Fair Value(1)	Carrying Value	Fair Value(1)	Carrying Value
Liabilities, Mezzanine equity, and Non-controlling interest:
2017 SEK Subordinated Notes	$268.7	$290.5	$294.5	$291.2
2016 SIG Senior Notes	$367.4	$394.4	$394.5	$394.0
Series B preference shares	$179.5	$206.2	$186.4	$223.0

(1)
Fair value estimated by internal pricing and considered a Level 3 measurement.

Note 10. Debt and standby letters of credit facilities
Sirius Group’s debt outstanding as of June 30, 2020 and December 31, 2019 consisted of the following:
(Millions)	June 30, 2020	Effective Rate(1)	December 31, 2019	Effective Rate(1)
2017 SEK Subordinated Notes, at face value	$294.2	4.4%	$295.0	4.0%
Unamortized issuance costs	(3.7)		(3.8)
2017 SEK Subordinated Notes, carrying value	290.5		291.2
2016 SIG Senior Notes, at face value	400.0	4.7%	400.0	4.7%
Unamortized discount	(2.2)		(2.3)
Unamortized issuance costs	(3.4)		(3.7)
2016 SIG Senior Notes, carrying value	394.4		394.0
Total debt	$684.9		$685.2

(1)
Effective rate considers the effect of the debt issuance costs.

2017 SEK Subordinated Notes
On September 22, 2017, Sirius Group issued the 2017 SEK Subordinated Notes. The 2017 SEK Subordinated Notes were issued in an offering that was exempt from the registration requirements of the Securities Act. The 2017 SEK Subordinated Notes bear interest on their principal amount at a floating rate equal to the applicable STIBOR for the relevant interest period plus an applicable margin, payable quarterly in arrears on March 22, June 22, September 22, and December 22 in each year commencing on December 22, 2017, until maturity in September 2047.
Beginning on September 22, 2022, the 2017 SEK Subordinated Notes may be redeemed, in whole or in part, at Sirius Group’s option. In addition, within 90 days following the occurrence of a Specified Event (as defined below), the 2017 SEK Subordinated Notes may be redeemed, in whole but not in part, at Sirius Group’s option. “Specified Event” means (a) an “Additional Amounts Event” in connection with a change in laws, rules or regulations as a result of which Sirius Group is obligated to pay additional amounts on the notes in respect of any withholding or deduction for taxes, (b) a “Tax Event” in connection with a change in laws, rules or regulations as a result of which interest on the notes is no longer fully deductible by Sirius Group for income tax purposes in the applicable jurisdiction (to the extent that such interest was so deductible as of the time of such Tax Event), (c) a “Rating Methodology Event” in connection with a change in, or clarification to, the rating methodology of Standard & Poor’s or Fitch that results in a materially unfavorable capital treatment of the notes, or (d) a “Regulatory Event” in connection with a change in, or clarification to, applicable supervisory regulations that results in the notes no longer qualifying as Tier 2 Capital.
Sirius Group incurred $4.6 million in expenses related to the issuance of the 2017 SEK Subordinated Notes (including SEK 27.5 million, or $3.5 million, in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2017 SEK Subordinated Notes. For the three months ended June 30, 2020 and 2019, Sirius Group recognized $(19.8) million and $0.3 million, respectively, of foreign currency exchange (losses) gains on the remeasurement of the 2017 SEK Subordinated Notes into USD from SEK. For the six months ended June 30, 2020 and 2019, Sirius Group recognized $0.8 million and $11.3 million, respectively, of foreign currency exchange gains on the remeasurement of the 2017 SEK Subordinated Notes into USD from SEK.
Taking into effect the amortization of all underwriting and issuance expenses, and applicable STIBOR, the 2017 SEK Subordinated Notes yielded an effective rate of approximately 4.4% and 4.1% annualized for the three months ended June 30, 2020 and 2019, respectively. The effective rate for the six months ended June 30, 2020 and 2019 were 4.3% and 3.9% annualized, respectively. Sirius Group recorded $3.1 million and $3.2 million of interest expense, inclusive of amortization of issuance costs on the 2017 SEK Subordinated Notes for the three months ended June 30, 2020 and 2019, respectively. Sirius Group recorded $6.1 million and

$6.0 million of interest expense, inclusive of amortization of issuance costs on the 2017 SEK Subordinated Notes for the six months ended June 30, 2020 and 2019, respectively.
2016 SIG Senior Notes
On November 1, 2016, Sirius Group issued the 2016 SIG Senior Notes at an issue price of 99.209% for net proceeds of $392.4 million after taking into effect both deferrable and non-deferrable issuance costs. The 2016 SIG Senior Notes were issued in an offering that was exempt from the registration requirements of the Securities Act. The 2016 SIG Senior Notes bear an annual interest rate of 4.6%, payable semi-annually in arrears on May 1, and November 1, in each year commencing on May 1, 2017, until maturity in November 2026.
Sirius Group incurred $5.1 million in expenses related to the issuance of the 2016 SIG Senior Notes (including $3.4 million in underwriting fees), which have been deferred and are being recognized into interest expense over the life of the 2016 SIG Senior Notes.
Taking into effect the amortization of the original issue discount and all underwriting and issuance expenses, the 2016 SIG Senior Notes yield an effective rate of approximately 4.7% per annum. Sirius Group recorded $4.8 million, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes, for both three month periods ended June 30, 2020 and 2019. Sirius Group recorded $9.6 million, inclusive of amortization of issuance costs on the 2016 SIG Senior Notes, for both six month periods ended June 30, 2020 and 2019.
Standby Letter of Credit Facilities
On November 9, 2019, Sirius International, a wholly owned subsidiary of Sirius, renewed two standby letter of credit facility agreements totaling $125 million to provide capital support for Syndicate 1945. The first letter of credit is a renewal of a $90 million facility with Nordea Bank Finland Abp, London Branch, which is issued on an unsecured basis. The second letter of credit is a $35 million facility with DNB Bank ASA, Sweden Branch, $25 million of which is issued on an unsecured basis. Each facility is renewable annually. The above referenced facilities are subject to various affirmative, negative and financial covenants that Sirius considers to be customary for such borrowings, including certain minimum net worth and maximum debt to capitalization standards.
Sirius International has other secured letter of credit and trust arrangements with various financial institutions to support its insurance operations. As of June 30, 2020 and December 31, 2019, these secured letter of credit and trust arrangements were collateralized by pledged assets and assets in trust of SEK 3.5 billion and SEK 3.4 billion, respectively, or $369.1 million and $363.3 million, respectively (based on the June 30, 2020 and December 31, 2019 SEK to USD exchange rates). As of June 30, 2020 and December 31, 2019, Sirius America Insurance Company’s trust arrangements were collateralized by pledged assets and assets in trust of $47.6 million and $57.7 million, respectively. As of June 30, 2020 and December 31, 2019, Sirius Bermuda’s letters of credit and trust arrangements were collateralized by pledged assets and assets in trust of $518.1 million and $784.0 million, respectively.
Revolving Credit Facility
In February 2018, Sirius Group, through its indirectly wholly-owned subsidiary Sirius International Group, Ltd. entered into the Facility. The Facility provides access to loans for working capital and general corporate purposes, and letters of credit to support obligations under insurance and reinsurance agreements and retrocessional agreements. The Facility is subject to various affirmative, negative and financial covenants that Sirius Group considers to be customary for such borrowings, including certain minimum net worth, maximum debt to capitalization, financial strength rating standards, and change in control provisions. As of June 30, 2020, there were no outstanding borrowings under the Facility.
Debt and Standby Letter of Credit Facility Covenants
As of June 30, 2020, Sirius Group was in compliance with all of the covenants under the 2017 SEK Subordinated Notes, the 2016 SIG Senior Notes, the Nordea Bank Finland Abp, London Branch facility,

and the DNB Bank ASA, Sweden Branch facility. In addition, as of June 30, 2020, Sirius Group was in compliance with all of the covenants under the Facility.
Interest
Total interest expense incurred by Sirius Group for its indebtedness for the three months ended June 30, 2020 and 2019 was $7.9 million and $8.0 million, respectively. Total interest expense incurred by Sirius Group for its indebtedness for the six months ended June 30, 2020 and 2019 was $15.7 million and $15.6 million, respectively. Total interest paid by Sirius Group for its indebtedness for the three months ended June 30, 2020 and 2019 was $12.4 million and $12.2 million, respectively. Total interest paid by Sirius Group for its indebtedness for the six months ended June 30, 2020 and 2019 was $15.2 million and $14.9 million, respectively.
Note 11. Income taxes
Sirius and its Bermuda-domiciled subsidiaries are not subject to Bermuda income tax under current Bermuda law. In the event there is a change in the current law such that taxes are imposed, Sirius and its Bermuda-domiciled subsidiaries would be exempt from such tax until March 31, 2035, pursuant to the Bermuda Exempted Undertakings Tax Protection Act of 1966. Sirius has subsidiaries and branches that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The jurisdictions in which Sirius’s subsidiaries and branches are subject to tax are Australia, Belgium, Canada, Denmark, Germany, Gibraltar, Hong Kong (China), Ireland, Luxembourg, Malaysia, Shanghai (China), Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States.
For the three-month period ended June 30, 2020, Sirius Group reported an income tax expense (benefit) of $11.2 million on pre-tax income (loss) of $4.0 million. The difference between the effective tax rate on income from continuing operations and the Swedish statutory tax rate of 21.4% (the rate at which the majority of Sirius Group’s worldwide operations are taxed) is primarily attributable to the exclusion of jurisdictions in the calculation of the annual estimated effective tax rate if their inclusion would not provide a reliable estimate of such rate (more specifically, if small changes in the estimated annual income recognized in a jurisdiction would result in significant changes in the annual estimated effective tax rate).
For the six-month period ended June 30, 2020, Sirius Group reported an income tax expense (benefit) of $(3.6) million on pre-tax income (loss) of $(132.1) million. The difference between the effective tax rate for the six months ended June 30, 2020 and the Swedish statutory rate of 21.4% was primarily attributable to valuation allowance recorded against certain deferred tax assets, the exclusion of jurisdictions with pretax losses for which no tax benefit can be recognized, and the exclusion of jurisdictions if their inclusion would not provide a reliable estimate of such rate.
For the three-month period ended June 30, 2019, Sirius Group reported an income tax expense (benefit) of $2.1 million on pre-tax income (loss) of $10.3 million. The effective tax rate on income from continuing operations did not materially differ from the statutory tax rate of 21.4%.
For the six-month period ended June 30, 2019, Sirius Group reported an income tax expense (benefit) of $19.3 million on pre-tax income (loss) of $131.6 million. The effective tax rate for the six months ended June 30, 2019 was 14.5%, which was lower than the Swedish statutory rate of 21.4% primarily because of income recognized in jurisdictions with lower rates than Sweden.
In arriving at the effective tax rate for the six months ended June 30, 2020 and 2019, Sirius Group forecasted all income and expense items including the change in unrealized investment gains (losses) and realized investment gains (losses) for the years ending December 31, 2020 and 2019. Jurisdictions with a projected loss for the full year where no tax benefit can be recognized are excluded from the calculation of the estimated annual effective tax rate. In addition, jurisdictions were excluded in the calculation of the annual estimated effective tax rate if their inclusion would not provide a reliable estimate of such rate (more specifically, if small changes in the estimated annual income recognized in a jurisdiction would result in significant changes in the annual estimated effective tax rate).
The TCJA includes a new BEAT provision, which is essentially a minimum tax that is potentially applicable to certain otherwise deductible payments made by U.S. entities to non-U.S. affiliates, including cross-border interest payments and reinsurance premiums. The statutory BEAT rate is 10% in 2019-2025, and then rises to 12.5% in 2026 and thereafter. The TCJA also includes provisions for GILTI under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of certain foreign subsidiaries. Consistent with accounting guidance, Sirius Group will treat BEAT as an in period tax charge when incurred in future periods for which no deferred taxes need to be provided and has made an accounting policy election to treat GILTI taxes in a similar manner. No provision for income taxes related to BEAT or GILTI was recorded as of June 30, 2020 and December 31, 2019.
Sirius Group has capital and liquidity in many of its subsidiaries, some of which may reflect undistributed earnings. If such capital or liquidity were to be paid or distributed to Sirius or Sirius Group’s subsidiaries, as dividends or otherwise, they may be subject to income or withholding taxes. Sirius Group generally intends to operate, and manage its capital and liquidity, in a tax-efficient manner. However, the applicable tax laws in relevant countries are still evolving, including in response to guidance from the Organisation for Economic Cooperation and Development. Accordingly, such payments or earnings may be subject to income or withholding tax in jurisdictions where they are not currently taxed or at higher rates of tax than currently taxed, and the applicable tax authorities could attempt to apply income or withholding tax to past earnings or payments.
In April 2020, the European Court of Justice (the “ECJ”) published a decision disallowing the eligibility of an unrelated Gibraltar company for a European Union directive providing relief from withholding taxes on cross-border dividends. More generally, as a result of Brexit, it is projected that Gibraltar companies will cease to be eligible for European Union tax directives from January 1, 2021. Sirius has a subsidiary organized in Gibraltar which has been a party to cross-border transactions with affiliates. Sirius has assessed the tax consequences of these developments and concluded that they should not materially impact Sirius’s provision for income taxes.
Deferred tax asset, net of valuation allowance
Sirius Group’s net deferred tax liability, net of the valuation allowance as of June 30, 2020 is $28.2 million. Of the $28.2 million, $25.9 million relates to net deferred tax assets in U.S. subsidiaries, $137.9 million relates to net deferred tax assets in Luxembourg subsidiaries, $207.9 million relates to net deferred tax liabilities in Sweden subsidiaries, and $15.9 million relates to other net deferred tax asset.
Sirius Group records a valuation allowance against deferred tax assets if it becomes more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in income tax expense in the period of change. In determining whether or not a valuation allowance, or change therein, is warranted, Sirius Group considers factors such as prior earnings history, expected future earnings, carryback and carryforward periods and strategies that if executed would result in the realization of a deferred tax asset. It is possible that certain planning strategies or projected earnings in certain subsidiaries may not be feasible to utilize the entire deferred tax asset, which could result in material changes to Sirius Group’s deferred tax assets and tax expense.
Uncertain tax positions
Recognition of the benefit of a given tax position is based upon whether a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more likely than not recognition threshold, Sirius Group must presume that the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement.
As of June 30, 2020, the total reserve for unrecognized tax benefits is $45.9 million. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on permanent differences and interest and penalties are not needed, the reversal of $45.7 million of such reserves as of June 30, 2020 would be recorded as an income tax benefit and would impact the effective tax rate. If Sirius Group determines in the future that its reserves for unrecognized tax benefits on temporary differences are not needed, the reversal of $0.2 million of such reserves as of June 30, 2020 would not impact the effective tax rate due to deferred tax accounting but would accelerate the payment of cash to the taxing authority. Most of Sirius Group’s reserves for unrecognized tax benefits on permanent differences relate to interest deductions denied by the STA, as described further below.
The STA has denied deductions claimed by two of Sirius’s Swedish subsidiaries in certain tax years for interest paid on intra-group debt instruments. Sirius Group has challenged the STA’s denial in court based on the technical merits. In October 2018, one of the Swedish subsidiaries received an adverse decision from Sweden’s Administrative Court, which Sirius Group has appealed. Sirius Group has taken into account this and other relevant developments in applicable Swedish tax law and has established a reserve for this uncertain tax position. As of June 30, 2020, the total amount of such reserve was $45.0 million.
In connection with this matter, Sirius Group has also taken into account the SPA by which Sirius Group was sold to CMIG International in 2016 and has recorded an indemnification asset. Pursuant to the SPA, the seller agreed to indemnify the buyer and Sirius Group for, among other things, (1) any additional tax liability in excess of Sirius Group’s accounting for uncertain tax positions for tax periods prior to the sale of Sirius Group to CMIG International, and (2) an impairment in Sirius Group’s net deferred tax assets resulting from a final determination by a tax authority. While Sirius Group intends to continue challenging the STA’s denial based on the technical merits (including appealing the adverse court decision received in October 2018), the ultimate resolution of these tax disputes is uncertain and no assurance can be given that there will be no material changes to Sirius Group’s operating results or balance sheet in connection with these uncertain tax positions or the related indemnification.
With few exceptions, Sirius Group is no longer subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for years before 2015.
Note 12. Derivatives
Interest Rate Cap
Sirius Group entered into an Interest Rate Cap with two financial institutions where it paid an upfront premium and in return receives a series of quarterly payments based on the 3-month London Interbank Offered Rate at the time of payment. The Interest Rate Cap does not qualify for hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. The fair value of the interest rate cap has been estimated using a single broker quote and, accordingly, has been classified as a Level 3 measurement as of June 30, 2020 and December 31, 2019. Collateral held is recorded within short-term investments with an equal amount recognized as a liability to return collateral. Sirius Group’s liability to return that collateral is based on the amounts provided by the counterparties and investment earnings thereon. As at June 30, 2020 and December 31, 2019, Sirius Group held collateral balances of $0.2 million at the end of each period.
Foreign Currency Risk Derivatives
Sirius Group executes foreign currency forwards, call options, swaps, and futures to manage foreign currency exposure. The foreign currency risk derivatives are not designated or accounted for under hedge accounting. Changes in fair value are recognized as unrealized gains or losses and are presented within Net foreign exchange gains. The fair value of the swaps and forwards are estimated using a single broker quote and accordingly, classified as a Level 3 measurement. The fair value of the futures is widely available and have quoted prices in active markets and accordingly, were classified as a Level 1 measurement. Sirius Group did not provide or hold any collateral associated with the foreign currency risk derivatives.
Weather Derivatives
Sirius Group holds assets and assumes liabilities related to weather and weather contingent risk management products. Weather and weather contingent derivative contracts are entered into with the objective of generating profits in normal climatic conditions. Accordingly, Sirius Group’s weather and weather contingent derivatives are not designed to meet the criteria for hedge accounting under GAAP. Sirius Group receives payment of premium at the contract inception in exchange for bearing the risk of variations in a quantifiable weather index. Changes in fair value are recognized as unrealized gains or losses and are presented within Other revenue. The fair value of the weather derivatives was estimated using a broker quote.

Because of the significance of the unobservable inputs used to estimate the fair value of Sirius Group’s weather risk contracts, the fair value measurements of the contracts are deemed to be Level 3 measurements in the fair value hierarchy as of June 30, 2020 and December 31, 2019. Sirius Group does not provide or hold any collateral associated with the weather derivatives.
Equity Contracts
Sirius Group executes trades in equity futures contracts, call options, and put options to hedge against positions in Common equities. The equity contracts are not designated or accounted for under hedge accounting. Changes in fair value are presented within Net unrealized investment (losses) gains. The fair value of the equity contracts is widely available and have quoted prices in active markets and accordingly, were classified as a Level 1 measurement.
Equity Warrants
Sirius Group holds restricted equity warrants as part of its investment strategy. The equity warrants are not designated or accounted for under hedge accounting. Changes in fair value are presented within Net unrealized investment (losses) gains. The fair value of the equity warrants is estimated using a single broker quote and accordingly, classified as a Level 3 measurement. Sirius Group did not provide or hold any collateral associated with the equity warrants.
The following tables summarize information on the classification and amount of the fair value of derivatives not designated as hedging instruments within Sirius’s Consolidated Balance Sheets as at June 30, 2020 and December 31, 2019:
(Millions)	June 30, 2020			December 31, 2019
Derivatives not designated as hedging instruments	Notional Value	Asset derivative at fair value(1)	Liability derivative at fair value(2)	Notional Value	Asset derivative at fair value(1)	Liability derivative at fair value(2)
Interest rate cap	$250.0	$—	$—	$250.0	$—	$—
Foreign currency swaps	$40.0	$1.2	$—	$90.0	$—	$3.6
Foreign currency forwards	$215.2	$0.7	$—	$(30.0)	$2.7	$5.7
Weather derivatives	$54.1	$—	$1.0	$110.7	$7.0	$—
Equity futures contracts	$(2.8)	$—	$—	$34.5	$—	$—
Foreign currency futures contracts	$21.5	$—	$—	$—	$—	$—
Equity call options	$49.8	$3.2	$—	$—	$—	$—
Equity put options	$(2.4)	$—	$0.4	$31.0	$1.3	$0.2
Foreign currency call options	$50.6	$1.3	$—	$—	$—	$—
Equity warrants	$0.6	$0.6	$—	$0.4	$0.4	$—

(1)
Asset derivatives are classified within Other assets within Sirius’s Consolidated Balance Sheets at June 30, 2020 and December 31, 2019.

(2)
Liability derivatives are classified within Other liabilities within Sirius’s Consolidated Balance Sheets at June 30, 2020 and December 31, 2019.

The following table summarizes information on the classification and net impact on earnings, recognized in Sirius’s Consolidated Statements of (Loss) Income relating to derivatives during the three and six months ended June 30, 2020 and 2019:
(Millions)		For the three months ended June 30,		For the six months ended June 30,
Derivatives not designated as hedging instruments	Classification of gains (losses) recognized in earnings	2020	2019	2020	2019
Interest rate cap	Other revenues	$—	$(0.1)	$—	$(0.2)
Foreign currency swaps	Net foreign exchange (losses) gains	$(3.4)	$1.6	$2.6	$2.4
Foreign currency forwards	Net foreign exchange (losses) gains	$(1.0)	$(3.2)	$(0.5)	$(3.0)
Weather derivatives	Other revenues	$(1.0)	$0.6	$(21.4)	$(5.5)
Equity futures contracts	Net realized investment gains	$(0.3)	$(0.2)	$2.6	$(0.8)
Equity futures contracts	Net unrealized investment gains (losses)	$1.5	$—	$0.5	$(0.2)
Foreign currency futures contracts	Net foreign exchange (losses) gains	$(0.7)	$—	$(0.7)	$—
Equity put options	Net realized investment gains	$0.4	$—	$5.9	$—
Equity put options	Net unrealized investment gains (losses)	$0.9	$(0.1)	$1.4	$(0.5)
Foreign currency call options	Net foreign exchange (losses) gains	$(0.1)	$—	$(0.1)	$—
Equity warrants	Net unrealized investment gains (losses)	$(0.3)	$0.4	$0.2	$0.4
Note 13. Share-based compensation
Sirius Group’s compensation plans include grants for various types of share-based and non-share-based compensation awards to key employees and directors of Sirius Group. As of June 30, 2020, Sirius Group’s share-based compensation awards consist of PSUS, RSUs, restricted stock and options.
Sirius Group recognized $2.5 million and $3.4 million of compensation expense under the share-based awards during the three months ended June 30, 2020 and 2019, respectively. Sirius Group recognized $3.6 million of compensation expense under the share-based awards during both the six months ended June 30, 2020 and 2019. Sirius Group paid $0.3 million and $3.3 million to employees for share-based awards during the three and the six months ended June 30, 2020 and 2019, respectively.
The following tables present unrecognized compensation cost associated with unvested awards and weighted average period over which it is expected to be recognized:
	June 30, 2020
(Millions)	PSUs – IPO Incentive Awards	PSUs – 2019 Long Term Incentive (LTI)	RSUs	Stock Options	2018 Long Term Incentive Plan (LTIP)
Unrecognized compensation cost related to unvested awards	$2.1	$1.0	$8.0	$1.6	$0.2
Weighted average recognition period (years)	1.5 years	1.5 years	1.5 years	1.7 years	0.5 years
As of June 30, 2019, there were $31.8 million of unrecognized share-based compensation costs, which are expected to be recognized over two to three years.

The following table summarizes outstanding and changes in share-settled awards for the three and six months ended June 30, 2020:
	Number of Shares
Three months ended June 30, 2020	PSUs – IPO Incentive Awards	PSUs – 2019 LTI	RSUs	Stock Options	2018 Long Term Incentive Plan (LTIP)
Unvested, beginning of period	543,196	382,327	1,320,837	1,374,945	856,099
Granted	—	—	—	—	—
Vested	—	—	—	—	—
Forfeited	—	4,824	46,085	—	9,942
Unvested, end of period	543,196	377,503	1,274,752	1,374,945	846,157

	Number of Shares
Six months ended June 30, 2020	PSUs – IPO Incentive Awards	PSUs – 2019 LTI	RSUs	Stock Options	2018 Long Term Incentive Plan (LTIP)
Unvested, beginning of period	555,163	391,136	1,353,852	1,374,945	870,471
Granted	—	—	—	—	—
Vested	—	—	—	—	—
Forfeited	11,967	13,633	79,100	—	24,314
Unvested, end of period	543,196	377,503	1,274,752	1,374,945	846,157
For the three months ended June 30, 2019, Sirius Group granted members of the Board of Directors of Sirius 34,615 restricted shares. For the six months ended June 30, 2019, Sirius Group granted 401,311 PSUs, 1,411,714 RSUs, 1,374,944 stock options and 34,615 restricted shares. For the three and six months ended June 30, 2019, Sirius Group’s employees forfeited 14,335 PSUs and 46,052 RSUs.
Cash-Settled Awards
From time to time, Sirius may issue cash-settled awards to its employees. In February 2020, Sirius Group awarded long-term incentive compensation to certain employees of Sirius in the form of three-year, cliff-vested, phantom performance shares and phantom restricted shares that are payable in cash. Phantom performance shares compound through the end of the three-year award period based on the performance metrics during the period. The performance goals were determined by the Compensation Committee of the Board of Directors upon granting of awards. During the three and six months ended June 30, 2020, Sirius recognized an expense of $1.5 million and $3.1 million, respectively, related to this award.
In addition, in November 2019, Sirius Group issued retention awards to certain key employees of Sirius that vest and are paid in equal proportions on or prior to March 15, 2020 and on or prior to March 15, 2021, subject to continued employment on the applicable vesting date. In total the retention awards issued under this retention program were $13.8 million, of which, $6.9 million was paid on March 15, 2020. During the three and six months ended June 30, 2020, Sirius recognized an expense of $1.4 million and $7.7 million, respectively, in General and administrative expenses.
Note 14. Common shareholder’s equity, mezzanine equity, and non-controlling interests
Common shareholder’s equity
The authorized share capital of Sirius consists of 500,000,000 Common shares, $0.01 par value per share, and 100,000,000 Preference shares, $0.01 par value per share.

The following table presents changes in Sirius’s issued and outstanding Common shares for the three and six months ended June 30, 2020 and 2019, respectively:
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Common shares:
Shares issued and outstanding, beginning of period	115,299,341	115,262,303	115,299,341	115,151,251
Issuance of shares to directors and employees	—	34,615	—	145,667
Shares issued and outstanding, end of period	115,299,341	115,296,918	115,299,341	115,296,918
Dividends
Sirius did not pay dividends to common shareholders during the three and six months ended June 30, 2020 and 2019.
Mezzanine equity
Series B Preference Shares
Sirius Group has issued 11,901,670 of the 15,000,000 designated Series B preference shares, with a par value of $0.01 per share.
The Series B preference shares rank senior to common shares with respect to dividend rights, rights of liquidation, winding-up, or dissolution of Sirius and junior to all of Sirius’s existing and future policyholder obligations and debt obligations. Without the consent of the holders of the Series B preference shares, Sirius may not issue any class or series of shares that rank senior or pari passu with the Series B preference shares as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary liquidation, winding-up or dissolution of Sirius, if the aggregate gross proceeds from the issuance of all such senior or pari passu shares equals or exceeds $100 million.
Sirius adjusts the carrying value of the Series B preference shares to equal the redemption value at the end of each reporting period. At June 30, 2020 and December 31, 2019, the balance of the Series B preference shares was $206.2 million and $223.0 million, respectively.
Non-controlling interests
Non-controlling interests consist of the ownership interests of non-controlling shareholders in consolidated entities and are presented separately on the balance sheet. At June 30, 2020 and December 31, 2019, Sirius Group’s balance sheet included $2.5 million and $2.4 million, respectively, in non-controlling interests.
The following tables show the change in non-controlling interest for the three and six months ended June 30, 2020 and 2019:
(Millions)	For the three months ended June 30, 2020	For the three months ended June 30, 2019
Non-controlling interests, beginning of the period	$2.6	$2.2
Net income (loss) attributable to non-controlling interests	(0.2)	0.8
Other, net	0.1	—
Non-controlling interests, end of the period	$2.5	$3.0

(Millions)	For the six months ended June 30, 2020	For the six months ended June 30, 2019
Non-controlling interests, beginning of the period	$2.4	$1.7
Net income attributable to non-controlling interests	—	1.2
Other, net	0.1	0.1
Non-controlling interests, end of the period	$2.5	$3.0

Alstead Re
As of both June 30, 2020 and December 31, 2019, Sirius Group recorded non-controlling interest of $2.3 million in Alstead Re. (See Note 17.)
Note 15. Earnings per share
Basic earnings per share is computed by dividing net income available to Sirius Group common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) available to Sirius Group common shareholders on a diluted basis by the weighted-average number of common shares outstanding adjusted to give effect to potentially dilutive securities.
The Series B preference shares qualify as participating securities, which requires the application of the two-class method to compute both basic and diluted earnings per share. The two-class method is an earnings allocation formula that treats participating securities as having rights to earnings that would otherwise have been available to common shareholders. The Series B preference shares have no obligation to absorb losses of Sirius in periods of net loss.
The following table sets forth the computation of basic and diluted earnings per common share for the three and six months ended June 30, 2020 and 2019:

	For the three months ended June 30,		For the six months ended June 30,
(Millions, except share and per share information)	2020	2019	2020	2019
Basic earnings per share
Numerator:
Net income	$(7.2)	$8.2	$(128.5)	$112.3
Less: Income attributable to non-controlling interests	0.2	(0.8)	—	(1.2)
Less: Change in carrying value of Series B preference shares	(6.6)	(0.8)	16.8	(9.2)
Net income available for dividends out of undistributed earnings	$(13.6)	$6.6	$(111.7)	$101.9
Less: Earnings attributable to Series B preference shares	—	(0.6)	—	(9.5)
Net income available to Sirius Group common shareholders	$(13.6)	$6.0	$(111.7)	$92.4
Denominator:
Weighted average shares outstanding for basic earnings per share	115,278,176	115,243,685	115,269,720	115,212,772
Basic earnings per share	$(0.12)	$0.05	$(0.97)	$0.80
Diluted earnings per share
Numerator:
Net income available to Sirius Group common shareholders	$(13.6)	$6.0	$(111.7)	$92.4
Add: Change in carrying value of Series B preference shares	—	—	(16.8)	9.2
Net income available to Sirius Group common shareholders on a diluted basis	$(13.6)	$6.0	$(128.5)	$101.6
Denominator:
Weighted average shares outstanding for basic earnings per share	115,278,176	115,243,685	115,269,720	115,212,772
Add: Series B preference shares	—	—	11,901,670	11,901,670
Add: Unvested performance share units and restricted share units	—	552,682	—	427,960
Weighted average shares outstanding for diluted earnings per share(1)	115,278,176	115,796,367	127,171,390	127,542,402
Diluted earnings per share	$(0.12)	$0.05	$(1.01)	$0.80

(1)
For the three months ended June 30, 2020, there were a total of 27,825,191 potentially dilutive securities excluded from the calculation of Diluted earnings per share. For the three months ended June 30, 2019, there were 30,933,781 potentially dilutive securities excluded from the calculation of Diluted earnings per share. For the six months ended June 30, 2020, there were a total of 15,923,521 potentially dilutive securities excluded from the calculation of Diluted earnings per share. For the six months ended June 30, 2019, there were 19,156,833 potentially dilutive securities excluded from the calculation of Diluted earnings per share.

Note 16. Investments in unconsolidated entities
Sirius Group’s investments in unconsolidated entities are included within Other long-term investments and consist of investments in equity method eligible unconsolidated entities, which give Sirius Group the ability to exert significant influence over the investee’s operating and financial policies. Such investments may be accounted for under either the equity method or, alternatively, Sirius Group may elect to account for them under the fair value option.
The following table presents the components of Other long-term investments as of June 30, 2020 and December 31, 2019:
(Millions)	June 30, 2020	December 31, 2019
Equity method eligible unconsolidated entities, at fair value	$157.5	$151.9
Other unconsolidated investments, at fair value(1)	210.6	194.9
Total Other long-term investments(2)	$368.1	$346.8

(1)
Includes Other long-term investments that are not equity method eligible.

(2)
There were no investments accounted for using the equity method as of June 30, 2020 and December 31, 2019.

Equity method eligible unconsolidated entities, at fair value
Sirius Group has elected the fair value option to account for its equity method eligible investments accounted for as part of Other long-term investments for consistency of presentation with the rest of its investment portfolio. The following table presents Sirius Group’s investments in equity method eligible unconsolidated entities as of June 30, 2020 and December 31, 2019:
	Ownership interest as of
Investee	June 30, 2020	December 31, 2019	Instrument Held
BE Reinsurance Limited	24.9%	24.9%	Common shares
BioVentures Investors (Offshore) IV LP	73.0%	73.0%	Units
Camden Partners Strategic Fund V (Cayman), LP	39.4%	39.4%	Units
Diamond LS I LP	15.6%	16.0%	Units
Gateway Fund LP	22.9%	15.0%	Units
Monarch	12.8%	12.8%	Units
New Energy Capital Infrastructure Credit Fund LP	29.3%	30.5%	Units
New Energy Capital Infrastructure Offshore Credit Fund LP	29.3%	30.5%	Units
Pie Preferred Stock(1)	30.1%	30.1%	Preferred shares
Pie Series B Preferred Stock(1)	22.5%	22.4%	Preferred shares
Quintana Energy Partners	21.8%	21.8%	Units
Tuckerman Capital V LP	48.3%	48.3%	Units
Tuckerman Capital V Co-Investment I LP	48.2%	48.1%	Units

(1)
Sirius Group holds investments in several financing instruments of Pie Insurance Holdings, Inc.

Note 17. Variable interest entities
Sirius Group consolidates the results of operations and financial position of every VOE in which it has a controlling financial interest and VIEs in which it is considered to be the primary beneficiary. The consolidation assessment, including the determination as to whether an entity qualifies as a VOE or VIE, depends on the facts and circumstances surrounding each entity.
Sirius Group has determined that Alstead Re is a VIE for which Sirius Group is the primary beneficiary and is required to consolidate it. The following table presents Alstead Re’s assets and liabilities, as classified in the Consolidated Balance Sheets as of June 30, 2020 and December 31, 2019:

(Millions)	June 30, 2020	December 31, 2019
Assets:
Fixed maturity investments	$3.7	$3.9
Short-term investments	0.5	0.5
Cash	1.0	0.1
Total investments	5.2	4.5
Insurance and reinsurance premiums receivable	(0.6)	(0.3)
Funds held by ceding companies	2.3	3.4
Deferred acquisition costs	—	0.3
Other assets	—	—
Total assets	$6.9	$7.9
Liabilities
Loss and loss adjustment expense reserves	$0.4	$0.5
Unearned insurance and reinsurance premiums	—	0.6
Other liabilities	0.1	0.1
Total liabilities	$0.5	$1.2
Sirius Group is a passive investor in certain third-party-managed hedge and private equity funds, some of which are VIEs. Sirius Group is not involved in the design or establishment of these VIEs, nor does it actively participate in the management of the VIEs. The exposure to loss from these investments is limited to the carrying value of the investments at the balance sheet date.
Sirius Group calculates maximum exposure to loss to be (i) the amount invested in the debt or equity of the VIE, (ii) the notional amount of VIE assets or liabilities where Sirius Group has also provided credit protection to the VIE with the VIE as the referenced obligation, and (iii) other commitments and guarantees to the VIE. Sirius Group does not have any VIEs that it sponsors nor any VIEs where it has recourse to it or has provided a guarantee to the VIE interest holders.
The following table presents total assets of unconsolidated VIEs in which Sirius Group holds a variable interest, as well as the maximum exposure to loss associated with these VIEs:
		Maximum Exposure to Loss
(Millions)	Total VIE Assets	On-Balance Sheet	Off-Balance Sheet	Total
June 30, 2020
Other long-term investments(1)	$261.1	$107.8	$8.3	$116.1
Total at June 30, 2020	$261.1	$107.8	$8.3	$116.1
December 31, 2019
Other long-term investments(1)	$257.8	$102.6	$16.3	$118.9
Total at December 31, 2019	$257.8	$102.6	$16.3	$118.9

(1)
Comprised primarily of hedge funds and private equity funds.

Note 18. Transactions with related parties
(Re)insurance contracts
In the normal course of business, Sirius Group enters into insurance and reinsurance contracts with certain of its insurance and MGU affiliates, or their subsidiaries. During the three and six months ended June 30, 2020, these contracts resulted in gross written premiums of $26.8 million and $68.1 million, respectively. During the three and six months ended June 30, 2019, these contracts resulted in gross written premiums of $24.9 million and $49.0 million, respectively. As of June 30, 2020 and December 31, 2019, Sirius Group had total receivables due from affiliates of $31.6 million and $16.1 million, respectively. As of both June 30, 2020 and December 31, 2019, Sirius Group had total payables due to affiliates of $0.9 million.
Transaction Matters Letter Agreement
On August 10, 2020, Sirius paid $1.9 million for certain legal expenses incurred by CM Bermuda, a Bermuda exempted company and majority shareholder of Sirius Group and CMIG International in connection with the Transaction Matters Agreement. (See Note 20.)
Series B preference shareholders expense reimbursement agreement
On March 27, 2020, Sirius entered into the Agreement with each of the holders of the Series B preference shares. Pursuant to the Agreement, Sirius agreed to reimburse each of the holders of the Series B preference shares for all reasonable and documented out-of-pocket expenses incurred by them in connection with pursuing a Potential Transaction involving Sirius or one or more of its subsidiaries on or after January 8, 2020 up to $250,000 for each holder of Series B preference shares together with its affiliates and $1,000,000 in the aggregate with any reimbursement above such amounts requiring the written consent of Sirius (but excluding any expenses incurred in connection with the evaluation or enforcement of any rights or obligations of the holders of the Series B preference shares or Sirius relating to the preference shares in Sirius held by such Series B preference shareholders). In addition, Sirius agreed to reimburse the holders of the Series B preference shares for any and all reasonable and documented out-of-pocket attorneys’ fees or other fees payable to third party advisors up to $500,000 in the aggregate to the extent arising out of any litigation, dispute, arbitration or other proceeding commencing after the date of the Agreement that is not brought or commenced by a holder of the Series B preference shares and involves Sirius, such Series B preference shareholder’s investment in Sirius or a Potential Transaction. As of the end of the second quarter 2020, no payments have been requested or made under the Agreement.
Other
Meyer “Sandy” Frucher is Sirius’s Chairman of the Board of Directors and was also Vice Chairman of NASDAQ until December 2019. On January 1, 2020, Mr. Frucher concluded his tenure as Vice Chairman of NASDAQ and assumed the role of Strategic Advisor to NASDAQ. Sirius is traded on the Nasdaq Global Select Market and has business transactions that are related to its listing on the exchange under the normal course of business. (See Note 3.)
Note 19. Commitments and contingencies
Legal Proceedings
Sirius Group, and the insurance and reinsurance industry in general, are routinely subject to claims related litigation and arbitration in the normal course of business, as well as litigation and arbitration that do not arise from, or are directly related to, claims activity. Sirius Group’s estimates of the costs of settling matters routinely encountered in claims activity are reflected in the reserves for unpaid loss and LAE. (See Note 5.)
Sirius Group considers the requirements of ASC 450, Contingencies (“ASC 450”), when evaluating its exposure to non-claims related litigation and arbitration. ASC 450 requires that accruals be established for litigation and arbitration if it is probable that a loss has been incurred and it can be reasonably estimated. ASC 450 also requires that litigation and arbitration be disclosed if it is probable that a loss has been incurred or if there is a reasonable possibility that a loss may have been incurred. Management has considered all pending and/or threatened non-claims related litigation and has not identified any matters triggering disclosure under ASC 450.
Leases
Sirius Group leases office space and equipment under various noncancelable operating lease agreements. The average life of the office leases is 7 years and the equipment leases is 3 years.

During the three and six months ended June 30, 2020, Sirius Group recognized operating lease expense of $2.9 million and $6.0 million, respectively, including property taxes and routine maintenance expense as well as rental expenses related to short term leases. During the three and six months ended June 30, 2019, Sirius Group recognized operating lease expense of $3.2 million and $5.8 million, respectively, including property taxes and routine maintenance expense as well as rental expenses related to short term leases.
As of June 30, 2020 and December 31, 2019, Sirius Group had $28.8 million and $27.4 million of operating lease right-of-use assets, respectively, included in Other assets. As of June 30, 2020 and December 31, 2019, Sirius Group had $30.5 million and $29.3 million of operating lease liability, respectively, included in Other liabilities.
The following table presents the lease balances within the Consolidated Balance Sheets as of June 30, 2020 and December 31, 2019:
(millions)	Balance Sheet Classification	June 30, 2020	December 31, 2019
Operating lease right-of-use assets	Other assets	$28.8	$27.4
Current lease liabilities	Other liabilities	$9.1	$8.3
Non-current lease liabilities	Other liabilities	$21.4	$21.0
The following table presents weighted average remaining lease term and weighted average discount rate as of June 30, 2020:
Weighted average lease term (years) as at June 30, 2020
Leased offices	7 years
Leased equipment	3 years
Weighted average discount rate:
Leased offices	3.3%
Leased equipment	3.4%
The following table presents future annual minimum rental payments required under non-cancellable leases and the present value discount to arrive at total lease liability as of June 30, 2020:
(Millions)	Future Payments
2020	$4.5
2021	9.6
2022	9.4
2023	5.6
2024	2.3
2025 and after	1.1
Total future annual minimum rental payments as of June 30, 2020	32.5
Less: present value discount	(2.0)
Total lease liability as of June 30, 2020	$30.5
As of June 30, 2020, Sirius’s future operating lease obligations that have not yet commenced are immaterial.
Note 20. Subsequent Events
Merger Agreement with Third Point Reinsurance, Ltd.
On August 6, 2020, Sirius announced that it had entered into the merger agreement, by and among Sirius, TPRE and Merger Sub. The merger agreement provides, among other things, that, upon the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, Merger Sub will merge with and into Sirius, with Sirius surviving as a wholly owned subsidiary of TPRE. The merger agreement, the Statutory Merger Agreement, and the consummation of the Transactions, have been unanimously approved by the board of directors of each of Sirius and TPRE. The consummation of the merger is expected to occur during the first quarter of 2021, subject to the satisfaction or waiver of applicable closing conditions.
Under the terms of the merger agreement, as of the Effective Time, each Sirius share will be converted into the right to receive, at the election of the holder thereof, (i) the cash election, or (ii) (A) 0.743 TPRE Common Shares and (B) one CVR, which will represent the right to receive a contingent cash payment, and which, taken together with the fraction of the TPRE Common Share received, guarantee that on the second anniversary of the closing date of the Merger, the electing shareholder will have received the Share & CVR Election, or (iii) (A) $0.905 in cash, (B) a number of TPRE Common Shares equal to the Mixed Election Common Shares Exchange Ratio (as such term is defined in the merger agreement), (C) a number of newly issued Series A preference shares of TPRE (“TPRE Preference Shares”) equal to the Mixed Election Preference Shares Exchange Ratio (as such term is defined in the merger agreement), (D) 0.190 of a Warrant and (E) $0.905 aggregate principal amount of an Upside Right issued by TPRE. Elections must be made no later than ten (10) Business Days (as defined in the merger agreement) prior to the closing of the Transactions. Pursuant to the CM Bermuda voting agreement, CM Bermuda, whose parent company is CMIG International, has agreed to make the mixed election. Holders of Sirius shares who do not make an election will be deemed to have made the Share & CVR Election. No fractional TPRE Common Shares or TPRE Preference Shares will be issued in the merger, and holders of Sirius shares will receive cash in lieu of any fractional TPRE Common Shares or TPRE Preference Shares. Dissenting Sirius shareholders will be entitled to exercise appraisal rights under Bermuda law.
The consummation of the merger is subject to the satisfaction or waiver of certain conditions, including, among others, (i) the affirmative vote in favor of the approval of the merger agreement, the merger and the statutory merger agreement by the holders of a majority of the voting power of Sirius Shares and Sirius’s Series B preference shares, voting together as a single class, that are present (in person or by proxy) at Sirius shareholder meeting called for such purpose, (ii) the affirmative vote in favor of the share issuance proposal by the holders of at least a majority of the voting power of TPRE Common Shares that are present (in person or by proxy) at the TPRE shareholder meeting called for such purpose, (iii) the expiration or termination of any applicable waiting period (together with any extensions thereof) under the HSR Act and any other applicable antitrust laws, (iv) the receipt of certain approvals under applicable insurance laws, (v) the absence of any effective order issued by any governmental authority or court of competent jurisdiction or other legal restraint prohibiting or preventing the consummation of the merger, (vi) in the case of each party’s obligation to effect the merger, the absence of a material adverse effect with respect to the other party and its subsidiaries, taken as a whole, since the date of the merger agreement, (vii) in the case of each party’s obligation to effect the merger, subject to certain materiality exceptions, the accuracy of the representations and warranties made by the other party, and compliance by the other party in all material respects with such party’s respective obligations under the merger agreement and (viii) other customary closing conditions.
The merger agreement did not impact Sirius’s consolidated financial statements as of and for the year ended December 31, 2019.
Transaction Matters Agreement
On August 6, 2020, CM Bermuda, Sirius, TPRE and CMIG International entered into a Transaction Matters Letter Agreement (the “Transaction Matters Agreement”), pursuant to which, among other things and subject to the terms and conditions thereof, Sirius has agreed to pay for and reimburse CMIG International and CM Bermuda for certain legal expenses incurred by CMIG International and CM Bermuda in connection with the Transactions and the related sales process or other discussions between CMIG International, CM Bermuda and Sirius occurring on or after March 6, 2020, and TPRE has agreed to assume such remaining payment obligations of Sirius following the closing of the merger. TPRE has also agreed to pay for the fees and expenses payable by CMIG International and CM Bermuda to its financial advisor, Goldman Sachs (Asia) L.L.C., relating to the Transactions. Under the terms of the Transaction

Matters Agreement, Sirius is not permitted to terminate or threaten to terminate the merger agreement following a change by the TPRE board of directors of its recommendation to TPRE’s shareholders in favor of the share issuance proposal without the prior written consent of CM Bermuda and CMIG International. On August 10, 2020, Sirius paid $1.9 million for certain legal expenses incurred by CM Bermuda and CMIG International in connection with the Transaction Matters Letter Agreement.

 Exhibit 2.1
Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
By and Among
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.,
THIRD POINT REINSURANCE LTD.
and
YOGA MERGER SUB LIMITED
Dated as of August 6, 2020

A-i

A-ii

Exhibit A
Statutory Merger Agreement

Exhibit B
Form of Memorandum of Association of the Surviving Company

Exhibit C
Form of CVR Agreement

Exhibit D
Form of Parent Certificate of Designation

Exhibit E
Form of Parent Warrant Agreement

Exhibit F
Form of Upside Right

Exhibit G
Form of Investor Rights Agreement

Exhibit H
Form of Registration Rights Agreement

Exhibit I
Form of Waiver Agreement

Schedule 5.21
Parent Board

Schedule 6.01(b)
Governmental Approvals

Schedule 8.11(a)
Independent Shareholder Representatives

Schedule 8.11(b)
Original SRC Members

A-iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 6, 2020, among Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (the “Company”), Third Point Reinsurance Ltd., a Bermuda exempted company limited by shares (“Parent”), and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned Subsidiary of Parent (“Merger Sub”).
WHEREAS the Board of Directors of each of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have (i) unanimously by those voting approved (x) the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be a wholly owned Subsidiary of Parent, (y) this Agreement and (z) the Statutory Merger Agreement, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, are in the best interests of and fair to Parent or Merger Sub, as applicable, (iii) resolved to recommend the approval by the holders of the Parent Shares of the issuance of the Parent Shares pursuant to the terms and conditions of this Agreement and (iv) declared the advisability of this Agreement, the Statutory Merger Agreement and the Transactions;
WHEREAS the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, are in the best interests of and fair to the Company, (iii) approved the Merger, this Agreement and the Statutory Merger Agreement and (iv) resolved to recommend the approval of the Merger, the Statutory Merger Agreement and this Agreement to the holders of Company Shares;
WHEREAS Parent, as the sole shareholder of Merger Sub, shall approve this Agreement immediately following the execution of this Agreement;
WHEREAS concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent, the Company and one of the Company’s shareholders (the “Existing Shareholder”) are entering into an agreement (the “Company Voting Agreement”), pursuant to which the Existing Shareholder has agreed, subject to the terms and conditions set forth in the Company Voting Agreement, to vote or cause to be voted any Company Shares beneficially owned by it in favor of the Merger, approving this Agreement and the Statutory Merger Agreement and any other actions contemplated hereby and thereby in respect of which approval of holders of Company Shares is requested;
WHEREAS concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent, the Company and certain of Parent’s shareholders (the “Parent Shareholders”) are entering into an agreement (the “Parent Voting Agreement”), pursuant to which the Parent Shareholders have agreed, subject to the terms and conditions set forth in the Parent Voting Agreement, to vote or cause to be voted any Parent Shares beneficially owned by them in favor of the Merger, approving this Agreement and the Statutory Merger Agreement and any other actions contemplated hereby and thereby in respect of which approval of holders of Parent Shares in requested;
WHEREAS concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Exiting Shareholder to enter into this Agreement, Parent, the Company, the Existing Shareholder and the parent of the Existing Shareholder are entering into an agreement (the “Transaction Matters Agreement”), pursuant to which the Company and Parent have made certain commitments regarding, among other things, reimbursement of legal expenses;
WHEREAS concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and Third Point LLC are entering into an investment management agreement (the “Investment Management Agreement”) to be effective at the Closing; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
ARTICLE I
The Merger
SECTION 1.01.    Merger.   On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (such surviving company, the “Surviving Company”).
SECTION 1.02.   Merger Effective Time.   On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub shall (a) concurrently with the Closing, execute and deliver the Statutory Merger Agreement, (b) prior to or concurrently with the Closing, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar at the time and date shown on the Certificate of Merger. The Company, Parent and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective time of the Merger shall be 10:00 a.m., Bermuda time (or such other time mutually agreed upon by the Company and Parent) on the Closing Date (such time, the “Effective Time”).
SECTION 1.03.   Effects of Merger.   From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Statutory Merger Agreement and Section 109(2) of the Bermuda Companies Act.
SECTION 1.04.   Memorandum of Association and Bye-Laws of the Surviving Company.   The memorandum of association of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the memorandum of association of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. The bye-laws of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to be in the form of the bye-laws of Merger Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company (in each case, subject to Section 5.09).
SECTION 1.05.   Board of Directors and Officers of Surviving Company.   The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the bye-laws of the Surviving Company. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the bye-laws of the Surviving Company.
SECTION 1.06.   Closing.   The closing (the “Closing”) of the Merger and the other Transactions shall take place at the offices of Conyers Dill & Pearman Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda at 10:00 a.m., Bermuda time, on a date to be specified by the Company and Parent, which date shall be as soon as reasonably practicable (but in any event no later than the third (3rd) Business Day) following the satisfaction or (to the extent permitted herein and by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted herein and by applicable Law) waiver of those conditions at such time), or at such other place, time and date as shall be agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
ARTICLE II
Effect on the Share Capital of the Constituent Entities; Payment of Consideration
SECTION 2.01.   Effect of Merger on the Share Capital of Merger Sub and the Company.   At the Effective Time, by virtue of the occurrence of the Merger, and without any action on the part of the Company, Parent, Merger Sub or any holder of any common shares, par value $0.01 per share, of the Company (“Company Shares”) or Series B preference shares, par value $0.01 per share, of the Company (“Company Preference Shares”) or any shares, par value $1.00 per share, of Merger Sub (“Merger Sub Shares”):
(a)   Share Capital of Merger Sub.   Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Surviving Company (the “Surviving Company Shares”), and such converted shares shall constitute the only issued and outstanding shares of the Surviving Company. The Surviving Company Shares shall constitute the only class of authorized share capital of the Surviving Company.
(b)   Cancelation of Treasury Shares and Parent-Owned Shares; Treatment of Shares Held by Company Subsidiaries.   All Company Shares that are owned by the Company as treasury shares and any Company Shares issued and outstanding immediately prior to the Effective Time and owned by the Company, Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time (in each case, other than those held on behalf of any third party) shall automatically be canceled and shall cease to exist and be outstanding, and no consideration shall be delivered in exchange therefor.
(c)   Conversion of Company Shares.
(i)   Subject to Sections 2.01(b), 2.06 and 2.07, each Company Share, including each Company Share subject to a Company Restricted Share Award, that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and converted into, and shall thereafter represent the right to receive, the following consideration, in each case, without interest:
(A)   Each Company Share with respect to which an election to receive only cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.03 (each, a “Cash Electing Company Share”) shall be converted into the right to receive $9.50 in cash.
(B)   Each Company Share with respect to which an election to receive a combination of Parent Shares and CVR consideration (a “Share & CVR Election”) has been effectively made and not revoked or lost pursuant to Section 2.03 (each, a “Share & CVR Electing Company Share”) and each Non-Electing Company Share shall be converted into the right to receive the combination of (1) subject to adjustment in accordance with Section 2.07, 0.743 of a share of duly authorized, validly issued, fully paid and non-assessable Parent Shares (such fraction of a Parent Share, the “Share & CVR Election Exchange Ratio”) and (2) one (1) contractual contingent value right (each, a “CVR”), which shall represent the right to receive a contingent cash payment as set forth in, and subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement substantially in the form attached hereto as Exhibit C, but subject to the review and comment of the Rights Agent (the “CVR Agreement”), to be entered into by and between Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”), if any, at the times provided for in the CVR Agreement.
(C)   Each Company Share with respect to which an election to receive a combination of cash, Parent Shares, Merger Consideration Preference Shares, Merger Consideration Warrants and Upside Rights (a “Mixed Election”) has been effectively made and not revoked or lost pursuant to Section 2.03 shall be converted into the right to receive the combination of (1) $0.905 in cash, (2) a number of duly authorized, validly issued, fully paid and non-assessable Parent Shares, subject to adjustment in accordance with Section 2.07, equal to the Mixed Election Common Shares Exchange Ratio, (3) subject to adjustment in accordance with Section 2.07, a number of duly authorized, validly issued, fully paid and non-assessable Series A preference shares, par value $0.10 per share, of Parent (the “Merger Consideration Preference Shares”), having the terms and conditions set forth in the certificate of designation of Parent substantially in the form attached hereto as Exhibit D (the “Parent Certificate of Designation”) equal to the Mixed Election Preference Shares Exchange Ratio, (4) subject to adjustment in accordance with Section 2.07, 0.190 of a warrant (each, a “Merger Consideration Warrant”) in the form of and subject to and in accordance with the terms and conditions of the warrant agreement substantially in the form attached hereto as Exhibit E, but subject to the review and comment of the Paying Agent (the “Parent Warrant Agreement”) to be entered into by and between Parent and the Paying Agent and (5) $0.905 aggregate principal amount of a right issued by Parent (collectively, the “Upside Rights”) in the form of and subject to and in accordance with the terms and conditions of the form of Upside Right (the “Upside Right Instrument”) substantially in the form attached hereto as Exhibit F, but subject to the review and comment of the Rights Agent; provided that an Upside Right may be issued in an applicable aggregate principal amount to any holder of Company Shares making a Mixed Election.
(ii)   The consideration payable pursuant to this Section 2.01(c), together with cash in lieu of fractional Parent Shares and Merger Consideration Preference Shares, as the case may be, as contemplated by Section 2.2(e), is collectively referred to herein, as the “Merger Consideration.”
(iii)   Subject to Section 2.06, as of the Effective Time, all Company Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time evidenced any Company Shares (each, a “Certificate”) or uncertificated Company Shares represented by book entry immediately prior to the Effective Time (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in respect of the Company Shares represented by such Certificate or Book-Entry Share, as applicable, to be paid in consideration therefor, in accordance with Section 2.02(b), and the right to receive dividends and other distributions in accordance with Section 2.02(f), in each case, without interest.
SECTION 2.02.   Exchange Fund.
(a)   Paying Agent.   Not less than thirty (30) days prior to the anticipated Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) in connection with the payment and delivery of the aggregate Merger Consideration payable to holders of Company Shares in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent on or prior to the Closing Date in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent (i) a number of Parent Shares represented by book entry sufficient to pay the full number of Parent Shares issuable pursuant to Section 2.01 in exchange for outstanding Company Shares based on a good faith estimate thereof, (ii) a number of Merger Consideration Preference Shares represented by book entry sufficient to pay the full number of Merger Consideration Preference Shares issuable pursuant to Section 2.01 in exchange for outstanding Company Shares based on a good faith estimate thereof, (iii) a number of Merger Consideration Warrants represented by book entry sufficient to pay the full number of Merger Consideration Warrants issuable pursuant to Section 2.01 in exchange for outstanding Company Shares based on a good faith estimate thereof and (iv) an amount in cash sufficient to pay the aggregate cash portion of the Merger Consideration payable to holders of Company Shares, assuming that there will not be any fractional Parent Shares or Merger Consideration Preference Shares (such shares, warrants and cash described in the foregoing clauses (i) through (iv), and the shares, warrants and cash referred to in the following two sentences, being hereinafter referred to as the “Exchange Fund”). From time to time as necessary, Parent shall promptly deposit, or cause to be deposited with the Paying Agent, additional cash sufficient to pay the aggregate cash payable in lieu of fractional Parent Shares and Merger Consideration Preference Shares to holders of Company Shares pursuant to Section 2.02(e) and any dividends or other distributions payable to holders of Company Shares pursuant to Section 2.02(f) and Section 2.02(h). In the event that the Exchange Fund shall at any time be insufficient to make the payments contemplated by this Section 2.02, Parent shall promptly deposit, or cause to be deposited, additional cash, Parent Shares, Merger Consideration Preference Shares and Merger Consideration Warrants with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Company Shares that are entitled to receive the Merger Consideration. Pending its disbursement in accordance with this Section 2.02, any cash included in the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (A) short-term direct obligations of the United States of America, (B) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (C) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (D) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion; provided that no investment of such deposited funds shall relieve Parent, the Surviving Company or the Paying Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent, to be held in trust by the Paying Agent for the benefit of the holders of Company Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this Article II. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any former holder of Company Shares to receive the Merger Consideration as provided herein. The Exchange Fund shall not be used for any purpose other than the payment to holders of Company Shares of the Merger Consideration and of any dividends and other distributions payable pursuant to Section 2.02(f) and Section 2.02(h).
(b)   Letter of Transmittal; Exchange of Company Shares.   As soon as practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), the Surviving Company or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Company Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement (other than a holder of Dissenting Shares or any holder of a Certificate who properly made and did not revoke a Mixed Election, a Cash Election or a Share & CVR Election) a form of letter of transmittal (which shall (i) specify that delivery of a Certificate shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Paying Agent and (ii) be in such form and have such other customary provisions as the Surviving Company may specify, subject to the Company’s reasonable approval (to be obtained prior to the Effective Time)), together with instructions thereto, setting forth, among other things, the procedures by which holders of Certificates may effect the surrender of the Certificates in exchange for payment of the Merger Consideration and any dividends or other distributions to which they are entitled pursuant to this Article II. Each holder of a Certificate who properly made and did not revoke a Mixed Election, a Cash Election or a Share & CVR Election pursuant to Section 2.01(c) shall be entitled to receive in exchange therefor the applicable Merger Consideration in accordance with Section 2.01(c) for each Company Share formerly represented by such Certificate, and cash in lieu of fractional Parent Shares or Merger Consideration Preference Shares, as the case may be, as set forth in Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(c)) representing Non-Electing Company Shares for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the number of whole Parent Shares (which shall be in non-certificated book-entry form) and CVRs which the aggregate number of Company Shares previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive and cash in lieu of fractional Parent Shares as set forth in Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to CVRs, Merger Consideration Preference Shares, Merger Consideration Warrants or Upside Rights) is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be accompanied by all documents evidencing transfer to such Person and (y) the Person requesting such payment shall have established to the reasonable satisfaction of the Surviving Company that any transfer, stamp or other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder either has been paid or is not applicable. Notwithstanding anything herein to the contrary, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant hereto. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically, upon the delivery of a Form of Election (and, in the case of Book-Entry Shares held via a depository, upon receipt by the Paying Agent of any customary transmission or materials required by the Paying Agent), be entitled to receive the Merger Consideration. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. Until satisfaction of the applicable procedures contemplated by this Section 2.02 and subject to Section 2.06, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions pertaining to Company Shares formerly represented by such Certificate or Book-Entry Share as contemplated by Section 2.02(f). No interest shall be paid or shall accrue on the cash payable with respect to Company Shares pursuant to this Article II. For Federal, State and local income Tax purposes, Parent shall be treated as owning the Exchange Fund and all income and loss related thereto, and no party shall file any tax return inconsistent with such treatment, unless otherwise required by a determination (as defined in Section 1313 of the Code) and any other applicable State and local tax Law.
(c)   Lost, Stolen or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent or the Surviving Company shall pay, or cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration and any dividends or other distributions to be paid in respect of Company Shares formerly represented by such Certificate as contemplated by this Article II.
(d)   Termination of Exchange Fund.   At any time following the first anniversary of the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that had been delivered to the Paying Agent and which has not been disbursed to former holders of Company Shares, and thereafter such former holders shall be entitled to look only to Parent and the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claims of the Merger Consideration and any dividends or other distributions pertaining to their former Company Shares that such former holders have the right to receive pursuant to the provisions of Section 2.02(f). Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(e)   No Fractional Shares.   Notwithstanding any provision of this Agreement to the contrary, no fraction of a Parent Share or Merger Consideration Preference Share may be issued in connection with the Merger and no dividends or other distributions with respect to Parent Shares or Merger Consideration Preference Shares shall be payable on or with respect to any such fractional share and no such fractional share will entitle the owner thereof to vote or to any rights of a shareholder of Parent or the Surviving Company. In lieu of the issuance of any such fractional Parent Share or Merger Consideration Preference Share, as the case may be, any holder of Company Shares or Company Awards who would otherwise have been entitled to a fraction of a Parent Share or Merger Consideration Preference Share shall be paid cash, without interest, in an amount equal to the product of (i) the fractional interest in a Parent Share or Merger Consideration Preference Share, as the case may be, to which such holder would otherwise be entitled under this Article II but for this Section 2.02(e) multiplied by (ii) the applicable Measurement Price.
(f)   Distributions with Respect to Unexchanged Shares.   No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Parent Shares that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate or Book-Entry Share shall surrender such Certificate, or (in the case of a Book-Entry Share) deliver a Form of Election (and, in the case of Book-Entry Shares held via a depository, the Paying Agent shall have received any customary transmission or materials required by the Paying Agent), in accordance with this Article II. Subject to any applicable state, federal or other abandoned property, escheat or similar Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) at the time of such surrender or delivery, as the case may be, in addition to all other amounts to which such holder is entitled under this Article II, the amount of dividends or other distributions payable with respect to the number of Parent Shares that such holder is entitled to pursuant to this Article II (rounded down to the nearest whole Parent Share) with a record date after the Effective Time and paid with respect to Parent Shares prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender or delivery, as the case may be, and a payment date subsequent to such surrender or delivery, as the case may be, payable with respect to such whole shares of Parent Shares that such holder is entitled to pursuant to this Article II.
(g)   No Liability.   Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any Parent Shares, Merger Consideration Preference Shares, Merger Consideration Warrants, CVRs (or, in each case, dividends or distributions with respect thereto) or cash from the Exchange Fund or provided by the Rights Agent, as applicable, to the extent delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.
(h)   Transfer Books; No Further Ownership Rights in Company Shares.   The Merger Consideration paid and any payments, if any, made pursuant to Section 2.02(f) in respect of each Company Share in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares previously represented by such Certificates or Book-Entry Shares, subject, however, to (i) Section 2.06 and (ii) the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on Company Shares not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Shares formerly represented by Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such underlying Company Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.
(i)   Withholding Taxes.   Parent, the Company, the Surviving Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement and any Redemption Price under Section 2.04 such amounts as are required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of other applicable Tax Law. Parent shall notify the Company at least five (5) Business Days prior to the Closing (or, if such time is unreasonable under the circumstances, as soon as practicable thereafter) of any Tax that Parent, Merger Sub or the Paying Agent intends to withhold. Parent, Merger Sub and the Company shall cooperate to reduce or eliminate any withholding tax, and shall each provide to the other party any forms it is eligible to provide to reduce or eliminate such withholding tax. To the extent amounts are so deducted or withheld by Parent, Merger Sub or the Paying Agent, Parent shall promptly remit (or cause to be remitted) such deduction or withholding to the appropriate Governmental Authority and shall promptly provide the Person in respect of which such deduction and withholding was made with the appropriate documentation for such payments. To the extent amounts of Tax are deducted or withheld and paid over to the appropriate Governmental Authority, the deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
SECTION 2.03.   Company Election Procedures.
(a)   Each Person who, on or prior to the Election Deadline, is a record holder of Company Shares (which shall include, for purposes of this Section 2.03 and as contemplated by Section 2.04(b), any holder of Private Warrants who shall exercise such Private Warrants for Company Shares), other than Dissenting

Shares and Company Shares to be cancelled in accordance with Section 2.01(b), shall be entitled to specify the number of such holder’s Company Shares with respect to which such holder makes a Cash Election, a Share & CVR Election or a Mixed Election in accordance with the terms hereof.
(b)   Parent shall prepare and file as an exhibit to the registration statement on Form S-4 pursuant to which each of the Parent Shares, CVRs, Merger Consideration Preference Shares, Merger Consideration Warrants and Upside Rights issued as the Merger Share Consideration will be registered under the Securities Act (the “Registration Statement”) a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon proper delivery of the Form of Election and any Certificates to the Paying Agent. The Company shall mail the Form of Election with the proxy statement relating to the Company Shareholders Meeting (such proxy statement, together with the proxy statement relating to the Parent Shareholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) to all Persons who are record holders of Company Shares as of the record date for the Company Shareholders Meeting. The Form of Election shall be used by each record holder of Company Shares (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make a Cash Election, a Share & CVR Election or a Mixed Election. In the event that a holder fails to make a Cash Election, a Share & CVR Election or a Mixed Election with respect to any Company Shares held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Share & CVR Election with respect to those Company Shares (each such Company Share, a “Non-Electing Company Share”). The Company shall use its reasonable best efforts to make the Form of Election available to all Persons who become record holders of Company Shares during the period between the record date for the Company Shareholder Meeting and the Election Deadline.
(c)   Any such holder’s election shall have been properly made only if the Paying Agent shall have received at its designated office by 5:00 p.m., Bermuda time, on the date that is ten (10) Business Days preceding the Closing Date (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the Company Shares represented by Certificates to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act)) provided that such Certificates are in fact delivered to the Paying Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Book-Entry Shares, any documents required by the procedures set forth in the Form of Election. After a Cash Election, a Share & CVR Election or a Mixed Election is validly made with respect to any Company Shares, no further registration of transfers of such Company Shares shall be made on the stock transfer books of the Company, unless and until such Cash Election, Share & CVR Election or Mixed Election is properly revoked.
(d)   Parent and the Company shall publicly announce the anticipated Election Deadline at least three (3) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall, as promptly as reasonably practicable, announce any such delay and, when determined, the rescheduled Election Deadline.
(e)   Any Cash Election, Share & CVR Election or Mixed Election may be revoked with respect to all or a portion of the Company Shares subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Paying Agent prior to the Election Deadline. All Cash Elections, Share & CVR Elections and Mixed Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Mixed Election is revoked, the Company Shares as to which such election previously applied shall be treated as Share & CVR Electing Shares in accordance with Section 2.01(c)(i)(B) unless a contrary election is submitted by the holder prior to the Election Deadline. Certificates will not be returned to holders unless the holder so requests.
(f)   The determination of the Paying Agent (or the joint determination of Parent and the Company, in the event that the Paying Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections, Share & CVR Elections or Mixed Elections shall have been properly made or revoked pursuant to this Section 2.03 and as to when Cash Elections, Share & CVR Elections, Mixed

Elections and revocations were received by the Paying Agent. The Paying Agent (or Parent and the Company jointly, in the event that the Paying Agent declines to make the following computation) shall also make all computations contemplated by Section 2.01(c), and absent manifest error, such computation shall be conclusive and binding. The Paying Agent may, with the written agreement of Parent (subject to the consent of the Company, not to be unreasonably withheld, conditioned or delayed), make any rules as are consistent with this Section 2.03 for the implementation of the Cash Elections, Share & CVR Elections and Mixed Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections, Share & CVR Elections and Mixed Elections.
SECTION 2.04.   Redemption of Company Preference Shares; Treatment of Warrants.
(a)   At the Closing, Parent shall pay or cause to be paid to each of the holders of Company Preference Shares, by wire transfer of same-day funds, the Redemption Price (as such term is defined in the Company Certificate of Designation) to which such holder is entitled in accordance with the Company Certificate of Designation. The Company shall use its reasonable best efforts to provide for the redemption of the Company Preference Shares at the Closing, including delivering a Redemption Notice (as such term is defined in the Company Certificate of Designation) at least twenty (20) calendar days prior to the anticipated Closing Date in accordance with the Company Certificate of Designation.
(b)   At the Closing, subject to the terms and conditions set forth in the Private Warrants or the Public Warrants, as applicable, (collectively, the “Company Warrants”), automatically and without any action on the part of the holder thereof, the Company Warrants shall be converted into the right to purchase and receive upon exercise thereof, upon the basis and upon the terms and conditions specified in such Company Warrant and in lieu of the Company Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, (i) in the case of a Public Warrant, the Merger Consideration that the holder of such Public Warrant is entitled to receive pursuant to the terms of such Public Warrant, if any, or (ii) in the case of a Private Warrant, the Merger Consideration that the holder of such Private Warrant would have received if such holder had exercised such Private Warrant immediately prior to the Closing, and each holder of Private Warrants shall be entitled to deliver a Form of Election in respect of the Merger Consideration such holder is entitled to receive, if any, in accordance with Section 2.03 as if such holder was a holder of a corresponding number of Company Shares. Prior to the Effective Time, Parent shall assume, by written instrument, all of the Company’s obligations under the terms of the Private Warrants in respect of the rights of the holders thereof to receive the Merger Consideration as set forth in the foregoing clause (ii) of this Section 2.04(b).
SECTION 2.05.   Company Equity Awards.
(a)   Company Options.   Each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire Company Shares and shall be converted at the Effective Time, without any action on the part of any holder of any Company Option, into a right and option to acquire Parent Shares (each, an “Assumed Option”), on the same terms and conditions as were applicable under such Company Option (including applicable vesting, exercise and expiration provisions and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger). The number of Parent Shares subject to each such Company Option shall be equal to the number of Company Shares subject to each such Company Option multiplied by the Equity Award Exchange Ratio (subject to adjustment in accordance with Section 2.07), rounded down to the nearest whole number of Parent Shares, and such Parent Option shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in such Company Option divided by the Equity Award Exchange Ratio (subject to adjustment in accordance with Section 2.07); provided that the Equity Award Exchange Ratio, exercise price, number of Parent Shares subject to such Assumed Option, and terms and conditions of exercise of each such option shall be determined in a manner consistent with the requirements of Section 409A of the Code.
(b)   Company RSU Awards.   At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and shall be converted into a restricted stock unit award (each, an “Assumed RSU Award”) relating to (and that is settled by the delivery of) a number of Parent Shares equal to the number of Company Shares underlying the Company RSU Award multiplied by the Equity Award Exchange Ratio (subject to adjustment in accordance with Section 2.07), rounded down to the nearest whole number of shares. Each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger).
(c)   Reservation of Shares.   To the extent necessary to give effect to this Section 2.05, not later than the Effective Time, Parent shall reserve for future issuance under the 2013 Omnibus Incentive Plan a number of Parent Shares at least equal to the number of Parent Shares that will be subject to the Assumed Options, the Assumed RSU Awards and the CVR Restricted Shares as a result of the actions contemplated by this Section 2.05 and the Waiver Agreements entered into as of immediately prior to the Effective Time. Not later than the Effective Time, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Shares subject to such Assumed Options, Assumed RSU Awards and CVR Restricted Shares and shall distribute a prospectus relating to such Form S-8, and Parent shall maintain the effectiveness of such registration statement or registration statements for so long as such Assumed Options, Assumed RSU Awards and CVR Restricted Shares remain outstanding.
(d)   Actions of Company and Parent.   Prior to the Effective Time, the Company Board (or applicable committee thereof) shall and the Parent Board (or applicable committee thereof) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.05. Without limiting the generality of the immediately preceding sentence, not later than thirty (30) days following the date hereof, (i) the Company Board (or applicable committee thereof) shall adopt such resolutions as are necessary to give effect to the treatment of Company Performance Share Awards and Company LTIP Awards set forth on Section 2.05(d)(i) of the Company Disclosure Letter, (ii) the Company shall use its reasonable best efforts to cause the employees of the Company and its Subsidiaries who hold Company Performance Share Awards or Company LTIP Awards to execute an agreement, in the form prescribed by the Company, to give effect to such treatment and (iii) the Company shall request that, and shall use commercially reasonable efforts to cause, the employees of the Company and its Subsidiaries set forth on Section 2.05(d)(ii) of the Company Disclosure Letter to execute the Waiver Agreement substantially in the form attached hereto as Exhibit I.
SECTION 2.06.   Shares of Dissenting Holders.
(a)   At the Effective Time, all Dissenting Shares shall automatically be canceled and, unless otherwise required by applicable Law, converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, be entitled to receive such difference from the Surviving Company by payment in cash made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.
(b)   In the event that a holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder’s Dissenting Shares shall be deemed to be Cash Electing Company Shares that have been converted as of the Effective Time into, and be deemed to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.01(c)(i)(A), without interest and subject to any required withholding of Taxes.
(c)   The Company shall give Parent (i) written notice of (A) any demands for appraisal or payment of the fair value of any Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communications received by the Company in connection with the foregoing, in each case, pursuant to the provisions of the Bermuda Companies Act concerning the rights of holders of Company Shares to require appraisal of such Company Shares in accordance with this Section 2.06 and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act, and the Company shall consider in good faith any requests made by Parent in connection therewith. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications or take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares shall be the obligation of the Surviving Company.
SECTION 2.07.   Adjustments.   Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration, the Share & CVR Exchange Ratio, the Mixed Election Exchange Ratio, the Equity Award Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III
Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the corresponding section of the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) or (B) disclosed or reserved for in any Company SEC Documents filed prior to the third Business Day prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings and any other disclosures in any such filings that are cautionary, predictive or forward-looking in nature (it being agreed and understood that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Sections 3.01, 3.02, 3.03, 3.14 and 3.21)):
SECTION 3.01.   Organization; Standing.
(a)   Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (ii) has full corporate or similar power and authority to own, lease and operate its properties, rights and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case of clause (iii), where such failure would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b)   A true and correct copy of each of the Company Organizational Documents is included in the Company SEC Documents. The Company is not in violation of any provisions of the Company Organizational Documents. The Company has made available to Parent true and correct copies of the organizational documents of each Subsidiary of the Company that conducts the business of insurance or reinsurance or is licensed as a Lloyd’s corporate member or Lloyd’s managing agent (each, a “Company Insurance Subsidiary”), in each case, as amended and in effect as of the date of this Agreement.
SECTION 3.02.   Capitalization.
(a)   The authorized share capital of the Company consists of 500,000,000 Company Shares and 100,000,000 preference shares, par value $0.01 per share, of the Company. At the close of business on August 3, 2020 (the “Company Capitalization Date”), (i) 115,299,341 Company Shares were issued and outstanding, (ii) 11,901,670 Company Preference Shares were issued and outstanding, (iii) 6,088,535 Public Warrants were issued and outstanding, (iv) 5,418,434 Private Warrants were issued and outstanding, and (v) zero Company Shares were held by the Company as treasury shares. Since the Company Capitalization Date through the date of this Agreement, other than in connection with the vesting or settlement of Company Awards, neither the Company nor any of its Subsidiaries has issued any Company Shares or any securities that are convertible into or exchangeable or exercisable for Company Shares. All of the issued and outstanding Company Shares and Company Preference Shares and the Public Warrants and the Private Warrants have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable securities Laws.
(b)   As of the close of business on the Company Capitalization Date, the Company had no Company Shares or Company Preference Shares reserved for issuance, except for 13,940,688 Company Shares reserved for issuance pursuant to the Company Share Plans (including 4,416,553 Company Shares subject to outstanding Company Awards at target), 6,088,535 Company Shares reserved for issuance pursuant to the Public Warrants, 5,418,434 Company Shares reserved for issuance pursuant to the Private Warrants and 15,000,000 Company Shares reserved for issuance pursuant to the terms of the Company Preference Shares.
(c)   Section 3.02(c) of the Company Disclosure Letter contains a true and correct list as of the Company Capitalization Date of outstanding Company Awards, including for each such award (as applicable) the holder (the specific identity of whom may be redacted to the extent required by applicable Law), type of award, the number of Company Shares subject to each award (for the avoidance of doubt, for performance-based awards, the target number of Company Shares is the number at target level of performance), the applicable Company Share Plan under which such awards were granted, grant date, vesting schedule, expiration date, exercise price and performance period. There are no outstanding compensatory share options, restricted shares, restricted share units or other equity-related securities or awards other than the Company Awards. No Company Option is an “incentive stock option” within the meaning of Section 421 of the Code.
(d)   Except as set forth in Section 3.02(d) of the Company Disclosure Letter: as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares, Company Preference Shares or Company Rights or to pay any dividend or make any other distribution in respect thereof, and, as of the date of this Agreement, no such obligations have been asserted by any holders of Company Shares, Company Preference Shares or Company Rights. All dividends required to be paid in respect of the Company Preference Shares have been timely paid and there are no accrued and unpaid dividends with respect to the Company Preference Shares. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of shares of the Company. There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company. Except as set forth above in Section 3.02(d) of the Company Disclosure Letter, other than the outstanding Company Awards and the outstanding Company Warrants, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Subsidiary of the Company, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company or any of its Subsidiaries.
(e)   A true and correct list of all the Subsidiaries of the Company including any branch offices of such Subsidiaries, as of the date of this Agreement, is set forth in Section 3.02(e) of the Company Disclosure Letter. Except as set forth in Section 3.02(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into a written contract that provides for the right to acquire at any time by any means, directly or indirectly, an equity interest in any other Person. The Company or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Liens, except for Permitted Liens. There are no outstanding Company Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Company Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

SECTION 3.03.   Authority; Noncontravention; Voting Requirements.
(a)   The Company has all necessary power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and, subject to obtaining the Company Shareholder Approval and any required Governmental Approvals, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement, and the consummation by the Company of the Transactions, have been duly authorized and approved by the Company Board, and, except for obtaining the Company Shareholder Approval, executing and delivering the Statutory Merger Agreement, filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining any required Governmental Approvals as set forth in Section 3.04 or Sections 3.04(e) or 3.04(g) of the Company Disclosure Letter, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Statutory Merger Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).
(b)   The Company Board has (i) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (ii) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company, (iii) approved this Agreement, the Statutory Merger Agreement and the Transactions and (iv) resolved, subject to Section 5.02, to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the holders of Company Shares (such recommendation, the “Company Board Recommendation”), and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(c)   Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of (A) the Company Organizational Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries in any material respect or (ii) assuming (A) compliance with the matters set forth in Section 4.03(c) (other than Section 4.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(c)), (B) that the actions described in Section 3.03(a) have been completed, (C) that the Consents referred to in Section 3.04 and the Company Shareholder Approval are obtained and (D) that the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to the Company or any of its Subsidiaries in any material respect, (y) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (z) result in the creation of any Lien other than a Permitted Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (ii)(y) and (ii)(z), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(d)   The affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the Company Shares and the Company Preference Shares, voting together as a single class, that are present (in person or by proxy) at the Company Shareholders Meeting at which at least two Persons holding or representing by proxy more than fifty percent (50%) of the voting power represented by the Company Shares that are entitled to vote thereat (the “Company Shareholder Approval”), in each case, in favor of the approval of this Agreement, the Merger and the Statutory Merger Agreement, are the only votes or approvals of the holders of any class or series of share capital of the Company or any of its Subsidiaries that are necessary to approve this Agreement, the Statutory Merger Agreement and the Merger. The Company Preference Shares entitled the holders thereof to an aggregate of 11,901,670 votes, representing 9.36% of the aggregate vote required to obtain the Company Shareholder Approval.
SECTION 3.04.   Governmental Approvals.   Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement and such filings under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Merger and the Transactions, (b) compliance with the rules and regulations of NASDAQ, (c) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company, (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and the other Consents, filings, declarations or registrations required to be made or obtained under the Antitrust Laws set forth in Section 3.04(e) of the Company Disclosure Letter, (f) compliance with any applicable state securities or blue sky laws, (g) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 3.04(g) of the Company Disclosure Letter (the “Company Insurance Approvals”), (h) the Parent Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 4.04(k) and the completeness of Section 4.04 of the Parent Disclosure Letter), no Consent of, or filing, declaration or registration with, any Governmental Authority by the Company is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or would not reasonably be likely to prevent, impede, interfere with, hinder or delay in any material respect the ability of the Company to consummate the Transactions.
SECTION 3.05.   Company SEC Documents; Undisclosed Liabilities; Controls.
(a)   Since January 1, 2019, the Company has filed with or furnished to (as applicable) the SEC all reports, schedules, forms, statements, registration statements, prospectuses, proxy statements or other documents required to be filed or furnished by the Company with the SEC on a timely basis pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act (collectively with any reports, schedules, forms, certifications, statements, registration statements, prospectuses, proxy statements and other documents (including the exhibits and other information incorporated therein) filed or furnished by the Company with the SEC after the date of this Agreement, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Company SEC Documents), or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and NASDAQ, as the case may be, applicable to such Company SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from the SEC staff with respect to any Company SEC Document. Since January 1, 2019, the Company has been in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) that are applicable to the Company.
(b)   The Joint Proxy Statement and the Registration Statement will not, on the date of filing with the SEC, on the date of any amendment or supplement thereto, and, with respect to the Joint Proxy Statement, at the time the Joint Proxy Statement is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration

Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law, including the provisions of the Securities Act, the Exchange Act and any other applicable Law governing the preparation, distribution or dissemination of such documents. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement based on information supplied by Parent or Merger Sub or any of their Representatives specifically for inclusion (or incorporation by reference) therein.
(c)   Each of the consolidated financial statements of the Company and its consolidated Subsidiaries (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) (i) complied as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC, (ii) were prepared in accordance with GAAP (as in effect on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (iii) fairly present, in all material respects, the financial position of the Company and the Company’s consolidated Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein, in each case, except as may be indicated in the notes thereto, and, in the case of interim financial statements, for normal year-end adjustments that were or will be made in the ordinary course of business and none of which were material to the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(d)   Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2019, included in the Company SEC Documents, (ii) incurred after December 31, 2019, in the ordinary course of business, (iii) as contemplated or permitted to be incurred by this Agreement or otherwise incurred in connection with the Transactions or otherwise disclosed in Section 3.05(d) of the Company Disclosure Letter or (iv) as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(e)   The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (each as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act and designed as necessary to permit the preparation of financial statements in conformity with GAAP. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Company’s financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, has not identified any significant deficiencies and material weaknesses or any fraud with respect to its financial reporting.
(f)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(g)   As of the date of this Agreement, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents or in Section 3.05(g) of the Company Disclosure Letter, within the last twelve (12) months no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.
SECTION 3.06.   Absence of Certain Changes.   From January 1, 2020 through the date of this Agreement, (a) except in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to alternative transactions to the Transactions, and other than in connection with the Transactions, or as set forth in Section 3.06 of the Company Disclosure Letter, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) there has been no event or condition that has had, or would reasonably likely to have, a Company Material Adverse Effect.
SECTION 3.07.   Legal Proceedings.
(a)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, or as set forth in Section 3.07(a) of the Company Disclosure Letter, there is no (i) pending or, to the Knowledge of the Company, threatened in writing, Action against the Company or any of its Subsidiaries (other than Actions under or in connection with any Company Insurance Policies) or (ii) outstanding Order imposed upon the Company or any of its Subsidiaries.
(b)   Prior to the date of this Agreement, the Company has made available to Parent all information in its possession that would reasonably be expected to be considered material to an evaluation by Parent of any claims brought or threatened by the holders of the Company Preference Shares (the “Series B Preferred Shareholders”) relating to Section 6(a)(ii) of the Company Certificate of Designation (the “Series B Claims”), including all written correspondence in its possession relating to the Series B Claims since November 5, 2018 received by, or delivered by, the Company and its Representatives from or to the Series B Preferred Shareholders and their Representatives, and none of the statements made by the Company in such information contains an untrue statement of material fact or omits to state a material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)   This Section 3.07 does not relate to Intellectual Property matters, which are the subject of Section 3.13.
SECTION 3.08.   Compliance with Laws; Permits.
(a)   The Company, each of its Subsidiaries and any branch offices of such Subsidiaries are, and since January 1, 2019 have been, in compliance with all federal, national, provincial, state, local or multinational laws, statutes, codes, rules and regulations (collectively, “Laws”) and Orders, in each case, applicable to the Company, any of its Subsidiaries or any branch offices thereof, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company, any of its Subsidiaries or any branch offices thereof is pending or, to the Knowledge of the Company, threatened in writing, the outcome of which is reasonably likely to have a Company Material Adverse Effect.
(b)   The Company, each of its Subsidiaries and any branch offices of such Subsidiaries hold, and since January 1, 2019 have held, all Permits, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened in writing, that seek the revocation, cancellation or adverse modification of any Permit, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(c)   None of the Company and its Subsidiaries nor, to the Knowledge of the Company, any director, officer or employee or anyone in a position to exercise a senior management function or other key function of the Company or any of its Subsidiaries is, or has been, (i) ineligible or unfit to act in such role or (ii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the authorization of any UK-regulated Subsidiary of the

Company, by the PRA or FCA, for the conduct of regulated activities except, in the case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(d)   This Section 3.08 does not relate to the Company SEC Documents, financial statements or compliance with the Sarbanes-Oxley Act, which are the subject of Section 3.05, Tax matters, which are the subject of Section 3.09, employee benefits and labor matters, which are the subject of Sections 3.10 and 3.11, or insurance or reinsurance matters, which are the subject of Sections 3.16 through 3.19.
SECTION 3.09.   Tax Matters.   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect:
(a)   The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by the Company and each of its Subsidiaries that are due have been timely paid or have been reserved against in accordance with GAAP.
(b)   All Taxes which the Company or any of its Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority. The Company and its Subsidiaries have reported such withheld amounts to the appropriate taxing or Governmental Authority and to any such payee, as required by Law.
(c)   The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries have recorded items on their respective books, and since the end of the last period for which the Company and its Subsidiaries have recorded items on their respective books, neither the Company nor any of its Subsidiaries has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business.
(d)   Neither the Company nor any of its Subsidiaries is, or during the past 12-month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code).
(e)   Neither the Company nor any of its Subsidiaries is, or during the past 12-month period has been, a controlled foreign corporation (within the meaning of Section 957 of the Code), except, in each case, for a controlled foreign corporation solely as a result of the application of Section 318(a)(3)(C) of the Code.
(f)   Neither the Company nor any of its Subsidiaries is (immediately before the Merger based on a closing of the book approach), or has been, a passive foreign investment company (within the meaning of Section 1297 of the Code).
(g)   Neither the Company nor any of its Subsidiaries is (i) a domestic corporation as a result of the application of Section 7874(b) of the Code, or (ii) a surrogate foreign corporation (within the meaning of Section 7874(a) of the Code).
(h)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Tax authority of any pending or threatened audits, examinations, investigations, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries. No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn, or that have been adequately reserved for in accordance with GAAP.
(i)   There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(j)   Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).
(k)   Neither the Company nor any of its Subsidiaries is subject to a particular Tax or is required to file in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns (or files a tax return showing no tax) or has been notified by any Governmental Authority that it is or may be subject to Tax by that jurisdiction.
(l)   Neither the Company nor any of its Subsidiaries (i) has any income that is effectively connected with a United States trade or business (within the meaning of Section 864(c) of the Code) or (ii) is engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code.
(m)   Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (ii) since May, 2016, applied for a ruling from a taxing authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending or (iii) entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority, in each case that is binding on the Company or its Subsidiaries (as applicable) for any post-Closing Tax period.
(n)   Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course contracts or leases or contracts solely among or between any of the Company and its Subsidiaries) or has any liability for Taxes of another Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than any contract that does not relate principally to Taxes) that will require any payment by the Company or any of its Subsidiaries after the Closing Date.
(o)   Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).
(p)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries has a permanent establishment in a jurisdiction outside of the jurisdiction in which the Company or its Subsidiaries, respectively, are organized.
(q)   The Company and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with applicable transfer pricing requirements (including, with respect to the United States, the principles of Sections 482 and 845 of the Code) (or any similar provision of applicable Law). The Company and each of its Subsidiaries has complied in all respects with applicable rules relating to transfer pricing (including the filing of all required transfer pricing reports) and has maintained in all respects all necessary documentation in connection with any intercompany reinsurance transactions in accordance with applicable Law.
(r)   Neither the Company nor any of its Subsidiaries organized outside of the United States has made an election under Section 953(d) of the Code to be treated as a domestic corporation.
(s)   All excise Tax Returns and excise Taxes under Section 4371 of the Code with respect to any reinsurance or retrocession agreement to which the Company or any of its Subsidiaries is a party have been duly and timely filed and paid.
(t)   The representations and warranties made in this Section 3.09 and Section 3.10 are the only representations and warranties under Article III made by the Company with respect to matters relating to Taxes and, notwithstanding anything else to the contrary in this Agreement, no representation or warranty is provided with respect to any current or deferred Tax asset of the Company or any of its Subsidiaries (including any reserves or offsetting assets with respect thereto).
SECTION 3.10.   Employee Benefits.
(a)   Section 3.10(a) of the Company Disclosure Letter contains a true and correct list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the

Company has made available to Parent true and correct copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description for each material Company Plan for which such summary plan description is required by applicable Law, (iii) each applicable trust agreement, insurance or group annuity contract or other funding vehicle, including any amendments thereto, (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto or any similar reports filed with any comparable Governmental Authority in any non-U.S. jurisdiction having jurisdiction over any Company Plan (if any) and (v) any material correspondence with any Governmental Authority regarding any Company Plan sent or received in the preceding twelve (12) months. Neither the Company nor any of its Subsidiaries has announced any intention or commitment to amend or modify or enter into any material Company Plan or to take any action with respect to a Company Plan that in any such case would reasonably be likely to result in a material increase to the costs of providing compensation or employee benefits to employees, directors, officers or other service providers.
(b)   Each Company Plan is in compliance with its terms and applicable Laws and has been administered in accordance with its terms and applicable Laws, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company or any of its Subsidiaries. Each Company Pension Plan that, as of the date of this Agreement, is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be likely to cause the loss of any such qualification status of any such Company Pension Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company or any of its Subsidiaries. Except as would not reasonably be likely to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened or anticipated claims, actions, suits, investigations, audits or examinations with respect to any Company Plan or its assets (other than routine claims for benefits).
(c)   The Company does not maintain or contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA).
(d)   Except as required under applicable Laws, or during any applicable severance period of not more than three (3) years, no Company Plan provides or has promised to provide health, medical, dental or life insurance benefits following retirement or other termination of employment the cost of which would be material to the Company or any of its Subsidiaries.
(e)   Except as would not reasonably be likely to have a Company Material Adverse Effect, each Company Plan subject to the laws of any jurisdiction outside of the U.S. (each, a “Non-U.S. Company Plan”) (i) complies in all material respects with applicable Laws, (ii) is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Company Plan is intended or required to be funded and/or book reserved, (iii) has been registered to the extent required, and has been maintained in good standing with each applicable Governmental Authority and (iv) if intended to qualify for special Tax treatment, meets all requirements for such treatment.
(f)   Except as otherwise contemplated under this Agreement or as set forth in Section 3.10(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or other individual service provider of the Company or any of its Subsidiaries to severance pay or any other payment or benefit under any Company Plan, (ii) accelerate the time of payment or vesting of compensation or benefits, or increase the amount of compensation due to any director, officer, employee or individual service provider of the Company or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defied in section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up, indemnification or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
SECTION 3.11.   Labor Matters.
(a)   Except as has not had and would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, as of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or similar organization, (iii) there is no pending or, to the Knowledge of the Company, threatened labor strike, lockout, slowdown, work stoppage, picketing or other labor dispute by or with respect to the employees of the Company or any of its Subsidiaries and (iv) no material unfair labor practice charges, grievances, arbitrations, administrative charges or complaints are pending or, to the Knowledge of the Company, threatened against it or any of its Subsidiaries.
(b)   Except as has not had and would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable Laws (and, to the extent applicable, the terms of all applicable internal policies, procedures and contracts between the Company or any of its Subsidiaries and the effected Person(s)) relating to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, wages and hours, employee and worker classification, disability rights or benefits, immigration and Form I-9 compliance, withholding of taxes, employment discrimination, whistleblower and retaliation, equal opportunity, labor relations, employee leave, termination pay, layoffs, furloughs, reductions in hours, compensation and/or benefits, unemployment insurance and related matters (collectively, “Employee Matters”). Except as set forth on Section 3.11 of the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened action or proceeding involving any Employee Matters (including actions or proceedings involving allegations of sexual harassment or misconduct) that would reasonably be likely to have a Company Material Adverse Effect.
SECTION 3.12.   Investments.
(a)   The Company has made available to Parent a true and correct list of all investment assets that are beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Company or a Subsidiary of the Company and carried on the books and records of the Company and its Subsidiaries (“Company Investment Assets”) as of and for the twelve-month period ended December 31, 2019. The Company, or its applicable Subsidiary, has, as of the date of this Agreement, and will have (except for such Company Investment Assets that are sold or otherwise transferred not in violation of this Agreement), as of the Closing Date, valid title to all Company Investment Assets, free and clear of any Liens other than Permitted Liens.
(b)   The Company has made available to Parent a true and correct copy of the Company Investment Guidelines and, to the Knowledge of the Company, the Company Investment Assets comply, and the acquisition thereof complied, in all respects with any and all investment restrictions under applicable Law and the Company Investment Guidelines, except where such non-compliance would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)   To the Knowledge of the Company, as of the date of this Agreement, none of the Company Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, “gates,” “side-pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)   Each material agreement providing for investment management services to the Company or any of its Subsidiaries was entered into, and the performance of each investment manager is evaluated, in a commercially reasonable, arm’s length manner and complies with the Investment Advisers Act of 1940 in all material respects.
SECTION 3.13.   Intellectual Property; IT Systems; Data Security; Privacy Laws.
(a)   Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, registered copyrights, issued patents, registered domain names and pending applications for any of the foregoing that are material Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or a Subsidiary exclusively owns all Company Intellectual Property and the Company and its Subsidiaries own, or are licensed to use, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (in each case, free and clear of all Liens other than Permitted Liens).
(b)   No claims are pending or, to the Knowledge of the Company, threatened in writing (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.
(c)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) no Person is misappropriating, violating, diluting or infringing the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate, dilute or infringe the Intellectual Property rights of any other Person.
(d)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no software included in the Company Intellectual Property contains or is derived from any software code that is subject to the provisions of any open source software license that (i) requires, or conditions the use or distribution of any such software in the manner currently used or distributed by the Company or any of its Subsidiaries on the disclosure, licensing or distribution of any source code for any portion of such software or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company and its Subsidiaries to use or distribute any such software in the manner currently used or distributed by the Company or any of its Subsidiaries.
(e)   Since January 1, 2019, there has been no failure or malfunction of any Company IT Systems that caused any material disruption to the business of the Company or any of its Subsidiaries and, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company IT Systems that are owned, leased or under the control of the Company or any of its Subsidiaries do not, to the Knowledge of the Company, contain any Malware that would reasonably be expected to disrupt in any material respect the ability of the Company or any of its Subsidiaries to conduct their businesses or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or other non-public information.
(f)   Except as would not reasonably be likely to have a Company Material Adverse Effect, the Company and all of its Subsidiaries have (i) implemented and materially complied with written information security (including cybersecurity), business continuity and backup and infrastructure disaster recovery plans and procedures that are materially consistent with applicable Privacy Laws and (ii) have tested such plans and procedures on a periodic basis, and such plans and procedures have proven reasonably effective upon such testing in all material respects or the Company and its Subsidiaries have remediated or have developed plans to remediate any material issues identified. Since January 1, 2019, to the Knowledge of the Company, there has been no material unauthorized disclosure, use of or access to (1) any Personal Information or other non-public information held by or on behalf of any of the Company or any of its Subsidiaries (other than as would not need to be notified to a data protection authority under applicable Privacy Laws) or (2) the Company IT Systems.
(g)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since January 1, 2019, the Company and all of its Subsidiaries have implemented and complied with internal privacy policies and procedures that are consistent with applicable Privacy Laws. To the Knowledge of the Company, since January 1, 2019, neither the Company nor any of its Subsidiaries has received a written complaint from any Person in relation to the Processing of Personal Information or a written communication from any Governmental Authority that the Company or any of its Subsidiaries is acting or has acted in material breach of or is otherwise being investigated or is the subject of enforcement action in respect of a breach of any Privacy Laws.
SECTION 3.14.   Anti-Takeover Provisions.   Assuming the accuracy of the representations contained in Section 4.24, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation (each, a “Takeover Law”) applies to the Company with respect to this Agreement or the Merger.
SECTION 3.15.   Contracts.
(a)   All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act since January 1, 2019 of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed with the SEC. All such filed Contracts shall be deemed to have been made available to Parent and to Merger Sub.
(b)   Except for this Agreement and Contracts described in Section 3.15(a), Section 3.15(b) of the Company Disclosure Letter sets forth a list of all the Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement (other than any Company Plans, Company Reinsurance Contracts, Company Insurance Policies, and any contracts, agreements, instruments or commitments that relate to the acquisition, disposition or custody of any Company Investment Assets) (the Contracts required to be listed in Section 3.15(b) of the Company Disclosure Letter, together with the Contracts described in Section 3.15(a), collectively, “Company Material Contracts”) that:
(i)   are with an affiliate that would be required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act;
(ii)   relate to the formation or management of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;
(iii)   provide for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $2,000,000, other than any Indebtedness between or among any of the Company and any of its Subsidiaries and other than any letters of credit;
(iv)   have been entered into since January 1, 2019, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $2,000,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the investment policies and guidelines of the Company (the “Company Investment Guidelines”), or of supplies, products, properties or other assets in the ordinary course of business);
(v)   impose material exclusivity (other than non-competition covenants) or non-solicitation obligations on the Company or any of its Subsidiaries (including Parent or any of its Subsidiaries following the Effective Time), except for confidentiality or commercial agreements entered into in the ordinary course of business;
(vi)   contain provisions that prohibit the Company or any of its Subsidiaries from competing in any material line of business or grant a right of exclusivity to any Person which prevents the Company or any Subsidiary of the Company from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;
(vii)   involve or would reasonably be likely to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $2,000,000 in any twelve (12)-month period, other than (x) Contracts that can be terminated by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty or (y) commercial agreements entered into in the ordinary course of business;
(viii)   include an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $5,000,000;
(ix)   are investment advisory or investment management agreements or arrangements to which the Company or any of its Subsidiaries is a party pursuant to which assets valued at $35,000,000 or greater are managed;
(x)   are suretyship contracts, performance bonds, working capital maintenance agreements or other forms of guaranty agreements pursuant to which $1,000,000 or more is guaranteed, other than insurance or reinsurance contracts, letters of credit, surety bonds or other forms of security entered into in the ordinary course of business;
(xi)   prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibit the pledging of the capital stock of the Company or any of its Subsidiaries or prohibit the issuance of any guarantee by the Company or any of its Subsidiaries; or
(xii)   related to (A) development, assignment or licensing of Intellectual Property or (B) information technology services (including support, maintenance and hosting agreements), in each case involving or reasonably likely to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $1,000,000 in any twelve (12)-month period.
(c)   Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect (subject to the Bankruptcy and Equity Exception), except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There is no breach or default under any Company Material Contract by the Company or any of its Subsidiaries and to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as would not reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew, or renegotiate the terms of any such Company Material Contract (except in accordance with the terms thereof).
SECTION 3.16.   Insurance Business.
(a)   Section 3.16(a) of the Company Disclosure Letter contains a true and complete list of the Company Insurance Subsidiaries and any branch offices thereof, together with the jurisdiction of domicile thereof. None of the Company Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. Each of the Company Insurance Subsidiaries is duly licensed or authorized as an insurance company or, where applicable, reinsurance company, Lloyd’s corporate member or Lloyd’s managing agent in its jurisdiction of incorporation or organization. Each of the Company Insurance Subsidiaries and each branch offices thereof is duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance or participate in Lloyd’s, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.
(b)   Except as required by Insurance Laws of general applicability and the insurance or reinsurance licenses maintained by the Company Insurance Subsidiaries, or as set forth in Section 3.16(b) of the Company Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Authority, nor has the Company nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Authority, in each case specifically with respect to it or any of its Subsidiaries, which (i) limit the ability of the Company or any of the Company Insurance Subsidiaries to issue Company Insurance Policies or enter into reinsurance agreements, (ii) require any divestiture of any investment of any Subsidiary, (iii) in any manner relate to the ability of any of the Company’s Subsidiaries to pay dividends, or (iv) otherwise restrict the conduct of business of the Company or any of its Subsidiaries, except, in each of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(c)   All insurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto that are issued by a Company Insurance Subsidiary (the “Company Insurance Policies”) and in effect as of the date of this Agreement are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(d)   The Company Insurance Subsidiaries, and, to the Knowledge of the Company, their respective agents and administrators that wrote, sold, produced, managed or marketed the Company Insurance Policies for any of the Company Insurance Subsidiaries, have issued, sold, produced, managed and marketed such Company Insurance Policies in compliance with applicable Law in the respective jurisdictions in which such products have been sold, except such non-compliance as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, each agent or administrator (i) was duly licensed as required by Law in the particular jurisdiction in which such agent or administrator wrote, sold, produced, managed or marketed the Company Insurance Policies (for the type of business wrote, sold, produced, managed or marketed on behalf of the Company Insurance Subsidiary) except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations and which have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) if required by applicable Law, was duly appointed by the applicable Company Insurance Subsidiary, except such omissions as have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)   Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since January 1, 2019, each Subsidiary of the Company that participates in Lloyd’s: (i) has not participated in any Lloyd’s syndicate other than Syndicate 1945, (ii) has not agreed to sell, transfer or “drop” any of its rights to participate in a Lloyd’s syndicate or offered to acquire rights to participate in a Lloyd’s syndicate, and (iii) has complied with the franchise standards (including principles and minimum standards, guidance and advice) issued by Lloyd’s. Additionally, no Person is, or has the right to participate as, a member of Syndicate 1945 other than Sirius International Corporate Member Limited.
(f)   Since January 1, 2019: (i) all funds held on behalf of Lloyd’s Syndicate 1945 have been held in accordance with the terms of the relevant premiums trust deed or other deposit arrangement as required by the bye-laws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement or undertaking executed, made or given for compliance with Lloyd’s requirements from time to time (“Lloyd’s Regulations”) and (ii) the Company and/or any of its Subsidiaries required to do so have complied in all material respects with all relevant regulations, directions, notices and requirements in relation to the maintenance of Funds at Lloyd’s (as defined in the Lloyd’s Membership Byelaw (No. 5 of 2005)) in accordance with Lloyd’s Regulations and any directions imposed on the Company or any of its Subsidiaries by Lloyd’s, except, in each of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company and its Subsidiaries, taken as a whole.
(g)   The Company has taken commercially reasonable steps and implemented a framework so that the Company and its Subsidiaries be able to continue to conduct their respective businesses, in each case as conducted on or prior to the date of this Agreement, in the same manner and in the ordinary course following the end of the United Kingdom’s “transition period” in connection with the United Kingdom’s exit from the European Union.

(h)   Since January 1, 2019, neither the Company nor any of its Subsidiaries has been subject to or received any pending or threatened investigations, complaints, information requests, censures, fines, enforcements, civil or criminal proceedings by any European Insurance Regulator or other European regulatory or governmental body with authority or jurisdiction over the Company or its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a material liability to the Company and its Subsidiaries, taken as a whole.
SECTION 3.17.   Statutory Statements; Examinations.
(a)   Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2019, each of the Company Insurance Subsidiaries has filed or submitted all material annual and quarterly statutory financial statements, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b)   The Company has made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator on or prior to the date of this Agreement, true and correct copies of all material (i) Company Statutory Statements as of December 31, 2019 and December 31, 2018, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator and (ii) examination reports of any insurance regulatory authorities received by the Company relating to the Company Insurance Subsidiaries since January 1, 2019. The financial statements included in such Company Statutory Statements were prepared in all material respects in accordance with Applicable SAP, applied on a consistent basis, except as may have been noted therein, during the periods involved, and fairly present in all material respects, to the extent required by and in conformity with Applicable SAP, the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof and the results of operations of such Company Insurance Subsidiary for the respective periods then ended, and no material deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved prior to the date hereof. Except as indicated therein, (x) all assets that are reflected on the Company Statutory Statements comply with all applicable Insurance Laws regulating the investments of the Company Insurance Subsidiaries and (y) all applicable Insurance Laws with respect to admitted assets and are in amount at least equal to the minimum amount required by applicable Insurance Laws except, in the case of clauses (x) and (y), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The financial statements included in the Company Statutory Statements accurately reflect in all material respects the extent to which, under applicable Law and Applicable SAP, the applicable Company Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept). The Company has made available to Parent, to the extent permitted by applicable Law, true and correct copies of all material correspondence with any applicable Insurance Regulator on or prior to the date of this Agreement since January 1, 2019.
(c)   Since January 1, 2019 through the date of this Agreement, each of the Company’s Subsidiaries that are members of Lloyd’s has prepared audited accounts for each syndicate managed by it for all applicable years ended December 31 in all material respects in accordance with the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2008 and the Syndicate Accounting Byelaw (No. 8 of 2005).
(d)   Since January 1, 2019, no material fine or penalty has been imposed on any Company Insurance Subsidiary by any Insurance Regulator. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any material adverse remarks, comments or responses on any of the reporting, visits, reviews, questionnaires or surveys, or any other matter from the relevant Insurance Regulator.
SECTION 3.18.   Reinsurance.
(a)   As of the date of this Agreement, each reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Insurance Subsidiary is the cedent or reinsurer (the “Company Reinsurance Contracts”) is a legal, valid and binding obligation of the applicable Company Insurance Subsidiary and, to the Knowledge of the Company, each other party thereto, and is enforceable against the applicable Company Insurance Subsidiary, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms (except in each case as may be limited by the Bankruptcy and Equity Exception), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the applicable Company Insurance Subsidiary nor, to the Knowledge of the Company, any of the other parties to any Company Reinsurance Contract is in material default or material breach or has failed to perform any material obligation under any such Company Reinsurance Contract, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. None of the Company Insurance Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Insurance Subsidiary under any Company Reinsurance Contract, except where such default would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened Actions with respect to any material Company Reinsurance Contract.
(b)   To the Knowledge of the Company, (i) no party to a Company Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (ii) there are no, and since January 1, 2019 there have been no, disputes under any Company Reinsurance Contract other than disputes in the ordinary course of business for which adequate loss reserves have been established and (iii) the applicable Company Insurance Subsidiary is entitled to take credit for reinsurance in the Company Statutory Statements for all such Company Reinsurance Contracts with respect to which credit for reinsurance is available and all such amounts recoverable, receivable or payable have been properly recorded in the books and records of account (if so accounted therefor) of the applicable Company Insurance Subsidiary and are properly reflected in the Company Statutory Statements and in the Company’s financial statements prepared in accordance with GAAP except, in each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(c)   With respect to any Company Reinsurance Contract for which any Company Insurance Subsidiary is taking credit on its most recent Company Statutory Statements, from and after January 1, 2019: (i) there has been no separate written or oral agreement between the Company or any of its Subsidiaries and the assuming reinsurer that would adversely reduce, limit, mitigate or otherwise affect any actual or potential loss to the applicable Company Insurance Subsidiary that is a party thereto under any such Company Reinsurance Contract, other than inuring contracts that are explicitly defined in any such Company Reinsurance Contract; and (ii) the Company Insurance Subsidiary party thereto complies and has complied with any applicable requirements set forth in Applicable SAP, except, in each of clauses (i) through (ii), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
SECTION 3.19.   Reserves.   The statutory policy reserves with respect to the Company Insurance Policies (the “Company Reserves”) of each Company Insurance Subsidiary contained in the Company Statutory Statements (a) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with Applicable SAP and (b) satisfied the requirements of Applicable SAP and all applicable Law in all material respects, except as otherwise noted in such statutory statements and notes thereto included in such statutory statements. The Company has made available to Parent a true and correct copy of all material actuarial analyses of the Company and its Subsidiaries that were prepared since January 1, 2019 by third-party actuaries (or the Company’s internal actuaries if such actuarial analyses were shared with any Governmental Authorities) and are available as of the date of this Agreement. Any information and data furnished by the Company or any of its Subsidiaries to actuaries, independent or otherwise, in connection with the preparation of such actuarial analyses were derived, in all material respects, from the books and records of the Company and its Subsidiaries. Each such actuarial analysis was based upon, in all material respects, a complete and accurate inventory of Company Insurance Policies in force at the relevant time of preparation and was prepared in all material respects in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).

SECTION 3.20.   Opinion of Financial Advisor.   On or prior to the date of this Agreement, the Company Board has received the opinion of Barclays Capital Inc., to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration, in the aggregate, to be offered to the holders of Company Shares in the Merger is fair, from a financial point of view, to the holders of Company Shares, collectively. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub for any purpose.
SECTION 3.21.   Brokers and Other Advisors.   Except for Barclays Capital Inc., the fees and expenses of which will be paid by the Company pursuant to an engagement letter, a copy of which has been provided to Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
SECTION 3.22.   Anti-Corruption; Trade Compliance.
(a)   In the past five (5) years, the Company and its Subsidiaries and, to the Knowledge of the Company, each of their respective officers, directors, employees, and agents (collectively, the “Company Relevant Persons”) have not directly or indirectly violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other applicable anti-corruption or anti-bribery laws or regulations except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b)   In the past five (5) years, the Company Relevant Persons have not in the course of their actions for, or on behalf of, the Company or any of its Subsidiaries engaged directly or indirectly in transactions: (i) with any of Crimea, Cuba, Iran, North Korea, or Syria; (ii) with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), or the target of any applicable sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC; or (iii) prohibited by any law administered by OFAC, or by any other applicable economic or trade sanctions law applicable to the jurisdictions in which the Company and its Subsidiaries are domiciled or operate, except, in each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
SECTION 3.23.   Real Property.   Except as would not constitute a Company Material Adverse Effect, (a) the Company or one of its Subsidiaries has fee simple title to each parcel of real property owned by the Company or any of its Subsidiaries, and a good and valid leasehold interest in each Company Lease, in each case free and clear of all Liens (other than Permitted Liens) and (b) none of the Company or any of its Subsidiaries has received or given notice of any default under any Company Lease, which default continues on the date of this Agreement.
SECTION 3.24.   No Other Representations or Warranties.   The Company acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Parent and its Subsidiaries and that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of Parent and its Subsidiaries that it and its Representatives have desired or requested to review for such purpose and that it and its Representatives have had full opportunity to meet with the management of Parent and its Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Parent and its Subsidiaries. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding any delivery or disclosure to Parent, Merger Sub or any of their respective Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption, (c) except for the representations and warranties made by the Company in this Article III, the adequacy or sufficiency of the Company Reserves or its effect on any “line item” or asset, liability or equity amount on any financial or other document, (d) the future profitability of the business of the Company or its Subsidiaries or (e) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives or Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Neither the Company, its Subsidiaries nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article III.
ARTICLE IV
Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as (A) set forth in the corresponding section of the disclosure letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) or (B) disclosed or reserved for in any Parent SEC Documents filed prior to the third Business Day prior to the date hereof (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings and any other disclosures in any such filings that are cautionary, predictive or forward-looking in nature (it being agreed and understood that any matter disclosed in such Parent SEC Documents shall not be deemed disclosed for purposes of Sections 4.01, 4.02, 4.03, 4.14 and 4.23):
SECTION 4.01.   Organization; Standing.
(a)   Each of Parent and its Subsidiaries (including Merger Sub) (i) is a corporation or other legal entity, duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization, (ii) has full corporate or similar power and authority to own, lease and operate its properties, rights and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in the case of clause (iii), where such failure would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(b)   A true and correct copy of each of the Parent Organizational Documents is included in the Parent SEC Documents
(c)   Parent has made available to the Company true and correct copies of Merger Sub’s certificate of incorporation, memorandum of association, bye-laws or other comparable charter or organizational documents, each as amended to the date of this Agreement. Parent is not in violation of any provisions of the Parent Organizational Documents. Parent has made available to the Company true and correct copies of the organizational documents of Parent’s material U.S. domiciled Subsidiaries, in each case, as amended and in effect as of the date of this Agreement.
SECTION 4.02.   Capitalization.
(a)   The authorized share capital of Parent consists of 300,000,000 common shares, par value $0.10 per share, of Parent (the “Parent Shares”) and 30,000,000 preference shares, par value $0.10 per share, of Parent (the “Parent Preference Shares”). At the close of business on August 5, 2020 (the “Parent Capitalization

Date”), (i) 94,950,373 Parent Shares were issued and outstanding, (ii) no Parent Preference Shares were issued and outstanding, (iii) 3,494,979 Parent Warrants were issued and outstanding, and (iv) no Parent Shares were held by Parent as treasury shares. Since the Parent Capitalization Date through the date of this Agreement, other than in connection with the vesting or settlement of Parent Awards, neither Parent nor any of its Subsidiaries has issued any Parent Shares or any securities that are convertible into or exchangeable or exercisable for Parent Shares. All of the issued and outstanding Parent Shares have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable securities Laws.
(b)   As of the close of business on the Parent Capitalization Date, Parent had no Parent Shares or Parent Preference Shares reserved for issuance, except for 22,252,206 Parent Shares reserved for issuance pursuant to the Parent Share Plans and 3,494,979 shares reserved for issuance pursuant to the Parent Warrants, and there were vested but unexercised Parent Options outstanding for 8,306,658 Parent Shares.
(c)   Section 4.02(c) of the Parent Disclosure Letter contains a true and correct list as of the Parent Capitalization Date of outstanding Parent Awards, including for each such award (as applicable) the holder (the specific identity of whom may be redacted to the extent required by applicable Law), type of award, the number of Parent Shares subject to each award (for the avoidance of doubt, for performance-based awards, the target number of Parent shares is the number at target level of performance), the applicable Parent Share Plan under which such awards were granted, grant date, vesting schedule, expiration date, exercise price and performance period. There are no outstanding compensatory share options, restricted shares, restricted share units or other equity-related securities or awards other than the Parent Awards. No Parent Option is an “incentive stock option” within the meaning of Section 421 of the Code.
(d)   Except as set forth in Section 4.02(d) of the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Shares, Parent Preference Shares or Parent Rights or to pay any dividend or make any other distribution in respect thereof, and, as of the date of this Agreement, no such obligations have been asserted by any holders of Parent Shares, Parent Preference Shares or Parent Rights. There are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of shares of Parent. There are no preemptive or similar rights granted by Parent or any Subsidiary of Parent on the part of any holders of any class of securities of Parent or any Subsidiary of Parent. Except as set forth above in Section 4.02(d) of the Parent Disclosure Letter, other than the outstanding Parent Awards and the outstanding Parent Warrants, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Parent or any of the Subsidiaries of Parent is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, Parent or any Subsidiary of Parent, (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Parent or any of its Subsidiaries.
(e)   A true and correct list of all the Subsidiaries of Parent, as of the date of this Agreement, is set forth in Section 4.02(e) of the Parent Disclosure Letter. Except as set forth in Section 4.02(e) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has entered into a written contract that provides for the right to acquire at any time by any means, directly or indirectly, an equity interest in any other Person. Parent or one of its wholly owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of Parent and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of Parent are owned by Parent free and clear of all Liens, except for Permitted Liens. There are no outstanding Parent Subsidiary Stock Rights. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of Parent or any Parent Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

(f)   The authorized share capital of Merger Sub consists of 100 shares, par value $1.00 per share, all of which are validly issued and outstanding. Parent owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens. Merger Sub has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any business activities other than those relating to the Transactions.
SECTION 4.03.   Authority; Noncontravention; Voting Requirements.
(a)   Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and, subject to the Merger Sub Shareholder Approval, the Parent Shareholders Approval and any required Governmental Approvals, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by each of the Parent Board and the Merger Sub Board, as applicable, and, except for executing and delivering the Statutory Merger Agreement, filing the Merger Application with the Registrar pursuant to the Bermuda Companies Act and obtaining the Merger Sub Shareholder Approval (which approval shall be provided by the written consent of Parent immediately following the execution of this Agreement), the Parent Shareholder Approval and any required Governmental Approvals as set forth in Section 4.04 or Sections 4.04(e) or 4.04(k) of the Parent Disclosure Letter, no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.
(b)   The Parent Board has (i) determined that the Merger, the Share Issuance and the other Transactions contemplated hereby, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent, (ii) approved this Agreement, the Statutory Merger Agreement and the Transactions and (iii) resolved, subject to Section 5.03, to recommend approval by the holders of the Parent Shares of the issuance of Parent Shares in the Merger as contemplated by this Agreement, including the issuance of Parent Shares upon the exercise or exchange of the Merger Consideration Preference Shares, the Merger Consideration Warrants and the Upside Rights (the “Share Issuance”), to the holders of Parent Shares (such recommendation, the “Parent Board Recommendation”), and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, modified or withdrawn in any way.
(c)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of (A) the Parent Organizational Documents or (B) subject to obtaining the Merger Sub Shareholder Approval, the similar organizational documents of Merger Sub or any of Parent’s other Subsidiaries in any material respect or (ii) assuming (A) compliance with the matters set forth in Section 3.03(c) (other than Section 3.03(c)(ii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 3.03(c)), (B) that the actions described in Section 4.03(a) have been completed, (C) that the Consents referred to in Section 4.04, the Merger Sub Shareholder Approval and the Parent Shareholder Approval are obtained and (D) that the filings referred to in Section 4.04 are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (D), prior to the Effective Time, (x) violate any Law applicable to Parent or any of its Subsidiaries in any material respect, (y) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Parent Material Contract or (z) result in the creation of any Lien other than a Permitted Lien on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (ii)(y) and (ii)(z), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(d)   Other than the Merger Sub Shareholder Approval, the affirmative vote (in person or by proxy) of the holders of a majority of the voting power of the Parent Shares that are present (in person or by proxy) at the Parent Shareholders Meeting at which at least two Persons holding or representing by proxy more than fifty percent (50%) of the voting power represented by the Parent Shares that are entitled to vote thereat (the “Parent Shareholder Approval”) in favor of the Share Issuance, are the only votes or approvals of the holders of any class or series of share capital of Parent or any of its Subsidiaries that are necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.
SECTION 4.04.   Governmental Approvals.   Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Joint Proxy Statement, the Registration Statement and such filings under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Merger and the Transactions, (b) compliance with the rules and regulations of the NYSE, (c) the filing of (i) the Merger Application with the Registrar pursuant to the Bermuda Companies Act and (ii) appropriate documents with the relevant authorities of other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (d) the approval of the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 regarding the change of ownership of the Company (the “BMA Filing”), (e) filings required under, and compliance with other applicable requirements of, the HSR Act, and the other Consents, filings, declarations or registrations required to be made or obtained under the Antitrust Laws set forth in Section 4.04(e) of the Parent Disclosure Letter, (f) compliance with any applicable state securities or blue sky laws, (g) the filing of ownership and ownership management assessment forms FFFS 2015:8; appendix 1a (natural person)(as applicable), appendix 1b (legal person) and appendix 1c (senior management in a firm that owns an insurance entity) with the Swedish Financial Supervisory Authority (the “SFSA Filings”), (h) notification under Section 178 of the Financial Services and Markets Act 2000 to the U.K. Prudential Regulation Authority and the U.K. Financial Conduct Authority for approval or non-objection in respect of the proposed change in control of Sirius International Managing Agency Limited (i) notification under Section 178 of the Financial Services and Markets Act 2000 to the U.K. Financial Conduct Authority for approval or non-objection in respect of the proposed change in control of Sirius International Managing Agency Limited, IMG Europe Ltd and A La Carte Healthcare Limited (j) such pre-acquisition change of control notifications to Lloyd’s as are required in respect of the acquisition of Sirius International Corporate Member Limited, Sirius International Managing Agency Limited and Sirius International Underwriting Division (Lloyd’s China Platform) (the filings, approvals or notifications in clauses (h) through (j), the “U.K. Filings”); (k) approvals, filings and notices under all applicable Insurance Laws as set forth in Section 4.04 of the Parent Disclosure Letter (the “Parent Insurance Approvals”) and (l) the Company Insurance Approvals (assuming the accuracy of the representations and warranties made in Section 3.04(g) and the completeness of Section 3.04 of the Company Disclosure Letter), no Consent of, or filing, declaration or registration with, any Governmental Authority by Parent is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or would not reasonably be likely to prevent, impede, interfere with, hinder or delay in any material respect the ability of Parent and Merger Sub to consummate the Transactions. Parent has no reason to believe that any facts or circumstances related to its or its Affiliates’ identity, financial condition, jurisdiction or domicile or regulatory status will impair or delay its ability to promptly obtain the consents, approvals, authorizations and waivers set forth in Section 4.03 and 4.03 of the Parent Disclosure Letter.
SECTION 4.05.   Parent SEC Documents; Undisclosed Liabilities
(a)   Since January 1, 2019, Parent has filed with or furnished to (as applicable) the SEC all reports, schedules, forms, statements, registration statements, prospectuses, proxy statements or other documents required to be filed or furnished by Parent with the SEC on a timely basis pursuant to the Securities Act or the Exchange Act (collectively with any reports, schedules, forms, certifications, statements, registration statements, prospectuses, proxy statements and other documents (including the exhibits and other information incorporated therein) filed or furnished by Parent with the SEC after the date of this Agreement, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) or their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Parent SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the NYSE, as the case may be, applicable to such Parent SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from the SEC staff with respect to any Parent SEC Document. Since January 1, 2019, Parent has been in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to Parent.
(b)   The Joint Proxy Statement and the Registration Statement will not, on the date of filing with the SEC, on the date of any amendment or supplement thereto, and, with respect to the Joint Proxy Statement, at the time the Joint Proxy Statement is first mailed to the shareholders of Parent and at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law, including the provisions of the Securities Act, the Exchange Act and any other applicable Law governing the preparation, distribution or dissemination of such documents. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement based on information supplied by the Company or any of its Representatives specifically for inclusion (or incorporation by reference) therein.
(c)   Each of the consolidated financial statements of Parent and its consolidated Subsidiaries (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents (the “Parent Financial Statements”) (i) complied as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC, (ii) were prepared in accordance with GAAP (as in effect on the date of such Parent Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (iii) fairly present, in all material respects, the financial position of Parent and Parent’s consolidated Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein, in each case, except as may be indicated in the notes thereto, and, in the case of interim financial statements, for normal year-end adjustments that were or will be made in the ordinary course of business and none of which were material to Parent and its Subsidiaries, taken as a whole. None of Parent or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(d)   Neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto) except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of Parent and its Subsidiaries as of December 31, 2019, included in the Parent SEC Documents, (ii) incurred after December 31, 2019, in the ordinary course of business, (iii) as contemplated or permitted to be incurred by this Agreement or otherwise incurred in connection with the Transactions or otherwise disclosed in Section 4.05(d) of the Parent Disclosure Letter, or (iv) as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(e)   Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (each as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act and designed as necessary to permit the preparation of financial statements in conformity with GAAP. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP, and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of Parent’s financial statements in accordance with GAAP and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, has not identified any significant deficiencies and material weaknesses or any fraud with respect to its financial reporting.
(f)   Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
(g)   As of the date of this Agreement, except as disclosed in Parent’s definitive proxy statements included in the Parent SEC Documents or in Section 4.05(g) of the Parent Disclosure Letter, within the last twelve (12) months no event has occurred and no relationship exists that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.
SECTION 4.06.   Absence of Certain Changes.   From January 1, 2020 through the date of this Agreement, (a) except in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto and to alternative transactions to the Transactions, and other than in connection with the Transactions, or as set forth in Section 4.06 of the Parent Disclosure Letter, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (b) there has been no event or condition that has had, or would reasonably be likely to have, a Parent Material Adverse Effect.
SECTION 4.07.   Legal Proceedings.
(a)   Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, or as set forth in Section 4.07 of the Parent Disclosure Letter, as there is no (i) pending or, to the Knowledge of Parent, threatened in writing, Action against Parent or any of its Subsidiaries (other than Actions under or in connection with any Parent Insurance Policies) or (ii) outstanding Order imposed upon Parent or any of its Subsidiaries.
(b)   Prior to the date of this Agreement, Parent has made available to the Company all written correspondence received by Parent from the Series B Preferred Shareholders and their Representatives with respect to the Series B Claims.
(c)   This Section 4.07 does not relate to Intellectual Property matters, which are the subject of Section 4.13.
SECTION 4.08.   Compliance with Laws; Permits
(a)   Parent and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Laws and Orders, in each case, applicable to Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened in writing, the outcome of which is reasonably likely to have a Parent Material Adverse Effect.
(b)   Parent and each of its Subsidiaries hold, and since January 1, 2019 have held, all Permits, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There are no Actions pending or, to the Knowledge of Parent, threatened in writing, that seek the revocation, cancellation or adverse modification of any Permit, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(c)   None of Parent and its Subsidiaries nor, to the Knowledge of Parent, any director, officer or employee or anyone in a position to exercise a senior management function or other key function of Parent or any of its Subsidiaries is, or has been, (i) ineligible or unfit to act in such role or (ii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the authorization of any UK-regulated Subsidiary of Parent, by the PRA or FCA, for the conduct of regulated activities except, in the case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(d)   This Section 4.08 does not relate to the Parent SEC Documents, financial statements or compliance with the Sarbanes-Oxley Act, which are the subject of Section 4.05, Tax matters, which are the subject of Section 4.09, employee benefits and labor matters, which are the subject of Sections 4.10 and 4.11, or insurance or reinsurance matters, which are the subject of Sections 4.16 through 4.19.
SECTION 4.09.   Tax Matters.   Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect:
(a)   Parent and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them. All such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, and all Taxes owed by Parent and each of its Subsidiaries that are due have been timely paid or have been reserved against in accordance with GAAP.
(b)   All Taxes which Parent or any of its Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority. Parent and its Subsidiaries have reported such withheld amounts to the appropriate taxing or Governmental Authority and to any such payee, as required by Law.
(c)   The charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected on the books of Parent and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover tax liabilities accruing through the end of the last period for which Parent and its Subsidiaries have recorded items on their respective books, and since the end of the last period for which Parent and its Subsidiaries have recorded items on their respective books, neither Parent nor any of its Subsidiaries has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the ordinary course of business.
(d)   Neither Parent nor any of its Subsidiaries is, or during the past 12-month period has been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code).
(e)   Neither Parent nor any of its Subsidiaries is, or during the past 12-month period has been, a controlled foreign corporation (within the meaning of Section 957 of the Code); except, in each case, for a controlled foreign corporation solely as a result of the application of Section 318(a)(3)(C) of the Code.
(f)   Neither Parent nor any of its Subsidiaries is (immediately before the Merger based on a closing of the book approach), or has been, a passive foreign investment company (within the meaning of Section 1297 of the Code).
(g)   Neither Parent nor any of its Subsidiaries is (i) a domestic corporation as a result of the application of Section 7874(b) of the Code, or (ii) a surrogate foreign corporation (within the meaning of Section 7874(a) of the Code).
(h)   As of the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice from any Tax authority of any pending or threatened audits, examinations, investigations, claims or other proceedings in respect of any Taxes of Parent or any of its Subsidiaries. No deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against Parent or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn, or that have been adequately reserved for in accordance with GAAP.
(i)   There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(j)   Neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).
(k)   Neither Parent nor any of its Subsidiaries is subject to a particular Tax or is required to file in a jurisdiction where Parent or its Subsidiaries does not file Tax Returns (or files a tax return showing no tax) or has been notified by any Governmental Authority that it is or may be subject to Tax by that jurisdiction.
(l)   Neither Parent nor any of its Subsidiaries (i) has any income that is effectively connected with a United States trade or business (within the meaning of Section 864(c) of the Code) or (ii) is engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code.
(m)   Neither Parent nor any of its Subsidiaries has (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes, which waiver or agreement, as applicable, remains in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (ii) applied for a ruling from a taxing authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending or (iii) entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority, in each case that is binding on Parent or its Subsidiaries (as applicable) for any post-Closing Tax period.
(n)   Neither Parent nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course contracts or leases or contracts solely among or between any of Parent and its Subsidiaries) or has any liability for Taxes of another Person (other than Parent or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than any contract that does not relate principally to Taxes) that will require any payment by Parent or any of its Subsidiaries after the Closing Date.
(o)   Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).
(p)   As of the date of this Agreement, neither Parent nor any of its Subsidiaries has a permanent establishment in a jurisdiction outside of the jurisdiction in which Parent or its Subsidiaries, respectively, are organized.
(q)   Parent and each of its Subsidiaries has conducted all intercompany transactions in substantial compliance with applicable transfer pricing requirements (including, with respect to the United States, the principles of Sections 482 and 845 of the Code) (or any similar provision of applicable Law). Parent and each of its Subsidiaries has complied in all respects with applicable rules relating to transfer pricing (including the filing of all required transfer pricing reports) and has maintained in all respects all necessary documentation in connection with any intercompany reinsurance transactions in accordance with applicable Law.
(r)   Except for Third Point Reinsurance (USA) Ltd., neither Parent nor any of its Subsidiaries organized outside of the United States has made an election under Section 953(d) of the Code to be treated as a domestic corporation. Third Point Reinsurance (USA) Ltd. (i) has in effect, and has had in effect since its formation, a valid election under Section 953(d) of the Code to be treated as a domestic corporation and (ii) has complied in all material respects with the terms and conditions of the closing agreement with the IRS regarding Section 953(d) of the Code, dated August 2016.
(s)   All excise Tax Returns and excise Taxes under Section 4371 of the Code with respect to any reinsurance or retrocession agreement to which Parent or any of its Subsidiaries is a party have been duly and timely filed and paid.
(t)   The representations and warranties made in this Section 4.09 and Section 4.10 are the only representations and warranties under Article IV made by Parent and Merger Sub with respect to matters relating to Taxes and, notwithstanding anything else to the contrary in this Agreement, no representation or warranty is provided with respect to any current or deferred Tax asset Parent or any of its Subsidiaries (including any reserves or offsetting assets with respect thereto).
SECTION 4.10.   Employee Benefits.
(a)   Section 4.10(a) of the Parent Disclosure Letter contains a true and correct list, as of the date of this Agreement, of each material Parent Plan. With respect to each material Parent Plan, Parent has made available to the Company true and correct copies (to the extent applicable) of (i) the plan document, including any amendments thereto, other than any document that Parent or any of its Subsidiaries is prohibited from making available to the Company as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent summary plan description for each material Parent Plan for which such summary plan description is required by applicable Law, (iii) each applicable trust agreement, insurance or group annuity contract or other funding vehicle, including any amendments thereto, (iv) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto or any similar reports filed with any comparable Governmental Authority in any non-U.S. jurisdiction having jurisdiction over any Parent Plan (if any) and (v) any material correspondence with any Governmental Authority regarding any Parent Plan sent or received in the preceding twelve (12) months. Neither Parent nor any of its Subsidiaries has announced any intention or commitment to amend or modify or enter into any material Parent Plan or to take any action with respect to a Parent Plan that in any such case would reasonably be likely to result in a material increase to the costs of providing compensation or employee benefits to employees, directors, officers or other service providers.
(b)   Each Parent Plan is in compliance with its terms and applicable Laws and has been administered in accordance with its terms and applicable Laws, other than instances of noncompliance that would not, individually or in the aggregate, reasonably be likely to result in a material liability to Parent or any of its Subsidiaries. Each Parent Pension Plan that, as of the date of this Agreement, is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of Parent, there are no existing circumstances or any events that have occurred that would reasonably be likely to cause the loss of any such qualification status of any such Parent Pension Plan, except where such loss of qualification status would not, individually or in the aggregate, reasonably be likely to result in a material liability to Parent or any of its Subsidiaries. Except as would not reasonably be likely to have a Parent Material Adverse Effect, there are no pending or, to the Knowledge of Parent, threatened or anticipated claims, actions, suits, investigations, audits or examinations with respect to any Parent Plan or its assets (other than routine claims for benefits).
(c)   Parent does not maintain or contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each, as defined in Section 4001 of ERISA).
(d)   Except as required under applicable Laws or during any applicable severance period of not more than three (3) years, no Parent Plan provides or has promised to provide health, medical, dental or life insurance benefits following retirement or other termination of employment the cost of which would be material to Parent or any of its Subsidiaries.
(e)   Except as would not reasonably be likely to have a Parent Material Adverse Effect, each Parent Plan subject to the laws of any jurisdiction outside of the U.S. (each, a “Non-U.S. Parent Plan”) (i) complies in all material respects with applicable Laws, (ii) is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Parent Plan is intended or required to be funded and/or book reserved, (iii) has been registered to the extent required, and has been maintained in good standing with each applicable Governmental Authority and (iv) if intended to qualify for special Tax treatment, meets all requirements for such treatment.
(f)   Except as otherwise contemplated under this Agreement or as set forth in Section 4.10(f) of the Parent Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or other individual service provider of Parent or any of its Subsidiaries to severance pay or any other payment or benefit under any

Parent Plan, (ii) accelerate the time of payment or vesting of compensation or benefits, or increase the amount of compensation due to any director, officer, employee or individual service provider of Parent or any of its Subsidiaries (whether by virtue of any termination, severance, change of control or similar benefit or otherwise), (iii) cause Parent to transfer or set aside any assets to fund any benefits under any Parent Plan, (iv) result in any forgiveness of indebtedness, trigger any funding obligation under any Parent Plan or impose any restrictions or limitations on Parent’s rights to administer, amend or terminate any Parent Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any tax gross-up, indemnification or other payment) from Parent or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
SECTION 4.11.   Labor Matters.
(a)   Except as has not had and would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, as of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (ii) to the Knowledge of Parent, there are no activities or proceedings of any labor organization to organize any employees of Parent or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or similar organization, (iii) there is no pending or, to the Knowledge of Parent, threatened labor strike, lockout, slowdown, work stoppage, picketing or other labor dispute by or with respect to the employees of Parent or any of its Subsidiaries and (iv) no material unfair labor practice charges, grievances, arbitrations, administrative charges or complaints are pending or, to the Knowledge of Parent, threatened against it or any of its Subsidiaries.
(b)   Except as has not had and would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries are in compliance with all applicable Laws (and, to the extent applicable, the terms of all applicable internal policies, procedures and contracts between Parent or any of its Subsidiaries and the effected Person(s)) relating to Employee Matters. Except as set forth on Section 4.11 of the Parent Disclosure Letter, there is no pending or, to the Knowledge of Parent, threatened action or proceeding involving any Employee Matters (including actions or proceedings involving allegations of sexual harassment or misconduct) that would reasonably be likely to have a Parent Material Adverse Effect.
SECTION 4.12.   Investments.
(a)   Parent has made available to the Company a true and correct list of all investment assets that are beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Parent or a Subsidiary of Parent and carried on the books and records of Parent and its Subsidiaries (“Parent Investment Assets”) as of and for the twelve-month period ended December 31, 2019. Except as set forth in Section 4.12 of the Parent Disclosure Letter, Parent, or its applicable Subsidiary, has, as of the date of this agreement, and will have (except for such Parent Investment Assets that are sold or otherwise transferred not in violation of this Agreement), as of the Closing Date, valid title to all Parent Investment Assets, free and clear of any Liens other than Permitted Liens.
(b)   Parent has made available to the Company a true and correct copy of the Parent Investment Guidelines and, to the Knowledge of Parent, the Parent Investment Assets comply, and the acquisition thereof complied, in all respects with any and all investment restrictions under applicable Law and the Parent Investment Guidelines, except where such non-compliance would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)   To the Knowledge of Parent, as of the date of this Agreement, none of the Parent Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, “gates,” “side-pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)   Each material agreement providing for investment management services to Parent or any of its Subsidiaries was entered into, and the performance of each investment manager is evaluated, in a commercially reasonable, arm’s length manner and complies with the Investment Advisers Act of 1940 in all material respects.
SECTION 4.13.   Intellectual Property; IT Systems; Data Security; Privacy Laws.
(a)   Section 4.13(a) of the Parent Disclosure Letter sets forth a true and complete list of all registered trademarks, registered copyrights, issued patents, registered domain names and pending applications for any of the foregoing that are material Parent Intellectual Property. Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent or a Subsidiary exclusively owns all Parent Intellectual Property and Parent and its Subsidiaries own, or are licensed to use, all Intellectual Property used in the conduct of the business of Parent and its Subsidiaries as currently conducted (in each case, free and clear of all Liens other than Permitted Liens).
(b)   No claims are pending or, to the Knowledge of Parent, threatened in writing (i) challenging the ownership, enforceability, scope, validity or use by Parent or any of its Subsidiaries of any Parent Intellectual Property or (ii) alleging that Parent or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.
(c)   Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (i) no Person is misappropriating, violating, diluting or infringing the rights of Parent or any of its Subsidiaries with respect to any Parent Intellectual Property and (ii) the operation of the business of Parent and its Subsidiaries as currently conducted does not violate, misappropriate, dilute or infringe the Intellectual Property rights of any other Person.
(d)   Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, no software included in the Parent Intellectual Property contains or is derived from any software code that is subject to the provisions of any open source software license that (i) requires, or conditions the use or distribution of any such software in the manner currently used or distributed by Parent or any of its Subsidiaries on the disclosure, licensing or distribution of any source code for any portion of such software or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of Parent and its Subsidiaries to use or distribute any such software in the manner currently used or distributed by Parent or any of its Subsidiaries.
(e)   Since January 1, 2019, there has been no failure or malfunction of any Parent IT Systems that caused any material disruption to the business of Parent or any of its Subsidiaries and, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, the Parent IT Systems that are owned, leased or under the control of Parent or any of its Subsidiaries do not, to the Knowledge of Parent, contain any Malware that would reasonably be expected to disrupt in any material respect the ability of the Parent or any of its Subsidiaries to conduct their businesses or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any Personal Information or other non-public information.
(f)   Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent and all of its Subsidiaries have (i) implemented and complied with written information security (including cybersecurity), business continuity and backup and infrastructure disaster recovery plans and procedures that are materially consistent with applicable Privacy Laws and (ii) have tested such plans and procedures on a periodic basis, and such plans and procedures have proven reasonably effective upon such testing in all material respects or Parent and its Subsidiaries have remediated or have developed plans to remediate any material issues identified. Since January 1, 2019, to the Knowledge of Parent, there has been no material unauthorized disclosure, use of or access to (1) any Personal Information or other non-public information held by or on behalf of any of Parent or any of its Subsidiaries (other than as would not need to be notified to a data protection authority under applicable Privacy Laws) or (2) the Parent IT Systems.
(g)   Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, since January 1, 2019, Parent and all of its Subsidiaries have implemented and complied with internal privacy policies and procedures that are consistent with applicable Privacy Laws. To the Knowledge of Parent, since January 1, 2019, neither Parent nor any of its Subsidiaries has received a written complaint from any Person in relation to the Processing of Personal Information or a written communication from any Governmental Authority that Parent or any of its Subsidiaries is acting or has acted in material breach of or is otherwise being investigated or is the subject of enforcement action in respect of a breach of any Privacy Laws.
SECTION 4.14.   Anti-Takeover Provisions.   No Takeover Law applies to Parent with respect to this Agreement or the Merger.
SECTION 4.15.   Contracts.
(a)   All Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act since January 1, 2019 of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to the Company.
(b)   Except for this Agreement and Contracts described in Section 4.15(a), Section 4.15(b) of the Parent Disclosure Letter sets forth a list of all the Contracts to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement (other than any Parent Plans, Parent Reinsurance Contracts, Parent Insurance Policies, and any contracts, agreements, instruments or commitments that relate to the acquisition, disposition or custody of any Parent Investment Assets) (the Contracts required to be listed in Section 4.15(b) of the Parent Disclosure Letter, together with the Contracts described in Section 4.15(a), collectively, “Parent Material Contracts”) that:
(i)   are with an affiliate that would be required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act;
(ii)   relate to the formation or management of any joint venture or partnership that is material to the business of Parent and its Subsidiaries, taken as a whole;
(iii)   provide for Indebtedness of Parent or any of its Subsidiaries having an outstanding or committed amount in excess of $2,000,000, other than any Indebtedness between or among any of Parent and any of its Subsidiaries and other than any letters of credit;
(iv)   have been entered into since January 1, 2019, and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case, for aggregate consideration under such Contract in excess of $2,000,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of investments made pursuant to the investment policies and guidelines of Parent (the “Parent Investment Guidelines”), or of supplies, products, properties or other assets in the ordinary course of business;
(v)   impose material exclusivity (other than non-competition covenants) or non-solicitation obligations on Parent or any of its Subsidiaries (including the Company or any of its Subsidiaries following the Effective Time), except for confidentiality or commercial agreements entered into in the ordinary course of business;
(vi)   contain provisions that prohibit Parent or any of its Subsidiaries from competing in any material line of business or grant a right of exclusivity to any Person which prevents Parent or any Subsidiary of Parent from entering any material territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by Parent or any of its Subsidiaries on less than ninety (90) days’ notice without payment by Parent or any Subsidiary of Parent of any material penalty;
(vii)   involve or would reasonably be likely to involve aggregate payments by or to Parent and/or its Subsidiaries in excess of $2,000,000 in any twelve (12)-month period, other than (x) Contracts that can be terminated by Parent or any of its Subsidiaries on less than ninety (90) days’ notice without payment by Parent or any Subsidiary of Parent of any material penalty or (y) commercial agreements entered into in the ordinary course of business;

(viii)   include an indemnification obligation of Parent or any of its Subsidiaries with a maximum potential liability in excess of $5,000,000;
(ix)   are an investment advisory or investment management agreements or arrangements to which Parent or any of its Subsidiaries is a party pursuant to which assets valued at $35,000,000 or greater are managed;
(x)   are suretyship contracts, performance bonds, working capital maintenance agreements or other forms of guaranty agreements pursuant to which $1,000,000 or more is guaranteed, other than insurance or reinsurance contracts, letters of credit, surety bonds or other forms of security entered into in the ordinary course of business;
(xi)   prohibit the payment of dividends or distributions in respect of the capital stock of Parent or any of its Subsidiaries, prohibit the pledging of the capital stock of Parent or any of its Subsidiaries or prohibit the issuance of any guarantee by Parent or any of its Subsidiaries; or
(xii)   related to (A) development, assignment, or licensing of Intellectual Property or (B) information technology services (including support, maintenance and hosting agreements), in each case involving or reasonably likely to involve aggregate payments by or to Parent and/or its Subsidiaries in excess of $1,000,000 in any twelve (12)-month period.
(c)   Each of the Material Contracts is valid and binding on Parent and each of its Subsidiaries to the extent Parent or such Subsidiary is a party thereto and, to the Knowledge of Parent, each other party thereto and is in full force and effect (subject to the Bankruptcy and Equity Exception), except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There is no breach or default under any Parent Material Contract by Parent or any of its Subsidiaries and, to the Knowledge of Parent, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Except as would not reasonably be likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received written notice from any other party to a Parent Material Contract that such other party intends to terminate, not renew, or renegotiate the terms of any such Parent Material Contract (except in accordance with the terms thereof).
SECTION 4.16.   Insurance Business.
(a)   Section 4.16(a) of the Parent Disclosure Letter contains a true and complete list of each Subsidiary of Parent that conducts the business of insurance or reinsurance (each, a “Parent Insurance Subsidiary”), together with the jurisdiction of domicile thereof. None of the Parent Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. Each of the Parent Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company or, where applicable, reinsurance company, in its jurisdiction of incorporation or organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance or reinsurance, as applicable, in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted.
(b)   Except as required by Insurance Laws of general applicability and the insurance or reinsurance licenses maintained by the Parent Insurance Subsidiaries, or as set forth in Section 4.16(b) of the Parent Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is a party, on one hand, and any Governmental Authority is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Authority, nor has Parent nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Authority, in each case specifically with respect to it or any of its Subsidiaries, which (i) limit the ability of Parent or any of the Parent Insurance Subsidiaries to issue Parent Insurance Policies or enter into reinsurance agreements, (ii) require any divestiture of any investment of any Subsidiary, (iii) in any manner relate to the ability of any of Parent’s Subsidiaries to pay dividends, or (iv) otherwise restrict the conduct of business of Parent or any of its Subsidiaries, except, in each of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse

Effect. Parent has made available to the Company, to the extent permitted by applicable Law, true and correct copies of all material correspondence with any applicable Insurance Regulator on or prior to the date of this Agreement since January 1, 2019.
(c)   All insurance policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto that are issued by a Parent Insurance Subsidiary (the “Parent Insurance Policies”) and in effect as of the date of this Agreement are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(d)   The Parent Insurance Subsidiaries, and, to the Knowledge of Parent, their respective agents and administrators that wrote, sold, produced, managed or marketed the Parent Insurance Policies for any of the Parent Insurance Subsidiaries, have issued, sold, produced, managed and marketed such Parent Insurance Policies in compliance with applicable Law in the respective jurisdictions in which such products have been sold, except such non-compliance as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, each agent or administrator (i) was duly licensed as required by Law in the particular jurisdiction in which such agent or administrator wrote, sold, produced, managed or marketed the Parent Insurance Policies (for the type of business wrote, sold, produced, managed or marketed on behalf of the Parent Insurance Subsidiary) except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations and which have not had and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) if required by applicable Law, was duly appointed by the applicable Parent Insurance Subsidiary, except such omissions as have not had and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.17.   Statutory Statements; Examinations.
(a)   Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since January 1, 2019, each of the Parent Insurance Subsidiaries has filed or submitted all material annual and quarterly statutory financial statements, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Parent Statutory Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(b)   Parent has made available to the Company, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator on or prior to the date of this Agreement, true and correct copies of all material (i) Parent Statutory Statements as of December 31, 2019 and December 31, 2018, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator and (ii) examination reports of any insurance regulatory authorities received by Parent relating to the Parent Insurance Subsidiaries since January 1, 2019. The financial statements included in such Parent Statutory Statements were prepared in all material respects in accordance with Applicable SAP, applied on a consistent basis, except as may have been noted therein, during the periods involved, and fairly present in all material respects, to the extent required by and in conformity with Applicable SAP, the statutory financial position of the relevant Parent Insurance Subsidiary as of the respective dates thereof and the results of operations of such Parent Insurance Subsidiary for the respective periods then ended, and no material deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Parent Statutory Statements that has not been cured or otherwise resolved prior to the date hereof. Except as indicated therein, (x) all assets that are reflected on the Parent Statutory Statements comply with all applicable Insurance Laws regulating the investments of the Parent Insurance Subsidiaries and (y) all applicable Insurance Laws with respect to admitted assets and are in amount at least equal to the minimum amount required by applicable Insurance Laws except, in the case of clauses (x) and (y), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. The financial statements included in the Parent Statutory Statements accurately reflect in all material respects the extent to which, under applicable Law and Applicable SAP, the applicable Parent Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept).
(c)   Since January 1, 2019, no material fine or penalty has been imposed on any Parent Insurance Subsidiary by any Insurance Regulator. Since January 1, 2019, neither Parent nor any of its Subsidiaries has received any material adverse remarks, comments or responses on any of the reporting, visits, reviews, questionnaires or surveys, or any other matter from the relevant Insurance Regulator.
SECTION 4.18.   Reinsurance.
(a)   As of the date of this Agreement, each reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Parent Insurance Subsidiary is the cedent or reinsurer (the “Parent Reinsurance Contracts”) is a legal, valid and binding obligation of the applicable Parent Insurance Subsidiary and, to the Knowledge of Parent, each other party thereto, and is enforceable against the applicable Parent Insurance Subsidiary, and, to the Knowledge of Parent, each other party thereto, in accordance with its terms (except in each case as may be limited by the Bankruptcy and Equity Exception), except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Neither the applicable Parent Insurance Subsidiary nor, to the Knowledge of Parent, any of the other parties to any Parent Reinsurance Contract is in material default or material breach or has failed to perform any material obligation under any such Parent Reinsurance Contract, and, to the Knowledge of Parent, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both), except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. None of the Parent Insurance Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Parent Insurance Subsidiary under any Parent Reinsurance Contract, except where such default would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There are no pending or, to the Knowledge of Parent, threatened Actions with respect to any material Parent Reinsurance Contract.
(b)   To the Knowledge of Parent, (i) no party to a Parent Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (ii) there are no, and since January 1, 2019 there have been no, disputes under any Parent Reinsurance Contract other than disputes in the ordinary course of business for which adequate loss reserves have been established and (iii) the applicable Parent Insurance Subsidiary is entitled to take credit for reinsurance in the Parent Statutory Statements for all such Parent Reinsurance Contracts with respect to which credit for reinsurance is available and all such amounts recoverable, receivable or payable have been properly recorded in the books and records of account (if so accounted therefor) of the applicable Parent Insurance Subsidiary and are properly reflected in the Parent Statutory Statements and in Parent’s financial statements prepared in accordance with GAAP except, in each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(c)   With respect to any Parent Reinsurance Contract for which any Parent Insurance Subsidiary is taking credit on its most recent Parent Statutory Statements, from and after January 1, 2019: (i) there has been no separate written or oral agreement between Parent or any of its Subsidiaries and the assuming reinsurer that would adversely reduce, limit, mitigate or otherwise affect any actual or potential loss to the applicable Parent Insurance Subsidiary that is a party thereto under any such Parent Reinsurance Contract, other than inuring contracts that are explicitly defined in any such Parent Reinsurance Contract; and (ii) the Parent Insurance Subsidiary party thereto complies, and has complied with any applicable requirements set forth in Applicable SAP, except, in each of clauses (i) through (ii), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
SECTION 4.19.   Reserves.   The statutory policy reserves with respect to the Parent Insurance Policies (the “Parent Reserves”) of each Parent Insurance Subsidiary contained in the Parent Statutory Statements (a) were, except as otherwise noted in the applicable Parent Statutory Statement, determined in all material respects in accordance with Applicable SAP and (b) satisfied the requirements of Applicable SAP and all applicable Law in all material respects, except as otherwise noted in such statutory statements and notes thereto included in such statutory statements. Parent has made available to the Company a true and correct copy of all material actuarial analyses of Parent and its Subsidiaries that were prepared since January 1, 2019 by third-party actuaries (or Parent’s internal actuaries if such actuarial analyses were shared with any Governmental Authorities) and are available as of the date of this Agreement. Any information and data furnished by Parent or any of its Subsidiaries to actuaries, independent or otherwise, in connection with the preparation of such actuarial analyses were derived, in all material respects, from the books and records of Parent and its Subsidiaries. Each such actuarial analysis was based upon, in all material respects, a complete and accurate inventory of Parent Insurance Policies in force at the relevant time of preparation and was prepared in all material respects in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).
SECTION 4.20.   Opinion of Financial Advisor.   On or prior to the date of this Agreement, the Parent Board has received the opinion of J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the aggregate Merger Consideration to be paid by Parent with respect to the Company Shares, the Company Options and the Company’s restricted stock, performance stock awards and restricted stock awards is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied on by the Company for any purpose.
SECTION 4.21.   Financing.
(a)   Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and correct copy of a fully executed debt commitment letter (as amended from time to time after the date hereof in compliance with Section 5.14, the “Debt Commitment Letter”) providing the terms and conditions upon which JPMorgan Chase Bank, N.A. (together with any other person that becomes party to such letter as an arranger or a lender after the date hereof, collectively, the “Lenders”) have committed to provide the full amount of financing described therein (the “Debt Financing”). As of the date of this Agreement, the Debt Commitment Letter is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, and the Debt Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect and no waiver has been granted thereunder, no such amendment, supplement, waiver or modification is contemplated except as expressly set forth therein, and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated (it being understood that the exercise of “market flex” provisions under the Fee Letter (as defined below) shall not be deemed an amendment, supplement, waiver or modification). The obligations to fund the full amount of the commitments under the Debt Commitment Letter are not subject to any conditions or contingencies other than as set forth in the Debt Commitment Letter delivered to the Company on the date hereof. As of the date hereof, assuming the satisfaction of the conditions precedent set forth in Section 6.01 and Section 6.02, there is no fact or occurrence existing as of the date of this Agreement that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate in any material respect or that causes the Debt Commitment Letter to be ineffective with respect to Parent, that in each case could reasonably be expected to constitute a material breach by Parent under the terms and conditions of the Debt Commitment Letter, that precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in the Debt Commitment Letter or that, subject to the consummation of any Other Financing Arrangement (as defined in Section 5.14), could otherwise result in the Debt Financing not being available at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement. All commitment and other fees required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid. As of the date of this Agreement, Parent has provided the Company with a complete copy of all fee letters (collectively, the “Fee Letter”) relating to the Debt Commitment Letter, subject to redactions solely of fee amounts and economic and other commercially sensitive terms, none of which redacted provisions could reasonably be expected to affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing.
(b)   Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and correct copy of a fully executed equity commitment letter (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”) providing the terms and conditions upon which the counterparty thereto (the “Equity Investor”) has committed to provide the full amount of financing described therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date of this Agreement, the Equity Commitment Letter is a legal, valid and binding obligation of Parent and the Equity Investor, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect, and the Equity Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended, supplemented or modified in any respect and no waiver has been granted thereunder, no such amendment, supplement, waiver or modification is contemplated except as expressly set forth therein, and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated. The obligation to fund the full amount of the commitment under the Equity Commitment Letter is not subject to any conditions or contingencies other than as set forth in the Equity Commitment Letter delivered to the Company on the date hereof. As of the date hereof, assuming the satisfaction of the conditions precedent set forth in Section 6.01 and Section 6.02, there is no fact or occurrence existing as of the date of this Agreement that makes any of the assumptions or statements set forth in the Equity Commitment Letter inaccurate in any material respect or that causes the Equity Commitment Letter to be ineffective with respect to Parent, that could reasonably be expected to constitute a material breach by Parent under the terms and conditions of the Equity Commitment Letter, that precludes or is reasonably likely to preclude the satisfaction of the conditions set forth in the Equity Commitment Letter or that could otherwise result in the Equity Financing not being available on a timely basis at or prior to the time that the Closing is required to occur pursuant to the terms of this Agreement. All commitment and other fees required to be paid under the Equity Commitment Letter on or prior to the date hereof have been paid.
(c)   Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters as in effect on the date hereof, together with the proceeds of any Other Financing Arrangements, will provide Parent with sufficient funds to pay the aggregate amount of Merger Consideration required to be paid in cash, cash consideration payable to holders of Company Awards pursuant to Section 2.03 and any other amount required to be paid in cash in connection with the consummation of the Transactions, including any obligations of the Surviving Company or its Subsidiaries that become due or payable by the Surviving Company or its Subsidiaries in connection with, or as a result of, the Merger, and to pay all related fees and expenses of Parent and Merger Sub (such amount, the “Required Cash Amount”).
(d)   For the avoidance of doubt, in no event shall the receipt or availability of any funds or Financing by or to Parent or any Affiliate of Parent be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
SECTION 4.22.   Solvency.   Assuming that (a) the representations and warranties of the Company set forth in Article III are true and correct in all material respects, (b) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (c) all estimates, projections and forecasts of the Company provided to Parent by the Company or its Representatives have been prepared in good faith based upon assumptions that were and are reasonable and (d) immediately prior to the Effective Time, the Company and its Subsidiaries, on a consolidated basis, are Solvent, then at and immediately following the Effective Time and after giving effect to all of the Transactions, including the funding of the Financing and any payment of all or part of the Required Cash Amount, Parent, the Surviving Company and each Subsidiary of the Surviving Company will be, on a consolidated basis, Solvent. Parent and Merger Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors.
SECTION 4.23.   Certain Arrangements.   Other than the Company Voting Agreement and the Waiver Agreements, as of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the Transactions, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve the Merger and this Agreement or agrees to vote against any Company Superior Proposal or (c) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any holder of Company Awards, on the other hand, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 2.03.

SECTION 4.24.   Brokers and Other Advisors.   Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent pursuant to an engagement letter, a copy of which has been provided to the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
SECTION 4.25.   Ownership of Company Shares.   None of Parent, Merger Sub or any of their Affiliates beneficially owns (within the meaning of Section 13d-3 of the Exchange Act), or will prior to the Closing Date beneficially own, any Company Shares or any securities that are convertible into or exchangeable or exercisable for Company Shares, or is a party, or will prior to the Closing Date become a party, to any Contract, other arrangement or understanding (whether written or oral) (other than this Agreement and the Company Voting Agreement) for the purpose of acquiring, holding, voting or disposing of any Company Shares.
SECTION 4.26.   Investment Intention.   Parent is acquiring through the Merger the shares of the Surviving Company for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of the Surviving Company have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
SECTION 4.27.   Anti-Corruption; Trade Compliance.
(a)   In the past five (5) years, Parent and its Subsidiaries and, to the Knowledge of Parent, each of their respective officers, directors, employees, and agents (collectively, the “Parent Relevant Persons”) have not directly or indirectly violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other applicable anti-corruption or anti-bribery laws or regulations except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(b)   In the past five (5) years, the Parent Relevant Persons have not in the course of their actions for, or on behalf of, Parent or any of its Subsidiaries engaged directly or indirectly in transactions: (i) with any of Crimea, Cuba, Iran, North Korea, or Syria; (ii) with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by OFAC, or the target of any applicable sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC; or (iii) prohibited by any law administered by OFAC, or by any other applicable economic or trade sanctions law applicable to the jurisdictions in which Parent and its Subsidiaries are domiciled or operate, except, in each of clauses (i) through (iii), as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
SECTION 4.28.   Real Property.   Except as would not constitute a Parent Material Adverse Effect, (a) Parent or one of its Subsidiaries has fee simple title to each parcel of real property owned by Parent or any of its Subsidiaries, and a good and valid leasehold interest in each Parent Lease, in each case free and clear of all Liens (other than Permitted Liens) and (b) none of Parent or any of its Subsidiaries has received or given notice of any default under any Parent Lease, which default continues on the date of this Agreement.
SECTION 4.29.   No Other Representations or Warranties.   Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries and that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have desired or requested to review for such purpose and that it and its Representatives have had full opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and its Subsidiaries. Except for the representations and warranties made by Parent and the Merger Sub in this Article IV, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding any delivery or disclosure to the Company or any of its Representatives or Affiliates of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the

Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, none of Parent, Merger Sub or any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives or Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, (b) any judgment based on actuarial principles, practices or analyses by any Person or as to the future satisfaction or outcome of any assumption, (c) the adequacy or sufficiency of the Parent Reserves or its effect on any “line item” or asset, liability or equity amount on any financial or other document, (d) the future profitability of the business of Parent or its Subsidiaries or (e) except for the representations and warranties made by Parent and Merger Sub in this Article IV, any oral or written information presented to the Company or any of its Representatives or Affiliates in the course of their due diligence investigation of Parent or Merger Sub, the negotiation of this Agreement or the course of the Transactions. None of Parent, Merger Sub, their respective Subsidiaries nor any other Person will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company or its Representatives or Affiliates, or the Company’s or its Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to the Company or its Representatives or Affiliates in certain “data rooms” or management presentations in connection with the Company’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article IV. Parent acknowledges that a Contagion Event has had, is having and is likely to continue to have, an impact on the Company, its Subsidiaries and their business and, to the extent that any representation or warranty of the Company herein is or becomes inaccurate or breached as a result of the impact of a Contagion Event or any action or inaction by the Company or any of its Subsidiaries, including their compliance with any directive, order, policy, guidance or recommendation by any Governmental Authority or any disaster plan of the Company or any change in applicable Law as a result of a Contagion Event, then such representation or warranty shall not be deemed breached for any purpose under this Agreement. PARENT ACKNOWLEDGES THAT, IF THE CLOSING OCCURS, PARENT SHALL ACQUIRE THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” AND “WITH ALL FAULTS” BASIS AND WITHOUT ANY WARRANTY OF NON-INFRINGEMENT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III.
ARTICLE V
Additional Covenants and Agreements
SECTION 5.01.   Conduct of Business.
(a)   During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise permitted by, or reasonably necessary to effectuate the transactions contemplated by, this Agreement, as set forth in Section 5.01 of the Company Disclosure Letter, in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, as required by applicable Law, Order, fiduciary obligations, existing Contracts or the rules or regulation of NASDAQ or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct their respective businesses and operations in the ordinary course of business in all material respects, (y) the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to preserve, in all material respects, its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relationships with key customers, cedents, brokers, reinsurance providers, regulators, rating agencies, officers, employees and other Persons with whom the Company or any of its Subsidiaries have significant business relationships, and (z) the Company shall not and shall cause each of its Subsidiaries not to:
(i)   issue or authorize the issuance of any equity securities in the Company or any Subsidiary of the Company, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than as required pursuant to the vesting, settlement or exercise of Company Awards or other equity awards (A) outstanding on the date of this Agreement in accordance with the terms of the applicable Company Award, other equity award or Company Right in effect on the date of this Agreement or (B) granted after the date of this Agreement in accordance with this Agreement;
(ii)   establish a record date for, declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options, warrants or other equity or voting interests (whether in cash, shares or property or any combination thereof), except for dividends or other distributions paid by a direct or indirect wholly owned Subsidiary to the Company or its Subsidiaries;
(iii)   adjust, split, combine, subdivide or reclassify any of its share capital or other equity or voting interests, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other equity or voting interests;
(iv)   (A) amend or waive the material terms of any option, warrant or other right to acquire shares of its share capital or (B) repurchase, redeem or otherwise acquire any shares of its (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of its (or any of its Subsidiaries’) share capital or other equity or voting interests, other than (1) repurchases, redemptions or acquisitions by a wholly owned Subsidiary of share capital or such other securities or equity or voting interests, as the case may be, of another of its wholly owned Subsidiaries or (2) the withholding of shares to satisfy applicable tax withholding requirements upon the exercise or settlement of any equity-based compensation award;
(v)   incur, assume, guarantee or otherwise become responsible for any Indebtedness, except for (A) any borrowings under the Company’s existing credit facilities in an amount not in excess of $70,000,000 in the aggregate, consisting of $35,000,000 to be used for interest servicing and $35,000,000 to be used for run rate holding company operating expenses; provided that borrowings under this Section 5.01(a)(v)(A) shall be permitted only to the extent dividends from the Company’s Subsidiaries are unavailable or insufficient to pay such amounts, (B) draws under existing letters of credit in order to pay catastrophe (CAT) claims, (C) issuing or posting letters of credit as collateral for reinsurance arrangements and (D) Indebtedness incurred in connection with the refinancing upon expiration of the Company’s existing credit facilities;
(vi)   sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose value or purchase price exceeds $1,000,000 individually or $5,000,000 in the aggregate, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its Subsidiaries, (C) leases and subleases of real property owned by the Company or its Subsidiaries, (D) Company Investment Assets sold or leased in the ordinary course of business, (E) pursuant to Contracts in effect on the date of this Agreement (or entered into after the date of this Agreement in compliance with this Agreement) or (F) other transactions in the ordinary course of business or consistent with the Company Investment Guidelines;
(vii)   (A) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing, except for Company Investment Assets acquired in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than any Subsidiary of the Company) other than (1) loans made in the ordinary course of business not to exceed $5,000,000 in the aggregate, (2) advances for expenses incurred in the ordinary course of business, (3) as relates to Company Investment Assets made in the ordinary course of business and (4) in connection with transactions permitted pursuant to Section 5.01(a)(viii);
(viii)   except as permitted under Section 5.01(a)(vii), make any acquisition (including by merger or amalgamation) of the share capital or capital stock or a material portion of the assets of any other Person, in each case for consideration that is individually in excess of $1,000,000, or in the aggregate of $5,000,000;
(ix)   except as required pursuant to the terms of any Company Plan as in effect on the date of this Agreement or applicable Law, (A) grant to any employee, director, officer or other service provider any increase in salary or bonus compensation opportunity (other than increases in base salary and corresponding increases in annual bonus opportunities for employees who do not participate in the Company Severance Plan in the ordinary course of business and consistent with past practice), (B) grant to or provide any employee, director, officer or other service provider any severance pay, retention or transaction bonuses or termination pay or benefits, (C) establish, adopt, enter into or amend any Company Plan or collective bargaining agreement in a manner that materially increases the cost to the Company or any of its Subsidiaries above current budgeted levels, (D) enter into or amend any employment, consulting, severance or termination plan, agreement or arrangement with any employee, director, officer or other service provider of the Company or any of its Subsidiaries or (E) take any action to accelerate the time of payment, vesting or funding of compensation or benefits under any Company Plan; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from (1) entering into or making available to newly hired employees or to current employees who are not officers or directors in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed (in each case, excluding equity-based and cash-based incentive grants, transaction or retention benefits, or change in control enhancements to severance entitlements), (2) taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder, or other applicable Law or (3) making immaterial changes in the ordinary course of business to nondiscriminatory health and welfare plans available to all employees generally;
(x)   (A) materially alter, change or depart from any underwriting, claims administration, loss control, investment, reserving, actuarial, reinsurance, retrocession or financial accounting policies, practices or principles of the Company or its Subsidiaries, in each case, in effect as of the date of this Agreement, except (x) insofar as may be necessary due to a change in applicable Law, GAAP or Applicable SAP or (y) as may be required by any Governmental Authority or (B) enter into any Contract providing for the investment of any assets of the Company or invest any Company Investment Assets, in each case, that cannot be cancelled or unwound upon ninety (90) days or less prior notice without penalty, make whole or other amounts becoming due;
(xi)   (A) amend the Company Organizational Documents or (B) amend in any material respect the comparable organizational documents of any of the Subsidiaries of the Company in a manner that would reasonably be likely to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;
(xii)   adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among the Company and any wholly owned Subsidiary of the Company or among wholly owned Subsidiaries of the Company);
(xiii)   except to the extent relating to any shareholder litigation, which shall be solely governed by Section 5.12, settle any material Action (other than claims under the Company Insurance Policies in the ordinary course of business) made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, other than (A) Actions related to Company Insurance Policies or Company Reinsurance Contracts within applicable policy, contractual or reinsurance limits, as applicable, or (B) (1) for an amount not to exceed, for any such settlement individually, $1,000,000 (after taking into account the amount reserved for such matters by the Company or amounts covered by insurance) and (2) that would not impose equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of its or their officers or directors;
(xiv)   (A) make any material Tax election that is inconsistent with prior Tax Returns; (B) settle or compromise any audit or other proceeding relating to a material amount of Tax; (C) make any material change to any of its Tax accounting methods; (D) amend, refile or otherwise revise any material previously filed Tax Return; (E) request a ruling relating to a material amount of Taxes, (F) enter into or terminate any agreement with any Tax authority with respect to a material amount of Taxes; or (G) prepare any Tax Return in a manner materially inconsistent with past practices;
(xv)   (A) enter into any new line of business in which the Company and its Subsidiaries do not operate as of the date of this Agreement or (B) withdraw from any existing line of business;
(xvi)   except in the ordinary course of business or as permitted by Section 5.1(a)(ix), enter into, amend or modify any Contract with an Affiliate or any of its Affiliates’ directors, officers or employees; or
(xvii)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
(b)   During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except as otherwise permitted by, or reasonably necessary to effectuate the transactions contemplated by, this Agreement, as set forth in Section 5.01 of the Parent Disclosure Letter, in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, as required by applicable Law, Order, fiduciary obligations, existing Contracts or the rules or regulation of the NYSE or with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct their respective businesses and operations in the ordinary course of business in all material respects, (y) Parent shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to preserve, in all material respects, its and each of its Subsidiaries’ business organizations substantially intact and preserve existing relationships with key customers, cedents, brokers, reinsurance providers, regulators, rating agencies, officers, employees and other Persons with whom Parent or any of its Subsidiaries have significant business relationships, and (z) Parent shall not and shall cause each of its Subsidiaries not to:
(i)   issue or authorize the issuance of any equity securities in Parent or any Subsidiary of Parent, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (A) as required pursuant to the vesting, settlement or exercise of Parent Awards or other equity awards (x) outstanding on the date of this Agreement in accordance with the terms of the applicable Parent Award, other equity award or Parent Right in effect on the date of this Agreement or (y) granted after the date of this Agreement in accordance with this Agreement or (B) equity securities issued for cash to fund, in whole or in part, the Merger Consideration or other amounts payable in connection with the transactions contemplated by this Agreement;
(ii)   establish a record date for, declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options, warrants or other equity or voting interests (whether in cash, shares or property or any combination thereof), except for dividends or other distributions paid by a direct or indirect wholly owned Subsidiary to Parent or its Subsidiaries;
(iii)   adjust, split, combine, subdivide or reclassify any of its share capital or other equity or voting interests, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital or other equity or voting interests;
(iv)   (A) amend or waive the material terms of any option, warrant or other right to acquire shares of its share capital or (B) repurchase, redeem or otherwise acquire any shares of its (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of its (or any of its Subsidiaries’) share capital or other equity or voting interests, other than (1) repurchases, redemptions or acquisitions by a wholly owned Subsidiary of share capital or such other securities or equity or voting interests, as the case may be, of another of its wholly owned Subsidiaries or (2) the withholding of shares to satisfy applicable tax withholding requirements upon the exercise or settlement of any equity-based compensation award;
(v)   incur, assume, guarantee or otherwise become responsible for any Indebtedness, except for (A) any borrowings under Parent’s existing credit facilities and any trade letters of credit and borrowings otherwise made in the ordinary course of business in an amount not in excess of $50,000,000 in the aggregate and (B) Indebtedness incurred as part of the Debt Financing or otherwise to fund, in whole or in part, the Merger Consideration or other amounts payable in connection with the transactions contemplated by this Agreement;
(vi)   sell or lease to any Person, in a single transaction or series of related transactions, any of its owned properties or assets whose value or purchase price exceeds $1,000,000 individually or $5,000,000 in the aggregate, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of Parent or any of its Subsidiaries, (B) transfers among Parent and its Subsidiaries, (C) leases and subleases of real property owned by Parent or its Subsidiaries, (D) Parent Investment Assets sold or leased in the ordinary course of business, (E) pursuant to Contracts in effect on the date of this Agreement (or entered into after the date of this Agreement in compliance with this Agreement) or (F) other transactions in the ordinary course of business or consistent with the Parent Investment Guidelines;
(vii)   (A) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing, except for Parent Investment Assets acquired in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than any Subsidiary of Parent) other than (1) loans made in the ordinary course of business not to exceed $5,000,000 in the aggregate, (2) advances for expenses incurred in the ordinary course of business, (3) as relates to Parent Investment Assets made in the ordinary course of business and (4) in connection with transactions permitted pursuant to Section 5.01(b)(viii);
(viii)   except as permitted under Section 5.01(b)(vii), make any acquisition (including by merger or amalgamation) of the share capital or capital stock or a material portion of the assets of any other Person, in each case for consideration that is individually in excess of $1,000,000, or in the aggregate of $5,000,000;
(ix)   except as required pursuant to the terms of any Parent Plan as in effect on the date of this Agreement or applicable Law, (A) grant to any employee, director, officer or other service provider any increase in salary or bonus compensation opportunity (other than increases in base salary and corresponding increases in annual bonus opportunities for employees other than those who are parties to employment agreements with Parent that provide for severance entitlements in excess of such entitlements provided by applicable Law in the ordinary course of business and consistent with past practice), (B) grant to or provide any employee, director, officer or other service provider any severance pay, retention or transaction bonuses or termination pay or benefits, (C) establish, adopt, enter into or amend any Parent Plan or collective bargaining agreement in a manner that materially increases the cost to the Parent or any of its Subsidiaries above current budgeted levels, (D) enter into or amend any employment, consulting, severance or termination plan, agreement or arrangement with any employee, director, officer or other service provider of Parent or any of its Subsidiaries or (E) take any action to accelerate the time of payment, vesting or funding of compensation or benefits under any Parent Plan; provided, however, that the foregoing shall not restrict Parent or any of its Subsidiaries from (1) entering into or making available to newly hired employees or to current employees who are not officers or directors in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions, or consistent with the compensation and benefits of the then-current employee whom such newly hired or promoted employee is engaged to replace or succeed (in each case, excluding equity-based and cash-based incentive grants, transaction or retention benefits, or change in control enhancements to severance entitlements), (2) taking any of the foregoing actions to comply with, satisfy Tax-qualification requirements under, or avoid the imposition of Tax under, the Code and any applicable guidance thereunder, or other applicable Law or (3) making immaterial changes in the ordinary course of business to nondiscriminatory health and welfare plans available to all employees generally;
(x)   materially alter, change or depart from any underwriting, claims administration, loss control, investment, reserving, actuarial, reinsurance, retrocession or financial accounting policies, practices or principles of Parent or its Subsidiaries, in each case, in effect as of the date of this Agreement, except (x) insofar as may be necessary due to a change in applicable Law, GAAP or Applicable SAP or (y) as may be required by any Governmental Authority;
(xi)   (A) amend the Parent Organizational Documents or (B) amend in any material respect the comparable organizational documents of any of the Subsidiaries of Parent in a manner that would reasonably be likely to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;
(xii)   adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among Parent and any wholly owned Subsidiary of Parent or among wholly owned Subsidiaries of Parent);
(xiii)   except to the extent relating to any shareholder litigation, which shall be solely governed by Section 5.12, settle any material Action (other than claims under the Parent Insurance Policies in the ordinary course of business) made or pending against Parent or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, other than (A) Actions related to Parent Insurance Policies or Parent Reinsurance Contracts within applicable policy, contractual or reinsurance limits, as applicable or (B) (1) for an amount not to exceed, for any such settlement individually, $1,000,000 (after taking into account the amount reserved for such matters by Parent or amounts covered by insurance) and (2) that would not impose equitable relief on, or the admission of wrongdoing by, Parent or any of its Subsidiaries or any of its or their officers or directors;
(xiv)   (A) make any material Tax election that is inconsistent with prior Tax Returns; (B) settle or compromise any audit or other proceeding relating to a material amount of Tax; (C) make any material change to any of its Tax accounting methods; (D) amend, refile or otherwise revise any material previously filed Tax Return; (E) request a ruling relating to a material amount of Taxes, (F) enter into or terminate any agreement with any Tax authority with respect to a material amount of Taxes; or (G) prepare any Tax Return in a manner materially inconsistent with past practices;
(xv)   (A) enter into any new line of business in which Parent and its Subsidiaries do not operate as of the date of this Agreement or (B) withdraw from any existing line of business;
(xvi)   except in the ordinary course of business or as permitted by Section 5.1(b)(ix), enter into, amend or modify any Contract with an Affiliate or any of its Affiliates’ directors, officers or employees; or
(xvii)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
(c)   Nothing contained in this Agreement is intended to give Parent or the Company, directly or indirectly, the right to control or direct such other party’s or their respective Subsidiaries’ respective operations prior to the Effective Time. Prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their and their respective Subsidiaries’ respective operations.
SECTION 5.02.   No Solicitation by the Company; Change in Recommendation.
(a)   Except as permitted by this Section 5.02, from and after the date hereof, the Company shall, and shall cause each of its Subsidiaries, directors, executive officers and employees to, and shall direct its other Representatives to, (i) cease any discussions or negotiations with any Persons that may be ongoing with respect to a Company Alternative Proposal (and shall promptly require any such Person to return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of the Company and shall take commercially reasonable action to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement) and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, initiate, induce or knowingly facilitate the making of any proposal that constitutes, or would reasonably be likely to lead to, a Company Alternative Proposal or (B) engage in or otherwise participate in any discussions or negotiations with any other Person regarding, or furnish to any other Person any material non-public information for the purpose of facilitating, a Company Alternative Proposal. The Company shall promptly terminate access by any Person to any physical or electronic data rooms relating to any Company Alternative Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.02 and shall be liable for any action taken by any Subsidiary, director, executive officer or employee of the Company that, if taken by the Company, would constitute a breach of this Section 5.02.
(b)   Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time following the date hereof and prior to the Company obtaining the Company Shareholder Approval the Company receives a Company Alternative Proposal, which Company Alternative Proposal did not result from a breach of this Section 5.02, then (i) the Company and its Representatives may contact such Person or group of Persons making the Company Alternative Proposal to clarify the terms and conditions thereof or to request that any Company Alternative Proposal made orally be made in writing and (ii) if the Company Board determines, in good faith after consultation with its financial advisors and outside legal counsel, that such Company Alternative Proposal constitutes or would reasonably be likely to lead to a Company Superior Proposal, then the Company and its Representatives may (x) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making such Company Alternative Proposal; provided that the Company will not furnish any non-public information regarding the Company or its Subsidiaries to such Person or group of Persons without first entering into an Acceptable Company Confidentiality Agreement with the Person or group of Persons making the Company Alternative Proposal; provided, further, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Alternative Proposal. In no event may the Company or any of its Subsidiaries or any of their Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group of Persons (or any of its or their Representatives or potential financing sources) making a Company Alternative Proposal, unless such payment or reimbursement is pursuant to a Contract in effect as of the date of this Agreement.
(c)   The Company shall as promptly as practicable (and in any event within twenty-four (24) hours), notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Company Alternative Proposal and shall disclose to Parent the material terms and conditions of any such Company Alternative Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the name of the Person or group of Persons making such Company Alternative Proposal. The Company shall provide all information as is reasonably necessary to keep Parent informed on a current basis of any material developments with respect to, and the status and terms of, any such Company Alternative Proposal (including any material changes thereto). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02 will be subject to the terms of the Confidentiality Agreement.
(d)   Neither the Company Board nor any committee thereof shall (i) (A) qualify, withhold or withdraw (or modify in a manner adverse to Parent) the Company Board Recommendation or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) if a Company Alternative Proposal has been publicly disclosed, fail to publicly recommend against such Company Alternative Proposal or fail to reaffirm the Company Board Recommendation within ten (10) Business Days of the request of Parent to take such action or (C) approve, adopt or recommend any Company Alternative Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any Company Alternative Proposal, other than any Acceptable Company Confidentiality Agreement pursuant to Section 5.02(b) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Company Shareholder Approval is obtained, the Company Board may, if the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, if the Company has received a Company Superior Proposal, make a Company Adverse Recommendation Change; provided that (x) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of such Company Alternative Proposal and (y) at or after 5:00 p.m., Bermuda time, on the third Business Day following the day on which the Company delivered the Company Notice, during which such period the Company shall have negotiated, and caused any of its applicable Representatives to negotiate, in good faith with Parent with respect to any changes to the terms of this Agreement proposed by Parent, the Company Board, determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Company Alternative Proposal continues to constitute a Company Superior Proposal (it being understood and agreed that any change in the financial terms or any other material amendment to the terms and conditions of such Company Superior Proposal will require a new Company Notice and a new two (2) Business Day period). In determining whether to make a Company Adverse Recommendation Change, the parties acknowledge and agree that Company Board will take into account any changes to the terms of this Agreement committed to in writing, and not withdrawn, by Parent by 5:00 p.m., Bermuda time, on the last day of the three (3) Business Day period or two (2) Business Day period, as applicable, following a Company Notice.
(e)   Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.02(d) and shall not be subject to this Section 5.02(e)), nothing in this Agreement shall prohibit or restrict the Company Board, prior to the time the Company Shareholder Approval is obtained, from making a Company Adverse Recommendation Change if there has been an Intervening Event and if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure of the Company Board to effect a Company Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that:
(i)   the Company shall give Parent a written notice of its intention to take such action (it being agreed that neither the delivery of such notice by the Company nor any public announcement that the Company Board is considering making a Company Adverse Recommendation Change under applicable Law shall constitute a Company Adverse Recommendation Change) and providing a reasonably detailed description of such Intervening Event;
(ii)   the Company shall give Parent at least three (3) Business Days following receipt by Parent of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, during such three (3)-Business Day period; and
(iii)   following expiration of such three (3) Business Day period, the Company Board again makes the determination set forth in Section 5.02(e).
(f)   Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to shareholders of the Company a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that any such communication to the shareholders of the Company shall not be deemed to be a Company Adverse Recommendation Change) or (ii) making any disclosure or communication to shareholders of the Company if the Company Board determines in good faith, based on the written advice of its outside legal counsel, that the failure to make such disclosure or communication would be inconsistent with the directors’ fiduciary duties under applicable Law.
(g)   As used in this Agreement, “Acceptable Company Confidentiality Agreement” shall mean any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains terms that are not less favorable in all matters to the Company than those contained in the Confidentiality Agreement and does not prohibit the Company from complying with its obligations set forth in this Section 5.02.
(h)   As used in this Agreement, “Company Alternative Proposal” shall mean, other than the Transactions, any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects) that, if consummated, would result in any Person or group (other than the Existing Shareholder) owning (x) 100% of the Company Reserves, revenues or net income of the Company and its Subsidiaries, taken as a whole, or (y) 15% or more of the consolidated assets (based on the fair market value thereof, as determined in good faith by the Company Board) of the Company and its Subsidiaries, taken as a whole, (ii) acquisition of Company Shares representing 15% or more of the outstanding Company Shares (other than by the Existing Shareholder), (iii) merger, amalgamation, consolidation, share exchange, share purchase, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person or group (or the shareholders of any Person) (other than the Existing Shareholder) would acquire, directly or indirectly, 15% or more of the aggregate voting power of the Company or of the surviving entity in such transaction or the resulting direct or indirect parent of the Company or such surviving entity or (iv) any combination of the foregoing, whether in a single transaction or a series of related transactions; provided, however, that “Company Alternative Proposal” shall not include any inquiry, proposal (whether or not in writing) or offer (x) with respect to any restructuring, reorganization or recapitalization of CMB or other similar transaction involving CMB or its securityholders that does not result in a sale of capital stock, assets or businesses of the Company or (y) made mutually by Parent, CMB and the Company, or by the Company with the consent of Parent and CMB, as part of or in connection with, the negotiation or settlement of any claims brought Series B Preferred Shareholders with respect to the rights or obligations of the Series B Preferred Shareholders or the Company relating to the Company Preference Shares.
(i)   As used in this Agreement, “Company Superior Proposal” shall mean any bona fide written Company Alternative Proposal that did not result from a breach of Section 5.02 and that the Company Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant (in the view of the Company Board) legal, regulatory, financial and other aspects of such proposal (including the conditionality and the timing and the likelihood of consummation of such proposal), would be more favorable to the Company and its shareholders than the Merger; provided that, for purposes of the definition of “Company Superior Proposal”, the references to “15%” in the definition of Company Alternative Proposal shall be deemed to be references to “50%”.
(j)   As used in this Agreement, “Intervening Event” shall mean any event, occurrence, fact, condition or change occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which event, occurrence, fact, condition or change becomes known to the Company prior to the receipt of the Company Shareholder Approval and (ii) does not relate to (A) a Company Alternative Proposal or (B) any (x) changes in the market price or trading volume of the Company’s securities or (y) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining whether an Intervening Event has occurred).
(k)   As used in this Section 5.02, Section 5.03 and Section 5.04, “group” has the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.
SECTION 5.03.   No Solicitation by Parent; Change in Recommendation.
(a)   Except as permitted by this Section 5.03, from and after the date hereof, Parent shall, and shall cause each of its Subsidiaries, directors, executive officers and employees to, and shall direct its other Representatives to, (i) cease any discussions or negotiations with any Persons that may be ongoing with respect to a Parent Alternative Proposal (and shall promptly require any such Person to return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of Parent and shall take all commercially reasonable action to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement) and (ii) until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, initiate, induce or knowingly facilitate the making of any proposal that constitutes, or would reasonably be likely to lead to, a Parent Alternative Proposal or (B) engage in or otherwise participate in any discussions or negotiations with any other Person regarding, or furnish to any other Person any material non-public information for the purpose of facilitating, a Parent Alternative Proposal.

Parent shall promptly terminate access by any Person to any physical or electronic data rooms relating to any Parent Alternative Proposal. Parent shall promptly inform its Representatives of Parent’s obligations under this Section 5.03 and shall be liable for any action taken by any Subsidiary, director, executive officer or employee of Parent that, if taken by Parent, would constitute a breach of this Section 5.03.
(b)   Notwithstanding anything contained in Section 5.03(a) or any other provision of this Agreement to the contrary, if at any time following the date hereof and prior to Parent obtaining the Parent Shareholder Approval Parent receives a Parent Alternative Proposal, which Parent Alternative Proposal did not result from a breach of this Section 5.03, then (i) Parent and its Representatives may contact such Person or group of Persons making the Parent Alternative Proposal to clarify the terms and conditions thereof or to request that any Parent Alternative Proposal made orally be made in writing and (ii) if the Parent Board determines, in good faith after consultation with its financial advisors and outside legal counsel, that such Parent Alternative Proposal constitutes or would reasonably be likely to lead to a Parent Superior Proposal, then Parent and its Representatives may (x) furnish information with respect to Parent and its Subsidiaries to the Person or group of Persons making such Parent Alternative Proposal; provided that Parent will not furnish any non-public information regarding Parent or its Subsidiaries to such Person or group of Persons without first entering into an Acceptable Parent Confidentiality Agreement with the Person or group of Persons making the Parent Alternative Proposal; provided, further, that Parent shall promptly provide to the Company any material non-public information concerning Parent or any of its Subsidiaries that is provided to any Person to the extent access to such information was not previously provided to the Company or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Parent Alternative Proposal. In no event may Parent or any of its Subsidiaries or any of their Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group of Persons (or any of its or their Representatives or potential financing sources) making a Parent Alternative Proposal, unless such payment or reimbursement is pursuant to a Contract in effect as of the date of this Agreement.
(c)   Parent shall as promptly as practicable (and in any event within twenty-four (24) hours) notify the Company in the event that Parent or any of its Subsidiaries or its or their Representatives receives a Parent Alternative Proposal and shall disclose to the Company the material terms and conditions of any such Parent Alternative Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the name of the Person or group of Persons making such Parent Alternative Proposal. Parent shall provide all information as is reasonably necessary to keep the Company informed on a current basis of any material developments with respect to, and the status and terms of, any such Parent Alternative Proposal (including any material changes thereto). For the avoidance of doubt, all information provided to the Company pursuant to this Section 5.03 will be subject to the terms of the Confidentiality Agreement.
(d)   Neither the Parent Board nor any committee thereof shall (i) (A) qualify, withhold or withdraw (or modify in a manner adverse to the Company) the Parent Board Recommendation or fail to include the Parent Board Recommendation in the Joint Proxy Statement, (B) if a Parent Alternative Proposal has been publicly disclosed, fail to publicly recommend against such Parent Alternative Proposal or fail to reaffirm the Parent Board Recommendation within ten (10) Business Days of the request of the Company to take such action or (C) approve, adopt or recommend any Parent Alternative Proposal (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) authorize, cause or permit Parent or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, amalgamation agreement or other similar agreement related to any Parent Alternative Proposal, other than any Acceptable Parent Confidentiality Agreement pursuant to Section 5.03(b) (each, a “Parent Acquisition Agreement”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time the Parent Shareholder Approval is obtained, the Parent Board may, if the Parent Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, if Parent has received a Parent Superior Proposal, make a Parent Adverse Recommendation Change; provided that (x) Parent delivers to the Company a written notice (a “Parent Notice”) advising the Company that Parent intends to take such action and specifying the reasons therefor, including the material terms and conditions of such Parent Alternative Proposal and (y) at or after 5:00 p.m., Bermuda time, on the third Business Day following the day on which Parent delivered the Parent Notice, during which such period Parent shall have negotiated, and caused any of its applicable Representatives to negotiate, in good faith with the Company with respect to any changes to the terms of this Agreement proposed by the Company, the Parent Board, determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Parent Alternative Proposal continues to constitute a Parent Superior Proposal (it being understood and agreed that any change in the financial terms or any other material amendment to the terms and conditions of such Parent Superior Proposal will require a new Parent Notice and a new two (2) Business Day period). In determining whether to make a Parent Adverse Recommendation Change, the Parent Board will take into account any changes to the terms of this Agreement committed to in writing, and not withdrawn, by the Company by 5:00 p.m., Bermuda time, on the last day of the three (3) Business Day period or two (2) Business Day period, as applicable, following a Parent Notice.
(e)   Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit Parent or the Parent Board or any committee thereof from (i) taking and disclosing to shareholders of Parent a position or communication contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (it being understood that any such communication to the shareholders of Parent shall not be deemed to be a Parent Adverse Recommendation Change) or (ii) making any disclosure or communication to shareholders of Parent if the Parent Board determines in good faith, based on the written advice of its outside legal counsel, that the failure to make such disclosure or communication would be inconsistent with the directors’ fiduciary duties under applicable Law.
(f)   As used in this Agreement, “Acceptable Parent Confidentiality Agreement” shall mean any confidentiality agreement entered into by Parent from and after the date of this Agreement that contains terms that are not less favorable in all matters to Parent than those contained in the Confidentiality Agreement and does not prohibit Parent from complying with its obligations set forth in this Section 5.03.
(g)   As used in this Agreement, “Parent Alternative Proposal” shall mean, other than the Transactions, any inquiry, proposal (whether or not in writing) or offer from any Person or group (other than the Company and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition (including any reinsurance or retrocession transaction, or transaction that has similar risk transfer effects) that, if consummated, would result in any Person or group owning (x) 100% of the Parent Reserves, revenues or net income of Parent and its Subsidiaries, taken as a whole, or (y) 15% or more of the consolidated assets (based on the fair market value thereof, as determined in good faith by the Parent Board) of Parent and its Subsidiaries, taken as a whole, (ii) acquisition of Parent Shares representing 15% or more of the outstanding Parent Shares, (iii) merger, amalgamation, consolidation, share exchange, share purchase, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 15% or more of the aggregate voting power of Parent or of the surviving entity in such transaction or the resulting direct or indirect parent of Parent or such surviving entity or (iv) any combination of the foregoing, whether in a single transaction or a series of related transactions.
(h)   As used in this Agreement, “Parent Superior Proposal” shall mean any bona fide written Parent Alternative Proposal that did not result from a breach of Section 5.03 and that the Parent Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into account all relevant (in the view of the Parent Board) legal, regulatory, financial and other aspects of such proposal (including the conditionality and the timing and the likelihood of consummation of such proposal), would be more favorable to Parent and its shareholders than the Merger; provided that, for purposes of the definition of “Parent Superior Proposal”, the references to “15%” in the definition of Parent Alternative Proposal shall be deemed to be references to “50%”.
SECTION 5.04.   Preparation of the Joint Proxy Statement and Registration Statement; Shareholders Meetings.
(a)   As promptly as reasonably practicable after the date of this Agreement, and in any event within 30 Business Days following the date of this Agreement, (i) the Company and Parent shall jointly prepare the Joint Proxy Statement and file it with the SEC and (ii) Parent (with the assistance and cooperation of the

Company) shall prepare the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, and file it with the SEC. Each of Parent and the Company shall use its reasonable best efforts to (A) have the Registration Statement declared effective under the Securities Act and (B) have the Joint Proxy Statement cleared by the SEC, in each case as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 5.02, the Company Board shall make the Company Board Recommendation to the holders of Company Shares and shall include such Company Board Recommendation in the Joint Proxy Statement. Subject to Section 5.03, the Parent Board shall make the Parent Board Recommendation to the holders of Parent Shares and shall include such recommendation in the Joint Proxy Statement. Each of Parent and the Company shall provide to the other all information concerning it and its Subsidiaries as may be reasonably requested by the other party in connection with the preparation of the Joint Proxy Statement and the Registration Statement and shall otherwise assist and cooperate with the other party in the preparation of the Joint Proxy Statement and the Registration Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Joint Proxy Statement or the Registration Statement if and to the extent such information shall have become false or misleading in any material respect. Each of Parent and the Company shall notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information and shall supply the other party with copies of all written correspondence between such party and the SEC with respect to the Joint Proxy Statement or the Registration Statement, as the case may be. Each of Parent and the Company shall (1) to the extent reasonably practicable, provide the other with a reasonable opportunity to review and comment on the Joint Proxy Statement and the Registration Statement, as applicable, and any amendment or supplement thereto, and any written communications with the SEC (including any responses to any comments of the SEC) prior to disseminating the Joint Proxy Statement to their respective shareholders or filing the Registration Statement with the SEC, (2) consider in good faith any comments on the Joint Proxy Statement or the Registration Statement or such other document or written communication with the SEC, as applicable, reasonably proposed by the other party and (3) not disseminate the Joint Proxy Statement to their respective shareholders or file the Registration Statement with the SEC prior to receiving the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed); provided that with respect to documents filed by a party that are incorporated by reference in the Registration Statement or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; provided, further, that this approval right shall not apply with respect to information relating to a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change. If, at any time prior to the Company Shareholders Meeting or the Parent Shareholders Meeting, as the case may be, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company or Parent, as applicable, shall file with the SEC an appropriate amendment or supplement describing such information as promptly as practicable after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent an amendment or supplement to the Joint Proxy Statement is filed, to the extent required by applicable Law, Parent and the Company shall disseminate such amendment or supplement to their respective shareholders.
(b)   Subject to Section 5.04(a), the Company shall take all necessary actions in accordance with applicable Law, the Company Organizational Documents and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, reconvening or postponement thereof, the “Company Shareholders Meeting”) as promptly as reasonably practicable (and in no event later than thirty (30) days) following effectiveness of the Registration Statement for the purpose of obtaining the Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, adjourn, reconvene or postpone the Company Shareholders Meeting or change the record date with respect thereto if the Company reasonably believes that, after consultation with Parent, (i) such adjournment, reconvening, postponement or change of the record date is necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the holders of Company Shares within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement), (A) there will be an insufficient number of Company Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain the Company Shareholder Approval (provided that the Company Shareholders Meeting is not postponed or adjourned by more than an aggregate of fifteen days in connection with any postponements or adjournments in reliance on this clause (ii)) or (iii) such adjournment, reconvening, postponement or change of the record date is required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been earlier terminated, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders Meeting and to hold a vote of its shareholders for purposes of obtaining the Company Shareholder Approval shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Company Alternative Proposal (whether or not a Company Superior Proposal), by an Intervening Event or by a Company Adverse Recommendation Change made by it; provided, however, that if the public announcement of a Company Adverse Recommendation Change or the delivery of a Company Notice or a notice contemplated by Section 5.02(e)(i) is less than ten (10) Business Days prior to the Company Shareholders Meeting, the Company shall be entitled to postpone the Company Shareholders Meeting to a date not more than ten (10) Business Days after such event. If the Company makes a Company Adverse Recommendation Change, (x) the Company shall nevertheless submit the matters contemplated by the Company Shareholder Approval to a vote of its shareholders and (y) the Joint Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Company Adverse Recommendation Change in accordance with applicable Law.
(c)   Subject to Section 5.04(a), Parent shall take all necessary actions in accordance with applicable Law, the Parent Organizational Documents and the rules of the NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournment, reconvening or postponement thereof, the “Parent Shareholders Meeting”) as promptly as reasonably practicable (and in no event later than thirty (30) days) following effectiveness of the Registration Statement for the purpose of obtaining the Parent Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may, in its sole discretion, adjourn, reconvene or postpone the Parent Shareholders Meeting or change the record date with respect thereto if Parent reasonably believes that, after consultation with the Company, (i) such adjournment, reconvening, postponement or change of the record date is necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the holders of Parent Shares within a reasonable amount of time in advance of the Parent Shareholders Meeting, (ii) as of the time for which the Parent Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement), (A) there will be an insufficient number of Parent Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting or (B) there will be an insufficient number of proxies to obtain the Parent Shareholder Approval (provided that the Parent Shareholders Meeting is not postponed or adjourned by more than an aggregate of fifteen days in connection with any postponements or adjournments in reliance on this clause (ii)) or (iii) such adjournment, reconvening, postponement or change of the record date is required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been earlier terminated, the obligation of Parent to call, give notice of, convene and hold the Parent Shareholders Meeting and to hold a vote of its shareholders for purposes of obtaining the Parent Shareholder Approval shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Parent Alternative Proposal (whether or not a Parent Superior Proposal) or by a Parent Adverse Recommendation Change made by it; provided, however, that if the public announcement of a Parent Adverse Recommendation Change or the delivery of a Parent Notice is less than ten (10) Business Days prior to the Parent Shareholders Meeting, Parent shall be entitled to postpone the Parent Shareholders

Meeting to a date not more than ten (10) Business Days after such event. If Parent makes a Parent Adverse Recommendation Change, (x) Parent shall nevertheless submit the matters contemplated by the Parent Shareholder Approval to a vote of its shareholders and (y) the Joint Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Parent Adverse Recommendation Change in accordance with applicable Law.
(d)   Each of the Company and Parent shall use reasonable best efforts to hold the Company Shareholders Meeting and the Parent Shareholders Meeting, respectively, at the same time and on the same date as the other party.
SECTION 5.05.   Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions to Closing applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions, including (i) using reasonable best efforts to obtain all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers and qualifications from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and using reasonable best efforts to take all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b)   Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, amalgamation, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be likely to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise impair or delay the ability of Parent to perform its material obligations under this Agreement; provided that nothing in this Section 5.05(b) shall prohibit Parent and its Subsidiaries from acquiring or investing in managing general underwriters or managing general agents or taking the actions described in Section 5.05(b) of the Parent Disclosure Letter.
(c)   In furtherance and without limiting the foregoing, (i) Parent shall file a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the New York Department of Financial Services and the Tennessee Department of Commerce & Insurance, within thirty (30) calendar days after the date hereof, (ii) Parent shall make all SFSA Filings, U.K. Filings and the BMA Filing within thirty (30) calendar days after the date hereof, (iii) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, as soon as reasonably practicable after the date hereof (but in any event within thirty (30) calendar days after the date hereof), and (iv) Parent and the Company, as applicable, shall make any and all necessary filings or notices with the applicable Governmental Authorities, including with respect to those Governmental Approvals set forth in Schedule 6.01(b) as soon as reasonably practicable after the date hereof (but in any event within thirty (30) calendar days after the date hereof). All filing fees payable in connection with the foregoing shall be borne by Parent. Subject to Section 5.08, Parent and the Company agree to promptly provide, or cause to be provided, all agreements, documents, instruments or information that may be required or requested by any Governmental Authority relating to Parent or its Affiliates, on the one hand, or the Company or its Affiliates, or its or their respect structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders.
(d)   Each of the Company, Parent and Merger Sub agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company, Parent and Merger Sub shall keep the other reasonably apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers. Parent and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any third party in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws.
(e)   Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization or waiver is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned.
(f)   None of Parent, Merger Sub and the Company shall, and shall cause their respective controlled Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.
(g)   Notwithstanding anything in this Agreement to the contrary, in no event shall a party to this Agreement or any of its controlled Affiliates be required to agree to take or enter into any action which would be required to be taken if the Closing does not occur.
(h)   Parent’s or the Company’s breach of any of its obligations in this Section 5.05 that results in a failure of the Closing to occur shall constitute an intentional and material breach of this Agreement.
SECTION 5.06.   Transfer Taxes.   All share transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Parent or the Surviving Company, and, prior to the Effective Time, the Company shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.
SECTION 5.07.   Public Announcements.   The Company and Parent shall consult with each other and with CM Bermuda Limited (together with its Affiliates, as applicable, “CMB”) before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party (which, for the avoidance of doubt, shall refer to the Company or Parent, as the case may be, and not CMB), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of any other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules of NASDAQ or the NYSE or any listing agreement with NASDAQ the NYSE or (b) to enforce its rights and remedies under this Agreement. The Company shall not make any internal announcements or other communications to its employees or other constituents with respect to this Agreement or the Transactions without providing Parent a reasonable opportunity to review and provide comments on such announcement or communication, which the Company shall consider in good faith. Notwithstanding the foregoing, Parent and the Company may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements, was publicly disclosed and previously subject to the foregoing requirements.
SECTION 5.08.   Access to Information; Confidentiality.   Subject to applicable Law, from the date of this Agreement to the Effective Time, each of Parent and the Company shall, and shall cause each of its Subsidiaries to: (a) provide to the other party and their respective Representatives reasonable access during normal business hours in such a manner as not to unduly interfere with the operation of any business conducted by such party or any or its Subsidiaries, upon prior written notice to such party, to the officers, employees, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of such party and its Subsidiaries as Parent or the Company, as applicable, or their respective Representatives may reasonably request; provided, however, that neither Parent nor the Company shall be required to (or to cause any their respective Subsidiaries to) afford such access or furnish such information to the extent that the Company or Parent, as applicable, believes in good faith that doing so would: (i) result in the loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine (provided that the applicable party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of such privilege or doctrine); (ii) violate any confidentiality obligations of such party or any of its Subsidiaries to any third person or otherwise breach, contravene or violate any then effective Contract to which such party or any of its Subsidiaries is party; (iii) result in a competitor of such party or any of its Subsidiaries receiving information that is competitively sensitive; (iv) require such party or its Subsidiaries to provide any personnel file, medical file or related records of any Company Employee or employee of Parent, or (v) breach, contravene or violate any applicable Law (including any Antitrust Law) or Order. During any visit by the Company or Parent to the business or property sites of the other party or any of its respective Subsidiaries, the Company or Parent, as applicable, shall, and shall cause their respective Representatives accessing such properties to, comply with all applicable Laws and all of the other party’s and its respective Subsidiaries’, as applicable, safety and security procedures, including those related to a Contagion Event. Notwithstanding anything to the contrary contained in this Section 5.08, from the date of this Agreement to the Effective Time, none of Parent, the Company or any of their respective Affiliates shall conduct, without the prior written consent of the other party, any environmental investigation at any real property owned or leased by such other party or any of its Affiliates, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property. Each of Parent and the Company shall, and shall cause each of their respective Subsidiaries (including, with respect to Parent, Merger Sub) and its and their respective Representatives to, hold all information provided or furnished by the other party pursuant to this Section 5.08 confidential in accordance with the terms of the Confidentiality Agreement; provided that, notwithstanding anything to the contrary contained in this Section 5.08 or the Confidentiality Agreement, the Company shall be permitted to disclose any information furnished to it or any of its Representatives pursuant to clause (b) of this Section 5.08 to the Existing Shareholder.
SECTION 5.09.   Indemnification and Insurance.
(a)   From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, together with such Person’s heirs, executors and administrators, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the

Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Organizational Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement (as may be amended, modified or supplemented after the date of this Agreement to expand the scope of indemnification and exculpation regarding the rights and obligations of the Strategic Review Committee, the Original SRC Members and the Independent Shareholder Representatives under Section 8.02) providing for indemnification between the Company and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, to the fullest extent permitted under applicable Law, the memorandum of association and bye-laws of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, Parent shall cause the Surviving Company to, advance the reasonable and documented expenses (including reasonable and documented fees and expenses of legal counsel) of any Indemnitee under this Section 5.09 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.09) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be finally determined in a non-appealable judgment or order by a court of competent jurisdiction that such Person is not entitled to be indemnified pursuant to this Section 5.09(a).
(b)   None of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action relating to any acts or omissions covered under this Section 5.09 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim without admission of fault, guilt or wrongdoing, or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(c)   For the six (6) year period commencing immediately after the Effective Time, the Surviving Company shall maintain in effect the current directors’ and officers’ liability insurance of the Company and its Subsidiaries covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the directors’ and officers’ liability insurance policies of the Company and its Subsidiaries on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policies in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy). The Company may prior to the Effective Time purchase a prepaid “tail” policy on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, including the Transactions; provided that the premium for such “tail” policy shall not exceed 300% of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ liability insurance policy. If such prepaid “tail” policy has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.09(c) and the Surviving Company shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(d)   The provisions of this Section 5.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee and his or her heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by contract or otherwise. The obligations of Parent and the Surviving Company under this

Section 5.09 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.09 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.09 applies shall be third-party beneficiaries of this Section 5.09).
(e)   In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.09.
(f)   Nothing contained in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to or in substitution for any such claims under such policies.
SECTION 5.10.   Rule 16b-3.   Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the transactions contemplated by this Agreement are exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 5.11.   Employee Matters.
(a)   From the Effective Time though December 31, 2021 or, if longer, the time required by applicable law (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to provide, each individual who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who continues as an employee of the Company or any of its Subsidiaries at the Effective Time (each, a “Company Employee”), with (i) base salary, wage rate and short-term incentive opportunity that in each case is no less favorable than that provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time.
(b)   Without limiting the generality of Section 5.11(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Company to, assume, honor and continue during the Continuation Period (or such longer period as required by applicable Law or the terms of the Company Plan) all of the Company Plans, including, for the avoidance of doubt, the Company Severance Plan, in each case, as in effect at the Effective Time and in accordance with their terms.
(c)   With respect to any current year accrued but unused paid time off to which any Company Employee is entitled pursuant to the paid time off policy or individual agreement or other arrangement applicable to such Company Employee immediately prior to the Effective Time (the “Paid Time Off Policy”), Parent shall, or shall cause the Surviving Company to, (i) allow such Company Employee to use such accrued but unused paid time off and (ii) if any Company Employee’s employment terminates during the Continuation Period, pay the Company Employee, in cash, an amount equal to the value of the current year accrued but unused paid time off to the same extent that the Company Employee would have received a cash payment therefor under the Paid Time Off Policy as in effect as of immediately prior to the Effective Time.
(d)   With respect to all employee benefit plans of the Surviving Company and its Subsidiaries in which the Company Employees commence to participate following the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any paid time off and severance plans), (i) for purposes of determining eligibility to participate and vesting and (ii) for purposes of calculating paid time off and severance pay, each Company Employee’s service with the Company or any of its

Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Company or any of its Subsidiaries (or in the case of a transfer of all or substantially all the assets and business of the Surviving Company, its successors and assigns) to the same extent such service was credited before the Effective Time under the Company Plan that provided the same or substantially similar benefit; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.
(e)   Without limiting the generality of Section 5.11(a), Parent shall, or shall cause the Surviving Company to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Company or any of its Subsidiaries in which Company Employees (and their eligible dependents) commence to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to such commencement of participation and (ii) honor any co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which such commencement of participation occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
(f)   For the avoidance of doubt, for purposes of any Company Plan containing a definition of “change in control” or “change of control” (or term of similar import), the occurrence of the Closing shall be deemed to constitute a “change in control” or “change of control” (or such term of similar import) under such Company Plan.
(g)   The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, including any Company Plan, (ii) prevent the amendment or termination of any Company Plan or interference with the right or obligation of Parent or its Subsidiaries to make such changes as are necessary to conform with applicable Law or (iii) alter or limit Parent’s or any of its Subsidiaries’ (including the Surviving Company and its Subsidiaries, following the Closing) ability to terminate the employment of any Employee.
(h)   Except as otherwise explicitly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof.
SECTION 5.12.   Notification of Certain Matters; Shareholder Litigation; Series B Claims.   Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to such party’s Knowledge, threatened against such party which relate to this Agreement, the Statutory Merger Agreement or the Transactions. Subject to applicable Law, the Company shall give Parent the opportunity to participate, at Parent’s sole cost and expense, in the defense and settlement of any shareholder litigation against the Company or its directors relating to this Agreement, the Statutory Merger Agreement or the Transactions, and shall not settle any such Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required with respect to any settlement (a) that would not impose equitable relief on, and would not provide for the admission of wrongdoing by, the Company or any of its directors, as the case may be, and (b) the monetary portion of which has been reserved for by the Company or is covered by insurance policies of the Company or its directors within applicable limits and deductibles. Prior to the Effective Time, the Company shall and shall cause its Representatives to (i) give prompt notice to Parent of any substantive information that comes to its attention, or any material communication received, regarding the Series B Claims, in each case from the Series B Preferred Shareholders, (ii) not make any admission of liability with respect to the Series B Claims and (iii) not settle the Series B Claims without Parent’s prior consent.
SECTION 5.13.   Merger Sub Shareholder Approval.   Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Bermuda Companies

Act and in its capacity as the sole shareholder of Merger Sub, a written consent approving the Merger, this Agreement and the Statutory Merger Agreement (the “Merger Sub Shareholder Approval”).
SECTION 5.14.   Financing.
(a)   Parent shall use its reasonable best efforts to arrange and to consummate the Financing as soon as reasonably practicable after the date of this Agreement, but on or prior to the Closing Date, on the terms and conditions described in the Commitment Letters and the Fee Letter, which reasonable best efforts shall include (i) entering into definitive agreements with respect to the Financing on or prior to the Closing Date on terms and conditions no less favorable to Parent than those contained in the Commitment Letters after giving effect to the “market flex” provisions under the Fee Letter (the “Financing Agreements”), (ii) satisfying on a timely basis or obtaining the waiver of all conditions in the Commitment Letters and the Financing Agreements, (iii) consummating the Financing at or prior to the time upon which Closing is required to occur pursuant to the terms of this Agreement (it being understood that, it is not a condition to Closing under this Agreement for Parent to obtain the Financing) and (iv) enforcing its rights under the Commitment Letters and the Financing Agreements, except, in the case of clauses (i) through (iv) above, to the extent (and solely to the extent) Parent or one or more of its Subsidiaries has (x) issued in one or more offerings any debt or equity securities in lieu of the Debt Financing on or prior to the Closing Date (any such offering, a “Securities Offering” and collectively, the “Securities Offerings”) and/or (y) obtained financing in the form of loans (including under a revolving line of credit), notes or other similar instruments in lieu of the Debt Financing on or prior to the Closing Date (collectively with any Securities Offerings, the “Other Financing Arrangements”) that provides sufficient proceeds, together with available and unrestricted cash on hand of Parent and its Subsidiaries and the proceeds of the Equity Financing, to pay the Required Cash Amount. Other than as set forth in Section 5.14(b) and Section 5.14(c), Parent shall use its reasonable best efforts to maintain in effect each Commitment Letter, except to the extent (and solely to the extent) Parent or one or more of its Subsidiaries has closed one or more Other Financing Arrangements that provides sufficient proceeds, together with available and unrestricted cash on hand of Parent and its Subsidiaries and the proceeds of the Equity Financing, to pay the Required Cash Amount. Parent must, upon the reasonable request by the Company, (A) keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and any Other Financing Arrangements and (B) provide the Company with copies of all definitive agreements and other material documents related to the Debt Financing and any Other Financing Arrangement in connection with its satisfaction of obligations pursuant to clause (d) below. Parent shall give the Company written notice as promptly as practicable (and in any event, within two (2) Business Days) (x) of any material breach or default by any party to any of the Financing Commitments or definitive agreements related to the Financing or any documentation governing any Other Financing Arrangement of which Parent becomes aware, and/or (y) of the receipt of any (1) written notice or (2) other written communication, in each case from any Lender or Equity Investor with respect to (I) any actual breach or default, or any termination or repudiation, in each case in any material respect, by any party to any of the Commitment Letters or definitive agreements related to the Financing of any provisions of any Financing or definitive agreements related to the Financing or (II) dispute or disagreement between or among the parties to any of the Commitment Letters or definitive agreements related to the Financing or any documentation governing any Other Financing Arrangement with respect to the obligation to fund the Financing or such Other Financing Arrangement or the amount of the Financing to be funded at the Closing that would reasonably be expected to (A) make the funding of the Financing or such Other Financing Arrangement less likely to occur or (B) materially delay or prevent the Closing, or (y) reduce the aggregate amount available under the Commitment Letters (including as a result of the imposition of any “flex” terms in the Fee Letter) below an amount that, when combined with available and unrestricted cash on hand of Parent and its Subsidiaries and the proceeds of any Other Financing Arrangements, is sufficient to pay the Required Cash Amount (but excluding in each case, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto). Parent must provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within two (2) Business Days) after the date that the Company delivers a written request therefor to Parent.
(b)   If, prior to the earliest of (x) the Closing, (y) the consummation of Other Financing Arrangements that provide sufficient proceeds, together with available and unrestricted cash on hand of Parent and its

Subsidiaries and the proceeds of the Equity Financing, to pay the Required Cash Amount and (z) the amount of available and unrestricted cash on Parent’s balance sheet being sufficient, together with the proceeds of the Equity Financing, to pay the Required Cash Amount (such earliest date, the “Satisfaction Date”), any portion of the Debt Financing becomes unavailable, or Parent becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, on the terms and conditions (including any “flex” provisions in the Fee Letter) contemplated in the Debt Commitment Letter, Parent will promptly notify the Company in writing (but in any event within two (2) Business Days after the occurrence or discovery thereof) and Parent will use reasonable best efforts to obtain, as promptly as reasonably practicable, financing from the same or alternative sources on terms not less favorable to Parent than those contained in the Debt Commitment Letter and the related Fee Letter, containing conditions to draw, conditions to Closing and other terms that would reasonably be likely to affect the availability thereof that (A) are not more onerous in any material respect than those conditions and terms contained in the Debt Commitment Letter, (B) would not reasonably be likely to materially delay the Closing or make the Closing materially less likely to occur, and (C) in an amount at least equal to the Debt Financing or such unavailable portion thereof (the “Alternative Financing”) and to obtain (and, when obtained, to provide the Company with a copy of) a new financing commitment for the Alternative Financing (the “Alternative Financing Commitment Letter”), which new letter shall replace the existing Debt Commitment Letter in whole or in part. In the event that any Alternative Financing Commitment Letters are obtained, (A) any reference in this Agreement to the “Commitment Letters” or the “Debt Commitment Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by an Alternative Financing Commitment Letter at the time in question and any Alternative Financing Commitment Letters to the extent then in effect and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.
(c)   Other than as set forth in Section 5.14(b), prior to the occurrence of the Satisfaction Date, Parent shall not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), replace, amend, modify, supplement or waive any provision of the Debt Commitment Letter to the extent such replacement, amendment, supplement, modification or waiver (individually or in the aggregate with any other replacements, amendments, supplements, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount thereof) to an amount that would not, together with available and unrestricted cash on hand of Parent and its Subsidiaries and the proceeds of the Equity Financing, be sufficient to pay the Required Cash Amount, or (y) impose any new or additional condition, or otherwise replace, amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing, or (II) adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party under the Debt Commitment Letter (collectively, the “Restricted Debt Commitment Letter Amendments”); provided that, subject to the limitations set forth in this Section 5.14(c), the Parent may replace, amend, supplement, modify or waive the Debt Commitment Letter (to the extent not prohibited by this Section 5.14(c)) (including to add additional agents, co-agents, lenders, lead arrangers, managers or similar entities that have not executed the Debt Commitment Letter as of the date hereof, together with any conforming or ministerial changes related thereto, but only if the addition of such parties, individually or in the aggregate, would not result in the occurrence of a Restricted Debt Commitment Letter Amendment). Upon any such replacement, amendment, supplement or other modification of, or waiver under, the Debt Commitment Letters in accordance with this Section 5.14(c), the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as so replaced, amended, modified or waived and the term “Debt Financing” as used in this Agreement shall be deemed to include any Debt Financing contemplated by any such Debt Commitment Letter as so replaced, amended, supplemented, modified or waived. Buyer shall promptly deliver to the Company true and correct copies of any such replacement, amendment, restatement, modification, supplement, waiver or substitution of the Debt Commitment Letters.
(d)   From the date hereof and until the Satisfaction Date, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries and its and their respective Representatives to, use reasonable best efforts to provide all reasonable cooperation as is customary for financings of this type requested by Parent in connection with the Debt Financing or the Other Financing Arrangements, including using reasonable best efforts to:
(i)   furnish, as promptly as reasonably practicable, such historical financial and other pertinent information (including such information that is reasonably necessary for Parent’s preparation of pro forma financial statements) regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Financing Sources in connection with the Debt Financing or the Other Financing Arrangements;
(ii)   cause senior management of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as underwriters, initial purchasers, lead arrangers, bookrunners or agents for, and prospective Financing Sources for, for the Debt Financing or the Other Financing Arrangements), presentations, road shows, sessions with rating agencies, and due diligence sessions in connection with the Debt Financing or the Other Financing Arrangements;
(iii)   (A) provide customary assistance with the preparation of materials for rating agency presentations, bank information memoranda, bridge teasers, syndication memoranda, lender presentations, offering memoranda, prospectuses and other customary marketing materials (collectively, the “Offering Materials”) required in connection with the Debt Financing or the Other Financing Arrangements, including furnishing (y) records, data or other information necessary to support any statistical information or claims relating to the Company or the Company Subsidiaries appearing in the aforementioned materials and (z) customary certificates of the chief financial officer (or other comparable officer) of the Company with respect to financial information (including pro forma financial information); (B) provide reasonable cooperation with the due diligence efforts of the Financing Sources to the extent reasonable and customary (and, to the extent applicable, subject to the limitations contained in this Agreement) and (C) provide customary authorization letters with respect to the Company or its Subsidiaries authorizing the distribution of information to prospective lenders or investors (including, solely as to the Company and its Subsidiaries, customary 10b-5 and material non-public information representations);
(iv)   promptly, and in any event no later than three (3) Business Days prior to Closing, provide all documentation and other information that any underwriter, initial purchaser, arranger or bookrunner of, or agent, trustee, depositary or Financing Source for, any Debt Financing or Other Financing Arrangements has requested in connection with such Debt Financing or Other Financing Arrangements under applicable “know-your-customer” and anti-money laundering rules and regulations relating to the Company or any of the Company Subsidiaries, in each case as requested at least eight (8) Business Days prior to the Closing Date;
(v)   assist in the preparation, execution and delivery of definitive financing documents, including guarantee documents, customary closing certificates and documents, and customary back-up therefor, as may be required by the Debt Financing or the Other Financing Arrangements and other customary documents as may reasonably be requested by Parent or the Financing Sources, but, except as set forth in clause (d)(iii) above, in no event shall (A) any of the items described in the foregoing be effective until as of or after the Closing or (B) the Company or any of its Subsidiaries be required to execute or delivery any solvency certificate or similar certification;
(vi)   assist Parent in benefitting from the existing lending and investor relationships of the Company and the Company Subsidiaries;
(vii)   cooperate with Parent and Parent’s efforts to obtain corporate and facilities ratings and legal opinions from Parent’s legal counsel, as reasonably requested by Parent;
(viii)   take all corporate, limited liability company, partnership or other similar actions reasonably requested by Parent or any Financing Source to permit the consummation of the Debt Financing; provided that no such actions shall be required to be effective prior to Closing, and no such actions shall be required to be taken by any Person who is not continuing in such capacity after the Closing; and
(ix)   cause the Company’s independent auditors to furnish to Parent and the Financing Sources promptly with drafts of customary comfort letters (including “negative assurance” comfort and change period comfort) that the independent auditors of the Company are prepared to deliver upon “pricing” and “closing” of any Securities Offerings and the Company’s independent auditors to deliver such comfort letters upon the “pricing” and “closing” of any such Securities Offerings, and cause the Company’s independent auditors to provide customary auditor consents (including consents with respect to inclusion of the Company’s financial statements and any audit opinions in respect thereof in any Current Report on Form 8-K, registration statement, prospectus or offering memorandum or similar documents for any portion of the Debt Financing or any Securities Offerings).
In no event shall the Company, its Subsidiaries or any of their respective Representatives have any obligations under this Section 5.14(d), other than to cause the Company, its Subsidiaries or any of their respective Representatives to comply with its obligations under this Section 5.14(d). The foregoing notwithstanding, neither the Company, its Subsidiaries nor any of their Representatives be required to take or permit the taking of any action pursuant to this Section 5.14(d) that would (i) require the Company, its Subsidiaries or any Persons who are officers or directors (or similar positions) of the Company or any of its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing or any Other Financing Arrangements or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is not contingent upon the occurrence of the Closing or that would be effective prior to the Closing Date (except (I) the authorization letters set forth in clause (d)(iii)(C) above, (II) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in clause (d)(ix) above and (III) any certificate of the chief financial officer of the Company reasonably requested by Parent’s counsel in connection with the delivery of any legal opinions such counsel may be required to deliver (including the certificate set forth in clauses (d)(iii) above)), (ii) cause any representation or warranty in this Agreement to be breached by the Company, (iii) require the Company to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing or any Other Financing Arrangements prior to the Closing (except to the extent such expenses, liabilities or other obligations are subject to the expense reimbursement or indemnity provisions set forth in the final two sentences of this clause (d) below) or have any obligation of the Company under any agreement, certificate, document or instrument be effective until the Closing (other than information provided pursuant to any applicable “know-your-customer” and anti-money laundering rules and regulations), (iv) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) unreasonably interfere with the conduct of the business of the Company, (vi) require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing (except to the extent such fees or expenses are subject to the expense reimbursement or indemnity provisions set forth in the final two sentences of this clause (d) below), (vii) require delivery of any legal opinions from legal counsel to the Company or its Subsidiaries or (viii) neither the Company nor any of its Subsidiaries shall be responsible for the preparation of any pro forma financial statements or any adjustments to any pro forma financial information required to be provided in accordance with the Debt Financing or any Other Financing Arrangements. Nothing contained in this Section 5.14(d) or otherwise shall require the Company, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or any Other Financing Arrangements. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company its Subsidiaries or any of their respective Representatives in connection with any actions taken in connection with the Debt Financing or any Other Financing Arrangements or otherwise pursuant to this Section 5.14(d). Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing or any Other Financing Arrangements, any action taken pursuant to this Section 5.14(d) and any information used in connection with the foregoing (other than information provided in writing by the Company, its Subsidiaries or any of their respective Representatives specifically in connection with its obligations pursuant to this Section 5.14(d)), except to the extent that any of the foregoing is determined in a final, non-appealable judgment of a court of competent jurisdiction to arise from (x) the bad faith, gross negligence or willful misconduct of the Company, its Affiliates or any of their respective Representatives or (y) information provided by the Company, its Subsidiaries or any of their respective Representatives in writing expressly for use in connection with the Debt Financing or any Other Financing Arrangements containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement, this Section 5.14(d) shall be deemed satisfied for purposes of Section 6.02(b) unless the failure to consummate the Debt Financing is directly and primarily the result of the Company’s breach of its obligations under this Section 5.14 in respect of the Debt Financing.
(e)   The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing or the Other Financing Arrangements; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.
(f)   At the request of Parent in connection with any Securities Offering, the Company shall use reasonable best efforts to file a Form 8-K with the SEC disclosing information identified by Parent relating to the Company and its Subsidiaries for purposes of permitting such information to be included in the Offering Materials to be provided to potential investors who do not wish to receive material nonpublic information with respect to any of Parent, the Company, any of their respective Subsidiaries or any of their respective securities; provided that in no event shall the Company be required to file a Form 8-K with the SEC to the extent that the Company reasonably objects to such disclosure (including as a result of a determination by the Company that making such disclosure would be detrimental to the business or operations of the Company or any of its Subsidiaries).
SECTION 5.15.   Company Guarantees.   From the date hereof until the Closing Date (or, if earlier, the date of termination of this Agreement in accordance with Article VIII), Parent and the Company shall use their reasonable best efforts and cooperate in good faith to either (a) obtain any requisite consent to the Transactions from each third-party counterparty to a Company Guarantee, including, as applicable, a waiver of any objections or rights such third party may have under the applicable Company Guarantee or (b) terminate and replace such Company Guarantee with a similar guarantee which is mutually agreeable to the Company, Parent and such third party.
SECTION 5.16.   Credit Agreement.   If requested by Parent, between the date hereof and the Closing Date (or, if earlier, the date of termination of this Agreement in accordance with Article VII), the Company shall use its reasonable best efforts to, and Parent shall use its reasonable best efforts to assist the Company to, obtain (a) any requisite consent to the transactions contemplated hereby from each third-party counterparty to the Credit Agreement, including, as applicable, a waiver of any objections or rights such third party may have under the Credit Agreement and (b) (i) an amendment to extend the maturity of the Credit Agreement and (ii) such other amendments as Parent may reasonably request in connection with the transactions contemplated hereby; provided that, at the option of the Company, any such amendments requested under this clause (b)(ii) shall only be effective on and after the Closing Date; provided further that, in the event the consent and waiver described in the foregoing clause (a) cannot be obtained on or prior to the Closing Date after the Company has used its reasonable best efforts to do so, the Company shall deliver notice of its election to terminate the Credit Agreement pursuant to, and in accordance with, the Credit Agreement, with such termination being effective as of, and conditioned upon, the Closing. Notwithstanding the foregoing, in no event shall this Section 5.16, except with respect to the fees, costs and expenses of external counsel, require the Company or any of its Subsidiaries to (i) agree to or to pay any fees, incur or reimburse any costs or expenses, or make any payment, prior to the occurrence of the Closing or otherwise incur any liability relating to any such action of the type described in the foregoing clauses (a) or (b), in each case to the extent Parent does not agree to reimburse such amounts or (ii) execute or deliver any certificate, document, instrument or Contract that is effective prior to the Closing (or that would be effective if the Closing does not occur), other than customary payoff letters.
SECTION 5.17.   Takeover Statutes.   In connection with and without limiting the foregoing, the Company and Parent shall (a) take all reasonable action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any Takeover Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other transactions contemplated by this Agreement.
SECTION 5.18.   Stock Exchange Listing, De-listing and De-registration.
(a)   Parent shall use reasonable best efforts to (i) cause the Parent Shares to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance, at

Parent’s sole expense and (ii) (A) procure, or cause to be procured, as of the Effective Time, at its sole expense, the listing of each of the CVRs and the Merger Consideration Warrants (and the Parent Shares issuable upon exercise of such Merger Consideration Warrants) to be issued in connection with the Merger on the NYSE or (B) with respect to the CVRs and the Merger Consideration Warrants, if unable to be listed on the NYSE, cause each of the CVRs and the Merger Consideration Warrants (and the Parent Shares issuable upon exercise of such Merger Consideration Warrants) to be listed on the OTCQX market as of the Effective Time, in each case subject to official notice of issuance and to the extent the CVRs and the Merger Consideration Warrants meet all of the applicable exchange’s listing requirements, including the minimum holder requirement.
(b)   The Company shall take all actions necessary to permit the Company Shares and any other security issued by the Company or one of its Subsidiaries and listed on NASDAQ to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as possible following the Effective Time.
SECTION 5.19.   Investment Management Agreement.   Following the date of this Agreement, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent to achieve liquidity for illiquid assets owned by the Company and its Subsidiaries such that the resulting liquid assets may be invested under the Investment Management Agreement.
SECTION 5.20.   Change of Name.   As promptly as reasonably practicable after the Closing Date, Parent shall make any required filings or notices with any Governmental Authorities, and take all such other actions as may be reasonably necessary, in order to effect a change in its name to “SiriusPoint Ltd.”.
SECTION 5.21.   Parent Board.   Parent shall take all necessary action to add the individuals listed on Schedule 5.21 as members of the Parent Board in the classes listed therein as of the Effective Time. From and after the Effective Time, each individual listed on Schedule 5.21 shall hold office hold office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal.
SECTION 5.22.   Additional Agreements.   At the Closing, each of Parent and the Company shall, and shall cause their respective Affiliates (other than, in the case of the Company, CMB, China Minsheng Investment Group Corp., Ltd., CMIG International Holding Pte. Ltd. and any other direct or indirect parent companies of CMB or Subsidiaries of China Minsheng Investment Group Corp., Ltd.) to, duly execute and deliver each of the Investor Rights Agreement, the Registration Rights Agreement, the CVR Agreement, the Parent Warrant Agreement and the Parent Certificate of Designation in order for each to be in full force and effect as of the Effective Time. In the event that the Upside Rights or the CVRs are required to be qualified under the Trust Indenture Act of 1939, as amended, each of Parent and the Company shall take any actions required for such qualification.
ARTICLE VI
Conditions Precedent
SECTION 6.01.   Conditions to Each Party’s Obligation To Effect the Merger.   The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)   Shareholder Approval.   The Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.
(b)   Other Approvals.   The Governmental Approvals set forth in Schedule 6.01(b) shall have been made or obtained and shall be in full force and effect. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.
(c)   No Order.   No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced by any court or other Governmental Authority of competent jurisdiction that is in effect and that prevents or prohibits consummation of the Merger.
(d)   NYSE Listing.   The Parent Shares issuable in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened.
(f)   Additional Agreements.   Each of the Investment Management Agreement, the Investor Rights Agreement, the Registration Rights Agreement, the CVR Agreement, the Parent Warrant Agreement and the Parent Certificate of Designation shall have been duly executed by each of the parties thereto and shall be in full force and effect.
SECTION 6.02.   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company (i) set forth in Sections 3.02(a), 3.02(b) and 3.06(b) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Sections 3.01(a), 3.03(a), 3.03(b), 3.03(d), 3.14 and 3.21 shall be true and correct in all material respects (without regard to any materiality qualifiers specified therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, other than Section 3.15(b) and any use of the defined term “Company Material Contract”) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(b)   Performance of Obligations and Agreements of the Company.   The Company shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(c)   Company Material Adverse Effect.   Since the date hereof, there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect.
SECTION 6.03.   Conditions to Obligations of the Company.   The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub (i) set forth in Sections 4.02(a), 4.02(b) and 4.06(b) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in Sections 4.01(a), 4.03(a), 4.03(b), 4.03(d), 4.14 and 4.23 shall be true and correct in all material respects (without regard to any materiality qualifiers specified therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those Sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein other than Section 4.15(b) and any use of the defined term “Parent Material Contract”) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material

Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
(b)   Performance of Obligations and Agreements of Parent and Merger Sub.   Parent and Merger Sub shall have performed or complied in all material respects with the obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
(c)   Parent Material Adverse Effect.   Since the date hereof, there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect.
ARTICLE VII
Termination
SECTION 7.01.   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval or Parent Shareholder Approval (except as otherwise expressly noted):
(a)   by the mutual written consent of the Company and Parent duly authorized by each of the Company Board and the Parent Board;
(b)   by either of the Company or Parent:
(i)   if the Merger shall not have been consummated on or prior to May 6, 2021 (as such date may be extended pursuant to this Section 7.01(b)(i), the “Walk-Away Date”); provided that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement, its failure to act in good faith or its failure to use its reasonable best efforts to consummate the Transactions, including to the extent required by and subject to Section 5.05, has been a principal cause of the failure of the Merger to be consummated on or prior to such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); provided, further, that, if on a date that would have been the Walk-Away Date the conditions set forth in Section 6.01(b) or Section 6.01(c) (as a result of an Order relating to Antitrust Laws) are the only conditions in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, the Company or Parent may unilaterally extend the Walk-Away Date to August 6, 2021 if the Company or Parent, as applicable, notifies the other party on or prior to May 6, 2021 of its intention to extend the Walk-Away Date, in which case the Walk-Away Date shall be deemed for all purposes to be such later date;
(ii)   if any Governmental Authority of competent jurisdiction shall have issued or entered an Order permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party (A) that has failed to use its reasonable best efforts to remove, contest, resolve or lift, as applicable, such Order or (B) if such party has failed to fulfill its obligations pursuant to Section 5.05;
(iii)   if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or
(iv)   if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;
(c)   by Parent if the Company shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is not reasonably capable of being cured prior to the Walk-Away Date, or if reasonably capable of being cured, shall not have been cured by the earlier of the Walk-Away Date and thirty (30) calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Parent or Merger Sub is then in breach of any of its representations, warranties, obligations or agreements hereunder, which breach would give rise to a failure of a condition set forth in Section 6.03(a) or 6.03(b);
(d)   by the Company:
(i)   if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its obligations or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is not reasonably capable of being cured prior to the Walk-Away Date, or if reasonably capable of being cured, shall not have been cured by the earlier of the Walk-Away Date and thirty (30) calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination (or in any event has not been cured by the Walk-Away Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any of its representations, warranties, obligations or agreements hereunder, which breach would give rise to a failure of a condition set forth in Section 6.02(a) or 6.02(b); or
(ii)   prior to receipt of the Parent Shareholder Approval, if the Parent Board shall have effected a Parent Adverse Recommendation Change.
SECTION 7.02.   Effect of Termination.   In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.02 and 7.03, Article VIII, the Confidentiality Agreement and the last sentence of Section 5.08, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the provisions specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for fraud on the part of such party or any willful and material breach by such party of any representation, warranty, obligation or agreement set forth in this Agreement or fraud.
SECTION 7.03.   Termination Fee.
(a)   In the event that this Agreement is terminated:
(i)   by the Company pursuant to Section 7.01(d)(ii), then Parent shall pay to the Company or its designee, within two (2) Business Days following the date of such termination by the Company, the Parent Termination Fee;
(ii)   by either Parent or the Company pursuant to Section 7.01(b)(iii) prior to obtaining the Company Shareholder Approval, then the Company shall pay to Parent or its designee, within two (2) Business Days after the date of such termination by Parent or the Company, as the case may be, the Company Termination Fee; or
(iii)   by either Parent or the Company pursuant to Section 7.01(b)(iv) prior to obtaining the Parent Shareholder Approval, then Parent shall pay to the Company or its designee, within two (2) Business Days after the date of such termination by Parent or the Company, as the case may be, the Parent Termination Fee.
(b)   The parties hereby acknowledge and agree that, (i) except in the case of an intentional and material breach of this Agreement or the Company Voting Agreement, in the event that the Company Termination Fee is paid by the Company pursuant to Section 7.03(a), the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any and all losses or damages suffered or incurred by Parent, Merger Sub, or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination of this Agreement), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Action against the Company or any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination and (ii) except in the case of an intentional and material breach of this Agreement or the Parent Voting Agreement, in the event that the Parent Termination Fee is paid by Parent pursuant to Section 7.03(a), the Parent Termination Fee shall be the sole and exclusive remedy of the Company for any and all losses or damages suffered or incurred by the Company or any of its Affiliates or any other Person in connection with this Agreement (and the termination of this Agreement), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company or any of its Affiliates or any other Person shall be entitled to bring or maintain any Action against Parent, Merger Sub or any of their respective partners, shareholders, managers, members or Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.
(c)   Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.03 are an integral part of the Transactions and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. In no event shall the Company or Parent be required to pay to the other party more than one Company Termination Fee or Parent Termination Fee, as the case may be, pursuant to Section 7.03(a).
ARTICLE VIII
Miscellaneous
SECTION 8.01.   No Survival of Representations and Warranties.   This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II and in Sections 5.09 and 5.11 shall survive the Effective Time. No other representations, warranties, obligations or agreements in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time.
SECTION 8.02.   Waivers and Amendment.   This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the parties hereto, or, in the case of a waiver, by the party waiving compliance with such provision or term; provided that any such change, modification, amendment, waiver or extension of any of the terms or provisions of this Agreement that would have the effect of (a) adversely and disproportionately affecting the rights under this Agreement of any holder of Company Shares making a Cash Election or a Share & CVR Election in comparison to other holders of Company Shares (disregarding for this purpose any effect contemplated by clause (b)) or (b) reducing the amount of consideration, or modifying the form of consideration, to be received by holders of Company Shares in respect of any Cash Electing Company Share or Share & CVR Electing Company Share shall require the Required Approval; provided, further, that any change, modification, amendment or waiver of any term or provision of this sentence shall also require the Required Approval. Any change or modification to this Agreement shall be null and void, unless made in accordance with the first sentence of this Section 8.02 and by written amendment to this Agreement and signed by each of the parties hereto. Notwithstanding the foregoing, if, following receipt of the Company Shareholder Approval, any change, modification to, or waiver of any provision of this Agreement would result in the termination of the Company Voting Agreement if the prior written consent of CMB or CMIG International Holdings Pte. Ltd under Section 13(a) of the Voting Agreement was not obtained with respect to such change, modification or waiver, such change, modification or waiver, as applicable, shall be null and void unless such proposed change, modification or waiver, as applicable, is consented to in writing by CMB or CMIG International Holding Pte. Ltd. in accordance with Section 13(a) of the Company Voting Agreement. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized Representative of such party and otherwise effected in accordance with the first sentence of this Section 8.02. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
SECTION 8.03.   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect.
SECTION 8.04.   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document, such delivery by email or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.05.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement, together with the Exhibits and Schedules attached hereto, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, the Company Voting Agreement, the Parent Voting Agreement and the Transaction Matters Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for: (i) if the Effective Time occurs, (A) the right of the holders of Company Shares to receive the Merger Consideration payable in accordance with Article II, and (B) the right of the holders of Company Awards to receive the consideration payable in accordance with Article II, (ii) Section 5.07 (solely with respect to CMB), (iii) the provisions set forth in Section 5.09 and Section 5.14(d) of this Agreement and (iv) Section 8.02 (solely with respect to the Independent Shareholder Representatives), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
SECTION 8.06.   Governing Law; Jurisdiction.
(a)   This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger.
(b)   All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the Transactions (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable

Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
SECTION 8.07.   Specific Enforcement.   The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.06(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right to specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.
SECTION 8.08.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.
SECTION 8.09.   Notices.   All notices, requests, consents, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail (except if not a Business Day then the next Business Day) to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, requests, consents, claims, demands and other communications, in each case to the respective party, will be sent to the applicable address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.09):
If to Parent or Merger Sub, to it at:
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
Attention:
Janice R. Weidenborner

Email:
Janice.Weidenborner@thirdpointre.com

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:
Nicholas F. Potter

Email:
nfpotter@debevoise.com

If to the Company, to:
Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor
Hamilton HM11 Bermuda
Attention:
Gene Boxer

E-mail:
Gene.Boxer@siriusgroup.com

with copies (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:
Sean M. Keyvan
Jonathan A. Blackburn

E-mail:
skeyvan@sidley.com
jblackburn@sidley.com

and
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:
Todd E. Freed
Jon A. Hlafter

E-mail:
todd.freed@skadden.com
jon.hlafter@skadden.com

SECTION 8.10.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
SECTION 8.11.   Definitions.
(a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:
“2013 Omnibus Incentive Plan” means the Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan.
“2016 LTIP” means the Sirius Group Long Term Incentive Plan.
“Action” means any legal or administrative claim, proceeding, suit, investigation, arbitration or action.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable non-U.S. antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applicable SAP” means, with respect to any Company Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of the domiciliary jurisdiction of such Company Insurance Subsidiary as in effect at the relevant time, including, where applicable, the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2008 and the Syndicate Accounting Byelaw (No. 8 of 2005).
“Average Parent Share Price” means the volume weighted average price of the Parent Shares on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent) measured on a cumulative basis over the fifteen (15) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the Effective Time.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by Law to be closed.
“Company Award” means a Company RSU Award, Company Performance Share Award, Company Restricted Share Award, Company Option or Company LTIP Award, as applicable, including, for the avoidance of doubt, any award that is denominated in shares and settled in cash.
“Company Bye-Laws” means the Company’s Amended and Restated Bye-Laws, as amended to the date of this Agreement.
“Company Certificate of Designation” means the certificate of designation of the Company Preference Shares, adopted by the Company Board pursuant to duly authorized resolutions of the Company Board adopted on June 22, 2018, August 3, 2018 and August 23, 2018, as may be amended, restated or supplemented in accordance with the terms thereof from time to time.
“Company Charter” means the Company’s Memorandum of Association, as amended to the date of this Agreement.
“Company Guarantees” means any form of guarantee, undertaking, letter of credit, letter of comfort or other obligations or commitments by the Company or any of its Subsidiaries securing the obligations or liabilities of the Company or any of its Subsidiaries.
“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Company IT Systems” means any and all hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology and communications equipment, owned or leased by or licensed to Company or any of its Subsidiaries.
“Company Lease” means any lease, sublease, license or other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) or has the right to use or occupy, now or in the future, any real property.
“Company LTIP Award” means each award of performance shares granted under the 2016 LTIP.
“Company Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that has, or would reasonably be likely to have, a material adverse effect on the business, assets, properties, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include (except to the extent contemplated by the proviso at the end of this definition) the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general political or economic conditions (including changes in interest rates or exchange rates) or securities, credit, financial or capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries or businesses, or segments thereof, in which the Company and its Subsidiaries operate or in which products or services of the Company and its Subsidiaries are used or distributed, (iii) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretation of any of the foregoing) or the enforcement thereof, (iv) the negotiation, execution, announcement, pendency or performance of this Agreement, the Transactions or the terms hereof or the consummation of the Transactions and the identity of, or any other facts or circumstances specifically and particularly relating to, Parent or its Affiliates, including (A) effects relating to compliance with covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein and (B) any adverse effect caused by (I) the impact on the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, partners, Governmental Authorities or employees or (II) shortfalls or declines in revenue, margins or profitability, (v) any acts of war, armed hostilities, sabotage, cyber-attacks or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism, (vi) earthquakes, wildfires, tornados, hurricanes, floods or other natural disasters, (vii) any Contagion Event, or any worsening of a Contagion Event or related matters existing as of the date of this Agreement, or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Authority in response thereto, (viii) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the event, change, circumstance, effect, development or state of facts giving rise or contributing to such failure that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be likely to be a Company Material Adverse Effect), (ix) the credit, financial strength, claims paying or other ratings (other than the facts underlying any such ratings) of the Company or any of its controlled Affiliates (it being understood that the event, change, circumstance, effect, development or state of facts giving rise or contributing to such ratings that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be likely to be a Company Material Adverse Effect), (x) any matter set forth in the Company Disclosure Letter or (xi) any action taken or omitted to be taken by the Company at the request of Parent; except, in the case of the foregoing clauses (i), (ii), (iii), (v), (vi) and (vii), to the extent that such event, change, circumstance, effect, development or state of facts (x) affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other businesses engaged in the industries in which the Company and its Subsidiaries operate and (y) with respect to the foregoing clause (vii) only, relates solely to insurance policies written after April 1, 2020.
“Company Option” means each option granted under the Company’s 2018 Omnibus Incentive Plan.
“Company Organizational Documents” means the Company Charter and the Company Bye-Laws.
“Company Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering current or former employees, directors, officers or other service providers of the Company or any of its Subsidiaries.
“Company Performance Share Award” means each performance-based award granted under the Company’s 2018 Omnibus Incentive Plan.
“Company Plan” means each plan, program, policy, agreement or other arrangement (whether written or unwritten) covering current or former employees, directors, officers or other service providers of the Company or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) a Company Pension Plan, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, transaction, retention or other similar agreement between such Person and the Company or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, life insurance, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or with respect to which the Company or any of its Subsidiaries has any liability, directly or indirectly, contingent or otherwise, other than, in each case, any such plan, program, policy, agreement or other arrangement sponsored by a Governmental Authority.
“Company Restricted Share Award” means each award of restricted Company Shares granted under the Company’s 2018 Omnibus Incentive Plan.
“Company Rights” means, all options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the company to issue, any Company Shares or other equity or voting interests in the Company.
“Company RSU Award” means each restricted share unit award in respect of Company Shares granted under the Company’s 2018 Omnibus Incentive Plan that is subject solely to service-based vesting requirements and not performance-based vesting requirements.
“Company Severance Plan” means the Sirius Group Severance and Change in Control Plan, as in effect on the date of this Agreement.
“Company Share Plans” means the 2016 LTIP and the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan, as applicable, in each case as may be amended or restated from time to time.
“Company Subsidiary Stock Rights” means any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.
“Company Termination Fee” means an amount in cash equal to $50,000,000.
“Confidentiality Agreement” means that certain confidentiality agreement, by and between the Company and Parent, dated as of April 1, 2020.
“Consent” means any consent, waiver, approval, license, Permit, order, non-objection or authorization.
“Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19).
“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other binding agreement.
“Credit Agreement” means that certain Credit Agreement, dated as of February 8, 2018, by and among the Company, Sirius International Group, Ltd., the Other Subsidiaries (as defined therein) party thereto, the Lenders (as defined therein), Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. (as Joint Lead Arrangers and Joint Bookrunners), and JPMorgan Chase Bank, N.A. (as Syndication Agent), as may be amended, supplemented or modified from time to time.
“CVR Restricted Share” means each restricted share in respect of Parent Shares to be issued at the Effective Time in accordance with the Waiver Agreements entered into as of immediately prior to the Effective Time.
“Debt Financing Parties” means the Lenders and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
“Dissenting Shares” means Company Shares held by a holder of Company Shares who (a) did not vote in favor of the Merger, (b) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares to require appraisal of their Company Shares pursuant to the Bermuda Companies Act and (c) did not fail to perfect such right to appraisal or deliver an Appraisal Withdrawal.
“Equity Award Exchange Ratio” means (a) $13.00 divided by (b) the Average Parent Share Price.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“FCA” means the U.K. Financial Conduct Authority.
“Financing Sources” means the Persons that have committed to provide, or have otherwise entered into agreements in connection with, the Debt Financing, any Other Financing Arrangements or any Alternative Financing in connection with the transactions contemplated hereby, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Approval” means any consent, approval, license, permit, order, qualification or waiver from, or filing, notification or registration with, or other action by or authorization of any Governmental Authority.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local or multinational, including, for the avoidance of doubt, Lloyd’s.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, any indebtedness for borrowed money, any issuance or sale of any debt securities or warrants or other rights to acquire any debt securities of such Person or any of its Subsidiaries, any guarantee of any such indebtedness or any debt securities of another Person or entry into any “keep well” or other agreement to maintain any financial statement condition of another Person.
“Independent Shareholder Representatives” means the individuals set forth on Schedule 8.11(a).
“Insurance Law” means all Laws applicable to the business of insurance or reinsurance or the regulation of insurance or reinsurance companies, whether federal, national, provincial, state, local or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.
“Insurance Regulators” means all Governmental Authorities regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies, under Insurance Laws.
“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent application; any trademark, trademark registration, trademark application, servicemark, trade name, business name and brand name, including any and all goodwill associated therewith; any copyright, copyright registration, copyright application, software and database rights; any internet domain name; and any trade secret, know-how and other information of a confidential nature.
“Investor Rights Agreement” means that certain Investor Rights Agreement, to be entered into by and between Parent and the Existing Shareholder substantially in the form attached hereto as Exhibit G.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means, (i) with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.11 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.11 of the Parent Disclosure Letter.
“Liens” means any pledges, liens, charges, mortgages, encumbrances, leases, licenses, hypothecations or security interests of any kind or nature.
“Lloyd’s” means the Society and Corporation of Lloyd’s incorporated under the Lloyd’s Acts 1871 to 1982 (including the council constituted by the Lloyd’s Act 1982 and any delegate or person through whom the council is authorized to act).
“Malware” means any virus, Trojan horse, time bomb, key lock, spyware, worm, malicious code or other software program designed to, without the knowledge and authorization of the Company or any its Subsidiaries, disrupt, disable, harm, interfere with the operation of or install itself within or on any software, computer data, network memory or hardware.
“Measurement Price” means the closing price of the Parent Shares on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent) on the Trading Day that is immediately prior to the Closing Date.
“Mixed Election Common Shares Exchange Ratio” means the following: (i) if the Average Parent Share Price is greater than $8.56, 0.496; (ii) if the Average Parent Share Price is greater than or equal to $7.74 but less than or equal to $8.56, the amount equal to the quotient obtained (rounded to three (3) decimal places) by dividing (x) $4.245 by (y) the Average Parent Share Price; or (iii) if the Average Parent Share Price is less than $7.74, 0.548.
“Mixed Election Preference Shares Exchange Ratio” means the following: (i) if the Average Parent Share Price is greater than $8.56, 0.106; (ii) if the Average Parent Share Price is greater than or equal to $7.74 but less than or equal to $8.56, the amount equal to the quotient obtained (rounded to three (3) decimal places) by dividing (x) $0.905 by (y) the Average Parent Share Price; or (iii) if the Average Parent Share Price is less than $7.74, 0.117.
“NASDAQ” means the NASDAQ stock market.
“NYSE” means the New York Stock Exchange.
“Order” means any injunction, order, judgment, ruling, decree or writ, in each case, by or before any Governmental Authority.
“Original SRC Members” means the members of the Strategic Review Committee set forth on Schedule 8.11(b).
“Parent Award” means a Parent Performance Restricted Share Award, Parent Restricted Share Award and Parent Option, as applicable, including, for the avoidance of doubt, any award that is denominated in shares and settled in cash.
“Parent Bye-Laws” means Parent’s Amended and Restated Bye-Laws adopted July 31, 2018.
“Parent Charter” means the Parent’s Memorandum of Association, as amended to the date of this Agreement.
“Parent IT Systems” means any and all hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology and communications equipment, owned or leased by or licensed to Parent or any of its Subsidiaries.
“Parent Lease” means any lease, sublease, license or other agreement under which Parent or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case, whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) or has the right to use or occupy, now or in the future, any real property.
“Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that has, or would reasonably be likely to have, a material adverse effect on the business, assets, properties, financial condition or results of operation of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include (except to the extent contemplated by the proviso at the end of this definition) the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (i) general political or economic conditions (including changes in interest rates or exchange rates) or securities, credit, financial or capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) changes or conditions generally affecting the industries or businesses, or segments thereof, in which Parent and its Subsidiaries operate or in which products or services of Parent and its Subsidiaries are used or distributed, (iii) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretation of any of the foregoing) or the enforcement thereof, (iv) the negotiation, execution, announcement, pendency or performance of this Agreement, the Transactions or the terms hereof or the consummation of the Transactions and the identity of, or any other facts or circumstances specifically and particularly relating to, the Company or its Affiliates, including (A) effects relating to compliance with covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein and (B) any adverse effect caused by (I) the impact on the relationships of Parent and its Subsidiaries with customers, suppliers, distributors, partners, Governmental Authorities or employees or (II) shortfalls or declines in revenue, margins or profitability, (v) any acts of war, armed hostilities, sabotage, cyber-attacks or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism, (vi) earthquakes, wildfires, tornados, hurricanes, floods or other natural disasters, (vii) any Contagion Event, or any worsening of a Contagion Event or related matters existing as of the date of this Agreement, or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Authority in response thereto, (viii) any failure by Parent and its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the event, change, circumstance, effect, development or state of facts giving rise or contributing to such failure that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be likely to be a Parent Material Adverse Effect), (ix) the credit, financial strength, claims paying or other ratings (other than the facts underlying any such ratings) of Parent or any of its controlled Affiliates (it being understood that the event, change, circumstance, effect, development or state of facts giving rise or contributing to such ratings that are not otherwise excluded pursuant to another clause of this definition may be deemed to constitute or be taken into account in determining whether there has been or would reasonably be likely to be a Parent Material Adverse Effect), (x) any matter set forth in the Parent Disclosure Letter or (xi) any action taken or omitted to be taken by Parent at the request of the Company; except, in the case of the foregoing clauses (i), (ii), (iii), (v), (vi) and (vii), to the extent that such event, change, circumstance, effect, development or state of facts (x) affects Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other businesses engaged in the industries in which Parent and its Subsidiaries operate and (y) with respect to the foregoing clause (vii) only, relates solely to insurance policies written after April 1, 2020.
“Parent Option” means each share option granted under Parent’s Share Incentive Plan and 2013 Omnibus Incentive Plan, as applicable.
“Parent Organizational Documents” means the Parent Charter and the Parent Bye-Laws.
“Parent Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA covering current or former employees, directors, officers or other service providers of Parent or any of its Subsidiaries.
“Parent Performance Restricted Share Award” means each award of performance-based restricted shares granted under the 2013 Omnibus Incentive Plan.
“Parent Plan” means each plan, program, policy, agreement or other arrangement (whether written or unwritten) covering current or former employees, directors, officers or other service providers of Parent or any of its Subsidiaries, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) a Parent Pension Plan, (iii) a share option, share purchase, share appreciation right or other share-based compensation agreement, program or plan, (iv) an individual employment, consulting, severance, transaction, retention or other similar agreement between such Person and Parent or any of its Subsidiaries or (v) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, life insurance, paid time off, severance or termination pay, benefit or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute to or with respect to which Parent or any of its Subsidiaries has any liability, directly or indirectly, contingent or otherwise, other than, in each case, any such plan, program, policy, agreement or other arrangement sponsored by a Governmental Authority.
“Parent Restricted Share Award” means each award of restricted shares granted under the 2013 Omnibus Incentive Plan that is subject solely to service-based vesting requirements and not performance-based vesting requirements.
“Parent Rights” means, all options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate the company to issue, any Parent Shares or other equity or voting interests in Parent.
“Parent Share Plans” means the Share Incentive Plan and 2013 Omnibus Incentive Plan, as applicable, in each case as may be amended or restated from time to time.
“Parent Subsidiary Stock Rights” means any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Parent or any Subsidiary of Parent obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of Parent.
“Parent Termination Fee” means (i) if this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), $50,000,000 or (ii) if this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iv), $40,000,000.
“Parent Warrants” means the warrants exercisable for Parent Shares issued pursuant to that certain Warrant Subscription Agreement, dated as of December 22, 2011, by and among Parent and each of the signatories thereto.
“Permits” means, with respect to any Person, all material licenses, franchises, permits, certificates, approvals, authorizations and registrations from Governmental Authorities necessary for the lawful conduct of such Person’s business.
“Permitted Liens” with respect to any Person means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, of such Person or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (iv) Liens granted in connection with the insurance or reinsurance business of such Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (A) in connection with (1) pledges of such instruments or investments to collateralize letters of credit delivered by such Person or its Subsidiaries, (2) the creation of trust funds for the benefit of ceding companies, (3) underwriting activities of such Person or its Subsidiaries, (4) deposit liabilities, and (5) statutory deposits and (B) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse or other record owner, (v) pledges or deposits by such Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (vi) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records, (vii) Liens that have been placed by a third party on the fee title of real property constituting or real property over which the such Person has easement rights, (viii) Liens created by or through the actions of Parent or any of its Affiliates, with respect to Liens applicable to the Company, or the Company or any of its Affiliates, with respect to Liens applicable to Parent,

(ix) Liens discharged at or prior to the Effective Time, (x) Liens incurred in the ordinary course of business securing obligations or liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively, (xi) any set of facts an accurate up-to-date survey would show; provided that such facts do not materially interfere with the present use of any real property, (xii) Liens incurred in the ordinary course of business since the most recent Company Financial Statements, with respect to the Company, or Parent Financial Statements, with respect to Parent, (xiii) Liens created in connection with investment transactions, including broker liens, securities lending transactions and repurchase transactions, (xiv) transfer restrictions imposed by Law, and (xv) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Personal Information” means all information, in any form, that, alone or in combination with other information, regards or is capable of being associated with an individual person or device, including an individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card or other financial information.
“PRA” means the U.K. Prudential Regulation Authority.
“Privacy Laws” means all laws regarding the Processing of Personal Information, including but not limited to laws, regulations, guidelines and codes of practice relating to data protection, information security, cybercrime, use of electronic data and privacy matters in any applicable jurisdictions.
“Private Warrants” means the warrants exercisable for Company Shares and issued to certain holders of the Company Preference Shares, in each case, pursuant to the applicable subscription agreement between the Company and the applicable holder of such Company Preference Shares.
“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Public Warrants” means the warrants issued pursuant to that certain Warrant Agreement, dated as of July 29, 2015, by and between Easterly Acquisition Corp. and Continental Stock Transfer & Trust Company, and converted into warrants exercisable for Company Shares pursuant to that certain Assignment, Assumption and Amendment Agreement, dated November 5, 2018, by and among Easterly Acquisition Corp., Continental Stock Transfer & Trust Company and the Company.
“Representatives” means, with respect to any Person, its officers, directors, employees, agents, financial advisors, investment bankers, attorneys, accountants and other advisors.
“Registration Rights Agreement” means that certain Registration Rights Agreement, to be entered into by and between Parent and the Existing Shareholder substantially in the form attached hereto as Exhibit H.
“Required Approval” means the affirmative approval of a majority of the Original SRC Members that remain members of the Strategic Review Committee as of the time of a given proposed change, modification, amendment, waiver or extension; provided that if, as of such time, (a) less than three but more than zero Original SRC Members remain members of the Strategic Review Committee, the “Required Approval” shall mean the affirmative approval of all such remaining Original SRC Members or (b) zero Original SRC Members remain members of the Strategic Review Committee, or if the Strategic Review Committee shall have been dissolved or disbanded, the “Required Approval” shall mean either (i) the affirmative vote of at least seventy-five percent (75%) of the voting power of the Company Shares and the Company Preference Shares (in all cases excluding any Company Shares or Company Preference Shares held by any of CMB, China Minsheng Investment Group Corp., Ltd., CMIG International Holding Pte. Ltd. or any other direct or indirect parent companies of CMB or Subsidiaries of China Minsheng Investment Group Corp., Ltd. or any of their respective transferees), voting together as a single class, that are present (in person or by proxy) at a meeting of the shareholders of the Company held for such purpose at which at least two

Persons holding or representing by proxy more than fifty percent (50%) of the voting power represented by the Company Shares that are entitled to vote thereat or (ii) the majority of the Independent Shareholder Representatives.
“Solvent” means, when used with respect to a Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing “debts” as they mature; (b) the assets of such Person at a “fair valuation” exceed its “debts” (including contingent liabilities); (c) to the extent that such Person is the Surviving Company, the excess of the “fair value” of the assets of such Person over its “liabilities” (including contingent and other liabilities) exceed such Person’s capital, (d) such Person will not have an unreasonably small amount of assets or capital for the operation of the businesses in which it is engaged or intends to engage, and (e) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (x) the quoted terms shall be defined as generally determined in accordance with applicable Laws governing determination of the insolvency of debtors and (y) “not have an unreasonably small amount of assets or capital for the operation of the businesses in which it is engaged or intends to engage” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations (including contingent and other liabilities) as they become due in the ordinary course.
“Statutory Merger Agreement” means the Statutory Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Company, Parent and Merger Sub as contemplated by the terms hereof.
“Strategic Review Committee” means the committee of independent directors of the Company Board, in existence as of the date of this Agreement, formed to conduct a review of strategic alternatives to the Company, including the Merger.
“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
“Tax” means all federal, national, provincial, state, local or foreign taxes, charges, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, capital, sales, use, recording, profits, share capital, license, payroll, social security, unemployment, premium, severance, stamp, documentary, occupation, windfall profits, disability, highway use, alternative or add-on minimum, ad valorem, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed and collected by a Governmental Authority, together with any interest, penalties, fines, surcharges, assessments or additions to tax imposed with respect to such amounts.
“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Authority relating to Taxes or any amendment thereof.
“Trading Day” means any day on which the Parent Shares are traded on NASDAQ.
“Transactions” means, collectively, the transactions contemplated by this Agreement, the Statutory Merger Agreement, the Company Voting Agreement, the Parent Voting Agreement and the Transaction Matters Agreement, including the Merger.
“Waiver Agreements” means those Waiver Agreements, by and among Parent, the Company and employees of the Company substantially in the form attached hereto as Exhibit I.

(b)   The following terms are defined in the section of this Agreement set forth after such term below:
Terms Not Defined in Section 8.11(a)	Section
Acceptable Company Confidentiality Agreement	Section 5.02(g)
Acceptable Parent Confidentiality Agreement	Section 5.03(f)
Agreement	Preamble
Alternative Financing	Section 5.14(b)
Alternative Financing Commitment Letter	Section 5.14(b)
Appraisal Withdrawal	Section 2.06(b)
Appraised Fair Value	Section 2.06(a)
Assumed Option	Section 2.05(a)
Assumed RSU Award	Section 2.05(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Bermuda Companies Act	Section 1.01
BMA Filing	Section 4.04
Book-Entry Share	Section 2.01(c)(iii)
Cash Electing Company Share	Section 2.01(c)(i)(A)
Cash Election	Section 2.01(c)(i)(A)
Certificate	Section 2.01(c)(iii)
Certificate of Merger	Section 1.02
Claim	Section 5.09(b)
Closing	Section 1.06
Closing Date	Section 1.06
CMB	Section 5.07
Code	Section 2.02(i)
Commitment Letters	Section 4.21(b)
Company	Preamble
Company Acquisition Agreement	Section 5.02(d)
Company Adverse Recommendation Change	Section 5.02(d)
Company Alternative Proposal	Section 5.02(h)
Company Board	Recitals
Company Board Recommendation	Section 3.03(b)
Company Capitalization Date	Section 3.02(a)
Company Disclosure Letter	Article III
Company Employee	Section 5.11(a)
Company Financial Statements	Section 3.05(c)
Company Insurance Approvals	Section 3.04
Company Insurance Policies	Section 3.16(c)
Company Insurance Subsidiary	Section 3.01(b)
Company Investment Assets	Section 3.12(a)
Company Investment Guidelines	Section 3.13(b)(iv)
Company Material Contract	Section 3.15(b)
Company Notice	Section 5.02(d)
Company Preference Shares	Section 2.01

Terms Not Defined in Section 8.11(a)	Section
Company Reinsurance Contracts	Section 3.18(a)
Company Relevant Persons	Section 3.22(a)
Company Reserves	Section 3.19
Company SEC Documents	Section 3.05(a)
Company Shareholder Approval	Section 3.03(d)
Company Shareholders Meeting	Section 5.04(b)
Company Shares	Section 2.01
Company Statutory Statements	Section 3.17(a)
Company Superior Proposal	Section 5.02(i)
Company Voting Agreement	Recitals
Company Warrants	Section 2.04(b)
Continuation Period	Section 5.11(a)
CVR	Section 2.01(c)(i)(B)
CVR Agreement	Section 2.01(c)(i)(B)
Debt Commitment Letter	Section 4.21(a)
Debt Financing	Section 4.21(a)
Effective Time	Section 1.02
Election Deadline	Section 2.03(c)
Employee Matters	Section 3.11(b)
Equity Commitment Letter	Section 4.21(b)
Equity Financing	Section 4.21(b)
Equity Investor	Section 4.21(b)
Exchange Act	Section 3.04
Exchange Fund	Section 2.02(a)
Existing Shareholder	Recitals
Fee Letter	Section 4.21(a)
SFSA Filings	Section 4.04
Financing	Section 4.21(b)
Financing Agreements	Section 5.14(a)
Form of Election	Section 2.03(b)
Indemnitee	Section 5.09(a)
Indemnitees	Section 5.09(a)
Investment Management Agreement	Recitals
Joint Proxy Statement	Section 2.03(b)
Laws	Section 3.08(a)
Lenders	Section 4.21(a)
Lloyd’s Regulations	Section 3.16(f)
Merger	Recitals
Merger Application	Section 1.02
Merger Consideration	Section 2.01(c)(ii)
Merger Consideration Preference Shares	Section 2.01(c)(i)(C)
Merger Consideration Warrant	Section 2.01(c)(i)(C)
Merger Sub	Preamble

Terms Not Defined in Section 8.11(a)	Section
Merger Sub Board	Recitals
Merger Sub Shareholder Approval	Section 5.13
Merger Sub Shares	Section 2.01
Mixed Election	Section 2.01(c)(i)(C)
Non-Electing Company Share	Section 2.03(b)
Non-U.S. Company Plan	Section 3.10(e)
Non-U.S. Parent Plan	Section 4.10(e)
OFAC	Section 3.22(b)
Other Financing Arrangements	Section 5.14(a)
Paid Time Off Policy	Section 5.11(c)
Parent	Preamble
Parent Acquisition Agreement	Section 5.03(d)
Parent Adverse Recommendation Change	Section 5.03(d)
Parent Alternative Proposal	Section 5.03(g)
Parent Board	Recitals
Parent Board Recommendation	Section 4.03(b)
Parent Capitalization Date	Section 4.02(a)
Parent Certificate of Designation	Section 2.01(c)(i)(C)
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.05(c)
Parent Insurance Approvals	Section 4.04
Parent Insurance Policies	Section 4.16(c)
Parent Insurance Subsidiary	Section 4.16(a)
Parent Investment Assets	Section 4.12(a)
Parent Investment Guidelines	Section 4.15(b)(iv)
Parent Material Contract	Section 4.15(b)
Parent Notice	Section 5.03(d)
Parent Preference Shares	Section 4.02(a)
Parent Reinsurance Contracts	Section 4.18(a)
Parent Relevant Persons	Section 4.27(a)
Parent Reserves	Section 4.19
Parent SEC Documents	Section 4.05(a)
Parent Shareholder Approval	Section 4.03(d)
Parent Shareholders	Recitals
Parent Shareholders Meeting	Section 5.04(c)
Parent Shares	Section 4.02(a)
Parent Statutory Statements	Section 4.17(a)
Parent Superior Proposal	Section 5.03(h)
Parent Voting Agreement	Recitals
Parent Warrant Agreement	Section 2.01(c)(i)(C)
Paying Agent	Section 2.02(a)
Registrar	Section 1.02
Registration Statement	Section 2.03(b)

Terms Not Defined in Section 8.11(a)	Section
Required Cash Amount	Section 4.21(c)
Rights Agent	Section 2.01(c)(i)(B)
Sarbanes-Oxley Act	Section 3.05(a)
Satisfaction Date	Section 5.14(b)
SEC	Section 3.04
Securities Act	Section 3.05(a)
Securities Offerings	Section 5.14(a)
Series B Claims	Section 3.07(b)
Series B Preferred Shareholders	Section 3.07(b)
Share & CVR Electing Company Share	Section 2.01(c)(i)(B)
Share & CVR Election	Section 2.01(c)(i)(B)
Share & CVR Election Exchange Ratio	Section 2.01(c)(i)(B)
Share Issuance	Section 4.03(b)
Surviving Company	Section 1.01
Surviving Company Shares	Section 2.01(a)
Takeover Law	Section 3.14
Transaction Matters Agreement	Recitals
Transfer Taxes	Section 5.06
Upside Right Instrument	Section 2.01(c)(i)(C)
Upside Rights	Section 2.01(c)(i)(C)
U.K. Filings	Section 4.04
Walk-Away Date	Section 7.01(b)(i)
SECTION 8.12.   Fees and Expenses.   Except as otherwise provided in this Agreement, regardless of whether any or all of the transactions contemplated by this Agreement are consummated, each party shall bear its and its controlled Affiliates’ respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement, or any document delivered pursuant to this Agreement, and the consummation of the transactions contemplated hereby or thereby, including, all such fees, costs and expenses of its and its controlled Affiliates’ respective Representatives.
SECTION 8.13.   Interpretation.
(a)   Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) references to “$” shall mean United States dollars; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified; (v) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (vi) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (vii) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (viii) any document shall be determined to have been “delivered,” “furnished,” “provided” or “made available” to a Person if such document has been uploaded to the electronic data rooms established by the Company at Datasite entitled Project Yoga or electronically delivered to such Person or its Representatives at least two Business Days prior to the date of this Agreement or is otherwise set forth in Section 8.13(a) of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable; (ix) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (x) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (xi) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; and (xii) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section.
(b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
SECTION 8.14.   Debt Financing.   Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its Affiliates hereby: (a) agrees that any action, suit or proceeding of any kind or description, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to this Agreement, the Debt Commitment Letter or the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court; (b) agrees that any such action, suit or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable Debt Commitment Letters or other applicable definitive document agreement relating to the Debt Financing; (c) agrees not to bring or support or permit any of its Subsidiaries to bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any action, suit or proceeding brought against the Debt Financing Parties in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that none of the Debt Financing Parties will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (g) agrees that (and each other party hereto agrees that) the Debt Financing Parties are express third party beneficiaries of, and may enforce any of the provisions of this Section 8.14, and (h) agrees that the provisions of this Section 8.14 and the definitions of “Lenders” and “Debt Financing Parties” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way materially adverse to the Debt Financing Parties without the prior written consent of the Lenders. Notwithstanding the foregoing, nothing in this Section 8.14 shall in any way limit or modify the rights and obligations of the Parent or Merger Sub under this Agreement or any Lender’s obligations to Parent or Merger Sub under the Debt Commitment Letters or Parent or Merger Sub, (and following the Closing Date, the Company or any of its Subsidiaries) under the definitive agreements governing the Debt Financing. This Section 8.14 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
by /s/ Kernan V. Oberting Name: Kernan V. Oberting Title: President & CEO
THIRD POINT REINSURANCE LTD.
by /s/ Sid Sankaran Name: Sid Sankaran Title: Director
YOGA MERGER SUB LIMITED
by /s/ Janice Weidenborner Name: Janice Weidenborner Title: Group General Counsel
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
THIS STATUTORY MERGER AGREEMENT is dated [•], 2020 (this “Agreement”).
BETWEEN:
(1)
Sirius International Insurance Group, Ltd., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at [Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda] (hereinafter called the “Company”);

(2)
Third Point Reinsurance Ltd., an exempted company limited by shares incorporated under the laws of Bermuda having its principal office at [•] (hereinafter called “Parent”); and

(3)
Yoga Merger Sub Limited, an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at [•] (hereinafter called “Merger Sub”).

WHEREAS:
(A)
Merger Sub is a wholly-owned subsidiary of Parent;

(B)
This Agreement is the Statutory Merger Agreement referred to in the Agreement and Plan of Merger among Parent, Merger Sub and the Company, dated August 6, 2020 (the “Agreement and Plan of Merger”); and

(C)
Parent, Merger Sub and the Company have agreed that Merger Sub will, subject to the terms and conditions set forth herein and in the Agreement and Plan of Merger, merge with and into the Company, with the Company continuing as the Surviving Company, in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”).

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:
1.
DEFINITIONS

Unless otherwise defined herein, capitalized terms have the same meaning as used and defined in the Agreement and Plan of Merger.
2.
EFFECTIVENESS OF MERGER

(a)
The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company surviving such Merger and continuing as the Surviving Company.

(b)
The Merger shall be conditional on the satisfaction on or prior to the Closing Date of each of the conditions to the Merger identified in Article VI of the Agreement and Plan of Merger.

(c)
The Merger shall become effective at the Effective Time.

3.
NAME OF SURVIVING COMPANY

The Surviving Company shall be Sirius International Insurance Group, Ltd.
4.
MEMORANDUM OF ASSOCIATION

The memorandum of association of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the memorandum of association of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.
5.
BYE-LAWS

The bye-laws of the Surviving Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to be in the form of the bye-laws of Merger Sub

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as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.
6.
DIRECTORS AND OFFICERS

The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
7.
CONVERSION OF SECURITIES

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any share capital of Merger Sub or the Company:
(a)
each common share, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) duly authorized, validly issued, fully paid and nonassessable common share, par value $1.00 per share, of the Surviving Company;

(b)
all Company Shares that are owned by the Company as treasury shares and any Company Shares issued and outstanding immediately prior to the Effective Time and owned by the Company, Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and be outstanding and no consideration shall be delivered in exchange therefor;

(c)
subject to paragraphs (b) and (d), each Company Share that is issued and outstanding immediately prior to the Effective Time, other than any Company Share that is subject to any Company Award, shall automatically be canceled and converted into and shall thereafter represent the right to receive the Merger Consideration; all such Company Shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and other payments as set out in the Agreement and Plan of Merger; and

(d)
notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall automatically be cancelled and, unless otherwise required by applicable Law, converted into the right to receive the Merger Consideration as set out in the Agreement and Plan of Merger and, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act is greater than the Merger Consideration, any holder of Dissenting Shares shall be entitled to receive such difference from the Surviving Company by payment made within 30 days after such fair value is finally determined pursuant to such appraisal procedure.

8.
EXECUTION IN COUNTERPARTS

This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

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9.
NOTICES

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
IF TO PARENT OR MERGER SUB, TO:
[•]
Facsimile:
[•]

Attention:
[•]

with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:
Nicholas F. Potter

Email:
nfpotter@debevoise.com

IF TO THE COMPANY, TO:
Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor
Hamilton HM11 Bermuda
Attention:
Gene Boxer

E-mail:
Gene.Boxer@siriusgroup.com

with copies to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:
Sean M. Keyvan
Jonathan A. Blackburn

E-mail:
skeyvan@sidley.com
jblackburn@sidley.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
10.
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the exclusive jurisdiction of the courts of Bermuda.
Signature Page Follows

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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first written above.
SIGNED for and on behalf of
THIRD POINT REINSURANCE LTD.
By:
Name:
Title:
Witnessed:
By:
SIGNED for and on behalf of
YOGA MERGER SUB LIMITED
By:
Name:
Title:
Witnessed:
By:
SIGNED for and on behalf of
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
By:
Name:
Title:
Witnessed:
By:
[Signature Page to Statutory Merger Agreement]

Exhibit B
FORM NO. 2
Amended and Restated
   ~~Amended 2Dec16~~
BERMUDA
THE COMPANIES ACT 1981
MEMORANDUM OF ASSOCIATION OF
COMPANY LIMITED BY SHARES
(Section 7(1) and (2))
MEMORANDUM OF ASSOCIATION
OF
Sirius International Insurance Group, Ltd.
~~White Mountains Re Ltd.~~
(hereinafter referred to as “the Company”)
1.
The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.
We, the undersigned, namely,

NAME	ADDRESS	BERMUDIAN STATUS (Yes/No)	NATIONALITY	NUMBER OF SHARES SUBSCRIBED
David J. Doyle	Clarendon House 2 Church Street Hamilton HM 11 Bermuda	Yes	British	One
Alison R. Guilfoyle	“	No	British	One
Christopher G. Garrod	“	Yes	British	One
do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.
3.
The Company is to be an exempted company as defined by the Companies Act 1981.

4.
The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding ~~NIL~~ in all, including the following parcels.:- N/A

5.
~~The authorised share capital of the Company is US$12,000 divided into shares of US$1.00 each.~~ The authorised share capital of the Company is US$100.00 divided into shares of US$1.00 each.

6.
The objects for which the Company is formed and incorporated are unrestricted.

A-B-1

The following are provisions regarding the powers of the Company
7.
Subject to paragraph 6, the Company may do all such things as are incidental or conducive to the attainment of its objects and shall have the capacity, rights, powers and privileges of a natural person, and —

(i)
pursuant to Section 42 of the Act, the Company shall have the power to issue preference shares which are, at the option of the holder, liable to be redeemed;

(ii)
pursuant to Section 42A of the Act, the Company shall have the power to purchase its own shares for cancellation; and

(iii)
pursuant to Section 42B of the Act, the Company shall have the power to acquire its own shares to be held as treasury shares.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof

(Subscribers)	(Witnesses)
SUBSCRIBED this 27th day of March, 2006

A-B-2

Exhibit C
AGREED FORM
FORM OF CONTINGENT VALUE RIGHTS AGREEMENT
By and Between
THIRD POINT REINSURANCE LTD.
and
[RIGHTS AGENT]
Dated as of [•]

A-C-1

A-C-2

A-C-3

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “CVR Agreement”), by and between Third Point Reinsurance Ltd., a Bermuda exempted company limited by shares (the “Company”), and [•], as rights agent (the “Rights Agent”), in favor of each person who from time to time holds one or more Contingent Value Rights (the “CVRs” and, each individually, a “CVR”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.
W I T N E S S E T H:
WHEREAS, this CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of August 6, 2020 (the “Merger Agreement”), by and among the Company, Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (the “Target”), and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned Subsidiary of the Company (“Merger Sub”);
WHEREAS, pursuant to the terms and conditions set forth in the Merger Agreement and the Statutory Merger Agreement (as such term is defined in the Merger Agreement), Merger Sub merged with and into the Target, with the Target surviving such merger (the “Merger”), so that immediately following the Merger, the Target was a wholly owned Subsidiary of the Company;
WHEREAS, the CVRs shall be issued in accordance with and pursuant to the terms and conditions of the Merger Agreement;
WHEREAS, a registration statement on Form S-4 (No. 333-[•]) (the “Registration Statement”) with respect to the CVRs, among other things, has been prepared and filed by the Company with the SEC (as defined below) and has become effective in accordance with the Securities Act of 1933, as amended; and
WHEREAS, all things necessary have been done to make the CVRs, when authenticated hereunder, the valid obligations of the Company and to make this CVR Agreement and valid agreement of the Company, in accordance with their and its terms.
NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, it is covenanted and agreed, for the equal and proportionate benefit of all Holders (as defined below), as follows:
ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
SECTION 1.1   Definitions.   For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)   the terms defined in this Article 1 have the meanings assigned to them in this Article, and include the plural as well as the singular;
(b)   all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement; and
(c)   the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision.
“Acceleration Payment” means an amount equal to (i) $13.73 minus (ii) (A) the volume weighted average price of the Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company) measured over the Acceleration Valuation Period multiplied by (B) 0.743.
“Acceleration Payment Date” shall have the meaning set forth in Section 8.1.
“Acceleration Valuation Period” means the fourteen (14) consecutive Trading Day period immediately following the Breach Declaration Date.
“Act” shall have the meaning set forth in Section 1.4(a).
“Acting Holders” means, at any applicable time of determination, Holders of at least twenty-five percent (25%) of the then Outstanding CVRs.

A-C-4

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Automatic Extinguishment” shall have the meaning set forth in Section 3.1(j).
“Board of Directors” means the board of directors of the Company or any duly authorized committee of that board.
“Board Resolution” means a copy of a resolution certified by a duly authorized officer of the Company to have been duly adopted by the Board of Directors or a written consent signed by the requisite directors serving on the Board of Directors and, in either case, that is in full force and effect on the date of such certification, and delivered to the Rights Agent.
“Breach” shall have the meaning set forth in Section 8.1.
“Breach Declaration Date” shall have the meaning set forth in Section 8.1.
“Breach Interest Rate” means 4% per annum.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by Law to be closed.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” means the Person named as the “Company” in the first paragraph of this CVR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Company” shall mean such successor Person.
“Company Request” or “Company Order” means a written request or order signed in the name of the Company by a duly authorized officer of the Company, and delivered to the Rights Agent.
“Corporate Trust Office” means the office of the Rights Agent at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this CVR Agreement is located at [•].
“CVR” shall have the meaning set forth in the Preamble of this CVR Agreement.
“CVR Agreement” means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.
“CVR Payment Amount” means any Maturity Payment, Redemption Payment or Acceleration Payment, as the case may be.
“CVR Payment Date” means the earliest to occur of the Maturity Payment Date, the Redemption Date and the Acceleration Payment Date.
“CVR Register” shall have the meaning set forth in Section 2.2.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Fundamental Event” means any of the following events: (i) the consummation of any merger, consolidation or other similar business combination transaction the result of which is that (x) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act is, or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company and (y) the beneficial owners of more than 50% of the total voting power of the voting stock of the Company as of immediately prior to such transaction, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such voting stock than such other “person” or “group”, or (ii) the sale, transfer, conveyance or other disposition

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(other than by way of merger, consolidation or transfer of the Company’s voting stock), to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, of all or substantially all of the assets of the Company.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity, whether federal, national, provincial, state, local or multinational, including, for the avoidance of doubt, Lloyd’s.
“Holder” means a Person in whose name a CVR is registered in the CVR Register.
“Law” means any federal, national, provincial, state, local or multinational law, statute, code, rule, regulation, injunction, order, judgment, ruling, decree or writ of any Governmental Authority.
“Lloyd’s” means the Society and Corporation of Lloyd’s incorporated under the Lloyd’s Acts 1871 to 1982 (including the council constituted by the Lloyd’s Act 1982 and any delegate or person through whom the council is authorized to act).
“Majority Holders” means, at the time of determination, Holders of at least a majority of the Outstanding CVRs.
“Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Trading Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts traded on any U.S. exchange relating to the Shares.
“Maturity Date” means the date that is twenty-four (24) months from the Effective Time.
“Maturity Payment” means an amount equal to (i) $13.73 minus (ii) (A) the volume weighted average price of the Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company) measured over the Maturity Valuation Period multiplied by (B) 0.743.
“Maturity Payment Date” shall have the meaning set forth in Section 3.1(c).
“Maturity Valuation Period” means the fourteen (14) consecutive Trading Day period immediately preceding the Maturity Date.
“Merger” shall have the meaning set forth in the Recitals of this CVR Agreement.
“Merger Agreement” shall have the meaning set forth in the Recitals of this CVR Agreement.
“Merger Sub” shall have the meaning set forth in the Recitals of this CVR Agreement.
“NYSE” means the New York Stock Exchange.
“Officer’s Certificate” when used with respect to the Company means a certificate signed by a duly authorized officer of the Company.
“Opinion of Counsel” means a written opinion of counsel, who may be General Counsel for the Company.
“Outstanding”, when used with respect to CVRs (“Outstanding CVRs”), means, as of the date of determination, all CVRs theretofore authenticated, issued and outstanding under this CVR Agreement, except: (i) CVRs theretofore cancelled by the Rights Agent; and (ii) from and after the CVR Payment Date, CVRs, or portions thereof, for whose payment in cash in the necessary amount has been theretofore deposited by or on behalf of the Company with the Rights Agent or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders; provided, however, that in determining whether the Holders of the requisite Outstanding CVRs have given any request, demand, authorization, direction, consent, waiver or other action hereunder, CVRs owned by the Company or any Affiliate of the Company, whether held as treasury

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securities or otherwise, shall be disregarded and deemed not to be Outstanding, except that for the purposes of determining whether the Rights Agent shall be protected in relying on any such request, demand, authorization, direction, consent, waiver or other action, only CVRs that a Responsible Officer of the Rights Agent actually knows are so owned shall be so disregarded.
“Party” shall mean the Rights Agent and the Company, as applicable.
“Paying Agent” means any Person authorized by the Company to pay the amounts determined pursuant to Section 3.1, if any, on any CVRs on behalf of the Company, which shall initially be [•].
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Redemption Date” means the date that is the fifth (5th) Business Day immediately following the last day of the Redemption Valuation Period.
“Redemption Notice” shall have the meaning set forth in Section 3.1(d).
“Redemption Payment” means an amount equal to (i) the discounted present value (using a 2.75% annual discount rate applied consistently for the relevant period) of $13.73, discounted from the Maturity Date to the last day of the Redemption Valuation Period, minus (ii) (A) the volume weighted average price of the Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company) measured over the Redemption Valuation Period multiplied by (B) 0.743.
“Redemption Valuation Period” means the fourteen (14) consecutive Trading Day period immediately following the date of the Redemption Notice.
“Registrar” shall have the meaning set forth in Section 2.2.
“Registration Statement” shall have the meaning set forth in the Recitals of this CVR Agreement.
“Responsible Officer” when used with respect to the Rights Agent means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the Rights Agent to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.
“Rights Agent” means the Person named as the “Rights Agent” in the first paragraph of this CVR Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.
“SEC” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.
“Shares” means the Common Shares, $0.10 par value per share, of the Company.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Trading Day” means, except for purposes of determining any volume weighted average price as reported during any specified period as set forth below, a day on which (i) trading in the Shares (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national or regional securities exchange on which the Shares (or such other security) are then listed or, if the Shares are (or such other security is) not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are (or such other security is) then traded and (ii) a Market Price for the Shares (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Shares are (or such other security is) not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes only of determining any volume weighted average price as reported during any specified period, “Trading Day” means a day on which (x) there is no Market Disruption

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Event and (y) trading in the Shares generally occurs on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading, except that if the Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.
“Voting Securities” means securities or other interests having voting power, or the right, to elect or appoint directors, or any Persons performing similar functions, irrespective of whether or not stock or other interests of any other class or classes shall have or might have voting power or any right by reason of the happening of any contingency.
SECTION 1.2   Compliance and Opinions.
(a)   Upon any application or request by the Company to the Rights Agent to take any action under any provision of this CVR Agreement, if requested by the Rights Agent, the Company shall furnish to the Rights Agent (i) an Officer’s Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this CVR Agreement relating to the proposed action have been complied with and (ii) an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this CVR Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.
(b)   Every certificate or opinion with respect to compliance with a condition or covenant provided for in this CVR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
SECTION 1.3   Form of Documents Delivered to Rights Agent.
(a)   In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
(b)   Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his or her certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.
(c)   Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this CVR Agreement, they may, but need not, be consolidated and form one instrument.
SECTION 1.4   Acts of Holders.
(a)   Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this CVR Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed

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in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Rights Agent and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this CVR Agreement and (subject to Section 4.1) conclusive in favor of the Rights Agent and the Company, if made in the manner provided in this Section 1.4. The Company may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement, which date shall be no greater than sixty (60) days and no less than ten (10) days prior to the date of such vote or consent to any action by vote or consent authorized or permitted by this CVR Agreement.
(b)   The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Rights Agent deems sufficient.
(c)   The ownership of CVRs shall be proved by the CVR Register. Neither the Company nor the Rights Agent nor any agent of the Company or the Rights Agent shall be affected by any notice to the contrary.
(d)   At any time prior to (but not after) the evidencing to the Rights Agent, as provided in this Section 1.4, of the taking of any action by the Holders of the CVRs specified in this CVR Agreement in connection with such action, any Holder of a CVR may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 1.4, revoke such action so far as concerns such CVR. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any CVR shall bind every future Holder of the same CVR or the Holder of every CVR issued upon the registration of transfer thereof in respect of anything done, suffered or omitted to be done by the Rights Agent, any Paying Agent or the Company in reliance thereon.
SECTION 1.5   Notices, etc., to Rights Agent and Company.   Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this CVR Agreement to be made upon, given or furnished to, or filed with:
(a)   the Rights Agent by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Rights Agent at its Corporate Trust Office; or
(b)   the Company by the Rights Agent or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at [ADDRESS], or at any other address previously furnished in writing to the Rights Agent by the Company.
SECTION 1.6   Notice to Holders; Waiver.
(a)   Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
(b)   In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent shall be deemed to be a sufficient giving of such notice.
SECTION 1.7   Effect of Headings and Table of Contents.    The Article and Section headings herein, and the Table of Contents, are for convenience only and shall not affect the construction hereof.

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SECTION 1.8   Benefits of Agreement; No Assignment.    Nothing in this CVR Agreement, express or implied, shall give to any Person (other than the Parties hereto and their successors and permitted assigns and, subject to Section 3.1(e) and 8.6, the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained. All covenants, provisions and agreements in this CVR Agreement by or for the benefit of the Company, the Rights Agent or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives, whether so expressed or not. Neither this CVR Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either of the Parties without the prior written consent of the other Party.
SECTION 1.9   Governing Law; Jurisdiction.1
(a)   This CVR Agreement and the CVRs shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.
(b)   All causes of action arising out of or relating to the interpretation and enforcement of the provisions of this CVR Agreement and the CVRs (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this Section 1.10(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties. Each Party agrees that service of process upon such Party in any cause of action arising out of or relating to this CVR Agreement shall be effective if served upon them by any manner authorized by the Laws of the State of Delaware. The Parties agree that a final judgment in any such cause of action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
SECTION 1.10   Legal Holidays.   In the event that the CVR Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement to the contrary) payment on the CVRs need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.
SECTION 1.11   Separability Clause.   In the event any provision in this CVR Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 1.12   Counterparts.   This CVR Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.
SECTION 1.13 Calculations. All calculations or determinations made under this CVR Agreement by the Company or the Board of Directions shall be reasonably computed or made by the Company or the Board of Directors, as the case may be, in good faith.

1
Note to Draft:   Rights Agent to confirm Delaware law is acceptable. To the extent possible, governing law to be consistent across merger consideration security instruments.

2
Note to Draft:   Rights Agent to confirm process for authentication.

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ARTICLE 2
CVR REGISTER
SECTION 2.1   No Certificate; Authentication.
(a)   The CVRs shall not be evidenced by a certificate or other physical instrument.
(b)   No CVR shall be entitled to any benefit under this CVR Agreement or be valid or obligatory for any purposes unless it shall have been authenticated by the Rights Agent. At any time and from time to time after the execution and delivery of this CVR Agreement, the Company may instruct the Rights Agent, pursuant to a Company Order, to authenticate additional CVRs under this CVR Agreement in accordance with the terms of this CVR Agreement and such Company Order. 2
SECTION 2.2   CVR Register.   The Rights Agent shall keep at the Corporate Trust Office a register (the register maintained in such office and in any other office or agency designated pursuant to Section 7.2 being herein sometimes referred to as the “CVR Register”) for purposes of identifying the Holders of CVRs and in which, subject to such reasonable procedures and requirements as it may prescribe, the Rights Agent shall provide for the registration of CVRs and of transfers of CVRs on its books and records in book-entry form. The Rights Agent is hereby initially appointed “Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.
ARTICLE 3
THE CVRS
SECTION 3.1   Title and Payment Terms.
(a)   The aggregate number of CVRs that may be Outstanding under this CVR Agreement is limited to a number equal to [•]. CVRs may be issued in fractional increments of 0.01. From and after the Effective Time, the Company shall not be permitted to issue any CVRs, except as provided and in accordance with the terms and conditions of the Merger Agreement or as otherwise expressly permitted by this CVR Agreement.
(b)   The CVRs shall be known and designated as the “Series A Contingent Value Rights” of the Company and shall rank equally with all unsecured debt obligations of the Company and, for the avoidance of doubt, rank senior to the Shares and any other equity securities (including any preference shares) of the Company, in each case as to the distribution of assets on any winding up or liquidation of the Company by operation of Law or contract.
(c)   On the fifth (5th) Business Day following the Maturity Date (the “Maturity Payment Date”), the Company shall (i) deposit with the Rights Agent an amount in cash equal to the Maturity Payment multiplied by the number of Outstanding CVRs and (ii) cause the Rights Agent to pay to each Holder, in cash, for each Outstanding CVR held by such Holder, an amount equal to the Maturity Payment. All determinations with respect to the calculation of the Maturity Payment shall be reasonably made by the Company in good faith, and such determinations shall be binding on the Holders absent gross negligence, willful misconduct or manifest error. Not later than the third (3rd) Business Day after the Maturity Date, the Company shall (x) prepare and file with the Rights Agent a certificate setting forth such determinations and facts accounting for such determinations and (y) cause the Rights Agent to mail such certificate to the Holders, by first-class mail, postage prepaid, as their names and addresses appear in the CVR Register.
(d)   The Company (i) may, at its option, and (ii) shall, in connection with a Fundamental Event, redeem all, but not less than all, of the then Outstanding CVRs by causing the Rights Agent to pay to each Holder, in cash, for each Outstanding CVR held by such Holder, an amount, as determined by the Company, equal to the Redemption Payment, payable to such Holder on the Redemption Date (which, in the case of a redemption in connection with a Fundamental Event, shall in no event be later than the date of consummation of such Fundamental Event). The Company shall cause the Rights Agent to give notice of any such redemption (the “Redemption Notice”), by first-class mail, postage prepaid, to all Holders of CVRs as their names and addresses appear in the CVR Register, which Redemption Notice shall specify the Redemption Date. Concurrently with the delivery of any such Redemption Notice, other than in the case of a redemption in connection with a Fundamental Event, the Company shall also make a public announcement with respect to any such redemption and shall, if required by Law, file a Current Report on Form 8-K with

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respect to such redemption. All determinations with respect to the calculation of the Redemption Payment shall be reasonably made by the Company in good faith, and such determinations shall be binding on the Holders absent gross negligence, willful misconduct or manifest error. Not later than the third (3rd) Business Day after the Redemption Date, the Company shall (x) prepare and file with the Rights Agent a certificate setting forth such determinations and facts accounting for such determinations and (y) cause the Rights Agent to mail such certificate to the Holders, by first-class mail, postage prepaid, as their names and addresses appear in the CVR Register.
(e)   The Holders, by acceptance of CVRs, agree that no joint venture, partnership or other fiduciary relationship is created hereby or by the CVRs.
(f)   Other than in the case of interest on amounts due and payable after the occurrence of a Breach, no interest or dividends shall accrue on any amounts payable in respect of the CVRs.
(g)   The Parties hereto agree to treat the CVRs issued pursuant to this CVR Agreement in connection with the Merger Agreement for all income tax purposes as (i) consideration for the shares of Target that is received in a closed transaction as of the time of the closing of the Merger based on the fair market value of the CVRs as of that date, (ii) as a financial instrument that does not constitute indebtedness, and (iii) no Party hereto will take any position to the contrary on any tax return or for other tax purposes except as required by applicable Law.
(h)   No Holder shall, solely by virtue of holding CVRs, be entitled to any rights of a holder of any Voting Securities or other equity security or other ownership interest of the Company, in any constituent company to the Merger or in any of such companies’ Affiliates or other subsidiaries, either at Law or in equity.
(i)   Except as provided in this CVR Agreement, none of the Company or any of its Affiliates shall have any right to set off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s CVRs or any CVR Payment Amount or other amount payable to such Holder in respect of such CVRs.
(j)   In the event that (i) (A) all of the CVRs shall have become due and payable pursuant to the terms hereof, (B) all disputes with respect to amounts payable to the Holders brought pursuant to the terms and conditions of this CVR Agreement have been resolved, and (C) the Company has paid or caused to be paid or deposited with the Rights Agent all amounts payable to the Holders under this CVR Agreement or (ii) the volume weighted average price of the Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company in its sole discretion) is greater than $18.50 per Share over any fourteen (14) consecutive Trading Day period after the Effective Time and prior to the CVR Payment Date (such event described in this clause (ii), the “Automatic Extinguishment”), then this CVR Agreement shall cease to be of further effect and shall be deemed satisfied and discharged. Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of the Company under Section 4.7(c) shall survive.
(k)   Notwithstanding anything else to the contrary herein, the Company and the Paying Agent shall be entitled to deduct and withhold from any amount payable pursuant to this CVR Agreement such amounts as they reasonably determine may be required to be deducted and withheld under applicable tax law. Amounts withheld pursuant to this Section 3.1(k) and timely paid to the appropriate tax authority shall be treated for all purposes of this CVR Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
SECTION 3.2   Registrable Form.   The CVRs shall be issuable only in registered form.
SECTION 3.3   Registration; Registration of Transfer.
(a)   Every notice of transfer delivered by a Holder to the Registrar to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation in form reasonably satisfactory to the Registrar, duly executed by such Holder or a duly appointed legal representative, personal representative or survivor of such Holder. Upon receipt of such written notice, the Registrar shall register the transfer of the CVRs subject to such notice in the CVR Register on its books and records in book-entry form.

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(b)   All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same rights, and shall entitle the transferee to the same benefits under this CVR Agreement, as those held by the transferor.
(c)   No service charge shall be made for any registration of transfer of CVRs, but the Company may require payment of a sum sufficient to cover any documentary, stamp or similar tax or other similar governmental charge payable in connection with any registration of transfer of CVRs.
SECTION 3.4   Payments with Respect to CVRs.   Payment of any amounts pursuant to the CVRs shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts. The Rights Agent may, at its option, pay such amounts by wire transfer or check payable in such money.
SECTION 3.5   Persons Deemed Owners.   Prior to the time of any notice of transfer is delivered pursuant to Section 3.3(a) with respect to any CVR, the Company, the Rights Agent, the Registrar and any of their respective agents may treat the Person in whose name any CVR is registered in the CVR Register as the owner of such CVR for the purpose of receiving payment on such CVR and for all other purposes whatsoever, whether or not such CVR be overdue, and none of the Company, the Rights Agent, the Registrar nor any of their respective agents shall be affected by any other notice to the contrary.
SECTION 3.6   CUSIP Numbers.   The Company in issuing the CVRs may use “CUSIP” numbers (if then generally in use), and, if so, the Rights Agent shall use “CUSIP” numbers in any notice provided for in this CVR Agreement as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers as contained in any such notice, and any such notice shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Rights Agent in writing of any change in the “CUSIP” numbers.
ARTICLE 4
THE RIGHTS AGENT
SECTION 4.1   Certain Duties and Responsibilities.
(a)   With respect to the Holders, the Rights Agent, prior to the occurrence of a Breach with respect to the CVRs and after the curing or waiving of all Breaches which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement and no implied covenants shall be read into this CVR Agreement against the Rights Agent. In case a Breach has occurred (which has not been cured or waived), the Rights Agent shall exercise such of the rights and powers vested in it by this CVR Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
(b)   In the absence of gross negligence, bad faith or willful misconduct on its part, prior to the occurrence of a Breach and after the curing or waiving of all such Breaches which may have occurred, the Rights Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Rights Agent which conform to the requirements of this CVR Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Rights Agent, the Rights Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this CVR Agreement.
(c)   No provision of this CVR Agreement shall be construed to relieve the Rights Agent from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that (i) this Subsection (c) shall not be construed to limit the effect of Subsections (a) and (b) of this Section 4.1; (ii) the Rights Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Rights Agent was negligent in ascertaining the pertinent facts; and (iii) the Rights Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to Section 8.9 relating to the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred upon the Rights Agent, under this CVR Agreement.

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(d)   Whether or not therein expressly so provided, every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Rights Agent shall be subject to the provisions of this Section 4.1.
SECTION 4.2   Certain Rights of Rights Agent.   Subject to the provisions of Section 4.1, including without limitation, the duty of care that the Rights Agent is required to exercise upon the occurrence of a Breach:
(a)   the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;
(b)   any request or direction or order of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;
(c)   whenever in the administration of this CVR Agreement the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence, bad faith or willful misconduct on its part, rely upon an Officer’s Certificate or an Opinion of Counsel;
(d)   the Rights Agent may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith reliance on and in accordance with such advice or Opinion of Counsel;
(e)   the Rights Agent shall be under no obligation to exercise any of the rights or powers vested in it by this CVR Agreement at the request or direction of any of the Holders pursuant to this CVR Agreement, unless such Holders shall have offered to the Rights Agent reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;
(f)   the Rights Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document absent gross negligence, willful misconduct or manifest error, unless requested in writing to do so by the Acting Holders, but the Rights Agent in its discretion may also make such further inquiry or investigation into such facts or matters as it may see fit, and if the Rights Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, as necessary for such inquiry or investigation at the sole cost of the Company and shall incur no liability of any kind by reason of such inquiry or investigation other than as a result of Rights Agent’s gross negligence, bad faith or willful misconduct;
(g)   the Rights Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Rights Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;
(h)   the rights, privileges, protections, immunities and benefits given to the Rights Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Paying Agent, the Registrar, the Rights Agent in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;
(i)   certain of the Rights Agent’s duties hereunder may be performed by the Paying Agent or Registrar;
(j)   except for a Breach under Section 8.1(a), the Rights Agent shall not be deemed to have notice of any Breach or other breach under this CVR Agreement unless a Responsible Officer of the Rights Agent has actual knowledge of any event or condition that is, or after notice or lapse of time or both would become, a Breach;
(k)   the Rights Agent shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder; and

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(l)   the permissive rights of the Rights Agent enumerated in this CVR Agreement shall not be construed as duties hereunder and the Rights Agent shall be liable for its gross negligence, bad faith or willful misconduct.
SECTION 4.3   Notice of Breach.   If a breach occurs hereunder with respect to the CVRs, the Rights Agent shall give the Holders notice of any such breach known to it as and to the extent applicable within thirty (30) days after the occurrence of such breach, unless such breaches shall have been cured before the giving of such notice (the term “breach” for the purposes of this Section 4.3 being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, a Breach); provided that, except in the case of a failure to pay the amounts payable in respect of any of the CVRs, the Rights Agent shall be protected in withholding such notice if and so long as the board of directors, the executive committee and/or Responsible Officers of the Rights Agent in good faith reasonably determines that the withholding of such notice is in the best interests of the Holders.
SECTION 4.4   Not Responsible for Recitals or Issuance of CVRs. The Rights Agent shall not be accountable for the Company’s use of the CVRs. The recitals contained herein and in the CVRs shall be taken as the statements of the Company, and the Rights Agent assumes no responsibility for their correctness. The Rights Agent makes no representations as to the validity or sufficiency of this CVR Agreement or of the CVRs.
SECTION 4.5   May Hold CVRs.   The Rights Agent, any Paying Agent, Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of CVRs, and, subject to Sections 4.1, 4.8 and 4.13, may otherwise deal with the Company with the same rights it would have if it were not Rights Agent, Paying Agent, Registrar or such other agent.
SECTION 4.6   Money Held in Trust.   Except as expressly provided in this CVR Agreement, money held by the Rights Agent in trust hereunder need not be segregated from other funds except to the extent required by Law. The Rights Agent shall be under no liability for interest on any money received by it hereunder, except as otherwise agreed by the Rights Agent in writing with the Company.
SECTION 4.7   Compensation and Reimbursement.   The Company agrees:
(a)   to pay to the Rights Agent from time to time reasonable compensation for all services rendered by it hereunder in such amount as the Company and the Rights Agent shall agree from time to time;
(b)   except as otherwise expressly provided herein, to reimburse the Rights Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Rights Agent in accordance with any provision of this CVR Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to the Rights Agent’s gross negligence, bad faith or willful misconduct; and
(c)   to indemnify the Rights Agent and any predecessor Rights Agent and each of their respective agents, officers, directors and employees for, and to hold them harmless against, any loss, liability or expense (including attorneys’ fees and expenses) incurred without gross negligence, bad faith or willful misconduct on its part, arising out of or in connection with the performance of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Company’s payment obligations pursuant to this Section 4.7 shall survive the termination of this CVR Agreement. When the Rights Agent incurs expenses after the occurrence of a Breach specified in Section 8.1(c) or 8.1(d) with respect to the Company, the expenses are intended to constitute expenses of administration under bankruptcy Laws.
SECTION 4.8   Disqualification; Conflicting Interests.
(a)   If applicable, to the extent that the Rights Agent or the Company determines that the Rights Agent has a conflicting interest, the Rights Agent shall immediately notify the Company of such conflict and, within ninety (90) days after ascertaining that it has such conflicting interest, either eliminate such conflicting interest or resign to the extent and in the manner provided by, and subject to the provisions of, this CVR Agreement. The Company shall take prompt steps to have a successor appointed in the manner provided in this CVR Agreement.

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(b)   In the event the Rights Agent shall fail to comply with the foregoing Section 4.8(a), the Rights Agent shall, within ten (10) days of the expiration of such ninety (90) day period, transmit a notice of such failure to the Holders in the manner and to the extent provided in this CVR Agreement.
(c)   In the event the Rights Agent shall fail to comply with the foregoing Section 4.8(a) after written request therefor by the Company or any Holder, any Holder of any CVR who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Rights Agent and the appointment of a successor Rights Agent.
SECTION 4.9   Corporate Rights Agent Required; Eligibility.   There shall at all times be a Rights Agent hereunder which has a combined capital and surplus of at least fifty million dollars ($50,000,000). If such corporation publishes reports of condition at least annually, pursuant to Law or to the requirements of a supervising or examining authority, then for the purposes of this Section 4.9, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Rights Agent shall cease to be eligible in accordance with the provisions of this Section 4.9, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 4.
SECTION 4.10   Resignation and Removal; Appointment of Successor.
(a)   No resignation or removal of the Rights Agent and no appointment of a successor Rights Agent pursuant to this Article 4 shall become effective until the acceptance of appointment by the successor Rights Agent under Section 4.11.
(b)   The Rights Agent, or any rights agent or rights agents hereafter appointed, may resign at any time by giving written notice thereof to the Company. If an instrument of acceptance by a successor Rights Agent shall not have been delivered to the Rights Agent within thirty (30) days after the giving of such notice of resignation, the resigning Rights Agent may petition any court of competent jurisdiction for the appointment of a successor Rights Agent.
(c)   The Rights Agent may be removed at any time by an Act of the Majority Holders delivered to the Rights Agent and to the Company.
(d)   If at any time:
(i)   the Rights Agent shall fail to comply with Section 4.8 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a CVR for at least six (6) months; or
(ii)   the Rights Agent shall cease to be eligible under Section 4.9 and shall fail to resign after written request therefor by the Company or by any such Holder; or
(iii)   the Rights Agent shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Rights Agent or of its property shall be appointed, or any public officer shall take charge or control of the Rights Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (A) the Company, by a Board Resolution or action of the Chief Executive Officer, may remove the Rights Agent, or (B) the Holder of any CVR who has been a bona fide Holder of a CVR for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Rights Agent and the appointment of a successor Rights Agent.
(e)   If the Rights Agent shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Rights Agent for any cause, the Company, by a Board Resolution and/or action of the Chief Executive Officer, shall promptly appoint a successor Rights Agent. If no successor Rights Agent shall have been so appointed by the Company or the Holders of the CVRs and accepted appointment within sixty (60) days after the retiring Rights Agent tenders its resignation or is removed, the retiring Rights Agent may, or, the Holder of any CVR who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Rights Agent. If, within one (1) year after any such resignation, removal or incapability, or the occurrence of such vacancy, a successor Rights Agent shall be appointed by Act of the

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Majority Holders delivered to the Company and the retiring Rights Agent, the successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 4.11, become the successor Rights Agent and supersede the successor Rights Agent previously appointed by the Company, the retiring Rights Agent or court, as the case may be, pursuant to this Section 4.11(e).
(f)   The Company shall give notice of each resignation and each removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of CVRs as their names and addresses appear in the CVR Register. Each notice shall include the name of the successor Rights Agent and the address of its Corporate Trust Office. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of the Company.
SECTION 4.11   Acceptance of Appointment of Successor.
(a)   Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Rights Agent shall become effective and such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, and duties of the retiring Rights Agent; but, upon request of the Company or the successor Rights Agent, such retiring Rights Agent shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and duties of the retiring Rights Agent, and shall duly assign, transfer and deliver to such successor Rights Agent all property and money held by such retiring Rights Agent hereunder. Upon request of any such successor Rights Agent, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Rights Agent all such rights, powers and duties.
(b)   No successor Rights Agent shall accept its appointment unless at the time of such acceptance such successor Rights Agent shall be qualified and eligible under this Article 4.
SECTION 4.12   Merger, Conversion, Consolidation or Succession to Business.   Any corporation into which the Rights Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Rights Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Rights Agent, by sale or otherwise shall be the successor of the Rights Agent hereunder, provided such corporation shall be otherwise qualified and eligible under this Article 4, without the execution or filing of any paper or any further act on the part of any of the Parties hereto.
ARTICLE 5
REPORTS BY THE RIGHTS AGENT AND COMPANY
SECTION 5.1   Communications to Holders.
(a)   The rights of the Holders to communicate with other Holders with respect to their rights under this CVR Agreement and the corresponding rights and privileges of the Rights Agent shall be as provided by Section 312(b) of the Trust Indenture Act.
(b)   Every Holder of CVRs, by receiving and holding the same, agrees with the Company and the Rights Agent that neither the Company nor the Rights Agent shall be held accountable under this CVR Agreement by reason of the disclosure of any such information as to the names and addresses of the Holders made in accordance with Section 5.1(a) regardless of the source from which such information was derived.
SECTION 5.2   Reports by Rights Agent.
(a)   Within sixty (60) days after December 31 of each year commencing with the December 31 following the date of this CVR Agreement, the Rights Agent shall transmit to all Holders such reports concerning the Rights Agent and its actions under this CVR Agreement as may be required pursuant to the Trust Indenture Act to the extent and in the manner provided pursuant thereto. The Rights Agent shall also comply with Section 313(b)(2) of the Trust Indenture Act, if applicable. The Rights Agent shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act, if applicable.

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(b)   A copy of each such report shall, at the time of such transmission to the Holders, be filed by the Rights Agent with each stock exchange, if any, upon which the CVRs are listed, with the SEC and also with the Company. The Company shall promptly notify the Rights Agent when the CVRs are listed on any stock exchange.
SECTION 5.3   Reports by Company.   The Company shall:
(a)   file with the Rights Agent, (i) within fifteen (15) days after the Company files the same with the SEC, copies of the annual reports filed on Form 10-K and quarterly reports filed on Form 10-Q and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act and (ii) if the Company does not file such annual reports on Form 10-K or quarterly reports on Form 10-Q with the SEC, within forty-five (45) days after the end of first three fiscal quarters of each fiscal year, quarterly information, and, within ninety (90) days after each fiscal year, annual financial information, in each case calculated in accordance with Accounting Standards applied consistently with the application of such standards in either the Company’s prior quarterly reports on Form 10-Q or annual reports on Form 10-K, as applicable;
(b)   file with the Rights Agent and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this CVR Agreement as may be required from time to time by the rules and regulations of the SEC; and
(c)   make available to the Holders on the Company’s website as of an even date with the filing of such materials with the Rights Agent, the information, documents and reports required to be filed by the Company pursuant to subsections (a) or (b) of this Section 5.3. If the Company has timely electronically filed with the SEC’s Next-Generation EDGAR system (or any successor system) the reports described above, the Company shall be deemed to have satisfied the requirements of this Section 5.3.
ARTICLE 6
AMENDMENTS
SECTION 6.1   Amendments without Consent of Holders.    Without the consent of any Holders, the Company (when authorized by a Board Resolution) and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(a)   to convey, transfer, assign, mortgage or pledge to the Rights Agent as security for the CVRs any property or assets;
(b)   to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein;
(c)   to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider in good faith to be for the protection of the Holders of CVRs, and to make the occurrence, or the occurrence and continuance, of a breach of any such additional covenants, restrictions, conditions or provisions a Breach permitting the enforcement of all or any of the several remedies provided in this CVR Agreement as herein set forth;
(d)   to cure any ambiguity, or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein; provided that, in each case, such amendment does not adversely affect the interests of the Holders; or
(e)   to make any other provisions with respect to matters or questions arising under this CVR Agreement; provided that such provisions do not adversely affect the interests of the Holders.
SECTION 6.2   Amendments with Consent of Holders.   With the consent of not less than the Majority Holders, by Act of said Holders delivered to the Company and the Rights Agent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the CVRs), the Company (when authorized by a Board Resolution) and the Rights Agent may enter into one or more amendments hereto for the purpose of adding any provisions to or changing in any manner

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or eliminating any of the provisions of this CVR Agreement or of modifying in any manner the rights of the Holders under this CVR Agreement; provided, however, that no such amendment shall, without the consent of the Holder of each Outstanding CVR affected thereby:
(a)   modify the definition of Acceleration Payment, Acceleration Payment Date, Acceleration Valuation Period, Automatic Extinguishment, Breach Interest Rate, CVR Payment Amount, CVR Payment Date, Fundamental Event, Maturity Date, Maturity Payment, Maturity Payment Date, Maturity Valuation Period, Redemption Date, Redemption Payment, Redemption Valuation Period, Acting Holders or Majority Holders;
(b)   without limiting the foregoing clause (a) of this Section 6.2, modify in a manner that would be adverse to the Holders (i) any provision contained herein with respect to the termination of this CVR Agreement or the CVRs or (ii) otherwise extend the time for payment of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or requisite time for payment hereunder;
(c)   reduce the number of Outstanding CVRs, the consent of whose Holders is required for any such amendment; or
(d)   modify any of the provisions of this Section 6.2, except to increase the percentage of Holders from whom consent is required or to provide that certain other provisions of this CVR Agreement cannot be modified or waived without the consent of the Holder of each CVR affected thereby, or, except as in accordance with Section 6.1(c), modify any of the provisions of Sections 7.4, 8.1 or 8.10.
SECTION 6.3   Execution of Amendments.   In executing any amendment permitted by this Article 6, the Rights Agent shall be entitled to receive and (subject to Section 4.1) shall be fully protected in relying upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this CVR Agreement. The Rights Agent shall execute any amendment authorized pursuant to this Article 6 if the amendment does not adversely affect the Rights Agent’s own rights, duties or immunities under this CVR Agreement or otherwise. Otherwise, the Rights Agent may, but need not, execute such amendment.
SECTION 6.4   Effect of Amendments; Notice to Holders.
(a)   Upon the execution of any amendment in accordance with this Article 6, this CVR Agreement shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement for all purposes; and every Holder of CVRs theretofore Outstanding hereunder shall be bound thereby.
(b)   Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Article 6, the Company shall mail a notice thereof by first-class mail to the Holders of CVRs at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment. Any failure of the Company to mail such notice, or any defect therein, shall not, by itself, however, in any way impair or affect the validity of any such amendment.
ARTICLE 7
COVENANTS
SECTION 7.1   Payment of Amounts, if any, to Holders.   The Company shall duly and punctually pay or cause to be paid the amounts, if any, on the CVRs in accordance with the terms of this CVR Agreement.
SECTION 7.2   Maintenance of Office or Agency.   As long as any of the CVRs remain Outstanding, the Company shall maintain in [CITY/JURISDICTION] an office or agency solely for purposes of where notices and demands to or upon the Company in respect of the CVRs and this CVR Agreement may be served. The Company hereby initially designates the Corporate Trust Office as such office or agency of the Company, unless the Company shall hereafter designate and maintain some other office or agency for one or more of such purposes. The Company may act as its own Paying Agent; provided that it shall take appropriate actions to avoid the commingling of funds with respect to any amounts payable hereunder. The Company shall give prompt written notice to the Rights Agent of any change in the location of any such office or agency. If at any time the Company shall fail to furnish the Rights Agent with the address thereof, such notices and demands may be made or served at the Corporate Trust Office of the Rights Agent, and the Company hereby appoints the Rights Agent as its agent to receive all such notices and demands.

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SECTION 7.3   Money for CVR Payments to Be Held in Trust.
(a)   If the Company shall at any time act as the Paying Agent, it shall, on or before the CVR Payment Date, segregate and hold in trust for the benefit of the Holders all sums held by such Paying Agent for payment on the CVRs until such sums shall be paid to the Holders as herein provided and shall promptly notify the Rights Agent of any failure of the Company to so act.
(b)   Whenever the Company shall have one or more Paying Agents for the CVRs, it shall, on or before the CVR Payment Date, deposit with a Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such amount.
(c)   The Company shall cause each Paying Agent other than the Rights Agent to execute and deliver to the Rights Agent an instrument in which such Paying Agent shall agree with the Rights Agent, subject to the provisions of this Section 7.3, that (i) such Paying Agent shall hold all sums held by it for the payment of any amount payable on CVRs in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall notify the Rights Agent of the sums so held and (ii) that it shall give the Rights Agent notice of any failure by the Company (or by any other obligor on the CVRs) to make any payment on the CVRs when the same shall be due and payable.
(d)   Any money deposited with the Rights Agent or any Paying Agent, or then held by the Company, in trust for the payment on any CVRs and remaining unclaimed for one (1) year after the CVR Payment Date shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such CVR shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Rights Agent or such Paying Agent with respect to such trust money shall thereupon cease.
SECTION 7.4   Certain Purchases and Sales.   The Company shall not, and shall not permit any of its Subsidiaries or Affiliates, on any day during (a) the period commencing ten (10) Trading Days before the start of the Maturity Valuation Period and ending on the Maturity Date or (b) the Redemption Valuation Period or the Acceleration Valuation Period: (i) offer to purchase, purchase, contract to purchase, purchase any option or contract to sell, sell any option or contract to purchase, grant any option, right or warrant to sell, or otherwise acquire or purchase, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares, or (ii) enter into any swap or other arrangement that acquires from another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude the Company and its Subsidiaries and Affiliates during the applicable periods from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a purchase or acquisition of Shares even if such Shares would be acquired by someone other than the Company or any of its Subsidiaries or Affiliates. Such prohibited hedging or other transactions would include without limitation any purchase or any purchase, sale or grant of any right (including without limitation any put option or put equivalent position or call option or call equivalent position) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.
SECTION 7.5   Listing of CVRs.   The Company shall use its reasonable best efforts to (i) procure, or cause to be procured, at its sole expense, the listing of the CVRs on the NYSE(or, if unable to be listed on the NYSE, on the OTCQX market) as of the Effective Time, to the extent the CVRs meet all of the applicable exchange’s listing requirements, including the minimum holder requirement, and (ii) maintain a listing for trading on the NYSE for so long as any CVRs remain Outstanding, or, if unable to be listed on the NYSE, on the OTCQX market, in each case, to the extent the CVRs meet all of the applicable exchange’s listing requirements, including the minimum holder requirement.
ARTICLE 8
REMEDIES OF THE RIGHTS AGENT AND HOLDERS IN THE EVENT OF BREACH
SECTION 8.1   Breach Defined; Waiver of Breach.   “Breach” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Breach

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and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(a)   failure to pay all or any part of any CVR Payment Amount as and when such CVR Payment Amount shall become due and payable as provided in this CVR Agreement;
(b)   material breach in the performance, or breach in any material respect, of any covenant or warranty of the Company under Section 6.1 or 6.2 or Article 7 and continuance of such breach for a period of thirty (30) days after there has been given, by registered or certified mail, to the Company by the Rights Agent or to the Company and the Rights Agent by the Acting Holders, a written notice specifying such breach and requiring it to be remedied and stating that such notice is a “Notice of Breach” hereunder;
(c)   a court of competent jurisdiction shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or shall appoint a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) for the Company or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) consecutive days; or
(d)   the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property, or make any general assignment for the benefit of creditors.
If a Breach described above occurs and is continuing, then, unless all of the CVRs shall have already become due and payable, either the Rights Agent may, by notice in writing to the Company, or the Rights Agent shall, upon the written request of the Acting Holders by notice in writing to the Company and to the Rights Agent, declare the CVRs to be due and payable immediately (such date of declaration, the “Breach Declaration Date”), and on the first (1st) calendar day immediately following the last day of the Acceleration Valuation Period (the “Acceleration Payment Date”), the Acceleration Payment shall become immediately due and payable to each Holder for each of such Holder’s Outstanding CVRs and shall thereafter bear interest at the Breach Interest Rate. All determinations with respect to the calculation of the Acceleration Payment shall be reasonably made by the Company in good faith, and such determinations shall be binding on the Holders absent gross negligence, willful misconduct or manifest error. Not later than the third (3rd) Business Day after the Acceleration Payment Date, the Company shall (x) prepare and file with the Rights Agent a certificate setting forth such determinations and facts accounting for such determinations and (y) mail such certificate to the Holders, by first-class mail, postage prepaid, as their names and addresses appear in the CVR Register.
In the event of a Breach described in Section 8.1(a) in respect of any Maturity Payment or Redemption Payment, the amount of such Maturity Payment or Redemption Payment unpaid following the Maturity Date or Redemption Date, as the case may be, shall bear interest from and after the Maturity Date or the Redemption Date, as applicable, at the Breach Interest Rate.
The foregoing provisions, however, are subject to the condition that if, at any time after the CVRs shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and payable (with interest upon any such overdue amount at the Breach Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Rights Agent, except as a result of gross negligence, willful misconduct or bad faith of the Rights Agent, and if any and all Breaches under this CVR Agreement, other than the nonpayment of the amounts which shall have become due, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Majority Holders, by written notice to the Company and to the Rights Agent, may waive all such

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Breaches and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent breach or shall impair any right consequent thereof.
SECTION 8.2   Collection by the Rights Agent; the Rights Agent May Prove Payment Obligations.   The Company covenants that in the case of any failure to pay all or any part of the CVRs when the same shall have become due and payable, then upon demand of the Rights Agent, the Company shall pay to the Rights Agent for the benefit of the Holders of the CVRs the whole amount that then shall have become due and payable on all CVRs (with interest from the date due and payable to the date of such payment upon the overdue amount at the Breach Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Rights Agent and each predecessor Rights Agent, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of its gross negligence, willful misconduct or bad faith.
The Rights Agent may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this CVR Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.
In case the Company shall fail forthwith to pay such amounts upon such demand, the Rights Agent shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon such CVRs and collect in the manner provided by Law out of the property of the Company or other obligor upon such CVRs, wherever situated, the moneys adjudged or decreed to be payable.
In any judicial proceedings relative to the Company or other obligor upon the CVRs, irrespective of whether any amount is then due and payable with respect to the CVRs, the Rights Agent is authorized:
(a)   to file and prove a claim or claims for the whole amount owing and unpaid in respect of the CVRs, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Rights Agent (including any claim for reasonable compensation to the Rights Agent and each predecessor Rights Agent, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of gross negligence, willful misconduct or bad faith) and of the Holders allowed in any judicial proceedings relative to the Company or other obligor upon the CVRs, or to their respective property;
(b)   unless prohibited by and only to the extent required by applicable Law, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or Person performing similar functions in comparable proceedings; and
(c)   to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Rights Agent on their behalf; and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Rights Agent, and, in the event that the Rights Agent shall consent to the making of payments directly to the Holders, to pay to the Rights Agent such amounts as shall be sufficient to cover reasonable compensation to the Rights Agent, each predecessor Rights Agent and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of its gross negligence, willful misconduct or bad faith, and all other amounts due to the Rights Agent or any predecessor Rights Agent pursuant to Section 4.7. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or safeguard arrangement or otherwise.

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Nothing herein contained shall be deemed to authorize the Rights Agent to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, safeguard arrangement, adjustment or composition affecting the CVRs, or the rights of any Holder thereof, or to authorize the Rights Agent to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.
All rights of action and of asserting claims under this CVR Agreement may be enforced by the Rights Agent without the possession of any of the CVRs and any trial or other proceedings instituted by the Rights Agent shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Rights Agent, each predecessor Rights Agent and their respective agents and attorneys, shall be for the ratable benefit of the Holders.
In any proceedings brought by the Rights Agent (and also any proceedings involving the interpretation of any provision of this CVR Agreement to which the Rights Agent shall be a party) the Rights Agent shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such CVRs parties to any such proceedings (unless required by applicable Law).
SECTION 8.3   Application of Proceeds.   Any monies collected by the Rights Agent pursuant to this Article 8 in respect of any CVRs shall be applied in the following order at the date or dates fixed by the Rights Agent in respect of which monies have been collected:
FIRST:   To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Rights Agent and each predecessor Rights Agent and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the Rights Agent and each predecessor Rights Agent, except as a result of its gross negligence, willful misconduct or bad faith, and all other amounts due to the Rights Agent or any predecessor Rights Agent pursuant to Section 4.7;
SECOND:   To the payment of the whole amount then owing and unpaid upon all the CVRs, with interest at the Breach Interest Rate on all such amounts, and, in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the CVRs, then to the payment of such amounts without preference or priority of any security over any other CVR, ratably to the aggregate of such amounts due and payable; and
THIRD:   To the payment of the remainder, if any, to the Company or any other Person lawfully entitled thereto.
SECTION 8.4   Suits for Enforcement.   In case a Breach has occurred, has not been waived and is continuing, the Rights Agent may in its discretion (subject to Section 1.10) proceed to protect and enforce the rights vested in it by this CVR Agreement by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this CVR Agreement or in aid of the exercise of any power granted in this CVR Agreement or to enforce any other legal or equitable right vested in the Rights Agent by this CVR Agreement or by Law.
SECTION 8.5   Restoration of Rights on Abandonment of Proceedings.   In case the Rights Agent or any Holder shall have proceeded to enforce any right under this CVR Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Rights Agent or to such Holder, then and in every such case the Company and the Rights Agent and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company, the Rights Agent and the Holders shall continue as though no such proceedings had been taken.
SECTION 8.6   Limitations on Suits by Holders.   Subject to the rights of the Holders under Section 8.7, no Holder of any CVR shall have any right by virtue or by availing itself of any provision of this CVR Agreement to institute any action or proceeding at Law or in equity or in bankruptcy or otherwise upon or under or with respect to this CVR Agreement, or for the appointment of a trustee, receiver,

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liquidator, custodian or other similar official or for any other remedy hereunder, unless the Acting Holders previously shall have given to the Rights Agent written notice of breach and of the continuance thereof, as hereinbefore provided, and unless also the Acting Holders shall have made written request upon the Rights Agent to institute such action or proceedings in its own name as rights agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Rights Agent for thirty (30) days after its receipt of such notice and request shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 8.9; it being understood and intended, and being expressly covenanted by the taker and Holder of every CVR with every other taker and Holder and the Rights Agent, that no one or more Holders of CVRs shall have any right in any manner whatever by virtue or by availing itself of any provision of this CVR Agreement to effect, disturb or prejudice the rights of any other such Holder of CVRs, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this CVR Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of CVRs. For the protection and enforcement of the provisions of this Section 8.6, each and every Holder and the Rights Agent shall be entitled to such relief as can be given either at Law or in equity.
SECTION 8.7   Unconditional Right of Holders to Receive Payment.   Notwithstanding any other provision in this CVR Agreement and any provision of any CVR, the right of any Holder of any CVR to receive payment of the amounts payable in respect of such CVR on or after the respective due dates expressed in such CVR, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
SECTION 8.8   Powers and Remedies Cumulative; Delay or Omission Not Waiver of Breach.
(a)   Except as provided in Section 8.6, no right or remedy herein conferred upon or reserved to the Rights Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
(b)   No delay or omission of the Rights Agent or of any Holder to exercise any right or power accruing upon any Breach occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Breach or an acquiescence therein; and, subject to Section 8.6, every power and remedy given by this CVR Agreement or by Law to the Rights Agent or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Rights Agent or by the Holders.
SECTION 8.9   Control by Holders.
(a)   The Majority Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent with respect to the CVRs by this CVR Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this CVR Agreement; and provided, further, that (subject to the provisions of Section 4.1) the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent in good faith by its board of directors, the executive committee, or a committee of directors or Responsible Officers of the Rights Agent shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the CVRs not joining in the giving of said direction.
(b)   Nothing in this CVR Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by Holders.
SECTION 8.10   Waiver of Past Breaches.
(a)   In the case of a breach or a Breach specified in clause (b), (c) or (d) of Section 8.1, the Majority Holders may waive any such Breach, and its consequences, except a breach in respect of a covenant or

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provisions hereof which cannot be modified or amended without the consent of the Holder of each CVR affected. In the case of any such waiver, the Company, the Rights Agent and the Holders of the CVRs shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other breach or impair any right consequent thereon.
(b)   Upon any such waiver, such breach shall cease to exist and be deemed to have been cured and not to have occurred, and any Breach arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this CVR Agreement; but no such waiver shall extend to any subsequent or other Breach or other breach of any kind or impair any right consequent thereon.
SECTION 8.11   Right of Court to Require Filing of Undertaking to Pay Costs.   All Parties to this CVR Agreement agree, and each Holder of any CVR by receiving or holding the same shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this CVR Agreement or in any suit against the Rights Agent for any action taken, suffered or omitted by it as the Rights Agent, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 8.11 shall not apply to any suit instituted by the Rights Agent, to any suit instituted by any Holder or group of Holders holding in the aggregate more than ten percent (10%) of the Outstanding CVRs or to any suit instituted by any Holder for the enforcement of the payment of any CVR on or after the due date expressed in such CVR.
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IN WITNESS WHEREOF, the Parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.
THIRD POINT REINSURANCE LTD.
By: Name: Title:
[RIGHTS AGENT], as the Rights Agent
By: Name: Title:

Exhibit D
AGREED FORM
CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERENCE SHARES
OF
[SIRIUSPOINT LTD.]
[SiriusPoint Ltd.] (formerly known as Third Point Reinsurance Ltd.), a Bermuda exempted company limited by shares (the “Company”), hereby certifies that, pursuant to duly authorized resolutions of the Board of Directors of the Company adopted on [•], 202[•], the creation of the Series A Preference Shares, with a par value of US$0.10 per share (the “Preference Shares”), was authorized and the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the Preference Shares, in addition to those set forth in the Memorandum of Association and Bye-Laws of the Company, were fixed as follows:
Section 1.   Designation; Amount of Shares.   The designation of this series of Preference Shares shall be “Series A Preference Shares”, and the number of shares constituting this series shall be [•]1. Each Preference Share shall be identical in all respects to every other Preference Share. Any Preference Shares cancelled by purchase or redemption, or otherwise acquired by the Company, will have the status of authorized but unissued Preference Shares and may be reissued as part of the same class or series or may be reclassified and reissued by the Board of Directors in the same manner as any other authorized and unissued shares and shall not be taken to have reduced the amount of the Company’s authorized share capital. The number of authorized Preference Shares may be reduced (but not, other than pursuant to Section 5 hereof, below the number of Preference Shares then issued and outstanding) by further resolutions duly adopted by (i) the Board of Directors and (ii) the holders of Preference Shares and Common Shares voting together as a single class. No such reduction shall affect the due authorization of any issued and outstanding Preference Shares.
Section 2.   Definitions.   As used herein with respect to the Preference Shares:
(a) “Accounting Principles Election” has the meaning assigned to such term in Section 11(b)(iii)(A).
(b) “Actual Liquidation” has the meaning assigned to such term in Section 4(a).
(c) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
(d) “Applicable Policies” means (i) Policies that were issued, bound, renewed, agreed or written by the Sirius Insurance Subsidiaries prior to April 1, 2020 or (ii) Policies that were issued, bound, renewed, agreed or written by the TPRE Insurance Subsidiaries prior to April 1, 2020, as applicable, in each case, pursuant to the terms thereof in effect as of April 1, 2020.
(e) “Board of Directors” means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.
(f) “Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by applicable law to be closed.

1
To be determined at Closing based on final preferred stock exchange ratio and number of Siriuscommon shares electing option 3.

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(g) “Bye-Laws” means the [amended and restated] bye-laws of the Company, as they may be amended from time to time.
(h) “Certificate of Designation” means this Certificate of Designation relating to the Preference Shares, as it may be amended from time to time.
(i) “CM Bermuda” means CM Bermuda Ltd., a Bermuda exempted company, and its successors.
(j) “CMIG International” means CMIG International Holding Pte. Ltd., a Singapore holding company, and its successors.
(k) “Commission” means the U.S. Securities and Exchange Commission.
(l) “Common Shares” means the common shares, par value US$0.10 per share, of the Company, or any other class of shares resulting from successive changes or reclassifications of such common shares consisting solely of changes in par value, or as a result of a subdivision, combination, merger, amalgamation, consolidation or similar transaction in which the Company is a constituent company.
(m) “Company” has the meaning assigned to such term in the preamble.
(n) “Conversion Date” has the meaning assigned to such term in Section 6(a).
(o) “Conversion Ratio” has the meaning assigned to such term in Section 6(a).
(p) “Conversion Shares” means at any applicable time the Common Shares issuable upon conversion of the Preference Shares in accordance with the terms hereof.
(q) “COVID-19” means novel severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any illness caused by such coronavirus.
(r) “COVID-19 Effect” means the effect of laws, regulations, orders, directions, judicial decisions, decisions of arbitrators, or other measures enacted, issued or ordered by a Governmental Authority to control, address or otherwise manage the transmission of COVID-19.
(s) “COVID-19 Losses” means Losses that are (i) Reported COVID-19 Losses or (ii) Determined COVID-19 Losses identified pursuant to the procedures set forth in Section 5(b)(ii); provided, that any ex gratia payment made by a Sirius Insurance Subsidiary or a TPRE Insurance Subsidiary after the Issue Date under any Applicable Policy shall not be included in the calculation of COVID-19 Losses, other than ex gratia payments that are paid in good faith as a component of losses assumed under assumed reinsurance.
(t) “COVID-19 Loss Determination” has the meaning assigned to such term in Section 5(b)(ii).
(u) “Deadline Date” has the meaning assigned to such term in Section 5(b)(i).
(v) “Determined COVID-19 Losses” has the meaning assigned to such term in Section 5(b)(ii).
(w) “Dividends” has the meaning assigned to such term in Section 3.
(x) “Effective Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
(y) “Excess Loss Amount” means the lesser of (i) the Sirius Net COVID Loss minus the TPRE Net COVID Loss and (ii) $100 million.
(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(aa) “Extra-Contractual Obligations” means, with respect to the Applicable Policies, all liabilities and obligations for consequential, extra-contractual, exemplary, punitive, special or similar damages or any other amounts due or alleged to be due (other than those arising under the express terms and conditions of such Applicable Policies) which arise from any real or alleged act, error or omission, whether or not intentional, in bad faith or otherwise, relating to: (i) the marketing, underwriting, production, issuance,

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cancellation or administration of the Applicable Policies; (ii) the handling of claims or disputes in connection with the Applicable Policies; or (iii) the failure to pay or the delay in payment of benefits or claims, under or in connection with the Applicable Policies.
(bb) “Final Adjustment Determination Date” has the meaning assigned to such term in Section 5(b)(ix)(A).
(cc) “Final Sirius Total Experience” has the meaning assigned to such term in Section 5(b)(viii).
(dd) “Final TPRE Total Experience” has the meaning assigned to such term in Section 5(b)(viii).
(ee) “Forfeited Preference Shares” has the meaning assigned to such term in Section 5(b)(ix)(D).
(ff) “Fundamental Transaction” has the meaning assigned to such term in Section 6(e)(iii).
(gg) “Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
(hh) “IFRS” has the meaning assigned to such term in Section 11(b)(iii)(A).
(ii) “Independent Actuarial Team” means an independent actuarial team from Milliman, Willis Towers Watson, Oliver Wyman or, if no such teams are available, another independent actuarial firm of international recognition with experience in the property and casualty insurance and reinsurance industry, the members of which team have not performed services for either of the Company or CMIG International or their respective Affiliates (including, in the case of the Company, the Sirius Insurance Subsidiaries) within one (1) year prior to its engagement.
(jj) “Initiation Date” has the meaning assigned to such term in Section 5(b)(vi).
(kk) “Investor Rights Agreement” means that certain Investor Rights Agreement dated [•], 202[•] among the Company and CM Bermuda.
(ll) “Issue Date” means [•], 202[•].
(mm) “Issued Common Shares” has the meaning assigned to such term in Section 5(b)(ix)(D).
(nn) “Last Reported Sale Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
(oo) “Liquidation Notice” has the meaning assigned to such term in Section 4(b).
(pp) “Losses” means, under any and all Applicable Policies, any loss, damage, occurrence, claim, settlement, interest, bond, fine, penalty, or other similar amount, including related allocated loss adjustment expenses and Extra-Contractual Obligations, as applicable, less all reinsurance recoverables and salvage or subrogation or other recoveries relating to such Applicable Policies.
(qq) “Mandatory Conversion Event” has the meaning assigned to such term in Section 6(a).
(rr) “Mandatory Conversion Notice” has the meaning assigned to such term in Section 6(b).

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(ss) “Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Shares or in any options contracts or futures contracts traded on any U.S. exchange relating to the Common Shares.
(tt) “Memorandum of Association” means the memorandum of association of the Company, as it may be amended from time to time.
(uu) “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
(vv) “Policy” means:
(i) in the case of the Sirius Insurance Subsidiaries, any cover note, treaty, slip, facultative certificate, binder, policy or contract of insurance or reinsurance, written, issued, bound, renewed or agreed by or on behalf of one or more of the Sirius Insurance Subsidiaries, any agreement of assumed reinsurance entered into by one or more of the Sirius Insurance Subsidiaries and all legally binding addenda, endorsements, alterations, amendments and ancillary agreements in connection therewith of whatever nature, in each case, that were issued, bound, renewed, agreed or written by Sirius Insurance Subsidiaries; and
(ii) in the case of the TPRE Insurance Subsidiaries, any cover note, treaty, slip, facultative certificate, binder, policy or contract of insurance or reinsurance, written, issued, bound, renewed or agreed by or on behalf of one or more of the TPRE Insurance Subsidiaries, any agreement of assumed reinsurance entered into by one or more of the TPRE Insurance Subsidiaries and all legally binding addenda, endorsements, alterations, amendments and ancillary agreements in connection therewith of whatever nature, in each case, that were issued, bound, renewed, agreed or written by the TPRE Insurance Subsidiaries.
(ww) “Preference Shares” has the meaning assigned to such term in the preamble.
(xx) “Report” has the meaning assigned to such term in Section 5(c)(ii).
(yy) “Reported COVID-19 Losses” means Losses reasonably identified by an insured or cedant in a written claim notice as having as their most significant causation factor either (i) COVID-19 or (ii) any COVID-19 Effect.
(zz) “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading. If the Common Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.
(aaa) “Selected Actuarial Team” has the meaning assigned to such term in Section 5(b)(i).
(bbb) “Sirius Insurance Subsidiaries” means Alstead Reinsurance Ltd., Cedar Insurance Company, Empire Insurance Company, Lloyds Syndicate 1945, Oakwood Insurance Company, Sirius America Insurance Company, Sirius Bermuda Insurance Company Ltd. and Sirius International Insurance Corporation; and “Sirius Insurance Subsidiaries” shall be deemed to include any successor entities thereof or any Affiliate of any such entity that assumes (by operation of law, by contract, or otherwise) any of the Applicable Policies written or otherwise assumed by any of the foregoing.
(ccc) “Sirius Total Experience” means, in respect of the Sirius Insurance Subsidiaries, the Total COVID-19 Losses.
(ddd) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting

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power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
(eee) “Supporting Documentation” has the meaning assigned to such term in Section 5(b)(ii).
(fff) “Third Anniversary Date” means [•]2.
(ggg)“Third Year Calculation” has the meaning assigned to such term in Section 5(b)(iv).
(hhh)“Total COVID-19 Losses” means, for the Sirius Insurance Subsidiaries or TPRE Insurance Subsidiaries, as applicable, the aggregate amount of COVID-19 Losses paid or for which reserves (including reserves for allocated loss adjustment expenses and reserves for losses incurred but not reported (IBNR)) have been or should be established (applying reserving methods, practices and principles consistent with those utilized as of April 1, 2020 by the Sirius Insurance Subsidiaries or TPRE Insurance Subsidiaries, as applicable, generally within their businesses in order to establish such components of reserves).
(iii)“TPRE Insurance Subsidiaries” means Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd.; and “TPRE Insurance Subsidiaries” shall be deemed to include any successor entities thereof or any Affiliate of any such entity that assumes (by operation of law, by contract, or otherwise) any of the Applicable Policies written or otherwise assumed by any of the foregoing
(jjj)“TPRE Total Experience” means, in respect of the TPRE Insurance Subsidiaries, the Total COVID-19 Losses.
(kkk)“Trading Day” means, except for determining the VWAP as set forth below, a day on which (i) trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares (or such other security) are then listed or, if the Common Shares are (or such other security is) not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are (or such other security is) then traded and (ii) a Last Reported Sale Price for the Common Shares (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Shares are (or such other security is) not so listed or traded, “Trading Day” means a Business Day; provided, further, that for purposes of determining the VWAP only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Shares generally occurs on the principal other U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading, except that if the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.
(lll) “UK GAAP” has the meaning assigned to such term in Section 11(b)(iii)(A).
(mmm) “Valuation Period” has the meaning assigned to such term in Section 6(e)(ii).
(nnn) “VWAP” means, for any Trading Day or Trading Day period, the “volume weighted average price” of the Common Shares for such day or period (as reported by Bloomberg L.P. or, if not reported therein, as reported by another authoritative source selected by the Company in its commercially reasonable discretion); provided, however, that in no circumstance shall such calculation take into account after-hours trading or other trading outside of regular trading sessions.

2
Date will be the third anniversary of the Closing Date.

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Section 3.   Ranking; Dividends.   The Preference Shares will rank pari passu with the Common Shares with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”) on a pro rata basis with the Common Shares determined on an as-converted basis assuming all shares had been converted pursuant to Section 6 as of immediately prior to the record date of the applicable Dividend (or if no record date is fixed, the date as of which the record holders of Common Shares entitled to such Dividends are to be determined). Accordingly, the holders of record of Preference Shares will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the number of Common Shares with respect to the number of Common Shares into which the Preference Shares would be converted, and no Dividends will be payable on the Common Shares or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Shares unless a Dividend identical to that paid on the Common Shares is payable at the same time on the Preference Shares in an amount per share of Preference Shares equal to the product of (a) the per share Dividend declared and paid in respect of each Common Shares and (b) the number of Common Shares into which such Preference Share is then convertible. Dividends that are payable on Preference Shares will be payable to the holders of record of Preference Shares as they appear on the stock register of the Company on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Shares. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Shares, then the holders of Preference Shares will have no right to receive any Dividends.
Section 4.   Liquidation Rights.
(a)
Voluntary or Involuntary Liquidation.   In the event of any liquidation, dissolution or winding-up of the Company as a result of any bankruptcy, reorganization, or similar proceeding, or any foreclosure by creditors of the Company on all or substantially all assets of the Company, whether voluntary or involuntary (an “Actual Liquidation”), then the holders of the Preference Shares then outstanding shall be entitled to receive an amount equal to a pro rata portion (pro rata with the Common Shares determined on a per share as-converted basis assuming all Preference Shares had been converted pursuant to Section 6), of any assets and funds of the Company available for distribution.

(b)
Notice of Liquidation.   In the event of an Actual Liquidation, the Company shall, within ten (10) days after the date the Board of Directors approves such Actual Liquidation, or no later than twenty (20) days after any shareholders’ meeting called to approve such Actual Liquidation, or within twenty (20) days after the commencement of any involuntary proceeding in respect of an Actual Liquidation, whichever is earlier, deliver to each holder of Preference Shares written notice of the proposed Actual Liquidation (a “Liquidation Notice”), which written notice shall describe the material terms and conditions of such Actual Liquidation, including a description of the equity securities, cash and property to be received by the holders of Preference Shares upon consummation of the proposed Actual Liquidation and the date of delivery thereof. If any material change in the facts set forth in the Liquidation Notice shall occur, the Company shall promptly deliver written notice of such material change to each holder of Preference Shares.

Section 5.   Redemption; Adjustment of Outstanding Number of Preference Shares.
(a)   General.   Except as set forth in Section 5(b), the Preference Shares shall not be redeemable.
(b)   Information Regarding COVID-19 Losses.
(i) In connection with CMIG International’s review of Sirius Total Experience and TPRE Total Experience, the Company shall cooperate with and provide to, and shall cause the Sirius Insurance Subsidiaries and the TPRE Insurance Subsidiaries to cooperate with and provide to, CMIG International, reasonable access to the books and records of the Company, the Sirius Insurance Subsidiaries and the TPRE Insurance Subsidiaries, including the personnel of the Company, the Sirius Insurance Subsidiaries and the TPRE Insurance Subsidiaries, along with such other information as CMIG International may reasonably request in connection therewith (including any Supporting Documentation and any material correspondence related to the collection thereof) and shall provide

A-D-6

CMIG International with information or access provided to the Selected Actuarial Team on a concurrent basis. None of the Company or CMIH International shall, and they shall cause their respective controlled Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting with the Selected Actuarial Team in respect of the review of any Report unless it consults with the other in advance and gives the other party the opportunity to attend and participate in such meeting. All information provided to a Receiving Party pursuant to this Section 5(b)(iii) shall be maintained in confidence by the Receiving Parties, shall not be disclosed to any third party, and shall not be publicly disclosed.
(ii) Until the Final Adjustment Determination Date, the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers, employees or any other Representatives to retain all books and records that are relevant in any material respect to the calculation of the Sirius Total Experience and the TPRE Total Experience in accordance with this Certificate of Designation including without limitation all written communications with the Selected Actuarial Team, all documentation used to prepare a Report, and all supporting Documentation and related correspondence used for purposes of establishing reserves with respect to COVID-19 Losses.
(c)   Interim Expert Review of COVID-19 Losses.
(i) In each consecutive twelve (12) month period from the date this Certificate of Designation was adopted by the Board of Directors of the Company, CMIG International shall have the right (which for the avoidance of doubt may only be exercised once during the applicable twelve (12) month period) to request an independent expert review of the Company’s determination of Sirius Total Experience and TPRE Total Experience in accordance with the terms of this Certificate of Designation. Within thirty (30) days of such request, the Company and CMIG International shall jointly engage an Independent Actuarial Team mutually acceptable to them (the “Selected Actuarial Team”) which team shall be re-engaged pursuant to this Section 5(c)(i) in the event CMIG International exercises it right to request an independent expert review pursuant to this Section 5(c) to monitor the Company’s determination of Sirius Total Experience and TPRE Total Experience (provided, that if the Company and CMIG International cannot agree upon an Independent Actuarial Team within thirty (30) days following the Issue Date, then upon application of the Company or CMIG International, the American Arbitration Association shall nominate an Independent Actuarial Team and within the ten (10) Business Days following such nomination the Company and CMIG International shall jointly engage such Person as the Selected Actuarial Team). The reasonable fees and expenses of the Selected Actuarial Team shall be borne equally between the Company and CMIG International. The Company and CMIG International shall enter into a customary engagement letter with the Selected Actuarial Team.
(ii) By no later than sixty (60) days following the date on which the Selected Actuarial Team was engaged by the Company and CMIG International, the Company shall deliver to CMIG International and the Selected Actuarial Team a report prepared using a level of professionalism and diligence consistent with the Company’s reporting obligations under applicable securities laws and certified by a senior officer of the Company with appropriate knowledge that sets forth in reasonably specific detail, including supporting calculations and all Supporting Documentation (as defined below), the Company’s good faith estimate of the Sirius Total Experience and the TPRE Total Experience as of the end of the period requested by CMIG International (the “Report”). The Report shall include within the Sirius Total Experience and TPRE Total Experience Losses which are not Reported COVID-19 Losses, but only to the extent that either (A) the Company has obtained from the cedant or insured under the Applicable Policy written evidence that supports a reasonable determination that the most significant causation factor in such Losses is COVID-19 or any COVID-19 Effect (“Supporting Documentation”) or (B) if the Company has made a written request to the cedant or insured for Supporting Documentation and no such Supporting Documentation has been provided by the relevant cedant or insured, then the Company shall have made a reasonable determination, based on all evidence available at the time (and not inferred from the absence of evidence to the contrary) that such Losses are COVID-19 Losses (any such Losses, in clause (A) or (B), “Determined COVID-19 Losses”).
(iii) To the extent that CMIG International disagrees with any identification or estimate of Reported COVID-19 Losses or Determined COVID-19 Losses in the Report, it shall provide written

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notice to the Company by no later than (10) Business Days following the delivery of the Report. In the ten (10) Business Days following delivery of such notification, the Company and CMIG International shall use their respective reasonable best efforts to resolve such disagreement. If the Company and CMIG International are unable to resolve such disagreement by no later than forty-five (45) days following the end of such ten (10) Business Day period, then any such unresolved matters shall be submitted to the Selected Actuarial Firm for their non-binding review and assessment. For purposes of undertaking is non-binding review and assessment hereunder, the Selected Actuarial Team shall have the same inspection and other rights of the Company as set forth in Section 5(b)(i) hereto.
(d)   Final Review and Determination of COVID-19 Losses.
(i) No later than thirty (30) calendar days following the Third Anniversary Date (the “Initiation Date”), the Company shall prepare and deliver to CMIG International a final calculation of Sirius Total Experience and TPRE Total Experience in reasonably specific detail, including supporting calculations and all Supporting Documentation (the “Third Year Calculation”). The determination of COVID-19 Losses in the Third Year Calculation shall be fully consistent with all prior COVID-19 Loss Determinations.
(ii) To the extent that CMIG International disagrees with any identification or estimate of Reported COVID-19 Losses or Determined COVID-19 Losses in the Third Year Calculation, it shall provide written notice to the Company by no later than forty-five (45) Business Days following the delivery of the Third Year Calculation. In the ten (10) Business Days following delivery of such notification, the Company and CMIG International shall use their respective reasonable best efforts to resolve such disagreement. If the Company and CMIG International are unable to resolve such disagreement by no later than fifteen (15) days following the end of such ten (10) Business Day period, CMIG International and the Company shall jointly engage the an Independent Actuarial Team Mutually acceptable to them (the “Final Actuarial Team¨) which Final Actuarial Team shall be the same Selected Actuarial Team (if any) that was retained pursuant to Section 5(b)(ii); (provided, that if the Company and CMIG International cannot agree upon an Independent Actuarial Team within ten (10) Business days where no Select Acturial Team was previously retained, then upon application of the Company or CMIG International, the American Arbitration Association shall nominate an Independent Actuarial Team and within and within ten (1) Business Days following such nomination the Company and CMIG International shall jointly engage such Person as the Final Actuarial Team) and shall each submit to the Selected Actuarial Team (and simultaneously therewith a copy to the other) their respective identifications and estimates of Reported COVID-19 Losses and Determined COVID-19 Losses together with supporting calculations and documentation (which submission in the case of the Company shall be consistent with the Third Year Calculation except in the case of any item in respect of which CMIG International agrees). The Selected Actuarial Firm shall then be instructed to make a final determination by no later than thirty (30) days following the date on which the last submission was delivered of the calculation and identification of each Reported COVID-19 Losses or Determined COVID-19 Loss in respect of which CMIG International and the Company disagree (a “COVID-19 Loss Determination”) in each case in accordance with the terms of this Certificate of Designation and that such determination shall be made by the Selected Actuarial Team in its capacity as an expert and not as an actuary or accountant. Any COVID-19 Loss Determination shall be set forth in writing and be conclusive and binding upon all the parties for all purposes hereunder. For purposes of making its final determination hereunder, the Selected Actuarial Team shall have the same inspection and other rights of the Company as set forth in Section 5(b)(i) hereto and shall, if applicable, be entitled to reference the conclusions of any non-binding review provided for in Section 5(c)(ii).
(iii) The Company’s calculation of Sirius Total Experience and TPRE Total Experience, as modified by any determination of the Final Actuarial Team, shall be the “Final Sirius Total Experience” and “Final TPRE Total Experience”, as applicable.
(iv) Forfeiture of Preference Shares; Issuance of Common Shares.
(A) The adjustments and settlements set forth in this Section 5(b)(ix)(A) shall be made no later than five (5) Business Days following the calculation of the Final Sirius Total Experience and

A-D-8

the Final TPRE Total Experience (the date such adjustments and settlements are made, the “Final Adjustment Determination Date”).
(B) If the Final Sirius Total Experience is greater than $150 million, then an amount equal to (i) the Final Sirius Total Experience minus (ii) $150 million shall be the “Sirius Net COVID Loss”. If the Final Sirius Total Experience is less than $150 million, then the “Sirius Net COVID Loss” shall be equal to $0.
(C) If the Final TPRE Total Experience is greater than $51.1 million, then an amount equal to (i) the Final TPRE Total Experience minus (ii) $51.1 million shall be the “TPRE Net COVID Loss”. If the Final TPRE Total Experience is less than $51.1 million, then the “TPRE Net COVID Loss” shall be equal to $0.
(D) If the Sirius Net COVID Loss is greater than the TPRE Net COVID Loss, then a number of Preference Shares equal to (x) the Excess Loss Amount divided by (y) the VWAP measured over the thirty (30) Trading Day period prior to the Final Adjustment Determination Date divided by (z) the Conversion Ratio as of the Final Adjustment Determination Date (the “Forfeited Preference Shares”) will be promptly (and in any event no later than two (2) Business Days after the Final Adjustment Determination Date) forfeited by the record holders of Preference Shares, on a pro rata basis, and will be delivered to the Company without any further action being required on the part of such record holders. The number of Forfeited Preference Shares forfeited by each record holder of Preference Shares as of the Settlement Date shall be calculated on a pro rata basis based upon (1) the total number of Preference Shares held by such holder and (2) the total outstanding number of Preference Shares; provided that in no case shall any such holder be required to forfeit, or have any liability to the Company, in excess of the number of Preference Shares actually held by such holder. The forfeiture of the Preference Shares will be automatic and will be executed by a notation made in the share register of the Company.
(E) If the TPRE Net COVID Loss is greater than the Sirius Net COVID Loss, then a number of Common Shares equal to (x) the dollar amount of such excess divided by (y) the VWAP measured over the thirty (30) Trading Day period prior to Final Adjustment Determination Date (the “Issued Common Shares”) will be promptly (and in any event no later than two (2) Business Days after the Final Adjustment Determination Date) issued to holders of Preference Shares. The actual number of Issued Common Shares issued to each record holder of Preference Shares as of the Settlement Date shall be calculated on a pro rata basis based upon (1) the total number of Preference Shares held by such holder and (2) the total outstanding number of Preference Shares.
Section 6.   Conversion.
(a)
Mandatory Conversion.   On the Business Day immediately following the Final Adjustment Determination Date and, if applicable, the forfeiture of Forfeited Preference Shares pursuant to Section 5(b)(ix)(D) by the record holders thereof (such Business Day, the “Conversion Date”), each outstanding Preference Share shall automatically convert into one (1) Common Share, subject to adjustment as provided in Section 6(e) below (the “Conversion Ratio”), without any further action on the part of any holder (a “Mandatory Conversion Event”).

(b)
Procedures for Mandatory Conversion.   Promptly, and in any event within three (3) Business Days after the Final Adjustment Determination Date, the Company shall send each holder of Preference Shares written notice of such event (the “Mandatory Conversion Notice”) providing instructions for the surrender to the Company of certificates for Preference Shares and the issuance of Common Shares into which the Preference Shares have been converted pursuant to Section 6(a).

(c)
Rights Subsequent to Conversion.   All Preference Shares converted to Common Shares as provided in this Section 6, regardless of whether certificate(s) and accompanying materials have been surrendered pursuant to Section 6(b), shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Preference Shares shall immediately cease and terminate as of such time, other than (i) the right of the holder to receive

A-D-9

Common Shares and payment in lieu of any fraction of a Common Share in exchange therefor and (ii) the rights attaching to the Common Shares upon conversion of the Preference Shares.
(d)
No Charge or Payment.   The issuance of certificates for Common Shares upon conversion of Preference Shares pursuant to this Section 6 shall be made without payment of additional consideration by, or other charge to, the holder thereof.

(e)
Adjustment to Number of Conversion Shares.   In order to prevent dilution of the conversion rights granted under this Section 6, the Conversion Ratio and the number of Conversion Shares issuable upon the conversion of the Preference Shares shall be subject to adjustment from time to time as provided in this Section 6(e).

(i)
If the Company shall, at any time or from time to time after the Issue Date, subdivide (by any share split, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, then the Conversion Ratio shall be adjusted such that the number of Conversion Shares issuable upon conversion of the Preference Shares shall be proportionately increased. If the Company at any time combines (by combination, reverse share split or otherwise) its outstanding Common Shares into a smaller number of shares, then the Conversion Ratio shall be adjusted such that the number of Conversion Shares issuable upon conversion of the Preference Shares shall be proportionately decreased. Any adjustment under this Section 6(e) shall be calculated in good faith based on the formula below by the Company and become effective at the close of business on the date the applicable event becomes effective.

where,
CR0    =
the Conversion Ratio in effect immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1    =
the Conversion Ratio in effect immediately after the open of business on such Effective Date;

OS0    =
the number of the Common Shares outstanding immediately prior to the open of business on such Effective Date (before giving effect to any such share split or share combination); and

OS1    =
the number of the Common Shares outstanding immediately after giving effect to such share split or share combination.

If any share split or share combination of the type described in this Section 6(e) is declared or announced, but not so made, then the Conversion Ratio will be readjusted, effective as of the date the Board of Directors determines not to effect such share split or share combination, to the Conversion Ratio that would then be in effect had such share split or share combination not been declared or announced.
(ii)
If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Shares, to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period (the “Valuation Period”) commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Ratio shall be adjusted such the number of Conversion Shares issuable upon conversion of each Preference Share shall be increased based on the following formula.

A-D-10

where:
CR0    =
the Conversion Ratio in effect immediately prior to the close of business on the last Trading Day of the Valuation Period;

CR1    =
the Conversion Ratio in effect immediately after the close of business on the last Trading Day of the Valuation Period;

AC    =
the aggregate value of all cash and any other consideration (as determined by the Board of Directors in good faith and in a commercially reasonably manner) paid or payable for Common Shares purchased in such tender or exchange offer;

OS0    =
the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);

OS1    =
the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and

SP1    =
the average of the Last Reported Sale Prices over the Valuation Period.

The adjustment to the Conversion Ratio under this Section 6(e)(ii) shall occur as of the close of business on the last day of the Valuation Period; provided that if the Conversion Date occurs during the Valuation Period, for the purposes of determining the Conversion Ratio, a reference to “10” in this Section 6(e)(ii) shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first day of the Valuation Period to, and including, the Conversion Date. To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of Common Shares in such tender or exchange offer are rescinded, the Conversion Ratio will be readjusted to the Conversion Ratio that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of Common Shares, if any, actually made, and not rescinded, in such tender or exchange offer.
(iii)
In the event of any of the following events (A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company or any of its subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Shares representing more than 50% of the voting power of the Common Shares or the Company otherwise becomes aware of such ownership; (B) the consummation of any share exchange, merger, consolidation or similar business combination transaction of the Company with or into another Person or (C) the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Company’s voting stock), to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, of all or substantially all of the assets of the Company (each, a “Fundamental Transaction”), in each case, as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each Preference Share shall be changed into a right to convert such Preference Share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Common Shares equal to the Conversion Ratio immediately prior to such Merger Event would have owned or been entitled to receive upon such Merger Event (such shares of stock, other securities or other property or assets, the “Alternate Consideration” with each “unit of Alternate Consideration” meaning the kind and amount of stock, other securities or other property or assets that a holder of one share of Common Stock is entitled to receive) upon such Merger Event; provided that if the holders of the Common Shares have a right of election as to the kind or amount of consideration receivable upon consummation

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of such Merger Event, then the unit of Alternate Consideration shall be deemed to be the weighted average of the kind and amount stock, other securities, other property or assets received in such Merger Event per Common Share by the holders of the Common Shares that affirmatively make such election. Upon the occurrence of any such Fundamental Transaction, the successor entity, if other than the Company, shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Company” shall refer instead to such successor entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation with the same effect as if such successor entity had been named as the Company herein. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions modified to be consistent with the foregoing provisions and issue to the holders of the Preference Shares new preference shares consistent with the foregoing provisions and evidencing such holders’ right to convert such preference shares into the Alternate Consideration. The provisions of this Section 6(e)(iii) shall similarly apply to successive Fundamental Transactions.
(iv)
Notwithstanding anything to the contrary in this Certificate of Designation, whenever any provision of this Certificate of Designation requires the Company to calculate the Last Reported Sale Prices or the VWAP over a span of multiple days, the Company shall make appropriate adjustments in good faith and in a commercially reasonable manner to each to account for any event requiring an adjustment pursuant to this Section 6(e) that occurs at any time during the period when Company is required to calculate the Last Reported Sale Prices or the VWAP over a span of multiple days.

(f)
Notice of Adjustment.   As promptly as reasonably practicable following any adjustment of the Conversion Ratio permitted hereunder, but in no event later than five (5) Business Days thereafter, the Company shall furnish to each holder of record of Preference Shares at the address specified for such holder in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying to the accuracy of the calculation thereof.

(g)
All Common Shares delivered upon conversion of the Preference Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(h)
Other Notices.   In the event: (i) that the Company shall take a record of the holders of its Common Shares (or other shares or securities at the time issuable upon conversion of the Preference Shares) for the purpose of entitling or enabling them to receive any Dividend or other distribution upon the Common Shares payable in Common Shares or any other equity or equity equivalent securities of the Company, to vote at a meeting (or by written consent) or to receive any right to subscribe for or purchase any shares of any class or any other securities or (ii) of any Fundamental Transaction, the Company shall send or cause to be sent to each holder of record of Preference Shares in the books and records of the Company (or at such other address as may be provided to the Company in writing by such holder) at least thirty (30) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such Dividend, distribution, meeting or consent or other right or action, and a description of such Dividend, distribution or right or action to be taken at such meeting or by written consent or (B) the effective date on which such Fundamental Transaction is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Shares (or such other capital stock or securities at the time issuable upon conversion of the Preference Shares) shall be entitled to exchange their Common Shares (or such other capital stock or securities) for securities or other property deliverable upon such Fundamental Transaction, and the amount per share and character of such exchange applicable to the Preference Shares and the Conversion Shares.

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Section 7.   Voting Rights.   Subject to any applicable voting cutback provisions in respect of the Preference Shares, each Preference Share shall have voting power equal to the number of Common Shares into which it is then convertible pursuant to Section 6 as of the record date of such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent, and, except as otherwise provided herein or required by law, the Preference Shares and Common Shares shall vote together as a single class with respect to any and all matters presented to the shareholders of the Company for their action or consideration (whether at a meeting of shareholders of the Company, by written resolutions of shareholders of the Company in lieu of a meeting, or otherwise).
Section 8.   Amendments or Modifications; Waiver.
(a)
Except as provided in Section 8(b), the Company shall not (including by means of merger, consolidation, amalgamation or otherwise), without the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Preference Shares voting separately as a single class with one vote per Preference Share, amend, alter or repeal this Certificate of Designation or the Memorandum of Association or Bye-Laws in a manner that would have the effect of amending, altering or repealing any provision of this Certificate of Designation or that would adversely affect the rights, preferences and powers of the holders of the Preference Shares; provided that no such amendment, alteration or appear shall, without the consent of the holder of each outstanding Preference Share affected by such amendment, alteration or repeal: (i) reduce the Conversion Ratio then in effect, (ii) increase or decrease the authorized number of Preference Shares; (iii) change the percentage of the Preference Shares whose holders must approve any amendment, alteration or repeal; or (iv) impair the right to institute suit for the enforcement of this Certificate of Designation.

(b)
To the extent permitted by applicable law, the Board of Directors may modify the terms of this Certificate of Designation without the consent of any holder of Preference Shares for any of the following purposes:

(i)
to evidence the succession of another person to the Company’s obligations hereunder in a Fundamental Transaction;

(ii)
to add to the covenants for the benefit of the holders of the Preference Shares or to surrender any of the Company’s rights or powers under the Preference Shares; or

(iii)
to cure any ambiguity to correct or supplement any provisions that may be inconsistent; provided, that such action shall not adversely affect the interest of the holders of the Preference Shares.

Section 9.   Reservation of Shares; Status of Shares; Fractional Shares.
(a)
Reservation of Shares.   The Company shall at all times when any Preference Shares are outstanding (i) reserve and keep available out of its authorized but unissued shares, solely for the purpose of (A) issuance upon the conversion of the Preference Shares, such number of Common Shares that may be issuable from time to time upon the conversion of all outstanding Preference Shares pursuant to Section 6 and (B) issuance of Common Shares contemplated by Section 5(b)(iii)(E) and (ii) authorize for issuance and take all actions necessary to cause the issuance of any such Common Shares issuable pursuant to Section 5(B)(iii) E) Section 6. The Company shall take all such actions (including but not limited to receiving any permissions or declarations of no objection from the Bermuda Monetary Authority) as may be necessary to assure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(b)
Status of Shares.   All Common Shares issued hereunder by the Company shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof (other than those arising under state or federal securities laws).

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(c)
Fractional Shares.   No fractional Common Shares will be issued hereunder. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay the holder an amount of cash equal to the product of such fraction multiplied by the Last Reported Sale Price on the Trading Day immediately prior to the Mandatory Conversion Event.

Section 10.   Preemptive and Other Rights.
(a)
Holders of the Preference Shares shall not have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

(b)
In addition to the rights granted to the Preference Shares and the holders thereof pursuant to this Certificate of Designation, the Preference Shares shall be entitled to the benefits of any rights attaching to the Common Shares generally, including, without limitation, the right to participate in any rights offerings.

Section 11.   Miscellaneous.
(a)
Limitations on Transfer and Ownership.   The Preference Shares shall not be transferrable and attempted transfer of Preference Shares shall be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register or other books and records of the Company; provided that (i) CM Bermuda may transfer Preference Shares to its Affiliates (and such Affiliates may transfer Preference Shares to other Affiliates of CM Bermuda) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) the Preference Shares may also be assigned, transferred or pledged as security to any lender of CMIG International, CM Bermuda or any of their respective Affiliates.

(b)
Information Rights; Recordkeeping.

(i)
Within ten (10) days following the filing by the Company of any Form 10-K with the Commission, the Company shall deliver to each holder of Preference Shares its then-current calculation of the Conversion Ratio.

(ii)
At the request of any holder of Preference Shares (which each holder may make up to two times per calendar year), the Company shall, within five (5) days of receipt of any such request, provide such holder with the calculation most recently delivered pursuant to Section 11(b)(i).

(iii)
In the event the Common Shares are delisted from a securities exchange on which the Common Shares were then listed and the Company has not listed or applied to list the Common Shares on any other securities exchange and is not otherwise voluntarily making filings with the Commission that would otherwise be required by Section 13(a) or 15(d) under the Exchange Act as if it were subject thereto, and for so long as the Common Shares are not then listed on a securities exchange, then the Company shall provide to each holder of Preference Shares:

(A)   Within 60 days (or, with respect to the first three fiscal quarters after which the Company has elected (an “Accounting Principles Election”) to prepare and deliver financial statements in conformity with International Financial Reporting Standards (“IFRS”) or generally accepted accounting principles in the United Kingdom (“UK GAAP”), within 75 days) after the end of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding fiscal year and prepared by the Company in accordance with generally accepted accounting principles in the United States (or, following an Accounting Principles Election, IFRS or UK GAAP);

A-D-14

(B)   Within 120 days (or, with respect to the first fiscal year with respect to which an Accounting Principles Election is made, within 150 days) after the end of each fiscal year, an audited consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal year and audited consolidated statements of income, retained earnings and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year and prepared by the Company in accordance with generally accepted accounting principles in the United States (or, following an Accounting Principles Election, IFRS or UK GAAP); such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit; and
(C)   If a holder of Preference Shares requests in writing information about the Company or its Subsidiaries in order to comply with disclosure requirements under laws and regulations applicable to such holder, the Company shall use its commercially reasonable efforts to provide such additional information to such holder as soon as practicable after such written request has been received.
(iv)
The Company shall maintain records relating to the Policies in accordance with industry standards of insurance recordkeeping and in a manner that allows for the calculation of the Sirius Total Experience and the TPRE Total Experience (and the components thereof) as required to effect the intent of this Certificate of Designation, including after any merger or reorganization of the Sirius Insurance Subsidiaries or the TPRE Insurance Subsidiaries.

(c)
Other Rights.   The Preference Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions other than as set forth in this Certificate of Designation, the Memorandum of Association, the Bye-laws, the Investor Rights Agreement or applicable law.

(d)
Reinsurance.   Any reinsurance coverage in place as of [•], 202[•]3 in respect of Applicable Policies of the Sirius Insurance Subsidiaries or the TPRE Insurance Subsidiaries shall be deemed to be in full force and effect and collectable in full and any lapse, termination or commutation of, or inability to collect under, such reinsurance coverage shall be disregarded (and, for the avoidance of doubt, such reinsurance shall be deemed fully collected) for purposes of calculating COVID-19 Losses hereunder, regardless of (among other things): (i) the insolvency of the reinsurer, (ii) the commutation or settlement of any ceded claim for less than the full amount thereof, (iii) the failure of any Sirius Insurance Subsidiary or TPRE Insurance Subsidiary to cede a claim for which reinsurance coverage was reasonably available or (iv) the failure of the reinsurer to make a payment in respect of such reinsurance coverage for any reason (including a good faith dispute on the part of such reinsurer or judgement that all or any part of such reinsurance is not due to any Sirius Insurance Subsidiary).

(e)
Anti-Avoidance.   The Company shall not, without the prior written consent of Holders of a majority of the Preference Shares, take any voluntary action, by amendment to this Certificate of Designation or Bye-Laws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, that would prohibit the Company from performing or that would conflict with the performance of any of the terms to be observed or performed hereunder by the Company, including with respect to Section 4, Section 5 and Section 6.

(f)
Record Holders.   To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any Preference Shares as the true beneficial owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

(g)
Calculation in Respect of Preference Shares.   The Company will be responsible for making all

3
Date to be the Closing Date.

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calculations called for in respect of the Preference Shares, including, but not limited to, the determination of the Conversion Ratio. Any calculations made in good faith and without mathematical or manifest error will be final and binding on holders of the Preference Shares. At the request of any holder of Preference Shares, the Company shall provide the basis of any such calculation prepared in respect of the Preference Shares.
(h)
Other Adjustments.   The Company may, but shall not be required to, make such increases in the number of Conversion Shares, in addition to those required hereunder, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of Preference Shares or Common Shares resulting from any Dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(i)
Severability.   In the event any provision of this Certificate of Designation shall be invalid, unenforceable or illegal, then, to the fullest extent permitted by applicable law, the validity, enforceability and legality of the remaining provisions shall not in any way be affected or impaired thereby.

(j)
Dispute Resolution.   NOTWITHSTANDING THE PLACE WHERE THIS CERTIFICATE OF DESIGNATION MAY BE EXECUTED OR DELIVERED, THE COMPANY AND EACH HOLDER OF PREFERENCE SHARES EXPRESSLY AGREE THAT THIS CERTIFICATE OF DESIGNATION AND THE PREFERENCE SHARES SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any and all suits, legal actions or proceedings arising out of this Certificate of Designation, the Preference Shares or the transactions contemplated hereby shall be brought in the courts of the State of New York or the United States District Court for the Southern District of New York and the Company and each holder hereby submit to and accept the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, the Company and each holder waive personal service of any summons, complaint or other process and agree that service thereof may be made by certified or registered mail directed to it pursuant to Section 11(l). To the fullest extent permitted by law, the Company and each holder hereby irrevocably waive any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in any such court and hereby further waive any claim that any such suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND EACH HOLDER (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS CERTIFICATE OF DESIGNATION, THE PREFERENCE SHARES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)
Specific Performance.   The parties agree that irreparable damage will occur and that the parties will not have an adequate remedy at law in the event that any of the provisions of this Certificate of Designation is not performed in accordance with its specific term or is otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction or permanent injunction, to prevent any breach or threatened breach of any payment obligation pursuant to this Certificate of Designation or to enforce specifically the terms and provisions of any payment obligation arising under this Certificate of Designation, this being in addition and without prejudice to any other remedy to which they are entitled at law or in equity. Each party in advance agrees to waive any requirement for the securing of such remedy, including but not limited to the posting of a bond.

(l)
Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by reputable overnight courier service), e-mail (followed by

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reputable overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the other parties as follows:
(i)
if to a holder of Preference Shares, to the address of such holder set forth in the Register of Members of the Company.

(ii)
if to the Company, to:

c/o [SiriusPoint Ltd.]
[•]
[•] Bermuda
Attention:   [•]
E-mail:   [•]
or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 11(l).
(m)
Legend.   Certificates representing the Preference Shares, the Redemption Shares and the Conversion Shares shall initially contain the following legends: “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, PURSUANT TO REGISTRATION OR QUALIFICATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. THE SECURITIES ARE SUBJECT TO AND HAVE NOT RECEIVED APPROVAL FROM EITHER THE BERMUDA MONETARY AUTHORITY OR THE REGISTRAR OF COMPANIES IN BERMUDA AND NO STATEMENT TO THE CONTRARY, EXPLICIT OR IMPLICIT IS AUTHORISED TO BE MADE IN THIS REGARD. THE SECURITIES MAY BE OFFERED OR SOLD IN BERMUDA ONLY IN COMPLIANCE WITH THE PROVISIONS OF THE INVESTMENT BUSINESS ACT 2003 OF BERMUDA AND THE EXCHANGE CONTROL ACT 1972 OF BERMUDA AND REGULATIONS THEREUNDER. IN ADDITION TO THE FOREGOING, NON-BERMUDIAN PERSONS MAY NOT CARRY ON OR ENGAGE IN ANY TRADE OR BUSINESS IN BERMUDA UNLESS SUCH PERSONS ARE AUTHORIZED TO DO SO UNDER APPLICABLE BERMUDA LEGISLATION. ENGAGING IN THE ACTIVITY OF DISTRIBUTING OR MARKETING THIS DOCUMENT IN BERMUDA TO PERSONS IN BERMUDA MAY BE DEEMED TO BE CARRYING ON BUSINESS IN BERMUDA.

THESE SECURITIES ARE SUBJECT TO FORFEITURE UPON THE OCCURRENCE OF CERTAIN EVENTS AS SPECIFIED IN THE CERTIFICATE OF DESIGNATIONS”
(n)
Certification.   The Preference Shares and the Conversion Shares may be issued in certificated form or in book-entry form. To the extent that any Preference Shares or Conversion Shares are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares, and references herein to any delivery of such certificates shall be disregarded.

*                 *                 *

A-D-17

IN WITNESS WHEREOF, [SiriusPoint Ltd.], a Bermuda exempted company, has caused this Certificate of Designation to be signed by [•], its [•], and attested by [•], its [Assistant] Secretary, this [•] [day of [•], 202[•].

By:
Attested:

By:

Exhibit E
AGREED FORM
WARRANT AGREEMENT
Dated as of [•]
THIS WARRANT AGREEMENT (this “Agreement”), dated as of [•], is by and between [SiriusPoint Ltd.], a Bermuda exempted company limited by shares (the “Company”) (f/k/a Third Point Reinsurance Ltd.), and [•] as warrant agent (in such capacity, the “Warrant Agent). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
WHEREAS, the Company, Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares, and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and wholly owned subsidiary of the Company, entered into that certain Agreement and Plan of Merger, dated as of August [•], 2020 (the “Merger Agreement”);
WHEREAS, pursuant to the terms and conditions set forth in the Merger Agreement, as of the closing of the Merger, each holder of Company Shares that effectively made and did not revoke a Mixed Election was entitled to [0.190] of a warrant issued by Company (the “Warrants”) in exchange for each Company Share subject to the Mixed Election;
WHEREAS, subject to the terms and conditions set forth herein, each whole Warrant entitles the holder thereof to purchase from the Company one common share of the Company, par value $0.10 per share (the “Common Shares”), for $11.00 per share (the “Exercise Price”), subject to adjustment as described herein;
WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) registration statement No. [•] on [Form S-4] for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Warrants [and the shares issuable upon exercise of the Warrants];
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.    Appointment of Warrant Agent.   The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
2.    Warrants.
2.1   Form of Warrant.   Each Warrant shall be issued in registered form only and shall be in the form of Exhibit A hereto (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement), the provisions of which are incorporated herein and shall be signed by, or bear the manual or electronic signature of, the President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the

A-E-1

Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
2.2   Effect of Countersignature.   Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
2.3   Registration.
2.3.1   Warrant Register.   The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depository”).
If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each book-entry Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A with appropriate insertions, modifications and omissions, as provided above (including for the avoidance of doubt the deletion of the legend set forth on the face of the form annexed hereto as Exhibit A).
CM Bermuda Limited shall have the right to hold its Warrants in certificated form and upon delivery of a written request to the Company to hold its Warrants in certificated form, the Company shall cause such Registered Holders book-entry Warrants to be cancelled and in exchange therefor receive definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A with appropriate insertions, modifications and omissions, as provided above (including for the avoidance of doubt the deletion of the legend set forth on the face of the form annexed hereto as Exhibit A).
2.3.2   Registered Holder.   Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.4   Fractional Warrants.   Warrants may be issued in fractional increments of 0.01. For the avoidance of doubt, any fraction of a Warrant shall entitle the holder of such fraction of a Warrant to a proportional fraction of a Common Share, prior to the application of Section 4.7.
3.   Terms and Exercise of Warrants.
3.1   Exercise Price.   Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company one Common Share at the Exercise Price per Common Share, subject to the adjustments provided in Section 4. The term “Exercise Price” as used in this Agreement shall mean the price per Common Share at which Common Shares may be purchased at the time a Warrant is exercised.
3.2   Duration of Warrants.   A Warrant shall be exercisable by the Registered Holder thereof at any time and from time to time after the date hereof to and including the date that is five (5) years following the date hereof (such date, the “Expiration Date,” and such five (5) year period, the “Exercise Period”); provided, however, that the exercise of any Warrant shall be subject to the terms and conditions of such Warrant and this Agreement. At 5:00 p.m., New York City time, on the Expiration Date, any Warrants not exercised prior to such time shall be and become void and of no value. The Company may not call or redeem all or any portion of any Warrant without the prior written consent of the Registered Holder thereof.

A-E-2

3.3   Exercise of Warrants.
3.3.1   Payment.   Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, (i) an election to purchase form electing to exercise such Warrants, and (ii) payment in full of the Exercise Price for each full Common Share as to which the Warrant is exercised and any transfer taxes due in connection with the transfer of the Warrant to another holder, as follows:
(a)
in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent; or

(b)
as provided in Section 3.3.2 hereof.

3.3.2   Issuance of Common Shares on Exercise.   As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to Section 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full Common Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. The holders of Warrants shall be entitled to settle the Warrant on a “cashless basis”, by exchanging the Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Warrants, multiplied by the difference between the Exercise Price and the Average VWAP (as defined below) by (y) the Average VWAP. Solely for purposes of this Section 3.3.2, “Average VWAP” shall mean the volume weighted average price of the Common Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company in good faith and a commercially reasonable manner) during the ten (10) Trading Day period ending on the Trading Day prior to the date that notice of “cashless” exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent.
3.3.3   Subject to Section 4.7, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Common Shares. If, by reason of any exercise of warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Common Share, the Company shall pay cash in lieu of a fractional interest as provided in Section 4.7.
3.3.4   Valid Issuance.   All Common Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.
3.3.5   Date of Issuance.   Each person in whose name any book-entry position or certificate, as applicable, for Common Shares is issued shall for all purposes be deemed to have become the holder of record of such Common Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.
3.3.6   Maximum Percentage.   A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 3.3.6; provided that no holder of a Warrant shall be subject to this Section 3.3.6 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) (the “Maximum Percentage”)

A-E-3

of the Common Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by such person and its affiliates shall include the number of Common Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Common Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Common Shares, the holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or [•] (in such capacity, the “Transfer Agent”) setting forth the number of Common Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall use its commercially reasonable efforts to, within two (2) Business Days, confirm orally and in writing to such holder the number of Common Shares then-outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.   Adjustments.
4.1   Share Dividends.
4.1.1   Split-Ups.    If after the date hereof, and subject to the provisions of Section 4.7 below, the number of outstanding Common Shares is increased by a share dividend or distribution payable in Common Shares, or if the Company effects a split-up of Common Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the Exercise Price shall be decreased based on the following formula below:
where,
EP0	=	the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split;
EP1	=	the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;
OS0	=	the number of the Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date (before giving effect to any such dividend, distribution or share split); and
OS1	=	the number of the Common Shares outstanding immediately after giving effect to such dividend, distribution or share split.
Any adjustment made under this Section 4.1.1 shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split.

A-E-4

4.1.2   Rights Offerings.   If after the date hereof the Company issues to all or substantially all holders of the Common Shares any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase the Common Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Common Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Exercise Price shall be adjusted based on the following formula:
where,
EP0	=	the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
EP1	=	the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date;
OS0	=	the number of Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;
X	=	the total number of Common Shares issuable pursuant to such rights, options or warrants; and
Y	=	the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sales Prices over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.
For the purposes of this Section 4.1.2, (i) if the rights offering is for securities convertible into or exercisable for Common Shares, in determining the price payable for Common Shares, there shall be taken into account any consideration received by the Company for such rights, options or warrants as well as any additional amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors of the Company (the “Board”) in good faith and in a commercially reasonable manner.
4.1.3   Other Dividends.   If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or distribution in cash or payable in assets or securities other than Common Shares, then the Exercise Price shall be decreased, effective immediately after the payment date of such dividend or distribution, by the amount of cash and/or the fair market value (as determined by the Board in good faith and a commercially reasonable manner) of any securities or other assets paid on each Common Share in respect of such dividend or distribution.
4.2   Tender and Exchange Offers.   If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Shares, to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period (the “Valuation Period”) commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Exercise Price shall be decreased based on the following formula:
where,
EP0	=	the Exercise Price in effect immediately prior to the close of business on the last Trading Day of the Valuation Period;

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EP1	=	the Exercise Price in effect immediately after the close of business on the last Trading Day of the Valuation Period;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Board in good faith and in a commercially reasonable manner) paid or payable for Common Shares purchased in such tender or exchange offer;
OS0	=	the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the Last Reported Sales Prices over the Valuation Period.
The adjustment under this Section 4.2 shall be effective as of the close of business on the last day of the Valuation Period; provided that if the Expiration Date occurs during the Valuation Period, for the purposes of determining the Exercise Price, references to “10” in this Section 4.2 shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first day of the Valuation Period to, and including, the Expiration Date.
4.3   Aggregation of Shares.   If after the date hereof the number of outstanding Common Shares is decreased by a consolidation, combination, reverse share split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the Exercise Price shall be increased in the inverse proportion to such decrease in the outstanding Common Shares.
4.4   Adjustments of Shares Issuable.   Whenever the Exercise Price is adjusted, as provided in Section 4.1 or Section 4.3, the number of Common Shares purchasable upon the exercise of each Warrant shall be adjusted (to the nearest share) by multiplying such number of Common Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment by a fraction (x) the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and (y) the denominator of which shall be the Exercise Price in effect immediately thereafter.
Notwithstanding anything to the contrary in this Agreement, whenever any provision of this Agreement requires the Company to calculate an average of the Last Reported Sales Prices or a volume-weighted average price of the Common Shares over a span of multiple days, the Company shall make appropriate adjustments as determined by the Board in good faith and in a commercially reasonable manner to each Warrant, in order to account for any event requiring an adjustment pursuant to this Section 4 that occurs at any time during the period when the Company is required to calculate an average of the Last Reported Sales Prices or a volume-weighted average price of the Common Shares over a span of multiple days.
4.5   Replacement of Securities upon Reorganization, etc.   In case of any reclassification or reorganization of the outstanding Common Shares (other than a change under Section 4.1, Section 4.2 Section 4.3 hereof or that solely affects the par value of such Common Shares), or in the case of any merger or consolidation of the Company with or into another corporation or entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such

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consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Common Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Shares in the applicable event is payable in the form of common shares or shares of common stock in the successor entity that are listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or are to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Exercise Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Exercise Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) the price of each Common Share shall be the volume weighted average price of the Common Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company in good faith and in a commercially reasonable manner) during the ten (10) Trading Day period ending on the Trading Day prior to the effective date of the applicable event, (2) the assumed volatility shall be the ninety (90) day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day immediately prior to the day of the announcement of the applicable event, and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Shares consists exclusively of cash, the amount of such cash per Common Share, and (ii) in all other cases, the volume weighted average price of the Common Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company in good faith and in a commercially reasonable manner) during the ten (10) Trading Day period ending on the Trading Day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in the Common Shares covered by Sections 4.1, 4.2, 4.3 or 4.4 then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 or 4.4 (as applicable) and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced pursuant to any provision of this Agreement to less than the par value per share issuable upon exercise of such Warrant.
4.6   Notices of Changes in Warrant.   Upon every adjustment of the Exercise Price, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 4.1, Section 4.2, Section 4.3 or Section 4.4, the Company shall give written notice of the occurrence of such event to each Registered Holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
4.7   No Fractional Shares.   Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any

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adjustment made pursuant to this Section 4 or as a result of a holder holding a fraction of a Warrant, the holder of any Warrant would be entitled, upon the exercise of such Warrant or fraction of a Warrant, to receive a fractional interest in a share, the Company shall pay an amount in cash equal to the Last Reported Sales Price of the Common Shares, as determined on the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent. The Warrant Agent may request funding to cover fractional payments. The Warrant Agent shall have no obligation to make fractional payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.
4.8   Form of Warrant.   The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
4.9   Other Events.   In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
4.10   Other Adjustments.   The Company may, but shall not be required to, make such increases in the number of Common Shares issuable on exercise of each Warrant, in addition to those required by this Section 4, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Shares resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.
5.   Transfer and Exchange of Warrants.
5.1   Registration of Transfer.   The Warrants and all rights under the Warrant Certificate may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, by the Registered Holder or by duly authorized attorney, subject to any applicable law, rule or regulation of any applicable governmental authority (including any rules or regulations promulgated by the Commission or any applicable national securities exchange) [and Section 4 of that certain Investor Rights Agreement, by and among the Company, CM Bermuda Ltd., and any other Person that may thereafter become a party thereto in the capacity as a shareholder of the Company in accordance with the terms and provisions thereof, dated as of [•]]1. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2   Procedure for Surrender of Warrants.   Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided that, except as otherwise provided herein, each Warrant may be transferred only in whole.

1
To be included for CM Bermuda

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5.3   Service Charges.   No service charge shall be made for any exchange or registration of transfer of Warrants.
5.4   Warrant Execution and Countersignature.   The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
6.   Other Provisions Relating to Rights of Holders of Warrants.
6.1   No Rights as Shareholder.   A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights, vote, to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.
6.2   Lost, Stolen, Mutilated, or Destroyed Warrant Certificates.   If any Warrant Certificate is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination, tenor, and date as the Warrant Certificate so lost, stolen, mutilated, or destroyed. Any such new Warrant Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant Certificate shall be at any time enforceable by anyone.
6.3   Reservation of Common Shares.   The Company shall at all times reserve and keep available a number of its authorized but unissued Common Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
6.4   Registration of the Common Shares.   The Company shall use its reasonable best efforts to procure, or cause to be procured, at its sole expense, the listing of the Common Shares issuable upon exercise of such Warrants, subject to issuance or notice of issuance, on the New York Stock Exchange (or the principal stock exchange on which such Common Shares are then listed or traded) promptly after such Common Shares are eligible for listing thereon. For the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first sentence of this Section 6.4.
7.   Concerning the Warrant Agent and Other Matters.
7.1   Payment of Taxes.   The Company shall be obligated to pay any stamp tax, transfer taxes and similar taxes in respect of the issuance and exercise of the Warrants and the issuance of the Common Shares upon the exercise of a Warrant (in each case to the extent they are imposed by a Bermuda taxing authority), other than any transfer tax with respect to the issuance of Common Shares to any person other than the registered holder of the Warrant, which shall be paid by the holder thereof.
7.2   Resignation, Removal, Consolidation, or Merger of Warrant Agent.
7.2.1   Appointment of Successor Warrant Agent.   The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. The Company may remove the Warrant Agent or any successor Warrant Agent upon thirty (30) days’ notice in writing to the Warrant Agent. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation, removal or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office

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in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.2
7.2.2   Notice of Successor Warrant Agent.   In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Shares not later than the effective date of any such appointment.
7.2.3   Merger or Consolidation of Warrant Agent.   Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
7.3   Fees and Expenses of Warrant Agent.
7.3.1   Remuneration.   The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
7.3.2   Further Assurances.   The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
7.4   Liability of Warrant Agent.
7.4.1   Reliance on Company Statement.   Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
7.4.2   Indemnity.   The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.
7.4.3   Exclusions.   The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation

2
To confirm Warrant Agent.

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or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Common Shares shall, when issued, be valid and fully paid and nonassessable.
7.5   Acceptance of Agency.    The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase Common Shares through the exercise of the Warrants.
8.   Miscellaneous Provisions.
8.1   Successors.    All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
8.2   Notices.    Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
[SiriusPoint]
[•]
[•]
Attention:   [•]
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
[•]
8.3   Applicable Law.    The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
8.4   Persons Having Rights under this Agreement.    Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
8.5   Examination of the Warrant Agreement.    A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection by it.
8.6   Counterparts.    This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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8.7   Effect of Headings.    The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
8.8   Amendments.    This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Exercise Price (except as set forth herein) or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of [65]% of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Exercise Price or extend the duration of the Exercise Period pursuant to Section 3.2 without the consent of the Registered Holders.
8.9   Severability.    This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
8.10   Certain Definitions.    The terms defined in this Section 8.10 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement shall have the respective means specified in this Section 8.10.
“Business Day” means any day except a Saturday, a Sunday or other day on which the Commission or the banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by law to be closed.
“Effective Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
“Ex-Dividend Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
“Last Reported Sale Price” on any date means the closing sale price per Common Share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Shares or in any options contracts or futures contracts traded on any U.S. exchange relating to the Common Shares.
“Market Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the

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average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Market Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Market Price” shall be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Market Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading. If the Common Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.
“Trading Day” means, except for purposes of determining any volume weighted average price as reported during any specified period as set forth below, a day on which (i) trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares (or such other security) are then listed or, if the Common Shares are (or such other security is) not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are (or such other security is) then traded and (ii) a Market Price for the Common Shares (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Shares are (or such other security is) not so listed or traded, “Trading Day” means a Business Day; provided, further, that for purposes only of determining any volume weighted average price as reported during any specified period, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Shares generally occurs on the principal other U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading, except that if the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.
Exhibit A Legend — Form of Warrant Certificate
[Signature page follows]

A-E-13

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
[SIRIUS POINT]
By

Name:
Title:
[•], as Warrant Agent
By

Name:
Title:
[Signature Page to Warrant Agreement]

EXHIBIT A
THIS WARRANT IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR COMMON SHARES, THIS WARRANT MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
[FACE]
Number
Warrants
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
[SIRIUSPOINT]
Incorporated Under the Laws of Bermuda
CUSIP [•]
Warrant Certificate
This Warrant Certificate certifies that [      ], or registered assigns, is the registered holder of warrant(s) (the “Warrants” and each, a “Warrant”) to purchase common shares, $0.10 par value (the “Common Shares”), of [SIRIUSPOINT], a Bermuda exempted company limited by shares (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Common Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole Warrant is initially exercisable for one fully paid and non-assessable Common Share. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
The initial Exercise Price per Common Share for any Warrant is equal to $11.00. Only whole Warrants are exercisable. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.
This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

[SIRIUS POINT]
By:

Name:
Title:
[•], as Warrant Agent
By:

Name:
Title:

[Form of Warrant Certificate]
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Common Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of [      ] (the “Warrant Agreement”), duly executed and delivered by the Company to [      ], a [      ], as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Common Share, the Company shall pay cash in lieu of such fractional interest pursuant to Section 4.7 of the Warrant Agreement.
Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge due under the Warrant Agreement.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Common Shares and herewith tenders payment for such shares to the order of [SIRIUSPOINT] (the “Company”) in the amount of $[      ] in accordance with the terms hereof. The undersigned requests that a book-entry position (or certificate if the undersigned so requests) for such Common Shares be registered in the name of [      ], whose address is [      ]. If said number of Common Shares is less than all of the Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of [      ], whose address is [      ], and that such Warrant Certificate be delivered to [      ], whose address is [      ].
[In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through “cashless exercise” (i) the number of Common Shares that this Warrant is exercisable for would be determined in accordance with Section 3.3.2 of the Warrant Agreement which allows for such “cashless exercise” and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the “cashless exercise” provisions of the Warrant Agreement, to receive Common Shares. If said number of Common Shares is less than all of the Common Shares purchasable hereunder (after giving effect to the “cashless exercise”), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of, whose address is, and that such Warrant Certificate be delivered to, whose address is.]3
Date: [      ]
(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

3
To be included if holder is exercising this Warrant through a “cashless exercise”.

Exhibit F
AGREED FORM
FORM OF UPSIDE RIGHT
$[•]1	[•], 202[•]
FOR VALUE RECEIVED, the undersigned, [SiriusPoint Ltd.], a Bermuda exempted company limited by shares (formerly known as Third Point Reinsurance Ltd., the “Company”), hereby unconditionally promises to pay to [•]2 (the “Holder”), in the manner set forth in Section 5, the aggregate principal amount of $[•], in the amount, at the times, in the manner and subject to the terms and conditions set forth in this Upside Right (this “Upside Right”). This Upside Right is issued in accordance with that certain Agreement and Plan of Merger, dated as of August 6, 2020, by and among Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares, the Company and Yoga Merger Sub Limited (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.
1.   Maturity.   If the Upside Event (as defined below) occurs, the stated principal amount of this Upside Right will be due and payable in full in the manner set forth in Section 5. This Upside Right shall terminate, and the Company shall have no further liability hereunder, if the Upside Event has not occurred on or prior to [•], 202[•] (the “Outside Date”)3; provided, that, if the Company enters into a definitive agreement to consummate a Qualifying Change of Control Transaction, the Outside Date shall be extended to the earlier of: (i) the termination of such agreement and the abandonment of the transactions contemplated thereto and (ii) the consummation of such Qualifying Change of Control Transaction.
2.   Interest.   Except as provided in Section 6, no interest shall accrue on this Upside Right.
3.   Upside Event.
(a)   (i) If the Last Reported Sale Price exceeds the Target Price for each Trading Day of any thirty (30) consecutive Trading Day period prior to the Outside Date or (ii) if the Company consummates a Qualifying Change of Control Transaction on or prior to the Outside Date (each of (i) and (ii), an “Upside Event”), the principal amount of this Upside Right will become immediately due and payable in full, in the manner set forth in Section 5, on the date that is three (3) Business Days following the occurrence of the Upside Event described in clause (i) or upon the consummation of the Qualifying Change of Control Transaction (the “Upside Right Settlement Date”).
(b)   For purposes of this Upside Right, “Target Price” shall mean $20.00, subject to adjustment in accordance with Section 4.
4.   Certain Adjustments and Notices.
(a)   Stock Dividends and Splits.   If the Company issues Common Shares as a dividend or distribution on the Common Shares, or if the Company effects a share split or share combination of the Common Shares, the Target Price shall be adjusted based on the following formula:

1
Note to Draft:   Amount equal to $0.905*the number of Company Shares surrendered by Holder in accordance with the Merger Agreement and from whom a Mixed Election was received.

2
Note to Draft:   Each holder of Company Shares from whom a Mixed Election was received.

3
Note to Draft:   Each holder of Company Shares from whom a Mixed Election was received.

A-F-1

where,
TP0	=	the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;
TP1	=	the Target Price in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;
OS0	=	the number of the Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date (before giving effect to any such dividend, distribution, share split or share combination); and
OS1	=	the number of the Common Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this Section 4(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend, distribution, share split or share combination of the type described in this Section 4(a) is declared or announced, but not so paid or made, then the Target Price shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or not to effect such share split or share combination, to the Target Price that would then be in effect had such dividend, distribution, share split or share combination not been declared or announced.
(b)   Certain Rights, Options or Warrants.   If the Company distributes to all or substantially all holders of the Common Shares any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase the Common Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Target Price shall be decreased based on the following formula:
where,
TP0	=	the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
TP1	=	the Target Price in effect immediately after the open of business on such Ex-Dividend Date;
OS0	=	the number of Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;
X	=	the total number of Common Shares issuable pursuant to such rights, options or warrants; and
Y	=	the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.
Any decrease made under this Section 4(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants, the Target Price shall be increased to the Target Price that would then be in effect had the decrease with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered. If such rights, options or warrants are not so distributed, the Target Price will be readjusted to the Target Price that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

A-F-2

For purposes of this Section 4(b), in determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase the Common Shares at less than such average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith and in a commercially reasonable manner.
(c)   Other Distributions and Spin-Offs.   If the Company distributes its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities of the Company, to all or substantially all holders of the Common Shares, excluding (i) dividends, distributions or issuances as to which an adjustment is required pursuant to Section 4(a) or Section 4(b), (ii) dividends or distributions paid exclusively in cash as to which an adjustment is required pursuant to Section 4(d), (iii) Spin-Offs as to which the provisions set forth below in this Section 4(c)shall apply and (iv) a distribution solely pursuant to a tender offer or exchange offer for Common Shares as to which the provisions set forth in Section 4(e) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Target Price shall be decreased based on the following formula:
where,
TP0	=	the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
TP1	=	the Target Price in effect immediately after the open of business on such Ex-Dividend Date;
SP0	=	the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV	=	the fair market value (as determined by the Board of Directors in good faith and in a commercially reasonable manner) of the Distributed Property with respect to each outstanding Common Share on the Ex-Dividend Date for such distribution.
Any decrease made under the portion of this Section 4(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. In the case of any distribution of rights, options or warrants, to the extent such rights, options or warrants expire unexercised, the applicable Target Price shall be immediately readjusted to the applicable Target Price that would then be in effect had the decrease made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of Common Shares actually delivered upon the exercise of such rights, options or warrants. If such distribution is not so paid or made, then the Target Price will be readjusted to the Target Price that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), Section 4(g) shall apply and the terms of any adjustment shall be determined in accordance with Section 4(g) and not this Section 4(c).
With respect to an adjustment pursuant to this Section 4(c) where there has been a payment of a dividend or other distribution on the Common Shares of Capital Stock of any class or series, or similar equity interest, of or relating to any Subsidiary or other business unit of the Company to all holders of Common Shares (other than solely pursuant to a tender offer or exchange offer for Common Shares, as to which Section 4(e) shall apply), that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Target Price shall be decreased based on the following formula:

A-F-3

where,
TP0	=	the Target Price in effect immediately prior to the open of business on the first Trading Day of the Valuation Period;
TP1	=	the Target Price in effect immediately after the open of business on the first Trading Day of the Valuation Period;
FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Shares applicable to one share of the Common Shares (determined by reference to the definition of Last Reported Sale Price as set forth in Section 15 as if references therein to Common Shares were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and
MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.
The adjustment to the Target Price under the preceding paragraph shall be effective as of the open of business on the first Trading Day of the Valuation Period; provided that if the Outside Date occurs during the Valuation Period, for the purposes of determining the Target Price, references to “10” in the portion of this Section 4(c) related to Spin-Offs shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Outside Date. If such dividend is not so paid or made, then the Target Price will be readjusted to the Target Price that would then be in effect if such dividend had not been declared.
If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Upside Right, are amended or are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to such amended or new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).
For purposes of Section 4(a), Section 4(b) and this Section 4(c), if any dividend or distribution to which this Section 4(c) is applicable also includes one or both of:
(A)   a dividend or distribution of Common Shares to which Section 4(a) is applicable (the “Clause A Distribution”); or
(B)   a dividend or distribution of rights, options or warrants to which Section 4(b) is applicable (the “Clause B Distribution”), then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 4(c) is applicable (the “Clause C Distribution”) and any Target Price adjustment required by this Section 4(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Target Price adjustment required by Section 4(a) and Section 4(b) with respect thereto shall then be made, except that (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any Common Shares included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 4(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 4(b).
(d)   Cash Dividends.   If any cash dividend or distribution is made to all or substantially all holders of the Common Shares, the Target Price shall be decreased based on the following formula:

A-F-4

where,
TP0	=	the Target Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
TP1	=	the Target Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP0	=	the Last Reported Sale Price on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Shares.
Any decrease pursuant to this Section 4(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid or made, then the Target Price will be readjusted to the Target Price that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), Section 4(g) shall apply and the terms of any adjustment shall be determined in accordance with Section 4(g) and not this Section 4(d).
(e)   Tender and Exchange Offers.   If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Shares, to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period (the “TO Valuation Period”) commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Target Price shall be decreased based on the following formula:
where,
TP0	=	the Target Price in effect immediately prior to the open of business on the first Trading Day of the TO Valuation Period;
TP1	=	the Target Price in effect immediately after the open of business on the first Trading Day of the TO Valuation Period;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors in good faith and in a commercially reasonable manner) paid or payable for Common Shares purchased in such tender or exchange offer;
OS0	=	the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the Last Reported Sale Prices over the TO Valuation Period.
The adjustment to the Target Price under this Section 4(e) shall occur at the close of business on the last day of the TO Valuation Period; provided that if the Outside Date occurs during the TO Valuation Period, for the purposes of determining the Target Price, a reference to “10” in this Section 4(e) shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first day of the TO Valuation Period to, and including, the Outside Date. To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of Common Shares in such tender or exchange offer are rescinded, the Target Price will be readjusted to the Target Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of Common Shares, if any, actually made, and not rescinded, in such tender or exchange offer.
(f)   Fundamental Transaction.   In the event of any: (i) capital reorganization of the Company; (ii) reclassification of the Common Shares (other than a change in par value or as a result of a share

A-F-5

dividend or subdivision, split-up or combination of shares); (iii) consolidation, amalgamation or merger of the Company with or into another Person; or (iv) other similar transaction (other than in the case of each of the foregoing clauses, any such transaction covered by Section 4(a), Section 4(b), Section 4(c), Section 4(d), Section 4(e) or a Change of Control Transaction) (each, a “Fundamental Transaction”), then the Board of Directors acting in good faith and in a commercially reasonable manner shall make appropriate adjustment to this Upside Right, including to Target Price, the definition of “Common Shares” and the provisions set forth in Section 5, to ensure that the Holder shall be entitled to receive the same value upon satisfaction of an equivalent condition to the Upside Event. The provisions of this Section 4(f) shall similarly apply to successive Fundamental Transactions. The Company shall not effect any Fundamental Transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such Fundamental Transaction shall assume, by written instrument substantially similar in form and substance to this Upside Right, the obligations of the Company under this Upside Right.
(g)   Other Events.   In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of this Upside Right in order to (i) avoid an adverse impact on this Upside Right and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by this Upside Right is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of this Upside Right in a manner that is consistent with any adjustment recommended in such opinion. The Company shall cause any definitive agreement providing for the consummation of a Qualifying Change of Control Transaction that it enters into prior to the Outside Date to provide that the Holder shall receive the consideration described in Section 5(a) in the event an Upside Event related to a Qualifying Change of Control Transaction occurs.
(h)   Notice of Adjustment.   As promptly as reasonably practicable following any adjustment pursuant to this Section 4, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof. As promptly as reasonably practicable following the receipt by the Company of a written request by Holder, but in any event not later than the earlier of ten (10) Business Days thereafter and one (1) Business Day prior to the Outside Date, the Company shall furnish to the Holder a certificate of an executive officer certifying the Target Price then in effect; provided that the Holder shall not make more than one request per fiscal quarter.
(i)   Adjustments of Prices.   Notwithstanding anything to the contrary in this Upside Right, (i) whenever any provision of this Upside Right requires the Company to calculate the Last Reported Sale Price or the Company’s Average Share Price over a span of multiple Trading Days, the Company shall make appropriate adjustments as determined in good faith by the Board of Directors and in a commercially reasonable manner to each, in order to account for any adjustment to the Target Price that becomes effective, or any event requiring an adjustment to the Target Price where the Ex-Dividend Date, Effective Date or expiration date of the event occurs, at any time during the period when Company is required to so calculate the Last Reported Sale Price or the Company’s Average Share Price; and (ii) the Upside Right Settlement Date may be postponed solely to the extent necessary to make calculations required by this Section 4(i).
5.   Settlement of Upside Right.
(a)   The Company shall, if an Upside Event occurs, issue the Upside Right Settlement Shares (as defined below) to satisfy its obligation to pay the principal amount of this Upside Right; provided, that if an Upside Event related to a Change of Control Transaction occurs, the Holder shall instead receive the consideration to which it would have been entitled had it held the Upside Right Settlement Shares immediately prior to the consummation of the Change of Control Transaction; provided, further, however, that (i) if the holders of the Common Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable in the event the Change of Control Transaction occurs, then the kind and amount of securities, cash or other assets constituting the consideration to which each Common Share shall be entitled to receive shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Shares in such Change of Control Transaction that affirmatively

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make such election, and (ii) if such Change of Control Transaction occurs as a result of a tender, exchange or redemption offer, then the Holder shall be entitled to receive per Common Share the highest amount of cash, securities or other property to which such Holder would actually have been entitled as a shareholder if it had held the Upside Right Settlement Shares immediately prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Shares held by such Holder had been purchased pursuant to such tender or exchange offer. The Company shall deliver or cause to be delivered the Upside Right Settlement Shares or, in the event an Upside Event related to a Change of Control Transaction occurs, the consideration to which the Holder would be entitled pursuant to this Section 5(a), as applicable, to the Holder on the Upside Right Settlement Date. No fractional Common Shares will be issued hereunder. In lieu of any fractional shares that would otherwise be issuable as Upside Right Settlement Shares, the Company shall pay the Holder an amount of cash equal to the product of such fraction multiplied by the Company’s Average Share Price.
(b)   The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Shares, solely for the purpose of enabling it to issue Upside Right Settlement Shares pursuant to this Section 5, a number of Common Shares with a value equal to the maximum number of Upside Right Settlement Shares that would be issuable pursuant to this Upside Right. The Company represents and warrants that all Upside Right Settlement Shares issuable and deliverable pursuant to this Section 5 shall, upon issuance be validly issued, fully paid and non-assessable and free and clear of any encumbrances, preemptive rights or restrictions (other than as provided in this Upside Right[[,]/[and]] any restrictions on transfer generally imposed under applicable securities Laws [, the Investor Rights Agreement by and among the Company, CM Bermuda Limited, and any other Person that may thereafter become a party thereto in the capacity as a shareholder of the Company in accordance with the terms and provisions thereof, dated as of [•], and the Registration Rights Agreement by and among the Company and CM Bermuda Limited, dated as of [•]]4).
(c)   The Company shall use its reasonable best efforts to maintain the effectiveness of the registration statement on which this Upside Right and the Upside Right Settlement Shares (to the extent issued pursuant hereto) were registered, and a current prospectus relating thereto until the earlier of (x) the Outside Date (provided, that the Upside Event does not occur prior to such date) and (y) the Upside Right Settlement Date (provided, that the Upside Event occurs prior to the Outside Date) (the “Expiration Date”). The Company shall use its reasonable best efforts to procure, or cause to be procured, at its sole expense, the listing of the Upside Right Settlement Shares to the extent issued pursuant hereto, subject to issuance or notice of issuance, on the New York Stock Exchange (or the principal stock exchange on which such Common Shares are then listed or traded) promptly after such Common Shares are eligible for listing thereon.
6.   Default.   Each of the following events shall be an “Event of Default” hereunder:
(a)   the Company fails to pay timely any principal amount due under this Upside Right on the date the same becomes due and payable; or
(b)   the Company commences a voluntary case or other proceeding seeking liquidation, reorganization, moratorium or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its assets, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing.
Upon the occurrence of an Event of Default hereunder: (A) the Upside Event shall be deemed to have occurred; (B) all unpaid principal and other amounts owing hereunder shall be immediately due and payable and collectible by the Holder, subject to applicable Law, and the Holder may exercise any and all rights and remedies available to it under applicable Law and equity; and (C) all unpaid principal and other amounts owing hereunder, shall accrue interest at a rate per annum, compounded quarterly, equal to four percent (4%) in excess of the then-applicable U.S. prime rate (or other similar index) for commercial loans as announced in The Wall Street Journal.

4
Note to Draft:   To be included for CM Bermuda.

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7.   Successors and Assigns; Transfer.   The provisions of this Upside Right shall be binding upon and inure to the benefit of the Company and the Holder and their respective successors and assigns; provided, that neither the Company nor the Holder may assign or transfer any of its rights or obligations under this Upside Right without the prior written consent of the other party, which, in the case of the consent of the Company, shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Holder shall be permitted to assign, transfer or pledge this Upside Right as collateral to any of its or its Affiliates’ existing or future lenders.
8.   Waiver.   The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consents that no such extension or other indulgence, and no discharge or release of any other party primarily or secondarily liable hereof, shall discharge or otherwise affect the liability of the Company.
9.   No Impairment.   The Company will not, and the Company will cause its Subsidiaries not to, intentionally avoid or seek to avoid the observance of performance of any of the terms to be observed or performed by the Company under this Agreement, including, but not limited to (a) agreeing to a Per Share Consideration or other consideration or transaction structure; (b) delaying entry into an agreement to consummate a Change of Control Transaction until following the Outside Date; (c) delaying the consummation of a Change of Control Transaction until following the Outside Date; or (d) terminating an agreement to consummate a Change of Control Transaction, in each case, to intentionally avoid the triggering of an Upside Event.
10.   Headings.   Section and subsection headings in this Upside Right are included herein for convenience of reference only and shall not constitute a part of this Upside Right for any other purpose or given any substantive effect.
11.   Severability.   Whenever possible, each provision of this Upside Right shall be interpreted in such a manner as to be valid, legal and enforceable under the applicable Law of any jurisdiction. Without limiting the generality of the foregoing sentence, in case any provision of this Upside Right shall be invalid, illegal or unenforceable under the applicable Law of any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.
12.   Amendments and Waivers.   No amendment, modification, forbearance or waiver of any provision of this Upside Right, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Holder and the Company.
13.   Replacement.    Upon the loss, theft, destruction or mutilation of this Upside Right, the Company shall execute and deliver, in lieu thereof, a new Upside Right representing the same rights represented by such lost, stolen, destroyed or mutilated Upside Right.
14.   Governing Law; Consent to Jurisdiction.   This Upside Right, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Upside Right, or the negotiation, execution or performance of this Upside Right (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Upside Right or as an inducement to enter into this Upside Right), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of New York applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction, except to the extent the provisions of the Laws of Bermuda are mandatorily applicable to this Upside Right.
All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Upside Right (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York and, in each case, any appellate court therefrom. The Company, and the Holder by acceptance of this Upside Right, hereby irrevocably submits to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to

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jurisdiction and venue set forth in this Section 13 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Company and the Holder. The Company, and the Holder by acceptance of this Upside Right, agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
15.   Waiver of Jury Trial.   THE COMPANY, AND THE HOLDER BY ACCEPTANCE OF THIS UPSIDE RIGHT, ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS UPSIDE RIGHT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS UPSIDE RIGHT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE COMPANY, AND THE HOLDER BY ACCEPTANCE OF THIS UPSIDE RIGHT, CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.
16.   Certain Definitions.   The terms defined in this Section 15 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Upside Right shall have the respective meanings specified in this Section 15. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Upside Right as a whole and not to any particular Section or other subdivision. The terms defined in this Section 15 include the plural as well as the singular.
“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.
“Business Day” means any day except a Saturday, a Sunday or other day on which the Commission or the banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by law to be closed.
“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.
“Change of Control Consideration” has the meaning assigned to such term in Section 5(a).
“Change of Control Transaction” means any of the following events: (a) the consummation of any merger, consolidation or other similar business combination the result of which is that (i) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act is, or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company and (ii) the beneficial owners of more than 50% of the total voting power of the voting stock of the Company as of the date immediately prior to such transaction, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such voting stock than such other “person” or “group”; or (b) the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the Company’s voting stock), to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, of all or substantially all of the assets of the Company.
“Clause A Distribution” has the meaning assigned to such term in Section 4(c).
“Clause B Distribution” has the meaning assigned to such term in Section 4(c).

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“Clause C Distribution” has the meaning assigned to such term in Section 4(c).
“Commission” means the U.S. Securities and Exchange Commission.
“Common Shares” means the common shares of the Company, par value [$0.10] per share, at the date of this Upside Right, subject to Section 4(f).
“Company” has the meaning assigned to such term in the preamble.
“Company’s Average Share Price” means the volume weighted average price of the Common Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company in good faith and in a commercially reasonable manner) measured over the thirty (30) consecutive Trading Days ending on (and including) the Trading Day that is Upside Right Settlement Date. The Company’s Average Share Price shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Distributed Property” has the meaning assigned to such term in Section 4(c).
“Effective Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
“Event of Default” has the meaning assigned to such term in Section 6.
“Ex-Dividend Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
“Exchange Act” means the Securities Exchange Act of 1934 (as amended).
“Expiration Date” has the meaning assigned to such term in Section 5(c).
“Fundamental Transaction” has the meaning assigned to such term in Section 4(f).
“Holder” has the meaning assigned to such term in the preamble.
“Last Reported Sale Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Shares or in any options contracts or futures contracts traded on any U.S. exchange relating to the Common Shares.
“Merger Agreement” has the meaning assigned to such term in the preamble.
“Outside Date” has the meaning assigned to such term in Section 1.

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“Per Share Consideration” means with respect to a Change of Control Transaction: (a) if the consideration to be paid to holders of the Common Shares consists exclusively of cash, the amount of cash per Common Share, and (b) in all other cases, the volume weighted average price of the Common Shares (as reported by Bloomberg L.P. or, if no reported therein, in another authoritative source selected by the Company in good faith and in a commercially reasonable manner) during the ten (10) Trading Day period ending on the Trading Day prior to the effective date of the consummation of the Change of Control Transaction.
“Qualifying Change of Control Transaction” means a Change of Control Transaction in which the Per Share Consideration exceeds the Target Price.
“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading. If the Common Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.
“Spin-Off” has the meaning assigned to such term in Section 4(c).
“Target Price” has the meaning assigned to such term in Section 3(b).
“TO Valuation Period” has the meaning assigned to such term in Section 4(e).
“Trading Day” means, except for determining the Company’s Average Share Price as set forth below, a day on which (i) trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares (or such other security) are then listed or, if the Common Shares are (or such other security is) not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are (or such other security is) then traded and (ii) a Last Reported Sale Price for the Common Shares (or closing sale price for such other security) is available on such securities exchange or market; provided, that if the Common Shares are (or such other security is) not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining the Company’s Average Share Price only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Shares generally occurs on the principal other U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading, except that if the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.
“Upside Event” has the meaning assigned to such term in Section 3(a).
“Upside Right” has the meaning assigned to such term in the preamble.
“Upside Right Settlement Date” has the meaning assigned to such term in Section 3(a).
“Upside Right Settlement Shares” means (a) in the case of an Upside Event contemplated by Section 3(a)(i), the number of Common Shares equal to (i) $100 million divided by (ii) the Company’s Average Share Price; or (b) in the case of an Upside Event contemplated by Section 3(a)(ii), the number of Common Shares equal to (i) $100 million divided by (ii) the lesser of the Per Share Consideration and the Company’s Average Share Price.
“Valuation Period” has the meaning assigned to such term in Section 4(c).
[Signatures to follow.]

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IN WITNESS WHEREOF, the Company has caused this Upside Right to be duly executed and delivered as of the date first written above.
[COMPANY]
By:
Name:
Title:
[Signature Page to Upside Right]

Exhibit G
AGREED FORM
INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) dated as of [•], is by and among [SiriusPoint Ltd.], a Bermuda exempted company limited by shares (the “Company”), CM Bermuda Ltd, a Bermuda exempted company limited by shares (the “Investor”), and any other Person that may hereafter become party hereto in the capacity as a shareholder of the Company in accordance with the terms and provisions of this Agreement (all such parties other than the Company, collectively, the “Investors” and each, an “Investor”).
WHEREAS, on August 6, 2020, the Company (f/k/a Third Point Reinsurance Ltd.), Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (“Sirius Group”), and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares (“Merger Sub”), entered into the Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub was merged with and into Sirius Group (the “Merger”), with Sirius Group surviving the Merger as a wholly owned Subsidiary of the Company;
WHEREAS, upon the consummation of the Merger, the Investor received [•] Common Shares, [•] Series A Preference Shares, $0.10 par value per share of the Company (the “Preference Shares”), which may convert into Common Shares, [•] warrants to purchase Common Shares (the “Warrants”) and $[•] aggregate principal amount of certain upside rights issued by the Company as Merger Consideration (as defined in the Merger Agreement) (the “Upside Rights”), which may convert into Common Shares; and
WHEREAS, the Company and the Investor wish to specify in this Agreement the terms of their agreement as to certain matters relating to the Company and the Investor’s ownership of Common Shares (including any Common Shares received upon the exercise or conversion of the Preference Shares and the Warrants, as applicable, and satisfaction of the Upside Rights).
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Voting Obligations.
(a)   If the votes conferred by the Shares collectively beneficially owned by the Investor and its Affiliates and Related Persons would confer votes in excess of 9.9% of the votes conferred by all of the Shares issued and outstanding at any time, then the collective voting power of the Investor and its Affiliates and Related Persons shall be automatically and immediately reduced to 9.9% in the manner prescribed in Bye-Law [5.5].
(b)   During the Standstill Effectiveness Period, the Investor and its Affiliates shall, and shall direct the Related Persons to, vote (including, if applicable, by delivering one or more proxies or through the execution of one or more written consents if shareholders of the Company are requested to vote through the execution of an action by written consent in lieu of any annual or special meeting of shareholders of the Company) the Common Shares and the Preference Shares owned by them or over which they have voting control, subject to the voting cut-back set forth in Section 1(a) above, to be present for quorum purposes, in favor of all those persons nominated to serve as directors of the Company by the Board or its Governance and Nominating Committee and against any nominee not so nominated.
2.   Board Observer.
(a)   Subject to Section 2(b), during the Standstill Effectiveness Period, the Investor shall have the right to designate one individual (such designee or its replacement pursuant to this Section 2, as applicable, the “Board Observer”) to attend in person or join telephonically all meetings of the Board in a non-voting, observer capacity; provided that, unless previously given permission by the Company, the Board Observer may not participate in any meeting of the Board while physically present in the United States unless at

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least one member of the Board is participating in such meeting while physically present in the United States. The Board Observer shall be given notice of all meetings of the Board in substantially the same manner and at substantially the same time as notice is sent to the members of the Board, and shall receive a copy of all notices, agendas and other material, written information distributed to all the members of the Board in substantially the same manner and at substantially the same time as sent to the members of the Board; provided that, as a condition to receiving such information, the Board Observer shall have entered into a mutually acceptable, customary confidentiality agreement with the Company with respect to all information so provided; provided, further, that the Company reserves the right to withhold any information and to exclude the Board Observer from the applicable portion of a meeting if the Board determines, in the exercise of its reasonable discretion, that access to such information or attendance at such portion of the meeting would result in (i) a loss of an attorney-client privilege or attorney work product protection or (ii) a conflict of interest (including information or meetings with respect to any action to be taken, or any determination to be made, by the Board regarding any transaction, agreement or dispute with the Investor or any of its Affiliates or any Related Persons).
(b)   Notwithstanding the provisions of this Section 2, the Investor shall not be entitled to designate a particular Board Observer pursuant to Section 2(a) in the event that the Board reasonably determines in good faith that the designation of such individual would cause the Company to be not in compliance with applicable law or regulation. In such case described in the immediately preceding sentence, the Investor shall withdraw the designation of such proposed designee and, subject to Section 2(a), shall be permitted to designate a replacement therefor (which replacement designee shall also be subject to the requirements of this Section 2(b)).
3.   Standstill.
(a)   During the period beginning on the date of this Agreement and ending on the Standstill Termination Date, except as permitted by the Board in its sole discretion subject to clause (vii) below), at any time the Investor and its Affiliates and Related Persons collectively beneficially own nine and nine-tenths percent (9.9%) or more of the issued and outstanding Shares (the “Standstill Effectiveness Period”), the Investor shall not, and shall cause its controlled Affiliates and shall direct the Related Persons not to, and shall not facilitate or encourage any other Person to, directly or indirectly, in any manner:
(i)   subject to Section 3(b), effect any acquisition of ownership (including by operation of law and including the acquisition of the right to vote or direct the voting of any Common Shares) of Common Shares or securities exercisable, exchangeable or convertible into Common Shares; provided, that this clause (i) shall not limit or otherwise restrict (subject to Section 5 and any restrictions on transfer applicable to the Investor, its Affiliates and Related Persons in any other agreement or instrument) the ability of the Investor or any of its Affiliates or Related Persons to dispose of any securities of the Company.
(ii)   effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any tender offer, take-over bid, amalgamation, plan of arrangement, merger, exchange offer, consolidation, business combination, recapitalization, restructuring or other similar transaction involving the Company or any of its Subsidiaries (or any of their respective assets) or take any action which would, or would reasonably be expected to, result in or require public disclosure regarding any of the types of matters set forth in this clause (ii); provided, that this clause (ii) shall not limit or otherwise restrict the ability of the Investor or any of its Affiliates or Related Persons to (A) tender or sell securities of the Company in any such transaction or (B) vote Common Shares or Preferred Shares beneficially owned by the Investor or any of its Affiliates or Related Persons in connection with any such transaction;
(iii)   (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote for, or seek to advise or influence any Person in connection with the voting of, the election of directors not nominated by the Board, (B) solicit, encourage or facilitate, directly or indirectly, any third party to engage in any such solicitation for the election of directors not nominated by the Board, (C) make any public statement (or statement to another shareholder of the Company or statement which would, or would reasonably be expected to, result in

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or require public disclosure) in support of any such third-party solicitation for the election of directors not nominated by the Board or (D) seek or propose the election or appointment of any person to, or representation on, or nominate or propose the nomination of any candidate to, the Board, or seek or propose the removal of any member of the Board;
(iv)   (A) call, request the calling of, or otherwise seek or assist in the calling of a meeting of the shareholders of the Company or (B) seek, propose or submit, any proposal or matter of business (whether binding or not) to be considered or voted upon at a meeting of the shareholders of the Company, including pursuant to Rule 14a-8 under the Exchange Act or submit, or participate in, any “shareholder access” proposal;
(v)   publicly seek or propose to influence or control the management or policies of the Company (or take any action which would, or would reasonably be expected to, result in or require public disclosure regarding any of the types of matters set forth in this clause (v));
(vi)   have or disclose any intention, plan or arrangement prohibited by, or inconsistent with the foregoing or advise, assist or encourage or enter into discussions, negotiations, agreements or arrangements with any other Persons in connection with the foregoing;
(vii)   request that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 3(a) (including this sentence), in a manner that would, or would reasonably be expected to, result in or require public disclosure of such request; or
(viii)   agree or commit to any of the foregoing;
provided, that nothing in clause (i) or clause (ii) shall prohibit the Investor or any of its Affiliates or Related Persons from acquiring or offering to acquire, directly or indirectly, securities of any Person who beneficially owns Shares so long as (i) such Person owns less than 5% of the outstanding Common Shares and such Common Shares constitute less than 20% of such Person’s assets or (ii) such Person is a passive institutional investor or other passive investment vehicle or entity, with the investment in the underlying Common Shares being part of a portfolio managed on behalf of all investors in such investment.
(b)   Notwithstanding the prohibition set forth in Section 3(a)(i), in the event that the Investor’s and its Affiliates’ and Related Persons’ collective beneficial ownership of the Fully Diluted Equity Outstanding decreases below the Maximum Percentage Ownership after the date of this Agreement by reason of (x) a sale of Shares by the Investor or any of its Affiliates or Related Persons to a third party or (y) an issuance or sale of Shares by the Company in which the Investor’s and its Affiliates’ and Related Persons’ collective beneficial ownership is diluted, then the Investor and its Affiliates shall be permitted to acquire Common Shares in one or more transactions in an amount such that their collective beneficial ownership would not exceed the Maximum Percentage Ownership.
4.   Reinstatement of Voting Obligations, Board Observer and Standstill.
(a)   Subject to Section 4(b), if the Investor and its Affiliates and Related Persons cease to collectively beneficially own at least 9.9% of the issued and outstanding Shares, all rights and obligations pursuant to Section 1, Section 2 and Section 3 shall terminate; provided that if, (i) prior to the twelve (12) month anniversary of the date of such termination, the Investor, its Affiliates and Related Persons again collectively beneficially own at least 9.9% of the issued and outstanding Shares of the Company, all rights and obligations pursuant to Section 1, Section 2 and Section 3 shall re-apply (and this Section 4 shall re-apply in the event that the Investor and its Affiliates and Related Persons subsequently cease to collectively beneficially own at least 9.9% of the issued and outstanding Shares); and (ii) during the period ending on the twelve (12) month anniversary of the date of such termination the Investor, its Affiliates and Related Persons continue to collectively beneficially own less than 9.9% of the issued and outstanding Shares of the Company, such termination shall no longer be subject to reinstatement.
(b)   On and following the Standstill Termination Date, no rights and obligations pursuant to Section 2 and Section 3 shall reapply pursuant to Section 4(a).

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5.   Transfers.
(a)   The Investor, its Affiliates and any Related Person may transfer Common Shares at any time without restriction or condition pursuant to (i) bona fide sales made on a registered securities exchange, (ii) registered offerings pursuant to the Registration Rights Agreement or (iii) broadly distributed underwritten private block sales conducted by one or more investment banks (collectively, “Distributed Sales”), and no transferee in any Distributed Sale shall become a Related Person or subject to this Agreement as a result of such transfer.
(b)   Subject to Section 5(c), Section 5(d) and Section 5(e), if the Investor, any of its Affiliates or any Related Person seeks to transfer Shares or Warrants other than pursuant to a Distributed Sale, the Investor or other transferor shall notify the Company in writing at least twenty (20) Business Days in advance of such proposed transfer. Within ten (10) Business Days of receipt of such notification, the Company shall notify the Investor of any information that it reasonably requires in order to ascertain whether the proposed transferee is: (i) independent from the Investor and its Affiliates and Related Persons; and (ii) does not have any agreement, arrangement or understanding with the Investor or any of its Affiliates or Related Persons with respect to the acquisition, disposition or voting of the Shares (collectively, the “Independence Criteria”). If, within ten (10) Business Days following receipt of all reasonably requested information (or all information that Investor and its Affiliates are reasonably able to provide in response to the Company’s requests):
(i)   the Company makes a good faith and reasonable determination that the proposed transferee does not satisfy the Independence Criteria (a “Negative Determination”), then it shall be a condition precedent to such proposed transfer that the proposed transferee, if not already a party to this Agreement, becomes a party to this Agreement by executing and delivering a joinder agreement hereto, in form and substance reasonably acceptable to the Company, in which the proposed transferee agrees to be subject, on a several but not joint basis with the Investor and its Affiliates to all covenants and agreements of the Investor in Section 1, Section 3 and Section 5 under this Agreement (any such transferee who delivers an executed joinder agreement in accordance with this Section 5(b), a “Related Person”); or
(ii)   the Company does not make a Negative Determination, then the transfer may be made to the proposed transferee without condition and the transferee shall not become a Related Person or subject to this Agreement as a result of such transfer.
(c)   On or following the Restriction Expiration Date, if the Investor, any of its Affiliates or any Related Person seeks to transfer Shares or Warrants other than pursuant to a Distributed Sale, and the Last Reported Sale Price is less than the Book Value Per Share for any ten (10) Trading Days within a consecutive thirty (30) Trading Day period prior to the notification to the Company described in clause (i) below, then:
(i)   Investor, its Affiliates and any Related Person shall be permitted to individually or collectively transfer to any Person Shares or Warrants without condition or restriction so long as, at least two (2) Business Days prior to entering into any definitive agreement with respect to such transfer (other than a customary confidentiality agreement), the transferor(s) delivers to the Company written notification of the number of Shares and Warrants proposed to be transferred, as applicable, the name of the proposed transferee and the price at which the securities are proposed to be transferred;
(ii)   within thirty (30) days of receipt of such notification, the Company shall have the right but not the obligation to offer to purchase, or to cause another Person to purchase on an “as is, where is” basis, all of the securities proposed to be transferred at the same price as proposed to be transferred to the proposed transferee (a “Matching Offer”) by delivering to the Investor written notification of a Matching Offer which offer shall be irrevocable for a period of fifteen (15) days following receipt by the proposed transferor(s);
(iii)   if the Company delivers a Matching Offer, then the transferor(s) shall negotiate in good faith the definitive terms thereof during the fifteen (15) day period referenced in Section 5(c)(ii) and shall accept the Matching Offer unless the Company revokes or otherwise fails to adhere to the terms of the Matching Offer at the end of such period;

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(iv)   (A) if the Company does not deliver a Matching Offer within thirty (30) days of receipt by the Company of the notification referenced in Section 5(c)(i); or (B) if the sale to the Company is not consummated within fifteen (15) days (or any longer period required by applicable Law to consummate such sale) following acceptance by the Investor of the Matching Offer (each, a “Matching Offer Failure Date”), then the transferor(s) may thereafter sell the securities proposed to be transferred to the proposed transferee at or above the per share price which the Company was notified of pursuant to Section 5(c)(i);
(v)   any sale of the securities proposed to be transferred to the proposed transferee pursuant to Section 5(c)(iv) may be made to the proposed transferee without condition and such transferee shall not become a Related Person or subject to this Agreement as a result of such transfer; and
(vi)   if the sale to the proposed transferee is not agreed within six (6) months following the Matching Offer Failure Date, then the Investor, its Affiliates and any Related Person, as applicable, shall be required to again comply with the provisions of this Section 5(c) prior to another such sale; provided, that once executed within six (6) months any such transaction may be consummated after such six (6) month period subject to obtaining required regulatory approvals.
(d)   Notwithstanding anything to the contrary in this Section 5, the Investor, its Affiliates, and any Related Person may transfer Shares or Warrants without condition to any Person (or any Affiliate of such Person) set forth on the Agreed List so long as such Person and its Affiliates are not, and will not become as a result of such transfer, the beneficial owner following such transfer of twenty percent (20%) or more of the Fully Diluted Equity Outstanding. No such Person or Affiliate shall become a Related Person or subject to this Agreement as a result of any such transfer.
(e)   Notwithstanding anything to the contrary in this Section 5, the Investor and its Affiliates may transfer Shares, Warrants or the Upside Rights to Investor’s Affiliates; provided that, unless the transfer proposed to be undertaken will be a Distributed Sale, it shall be a condition precedent to any such transfer that the Affiliate to which such any such securities are proposed to be transferred, if not already a party to this Agreement, becomes a party to this Agreement by executing and delivering a joinder agreement hereto, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be subject, on a several but not joint basis with the Investor and any other Affiliates and Related Persons party thereto to all covenants and agreements of the Investor in Section 1, Section 3 and Section 5 under this Agreement.
(f)   Investor and the Company agree that no Person to whom securities are permitted to be transferred pursuant to Section 5(a), Section 5(b)(ii), Section 5(c)(iv) and Section 5(d) shall be bound by the provisions of this Agreement as a result of such transfer. In the event of any transfer of certificated securities to such Persons (by the Investor or by any other Person), the Company shall promptly upon request by the Investor or upon otherwise becoming aware of such transfer remove any Investor Rights Agreement Legend from the applicable certificates and such Persons shall be entitled to receive from the Company, without expense to such Persons, the Investor or its Affiliates, a new instrument or certificate not bearing a legend stating such restriction. Neither the Investor nor any of its Affiliates shall be liable for the breach by any Related Person of any provision of this Agreement.
6.   Legends; Securities Law Compliance.   In the event that the Preference Shares are represented by certificates, each certificate representing the Preference Shares shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY (NOT TO BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED).
In addition, in the event that the Common Shares, Preference Shares or Warrants issued to the Investor are represented by certificates, each certificate representing such Common Shares, Preference Shares or Warrants (as the case may be) shall bear the following legend (the “Investor Rights Agreement Legend”):

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, VOTING AND OTHER RESTRICTIONS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF [•] (AS IT MAY BE AMENDED), AMONG THE COMPANY AND THE OTHER PARTIES THERETO, COPIES OF WHICH ARE ON FILE WITH THE COMPANY.
7.   Headings; Certain Definitions.
The headings and other captions contained in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.
“Affiliate” means, with respect to any Person, any Person (i) directly or indirectly controlling, controlled by or under common control with such Person or (ii) acting in concert with such Person.
“Agreed List” means any (i) (A) U.S. or Canadian pension fund with no less than $5 billion of assets, (B) world-recognized sovereign wealth fund with recent experience (at the time of such proposed transfer) in purchasing substantial minority stakes in U.S.-publicly listed companies, (C) U.S., Canadian or European institutional investor, or (D) investment fund managed by a U.S., Canadian or European private equity fund or family office, in each case of (A) through (D), only to the extent that the potential purchaser affirms that, if it would own 5% or greater of the outstanding voting shares, it would file a Schedule 13G in respect of its ownership; and (ii) Person set forth on the list set forth on Exhibit A hereto which list may be supplemented with names of additional Person from time to time, it being understood that once a Person is included on such list, it may not be removed.
“Agreement” has the meaning set forth in the preamble.
“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided that (i) the words “within 60 days” in Rule 13d-3(d)(1)(i) shall be disregarded for the purposes of this Agreement and (ii) a Person shall also be deemed to be the beneficial owner of, without duplication, (a) all Common Shares and Preference Shares which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, (b) all Common Shares and Preference Shares which such Person or any of such Person’s Affiliates has or shares the right to vote or dispose and (c) all other Common Shares and Preference Shares to which such Person has economic exposure, including through any derivative transaction that gives any such Person or any of such Person’s Affiliates the economic equivalent of ownership of an amount of Common Shares or Preference Shares due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Common Shares or Preference Shares, or which provides such Person or any of such Person’s Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase or decrease in the value of Common Shares or Preference Shares, in any case without regard to whether (x) such derivative conveys any voting rights in Common Shares or Preference Shares to such Person or any of such Person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Common Shares or Preference Shares, or (z) such Person or any of such Person’s Affiliates may have entered into other transactions that hedge the economic effect of such beneficial ownership of Common Shares or Preference Shares.
“Board” means the board of directors of the Company.
“Board Observer” has the meaning set forth in Section 2(a).
“Book Value Per Share” means at any particular time the Company’s book value per Common Share on a fully diluted basis as last publicly reported by the Company in its Annual Report on Form 10-K, its Quarterly Report on Form 10-Q or its Current Report on Form 8-K.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by law to be closed.
“Bye-Laws” means the Amended and Restated Bye-Laws of the Company.

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“Common Shares” means the common shares, par value $0.10 per share, of the Company.
“Company” has the meaning set forth in the preamble.
“Distributed Sales” has the meaning set forth in Section 5(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fully Diluted Equity Outstanding” means the number of Common Shares that would be issued and outstanding upon the exercise, exchange or conversion of all securities or instruments exercisable, exchangeable or convertible into Common Shares, including all outstanding Company equity awards (including Sirius Group equity awards converted into Company equity awards), the Preference Shares, the Warrants and the Upside Rights.
“Independence Criteria” has the meaning set forth in Section 5(b).
“Investor” has the meaning set forth in the preamble.
“Investor Rights Agreement Legend” has the meaning set forth in Section 6.
“Last Reported Sale Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Matching Offer” has the meaning set forth in Section 5(c)(ii).
“Matching Offer Failure Date” has the meaning set forth in Section 5(c)(iv).
“Maximum Percentage Ownership” means the percentage derived by dividing (i) the number of Common Shares and Preference Shares beneficially owned by the Investor and its Affiliates as of the date of this Agreement by (ii) the Fully Diluted Equity Outstanding as of the date of this Agreement.
“Merger” has the meaning set forth in the recitals.
“Merger Agreement” has the meaning set forth in the recitals.
“Merger Sub” has the meaning set forth in the recitals.
“Negative Determination” has the meaning set forth in Section 5(b)(i).
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization of any sort.
“Preference Shares” has the meaning set forth in the recitals.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, by and between the Company and the Investor.
“Related Person” has the meaning set forth in Section 5(b)(i).
“Restriction Expiration Date” means [•].1

1
Note to Draft:   815 days after the date of this Agreement.

A-G-7

“SEC” means the United States Securities and Exchange Commission.
“Shares” means collectively, the Common Shares and the Preference Shares.
“Sirius Group” has the meaning set forth in the recitals.
“Standstill Effectiveness Period” has the meaning set forth in Section 3(a).
“Standstill Termination Date” means the later of (i) [•];2 and (ii) the date on which the Investor or one of its Affiliates or Related Persons no longer has a representative designated by the Investor or one of its Affiliates or Related Persons serving as a director on the Board.
“Subsidiary” means, with respect to any Person, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Trading Day” means a day on which (i) trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares (or such other security) are then listed or, if the Common Shares are (or such other security is) not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are (or such other security is) then traded and (ii) a Last Reported Sale Price for the Common Shares (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Shares are (or such other security is) not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining the Company’s Average Share Price only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Shares generally occurs on the principal other U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading, except that if the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.
“Upside Rights” has the meaning set forth in the recitals.
“Warrants” has the meaning set forth in the recitals.
8.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement and the Registration Rights Agreement (including all Schedules, Exhibits, Annexes, and other attachments to this Agreement and the Registration Rights Agreement) (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to such subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto (and any Person that delivers an executed joinder agreement in accordance with this Agreement) any rights or remedies hereunder.
9.   Notices.   All notices, requests, consents, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail (except if not a Business Day then the next Business Day) to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, requests, consents, claims, demands and other communications, in each case to the respective party, will be sent to the applicable address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):

2
Note to Draft:   450 days after the date of this Agreement.

A-G-8

If to the Company, to it at:
[•]
Attention:
[•]

Email:
[•]

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:
Nicholas F. Potter

Email:
nfpotter@debevoise.com

If to the Investor, to:
[•]
Attention:
[•]

Email:
[•]

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:
Todd E. Freed
Jon A. Hlafter

E-mail:
todd.freed@skadden.com
jon.hlafter@skadden.com

10.   Specific Enforcement.   The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10 shall not be required to provide any bond or other security in connection with any such order or injunction.
11.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

A-G-9

12.   Governing Law; Jurisdiction.
(a)   This Agreement, and all actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the laws of another jurisdiction.
(b)   All actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement shall be heard and determined in the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this Section 12(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9 of this Agreement. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
13.   Waivers and Amendment.   This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the parties hereto, or, in the case of a waiver, by the party waiving compliance with such provision or term. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the parties hereto. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized director or officer of such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
14.   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document, such delivery by email or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.
15.   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Subject to Section 4, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect; provided that Investor shall be entitled to collaterally assign and/or pledge its rights under this Agreement to any of its lenders and/or its Affiliates’ lenders.
16.   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

A-G-10

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 16.
[Remainder of Page Intentionally Left Blank]

A-G-11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
[COMPANY]
by

Name:
Title:
[INVESTOR]
by

Name:
Title:

Exhibit H
AGREED FORM
FORM OF REGISTRATION RIGHTS AGREEMENT
REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2020 (the “Agreement”), by and among [•], a Bermuda exempted company limited by shares (formerly known as Third Point Reinsurance Ltd., the “Company”), and CM Bermuda Ltd., a Bermuda holding company (“CM Bermuda”) (together with its successors and assigns, the “Investor”). The Investor and any other party that may become a party hereto in accordance with Section 9(d) are referred to collectively as the “Shareholders” and individually each as a “Shareholder”.
RECITALS
WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 6, 2020, by and among Sirius International Insurance Group, Ltd. (“Sirius”), the Company, and Yoga Merger Sub Limited (“Merger Sub”), as of the Effective Time (as defined in the Merger Agreement), Merger Sub merged with and into Sirius (the “Merger”), with Sirius being the surviving entity in the Merger as a wholly owned subsidiary of the Company;
WHEREAS, in accordance with the terms of the Merger Agreement and immediately following the Effective Time, Investor beneficially owned [•] Common Shares (as defined below), [•] Preference Shares (as defined below), which may convert into Common Shares, [•] warrants to purchase Common Shares (the “Warrants”) and $[•] aggregate principal amount of that certain right issued by the Company as Merger Consideration (as defined in the Merger Agreement) (the “Upside Right”), which may convert into Common Shares;
WHEREAS, the Company and the Investor are parties to the Investor Rights Agreement, dated as of [•], 2020 (as amended from time to time, the “Investor Rights Agreement”), governing the rights and obligations of the Investor with respect to its investment in the Company;
WHEREAS, as a condition to the obligations of the Company and the Investor under the Merger Agreement, the Company and the Investor are entering into this Agreement for the purpose of granting certain registration and other rights to the Shareholders.
NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.    Definitions.   As used in this Agreement, the following capitalized terms shall have the following respective meanings:
“Adverse Disclosure” means public disclosure of material non-public information that the Board of Directors of the Company has determined in good faith: (i) would be required to be made in any Registration Statement or report filed with the SEC by the Company so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including its correlative meanings, “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

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“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or Bermuda are authorized or required by law to be closed.
“Common Shares” means the common shares of the Company with a par value of $[0.10] per share.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
“FINRA” means the Financial Industry Regulatory Authority.
“Holdback Period” means, with respect to any registered offering of Common Shares pursuant to a Registration Statement that is not a Shelf Registration Statement, the period beginning 10 days before the effective date of such Registration Statement and ending 90 days after such effective date (or such shorter period as the managing underwriter(s) permit) or, in the case of a takedown from a Shelf Registration Statement, the period beginning on the date the Company has given reasonable written notice to each Holder (not to exceed 10 days before the date of the earliest prospectus supplement in connection with such takedown) and ending 90 days after the date of such final prospectus supplement (or such shorter period as the managing underwriter(s) permit); provided that the applicable Holdback Period shall terminate on such earlier date as the Company gives notice to the Investor that the Company declines to proceed with any such offering or the offering is otherwise abandoned.
“Holder” means any Shareholder holding Registrable Securities.
“Lock-Up Period” means the period from the date hereof through and including (i) the 225th day following the date hereof with respect to [•]1 Common Shares held or beneficially owned by the Investor on the date hereof (assuming the Preference Shares, Warrants and the Upside Right were fully converted, exercised or exchanged to or into Common Shares on the date hereof), (ii) the 365th day following the date hereof with respect to [•]2 Common Shares held or beneficially owned by the Investor on the date hereof (assuming the Preference Shares, Warrants and the Upside Right were fully converted, exercised or exchanged to or into Common Shares on the date hereof) and (iii) the 450th day following the date hereof with respect to [•]3 Common Shares held or beneficially owned by the Investor (including any remaining shares into which the Preference Shares, Warrants and Upside Right are convertible, exercisable or exchangeable); provided, that the Common Shares released during each milestone date during the Lock-Up Period shall be allocated first to outstanding Common Shares and second, to Common Shares which are issued following such date in respect of the conversion, settlement or exercise of the Preference Shares, Upside Right and Warrants, as the case may be; provided, further, that the Investor and its Affiliates may request that the Company release additional Common Shares from the applicable Lock-Up Period (such consent not to be unreasonably withheld or delayed) in order to facilitate an orderly sell-down of Common Shares by the Investor and its Affiliates.
“NYSE” means the New York Stock Exchange.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.
“Preference Shares” means the Series A Preference Shares of the Company with a par value of $[0.10] per share.
“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as

1
1/3 of the total number of Common Shares held or beneficially owned by the Investor on the date of the Registration Rights Agreement.

2
1/3 of the Common Shares held or beneficially owned by the Investor on the date of the Registration Rights Agreement.

3
The remainder of the Common Shares held or beneficially owned by the Investor on the date of the Registration Rights Agreement.

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amended or supplemented by any prospectus supplement or any issuer free writing prospectus (as defined in Rule 433 under the Securities Act), with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.
“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement or the automatic effectiveness of such registration statement, as applicable.
“Registrable Securities” means any Common Shares, including (without limitation) any Common Shares issuable pursuant to the Certificate of Designation of the Preference Shares, the Warrants and the Upside Right, held or beneficially owned by a Holder, including any securities acquired as a result of any reclassification, recapitalization, share split or combination, exchange or readjustment of such shares or securities, or any share dividend or share distribution in respect of such shares or securities; provided, however, that such Common Shares or securities, once issued, shall cease to be Registrable Securities when (i) they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) they are sold pursuant to Rule 144 or Rule 145 (or any similar provision then in force under the Securities Act), (iii) with respect to any particular Holder, such Holder beneficially owns less than two percent (2%) of the Common Shares then outstanding (assuming the Preference Shares, Warrants and Upside Right were fully converted, exercised or exchanged to or into Common Shares on such date), (iv) they may be sold pursuant to Rule 144 without any conditions including (without limitation) volume limitations, manner of sale or current public information, (v) they shall have ceased to be outstanding or (vi) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one Registration Statement at any one time.
“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
“Related Persons” shall have the meaning ascribed thereto in the Investor Rights Agreement.
“Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
“Rule 144 Block Trade” means a sale of Registrable Securities that is reasonably expected to result in aggregate gross cash proceeds in excess of $50,000,000 with the assistance of a broker or dealer pursuant to Rule 144.
“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.
“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Shelf Registration Statement” means a Registration Statement filed with the SEC on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provision) covering the offer and sale of all or any portion of the Registrable Securities.
“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

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2.    Incidental Registrations.
(a)   Right to Include Registrable Securities.   If, following the expiration of the applicable Lock-Up Period, the Company proposes to register its Common Shares under the Securities Act (other than pursuant to a Registration Statement filed by the Company on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes or filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will, at each such time, give written notice as promptly as reasonably practicable (and in any event not less than five (5) Business Days before the anticipated date of filing of the related Registration Statement or preliminary prospectus supplement, as the case may be) to all Holders of its intention to do so and of such Holders’ rights under this Section 2. Upon the written request of any such Holder made within four (4) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company will use commercially reasonable efforts to effect (subject to Section 2(b)) the registration under the Securities Act of all Registrable Securities which the Company has been so requested by the Holders thereof; provided that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to any requesting Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), and (ii) if such registration involves an underwritten offering, all Holders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings. If a registration requested pursuant to this Section 2(a) involves an underwritten public offering, any Holder requesting to be included in such registration may elect, in writing at least two (2) Business Days prior to the effective date of the Registration Statement filed in connection with such registration, not to register such securities in connection with such registration. The Company shall not be required to maintain the effectiveness of a Registration Statement that is not a Shelf Registration Statement for a registration requested pursuant to this Section 2(a) beyond the earlier to occur of (i) 180 days after the effective date thereof and (ii) consummation of the distribution by the Company of the Registrable Securities included in such Registration Statement.
(b)   Priority in Incidental Registrations.   The Company shall use commercially reasonable efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit Holders who have requested to include Registrable Securities in such offering to include in such offering all Registrable Securities so requested to be included on the same terms and conditions as any other shares, if any, of the Company included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering have informed the Company in writing that it is their good faith opinion that the total amount of securities that such Holders and the Company intend to include in such offering is such as to adversely affect the success of such offering, then the amount of securities to be offered shall be reduced to the amount recommended by such managing underwriter or underwriters, which will be allocated in the following order of priority: (i) first, the securities to be proposed to be sold by the Company for its own account and (ii) second, the Registrable Securities of the Holders that have requested to participate in such underwritten offering and securities requested to participate in such underwritten offering by other holders, allocated pro rata among such Holders and such holders on the basis of the percentage of the Registrable Securities requested to be included in such underwritten offering by such Holders.
3.   Registration on Request.
(a)   Request by the Demand Party.   Subject to the following paragraphs of this Section 3(a), CM Bermuda shall have the right on behalf of the Holders, by delivering a written notice to the Company, to require the Company to register, at any time following the expiration of the applicable Lock-Up Period and pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the number of Registrable Securities requested to be so registered pursuant to the terms of this

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Agreement (any such written notice, a “Demand Notice”, any such registration, a “Demand Registration” and any such Holder, a “Demand Party”); provided, however, that a Demand Notice may only be made if the sale of the Registrable Securities requested to be registered by such Holder is reasonably expected to result in aggregate gross cash proceeds in excess of $50,000,000 (without regard to any underwriting discount or commission); provided, further, that the Company shall not be obligated to file a Registration Statement relating to any registration request under this Section 3(a), (i) within the period (the “Quarterly Blackout Period”) commencing on the last day of any quarter or year and ending two days following the Company’s earnings release for any fiscal quarter or year or (ii) within a period of 60 days after the effective date of any other Registration Statement relating to any registration request under this Section 3(a). Following receipt of a Demand Notice for a Demand Registration in accordance with this Section 3(a), the Company shall use commercially reasonable efforts to file a Registration Statement as promptly as practicable and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.
Within five (5) days after receipt by the Company of a Demand Notice in accordance with this Section 3(a), the Company shall give written notice (the “Demand Follow-up Notice”) of such Demand Notice to all other Holders, if any, and shall, subject to the provisions of Section 3(b) hereof, include in such registration all Registrable Securities with respect to which the Company received written requests for inclusion therein within five (5) Business Days after such Demand Follow-up Notice is given by the Company to such Holders.
All requests made pursuant to this Section 3 shall specify the number of Registrable Securities to be registered and the intended methods of disposition thereof.
The Company shall be required to maintain the effectiveness of the Registration Statement with respect to any Demand Registration that is not a Shelf Registration Statement for a period of at least 180 days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such Registration Statement at the request of the Company or an underwriter of the Company pursuant to the provisions of this Agreement.
(b)   Priority on Demand Registration.   If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in a firm commitment underwritten offering, and the managing underwriter or underwriters advise the Holders of such securities in writing that in its reasonable view the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the success of such offering (including, without limitation, securities proposed to be included by other Holders of securities entitled to include securities in such Registration Statement pursuant to incidental or piggyback registration rights), then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities that in the opinion of such managing underwriter or underwriters can be sold without adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows:
(i) first, to the Holders requesting to include Registrable Securities in such Demand Registration (whether pursuant to a Demand Notice or pursuant to incidental or piggyback registration rights) among such Holders pro rata on the basis of the percentage of Registrable Securities owned by each such Holder relative to the number of Registrable Securities owned by all such Holders;
(ii) second, the securities for which inclusion in such Demand Registration, as the case may be, was requested by the Company; and
(iii) third, any securities of the Company requested to by other holders of such securities, on a pro rata basis or in such other manner as such other holders agree.
(c)   Cancellation of a Demand Registration.   Holders of a majority of the Registrable Securities which are to be registered in a particular offering pursuant to this Section 3 shall have the right prior to the effectiveness of a Registration Statement to notify the Company that they have determined that such Registration Statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such Registration Statement.

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(d)   Postponements in Requested Registrations.   (i) If the Company shall at any time furnish to the Holders an officer’s certificate signed by its chairman of the board, chief executive officer, president or chief financial officer stating that the filing of a Registration Statement or conducting a Shelf Underwritten Offering would, in the good faith judgment of the Board of Directors of the Company, (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction involving the Company or any of its subsidiaries then under consideration, the Company may postpone the filing (but not the preparation) of a Registration Statement or the commencement of a Shelf Underwritten Offering, as applicable, required by this Section 3; provided that the Company shall at all times in good faith use its commercially reasonable best efforts to cause any Registration Statement required by this Section 3 to be filed as soon as possible or any Shelf Underwritten Offering to be conducted as soon as possible; provided, further, that the Company shall not postpone the filing of a Registration Statement or the commencement of a Shelf Underwritten Offering pursuant to this Section 3(d) more than once in any 180-day period or for a period exceeding thirty (30) days in the aggregate in any 180-day period. The Company shall promptly give the Holders requesting registration thereof or that delivered a Take-Down Notice, as applicable, pursuant to this Section 3 written notice of any postponement made in accordance with the preceding sentence. If the Company gives a Demand Party such a notice, the Demand Party requesting such registration or that delivered the Take-Down Notice shall have the right within 15 days after receipt thereof, to withdraw their request.
(e)   Shelf Registration Statement.   At any time following the earliest expiration of the applicable Lock-Up Period with respect to any portion of the Registrable Securities, upon the written request of the Investor, the Company shall file with the SEC a Shelf Registration Statement (to the extent permissible) covering the resale of all Registrable Securities, and any other securities desired by the Company, and shall use reasonable best efforts to cause such Shelf Registration Statement to become effective promptly. Except as provided herein, the Company shall use its commercially reasonable efforts to keep any Shelf Registration Statement filed pursuant to the provisions herein continuously effective (including by filing a successor automatic Shelf Registration Statement) under the Securities Act until the earliest of (i) the date as of which all Registrable Securities have been sold pursuant to such Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder), (ii) the date on which this Agreement terminates with respect to all Holders pursuant to the termination provisions herein and (iii) such shorter period as all Holders with respect to such Shelf Registration Statement shall agree in writing.
(f)   Shelf-Take Downs.   At any time that a Shelf Registration Statement covering Registrable Securities pursuant to Section 2 or Section 3 is effective, the Investor may, deliver a written notice to the Company (a “Take-Down Notice”) stating that it intends to effect an underwritten offering of all or part of its Registrable Securities included by it on the Shelf Registration Statement (a “Shelf Underwritten Offering”), then, the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering (taking into account the inclusion of Registrable Securities by any other holders pursuant to Section 3(b)); provided, however that the Holders may not, without the Company’s prior written consent, (i) launch a Shelf Underwritten Offering the anticipated gross cash proceeds of which shall be less than $50,000,000 (unless the Holders are proposing to sell all of their remaining Registrable Securities), (ii) effect more than two (2) Shelf Underwritten Offerings within any 365-day period that require substantial marketing efforts (i.e., involving one-on-one in-person meetings with prospective purchasers of the Registrable Securities over multiple days) (each, a “Marketed Shelf Underwritten Offering”) by the Company’s management at the request of the Holders, (iii) effect more than four (4) minimally marketed or unmarketed Shelf Underwritten Offerings within any 365-day period, or (iv) launch or effect a Shelf Underwritten Offering within the Quarterly Blackout Period. In connection with any Marketed Shelf Underwritten Offering only:
(i) such proposing Holder shall also deliver the Take-Down Notice to all other Holders included on such Shelf Registration Statement and permit each Holder to include its Registrable Securities included on the Shelf Registration Statement in the Shelf Underwritten Offering if such Holder notifies the Company within two (2) Business Days after delivery of the Take-Down Notice to such Holder; and

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(ii) in the event that the underwriter determines that marketing factors (including an adverse effect on the per share offering price) require a limitation on the number of shares which would otherwise be included in such take down, the underwriter may limit the number of shares which would otherwise be included in such take-down offering in the same manner as described in Section 3(b) with respect to a limitation of shares to be included in a registration.
(g)   Registration Statement Form.   Any registration requested pursuant to this Section 3 shall be effected by a Registration Statement on Form S-3 (or any successor or similar short-form registration statement) if the Company is eligible to file a Registration Statement on Form S-3 (or successor or similar short-form registration statement). If the Company is eligible to file such, the Registration Statement shall be an automatic Shelf Registration Statement as defined in Rule 405 under the Securities Act.
(h)   Selection of Underwriters.   If a requested registration pursuant to this Section 3 involves an underwritten offering, the Company and the Investor shall jointly select the managing underwriter(s) and other underwriters to administer the offering.
4.    Registration Procedures.   If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 and Section 3 hereof, the Company shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of the securities and shall, as expeditiously as possible:
(a) prepare and file, in each case as promptly as practicable, with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the Holders thereof or by the Company in accordance with the intended method or methods of distribution thereof, and use commercially reasonable efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Company shall furnish or otherwise make available to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the Holders of a majority of the Registrable Securities covered by such Registration Statement, if their counsel, or the managing underwriters, if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with applicable law;
(b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act;
(c) notify each selling Holder, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop

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order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 4(o) below cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (vi) of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify the selling Holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);
(d) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practical;
(e) if requested by the managing underwriters, if any, or the Holders of a majority of the then outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and such Holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 4(e) that are not, in the opinion of counsel for the Company, in compliance with applicable law;
(f) furnish or make available to each selling Holder, its counsel and each managing underwriter, if any, without charge, such number of copies as such selling Holder may reasonably request of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits, unless requested in writing by such Holder, counsel or underwriter);
(g) deliver to each selling Holder, its counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request from time to time in connection with the distribution of the Registrable Securities; and the Company, subject to the last paragraph of this Section 4, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;
(h) prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the selling Holders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such Holders to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Company will not be required to (i) qualify

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generally to do business in any jurisdiction where it is not then so required to qualify but for this paragraph (h) or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;
(i) cooperate with the selling Holders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each Holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or Holders may request at least two (2) Business Days prior to any sale of Registrable Securities in a firm commitment public offering, but in any other such sale, within ten (10) Business Days prior to having to issue the securities;
(j) use commercially reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of such selling Holder’s business, in which case the Company will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals, as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;
(k) upon the occurrence of any event contemplated by Section 4(c)(vi) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(l) prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;
(m) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;
(n) use commercially reasonable efforts to cause all shares of Registrable Securities covered by such Registration Statement to be listed on the NYSE or national securities exchange on which the Common Shares are listed, prior to the effectiveness of such Registration Statement (or, if no Common Shares issued by the Company are then listed on any securities exchange, use commercially reasonable efforts to cause such Registrable Securities to be so listed on the NYSE or NASDAQ, as determined by the Company);
(o) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (i) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested, (ii) use commercially reasonable efforts to furnish to the underwriters, if any, opinions of outside counsel to the Company and updates thereof (which opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any), addressed to the underwriters, if any, covering the matters customarily covered in opinions

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requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (iii) use commercially reasonable efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 8 hereof with respect to all parties to be indemnified pursuant to said Section except as otherwise agreed by the Holders and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold pursuant to such Registration Statement, their counsel and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to Section 4(o)(i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;
(p) make available for inspection by a representative of the selling Holders, any underwriter participating in any such disposition of Registrable Securities, if any, and any attorneys or accountants retained by such selling Holders or underwriter, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information, and any notice (direct or indirect), written, oral or otherwise with respect to an Incidental Registration as described in Section 2, a Registration or Request as described in Section 3 or a Shelf Registration as described in Section 3(e) or (f) shall be kept confidential by such Persons unless (i) disclosure of such information is required by court or administrative order, (ii) disclosure of such information, in the opinion of counsel to such Person, is required by law or applicable legal process, or (iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such Person. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure and, if requested by the Company, assist the Company in seeking to prevent or limit the proposed disclosure. Without limiting the foregoing, no such information shall be used by such Person as the basis for any market transactions in securities of the Company or its subsidiaries in violation of law;
(q) cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in “road shows”) taking into account the Company’s business needs;
(r) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and
(s) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the U.S. Securities Act and Rule 158 thereunder.
The Company may require each Holder as to which any registration is being effected to furnish to the Company in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

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Each Holder agrees if such Holder has Registrable Securities covered by such Registration Statement that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(c)(ii), 4(c)(iii), 4(c)(iv), 4(c)(v) or 4(c)(vi) hereof, such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(k) hereof, or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 3 with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time the Holder is required to discontinue disposition of such securities.
5.    Indemnification.
(a)   Indemnification by the Company.   The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each Holder whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (each such person being referred to herein as a “Covered Person”), from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact (i) contained in any Prospectus or any Registration Statement, as defined in Rule 433(h) under the Securities Act, or any supplement or amendment thereto, (ii) contained in any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or Prospectuses or any amendment or supplement thereto, or (iii) caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such Covered Person for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such Loss, provided that the Company will not be liable in any such case (x) to the extent that any such Loss arises out of or is based on any untrue statement or omission by such Covered Person, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Prospectus, Registration Statement, Company information, or any supplement or amendment thereto, in reliance upon and in conformity with written information furnished to the Company by such Covered Person for use therein or (y) if such untrue statement or omission is completely corrected in an amendment or supplement to the Prospectus and such Holder thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of Registrable Securities to the person asserting such Loss after the Company had furnished such Holder with a sufficient number of copies of the same (and the delivery thereof would have resulted in no such Loss). It is agreed that the indemnity agreement contained in this Section 5(a) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).
(b)   Indemnification by Holder.   The Company may require, as a condition to including any Registrable Securities in any Registration Statement filed in accordance with Section 4 hereof, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities to indemnify, to the fullest extent permitted by law, severally and not jointly with any other Holders, the Company, its directors and officers and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and all other prospective sellers, from and against all Losses arising out of or based on any untrue statement of a material fact (i) contained in any such Prospectus or Registration Statement, as defined in Rule 433(h) under the Securities Act, or any supplement or amendment thereto, or (ii) caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not

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misleading, and will reimburse the Company, such directors, officers, controlling persons and prospective sellers for any legal or any other expenses reasonably incurred in connection with investigating or defending any such Loss, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Prospectus or Registration Statement, or any supplement or amendment thereto, in reliance upon and in conformity with written information furnished to the Company by such Holder for inclusion in such Prospectus or Registration Statement, or any supplement or amendment thereto; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of such Holder shall be limited to the net proceeds received by such selling Holder from the sale of Registrable Securities covered by such Registration Statement.
(c)   Conduct of Indemnification Proceedings.   If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; or (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or Proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party; in which case the Indemnified Party shall have the right to employ counsel and to assume the defense of such claim or proceeding at the Indemnifying Party’s expense; provided, further, however, that the Indemnifying Party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.
(d)   Contribution.   If the indemnification provided for in this Section 5 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take

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account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5(d), an Indemnifying Party that is a selling Holder shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to Section 5(b) by reason of such untrue or alleged untrue statement or omission or alleged omission and, in any case, shall not exceed the net proceeds received by such selling Holder from the sale of Registrable Securities covered by such Registration Statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are more favorable to the Holders than the foregoing provisions, the provisions in the underwriting agreement shall control.
(e)   Other Indemnification.   Indemnification similar to that specified in the preceding provisions of this Section 5 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.
(f)   Non-Exclusivity.   The obligations of the parties under this Section 5 shall be in addition to any liability which any party may otherwise have to any other party.
6.   Registration Expenses.   All fees and expenses incurred in connection with a Registration Statement or other actions incident to the performance of its obligations under this Agreement shall be borne by the Company, including, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with FINRA and (B) of compliance with securities or Blue Sky laws, including, without limitation, any fees and disbursements of counsel for the underwriters in connection with Blue Sky qualifications of the Registrable Securities pursuant to Section 4(h)), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriters, if any, or by the Holders of a majority of the Registrable Securities included in any Registration Statement), (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) expenses of the Company incurred in connection with any road show, (vi) fees and disbursements of all independent certified public accountants referred to in Section 4(o) hereof (including, without limitation, the expenses of any “cold comfort” letters required by this Agreement) and any other persons, including special experts retained by the Company and (vii) fees and disbursements of one counsel for the Holders whose shares are included in a Registration Statement (which counsel shall be selected as set forth in Section 8) shall be borne by the Company whether or not any Registration Statement is filed or becomes effective. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities on the NYSE or such other national securities exchange on which the Common Shares are listed, rating agency fees and the fees and expenses of any Person, including special experts, retained by the Company.
The Company shall not be required to pay (i) fees and disbursements of any counsel retained by any Holder or by any underwriter, selling broker, dealer manager or similar securities industry professional (except as set forth in the preceding paragraph and Section 8), (ii) any underwriter’s fees (including underwriting discounts, commissions or fees, or any discounts, commissions or fees of selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities of Holders or (iii) any other expenses of the Holders not specifically required to be paid by the Company pursuant to the first paragraph of this Section 6.
7.   Rule 144.
(a) The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Demand Party, make publicly available

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such information), and it will take such further commercially reasonable actions as any Holder (or, if the Company is not required to file reports as provided above, any Demand Party) may reasonably request to permit Holders to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. The Company shall, in connection with any request by Holder in connection with a sale, transfer or other disposition by any Holder of any Registrable Securities pursuant to Rule 144, promptly use commercially reasonable efforts to facilitate the removal of any restrictive legend or similar restriction on the Registrable Securities that may legally be removed, and, in the case of book-entry shares, use commercially reasonable efforts to request removal of any restrictive legend that may legally be removed by the transfer agent of the Common Shares for such number of Common Shares and registered in such names as the Holders may reasonably request and to provide a customary opinion of counsel (which may be internal counsel) and instruction letter reasonably required by such transfer agent for the removal of such legend to such transfer agent. Notwithstanding anything contained in this Section 7, the Company may deregister under Section 12 of the Exchange Act if it then is permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.
(b) Upon request, the Company shall use commercially reasonable efforts to cooperate in a timely manner with reasonable requests by the Investor with respect to any Rule 144 Block Trade including taking any relevant action described in Section 4 to the extent customarily applicable to a Rule 144 Block Trade.
8.   Selection of Counsel.   In connection with any registration of Registrable Securities pursuant to Section 2 or 3 hereof, the Holders of a majority of the Registrable Securities covered by any such registration may select one counsel to represent all Holders covered by such registration; provided, however, that in the event that the counsel selected as provided above is also acting as counsel to the Company in connection with such registration, the remaining Holders shall be entitled to select one additional counsel at the Company’s expense to represent all such remaining Holders.
9.   Miscellaneous.
(a)   Holdback Agreement.   In consideration for the Company agreeing to its obligations under this Agreement, the Investor and each Holder severally agree in connection with any registration of the Common Shares upon the request of the Company and the underwriters managing any underwritten offering of the Company’s securities, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities or any securities convertible into or exchangeable or exercisable for any Registrable Securities without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period; provided that nothing herein will prevent any Holder that is a partnership or corporation from making a transfer to an Affiliate that is otherwise in compliance with applicable securities laws. In addition, upon request by the managing underwriter(s), each Holder shall enter into customary holdback agreements on terms consistent with the terms herein.
If any registration pursuant to Section 3 of this Agreement shall be in connection with any underwritten public offering, if requested by the managing underwriter or underwriters, the Company will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) other than a registration statement (i) on Form S-4, Form S-8 or any successor forms thereto or (ii) filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan) for its own account, during the Holdback Period. In addition, upon request by the managing underwriter(s), the Company shall enter into customary holdback agreements on terms consistent with the terms herein.
(b)   Lock-Up Agreement.   During the applicable Lock-Up Period, (and for the avoidance of doubt solely with respect to the Common Shares to which such Lock-Up Period applies), the Investor and its Affiliates shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, assign, encumber, pledge, hypothecate, or otherwise directly transfer or dispose of any Common Shares, Preference Shares, Warrants and Upside Right held or beneficially owned by the Investor and its Affiliates or (ii) enter into any hedge, swap, put, call, short sale, derivative or other arrangement with respect to any Common Shares, Preference

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Shares, Warrants and Upside Right held or beneficially owned by the Investor and its Affiliates whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or other securities, in cash or otherwise; provided, that Investor and its Affiliates shall be entitled to (x) collaterally assign and/or pledge its Common Shares, Warrants Upside Right and Preference Shares to any of its lenders or its Affiliates’ lenders; and (y) transfer its Common Shares, Preference Shares, Warrants and Upside Note to any of its Affiliates. For the avoidance of doubt, any securities of the Company that are subject to the foregoing lock-up agreement shall be eligible for participation in any share repurchase program conducted by the Company; provided, that any such securities are sold directly to the Company.
(c)   Amendments and Waivers.   This Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of all of the Shareholders who hold Registrable Securities then outstanding. Each Holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any consent authorized by this Section 9(c), whether or not such Registrable Securities shall have been marked to indicate such consent. No amendment to this agreement may be made, no action herein prohibited may be taken and no omission to perform an action herein required to be performed may be made without the written consent of the Company.
(d)   Successors, Assigns and Transferees.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns who agree in writing to be bound by the provisions of this Agreement. The provisions of this Agreement binding on the parties hereto other than the Company may not be transferred or assigned to any Person in connection with a transfer of Registrable Securities unless such Person signs a joinder agreement to this Agreement; provided, that except as expressly contemplated by this Agreement, nothing in this Agreement shall in and of itself prohibit any party to this Agreement from transferring Common Shares, Preference Shares, Warrants, or the Upside Right; provided, further that Investor shall be entitled to collaterally assign and/or pledge its rights under this Agreement to any of its lenders and/or its Affiliates’ lenders. Except as provided in Section 5 with respect to an Indemnified Party, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, or in respect of this Agreement or any provision herein contained.
(e)   Notices.   All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
If to Company, to:
[•]
Attention:   [•]
Email:   [•]
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:
Steven J. Slutzky
Eric T. Juergens

Email:
sjslutzky@debevoise.com
etjuergens@debevoise.com

if to the Shareholders or the Investor, to the Investor at:
[•]
Attention:   [•]
Email:   [•]
with a copy (which shall not constitute notice) to:

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Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:
Todd E. Freed
Jon A. Hlafter

E-mail:
todd.freed@skadden.com
jon.hlafter@skadden.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
(f)   Descriptive Headings.   The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
(g)   Severability.   If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.
(h)   Counterparts.   This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
(i)   Governing Law; Submission to Jurisdiction.    This Agreement and all legal or administrative proceedings, suits, investigations, arbitrations or actions (“Actions”) (whether at law, in equity, in contract, in tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.
All Actions arising out of or relating to this Agreement shall be heard and determined in the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 9(i) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 9(e) of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
(j)   Specific Performance.    Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

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(k)   Further Assurances.   At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
(l)   Termination.   The provisions of this Agreement (other than Section 5) shall terminate upon the earliest to occur of (i) its termination by the written agreement of all parties hereto or their respective successors in interest, (ii) the date on which all Common Shares (assuming the Preference Shares, Warrants and Upside Right were fully converted, exercised or exchanged to or into Common Shares on such date) have ceased to be Registrable Securities; and (iii) the dissolution, liquidation or winding up of the Company. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.
(m)   Confidentiality.   All information provided by the Company to any Holder pursuant to this Agreement shall, except if the purpose for which such information is furnished pursuant to this Agreement contemplates such disclosure or is for disclosure in public documents of the Company, be kept strictly confidential and, unless otherwise required by applicable law or as agreed by the Company, no Holder shall disclose, and each Holder shall take all steps reasonably necessary to ensure that none of its directors, officers, employers, agents, Affiliates and representatives disclose, or make use of, except in accordance with applicable law, such information in any manner whatsoever until such information otherwise (i) becomes generally available to the public; or (ii) becomes known to Holder other than through disclosure by the Company or directly or indirectly from a person who is known by such Holder to be bound by a confidentiality agreement or other obligation not to transmit such information to such Holder; provided, however, this Section 9(m) shall not apply to information disclosed in connection with any registration statement filed in accordance with the terms of this Agreement; provided, further, each Holder shall be entitled to disclose information to (x) its auditors, financial advisors and other professional advisors who agree to hold confidential such information substantially in accordance with this Section 9(m), (y) any federal, state or foreign regulatory authority having jurisdiction over such Holder, or (z) any other person to which delivery or disclosure may be necessary or appropriate to (A) effect compliance with any law, rule, regulation or order applicable to such Holder, (B) in response to any subpoena or other legal process, or (C) in connection with any litigation to which such Holder is a party; provided that in the case (y) and (z), each Holder will give the Company, as soon as reasonably practicable and to the extent permitted by applicable law, written notice of such request or requirement so that the Company may seek an appropriate order or other remedy protecting the information from disclosure, and such Holder will cooperate with the Company, at the Company’s expense, to obtain such protective order or other remedy, and if such order or remedy is not obtained, the Holder shall furnish only that portion of the information which, in the written opinion of its outside counsel, the Holder is legally required to disclose to such regulatory authority or in connection with such law, rule, regulation, order, subpoena, legal process, litigation or other proceeding.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be duly executed on its behalf as of the date first written above.
[•]
By:
Name: [•]
Title: [•]
[Signature Page to Registration Rights Agreement]

[•]
By:
Name: [•]
Title: [•]
[Signature Page to Registration Rights Agreement]

Exhibit I
AGREED FORM
FORM OF WAIVER AGREEMENT
This Waiver Agreement (the “Agreement”) is entered into as of August 6, 2020 by and between the Person listed on the signature page hereto (the “Holder”), Sirius International Insurance Group, a Bermuda exempted company limited by shares (the “Company”), and Third Point Reinsurance Ltd., a Bermuda exempted company limited by shares (“Parent” and, together with the Holder and the Company, the “Parties”).
WHEREAS, the Company, Parent and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into the Agreement and Plan of Merger, dated as of August 6, 2020 (the “Merger Agreement”);
WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement, such that immediately following the effective time of the Merger (the “Effective Time”), the Company will be a wholly owned Subsidiary of Parent; and
WHEREAS, capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.   Election and Waiver of CVRs; Grant of Parent CVR Restricted Shares.
(a)   With respect to each Company Share held by the Holder as of immediately prior to the Effective Time, the Holder agrees to make a Share & CVR Election in accordance with the Merger Agreement and not thereafter revoke such Share & CVR Election prior to the Election Deadline; provided, that subject to receipt of the CVR Restricted Shares (defined below), the Holder hereby irrevocably agrees to waive the right to receive each CVR that would otherwise be received at the Effective Time pursuant to the Merger Agreement in consideration of each Share & CVR Electing Company Share (the “Waiver”).
(b)   In consideration of the Waiver, subject to and conditioned upon the Closing of the Merger, Parent shall grant to the Holder within ten (10) Business Days following the Closing Date, a number of fully vested non-voting restricted Parent Shares (the “CVR Restricted Shares”) equal to (x)(A) $13.00 less (B) the product of the Average Parent Share Price multiplied by 0.743, multiplied by (y) the number of CVRs waived pursuant to the Waiver, divided by (z) the Average Parent Share Price, rounded down to the nearest whole number of shares. Except as otherwise set forth herein, the Holder shall have all of the rights of a shareholder with respect to the CVR Restricted Shares, including the right to receive dividends.
(c)   The CVR Restricted Shares shall no longer be restricted as of the second (2nd) anniversary of the Closing Date; provided that if a Fundamental Event, (as defined below) occurs prior to the second (2nd) anniversary of the Closing Date, such date shall be accelerated to coincide with the consummation of such Fundamental Event (such date the “Realization Date”). For purposes hereof, “Fundamental Event” means any of the following events: (i) the consummation of any merger, consolidation or other similar business combination transaction the result of which is that (x) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act is, or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Parent and (y) the beneficial owners of more than 50% of the total voting power of the voting stock of Parent as of immediately prior to such transaction, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of such voting stock than such other “person” or “group”, or (ii) the sale, transfer, conveyance or other disposition (other

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than by way of merger, consolidation or transfer of Parent’s voting stock), to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, of all or substantially all of the assets of Parent.
(d)   If the Holder becomes subject to a non-U.S. tax liability relating to the CVR Restricted Shares that is due and payable prior to the second (2nd) anniversary of the Closing Date, a number of CVR Restricted Shares having a value equal to the amount of such tax liability shall cease to be restricted 30 days prior to the date on which tax liability is due and payable. The Holder shall provide Parent with any documentation reasonably requested by Parent to evidence such tax liability.
(e)   The CVR Restricted Shares shall not be assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including without limitation by gift, by operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Holder upon the Holder’s death; provided that the deceased Holder’s beneficiary or representative of the Holder’s estate shall acknowledge and agree in writing, in a form reasonably acceptable to Parent, to be bound by the provisions of this Agreement as if such beneficiary or the estate were the Holder. All transfer restrictions provided for in this Section 1(e) shall lapse upon the Realization Date.
(f)   The Parties agree that if the Holder does not make (or revokes prior to the Election Deadline) a Share & CVR Election in accordance with Section 1(a) hereof, in addition to any other remedy available to the Company and Parent, such action shall constitute “Cause” under (i) the Sirius Group Severance and Change in Control Plan, (ii) each award agreement governing an outstanding equity award held by the Holder, and (iii) any employment agreement, arrangement or agreement or any other similar contractual arrangement.
2.   Treatment of Company Awards in the Merger.   The Company Awards held by the Holder that are outstanding as of immediately prior to the Effective Time (which for avoidance of doubt shall not include the CVR Restricted Shares) shall be treated as set forth in Section 2.05 of the Merger Agreement, in all cases subject to and conditioned upon the Closing of the Merger.
3.   Miscellaneous.
(a)   Waivers and Amendment.   This Agreement may be amended, modified or supplemented only by an instrument in writing duly executed by Holder, the Company and Parent, and any provision hereof may be waived but only if waived in writing by the Party entitled to the benefits thereof.
(b)   No Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect.
(c)   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document, such delivery by email or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.
(d)   Entire Agreement; No Third-Party Beneficiaries.   This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, among such Parties or any of them with respect to the subject matter hereof (excluding, for avoidance of doubt, the Merger Agreement); provided, that, the Company Awards held by the Holder shall be subject to the terms and conditions of the Company’s 2018 Omnibus Incentive Plan and applicable award agreements thereunder, as modified by the provisions hereof. This Agreement shall be binding upon and inure solely to the benefit of each

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Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
(e)   Governing Law; Jurisdiction.   To the extent not otherwise governed by Bermuda Law, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction. All actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 3(e) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties. Each Party hereto agrees that service of process upon such Party in any action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 3(i) of this Agreement. The Parties agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
(f)   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 3(f).
(g)   Specific Enforcement.   The Parties hereto agree that if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.
(h)   Taxes.   The Parties agree that the CVR Restricted Shares and shall not be treated for tax purposes as compensation for services provided by the Holder to the Company, Parent or any of their affiliates, and shall not be subject to any employment related withholding taxes.
(i)   Notices.   All notices, requests, consents, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when personally delivered, (ii) when transmitted via e-mail (except if not a Business Day then the next Business Day) to the e-mail address set out below, (iii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been

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delivered prepaid to a reputable national overnight air courier service or (iv) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, to the relevant Parties hereto at the following addresses:
If to Parent or Merger Sub, to:
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
Attention:
Janice R. Weidenborner

Email:
Janice.Weidenborner@thirdpointre.com

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:
Jonathan F. Lewis

Email:
jflewis@debevoise.com

If to the Company, to:
Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor
Hamilton HM11 Bermuda
Attention:
Gene Boxer

E-mail:
Gene.Boxer@siriusgroup.com

with copies (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:
Sean M. Keyvan
Jonathan A. Blackburn

E-mail:
skeyvan@sidley.com
jblackburn@sidley.com

with copies (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:
Todd E. Freed
Jon A. Hlafter

E-mail:
todd.freed@skadden.com
jon.hlafter@skadden.com

If to the Holder, to the address in the Company’s human resources records, or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).
(j)   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Furthermore, in lieu of any such

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invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a valid and enforceable provision as similar in terms and commercial effect to such invalid or unenforceable provision as shall be possible.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HOLDER:

Signature

Printed Name:

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
by Name: Title:

THIRD POINT REINSURANCE LTD.
by Name: Title:

 Exhibit 2.2
Annex B
EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 6, 2020, by and among Daniel S. Loeb, The 2010 Loeb Family Trust, Third Point Advisors LLC, Third Point Opportunities Master Fund L.P. and the 2011 Loeb Family GST Trust (collectively, the “Shareholder”), Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (the “Company”), and Third Point Reinsurance Ltd., a Bermuda exempted company limited by shares (“Parent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of 9,081,451 Parent Shares and (together with such additional Parent Shares that become beneficially owned (within the meaning of Rule 13d−3 promulgated under the Exchange Act) by the Shareholder, whether upon the conversion of convertible securities or otherwise, after the date hereof until the Expiration Date (as defined below), the “Subject Shares”);
WHEREAS, concurrently with the execution of this Agreement, Parent, Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the Parent Board has unanimously (a) approved (x) the business combination transaction provided for in the Merger Agreement in which Merger Sub will, subject to the terms and conditions set forth in the Merger Agreement and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be a wholly owned Subsidiary of Parent, (y) the Merger Agreement and (z) the Statutory Merger Agreement, (b) determined that the terms of the Merger Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, are in the best interests of and fair to Parent or Merger Sub, as applicable, (c) resolved to recommend the approval by the holders of the Parent Shares of the issuance of the Parent Shares pursuant to the terms and conditions of the Merger Agreement and (d) declared the advisability of the Merger Agreement, the Statutory Merger Agreement and the Transactions; and
WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Shareholder enter into this Agreement, and the Shareholder desires to enter into this Agreement to induce the Company to enter into the Merger Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
1.   Voting of Shares.
(a)   From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the shareholders of Parent (whether annual, special or otherwise) however called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Parent proposed by Parent with respect to any of the following, when a meeting is held, the Shareholder shall appear at such meeting (in person or by proxy) or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and shall vote or cause to be voted the Subject Shares that the Shareholder is entitled to vote, and when a written consent is proposed, respond to each request by Parent for written consent and consent (a) in favor of the approval of the Share Issuance and any other matters necessary or reasonably requested by the Company for the approval of the Share Issuance and (b) against any other action or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement, (ii) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.
(b)   From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, without limiting the obligations of the Shareholder under this Agreement, the Shareholder hereby irrevocably appoints as its proxy and attorney-in-fact the officers of the Company set forth on Annex A hereto, and any individual who shall hereafter succeed to any such officer of the Company, and any other Person designated in writing by the Company (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote the Subject Shares in accordance with Section 1(a); provided that the proxy and the power of attorney granted by the Shareholder shall be effective if, and only if, the Shareholder has not delivered to Parent at least three (3) Business Days prior to the date of any applicable meeting of the shareholders of Parent (or, as applicable, any adjournments or postponements thereof), a duly executed proxy card voting the Shareholder’s Subject Shares in accordance with Section 1(a) and has not revoked such duly executed proxy card. This proxy is coupled with an interest and shall be irrevocable, and the Shareholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Subject Shares. This proxy and the power of attorney is given by the Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of the Shareholder under this Agreement. The power of attorney granted by the Shareholder herein is a durable power of attorney and shall survive the dissolution or bankruptcy of the Shareholder. The irrevocable proxy granted hereunder shall automatically terminate upon the Expiration Date.
2.   Transfer of Shares.
(a)   The Shareholder covenants and agrees that during the period from the date of this Agreement until the Expiration Date, the Shareholder will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares, (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Shares or (iv) take any other action or enter into any agreement or undertaking that would reasonably be expected to restrict, limit or interfere with the performance of the Shareholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Shareholder in connection with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the Shareholder may Transfer the Subject Shares by will, for estate planning purposes, or to any of Shareholder’s controlled Affiliates (such Persons, collectively, the “Permitted Transferee”), in each case, provided that (A) the Subject Shares shall continue to be bound by this Agreement following such Transfer and (B) each Permitted Transferee that is not a party hereto agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding the restrictions set forth herein, if, between the date hereof and the Expiration Date, the Shareholder shall be deemed to own more than 9.9% of the outstanding Parent Shares, including as a result of any stock repurchases by Parent, stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Shareholder may Transfer the number of Subject Shares so deemed to be owned by it in excess of 9.9% of the outstanding Parent Shares such that, immediately following such Transfer, the Shareholder owns 9.9% of the outstanding Parent Shares.
(b)   At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Shareholder hereby authorizes Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and Transfer of the Subject Shares). Parent shall not register, or permit Parent’s transfer agent to register, a Transfer of any of the Subject Shares in violation of this Agreement. Parent shall immediately withdraw and terminate any such stop transfer order and notice following the Expiration Date.

3.   Acquisition Proposals.   The Shareholder shall not, and shall cause its general partners, directors, executive officers and employees not to, and shall direct its other Representatives not to, directly or indirectly, (a) solicit, initiate, induce or knowingly facilitate the making of any proposal that constitutes, or would reasonably be likely to lead to, a Parent Alternative Proposal, (b) engage in or otherwise participate in any discussions or negotiations with any other Person regarding, or furnish to any other Person any material non-public information for the purpose of facilitating, a Parent Alternative Proposal or (c) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Alternative Proposal, and the Shareholder shall not, alone or together with any other Person, make a Parent Alternative Proposal (the actions described in clause (a), (b) and (c), collectively, the “Restricted Activities”). Notwithstanding the foregoing, to the extent that Parent or the Parent Board is permitted to engage in any Restricted Activities pursuant to Section 5.03 of the Merger Agreement, the Shareholder may participate in such Restricted Activities; provided that such action by the Shareholder would be permitted to be taken by Parent or the Parent Board pursuant to Section 5.03 of the Merger Agreement.
4.   Lock-Up Agreement.   During the applicable Lock-Up Period (and for the avoidance of doubt solely with respect to the Subject Shares to which such Lock-Up Period applies), the Shareholder and its Affiliates shall not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, assign, encumber, pledge, hypothecate, or otherwise directly transfer or dispose of the Subject Shares held or beneficially owned by the Shareholder and its Affiliates or (ii) enter into any hedge, swap, put, call, short sale, derivative or other arrangement with respect to any Subject Shares held or beneficially owned by the Shareholder and its Affiliates whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Subject Shares or other securities, in cash or otherwise; provided, that Shareholders and its Affiliates shall be entitled to (x) collaterally assign and/or pledge its Subject Shares to any of its lenders or its Affiliates’ lenders; and (y) transfer its Subject Shares to any of its Affiliates. For the avoidance of doubt, any securities of Parent that are subject to the foregoing lock-up agreement shall be eligible for participation in any share repurchase program conducted by Parent; provided, that any such securities are sold directly to Parent. For purposes of this Section 4, “Lock-Up Period” means the period from the date hereof through and including (i) the 225th day following the date hereof with respect to one-third of the Subject Shares held or beneficially owned by the Shareholder on the date hereof, (ii) the 365th day following the date hereof with respect to one-third of the Subject Shares held or beneficially owned by the Shareholder on the date hereof and (iii) the 450th day following the Closing Date with respect to one-third of the Subject Shares held or beneficially owned by the Shareholder; provided, further, that the Shareholder and its Affiliates may request that Parent release additional Subject Shares from the applicable Lock-Up Period (such consent not to be unreasonably withheld or delayed) in order to facilitate an orderly sell-down of Subject Shares by the Shareholder and its Affiliates. Notwithstanding the foregoing, if during any Lock-Up Period the Shareholder shall be deemed to own more than 9.9% of the outstanding Parent Shares, including as a result of any stock repurchases by Parent, stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Shareholder may Transfer the number of Subject Shares so deemed to be owned by it in excess of 9.9% of the outstanding Parent Shares such that, immediately following such Transfer, the Shareholder owns 9.9% of the outstanding Parent Shares.
5.   Fiduciary Duties.   This Agreement is being entered into by the Shareholder solely as a record and/or beneficial owner of the Subject Shares. Nothing in this Agreement shall restrict or limit the ability of the Shareholder or any of its Affiliates who is a director, officer or employee of Parent to take any action in his or her capacity as a director, officer or employee of Parent, including the exercise of fiduciary duties to Parent or its shareholders.
6.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder. Except as otherwise provided herein, the Company shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares.

7.   Regulatory Covenants.   The Shareholder agrees to use reasonable best efforts to assist and cooperate with Parent, Merger Sub and the Company to obtain all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers and qualifications from any Governmental Authority whose consent is required in connection with the proposed amendment of the Investment Management Agreement between Third Point LLC and Third Point Enhanced LP, dated July 31, 2018 (the “Investment Management Agreement”), and as amended and restated on February 28, 2019; provided that the Shareholder shall in no event be required to take (or not take) any actions pursuant to this Section 7 if such action or nonaction would adversely affect the Shareholder or its Affiliates (other than in respect of the Investment Management Agreement and the Third Amended and Restated Exempted Limited Partnership Agreement of Third Point Enhanced LP, by and among Third Point Advisors LLC, Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd., and Parent, dated as of August 6, 2020, to which reasonable best efforts shall apply).
8.   Additional Covenants.
(a)   Further Assurances.   From time to time and without additional consideration, the Shareholder shall (at its sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall (at its sole cost and expense) take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement and the transactions contemplated by the Merger Agreement.
(b)   No Legal Action.   The Shareholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Shareholder (or its performance hereunder) breaches any fiduciary duty of the Parent Board (or any member thereof) or any duty that the Shareholder has (or may be alleged to have) to Parent or to the other holders of the Parent Shares.
(c)   Stock Dividends, etc.   In the event of a stock split, stock dividend or distribution, or any change in the Parent Shares by reason of any split-up, subdivision, reverse stock split, consolidation, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Parent Shares” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
(d)   Disclosure.   The Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, including in the Registration Statement and the Joint Proxy Statement, the Shareholder’s identity, the Shareholder’s ownership of the Subject Shares and the nature of the Shareholder’s obligations under this Agreement.
(e)   Public Announcements.   The Shareholder shall not issue any press release or otherwise make any public statement (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or the Merger Agreement or the matters contemplated hereby or thereby and shall not issue any such press release or make any such public statement without the prior consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Shareholder may, without the prior consent of Parent, issue such press release or make such public statement (i) as may be required by Law or Order, (ii) that is consistent in all material respects with, and not additive to, a prior press release or public statement approved by the parties hereto or (iii) to enforce its rights and remedies under this Agreement.
9.   Representations and Warranties of the Shareholder.   The Shareholder hereby represents and warrant to the Company as follows:
(a)   Authority.   The Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Shareholder of this Agreement has been duly authorized and approved by the Shareholder. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Other than as provided in the Merger Agreement, the execution, delivery and performance by the Shareholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or the Shareholder’s ability to observe and perform its obligations hereunder.
(b)   No Conflicts.   Except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the Shareholder’s ability to observe and perform its obligations hereunder, the execution, delivery and performance of this Agreement by the Shareholder, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of the constitutional documents of the Shareholder or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder, or to its property or assets.
(c)   The Subject Shares.   The Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than any of the foregoing that would not prevent, impede or delay in any material respect the Shareholder’s ability to perform its obligations hereunder or as created by this Agreement. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Shareholder has the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, the Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or materially delay the Shareholder’s ability to perform its obligations hereunder. There are no agreements or arrangements of any kind, contingent or otherwise, obligating the Shareholder to Transfer, or cause to be Transferred, any of the Subject Shares and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.
(d)   Litigation.   As of the date hereof, there is no Action pending or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Subject Shares, the validity of this Agreement or any action taken or to be taken by the Shareholder in connection with this Agreement.
(e)   Finders Fees.   No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission payable by Parent or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.
(f)   Governmental Approvals.   The Shareholder is not required to obtain the Consent of, or make any filing, declaration or registration with, any Governmental Authority in connection with the consummation of the transactions contemplated by the Merger Agreement, other than such Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be likely to prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the Merger Agreement or the ability of the Shareholder to perform its obligations under this Agreement.
10.   Representations and Warranties of Parent.   Parent represents and warrants to the Shareholder as follows:
(a)   Authority.   Parent is a Bermuda exempted company, validly existing and in good standing under the Laws of Bermuda and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Parent Board, and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement. This Agreement has been duly executed and delivered by Parent, and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)   No Conflicts.   The execution, delivery and performance of this Agreement by Parent, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of the constitutional documents of Parent or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent, or to its property or assets.
(c)   Litigation.   As of the date hereof, there is no Action pending or threatened against Parent that questions the validity of the Merger Agreement or any action taken or to be taken by Parent in connection with the Merger Agreement.
11.   Representations and Warranties of the Company.   The Company represents and warrants to Parent and the Shareholder as follows: The Company is a Bermuda exempted company, validly existing and in good standing under the Laws of Bermuda and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
12.   Termination.
(a)   This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the written agreement of the Shareholder and the Company to terminate this Agreement, and (iv) the entry into, or grant, by Parent, the Company and Merger Sub of any amendment, modification or waiver to the terms of the Merger Agreement which increases the Merger Consideration or otherwise adversely affects Parent Shareholders and for which Parent, the Company and Merger Sub do not obtain the prior written consent of the Shareholder; provided, that the Shareholder is in compliance in all material respects with its obligations hereunder at the time of such termination.
(b)   Upon termination of this Agreement in accordance with Section 12(a), this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any party hereto; provided, that the provisions set forth in this Section 12 and Section 14 through Section 22 shall survive the termination of this Agreement ;provided, that Section 4 shall survive in accordance with its terms.
13.   Specific Enforcement; Effect of Breach Under Merger Agreement.
(a)   The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 14(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and the Merger Agreement and without that right, Parent would not have entered into this Agreement or the Merger Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13(a) shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)   Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that no breach of any representation or warranty contained in this Agreement shall give rise to the failure of any condition to the Merger to be satisfied or the right of any party to terminate the Merger Agreement.
14.   Governing Law; Jurisdiction.
(a)   This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.
(b)   All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 14(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 18 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
15.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 15.
16.   Waivers and Amendment.   This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the parties hereto, or, in the case of a waiver, by the party entitled to waive compliance with such provision or term. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the parties hereto. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party entitled to grant such waiver, it is authorized in writing by an authorized Representative of such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
17.   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect. Notwithstanding the foregoing, the Shareholder may assign this Agreement and its obligations hereunder to a Permitted Transferee pursuant to Section 2(a).
18.   Notices.   All notices, requests, consents, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail (except if not a Business Day then the next Business Day) to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, requests, consents, claims, demands and other communications, in each case to the respective party, will be sent to the applicable address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 18):
If to Parent, to it at:
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
Attention:
Janice R. Weidenborner

Email:
Janice.Weidenborner@thirdpointre.bm

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:
Nicholas F. Potter

Email:
nfpotter@debevoise.com

If to the Shareholder, to it at:
Third Point LLC
390 Park Avenue
New York, NY 10022
Attention:
Joshua Targoff, Esq.

E-mail:
JTargoff@thirdpoint.com

with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn.:
Laura Delanoy

Email:
ldelanoy@willkie.com

If to the Company, to it at:
Sirius International Insurance Group, Ltd.
14Wesley Street, 5th Floor
Hamilton HM11 Bermuda
Attention:
Gene Boxer

E-mail:
Gene.Boxer@siriusgroup.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:
Sean M. Keyvan
Jonathan A. Blackburn

E-mail:
skeyvan@sidley.com
jblackburn@sidley.com

19.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
20.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
21.   Section Headings.   The section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
22.   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document, such delivery by email or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
By:
/s/ Kernan V. Oberting

Name: Kernan V. Oberting
Title:    President & CEO
[Signature Page to Voting Agreement (Loeb)]

DANIEL S. LOEB
By:
/s/ Daniel S. Loeb

THE 2010 LOEB FAMILY TRUST
By:
/s/ Daniel S. Loeb

Name: Daniel S. Loeb
Title:
THIRD POINT ADVISORS LLC
By:
/s/ Josh Targoff

Name: Josh Targoff
Title:
Chief Operating Officer and General Counsel

THIRD POINT OPPORTUNITIES MASTER FUND L.P.
By:
Third Point Advisors LLC, its general partner

By:
/s/ Josh Targoff

Name:
Josh Targoff

Title:
Chief Operating Officer and General Counsel

[Signature Page to Voting Agreement (Loeb)]

2011 LOEB FAMILY GST TRUST
By:
/s/ Daniel S. Loeb

Name:
Daniel S. Loeb

Title:
[Signature Page to Voting Agreement (Loeb)]

THIRD POINT REINSURANCE LTD.
By:
/s/ Sid Sankaran

Name:
Sid Sankaran

Title:
Director

[Signature Page to Voting Agreement (Loeb)]

ANNEX A
PROXY HOLDERS
Name	Title
Kernan V. Oberting	President and Chief Executive Officer
Gene Boxer	Executive Vice President & Group General Counsel
[Signature Page to Voting Agreement (Loeb)]

 Exhibit 2.3
Annex C
EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 6, 2020, by and among Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (the “Company”), Third Point Reinsurance Ltd., a Bermuda exempted company limited by shares (“Parent”), and each of the persons set forth on Annex A hereto (each, a “Shareholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of the number of Parent Shares (together with such additional Parent Shares that become beneficially owned (within the meaning of Rule 13d−3 promulgated under the Exchange Act) in each case set forth opposite such Shareholder’s name on Annex A, whether upon the conversion of convertible securities or otherwise, after the date hereof until the Expiration Date (as defined below), the “Subject Shares”);
WHEREAS, concurrently with the execution of this Agreement, Parent, Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the Parent Board has unanimously (a) approved (x) the business combination transaction provided for in the Merger Agreement in which Merger Sub will, subject to the terms and conditions set forth in the Merger Agreement and in the Statutory Merger Agreement, merge with and into the Company, with the Company surviving such merger (the “Merger”), so that immediately following the Merger, the Company will be a wholly owned Subsidiary of Parent, (y) the Merger Agreement and (z) the Statutory Merger Agreement, (b) determined that the terms of the Merger Agreement, the Statutory Merger Agreement and the Transactions, including the Merger, are in the best interests of and fair to Parent or Merger Sub, as applicable, (c) resolved to recommend the approval by the holders of the Parent Shares of the issuance of the Parent Shares pursuant to the terms and conditions of the Merger Agreement and (d) declared the advisability of the Merger Agreement, the Statutory Merger Agreement and the Transactions; and
WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that each Shareholder enter into this Agreement, and each Shareholder desires to enter into this Agreement to induce the Company to enter into the Merger Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
1.   Voting of Shares.
(a)   From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the shareholders of Parent (whether annual, special or otherwise) however called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Parent proposed by Parent with respect to any of the following, when a meeting is held, the Shareholder shall appear at such meeting (in person or by proxy) or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and shall vote or cause to be voted the Subject Shares that the Shareholder is entitled to vote, and when a written consent is proposed, respond to each request by Parent for written consent and consent (a) in favor of the approval of the Share Issuance and any other matters necessary or reasonably requested by the Company for the approval of the Share Issuance and (b) against any other action or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement, (ii) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement.
(b)   From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, without limiting the obligations of each Shareholder under this Agreement, each Shareholder hereby irrevocably appoints as its proxy and attorney-in-fact the officers of the Company set forth on Annex B hereto, and any individual who shall hereafter succeed to any such officer of the Company, and any other Person designated in writing by the Company (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote the Subject Shares in accordance with Section 1(a); provided that the proxy and the power of attorney granted by each Shareholder shall be effective if, and only if, such Shareholder has not delivered to Parent at least three (3) Business Days prior to the date of an applicable meeting of the shareholders of Parent (or, as applicable, any adjournments or postponements thereof), a duly executed proxy card voting the Shareholder’s Subject Shares in accordance with Section 1(a) and has not revoked such duly executed proxy card. This proxy is coupled with an interest and shall be irrevocable, and each Shareholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Subject Shares. This proxy and the power of attorney is given by the Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of each Shareholder under this Agreement. The power of attorney granted by each Shareholder herein is a durable power of attorney and shall survive the dissolution or bankruptcy of each Shareholder. The irrevocable proxy granted hereunder shall automatically terminate upon the Expiration Date.
2.   Transfer of Shares.
(a)   Each Shareholder covenants and agrees that during the period from the date of this Agreement until the Expiration Date, the Shareholder will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares, (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Shares or (iv) take any other action or enter into any agreement or undertaking that would reasonably be expected to restrict, limit or interfere with the performance of any Shareholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by any Shareholder in connection with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, each Shareholder may Transfer the Subject Shares by will, for estate planning purposes, or to any of such Shareholder’s controlled Affiliates (such Persons, collectively, the “Permitted Transferee”), in each case, provided that (A) the Subject Shares shall continue to be bound by this Agreement following such Transfer and (B) each Permitted Transferee that is not a party hereto agrees in writing to be bound by the terms and conditions of this Agreement.
(b)   At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, each Shareholder hereby authorizes Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and Transfer of the Subject Shares). Parent shall not register, or permit Parent’s transfer agent to register, a Transfer of any of the Subject Shares in violation of this Agreement. Parent shall immediately withdraw and terminate any such stop transfer order and notice following the Expiration Date.
3.   Acquisition Proposals.   Each Shareholder shall not and shall direct its Representatives not to, directly or indirectly, (a) solicit, initiate, induce or knowingly facilitate the making of any proposal that constitutes, or would reasonably be likely to lead to, a Parent Alternative Proposal, (b) engage in or otherwise participate in any discussions or negotiations with any other Person regarding, or furnish to any other Person any material non-public information for the purpose of facilitating, a Parent Alternative Proposal or (c) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Alternative Proposal, and the Shareholder shall not, alone or together with any other Person, make a Parent Alternative Proposal (the actions described in clause (a), (b) and (c), collectively, the “Restricted Activities”). Notwithstanding the foregoing, to the extent that Parent or the Parent Board is permitted to engage in any Restricted Activities pursuant to Section 5.03 of the Merger Agreement, a Shareholder may participate in such Restricted Activities; provided that such action by a Shareholder would be permitted to be taken by Parent or the Parent Board pursuant to Section 5.03 of the Merger Agreement.
4.   Fiduciary Duties.   This Agreement is being entered into by each Shareholder solely as a record and/or beneficial owner of the Subject Shares. Nothing in this Agreement shall restrict or limit the ability of any Shareholder or any of its Affiliates who is a director, officer or employee of Parent to take any action in his or her capacity as a director, officer or employee of Parent, including the exercise of fiduciary duties to Parent or its shareholders.
5.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder. Except as otherwise provided herein, the Company shall have no authority to direct any Shareholder in the voting or disposition of any of the Subject Shares.
6.   Regulatory Covenants.   Each Shareholder agrees to reasonably assist and cooperate with Parent, Merger Sub and the Company to obtain all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers and qualifications from any Governmental Authority whose consent is required in connection with the proposed amendment of the Investment Management Agreement between Third Point LLC and Third Point Enhanced LP, dated July 31, 2018, and as amended and restated on February 28, 2019; provided that no Shareholder shall in any event be required to take (or not take) any actions pursuant to this Section 6 if such action or nonaction would adversely affect the Shareholder or its Affiliates.
7.   Additional Covenants.
(a)   Further Assurances.   From time to time and without additional consideration, each Shareholder shall (at its sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall (at its sole cost and expense) take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement and the transactions contemplated by the Merger Agreement.
(b)   No Legal Action.   Each Shareholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Shareholder (or its performance hereunder) breaches any fiduciary duty of the Parent Board (or any member thereof) or any duty that the Shareholder has (or may be alleged to have) to Parent or to the other holders of the Parent Shares.
(c)   Stock Dividends, etc.   In the event of a stock split, stock dividend or distribution, or any change in the Parent Shares by reason of any split-up, subdivision, reverse stock split, consolidation, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Parent Shares” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
(d)   Disclosure.   Each Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, including in the Registration Statement and the Joint Proxy Statement, the Shareholder’s identity, the Shareholder’s ownership of the Subject Shares and the nature of the Shareholder’s obligations under this Agreement.
(e)   Public Announcements.   Each Shareholder shall not issue any press release or otherwise make any public statement (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or the Merger Agreement or the matters contemplated hereby or thereby and shall not issue any such press release or make any such public statement without the prior consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that a Shareholder may, without the prior consent of Parent, issue such press release or make such public statement (i) as may be required by Law or Order, (ii) that is consistent in all material respects with, and not additive to, a prior press release or public statement approved by the parties hereto or (iii) to enforce its rights and remedies under this Agreement.
8.   Representations and Warranties of the Shareholder.   Each Shareholder hereby represents and warrant to the Company as follows:
(a)   Authority.   The Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Shareholder of this Agreement has been duly authorized and approved by the Shareholder. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Other than as provided in the Merger Agreement, the execution, delivery and performance by the Shareholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or the Shareholder’s ability to observe and perform its obligations hereunder.
(b)   No Conflicts.   The execution, delivery and performance of this Agreement by the Shareholder, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of the constitutional documents of the Shareholder or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder, or to its property or assets.
(c)   The Subject Shares.   The Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than any of the foregoing that would not prevent, impede or delay in any material respect the Shareholder’s ability to perform its obligations hereunder or as created by this Agreement. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares. The Shareholder has the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, the Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay the Shareholder’s ability to perform its obligations hereunder. There are no agreements or arrangements of any kind, contingent or otherwise, obligating the Shareholder to Transfer, or cause to be Transferred, any of the Subject Shares and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.
(d)   Litigation.   As of the date hereof, there is no Action pending or threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Subject Shares, the validity of this Agreement or any action taken or to be taken by the Shareholder in connection with this Agreement.
(e)   Finders Fees.   No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission payable by Parent or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.
(f)   Governmental Approvals.   No Shareholder is required to obtain the Consent of, or make any filing, declaration or registration with, any Governmental Authority in connection with the consummation of the transactions contemplated by the Merger Agreement, other than such Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be likely to prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the Merger Agreement or the ability of the Shareholder to perform its obligations under this Agreement.
9.   Representations and Warranties of Parent.   Parent represents and warrants to the Shareholder as follows:
(a)   Authority.   Parent is a Bermuda exempted company, validly existing and in good standing under the Laws of Bermuda and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Parent Board, and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement. This Agreement has been duly executed and delivered by Parent, and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)   No Conflicts.   The execution, delivery and performance of this Agreement by Parent, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of the constitutional documents of Parent or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent, or to its property or assets.
(c)   Litigation.   As of the date hereof, there is no Action pending or threatened against Parent that questions the validity of the Merger Agreement or any action taken or to be taken by Parent in connection with the Merger Agreement.
10.    Representations and Warranties of the Company.   The Company represents and warrants to Parent and each Shareholder as follows: The Company is a Bermuda exempted company, validly existing and in good standing under the Laws of Bermuda and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
11.    Termination.
(a)   This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the written agreement of the Shareholder and the Company to terminate this Agreement.
(b)   Upon termination of this Agreement in accordance with Section 11(a), this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any party hereto; provided, that the provisions set forth in this Section 11 and Section 13 through Section 21 shall survive the termination of this Agreement.
12.    Specific Enforcement; Effect of Breach Under Merger Agreement.
(a)   The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 13(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and the Merger Agreement and without that right, Parent would not have entered into this Agreement or the Merger Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12(a) shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)   Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that no breach of any representation or warranty contained in this Agreement shall give rise to the failure of any condition to the Merger to be satisfied or the right of any party to terminate the Merger Agreement.
13.   Governing Law; Jurisdiction.
(a)   This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.
(b)   All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 13(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 17 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
14.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT

MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.
15.    Waivers and Amendment.   This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the parties hereto, or, in the case of a waiver, by the party entitled to waive compliance with such provision or term. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the parties hereto. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party entitled to grant such waiver, it is authorized in writing by an authorized Representative of such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
16.    Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect. Notwithstanding the foregoing, the Shareholder may assign this Agreement and its obligations hereunder to a Permitted Transferee pursuant to Section 2(a).
17.   Notices.   All notices, requests, consents, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail (except if not a Business Day then the next Business Day) to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, requests, consents, claims, demands and other communications, in each case to the respective party, will be sent to the applicable address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17):
If to the Shareholder, to it at the address in each case set forth beneath such Shareholder’s name on Annex A.
If to Parent, to it at:
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
Attention:
Janice R. Weidenborner

Email:
Janice.Weidenborner@thirdpointre.com

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:
Nicholas F. Potter

Email:
nfpotter@debevoise.com

If to the Company, to it at:
Sirius International Insurance Group, Ltd.
14Wesley Street, 5th Floor
Hamilton HM11 Bermuda
Attention:
Gene Boxer

E-mail:
Gene.Boxer@siriusgroup.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:
Sean M. Keyvan
Jonathan A. Blackburn

E-mail:
skeyvan@sidley.com
jblackburn@sidley.com

18.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
19.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
20.   Section Headings.   The section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
21.   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document, such delivery by email or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
By: /s/ Kernan V. Oberting Name: Kernan V. Oberting Title: President & CEO
[Signature Page to Director Voting Agreement]

JOSHUA L. TARGOFF

/s/ Joshua L. Targoff

[Signature Page to Director Voting Agreement]

JOSEPH L. DOWLING III

/s/ Joseph L. Dowling III

[Signature Page to Director Voting Agreement]

RAFE DE LA GUERONNIERE

/s/ Rafe de la Gueronniere

[Signature Page to Director Voting Agreement]

GRETCHEN A. HAYES

/s/ Gretchen A. Hayes

[Signature Page to Director Voting Agreement]

DANIEL V. MALLOY

/s/ Daniel V. Malloy

[Signature Page to Director Voting Agreement]

MARK PARKIN

/s/ Mark Parkin

[Signature Page to Director Voting Agreement]

SID SANKARAN

/s/ Sid Sankaran

[Signature Page to Director Voting Agreement]

THIRD POINT REINSURANCE LTD.
By: /s/ Sid Sankaran Name: Sid Sankaran Title: Director
[Signature Page to Director Voting Agreement]

ANNEX A
SHAREHOLDERS
Name and Address	Parent Shares
Joshua L. Targoff c/o Third Point Reinsurance Ltd. Point House 3 Waterloo Lane Pembroke HM 08 Bermuda	209,991
Joseph L. Dowling III c/o Third Point Reinsurance Ltd. Point House 3 Waterloo Lane Pembroke HM 08 Bermuda	23,481
Rafe de la Gueronniere c/o Third Point Reinsurance Ltd. Point House 3 Waterloo Lane Pembroke HM 08 Bermuda	71,755
Gretchen A. Hayes c/o Third Point Reinsurance Ltd. Point House 3 Waterloo Lane Pembroke HM 08 Bermuda	34,625
Daniel V. Malloy c/o Third Point Reinsurance Ltd. Point House 3 Waterloo Lane Pembroke HM 08 Bermuda	825,327
Mark Parkin c/o Third Point Reinsurance Ltd. Point House 3 Waterloo Lane Pembroke HM 08 Bermuda	81,357
Sid Sankaran c/o Third Point Reinsurance Ltd. Point House 3 Waterloo Lane Pembroke HM 08 Bermuda	51,176

ANNEX B
PROXY HOLDERS
Name	Title
Kernan V. Oberting	President and Chief Executive Officer
Gene Boxer	Executive Vice President & Group General Counsel

 Exhibit 2.4
Annex D
EXECUTION VERSION
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 6, 2020, by and among CM Bermuda Limited, a Bermuda exempted company limited by shares (the “Shareholder”), CMIG International Holding Pte. Ltd., a Singapore incorporated company (“CMIG International”), Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares (the “Company”), and Third Point Reinsurance Ltd., a Bermuda exempted company limited by shares (“Parent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of 110,480,720 Company Shares (together with such additional Company Shares that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by the Shareholder, whether upon the conversion of convertible securities or otherwise, after the date hereof until the Expiration Date (as defined below), the “Subject Shares”);
WHEREAS, concurrently with the execution of this Agreement, Parent, Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;
WHEREAS, the Company Board has unanimously (a) determined that the Merger Consideration constitutes fair value for each Company Share in accordance with the Bermuda Companies Act, (b) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company, (c) approved the Merger, the Merger Agreement and the Statutory Merger Agreement and (d) resolved to recommend the approval of the Merger, the Statutory Merger Agreement and the Merger Agreement to the holders of Company Shares; and
WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Shareholder and CMIG International enter into this Agreement, and the Shareholder and CMIG International desire to enter into this Agreement to induce Parent to enter into the Merger Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
1.   Voting of Shares; Election.   From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the shareholders of the Company (whether annual, special or otherwise) however called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company proposed by the Company with respect to any of the following, when a meeting is held, the Shareholder shall appear at such meeting (in person or by proxy) or otherwise cause the Subject Shares to be counted as present thereat for the purpose of establishing a quorum and shall vote or cause to be voted the Subject Shares that the Shareholder is entitled to vote, and when a written consent is proposed, respond to each request by the Company for written consent and consent (a) in favor of the approval of the Merger, the Statutory Merger Agreement and the Merger Agreement and the transactions contemplated thereby and any other matters necessary or reasonably requested by Parent for consummation of the Merger and the other transactions contemplated by the Merger Agreement and (b) against any other action or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (ii) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled or

(iii) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement. The Shareholder shall make a Mixed Election with respect to all of the Subject Shares and the Shareholder will not thereafter revoke such Mixed Election prior to the Election Deadline.
2.   Irrevocable Proxy.   From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, without limiting the obligations of the Shareholder under this Agreement, the Shareholder hereby irrevocably appoints as its proxy and attorney-in-fact the officers of Parent set forth on Annex A hereto, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote the Subject Shares in accordance with Section 1 above; provided that the proxy and the power of attorney granted by the Shareholder shall be effective if, and only if, the Shareholder has not delivered to the Company at least three (3) Business Days prior to the date of an applicable meeting of the shareholders of the Company (or, as applicable, any adjournments or postponements thereof), a duly executed proxy card voting the Shareholder’s Subject Shares in accordance with Section 1 above and has not revoked such duly executed proxy card. This proxy is coupled with an interest and shall be irrevocable, and the Shareholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Subject Shares. This proxy and the power of attorney is given by the Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of the Shareholder under this Agreement. The power of attorney granted by the Shareholder herein is a durable power of attorney and shall survive the dissolution or bankruptcy of the Shareholder. The irrevocable proxy granted hereunder shall automatically terminate upon the Expiration Date.
3.   Transfer of Shares.
(a)   The Shareholder covenants and agrees that during the period from the date of this Agreement until the Expiration Date, the Shareholder will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares, (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Shares or (iv) take any other action or enter into any agreement or undertaking that would reasonably be expected to restrict, limit or interfere with the performance of the Shareholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Shareholder in connection with the transactions contemplated by the Merger Agreement. CMIG International covenants and agrees that during the period from the date of this Agreement through the Expiration Date, CMIG International will not, directly or indirectly, (x) Transfer, or cause to be Transferred, any of the equity interests in the Shareholder (the “Shareholder Shares”) or (y) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any of the Shareholder Shares; provided that CMIG International shall, with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), be permitted to make any such Transfer of Shareholder Shares that does not result in any another Person becoming the beneficial owner of an amount of Shareholder Shares that is equal to or greater than the amount of Shareholder Shares beneficially owned by CMIG International after giving effect to such Transfer.
(b)   At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Shareholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and Transfer of the Subject Shares). The Company shall not register, or permit the Company’s transfer agent to register, a Transfer of any of the Subject Shares in violation of this Agreement. The Company shall immediately withdraw and terminate any such stop transfer order and notice following the Expiration Date.
4.    Acquisition Proposals.   The Shareholder and CMIG International shall not, and shall cause each of its Subsidiaries (other than the Company and its Subsidiaries), directors, executive officers and employees not to, and shall direct its other Representatives not to, directly or indirectly, (a) solicit, initiate, induce or knowingly facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, a Company Alternative Proposal, (b) engage in or otherwise participate in any discussions or negotiations with any other Person regarding, or furnish to any other Person any material non-public information for the purpose of knowingly facilitating, a Company Alternative Proposal or (c) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Alternative Proposal, and the Shareholder and CMIG International shall not, alone or together with any other Person, make a Company Alternative Proposal (the actions described in clause (a), (b) and (c), collectively, the “Restricted Activities”). Notwithstanding the foregoing, to the extent that the Company or the Company Board is permitted to engage in any Restricted Activities pursuant to Section 5.02 of the Merger Agreement, the Shareholder and CMIG International may participate in such Restricted Activities; provided that such action by the Shareholder and CMIG International would be permitted to be taken by the Company or the Company Board pursuant to Section 5.02 of the Merger Agreement.
5.   Transactions Involving CMIG International.   Nothing in this Agreement, including Section 3 or Section 4, shall prohibit CMIG International from being party to, or consummating, any restructuring, reorganization or recapitalization of CMIG International or other similar transaction involving CMIG International or its securityholders that (a) does not result in a sale of shares of capital stock, assets or businesses of the Shareholder or the Company, (b) subject to the proviso in the last sentence of Section 3(a), does not result in a Transfer of Shareholder Shares and (c) would not reasonably be likely to prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the Merger Agreement.
6.   Fiduciary Duties.   This Agreement is being entered into by the Shareholder and CMIG International solely (a) in the case of the Shareholder as a record and/or beneficial owner of the Subject Shares, and (b) in the case of CMIG International, as a record and/or beneficial owner of the equity interests of Shareholder. Nothing in this Agreement shall restrict or limit the ability of the Shareholder, CMIG International or any of their respective Affiliates who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its shareholders.
7.   No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder. Except as otherwise provided herein, Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares.
8.   Cooperation.   The Shareholder and CMIG International shall (a) promptly provide, or cause to be provided, to any Governmental Authority whose approval is required in connection with the transactions contemplated by the Merger Agreement (an “Applicable Governmental Authority”), on a confidential basis (if permitted under the applicable insurance Laws), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Authority relating to the Shareholder or CMIG International and (b) use commercially reasonable efforts to promptly provide, or cause to be provided, to any Applicable Governmental Authority, on a confidential basis (if permitted under the applicable insurance Laws), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Authority relating to the directors, executive officers, shareholders, members or partners of the Shareholder or CMIG International or Persons who are deemed or may be deemed to “control” the Shareholder or CMIG International within the meaning of applicable insurance Laws, or its or their structure, ownership, businesses, operations, investment management, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, general and limited partners, members or shareholders. If requested or required by any Applicable Governmental Authority, the Shareholder and CMIG International shall promptly file, or cause to be filed, an acquisition of control or disclaimer of control or other filing under applicable insurance Laws, as appropriate, and shall (or, in the case of clause (y) below, use commercially reasonable efforts to) include therein all information required by applicable Law with respect to (x) the Shareholder and CMIG International and (y) any of their respective directors, executive officers, shareholders, members or partners, and all Persons who are deemed or may be deemed to “control” the Shareholder or CMIG International within the meaning of applicable insurance Laws, including in each case any information required by Law in respect of any individuals (such as personal financial statements, fingerprints, biographical affidavits and any other information that is customarily required in such filings). Subject to the foregoing, the Shareholder and CMIG International agree that the obligations and duties of Parent and the Company in Section 5.05 of the Merger Agreement (other than Section 5.05(c) thereof) shall apply to the Shareholder and CMIG International, mutatis mutandis, including, but not limited to, the obligation to use each of their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, and to assist and cooperate with Parent, Merger Sub and the Company in doing, all things necessary, proper or advisable to fulfill all conditions to Closing and consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by the Merger Agreement and the obligation to use reasonable best efforts to obtain all necessary, proper or advisable actions or nonactions, consents, approvals, authorizations, waivers and qualifications from Applicable Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and using reasonable best efforts to take all steps as may be necessary to obtain a consent, approval, authorization, waiver or exemption from any Applicable Governmental Authority. In addition, and without limiting the foregoing, subject to the terms and conditions set forth in this Agreement and the Merger Agreement, each of the parties hereto agrees that it will cooperate in good faith with the other parties and use its reasonable best efforts to provide its written consent to any change, modification, amendment or waiver to the terms of the Merger Agreement that may be requested by the parties with authority to amend the Merger Agreement, in a reasonably timely manner. The obligations of the Shareholder and CMIG International set forth in this Section 8 shall be referred to herein as the “Obligations”.
9. Additional Covenants.
(a)   Further Assurances.   From time to time and without additional consideration, but subject to Section 8, the Shareholder and CMIG International shall (at their sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall (at its sole cost and expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement and the transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing, prior to or at the Closing, each of the Shareholder, Parent and the Company shall execute the Registration Rights Agreement, the Investor Rights Agreement, and any other agreement to which the Shareholder is contemplated to be a party (subject to any changes thereto that the Shareholder and CMIG International are required to agree to as a result of the Obligations) and which is reasonably required to effect the Merger and the other transactions contemplated by the Merger Agreement, in each case, in substantially the same form as attached as an Exhibit to the Merger Agreement (if applicable), with such changes, amendments or modifications as may be required in compliance with the Obligations (subject to the terms and conditions of the Merger Agreement).
(b)   Waiver of Appraisal Rights.   The Shareholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights pursuant to Section 106(6) of the Bermuda Companies Act or otherwise in connection with the Merger with respect to any and all Subject Shares held by the undersigned of record or beneficially owned.
(c)   No Legal Action.   The Shareholder and CMIG International shall not, and shall cause their respective Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Shareholder or CMIG International (or their performance hereunder) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that the Shareholder has (or may be alleged to have) to the Company or to the other holders of the Common Shares.
(d)   Stock Dividends, etc.   In the event of a stock split, stock dividend or distribution, or any change in the Company Shares by reason of any split-up, subdivision, reverse stock split, consolidation, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Company Shares” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
(e)   Disclosure.   The Shareholder and CMIG International hereby authorize the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, including in the Registration Statement and the Joint Proxy Statement, the Shareholder’s and CMIG International’s identity, the Shareholder’s ownership of the Subject Shares and the nature of the Shareholder’s and CMIG International’s obligations under this Agreement.
(f)   Public Announcements.   Neither the Shareholder nor CMIG International shall issue any press release or otherwise make any public statement (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or the Merger Agreement or the matters contemplated hereby or thereby and shall not issue any such press release or make any such public statement without prior consultation with the Company and without the prior consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Shareholder and CMIG International may, without the prior consent of Parent and without prior consultation with the Company, issue such press release or make such public statement (i) as may be required by Law or Order, (ii) that is consistent in all material respects with, and not additive to, a prior press release or public statement approved by the parties hereto or (iii) to enforce its rights and remedies under this Agreement. Parent shall use its reasonable best efforts to consult with the Shareholder and CMIG International prior to issuing any press release or otherwise making any public statement (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or the Merger Agreement or the matters contemplated hereby or thereby and shall not issue any press release or make any public statement that names or refers to the Shareholder or CMIG International without the prior consent of the Shareholder, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Parent may, without the prior consent of the Shareholder, issue such press release or make such public statement (x) as may be required by Law or Order, (y) that is consistent in all material respects with, and not additive to, a prior press release or public statement approved by the parties hereto or (z) to enforce its rights and remedies under this Agreement.
(g)   Series B Claims.   Prior to the Effective Time, each of the Shareholder and CMIG International shall and shall cause their respective Representatives to (i) give prompt notice to Parent of any written information that comes to its attention, or any written communication received, regarding the Series B Claims (excluding any such information or communication that the Shareholder or CMIG International receive from the Company), (ii) not make any admission that could reasonably be expected to result in liability for the Company with respect to the Series B Claims, (iii) provide Parent with periodic updates regarding live or telephonic meetings between CMIG International and any Series B Shareholder and (iv) consult with Parent regarding the strategy for addressing the Series B Claims. Prior to the Effective Time, Parent shall and shall cause its Representatives to (w) give prompt notice to the Company, the Shareholder and CMIG International of any written information that comes to its attention, or any written communication received, regarding the Series B Claims (excluding any such information or communication that Parent receives from the Company), (x) not make any admission that could reasonably be expected to result in liability for the Company with respect to the Series B Claims, (y) provide the Company, the Shareholder and CMIG International with periodic updates regarding live or telephonic meetings between Parent and any Series B Shareholder, and (z) consult with CMIG International regarding the strategy for addressing the Series B Claims.
10.   Representations and Warranties of the Shareholder and CMIG International.   The Shareholder and CMIG International hereby represent and warrant to Parent as follows:
(a)   Authority.   Each of the Shareholder and CMIG International has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Shareholder and CMIG International of this Agreement have been duly authorized and approved by the Shareholder and CMIG International. This Agreement constitutes a legal, valid and binding obligation of each of the Shareholder and CMIG International, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception. Other than as provided in the Merger Agreement, the execution, delivery and performance by each of the Shareholder and CMIG International of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or the Shareholder’s or CMIG International’s ability to observe and perform its obligations hereunder.
(b)   No Conflicts.   The execution, delivery and performance of this Agreement by the Shareholder and CMIG International, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of the constitutional documents of the Shareholder or CMIG International or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or CMIG International, or to either of their property or assets.
(c)   The Subject Shares.   The Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than any of the foregoing that would not prevent, impede or delay in any material respect the Shareholder’s ability to perform its obligations hereunder or as created by this Agreement. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares, and CMIG International does not own, of record or beneficially, any shares of capital stock of the Company. The Shareholder has the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, the Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay the Shareholder’s ability to perform its obligations hereunder. There are no agreements or arrangements of any kind, contingent or otherwise, obligating the Shareholder to Transfer, or cause to be Transferred, any of the Subject Shares and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares. There are no agreements or arrangements of any kind, contingent or otherwise, obligating CMIG International to Transfer, or cause to be Transferred, any of the equity interests of the Shareholder and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such equity interests of the Shareholder.
(d)   Ownership.   No Governmental Authority (i) controls the Shareholder or CMIG International or (ii) to the actual knowledge of each of the Shareholder and CMIG International, is the beneficial owner, directly or indirectly, of five percent (5%) or more, of the shares of the Shareholder or CMIG International.
(e)   Litigation.   As of the date hereof, there is no Action pending or threatened against the Shareholder or CMIG International that questions the beneficial or record ownership of the Shareholder’s Subject Shares, the validity of this Agreement or any action taken or to be taken by the Shareholder or CMIG International in connection with this Agreement.
(f)   Election.   The Shareholder acknowledges that it has participated in the negotiation of the Merger Agreement, including the negotiations over the form and terms of the Mixed Election, has been represented by counsel in connection with such negotiations and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of making the Mixed Election and is capable of bearing the economic risks of such election.
(g)   Finders Fees.   No broker, investment bank, financial advisor or other Person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder or CMIG International.
(h)   Governmental Approvals.   Except as set forth in Annex B hereto, neither the Shareholder nor CMIG International is required to obtain the Consent of, or make any filing, declaration or registration with, any Governmental Authority in connection with the consummation of the transactions contemplated by the Merger Agreement, other than such Consents, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be likely to prevent, impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the Merger Agreement or the ability of the Shareholder or CMIG International to perform its obligations under this Agreement.
11.   Representations and Warranties of Parent. Parent represents and warrants to the Shareholder and CMIG International as follows:
(a)   Authority.   Parent is a Bermuda exempted company, validly existing and in good standing under the Laws of Bermuda and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Parent Board, and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement. This Agreement has been duly executed and delivered by Parent, and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)   No Conflicts.   The execution, delivery and performance of this Agreement by Parent, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of the constitutional documents of Parent or any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent, or to its property or assets.
(c)   Litigation.   As of the date hereof, there is no Action pending or threatened against Parent that questions the validity of the Merger Agreement or any action taken or to be taken by Parent in connection with the Merger Agreement.
12.   Representations and Warranties of the Company.   The Company represents and warrants to Parent as follows: The Company is a Bermuda exempted company, validly existing and in good standing under the Laws of Bermuda and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
13.   Termination.
(a)   This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the written agreement of the Shareholder and Parent to terminate this Agreement and (iv) the entry into, or granting of any change, modification or amendment to, or waiver of, the terms of the Merger Agreement pursuant to Section 8.02 thereof (other than an amendment, modification or waiver that is ministerial in nature and does not adversely affect the substantive rights of the Shareholder in any way, or is intended to correct a manifest error in the Merger Agreement) for which the Shareholder and CMIG International did not provide prior written consent; provided, that the Shareholder and CMIG International are in compliance in all material respects with the Obligations at the time of such termination.
(b)   Upon termination of this Agreement in accordance with Section 13, this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any party hereto; provided, that the provisions set forth in this Section 13 through Section 23 shall survive the termination of this Agreement.

14.   Specific Enforcement; Effect of Breach Under Merger Agreement.
(a)   The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 15(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and the Merger Agreement and without that right, Parent would not have entered into this Agreement or the Merger Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 14 shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)   Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that no breach of any representation or warranty contained in this Agreement shall give rise to the failure of any condition to the Merger to be satisfied or the right of any party to terminate the Merger Agreement.
15.   Governing Law; Jurisdiction.
(a)   This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.
(b)   All Actions arising out of or relating to the interpretation and enforcement of the provisions of this Agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 15(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 19 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
16.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 16.
17.   Waivers and Amendment.   This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the parties hereto, or, in the case of a waiver, by the party entitled to waive compliance with such provision or term. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the parties hereto. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party entitled to grant such waiver, it is authorized in writing by an authorized Representative of such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
18.   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect.
19.   Notices.   All notices, requests, consents, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail (except if not a Business Day then the next Business Day) to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, requests, consents, claims, demands and other communications, in each case to the respective party, will be sent to the applicable address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 19):
If to Parent, to it at:
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08 Bermuda
Attention:
Janice R. Weidenborner

Email:
Janice.Weidenborner@thirdpointre.bm

with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:
Nicholas F. Potter

Email:
nfpotter@debevoise.com

If to the Shareholder or CMIG International, to it at:
CMIG International Holding Pte. Ltd.
8 Marina Boulevard #13-01
Marina Bay Financial Centre, Tower 1
Singapore 018981
Attention:
Raymond Tan
Weihe Shang

Email:
raymondtan@cm-inv.com
shangweihe@cm-inv.com

with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:
Todd E. Freed
Jon A. Hlafter

Email:
todd.freed@skadden.com
jon.hlafter@skadden.com

If to the Company, to it at:
Sirius International Insurance Group, Ltd.
14Wesley Street, 5th Floor
Hamilton HM11 Bermuda
Attention:
Gene Boxer

E-mail:
Gene.Boxer@siriusgroup.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:
Sean M. Keyvan
Jonathan A. Blackburn

E-mail:
skeyvan@sidley.com
jblackburn@sidley.com

20.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
21.   Entire Agreement; No Third-Party Beneficiaries.   This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
22.   Section Headings.   The section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
23.   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document, such delivery by email or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
THIRD POINT REINSURANCE LTD.
By:	/s/ Sid Sankaran
	Name:	Sid Sankaran
	Title:	Director
SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
By:	/s/ Kernan V. Oberting
	Name:	Kernan V. Oberting
	Title:	President & CEO
CMIG INTERNATIONAL HOLDING PTE. LTD.
By:	/s/ Raymond Tan
	Name:	Raymond Tan
	Title:	CEO
CM BERMUDA LIMITED
By:	/s/ Raymond Tan
	Name:	Raymond Tan
	Title:	Director
[Signature Page to Voting and Support Agreement]

Annex A
Proxy Holders
Name	Title
Daniel V. Malloy	Chief Executive Officer
Christopher S. Coleman	Chief Financial Officer
Janice R. Weidenborner	Executive Vice President, Group General Counsel and Secretary
Suzanne L. Wylie	Assistant Vice President, Legal Administration
[Signature Page to Voting and Support Agreement]

Annex B
Governmental Approvals
1.
Under the Administrative Measures for Enterprise Outbound Investment issued by the National Development and Reform Commission of the People’s Republic of China (the “NDRC”), CMIG International’s Chinese parent company, China Minsheng Investment Group Corp., Ltd. (“CMIG Parent”), is required, prior to the Closing, to submit to the NDRC (i) a report about the transactions contemplated by the Merger Agreement and (ii) any supplemental information about the transactions contemplated by the Merger Agreement that is requested by the NDRC.

2.
Under the Overseas Investment Administrative Rules issued by the Ministry of Commerce of the People’s Republic of China, CMIG Parent is required to submit a report to the Shanghai Municipal Commission of Commerce to update its overseas investment information registration information in connection with the transactions contemplated by the Merger Agreement after the Closing.

3.
Notification and Report Form pursuant to the HSR Act with the Federal Trade Commission and the United States Department of Justice.

4.
Notification to Bermuda Monetary Authority for acquisition of Parent Shares by the Shareholder and CMIG International pursuant to section 30E of the Insurance Act (if required).

ANNEX E
August 6, 2020
The Board of Directors
Third Point Reinsurance Ltd.
Point House
3 Waterloo Lane
Pembroke HM 08
Bermuda
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Third Point Reinsurance Ltd. (the “Company”) of the Aggregate Consideration (as defined below) to be paid by the Company with respect to the Merger Partner Common Equity Securities (as defined below) in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of the Company with Sirius International Insurance Group, Ltd. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of August 6, 2020 (the “Agreement”), among the Company, Yoga Merger Sub Limited and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company and its affiliates, will be converted into the right to receive, at the election of the holder (the “Consideration Election”): (i) $9.50 in cash; (ii) 0.743 of a share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) and one CVR (as defined in the Agreement); or (iii) $0.905 in cash, an amount of Company Common Stock equal to the Mixed Election Common Shares Exchange Ratio (as defined in the Agreement), a number of Merger Consideration Preference Shares (as defined in the Agreement) equal to the Mixed Election Preference Shares Exchange Ratio (as defined in the Agreement), 0.190 of a Merger Consideration Warrant (as defined in the Agreement) and $0.905 principal amount of Upside Rights (as defined in the Agreement). Pursuant to the Agreement, each outstanding restricted stock unit award of the Merger Partner, each outstanding performance share award of the Merger Partner, each outstanding restricted share award of the Merger Partner and each option to acquire Merger Partner Common Stock (collectively, the “Merger Partner Equity Awards”) will be converted into the right to receive shares of Company Common Stock and/or cash on terms set forth in the Agreement. For purposes of this opinion and at the direction of the management of the Company, we have assumed that the Merger Partner shareholders have made Consideration Elections such that the aggregate consideration (the “Aggregate Consideration”) for the Merger Partner Common Stock and the Merger Partner Equity Awards (collectively, the “Merger Partner Common Equity Securities”) is equal to $100 million in cash, 68.0 million shares of Company Common Stock, 100 million Merger Consideration Preference Shares, 20.9 million Merger Consideration Warrants and $100 million principal amount of Upside Rights. We express no view or opinion as to the Consideration Election.
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed the Form of Contingent Value Rights Agreement; (iii) reviewed the Form of Investor Rights Agreement; (iv) reviewed the Form of Registration Rights Agreement; (v) reviewed the Form of Upside Right; (vi) reviewed the Form of Warrant Agreement; (vii) reviewed the Form of Certificate of Designation of Series A Preference Shares of SiriusPoint Reinsurance LTD.; (viii) reviewed the Form of Waiver Agreement; (ix) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (x) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (xi) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies;

(xii) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the business plan and forecasts of the combined company resulting from the Transaction (the “Combined Company Business Plan”) prepared by the management of the Company, which reflects the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction; and (xiii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities or conducted any actuarial analysis, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Combined Company Business Plan, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Combined Company Business Plan) or the assumptions on which they were based. At the direction of the management of the Company, we have assumed that (i) the shares of Series B Preferred Stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Preference Shares”) will be redeemed at the values provided by the management of the Company and that neither the Company nor the Merger Partner shall incur any other liabilities with respect to the Merger Partner Preference Shares; (ii) the Merger Consideration Warrants and the Upside Rights have the values provided by the management of the Company; (iii) payments shall be made with respect to the CVRs in the amounts and at the time specified by the management of the Company (iv) the Public Warrants (as defined in the Agreement) and the Private Warrants (as defined in the Agreement) shall never be exercised and (v) the restrictions on the voting and governance rights of the Investors (as defined in the Investor Rights Agreement) will have no impact on the value of the portion of the Aggregate Consideration to be received by the Investors. We have also assumed at the direction of management that (i) the number of Merger Consideration Preference Shares included in the Aggregate Consideration will not be increased or subject to forfeiture in connection with the Transaction and (ii) the value of each Merger Consideration Preference Share is equivalent to the value of one share of Company Common Stock. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, the Merger Partner and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory, actuarial or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Aggregate Consideration to be paid by the Company with respect to the Merger Partner Common Equity Securities in the proposed

Transaction and we express no opinion as to the fairness of the Aggregate Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Aggregate Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Merger Partner. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Aggregate Consideration to be paid by the Company with respect to the Merger Partner Common Equity Securities in the proposed Transaction is fair, from a financial point of view, to the Company.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC.This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC

ANNEX F
745 Seventh Avenue New York, NY 10019 United States
August 6, 2020
The Board of Directors
Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor
Hamilton HM11 Bermuda
Members of the Board of Directors:
We understand that Sirius International Insurance Group, Ltd. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Third Point Reinsurance Ltd. (“Parent”) pursuant to which, among other things, (a) Yoga Merger Sub Limited (“Merger Sub”) will be merged with and into the Company (the “Merger”), with the Company as the surviving company (the “Surviving Company”) and (b) each issued and outstanding common share, par value $0.01 per share of the Company (“Company Share”) (other than Dissenting Shares (as defined in the Agreement) and any common shares owned by the Company, Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of the Company or Parent) shall be converted, at the election of the holders thereof, into: (1) $9.50 in cash (the “Cash Election”); (2) the combination of (i) 0.743 of a share of Parent Shares (as defined in the Agreement) and (ii) one contractual contingent value right (“CVR”) issued by Parent, which represents the right to receive a contingent cash payment in accordance with the terms and conditions of the CVR Agreement (as defined in the Agreement) (the consideration described in this clause (2), collectively, the “Share & CVR Election”); or (3) the combination of (i) $0.905 in cash, (ii) a number of Parent Shares equal to the Mixed Election Common Shares Exchange Ratio (as defined in the Agreement), (iii) a number of Series A preference shares, par value $0.10 per share, of Parent, having terms and conditions set forth in the Parent Certificate of Designation (as defined in the Agreement), equal to the Mixed Election Preference Shares Exchange Ratio (as defined in the Agreement), (iv) 0.190 of a warrant, having terms and conditions set forth in the Parent Warrant Agreement (as defined in the Agreement) and (v) $0.905 aggregate principal amount of a right issued by Parent, having terms and conditions set forth in the form of the Upside Right (as defined in the Agreement) attached as Exhibit F to the Agreement (the consideration described in this clause (3), collectively, the “Mixed Election” and together with the Cash Election and the Share & CVR Election, the “Merger Consideration”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into on or about August 6, 2020, among the Company, Parent and Merger Sub (the “Agreement”), including as exhibits, among others, forms of the CVR Agreement, the Parent Certificate of Designation, the Parent Warrant Agreement and the Upside Right. The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.
We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of the Company Shares (collectively) of the Merger Consideration, in the aggregate, to be offered to such holders of the Company Shares in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction or financing (or refinancing) transactions to facilitate the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the shareholders of the Company in the Proposed Transaction. We express no view as to the relative values of the Cash Election, Share and CVR Election and the Mixed Election. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.
In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of August 6, 2020, and the specific terms of the Proposed Transaction; (2) a draft of a voting agreement, dated

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as of August 6, by and among the Existing Shareholder (as defined in the Agreement), CMIG International Holding Pte. Ltd. (an affiliate of the Existing Shareholder), the Company and Parent (the “Voting Agreement”); (3) publicly available information concerning the Company and Parent that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020; (4) certain other non-public business information for the fiscal quarter ending June 30, 2020 prepared by the Company and provided to us by the management of the Company, primarily financial in nature, concerning the business, assets, liabilities and prospects of the Company; (5) certain other non-public business information for the fiscal quarter ending June 30, 2020 prepared by Parent and provided to us by the management of the Company, primarily financial in nature, concerning the business, assets, liabilities and prospects of Parent; (6) the financial considerations to be realized by shareholders of the Company in the Proposed Transaction as compared to those which might be available in a distribution or series of distributions to shareholders assuming an orderly liquidation of certain businesses and the subsequent run-off of remaining operations assuming the Company Preference Shares are redeemed at their carrying value in 2020 either for cash or for stock; (7) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (8) financial and operating information with respect to the business, operations and prospects of Parent furnished to us by the Company, including financial projections of Parent prepared by management of Parent (the “Parent Projections”) (9) a trading history of the Company’s common stock from March 6, 2020 to August 4, 2020; (10) a comparison of the historical financial results and present financial condition of the Company and Parent with each other and with those of other companies that we deemed relevant; (11) a comparison of the projected financial metrics of the Company and Parent with each other and with those of other companies that we deemed relevant; (12) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; (13) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings, operating synergies and revenue synergies expected by the management of the Company to result from a combination of the businesses (the “Expected Synergies”); (14) the projections of the future financial performance of the combined company on a pro forma basis following the consummation of the Proposed Transaction; (15) the results of our efforts, at the direction of the Company, to solicit indications of interest from third parties with respect to a sale of the Company; (16) the results of our efforts, at the direction of the Company, to solicit indications of interest from third parties and/or existing shareholders with respect to raising equity capital for the Company; and (17) information obtained from meetings with, and the financial strength ratings of the Surviving Company from, certain rating agencies. In addition, we have had discussions with the managements of the Company and Parent concerning Parent’s businesses, operations, assets, liabilities, financial condition and prospects, and with the management of the Company concerning the Company’s businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have also assumed, at the direction of the Company, that the Existing Shareholder will make the Mixed Election with respect to all of the Company Shares held by it. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Parent Projections, upon the advice of Parent and at the instruction of the Company, (1) we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of Parent, that Parent will perform substantially in accordance with such projections and (2) we have relied on the Parent Projections in performing our analysis and arriving at our opinion. Furthermore, upon the advice of the Company and at the instruction of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in

F-2

accordance with such estimates. We are not actuaries; our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on (i) the Company with respect to the appropriateness and adequacy of reserves of the Company, (ii) Parent with respect to the appropriateness and adequacy of reserves of Parent, as provided by Parent to the Company, (iii) the actuarial assumptions used by the Company in connection with the Company Projections and (iv) actuarial assumptions used by Parent in connection with the Parent Projections. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustment expenses reserves for both the Company and Parent. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Parent and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Parent. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion or view as to the potential effects of the volatility currently being experienced in the credit, financial and stock markets on the Proposed Transaction. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which (i) Parent Shares would trade following the announcement and consummation of the Proposed Transaction, including the date of settlement of the CVR; (ii) the Company Shares would trade following the announcement of the Proposed Transaction; and (iii) the CVR would trade following the announcement and consummation of the Proposed Transaction, including the date of settlement of the CVR. Our opinion should not be viewed as providing any assurance that the market value of Parent Shares to be held by the shareholders of the Company after the consummation of the Proposed Transaction (in the event that a shareholder elects either the Share & CVR Election or the Mixed Election) will be in excess of the market value of the Company Shares owned by such shareholders at any time prior to the announcement or consummation of the Proposed Transaction.
We have assumed that the executed Agreement and the executed Voting Agreement will conform in all material respects to the last draft of each such agreement reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement, that the Company Preference Shares (as defined in the Agreement) will be redeemed at their Redemption Price (as defined in the Agreement) pursuant to the Company Certificate of Designation (as defined in the Agreement), and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.
Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration, in the aggregate, to be offered to the holders of the Company Shares (collectively) in the Proposed Transaction is fair to such holders of the Company Shares.
We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company, China Minsheng Investment Group Corp., Ltd. (an affiliate of the Existing Shareholder, “CMIG”) and Parent in the past, may be currently performing and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for the Company: throughout 2019 and in June 2020, we acted as hedge counterparty to the Company in connection with certain hedging transactions.
Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions

F-3

in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.
This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors of the Company in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.
Very truly yours,
/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

F-4

ANNEX G

G-1

ANNEX H
See Exhibit A to the merger agreement, attached hereto as Annex A.

H-1

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Officers and Directors of Third Point Re and Sirius

Section 98 of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Bermuda Companies Act.
Third Point Re’s bye-laws provide that they shall indemnify their officers and directors in respect of the officers and directors actions and omissions, except in respect of their fraud or dishonesty. Third Point Re’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of Third Point Re, against any of Third Point Re’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits Third Point Re to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not Third Point Re may otherwise indemnify such officer or director.
Insofar as indemnification by Third Point Re for liabilities arising under the Securities Act may be permitted to their directors, officers or persons controlling the company pursuant to provisions of their bye-laws, or otherwise, Third Point Re has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of Third Point Re in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, Third Point Re will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Third Point Re is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Third Point Re maintain directors’ and officers’ liability insurance, which covers directors and officers of their company against certain claims or liabilities arising out of the performance of the directors and officers’ duties.
Third Point Re indemnifies their directors and executive officers through indemnification agreements. These agreements provide for indemnification of Third Point Re’s directors and executive officers to the fullest extent permitted by applicable Bermuda law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by Third Point Re or in their right, arising out of such person’s services as Third Point Re’s director or executive officer, any of Third Point Re’s subsidiaries or any other company or enterprise to which the person provided services at Third Point Re’s company’s request.
The merger agreement provides that, from and after the effective time of the merger, the surviving company in the merger will, and Third Point Re will cause such surviving company to, to the fullest extent permitted by applicable law, indemnify and hold harmless the present and former directors and officers of Sirius or any of its subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any action based on or arising out of, in whole or in part, (i) the fact that such person is or was a director or officer of Sirius or such subsidiary or (ii) acts or omissions by such person in such person’s capacity as a director or officer of Sirius or such subsidiary or taken at the request of Sirius or such subsidiary, in each case, at, or at any time prior to, the effective time of the merger (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions in the merger agreement, as described in this paragraph), to the fullest extent permitted under applicable law.
Prior to the consummation of the merger, Sirius may purchase a prepaid “tail” directors’ and officers’ liability insurance policy covering acts or omissions existing or occurring prior to the effective time of the merger with respect to individuals covered by the directors’ and officers’ liability insurance policy of Sirius and its subsidiaries prior to the closing of the merger, on terms and conditions providing at least substantially equivalent benefits as Sirius’s current policies and covering a period of six years following the closing. Sirius is not permitted to obtain any policy with a premium exceeding 300% of the aggregate current annual premium. If Sirius does not obtain a “tail” policy prior to the effective time of the merger, Third Point Re may obtain a “tail” policy after the consummation of the merger.
Item 21.
Exhibits and Financial Statements.

(a)
A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b)
All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

Item 22.
Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(f)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 6, 2020, by and among Third Point Reinsurance Ltd., Yoga Merger Sub Limited and Sirius International Insurance Group, Ltd. (attached as Annex A to the Joint Proxy Statement/Prospectus which forms part of this registration statement).†
2.2	Voting and Support Agreement, dated as of August 6, 2020, by and among Daniel S. Loeb, The 2010 Loeb Family Trust, Third Point Advisors LLC, Third Point Opportunities Master Fund L.P., The 2011 Loeb Family GST Trust, Sirius International Insurance Group, Ltd. and Third Point Reinsurance Ltd. (attached as Annex B to the Joint Proxy Statement/Prospectus which forms part of this registration statement).
2.3	Voting and Support Agreement, dated as of August 6, 2020, by and among Joshua L. Targoff, Joseph L. Dowling III, Rafe de la Gueronniere, Gretchen A. Hayes, Daniel V. Malloy, Mark Parkin, Sid Sankaran, Sirius International Insurance Group, Ltd. and Third Point Reinsurance Ltd. (attached as Annex C to the Joint Proxy Statement/Prospectus which forms part of this registration statement).
2.4	Voting and Support Agreement, dated as of August 6, 2020, by and among CM Bermuda Limited, CMIG International Holding Pte. Ltd., Sirius International Insurance Group, Ltd. and Third Point Reinsurance Ltd. (attached as Annex D to the Joint Proxy Statement/Prospectus which forms part of this registration statement).
5.1*	Opinion of Debevoise & Plimpton LLP.
21.1	Subsidiaries of Third Point Reinsurance Ltd. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Third Point Reinsurance Ltd. for the year ended December 31, 2019).
23.1*	Consent of Debevoise & Plimpton LLP (contained in opinion filed as Exhibit 5.1).
23.2	Consent of Ernst & Young Ltd. in respect of Third Point Re’s financial statements.
23.3	Consent of Ernst & Young Ltd. in respect of Third Point Enhanced LP’s financial statements.
23.4	Consent of PricewaterhouseCoopers LLP in respect of Sirius’s financial statements.
24.1	Powers of Attorney (contained on signature pages to the Registration Statement on Form S-4).
99.1	Consent of J.P. Morgan Securities LLC.
99.2	Consent of Barclays Capital Inc.
99.3*	Form of Third Point Reinsurance Ltd. Proxy Card.*
99.4*	Form of Sirius International Insurance Group Ltd. Proxy Card.*
99.5*	Form of Election.*

*
To be filed by amendment.

†
Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Merger Agreement have been omitted. Third Point Re hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Third Point Reinsurance Ltd. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke Bermuda on September 23, 2020.
THIRD POINT REINSURANCE LTD.
By:
/s/ Daniel V. Malloy

Name:
Daniel V. Malloy

Title:
Director and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel V. Malloy, Christopher S. Coleman and Janice R. Weidenborner, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Daniel V. Malloy Daniel V. Malloy	Director and Chief Executive Officer (Principal Executive Officer)	September 23, 2020
/s/ Christopher S. Coleman Christopher S. Coleman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 23, 2020
/s/ Siddhartha Sankaran Siddhartha Sankaran	Chairman of the Board	September 23, 2020
/s/ Joseph L. Dowling III Joseph L. Dowling III	Director	September 23, 2020
/s/ Rafe de la Gueronniere Rafe de la Gueronniere	Director	September 23, 2020
/s/ Gretchen A. Hayes Gretchen A. Hayes	Director	September 23, 2020
/s/ Mehdi A. Mahmud Mehdi A. Mahmud	Director	September 23, 2020
/s/ Joshua L. Targoff Joshua L. Targoff	Director	September 23, 2020
/s/ Mark Parkin Mark Parkin	Director	September 23, 2020